Form 10-K405, Exhibit 13
period 1996-01-31
MESABI TRUST
filed 1996-04-30
CIK 65172

                                                                      EXHIBIT 13

                                 ANNUAL REPORT
                               OF THE TRUSTEES OF
                                  MESABI TRUST

                      FOR THE YEAR ENDED JANUARY 31, 1996

ADDRESS

Mesabi Trust
c/o Bankers Trust Company
Corporate Trust and Agency Group
P.O. Box 318
Church Street Station
New York, NY 10015
Telephone - (212) 250-6519

COUNSEL

Oppenheimer Wolff & Donnelly, General Counsel

TRANSFER AGENT

Bankers Trust Company

REGISTRAR

Chemical Bank

    Mesabi Trust will provide, upon the written request of any certificate holder addressed to the Trustees at the above address and without charge to such certificate holder, a copy of Mesabi Trust's Annual Report on Form 10-K for the fiscal year ended January 31, 1996 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

FORWARD-LOOKING INFORMATION

    Certain statements contained in this document are forward-looking, including specifically those statements estimating 1996 production or shipments. All such forward-looking statements are based on input from the lessee/operator. The Trust has no control over the operations and activities of the lessee/operator except within the framework of current agreements. Actual results could differ materially from those indicated in such statements. For important factors that could cause actual results to differ materially, see "Important Factors Affecting Mesabi Trust," below.

                            SELECTED FINANCIAL DATA

YEARS ENDED JANUARY 31                             1996           1995           1994           1993           1992
- ---------------------------------------------  -------------  -------------  -------------  -------------  -------------
Royalty and interest income..................  $   4,061,228  $   3,485,351  $   3,644,354  $   1,443,837  $   1,850,411
Trust expenses...............................        387,180        426,655        400,041        384,773        304,115
                                               -------------  -------------  -------------  -------------  -------------
Net income (a)...............................  $   3,674,048  $   3,058,696  $   3,244,313  $   1,059,064  $   1,546,296
                                               -------------  -------------  -------------  -------------  -------------
                                               -------------  -------------  -------------  -------------  -------------
Net income per Unit (b)......................  $         .28  $         .23  $         .25  $         .08  $         .12
                                               -------------  -------------  -------------  -------------  -------------
                                               -------------  -------------  -------------  -------------  -------------
Distributions declared per Unit (b)(c).......  $        .275  $         .24  $         .27  $         .10  $         .14
                                               -------------  -------------  -------------  -------------  -------------
                                               -------------  -------------  -------------  -------------  -------------


AT JANUARY 31,
- ---------------------------------------------
Total Assets.................................  $   2,286,131  $   1,991,142  $   2,032,398  $   1,533,372  $   1,523,818
                                               -------------  -------------  -------------  -------------  -------------
                                               -------------  -------------  -------------  -------------  -------------

- ------------------------
(a) The Trust, as a grantor trust, is exempt from federal and state income taxes.

(b) Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(c) During the fiscal year ended January 31, 1996, the Trustees distributed $.255 per Unit (including
    $.10 per Unit declared in fiscal 1995 and distributed in February 1995) and declared an additional distribution of $.12 per Unit, payable in February 1996. During the fiscal year ended January 31, 1995, the Trustees distributed $.24 per Unit (including $.10 per Unit declared in fiscal 1994 and distributed in February 1994) and declared an additional distribution of $.10 per Unit, payable in February 1995. During the fiscal year ended January 31, 1994, the Trustees distributed $.22 per Unit (including $.05 per Unit declared in fiscal 1993 and distributed in February 1993) and declared an additional distribution of $.10 per Unit, payable in February 1994. During the fiscal year ended January 31, 1993, the Trustees distributed $.08 per Unit (including the $.03 per Unit declared in fiscal 1992 and distributed in February 1992) and declared an additional distribution of $.05 per Unit, payable in February 1993. During the fiscal year ended January 31, 1992, the Trustees distributed $.16 per Unit (including the $.05 per Unit declared in fiscal 1991 and distributed in February 1991) and declared an additional distribution of $.03 per Unit, payable in February 1992. See "Reserves and Distributions" on page 10 of this Annual Report.

                            ------------------------

                 TRUSTEES' DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULT OF OPERATIONS

GENERAL

    Mesabi Trust ("Mesabi Trust" or the "Trust") is a trust organized pursuant to an Agreement of Trust under the laws of the State of New York in 1961. Mesabi Trust holds all of the interests formerly owned by Mesabi Iron Company, namely all of Mesabi Iron Company's right, title and interest in the Amended Assignment of Peters Lease, Assignment of Cloquet Lease, beneficial interest in the Mesabi Land Trust, and all other assets and property identified in the Agreement of Trust. Under the Agreement of Trust, the Trustees are specifically prohibited from entering into or engaging in any business. This prohibition applies irrespective of whether the conduct of any such business activities is deemed by the Trustees to be necessary or proper for the preservation and protection of the Trust Estate.

    Accordingly, the activities of the Trust in connection with the administration of Trust assets are limited to the collection of income, the payment of expenses and liabilities, the distribution of the net income and the protection and conservation of the assets held. Pursuant to a ruling from the Internal Revenue Service, which was based on the terms of the Agreement of Trust and based on the prohibition against entering into any business, the Trust is not taxable as a corporation for Federal income tax purposes. The holders of the Units of Beneficial Interest are considered as "owners" of the trust and the Trust's income is taxable directly to the Unitholders.

    The Trust has a term continuing twenty-one (21) years after the death of the survivor of twenty-five (25) persons named in an exhibit to the Agreement of Trust. The youngest person on such list is now 35 years of age.

    Leasehold royalty income constitutes the principal source of revenue to Mesabi Trust. Royalty rates are determined by the terms of Mesabi Trust's leases and assignments of leases. Prior to August 17, 1989, royalties were based on the quantity and iron content of pellets shipped by the then lessee, Reserve Mining Company ("Reserve"), from Mesabi Trust lands. Mesabi Trust did not receive any royalty income from May 1986 until July 1990 due to the filing of a Chapter 11 bankruptcy petition by Reserve and the resulting suspension of Reserve's operations.

    On August 17, 1989, Cyprus Northshore Mining Corporation ("Cyprus NMC") purchased substantially all of Reserve's assets, including Reserve's interest in the Mesabi Trust lands. In connection with such purchase, Mesabi Trust, Reserve's Chapter 11 Trustee and Cyprus NMC entered into the Amendment of Assignment, Assumption and Further Assignment of Peters Lease (the "Amended Peters Lease Assignment"), the Amendment of Assignment, Assumption and Further Assignment of Cloquet Lease (the "Amended Cloquet Lease Assignment") and the Assumption and Assignment of

Mesabi Lease (together with the Amended Peters Lease Assignment and the Amended Cloquet Lease Assignment, the "Amended Assignment Agreements"). The Amended Assignment Agreements modified the method of calculating overriding royalties payable to Mesabi Trust and transferred the interest of Reserve in the Mesabi Trust lands to Cyprus NMC. Under the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products sold. Fee royalties payable to Mesabi Land Trust, a Minnesota land trust of which Mesabi Trust is the sole beneficiary ("Mesabi Land Trust"), remain based on the amount of crude ore mined, which crude ore is used to produce iron ore pellets and other products. In 1994, Cyprus NMC was sold by its parent corporation to Cleveland-Cliffs, Inc. as a wholly-owned subsidiary and renamed Northshore Mining Corporation ("Northshore").

    Pursuant to the Amended Assignment Agreements, Northshore is obligated to pay Mesabi Trust base overriding royalties, in varying amounts constituting a percentage of the gross proceeds of shipments from Silver Bay, Minnesota of iron ore products produced from Mesabi Trust lands, and to a limited extent other lands, ranging from 2 1/2% of the gross proceeds for the first one million tons of iron ore products so shipped annually to 6% of the gross proceeds for all iron ore products shipped in excess of 4 million tons annually. In addition, Northshore is obligated to pay to Mesabi Trust royalty bonuses constituting a percentage of the gross proceeds of product shipped from Silver Bay, Minnesota for sale at prices above a threshold price (which is adjusted on an annual basis for inflation and deflation (but not below $30) and was $35.77 for calendar year 1995 and is $36.62 for calendar year 1996), ranging from 1/2 of 1% of the gross proceeds on all tonnage shipped for sale at prices between the threshold price and $2.00 above the threshold price, to 3% of the gross proceeds on all tonnage shipped for sale at prices $10.00 or more above the threshold price. No royalty bonus has been paid under the Amended Assignment Agreements for several years.

    Generally, the obligation of Northshore to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products accrues upon the shipment of those products from Silver Bay. Northshore also is obligated to pay to Mesabi Trust a minimum advance royalty in equal quarterly installments, which are credited against certain base overriding royalties and royalty bonuses. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and was $596,246 for calendar year 1995 and is $610,335 for calendar year 1996. Northshore is obligated to make quarterly royalty payments in January, April, July and October of each year. In the case of base overriding royalties and royalty bonuses, these quarterly payments are to be made whether or not the related proceeds of sale have been received by Northshore by the time such payments become due.

    Under the relevant documents, Northshore may mine and ship iron ore products from lands other than Mesabi Trust lands. To encourage the use of iron ore products from Mesabi Trust lands, Mesabi Trust receives royalties on stated percentages of iron ore shipped from Silver Bay, whether or not the iron ore products are from Mesabi Trust lands. Mesabi Trust receives royalties at the greater of (i) the aggregate quantity of iron ore products shipped that were from Mesabi Trust lands, and (ii) a portion of the aggregate quantity of all iron ore products shipped that were from any lands, such portion being 90% of the first four million tons shipped during such year, 85% of the next two million tons shipped during such year, and 25% of all tonnage shipped during such year in excess of six million tons.

    The Trustees have been advised by Northshore that Northshore currently estimates its calendar year 1996 shipments to be approximately 4.2 million tons, an increase from 1995 shipments of approximately 3.6 million tons. The increase, in large part, is due to the full year impact of an iron ore expansion project (the reactivation of a previously idle pelletizing line) which was completed in mid-June 1995. In addition, Northshore has advised that it currently anticipates that a higher percentage of its calendar year 1996 shipments will be of iron ore products from Mesabi Trust lands than during the past several years. During calendar years 1995, 1994 and 1993, the percentage of shipments of iron ore products from Mesabi Trust lands have been approximately 90.6%, 88.3%, and
87.8 %, respectively, of total shipments. For calendar year 1996, Northshore has advised that it currently anticipates that the percentage of iron ore products it ships that will be from Mesabi Trust lands could be 98% or more.

IMPORTANT FACTORS AFFECTING MESABI TRUST

    Under the Agreement of Trust, the activities of the Trust are limited to the collection of income, the payment of expenses and liabilities, the distribution of net income and the protection and conservation of the assets held. The Trustees are specifically prohibited from entering into or engaging in any business. This prohibition applies irrespective of whether the conduct of business activities is deemed by the Trustees to be necessary or proper for the preservation and protection of the Trust Estate.

    Accordingly, the income of the Trust is highly dependent upon the activities and operations of its assignee, Northshore, and the terms and conditions of the Amended Assignment Agreements. The Trust and the Trustees have no control over the operations and activities of Northshore except within the framework of current agreements.

    Due to winter weather, and the increasing royalty percentages based on tonnage shipped in a calendar year, results for a particular calendar quarter are typically not indicative of results for future quarters or the year as a whole. Factors which can impact the results of the Trust in any quarter or year include:

        1. SHIPPING CONDITIONS IN THE GREAT LAKES. Shipping activity by Northshore is dependent upon when the Great Lakes shipping lanes freeze for the winter months (typically in January) and when they re-open in the spring (typically late-March or April). Base overriding royalties to Mesabi Trust are based on shipments made in a calendar quarter. If there is little or no shipping activity in the first calendar quarter, the Trust only receives the minimum royalty for that period.

        2. OPERATIONS OF NORTHSHORE. Since the primary portion of the Trust's revenues are from the shipments of iron ore product by Northshore, Northshore's processing and shipping activities directly impact the Trust's revenues in any quarter or year. Shipments by Northshore are impacted by a myriad of factors, including economic conditions in the iron ore industry, pricing by competitors, long-term customer contracts or arrangements by Northshore or its competitors, availability of ore boats, production at Northshore's mining operations, and production at the pelletizing/processing facility. If any pelletizing line becomes idle for any reason, production (and shipments) could be adversely impacted.

        3. INCREASING ROYALTIES. As described elsewhere, the royalty percentage paid to the Trust increases as the aggregate tonnage of iron ore products shipped in any calendar year increases. Assuming a consistent sales price per ton throughout a calendar year, shipments of iron ore product later in the year generate a higher royalty to the Trust.

        4. PERCENTAGE OF MESABI TRUST ORE. As described elsewhere, Northshore has the ability to process and ship iron ore product from lands other than Mesabi Trust lands. In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.

        In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands. For calendar year 1996, Northshore has advised the Trustees that 98% or more of shipments will come from Mesabi Trust lands. This compares to percentages of 90.6%, 88.3% and 87.8% in calendar years 1995, 1994, and 1993, respectively.

COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 1996 AND JANUARY 31, 1995

    Mesabi Trust's gross income for the fiscal year ended January 31, 1996 was $4,061,228, an increase of $575,877 (or approximately 16.5%) from the gross income of $3,485,351 for the fiscal year ended January 31, 1995. The increase in gross income primarily was due to an increase in shipments plus a higher average sales price per ton. Mesabi Trust's expenses of $387,180 for the fiscal year ended January 31, 1996 decreased $39,475 (or approximately 9.3%) from expenses of $426,655 for the fiscal year ended January 31, 1995. The decrease in expenses was primarily because of decreased costs for printing and postage, transfer agent fees and legal fees. Total expenses, by category, for each of the last three fiscal years is set forth under "Income and Expense" on pages 9 and 10 of this report. Increased income and decreased expenses resulted in net income of $3,674,048 for the fiscal year ended January 31, 1996, an increase of $615,352 from the net income of $3,058,696 for the fiscal year ended January 31, 1995.

    Mesabi Trust's Unallocated Reserve aggregated $541,403 at January 31, 1996, as compared with an Unallocated Reserve of $475,358 at January 31, 1995. During the fiscal year ended January 31, 1996, the Trustees distributed $.255 per Unit of Beneficial Interest in Mesabi Trust. These distributions to Unitholders totalled $3,345,603.

COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 1995 AND JANUARY 31, 1994

    Mesabi Trust's gross income for the fiscal year ended January 31, 1995 was $3,485,351, a decrease of $159,003 (or approximately 4.4%) from the gross income of $3,644,354 for the fiscal year ended January 31, 1994. The decrease in gross income primarily was due to $144,973 of non-recurring income recognized in fiscal 1994 from the resolution of a proof of claim. Mesabi Trust's expenses of $426,655 for the fiscal year ended January 31, 1995 increased $26,614 (or approximately 6.7%) from expenses of $400,041 for the fiscal year ended January 31, 1994. The increase in expenses was primarily because of increased costs for inspection trips, printing and postage, transfer agent fees and legal fees. Total expenses, by category, for each of the last three fiscal years is set forth under "Income and Expense" on pages 9 and 10 of this report. Decreased income and increased expenses resulted in net income of $3,058,696 for the fiscal year ended January 31, 1995, a decrease of $185,617 from the net income of $3,244,313 for the fiscal year ended January 31, 1994.

    Mesabi Trust's Unallocated Reserve aggregated $475,358 at January 31, 1995, as compared with an Unallocated Reserve of $565,465 at January 31, 1994. During the fiscal year ended January 31, 1995, the Trustees distributed $.24 per Unit of Beneficial Interest. These distributions to Unitholders totalled $3,148,803.

                               TO THE HOLDERS OF
                     CERTIFICATES OF BENEFICIAL INTEREST IN
                                  MESABI TRUST

MESABI TRUST

    Mesabi Trust was created in 1961 upon the liquidation of Mesabi Iron Company. The sole purpose of the Trust, as set forth in the Agreement of Trust dated as of July 18, 1961, is to conserve and protect the Trust Estate and to collect and distribute the income and proceeds therefrom to the Trust's
Certificate Holders after the payment of, or provision for, expenses and liabilities. The Agreement of Trust prohibits the Trust from engaging in any business.

THE TRUST ESTATE

    The principal assets of Mesabi Trust consist of two different interests in certain properties in the Mesabi Iron Range: (1) Mesabi Trust's interest as assignor in the Amended Peters Lease Assignment and the Amended Cloquet Lease Assignment, which cover properties that aggregate approximately 9,750 contiguous acres in St. Louis County, Minnesota (the "Peters Lease Lands" and the "Cloquet Lease Lands," respectively), and (2) Mesabi Trust's ownership of the entire beneficial interest in Mesabi Land Trust which has a 20% interest as fee owner in the Peters Lease Lands and a 100% fee ownership in certain non-mineral-bearing lands adjacent to the Peters and Cloquet Lease Lands (the "Mesabi Lease Lands").

    The Peters and Cloquet Lease Lands are located at the eastern end of the Mesabi Iron Range and contain low-grade iron ore known as taconite, approximately three tons of which must be beneficiated to produce one ton of high-grade pellets. The Trustees have not had any surveys or test drillings performed to ascertain the iron ore reserves on the Peters Lease and the Cloquet Lease Lands. However, initial surveys and test drillings made by Mesabi Iron Company many years ago indicated that these lands contained accessible taconite reserves capable of yielding approximately 500 million tons of high grade iron ore pellets. It is estimated (based on the amount of ore extracted) that more than one-half of the indicated ore reserves still remain in the Peters Lease and Cloquet Lease Lands. The Mesabi Lease Lands provide an area for location of service roads, supporting plants and equipment and dump sites for overburden.

    Under the Amended Assignment Agreements, Northshore produces iron ore from the Peters Lease Lands and the Cloquet Lease Lands for the manufacture of pellets to be sold to various users, and Mesabi Trust receives royalties on the crude ore extracted from such Lands and the pellets produced from such crude ore.

LEASEHOLD ROYALTIES

    Northshore is obligated to pay to Mesabi Trust base overriding royalties and royalty bonuses on all pellets (and other iron ore products) produced from the Peters and Cloquet Lease Lands ("Mesabi Ore") and shipped from Silver Bay, Minnesota in each calendar year, based on prices and volumes.

    Base overriding royalties are calculated on the basis of an escalating scale of percentages of gross sales proceeds of iron ore shipped, with the applicable percentage determined by reference to the tonnage of pellets previously shipped in the then current calendar year, as follows:

                                                                  APPLICABLE ROYALTY
                                                                    (EXPRESSED AS A
                                                                      PERCENTAGE
                                                                OF GROSS SALES PROCEEDS
TONS OF PELLETS SHIPPED IN CALENDAR YEAR                         WITHIN EACH TRANCHE)
- ------------------------------------------------------------   -------------------------
one million or less.........................................               2  1/2%
more than one but not more than two.........................               3  1/2%
more than two but not more than three.......................                  5%
more than three but not more than four......................               5  1/2%
more than four million......................................                  6%

    For example, assuming that no shipments of pellets were made during the first calendar quarter of 1996 and further assuming that pellets were shipped from Silver Bay, Minnesota in the second and third calendar quarters of 1996 in the following quantities, and the gross proceeds of such shipments are in the following amounts:

                                                GROSS
                       TONNAGE                PROCEEDS
                      ----------            -------------
2nd Quarter:             500,000            $  14,000,000
3rd Quarter:             500,000            $  14,000,000
                       1,000,000            $  27,000,000
                       1,000,000            $  26,000,000
                       1,000,000            $  25,000,000
                       1,500,000            $  37,500,000

then the base overriding royalties payable in respect of the second and third calendar quarters of 1996 would be as follows:

2nd Quarter:     $  14,000,000  X 2 1/2%    $    (350,000)
3rd Quarter:     $  14,000,000  X 2 1/2%    $    (350,000)
                 $  27,000,000  X 3 1/2%    $    (945,000)
                 $  26,000,000  X 5%        $  (1,300,000)
                 $  25,000,000  X 5 1/2%    $  (1,375,000)
                 $  37,500,000  X 6%        $  (2,250,000)

and the percentage applicable for all pellets shipped in the fourth quarter of 1996 would be 6%. The above figures are provided only to illustrate the method for calculating base overriding royalties and do NOT indicate the amount of base overriding royalties the Trustees expect Mesabi Trust to earn in 1996 or any other year. Accordingly, the foregoing example illustrating the calculation of base overriding royalties should not be considered a prediction of the amount of base overriding royalties Mesabi Trust will receive.

    Royalty bonuses are payable on all pellets sold at prices above a threshold price (the "Adjusted Threshold Price"), which was $35.77 per ton for calendar year 1995 and will be $36.62 per ton for calendar year 1996. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

    The amount of royalty bonuses payable for any period is calculated on the basis of an escalating scale of percentages of the gross sales proceeds to Northshore of pellets sold at prices above the Adjusted Threshold Price. The applicable percentage is determined by reference to the amount by which the sales prices for a particular quantity of pellets exceeds the Adjusted Threshold Price, as follows:

AMOUNT BY WHICH SALES PRICE PER TON                             APPLICABLE
EXCEEDS ADJUSTED THRESHOLD PRICE                                PERCENTAGE
- ------------------------------------------------------------  --------------
$2 or less..................................................  1/2 of 1%
more than $2 but not more than $4...........................         1%
more than $4 but not more than $6...........................     1 1/2%
more than $6 but not more than $8...........................         2%
more than $8 but not more than $10..........................     2 1/2%
more than $10...............................................         3%

    For example, if an Adjusted Threshold Price of $36.62 is assumed for calendar year 1996 and assuming two million tons of pellets were shipped in the second quarter of 1996 at the following prices:

        1,000,000 tons @ $29.00/ton
          300,000 tons @ $31.00/ton
          300,000 tons @ $34.00/ton
          100,000 tons @ $36.00/ton
          100,000 tons @ $38.00/ton
          100,000 tons @ $40.00/ton
           50,000 tons @ $42.00/ton
           50,000 tons @ $45.00/ton

then the following royalty bonuses would be payable on shipments of pellets on the second quarter of 1996 as follows:

        1,000,000 tons @ $29.00/ton  No bonus
          300,000 tons @ $31.00/ton  No bonus
          300,000 tons @ $34.00/ton  No bonus
          100,000 tons @ $36.00/ton  No bonus
          100,000 tons @ $38.00/ton  1/2%
          100,000 tons @ $40.00/ton  1%
           50,000 tons @ $42.00/ton  1 1/2%
           50,000 tons @ $45.00/ton  2 1/2%

    The above figures are provided only to illustrate the method for calculating royalty bonuses and do NOT indicate the amount of royalty bonuses, if any, the Trustees expect Mesabi Trust to earn in 1996 or any other year. Accordingly, the foregoing example illustrating the calculation of royalty bonuses should not be considered a prediction of the amount, if any, of royalty bonuses Mesabi Trust will receive. Under the Amended Assignment Agreements, no royalty bonus has been paid to the Trust for several years.

    Northshore also must pay base overriding royalties and royalty bonuses on pellets produced from other lands ("Other Ore") to the extent necessary to assure payment of base overriding royalties and royalty bonuses on at least 90% of the first four million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped therefrom in each calendar year, and at least 25% of all tonnage of pellets shipped therefrom in each calendar year in excess of six million tons. Base overriding royalties and royalty bonuses payable on Other Ore can be recouped by Northshore out of base overriding royalties and royalty bonuses paid on Mesabi Ore. The amount of Other Ore royalties and Other Ore royalty bonuses which can be recouped on any payment date cannot, however, exceed 20% of the amount of Mesabi Ore royalties and royalty bonuses which are otherwise payable on that payment date.

    Northshore is also obligated to pay to Mesabi Trust advance royalties in equal quarterly installments. The advance royalty was $596,246 per annum for the calendar year ended December 31, 1995 and is $610,335 for calendar year 1996. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price. All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped. The amount of advance royalties payable in respect of each calendar quarter shall constitute the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

    Base overriding royalties and royalty bonuses are payable quarterly and accrue upon shipment, whether or not the actual sales proceeds for any shipment are received by Northshore. The amount of base overriding royalties and royalty bonuses payable with respect to the first three quarters in any calendar year are determined on the basis of tonnage shipped during each such calendar quarter and the actual sales proceeds of such shipments, with an adjustment made to the royalties payable with respect to the last quarter in any calendar year to account for errors, adjustments and returns.

    In addition, in the event that Northshore commences mining and production of quarry stone for shipment from Silver Bay, Minnesota, Northshore must pay base overriding royalties on all quarry stone so shipped on the basis of the same scale of percentages used in calculating base overriding royalties payable on pellets and other iron ore product. Northshore has not informed Mesabi Trust of any present intention to commence mining and production of quarry stone.

LAND TRUST AND FEE ROYALTIES

    Mesabi Land Trust holds a 20% interest as fee owner in the Peters Lease Lands and a 100% interest as fee owner in the Mesabi Lease Lands as lessor of the Mesabi Lease. Mesabi Trust holds the entire beneficial interest in Mesabi Land Trust and is entitled to receive the net income of Mesabi Land Trust after payment of expenses. Northshore is not obligated to pay royalties or rental to Mesabi Land Trust as fee owner of the non-mineral bearing Mesabi Lease Lands, a consideration having been paid in that respect at the inception of the Mesabi Lease.

    Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11 2/3 CENTS per gross ton of crude ore it mines from the Peters Lease Lands or (b) $.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships. The base fee royalty rate will be adjusted up or down each quarter (but not below the base royalty specified above) by addition or subtraction of an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index. The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds
80.5 CENTS (the price per iron unit in effect in January 1982) plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).

    Fee royalties aggregating $276,908 with respect to crude ore mined by Cyprus NMC were earned by Mesabi Land Trust during the fiscal year ended January 31, 1996.

INCOME AND EXPENSE

    Total income for Mesabi Trust for the fiscal year ended January 31, 1996 was $4,061,228, consisting of $41,399 in interest earned on the investment of the Unallocated Reserve, $276,908 in fee income, $596,246 in minimum advance royalty income, and $3,146,675 in overriding royalty income compared with $3,485,351 in total income for the previous fiscal year. Total expenses for the fiscal year were $387,180, compared with $426,655 in total expenses for the previous fiscal year. There were distributions paid per Unit of Beneficial Interest totalling
25.5 CENTS for the fiscal year ended January 31, 1996, compared with distributions paid for the fiscal year ended January 31, 1995 of 24 CENTS per Unit.

    Total expenses by categories were as follows:

                                                                      FISCAL YEARS ENDED JANUARY 31,
                                                                   -------------------------------------
                                                                      1996         1995         1994
                                                                   -----------  -----------  -----------
Compensation of Trustees.........................................  $   131,906  $   123,057  $   120,424
Fees and Disbursements:
  Administrative.................................................       62,500       62,500       62,500
  Accounting.....................................................       29,326       30,997       47,668
  Inspection trips, travel and other expenses of Trustees........       36,352       38,564       26,368
  Legal..........................................................       17,630       28,795       19,808
  Mining consultant and field representatives....................       12,558       11,768       11,270
  Printing of annual and quarterly reports, and letters to
   certificate holders...........................................       46,676       63,902       51,631
  Registrar......................................................          559        1,937        1,023
  Securities and Exchange Commission.............................          250          250          250
  Transfer Agent.................................................       32,619       51,102       43,003
  Transfer Agent miscellaneous disbursements.....................       13,500       13,500       13,500
  Other miscellaneous expenses...................................        3,304          283        2,596
                                                                   -----------  -----------  -----------
                                                                   $   387,180  $   426,655  $   400,041
                                                                   -----------  -----------  -----------
                                                                   -----------  -----------  -----------

    Pursuant to an Amendment to the Agreement of Trust (the "Amendment") dated October 25, 1982, each Individual Trustee receives annual compensation for services as Trustee of $20,000, adjusted up or down (but not below $20,000) in accordance with changes from the November 1981 level of 295.5 (the "1981 Escalation Level") in the All Commodities Producer Price Index (with 1967 = 100 as a base), which is published by the U.S. Department of Labor. The adjustment is made at the end of each fiscal year and is calculated on the basis of the proportion between (a) the level of such index for the November preceding the end of such fiscal year and (b) the 1981 Escalation Level.

RESERVES AND DISTRIBUTIONS

    Mesabi Trust's Unallocated Reserve aggregated $541,403 at January 31, 1996, compared with an Unallocated Reserve of $475,358 at January 31, 1995. The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses. The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore. Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.

    The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain adequate reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust's dependence on the actions of the lessee/operator, and the fact the Trust essentially has no other liquid assets.

    Payments to Unitholders during the fiscal year ended January 31, 1995 totalled $3,148,803, and payments to Unitholders during the fiscal year ended January 31, 1996 totalled $3,345,603.

CERTIFICATES OF BENEFICIAL INTEREST

    The Certificates of  Beneficial Interest are  traded on the  New York  Stock
Exchange. During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

FISCAL QUARTER ENDED                        HIGH        LOW     AMOUNT DECLARED   PER UNIT
- ----------------------------------------   -------    -------   ---------------   ---------
April 30, 1994..........................    3  1/4     2  5/8   $     --          $  --
July 31, 1994...........................    3  7/8     2  3/4          787,201        0.060
October 31, 1994........................    3  3/8     2  7/8        1,049,601        0.080
January 31, 1995........................    3  5/8     2  3/4        1,312,001        0.100
                                                                ---------------   ---------
                                                                $    3,148,803    $   0.240
                                                                ---------------   ---------
                                                                ---------------   ---------


FISCAL QUARTER ENDED                        HIGH        LOW     AMOUNT DECLARED   PER UNIT
- ----------------------------------------   -------    -------   ---------------   ---------
April 30, 1995..........................    3  5/8     3  1/2   $     --          $  --
July 31, 1995...........................    3  7/8     3  1/4          852,801        0.065
October 31, 1995........................    4  1/8     3  3/8        1,180,801        0.090
January 31, 1996........................    4          3  1/2        1,574,401        0.120
                                                                ---------------   ---------
                                                                $    3,608,003    $   0.275
                                                                ---------------   ---------
                                                                ---------------   ---------

    As of the close of business on April 26, 1996, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 3,073 individuals holding of record approximately 1,861,984 Units, and in the names of approximately 590 brokers, nominees, or fiduciaries holding of record approximately 11,258,026 Units.

THE TRUSTEES

    The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

      NAME AND ADDRESS OF TRUSTEE                  PRINCIPAL OCCUPATION
- ----------------------------------------  --------------------------------------
Bankers Trust Company                     --
Corporate Trustee
Four Albany Street
New York New York 10015
David J. Hoffman                          Mining geologist
Individual Trustee
150 Forest View Drive
Sedona, Arizona 86336
Richard G. Lareau                         Partner in the law firm of
Individual Trustee                        Oppenheimer Wolff & Donnelly
Oppenheimer Wolff & Donnelly
3400 Plaza VII
45 South Seventh Street
Minneapolis, Minnesota 55402
Ira A. Marshall, Jr.                      Private investor; Self-employed
Individual Trustee                        petroleum engineer
12 Fincher Way
Rancho Mirage, California 92270
Norman F. Sprague III                     Private investor; Orthopedic surgeon
Individual Trustee
11600 Wilshire Boulevard
Los Angeles, California 90025

                                          Respectfully submitted,

                                          BANKERS TRUST COMPANY
                                          DAVID J. HOFFMAN
                                          RICHARD G. LAREAU
                                          IRA A. MARSHALL, JR.
                                          NORMAN F. SPRAGUE III
                                               Trustees

New York, NY
April 27, 1996