Form 10-K, Exhibit 13
period 1997-01-31
MESABI TRUST
filed 1997-05-01
CIK 65172

                                  ANNUAL REPORT
                               OF THE TRUSTEES OF
                                  MESABI TRUST

                       For the Year Ended January 31, 1997


ADDRESS

Mesabi Trust
c/o Bankers Trust Company
Corporate Trust and Agency Group
P.O. Box 318
Church Street Station
New York, NY  10015
Telephone - (212) 250-6519

COUNSEL

Oppenheimer Wolff & Donnelly, General Counsel

TRANSFER AGENT

Bankers Trust Company

REGISTRAR

Bankers Trust Company

          Mesabi Trust will provide, upon the written request of any certificate holder addressed to the Trustees at the above address and without charge to such certificate holder, a copy of Mesabi Trust's Annual Report on Form 10-K for the fiscal year ended January 31, 1997 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.


FORWARD-LOOKING INFORMATION

          Certain statements contained in this document are forward-looking, including specifically those statements estimating 1997 production or shipments. All such forward-looking statements are based on input from the lessee/operator. The Trust has no control over the operations and activities of the lessee/operator except within the framework of current agreements. Actual results could differ materially from those indicated in such statements. For important factors that could cause actual results to differ materially, see "Important Factors Affecting Mesabi Trust," below.

                             SELECTED FINANCIAL DATA


Years ended January 31                  1997            1996            1995            1994            1993
----------------------                  ----            ----            ----            ----            ----
Royalty and interest income        $  6,001,143     $ 4,061,228     $ 3,485,351     $ 3,644,354     $ 1,443,837
Trust expenses                          381,534         387,180         426,655         400,041         384,773
                                   ------------     -----------     -----------     -----------     -----------
Net income (a)                     $  5,619,609     $ 3,674,048     $ 3,058,696     $ 3,244,313     $ 1,059,064
                                   ------------     -----------     -----------     -----------     -----------
                                   ------------     -----------     -----------     -----------     -----------
Net income per Unit (b)            $        .43     $       .28     $       .23     $       .25     $       .08
                                   ------------     -----------     -----------     -----------     -----------
                                   ------------     -----------     -----------     -----------     -----------
Distributions declared
 per unit (b)(c)                   $        .42     $      .275     $       .24     $       .27     $       .10
                                   ------------     -----------     -----------     -----------     -----------
                                   ------------     -----------     -----------     -----------     -----------

At January 31
-------------
Total Assets                       $  2,603,167     $ 2,286,131     $ 1,991,142     $ 2,032,398     $ 1,533,372
                                   ------------     -----------     -----------     -----------     -----------
                                   ------------     -----------     -----------     -----------     -----------

---------------------
(a) The Trust, as a grantor trust, is exempt from federal and state income taxes.
(b) Based on 13,120,010 Units of Beneficial Interest outstanding during all years.
(c) During the fiscal year ended January 31, 1997, the Trustees distributed $.395 per Unit (including $.12 per Unit declared in fiscal 1996 and distributed in February 1996) and declared an additional distribution of $.145 per Unit, payable in February 1997. During the fiscal year ended January 31, 1996, the Trustees distributed $.255 per Unit (including $.10 per Unit declared in fiscal 1995 and distributed in February 1995) and declared an additional distribution of $.12 per Unit, payable in February 1996. During the fiscal year ended January 31, 1995, the Trustees distributed $.24 per Unit (including $.10 per Unit declared in fiscal 1994 and distributed in February 1994) and declared an additional distribution of $.10 per Unit, payable in February 1995. During the fiscal year ended January 31, 1994, the Trustees distributed $.22 per Unit (including $.05 per Unit declared in fiscal 1993 and distributed in February 1993) and declared an additional distribution of $.10 per Unit, payable in February 1994. During the fiscal year ended January 31, 1993, the Trustees distributed $.08 per Unit (including the $.03 per Unit declared in fiscal 1992 and distributed in February 1992) and declared an additional distribution of $.05 per Unit, payable in February 1993. See "Reserves and Distributions" on pages 12 and 13 of this Annual Report.

                         ------------------------------

                 TRUSTEES' DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

          Mesabi Trust ("Mesabi Trust" or the "Trust") is a trust organized pursuant to an Agreement of Trust under the laws of the State of New York in 1961. Mesabi Trust holds all of the interests formerly owned by Mesabi Iron Company, including all of Mesabi Iron Company's right, title and interest in the Amended Assignment of Peters Lease, Assignment of Cloquet Lease, beneficial interest in the Mesabi Land Trust, and all other assets and property identified in the Agreement of Trust. Under the Agreement of Trust, the Trustees are specifically prohibited from entering into or engaging in any business. This prohibition applies irrespective of whether the conduct of any such business activities is deemed by the Trustees to be necessary or proper for the preservation and protection of the Trust Estate.

          Accordingly, the activities of the Trust in connection with the administration of Trust assets are limited to the collection of income, the payment of expenses and liabilities, the distribution of net income and the protection and conservation of the assets held. Pursuant to a ruling from the Internal Revenue Service, which was based on the terms of the Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for Federal income tax purposes. The holders of the Units of Beneficial Interest are considered as "owners" of the trust and the Trust's income is taxable directly to the Unitholders.

          The Trust has a term continuing twenty-one (21) years after the death of the survivor of twenty-five (25) persons named in an exhibit to the Agreement of Trust. The youngest person on such list is now 36 years of age.

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

          On August 17, 1989, Cyprus Northshore Mining Corporation ("Cyprus NMC") purchased substantially all of Reserve's assets, including Reserve's interest in the Mesabi Trust lands. In connection with such purchase, Mesabi Trust, Reserve's Chapter 11 Trustee and Cyprus NMC entered into the Amendment of Assignment, Assumption and Further Assignment of Peters Lease (the "Amended Peters Lease Assignment"), the Amendment of Assignment, Assumption and Further Assignment of Cloquet Lease (the "Amended Cloquet Lease Assignment") and the Assumption and Assignment of Mesabi Lease (together with the Amended Peters Lease Assignment and the Amended Cloquet Lease Assignment, the "Amended Assignment Agreements"). The Amended Assignment Agreements modified the method of calculating overriding royalties payable to Mesabi Trust and transferred the interest of Reserve in the Mesabi Trust lands to Cyprus NMC. Under the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products sold. Fee royalties payable to Mesabi Land Trust, a Minnesota land trust of which Mesabi Trust is the sole beneficiary ("Mesabi Land Trust"), are based on the amount of crude ore mined, which crude ore is used to produce iron ore pellets and other products. In 1994, Cyprus NMC was sold by its parent corporation to Cleveland-Cliffs, Inc. as a wholly-owned subsidiary and renamed Northshore Mining Corporation ("Northshore").

          Pursuant to the Amended Assignment Agreements, Northshore is obligated to pay Mesabi Trust base overriding royalties, in varying amounts constituting a percentage of the gross proceeds of shipments from Silver Bay, Minnesota of iron ore products produced from Mesabi Trust lands, and to a limited extent other lands, ranging from 2-1/2% of the gross proceeds for the first one million tons of iron ore products so shipped annually to 6% of the gross proceeds for all iron ore products shipped in excess of 4 million tons annually. In addition, Northshore is obligated to pay to Mesabi Trust royalty bonuses constituting a percentage of the gross proceeds of product shipped from Silver Bay, Minnesota for sale at prices above a threshold price (which is adjusted on an annual basis for inflation and deflation (but not below $30) and was $36.62 for calendar year 1996 and is $37.29 for calendar year 1997), ranging from 1/2 of 1% of the gross proceeds on all tonnage shipped for sale at prices between the threshold price and $2.00 above the threshold price, to 3% of the gross proceeds on all tonnage shipped for sale at prices $10.00 or more above the threshold price. No royalty bonus has been paid under the Amended Assignment Agreements for several years.

          Generally, the obligation of Northshore to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products
accrues upon the shipment of those products from Silver Bay.   Northshore also
is obligated to pay to Mesabi Trust a minimum advance royalty in equal quarterly installments, which are credited against certain base overriding royalties and royalty bonuses. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and was $610,335 for calendar year 1996 and is $621,606 for calendar year 1997. Northshore is obligated to make quarterly royalty payments in January, April, July and October of each year. In the case of base overriding royalties and royalty bonuses, these quarterly payments are to be made whether or not the related proceeds of sale have been received by Northshore by the time such payments become due.

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


          The Trustees have been advised by Northshore that its total calendar year 1997 shipments may again be approximately 4.2 million tons, but it is not known what percentage of these shipments will be from Mesabi Trust lands. During calendar years 1996, 1995, 1994 and 1993, the percentage of shipments of iron ore products from Mesabi Trust lands have been approximately 98.4%, 90.6%, 88.3%, and 87.8%, respectively, of total shipments. Northshore has not advised the Trust what the percentage of iron ore products it ships that will be from Mesabi Trust lands will likely be.

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

          Accordingly, the income of the Trust is highly dependent upon the activities and operations of its assignee, Northshore, and the terms and conditions of the Amended Assignment Agreements. The Trust and the Trustees have no control over the operations and activities of Northshore except within the framework of those Agreements.

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

2. OPERATIONS OF NORTHSHORE. Since the primary portion of the Trust's revenues are from the shipments of iron ore product by Northshore from Silver Bay, Northshore's processing and shipping activities directly impact the Trust's revenues in any quarter or year. Shipments by Northshore are impacted by a myriad of factors, including economic conditions in the iron ore industry, pricing by competitors, long-term customer contracts or arrangements by Northshore or its competitors, availability of ore boats, production at Northshore's mining operations, and production at the pelletizing/processing facility. If any pelletizing line becomes idle for any reason, production (and shipments) could be adversely impacted.

3. INCREASING ROYALTIES. As described elsewhere, the royalty percentage paid to the Trust increases as the aggregate tonnage of iron ore products shipped, attributable to the Trust, in any calendar year increases. Assuming a consistent sales price per ton throughout a calendar year, shipments of iron ore product attributable to the Trust later in the year generate a higher royalty to the Trust.

4. PERCENTAGE OF MESABI TRUST ORE. As described elsewhere, Northshore has the ability to process and ship iron ore product from lands other than Mesabi Trust lands. In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases. In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands. In recent years, the percentages of shipments that came from Mesabi Trust lands were 98.4%, 90.6%, 88.3% and 87.8% in calendar years 1996, 1995, 1994, and
     1993, respectively.

COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 1997 AND JANUARY 31, 1996

          Mesabi Trust's gross income for the fiscal year ended January 31, 1997 was $6,001,143, an increase of $1,939,915 (or approximately 47.8%) from the gross income of $4,061,228 for the fiscal year ended January 31, 1996. The increase in gross income primarily was due to increased pellet shipments and at a higher average price, a higher percentage of shipments from Mesabi Trust lands, increased crude ore production (increasing the amount of royalty income) and a decrease in the deferred income amount as compared to the comparable period. Mesabi Trust's expenses of $381,534 for the fiscal year ended January 31, 1997 decreased $5,646 (or approximately 1.5%) from expenses of $387,180 for the fiscal year ended January 31, 1996. Total expenses, by category, for each of the last three fiscal years is set forth under "Income and Expense" on pages 11 and 12 of this report. Increased income and decreased expenses resulted in net income of $5,619,609 for the fiscal year ended January 31, 1997, an increase of $1,945,561 from the net income of $3,674,048 for the fiscal year ended January 31, 1996.

          Mesabi Trust's Unallocated Reserve aggregated $650,608 at January 31, 1997, as compared with an Unallocated Reserve of $541,403 at January 31, 1996. During the fiscal year ended January 31, 1997, the Trustees distributed $.395 per Unit of Beneficial Interest. These distributions to Unitholders totaled $5,182,404.

COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 1996 AND JANUARY 31, 1995


          Mesabi Trust's gross income for the fiscal year ended January 31, 1996 was $4,061,228, an increase of $575,877 (or approximately 16.5%) from the gross income of $3,485,351 for the fiscal year ended January 31, 1995. The increase in gross income primarily was due to an increase in shipments plus a higher average sales price per ton. Mesabi Trust's expenses of $387,180 for the fiscal year ended January 31, 1996 decreased $39,475 (or approximately 9.3%) from expenses of $426,655 for the fiscal year ended January 31, 1995. The decrease in expenses was primarily because of decreased costs for printing and postage, transfer agent fees and legal fees. Total expenses, by category, for each of the last three fiscal years is set forth under "Income and Expense" on pages 11 and 12 of this report. Increased income and decreased expenses resulted in net income of $3,674,048 for the fiscal year ended January 31, 1996, an increase of $615,352 from the net income of $3,058,696 for the fiscal year ended January 31, 1995.

          Mesabi Trust's Unallocated Reserve aggregated $541,403 at January 31, 1996, as compared with an Unallocated Reserve of $475,358 at January 31, 1995. During the fiscal year ended January 31, 1996, the Trustees distributed $.255 per Unit of Beneficial Interest in Mesabi Trust. These distributions to Unitholders totaled $3,345,603.

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

THE TRUST ESTATE

          The principal assets of Mesabi Trust consist of two different interests in certain properties in the Mesabi Iron Range: (i) Mesabi Trust's interest as assignor in the Amended Peters Lease Assignment and the Amended Cloquet Lease Assignment, which cover properties that aggregate approximately 9,750 contiguous acres in St. Louis County, Minnesota (the "Peters Lease Lands" and the "Cloquet Lease Lands," respectively), and (ii) Mesabi Trust's ownership of the entire beneficial interest in Mesabi Land Trust, which has a 20% interest as fee owner in the Peters Lease Lands and a 100% fee ownership in certain non-mineral-bearing lands adjacent to the Peters and Cloquet Lease Lands (the "Mesabi Lease Lands").

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

LEASEHOLD ROYALTIES

          Northshore is obligated to pay to Mesabi Trust base overriding royalties and royalty bonuses on all pellets (and other iron ore products) produced from the Peters Lease and Cloquet Lease Lands ("Mesabi Ore") and shipped from Silver Bay, Minnesota in each calendar year, based on prices and volumes.

          Base overriding royalties are calculated on the basis of an escalating scale of percentages of gross sales proceeds of iron ore shipped, with the applicable percentage determined by reference to the tonnage of pellets previously shipped in the then current calendar year, as follows:


                                                       Applicable royalty
     Tons of iron ore products                     (expressed as a percentage
        shipped in calendar                          of gross sales proceeds
               year                                    within each tranche)
            ----------                               ------------------------

     one million or less                                        2-1/2%
     more than one but not more than two million                3-1/2%
     more than two but not more than three million              5%
     more than three but not more than four million             5-1/2%
     more than four million                                     6%

          For example, assuming that no shipments of iron ore products were made during the first calendar quarter of 1997 and further assuming that pellets were shipped from Silver Bay, Minnesota in the second and third calendar quarters of 1997 in the following quantities, and the gross proceeds of such shipments are in the following amounts:

                                       Tonnage                Gross Proceeds
                                       -------                --------------

          2nd Quarter:                  500,000                 $14,000,000
          3rd Quarter:                  500,000                 $14,000,000
                                      1,000,000                 $27,000,000
                                      1,000,000                 $26,000,000
                                      1,000,000                 $25,000,000
                                      1,500,000                 $37,500,000

then the base overriding royalties payable in respect of the second and third calendar quarters of 1997 would be as follows:

          2nd Quarter:     $14,000,000 x 2-1/2%                 ($  350,000)
          3rd Quarter:     $14,000,000 x 2-1/2%                 ($  350,000)
                           $27,000,000 x 3-1/2%                 ($  945,000)
                           $26,000,000 x 5%                     ($1,300,000)
                           $25,000,000 x 5-1/2%                 ($1,375,000)
                           $37,500,000 x 6%                     ($2,250,000)

and the percentage applicable for all iron ore products shipped in the fourth calendar quarter of 1997 would be 6%. The above figures are provided only to illustrate the method for calculating base overriding royalties and do NOT indicate the amount of base overriding royalties the Trustees expect Mesabi Trust to earn calendar 1997 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of base overriding royalties should not be considered a prediction of the amount of base overriding royalties Mesabi Trust will receive.

          Royalty bonuses are payable on all iron ore products sold at prices above a threshold price (the "Adjusted Threshold Price"), which was $36.62 per ton for calendar year 1996 and will be $37.29 per ton for calendar year 1997. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

                 Amount by which
               sales price per ton
                 exceeds Adjusted                          Applicable
                 Threshold Price                           Percentage
               -------------------                         ----------

               $2 or less                                  1/2 of 1%
               more than $2 but not more than $4           1%
               more than $4 but not more than $6           1-1/2%
               more than $6 but not more than $8           2%
               more than $8 but not more than $10          2-1/2%
               more than $10                               3%

          For example, if an Adjusted Threshold Price of $37.29 is assumed for calendar year 1997 and assuming two million tons of iron ore products were shipped in the second calendar quarter of 1997 at the following prices:

                         1,000,000 tons @ $29.00/ton
                           300,000 tons @ $31.00/ton
                           300,000 tons @ $34.00/ton
                           100,000 tons @ $36.00/ton
                           100,000 tons @ $38.00/ton
                           100,000 tons @ $40.00/ton
                            50,000 tons @ $42.00/ton
                            50,000 tons @ $45.00/ton

then the following royalty bonuses would be payable on shipments of iron ore products on the second calendar quarter of 1997 as follows:

                         1,000,000 tons @ $29.00/ton     No bonus
                           300,000 tons @ $31.00/ton     No bonus
                           300,000 tons @ $34.00/ton     No bonus
                           100,000 tons @ $36.00/ton     No bonus
                           100,000 tons @ $38.00/ton     1/2%
                           100,000 tons @ $40.00/ton     1%
                            50,000 tons @ $42.00/ton     1-1/2%
                            50,000 tons @ $45.00/ton     2-1/2%

The above figures are provided only to illustrate the method for calculating royalty bonuses and do NOT indicate the amount of royalty bonuses, if any, the Trustees expect Mesabi Trust to earn in calendar 1997 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of royalty bonuses should not be considered a prediction of the amount, if any, of royalty bonuses Mesabi Trust will receive. In fact, no royalty bonus has been paid to the Trust for several years.

          Northshore also must pay base overriding royalties and royalty bonuses on pellets produced from other lands ("Other Ore") to the extent necessary to assure payment of base overriding royalties and royalty bonuses on at least 90% of the first four million tons of pellets shipped from Silver Bay in each calendar year, at least 85% of the next two million tons of pellets shipped therefrom in each calendar year, and at least 25% of all tonnage of pellets shipped therefrom in each calendar year in excess of six million tons. Base overriding royalties and royalty bonuses payable on Other Ore can be recouped by Northshore out of base overriding royalties and royalty bonuses paid on Mesabi Ore. The amount of Other Ore royalties and Other Ore royalty bonuses which can be recouped on any payment date cannot, however, exceed 20% of the amount of Mesabi Ore royalties and royalty bonuses which are otherwise payable on that payment date.

          Northshore is also obligated to pay to Mesabi Trust advance royalties in equal quarterly installments. The advance royalty was $610,335 per annum for the calendar year ended December 31, 1996 and is $621,606 for calendar year 1997. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price. All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped. The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

          In addition, in the event that Northshore commences mining and production of quarry stone for shipment, Northshore must pay base overriding royalties on all quarry stone so shipped on the basis of the same scale of percentages used in calculating base overriding royalties payable on pellets and other iron ore product. Northshore has not informed Mesabi Trust of any present intention to commence mining and production of quarry stone.

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

          Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3 CENTS per gross ton of crude ore it mines from the Peters Lease Lands or (b) $.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships. The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by addition or subtraction of an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index. The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds
80.5 CENTS (the price per iron unit in effect in January 1982) plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).


          Fee royalties aggregating $328,783 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 1997.

INCOME AND EXPENSE

          Total income for Mesabi Trust for the fiscal year ended January 31, 1997 was $6,001,143, consisting of $41,030 in interest earned on the investment of the Unallocated Reserve, $328,783 in fee income, $610,335 in minimum advance royalty income, and $5,020,995 in overriding royalty income compared with $4,061,228 in total income for the previous fiscal year. Total expenses for the fiscal year were $381,534, compared with $387,180 in total expenses for the previous fiscal year. There were distributions paid per Unit of Beneficial Interest totaling 39.5 CENTS for the fiscal year ended January 31, 1997, compared with distributions paid for the fiscal year ended January 31, 1996 of 25.5 CENTS per Unit.

          Total expenses by categories were as follows:

                                                 Fiscal Years ended
                                                     January 31,
                                         -------------------------------------
                                            1997          1996          1995
                                            ----          ----          ----

Compensation of Trustees                 $ 129,742     $ 131,906     $ 123,057
Fees and Disbursements
  Administrative                            62,500        62,500        62,500
  Accounting                                32,815        29,326        30,997
  Inspection trips, travel and
    other expenses of Trustees              35,164        36,352        38,564
  Legal                                     24,091        17,630        28,795
  Mining consultant and field
    representatives                         16,808        12,558        11,768
  Printing of annual and quarterly
    reports, and letters to
    certificate holders                     33,227        46,676        63,902
  Securities and Exchange Commission           250           250           250
  Transfer Agent and Registrar              34,017        33,178        53,039
  Transfer Agent miscellaneous
    disbursements                           12,789        13,500        13,500
  Other miscellaneous expenses                 131         3,304           283
                                         ---------     ---------     ---------

                                         $ 381,534     $ 387,180     $ 426,655
                                         ---------     ---------     ---------
                                         ---------     ---------     ---------

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

RESERVES AND DISTRIBUTIONS

          Mesabi Trust's Unallocated Reserve aggregated $650,608 at January 31, 1997, compared with an Unallocated Reserve of $541,403 at January 31, 1996. The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses. The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore. Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.

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

          Payments to Unitholders during the fiscal year ended January 31, 1996 totaled $3,345,603, and payments to Unitholders during the fiscal year ended January 31, 1997 totaled $5,182,404.

CERTIFICATES OF BENEFICIAL INTEREST

          The Certificates of Beneficial Interest are traded on the New York Stock Exchange. During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended     High         Low   Amount Declared   Per Unit
--------------------     ----         ---   ---------------   --------

April 30, 1995           3 5/8       3 1/2     $        --     $    --
July 31, 1995            3 7/8       3 1/4         852,801       0.065
October 31, 1995         4 1/8       3 3/8       1,180,801       0.090
January 31, 1996         4           3 1/2       1,574,401       0.120
                                               -----------     -------

                                               $ 3,608,003     $ 0.275
                                               -----------     -------
                                               -----------     -------

Fiscal Quarter Ended     High         Low   Amount Declared   Per Unit
--------------------     ----         ---   ---------------   --------

April 30, 1996           4           3 7/8     $     ---       $  ---
July 31, 1996            4 1/4       4           1,115,201       0.085
October 31, 1996         4 3/8       4 1/4       2,492,802       0.190
January 31, 1997         4 5/8       4 1/2       1,902,401       0.145
                                               -----------     -------
                                               $ 5,510,404     $ 0.420
                                               -----------     -------
                                               -----------     -------

          As of the close of business on April 25, 1997, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 3,075 individuals holding of record approximately 1,861,985 Units, and in the names of approximately 590 brokers, nominees, or fiduciaries holding of record approximately 11,258,025 Units.

THE TRUSTEES

          The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

          Name and Address
             of Trustee                    Principal Occupation
           --------------                  --------------------

Bankers Trust Company
Corporate Trustee
Four Albany Street
New York, New York 10015

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


Ira A. Marshall, Jr.                Private investor; Self-employed
Individual Trustee                  petroleum engineer
12 Fincher Way
Rancho Mirage, California


Norman F. Sprague III               Private investor; Orthopedic surgeon
Individual Trustee
11600 Wilshire Boulevard
Los Angeles, California 90025


                                   Respectfully submitted,

                                   BANKERS TRUST COMPANY
                                   DAVID J. HOFFMAN
                                   RICHARD G. LAREAU
New York, New York                 IRA A. MARSHALL, JR.
April 28, 1997                     NORMAN F. SPRAGUE III

                          INDEPENDENT AUDITOR'S REPORT

To the Trustees
Mesabi Trust
New York, New York

          We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 1997 and 1996, and the related statements of income, unallocated reserve and trust corpus and cash flows for each of the three years in the period ended January 31, 1997. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting
the amounts and disclosures in the financial statements.   An audit also
includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 1997 and 1996, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1997, in conformity with generally accepted accounting principles.

                                                  McGLADREY & PULLEN, LLP


New York, New York
April 18, 1997

                                  MESABI TRUST

                                 BALANCE SHEETS

                                                            January 31,
                                                       -----------------------
                                                       1997            1996
                                                       ----            ----
                                     ASSETS
Cash                                                $       918     $     9,183
U.S. Government securities,
   at amortized cost (which approximates market)      2,484,984       2,145,588
Accrued income                                          113,617         127,419
Prepaid insurance                                         3,645           3,938
                                                    -----------     -----------
                                                    $ 2,603,164     $ 2,286,128
                                                    -----------     -----------

Fixed property, including
   intangibles, at nominal values:
      Assignments of leased property:
         Amended Assignment of
          Peters Lease                              $         1     $         1
         Assignment of Cloquet Lease                          1               1

      Certificate of beneficial
      interest for 13,120,010 units
      of Land Trust                                           1               1
                                                    -----------     -----------
                                                    $         3     $         3
                                                    -----------     -----------
                                                    $ 2,603,167     $ 2,286,131
                                                    -----------     -----------
                                                    -----------     -----------

                LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

Liabilities:
   Distribution payable                             $ 1,902,401     $ 1,574,401
   Accrued expenses                                      50,155          55,979
                                                    -----------     -----------
                                                    $ 1,952,556     $ 1,630,380

Deferred income                                            --           114,345
Unallocated reserve                                     650,608         541,403

Trust Corpus                                                  3               3
                                                    -----------     -----------
                                                    $ 2,603,167     $ 2,286,131
                                                    -----------     -----------
                                                    -----------     -----------


See Notes to Financial Statements.

                                  MESABI TRUST

                              STATEMENTS OF INCOME

                                              Years ended January 31,
                                    -------------------------------------------
                                        1997            1996            1995
                                        ----            ----            ----
REVENUE

Royalties under amended
  lease agreements                  $ 5,631,330     $ 3,742,921     $ 3,246,252
Royalties under Peters
  Lease fee                             328,783         276,908         219,726
Interest                                 41,030          41,399          19,373
                                    -----------     -----------     -----------
               Total revenue        $ 6,001,143     $ 4,061,228     $ 3,485,351
                                    -----------     -----------     -----------


EXPENSES

Compensation of Trustees            $   129,742     $   131,906     $   123,057
Corporate Trustee's
  administrative fees                    62,500          62,500          62,500
Professional fees and expenses:
  Legal and accounting                   56,906          46,956          59,792
  Mining consultant and
    field representatives                16,808          12,558          11,768
Transfer agent's and
  registrar's fees                       34,017          33,178          53,039
Other Trust expenses                     81,561         100,082         116,499
                                    -----------     -----------     -----------

               Total expenses       $   381,534     $   387,180     $   426,655
                                    -----------     -----------     -----------

Net income                          $ 5,619,609     $ 3,674,048     $ 3,058,696
                                    -----------     -----------     -----------
                                    -----------     -----------     -----------

Weighted average number
  of units outstanding               13,120,010      13,120,010      13,120,010
                                    -----------     -----------     -----------
                                    -----------     -----------     -----------

Net income per unit                        $.43            $.28            $.23
                                    -----------     -----------     -----------
                                    -----------     -----------     -----------


See Notes to Financial Statements.

                                  MESABI TRUST

               STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS
                   YEARS ENDED JANUARY 31, 1997, 1996 AND 1995


                                                       Unallocated Reserve
                                                       -------------------
                                              Number of                   Trust
                                                Units        Amount      Corpus
                                                -----        ------      ------

Balance, January 31, 1994                    13,120,010  $     565,465  $      3

   Net income                                      ---       3,058,696      ---
   Distribution paid August 19, 1994,
    $.06 per unit                                  ---        (787,201)     ---
   Distribution paid November 18, 1994,
    $.08 per unit                                  ---      (1,049,601)     ---
   Distribution declared January 19, 1995,
    paid February 17, 1995,
    $.10 per unit                                  ---      (1,312,001)     ---
                                             ----------  -------------  --------

Balance, January 31, 1995                    13,120,010  $     475,358  $      3

   Net income                                      ---       3,674,048      ---
   Distribution paid August 18, 1995,
    $.065 per unit                                 ---        (852,801)     ---
   Distribution paid November 20, 1995,
    $.09 per unit                                  ---      (1,180,801)     ---
   Distribution declared January 17, 1996,
    paid February 20, 1996,
    $.12 per unit                                  ---      (1,574,401)     ---
                                             ----------  -------------  --------

Balance, January 31, 1996                    13,120,010  $     541,403  $      3

   Net income                                      ---       5,619,609      ---
   Distribution paid August 20, 1996,
    $.085 per unit                                 ---      (1,115,201)     ---
   Distribution paid November 20, 1996,
    $.19 per unit                                  ---      (2,492,802)     ---
   Distribution declared January 17, 1997,
    paid February 20, 1997,
    $.145 per unit                                 ---      (1,902,401)     ---
                                             ----------  -------------  --------

Balance, January 31, 1997                    13,120,010  $     650,608  $      3
                                             ----------  -------------  --------
                                             ----------  -------------  --------

See Notes to Financial Statements.

                                  MESABI TRUST

                            STATEMENTS OF CASH FLOWS
                                                Years ended January 31,
                                      -----------------------------------------
                                          1997           1996           1995
                                          ----           ----           ----
Cash flows from operating
   activities:
     Royalties received               $ 5,855,966    $ 4,036,713    $ 3,402,234
     Interest received                     44,634         27,151         19,373
     Expenses paid                       (387,065)      (372,767)      (422,544)
                                      -----------    -----------    -----------
       Net cash provided
         by operating activities      $ 5,513,535    $ 3,691,097    $ 2,999,063
                                      -----------    -----------    -----------
Cash flows from investing
   activities:
     Maturities of U.S. Government
     securities                       $ 6,833,132    $ 4,883,677    $ 6,579,629
   Purchases of U.S.
     Government securities             (7,172,528)    (6,662,615)    (6,482,198)
                                      -----------    -----------    -----------
     Net cash (used in) provided by
       investing activities           $  (339,396)   $(1,778,938)   $    97,431
                                      -----------    -----------    -----------
Cash flows from financing
   activities:
     Net cash (used in) financing
     activities, distributions
     to unitholders                   $(5,182,404)   $(3,345,603)   $(3,148,803)
                                      -----------    -----------    -----------
Net (decrease) in cash                $    (8,265)   $(1,433,444)   $   (52,309)
Cash, beginning of year                     9,183      1,442,627      1,494,936
                                      -----------    -----------    -----------
Cash, end of year                     $       918    $     9,183    $ 1,442,627
                                      -----------    -----------    -----------
                                      -----------    -----------    -----------
Reconciliation of net income
   to net cash provided by
   operating activities:
   Net income                         $ 5,619,609    $ 3,674,048    $ 3,058,696
   Decrease (increase) in
     accrued income                        13,802         50,505       (108,484)
   Decrease in prepaid insurance              293            ---            ---
   (Decrease) increase in
     accrued expenses                      (5,824)        14,413          4,111
   (Decrease) increase in deferred
     income                              (114,345)       (47,869)        44,740
                                      -----------    -----------    -----------
     Net cash provided by
       operating activities           $ 5,513,535    $ 3,691,097    $ 2,999,063
                                      -----------    -----------    -----------
                                      -----------    -----------    -----------

See Notes to Financial Statements.

                                  MESABI TRUST

                          NOTES TO FINANCIAL STATEMENTS


Note 1.   Nature of Business, Organization and Significant Accounting Policies

               Nature of business:

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

                    The lessee/operator of Mesabi Trust's mineral interests is Northshore Mining Corporation (NMC), a subsidiary of Cleveland-Cliffs Inc. (CCI). CCI is among the world's largest producers of iron ore products. Prior to September 30, 1994, the lessee/operator had been a subsidiary of Cyprus Amax Minerals Company and was named Cyprus Northshore Mining Corporation (Cyprus NMC).

               Organization:

                    The beneficial interest in Mesabi Trust is represented by 13,120,010 transferable units distributed on July 27, 1961 to shareholders of Mesabi Iron Company.

                    The Trust's status as a grantor trust was confirmed by letter ruling addressed to Mesabi Iron Company from the Internal Revenue Service in 1961. As a grantor trust, Mesabi is exempt from Federal income taxes and its income is taxable directly to the Unitholders.

     A summary of Mesabi Trust's significant accounting policies follows:

               Investments:

                    The Trust invests solely in U.S. Government securities. Management determines the appropriate classifications of the securities at the time they are acquired and evaluates the appropriateness of such classifications as of each balance sheet date.

                    The U.S. government securities are classified as held-to-maturity securities as the Trust has the positive intent and ability to hold to maturity and are stated at amortized cost.

Note 1. Nature of Business, Organization and Significant Accounting Policies (continued)

          Revenue recognition:

               Royalty income under the amended lease agreements with NMC (Cyprus NMC through September 30, 1994) is recognized as it is earned. Under such agreements, royalties are earned upon shipment, regardless of whether the actual sales proceeds for any shipment are received by NMC.

               Royalty income under the Peters Lease fee agreement also is recognized as it is earned. Under such agreement, however, royalties are earned (at the option of NMC (Cyprus NMC through September 30, 1994)) either upon mining of crude ore from Peters Lease lands or upon shipment of iron ore product produced from Peters Lease lands.

          Fixed property, including intangibles:

               The Trust's fixed property, including intangibles, is recorded at nominal values and includes the following:

                    (1) The entire beneficial interest as assignor in the Amended Peters Lease Assignment and the Amended Cloquet Lease Assignment covering taconite properties in Minnesota which are leased to NMC (Cyprus NMC through September 30, 1994).


                    (2) The entire beneficial interest in Mesabi Land Trust which owns a 20% fee interest in the lands subject to the Peters Lease and the entire fee interest in other properties in Minnesota.

          Accounting estimates:

               The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

          Fair value of financial instruments:

               The carrying amounts of financial instruments including cash, U.S. government securities, distributions payable and accrued expenses approximated fair value as of January 31, 1997 and 1996 because of the relative short maturity of these instruments.

Note 2.   U.S. Government Securities

          The amortized cost approximates market value as of January 31, 1997 and 1996. The securities are classified as held-to-maturity and mature as follows:

                                     January 31, 1997  January 31, 1996
                                     ----------------  ----------------

          Due within one year           $ 2,274,407       $ 1,951,548
          Due after one year through
          three years
                                            210,577           194,040
                                        -----------       -----------
                                        $ 2,484,984       $ 2,145,588
                                        -----------       -----------
                                        -----------       -----------

Note 3.   Unallocated Reserve

          Leasehold royalty income constitutes the principal source of revenue to Mesabi Trust. Prior to August 17, 1989, royalties were based on the quantity and iron content of pellets shipped by the then lessee, Reserve Mining Company ("Reserve"), from Mesabi Trust properties. From May 1986 until July 1990, however, Mesabi Trust did not have any royalty income, due principally to the filing of a Chapter 11 bankruptcy petition by Reserve and the suspension of Reserve's operations in 1986.

          On August 17, 1989, Cyprus NMC purchased substantially all of Reserve's assets, including Reserve's interest in the Mesabi Trust lands, and Mesabi Trust entered into agreements with Reserve's Chapter 11 Trustee and Cyprus NMC, which modified the method of calculating royalties payable to Mesabi Trust and transferred the interest of Reserve in the Mesabi Trust lands to Cyprus NMC. Royalties are now determined by both the volume and selling price of iron ore pellets and other products sold.

          On September 30, 1994, Cyprus Amax Minerals Company sold its iron ore operations, including Cyprus NMC, to Cleveland-Cliffs Inc. (CCI).
          CCI renamed the operation Northshore Mining Corporation (NMC). CCI is among the world's largest producers of iron ore products.

          Pursuant to the amended assignment agreements, NMC (Cyprus NMC through September 30, 1994) is obligated to pay Mesabi Trust base overriding royalties, in varying amounts constituting a percentage of the gross proceeds of shipments, from Silver Bay, Minnesota, of iron ore product produced from Mesabi Trust lands or, to a limited extent, other lands. NMC (Cyprus NMC through September 30, 1994) is obligated to make payments of overriding royalties on product shipments within 30 days following the calendar quarter in which such shipments occur. NMC (Cyprus NMC through September 30, 1994) resumed mining operations and shipping product from Silver Bay in the second calendar quarter of 1990, and the first payment of overriding royalties was made in July 1990.

Note 3.   Unallocated Reserve
          (continued)

          NMC (Cyprus NMC through September 30, 1994) also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC (Cyprus NMC through September 30, 1994) is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 1997, the minimum advance royalty is $621,606.
          The minimum annual advance royalty was $610,335; $596,246; and $585,917 for the calendar years ended December 31, 1996; 1995; and 1994, respectively.

          The unallocated reserve aggregated $650,608 at January 31, 1997, as compared with an unallocated reserve of $541,403 and $475,358 at January 31, 1996 and 1995, respectively. During the fiscal years ended January 31, 1997, 1996 and 1995, the Trustees distributed cash payments totaling $5,182,404 (or $.395 per Unit); $3,345,603 (or $.255
          per Unit) and $3,148,803 (or $.24 per Unit), respectively, of beneficial interest in Mesabi Trust. In addition, in January 1997 the Trustees declared a distribution of $.145 per unit of beneficial interest which was paid in February 1997.

Note 4.   Summary of Quarterly Earnings (Unaudited)

The quarterly results of operations for the two years ended January 31, 1997 are presented below:

                                     Year ended January 31, 1997
                       --------------------------------------------------------

                         First         Second           Third         Fourth
                        Quarter        Quarter         Quarter        Quarter
                        -------        -------         -------        -------

Revenue                $ 384,542      $1,600,470      $2,694,742     $1,321,389
Expenses                  74,032          98,606          72,123        136,773
                       ---------      ----------      ----------     ----------
Net income             $ 310,510      $1,501,864      $2,622,619     $1,184,616
                       ---------      ----------      ----------     ----------
                       ---------      ----------      ----------     ----------

Net income per unit    $0.023667      $ 0.114471      $ 0.199895     $ 0.090291
                       ---------      ----------      ----------     ----------
                       ---------      ----------      ----------     ----------

                                     Year ended January 31, 1996
                        -------------------------------------------------------

                         First         Second           Third         Fourth
                        Quarter        Quarter         Quarter        Quarter
                        -------        -------         -------        -------

Revenue                $ 200,161      $1,206,455      $1,428,637     $1,225,975
Expenses                  72,991         112,195          82,109        119,885
                       ---------      ----------      ----------     ----------
Net income             $ 127,170      $1,094,260      $1,346,528     $1,106,090
                       ---------      ----------      ----------     ----------
                       ---------      ----------      ----------     ----------

Net income per unit    $0.009693      $ 0.083404      $ 0.102631     $ 0.084306
                       ---------      ----------      ----------     ----------
                       ---------      ----------      ----------     ----------