Form 10-K405, Exhibit 13
period 1998-01-31
MESABI TRUST
filed 1998-04-30
CIK 65172

                                     ANNUAL REPORT                 Exhibit 13.1
                                  OF THE TRUSTEES OF
                                     MESABI TRUST

                         For the Year Ended January 31, 1998


ADDRESS

Mesabi Trust
c/o Bankers Trust Company
Corporate Trust and Agency Group
P.O. Box 318
Church Street Station
New York, NY  10015
Telephone - (212) 250-6519

COUNSEL

Oppenheimer Wolff & Donnelly LLP, General Counsel

TRANSFER AGENT

Bankers Trust Company

REGISTRAR

Bankers Trust Company

      Mesabi Trust will provide, upon the written request of any certificate holder addressed to the Trustees at the above address and without charge to such certificate holder, a copy of Mesabi Trust's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.


FORWARD-LOOKING INFORMATION

      Certain statements contained in this document are forward-looking, including specifically those statements estimating 1998 production or shipments. All such forward-looking statements are based on input from the lessee/operator. The Trust has no control over the operations and activities of the lessee/operator except within the framework of current agreements. Actual results could differ materially from those indicated in such statements. For important factors that could cause actual results to differ materially, see "Important Factors Affecting Mesabi Trust," below.

                               SELECTED FINANCIAL DATA

 Years ended January 31               1998                1997                 1996                1995                  1994
 ----------------------               ----                -----                -----               ----                  ----
 Royalty and interest income       $    6,860,369      $    6,001,143       $    4,061,228      $    3,485,351       $    3,644,354
 Trust expenses                           362,373             381,534              387,180             426,655              400,041
                                   --------------      --------------       --------------      --------------       --------------
 Net income(a)                     $    6,497,996      $    5,619,609       $    3,674,048      $    3,058,696       $    3,244,313
                                   --------------      --------------       --------------      --------------       --------------
                                   --------------      --------------       --------------      --------------       --------------
 Net income per Unit(b)            $          .50      $          .43       $          .28      $          .23       $          .25
                                   --------------      --------------       --------------      --------------       --------------
                                   --------------      --------------       --------------      --------------       --------------
 Distributions declared
   per unit(b)(c)                  $          .49      $          .42       $         .275      $          .24       $          .27
                                   --------------      --------------       --------------      --------------       --------------
                                   --------------      --------------       --------------      --------------       --------------
 At January 31
 -------------
 Total Assets                      $    4,286,758      $    2,603,167       $    2,286,131      $    1,991,142       $    2,032,398
                                   --------------      --------------       --------------      --------------       --------------
                                   --------------      --------------       --------------      --------------       --------------

 -----------------

(a) The Trust, as a grantor trust, is exempt from federal and state income taxes.
(b) Based on 13,120,010 Units of Beneficial Interest outstanding during all years.
(c) During the fiscal year ended January 31, 1998, the Trustees distributed $.37 per Unit (including $.145 per Unit declared in fiscal 1997 and distributed in February 1997) and declared an additional distribution of $.265 per Unit, payable in February 1998. During the fiscal year ended January 31, 1997, the Trustees distributed $.395 per Unit (including $.12 per Unit declared in fiscal 1996 and distributed in February 1996) and declared an additional distribution of $.145 per Unit, payable in February 1997. During the fiscal year ended January 31, 1996, the Trustees distributed $.255 per Unit (including $.10 per Unit declared in fiscal 1995 and distributed in February 1995) and declared an additional distribution of $.12 per Unit, payable in February 1996. During the fiscal year ended January 31, 1995, the Trustees distributed $.24 per Unit (including $.10 per Unit declared in fiscal 1994 and distributed in February 1994) and declared an additional distribution of $.10 per Unit, payable in February 1995. See "Reserves and Distributions" on pages 12 and 13 of this Annual Report.

                    TRUSTEES' DISCUSSION AND ANALYSIS OF FINANCIAL
                         CONDITION AND RESULTS OF OPERATIONS

GENERAL

      Mesabi Trust ("Mesabi Trust" or the "Trust"), formed pursuant to an Agreement of Trust dated July 18, 1961 (the "Agreement of Trust"), is a trust organized under the laws of the State of New York. Mesabi Trust holds all of the interests formerly owned by Mesabi Iron Company, including all right, title and interest in the Amended Assignment of Peters Lease, the Amended Assignment of Cloquet Lease, the beneficial interest in the Mesabi Land Trust and all other assets and property identified in the Agreement of Trust. The Amended Assignment of Peters Lease relates to an Indenture made as of April 30, 1915 among East Mesaba [sic] Iron Company, Dunka River Iron Company and Claude W. Peters (the "Peters Lease") and the Amended Assignment of Cloquet Lease relates to an Indenture made May 1, 1916 between Cloquet Lumber Company and Claude W. Peters (the "Cloquet Lease").


      The Trust will terminate twenty-one (21) years after the death of the survivor of twenty-five (25) persons named in an exhibit to the Agreement of Trust. The youngest person on this exhibit is now 37 years old.

      The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business. This prohibition applies even to business activities the Trustees deem necessary or proper for the preservation and protection of the Trust Estate. Accordingly, the Trustees' activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income and protecting and conserving the assets held.

      Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for Federal income tax purposes. Instead, the holders of the Units of Beneficial Interest (the "Unitholders") are considered as "owners" of the Trust and the Trust's income is taxable directly to the Unitholders.

      Leasehold royalty income constitutes the principal source of the Trust's revenue. Royalty rates are determined in accordance with the terms of Mesabi Trust's leases and assignments of leases. Until August 17, 1989, the overriding royalty was based on the quantity and iron content of pellets shipped by Reserve Mining Company ("Reserve") from Mesabi Trust lands, although Mesabi Trust did not receive any royalty income from May 1986 until July 1990 because Reserve filed a Chapter 11 bankruptcy petition suspended its operations.

      On August 17, 1989, Cyprus Northshore Mining Corporation ("Cyprus NMC") purchased substantially all of Reserve's assets, including Reserve's interest in the Mesabi Trust lands. In connection with the purchase, Mesabi Trust, Reserve's Chapter 11 trustee and Cyprus NMC entered into the Amendment of Assignment, Assumption and Further Assignment of Peters Lease (the "Amended Assignment of Peters Lease"), the Amendment of Assignment, Assumption and Further Assignment of Cloquet Lease (the "Amended Assignment of Cloquet Lease") and the Assumption and Assignment of Mesabi Lease (together with the Amended Assignment of Peters Lease and the Amended Assignment of Cloquet Lease Assignment, the "Amended Assignment Agreements"). The Amended Assignment Agreements modified the method of calculating overriding royalties payable to Mesabi Trust and transferred Reserve's interest in the Mesabi Trust lands to Cyprus NMC.

      In 1994, Cyprus NMC was sold by its parent corporation to Cleveland-Cliffs Inc. ("CCI") and renamed Northshore Mining Corporation ("Northshore"). CCI operates Northshore as a wholly-owned subsidiary.

      Fee royalties payable to Mesabi Land Trust, a Minnesota land trust of which Mesabi Trust is the sole beneficiary ("Mesabi Land Trust"), are based on the amount of crude ore mined. Crude ore is used to produce iron ore pellets and other products. Under the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products sold.

      With respect to the volume component of royalty calculation, Northshore is obligated to pay Mesabi Trust base overriding royalties in varying amounts. The volume royalties constitute a percentage of the gross proceeds of iron ore products produced at Mesabi Trust lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota. The royalty percentage ranges from 2-1/2% of the gross proceeds (for the first one million tons of iron ore products so shipped annually) to 6% of the gross proceeds (for all iron ore products in excess of 4 million tons so shipped annually).

      With respect to the selling price component of royalty calculation, Northshore is obligated to pay to Mesabi Trust royalty bonuses. The bonus royalty is a percentage of the gross proceeds of product shipped from Silver Bay, and sold at prices above a threshold price. The threshold price is adjusted on an annual basis for inflation and deflation (but not below $30). The threshold price was $36.62 for calendar year 1996, was $37.29 for calendar year 1997 and is $38.21 for calendar year 1998. The bonus royalty percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the threshold price and $2.00 above the threshold price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the threshold price). No royalty bonus has been paid under the Amended Assignment Agreements for several years.

      Generally, Northshore's obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products accrues upon the
shipment of those products from Silver Bay.   However, Northshore also is
obligated to pay to Mesabi Trust a minimum advance royalty in equal quarterly installments. Royalty advances are credited against certain base overriding royalties and royalty bonuses. The amount of advance royalties payable is subject to adjustment for inflation and deflation (but not below $500,000 per annum). Advance royalties payable were $610,335 for calendar year 1996, were $621,606 for calendar year 1997 and are $636,935 for calendar year 1998. Northshore is obligated to make quarterly royalty payments in January, April, July and October of each year. In the case of base overriding royalties and royalty bonuses, these quarterly royalty payments are to be made whether or not the related proceeds of sale have been received by Northshore by the time such payments become due.

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

      Northshore has advised the trustees that total calendar year 1998 shipments may be approximately 4.2 million tons. However, it is not known what percentage of these estimated shipments will be from Mesabi Trust lands. During calendar years 1997, 1996, 1995 and 1994, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately 98.3%, 98.4%, 90.6% and 88.3%, respectively, of total shipments. Northshore has not advised the Trust what the percentage of iron ore products it anticipates shipping from Mesabi Trust lands.

      In its recently released annual report, CCI, parent company of Northshore, the lessee/operator of Mesabi Trust iron ore interests, stated that it is continuing to evaluate whether to build a facility to produce pig iron in the United States using a coal-based process. CCI also stated that if engineering, marketing and economic evaluations prove positive, the plant will be located at its Northshore facility in Minnesota presumably using Mesabi Trust ore. In the same annual report, it was stated that a decision relative to proceeding with this project is expected to be made around the middle of this year. Because of the preliminary nature of this information, the Trustees are unable to determine at this time how the addition of a pig iron facility (if the project proceeds) would impact overall revenues of Mesabi Trust. As indicated elsewhere in this report, the Trust's revenues are currently derived almost entirely from iron ore pellet production and sales.

IMPORTANT FACTORS AFFECTING MESABI TRUST

      The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business. This prohibition applies even to business activities the Trustees deem necessary or proper for the preservation and protection of the Trust Estate. Accordingly, the Trustees' activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income and protecting and conserving the assets held.

      Accordingly, the income of the Trust is highly dependent upon the activities and operations of Northshore, and the terms and conditions of the Amended Assignment Agreements. The Trust and the Trustees have no control over the operations and activities of Northshore, except within the framework of the Amended Assignment Agreements.

      Due to winter weather, and the increasing royalty percentages based on tonnage shipped in a calendar year, results for a particular calendar quarter are typically not indicative of results for future quarters or the year as a whole. Factors which can impact the results of the Trust in any quarter or year include:

1. SHIPPING CONDITIONS IN THE GREAT LAKES. Shipping activity by Northshore is dependent upon when the Great Lakes shipping lanes freeze for the winter months (typically in January) and when they re-open in the spring (typically late-March or April). Base overriding royalties to Mesabi Trust are based on shipments made in a calendar quarter. Because there typically is little or no shipping activity in the first calendar quarter, the Trust typically receives only the minimum royalty for that period.

2. OPERATIONS OF NORTHSHORE. Because the primary portion of the Trust's revenues derive from iron ore product shipped by Northshore from Silver Bay, Northshore's processing and shipping activities directly impact the Trust's revenues in each quarter and for each year. In turn, a myriad of factors affect Northshore shipment volume. These factors include economic conditions in the iron ore industry, pricing by competitors, long-term customer contracts or arrangements by Northshore or its competitors, availability of ore boats, production at Northshore's mining operations, and production at the pelletizing/processing facility. If any pelletizing line becomes idle for any reason, production and shipments (and, consequently, Trust income) could be adversely impacted.

3. INCREASING ROYALTIES. As described elsewhere in this Report, the royalty percentage paid to the Trust increases as the aggregate tonnage of iron ore products shipped, attributable to the Trust, in any calendar year increases. Assuming a consistent sales price per ton throughout a calendar year, shipments of iron ore product attributable to the Trust later in the year generate a higher royalty to the Trust.

4. PERCENTAGE OF MESABI TRUST ORE. As described elsewhere in this Report, Northshore has the ability to process and ship iron ore product from lands other than Mesabi Trust lands. In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases. In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands. The percentages of shipments that came from Mesabi Trust lands were 98.3%, 98.4%, 90.6% and 88.3% in calendar years 1997, 1996, 1995 and 1994, respectively.

COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 1998 AND JANUARY 31, 1997

      Mesabi Trust's gross income for the fiscal year ended January 31, 1998 was $6,860,369, an increase of $859,226 (or approximately 14.3%) from the gross income of $6,001,143 for the fiscal year ended January 31, 1997. The increase in gross income primarily was due to increased pellet shipments plus a higher average sales price per ton. Mesabi Trust's expenses of $362,373 for the fiscal year ended January 31, 1998 decreased $19,161 (or approximately 5.0%) from expenses of $381,534 for the fiscal year ended January 31, 1997. Total expenses, by category, for each of the last three fiscal years is set forth under "Income and Expense" on pages 11 and 12 of this report. Increased income and decreased expenses resulted in net income of $6,497,996 for the fiscal year ended January 31, 1998, an increase of $878,387 from the net income of $5,619,609 for the fiscal year ended January 31, 1997.

      Mesabi Trust's Unallocated Reserve aggregated $719,799 at January 31, 1998, as compared with an Unallocated Reserve of $650,608 at January 31, 1997. During the fiscal year ended January 31, 1998, the Trustees distributed $.37 per Unit of Beneficial Interest. These distributions to Unitholders totaled $4,854,404.

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

                                  TO THE HOLDERS OF
                        CERTIFICATES OF BENEFICIAL INTEREST IN
                                     MESABI TRUST

MESABI TRUST

      Mesabi Trust was created in 1961 upon the liquidation of Mesabi Iron Company. The sole purpose of the Trust, as set forth in the Agreement of Trust dated as of July 18, 1961 (the "Agreement of Trust"), is to conserve and protect the Trust Estate and to collect and distribute the income and proceeds therefrom to the Trust's Certificate Holders after the payment of, or provision for, expenses and liabilities. The Agreement of Trust prohibits the Trust from engaging in any business.

THE TRUST ESTATE

      The principal assets of Mesabi Trust consist of two different interests in certain properties in the Mesabi Iron Range: (i) Mesabi Trust's interest as assignor in the Amended Assignment of Peters and the Amended Assignment of Cloquet Lease, which together cover properties aggregating approximately 9,750 contiguous acres in St. Louis County, Minnesota (the "Peters Lease Lands" and the "Cloquet Lease Lands," respectively, and collectively, the "Peters and Cloquet Lease Lands"), and (ii) Mesabi Trust's ownership of the entire beneficial interest in Mesabi Land Trust, which has a 20% interest as fee owner in the Peters Lease Lands and a 100% fee ownership in certain non-mineral-bearing lands adjacent to the Peters and Cloquet Lease Lands (the "Mesabi Lease Lands").

      The Peters and Cloquet Lease Lands are located at the eastern end of the Mesabi Iron Range and contain low-grade iron ore known as taconite, approximately three tons of which must be beneficiated to produce one ton of high-grade pellets. The Trustees have not had any surveys or test drillings performed to ascertain the iron ore reserves on the Peters and Cloquet Lease Lands. However, initial surveys and test drillings made by Mesabi Iron Company many years ago indicated that these lands contained accessible taconite reserves capable of yielding approximately 500 million tons of high grade iron ore pellets. In its recently released annual report, CCI estimated that there currently remains enough ore reserve in the Peters and Cloquet Lease Lands to produce concentrated product for 83 years of mining at current extraction rates. The Mesabi Lease Lands provide an area for location of service roads, supporting plants and equipment and dump sites for overburden.

      Under the Amended Assignment Agreements, Northshore produces iron ore from the Peters and Cloquet Lease Lands for the manufacture of pellets to be sold to various users, and Mesabi Trust receives royalties on the crude ore extracted from such Lands and the pellets produced from such crude ore.

LEASEHOLD ROYALTIES

      Northshore is obligated to pay to Mesabi Trust base overriding royalties and royalty bonuses on all pellets (and other iron ore products) produced from the Peters and Cloquet Lease Lands ("Mesabi Ore") and shipped from Silver Bay, Minnesota in each calendar year. The royalties are based on prices per unit of product, volumes of product shipped and where on the escalating scale of royalties -- 2% on the first million tons to 6% on shipments above four million tons per year -- each shipment falls.

      Base overriding royalties are calculated on the basis of an escalating scale of percentages of gross sales proceeds of iron ore shipped. The applicable percentage is determined by reference to the tonnage of pellets previously shipped in the then current calendar year, as follows:

                                                                            Applicable royalty
          Tons of iron ore products                                     (expressed as a percentage
             shipped in calendar                                         of gross sales proceeds
                    year                                                   within each tranche)
                ------------                                            --------------------------
       one million or less                                                        2-1/2%
       more than one but not more than two million                                3-1/2%
       more than two but not more than three million                              5%
       more than three but not more than four million                             5-1/2%
       more than four million                                                     6%

      For example, assume that no shipments of iron ore products were made during the first calendar quarter of 1998 and further assume that pellets were shipped from Silver Bay, Minnesota in the second and third calendar quarters of 1998 in the following tonnage quantities and rendering the following gross proceeds:

                             Tonnage              Gross Proceeds
                            ---------             --------------
     2nd Quarter:             500,000             $14,000,000
     3rd Quarter:             500,000             $14,000,000
                            1,000,000             $27,000,000
                            1,000,000             $26,000,000
                            1,000,000             $25,000,000
                            1,500,000             $37,500,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 1998 would be as follows:

     2nd Quarter:   $14,000,000 x 2-1/2%          ($  350,000)
     3rd Quarter:   $14,000,000 x 2-1/2%          ($  350,000)
                    $27,000,000 x 3-1/2%          ($  945,000)
                    $26,000,000 x 5%              ($1,300,000)
                    $25,000,000 x 5-1/2%          ($1,375,000)
                    $37,500,000 x 6%              ($2,250,000)

Based on the same example, the percentage applicable for all iron ore products shipped in the fourth calendar quarter of 1998 would be 6%, because more than four million tons were shipped during the first three quarters.

The above figures are provided only to illustrate the method for calculating base overriding royalties and do NOT indicate the amount of base overriding royalties the Trustees expect Mesabi Trust to earn calendar 1998 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of base overriding royalties should not be considered a prediction of the amount of base overriding royalties Mesabi Trust will receive.

      Royalty bonuses are payable on all iron ore products sold at prices above a threshold price (the "Adjusted Threshold Price"). The Adjusted Threshold Price was $36.62 per ton for calendar year 1996, was $37.29 per ton for calendar year 1997 and will be $38.21 per ton for calendar year 1998. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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


       Amount by which
     sales price per ton
       exceeds Adjusted                           Applicable
       Threshold Price                            Percentage
      ----------------                            ----------
     $2 or less                                   1/2 of 1%
     more than $2 but not more than $4            1%
     more than $4 but not more than $6            1-1/2%
     more than $6 but not more than $8            2%
     more than $8 but not more than $10           2-1/2%
     more than $10                                3%

      For example, assume an Adjusted Threshold Price of $38.21 is assumed for calendar year 1998 and that two million tons of iron ore products were shipped in the second calendar quarter of 1998 at the following prices:

               1,000,000 tons @ $29.00/ton
                 300,000 tons @ $31.00/ton
                 300,000 tons @ $34.00/ton
                 100,000 tons @ $36.00/ton
                 100,000 tons @ $38.00/ton
                 100,000 tons @ $40.00/ton
                  50,000 tons @ $42.00/ton
                  50,000 tons @ $46.00/ton

In this example, the following royalty bonuses would be payable on shipments of iron ore products on the second calendar quarter of 1998 as follows:

               1,000,000 tons @ $29.00/ton   No bonus
                 300,000 tons @ $31.00/ton   No bonus
                 300,000 tons @ $34.00/ton   No bonus
                 100,000 tons @ $36.00/ton   No bonus
                 100,000 tons @ $38.00/ton   No bonus
                 100,000 tons @ $40.00/ton   1/2%
                  50,000 tons @ $42.00/ton   1%
                  50,000 tons @ $46.00/ton   2%

      The above figures are provided only to illustrate the method for calculating royalty bonuses and do NOT indicate the amount of royalty bonuses, if any, the Trustees expect Mesabi Trust to earn in calendar 1998 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of royalty bonuses should not be considered a prediction of the amount, if any, of royalty bonuses Mesabi Trust will receive. In fact, no royalty bonus has been paid to the Trust for several years.

      Northshore also must pay base overriding royalties and royalty bonuses on pellets produced from lands other than Mesabi Lease Lands ("Other Ore") to the extent necessary to assure payment of base overriding royalties and royalty bonuses on at least 90% of the first four million tons of pellets shipped from Silver Bay in each calendar year, at least 85% of the next two million tons of pellets shipped therefrom in each calendar year, and at least 25% of all tonnage of pellets shipped therefrom in each calendar year in excess of six million tons. Base overriding royalties and royalty bonuses payable on Other Ore can be recouped by Northshore out of base overriding royalties and royalty bonuses paid on Mesabi Ore. The amount of Other Ore royalties and Other Ore royalty bonuses which can be recouped on any payment date cannot, however, exceed 20% of the amount of Mesabi Ore royalties and royalty bonuses which are otherwise payable on that payment date.

      Northshore is obligated to pay to Mesabi Trust advance royalties in equal quarterly installments. The advance royalty was $610,335 per annum for the calendar year ended December 31, 1996, $621,606 for calendar year 1997 and is $636,935 for the calendar year 1998. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price. All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped. The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

      Fee royalties aggregating $326,378 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 1998.

INCOME AND EXPENSE

      Total income for Mesabi Trust for the fiscal year ended January 31, 1998 was $6,860,369, consisting of $42,416 in interest earned on the investment of the Unallocated Reserve, $326,378 in fee income, $621,606 in minimum advance royalty income, and $5,869,969 in overriding royalty income compared with $6,001,143 in total income for the previous fiscal year. Total expenses for the fiscal year were $362,373, compared with $381,534 in total expenses for the previous fiscal year. There were distributions paid per Unit of Beneficial Interest totaling 37 CENTS for the fiscal year ended January 31, 1998, compared with distributions paid for the fiscal year ended January 31, 1997 of 39.5 CENTS per Unit.

Total expenses by categories were as follows:

                                                 Fiscal Years ended
                                                     January 31,
                                     ------------------------------------------
                                           1998          1997          1996
                                           ----          ----          ----
Compensation of Trustees              $  129,438      $129,742      $ 131,906
Fees and Disbursements
  Administrative                          62,500        62,500         62,500
  Accounting                              35,734        32,815         29,326
  Inspection trips, travel and
    other expenses of Trustees            31,995        35,164         36,352
  Legal                                   25,802        24,091         17,630
  Mining consultant and field
    representatives                       15,695        16,808         12,558
  Printing of annual and quarterly
    reports, and letters to
    certificate holders                   26,726        33,227         46,676
  Securities and Exchange Commission         ---           250            250
  Transfer Agent and Registrar            24,848        34,017         33,178
  Transfer Agent miscellaneous
    disbursements                          9,628        12,789         13,500
  Other miscellaneous expenses                 7           131          3,304
                                       ----------    ----------     ---------
                                      $  362,373     $ 381,534      $ 387,180
                                       ----------    ----------     ---------
                                       ----------    ----------     ---------

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


RESERVES AND DISTRIBUTIONS

      Mesabi Trust's Unallocated Reserve aggregated $719,799 at January 31, 1998, compared with an Unallocated Reserve of $650,608 at January 31, 1997. The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses. The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore. Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.

      The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain adequate reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust's dependence on the actions of the lessee/operator, and the fact the Trust essentially has no other liquid assets.

      Payments to Unitholders during the fiscal year ended January 31, 1997 totaled $5,182,404 and payments to Unitholders during the fiscal year ended January 31, 1998 totaled $4,854,404.

CERTIFICATES OF BENEFICIAL INTEREST

      The Certificates of Beneficial Interest are traded on the New York Stock Exchange. During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:


Fiscal Quarter Ended             High              Low        Amount Declared     Per Unit
--------------------             ----              ---        ---------------     --------
April 30, 1996                  4                 3 7/8        $      ---        $    ---
July 31, 1996                   4 1/4             4              1,115,201           0.085
October 31, 1996                4 3/8             4 1/4          2,492,802           0.190
January 31, 1997                4 5/8             4 1/2          1,902,401           0.145
                                                               -----------       ---------
                                                                $5,510,404       $   0.420
                                                               -----------       ---------
                                                               -----------       ---------


Fiscal Quarter Ended             High              Low        Amount Declared     Per Unit
--------------------             ----              ---        ----------------    --------
April 30, 1997                  4 3/4             4 1/4        $        --       $      --
July 31, 1997                   4 5/8             3 7/8            852,801           0.065
October 31, 1997                4 1/16            3 11/16        2,099,201           0.160
January 31, 1998                4 1/4             3 5/8          3,476,803           0.265
                                                               -----------       ---------

                                                               $ 6,428,805       $   0.490
                                                               -----------       ---------
                                                               -----------       ---------

      As of the close of business on April 20, 1998, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 2,591 individuals holding of record approximately 1,653,664 Units, and in the names of approximately 526 brokers, nominees, or fiduciaries holding of record approximately 11,466,346 Units.

THE TRUSTEES


The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

              Name and Address
                 of Trustee                         Principal Occupation
              -----------------                    -----------------------
Bankers Trust Company
Corporate Trustee
Four Albany Street
New York, New York 10015

David J. Hoffman                                Mining geologist
Individual Trustee
P.O. Box 10444
Sedona, Arizona 86339

Richard G. Lareau                               Partner in the law firm of
Individual Trustee                              Oppenheimer Wolff & Donnelly LLP
Oppenheimer Wolff & Donnelly LLP
3400 Plaza VII
45 South Seventh Street
Minneapolis, Minnesota 55402

Ira A. Marshall, Jr.                            Private investor; Self-employed
Individual Trustee                              petroleum engineer
12 Fincher Way
Rancho Mirage, California

Norman F. Sprague III                           Private investor; Orthopedic surgeon
Individual Trustee
11600 Wilshire Boulevard
Los Angeles, California 90025


                                           Respectfully submitted,

                                           BANKERS TRUST COMPANY
                                           DAVID J. HOFFMAN
                                           RICHARD G. LAREAU
New York, New York                         IRA A. MARSHALL, JR.
April 23, 1998                             NORMAN F. SPRAGUE III

                             INDEPENDENT AUDITOR'S REPORT

To the Trustees
Mesabi Trust
New York, New York

      We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 1998 and 1997, and the related statements of income, unallocated reserve and trust corpus and cash flows for each of the three years in the period ended January 31, 1998. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

      In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1998, in conformity with generally accepted accounting principles.

                                             McGLADREY & PULLEN, LLP


                                            /s/ McGladrey & Pullen, LLP

New York, New York
March 24, 1998

                                     MESABI TRUST

                                    BALANCE SHEETS

                                                                          January 31,
                                                                    ------------------------
                                                                    1998                1997
                                                                    ----                ----

                                     ASSETS
Cash                                                           $ 3,607,221          $       918
U.S. Government securities,
  at amortized cost (which approximates market)                    499,073            2,484,984
Accrued income                                                     176,641              113,617
Prepaid insurance                                                    3,820                3,645
                                                               -----------          -----------
                                                               $ 4,286,755          $ 2,603,164
                                                               -----------          -----------

Fixed property, including
  intangibles, at nominal values:
     Assignments of leased property:
       Amended Assignment of
          Peters Lease                                         $         1          $         1
       Assignment of Cloquet Lease                                       1                    1

     Certificate of beneficial
     interest for 13,120,010 units
     of Land Trust                                                       1                    1
                                                               -----------          -----------
                                                               $         3          $         3
                                                               -----------          -----------
                                                               $ 4,286,758          $ 2,603,167
                                                               -----------          -----------
                                                               -----------          -----------

                LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

Liabilities:
  Distribution payable                                         $ 3,476,803          $ 1,902,401
  Accrued expenses                                                  90,153               50,155
                                                               -----------          -----------
                                                               $ 3,566,956          $ 1,952,556

Unallocated reserve                                                719,799              650,608

Trust Corpus                                                             3                    3
                                                               -----------          -----------
                                                               $ 4,286,758          $ 2,603,167
                                                               -----------          -----------
                                                               -----------          -----------



See Notes to Financial Statements.

                                     MESABI TRUST

                                 STATEMENTS OF INCOME

                                                      Years ended January 31,
                                          ------------------------------------------------
                                          1998                1997                1996
                                          ----                ----                ----
REVENUE

Royalties under amended
  lease agreements                    $ 6,491,575         $ 5,631,330          $ 3,742,921
Royalties under Peters
  Lease fee                               326,378             328,783              276,908
Interest                                   42,416              41,030               41,399
                                      -----------         -----------          -----------

              Total revenue           $ 6,860,369         $ 6,001,143          $ 4,061,228
                                      -----------         -----------          -----------


EXPENSES

Compensation of Trustees              $   129,438         $   129,742          $   131,906
Corporate Trustee's
  administrative fees                      62,500              62,500               62,500
Professional fees and expenses:
  Legal and accounting                     61,536              56,906               46,956
  Mining consultant and
     field representatives                 15,695              16,808               12,558
Transfer agent's and
  registrar's fees                         24,848              34,017               33,178
Other Trust expenses                       68,356              81,561              100,082
                                      -----------         -----------          -----------

              Total expenses          $   362,373         $   381,534          $   387,180
                                      -----------         -----------          -----------

Net income                            $ 6,497,996         $ 5,619,609          $ 3,674,048
                                      -----------         -----------          -----------
                                      -----------         -----------          -----------

Weighted average number
  of units outstanding                 13,120,010          13,120,010           13,120,010
                                      -----------         -----------          -----------
                                      -----------         -----------          -----------

Net income per unit                          $.50                $.43                 $.28
                                             ----                ----                 ----
                                             ----                ----                 ----



See Notes to Financial Statements.

                                     MESABI TRUST

                  STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS
                     YEARS ENDED JANUARY 31, 1998, 1997 AND 1996

                                                                         Unallocated Reserve
                                                                         -------------------
                                                            Number of                           Trust
                                                              Units            Amount           Corpus
                                                              -----            ------           ------

Balance, February 1, 1995                                  13,120,010       $   475,358      $         3

     Net income                                                  ---          3,674,048             ---
     Distribution paid August 18, 1995,
     $.065 per unit                                              ---           (852,801)            ---
     Distribution paid November 20, 1995,
     $.09 per unit                                               ---         (1,180,801)            ---
     Distribution declared January 17, 1996,
     paid February 20, 1996,
     $.12 per unit                                               ---         (1,574,401)            ---
                                                          -----------       -----------      -----------


Balance, January 31, 1996                                  13,120,010       $   541,403      $         3

     Net income                                                  ---          5,619,609              --
     Distribution paid August 20, 1996,
     $.085 per unit                                              ---         (1,115,201)            ---
     Distribution paid November 20, 1996,
     $.19 per unit                                               ---         (2,492,802)            ---
     Distribution declared January 17, 1997,
     paid February 20, 1997,
     $.145 per unit                                              ---         (1,902,401)            ---
                                                          -----------       -----------      -----------

Balance, January 31, 1997                                  13,120,010         $ 650,608      $         3

     Net income                                                  ---          6,497,996             ---
     Distribution paid August 20, 1997,
     $.065 per unit                                              ---           (852,801)            ---
     Distribution paid November 20, 1997,
     $.16 per unit                                               ---         (2,099,201)            ---
     Distribution declared January 16, 1997,
     paid February 20, 1998,
     $.265 per unit                                              ---         (3,476,803)            ---
                                                          -----------       -----------      -----------

Balance, January 31, 1998                                  13,120,010        $  719,799      $         3
                                                          -----------       -----------      -----------
                                                          -----------       -----------      -----------



See Notes to Financial Statements.

                                     MESABI TRUST

                               STATEMENTS OF CASH FLOWS

                                                                Years ended January 31,
                                               --------------------------------------------------------
                                                   1998                 1997                1996
                                                   ----                 ----                ----
Cash flows from operating
  activities:
     Royalties received                          $ 6,769,021        $  5,855,966       $  4,036,713
     Interest received                                42,745              44,634             27,151
     Expenses paid                                  (336,971)           (387,065)          (372,767)
                                                 -----------        ------------       ------------
       Net cash provided
         by operating activities                 $ 6,474,795        $  5,513,535       $  3,691,097
                                                 -----------        ------------       ------------
Cash flows from investing
  activities:
     Maturities of U.S. Government
     securities                                  $ 6,439,490        $  6,833,132       $  4,883,677
  Purchases of U.S.
     Government securities                        (4,453,578)         (7,172,528)        (6,662,615)
                                                 -----------        ------------       ------------
     Net cash (used in) provided by
       investing activities                      $ 1,985,912        $   (339,396)      $ (1,778,938)
                                                 -----------        ------------       ------------
Cash flows from financing
  activities:
     Net cash (used in) financing
     activities, distributions
     to unitholders                              $(4,854,404)       $ (5,182,404)      $ (3,345,603)
                                                 -----------        ------------       ------------

Net increase (decrease) in cash                  $ 3,606,303        $     (8,265)      $ (1,433,444)
Cash, beginning of year                                  918               9,183          1,442,627
                                                 -----------        ------------       ------------

Cash, end of year                                $ 3,607,221        $        918       $      9,183
                                                 -----------        ------------       ------------
                                                 -----------        ------------       ------------

Reconciliation of net income
  to net cash provided by
  operating activities:
  Net income                                     $ 6,497,996        $  5,619,609       $  3,674,048

  Decrease (increase) in
     accrued income                                  (63,024)             13,802             50,505
  Decrease (increase) in prepaid
     insurance                                          (175)                293                ---
  (Decrease) increase in
     accrued expenses                                 39,998              (5,824)            14,413
  (Decrease) increase in deferred
     income                                              ---            (114,345)           (47,869)
                                                 -----------        ------------       ------------
     Net cash provided by
       operating activities                      $ 6,474,795        $  5,513,535       $  3,691,097
                                                 -----------        ------------       ------------
                                                 -----------        ------------       ------------



See Notes to Financial Statements.

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

          Fair value of financial instruments:

               The carrying amounts of financial instruments including cash, U.S. government securities, distributions payable and accrued expenses approximated fair value as of January 31, 1998 and 1997 because of the relative short maturity of these instruments.

                                     MESABI TRUST

Note 2.   U.S. Government Securities

          The amortized cost approximates market value as of January 31, 1998 and 1997. The securities are classified as held-to-maturity and mature as follows:

                                                 January 31, 1998    January 31, 1997
                                                 ----------------    ----------------
          Due within one year                       $  198,502          $ 2,274,407
          Due after one year through
            four years                                 300,571              210,577
                                                    ----------          -----------
                                                    $  499,073          $ 2,484,984
                                                    ----------          -----------
                                                    ----------          -----------

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

                                     MESABI TRUST

Note 3.   Unallocated Reserve
          (continued)

          NMC (Cyprus NMC through September 30, 1994) also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC (Cyprus NMC through September 30, 1994) is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 1998, the minimum advance royalty is $636,935.
          The minimum annual advance royalty was $621,606; $610,335; and $596,246 for the calendar years ended December 31, 1997; 1996; and 1995, respectively.

          The unallocated reserve aggregated $719,799 at January 31, 1998, as compared with an unallocated reserve of $650,608 and $541,403 at January 31, 1997 and 1996, respectively. During the fiscal years ended January 31, 1998, 1997 and 1996, the Trustees distributed cash payments totaling $4,854,404 (of $.37 per Unit), $5,182,404 (or $.395 per Unit) and $3,345,603 (or $.255 per Unit), respectively, of beneficial interest in Mesabi Trust. In addition, in January 1998 the Trustees declared a distribution of $.265 per unit of beneficial interest which was paid in February 1998.

Note 4.   Summary of Quarterly Earnings (Unaudited)

The quarterly results of operations for the two years ended January 31, 1998 are presented below:

                                                  Year ended January 31, 1998
                                  --------------------------------------------------------
                                     First           Second        Third           Fourth
                                    Quarter         Quarter       Quarter         Quarter
                                  ----------      ----------    ----------      ----------
          Revenue                 $  249,745      $1,259,552    $2,331,438      $3,019,634
          Expenses                    65,698          80,811        70,289         145,575
                                  ----------      ----------    ----------      ----------
          Net income              $  184,047      $1,178,741    $2,261,149      $2,874,059
                                  ----------      ----------    ----------      ----------
                                  ----------      ----------    ----------      ----------

          Net income per unit     $ 0.014028      $ 0.089843    $ 0.172344      $ 0.219059
                                  ----------      ----------    ----------      ----------
                                  ----------      ----------    ----------      ----------

                                                  Year ended January 31, 1997
                                  --------------------------------------------------------

                                     First           Second        Third           Fourth
                                    Quarter         Quarter       Quarter         Quarter
                                  ----------      ----------    ----------      ----------
          Revenue                 $  384,542      $1,600,470    $2,694,742      $1,321,389
          Expenses                    74,032          98,606        72,123         136,773
                                  ----------      ----------    ----------      ----------
          Net income              $  310,510      $1,501,864    $2,622,619      $1,184,616
                                  ----------      ----------    ----------      ----------
                                  ----------      ----------    ----------      ----------

          Net income per unit     $ 0.023667      $ 0.114471    $ 0.199895      $ 0.090291
                                  ----------      ----------    ----------      ----------
                                  ----------      ----------    ----------      ----------