Form 10-K405, Exhibit 13
period 1999-01-31
MESABI TRUST
filed 1999-04-30
CIK 65172

                                  ANNUAL REPORT
                               OF THE TRUSTEES OF
                                  MESABI TRUST

                       For the Year Ended January 31, 1999


ADDRESS

Mesabi Trust
c/o Bankers Trust Company
Corporate Trust and Agency Group
P.O. Box 318
Church Street Station
New York, NY  10015
Telephone - (212) 250-6519

COUNSEL

Oppenheimer Wolff & Donnelly LLP, General Counsel

TRANSFER AGENT

Bankers Trust Company

REGISTRAR

Bankers Trust Company

         Mesabi Trust will provide, upon the written request of any certificate holder addressed to the Trustees at the above address and without charge to such certificate holder, a copy of Mesabi Trust's Annual Report on Form 10-K for the fiscal year ended January 31, 1999 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.


Forward-Looking Information

         Certain statements contained in this document are forward-looking, including specifically those statements estimating 1999 production or shipments. All such forward-looking statements are based on input from the lessee/operator. The Trust has no control over the operations and activities of the lessee/operator except within the framework of current agreements. Actual results could differ materially from those indicated in such statements. For important factors that could cause actual results to differ materially, see "Important Factors Affecting Mesabi Trust," below.

                             SELECTED FINANCIAL DATA

Years ended January 31            1999              1998              1997             1996              1995
----------------------            ----              ----              ----             ----              ----
Royalty and interest income   $ 5,988,143       $ 6,860,369       $ 6,001,143       $ 4,061,228      $ 3,485,351

Trust expenses                    353,386           362,373           381,534           387,180          426,655
                              -----------       -----------       -----------       -----------      -----------
Net income(a)                 $ 5,634,757       $ 6,497,996       $ 5,619,609       $ 3,674,048      $ 3,058,696
                              -----------       -----------       -----------       -----------      -----------
                              -----------       -----------       -----------       -----------      -----------
Net income per Unit(b)        $       .43       $       .50       $       .43       $       .28      $       .23
                              -----------       -----------       -----------       -----------      -----------
                              -----------       -----------       -----------       -----------      -----------
Distributions declared
  per unit(b)(c)              $       .43       $       .49       $       .42       $      .275      $       .24
                              -----------       -----------       -----------       -----------      -----------
                              -----------       -----------       -----------       -----------      -----------

At January 31
Total Assets                  $ 2,790,042       $ 4,286,758       $ 2,603,167       $ 2,286,131      $ 1,991,142
                              -----------       -----------       -----------       -----------      -----------
                              -----------       -----------       -----------       -----------      -----------


----------------------
(a) The Trust, as a grantor trust, is exempt from federal and state income taxes.
(b) Based on 13,120,010 Units of Beneficial Interest outstanding during all years.
(c) During the fiscal year ended January 31, 1999, the Trustees distributed $.54 per Unit (including $.265 per Unit declared in fiscal 1998 and distributed in February 1998) and declared an additional distribution of $.155 per Unit, payable in February 1999. During the fiscal year ended January 31, 1998, the Trustees distributed $.37 per Unit (including $.145 per Unit declared in fiscal 1997 and distributed in February 1997) and declared an additional distribution of $.265 per Unit, payable in February 1998. During the fiscal year ended January 31, 1997, the Trustees distributed $.395 per Unit (including $.12 per Unit declared in fiscal 1995 and distributed in February 1996) and declared an additional distribution of $.145 per Unit, payable in February 1997. During the fiscal year ended January 31, 1996, the Trustees distributed $.255 per Unit (including $.10 per Unit declared in fiscal 1995 and distributed in February 1995) and declared an additional distribution of $.12 per Unit, payable in February 1996. See "Reserves and Distributions" on pages 13 and 14 of this Annual Report.

                 TRUSTEES' DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

GENERAL

         Mesabi Trust ("Mesabi Trust" or the "Trust"), formed pursuant to an Agreement of Trust dated July 18, 1961 (the "Agreement of Trust"), is a trust organized under the laws of the State of New York. Mesabi Trust holds all of the interests formerly owned by Mesabi Iron Company, including all right, title and interest in the Amended Assignment of Peters Lease, the Amended Assignment of Cloquet Lease, the beneficial interest in the Mesabi Land Trust and all other assets and property identified in the Agreement of Trust. The Amended Assignment of Peters Lease relates to an Indenture made as of April 30, 1915 among East Mesaba Iron Company, Dunka River Iron Company and Claude W. Peters (the "Peters Lease") and the Amended Assignment of Cloquet Lease relates to an Indenture made May 1, 1916 between Cloquet Lumber Company and Claude W. Peters (the "Cloquet Lease").

         The Trust will terminate twenty-one (21) years after the death of the survivor of twenty-five (25) persons named in an exhibit to the Agreement of Trust. The youngest person on this exhibit is now 38 years old.

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

         Leasehold royalty income constitutes the principal source of the Trust's revenue. Royalty rates are determined in accordance with the terms of Mesabi Trust's leases and assignments of leases. Three types of royalties comprise the Trust's leasehold royalty income:

         - Overriding royalties, which constitute the majority of Mesabi Trust's royalty income, are determined by both the volume and selling price of iron ore products shipped.

         - Fee royalties, historically a smaller component of the Trust's royalty income, are payable to Mesabi Land Trust, a Minnesota land trust of which Mesabi Trust is the sole beneficiary ("Mesabi Land Trust"), and are based on the amount of crude ore mined. Currently, the fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing. Crude ore is used to produce iron ore pellets and other products.

         - Minimum advance royalties, the third type of royalty, are discussed below.

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

         With respect to the volume component of royalty calculation, Northshore is obligated to pay Mesabi Trust base overriding royalties in varying amounts. The volume component of overriding royalties constitutes a percentage of the gross proceeds of iron ore products produced at Mesabi Trust lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota. The percentage ranges from 2-1/2% of the gross proceeds (for the first one million tons of iron ore products so shipped annually) to 6% of the gross proceeds (for all iron ore products in excess of 4 million tons so shipped annually).

         With respect to the selling price component of overriding royalty calculation, Northshore is obligated to pay to Mesabi Trust royalty bonuses. The royalty bonus is a percentage of the gross proceeds of product shipped from Silver Bay, and sold at prices above a threshold price. The threshold price is adjusted on an annual basis for inflation and deflation (but not below $30). The threshold price was $37.29 for calendar year 1997, was $38.21 for calendar year 1998 and is $38.22 for calendar year 1999. The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the threshold price and $2.00 above the threshold price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the threshold price). No royalty bonus has been paid to date.

         Generally, Northshore's obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products accrues upon the shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted for inflation and deflation (but not below $500,000 per annum). Advance royalties payable were $621,606 for calendar year 1997, were $636,935 for calendar year 1998 and are $637,044 for calendar year 1999. Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year. Because advance minimum royalties are essentially prepayments of base overriding and bonus royalties earned each year, any advance minimum royalties paid in a fiscal quarter are recouped by credits against base overriding and bonus royalties earned in later fiscal quarters during the year. Historically, advance minimum royalties have been paid in the first fiscal quarter and recouped in the second fiscal quarter.

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

         Northshore has advised the trustees that total calendar year 1998 shipments may be approximately 4.2 million tons. However, it is not known what percentage of these estimated shipments will be from Mesabi Trust lands. During calendar years 1998, 1997, 1996, 1995 and 1994, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately 99.3%, 98.3%, 98.4%, 90.6% and 88.3%, respectively, of total shipments. Northshore has not advised the Trust what the percentage of iron ore products it anticipates shipping from Mesabi Trust lands.

         In its Annual Report for the fiscal year ended December 31, 1998 ("CCI's Annual Report"), CCI, parent company of Northshore, the lessee/operator of Mesabi Trust iron ore interests, stated that it is continuing to evaluate whether to build a facility to produce pig iron at CCI's Northshore Mine in Minnesota that would annually produce 700,000 metric tons of premium grade pig iron. In CCI's Annual Report, it was stated that good progress has been made in a number of areas on the project, but that a decision relative to proceeding with this project has been delayed by uncertainty about market conditions and timing of state environmental permitting. Because of the preliminary nature of this information, the Mesabi Trustees are unable to determine at this time how the addition of a pig iron facility (if the project proceeds) would impact overall revenues of Mesabi Trust. As indicated elsewhere in this report, the Trust's revenues are currently derived almost entirely from iron ore pellet production and sales.

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

4. PERCENTAGE OF MESABI TRUST ORE. As described elsewhere in this Report, Northshore has the ability to process and ship iron ore product from lands other than Mesabi Trust lands. In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases. In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands. The percentages of shipments that came from Mesabi Trust lands were 99.3%, 98.3%, 98.4%, 90.6% and 88.3% in calendar years 1998, 1997,
     1996, 1995 and 1994, respectively.

COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 1999 AND JANUARY 31, 1998

         Mesabi Trust's gross income for the fiscal year ended January 31, 1999 was $5,988,143, a decrease of $872,226 (or approximately 12.7%) from the gross income of $6,860,369 for the fiscal year ended January 31, 1998. The decrease in gross income primarily was due to decreased pellet shipments plus a lower average sales price per ton. Mesabi Trust's expenses of $353,386 for the fiscal year ended January 31, 1999 decreased $8,987 (or approximately 0.02%) from expenses of $362,373 for the fiscal year ended January 31, 1998. Total expenses, by category, for each of the last three fiscal years is set forth under "Income and Expense" on pages 12 and 13 of this report. Decreased income and decreased expenses resulted in net income of $5,634,757 for the fiscal year ended January 31, 1999, a decrease of $863,239 from the net income of $6,497,996 for the fiscal year ended January 31, 1998.

         Mesabi Trust's Unallocated Reserve aggregated $712,952 at January 31, 1999, as compared with an Unallocated Reserve of $719,799 at January 31, 1998. During the fiscal year ended January 31, 1999, the Trustees distributed $.54 per Unit of Beneficial Interest. These distributions to Unitholders totaled $7,084,805.

COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 1998 AND JANUARY 31, 1997

         Mesabi Trust's gross income for the fiscal year ended January 31, 1998 was $6,860,369, an increase of $859,226 (or approximately 14.3%) from the gross income of $6,001,143 for the fiscal year ended January 31, 1997. The increase in gross income primarily was due to increased pellet shipments plus a higher average sales price per ton. Mesabi Trust's expenses of $362,373 for the fiscal year ended January 31, 1998 decreased $19,161 (or approximately 5.0%) from expenses of $381,534 for the fiscal year ended January 31, 1997. Total expenses, by category, for each of the last three fiscal years is set forth under "Income and Expense" on pages 12 and 13 of this report. Increased income and decreased expenses resulted in net income of $6,497,996 for the fiscal year ended January 31, 1998, an increase of $878,387 from the net income of $5,619,609 for the fiscal year ended January 31, 1997.

         Mesabi Trust's Unallocated Reserve aggregated $719,799 at January 31, 1998, as compared with an Unallocated Reserve of $650,608 at January 31, 1997. During the fiscal year ended January 31, 1998, the Trustees distributed $.37 per Unit of Beneficial Interest. These distributions to Unitholders totaled $4,854,404.

IMPACT OF YEAR 2000

         Computer programs have historically been written to abbreviate dates by using two digits instead of four digits to identify a particular year. The so-called "Year 2000 problem" is the inability of computer software or hardware to recognize or properly process dates ending in "00" and dates after the Year 2000. Significant attention is being focused as the Year 2000 approaches on updating or replacing such software and hardware in order to avoid system failures, miscalculations or business interruptions that might otherwise result. The Trustees of Mesabi Trust are taking steps we believe are necessary to insure that this potential problem does not adversely affect the Trust. We are continuing our as-yet incomplete assessment of the impact of the Year 2000 problem.

         Because it is a trust entity and has no operations of its own, Mesabi Trust believes that the costs and efforts it may incur to address the Year 2000 problem will not be material. The Year 2000 problem may, however, adversely impact Mesabi Trust indirectly by affecting the businesses and operations of parties with which the Trustees interact in the normal course of administering the Trust (which activities, as noted elsewhere in this report, are limited to collecting income, paying expenses and liabilities, distributing net income and protecting and conserving the assets held). There can be no assurance that Mesabi Trust will be able to effectively address Year 2000 issues in a cost-efficient manner and without interruption, or that Year 2000 problems encountered by parties with which the Trustees interact in the normal course of administering the Trust will not adversely affect the Trust.

         Mesabi Trust's state of readiness for the Year 2000, our estimated costs associated with Year 2000 issues, the risks we face associated with Year 2000 issues and our Year 2000 contingency plans are summarized below.

         STATE OF READINESS -- Mesabi Trust has no internal computer programs or systems. Externally, Mesabi Trust has implemented a three-phase process to assess Year 2000 compliance of systems used by parties with which the Trustees interact in the normal course of administering the Trust, and remediate any material non-compliance. The phases are (1) to identify the parties with which the Trustees interact in the course of operating the Trust and determine whether they are significant to the operation and performance of the Trust (so-called "core parties"); (2) to contact the core parties by, among other methods, sending them letters and questionnaires designed to solicit information relating to the Year 2000 problem; and (3) to evaluate the responses received from the core parties. We have completed the first two phases of this external process. We have received and evaluated responses to our inquiries and do not believe such responding core parties face Year 2000 compliance problems that would have a material effect on the Trust. We plan to follow up during 1999 with those core parties who have not yet responded to our inquiries as well as those who have indicated that their compliance efforts are not yet entirely complete.

         COSTS ASSOCIATED WITH YEAR 2000 ISSUES -- We estimate that the future costs associated with implementing all phases of our Year 2000 assessment and resolving any Year 2000 problems will be between $5,000 and $20,000. We believe that these costs, assuming this estimate is accurate, would not have a material effect on the Trust's performance. We estimate our costs to date associated with Year 2000 issues to be less than $5,000. We anticipate that cash flow from Trust income will be used to pay the costs to address Year 2000 issues. All Year 2000 costs are expensed as incurred.

         RISKS ASSOCIATED WITH YEAR 2000 ISSUES -- We are unaware of any material risk to Mesabi Trust associated with Year 2000 issues at the present time. We believe that the reasonably likely worst case Year 2000 scenario is a decrease in the efficiency with which the Trust collects income and pays expenses and liabilities, and a decrease in the efficiency with which the Trust receives payments from Northshore. A decrease in efficiency would not necessarily result in a decrease in the performance of the Trust, however, because we believe that alternative collection methods could be arranged within a relatively short period of time. Any disruption, however, could result in delayed or lost revenue.

         CONTINGENCY PLANS -- The Trustees' contingency plan, if one or more of the core parties suffers a significant Year 2000 problem, is to identify alternative vendors and service providers where practicable in an effort to decrease the impact on Mesabi Trust. The Trustees have not yet identified such alternative vendors and service providers. Because there is no practical alternative to Northshore's role as lessee/operator of Mesabi Trust iron ore interests, the contingency plan if royalty payments by Northshore are adversely affected by a Year 2000 problem would likely include delays of distributions to Unit holders.

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

         The Peters and Cloquet Lease Lands are located at the eastern end of the Mesabi Iron Range and contain low-grade iron ore known as taconite, approximately three tons of which must be beneficiated to produce one ton of high-grade pellets. The Trustees have not had any surveys or test drillings performed to ascertain the iron ore reserves on the Peters and Cloquet Lease Lands. However, initial surveys and test drillings made by Mesabi Iron Company many years ago indicated that these lands contained accessible taconite reserves capable of yielding approximately 500 million tons of high grade iron ore pellets. In CCI's Annual Report, CCI estimated that there currently remains enough ore reserve in the Peters and Cloquet Lease Lands to produce concentrated product for 83 years of mining at current extraction rates. The Mesabi Lease Lands provide an area for location of service roads, supporting plants and equipment and dump sites for overburden.

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

         Base overriding royalties are calculated on the basis of an escalating scale of percentages of gross sales proceeds of iron ore shipped. The applicable percentage is determined by reference to the tonnage of pellets previously shipped in the then current calendar year, as follows:

                                                               Applicable royalty
                     Tons of iron ore products             (expressed as a percentage
                        shipped in calendar                  of gross sales proceeds
                                year                          within each tranche)
                          ---------------                   -----------------------
         one million or less                                          2-1/2%
         more than one but not more than two million                  3-1/2%
         more than two but not more than three million                5%
         more than three but not more than four million               5-1/2%
         more than four million                                       6%

         For example, assume that no shipments of iron ore products were made during the first calendar quarter of 1999 and further assume that pellets were shipped from Silver Bay, Minnesota in the second and third calendar quarters of 1999 in the following tonnage quantities and rendering the following gross proceeds:

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

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 1999 would be as follows:

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

Based on the same example, the percentage applicable for all iron ore products shipped in the fourth calendar quarter of 1999 would be 6%, because more than four million tons were shipped during the first three quarters.

The above figures are provided only to illustrate the method for calculating base overriding royalties and do not indicate the amount of base overriding royalties the Trustees expect Mesabi Trust to earn calendar 1999 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of base overriding royalties should not be considered a prediction of the amount of base overriding royalties Mesabi Trust will receive.

         Royalty bonuses are payable on all iron ore products sold at prices above a threshold price (the "Adjusted Threshold Price"). The Adjusted Threshold Price was $37.29 per ton for calendar year 1997, was $38.21 per ton for calendar year 1998 and will be $38.22 per ton for calendar year 1999. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

           For example, assume an Adjusted Threshold Price of $38.22 is assumed for calendar year 1999 and that two million tons of iron ore products were shipped in the second calendar quarter of 1999 at the following prices:

                    1,000,000 tons @ $29.00/ton
                      300,000 tons @ $31.00/ton
                      300,000 tons @ $34.00/ton
                      100,000 tons @ $36.00/ton
                      100,000 tons @ $38.00/ton
                      100,000 tons @ $40.00/ton
                       50,000 tons @ $42.00/ton
                       50,000 tons @ $46.00/ton

In this example, the following royalty bonuses would be payable on shipments of iron ore products on the second calendar quarter of 1999 as follows:

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

         The above figures are provided only to illustrate the method for calculating royalty bonuses and do NOT indicate the amount of royalty bonuses, if any, the Trustees expect Mesabi Trust to earn in calendar 1999 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of royalty bonuses should not be considered a prediction of the amount, if any, of royalty bonuses Mesabi Trust will receive. In fact, no royalty bonus has been paid to the Trust for several years.

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

         Northshore is obligated to pay to Mesabi Trust advance royalties in equal quarterly installments. The advance royalty was $621,606 per annum for the calendar year ended December 31, 1997, $636,935 for calendar year 1998 and is $637,044 for the calendar year 1999. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price. All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped. The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

         Fee royalties aggregating $331,826 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 1999.

INCOME AND EXPENSE

         Total income for Mesabi Trust for the fiscal year ended January 31, 1999 was $5,988,143, consisting of $48,897 in interest earned on the investment of the Unallocated Reserve, $331,826 in fee income, $636,935 in minimum advance royalty income, and $4,970,485 in overriding royalty income compared with $6,860,369 in total income for the previous fiscal year. Total expenses for the fiscal year were $353,386, compared with $362,373 in total expenses for the previous fiscal year. There were distributions paid per Unit of Beneficial Interest totaling 54 CENTS for the fiscal year ended January 31, 1999, compared with distributions paid for the fiscal year ended January 31, 1998 of 37 CENTS per Unit.

         Total expenses by categories were as follows:

                                                         Fiscal Years ended
                                                             January 31,
                                            ---------------------------------------------
                                               1999              1998             1997
                                               ----              ----             ----
Compensation of Trustees                    $   125,083        $  129,438       $ 129,742
Fees and Disbursements
  Administrative                                 62,500            62,500          62,500
  Accounting                                     36,302            35,734          32,815
  Inspection trips, travel and
    other expenses of Trustees                   38,677            31,995          35,164
  Legal                                          19,707            25,802          24,091
  Mining consultant and field
    representatives                              16,548            15,695          16,808
  Printing of annual and quarterly
    reports, and letters to
    certificate holders                          22,421            26,726          33,227
  Securities and Exchange Commission                ---               ---             250
  Transfer Agent and Registrar                   22,689            24,848          34,017
  Transfer Agent miscellaneous
    disbursements                                 9,458             9,628          12,789
  Other miscellaneous expenses                        1                 7             131
                                            -----------        ----------       ---------

                                            $   353,386        $  362,373       $ 381,534
                                            -----------        ----------       ---------
                                            -----------        ----------       ---------

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

RESERVES AND DISTRIBUTIONS

         Mesabi Trust's Unallocated Reserve aggregated $712,952 at January 31, 1999, compared with an Unallocated Reserve of $719,799 at January 31, 1998. The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses. The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore. Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.

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

         Payments to Unitholders during the fiscal year ended January 31, 1998 totaled $4,854,404 and payments to Unitholders during the fiscal year ended January 31, 1999 totaled $7,084,805.

CERTIFICATES OF BENEFICIAL INTEREST

         The Certificates of Beneficial Interest are traded on the New York Stock Exchange. During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:


Fiscal Quarter Ended         High          Low          Amount Declared         Per Unit
--------------------         ----          ---          ---------------         --------
April 30, 1997              4 3/4         4 1/4          $          --         $        --
July 31, 1997               4 5/8         3 7/8                852,801               0.065
October 31, 1997            4 1/16        3 11/16            2,099,201               0.160
January 31, 1998            4 1/4         3 5/8              3,476,803               0.265
                                                         -------------         -----------

                                                         $   6,428,805         $     0.490
                                                         -------------         -----------
                                                         -------------         -----------


Fiscal Quarter Ended         High          Low          Amount Declared         Per Unit
--------------------         ----          ---          ---------------         --------
April 30, 1998              4 3/8         3 7/8          $          --         $        --
July 31, 1998               4 3/8         3 15/16            1,443,201               0.110
October 31, 1998            4             3 5/8              2,164,801               0.160
January 31, 1999            3 5/8         2 3/4              2,033,602               0.265
                                                         -------------         -----------
                                                         $   5,641,604         $     0.535
                                                         -------------         -----------
                                                         -------------         -----------


         As of the close of business on April 26, 1999, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 2,591 individuals holding of record approximately 1,653,664 Units, and in the names of approximately 526 brokers, nominees, or fiduciaries holding of record approximately 11,466,346 Units.

THE TRUSTEES

         The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

                Name and Address
                   of Trustee                   Principal Occupation
                 --------------                 --------------------
Bankers Trust Company                       Trust Company
Corporate Trustee
Four Albany Street
New York, New York 10015

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

Ira A. Marshall, Jr.                        Private investor; Self-employed
Individual Trustee                          petroleum engineer
12 Fincher Way
Rancho Mirage, California

Norman F. Sprague III                       Private investor; Orthopedic surgeon
Individual Trustee
11600 Wilshire Boulevard
Los Angeles, California 90025


                                Respectfully submitted,

                                BANKERS TRUST COMPANY
                                DAVID J. HOFFMAN
                                RICHARD G. LAREAU
New York, New York              IRA A. MARSHALL, JR.
April 26, 1999                  NORMAN F. SPRAGUE III

                          INDEPENDENT AUDITOR'S REPORT

To the Trustees
Mesabi Trust
New York, New York

         We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 1999 and 1998, and the related statements of income, unallocated reserve and trust corpus and cash flows for each of the three years in the period ended January 31, 1999. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 1999 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 1999, in conformity with generally accepted accounting principles.

                                               McGLADREY & PULLEN, LLP

                                               /s/ McGladrey & Pullen, LLP
New York, New York
April 2, 1999

                                  MESABI TRUST

                                 BALANCE SHEETS

                                                                        January 31,
                                                           ----------------------------------
                                                              1999                   1998
                                                              ----                   ----
                                       ASSETS
Cash                                                       $ 2,115,273            $ 3,607,221
U.S. Government securities,
    at amortized cost (which approximates market)              534,914                499,073
Accrued income                                                 134,991                176,641
Prepaid insurance                                                4,861                  3,820
                                                           -----------            -----------
                                                           $ 2,790,039            $ 4,286,755
                                                           -----------            -----------

Fixed property, including
    intangibles, at nominal values:
         Assignments of leased property:
             Amended Assignment of
                Peters Lease                               $         1            $         1
             Assignment of Cloquet Lease                             1                      1

         Certificate of beneficial
         interest for 13,120,010 units
         of Land Trust                                               1                      1
                                                           -----------            -----------
                                                           $         3            $         3
                                                           -----------            -----------
                                                           $ 2,790,042            $ 4,286,758
                                                           -----------            -----------
                                                           -----------            -----------


                   LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

Liabilities:
    Distribution payable                                   $ 2,033,602            $ 3,476,803
    Accrued expenses                                            43,485                 90,153
                                                           -----------            -----------
                                                             2,077,087            $ 3,566,956


Unallocated reserve                                            712,952                719,799

Trust Corpus                                                         3                      3
                                                           -----------            -----------
                                                           $ 2,790,042            $ 4,286,758
                                                           -----------            -----------
                                                           -----------            -----------


See Notes to Financial Statements.

                                  MESABI TRUST

                              STATEMENTS OF INCOME

                                                        Years ended January 31,
                                            -------------------------------------------------
                                            1999                   1998                 1997
                                            ----                   ----                 ----
REVENUE

Royalties under amended
   lease agreements                      $ 5,607,420            $ 6,491,575          $ 5,631,330
Royalties under Peters
   Lease fee                                 331,826                326,378              328,783
Interest                                      48,897                 42,416               41,030
                                         -----------            -----------          -----------

                  Total revenue          $ 5,988,143            $ 6,860,369          $ 6,001,143
                                         -----------            -----------          -----------


EXPENSES

Compensation of Trustees                 $   125,083            $   129,438          $   129,742
Corporate Trustee's
   administrative fees                        62,500                 62,500               62,500
Professional fees and expenses:
   Legal and accounting                       56,009                 61,536               56,906
   Mining consultant and
     field representatives                    16,548                 15,695               16,808
Transfer agent's and
   registrar's fees                           22,689                 24,848               34,017
Other Trust expenses                          70,557                 68,356               81,561
                                         -----------            -----------          -----------

                  Total expenses         $   353,386            $  362,373           $   381,534
                                         -----------            -----------          -----------

Net income                               $ 5,634,757            $ 6,497,996          $ 5,619,609
                                         -----------            -----------          -----------
                                         -----------            -----------          -----------

Weighted average number
   of units outstanding                   13,120,010             13,120,010           13,120,010
                                         -----------            -----------          -----------
                                         -----------            -----------          -----------

Net income per unit                             $.43                   $.50                 $.43
                                                ----                   ----                 ----
                                                ----                   ----                 ----


See Notes to Financial Statements.

                                  MESABI TRUST

               STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS
                   YEARS ENDED JANUARY 31, 1999, 1998 AND 1997

                                                                     Unallocated Reserve
                                                                     -------------------
                                                     Number of                                 Trust
                                                       Units                Amount             Corpus
                                                       -----                ------             ------
Balance, February 1, 1996                            13,120,010          $    541,403       $          3
                                                   ------------          ------------       ------------

   Net income                                              ---              5,619,609                --
        Distribution paid August 20, 1996,
        $.085 per unit                                     ---             (1,115,201)              ---
        Distribution paid November 20, 1996,
        $.19 per unit                                      ---             (2,492,802)              ---
        Distribution declared January 17, 1997,
        paid February 20, 1997,
        $.145 per unit                                     ---             (1,902,401)              ---
                                                   ------------          ------------       ------------
Balance, January 31, 1997                            13,120,010          $    650,608       $          3
                                                   ------------          ------------       ------------

   Net income                                              ---              6,497,996               ---
        Distribution paid August 20, 1997,
        $.065 per unit                                     ---               (852,801)              ---
        Distribution paid November 20, 1997,
        $.16 per unit                                      ---             (2,099,201)              ---
        Distribution declared January 16, 1997,
        paid February 20, 1998,
        $.265 per unit                                     ---             (3,476,803)              ---
                                                   ------------          ------------       ------------
Balance, January 31, 1998                            13,120,010          $    719,799       $          3
                                                   ------------          ------------       ------------

   Net income                                              ---              5,634,757               ---
        Distribution paid August 20, 1998,
        $.11 per unit                                      ---             (1,443,201)              ---
        Distribution paid November 20, 1998,
        $.165 per unit                                     ---             (2,164,801)              ---
        Distribution declared January 16, 1998,
        paid February 20, 1999,
        $.155 per unit                                     ---             (2,033,602)              ---
                                                   ------------          ------------       ------------
Balance, January 31, 1999                            13,120,010          $    712,952       $          3
                                                   ------------          ------------       ------------


See Notes to Financial Statements.

                                  MESABI TRUST

                            STATEMENTS OF CASH FLOWS

                                                            Years ended January 31,
                                           -------------------------------------------------------
                                               1999                   1998                    1997
                                               ----                   ----                    ----
Cash flows from operating
   activities:
     Royalties received                    $   5,967,132         $   6,769,021           $   5,855,966
     Interest received                            48,241                42,745                  44,634
     Expenses paid                              (386,675)             (336,971)               (387,065)
                                           -------------         -------------           -------------
       Net cash provided
          by operating activities          $   5,628,698         $   6,474,795           $   5,513,535
                                           -------------         -------------           -------------
Cash flows from investing
   activities:
     Maturities of U.S. Government
     securities                            $   9,009,983         $   6,439,490           $   6,833,132
   Purchases of U.S.
     Government securities                    (9,045,824)           (4,453,578)             (7,172,528)
                                           -------------         -------------           -------------
     Net cash (used in) provided by
       investing activities                $     (35,841)        $   1,985,912           $    (339,396)
                                           -------------         -------------           -------------
Cash flows from financing
   activities:
     Net cash (used in) financing
     activities, distributions
     to unitholders                        $  (7,084,805)        $  (4,854,404)          $  (5,182,404)
                                           -------------         -------------           -------------

Net increase (decrease) in cash            $  (1,491,948)        $   3,606,303           $      (8,265)
Cash, beginning of year                        3,607,221                   918                   9,183
                                           -------------         -------------           -------------

Cash, end of year                          $   2,115,273         $   3,607,221           $         918
                                           -------------         -------------           -------------
                                           -------------         -------------           -------------

Reconciliation of net income
   to net cash provided by
   operating activities:
   Net income                              $   5,634,757         $   6,497,996           $   5,619,609
   Decrease (increase) in
     accrued income                               41,650               (63,024)                 13,802
   Decrease (increase) in prepaid
     insurance                                    (1,041)                 (175)                    293
   (Decrease) increase in
     accrued expenses                            (46,668)               39,998                  (5,824)
   (Decrease) increase in deferred
     income                                          ---                   ---                (114,345)
                                           -------------         -------------           -------------
     Net cash provided by
       operating activities                $   5,628,698         $   6,474,795           $   5,513,535
                                           -------------         -------------           -------------
                                           -------------         -------------           -------------


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

                  Fair value of financial instruments:

                            The carrying amounts of financial instruments including cash, U.S. government securities, distributions payable and accrued expenses approximated fair value as of January 31, 1999 and 1998 because of the relative short maturity of these instruments.

 Note 2.          U.S. Government Securities

                  The amortized cost approximates market value as of January 31, 1999 and 1998. The securities are classified as held-to-maturity and mature as follows:

                                                   January 31, 1999        January 31, 1998
                                                   ----------------        ----------------
                  Due within one year               $     132,817           $     198,502
                  Due after one year through
                    four years                            402,097                 300,571
                                                    -------------           -------------
                                                    $     534,914           $     499,073
                                                    -------------           -------------
                                                    -------------           -------------

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

                  NMC (Cyprus NMC through September 30, 1994) also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC (Cyprus NMC through September 30, 1994) is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 1999, the minimum advance royalty is $637,044. The minimum annual advance royalty was $636,935, $621,606 and $610,335 for the calendar years ended December 31, 1998; 1997; and 1996, respectively.

                  The unallocated reserve aggregated $712,952 at January 31, 1999, as compared with an unallocated reserve of $719,799 and $650,608 at January 31, 1998 and 1997, respectively. During the fiscal years ended January 31, 1999, 1998 and 1997, the Trustees distributed cash payments totaling $7,084,805 (of $.54 per Unit), $4,854,404 (of $.37 per Unit) and $5,182,404
                  (or $.395 per Unit), respectively, of beneficial interest in Mesabi Trust. In addition, in January 1999 the Trustees declared a distribution of $.155 per unit of beneficial interest which was paid in February 1999.

Note 4.           Summary of Quarterly Earnings (Unaudited)

The quarterly results of operations for the two years ended January 31, 1999 are presented below:

                                                            Year ended January 31, 1999
                                           --------------------------------------------------------------
                                              First           Second           Third             Fourth
                                             Quarter         Quarter          Quarter           Quarter
                                             -------         -------          -------           -------
                  Revenue                  $    499,451    $  1,481,240     $  2,609,768     $  1,397,684
                  Expenses                       69,718          97,172           72,098          114,398
                                           ------------    ------------     ------------     ------------
                  Net income               $    429,733    $  1,384,068     $  2,537,670     $  1,283,286
                                           ------------    ------------     ------------     ------------
                                           ------------    ------------     ------------     ------------

                  Net income per unit      $       0.03    $       0.11     $       0.19     $       0.10
                                           ------------    ------------     ------------     ------------
                                           ------------    ------------     ------------     ------------

                                                            Year ended January 31, 1998
                                           -------------------------------------------------------------
                                              First           Second           Third            Fourth
                                             Quarter         Quarter          Quarter           Quarter
                                             -------         -------          -------           -------
                  Revenue                  $    249,745    $  1,259,552     $  2,331,438    $  3,019,634
                  Expenses                       65,698          80,811           70,289         145,575
                                           ------------    ------------     ------------    ------------
                  Net income               $    184,047    $  1,178,741     $  2,261,149    $  2,874,059
                                           ------------    ------------     ------------    ------------
                                           ------------    ------------     ------------    ------------

                  Net income per unit      $       0.01    $       0.09     $       0.17    $       0.22
                                           ------------    ------------     ------------    ------------
                                           ------------    ------------     ------------    ------------