Form 10-K/A, Exhibit 13
period 1999-01-31
MESABI TRUST
filed 1999-07-21
CIK 65172

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

                                           SELECTED FINANCIAL DATA


YEARS ENDED JANUARY 31            1999              1998              1997             1996              1995
----------------------            ----              ----              ----             ----              ----
Royalty and interest income   $ 5,988,143       $ 6,860,369       $ 6,001,143       $ 4,061,228      $ 3,485,351

Trust expenses                    353,386           362,373           381,534           387,180          426,655
                              -----------       -----------       -----------       -----------      -----------
Net income(a)                 $ 5,634,757       $ 6,497,996       $ 5,619,609       $ 3,674,048      $ 3,058,696
                              -----------       -----------       -----------       -----------      -----------
Net income per Unit(b)        $       .43       $       .50       $       .43       $       .28      $       .23
                              -----------       -----------       -----------       -----------      -----------
Distributions declared
  per unit(b)(c)              $       .43       $       .49       $       .42       $      .275      $       .24
                              -----------       -----------       -----------       -----------      -----------

AT JANUARY 31
Total Assets                  $ 2,790,042       $ 4,286,758       $ 2,603,167       $ 2,286,131      $ 1,991,142
                              -----------       -----------       -----------       -----------      -----------


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

           In its Annual Report for the year ended December 31, 1998 ("CCI's Annual Report"), CCI, parent company of Northshore, the lessee/operator of Mesabi Trust iron ore interests, stated that it is continuing to evaluate whether to build a facility to produce pig iron at CCI's Northshore Mine in Minnesota that would annually produce 700,000 metric tons of premium grade pig iron. In CCI's Annual Report, it was stated that good progress has been made in a number of areas on the project, but that a decision relative to proceeding with this project has been delayed by uncertainty about market conditions and timing of state environmental permitting. Because of the preliminary nature of this information, the Mesabi Trustees are unable to determine at this time how the addition of a pig iron facility (if the project proceeds) would impact overall revenues of Mesabi Trust. As indicated elsewhere in this report, the Trust's revenues are currently derived almost entirely from iron ore pellet production and sales.

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

           STATE OF READINESS -- Mesabi Trust has no internal computer programs or systems. Externally, Mesabi Trust has implemented a three-phase process to assess Year 2000 compliance of systems used by parties with which the Trustees interact in the normal course of administering the Trust, and remediate any material non-compliance. The phases are (1) to identify the parties with which the Trustees interact in the course of operating the Trust and determine whether they are significant to the operation and performance of the Trust (so-called "core parties"); (2) to contact the core parties by, among other methods, sending them letters and questionnaires designed to solicit information relating to the Year 2000 problem; and (3) to evaluate the responses received from the core parties. We have completed the first two phases of this external process. We have received and evaluated responses to our inquiries from most of the core parties and do not believe such responding core parties face Year 2000 compliance problems that would have a material effect on the Trust. We plan to follow up during 1999 with those core parties who have not yet responded to our inquiries as well as those who have indicated that their compliance efforts are not yet entirely complete.

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

LEASEHOLD ROYALTIES

         Northshore is obligated to pay to Mesabi Trust base overriding royalties and royalty bonuses on all pellets (and other iron ore products) produced from the Peters and Cloquet Lease Lands ("Mesabi Ore") and shipped from Silver Bay, Minnesota in each calendar year. The royalties are based on prices per unit of product, volumes of product shipped and where on the escalating scale of royalties -- 2-1/2% on the first million tons to 6% on shipments above four million tons per year -- each shipment falls.

         Base overriding royalties are calculated on the basis of an escalating scale of percentages of gross sales proceeds of iron ore shipped. The applicable percentage is determined by reference to the tonnage of pellets previously shipped in the then current calendar year, as follows:

                                                                       Applicable royalty
                     Tons of iron ore products                     (expressed as a percentage
                        shipped in calendar                          of gross sales proceeds
                                year                                  within each tranche)
                     -------------------------                     --------------------------
         one million or less                                                 2-1/2%
         more than one but not more than two million                         3-1/2%
         more than two but not more than three million                       5%
         more than three but not more than four million                      5-1/2%
         more than four million                                              6%

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

           Total expenses by categories were as follows:


                                                                     Fiscal Years ended
                                                                         January 31,
                                                       ----------------------------------------------
                                                           1999              1998             1997
                                                           ----              ----             ----
Compensation of Trustees                               $    125,083      $    129,438     $   129,742
Fees and Disbursements
  Administrative                                             62,500            62,500          62,500
  Accounting                                                 36,302            35,734          32,815
  Inspection trips, travel and
    other expenses of Trustees                               38,677            31,995          35,164
  Legal                                                      19,707            25,802          24,091
  Mining consultant and field
    representatives                                          16,548            15,695          16,808
  Printing of annual and quarterly
    reports, and letters to
    certificate holders                                      22,421            26,726          33,227
  Securities and Exchange Commission                            ---               ---             250
  Transfer Agent and Registrar                               22,689            24,848          34,017
  Transfer Agent miscellaneous
    disbursements                                             9,458             9,628          12,789
  Other miscellaneous expenses                                    1                 7             131
                                                       ------------      ------------     -----------

                                                       $    353,386      $    362,373     $   381,534
                                                       ------------      ------------     -----------
                                                       ------------      ------------     -----------

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

CERTIFICATES OF BENEFICIAL INTEREST

         The Certificates of Beneficial Interest are traded on the New York Stock Exchange. During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:


Fiscal Quarter Ended                      High                  Low            Amount Declared         Per Unit
--------------------                      ----                  ---            ---------------         --------
April 30, 1997                           4 3/4                 4  1/4          $            --       $       --
July 31, 1997                            4 5/8                 3  7/8                  852,801            0.065
October 31, 1997                         4 1/16                3 11/16               2,099,201            0.160
January 31, 1998                         4 1/4                 3  5/8                3,476,803            0.265
                                                                               ---------------       ----------

                                                                               $     6,428,805       $    0.490
                                                                               ---------------       ----------
                                                                               ---------------       ----------

Fiscal Quarter Ended                      High                  Low            Amount Declared         Per Unit
--------------------                      ----                  ---            ---------------       ----------
April 30, 1998                           4 3/8                 3  7/8          $            --       $       --
July 31, 1998                            4 3/8                 3 15/16               1,443,201            0.110
October 31, 1998                         4                     3  5/8                2,164,801            0.165
January 31, 1999                         3 5/8                 2  3/4                2,033,602            0.155
                                                                               ---------------       ----------
                                                                               $     5,641,604       $    0.430
                                                                               ---------------       ----------
                                                                               ---------------       ----------


           As of the close of business on April 26, 1999, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 2,591 individuals holding of record approximately 1,653,664 Units, and in the names of approximately 526 brokers, nominees, or fiduciaries holding of record approximately 11,466,346 Units.

THE TRUSTEES


         The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:


     Name and Address
        of Trustee                                  Principal Occupation
     ----------------                               --------------------
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

                                                  McGLADREY & PULLEN, LLP

                                                  /s/ McGladrey & Pullen, LLP
New York, New York
April 2, 1999

                                  MESABI TRUST

                                 BALANCE SHEETS

                                                                  January 31,
                                                           ------------------------
                                                              1999          1998
                                                           ----------    ----------
                                  ASSETS
Cash                                                       $2,115,273    $3,607,221
U.S. Government securities,
  at amortized cost (which approximates market)               534,914       499,073
Accrued income                                                134,991       176,641
Prepaid insurance                                               4,861         3,820
                                                           ----------    ----------
                                                           $2,790,039    $4,286,755
                                                           ----------    ----------

Fixed property, including
  intangibles, at nominal values:
    Assignments of leased property:
      Amended Assignment of
        Peters Lease                                       $        1    $        1
      Assignment of Cloquet Lease                                   1             1
                                                           ----------    ----------
      Certificate of beneficial
        interest for 13,120,010 units
      of Land Trust                                                 1             1
                                                           ----------    ----------
                                                           $        3    $        3
                                                           ----------    ----------
                                                           $2,790,042    $4,286,758
                                                           ----------    ----------
                                                           ----------    ----------


                LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

Liabilities:
  Distribution payable                                     $ 2,033,602   $3,476,803
  Accrued expenses                                             43,485        90,153
                                                           ----------    ----------
                                                            2,077,087    $3,566,956

Unallocated reserve                                           712,952       719,799

Trust Corpus                                                        3             3
                                                           ----------    ----------
                                                           $2,790,042    $4,286,758
                                                           ----------    ----------
                                                           ----------    ----------

See Notes to Financial Statements.

                                  MESABI TRUST

                              STATEMENTS OF INCOME

                                                           Years ended January 31,
                                                 -----------------------------------------
                                                     1999          1998            1997
                                                 -----------    -----------    -----------
REVENUE

Royalties under amended
  lease agreements                               $ 5,607,420    $ 6,491,575    $ 5,631,330
Royalties under Peters
  Lease fee                                          331,826        326,378        328,783
Interest                                              48,897         42,416         41,030
                                                 -----------    -----------    -----------

              Total revenue                      $ 5,988,143    $ 6,860,369    $ 6,001,143
                                                 -----------    -----------    -----------


EXPENSES
Compensation of Trustees                         $   125,083    $   129,438    $   129,742
Corporate Trustee's
  administrative fees                                 62,500         62,500         62,500
Professional fees and expenses:
  Legal and accounting                                56,009         61,536         56,906
  Mining consultant and
    field representatives                             16,548         15,695         16,808
Transfer agent's and
  registrar's fees                                    22,689         24,848         34,017
Other Trust expenses                                  70,557         68,356         81,561
                                                 -----------    -----------    -----------

              Total expenses                     $   353,386    $   362,373    $   381,534
                                                 -----------    -----------    -----------

Net income                                       $ 5,634,757    $ 6,497,996    $ 5,619,609
                                                 -----------    -----------    -----------
                                                 -----------    -----------    -----------

Weighted average number
  of units outstanding                            13,120,010     13,120,010     13,120,010
                                                 -----------    -----------    -----------
                                                 -----------    -----------    -----------

Net income per unit                              $       .43    $       .50    $       .43
                                                 -----------    -----------    -----------
                                                 -----------    -----------    -----------

See Notes to Financial Statements.

                                  MESABI TRUST

               STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS
                   YEARS ENDED JANUARY 31, 1999, 1998 AND 1997

                                                                 Unallocated Reserve
                                                       --------------------------------------
                                                       Number of                       Trust
                                                         Units          Amount        Corpus
                                                       ----------    -----------     --------
Balance, February 1, 1996                              13,120,010    $   541,403     $      3
                                                       ----------    -----------     --------

  Net income                                                  ---      5,619,609          ---
  Distribution paid August 20, 1996,
    $.085 per unit                                            ---     (1,115,201)         ---
  Distribution paid November 20, 1996,
    $.19 per unit                                             ---     (2,492,802)         ---
  Distribution declared January 17, 1997,
    paid February 20, 1997,
    $.145 per unit                                            ---     (1,902,401)         ---
                                                       ----------    -----------     --------
Balance, January 31, 1997                              13,120,010    $   650,608     $      3
                                                       ----------    -----------     --------

  Net income                                                  ---      6,497,996          ---
  Distribution paid August 20, 1997,
    $.065 per unit                                            ---       (852,801)         ---
  Distribution paid November 20, 1997,
    $.16 per unit                                             ---     (2,099,201)         ---
  Distribution declared January 16, 1997,
    paid February 20, 1998,
    $.265 per unit                                            ---     (3,476,803)         ---
                                                       ----------    -----------     --------
Balance, January 31, 1998                              13,120,010    $   719,799     $      3
                                                       ----------    -----------     --------

  Net income                                                  ---      5,634,757          ---
  Distribution paid August 20, 1998,
    $.11 per unit                                             ---     (1,443,201)         ---
  Distribution paid November 20, 1998,
    $.165 per unit                                            ---     (2,164,801)         ---
  Distribution declared January 16, 1998,
    paid February 20, 1999,
    $.155 per unit                                            ---     (2,033,602)         ---
                                                       ----------    -----------     --------
Balance, January 31, 1999                              13,120,010    $   712,952     $      3
                                                       ----------    -----------     --------

See Notes to Financial Statements.

                                  MESABI TRUST

                            STATEMENTS OF CASH FLOWS

                                                                        Years ended January 31,
                                                      ------------------------------------------------------------
                                                           1999                   1998                   1997
                                                      -------------          -------------         ---------------
Cash flows from operating activities:
       Royalties received                             $   5,967,132          $   6,769,021         $     5,855,966
       Interest received                                     48,241                 42,745                  44,634
       Expenses paid                                       (386,675)              (336,971)               (387,065)
                                                      -------------          -------------         ---------------
         Net cash provided
            by operating activities                   $   5,628,698          $   6,474,795         $     5,513,535
                                                      -------------          -------------         ---------------
Cash flows from investing activities:
       Maturities of U.S. Government
       securities                                     $   9,009,983          $   6,439,490         $     6,833,132

     Purchases of U.S.
       Government securities                             (9,045,824)            (4,453,578)             (7,172,528)
                                                      -------------          -------------         ---------------
       Net cash (used in) provided by
         investing activities                         $     (35,841)         $   1,985,912         $      (339,396)
                                                      -------------          -------------         ---------------
Cash flows from financing activities:
       Net cash (used in) financing
       activities, distributions
       to unitholders                                 $  (7,084,805)         $  (4,854,404)        $    (5,182,404)
                                                      -------------          -------------         ---------------

Net increase (decrease) in cash                       $  (1,491,948)         $   3,606,303         $        (8,265)
Cash, beginning of year                                   3,607,221                    918                   9,183
                                                      -------------          --------------        ---------------


Cash, end of year                                     $   2,115,273          $    3,607,221        $           918
                                                      -------------          --------------        ---------------


Reconciliation of net income to net cash provided by operating activities:

     Net income                                       $   5,634,757          $    6,497,996        $     5,619,609

     Decrease (increase) in
       accrued income                                        41,650                 (63,024)                13,802
     Decrease (increase) in prepaid                          (1,041)                   (175)                   293
       insurance
     (Decrease) increase in
       accrued expenses                                     (46,668)                 39,998                 (5,824)
     (Decrease) increase in deferred
       income                                                   ---                     ---               (114,345)
                                                      -------------          --------------        ---------------

       Net cash provided by
         operating activities                         $   5,628,698          $    6,474,795        $     5,513,535
                                                      -------------          --------------        ---------------

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

                                  MESABI TRUST

                          NOTES TO FINANCIAL STATEMENTS


 Note 2.          U.S. Government Securities

                  The amortized cost approximates market value as of January 31, 1999 and 1998. The securities are classified as held-to-maturity and mature as follows:


                                                            January 31, 1999                 January 31, 1998
                                                            ----------------                 ----------------
                   Due within one year                      $        132,817                 $        198,502
                   Due after one year through
                     four years                                      402,097                          300,571
                                                            ----------------                 ----------------
                                                            $        534,914                 $        499,073
                                                            ----------------                 ----------------
                                                            ----------------                 ----------------

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

                                  MESABI TRUST

                          NOTES TO FINANCIAL STATEMENTS


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

Note 4.           Summary of Quarterly Earnings (Unaudited)

The quarterly results of operations for the two years ended January 31, 1999 are presented below:


                                                                    Year ended January 31, 1999
                                                 -----------------------------------------------------------------
                                                      First            Second            Third           Fourth
                                                     Quarter           Quarter          Quarter          Quarter
                                                 --------------     ------------     ------------     ------------
                  Revenue                        $      499,451     $  1,481,240     $  2,609,768     $  1,397,684
                  Expenses                               69,718           97,172           72,098          114,398
                                                 --------------     ------------     ------------     ------------
                  Net income                     $      429,733     $  1,384,068     $  2,537,670     $  1,283,286
                                                 --------------     ------------     ------------     ------------
                                                 --------------     ------------     ------------     ------------

                  Net income per unit            $         0.03     $       0.11     $       0.19     $       0.10
                                                 --------------     ------------     ------------     ------------

                                  MESABI TRUST

                          NOTES TO FINANCIAL STATEMENTS


                                                                    Year ended January 31, 1998
                                                 ----------------------------------------------------------------
                                                      First            Second            Third          Fourth
                                                     Quarter           Quarter          Quarter         Quarter
                                                 --------------     ------------     ------------    ------------
                  Revenue                        $      249,745     $  1,259,552     $  2,331,438     $ 3,019,634
                  Expenses                               65,698           80,811           70,289         145,575
                                                 --------------     ------------     ------------    ------------
                  Net income                     $      184,047     $  1,178,741     $  2,261,149    $  2,874,059
                                                 --------------     ------------     ------------    ------------
                                                 --------------     ------------     ------------    ------------

                  Net income per unit            $         0.01     $       0.09     $       0.17    $       0.22
                                                 --------------     ------------     ------------    ------------