Form 10-K, Exhibit 13
period 2000-01-31
MESABI TRUST
filed 2000-04-25
CIK 65172

                                                                   Exhibit 13.1

                                  ANNUAL REPORT
                               OF THE TRUSTEES OF
                                  MESABI TRUST

                       For the Year Ended January 31, 2000


ADDRESS

Mesabi Trust
c/o Bankers Trust Company
Corporate Trust and Agency Group
P.O. Box 318
Church Street Station
New York, NY  10015
Telephone - (212) 250-6519

COUNSEL

Oppenheimer Wolff & Donnelly LLP, General Counsel

TRANSFER AGENT

Bankers Trust Company

REGISTRAR

Bankers Trust Company

         Mesabi Trust will provide, upon the written request of any certificate holder addressed to the Trustees at the above address and without charge to such certificate holder, a copy of Mesabi Trust's Annual Report on Form 10-K for the fiscal year ended January 31, 2000 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

FORWARD-LOOKING INFORMATION

         Certain statements contained in this document are forward-looking, including specifically those statements estimating 2000 production or shipments. All such forward-looking statements are based on input from the lessee/operator. The Trust has no control over the operations and activities of the lessee/operator except within the framework of current agreements. Actual results could differ materially from those indicated in such statements. For important factors that could cause actual results to differ materially, see "Important Factors Affecting Mesabi Trust," below.

                             SELECTED FINANCIAL DATA

YEARS ENDED JANUARY 31            2000              1999              1998               1997              1996
----------------------            ----              ----              ----               ----              ----
Royalty and interest
income                        $5,359,893       $5,988,143         $6,860,369         $6,001,143        $4,061,228

Trust expenses                   389,465          353,386            362,373            381,534           387,180
                              ----------       ----------         ----------         ----------        ----------
Net income(a)                 $4,970,428       $5,634,757         $6,497,996         $5,619,609        $3,674,048
                              ==========       ==========         ==========         ==========        ==========

Net income per Unit(b)        $      .38       $      .43         $      .50                .43        $      .28
                              ==========       ==========         ==========         ==========        ==========
Distributions declared
  per unit(b)(c)              $      .38       $      .43         $      .49         $      .42        $     .275
                              ==========       ==========         ==========         ==========        ==========

AT JANUARY 31
-------------
Total Assets                  $3,179,863       $2,790,042         $4,286,758         $2,603,167        $2,286,131
                              ==========       ==========         ==========         ==========        ==========

-----------------

(a) The Trust, as a grantor trust, is exempt from federal and state income taxes.

(b) Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(c) During the fiscal year ended January 31, 2000, the Trustees distributed $.35 per Unit (including $.155 per Unit declared in fiscal 1999 and distributed in February 1999) and declared an additional distribution of $.18 per Unit, payable in February 2000. During the fiscal year ended January 31, 1999, the Trustees distributed $.54 per Unit (including $.265 per Unit declared in fiscal 1998 and distributed in February 1998) and declared an additional distribution of $.155 per Unit, payable in February 1999. During the fiscal year ended January 31, 1998, the Trustees distributed $.37 per Unit (including $.145 per Unit declared in fiscal 1997 and distributed in February 1997) and declared an additional distribution of $.265 per Unit, payable in February 1998. During the fiscal year ended January 31, 1997, the Trustees distributed $.395 per Unit (including $.12 per Unit declared in fiscal 1996 and distributed in February 1996) and declared an additional distribution of $.145 per Unit, payable in February 1997. See "Reserves and Distributions" on page 12 of this Annual Report.

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

         The Trust will terminate twenty-one (21) years after the death of the survivor of twenty-five (25) persons named in an exhibit to the Agreement of Trust. The youngest person on this exhibit is now 39 years old.

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

         With respect to the selling price component of overriding royalty calculation, Northshore is obligated to pay to Mesabi Trust royalty bonuses. The royalty bonus is a percentage of the gross proceeds of product shipped from Silver Bay, and sold at prices above a threshold price. The threshold price is adjusted on an annual basis for inflation and deflation (but not below $30). The threshold price was $38.21 for calendar year 1998, was $38.22 for calendar year 1999, and is $38.22 for calendar year 2000. The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the threshold price and $2.00 above the threshold price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the threshold price). No royalty bonus has been paid to date.

         Generally, Northshore's obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products accrues upon the shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted for inflation and deflation (but not below $500,000 per annum). Advance royalties payable were $636,935 for calendar year 1998, were $637,044 for calendar year 1999 and are $647,282 for calendar year 2000. Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year. Because advance minimum royalties are essentially prepayments of base overriding and bonus royalties earned EACH year, any advance minimum royalties paid in a fiscal quarter are recouped by credits against base overriding and bonus royalties earned in later fiscal quarters during the year. Historically, advance minimum royalties have been paid in the first fiscal quarter and recouped in the second fiscal quarter.

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

         Northshore has advised the trustees that total calendar year 2000 shipments may be approximately 4.2 million tons. However, it is not known what percentage of these estimated shipments will be from Mesabi Trust lands. During calendar years 1999, 1998, 1997, 1996 and 1995, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately 98.9%, 99.3%, 98.3%, 98.4% and 90.6%, respectively, of total shipments. Northshore has not advised the Trust what the percentage of iron ore products it anticipates shipping from Mesabi Trust lands.

         In its Annual Report for the year ended December 31, 1999 ("CCI's Annual Report"), CCI, parent company of Northshore, the lessee/operator of Mesabi Trust iron ore interests, stated that it was continuing to evaluate whether to build a facility to produce pig iron at CCI's Northshore Mine in Minnesota that would produce premium grade pig iron. CCI stated in the Report that while progress has been made in a number of areas on the project, a decision relative to proceeding with this project has been delayed by uncertainty about market conditions and timing of state environmental permitting. Such statements were previously included in CCI's Annual Report for the year ended December 31, 1998. Because of the preliminary nature of this information, the Mesabi Trustees are unable to determine at this time how the addition of a pig iron facility (if the project proceeds) would impact overall revenues of Mesabi Trust. As indicated elsewhere in this report, the Trust's revenues are currently derived almost entirely from iron ore pellet production and sales.

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

2. OPERATIONS OF NORTHSHORE. Because the primary portion of the Trust's revenues derive from iron ore product shipped by Northshore from Silver Bay, Northshore's processing and shipping activities directly impact the Trust's revenues in each quarter and for each year. In turn, a myriad of factors affect Northshore shipment volume. These factors include economic conditions in the iron ore industry, pricing by competitors, long-term customer contracts or arrangements by Northshore or its competitors, availability of ore boats, production at Northshore's mining operations, and production at the pelletizing/processing facility. If any pelletizing line becomes idle for any reason, production and shipments (and, consequently, Trust income) could be adversely impacted. In a public announcement last summer, CCI announced that it was shutting down operations at the Northshore mine from October 30 to November 24 in order to reduce iron ore pellet output for the year. However, because of an increase in customer orders, only one pelletizing furnace was closed. This furnace, which is the plant's smallest pelletizing furnace, was closed from July 22 through the end of the year. The Trustees have not been advised of any plans of CCI to shut down any further operations at Northshore.

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

4. PERCENTAGE OF MESABI TRUST ORE. As described elsewhere in this Report, Northshore has the ability to process and ship iron ore product from lands other than Mesabi Trust lands. In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases. In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands. The percentages of shipments that came from Mesabi Trust lands were 98.9%, 99.3%, 98.3%, 98.4% and 90.6% in calendar years 1999, 1998, 1997, 1996 and
         1995, respectively.

COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 2000 AND JANUARY 31, 1999

         Mesabi Trust's gross income for the fiscal year ended January 31, 2000 was $5,359,893, a decrease of $628,250 (or approximately 10.5% ) from the gross income of $5,988,143 for the fiscal year ended January 31, 1999. The decrease in gross income primarily was due to decreased pellet shipments plus a lower average sales price per ton. Mesabi Trust's expenses of $389,465 for the fiscal year ended January 31, 2000 increased $36,079 (or approximately 10.2%) from expenses of $353,386 for the fiscal year ended January 31, 1999. Total expenses, by category, for each of the last three fiscal years is set forth under "Income and Expense" on pages 11 and 12 of this report. Decreased income and increased expenses resulted in net income of $4,970,428 for the fiscal year ended January 31, 2000, a decrease of $664,329 from the net income of $5,634,757 for the fiscal year ended January 31, 1999.

         Mesabi Trust's Unallocated Reserve aggregated $763,377 at January 31, 2000, as compared with an Unallocated Reserve of $712,952 at January 31, 1999. During the fiscal year ended January 31, 2000, the Trustees distributed $.35 per Unit of Beneficial Interest. These distributions to Unitholders totaled $4,592,003.

       The following chart summarizes Mesabi Trust's royalty income for the fiscal years ended January 31, 2000 and January 31, 1999, respectively:


                                                        Fiscal Years Ended January 31,
                                                       2000                         1999
                                                    ----------                   ----------
          Base overriding royalties                 $5,005,190                   $5,607,420
          Bonus royalties                                   --                           --
          Minimum advance                                   --                           --
             royalty paid (recouped)
          Fee royalties                                311,016                      331,826
                                                    ----------                   ----------
            Total royalty income                    $5,316,206                   $5,939,246
                                                    ==========                   ----------

COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 1999 AND JANUARY 31, 1998

         Mesabi Trust's gross income for the fiscal year ended January 31, 1999 was $5,988,143, a decrease of $872,226 (or approximately 12.7%) from the gross income of $6,860,369 for the fiscal year ended January 31, 1998. The decrease in gross income primarily was due to decreased pellet shipments plus a lower average sales price per ton. Mesabi Trust's expenses of $353,386 for the fiscal year ended January 31, 1999 decreased $8,987 (or approximately 2.4%) from expenses of $362,373 for the fiscal year ended January 31, 1998. Total expenses, by category, for each of the last three fiscal years is set forth under "Income and Expense" on pages 11 and 12 of this report. Decreased income and decreased expenses resulted in net income of $5,634,757 for the fiscal year ended January 31, 1999, a decrease of $863,239 from the net income of $6,497,996 for the fiscal year ended January 31, 1998.

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

         The Peters and Cloquet Lease Lands are located at the eastern end of the Mesabi Iron Range and contain low-grade iron ore known as taconite, approximately three tons of which must be beneficiated to produce one ton of high-grade pellets. The Trustees have not had any surveys or test drillings performed to ascertain the iron ore reserves on the Peters and Cloquet Lease Lands. However, initial surveys and test drillings made by Mesabi Iron Company many years ago indicated that these lands contained accessible taconite reserves capable of yielding approximately 500 million tons of high grade iron ore pellets. In CCI's Annual Report, CCI estimated that there currently remains enough ore reserve in the Peters and Cloquet Lease Lands to produce concentrated product for 81 years of mining at current extraction rates. The Mesabi Lease Lands provide an area for location of service roads, supporting plants and equipment and dump sites for overburden.

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

         For example, assume that no shipments of iron ore products were made during the first calendar quarter of 2000 and further assume that pellets were shipped from Silver Bay, Minnesota in the second and third calendar quarters of 2000 in the following tonnage quantities and rendering the following gross proceeds:


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

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2000 would be as follows:


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

Based on the same example, the percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2000 would be 6%, because more than four million tons were shipped during the first three quarters.

       The above figures are provided only to illustrate the method for calculating base overriding royalties and do NOT indicate the amount of base overriding royalties the Trustees expect Mesabi Trust to earn calendar 2000 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of base overriding royalties should not be considered a prediction of the amount of base overriding royalties Mesabi Trust will receive.

         Royalty bonuses are payable on all iron ore products sold at prices above a threshold price (the "Adjusted Threshold Price"). The Adjusted Threshold Price was $38.21 per ton for calendar year 1998, $38.22 per ton for calendar year 1999, and will be $38.22 per ton for calendar year 2000. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

         For example, assume an Adjusted Threshold Price of $38.22 is assumed for calendar year 2000 and that two million tons of iron ore products were shipped in the second calendar quarter of 2000 at the following prices:

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

In this example, the following royalty bonuses would be payable on shipments of iron ore products on the second calendar quarter of 2000 as follows:

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

         The above figures are provided only to illustrate the method for calculating royalty bonuses and do not indicate the amount of royalty bonuses, if any, the Trustees expect Mesabi Trust to earn in calendar 2000 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of royalty bonuses should not be considered a prediction of the amount, if any, of royalty bonuses Mesabi Trust will receive. In fact, no royalty bonus has been paid to the Trust for several years.

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

         Northshore is obligated to pay to Mesabi Trust advance royalties in equal quarterly installments. The advance royalty was $636,935 per annum for the calendar year ended December 31, 1998, $637,044 for calendar year 1999 and is $647,282 for the calendar year 2000. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price. All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped. The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

         Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3(cent) per gross ton of crude ore it mines from the Peters Lease Lands or (b) $.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships. The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by addition or subtraction of an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index. The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5(cent) (the price per iron unit in effect in January 1982) plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).

         Fee royalties aggregating $311,016 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2000.

INCOME AND EXPENSE

         Total income for Mesabi Trust for the fiscal year ended January 31, 2000 was $5,359,893, consisting of $43,687 in interest earned on the investment of the Unallocated Reserve, $311,016 in fee income, $637,044 in minimum advance royalty income, and $4,368,146 in overriding royalty income compared with $5,988,143 in total income for the previous fiscal year. Total expenses for the fiscal year were $389,465, compared with $353,386 in total expenses for the previous fiscal year. There were distributions paid per Unit of Beneficial Interest totaling 35(cent) for the fiscal year ended January 31, 2000, compared with distributions paid for the fiscal year ended January 31, 1999 of 54(cent) per Unit.

         Total expenses by categories were as follows:


                                                            Fiscal Years ended
                                                                January 31,
                                               --------------------------------------------
                                                  2000             1999              1998
                                                  ----             ----              ----
Compensation of Trustees                        $130,046         $125,083          $129,438
Fees and Disbursements
  Administrative                                  65,983           62,500            62,500
  Accounting                                      34,629           36,302            35,734
  Inspection trips, travel and
    other expenses of Trustees                    31,138           38,677            31,995
  Legal                                           42,038           19,707            25,802

                                                            Fiscal Years ended
                                                                January 31,
                                               --------------------------------------------
                                                  2000             1999              1998
                                                  ----             ----              ----
  Mining consultant and field
    representatives                               16,194           16,548            15,695
  Printing of annual and quarterly
    reports, and letters to
    certificate holders                           31,168           22,421            26,726
  Securities and Exchange Commission                 ---              ---               ---
  Transfer Agent and Registrar                    23,537           22,689            24,848
  Transfer Agent miscellaneous
    disbursements                                 10,586            9,458             9,628
  Other miscellaneous expenses                     4,146                1                 7
                                                --------         --------            ------
                                                $389,465         $353,386          $362,373
                                                ========         ========          ========

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

RESERVES AND DISTRIBUTIONS

         Mesabi Trust's Unallocated Reserve aggregated $763,377 at January 31, 2000, compared with an Unallocated Reserve of $712,952 at January 31, 1999. The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses. The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore. Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.

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

         Payments to Unitholders during the fiscal year ended January 31, 1999 totaled $7,084,805 and payments to Unitholders during the fiscal year ended January 31, 2000 totaled $4,592,003.

CERTIFICATES OF BENEFICIAL INTEREST

         The Certificates of Beneficial Interest are traded on the New York Stock Exchange. During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

                                                           Amount
Fiscal Quarter Ended         High         Low             Declared           Per Unit
--------------------         ----         ---             --------           --------
April 30, 1998               4 3/8        3 7/8           $       --          $   --


                                                           Amount
Fiscal Quarter Ended         High         Low             Declared           Per Unit
--------------------         ----         ---             ---------           --------
July 31, 1998                4 3/8        3 15/16          1,443,201           0.110
October 31, 1998             4            3 5/8            2,164,801           0.165
January 31, 1999             3 5/8        2 3/4            2,033,602           0.155
                                                         -----------          ------
                                                          $5,641,604          $0.430
                                                         ===========          ======

                                                           Amount
Fiscal Quarter Ended         High         Low             Declared           Per Unit
--------------------         ----         ---             ----------         --------
April 30, 1999               3 3/16       3 1/8           $       --          $   --
July 31, 1999                3            2 15/16          1,049,600           0.080
October 31, 1999             2 9/16       2 7/16           1,508,801           0.115
January 31, 2000             2 15/16      2 3/4            2,361,602           0.180
                                                          ----------          ------
                                                          $4,920,003          $0.375
                                                          ==========          ======

         As of the close of business on April 20, 2000, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 2,591 individuals holding of record approximately 1,653,664 Units, and in the names of approximately 526 brokers, nominees, or fiduciaries holding of record approximately 11,466,346 Units.

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

Ira A. Marshall, Jr.                                 Private investor; Self-employed
Individual Trustee                                   petroleum engineer
12 Fincher Way
Rancho Mirage, California


                     Name and Address
                        of Trustee                   Principal Occupation
                     ----------------                --------------------
Norman F. Sprague III                                Private investor; Orthopedic surgeon
Individual Trustee
11600 Wilshire Boulevard
Los Angeles, California 90025

                                                     Respectfully submitted,

                                                     BANKERS TRUST COMPANY
                                                     DAVID J. HOFFMAN
                                                     RICHARD G. LAREAU
New York, New York                                   IRA A. MARSHALL, JR.
April 4, 2000                                        NORMAN F. SPRAGUE III

                          INDEPENDENT AUDITOR'S REPORT

To the Trustees
Mesabi Trust
New York, New York

         We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 2000 and 1999, and the related statements of income, unallocated reserve and trust corpus and cash flows for each of the three years in the period ended January 31, 2000. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2000, in conformity with generally accepted accounting principles.

                                     McGLADREY & PULLEN, LLP

New York, New York                   /s/ McGladrey & Pullen, LLP
March 8, 2000

                                  MESABI TRUST

                                 BALANCE SHEETS


                                                                             January 31,
                                                                     --------------------------
                                                                     2000               1999
                                                                     ----               ----
                                        ASSETS
Cash                                                               $   51,082       $ 2,115,273
U.S. Government securities,
         at amortized cost (which approximates market)              2,888,947           534,914
Accrued income                                                        235,056           134,991
Prepaid insurance                                                       4,775             4,861
                                                                   ----------       -----------
                                                                   $3,179,860       $ 2,790,039
                                                                   ----------       -----------

Fixed property, including
         intangibles, at nominal values:
         Assignments of leased property:
             Amended Assignment of Peters Lease                             1                 1
             Assignment of Cloquet Lease                                    1                 1

         Certificate of beneficial
         interest for 13,120,010 units
                  of Land Trust                                             1                 1
                                                                   ----------       -----------
                                                                   $        3       $         3
                                                                   ----------      -----------
                                                                   $3,179,863       $ 2,790,042
                                                                   ==========       ===========

            LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

Liabilities:
    Distribution payable                                           $2,361,602       $ 2,033,602
    Accrued expenses                                                   54,881            43,485
                                                                   ----------       -----------
                                                                    2,416,483         2,077,087


Unallocated reserve                                                   763,377           712,952

Trust Corpus                                                                3                 3
                                                                   ----------       -----------
                                                                   $3,179,863       $ 2,790,042
                                                                   ==========       ===========

See Notes to Financial Statements.

                                  MESABI TRUST

                              STATEMENTS OF INCOME


                                                                        Years ended January 31,
                                                            ---------------------------------------------
                                                           2000                  1999             1998
                                                           ----                  ----             ----
REVENUE

Royalties under amended
         lease agreements                              $ 5,005,190            $ 5,607,420     $ 6,491,575
Royalties under Peters
         Lease fee                                         311,016                331,826         326,378
Interest                                                    43,687                 48,897          42,416
                                                       -----------            -----------     -----------

                  Total revenue                        $ 5,359,893            $ 5,988,143     $ 6,860,369
                                                       -----------            -----------     -----------
EXPENSES

Compensation of Trustees                               $   130,046            $   125,083     $   129,438
Corporate Trustee's administrative fees                     65,983                 62,500          62,500
Professional fees and expenses:
         Legal and accounting                               76,667                 56,009          61,536
         Mining consultant and field
         representatives                                    16,194                 16,548          15,695
Transfer agent's and registrar's fees                       23,537                 22,689          24,848
Other Trust expenses                                        77,038                 70,557          68,356
                                                       -----------            -----------     -----------

                  Total expenses                       $   389,465            $   353,386     $   362,373
                                                       -----------            -----------     -----------

Net income                                             $ 4,970,428            $ 5,634,757     $ 6,497,996
                                                       ===========            ===========     ===========
Weighted average number
         of units outstanding                          $13,120,010            $13,120,010     $13,120,010

Net income per unit                                    $       .38            $       .43     $       .50
                                                       ===========            ===========     ===========

See Notes to Financial Statements.

                                  MESABI TRUST

               STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS
                   YEARS ENDED JANUARY 31, 2000, 1999 AND 1998


                                                                          Unallocated Reserve
                                                           -------------------------------------------------
                                                           Number of                                Trust
                                                             Units              Amount              Corpus
                                                           ----------        -----------         ----------
Balance, January 31, 1997                                  13,120,010        $   650,608         $        3
                                                           ----------        -----------         ----------

     Net income                                                    --          6,497,996                 --
         Distribution paid August 20, 1997,
         $.065 per unit                                            --           (852,801)                --
         Distribution paid November 20, 1997,
         $.16 per unit                                             --         (2,099,201)                --
         Distribution declared January 16, 1997,
         paid February 20, 1998,
         $.265 per unit                                            --         (3,476,803)                --
                                                           ----------        -----------         ----------
Balance, January 31, 1998                                  13,120,010        $   719,799         $        3
                                                           ----------        -----------         ----------

     Net income                                                    --          5,634,757                 --
         Distribution paid August 20, 1998,
         $.11 per unit                                             --         (1,443,201)                --
         Distribution paid November 20, 1998,
         $.165 per unit                                            --         (2,164,801)                --
         Distribution declared January 16, 1998,
         paid February 20, 1999,
         $.155 per unit                                            --         (2,033,602)                --
                                                           ----------        -----------         ----------
Balance, January 31, 1999                                  13,120,010        $   712,952         $        3
                                                           ----------        -----------         ----------

     Net income                                                    --          4,970,428                 --
         Distribution paid August 20, 1999,
         $.08 per unit                                             --         (1,049,600)                --
         Distribution paid November 20, 1999,
         $.115 per unit                                            --         (1,508,801)                --
         Distribution declared January 20, 2000,
         paid February 20, 2000,
         $.18 per unit                                             --         (2,361,602)                --
                                                           ----------        -----------         ----------
Balance, January 31, 2000                                  13,120,010        $   763,377         $        3
                                                           ----------        -----------         ----------

See Notes to Financial Statements.

                                  MESABI TRUST

                            STATEMENTS OF CASH FLOWS


                                                                        Years ended January 31,
                                                         -------------------------------------------------------
                                                           2000                   1999                   1998
                                                           ----                   ----                   ----
Cash flows from operating activities:
       Royalties received                                $ 5,216,513            $ 5,967,132         $  6,769,021
       Interest received                                      43,315                 48,241               42,745
       Expenses paid                                        (377,983)              (386,675)            (336,971)
         Net cash provided by operating                  -----------            -----------         ------------
         activities                                      $ 4,881,845            $ 5,628,698         $  6,474,795
                                                         -----------            -----------         ------------
Cash flows from investing activities:
       Maturities of U.S. Government
       securities                                        $ 6,191,645            $ 9,009,983         $  6,439,490
       Purchases of U.S. Government
       securities                                         (8,545,678)            (9,045,824)          (4,453,578)
                                                         -----------            -----------         ------------
       Net cash (used in) provided by
       investing activities                              $(2,354,033)           $   (35,841)        $  1,985,912
                                                         -----------            -----------         ------------
Cash flows from financing activities:
       Net cash (used in) financing
       activities, distributions
       to unitholders                                    $(4,592,003)           $(7,084,805)        $ (4,854,404)
                                                         -----------            -----------         ------------

Net increase (decrease) in cash                          $(2,064,191)           $(1,491,948)        $  3,606,303

Cash, beginning of year                                    2,115,273              3,607,221                  918
                                                         -----------            -----------         ------------
Cash, end of year                                        $    51,082            $ 2,115,273         $  3,607,221
                                                         ===========            ===========         ============

Reconciliation of net income
         to net cash provided by
         operating activities:
         Net income                                      $ 4,970,428            $ 5,634,757         $  6,497,996
         Decrease (increase) in
         accrued income                                     (100,065)                41,650              (63,024)
         Decrease (increase) in prepaid
         insurance                                                86                 (1,041)                (175)
         (Decrease) increase in
         accrued expenses                                $    11,396            $   (46,668)        $     39,998
                                                         -----------            -----------         ------------
       Net cash provided by
       operating activities                              $ 4,881,845            $ 5,628,698         $  6,474,795
                                                         ===========            ===========         ============

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


                  Fair value of financial instruments:

                            The carrying amounts of financial instruments including cash, U.S. government securities, distributions payable and accrued expenses approximated fair value as of January 31, 2000 and 1999 because of the relative short maturity of these instruments.

 Note 2.          U.S. Government Securities

                  The amortized cost approximates market value as of January 31, 2000 and 1999. The securities are classified as held-to-maturity and mature as follows:


                                          JANUARY 31, 2000        JANUARY 31, 1999
                                          ----------------        ----------------
      Due within one year                       $2,487,132                $132,817

      Due after one year through
        four years                                 401,815                 402,097
                                                ----------                --------
                                                $2,888,947                $534,914
                                                ==========                ========

                                     F-7

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

                  NMC (Cyprus NMC through September 30, 1994) also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC (Cyprus NMC through September 30, 1994) is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2000, the minimum advance royalty is $647,282. The minimum annual advance royalty was $637,044, $636,935 and $621,606 for the calendar years ended December 31, 1999; 1998; and 1997; respectively.

                  The unallocated reserve aggregated $763,377 at January 31, 2000, as compared with an unallocated reserve of $712,952 and $719,799 at January 31, 1999 and 1998, respectively. During the fiscal years ended January 31, 2000, 1999 and 1998, the Trustees distributed cash payments totaling 4,592,003 (of $.35 per Unit), $7,084,805 (of $.54 per Unit), and $4,854,404 (of
                  $.37 per Unit), respectively, of beneficial interest in Mesabi Trust. In addition, in January 2000 the Trustees declared a distribution of $.18 per unit of beneficial interest which was paid in February 2000.

Note 4.           Summary of Quarterly Earnings (Unaudited)

The quarterly results of operations for the two years ended January 31, 2000 and 1999 are presented below:


                                                        Year ended January 31, 2000
                                    -----------------------------------------------------------------
                                          First           Second           Third             Fourth
                                         Quarter         Quarter          Quarter           Quarter
                                         --------       ----------       ----------        ----------
      Revenue                            $455,960       $1,126,492       $1,711,061        $2,066,380

      Expenses                             85,917          112,781           79,273           111,494
                                         --------       ----------       ----------        ----------
      Net income                         $370,043       $1,013,711       $1,631,788        $1,954,886
                                         ========       ==========       ==========        ==========

      Net income per unit                $   0.03       $     0.08       $     0.12          $   0.15
                                         ========       ==========       ==========          ========


                                                        Year ended January 31, 2000
                                    -----------------------------------------------------------------
                                          First           Second           Third             Fourth
                                         Quarter         Quarter          Quarter           Quarter
                                         --------       ----------       ----------        ----------
      Revenue                            $499,451       $1,481,240      $2,609,768         $1,397,684
      Expenses                             69,718           97,172          72,098            114,398
                                         --------       ----------       ----------        ----------
      Net income                         $429,733       $1,384,068      $2,537,670         $1,283,286
                                         ========       ==========      ==========         ==========

      Net income per unit                $   0.03       $     0.11      $     0.19         $     0.10
                                         ========       ==========      ==========         ==========

                                     F-9