Form 10-K405, Exhibit 13
period 2001-01-31
MESABI TRUST
filed 2001-04-25
CIK 65172

                                  ANNUAL REPORT
                               OF THE TRUSTEES OF
                                  MESABI TRUST
                       For the Year Ended January 31, 2001


ADDRESS

Mesabi Trust
c/o Bankers Trust Company
Corporate Trust and Agency Group
P.O. Box 318
Church Street Station
New York, NY  10008-0318
Telephone - (615) 835-2749

COUNSEL

Oppenheimer Wolff & Donnelly LLP, General Counsel

TRANSFER AGENT

Bankers Trust Company

REGISTRAR

Bankers Trust Company

           Mesabi Trust will provide, upon the written request of any certificate holder addressed to the Trustees at the above address and without charge to such certificate holder, a copy of Mesabi Trust's Annual Report on Form 10-K for the fiscal year ended January 31, 2001 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

FORWARD-LOOKING INFORMATION

           Certain statements contained in this document are forward-looking, including specifically those statements estimating 2001 production or shipments. All such forward-looking statements are based on input from the lessee/operator. The Trust has no control over the operations and activities of the lessee/operator except within the framework of current agreements. Actual results could differ materially from those indicated in such statements. For important factors that could cause actual results to differ materially, see "Important Factors Affecting Mesabi Trust," below.

                             SELECTED FINANCIAL DATA

Years ended January 31            2001            2000            1999            1998            1997
----------------------            ----            ----            ----            ----            ----
Royalty and interest income    $5,753,650      $5,359,893      $5,988,143      $6,860,369      $6,001,143

Trust expenses                    407,505         389,465         353,386         362,373         381,534
                               ----------      ----------      ----------      ----------      ----------
Net income(a)                  $5,346,145      $4,970,428      $5,634,757      $6,497,996      $5,619,609
                               ==========      ==========      ==========      ==========      ==========
Net income per Unit(b)         $      .41             .38      $      .43      $      .50      $      .43
                               ==========      ==========      ==========      ==========      ==========
Distributions declared
  per unit(b)(c)               $      .41      $      .38      $      .43      $      .49      $      .42
                               ==========      ==========      ==========      ==========      ==========

At January 31
----------------------
Total Assets                   $2,556,754      $3,179,863      $2,790,042      $4,286,758      $2,603,167
                               ==========      ==========      ==========      ==========      ==========


------------------

(a) The Trust, as a grantor trust, is exempt from federal and state income taxes.

(b) Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(c) During the fiscal year ended January 31, 2001, the Trustees distributed $.455 per Unit (including $.18 per Unit declared in fiscal 2000 and distributed in February 2000) and declared an additional distribution of $.13 per Unit, payable in February 2001. During the fiscal year ended January 31, 2000, the Trustees distributed $.35 per Unit (including $.155 per Unit declared in fiscal 1999 and distributed in February 1999) and declared an additional distribution of $.18 per Unit, payable in February 2000. During the fiscal year ended January 31, 1999, the Trustees distributed $.54 per Unit (including $.265 per Unit declared in fiscal 1998 and distributed in February 1998) and declared an additional distribution of $.155 per Unit, payable in February 1999. During the fiscal year ended January 31, 1998, the Trustees distributed $.37 per Unit (including $.145 per Unit declared in fiscal 1997 and distributed in February 1997) and declared an additional distribution of $.265 per Unit, payable in February 1998. See "Reserves and Distributions" on page 14 of this Annual Report.

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

           The Trust will terminate twenty-one (21) years after the death of the survivor of twenty-five (25) persons named in an exhibit to the Agreement of Trust. The youngest person on this exhibit is now 40 years old.

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

           Leasehold royalty income constitutes the principal source of the Trust's revenue. Royalty rates are determined in accordance with the terms of Mesabi Trust's leases and assignments of leases. Three types of royalties comprise the Trust's leasehold royalty income:

         o Overriding royalties, which constitute the majority of Mesabi Trust's royalty income, are determined by both the volume and selling price of iron ore products shipped.

         o Fee royalties, historically a smaller component of the Trust's royalty income, are payable to Mesabi Land Trust, a Minnesota land trust of which Mesabi Trust is the sole beneficiary ("Mesabi Land Trust"), and are based on the amount of crude ore mined. Currently, the fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing. Crude ore is used to produce iron ore pellets and other products.

          o Minimum advance royalties, the third type of royalty, are discussed below.

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

           With respect to the selling price component of overriding royalty calculation, Northshore is obligated to pay to Mesabi Trust royalty bonuses. The royalty bonus is a percentage of the gross proceeds of product shipped from Silver Bay, and sold at prices above a threshold price. The threshold price is adjusted on an annual basis for inflation and deflation (but not below $30). The threshold price was $38.22 for calendar year 1999, was $38.22 for calendar year 2000, and is $39.82 for calendar year 2001. The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the threshold price and $2.00 above the threshold price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the threshold price). No royalty bonus has been paid to date.

           Generally, Northshore's obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products accrues upon the shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted for inflation and deflation (but not below $500,000 per annum). Advance royalties payable were $637,044 for calendar year 1999, were $647,282 for calendar year 2000 and are $663,682 for calendar year 2001. Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year. Because advance minimum royalties are essentially prepayments of base overriding and bonus royalties earned EACH year, any advance minimum royalties paid in a fiscal quarter are recouped by credits against base overriding and bonus royalties earned in later fiscal quarters during the year. Historically, advance minimum royalties have been paid in the first fiscal quarter and recouped in the second fiscal quarter.

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

           Northshore has advised the trustees that total calendar year 2001 production may be approximately 3.6 million tons. Northshore has not provided the Trust with an estimate for total calendar year 2001 shipments because of uncertain market conditions in the iron ore and steel industry. (See description of the uncertainty of market conditions in the iron ore and steel industry under "Important Factors Affecting Mesabi Trust" below.) During calendar years 2000, 1999, 1998, 1997 and 1996, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately

99.8%, 98.9%, 99.3%, 98.3% and 98.4%, respectively, of total shipments. Northshore has not advised the Trust what the percentage of iron ore products it anticipates shipping from Mesabi Trust lands.

           In its Annual Report for the year ended December 31, 1999 ("CCI's Annual Report"), CCI, parent company of Northshore, the lessee/operator of Mesabi Trust iron ore interests, stated that it was continuing to evaluate whether to build a facility to produce pig iron at CCI's Northshore Mine in Minnesota that would produce premium grade pig iron. CCI's Annual Report stated that while progress has been made in a number of areas on the project, a decision relative to proceeding with this project has been delayed by uncertainty about market conditions and timing of state environmental permitting. Except for its May 2000 announcement regarding environmental permitting for the facility (see below), CCI has made no public disclosure regarding the pig iron facility project since CCI's Annual Report (CCI made no reference to the project in its Annual Report for the year ended December 31, 2000.) Because of the preliminary nature of this information, the Mesabi Trustees are unable to determine at this time how the addition of a pig iron facility (if the project proceeds) would impact overall revenues of Mesabi Trust. As indicated elsewhere in this report, the Trust's revenues are currently derived almost entirely from iron ore pellet production and sales.

           Following LTV Steel's decision to close the LTV Steel Mining Company's plant at Hoyt Lakes, Minnesota this year, CCI announced in May 2000 that it has asked the Minnesota Pollution Control Agency to delay a decision on environmental permitting for the possible pig iron facility at CCI's Northshore Mine in order to evaluate whether its iron ore pellet production should be increased to meet CCI's future sales requirements. CCI stated that the requested delay should not be interpreted to mean that CCI has abandoned plans for a possible pig iron facility. CCI reported that it will be supplying LTV with a majority of its iron ore pellets over the next 10 years with most of the pellets expected to come from Minnesota sources that are owned or managed by CCI. Besides potential expansion at CCI's Northshore Mine, CCI announced that it is reviewing ways to increase production levels at other CCI-managed mines.

           Additionally, in a press release dated January 9, 2001, CCI announced that it intends to reduce iron ore pellet production at the Northshore Mine by approximately 700,000 tons in 2001. CCI stated that one of the pellet production furnaces at the Northshore Mine would be shut down for an estimated nine month period beginning in January. CCI cited the impact on its customers of perceived unfairly traded imports and the general deterioration in overall steel demand in North America as reasons for the production cutback. No forecast of the volume of shipments of iron ore pellets for 2001 was provided.

IMPORTANT FACTORS AFFECTING MESABI TRUST

           The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business. This prohibition seemingly applies even to business activities the Trustees deem necessary or proper for the preservation and protection of the Trust Estate. Accordingly, the Trustees' activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income and protecting and conserving the assets held.

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

4. PERCENTAGE OF MESABI TRUST ORE. As described elsewhere in this Report, Northshore has the ability to process and ship iron ore product from lands other than Mesabi Trust lands. In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases. In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands. The percentages of shipments that came from Mesabi Trust lands were 99.8%, 98.9%, 99.3%, 98.3% and 98.4% in calendar years 2000, 1999, 1998, 1997 and 1996, respectively.

5. UNCERTAINTY OF MARKET CONDITIONS IN THE STEEL AND IRON ORE INDUSTRY. After a modest improvement in the first half of 2000, North American steel industry fundamentals deteriorated significantly in the second half of the year. Weak steel demand, steel industry consolidation and price decreases attributable to slowing economies in the United States and Canada, high volumes of steel imports, and significantly rising energy costs have caused crisis conditions and uncertainty in the North American steel and iron ore industry. Such current conditions in the steel and iron ore industry could have an adverse impact on the royalties that will be paid to the Trust during 2001.

COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 2001 AND JANUARY 31, 2000

           Mesabi Trust's gross income for the fiscal year ended January 31, 2001 was $5,753,650, an increase of $393,757 (or approximately 7.3% ) from the gross income of $5,359,893 for the fiscal year ended January 31, 2000. The increase in gross income primarily was due to increased pellet shipments plus a higher average sales price per ton. Mesabi Trust's expenses of $407,505 for the fiscal year ended January 31, 2001 increased $18,040 (or approximately 4.6%) from expenses of $389,465 for the fiscal year ended January 31, 2000. Total expenses, by category, for each of the last three fiscal years is set forth under "Income and Expense" on page 13 of this report. Increased income and expenses resulted in net income of $5,346,145 for the fiscal year ended January 31, 2001, an increase of $375,717 from the net income of $4,970,428 for the fiscal year ended January 31, 2000.

           Mesabi Trust's Unallocated Reserve aggregated $795,918 at January 31, 2001, as compared with an Unallocated Reserve of $763,377 at January 31, 2000. During the fiscal year ended January 31, 2001, the Trustees distributed $.455 per Unit of Beneficial Interest. These distributions to Unitholders totaled $5,969,605.

           The following chart summarizes Mesabi Trust's royalty income for the fiscal years ended January 31, 2001 and January 31, 2000, respectively:

                                              Fiscal Years Ended January 31,
                                            2001                      2000
                                            ----                      ----
          Base overriding royalties       $5,376,626              $5,005,190
          Bonus royalties                         --                  --
          Minimum advance
             Royalty paid (recouped)              --                  --
          Fee royalties                      330,139                 311,016
                                             -------                 -------
            Total royalty income          $5,706,765              $5,316,206
                                          ==========              ==========


COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 2000 AND JANUARY 31, 1999

           Mesabi Trust's gross income for the fiscal year ended January 31, 2000 was $5,359,893, a decrease of $628,250 (or approximately 10.5% ) from the gross income of $5,988,143 for the fiscal year ended January 31, 1999. The decrease in gross income primarily was due to decreased pellet shipments plus a lower average sales price per ton. Mesabi Trust's expenses of $389,465 for the fiscal year ended January 31, 2000 increased $36,079 (or approximately 10.2%) from expenses of $353,386 for the fiscal year ended January 31, 1999. Total expenses, by category, for each of the last three fiscal years is set forth under "Income and Expense" on page 13 of this report. Decreased income and increased expenses resulted in net income of $4,970,428 for the fiscal year ended January 31, 2000, a decrease of $664,329 from the net income of $5,634,757 for the fiscal year ended January 31, 1999.

           Mesabi Trust's Unallocated Reserve aggregated $763,377 at January 31, 2000, as compared with an Unallocated Reserve of $712,952 at January 31, 1999. During the fiscal year ended January 31, 2000, the Trustees distributed $.35 per Unit of Beneficial Interest. These distributions to Unitholders totaled $4,592,003.

         The following chart summarizes Mesabi Trust's royalty income for the fiscal years ended January 31, 2000 and January 31, 1999, respectively:

                                                Fiscal Years Ended January 31,
                                              2000                    1999
                                              ----                    ----
          Base overriding royalties         $5,005,190              $5,607,420
          Bonus royalties                           --                     --
          Minimum advance                           --                     --
             royalty paid (recouped)
          Fee royalties                        311,016                 331,826
                                            ----------              ----------
            Total royalty income            $5,316,206              $5,939,246
                                            ==========              ----------

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

           The Peters and Cloquet Lease Lands are located at the eastern end of the Mesabi Iron Range and contain low-grade iron ore known as taconite, approximately three tons of which must be beneficiated to produce one ton of high-grade pellets. The Trustees have not had any surveys or test drillings performed to ascertain the iron ore reserves on the Peters and Cloquet Lease Lands. However, initial surveys and test drillings made by Mesabi Iron Company many years ago indicated that these lands contained accessible taconite reserves capable of yielding approximately 500 million tons of high grade iron ore pellets. In CCI's 2000 Annual Report, CCI estimated that there currently remains enough ore reserve in the Peters and Cloquet Lease Lands to produce concentrated product for 81 year of mining at current extraction rates. The Mesabi Lease Lands provide an area for location of service roads, supporting plants and equipment and dump sites for overburden.

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

           Base overriding royalties are calculated on the basis of an escalating scale of percentages of gross sales proceeds of iron ore shipped. The applicable percentage is determined by reference to the tonnage of pellets previously shipped in the then current calendar year, as follows:

                                                                       Applicable royalty
                                                                   (expressed as a percentage
             Tons of iron ore products                               of gross sales proceeds
             shipped in calendar year                                  within each tranche)
             -------------------------                              -------------------------

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

           For example, assume that no shipments of iron ore products were made during the first calendar quarter of 2001 and further assume that pellets were shipped from Silver Bay, Minnesota in the second and third calendar quarters of 2001 in the following tonnage quantities and rendering the following gross proceeds:

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

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2001 would be as follows:

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

Based on the same example, the percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2001 would be 6%, because more than four million tons were shipped during the first three quarters.

         The above figures are provided only to illustrate the method for calculating base overriding royalties and do NOT indicate the amount of base overriding royalties the Trustees expect Mesabi Trust to earn calendar 2001 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of base overriding royalties should not be considered a prediction of the amount of base overriding royalties Mesabi Trust will receive.

           Royalty bonuses are payable on all iron ore products sold at prices above a threshold price (the "Adjusted Threshold Price"). The Adjusted Threshold Price was $38.22 per ton for calendar year 1999, $38.22 per ton for calendar year 2000, and will be $39.82 per ton for calendar 2001. The Adjusted

Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

                    Amount by which
                    sales price per ton
                    exceeds Adjusted                            Applicable
                    Threshold Price                             Percentage
                    ---------------                             ----------
                  $2 or less                                      1/2 of 1%
                  more than $2 but not more than $4               1%
                  more than $4 but not more than $6               1-1/2%
                  more than $6 but not more than $8               2%
                  more than $8 but not more than $10              2-1/2%
                  more than $10                                   3%

           For example, assume an Adjusted Threshold Price of $39.82 is assumed for calendar year 2001 and that two million tons of iron ore products were shipped in the second calendar quarter of 2001 at the following prices:

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

In this example, the following royalty bonuses would be payable on shipments of iron ore products on the second calendar quarter of 2001 as follows:

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

           The above figures are provided only to illustrate the method for calculating royalty bonuses and do NOT indicate the amount of royalty bonuses, if any, the Trustees expect Mesabi Trust to earn in calendar 2001 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of royalty bonuses should not be considered a prediction of the amount, if any, of royalty bonuses Mesabi Trust will receive. In fact, no royalty bonus has been paid to the Trust for several years.

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

           Northshore is obligated to pay to Mesabi Trust advance royalties in equal quarterly installments. The advance royalty was $637,044 for the calendar year 1999, $647,282 for the calendar year 2000 and is $663,682 for the calendar year 2001. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price. All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped. The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

           Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3(cents) per gross ton of crude ore it mines from the Peters Lease Lands or (b) $.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships. The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by addition or subtraction of an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index. The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5(cents) (the price per iron unit in effect in January 1982) plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).

           Fee royalties aggregating $330,139 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2001.

INCOME AND EXPENSE

           Total income for Mesabi Trust for the fiscal year ended January 31, 2001 was $5,753,650, consisting of $46,885 in interest earned on the investment of the Unallocated Reserve, $330,139 in fee income, $0 in minimum advance royalty income, and $5,376,626 in overriding royalty income compared with $5,359,893 in total income for the previous fiscal year. Total expenses for the fiscal year were $407,505, compared with $389,465 in total expenses for the previous fiscal year. There were distributions paid per Unit of Beneficial Interest totaling $.455 for the fiscal year ended January 31, 2001, compared with distributions paid for the fiscal year ended January 31, 2000 of $.35 per Unit.

           Total expenses by categories were as follows:

                                                                 Fiscal Years ended January 31,
                                                         ----------------------------------------------
                                                           2001             2000              1999
                                                           ----             ----              ----
Compensation of Trustees                                  $136,325          $130,046         $125,083
Fees and Disbursements
  Administrative                                            62,500            65,983           62,500
  Accounting                                                33,230            34,629           36,302
  Inspection trips, travel and
    other expenses of Trustees                              41,664            31,138           38,677
  Legal                                                     53,038            42,038           19,707
  Mining consultant and field
    Representatives                                         14,480            16,194           16,548
  Printing of annual and quarterly
    reports, and letters to
    certificate holders                                     35,004            31,168           22,421
  Securities and Exchange Commission                           ---               ---              ---
  Transfer Agent and Registrar                              21,335            23,537           22,689
  Transfer Agent miscellaneous
    Disbursements                                            9,929            10,586            9,458
  Other miscellaneous expenses                                 ---             4,146                1
                                                          --------          --------         --------
                                                          $407,505          $389,465         $353,386
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

RESERVES AND DISTRIBUTIONS

           Mesabi Trust's Unallocated Reserve aggregated $795,918 at January 31, 2001, compared with an Unallocated Reserve of $763,377 at January 31, 2000. The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses. The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore. Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.

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

           Payments to Unitholders during the fiscal year ended January 31, 2000 totaled $4,592,003 and payments to Unitholders during the fiscal year ended January 31, 2001 totaled $5,969,605.

CERTIFICATES OF BENEFICIAL INTEREST

           The Certificates of Beneficial Interest are traded on the New York Stock Exchange. During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

                                                             Amount
Fiscal Quarter Ended             High          Low          Declared         Per Unit
--------------------             ----          ---          --------         --------
April 30, 1999                   3 7/16       2 13/16       $       --      $       --
July 31, 1999                    3 6/16       2 15/16        1,049,600           0.080
October 31, 1999                 3 1/16       2 7/16         1,508,801           0.115
January 31, 2000                 3 1/4        2 3/16         2,361,602           0.180
                                                           -----------      ----------
                                                            $4,920,003      $    0.375
                                                            ==========      ==========

                                                             Amount
Fiscal Quarter Ended             High          Low          Declared         Per Unit
--------------------             ----          ---          --------         --------
April 30, 2000                   3            2 5/8         $       --      $       --
July 31, 2000                    3 5/8        2 13/16        1,312,001           0.100
October 31, 2000                 4            3 5/16         2,296,002           0.175
January 31, 2001                 3 1/2        2 3/4          1,705,601           0.130
                                                           -----------      ----------
                                                            $4,313,604      $    0.405
                                                            ==========      ==========

           As of the close of business on April 19, 2001, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 2,591 individuals holding of record approximately 1,653,664 Units, and in the names of approximately 526 brokers, nominees, or fiduciaries holding of record approximately 11,466,346 Units.

THE TRUSTEES

           The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:


Name and Address of Trustee                Principal Occupation
---------------------------                --------------------

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

Ira A. Marshall, Jr.                       Private investor; Self-employed
Individual Trustee                         petroleum engineer
12 Fincher Way
Rancho Mirage, California

Norman F. Sprague III                      Private investor; Orthopedic surgeon
Individual Trustee
11600 Wilshire Boulevard
Los Angeles, California 90025



                                           Respectfully submitted,

                                           BANKERS TRUST COMPANY
                                           DAVID J. HOFFMAN
New York, New York                         RICHARD G. LAREAU
April 19, 2001                             IRA A. MARSHALL, JR.
                                           NORMAN F. SPRAGUE III

                          INDEPENDENT AUDITOR'S REPORT




To the Trustees
Mesabi Trust
New York, New York

           We have audited the accompanying balance sheet of Mesabi Trust as of January 31, 2001, and the related statements of income, unallocated reserve and trust corpus and cash flows for the year ended January 31, 2001. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Mesabi Trust, as of January 31, 2000 and 1999, were audited by other auditors whose report dated March 8, 2000, expressed an unqualified opinion on those statements.

           We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2001, and the results of its income and its cash flows for the year ended January 31, 2001, in conformity with generally accepted accounting principles.


                                                  EIDE BAILLY LLP
Fargo, North Dakota
March 14, 2001
                                                  /s/ Eide Bailly LLP

                          INDEPENDENT AUDITOR'S REPORT




To the Trustees
Mesabi Trust
New York, New York

           We have audited the accompanying balance sheet of Mesabi Trust as of January 31, 2000 and 1999, and the related statements of income, unallocated reserve and trust corpus and cash flows for each of the three years in the period ended January 31, 2000. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits.

           We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

           In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2000 and 1999, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2000, in conformity with generally accepted accounting principles.


                                            MCGLADRY & PULLEN LLP
New York, New York
April 19, 2001
                                            /s/ McGladry & Pullen, LLP

                                  MESABI TRUST

                                 BALANCE SHEETS


                                                                                         January 31,
                                                                                 ------------------------------
                                                                                  2001               2000
                                                                                  ----               ----
                           ASSETS

Cash                                                                          $   1,947,696       $      51,082
U.S. Government securities,
         at amortized cost (which approximates market)                              505,815           2,888,947
Accrued income                                                                       98,893             235,056
Prepaid insurance                                                                     4,347               4,775
                                                                              -------------       -------------
                                                                                  2,556,751           3,179,860
                                                                                                  -------------

Fixed property, including intangibles, at nominal values:
         Assignments of leased property:
              Amended Assignment of Peters Lease                                          1                   1
              Assignment of Cloquet Lease                                                 1                   1

         Certificate of beneficial
         Interest for 13,120,010 units
                  of Land Trust                                                           1                   1
                                                                              -------------       -------------
                                                                                          3                   3
                                                                              -------------       -------------
                                                                              $   2,556,754       $   3,179,863
                                                                              =============       =============

                LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

Liabilities:
    Distribution payable                                                      $   1,705,601       $   2,361,602
    Accrued expenses                                                                 55,232              54,881
                                                                              -------------       -------------
                                                                                  1,760,833           2,416,483


Unallocated reserve                                                                 795,918             763,377

Trust Corpus                                                                              3                   3
                                                                              -------------       -------------
                                                                              $   2,556,754       $   3,179,863
                                                                              =============       =============



See Notes to Financial Statements.

                                  MESABI TRUST

                              STATEMENTS OF INCOME


                                                                  Years ended January 31,
                                                  ------------------------------------------------------------
                                                       2001                  2000                1999
                                                       ----                  ----                ----
REVENUE

   Royalties under amended
         lease agreements                           $  5,376,626         $  5,005,190          $  5,607,420
   Royalties under Peters
         Lease fee                                       330,139              311,016               331,826
   Interest                                               46,885               43,687                48,897
                                                    ------------         ------------          ------------

                  Total revenue                        5,753,650            5,359,893             5,988,143
                                                    ------------         ------------          ------------


EXPENSES

   Compensation of Trustees                              136,325              130,046               125,083
   Corporate Trustee's administrative fees                62,500               65,983                62,500
   Professional fees and expenses:
         Legal and accounting                             86,268               76,667                56,009
         Mining consultant and field
         representatives                                  14,480               16,194                16,548
   Transfer agent's and registrar's fees                  21,335               23,537                22,689
   Other Trust expenses                                   86,597               77,038                70,557
                                                    ------------         ------------          ------------

                  Total expenses                         407,505              389,465               353,386
                                                    ------------         ------------          ------------

Net income                                          $  5,346,145         $  4,970,428          $  5,634,757
                                                    ============         ============          ============

Weighted average number                               13,120,010           13,120,010            13,120,010
         of units outstanding

Net income per unit                                 $        .41         $        .38          $        .43
                                                    ============         ============          ============



See Notes to Financial Statements.

                                  MESABI TRUST

               STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS
                   YEARS ENDED JANUARY 31, 2001, 2000 AND 1999


                                                                               Unallocated Reserve
                                                                               -------------------
                                                                Number of                                Trust
                                                                  Units              Amount              Corpus
                                                                  -----              ------              ------
Balance, January 31, 1998                                        13,120,010        $     719,799     $           3
                                                              -------------        -------------     -------------

     Net income                                                         ---            5,634,757               ---
         Distribution paid August 20, 1998,
         $.11 per unit                                                  ---           (1,443,201)              ---
         Distribution paid November 20, 1998,
         $.165 per unit                                                 ---           (2,164,801)              ---
         Distribution declared January 16, 1999,
         paid February 20, 1999,
         $.155 per unit                                                 ---           (2,033,602)              ---
                                                              -------------        -------------     -------------
Balance, January 31, 1999                                        13,120,010              712,952                 3
                                                              -------------        -------------     -------------

     Net income                                                         ---            4,970,428               ---
         Distribution paid August 20, 1999,
         $.08 per unit                                                  ---           (1,049,600)              ---
         Distribution paid November 20, 1999,
         $.115 per unit                                                 ---           (1,508,801)              ---
         Distribution declared January 20, 2000,
         paid February 20, 2000,
         $.18 per unit                                                  ---           (2,361,602)              ---
                                                              -------------        -------------     -------------
Balance, January 31, 2000                                        13,120,010              763,377                 3
                                                              -------------        -------------     -------------

     Net income                                                         ---            5,346,145               ---
         Distribution paid August 20, 2000,
         $.10 per unit                                                  ---           (1,312,001)              ---
         Distribution paid November 20, 2000,
         $.175 per unit                                                 ---           (2,296,002)              ---
         Distribution declared January 18, 2001,
         paid February 20, 2001,
         $.13 per unit                                                  ---           (1,705,601)              ---
                                                              -------------        -------------     -------------
Balance, January 31, 2001                                        13,120,010        $     795,918     $           3
                                                              =============        =============     =============



See Notes to Financial Statements.

                                  MESABI TRUST

                            STATEMENTS OF CASH FLOWS


                                                                        Years ended January 31,
                                                       -----------------------------------------------------------
                                                           2001                   2000                   1999
                                                           ----                   ----                   ----
Cash flows from operating
         activities:
       Royalties received                              $   5,843,339         $    5,216,513          $   5,967,132
       Interest received                                      46,473                 43,315                 48,241
       Expenses paid                                        (406,725)              (377,983)              (386,675)
                                                       --------------        --------------          -------------
         Net cash provided by operating
         activities                                        5,483,087              4,881,845              5,628,698
                                                       -------------         --------------          -------------
Cash flows from investing activities:
       Maturities of U.S. Government
       securities                                          6,975,801              6,191,645              9,009,983
       Purchases of U.S. Government
       securities                                         (4,592,669)            (8,545,678)            (9,045,824)
                                                       --------------        --------------          -------------
       Net cash (used in) provided by
       investing activities                                2,383,132             (2,354,033)               (35,841)
                                                       -------------         --------------          -------------
Cash flows from financing activities:
       Net cash (used in) financing
       activities, distributions
       to unitholders                                     (5,969,605)            (4,592,003)            (7,084,805)
                                                       --------------        --------------          -------------

Net increase (decrease) in cash                            1,896,614             (2,064,191)            (1,491,948)

Cash, beginning of year                                       51,082              2,115,273              3,607,221
                                                       -------------         --------------          -------------

Cash, end of year                                      $   1,947,696         $       51,082          $   2,115,273
                                                       =============         ==============          =============

Reconciliation of net income
         to net cash provided by
         operating activities:
         Net income                                    $   5,346,145         $    4,970,428          $   5,634,757
         Decrease (increase) in
         accrued income                                      136,163               (100,065)                41,650
         Decrease (increase) in prepaid
         insurance                                               428                     86                 (1,041)
         (Decrease) increase in
         accrued expenses                                        351                 11,396                (46,668)
                                                       -------------         --------------          --------------
       Net cash provided by
       operating activities                            $   5,483,087         $    4,881,845          $   5,628,698
                                                       -------------         ==============          =============



See Notes to Financial Statements.

                                  MESABI TRUST

                          NOTES TO FINANCIAL STATEMENTS


                         JANUARY 31, 2001, 2000 AND 1999

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

         Fair value of financial instruments:

                  The carrying amounts of financial instruments including cash, U.S. government securities, distributions payable and accrued expenses approximated fair value as of January 31, 2001 and 2000 because of the relative short maturity of these instruments.

Note 2.  U.S. Government Securities

         The amortized cost approximates market value as of January 31, 2001 and 2000. The securities are classified as held-to-maturity and mature as follows:

                                                      January 31, 2001          January 31, 2000
                                                      ----------------          ----------------
                   Due within one year                      $  97,782               $2,487,132
                   Due after one year through
                     four years                               408,033                  401,815
                                                            ---------               ----------
                                                            $ 505,815               $2,888,947
                                                            =========               ==========

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

         NMC (Cyprus NMC through September 30, 1994) also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC (Cyprus NMC through September 30, 1994) is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2001, the minimum advance royalty is $663,862. The minimum annual advance royalty was $647,282, $637,044, and $636,935 for the calendar years ended December 31, 2000; 1999; and 1998; respectively.

         The unallocated reserve aggregated $795,918 (of $.06 per Unit), at January 31, 2001, as compared with an unallocated reserve of $763,377 and $712,952 at January 31, 2000 and 1999, respectively. During the fiscal years ended January 31, 2001, 2000 and 1999 the Trustees distributed cash payments totaling $5,969,605 (of $.455 per Unit), $4,592,003 (of $.35 per Unit), and $7,084,805 (of $.54 per Unit),
         respectively, of beneficial interest in Mesabi Trust. In addition, in January 2001 the Trustees declared a distribution of $.13 per unit of beneficial interest which was paid in February 2001.

Note 4.  Summary of Quarterly Earnings (Unaudited)

The quarterly results of operations for the years ended January 31, 2001 and 2000 are presented below:

                                                                    Year ended January 31, 2001
                                                  -----------------------------------------------------------------
                                                      First           Second           Third             Fourth
                                                     Quarter         Quarter          Quarter           Quarter
                                                   -----------    -------------   --------------     --------------
                  Revenue                             $443,827       $1,554,610       $2,577,808         $1,177,405
                  Expenses                              91,618           89,358           80,682            145,848
                                                   -----------    -------------   --------------     --------------
                  Net income                          $352,209       $1,465,252       $2,497,126         $1,031,557
                                                   ===========    =============   ==============     ==============

                  Net income per unit              $      0.03    $        0.11   $         0.19     $         0.08
                                                   ===========    =============   ==============     ==============


                                                                    Year ended January 31, 2000
                                                  -----------------------------------------------------------------
                                                      First           Second           Third             Fourth
                                                     Quarter         Quarter          Quarter           Quarter
                                                   -----------    -------------   --------------     --------------

                  Revenue                             $455,960       $1,126,492       $1,711,061        $2,066,380
                  Expenses                              85,917          112,781           79,273           111,494
                                                   -----------    -------------   --------------     --------------
                  Net income                          $370,043       $1,013,711       $1,631,788        $1,954,886
                                                   ===========    =============   ==============     ==============

                  Net income per unit              $      0.03    $        0.08   $         0.12     $        0.15
                                                   ===========    =============   ==============     ==============