Form 10-K, Exhibit 13
period 2002-01-31
MESABI TRUST
filed 2002-04-24
CIK 65172

                                                                    EXHIBIT 13.1

                                  ANNUAL REPORT
                               OF THE TRUSTEES OF
                                  MESABI TRUST
                       For the Year Ended January 31, 2002

ADDRESS

Mesabi Trust
c/o Deutsche Bank Trust Company Americas
Corporate Trust & Agency Services - GDS
P.O. Box 318
Church Street Station
New York, NY 10008-0318
(615) 835-2749 (telephone)

COUNSEL

Oppenheimer Wolff & Donnelly LLP, General Counsel

TRANSFER AGENT

Deutsche Bank Trust Company Americas

REGISTRAR

Deutsche Bank Trust Company Americas

     Mesabi Trust will provide, upon the written request of any certificate holder addressed to the Trustees at the above address and without charge to such certificate holder, a copy of Mesabi Trust's Annual Report on Form 10-K for the fiscal year ended January 31, 2002 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

FORWARD-LOOKING INFORMATION

     Certain statements contained in this document are forward-looking, including specifically those statements estimating 2002 production or shipments. All such forward-looking statements are based on input from the lessee/operator. The Trust has no control over the operations and activities of the lessee/operator except within the framework of current agreements. Actual results could differ materially from those indicated in such statements. For important factors that could cause actual results to differ materially, see "Important Factors Affecting Mesabi Trust," below.

                             SELECTED FINANCIAL DATA

Years Ended On January 31         2002              2001              2000               1999              1998
-------------------------      ----------        ----------       -----------         ----------        ----------

Royalty and interest income    $3,984,721        $5,753,650        $5,359,893         $5,988,143        $6,860,369
Trust expenses                    340,315           407,505           389,465            353,386           362,373
                               ----------        ----------       -----------         ----------        ----------
Net income(a)                  $3,644,406        $5,346,145        $4,970,428         $5,634,757        $6,497,996
                               ==========        ==========        ==========         ==========        ==========
Net income per Unit(b)         $      .28        $      .41        $      .38         $      .43        $      .50
                               ==========        ==========        ==========         ==========        ==========
Distributions declared
  per unit(b)(c)               $      .26        $      .41        $      .38         $      .43        $      .49
                               ==========        ==========        ==========         ==========        ==========

AT JANUARY 31
Total Assets                   $2,218,736        $2,556,754        $3,179,863         $2,790,042        $4,286,758
                               ==========        ==========        ==========         ==========        ==========

----------
(a) The Trust, as a grantor trust, is exempt from federal and state income taxes.

(b) Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(c) During the fiscal year ended January 31, 2002, the Trustees distributed $.305 per Unit (including $.13 per Unit declared in fiscal 2001 and distributed in February 2001) and declared an additional distribution of $.08 per Unit, payable in February 2002. During the fiscal year ended January 31, 2001, the Trustees distributed $.455 per Unit (including $.18 per Unit declared in fiscal 2000 and distributed in February 2000) and declared an additional distribution of $.13 per Unit, payable in February 2001. During the fiscal year ended January 31, 2000, the Trustees distributed $.35 per Unit (including $.155 per Unit declared in fiscal 1999 and distributed in February 1999) and declared an additional distribution of $.18 per Unit, payable in February 2000. During the fiscal year ended January 31, 1999, the Trustees distributed $.54 per Unit (including $.265 per Unit declared in fiscal 1998 and distributed in February 1998) and declared an additional distribution of $.155 per Unit, payable in February 1999. During the fiscal year ended January 31, 1998, the Trustees distributed $.37 per Unit (including $.145 per Unit declared in fiscal 1997 and distributed in February 1997) and declared an additional distribution of $.265 per Unit, payable in February 1998. See "Reserves and Distributions" on page 13 of this Annual Report.

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

     The Trust will terminate twenty-one (21) years after the death of the survivor of twenty-five (25) persons named in an exhibit to the Agreement of Trust. The youngest person on this exhibit is now 41 years old.

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

     Until August 17, 1989, the overriding royalty was based on the quantity and iron content of pellets shipped by Reserve Mining Company ("Reserve") from Mesabi Trust lands, although Mesabi Trust did not receive any royalty income from May 1986 until July 1990 because Reserve filed a Chapter 11 bankruptcy petition and suspended its operations.

     On August 17, 1989, Cyprus Northshore Mining Corporation ("Cyprus NMC") purchased substantially all of Reserve's assets, including Reserve's interest in the Mesabi Trust lands. In connection with the purchase, Mesabi Trust, Reserve's Chapter 11 trustee and Cyprus NMC entered into the Amendment of Assignment, Assumption and Further Assignment of Peters Lease (the "Amended Assignment of Peters Lease"), the Amendment of Assignment, Assumption and Further Assignment of Cloquet Lease (the "Amended Assignment of Cloquet Lease") and the Assumption and Assignment of Mesabi Lease (together with the Amended Assignment of Peters Lease and the Amended Assignment of Cloquet Lease Assignment, the "Amended Assignment Agreements"). The Amended Assignment Agreements modified the method of calculating overriding royalties payable to Mesabi Trust and transferred Reserve's interest in the Mesabi Trust lands to Cyprus NMC. Pursuant to the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products shipped.

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

     With respect to the selling price component of overriding royalty calculation, Northshore is obligated to pay royalty bonuses to Mesabi Trust. The royalty bonus is a percentage of the gross proceeds of product shipped from Silver Bay, and sold at prices above a threshold price. The threshold price is adjusted on an annual basis for inflation and deflation (but not below $30). The threshold price was $38.22 for calendar year 2000, was $39.82 for calendar year 2001 and will be $40.61 for calendar year 2002. The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the threshold price and $2.00 above the threshold price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the threshold price). No royalty bonus has been paid to date.

     Generally, Northshore's obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products accrues upon the shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted for inflation and deflation (but not below $500,000 per annum). Advance royalties payable were $647,282 for calendar year 2000, were $663,682 for calendar year 2001 and are $676,814 for calendar year 2002. Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year. Because advance minimum royalties are essentially prepayments of base overriding and bonus royalties earned each year, any advance minimum royalties paid in a fiscal quarter are recouped by credits against base overriding and bonus royalties earned in later fiscal quarters during the year. Historically, advance minimum royalties have been paid in the first fiscal quarter and recouped in the second fiscal quarter.

     Northshore is obligated to make quarterly royalty payments in January, April, July and October of each year. In the case of base overriding royalties and royalty bonuses, these quarterly royalty payments are to be made whether or not the related proceeds of sale have been received by Northshore by the time such payments become due.

     Under the relevant documents, Northshore may mine and ship iron ore products from lands other than Mesabi Trust lands. To encourage the use of iron ore products from Mesabi Trust lands, Mesabi Trust receives royalties on stated percentages of iron ore shipped from Silver Bay, whether or not the iron ore products are from Mesabi Trust lands. Mesabi Trust receives royalties at the greater of (i) the aggregate quantity of iron ore products shipped that were from Mesabi Trust lands, and (ii) a portion of the aggregate quantity of all iron ore products shipped that were from any lands, such portion being 90% of the first four million tons shipped during such year, 90% of the next two million tons shipped during such year, and 25% of all tonnage shipped during such year in excess of six million tons.

     Leasehold royalty income constitutes the principal source of the Trust's revenue, which comprised 98.7%, 99.2% and 99.2% of the total revenue of the Trust in 2002, 2001 and 2000, respectively. A more complete discussion of royalty rates and the manner in which they are determined is set forth on pages 3 and 4 of this Annual Report.

     In the beginning of 2001, CCI made several announcements of reductions in iron ore pellet production at the Northshore's pellet plant at Silver Bay, Minnesota, which processes iron ore produced at Mesabi Trust's Peter Mitchell Mine. Most recently, on November 7, 2001, CCI announced that a previously scheduled eight-week curtailment in pellet production, which would result in an additional reduction of iron ore production of 500,000 tons at Northshore, would be extended one additional week. As a result of this extension, Northshore operations did not resume until December 15, 2001. As a result of these production curtailments, Northshore's iron ore pellet production was approximately 2.8 million tons in the fiscal year ended 2002. As reasons for each production cutback, CCI cited the impact on their customers of perceived unfairly traded imports and the general deterioration in overall steel demand in North America.

     Northshore has advised the Trustees that total calendar year 2002 production may be approximately 3.0 million tons of iron ore pellets. Northshore has not provided the Trust with an estimate for total calendar year 2002 shipments. (See description of the uncertainty of market conditions in the iron ore and steel industry under "Important Factors Affecting Mesabi Trust" below.) During calendar years 2001, 2000, 1999, 1998 and 1997, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately 99.2%, 99.8%, 98.9%, 99.3% and 98.3%, respectively, of total shipments. Northshore has not advised the Trustees as to the percentage of iron ore products it anticipates shipping from Mesabi Trust lands.

     In an effort to conserve cash in the deteriorating market for iron ore, CCI announced on January 8, 2002, that where possible, it would challenge and reduce excessive administrative and operating expenses. As a result of this effort, CCI suspended its quarterly dividend on common shares of $.10, which is forecast to save approximately $4 million annually, and also stated that it plans to leave its Trinidad and Tobago plant (which produces hot briquetted iron (HBI)) idle until the market improves and thus warrants resuming operations.

     On November 14, 2001, CCI announced that it entered into a Memorandum of Understanding with Mesabi Nugget LLC and other parties to participate in the Mesabi Nugget Project. The project's objective is to develop a new iron making technology (Kobe Steel's Itmk3 process) for converting iron ore into nearly pure iron nugget form. The project's initial phase, Phase I, is currently in progress. It includes permitting and preliminary engineering for a pilot demonstration plant, development of project agreements, and due diligence reviews by the project participants. On January 8, 2002, the Board of Directors of CCI approved CCI's involvement in and investment of $4.5 million ($500,000 in cash, with the residual in materials, other property and personnel) through Phase II of this project. During Phase II, a test plant will be constructed at Northshore to test the Kobe Steel Itmk3 process and its ability to convert iron ore into nearly pure iron nugget form.

     On March 2, 2002, Skillings Mining Review reported that the Iron Range Resources and Rehabilitation Board (IRRRB) unanimously voted to provide a $7.5 million loan (which is in addition to the $500,000 previously committed by the IRRRB) to assist in the funding of Phase II of the Mesabi Nugget Project. The March 2, 2002 issue of Skillings Mining Review also reported that the IRRRB's loan is to be matched with a loan of $8.0 million by the Minnesota Department of Trade and Economic Development. Furthermore, on April 4, 2002, CCI issued a press release stating that one of its subsidiaries, IronUnits LLC, had signed an agreement committing itself through Phase II of the project. According to a January 8, 2002 press release issued by CCI, construction of the pilot plant at Northshore is planned to commence in May 2002, with operations possibly commencing in the early part of 2003.

     Although Mesabi Trust is not a direct party to this project and its involvement in this project was not solicited, it appears that because the plant will be located at the Northshore facility, the project will probably involve the use of iron ore from the Mesabi Trust lands. CCI indicated that iron nuggets from this new process would be used as an alternative or supplement to pig iron in the steel making process. Based on the information available to the Mesabi Trustees at this time, the Trustees are not able to appropriately project the impact on royalties that would be received by the Mesabi Trust in the future, even if the iron nugget project successfully achieves commercialization. CCI has not reported any update on its several years old announcement that it was evaluating whether to build a facility at Northshore's Silver Bay location to produce premium grade pig iron through a direct reduced iron process.

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

2. OPERATIONS OF NORTHSHORE. Because the primary portion of the Trust's revenues derive from iron ore product shipped by Northshore from Silver Bay, Northshore's processing and shipping activities directly impact the Trust's revenues in each quarter and for each year. In turn, a myriad of factors affect Northshore shipment volume. These factors include economic conditions in the iron ore industry, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, availability of ore boats, production at Northshore's mining operations, and production at the pelletizing/processing facility. If any pelletizing line becomes idle for any reason, production and shipments (and, consequently, Trust income) could be adversely impacted.

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

4. PERCENTAGE OF MESABI TRUST ORE. As described elsewhere in this Report, Northshore has the ability to process and ship iron ore products from lands other than Mesabi Trust lands. In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases. In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands. The percentages of shipments that came from Mesabi Trust lands were 99.2%, 99.8%, 98.9%, 99.3% and 98.3% in calendar years 2001, 2000, 1999, 1998 and
    1997, respectively.

5. UNCERTAINTY OF MARKET CONDITIONS IN THE STEEL AND IRON ORE INDUSTRY. Following from a weak second half in fiscal year 2000 in the North American steel market, steel industry fundamentals continued to deteriorate in fiscal year 2001. Weak steel demand, steel industry consolidation, price decreases attributable to slowing economies in the United States and Canada and high volumes of steel imports have caused uncertainty in the North American steel industry. Notwithstanding the President's March 5, 2002 tariff measures on various imported steel products, it is nevertheless uncertain the degree to which such measures will improve the weak domestic steel market. As such, current conditions in the steel industry could nevertheless have an adverse impact on the royalties that will be paid to the Trust during fiscal year 2003.

COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 2002 AND JANUARY 31, 2001

     Mesabi Trust's gross income for the fiscal year ended January 31, 2002 was $3,984,721, a decrease of $1,768,929 (or approximately 30.7%) from the gross income of $5,753,650 for the fiscal year ended January 31, 2001. The decrease in gross income primarily was due to decreased pellet shipments. Mesabi Trust's expenses of $340,315 for the fiscal year ended January 31, 2002 decreased $67,190 (or approximately 16.5%) from expenses of $407,505 for the fiscal year ended January 31, 2001. Total expenses, by category, for each of the last three fiscal years is set forth under "Income and Expense" on page 13 of this Annual Report. Decreased income and expenses resulted in net income of $3,644,406 for the fiscal year ended January 31, 2002, a decrease of $1,701,739 from the net income of $5,346,145 for the fiscal year ended January 31, 2001.

     Mesabi Trust's Unallocated Reserve aggregated $1,094,721 at January 31, 2002, as compared with an Unallocated Reserve of $795,918 at January 31, 2001. During the fiscal year ended January 31, 2002, the Trustees distributed $.305 per Unit of Beneficial Interest. These distributions to Unitholders totaled $4,001,603.

     The following chart summarizes Mesabi Trust's royalty income for the fiscal years ended January 31, 2002 and January 31, 2001, respectively:

                                          Fiscal Years Ended on January 31
                                         2002                          2001
                                      -----------                 -----------
       Base overriding royalties      $ 3,709,014                 $ 5,376,626
       Bonus royalties                         --                          --
       Minimum advance
         Royalty paid (recouped)               --                          --
       Fee royalties                      224,857                     330,139
                                      -----------                 -----------
         Total royalty income         $ 3,933,871                 $ 5,706,765
                                      ===========                 ===========

COMPARISON OF FISCAL YEARS ENDED JANUARY 31, 2001 AND JANUARY 31, 2000

     Mesabi Trust's gross income for the fiscal year ended January 31, 2001 was $5,753,650, an increase of $393,757 (or approximately 7.3%) from the gross income of $5,359,893 for the fiscal year ended January 31, 2000. The increase in gross income primarily was due to increased pellet shipments plus a higher average sales price per ton. Mesabi Trust's expenses of $407,505 for the fiscal year ended January 31, 2001 increased $18,040 (or approximately 4.6%) from expenses of $389,465 for the fiscal year ended January 31, 2000. Total expenses, by category, for each of the last three fiscal years is set forth under "Income and Expense" on page 13 of this Annual Report. Increased income and expenses resulted in net income of $5,346,145 for the fiscal year ended January 31, 2001, an increase of $375,717 from the net income of $4,970,428 for the fiscal year ended January 31, 2000.

     Mesabi Trust's Unallocated Reserve aggregated $795,918 at January 31, 2001, as compared with an Unallocated Reserve of $763,377 at January 31, 2000. During the fiscal year ended January 31, 2001, the Trustees distributed $.455 per Unit of Beneficial Interest. These distributions to Unitholders totaled $5,969,605.

     The following chart summarizes Mesabi Trust's royalty income for the fiscal years ended January 31, 2001 and January 31, 2000, respectively:

                                          Fiscal Years Ended on January 31
                                         2001                         2000
                                      -----------                 -----------
       Base overriding royalties      $ 5,376,626                 $ 5,005,190
       Bonus royalties                         --                          --
       Minimum advance
         Royalty paid (recouped)               --                          --
       Fee royalties                      330,139                     311,016
                                      -----------                 -----------
         Total royalty income         $ 5,706,765                 $ 5,316,206
                                      ===========                 ===========


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

     The Peters and Cloquet Lease Lands are located at the eastern end of the Mesabi Iron Range and contain low-grade iron ore known as taconite, approximately three tons of which must be beneficiated to produce one ton of high-grade pellets. The Trustees have not had any surveys or test drillings performed to ascertain the iron ore reserves on the Peters and Cloquet Lease Lands. However, initial surveys and test drillings made by Mesabi Iron Company many years ago indicated that these lands contained accessible taconite reserves capable of yielding approximately 500 million tons of high grade iron ore pellets. In CCI's 2001 Annual Report, CCI estimated that there currently remains enough ore reserve in the Peters and Cloquet Lease Lands to produce, at current extraction rates, concentrated product for 80 years of mining. The Mesabi Lease Lands provide an area for location of service roads, supporting plants and equipment and dump sites for overburden.

     Under the Amended Assignment Agreements, Northshore produces iron ore from the Peters and Cloquet Lease Lands for the manufacture of pellets to be sold to various users, and Mesabi Trust receives royalties on the crude ore extracted from such Lands and the pellets produced from such crude ore.

LEASEHOLD ROYALTIES

     Northshore is obligated to pay to Mesabi Trust base overriding royalties and royalty bonuses on all pellets (and other iron ore products) produced from the Peters and Cloquet Lease Lands ("Mesabi Ore") and shipped from Silver Bay, Minnesota in each calendar year. The royalties are based on prices per unit of product, volumes of product shipped and where on the escalating scale of royalties--2% on the first million tons to 6% on shipments above four million tons per year--each shipment falls.

     Base overriding royalties are calculated on the basis of an escalating scale of percentages of gross sales proceeds of iron ore shipped. The applicable percentage is determined by reference to the tonnage of pellets previously shipped in the then current calendar year, as follows:

                                                                     Applicable royalty
             Tons of iron ore products                         (expressed as a percentage
             shipped in calendar year                            of gross sales proceeds
             -------------------------                             within each tranche)
                                                               ---------------------------

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

     For example, assume that no shipments of iron ore products were made during the first calendar quarter of 2002 and further assume that pellets were shipped from Silver Bay, Minnesota in the second and third calendar quarters of 2002 in the following tonnage quantities and rendering the following gross proceeds:

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

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2002 would be as follows:

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

Based on the same example, the percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2002 would be 6%, because more than four million tons were shipped during the first three quarters.

     The above figures are provided only to illustrate the method for calculating base overriding royalties and do not indicate the amount of base overriding royalties the Trustees expect Mesabi Trust to earn calendar 2002 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of base overriding royalties should not be considered a prediction of the amount of base overriding royalties Mesabi Trust will receive.

     Royalty bonuses are payable on all iron ore products sold at prices above a threshold price (the "Adjusted Threshold Price"). The Adjusted Threshold Price was $38.22 per ton for calendar year 2000, $39.82 per ton for calendar 2001, and will be $40.61 per ton for calendar 2002. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

           Amount by which
             sales price per ton
             exceeds Adjusted                                   Applicable
             Threshold Price                                    Percentage
           ---------------------                                ----------
           $2 or less                                             1/2 of 1%
           more than $2 but not more than $4                             1%
           more than $4 but not more than $6                         1-1/2%
           more than $6 but not more than $8                             2%
           more than $8 but not more than $10                        2-1/2%
           more than $10                                                3%

     For example, assume an Adjusted Threshold Price of $40.61 is assumed for calendar year 2002 and that two million tons of iron ore products were shipped in the second calendar quarter of 2002 at the following prices:

                       1,000,000 tons @ $39.00/ton
                         300,000 tons @ $41.00/ton
                         300,000 tons @ $44.00/ton
                         100,000 tons @ $46.00/ton
                         100,000 tons @ $48.00/ton
                         100,000 tons @ $50.00/ton
                          50,000 tons @ $52.00/ton
                          50,000 tons @ $56.00/ton

In this example, the following royalty bonuses would be payable on shipments of iron ore products on the second calendar quarter of 2002 as follows:

                       1,000,000 tons @ $39.00/ton             No bonus
                         300,000 tons @ $41.00/ton               1/2%
                         300,000 tons @ $44.00/ton                 1%
                         100,000 tons @ $46.00/ton             1-1/2%
                         100,000 tons @ $48.00/ton                 2%
                         100,000 tons @ $50.00/ton             2-1/2%
                          50,000 tons @ $52.00/ton                 3%
                          50,000 tons @ $56.00/ton                 3%

     The above figures are provided only to illustrate the method for calculating royalty bonuses and do not indicate the amount of royalty bonuses, if any, the Trustees expect Mesabi Trust to earn in calendar 2002 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of royalty bonuses should not be considered a prediction of the amount, if any, of royalty bonuses Mesabi Trust will receive. In fact, no royalty bonus has been paid to the Trust for several years.

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

     Northshore is obligated to pay to Mesabi Trust advance royalties in equal quarterly installments. The advance royalty was $647,282 for the calendar year 2000, $663,682 for the calendar year 2001, and is $676,814 for the calendar year 2002. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price. All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped. The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

     Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3 CENTS per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships. The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by addition or subtraction of an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index. The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds
80.5 CENTS (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).

     Fee royalties aggregating $224,857 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2002.

INCOME AND EXPENSE

     Total income for Mesabi Trust for the fiscal year ended January 31, 2002 was $3,984,721, consisting of $50,850 in interest earned on the investment of the Unallocated Reserve, $224,857 in fee income, $0 in minimum advance royalty income, and $3,709,014 in overriding royalty income compared with $5,753,650 in total income for the previous fiscal year. Total expenses for the fiscal year were $340,315, compared with $407,505 in total expenses for the previous fiscal year. There were distributions paid per Unit of Beneficial Interest totaling $.305 for the fiscal year ended January 31, 2002, compared with distributions paid for the fiscal year ended January 31, 2001 of $.455 per Unit.

     Total expenses by categories were as follows:

                                                    Fiscal Years ended on January 31
                                              -------------------------------------------
                                                2002              2001             2000
                                              --------          --------         --------
Compensation of Trustees                      $131,767          $136,325         $130,046
Fees and Disbursements
  Administrative                                62,500            62,500           65,983
  Accounting                                    32,155            33,230           34,629
  Inspection trips, travel and
    other expenses of Trustees                  31,684            41,664           31,138
  Legal                                         39,590            53,038           42,038
  Mining consultant and field
    Representatives                             14,217            14,480           16,194
  Printing of annual and quarterly
    reports, and letters to
    certificate holders                            267            35,004           31,168
  Transfer Agent and Registrar                  18,635            21,335           23,537
  Transfer Agent miscellaneous
    Disbursements                                9,500             9,929           10,586
  Other miscellaneous expenses                      --                --            4,146
                                              --------          --------         --------
                                              $340,315          $407,505         $389,465
                                              ========          ========         ========

     Pursuant to an Amendment to the Agreement of Trust (the "Amendment") dated October 25, 1982, each Individual Trustee receives annual compensation for services as Trustee of $20,000, adjusted up or down (but not below $20,000) in accordance with changes from the November 1981 level of 295.5 (the "1981 Escalation Level") in the All Commodities Producer Price Index (with 1967 = 100 as a base), which is published by the U.S. Department of Labor. The adjustment is made at the end of each fiscal year and is calculated on the basis of the proportion between (a) the level of such index for the November preceding the end of such fiscal year, and (b) the 1981 Escalation Level.

RESERVES AND DISTRIBUTIONS

     Mesabi Trust's Unallocated Reserve aggregated $1,094,721 at January 31, 2002, compared with an Unallocated Reserve of $795,918 at January 31, 2001. The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses. The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore. Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.

     The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain adequate reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust's dependence on the actions of the lessee/operator, and the fact the Trust essentially has no other liquid assets.

     Payments to Unitholders during the fiscal year ended January 31, 2001 totaled $5,969,605 and payments to Unitholders during the fiscal year ended January 31, 2002 totaled $4,001,603.

CERTIFICATES OF BENEFICIAL INTEREST

     The Certificates of Beneficial Interest are traded on the New York Stock Exchange. During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended            High           Low             Amount Declared          Per Unit
--------------------            -----          ----            ---------------         ----------
April 30, 2001                  3.13           2.85              $         --          $       --
July 31, 2001                   3.45           2.92                   918,401                .070
October 31, 2001                3.02           2.50                 1,377,601                .105
January 31, 2002                3.26           2.47                 1,049,601                .080
                                                                 ------------          ----------
                                                                 $  3,345,603          $     .255
                                                                 ============          ==========

Fiscal Quarter Ended            High            Low            Amount Declared         Per Unit
--------------------            -----          -------         ---------------         ----------
April 30, 2000                      3            2 5/8           $         --          $       --
July 31, 2000                   3 5/8          2 13/16              1,312,001               0.100
October 31, 2000                    4           3 5/16              2,296,002               0.175
January 31, 2001                3 1/2            2 3/4              1,705,601               0.130
                                                                 ------------          ----------
                                                                 $  4,313,604          $    0.405
                                                                 ============          ==========

     As of the close of business on April 15, 2002, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 2,143 individuals holding of record approximately 2,193,085 Units, and in the names of approximately 127 brokers, nominees, or fiduciaries holding of record approximately 10,926,925 Units.

THE TRUSTEES

     The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

      Name and Address of Trustee              Principal Occupation
      ---------------------------              --------------------

      Deutsche Bank Trust Company Americas     Trust Company
      Corporate Trustee
      Four Albany Street
      New York, New York 10015

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

      Ira A. Marshall, Jr.                     Private investor; Self-employed
      Individual Trustee                       petroleum engineer
      12 Fincher Way
      Rancho Mirage, California

      Norman F. Sprague III                    Private investor; Orthopedic
      Individual Trustee                       surgeon
      11600 Wilshire Boulevard
      Los Angeles, California 90025

                                            Respectfully submitted,

                                            DEUTSCHE BANK TRUST COMPANY AMERICAS
                                            DAVID J. HOFFMAN
      New York, New York                    RICHARD G. LAREAU
      April 15, 2002                        IRA A. MARSHALL, JR.
                                            NORMAN F. SPRAGUE III

                          INDEPENDENT AUDITOR'S REPORT


To the Trustees
Mesabi Trust
New York, New York

     We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 2002 and 2001, and the related statements of income, unallocated reserve and trust corpus and cash flows for the years ended January 31, 2002 and 2001. These financial statements are the responsibility of the Trust's management. Our responsibility is to express an opinion on these financial statements based on our audits. The financial statements of Mesabi Trust, as of January 31, 2000, were audited by other auditors whose report dated March 8, 2000, expressed an unqualified opinion on those statements.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2002 and 2001, and the results of its income and its cash flows for the years ended January 31, 2002 and 2001, in conformity with accounting principles generally accepted in the United States of America.


                                                   EIDE BAILLY LLP
Fargo, North Dakota
March 11, 2002
                                                   /s/ Eide Bailly LLP

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

                                               MCGLADREY & PULLEN LLP
New York, New York
April 19, 2001
                                               /s/ McGladrey & Pullen, LLP

                                  MESABI TRUST

                                 BALANCE SHEETS

                                                                            Years ended on January 31
                                                                       ------------------------------------
                                                                           2002                    2001
                                                                       ------------           -------------
                           ASSETS

Cash                                                                   $  1,223,246           $   1,947,696
U.S. Government securities,
       at amortized cost (which approximates market)                        892,916                 505,815
Accrued income                                                               98,224                  98,893
Prepaid insurance                                                             4,347                   4,347
                                                                       ------------           -------------
                                                                          2,218,733               2,556,751

Fixed property, including intangibles, at nominal values:
       Assignments of leased property:
            Amended Assignment of Peters Lease                                    1                       1
            Assignment of Cloquet Lease                                           1                       1

       Certificate of beneficial
       Interest for 13,120,010 units
                of Land Trust                                                     1                       1
                                                                       ------------           -------------
                                                                                  3                       3
                                                                       ------------           -------------
                                                                       $  2,218,736           $   2,556,754
                                                                       ============           =============

                LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

Liabilities:
    Distribution payable                                               $  1,049,601           $   1,705,601
    Accrued expenses                                                         74,411                  55,232
                                                                       ------------           -------------
                                                                          1,124,012               1,760,833

Unallocated reserve                                                       1,094,721                 795,918

Trust Corpus                                                                      3                       3
                                                                       -------------          -------------
                                                                       $  2,218,736           $   2,556,754
                                                                       =============          =============

See Notes to Financial Statements.

                                  MESABI TRUST

                              STATEMENTS OF INCOME

                                                                     Years ended on January 31
                                                         ----------------------------------------------------
                                                             2002                  2001               2000
                                                         -----------           ------------       -----------
REVENUE

   Royalties under amended
         lease agreements                                $ 3,709,014           $  5,376,626       $ 5,005,190
   Royalties under Peters
         Lease fee                                           224,857                330,139           311,016
   Interest                                                   50,850                 46,885            43,687
                                                         -----------           ------------       -----------

                 Total revenue                             3,984,721              5,753,650         5,359,893
                                                         -----------           ------------       -----------

EXPENSES

   Compensation of Trustees                                  131,767                136,325           130,046
   Corporate Trustee's administrative fees                    62,500                 62,500            65,983
   Professional fees and expenses:
         Legal and accounting                                 71,745                 86,268            76,667
         Mining consultant and field
         representatives                                      14,217                 14,480            16,194
   Transfer agent's and registrar's fees                      18,635                 21,335            23,537
   Other Trust expenses                                       41,451                 86,597            77,038
                                                         -----------           ------------       -----------

                 Total expenses                              340,315                407,505           389,465
                                                         -----------           ------------       -----------

Net income                                               $ 3,644,406           $  5,346,145       $ 4,970,428
                                                        ============           ============       ===========

Weighted average number of units outstanding
                                                          13,120,010             13,120,010        13,120,010

Net income per unit                                      $       .28           $        .41       $       .38
                                                         ===========           ============       ===========

See Notes to Financial Statements.

                                  MESABI TRUST

               STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS
                   YEARS ENDED JANUARY 31, 2002, 2001 AND 2000

                                                                               Unallocated Reserve
                                                                               -------------------
                                                               Number of                            Trust
                                                                 Units               Amount        Corpus
                                                              -----------         ------------     -------

Balance, January 31, 1999                                      13,120,010         $    712,952     $     3
                                                              -----------         ------------     -------

     Net income                                                        --            4,970,428          --
         Distribution paid August 20, 1999,
         $.080 per unit                                                --           (1,049,600)         --
         Distribution paid November 20, 1999,
         $.115 per unit                                                --           (1,508,801)         --
         Distribution declared January 20, 2000,
         paid February 20, 2000,
         $.180 per unit                                                --           (2,361,602)         --
                                                              -----------         ------------     -------
Balance, January 31, 2000                                      13,120,010         $    763,377     $     3
                                                              -----------         ------------     -------

     Net income                                                        --            5,346,145          --
         Distribution paid August 20, 2000,
         $.100 per unit                                                --           (1,312,001)         --
         Distribution paid November 20, 2000,
         $.175 per unit                                                --           (2,296,002)         --
         Distribution declared January 18, 2001,
         paid February 20, 2001,
         $.130 per unit                                                --           (1,705,601)         --
                                                              -----------         ------------     -------
Balance, January 31, 2001                                      13,120,010         $    795,918     $     3
                                                              -----------         ------------     -------

     Net income                                                                      3,664,406          --
         Distribution paid August 20, 2001,
         $.070 per unit                                                --             (918,401)         --
         Distribution paid November 20, 2001,
         $.105 per unit                                                --           (1,377,601)         --
         Distribution declared January 16, 2002,
         paid February 20, 2002,
         $.080 per unit                                                --           (1,049,601)         --
                                                              -----------         ------------     -------
Balance, January 31, 2002                                      13,120,010         $  1,094,721     $     3
                                                              ===========         ============     =======

See Notes to Financial Statements.

                                  MESABI TRUST

                            STATEMENTS OF CASH FLOWS

                                                                       Years ended on January 31
                                                         ---------------------------------------------------------
                                                           2002                   2001                   2000
                                                         -----------            -----------         --------------
Cash flows from operating activities:
     Royalties received                                  $ 3,941,797            $ 5,843,339         $    5,216,513
     Interest received                                        43,593                 46,473                 43,315
     Expenses paid                                          (321,136)              (406,725)              (377,983)
                                                         -----------            -----------         --------------
       Net cash provided by operating activities           3,664,254              5,483,087              4,881,845
                                                         -----------             ----------         --------------
Cash flows from investing activities:
     Maturities of U.S. Government securities              5,010,366              6,975,801              6,191,645
     Purchases of U.S. Government securities              (5,397,467)            (4,592,669)            (8,545,678)
                                                         -----------            -----------         --------------
     Net cash (used in) provided by investing activities    (387,101)             2,383,132             (2,354,033)
                                                         -----------            -----------         --------------
Cash flows from financing activities:
     Net cash (used in) financing activities,
     distributions to unitholders                         (4,001,603)            (5,969,605)            (4,592,003)
                                                         ------------           -----------         --------------

Net increase (decrease) in cash                             (724,450)             1,896,614             (2,064,191)

Cash, beginning of year                                    1,947,696                 51,082              2,115,273
                                                         -----------            ------------        --------------

Cash, end of year                                        $ 1,223,246            $ 1,947,696         $       51,082
                                                         ===========            ===========         ==============

Reconciliation of net income to net cash provided
       by operating activities:
       Net income                                        $ 3,644,406            $ 5,346,145         $    4,970,428
       Decrease (increase) in accrued income                     669                136,163               (100,065)
       Decrease in prepaid insurance                              --                    428                     86
       Increase in accrued expenses                           19,179                    351                11,396
                                                         -----------            -----------          -------------
     Net cash provided by operating activities           $ 3,664,254            $ 5,483,087         $    4,881,845
                                                         -----------            -----------         --------------

See Notes to Financial Statements.

                         JANUARY 31, 2002, 2001 AND 2000

NOTE 1. NATURE OF BUSINESS AND ORGANIZATION

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

NOTE 2. A SUMMARY OF MESABI TRUST'S SIGNIFICANT ACCOUNTING POLICIES FOLLOWS:

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

NOTE 2. A SUMMARY OF MESABI TRUST'S SIGNIFICANT ACCOUNTING POLICIES FOLLOWS (CONTINUED)

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

         Fair value of financial instruments:

               The carrying amounts of financial instruments including cash, distributions payable and accrued expenses approximated fair value as of January 31, 2002 and 2001 because of the relative short maturity of these instruments.

NOTE 3. U.S. GOVERNMENT SECURITIES

         U.S. government securities at January 31, 2002 and 2001 are classified as held-to-maturity and mature as follows:

                                         January 31, 2002                       January 31, 2001
                                         ----------------                       ----------------

                                 Carrying Value        Fair Value        Carrying Value         Fair Value
                                 --------------        ----------        --------------         ----------
         Due within one year        $102,176            $100,344            $ 97,782             $100,031
         Due after one year
         through six years           790,740             806,197             408,033              415,532
                                    --------            --------            --------             --------
                                    $892,916            $905,541            $505,815             $515,563
                                    ========            ========            ========             ========

NOTE 4. UNALLOCATED RESERVE

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

         NMC (Cyprus NMC through September 30, 1994) also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC (Cyprus NMC through September 30, 1994) is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2002, the minimum advance royalty is $676,814. The minimum annual advance royalty was $663,862, $647,282, and $637,044 for the calendar years ended December 31, 2001, 2000, and 1999, respectively.

         The unallocated reserve aggregated $1,094,721, at January 31, 2002, as compared with an unallocated reserve of $795,918 and $763,377 at January 31, 2001 and 2000, respectively. During the fiscal years ended January 31, 2002, 2001 and 2000 the Trustees distributed cash payments totaling $4,001,603 (of $.305 per Unit), $5,969,605 (of $.455 per Unit)
         and $4,592,003 (of $.35 per Unit), respectively, of beneficial interest in Mesabi Trust. In addition, in January 2002 the Trustees declared a distribution of $.08 per unit of beneficial interest, which was paid in February 2002.

NOTE 5. SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the years ended January 31, 2002 and 2001 are presented below:

                                                          Year ended January 31, 2002
                                        -------------------------------------------------------------
                                            First          Second            Third         Fourth
                                           Quarter         Quarter          Quarter        Quarter
                                        ------------    -------------   --------------   -----------

        Revenue                         $    489,122    $   1,040,694   $    1,654,022   $   800,882
        Expenses                              66,565           60,982           79,660       133,108
                                        ------------    -------------   --------------   -----------
        Net income                      $    422,557    $     979,712   $    1,574,362   $   667,774
                                        ============    =============   ==============   ===========

        Net income per unit             $      0.03     $        0.08   $         0.12   $      0.05
                                        ============    =============   ==============   ===========

                                                          Year ended January 31, 2002
                                        -------------------------------------------------------------

                                            First           Second           Third          Fourth
                                            Quarter         Quarter          Quarter        Quarter
                                        ------------    -------------   --------------   -----------
        Revenue                         $    443,827    $   1,554,610   $    2,577,808   $ 1,177,405
        Expenses                              91,618           89,358           80,682       145,848
                                        ------------    -------------   --------------   -----------
        Net income                      $    352,209    $   1,465,252   $    2,497,126   $ 1,031,557
                                        ============    =============   ==============   ===========

        Net income per unit             $       0.03    $        0.11   $         0.19   $      0.08
                                        ============    =============   ==============   ===========