Form 10-K, Exhibit 13
period 2003-01-31
MESABI TRUST
filed 2003-04-18
CIK 65172

EXHIBIT 13.1

ANNUAL REPORT

OF THE TRUSTEES OF

MESABI TRUST

For the Year Ended January 31, 2003

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Corporate Trust & Agency Services – GDS

P.O. Box 318

Church Street Station

New York, NY 10008-0318

(615) 835-2749 (telephone)

COUNSEL

Oppenheimer Wolff & Donnelly LLP, General Counsel

TRANSFER AGENT

Deutsche Bank Trust Company Americas

REGISTRAR

Deutsche Bank Trust Company Americas

Mesabi Trust does not maintain a Website and therefore does not make available through a Website the annual, quarterly, or other reports it files with the Securities and Exchange Commission.

Mesabi Trust will provide, however, upon the written request of any certificate holder addressed to the Trustees at the above address and without charge to such certificate holder, a copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2003 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

Forward-Looking Information

Certain statements contained in this document are forward-looking, including specifically those statements estimating 2003 production or shipments.  All such forward-looking statements are based on input from the lessee/operator.  The Trust has no control over the operations and activities of the lessee/operator except within the framework of current agreements.  Actual results could differ materially from those indicated in such statements.  For important factors that could cause actual results to differ materially, see the information under the heading “Important Factors Affecting Mesabi Trust” set forth on page 6 of this Annual Report.

SELECTED FINANCIAL DATA

Years ended on January 31	2003	2002	2001	2000	1999
Royalty and interest income	$5,100,759	$3,984,721	$5,753,650	$5,359,893	$5,988,143
Trust expenses	406,228	340,315	407,505	389,465	353,386
Net income(a)	$4,694,531	$3,644,406	$5,346,145	$4,970,428	$5,634,757

Net income per Unit(b)	$.36	$.28	$.41	$.38	$.43

Distributions declared per unit(b)(c)	$.36	$.26	$.41	$.38	$.43

At January 31
Total Assets	$3,594,102	$2,218,736	$2,556,754	$3,179,863	$2,790,042

(a)           The Trust, as a grantor trust, is exempt from federal and state income taxes.

(b)           Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(c)           During the fiscal year ended January 31, 2003, the Trustees distributed $.25 per Unit (including $.08 per Unit declared in fiscal 2002 and distributed in February 2002) and declared an additional distribution of $.19 per Unit, payable in February 2003.  During the fiscal year ended January 31, 2002, the Trustees distributed $.305 per Unit (including $.13 per Unit declared in fiscal 2001 and distributed in February 2001) and declared an additional distribution of $.08 per Unit, payable in February 2002.  During the fiscal year ended January 31, 2001, the Trustees distributed $.455 per Unit (including $.18 per Unit declared in fiscal 2000 and distributed in February 2000) and declared an additional distribution of $.13 per Unit, payable in February 2001.  During the fiscal year ended January 31, 2000, the Trustees distributed $.35 per Unit (including $.155 per Unit declared in fiscal 1999 and distributed in February 1999) and declared an additional distribution of $.18 per Unit, payable in February 2000.  During the fiscal year ended January 31, 1999, the Trustees distributed $.54 per Unit (including $.265 per Unit declared in fiscal 1998 and distributed in February 1998) and declared an additional distribution of $.155 per Unit, payable in February 1999.  See “Reserves and Distributions” on page 12 of this Annual Report.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

General

Mesabi Trust (“Mesabi Trust” or the “Trust”), formed pursuant to an Agreement of Trust dated July 18, 1961 (the “Agreement of Trust”), is a trust organized under the laws of the State of New York.  Mesabi Trust holds all of the interests formerly owned by Mesabi Iron Company, including all right, title and interest in the Amendment of Assignment, Assumption and Further Assignment of Peters Lease (the “Amended Assignment of Peters Lease”), the Amendment of Assignment, Assumption and Further Assignment of Cloquet Lease (the “Amended Assignment of Cloquet Lease”), the beneficial interest in the Mesabi Land Trust (as such term is defined below) and all other assets and property identified in the Agreement of Trust.  The Amended Assignment of Peters Lease relates to an Indenture made as of April 30, 1915 among East Mesaba Iron Company, Dunka River Iron Company and Claude W. Peters (the “Peters Lease”) and the Amended Assignment of Cloquet Lease relates to an Indenture made May 1, 1916 between Cloquet Lumber Company and Claude W. Peters (the “Cloquet Lease”).

The Trust will terminate twenty-one (21) years after the death of the survivor of twenty-five (25) persons named in an exhibit to the Agreement of Trust.  The youngest person on this exhibit is now 42 years old.

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business.  This prohibition applies even to business activities the Trustees deem necessary or proper for the preservation and protection of the Trust Estate.  Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the Trust’s Certificate Holders after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held.

Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for Federal income tax purposes.  Instead, the holders of the Units of Beneficial Interest (the “Unitholders”) are considered as “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders.

Royalty income constitutes the principal source of the Trust’s revenue.  Royalty rates are determined in accordance with the terms of Mesabi Trust’s leases and assignments of leases.  Three types of royalties comprise the Trust’s royalty income:

•                  Overriding royalties, which constitute the majority of Mesabi Trust’s royalty income, are determined by both the volume and selling price of iron ore products shipped.

•                  Fee royalties, historically a smaller component of the Trust’s royalty income, are payable to Mesabi Land Trust, a Minnesota land trust of which Mesabi Trust is the sole beneficiary and for which US Bank N.A. acts as trustee (the “Mesabi Land Trust”), and are based on the amount of crude ore mined.  Currently, the fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing.  Crude ore is used to produce iron ore pellets and other products.

•                  Minimum advance royalties, the third type of royalty, are discussed below.

The current royalty rate schedule became effective on August 17, 1989, which was established pursuant to the Amended Assignment of Peters Lease, the Amended Assignment of Cloquet Lease, and the Assumption and Assignment of Mesabi Lease (together with the Amended Assignment of Peters Lease and the Amended Assignment of Cloquet Lease, the “Amended Assignment Agreements”), which the Trust entered into with Cyprus Northshore Mining Corporation NMC (“Cyprus NMC”).  Pursuant to the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products shipped.  In 1994, Cyprus NMC was sold by its parent corporation to Cleveland-Cliffs Inc (“CCI”) and renamed Northshore Mining Company (“Northshore”).  CCI now operates Northshore as a wholly-owned subsidiary.

Fee royalties payable to the Mesabi Land Trust are based on the amount of crude ore mined.  Crude ore is used to produce iron ore pellets and other products.  Under the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products sold.  For more information on overriding royalties and the manner in which they are determined, see the section entitled “Leasehold Royalties” set forth on page 9 of this Annual Report.

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

Royalty income constitutes the principal source of the Trust’s revenue, which comprised 99.1%, 98.7%, and 99.2% of the total revenue of the Trust in fiscal years 2003, 2002, and 2001, respectively (years ending January 31).  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Trustees’ Discussion and Analysis of Financial Condition and Results of Operation” and “Leasehold Royalties,” on pages 2 and 9, respectively, of this Annual Report.

Current Developments

General.  Production of iron ore pellets at Northshore from Mesabi Trust lands during fiscal year 2002 totaled approximately 4.15 million tons, and actual shipments over the same period totaled approximately 3.95 million tons.  By comparison, actual pellet production for fiscal year 2001 approximated 2.71 million tons, and actual shipments approximated 3.17 million tons.  These increases in production and shipments are attributable to increases in sales volume of Northshore’s iron ore pellets during 2002, which resulted from CCI’s capture of additional customer contracts and somewhat higher demand from its customers.

Northshore has advised the Trustees that total calendar year 2003 production from Mesabi Trust lands may be approximately 4.5 million tons of iron ore pellets.  In addition, in its January 29, 2003 press release, CCI announced that it currently expects to operate all five of its mines (which are located in Eastern Canada and the United States) at capacity levels in 2003.

However, Northshore has not provided the Trust with an estimate for total calendar year 2003 shipments.  (See description of the uncertainty of market conditions in the iron ore and steel industry under “Important Factors Affecting Mesabi Trust” below.)  During calendar years 2002, 2001, 2000, 1999, and 1998, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately 97.5%, 99.2%, 99.8%, 98.9%, and 99.3%, respectively, of total shipments.  Northshore has not advised the Trustees as to the percentage of iron ore products it anticipates shipping from Mesabi Trust lands in calendar year 2003.

Mesabi Nugget Project.  On November 14, 2001, CCI announced that it entered into a Memorandum of Understanding with Mesabi Nugget LLC and other parties to participate in the Mesabi Nugget Project.  The project’s objective is to develop a new iron making technology (Kobe Steel’s Itmk3 process) for converting iron ore into nearly pure iron nugget form (the term “nugget” is apparently used to differentiate the product from lower-iron content pellets produced from current technology).  The project’s initial phase, Phase I, was completed in the early part of fiscal year 2002.  On April 4, 2002, IronUnits LLC, a subsidiary of CCI, signed an agreement to commit itself through Phase II, which involves construction of a pilot plant at Northshore to test the Kobe Steel Itmk3 process and its ability to convert iron ore into nearly pure iron.  Furthermore, as reported by Skillings Mining Review on March 2, 2002, the Iron Range Resources and Rehabilitation Board and the Minnesota Department of Trade and Economic Development have each approved loans of $8.0 million to assist in the funding of Phase II of the Mesabi Nugget Project.

Construction of the pilot plant’s furnace at the Northshore facility commenced in September 2002.  According to published reports of CCI, the pilot plant at Northshore is expected to become operational in the first half of 2003, and if successful, construction of a commercial-sized facility capable of producing within a range of 300,000 to 700,000 tons of iron nuggets could commence as early as 2004.  Although CCI has chosen to locate the pilot plant at Northshore, it is not certain that if CCI decides to build a fully operational facility, it will do so on Mesabi Trust lands.

Although Mesabi Trust is not a direct party to the Mesabi Nugget Project and its involvement in this project was not solicited, it appears that in the event that the fully-operational plant is located at the Northshore facility, the project may involve the use of iron ore from the Mesabi Trust lands.  Nevertheless, because it is still uncertain as to whether the Mesabi Nugget Project will successfully achieve commercialization (in addition to the uncertainty surrounding whether CCI will elect to locate any such fully-operational plant at Northshore and use iron ore from the Mesabi Trust lands for the Project), the Trustees are unable to make projections as to any future royalties that might be payable to the Trust.

CCI has indicated that if the Mesabi Nugget Project successfully achieves commercialization, iron nuggets from this new process would be used as an alternative or supplement to pig iron in the steel making process.

Other Information.  On March 20, 2002, a three-year tariff schedule adopted by President Bush took effect, imposing tariffs ranging from eight percent to thirty percent on a significant number of imported steel products.  Although the quantity of imported steel products initially fell, their levels have been rebuilding since June 2002.  Moreover, some steel consumers and steel industry analysts have commented that the tariffs did, at least initially upon becoming effective, result in increases in the prices of certain domestic steel products.  The Trustees are unable, however, to quantify the effect that such price increases may have had on royalties paid to the Trust.  In addition, although the tariffs may have also had a favorable impact on the amount of the Trust’s income by providing an impetus to sales of iron ore pellets by reason of increased domestic demand, the Trustees are unable to verify such an effect or quantify it.  The Trustees do not transact business directly with steel producers and accordingly lack information as to the extent to which iron ore pellets may be in demand by steel producers for the production of various steel products and the degree to which production of such products (and the prices of such products) may be affected by the tariffs and the various tariff exemptions that have been adopted by the President to date.

On March 21, 2003, the administration announced that the President’s original three-year tariff schedule would be modified to lower the top tariff rate from thirty percent to twenty-four percent, and the lower tariff rate from eight percent to seven percent.  Furthermore, the President has previously warned the nation’s steelmakers that he would cut short the three-year tariffs if he determined that the steel industry was not wisely using the tariffs to improve their competitive position in the world marketplace.

On March 26, 2003, the World Trade Commission (WTO) issued a preliminary ruling that the steel tariffs imposed by President Bush are in violation of global trade rules.  The WTO’s ruling will not be made public until it becomes final, which is anticipated to occur within the next several months.  U.S. trade officials have indicated that the administration will appeal the decision if it is finalized without change.  At this time, in view of the preliminary nature of the WTO’s ruling, the Trust is unable to determine the extent to which the final WTO ruling will affect the steel tariffs and the impact, if any, it will have on royalties payable to the Trust during fiscal year 2003.

The Trustees are therefore not in a position to determine what, if any, reductions in tariffs may take place or the extent to which the tariffs and modifications to the tariff schedule may impact the demand and pricing of iron ore pellets mined from the Mesabi Trust lands.  In addition, in light of the Presidential exemptions and the uncertain future of the tariffs in light of the International Trade Commission’s ongoing reviews and the WTO ruling, the Trustees are unable to determine at this time whether the tariffs will ultimately have any material impact on the demand for, and prices of, iron ore pellets during fiscal year 2003.

Mesabi Trust has no employees, but it engages independent consultants to assist the Trustees in monitoring, among other things, the amount and sales prices of iron ore products shipped by Northshore from Silver Bay, Minnesota.  As noted above, the information regarding amounts and sales prices of shipped iron ore products is used to compute the royalties payable to Mesabi Trust by Northshore.  Deutsche Bank Trust Company Americas, the Corporate Trustee, also performs certain administrative functions for Mesabi Trust.

Important Factors Affecting Mesabi Trust

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business.  This prohibition seemingly applies even to business activities the Trustees deem necessary or proper for the preservation and protection of the Trust Estate.  Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the Trust’s Certificate Holders after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held.

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

2.                             Operations of Northshore.  Because the primary portion of the Trust’s revenues derive from iron ore product shipped by Northshore from Silver Bay, Northshore’s processing and shipping activities directly impact the Trust’s revenues in each quarter and for each year.  In turn, a number of factors affect Northshore shipment volume.  These factors include economic conditions in the iron ore industry, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, availability of ore boats, production at Northshore’s mining operations, and production at the pelletizing/processing facility.  If any pelletizing line becomes idle for any reason, production and shipments (and, consequently, Trust income) could be adversely impacted.

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

4.                             Percentage of Mesabi Trust Ore.  As described elsewhere in this Report, Northshore has the ability to process and ship iron ore products from lands other than Mesabi Trust lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands.  The percentages of shipments that came from Mesabi Trust lands were 97.5%, 99.2%, 99.8%, 98.9%, and 99.3% in calendar years 2002, 2001, 2000, 1999, and 1998, respectively.

5.                             Uncertainty of Market Conditions in the Steel and Iron Ore Industry.  Although CCI reported in its Form 10-K for its fiscal year ending December 31, 2002 that it experienced a record year in iron ore pellet sales and is projecting a further increase of pellet sales for its fiscal year 2003, CCI also stated in such Form 10-K that it continues to face a significant number of business risks and other potentially adverse factors.  Such risks and factors include, but are not limited to, lower customer demand, an increase in certain steel imports and iron ore substitutes, a decrease in iron ore production in North America, customer failure, and customer or potential customer restructuring and financial difficulty (which could result in reduced production capacity over time).  Furthermore, despite the intended ameliorative effects of the Presidential tariffs on the price and demand for domestic steel products, there still exists a high degree of uncertainty and significant consolidation and restructuring in the domestic steel market.

In light of the current steel industry environment, uncertainties arising from war and other global events, and the above-mentioned risks and factors, it is uncertain whether prices on domestic steel products will be maintained at these current relatively higher levels, and whether steel mills will be able to operate at capacity levels in fiscal year 2003 and beyond.  Furthermore, although overall there appears to have been an increase in the demand for domestic steel products over the last fiscal year, it is nevertheless uncertain whether this increase in demand will continue and the extent to which it will impact royalties paid to the Trust in fiscal year 2003 and beyond.

Comparison of Fiscal Years ended January 31, 2003 and January 31, 2002

Mesabi Trust’s gross income for the fiscal year ended January 31, 2003 was $5,100,759, an increase of $1,116,038 (or approximately 28.0%) from the gross income of $3,984,721 for the fiscal year ended January 31, 2002.  The increase in gross income primarily was due to increased pellet shipments.  Mesabi Trust’s expenses of $406,228 for the fiscal year ended January 31, 2003 increased $65,913 (or approximately 19.4%) from expenses of $340,315 for the fiscal year ended January 31, 2002.  Total expenses, by category, for each of the last three fiscal years is set forth under “Income and Expense” on page 12 of this Annual Report.  Net income for the fiscal year ended January 31, 2003 was $4,694,531, which represents an increase of $1,050,125 from the net income of $3,644,406 for the fiscal year ended January 31, 2002.

Mesabi Trust’s Unallocated Reserve aggregated $1,066,048 at January 31, 2003, as compared with an Unallocated Reserve of $1,094,721 at January 31, 2002.  During the fiscal year ended January 31, 2003, the Trustees distributed $.25 per Unit of Beneficial Interest.  These distributions to Unitholders totaled $3,280,003.

The following chart summarizes Mesabi Trust’s royalty income for the fiscal years ended January 31, 2003 and January 31, 2002, respectively:

	Fiscal Years Ended on January 31
	2003	2002
Base overriding royalties	$4,728,321	$3,709,014
Bonus royalties	—	—
Minimum advance Royalty paid (recouped)	—	—
Fee royalties	324,635	224,857
Total royalty income	$5,052,956	$3,933,871

Comparison of Fiscal Years ended January 31, 2002 and January 31, 2001

Mesabi Trust’s gross income for the fiscal year ended January 31, 2002 was $3,984,721, a decrease of $1,768,929 (or approximately 30.7%) from the gross income of $5,753,650 for the fiscal year ended January 31, 2001.  The decrease in gross income primarily was due to decreased pellet shipments.  Mesabi Trust’s expenses of $340,315 for the fiscal year ended January 31, 2002 decreased $67,190 (or approximately 16.5%) from expenses of $407,505 for the fiscal year ended January 31, 2001.  Total expenses, by category, for each of the last three fiscal years is set forth under “Income and Expense” on page 12 of this Annual Report.  Net income for the fiscal year ended January 31, 2002 was $3,644,406, which represents a decrease of $1,701,739 from the net income of $5,346,145 for the fiscal year ended January 31, 2001.

Mesabi Trust’s Unallocated Reserve aggregated $1,094,721 at January 31, 2002, as compared with an Unallocated Reserve of $795,918 at January 31, 2001.  During the fiscal year ended January 31, 2002, the Trustees distributed $.305 per Unit of Beneficial Interest.  These distributions to Unitholders totaled $4,001,603.

The following chart summarizes Mesabi Trust’s royalty income for the fiscal years ended January 31, 2002 and January 31, 2001, respectively:

	Fiscal Years Ended on January 31
	2002	2001
Base overriding royalties	$3,709,014	$5,376,626
Bonus royalties	—	—
Minimum advance Royalty paid (recouped)	—	—
Fee royalties	224,857	330,139
Total royalty income	$3,933,871	$5,706,765

TO THE HOLDERS OF

CERTIFICATES OF BENEFICIAL INTEREST IN

MESABI TRUST

THE TRUST ESTATE

The principal assets of Mesabi Trust consist of two different interests in certain properties in the Mesabi Iron Range: (i) Mesabi Trust’s interest as assignor in the Amended Assignment of Peters and the Amended Assignment of Cloquet Lease, which together cover properties aggregating approximately 9,750 contiguous acres in St. Louis County, Minnesota (the “Peters Lease Lands” and the “Cloquet Lease Lands,” respectively, and collectively, the “Peters and Cloquet Lease Lands”), and (ii) Mesabi Trust’s ownership of the entire beneficial interest in Mesabi Land Trust, which has a 20% interest as fee owner in the Peters Lease Lands and a 100% fee ownership in certain non-mineral-bearing lands adjacent to the Peters and Cloquet Lease Lands (the “Mesabi Lease Lands”).

The Peters Lease provides that each leasehold estate will continue until the reserves of iron ore, taconite and other minerals or materials on the land subject to the Peters Lease are exhausted.  The Mesabi Lease terminates when the Peters Lease terminates.  The Cloquet Lease, executed in 1916, terminates in the year 2040.  If Northshore decides to terminate or surrender one or more of these leases, it must first give Mesabi Trust at least six months’ notice of its intention to do so and, at Mesabi Trust’s request, reassign all of such leases to Mesabi Trust.  If any such reassignment occurs, Northshore must transfer the lease interests to Mesabi Trust free and clear of liens, except public highways.  In return, Mesabi Trust must assume Northshore’s future obligations as lessee under the reassigned leases.

The Peters and Cloquet Lease Lands are located at the eastern end of the Mesabi Iron Range and contain low-grade iron ore known as taconite, approximately three tons of which must be beneficiated to produce one ton of high-grade pellets.  The Trustees have not had any surveys or test drillings performed to ascertain the iron ore reserves on the Peters and Cloquet Lease Lands.  However, initial surveys and test drillings made by Mesabi Iron Company many years ago indicated that these lands contained accessible taconite reserves capable of yielding approximately 500 million tons of high grade iron ore pellets.  In CCI’s 2002 Annual Report, CCI estimated that there currently remains enough ore reserve in the Peters and Cloquet Lease Lands to produce, at capacity-level extraction rates, concentrated product for approximately 70 years of mining.  The Mesabi Lease Lands provide an area for location of service roads, supporting plants and equipment and dump sites for overburden.

Under the Amended Assignment Agreements, Northshore produces iron ore from the Peters and Cloquet Lease Lands for the manufacture of pellets to be sold to various users, and Mesabi Trust receives royalties on the crude ore extracted from such Lands and the pellets produced from such crude ore.

LEASEHOLD ROYALTIES

Northshore is obligated to pay to Mesabi Trust base overriding royalties and royalty bonuses on all pellets (and other iron ore products) produced from the Peters and Cloquet Lease Lands (“Mesabi Ore”) and shipped from Silver Bay, Minnesota in each calendar year.  The royalties are based on prices per unit of product, volumes of product shipped and where on the escalating scale of royalties—2-1/2% on the first million tons to 6% on shipments above four million long tons per calendar year—each shipment falls.

Base overriding royalties are calculated on the basis of an escalating scale of percentages of gross sales proceeds of iron ore shipped.  The applicable percentage is determined by reference to the tonnage of pellets previously shipped in the then current calendar year, as follows:

Tons of iron ore products shipped in calendar year	Applicable royalty (expressed as a percentage of gross sales proceeds within each tranche)
one million or less	2-1/2%
more than one but not more than two million	3-1/2%
more than two but not more than three million	5%
more than three but not more than four million	5-1/2%
more than four million	6%

For example, assume that no shipments of iron ore products were made during the first calendar quarter of 2003, and further assume that pellets were shipped from Silver Bay, Minnesota in the second and third calendar quarters of 2003 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Gross Proceeds
2nd Quarter:	500,000	$14,000,000
3rd Quarter:	500,000	$14,000,000
	1,000,000	$27,000,000
	1,000,000	$26,000,000
	1,000,000	$25,000,000
	1,500,000	$37,500,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2003 would be as follows:

2nd Quarter:	$14,000,000	x 2-1/2%	($350,000)
3rd Quarter:	$14,000,000	x 2-1/2%	($350,000)
	$27,000,000	x 3-1/2%	($945,000)
	$26,000,000	x 5%	($1,300,000)
	$25,000,000	x 5-1/2%	($1,375,000)
	$37,500,000	x 6%	($2,250,000)

Based on the same example, the percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2003 would be 6%, because more than four million tons were shipped during the first three quarters.

The above figures are provided only to illustrate the method for calculating base overriding royalties and do not indicate the amount of base overriding royalties the Trustees expect Mesabi Trust to earn in calendar 2003 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties should not be considered a prediction of the amount of base overriding royalties Mesabi Trust will receive.

Royalty bonuses are payable on all iron ore products sold at prices above a threshold price (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $39.82 per ton for calendar 2001, $40.61 per ton for calendar 2002, and will be $41.13 for calendar 2003.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Amount by which sales price per ton exceeds Adjusted Threshold Price	Applicable Percentage

$2 or less	1/2 of 1%
more than $2 but not more than $4	1%
more than $4 but not more than $6	1-1/2%
more than $6 but not more than $8	2%
more than $8 but not more than $10	2-1/2%
more than $10	3%

Nevertheless, because the sales prices for pellets has not exceeded the applicable Adjusted Threshold Price for several years, no royalty bonus has been paid to the Trust in recent years.

Northshore also must pay base overriding royalties and royalty bonuses on pellets produced from lands other than Mesabi Lease Lands (“Other Ore”) to the extent necessary to assure payment of base overriding royalties and royalty bonuses on at least 90% of the first four million tons of pellets shipped from Silver Bay in each calendar year, at least 85% of the next two million tons of pellets shipped therefrom in each calendar year, and at least 25% of all tonnage of pellets shipped therefrom in each calendar year in excess of six million tons.  Base overriding royalties and royalty bonuses payable on Other Ore can be recouped by Northshore out of base overriding royalties and royalty bonuses paid on Mesabi Ore.  The amount of Other Ore royalties and Other Ore royalty bonuses which can be recouped on any payment date cannot, however, exceed 20% of the amount of Mesabi Ore royalties and royalty bonuses which are otherwise payable on that payment date.

Northshore is obligated to pay to Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $663,682 for the calendar year 2001, $676,814 for the calendar year 2002, and is $685,630 for calendar year 2003.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by addition or subtraction of an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).

Fee royalties aggregating $324,635 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2003.

INCOME AND EXPENSE

Total income for Mesabi Trust for the fiscal year ended January 31, 2003 was $5,100,759, consisting of $47,803 in interest earned on the investment of the Unallocated Reserve, $324,635 in fee income, $4,728,321 in minimum advance royalty income, and $0 in overriding royalty income, compared with $3,984,721 in total income for the previous fiscal year.  Total expenses for the fiscal year were $406,228, compared with $340,315 in total expenses for the previous fiscal year.  There were distributions paid per Unit of Beneficial Interest totaling $.25 for the fiscal year ended January 31, 2003, compared with distributions paid for the fiscal year ended January 31, 2002 of $.305 per Unit.

Total expenses by categories were as follows:

	Fiscal Years ended on January 31
	2003	2002	2001
Compensation of Trustees	$134,907	$131,767	$136,325
Fees and Disbursements
Administrative	62,500	62,500	62,500
Accounting	28,577	32,155	33,230
Inspection trips, travel and other expenses of Trustees	33,785	31,684	41,664
Legal	88,322	39,590	53,038
Mining consultant and field representatives	13,786	14,217	14,480
Printing of annual and quarterly reports, and letters to certificate holders	8,644	267	35,004
Transfer Agent and Registrar	15,838	18,635	21,335
Transfer Agent miscellaneous disbursements	19,869	9,500	9,929
	$406,228	$340,315	$407,505

Pursuant to the Amendment to the Agreement of Trust dated October 25, 1982 (the “Amendment”), each Individual Trustee receives annual compensation for services as Trustee of $20,000, adjusted up or down (but not below $20,000) in accordance with changes from the November 1981 level of 295.5 (the “1981 Escalation Level”) in the All Commodities Producer Price Index (with 1967 = 100 as a base), which is published by the U.S. Department of Labor.  The adjustment is made at the end of each fiscal year and is calculated on the basis of the proportion between (a) the level of such index for the November preceding the end of such fiscal year, and (b) the 1981 Escalation Level.

RESERVES AND DISTRIBUTIONS

Mesabi Trust’s Unallocated Reserve aggregated $1,066,048 at January 31, 2003, compared with an Unallocated Reserve of $1,094,721 at January 31, 2002.  The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level.  Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses.  The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore.  Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.

The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain adequate reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of the lessee/operator, and the fact that the Trust essentially has no other liquid assets.

Payments to Unitholders during the fiscal year ended January 31, 2002 totaled $4,001,603 and payments to Unitholders during the fiscal year ended January 31, 2003 totaled $3,280,003.

CERTIFICATES OF BENEFICIAL INTEREST

The Certificates of Beneficial Interest are traded on the New York Stock Exchange.  During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended	High	Low	Amount Declared	Per Unit
April 30, 2002	$4.30	$2.98	$—	$—
July 31, 2002	4.74	3.00	656,001.05
October 31, 2002	4.24	3.25	1,574,401.12
January 31, 2003	4.90	3.65	2,492,802.19
			$4,723,204	$.36

Fiscal Quarter Ended	High	Low	Amount Declared	Per Unit
April 30, 2001	$3.13	$2.85	$—	$—
July 31, 2001	3.45	2.92	918,401.070
October 31, 2001	3.02	2.50	1,377,601.105
January 31, 2002	3.26	2.47	1,049,601.080
			$3,345,603	$.255

As of the close of business on March 27, 2003, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 2,021 individuals holding of record approximately 1,987,993 Units, and in the names of approximately 113 brokers, nominees, or fiduciaries holding of record approximately 11,132,017 Units.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 280 Park Avenue New York, New York 10017	New York banking corporation

David J. Hoffman Individual Trustee P.O. Box 10444 Sedona, Arizona 86339	Mining geologist

Richard G. Lareau Individual Trustee Oppenheimer Wolff & Donnelly LLP 3400 Plaza VII 45 South Seventh Street Minneapolis, Minnesota 55402	Partner in the law firm of Oppenheimer Wolff & Donnelly LLP

Ira A. Marshall, Jr. Individual Trustee 12 Fincher Way Rancho Mirage, California 92270	Private investor; self-employed petroleum engineer

Norman F. Sprague III Individual Trustee 11600 Wilshire Boulevard Los Angeles, California 90025	Private investor; orthopedic surgeon
Respectfully submitted,

New York, New York April 18, 2003	DEUTSCHE BANK TRUST COMPANY AMERICAS DAVID J. HOFFMAN RICHARD G. LAREAU IRA A. MARSHALL, JR. NORMAN F. SPRAGUE III

INDEPENDENT AUDITOR’S REPORT

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 2003 and 2002, and the related statements of income, unallocated reserve and trust corpus and cash flows for the years ended January 31, 2003, 2002, and 2001.  These financial statements are the responsibility of the Trust’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2003 and 2002, and the results of its operations and cash flows for the years ended January 31, 2003, 2002, and 2001, in conformity with accounting principles generally accepted in the United States of America.

EIDE BAILLY LLP
Fargo, North Dakota
March 10, 2003
/s/ Eide Bailly LLP

INDEPENDENT AUDITOR’S REPORT

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheet of Mesabi Trust as of January 31, 2000, and the related statements of income, unallocated reserve and trust corpus and cash flows for each of the two years in the period ended January 31, 2000.  These financial statements are the responsibility of the Trust’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2000, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 2000, in conformity with generally accepted accounting principles.

MCGLADREY & PULLEN, LLP
New York, New York
April 19, 2001
/s/ McGladrey & Pullen, LLP

MESABI TRUST

BALANCE SHEETS

	January 31
	2003	2002
ASSETS
Cash	$2,515,457	$1,223,246
U.S. Government securities, At amortized cost (which approximates market)	891,243	892,916
Accrued income	175,978	98,224
Prepaid insurance	11,421	4,347
	3,594,099	2,218,733

Fixed property, including intangibles, at nominal values:
Assignments of leased property:
Amended Assignment of Peters Lease	1	1
Assignment of Cloquet Lease	1	1

Certificate of beneficial Interest for 13,120,010 units of Land Trust	1	1
	3	3
	$3,594,102	$2,218,736

LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

Liabilities:
Distribution payable	$2,492,802	$1,049,601
Accrued expenses	35,249	74,411
	2,528,051	1,124,012

Unallocated reserve	1,066,048	1,094,721

Trust Corpus	3	3
	$3,594,102	$2,218,736

See Notes to Financial Statements.

MESABI TRUST

STATEMENTS OF INCOME

	Years ended on January 31
	2003	2002	2001
REVENUE

Royalties under amended lease agreements	$4,728,321	$3,709,014	$5,376,626
Royalties under Peters Lease fee	324,635	224,857	330,139
Interest	47,803	50,850	46,885

Total revenue	5,100,759	3,984,721	5,753,650

EXPENSES

Compensation of Trustees	134,907	131,767	136,325
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal and accounting	116,899	71,745	86,268
Mining consultant and field representatives	13,786	14,217	14,480
Transfer agent’s and registrar’s fees	15,838	18,635	21,335
Other Trust expenses	62,298	41,451	86,597

Total expenses	406,228	340,315	407,505

Net income	$4,694,531	$3,644,406	$5,346,145

Weighted average number of units outstanding	13,120,010	13,120,010	13,120,010

Net income per unit	$.36	$.28	$.41

See Notes to Financial Statements.

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

Years Ended January 31, 2003, 2002 and 2001

	Unallocated Reserve
	Number of Units	Amount	Trust Corpus

Balance, January 31, 2000	13,120,010	$763,377	$3

Net income	—	5,346,145	—
Distribution paid August 20, 2000, $.100 per unit	—	(1,312,001)	—
Distribution paid November 20, 2000, $.175 per unit	—	(2,296,002)	—
Distribution declared January 18, 2001, paid February 20, 2001, $.130 per unit	—	(1,705,601)	—

Balance, January 31, 2001	13,120,010	$795,918	$3

Net income	—	3,644,406	—
Distribution paid August 20, 2001, $.070 per unit	—	(918,401)	—
Distribution paid November 20, 2001, $.105 per unit	—	(1,377,601)	—
Distribution declared January 16, 2002, paid February 20, 2002, $.080 per unit	—	(1,049,601)	—

Balance, January 31, 2002	13,120,010	$1,094,721	$3

Net income	—	4,694,531	—
Distribution paid August 20, 2002, $.05 per unit	—	(656,001)	—
Distribution paid November 20, 2002, $.12 per unit	—	(1,574,401)	—
Distribution declared January 14, 2003, paid February 20, 2003, $.19 per unit	—	(2,492,802)	—

Balance, January 31, 2003	13,120,010	$1,066,048	$3

See Notes to Financial Statements.

MESABI TRUST

STATEMENTS OF CASH FLOWS

	Years ended on January 31
	2003	2002	2001
Cash flows from operating activities:
Royalties received	$4,972,730	$3,941,797	$5,843,339
Interest received	50,274	43,593	46,473
Expenses paid	(452,463)	(321,136)	(406,725)
Net cash provided by operating activities	4,570,541	3,664,254	5,483,087
Cash flows from investing activities:
Maturities of U.S. Government securities	3,384,186	5,010,366	6,975,801
Purchases of U.S. Government securities	(3,382,513)	(5,397,467)	(4,592,669)
Net cash (used in) provided by investing activities	1,673	(387,101)	2,383,132
Cash flows from financing activities:
Net cash (used in) financing activities, distributions to unitholders	(3,280,003)	(4,001,603)	(5,969,605)

Net increase (decrease) in cash	1,292,211	(724,450)	1,896,614

Cash, beginning of year	1,223,246	1,947,696	51,082

Cash, end of year	$2,515,457	$1,223,246	$1,947,696

Reconciliation of net income to net cash provided by operating activities:
Net income	$4,694,531	$3,644,406	$5,346,145
Decrease (increase) in accrued income	(77,754)	669	136,163
Decrease in prepaid insurance	(7,074)	—	428
Increase in accrued expenses	(39,162)	19,179	351
Net cash provided by operating activities	$4,570,541	$3,664,254	$5,483,087

See Notes to Financial Statements.

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2003, 2002 AND 2001

Note 1.            Nature of Business and Organization

Nature of business:

Mesabi Trust was created in 1961 upon the liquidation of Mesabi Iron Company.  The sole purpose of the Trust, as set forth in the Agreement of Trust dated as of July 18, 1961, is to conserve and protect the Trust Estate and to collect and distribute the income and proceeds therefrom to the Trust’s certificate holders after the payment of, or provision for, expenses and liabilities.  The Agreement of Trust prohibits the Trust from engaging in any business.

The lessee/operator of Mesabi Trust’s mineral interests is Northshore Mining Company (NMC), a subsidiary of Cleveland-Cliffs Inc (CCI).  CCI is among the world’s largest producers of iron ore products.  Prior to September 30, 1994, the lessee/operator had been a subsidiary of Cyprus Amax Minerals Company and was named Cyprus Northshore Mining Corporation (Cyprus NMC).

Organization:

The beneficial interest in Mesabi Trust is represented by 13,120,010 transferable units distributed on July 27, 1961 to shareholders of Mesabi Iron Company.

The Trust’s status as a grantor trust was confirmed by letter ruling addressed to Mesabi Iron Company from the Internal Revenue Service in 1961.  As a grantor trust, Mesabi is exempt from Federal income taxes and its income is taxable directly to the Unitholders.

Note 2.            A summary of Mesabi Trust’s significant accounting policies follows:

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

Fixed property, including intangibles:

The Trust’s fixed property, including intangibles, is recorded at nominal values and includes the following:

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

Fair value of financial instruments

The carrying amounts of financial instruments including cash, distributions payable and accrued expenses approximated fair value as of January 31, 2003 and 2002 because of the relative short maturity of these instruments.

Note 3.                                                      U.S. Government Securities

U.S. government securities at January 31, 2003 and 2002 are classified as held-to-maturity and mature as follows:

	January 31, 2003		January 31, 2002

	Carrying Value	Fair Value	Carrying Value	Fair Value
Due Within One Year	$199,923	$201,969	$102,176	$100,344
Due after one year through six years	691,320	734,656	790,740	806,197
	$891,243	$936,625	$892,916	$905,541

Note 4.                                                        Royalty Agreement

The current royalty rate schedule became effective on August 17, 1989, which was established pursuant to certain agreements (the “Amended Assignment Agreements”) the Trust entered into with Cyprus Northshore Mining Corporation NMC (“Cyprus NMC”).  Pursuant to the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products shipped.

On September 30, 1994, Cyprus Amax Minerals Company sold its iron ore operations, including Cyprus NMC, to Cleveland-Cliffs Inc (CCI).  CCI renamed the operation Northshore Mining Company (NMC).  CCI is among the world’s largest producers of iron ore products.

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

NMC (Cyprus NMC through September 30, 1994) also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses.  NMC (Cyprus NMC through September 30, 1994) is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year.  For the calendar year ending December 31, 2003, the minimum advance royalty is $685,630.  The minimum annual advance royalty was $676,814, $663,862, and $647,282 for the calendar years ended December 31, 2002, 2001, and 2000, respectively.

Note 5.                   Unallocated Reserve and Distributions

The Unallocated Reserve aggregated $1,066,048, at January 31, 2003, as compared with an unallocated reserve of $1,094,721 and $795,918 at January 31, 2002 and 2001, respectively.  The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level.  Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses.

During the fiscal years ended January 31, 2003, 2002, and 2001, the Trustees distributed cash payments totaling $3,280,003 (or $.25 per Unit), $4,001,603 (or $.305 per Unit), and $5,969,605 (or $.455 per Unit), respectively, of beneficial interest in Mesabi Trust.  In addition, in January 2003 the Trustees declared a distribution of $.19 per Unit of beneficial interest, which was paid in February 2003.

Note 6.                   Summary of Quarterly Earnings (Unaudited)

The quarterly results of operations for the years ended January 31, 2003 and 2002 are presented below:

	Year ended January 31, 2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$266,518	$753,390	$1,964,772	$2,116,079
Expenses	71,390	126,692	95,995	112,151
Net income	$195,128	$626,698	$1,868,777	$2,003,928

Net income per unit	$0.01	$0.05	$0.14	$0.16

	Year ended January 31, 2002
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Revenue	$489,122	$1,040,694	$1,654,022	$800,882
Expenses	66,565	60,982	79,660	133,108
Net income	$422,557	$979,712	$1,574,362	$667,774

Net income per unit	$0.03	$0.08	$0.12	$0.05