Form 10-K, Exhibit 13
period 2004-01-31
MESABI TRUST
filed 2004-04-19
CIK 65172

Exhibit 13

ANNUAL REPORT
OF THE TRUSTEES OF
MESABI TRUST
For the Year Ended January 31, 2004

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Securities Services – GDS

60 Wall Street

27th Floor

New York, NY 10005

(615) 835-2749 (telephone)

COUNSEL

Oppenheimer Wolff & Donnelly LLP, General Counsel

TRANSFER AGENT

Deutsche Bank Trust Company Americas

REGISTRAR

Deutsche Bank Trust Company Americas

Mesabi Trust does not maintain a Website and therefore does not make available through a Website the annual, quarterly, or other reports it files with the Securities and Exchange Commission.

Mesabi Trust will provide, however, upon the written request of any certificate holder addressed to the Trustees at the above address and without charge to such certificate holder, a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

Forward-Looking Information

Certain statements contained in this document are forward-looking, including specifically those statements estimating 2004 production or shipments.  All such forward-looking statements are based on input from the lessee/operator.  The Trust has no control over the operations and activities of the lessee/operator except within the framework of current agreements.  Actual results could differ materially from those indicated in such statements.  For important factors that could cause actual results to differ materially, see the information under the heading “Important Factors Affecting Mesabi Trust” set forth on page 6 of this Annual Report.

SELECTED FINANCIAL DATA

Years ended on January 31	2004	2003	2002	2001	2000

Royalty and interest income	$7,270,517	$5,100,759	$3,984,721	$5,753,650	$5,359,893
Trust expenses	499,177	406,228	340,315	407,505	389,465
Net income(a)	$6,771,340	$4,694,531	$3,644,406	$5,346,145	$4,970,428
Net income per Unit(b)	$.52	$.36	$.28	$.41	$.38
Distributions declared per unit(b)(c)	$.49	$.36	$.26	$.41	$.38

At January 31
Total Assets	$5,390,081	$3,594,102	$2,218,736	$2,556,754	$3,179,863

(a)                                  The Trust, as a grantor trust, is exempt from federal and state income taxes.

(b)                                 Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(c)                                  During the fiscal year ended January 31, 2004, the Trustees distributed $.38 per Unit (including $.19 per Unit declared in fiscal 2003 and distributed in February 2003) and declared an additional distribution of $.30 per Unit, payable in February 2004.  During the fiscal year ended January 31, 2003, the Trustees distributed $.25 per Unit (including $.08 per Unit declared in fiscal 2002 and distributed in February 2002) and declared an additional distribution of $.19 per Unit, payable in February 2003.  During the fiscal year ended January 31, 2002, the Trustees distributed $.305 per Unit (including $.13 per Unit declared in fiscal 2001 and distributed in February 2001) and declared an additional distribution of $.08 per Unit, payable in February 2002.  During the fiscal year ended January 31, 2001, the Trustees distributed $.455 per Unit (including $.18 per Unit declared in fiscal 2000 and distributed in February 2000) and declared an additional distribution of $.13 per Unit, payable in February 2001.  During the fiscal year ended January 31, 2000, the Trustees distributed $.35 per Unit (including $.155 per Unit declared in fiscal 1999 and distributed in February 1999) and declared an additional distribution of $.18 per Unit, payable in February 2000.  See “Reserves and Distributions” on page 13 of this Annual Report.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

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

The Trust will terminate twenty-one (21) years after the death of the survivor of twenty-five (25) persons named in an exhibit to the Agreement of Trust.  The youngest person on this exhibit is now 43 years old.

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

Leasehold royalty income constitutes the principal source of the Trust’s revenue.  Royalty rates are determined in accordance with the terms of Mesabi Trust’s leases and assignments of leases.  Three types of royalties comprise the Trust’s royalty income:

•                  Overriding royalties, which historically constitute the majority of Mesabi Trust’s royalty income, are determined by both the volume and selling price of iron ore products shipped.

•                  Fee royalties, which historically constitute a smaller component of the Trust’s royalty income, are payable to Mesabi Land Trust, a Minnesota land trust of which Mesabi Trust is the sole beneficiary and for which US Bank N.A. acts as trustee (the “Mesabi Land Trust”), and are based on the amount of crude ore mined.  Currently, the fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing.  Crude ore is the source of iron oxides used to produce iron ore pellets and other products.

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

Fee royalties payable to the Mesabi Land Trust are based on the amount of crude ore mined.  Crude ore is used to produce iron ore pellets and other products.  Under the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products sold.  For more information on overriding royalties and the manner in which they are determined, see the section entitled “Leasehold Royalties” set forth on page 10 of this Annual Report.

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

Royalty income constitutes the principal source of the Trust’s revenue, which comprised 99.4%, 99.1%, and 98.7% of the total revenue of the Trust in fiscal years 2004, 2003, and 2002, respectively (years ending January 31).  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” on pages 10 and 12, respectively, of this Annual Report.

Results of Operations

Production of iron ore pellets at Northshore from Mesabi Trust lands during fiscal year 2004 totaled approximately 4.68 million tons, and actual shipments over the same period totaled approximately 4.99 million tons.  By comparison, actual pellet production for fiscal year 2003 approximated 4.15 million tons, and actual shipments approximated 3.95 million tons.  These increases in production and shipments are attributable to increases in sales volume of Northshore’s iron ore pellets during 2003, which resulted from CCI’s capture of additional term supply agreements and somewhat higher demand from its customers.

Liquidity and Capital Resources

The Trust’s operations are limited to the collection of leasehold royalty income, payment of expenses and liabilities, distribution of net income to the Trust’s certificate holders and protection and conservation of Trust assets.  Trust monies are invested solely in U.S. government securities in a manner that, combined with cash flows from royalties received, is deemed adequate by the Trustees to meet currently foreseeable liquidity needs.  A more complete discussion of the Trustees’ management of liquidity is set forth under the heading “Reserves and Distributions” on page 13 of this Annual Report.

Current Developments

2004 Estimates.  In its 2003 annual report, CCI estimated total calendar year 2004 Northshore production from Mesabi Trust lands to be approximately 4.9 million tons of iron ore pellets.  In a press release dated February 4, 2004, CCI stated all its operations are currently scheduled to run at or near capacity and that it expects to sell all production in 2004.  In addition, in a February 27, 2004 press release, CCI projected a 5% average increase in its pellet sales price for 2004, due primarily to increases in the international pellet price adjustment factor.  The Trustees are unable to determine how CCI’s projections will impact shipments from Northshore and the resulting effect, if any, on Mesabi Trust royalties.

Neither CCI nor Northshore has provided the Trust with an estimate for total calendar year 2004 shipments.  (See description of the uncertainty of market conditions in the iron ore and steel industry under “Important Factors Affecting Mesabi Trust” below.)  During calendar years 2003, 2002, 2001, 2000, and 1999, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately 95.5%, 97.5%, 99.2%, 99.8%, and 98.9%, respectively, of total shipments.  Northshore has not advised the Trustees as to the percentage of iron ore products it anticipates shipping from Mesabi Trust lands in calendar year 2004.

Mesabi Nugget Project.  CCI is participating in the Mesabi Nugget Project with Kobe Steel, Ltd. (“Kobe”), Steel Dynamics, Inc. (“SDI”), Ferrometrics, Inc. (“Ferrometrics”) and the State of Minnesota.  The project’s objective is to develop a new iron making technology (Kobe Steel’s Itmk3 process) for converting iron ore into nearly pure iron nugget form (the term “nugget” is apparently used to differentiate the product from lower-iron content pellets produced from current technology).  Phase I of the project was completed in the early part of fiscal year 2003.  Phase II, involving construction of a pilot plant at Northshore to test the Itmk3 process, commenced in September 2002.  CCI, through its wholly owned subsidiary IronUnits LLC and all other project participants have committed to participating through Phase II.

Construction of the pilot plant at the Northshore facility was completed in May 2003.  According to published reports, the pilot plant has since produced about 4,300 metric tons of nuggets.  CCI stated in its 2003 annual report that all project participants have agreed to enter into a second six-month operating phase of the pilot plant, which is expected to be completed in May 2004, to explore the commercial viability of the Kobe Steel Itmk3 technology.  A ninety-day production run commenced in early March 2004 and is expected to produce an additional 5,000 metric tons of nuggets.  In a published interview with the president of Mesabi Nugget LLC (which is owned by CCI, Kobe, SDI and Ferrometrics), if this second phase is successful, the LLC could be starting up a 320,000 tons-per-year prototype module by mid-2005, and a full-size 1.5 million tons-per-year commercial plant in 2007.

Although the pilot plant was located at Northshore, it is not certain that, if a fully operational facility is constructed, it will be on Mesabi Trust lands.  The Skillings Mining Review reported on March 11, 2004 that CCI, Kobe, SDI and Ferrometrics may seek to construct the commercial nugget facility in Indiana.  In addition, Minnesota lawmakers have proposed a financial incentive package to develop the plant at another site owned by CCI in Northeastern Minnesota.  Construction of a fully operational facility in Minnesota, Indiana or in both states would be subject to Mesabi Nugget LLC’s obtaining the necessary governmental permits.

Although Mesabi Trust is not a direct party to the Mesabi Nugget Project and its involvement in this project was not solicited, in the event that a fully-operational plant were to be located at the Northshore facility, the project would expectedly use iron ore from the Mesabi Trust lands.  In addition, iron ore from Trust lands could potentially still be used, were a fully-operational plant to be located in Indiana or at another location other than Northshore.  It is still uncertain as to whether the Mesabi Nugget Project will successfully achieve commercialization, or where a fully-operational plant would be located, or whether it would use iron ore from the Mesabi Trust lands.  Therefore, the Trustees are unable to make projections as to prospective future royalties payable to the Trust.

CCI has indicated that if the Mesabi Nugget Project successfully achieves commercialization, iron nuggets from this new process would be used as an alternative or supplement to steel scrap as a raw material for electric steel furnaces.

Repeal of Steel Tariffs.  On March 20, 2002, a three-year tariff schedule adopted by President Bush took effect, imposing tariffs on a significant number of imported steel products.  On July 11, 2003, the World Trade Organization (WTO) made public its final ruling that the steel tariffs were in violation of global trade rules.  The United States’ appeal was rejected by the WTO on November 10, 2003.  On December 4, 2003, President Bush announced an end to the tariffs, citing “changed economic circumstances” and stating the tariffs had “achieved their purpose.”  The Bush Administration announced plans to continue licensing and tracking steel imports in order to allow for prior notice of any future surges in imports.

The Trustees do not transact business directly with steel producers and are therefore not in a position to determine how, if at all, the steel tariffs impacted the demand and pricing of iron ore pellets mined from the Mesabi Trust lands.  At this time, the Trustees are unable to determine the effect that the enactment, and subsequent repeal, of the steel tariffs may ultimately have on royalties payable to the Trust in the current fiscal year and beyond.

Securities Regulation.  The Trust is a publicly-traded trust listed on the New York Stock Exchange (“NYSE”) and is therefore subject to extensive regulation under, among others, the Securities Act of 1933, the Securities Exchange Act of 1934, NYSE rules and regulations and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).  Issuers failing to comply with such authorities risk serious consequences, including criminal as well as civil and administrative penalties.  In most instances, these law, rules and regulations do not specifically address their applicability to publicly-traded trusts such as Mesabi Trust.  In particular, Sarbanes-Oxley provides for the adoption by the Securities and Exchange Commission (the “SEC”) and NYSE of certain rules and regulations that may be impossible for the Trust to literally satisfy because of its nature as a pass-through trust.  During fiscal 2004, the SEC and NYSE adopted rules and regulations pursuant to Sarbanes-Oxley that require a publicly-traded company’s board of directors, audit committee or executive directors (or similar body) to act with respect to certain corporate governance matters.  The Trust does not have, nor does the Agreement of Trust provide for, a board of directors, an audit committee or any executive officers.  Therefore, the Trust cannot literally comply with many of these rules and regulations.  The Trustees intend to follow the SEC’s and NYSE’s rulemaking closely and attempt to comply with such rules and regulations where possible.

Other Information.  Mesabi Trust has no employees, but it engages independent consultants to assist the Trustees in monitoring, among other things, the amount and sales prices of iron ore products shipped by Northshore from Silver Bay, Minnesota.  As noted above, the information regarding amounts and sales prices of shipped iron ore products is used to compute the royalties payable to Mesabi Trust by Northshore.  Deutsche Bank Trust Company Americas, the Corporate Trustee, also performs certain administrative functions for Mesabi Trust.

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

Due to winter weather, and the increasing royalty percentages based on tonnage shipped in a calendar year, results for a particular calendar quarter are typically not indicative of results for future quarters or the year as a whole.  Factors which can impact the results of the Trust in any quarter or year include:

1.                             Shipping Conditions in the Great Lakes.  Shipping activity by Northshore is dependent upon when the Great Lakes shipping lanes freeze for the winter months (typically in January) and when they re-open in the spring (typically late-March or April).  Base overriding royalties to Mesabi Trust are based on shipments made in a calendar quarter.  Because there ordinarily is little or no shipping activity in the first calendar quarter, the Trust typically receives only the minimum royalty (or slightly more than the minimum) for that period.

2.                             Operations of Northshore.  Because the primary portion of the Trust’s revenues derive from iron ore product shipped by Northshore from Silver Bay, Northshore’s processing and shipping activities directly impact the Trust’s revenues in each quarter and for each year.  In turn, a number of factors affect Northshore shipment volume.  These factors include, among others, economic conditions in the iron ore industry, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, availability of ore boats, production at Northshore’s mining operations, and production at the pelletizing/processing facility.  If any pelletizing line becomes idle for any reason, production and shipments (and, consequently, Trust income) could be adversely impacted.

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

4.                             Percentage of Mesabi Trust Ore.  As described elsewhere in this Report, Northshore has the ability to process and ship iron ore products from lands other than Mesabi Trust lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands.  The percentages of shipments that came from Mesabi Trust lands were 95.5%, 97.5%, 99.2%, 99.8%, and 98.9%, in calendar years 2003, 2002, 2001, 2000, and 1999, respectively.

5.                             Uncertainty of Market Conditions in the Steel and Iron Ore Industry.  Although CCI reported in its Form 10-K for its fiscal year ending December 31, 2003 that it experienced a second consecutive record year in iron ore pellet sales and is projecting a further increase of pellet sales for its fiscal year 2004, CCI cautioned in such Form 10-K that significant risks and uncertainties may impact its forecast, including, but not limited to, lower customer demand, an increase in certain steel imports and iron ore substitutes, a decrease in iron ore production in North America, customer failure, and customer or potential customer restructuring and financial difficulty (which could result in reduced production capacity over time).  Furthermore, there still exists uncertainty, consolidation and restructuring in the domestic steel market.

In light of the current steel industry environment, uncertainties arising from war and other global events, and the above-mentioned risks and factors, it is uncertain whether prices on domestic steel products will be maintained at these current relatively higher levels, and whether steel mills will be able to operate at capacity levels in 2004 and beyond.  Furthermore, although overall there appears to have been an increase in the demand for domestic steel products over the last fiscal year, it is nevertheless uncertain whether this increase in demand will continue and the extent to which it will impact royalties paid to the Trust in fiscal year 2005 and beyond.

Comparison of Fiscal Years ended January 31, 2004 and January 31, 2003

Revenues, Expenses and Net Income

	Fiscal Years Ended on January 31		% increase (decrease)
	2004	2003
Gross Income	$7,270,517	$5,100,759	42.5%
Expenses	499,177	406,228	22.9%
Net Income	$6,771,340	$4,694,531	44.2%

Gross income for fiscal 2004 increased over that of fiscal 2003 primarily due to increased pellet shipments and prices due to increased market demand.  Fiscal 2004 expenses were higher than those for fiscal 2003, mainly due to increases in stock exchange fees and legal fees associated with SEC and Sarbanes-Oxley compliance.  (Expenses are described in further detail under

“Income and Expense” on page 13 of this Annual Report.)  Net income increased primarily due to increased pellet shipments and prices.

Reserves and Distributions

	As of January 31		% increase (decrease)
	2004	2003
Unallocated reserve	$1,408,584	$1,066,048	32.1%
Distributions per Unit	.380	.250	52.0%

Total distributions to Unitholders in fiscal 2004 equaled $4,985,603, compared to total distributions of $3,280,003 in fiscal 2003.  The increase of $0.13 per unit was primarily due to increased pellet shipments.

Royalty Income

	Fiscal Years Ended on January 31		% increase (decrease)
	2004	2003
Base overriding royalties	$6,845,302	$4,728,321	44.8%
Bonus royalties	—	—	—
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	378,086	324,635	16.5%
Total royalty income	$7,223,388	$5,052,956	43.0%

Base overriding royalties increased $2,116,981, or 44.8%, primarily due to increased pellet shipments and prices due to increased market demand.  Fee royalties increased $53,451, or 16.5%, primarily due to an increase in crude ore mined by Northshore.

Comparison of Fiscal Years ended January 31, 2003 and January 31, 2002

Revenues, Expenses and Net Income

	Fiscal Years Ended on January 31		% increase (decrease)
	2003	2002
Gross Income	$5,100,759	$3,984,721	28.0%
Expenses	406,228	340,315	19.4%
Net Income	$4,694,531	$3,644,406	28.8%

Gross income for fiscal 2003 increased over that of fiscal 2002 primarily due to increased pellet shipments.  Fiscal 2003 expenses were higher than those for fiscal 2002, mainly due to increasing legal fees.  (Expenses are described in further detail under “Income and Expense” on page 12 of this Annual Report.)

Reserves and Distributions

	As of / Fiscal Years Ended January 31		% increase (decrease)
	2003	2002
Unallocated reserve	$1,066,048	$1,094,721	(2.6)%
Distributions per Unit	.250	.305	(18.0)%

Total distributions to Unitholders in fiscal 2003 equaled $3,280,003, compared to total distributions of $4,001,603 in fiscal 2002.

Royalty Income

	Fiscal Years Ended on January 31		% increase (decrease)
	2003	2002
Base overriding royalties	$4,728,321	$3,709,014	27.5%
Bonus royalties	—	—
Minimum advance royalty paid (recouped)	—	—
Fee royalties	324,635	224,857	44.4%
Total royalty income	$5,052,956	$3,933,871	28.4%

Critical Accounting Policies

Accounting policies and estimates are disclosed in the financial statement footnotes on pages F-6 though F-9.

Off-Balance Sheet Arrangements

The Trust has no off-balance sheet arrangements.

Contractual Obligations

The Trust has no payment obligations under any long-term borrowings, capital lease, operating lease, or purchase agreement.

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

The Peters and Cloquet Lease Lands are located at the eastern end of the Mesabi Iron Range and contain low-grade iron ore known as taconite, approximately three tons of which must be beneficiated to produce one ton of high-grade pellets.  The Trustees have not had any surveys or test drillings performed to ascertain the iron ore reserves on the Peters and Cloquet Lease Lands.  However, initial surveys and test drillings made by Mesabi Iron Company many years ago indicated that these lands contained accessible taconite reserves capable of yielding approximately 500 million tons of high grade iron ore pellets.  In CCI’s 2003 Annual Report, CCI estimated that there currently remains enough ore reserve in the Peters and Cloquet Lease Lands to produce, at capacity-level extraction rates, concentrated product for approximately 66 years of mining.  The Mesabi Lease Lands provide an area for location of service roads, supporting plants and equipment and dump sites for overburden.

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

For example, assume that no shipments of iron ore products were made during the first calendar quarter of 2004, and further assume that pellets were shipped from Silver Bay, Minnesota in the second and third calendar quarters of 2004 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Gross Proceeds

2nd Quarter:	500,000	$14,000,000
3rd Quarter:	500,000	$14,000,000
	1,000,000	$27,000,000
	1,000,000	$26,000,000
	1,000,000	$25,000,000
	1,500,000	$37,500,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2003 would be as follows:

2nd Quarter:	$14,000,000 x 2-1/2%	$(350,000)
3rd Quarter:	$14,000,000 x 2-1/2%	$(350,000)
	$27,000,000 x 3-1/2%	$(945,000)
	$26,000,000 x 5%	$(1,300,000)
	$25,000,000 x 5-1/2%	$(1,375,000)
	$37,500,000 x 6%	$(2,250,000)

Based on the same example, the percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2004 would be 6%, because more than four million tons were shipped during the first three quarters.

The above figures are provided only to illustrate the method for calculating base overriding royalties and do not indicate the amount of base overriding royalties the Trustees expect Mesabi Trust to earn in calendar 2004 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties should not be considered a prediction of the amount of base overriding royalties Mesabi Trust will receive.

Royalty bonuses are payable on all iron ore products sold at prices above a threshold price (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $40.61 per ton for calendar year 2002, $41.13 for calendar year 2003, and will be $41.76 for calendar year 2004.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Nevertheless, because the sales price for pellets has not exceeded the applicable Adjusted Threshold Price for several years, no royalty bonus has been paid to the Trust in recent years.

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

Northshore is obligated to pay to Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $676,814 for calendar year 2002, $685,630 for calendar year 2003, and is $696,161 for calendar year 2004.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Fee royalties aggregating $378,086 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2004.

INCOME AND EXPENSE

Total income for Mesabi Trust for the fiscal year ended January 31, 2004 was $7,270,517, consisting of $47,129 in interest earned on the investment of the Unallocated Reserve, $378,086 in fee income, $0 in minimum advance royalty income, and $6,845,302 in overriding royalty income, compared with $5,100,759 in total income for the previous fiscal year.  Total expenses for the fiscal year were $499,177, compared with $406,228 in total expenses for the previous fiscal year.  There were distributions paid per Unit of Beneficial Interest totaling $.38 for the fiscal year ended January 31, 2004, compared with distributions paid for the fiscal year ended January 31, 2003 of $.25 per Unit.

Total expenses by categories were as follows:

	Fiscal Years ended on January 31
	2004	2003	2002

Compensation of Trustees	$140,680	$134,907	$131,767
Fees and Disbursements
Administrative	62,500	62,500	62,500
Accounting	32,850	28,577	32,155
Inspection trips, travel and other expenses of Trustees	32,942	33,785	31,684
Legal	121,317	88,322	39,590
Mining consultant and field representatives	20,758	13,786	14,217
Stock exchange listing fee	35,000	—	—
Printing of annual and quarterly reports, and letters to certificate holders	5,785	8,644	267
Transfer Agent and Registrar	17,569	15,838	18,635
Transfer Agent miscellaneous disbursements	29,776	19,869	9,500
	$499,177	$406,228	$340,315

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

RESERVES AND DISTRIBUTIONS

Mesabi Trust’s Unallocated Reserve aggregated $1,408,584 at January 31, 2004, compared with an Unallocated Reserve of $1,066,048 at January 31, 2003.  The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level.  Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses.  The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore.  Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.

The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain adequate reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of the lessee/operator, and the fact that the Trust essentially has no other liquid assets.

Payments to Unitholders during the fiscal year ended January 31, 2003 totaled $3,280,003 and payments to Unitholders during the fiscal year ended January 31, 2004  totaled $4,985,603.

CERTIFICATES OF BENEFICIAL INTEREST

The Certificates of Beneficial Interest are traded on the New York Stock Exchange.  During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended	High	Low	Amount Declared	Per Unit

April 30, 2003	$5.10	$4.11	$—	$—
July 31, 2003	$5.25	$4.50	918,400.07
October 31, 2003	$5.20	$4.60	1,574,401.12
January 31, 2004	$7.76	$5.08	3,936,003.30
			$6,428,804	$.49

Fiscal Quarter Ended	High	Low	Amount Declared	Per Unit

April 30, 2002	$4.30	$2.98	$—	$—
July 31, 2002	$4.74	$3.00	656,001.05
October 31, 2002	$4.24	$3.25	1,574,401.12
January 31, 2003	$4.90	$3.65	2,492,802.19
			$4,723,204	$.36

As of the close of business on March 26, 2004, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 2,100 individuals holding of record approximately 1,803,878 Units, and in the names of approximately 113 brokers, nominees, or fiduciaries holding of record approximately 11,316,132 Units.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company America Corporate Trustee 60 Wall Street 28th Floor New York, New York 10005	New York banking corporation

David J. Hoffman Individual Trustee P.O. Box 10444 Sedona, Arizona 86339	Mining geologist

Richard G. Lareau Individual Trustee Oppenheimer Wolff & Donnelly LLP 3400 Plaza VII 45 South Seventh Street Minneapolis, Minnesota 55402	Partner in the law firm of Oppenheimer Wolff & Donnelly LLP

Ira A. Marshall, Jr. Individual Trustee 12 Fincher Way Rancho Mirage, California 92270	Private investor; self-employed petroleum engineer

Norman F. Sprague III Individual Trustee 11726 San Vicente Blvd. Suite 625 Los Angeles, California 90049	Private investor; orthopedic surgeon

Respectfully submitted,

DEUTSCHE BANK TRUST COMPANY AMERICAS
New York, New York April 19, 2004	DAVID J. HOFFMAN RICHARD G. LAREAU IRA A. MARSHALL, JR. NORMAN F. SPRAGUE III

INDEPENDENT AUDITOR’S REPORT

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 2004 and 2003, and the related statements of income, unallocated reserve and trust corpus and cash flows for the years ended January 31, 2004, 2003, and 2002. These financial statements are the responsibility of the Trustee’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2004 and 2003, and the results of its operations and cash flows for the years ended January 31, 2004, 2003, and 2002, in conformity with accounting principles generally accepted in the United States of America.

EIDE BAILLY LLP
Fargo, North Dakota
March 8, 2004
/s/ Eide Bailly LLP

MESABI TRUST

BALANCE SHEETS

JANUARY 31, 2004 AND 2003

	2004	2003

ASSETS

CASH	$98,692	$2,515,457
U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	4,826,046	891,243
ACCRUED INCOME	449,780	175,978
PREPAID EXPENSE	15,560	11,421
	5,390,078	3,594,099

FIXED PROPERTY, including intangibles, at nominal values
Assignments of leased property
Amended assignment of Peters Lease	1	1
Assignment of Cloquet Leases	1	1
Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

	$5,390,081	$3,594,102

LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

DISTRIBUTION PAYABLE	$3,936,003	$2,492,802
ACCRUED EXPENSES	45,491	35,249
	3,981,494	2,528,051

UNALLOCATED RESERVE	1,408,584	1,066,048

TRUST CORPUS	3	3

	$5,390,081	$3,594,102

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2004, 2003 AND 2002

	2004	2003	2002

REVENUES
Royalties under amended lease agreements	$6,845,302	$4,728,321	$3,709,014
Royalties under Peters Lease fee	378,086	324,635	224,857
Interest	47,129	47,803	50,850

Total revenues	7,270,517	5,100,759	3,984,721

EXPENSES
Compensation of Trustees	140,680	134,907	131,767
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal and accounting	154,167	116,899	71,745
Mining consultant and field representatives	20,758	13,786	14,217
Transfer agent’s and registrar’s fees	17,569	15,838	18,635
Other Trust expenses	103,503	62,298	41,451

Total expenses	499,177	406,228	340,315

NET INCOME	$6,771,340	$4,694,531	$3,644,406

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

NET INCOME PER UNIT	$0.52	$0.36	$0.28

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2004, 2003 AND 2002

	Unallocated Reserve
	Number of Units	Amount	Trust Corpus

BALANCE, JANUARY 31, 2001	13,120,010	$795,918	$3

Net income	—	3,644,406	—
Distribution paid August 20, 2001, $.07 per unit	—	(918,401)	—
Distribution paid November 20, 2001, $.105 per unit	—	(1,377,601)	—
Distribution declared January 16, 2002, paid February 20, 2002, $.08 per unit	—	(1,049,601)	—

BALANCE, JANUARY 31, 2002	13,120,010	1,094,721	3

Net income	—	4,694,531	—
Distribution paid August 20, 2002, $.05 per unit	—	(656,001)	—
Distribution paid November 20, 2002, $.12 per unit	—	(1,574,401)	—
Distribution declared January 14, 2003, paid February 20, 2003, $.19 per unit	—	(2,492,802)	—

BALANCE, JANUARY 31, 2003	13,120,010	1,066,048	3

Net income	—	6,771,340	—
Distribution paid August 20, 2003, $.07 per unit	—	(918,400)	—
Distribution paid November 20, 2003, $.12 per unit	—	(1,574,401)	—
Distribution declared January 17, 2004, paid February 20, 2004, $.30 per unit	—	(3,936,003)	—

BALANCE, JANUARY 31, 2004	13,120,010	$1,408,584	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2004, 2003 AND 2002

	2004	2003	2002

OPERATING ACTIVITIES
Royalties received	$6,950,514	$4,972,730	$3,941,797
Interest received	46,202	50,274	43,593
Expenses paid	(493,075)	(452,463)	(321,136)

NET CASH FROM OPERATING ACTIVITIES	6,503,641	4,570,541	3,664,254

INVESTING ACTIVITIES
Maturities of U.S. Government securities	3,718,540	3,384,186	5,010,366
Purchases of U.S. Government securities	(7,653,343)	(3,382,513)	(5,397,467)

NET CASH FROM (USED FOR) INVESTING ACTIVITIES	(3,934,803)	1,673	(387,101)

FINANCING ACTIVITY
Distributions to unitholders	(4,985,603)	(3,280,003)	(4,001,603)

NET CHANGE IN CASH	(2,416,765)	1,292,211	(724,450)

CASH, BEGINNING OF YEAR	2,515,457	1,223,246	1,947,696

CASH, END OF YEAR	$98,692	$2,515,457	$1,223,246

RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Net income	$6,771,340	$4,694,531	$3,644,406
Decrease (increase) in accrued income	(273,802)	(77,754)	669
Decrease (increase) in prepaid insurance	(4,139)	(7,074)	—
Increase (decrease) in accrued expenses	10,242	(39,162)	19,179

NET CASH FROM OPERATING ACTIVITIES	$6,503,641	$4,570,541	$3,664,254

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2004, 2003 AND 2002

NOTE 1 -  NATURE OF BUSINESS AND ORGANIZATION

Nature of Business

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

The lessee/operator of Mesabi Trust’s mineral interests is Northshore Mining Corporation (NMC), a subsidiary of Cleveland-Cliffs Inc. (CCI). CCI is among the world’s largest producers of iron ore products. Prior to September 30, 1994, the lessee/operator had been a subsidiary of Cyprus Amax Minerals Company and was named Cyprus Northshore Mining Corporation (Cyprus NMC).

Organization

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

NOTE 2 -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Investments

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

Revenue Recognition

Royalty income under the amended lease agreements with NMC (Cyprus NMC through September 30, 1994) is recognized as it is earned. Under such agreements, royalties are earned upon shipment, regardless of whether the actual sales proceeds for any shipment are received by NMC.

Royalty income under the Peters Lease fee agreement also is recognized as it is earned. Under such agreement, however, royalties are earned [at the option of NMC (Cyprus NMC through September 30, 1994)] either upon mining of crude ore from Peters Lease lands or upon shipment of iron ore product produced from Peters Lease lands.

(continued on next page)

Fixed Property, Including Intangibles

The Trust’s fixed property, including intangibles, is recorded at nominal values and includes the following:

1.               The entire beneficial interest as assignor in the Amended Peters Lease Assignment and the Amended Cloquet Lease Assignment covering taconite properties in Minnesota which are leased to NMC (Cyprus NMC through September 30, 1994).

2.               The entire beneficial interest in Mesabi Land Trust which owns a 20% fee interest in the lands subject to the Peters Lease and the entire fee interest in other properties in Minnesota.

Accounting Estimates

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

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash, distributions payable and accrued expenses approximated fair value as of January 31, 2004 and 2003, because of the relative short maturity of these instruments.

NOTE 3 -  U. S. GOVERNMENT SECURITIES

U.S. government securities at January 31, 2004 and 2003 are classified as held-to-maturity and mature as follows:

	2004		2003
	Carrying Value	Fair Value	Carrying Value	Fair Value

Due within one year	$4,077,853	$4,075,162	$199,923	$201,969
Due after one year through six years	748,193	779,794	691,320	734,656

	$4,826,046	$4,854,956	$891,243	$936,625

(continued on next page)

NOTE 4 -  ROYALTY AGREEMENT

The current royalty rate schedule became effective on August 17, 1989, which was established pursuant to certain agreements (the “Amended Assignment Agreements”) the Trust entered into with Cyprus Northshore Mining Corporation (“Cyprus NMC”).  Pursuant to the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products shipped.

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

NMC (Cyprus NMC through September 30, 1994) also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC (Cyprus NMC through September 30, 1994) is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2004, the minimum advance royalty is $696,161. The minimum annual advance royalty was $685,630, $676,814, and $663,682 for the calendar years ended December 31, 2003, 2002 and 2001, respectively.

NOTE 5 -  UNALLOCATED RESERVE AND DISTRIBUTIONS

The Unallocated Reserve aggregated $1,408,584, at January 31, 2004, as compared with an unallocated reserve of $1,066,048 and $1,094,721 at January 31, 2003 and 2002, respectively. The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses.

During the fiscal years ended January 31, 2004, 2003, and 2002, the Trustees distributed cash payments totaling $4,985,603 (of $.38 per Unit), $3,280,003 (of $.25 per Unit), and $4,001,603 (of $.305 per Unit), respectively, of beneficial interest in Mesabi Trust. In addition, in January 2004 the Trustees declared a distribution of $.30 per Unit of beneficial interest, which was paid in February 2004.

(continued on next page)

NOTE 6 -  SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the two years ended January 31, 2004 and 2003 are presented below:

	2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenue	$378,164	$1,106,677	$2,401,495	$3,384,181
Expenses	128,162	141,231	116,912	112,872

Net income	$250,002	$965,446	$2,284,583	$3,271,309

Net income per unit	$0.02	$0.07	$0.17	$0.26

	2003
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenue	$266,518	$753,390	$1,964,772	$2,116,079
Expenses	71,390	126,692	95,995	112,151

Net income	$195,128	$626,698	$1,868,777	$2,003,928

Net income per unit	$0.01	$0.05	$0.14	$0.16