Form 10-K, Exhibit 13
period 2005-01-31
MESABI TRUST
filed 2005-04-14
CIK 65172

Exhibit 13

ANNUAL REPORT

OF THE TRUSTEES OF

MESABI TRUST

For the Year Ended January 31, 2005

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

Mesabi Trust will provide, however, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2005 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended.

Forward-Looking Information

Certain statements contained in this document are forward-looking, including specifically those statements estimating 2005 production or shipments.  All such forward-looking statements are based on input from the lessee/operator.  The Trust has no control over the operations and activities of the lessee/operator except within the framework of current agreements.  Actual results could differ materially from those indicated in such statements.  For important factors that could cause actual results to differ materially, see the information under the heading “Important Factors Affecting Mesabi Trust” set forth on page 11 of this Annual Report.

SELECTED FINANCIAL DATA

	2005	2004	2003	2002	2001
Years ended on January 31
Royalty and interest income	$13,575,548	$7,270,517	$5,100,759	$3,984,721	$5,753,650
Trust expenses	557,961	499,177	406,228	340,315	407,505
Net income(a)	$13,017,587	$6,771,340	$4,694,531	$3,644,406	$5,346,145

Net income per Unit(b)	$.99	$.52	$.36	$.28	$.41

Distributions declared per unit(b)(c)	$.77	$.49	$.36	$.26	$.41

At January 31
Total Assets	$8,252,335	$5,390,081	$3,594,102	$2,218,736	$2,556,754

(a)                                  The Trust, as a grantor trust, is exempt from federal and state income taxes.

(b)                                 Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(c)                                  During the fiscal year ended January 31, 2005, the Trustees distributed $.775 per Unit (including $.30 per Unit declared in fiscal 2004 and distributed in February 2004) and declared an additional distribution of $.295 per Unit, payable in February 2005.  During the fiscal year ended January 31, 2004, the Trustees distributed $.38 per Unit (including $.19 per Unit declared in fiscal 2003 and distributed in February 2003) and declared an additional distribution of $.30 per Unit, payable in February 2004.  During the fiscal year ended January 31, 2003, the Trustees distributed $.25 per Unit (including $.08 per Unit declared in fiscal 2002 and distributed in February 2002) and declared an additional distribution of $.19 per Unit, payable in February 2003.  During the fiscal year ended January 31, 2002, the Trustees distributed $.305 per Unit (including $.13 per Unit declared in fiscal 2001 and distributed in February 2001) and declared an additional distribution of $.08 per Unit, payable in February 2002.  During the fiscal year ended January 31, 2001, the Trustees distributed $.455 per Unit (including $.18 per Unit declared in fiscal 2000 and distributed in February 2000) and declared an additional distribution of $.13 per Unit, payable in February 2001.  See “Reserves and Distributions” on page 23 of this Annual Report.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Overview

Mesabi Trust (“Mesabi Trust” or the “Trust”), formed pursuant to an Agreement of Trust dated July 18, 1961 (the “Agreement of Trust”), is a trust organized under the laws of the State of New York.  Mesabi Trust holds all of the interests formerly owned by Mesabi Iron Company (“MIC”), including all right, title and interest in the Amendment of Assignment, Assumption and Further Assignment of Peters Lease (the “Amended Assignment of Peters Lease”), the Amendment of Assignment, Assumption and Further Assignment of Cloquet Lease (the “Amended Assignment of Cloquet Lease”), the beneficial interest in the Mesabi Land Trust (as such term is defined below) and all other assets and property identified in the Agreement of Trust.  The Amended Assignment of Peters Lease relates to an Indenture made as of April 30, 1915 among East Mesaba Iron Company (“East Mesaba”), Dunka River Iron Company (“Dunka River”) and Claude W. Peters (the “Peters Lease”) and the Amended Assignment of

Cloquet Lease relates to an Indenture made May 1, 1916 between Cloquet Lumber Company and Claude W. Peters (the “Cloquet Lease”).

The Trust will terminate twenty-one (21) years after the death of the survivor of twenty-five (25) persons named in an exhibit to the Agreement of Trust.  The youngest person on this exhibit is now 44 years old.

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business.  This prohibition applies even to business activities the Trustees deem necessary or proper for the preservation and protection of the Trust Estate (as such term is defined below).  Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the holders of Certificates of Beneficial Interest in the Trust (“Unitholders”) after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held.  The Trustees do not intend to expand their responsibilities beyond those permitted or required by the Agreement of Trust, the Amendment to the Agreement of Trust dated October 25, 1982 (the “Amendment”), and those required under applicable law.

The Trust has no employees, but it engages independent consultants to assist the Trustees in, among other things, monitoring the amount and sales prices of iron ore products shipped from Silver Bay, Minnesota, by Northshore Mining Company (“Northshore”), lessee/operator of the Mesabi Trust lands.  The information regarding amounts and sales prices of shipped iron ore products is used to compute the royalties payable to the Trust by Northshore.  Deutsche Bank Trust Company Americas, the Corporate Trustee, also performs certain administrative functions for the Trust.

Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for Federal income tax purposes.  Instead, the Unitholders are considered as “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders.

Leasehold royalty income constitutes the principal source of the Trust’s revenue.  Royalty rates are determined in accordance with the terms of Mesabi Trust’s leases and assignments of leases.  Three types of royalties, as well as royalty bonuses, comprise the Trust’s royalty income:

•                  Base overriding royalties, which historically constitute the majority of Mesabi Trust’s royalty income, are determined by both the volume and selling price of iron ore products shipped.  Northshore is obligated to pay Mesabi Trust base overriding royalties in varying amounts, based on the volume of iron ore products shipped.  Base overriding royalties are calculated as a percentage of the gross proceeds of iron ore products produced at Mesabi Trust lands (and to a limited extent other lands) and shipped from Silver Bay.  The percentage ranges from 2-1/2% of the gross proceeds for the first one million tons of iron ore products so shipped annually to 6% of the gross proceeds for all iron ore products in excess of 4 million tons so shipped annually.

•                  Royalty bonuses are earned when iron ore products shipped from Silver Bay are sold at prices above a threshold price.  The royalty bonus is a percentage of the gross proceeds of product shipped from Silver Bay and sold at prices above a threshold price.  The threshold price is adjusted (but not below $30.00) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $41.13 for calendar year 2003, $41.76 for calendar year 2004, and will be $42.89 for calendar year 2005.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  During the calendar quarter ended December 31, 2004,

Northshore paid a royalty bonus of $985,584 to the Trust; a total of $1,525,480 in royalty bonuses was paid by Northshore during fiscal year 2005.  The Trust has accrued $1,829,170 of royalty bonuses earned during fiscal year 2005, which will be received in the first quarter of fiscal year 2006.  Prior to fiscal year 2005, the Trust had not received a royalty bonus for several years.  (See the section entitled “Comparison of Fiscal Years ended January 31, 2005 and January 31, 2004 – Royalty Income” on page 6 of this Annual Report for more information.)

•                  Fee royalties, which historically constitute a smaller component of the Trust’s royalty income, are payable to Mesabi Land Trust, a Minnesota land trust of which Mesabi Trust is the sole beneficiary and for which US Bank N.A. acts as trustee, and are based on the amount of crude ore mined.  Currently, the fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing.  Crude ore is the source of iron oxides used to make iron ore pellets and other products.

•                  Minimum advance royalties: Generally, Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The advance royalty was $685,630 for calendar year 2003, $696,161 for calendar year 2004, and is $714,988 for calendar year 2005.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because advance minimum royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any advance minimum royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.  Historically, advance minimum royalties have been paid in the first fiscal quarter and recouped in the second fiscal quarter.

The current royalty rate schedule became effective on August 17, 1989, which was established pursuant to the Amended Assignment of Peters Lease, the Amended Assignment of Cloquet Lease, and the Assumption and Assignment of Mesabi Lease (together with the Amended Assignment of Peters Lease and the Amended Assignment of Cloquet Lease, the “Amended Assignment Agreements”), which the Trust entered into with Cyprus Northshore Mining Corporation (“Cyprus NMC”).  Pursuant to the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products shipped.  In 1994, Cyprus NMC was sold by its parent corporation to Cleveland-Cliffs Inc (“CCI”) and renamed Northshore Mining Company.  CCI now operates Northshore as a wholly-owned subsidiary.

Under the relevant documents, Northshore may mine and ship iron ore products from lands other than Mesabi Trust lands.  Northshore alone determines whether to mine off of Trust and/or such other lands, based on its current mining and engineering plan.  The Trustees do not exert any influence over mining operational decisions.  To encourage the use of iron ore products from Mesabi Trust lands, Mesabi Trust receives royalties on stated percentages of iron ore shipped from Silver Bay, whether or not the iron ore products are from Mesabi Trust lands.  Mesabi Trust receives royalties at the greater of (i) the aggregate quantity of iron ore products shipped that were from Mesabi Trust lands, and (ii) a portion of the aggregate quantity of all iron ore products shipped that were from any lands, such portion being 90% of the first four million tons shipped during such year, 85% of the next two million tons shipped during such year, and 25% of all tonnage shipped during such year in excess of six million tons.

Royalty income constitutes the principal source of the Trust’s revenue, which comprised 99.7%, 99.4%, and 99.1% of the total revenue of the Trust in fiscal years 2005, 2004, and 2003, respectively (years ending January 31).  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” on pages 19 and 22, respectively, of this Annual Report.

During the course of its fiscal year some portion of royalties expected to be paid to Mesabi Trust are based in part on estimated prices for iron ore products sold under term contracts between Northshore, CCI and certain of their customers (the “CCI Pellet Agreements”). Mesabi Trust is not party to these CCI Pellet Agreements. The estimated prices under these agreements are subject to interim and final pricing adjustments, which can be positive or negative, and which adjustments are dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. This can result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by Mesabi Trust.

Under the CCI Pellet Agreements, upward price adjustments were made during the first three months of calendar 2005 with respect to iron ore shipped by Northshore/CCI to customers from Silver Bay during 2003 and 2004. The pricing adjustments in turn resulted in increased royalty revenue to the Mesabi Trust, which are reflected in the Accrued Income Receivable on the Mesabi Trust balance sheet as of January 31, 2005.  The Mesabi Trustees are not able to predict whether adjustments in the future, if any, will be upward or downward.  See “Reserves and Distributions” on page 23 of this Annual Report for further discussion of the pricing adjustments.

Results of Operations

As shown in the table below, production of iron ore pellets at Northshore from Mesabi Trust lands during fiscal year 2005 totaled approximately 4.60 million tons, and actual shipments over the same period totaled approximately 4.56 million tons.  By comparison, actual pellet production for fiscal year 2004 approximated 4.68 million tons, and actual shipments approximated 4.99 million tons.

Fiscal Year Ended	Pellets Produced from Trust Lands	Shipments from Trust Lands

January 31, 2005	4,597,956	4,557,842

January 31, 2004	4,679,431	4,990,757

January 31, 2003	4,145,782	3,946,387

These decreases in production and shipments are attributable to increased mining by Northshore off of lands not owned by the Trust, resulting in a lower percentage of total pellet production and shipments being attributed to Trust lands.  In fiscal year 2005, the percentages of iron ore pellets produced, and shipments of iron ore products, attributed to Mesabi Trust lands were 90.4% and 90.6%, respectively.  In fiscal year 2004, 97.1% of pellet production and 96.2% of shipments were attributed to Mesabi Trust lands.

Notwithstanding the decreases in production and shipments attributed to Mesabi Trust lands, total royalty income for fiscal year 2005 increased 87.4% over fiscal year 2004, due to royalty bonuses payable to the Trust, as well as increased pellet pricing.

Comparison of Fiscal Years ended January 31, 2005 and January 31, 2004

Revenues, Expenses and Net Income

	Fiscal Years Ended on January 31		% increase (decrease)
	2005	2004
Gross Income	$13,575,548	$7,270,517	86.72%
Expenses	557,961	499,177	11.78%
Net Income	$13,017,587	$6,771,340	92.25%

Gross income for fiscal 2005 increased over that of fiscal 2004 primarily due to increased pellet prices due to increased market demand.  Fiscal 2005 expenses were higher than those for fiscal 2004, mainly due to increases in legal and accounting fees associated with SEC and Sarbanes-Oxley compliance efforts.  (Expenses are disclosed in further detail under “Income and Expense” on page 23 of this Annual Report.)  Net income increased primarily due to increased pellet prices.

Reserves and Distributions

	As of January 31		% increase (decrease)
	2005	2004
Unallocated reserve	$4,323,763	$1,408,584	206.96%
Distributions per Unit	.775	.380	103.95%

Total distributions to Unitholders in fiscal 2005 equaled $10,168,008, compared to total distributions of $4,985,603 in fiscal 2004. The increase of $.395 per unit was primarily due to increased pellet prices (including contract price adjustments and royalty bonuses) due to increased market demand.

Royalty Income

	Fiscal Years Ended on January 31		% increase (decrease)
	2005	2004
Base overriding royalties	$9,819,464	$6,845,302	43.45%
Bonus royalties	3,354,650	—	—
Minimum advance royalty paid (recouped)	—	—
Fee royalties	361,191	378,086	(4.47)%
Total royalty income	$13,535,305	$7,223,388	87.38%

Royalties increased in fiscal 2005 primarily due to increased royalty revenue recognized at the end of fiscal 2005 resulting from contract pricing adjustments of pellets shipped during 2003 and 2004 pursuant to the CCI Pellet Agreements.  Mesabi Trust is not a party to the CCI Pellet Agreements.  These contract pricing adjustments and the resulting royalty revenue increases (including increased revenue from bonus royalties) were calculated by Northshore/CCI during the first three months of 2005 and communicated in the final royalty payment letter to the Trust in early April 2005. The increased royalty revenue is included in Accrued Income Receivable on the Trust’s balance sheet at January 31, 2005 (a total of approximately $3,520,000) and is expected to be received by Mesabi Trust on April 29, 2005.

Royalties received in January 2005 also included a royalty bonus payment, reflecting prices of pellets shipped that exceeded the then current Adjusted Threshold Price of $41.76 per ton.  This royalty bonus payment resulted from pricing adjustments by Northshore that affected shipments made throughout calendar year 2004 and January 2005.

The contract pricing adjustments under the CCI Pellet Agreements are included as revenue in 2005, the period for which the pricing adjustments were determined.  Because the Trust is not a party to the underlying CCI Pellet Agreements, the Trustees cannot predict with certainty whether any pricing adjustments under these agreements will or will not occur in the future, or if there are pricing adjustments, whether they will be positive or negative. In either case, these price adjustments will impact future royalties received by the Trust that become available for distribution to Unitholders.

Comparison of Fiscal Years ended January 31, 2004 and January 31, 2003

Revenues, Expenses and Net Income

	Fiscal Years Ended on January 31		% increase (decrease)
	2004	2003
Gross Income	$7,270,517	$5,100,759	42.5%
Expenses	499,177	406,228	22.9%
Net Income	$6,771,340	$4,694,531	44.2%

Gross income for fiscal 2004 increased over that of fiscal 2003 primarily due to increased pellet shipments and prices due to increased market demand.  Fiscal 2004 expenses were higher than those for fiscal 2003, mainly due to increases in stock exchange fees and legal fees associated with SEC and Sarbanes-Oxley compliance.  (Expenses are described in further detail under “Income and Expense” on page 23 of this Annual Report.)  Net income increased primarily due to increased pellet shipments and prices.

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

Liquidity and Capital Resources

The Trust’s operations are limited to the collection of leasehold royalty income, payment of expenses and liabilities, distribution of net income to the Trust’s Unitholders and protection and conservation of Trust assets.  Trust monies are invested solely in U.S. government securities in a manner that, combined with cash flows from royalties received, is deemed adequate by the Trustees to meet currently foreseeable liquidity needs.  A more complete discussion of the Trustees’ management of liquidity is set forth under the heading “Reserves and Distributions” on page 23 of this Annual Report.

Current Developments

2005 Estimates.  In its 2004 annual report on Form 10-K, CCI estimated total calendar year 2005 Northshore production to be approximately 5.2 million tons of iron ore pellets (using iron ore mined from both Mesabi Trust lands and from other than Mesabi Trust lands).  In a press release dated February 16, 2005, CCI stated all its operations are expected to operate at or near capacity in 2005.  The Trustees are unable to determine how CCI’s projections will impact shipments from Northshore and the resulting effect, if any, on Mesabi Trust royalties.

Neither CCI nor Northshore has provided the Trust with an estimate for total calendar year 2005 shipments.  (See the description of the uncertainty of market conditions in the iron ore and steel industry under “Important Factors Affecting Mesabi Trust” below.)  During calendar years 2004, 2003, 2002, 2001, and 2000, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately 92.0%, 95.5%, 97.5%, 99.2%, and 99.8%, respectively, of total shipments.  Northshore has not advised the Trustees as to the percentage of iron ore products from Mesabi Trust lands it anticipates shipping in calendar year 2005.

Capacity Expansions.   In a November 9, 2004 press release, CCI’s chief executive officer stated that pellet demand for 2005 appears to exceed CCI’s production capacity and, further, that iron ore production does not appear to be keeping up with anticipated global demand, despite industry-wide capacity expansions.  As part of its efforts to capitalize on the anticipated demand, CCI had previously announced in a September 14, 2004 press release that its board of directors approved the planned reactivation of an idled furnace at Northshore.  According to CCI’s Form 10-K filed February 22, 2005, the reactivated furnace is expected to begin production in the first quarter of 2005 and will increase Northshore’s annual pellet production capacity by approximately 800,000 tons.  CCI’s board simultaneously approved the planned restart of an idled pellet furnace at United Taconite, CCI’s mine in Eveleth, Minnesota.  CCI stated in its Form 10-K filed February 22, 2005 that a further expansion at United Taconite is being evaluated.  In addition to the planned furnace reactivation, CCI announced in its October 28, 2004 earnings conference call that its board approved the restart of an additional 1,000,000 tons of concentrate capacity at Northshore, which could be sold to independent third parties.   At this time the Trustees are unable to make any projections as to the extent to which CCI’s planned capacity expansions may impact future royalties payable to the Trust.

Mesabi Nugget Project.  CCI is participating in the Mesabi Nugget Project with Kobe Steel, Ltd. (“Kobe Steel”), Steel Dynamics, Inc., Ferrometrics, Inc. and the State of Minnesota.  The project’s objective is to develop and apply a new iron making technology (Kobe Steel’s Itmk3 process) for converting iron ore into nearly pure iron nugget form.  CCI has indicated that if the Mesabi Nugget Project successfully achieves commercialization, iron nuggets from this new process would be used as an alternative to steel scrap as a raw material for electric steel furnaces and blast furnaces or basic oxygen furnaces of integrated steel producers.

A pilot plant to test the Itmk3 process was constructed at the Northshore facility and operated through August 3, 2004.  CCI stated in its Form 10-K filed February 22, 2005 that the third operating phase of the pilot plant test confirmed the commercial viability of the Itmk3 technology, and that four electric furnace producers and one foundry had used the nugget product with favorable results.

In May 2004, the Minnesota state legislature enacted legislation to shorten the environmental permitting timeline for the development of a nugget plant at Cliffs Erie, another site owned by CCI in Hoyt Lakes, Minnesota.  On September 23, 2004, the Iron Range Resources board approved a $10 million loan to Mesabi Nugget, LLC, a joint venture in which CCI holds a minority equity position, to support the development of a 600,000 metric-ton-per-year commercial nugget plant at Cliffs Erie.  In addition, St. Louis County, Minnesota is considering issuing $8 million in revenue bonds to support the plant’s development.

In its Form 10-K filed February 22, 2005, CCI stated that preliminary construction engineering and environmental permitting activities have been initiated for two potential commercial plant locations, and that earliest environmental approval was expected in the first half of 2005.  (CCI had previously indicated in a September 9, 2004 press release that it was proceeding with plans to participate in the development of a 500,000 ton nugget demonstration plant at Cliffs Erie and that efforts to permit commercial nugget modules at the Northshore facility had been terminated.)  CCI further stated in its Form 10-K that a decision to proceed on construction of a commercial plant could be made in the first half of 2005, and that CCI would be the supplier of iron ore and have a minority interest in the first commercial plant.

CCI announced in its September 9, 2004 press release that any future Minnesota construction of commercial nugget modules would be at CCI’s Cliffs Erie facility, and added that Northshore would be capable of supplying iron concentrates to the initial iron nugget demonstration plant expected at Cliffs Erie, as well as subsequent commercial modules.  CCI’s chief executive officer stated in CCI’s October 28, 2004 earnings conference call that no decision had been made as to which of the two locations would be used for the first nugget plant, but in either case that plant would be supplied with concentrate from Northshore.

Although Mesabi Trust is not a party to the Mesabi Nugget Project and its involvement in this project was not solicited, iron ore from Mesabi Trust lands is likely to be used to supply concentrate to the iron nugget demonstration plant or commercial modules.  At this time, however, the Trustees are unable to make projections as to whether any possible future royalties might be payable to the Trust with respect to any commercial nugget plants.

ISG Agreement.  Although Mesabi Trust is not a party to any iron ore supply contract with any customer of Northshore/CCI, the royalties it receives under the Amended Assignment Agreements are basically dependent on volume and price of iron ore products that are shipped from Silver Bay.  A substantial portion of shipments of iron ore from Mesabi Trust lands are sold under one of the CCI Pellet Agreements, the Pellet Sale and Purchase Agreement dated April 10, 2002 between CCI (together with Northshore and other affiliates) and International Steel Group, Inc. (together with its affiliates, “ISG”) (the “ISG Agreement”).  According to the terms of the ISG Agreement, CCI is ISG’s sole supplier of iron ore through 2016 for its Cleveland and Indiana Harbor Works.  The term of the ISG Agreement is through December 31, 2016, unless either party gives the other written notice to terminate by December 31, 2014 (two years prior to the end of the term).  If no notice of termination is given, the agreement will continue on an annual basis, subject to termination with 2-years’ prior written notice.  The ISG Agreement also provides for upward or downward adjustments of iron ore prices, which adjustments are dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  Many portions of the ISG Agreement such as prices, price adjustments and price adjustment formula have received confidential treatment in accordance with the rules of the Securities and Exchange Commission and the Trustees have not been permitted to review the entire agreement.

In a December 30, 2004 press release, CCI announced it had amended the ISG Agreement.  According to the press release, the amendment significantly raised the base price for iron ore pellets to better reflect current market rates.  Sales from Northshore pursuant to the ISG Agreement accounted for approximately 74% of iron ore pellet shipments attributed to Trust lands in calendar year 2004.  The Trustees are not able to quantify the effect of the amendment to the ISG Agreement on future royalties payable to the Trust.

Increased Iron Ore Pricing.  During its fiscal year ended January 31, 2005, Mesabi Trust experienced two significant developments that are likely to affect royalties it receives and the resulting funds that will be available for distribution by the Trust in the foreseeable future.  First, the Trust earned a royalty bonus for the first time since its inception during the fiscal year ended January 31, 2005 for iron ore shipments from Silver Bay sold at prices above the Adjusted Threshold Price.  (See the discussion under the heading “Royalty Income” under “Comparison of Fiscal Years ended January 31, 2005 and January 31, 2004” on page 6 of this Annual Report.)  In addition, during the course of its fiscal year some portion of the royalties paid to Mesabi Trust were based on estimated prices for iron ore products sold under the CCI Pellet Agreements. These prices were subject to interim and final pricing adjustments, which can be positive or negative, and which adjustments are dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. This can result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by Mesabi Trust.

Under the CCI Pellet Agreements, upward price adjustments were made during the first three months of calendar 2005 to iron ore shipped by Northshore to customers from Silver Bay during 2003 and 2004 due to increased pricing.  The pricing adjustments in turn resulted in increased royalty revenue to the Mesabi Trust, which are reflected in the Accrued Income Receivable on the Mesabi Trust balance sheet as of January 31, 2005.  The Mesabi Trustees are not able to predict whether adjustments in the future, if any, will be upward or downward.  See “Reserves and Distributions” on page 23 of this Annual Report for further discussion of the pricing adjustments.

CCI reported in its Form 10-K filed February 22, 2005 that it experienced higher sales prices for 2004, primarily attributable to the effect of higher steel prices on CCI’s term sales contract escalators, as well as an increase in international pellet pricing of approximately 20%.  In a press release dated February 16, 2005, CCI’s chief executive officer stated that sentiment surrounding the international benchmark pricing negotiations seems to indicate the market is expecting a material increase in international iron ore prices.  He stated further that the price increase in 2004 was the largest in ten years and that steel pricing remains strong.

Additionally, steel prices continue to rise, resulting in recent iron ore increases being announced by international iron ore suppliers.  The increased demand in steel is attributed primarily to economic growth in China, where iron ore imports have more than tripled since 2000, according to published reports.

On April 7, 2005, CCI announced that the estimated effect of the increase in international pellet pricing will result in increased CCI sales revenues and that CCI will realize an increase in pricing representing a combination of known contractual base price increases, lag year adjustments, and capped pricing on one of its contracts. Because the shipments of iron ore products using iron ore mined from Mesabi Trust lands represent only a fraction of CCI’s overall sales and because Mesabi Trust is not party to CCI’s customer contracts, while this news indicates that the trend of prices realized by CCI appears higher, the actual impact on royalties (and ultimately distributions by Mesabi Trust) cannot be estimated.

The Trustees cannot project whether iron ore prices will continue to increase or any potential impact on future royalties payable to the Trust.

On April 8, 2005, the Mesabi Trustees declared a distribution of $0.33 per Unit of Beneficial Interest of Mesabi Trust payable on May 20, 2005 to Mesabi Trust Unitholders of record at the close of business on April 30, 2005. This compares to $0.05 per Unit for the same period last year. Normally, only a minimum advance royalty is received by Mesabi Trust for the first calendar quarter of each year as little or no shipments of iron ore are typically made in the first calendar quarter by Northshore because the Great Lakes shipping lanes are frozen during most of the period.

Securities Regulation.  The Trust is a publicly-traded trust listed on the New York Stock Exchange (“NYSE”) and is therefore subject to extensive regulation under, among others, the Securities Act of 1933, the Securities Exchange Act of 1934, NYSE rules and regulations and the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”).  Issuers failing to comply with such authorities risk serious consequences, including criminal as well as civil and administrative penalties.  In most instances, these laws, rules and regulations do not specifically address their applicability to publicly-traded trusts such as Mesabi Trust.  In particular, Sarbanes-Oxley provides for the adoption by the Securities and Exchange Commission (the “SEC”) and NYSE of certain rules and regulations that may be impossible for the Trust to literally satisfy because of its nature as a pass-through trust.  During fiscal 2004, the SEC and NYSE adopted rules and regulations pursuant to Sarbanes-Oxley that require a publicly-traded company’s board of directors, audit committee or executive directors (or similar body) to act with respect to certain corporate governance matters.  The Trust does not have, nor does the Agreement of Trust provide for, a board of directors, an audit committee or any executive officers.  Therefore, the Trust cannot literally comply with many of these rules and regulations.  The Trustees intend to follow the SEC’s and NYSE’s rulemaking closely and attempt to comply with such rules and regulations where possible.

Other Information.  Mesabi Trust has no employees, but it engages independent consultants to assist the Trustees in monitoring, among other things, the amount and sales prices of iron ore products shipped by Northshore from Silver Bay.  As noted above, the information regarding amounts and sales prices of shipped iron ore products is used to compute the royalties payable to Mesabi Trust by Northshore.  Deutsche Bank Trust Company Americas, the Corporate Trustee, also performs certain administrative functions for Mesabi Trust.

Important Factors Affecting Mesabi Trust

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business.  This prohibition seemingly applies even to business activities the Trustees deem necessary or proper for the preservation and protection of the Trust Estate (as such term is defined below).  Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the Trust’s Unitholders after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held.

Accordingly, the income of the Trust is highly dependent upon the activities and operations of Northshore, and the terms and conditions of the Amended Assignment Agreements.  The Trust and the Trustees have no control over the operations and activities of Northshore, except within the framework of the Amended Assignment Agreements.  Northshore alone controls (i) historical operating data, including iron ore production volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future operating and capital expenditures; (iii) geological data relating to reserves and (iv) projected production of iron ore products.  Northshore alone determines whether to mine off of Trust and/or state lands, based on its current mining and engineering plan.  The Trustees do not exert any influence over mining operational decisions, nor do the Trustees provide any input regarding the ore reserve estimate reported by CCI.  While the Trustees request material information for use in periodic reports as part of their evaluation of the Trust’s disclosure controls and procedures, the Trustees do not control this information and they rely on Northshore to provide accurate and timely information for use in the Trust’s reports filed with the SEC.

Additionally, as permitted by the terms of the Agreement of Trust and the Amendment, the Trustees are entitled to, and in fact do rely, upon certain experts in good faith, including (i) the independent consultants with respect to monthly production and shipment reports, which include figures on crude ore production and iron ore pellet shipments, and discussions concerning the condition and accuracy of the scales and plans regarding the development of the Trust’s mining property; and (ii) the accounting firm they have contracted with for non-audit services, including reviews of financial data related to shipping and sales reports provided by Northshore and a review of the schedule of leasehold royalties payable to the Trust.

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

2.                                       Operations of Northshore.  Because the primary portion of the Trust’s revenues derive from iron ore product shipped by Northshore from Silver Bay, Northshore’s processing and shipping activities directly impact the Trust’s revenues in each quarter and for each year.  In turn, a number of factors affect Northshore shipment volume.  These factors include, among others, economic conditions in the iron ore industry, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, availability of ore boats, production at Northshore’s mining operations, and production at the pelletizing/processing facility.  If any pelletizing line becomes idle for any reason, production and shipments (and, consequently, Trust income) could be adversely impacted.  In addition, as noted in CCI’s November 9, 2004 press release, the planned reactivation of a previously idled furnace at Northshore may be impacted by such factors as failure to obtain required environmental permits for or otherwise implement planned capital expansions, an inability to generate sufficient concentrate to support the reactivated furnace, an inability of the planned expansions to achieve expected additional production, and increases in the cost and length of time required to complete the capacity expansions.

3.                                       Increasing Royalties.  As described elsewhere in this Annual Report, the royalty percentage paid to the Trust increases as the aggregate tonnage of iron ore products shipped, attributable to the Trust, in any calendar year increases past each of the first four one-million ton volume thresholds.  Assuming a consistent sales price per ton throughout a calendar year, shipments of iron ore product attributable to the Trust later in the year generate a higher royalty to the Trust, as total shipments for the year exceed increasing levels of royalty percentages and pass each of the first four one-million ton volume thresholds.

Royalties increased in fiscal 2005 primarily due to increased royalty revenue recognized at the end of fiscal 2005 resulting from contract pricing adjustments of pellets shipped during 2003 and 2004 pursuant to the CCI Pellet Agreements. Mesabi Trust is not party to these agreements. The

Trustees cannot predict with certainty whether any pricing adjustments under these agreements will or will not occur in the future, or if there are pricing adjustments, whether they will be positive or negative. In either case, these price adjustments will impact future royalties received by the Trust that become available for distribution to Unitholders.

4.                                       Increasing Iron Ore Prices and Royalty Bonus.  As described elsewhere in this Annual Report, the Trust receives a royalty bonus equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price ($41.76 per ton for calendar year 2004 and $42.89 per ton for calendar year 2005).  Although Northshore was able to sell some product at prices higher than the Adjusted Threshold Price in 2004 and January 2005, the Trustees are unable to make projections as to whether Northshore will continue to be able to sell pellets at prices above the Adjusted Threshold Price, entitling the Trust to any future royalty bonus payments.

Furthermore, although Mesabi Trust has an Accrued Income Receivable of $3,519,923 on its balance sheet as of January 31, 2005 reflecting positive price adjustments under the CCI Pellet Agreements, there is no assurance that there will be any additional positive price adjustments in the future, and it is possible that negative adjustments under those agreements can also occur.

5.                                       Percentage of Mesabi Trust Ore.  As described elsewhere in this Annual Report, Northshore has the ability to process and ship iron ore products from lands other than Mesabi Trust lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands.  The percentages of shipments that came from Mesabi Trust lands were 92.0%, 95.5%, 97.5%, 99.2%, and 99.8%, in calendar years 2004, 2003, 2002, 2001, and 2000, respectively.

6.                                       Uncertainty of Market Conditions in the Steel and Iron Ore Industry.  CCI reported in its Form 10-K for its fiscal year ending December 31, 2004 that it experienced a record year in revenues, earnings and iron ore pellet production volume, and is projecting that 2005 pellet production will exceed that of 2004, given previously announced capacity expansions at two facilities (including Northshore).  However, CCI cautioned in its Form 10-K that significant risks and uncertainties may impact its forecast, including, but not limited to, lower customer demand, an increase in certain steel imports and iron ore substitutes, a decrease in iron ore production in North America, customer failure, and customer or potential customer restructuring and financial difficulty (which could result in reduced production capacity over time).  Furthermore, there still exists uncertainty, consolidation and restructuring in the domestic steel market.

In light of the current steel industry environment, uncertainties arising from war and other global events, and the above-mentioned risks and factors, it is uncertain whether prices on domestic steel products will be maintained at these current relatively higher levels, and whether steel mills will be able to operate at capacity levels in 2005 and beyond.  Furthermore, although overall there appears to have been an increase in the demand for domestic steel products over the last fiscal year, it is nevertheless uncertain whether this increase in demand will continue and the extent to which it will impact royalties paid to the Trust in fiscal year 2006 and beyond.

Critical Accounting Policies

This “Trustees’ Discussion and Analysis of Financial Condition and Results of Operations” is based upon the Trust’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires the Trustees to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  The Trustees base their estimates and judgments on historical experience and on various other assumptions that the Trustees believe are reasonable under the circumstances.  However, future events are subject to change and the best estimates and judgments may require adjustment.  For a complete description of the Trust’s significant accounting policies, please see Note 2 to the financial statements on pages F-9 through F-12.

Critical accounting policies are those that have meaningful impact on the reporting of the Trust’s financial condition and results, and that require significant management judgment and estimates.  The Trustees have determined that there are no critical accounting policies.

Off-Balance Sheet Arrangements

The Trust has no off-balance sheet arrangements.

Contractual Obligations

The Trust has no payment obligations under any long-term borrowings, capital lease, operating lease, or purchase agreement.

TO THE HOLDERS OF

CERTIFICATES OF BENEFICIAL INTEREST IN

MESABI TRUST

THE TRUST ESTATE

The principal assets of Mesabi Trust consist of two different interests in certain properties in the Mesabi Iron Range: (i) Mesabi Trust’s interest as assignor in the Amended Assignment of Peters Lease and the Amended Assignment of Cloquet Lease, which together cover properties aggregating approximately 9,750 contiguous acres in St. Louis County, Minnesota (the “Peters Lease Lands” and the “Cloquet Lease Lands,” respectively, and collectively, the “Peters and Cloquet Lease Lands”), and (ii) Mesabi Trust’s ownership of the entire beneficial interest in Mesabi Land Trust, which has a 20% interest as fee owner in the Peters Lease Lands and a 100% fee ownership in certain non-mineral-bearing lands adjacent to the Peters and Cloquet Lease Lands (the “Mesabi Lease Lands,” together with the Peters Lease Lands and the Cloquet Lease Lands, the “Trust Estate”).  The following map shows the approximate location of the Trust Estate:

Canada
Mesabi
Iron Range
Babbitt
Hibbing
Silver Bay
Grand Rapids
Lake Superior
Duluth
Minnesota

☐             The boxed area indicates the approximate location of Mesabi Trust’s Trust Estate (not drawn  to scale), as defined above under “The Trust Estate,” which is a small part of the region with an iron ore body known as the Mesabi Iron Range.  The Mesabi Trust does not own any property interests other than in the Trust Estate.

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

The Peters and Cloquet Lease Lands are located at the northeastern end of the Mesabi Iron Range and contain mineral deposits consisting of a sedimentary bed of banded magnetite in silicious gangue, a form of low-grade iron ore known as taconite, approximately three tons of which must be beneficiated to produce one ton of high-grade pellets.  By far the larger holding is under the Peters Lease.  The Trustees have not had any surveys or test drillings performed to ascertain the iron ore reserves on the Peters and Cloquet Lease Lands.  In CCI’s 2004 Annual Report, CCI estimated that there currently remains enough ore reserve in the Peter Mitchell mine to produce approximately 315 million tons of pellets; an undetermined portion of this reserve, however, is attributable to lands other than Trust lands.  The Mesabi Lease Lands contain substantially no commercial ore deposits and have been used principally in connection with mining the taconite from the Peters and Cloquet Lease Lands, such as the provision of an area for location of service roads, supporting plants and equipment and dump sites for overburden.

Under the Amended Assignment Agreements, Northshore produces iron ore from the Peters and Cloquet Lease Lands for the manufacture of iron ore products to be sold to various users. Mesabi Trust receives royalties on the crude ore extracted from such Lands and the pellets produced from such crude ore, and in each case the royalties are based upon the volume of iron ore products shipped and the prices received by Northshore.

HISTORY OF THE TRUST’S ACQUISITION OF THE TRUST ESTATE

Prior to the creation of the Mesabi Trust and the Mesabi Land Trust on July 18, 1961, MIC, the Trust’s predecessor in interest, owned the interests in the Peters, Cloquet and Mesabi Lease Lands.  MIC obtained its interests as follows:

Peters Lease Lands. MIC owned a 20% interest in the fee ownership in the Peters Lease Lands.  Originally, the Peters Lease Lands were owned by East Mesaba and Dunka River which were wholly owned subsidiaries of Dunka-Mesaba Security Company (“Dunka-Mesaba”).  In August 1951, East Mesaba and Dunka River conveyed the Peters Lease Lands to their parent company, Dunka-Mesaba, which in turn conveyed to each of its stockholders an undivided interest in the Peters Lease Lands in proportion to each stockholder’s ownership in the parent company.  Accordingly, MIC, which had been the owner of 20% of the outstanding capital stock of Dunka-Mesaba, acquired a 20% undivided interest in the Peters Lease Lands and the right to receive a 20% fee royalty under the Peters Lease.

By an instrument dated October 1, 1917, as of April 30, 1915, East Mesaba and Dunka River leased their properties to Claude W. Peters.  (This instrument, as modified by instruments dated February 3, 1921, July 17, 1939 and July 31, 1951, is known as the “Peters Lease.”)  Claude W. Peters acquired the Peters Lease on behalf of MIC and an assignment of the Peters Lease from Claude W. Peters to MIC was recorded in 1919.  In 1939, MIC assigned the Peters Lease to Reserve Mining Company (“Reserve”) in consideration for which Reserve agreed to pay MIC a percentage of its net profits.  Later, these payments were changed to royalty payments.

Cloquet Lease Lands.  MIC held a leasehold interest in the Cloquet Lease Lands pursuant to the Indenture of Lease dated May 1, 1916.  In 1939, MIC assigned its interest in the Cloquet Lease as lessee to Reserve.

Mesabi Lease Lands.  MIC held a fee interest in the Mesabi Lease Lands. In 1939, MIC leased its interest in the Mesabi Lease Lands to Reserve.

Acquisition of Interests from MIC.  MIC had not engaged in actual mining operations since 1939, with all of its ownership of land in fee having been leased out and its leaseholds in land assigned to Reserve in exchange for royalty payments.  Because MIC’s activities in connection with the administration of its assets were limited to the collection of income, the payment of expenses and liabilities, the distribution of the net income and the protection and conservation of the assets held, in July 1961 its board of directors proposed, and its stockholders subsequently approved, to adopt a plan of complete liquidation as a result of which MIC’s assets were transferred to and administered by two trust entities.

To comply with the law of the State of Minnesota, which requires that a trust holding real property located in that state must be administered under Minnesota law, the Mesabi Land Trust was created under Minnesota law on July 18, 1961 pursuant to an Agreement of Trust of even date.  MIC transferred to the Mesabi Land Trust its 20% interest as fee owner in the Peters Lease and the Peters Lease Lands and its interest as 100% fee owner in the Mesabi Lease Lands and as lessor of the Mesabi Lease.

Also pursuant to an Agreement of Trust, the Mesabi Trust was created under New York law on July 18, 1961.  MIC transferred to the Mesabi Trust instruments assigning the Amended Assignment of Peters Lease and the Amended Assignment of Cloquet Lease (covering its interest as assignor of the entire leasehold interest in the Peters Lease Lands and the Cloquet Lease Lands), together with cash, marketable securities and other assets.  The Mesabi Trust also received all of the beneficial interest in the Mesabi Land Trust.

Since the creation of the Mesabi Land Trust and the Mesabi Trust, although the mining operators have changed (Reserve, the original lessee, operated the mine until it closed on July 31, 1986.  Cyprus Minerals Company (“Cyprus”) purchased substantially all of Reserve’s assets on August 17, 1989 and resumed operations as Cyprus NMC.  On September 30, 1994, CCI purchased all of Cyprus NMC’s capital stock from Cyprus.  CCI renamed the operation Northshore Mining Corporation.) and the Peters Lease, the Cloquet Lease and the Mesabi Lease have been further amended and assigned, the Trust Estate has not changed.

The following diagram illustrates the relationships of the various parties that own the lands and have interests in the lands the Trust has interests in:

DESCRIPTION OF THE MINERAL PROPERTIES AND NORTHSHORE’S MINING OPERATIONS

Mine and Rock Formation.  The Mesabi Trust properties, including the ore mine, are located in northeastern Minnesota, approximately two miles south of Babbitt, Minnesota.  The ore mine on the Mesabi Trust properties is called the Peter Mitchell mine, an open pit mine consisting a 10-mile long segment of a host rock called the Biwabik Iron Formation, which is a very hard cherty rock containing magnetite as the ore mineral.  The Biwabik Iron Formation extends west and southwest for over 100 miles and constitutes the Mesabi Iron Range.  Recoverable iron grades range from 21% in the west end of the mine open pit to 26% in the central portion and east end, with 19% as the cut off grade.  The ore body dips south under the hanging wall called the Virginia Formation.  To date, the Mesabi Trust properties have been explored for their iron ore potential.  To the knowledge of the Mesabi Trustees, no other minerals have been explored on the Mesabi Trust properties.

Mining Properties.  As disclosed elsewhere in this filing, Northshore, a wholly-owned subsidiary of CCI, currently conducts the mining operation upon the Mesabi Trust properties.  The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 20.  Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61.  Each year, the Trustees visit the Northshore mine and the processing plant.  During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities.  Based on the Trustees’ past inspection trips, including the most recent one in October 2004, the Trustees believe that the mining properties and facilities are in good operating condition.

Northshore’s Mining Operations.  Because the Mesabi Trust is not involved in Northshore’s mining operations, the Trustees do not have detailed firsthand information relating to such operations, or the equipment and facilities used by Northshore.  Northshore has not provided such information to the Trustees.  Therefore, the Trustees rely on information disclosed by CCI in its periodic reports filed with the SEC and other reports published by independent organizations, such as Skillings Mining Review, in providing the following information relating to Northshore’s mining operations, its equipment and facilities.

Drilling at the Northshore mine is conducted with three 120 GD rotary units with 16-inch diameter holes on 28- to 30-foot spacing.  The drilling is followed with blasts using heavy ANFO (which stands for ammonium nitrate and fuel oil) and emulsion which break an average of 700,000 to 1,200,000 tons of crude taconite.  After blasts, taconite is then removed by a loading fleet consisting of three 295-B Bucyrus-Erie shovels with 20 cubic-yard buckets, and a Cat 994 loader.  A haulage fleet of Model 730 Dresser Haulpaks carry crude taconite to the primary and secondary crushers located about two miles away.  At the crushers, taconite is emptied from the end-dump trucks into a 60-inch primary gyratory unit and four 30 by 70-inch secondary crushers for reduction to a nominal 3-inch size.  Coarse ore is then fed into 80-ton capacity ore cars for transportation to Silver Bay via a 47-mile long, twin track railroad owned by Northshore. Each train is pulled by three or four diesel electric locomotives.

Upon arrival at the Silver Bay plant, the coarse taconite ore is then loaded into one of the active grinding lines. Each line includes one 10-foot by 18-foot rod mill and two 10-foot by 18-foot ball mills.  The final grinding of the crude taconite is to 90% minus 325 mesh. During the concentrating process, ore concentrate is separated by a two-stage magnetic separation, which removes low grade tailings from the ore concentrate.  The tailings are pumped uphill to the Mile Post 7 disposal site.  The concentrate is then fed into hydro-separators and vacuum filters, during which process the moisture content in the concentrate is reduced and the final concentrate is ready for pelletizing.  The pelletizing process first feeds the ore concentrate to which corn starch has been added as a binder into a balling drum 14 foot long and 7 foot in diameter.  The revolving action of the drum causes the concentrate to build up into pellets.  Next, pellets over one-half inch in diameter are conveyed to a moving grate and enter into a high temperature furnace for final treatment.  From the furnace the pellets are conveyed to a dockside storage bin with a 5-million ton storage capacity.  Northshore’s sheltered harbor at Silver Bay can handle 55,000-ton ore carriers.

LEASEHOLD ROYALTIES

Northshore is obligated to pay to Mesabi Trust base overriding royalties and royalty bonuses on all pellets (and other iron ore products) produced from the Peters and Cloquet Lease Lands (“Mesabi Ore”) and shipped from Silver Bay in each calendar year.  The royalties are based on prices per unit of product, volumes of product shipped and where on the escalating scale of royalties—2-1/2% on the first million tons to 6% on shipments above four million long tons per calendar year—each shipment falls.

Base overriding royalties.  Base overriding royalties are calculated on the basis of an escalating scale of percentages of gross sales proceeds of iron ore shipped.  The applicable percentage is determined by reference to the tonnage of pellets previously shipped in the then current calendar year, as follows:

Tons of iron ore products shipped in calendar year	Applicable royalty (expressed as a percentage of gross sales proceeds within each tranche)

one million or less	2-1/2%
more than one but not more than two million	3-1/2%
more than two but not more than three million	5%
more than three but not more than four million	5-1/2%
more than four million	6%

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $41.13 for calendar year 2003, $41.76 for calendar year 2004, and will be $42.89 for calendar year 2005.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

The amount of royalty bonuses payable for any calendar quarter is calculated on the basis of an escalating scale of percentages of the gross sales proceeds to Northshore of pellets produced from Mesabi Ore that are sold at prices above the Adjusted Threshold Price.  The applicable percentage is determined by reference to the amount by which the sales prices for a particular quantity of pellets exceeds the Adjusted Threshold Price, as follows:

Amount by which sales price per ton exceeds Adjusted Threshold Price	Applicable Percentage

$ 2 or less	1/2 of 1%
more than $2 but not more than $4	1%
more than $4 but not more than $6	1-1/2%
more than $6 but not more than $8	2%
more than $8 but not more than $10	2-1/2%
more than $10	3%

Leasehold royalty example.   To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2005, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2005 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$42.00	$21,000,000
3rd Quarter:	500,000	$44.00	$22,000,000
	1,000,000	$46.00	$46,000,000
	1,000,000	$48.00	$48,000,000
	1,000,000	$50.00	$50,000,000
	1,500,000	$42.00	$63,000,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2005 would be as follows:

2nd Quarter:	$ 21,000,000 x 2-1/2%	=	$525,000
3rd Quarter:	$ 22,000,000 x 2-1/2%	=	$550,000
	$ 46,000,000 x 3-1/2%	=	$1,610,000
	$ 48,000,000 x 5%	=	$2,400,000
	$ 50,000,000 x 5-1/2%	=	$2,750,000
	$ 63,000,000 x 6%	=	$3,780,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2005 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2005 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $42.89):

2nd Quarter:	Below ATP: no bonus payable	=	None
3rd Quarter:	$22,000,000 x 0-1/2%	=	$110,000
	$46,000,000 x 1%	=	$460,000
	$48,000,000 x 1-1/2%	=	$720,000
	$50,000,000 x 2%	=	$1,000,000
	Below ATP: no bonus payable	=	None

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2005 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

Bonuses on other ore.  Northshore also must pay base overriding royalties and royalty bonuses on pellets produced from lands other than Mesabi Lease Lands (“Other Ore”) to the extent necessary to assure payment of base overriding royalties and royalty bonuses on at least 90% of the first four million tons of pellets shipped from Silver Bay in each calendar year, at least 85% of the next two million tons of pellets shipped therefrom in each calendar year, and at least 25% of all tonnage of pellets shipped therefrom in each calendar year in excess of six million tons.  Base overriding royalties and royalty bonuses payable on Other Ore can be recouped by Northshore out of base overriding royalties and royalty bonuses paid on Mesabi Ore.  The amount of Other Ore royalties and Other Ore royalty bonuses which can be recouped on any payment date cannot, however, exceed 20% of the amount of Mesabi Ore royalties and royalty bonuses which are otherwise payable on that payment date.

Advance royalties.  Northshore is obligated to pay to Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $685,630 for calendar year 2003, $696,161 for calendar year 2004, and is $714,988 for calendar year 2005.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

Other leasehold royalty information.  Base overriding royalties and royalty bonuses are payable quarterly and accrue upon shipment, whether or not the actual sales proceeds for any shipment are received by Northshore.  The amount of base overriding royalties and royalty bonuses payable with respect to the first three quarters in any calendar year are determined on the basis of tonnage shipped during each such calendar quarter and the actual sales proceeds of such shipments, with an adjustment made to the royalties payable with respect to the last quarter in any calendar year to account for adjustments.

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

Fee royalties aggregating $361,191 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2005.

INCOME AND EXPENSE

Total income for Mesabi Trust for the fiscal year ended January 31, 2005 was $13,575,548, consisting of $40,243 in interest earned on the investment of the Unallocated Reserve, $361,191 in fee income, $0 in minimum advance royalty income, $3,354,650 in bonus royalties, and $9,819,464 in overriding royalty income, compared with $7,270,517 in total income for the previous fiscal year.  Total expenses for the fiscal year were $557,961, compared with $499,177 in total expenses for the previous fiscal year.  There were distributions paid per Unit of Beneficial Interest totaling $.775 for the fiscal year ended January 31, 2005, compared with distributions paid for the fiscal year ended January 31, 2004 of $.38 per Unit.

Total expenses by categories were as follows:

	Fiscal Years ended on January 31
	2005	2004	2003

Compensation of Trustees	$141,791	$140,680	$134,907
Fees and Disbursements
Administrative	67,548	62,500	62,500
Accounting	49,880	32,850	28,577
Inspection trips, travel and other expenses of Trustees	31,122	32,942	33,785
Legal	158,314	121,317	88,322
Mining consultant and field representatives	19,616	20,758	13,786
Stock exchange listing fee	35,000	35,000	—
Printing of annual, quarterly and current reports, and letters to certificate holders	9,875	5,785	8,644
Transfer Agent and Registrar	13,856	17,569	15,838
Transfer Agent miscellaneous disbursements	30,959	29,776	19,869
	$557,961	$499,177	$406,228

Pursuant to the Amendment, each Individual Trustee receives annual compensation for services as Trustee of $20,000, adjusted up or down (but not below $20,000) in accordance with changes from the November 1981 level of 295.5 (the “1981 Escalation Level”) in the All Commodities Producer Price Index (with 1967 = 100 as a base), which is published by the U.S. Department of Labor.  The adjustment is made at the end of each fiscal year and is calculated on the basis of the proportion between (a) the level of such index for the November preceding the end of such fiscal year, and (b) the 1981 Escalation Level.

RESERVES AND DISTRIBUTIONS

Mesabi Trust’s Unallocated Reserve aggregated $4,323,763 at January 31, 2005, compared with an Unallocated Reserve of $1,408,584 at January 31, 2004.  The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level, usually within the range of $500,000 to $1,000,000.  Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses.  The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore.  Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.

The Trust’s Unallocated Reserve as of the end of fiscal year ended January 31, 2005 was  $4,323,763, representing an increase of $2,915,179 compared with the Trust’s unallocated reserve as of the end of fiscal year ended January 31, 2004. The increase is due to royalty revenue that was accrued for on the Trust’s balance sheet at the end of fiscal 2005, but not yet paid to the Trust (expected in late April 2005), resulting from contract pricing adjustments of pellets sold under the CCI Pellet Agreements with its customers that were finalized during the first three months of 2005. The Mesabi Trust is not a party to the CCI Pellet Agreements. These price adjustments relate to 2003 and 2004 shipments of pellets that resulted in increased royalty revenue (including increased revenue due to bonus royalties) recognized in January 2005 compared to January 2004 due to increased pricing. The increased royalty revenue accrual is reflected as Accrued Income Receivable on the balance sheet at January 31, 2005, which the Trustees anticipate will be distributed, after providing for expenses and reserves, during the quarter in which it is received.

The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain adequate reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of the lessee/operator, and the fact that the Trust essentially has no other liquid assets.

Payments to Unitholders during the fiscal year ended January 31, 2004 totaled $4,985,603 and payments to Unitholders during the fiscal year ended January 31, 2005 totaled $10,168,008.

CERTIFICATES OF BENEFICIAL INTEREST

The Certificates of Beneficial Interest are traded on the New York Stock Exchange.  During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended	High	Low	Amount Declared	Per Unit

April 30, 2004	$6.80	$6.52	$656,000	$.050
July 31, 2004	$8.16	$8.00	2,296,002.175
October 31, 2004	$9.75	$9.62	3,280,003.250
January 31, 2005	$18.25	$16.93	3,870,403.295
			$10,102,408	$.770

Fiscal Quarter Ended	High	Low	Amount Declared	Per Unit

April 30, 2003	$5.10	$4.11	$—	$—
July 31, 2003	$5.25	$4.50	918,400.07
October 31, 2003	$5.20	$4.60	1,574,401.12
January 31, 2004	$7.76	$5.08	3,936,003.30
			$6,428,804	$.49

As of the close of business on March 18, 2005, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 1736 individuals holding of record approximately 1,411,190 Units, and in the names of approximately 133 brokers, nominees, or fiduciaries holding of record approximately 11,708,820 Units.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street 28th Floor New York, New York 10005	New York banking corporation

David J. Hoffman Individual Trustee P.O. Box 10444 Sedona, Arizona 86339	Mining geologist

Richard G. Lareau Individual Trustee Oppenheimer Wolff & Donnelly LLP 3400 Plaza VII 45 South Seventh Street Minneapolis, Minnesota 55402	Partner in the law firm of Oppenheimer Wolff & Donnelly LLP

Ira A. Marshall, Jr. Individual Trustee 12 Fincher Way Rancho Mirage, California 92270	Private investor; self-employed petroleum engineer

Norman F. Sprague III Individual Trustee 11726 San Vicente Blvd. Suite 625 Los Angeles, California 90049	Private investor; orthopedic surgeon

Respectfully submitted,

DEUTSCHE BANK TRUST COMPANY AMERICAS
New York, New York April 13, 2005	DAVID J. HOFFMAN RICHARD G. LAREAU IRA A. MARSHALL, JR. NORMAN F. SPRAGUE III

TRUSTEES’ REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Mesabi Trustees are responsible for establishing and maintaining adequate internal control over financial reporting for Mesabi Trust.  The Trust’s internal control system was designed to provide reasonable assurance to the Trustees regarding the preparation and fair presentation of published financial statements.

All internal control systems, no matter how well designed, have inherent limitations.  Therefore, even those systems determined to be effective can provide only reasonable assurance with respect to financial statement preparation and presentation.

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2005.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework.  Based on their assessment, the Trustees believe that, as of January 31, 2005, the Trust’s internal control over financial reporting is effective, based on those criteria.

Gordon, Hughes and Banks, LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting.  This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

MESABI TRUST

New York, New York

We have audited the accompanying balance sheet of MESABI TRUST (the “Trust”) as of January 31, 2005, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the year then ended.  We also have audited the Trustee’s assessment, included in the accompanying Trustee’s Report, that the Trust maintained effective internal control over financial reporting as of January 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting.  Our responsibility is to express an opinion on these financial statements, an opinion on the Trustee’s assessment, and an opinion on the effectiveness of the Trust’s internal control over financial reporting based on our audit.  The financial statements of MESABI TRUST, as of January 31, 2004 and 2003, were audited by other auditors whose report dated March 8, 2004, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Trustees, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating the Trustee’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinion.

An organization’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  An organization’s internal control over financial reporting includes those policies and procedures that 1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the organization; 2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the organization are being made only in accordance with authorizations of the trustees of the organization; and, 3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the organization’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MESABI TRUST as of January 31, 2005, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, the Trustee’s assessment that MESABI TRUST maintained effective internal control over financial reporting as of January 31, 2005 is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Furthermore, in our opinion, MESABI TRUST maintained, in all material respects, effective internal control over financial reporting as of January 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Gordon, Hughes & Banks, LLP
Greenwood Village, Colorado
March 9, 2005

INDEPENDENT AUDITOR’S REPORT

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheet of Mesabi Trust as of January 31, 2004, and the related statements of income, unallocated reserve and trust corpus and cash flows for the years ended January 31, 2004 and 2003. These financial statements are the responsibility of the Trustee’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2004, and the results of its operations and cash flows for the years ended January 31, 2004 and 2003, in conformity with accounting principles generally accepted in the United States of America.

/s/Eide Bailly LLP
Fargo, North Dakota
March 8, 2004

MESABI TRUST

BALANCE SHEETS

JANUARY 31, 2005 AND 2004

	2005	2004

ASSETS

CASH	$3,970,870	$98,692
U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	748,193	4,826,046
ACCRUED INCOME RECEIVABLE	3,519,923	449,780
PREPAID EXPENSE	13,346	15,560
	8,252,332	5,390,078

FIXED PROPERTY, including intangibles, at nominal values
Assignments of leased property
Amended assignment of Peters Lease	1	1
Assignment of Cloquet Leases	1	1
Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

	$8,252,335	$5,390,081

LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

DISTRIBUTION PAYABLE	$3,870,403	$3,936,003
ACCRUED EXPENSES	58,166	45,491
	3,928,569	3,981,494

UNALLOCATED RESERVE	4,323,763	1,408,584

TRUST CORPUS	3	3

	$8,252,335	$5,390,081

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2005, 2004 AND 2003

	2005	2004	2003

REVENUES
Royalties under amended lease agreements	$13,174,114	$6,845,302	$4,728,321
Royalties under Peters Lease fee	361,191	378,086	324,635
Interest	40,243	47,129	47,803

Total revenues	13,575,548	7,270,517	5,100,759

EXPENSES
Compensation of Trustees	141,791	140,680	134,907
Corporate Trustee’s administrative fees	67,548	62,500	62,500
Professional fees and expenses:
Legal and accounting	208,193	154,167	116,899
Mining consultant and field representatives	19,616	20,758	13,786
Transfer agent’s and registrar’s fees	13,856	17,569	15,838
Other Trust expenses	106,957	103,503	62,298

Total expenses	557,961	499,177	406,228

NET INCOME	$13,017,587	$6,771,340	$4,694,531

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

NET INCOME PER UNIT	$0.99	$0.52	$0.36

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2005, 2004 AND 2003

	Unallocated Reserve
	Number of Units	Amount	Trust Corpus

BALANCE, JANUARY 31, 2002	13,120,010	$1,094,721	$3

Net income	—	4,694,531	—
Distribution paid August 20, 2002, $.05 per unit	—	(656,001)	—
Distribution paid November 20, 2002, $.12 per unit	—	(1,574,401)	—
Distribution declared January 14, 2003, paid February 20, 2003, $.19 per unit	—	(2,492,802)	—

BALANCE, JANUARY 31, 2003	13,120,010	1,066,048	3

Net income	—	6,771,340	—
Distribution paid August 20, 2003, $.07 per unit	—	(918,400)	—
Distribution paid November 20, 2003, $.12 per unit	—	(1,574,401)	—
Distribution declared January 17, 2004, paid February 20, 2004, $.30 per unit	—	(3,936,003)	—

BALANCE, JANUARY 31, 2004	13,120,010	1,408,584	3

Net income	—	13,017,587	—
Distribution paid May 20, 2004, $.05 per unit		(656,000)
Distribution paid August 20, 2004, $.175 per unit	—	(2,296,002)	—
Distribution paid November 22, 2004, $.25 per unit	—	(3,280,003)	—
Distribution declared January 20, 2005, paid February 22, 2005, $.295 per unit	—	(3,870,403)	—

BALANCE, JANUARY 31, 2005	13,120,010	$4,323,763	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2005, 2004 AND 2003

	2005	2004	2003

OPERATING ACTIVITIES
Royalties received	$10,461,572	$6,950,514	$4,972,730
Interest received	43,834	46,202	50,274
Expenses paid	(543,073)	(493,075)	(452,463)

NET CASH FROM OPERATING ACTIVITIES	9,962,333	6,503,641	4,570,541

INVESTING ACTIVITIES
Maturities of U.S. Government securities	11,074,154	3,718,540	3,384,186
Purchases of U.S. Government securities	(6,996,301)	(7,653,343)	(3,382,513)

NET CASH FROM (USED FOR) INVESTING ACTIVITIES	4,077,853	(3,934,803)	1,673

FINANCING ACTIVITY
Distributions to unitholders	(10,168,008)	(4,985,603)	(3,280,003)

NET CHANGE IN CASH	3,872,178	(2,416,765)	1,292,211

CASH, BEGINNING OF YEAR	98,692	2,515,457	1,223,246

CASH, END OF YEAR	$3,970,870	$98,692	$2,515,457

RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Net income	$13,017,587	$6,771,340	$4,694,531
Decrease (increase) in accrued income receivable	(3,070,143)	(273,802)	(77,754)
Decrease (increase) in prepaid expense	2,214	(4,139)	(7,074)
Increase (decrease) in accrued expenses	12,675	10,242	(39,162)

NET CASH FROM OPERATING ACTIVITIES	$9,962,333	$6,503,641	$4,570,541

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2005 AND 2004

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

Revenue Recognition

Royalty income under the amended lease agreements with NMC (Cyprus NMC through September 30, 1994) is recognized as it is earned. Under such agreements, royalties are earned upon shipment from Silver Bay, Minnesota (NMC’s location), regardless of whether the actual sales proceeds for any shipment are received by NMC.

The amount of base overriding royalties and royalty bonuses payable with respect to the first three quarters in any calendar year are determined on the basis of tonnage shipped during each calendar quarter and the actual proceeds of such shipments, with an adjustment made to the royalties payable with respect to the last quarter in any calendar year to account for adjustments.

Adjustments could result from changes in final reconciliations of tonnage shipped by NMC with the final amounts received from NMC customers. Such adjustments have historically had minimal effect on the amount of royalties reported in the fourth quarter. Adjustments can also result from sales of tonnage shipped where the final sales price may be adjusted upward or downward from the original price used by NMC in computing the royalties payable to Mesabi Trust.  Historically, these adjustments have not had a material effect on the financial statements. In the fourth quarter of fiscal 2005, there were substantial adjustments relating to final pricing adjustments by NMC which are reflected in increased Accrued Income Receivable on the Balance Sheet and Revenue on the Statement of Income. Of these pricing adjustments, $1,388,844 relate to calendar 2003 shipments of pellets in which the final sales price was not determinable until immediately following the end of fiscal year 2005.

Royalty income under the Peters Lease fee agreement also is recognized as it is earned. Under such agreement, however, royalties are earned at the option of NMC (Cyprus NMC through September 30, 1994) either upon mining of crude ore from Peters Lease lands or upon shipment from Silver Bay of iron ore product produced from Peters Lease lands.

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

Concentration of Credit Risk

SFAS No. 105, “Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk” requires disclosure of significant concentrations of credit risk regardless of the degree of such risk. Financial instruments which potentially subject the Trust to concentrations of credit risk consist primarily of cash. The Trust maintains its cash deposits in an international bank.

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

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash, investments, accrued income receivable, distributions payable and accrued expenses approximated fair value as of January 31, 2005 and 2004, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board, or FASB, issued SFAS No. 123R “Share-Based Payment,” a revision to FASB No. 123.  SFAS No. 123R replaces existing requirements under SFAS No. 123 and APB Opinion No. 25, and requires public companies to recognize the cost of employee services received in exchange for equity instruments, based on the grant-date fair value of those instruments, with limited exceptions.  SFAS No. 123R also affects the pattern in which compensation cost is recognized, the accounting for employee share purchase plans, and the accounting for income tax effects of share-based payment transactions.  For small-business filers, SFAS No. 123R will be effective for interim periods beginning after December 15, 2005. The Trustees believe this Statement will have no impact on the financial statements of the Trust once adopted.

The FASB has proposed FASB Staff Position No. SFAS No. 109 a, “Application of FASB Statement No. 109, Accounting for Income Taxes, for the Tax Deduction Provided to U.S. Based Manufacturers by the American Jobs Creation Act of 2004.”  On October 22, 2004, the American Jobs Creation Act of 2004 (the “Act”) was signed into law by the President. This Act includes tax relief for domestic manufacturers by providing a tax deduction up to 9 percent (when fully phased-in) of the lesser of (a) ”qualified production activities income,” as defined in the Act, or (b) taxable income (after the deduction for the utilization of any net operating loss carry forwards).  As a result of this Act, an issue has arisen as to whether this deduction should be accounted for as a special deduction or a tax rate reduction under Statement 109.  The FASB staff believes that the domestic manufacturing deduction’s characteristics are similar to special deductions because the domestic manufacturing deduction is based on the future performance of specific activities, including the level of wages.  Accordingly, the FASB staff believes that the deduction provided for under the Act should be accounted for as a special deduction in accordance with Statement 109 and not as a tax rate reduction.  This provision of the Act is not expected to have an impact on the Trust’s financial statements.

In November 2004, the FASB issued FASB Statement No. 151, which revised ARB No.43, relating to inventory costs.  This revision is to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage).  This Statement requires that these items be recognized as a current period charge regardless of whether they meet the criterion specified in ARB 43.  In addition, this Statement requires the allocation of fixed production overheads to the costs of conversion be based on normal capacity of the production facilities.  This Statement is effective for financial statements for fiscal years beginning after June 15, 2005.  Earlier application is permitted for inventory costs incurred during fiscal years beginning after the date this Statement is issued. The Trustees believe this Statement will have no impact on the financial statements of the Trust once adopted.

In December 2004, the FASB issued FASB Statement No. 152, which amends FASB Statement No. 66, Accounting for Sales of Real Estate, to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (“SOP”) 04-2, Accounting for Real Estate Time-Sharing Transactions.  This Statement also amends FASB Statement No. 67, Accounting for Costs and Initial Rental Operations of Real Estate Projects, to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real-estate time-sharing transactions.  The accounting for those operations and costs is subject to the guidance in SOP 04-2.  This Statement is effective for financial statements for fiscal years beginning after June 15, 2005.  The Trustees believe this Statement will have no impact on the financial statements of the Trust once adopted.

In December 2004, the FASB issued FASB Statement No. 153.  This Statement addresses the measurement of exchanges of nonmonetary assets.  The guidance in APB Opinion No. 29, Accounting for Nonmonetary Transactions, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged.  The guidance in that Opinion, however, included certain exceptions to that principle.  This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance.  A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange.  This Statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this Statement is issued.  The Trustees believe this Statement will have no impact on the financial statements of the Trust once adopted.

NOTE 3 - U. S. GOVERNMENT SECURITIES

U.S. government securities at January 31, 2005 and 2004 are classified as held-to-maturity and mature as follows:

	2005		2004
	Carrying Value	Fair Value	Carrying Value	Fair Value

Due within one year	$104,000	$100,199	$4,077,853	$4,075,162
Due after one year through six years	644,193	650,363	748,193	779,794

	$748,193	$750,562	$4,826,046	$4,854,956

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

NMC (Cyprus NMC through September 30, 1994) also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC (Cyprus NMC through September 30, 1994) is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2005, the minimum advance royalty is $714,988. The minimum annual advance royalty was $696,161, $685,630, and $676,814 for the calendar years ended December 31, 2004, 2003 and 2002, respectively.

NOTE 5 - UNALLOCATED RESERVE AND DISTRIBUTIONS

The Unallocated Reserve aggregated $4,323,763, at January 31, 2005, as compared with an unallocated reserve of $1,408,584 and $1,066,048, at January 31, 2004 and 2003, respectively.  The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level, usually within the range of $500,000 to $1,000,000, to meet present or future liabilities of the Trust.  Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received quarterly and the level of Trust expenses that the Trustees anticipate occurring in subsequent quarters.  The Trustees determine the level of distributions on a quarterly basis after receiving notification from NMC as to the amount of royalty income that will be received and after determination of any known or anticipated expenses, liabilities and obligations of the Trust.

During the fiscal years ended January 31, 2005, 2004, and 2003, the Trustees distributed cash payments totaling $10,168,008 (of $.775 per Unit), $4,985,603 (of $.38 per Unit), and $3,280,003 (of $.25 per Unit), respectively, of beneficial interest in Mesabi Trust. In addition, in January 2005 the Trustees declared a distribution of $.295 per Unit of beneficial interest, which was paid in February 2005.

NOTE 6 - SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the two years ended January 31, 2005 and 2004 are presented below:

	2005
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenue	$937,709	$2,683,795	$3,306,770	$6,647,274
Expenses	101,741	179,737	130,822	145,661

Net income	$835,968	$2,504,058	$3,175,948	$6,501,613

Net income per unit	$0.06	$0.19	$0.24	$0.50

	2004
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter

Revenue	$378,164	$1,106,677	$2,401,495	$3,384,181
Expenses	128,162	141,231	116,912	112,872

Net income	$250,002	$965,446	$2,284,583	$3,271,309

Net income per unit	$0.02	$0.07	$0.17	$0.26