Form 10-K, Exhibit 13
period 2006-01-31
MESABI TRUST
filed 2006-04-17
CIK 65172

Exhibit 13

ANNUAL REPORT
OF THE TRUSTEES OF
MESABI TRUST
For the Year Ended January 31, 2006

ADDRESS

Mesabi Trust
c/o Deutsche Bank Trust Company Americas
Trust & Securities Services – GDS
60 Wall Street, 27th Floor
New York, NY 10005
(615) 835-2749 (telephone)

REGISTAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Oppenheimer Wolff & Donnelly LLP, General Counsel

REGISTRANT INFORMATION

Mesabi Trust does not maintain a website and therefore does not make available through a website the annual, quarterly, or other reports it files with the Securities and Exchange Commission. Mesabi Trust will provide, however, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2006 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All such forward-looking statements, including those statements estimating calendar year 2006 production or shipments, are based on input from the lessee/operator (and its parent corporation) of the mine located on the lands owned and held in trust for the benefit of the holders of units of beneficial interest of Mesabi Trust. These statements may be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Actual results and future developments could differ materially from the results or developments expressed in or implied by these forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those described under the caption “Risk Factors” in this annual report. Mesabi Trust undertakes no obligation to make any revisions to the forward-looking statements contained in this filing or to update them to reflect circumstances occurring after the date of this filing.

OVERVIEW

Mesabi Trust (“Mesabi Trust” or the “Trust”), formed pursuant to an Agreement of Trust dated July 18, 1961 (the “Agreement of Trust”), is a trust organized under the laws of the State of New York. Mesabi Trust holds all of the interests formerly owned by Mesabi Iron Company (“MIC”), including all right, title and interest in the Amendment of Assignment, Assumption and Further Assignment of Peters Lease (the “Amended Assignment of Peters Lease”), the Amendment of Assignment, Assumption and Further Assignment of Cloquet Lease (the “Amended Assignment of Cloquet Lease” and together with the Amended Assignment of Peters Lease, the “Amended Assignment Agreements”), the beneficial interest in the Mesabi Land Trust (as such term is defined below) and all other assets and property identified in the Agreement of Trust. The Amended Assignment of Peters Lease relates to an Indenture made as of April 30, 1915 among East Mesaba Iron Company (“East Mesaba”), Dunka River Iron Company (“Dunka River”) and Claude W. Peters (the “Peters Lease”) and the Amended Assignment of Cloquet Lease relates to an Indenture made May 1, 1916 between Cloquet Lumber Company and Claude W. Peters (the “Cloquet Lease”).

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business. This prohibition seemingly applies even to business activities the Trustees deem necessary or proper for the preservation and protection of the Trust Estate (as such term is defined below). Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the holders of Units of Beneficial Interest in the Trust (“Unitholders”) after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held. Because the Units of the Trust are registered pursuant to Section 12(g) of the Securities Exchange Act of 1934 and are listed on the New York Stock Exchange, the Trustees are also responsible for ensuring that the Trust maintains compliance with all applicable laws, rules and regulations. Deutsche Bank Trust Company Americas, the Corporate Trustee, performs certain administrative functions for the Trust.

The Trustees do not intend to expand their responsibilities beyond those permitted or required by the Agreement of Trust, the Amendment to the Agreement of Trust dated October 25, 1982 (the “Amendment”), and those required under applicable law. The Trust has no employees, but it engages independent consultants to assist the Trustees in, among other things, monitoring the amount and sales prices of iron ore products shipped from Silver Bay, Minnesota, based on information supplied to the Trustees by Northshore Mining Company (“Northshore”), the lessee/operator of the Mesabi Trust lands, and its parent company Cleveland-Cliffs Inc (“CCI”). References to Northshore in this annual report, unless the context requires otherwise, are applicable to CCI as well.

The information regarding amounts and sales prices of shipped iron ore products is used to compute the royalties payable to the Trust by Northshore. The Trustees request material information, from time to time, for use in the Trust’s periodic reports and as part of their evaluation of the Trust’s disclosure controls and procedures. The Trustees rely on Northshore to provide accurate and timely information for use in the Trust’s periodic and annual reports filed with the Securities and Exchange Commission.

Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for Federal income tax purposes. Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders. In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be forty-five years old.

RISK FACTORS

The Trustees have no control over the operations and activities of CCI or Northshore.

Except within the framework of the Amended Assignment Agreements, neither the Trust nor the Trustees have any control over the operations and activities of CCI or its wholly-owned subsidiary, Northshore. Accordingly, the income of the Trust is highly dependent upon the activities and operations of Northshore, and the terms and conditions of the Amended Assignment Agreements. Northshore alone controls: (i) historical operating data, including iron ore production volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future operating and capital expenditures; (iii) geological data relating to iron ore reserves; and (iv) projected production of iron ore products. Any substantial alteration of CCI’s business or the operations, production and shipments of Northshore could have a materially adverse impact on the income of the Trust.

The Trust does not control the portion of Northshore’s shipments that will come from ore mined from Mesabi Trust lands.

The Trustees do not exert any influence over mining operational decisions and Northshore alone determines whether to mine from lands owned by the Trust or state-owned lands, based on its current production estimates and engineering plan. The mine owned by the Trust (the Peter Mitchell Mine) also includes mineral-producing land owned by the State of Minnesota and ore mined from state-owned lands by Northshore is processed, along with ore mined from Trust-owned lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis. Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust lands. In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases. In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands. The percentages of shipments that came from Mesabi Trust lands were 90.1%, 92.0%, 95.5%, 97.5%, and 99.2%, in calendar years 2005, 2004, 2003, 2002, and 2001, respectively. If Northshore decides to materially reduce the percentage of ore mined, or products shipped, from Mesabi Trust lands, the income of the Trust could be materially adversely affected.

The royalties payable to the Trust could be adversely affected by the failure of the Trust’s independent experts to competently perform.

As permitted by the terms of the Agreement of Trust and the Amendment, the Trustees are entitled to, and in fact do rely, upon certain experts to assist the Trustees in carrying out and fulfilling their obligations as Trustees. Independent consultants perform services, render advice and produce reports with respect to monthly production and shipments, which include figures on crude ore production, iron ore pellet production, iron ore pellet shipments, and discussions concerning the condition and accuracy of the scales used to weigh iron ore pellets produced at Northshore’s facilities. The Trustees have also retained an accounting firm to provide non-audit services, including reviews of financial data related to shipping and sales reports provided by Northshore and a review of the schedule of leasehold royalties payable to the Trust. The Trustees believe that the independent experts are qualified to perform the services and functions assigned to them. Nevertheless, any negligence or the failure of any such independent expert to competently perform could have a materially adverse impact on the income of the Trust.

The Trust relies on CCI’s estimate of recoverable reserves and if those estimates are inaccurate the total royalty stream to the Trust and distributions payable to each Unitholder may be materially adversely affected.

The Trustees do not participate in preparing the ore reserve estimate reported by CCI. CCI regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with Securities Act Industry Guide 7, promulgated by the U.S. Securities and Exchange Commission. There are numerous uncertainties inherent in estimating quantities of reserves of mines. Estimates of reserves necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies and future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of mineralized deposits attributable to the lands owned by Mesabi Trust and the classifications of such reserves based on the risk of recovery prepared by different engineers or by the same engineers at different times may vary substantially as the criteria change. CCI’s estimate of the ore reserves could be affected by future industry conditions, geological conditions and ongoing mine planning at the Peter Mitchell Mine. Actual reserves and therefore actual royalties will likely vary from estimates, and if such variances are material, the value of the Trust’s Units could decline.

Price adjustment provisions in CCI’s North American supply agreements can cause significant fluctuations in the royalties paid to the Trust.

CCI has reported that more than 97 percent of its North American revenues are derived from sales of iron ore pellets to the North American integrated steel industry, consisting of ten current or potential customers. According to CCI’s Form 10-K filed February 21, 2006, sales volume under these agreements is largely dependent on customer requirements, and in many cases, CCI is the sole supplier of iron ore pellets to its customer. Each agreement has a base price that is adjusted annually using one or more adjustment factors. Factors that could result in price adjustment include measures of general industrial inflation, steel prices and international pellet prices. One of CCI’s supply agreements has a provision that limits the amount of price increase or decrease in any given year. Contractual disputes with any of CCI’s significant customers could result in lower sales volume or lower sales prices, which could adversely affect the royalties received by the Trust.

Furthermore, according to CCI’s Form 10-K, CCI’s North American term supply agreements contain a number of price adjustment provisions, or price escalators, including adjustments based on general industrial inflation rates, the price of steel and the international price of iron ore pellets, among other factors, that allow CCI to adjust the prices under those agreements generally on an interim and annual basis. CCI’s price adjustment provisions are weighted and some are subject to annual collars, which limit CCI’s ability to raise prices to match international levels and fully capitalize on strong demand for iron ore. These price adjustments can be positive or negative, and can result in significant and frequent variations in royalties received by Mesabi Trust (and, in turn, the resulting amount available for distribution to Unitholders) from quarter to quarter and year to year. These variations, which can be positive or negative, cannot be estimated by the Trust and could have a material adverse effect on the income of the Trust.

The operations at Northshore are largely dependent on a single-source energy supplier.

The operations at Northshore are largely dependent on Silver Bay Power Company, a 115 megawatt power plant, for its electrical supply. Silver Bay Power Company, which is wholly owned by Northshore, has an interconnection agreement with Minnesota Power, Inc. for backup power, and sells 40 megawatts of excess power capacity to Northern States Power Company under a contract that extends to 2011. A significant interruption in service from Silver Bay Power Company due to vandalism, terrorism, weather conditions, natural disasters, or any other cause could cause a decrease in production capacity or require a temporary shutdown of Northshore’s operations. In addition, one natural gas pipeline serves all of CCI’s Minnesota mines, and a pipeline failure may idle the operations at Northshore. Any substantial interruption of, or material reduction in, Northshore’s operations could have a material adverse effect on the income of the Trust.

Equipment failures and other unexpected events at Northshore may lead to production curtailments or shutdowns.

 Interruptions in production capabilities at the mine operated by Northshore will have an adverse impact on the royalties payable to the Trust. In addition to equipment failures, the Northshore facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions or extreme weather conditions. The manufacturing processes that take place in Northshore’s mining operations, as well as in its crushing, concentrating and pelletizing facilities, depend on critical pieces of equipment, such as drilling and blasting equipment, crushers, grinding mills, pebble mills, thickeners, separators, filters, mixers, furnaces, kilns and rolling equipment, as well as electrical equipment, such as transformers. It is possible that this equipment may, on occasion, be out of service because of unanticipated failures or unforeseeable acts of vandalism or terrorism. In addition, because the Northshore mine and processing facilities have been in operation for several decades, some of the equipment is aged. Because the Trustees have no control over the operations or maintenance of the equipment at Northshore, a shutdown or reduction in capacity may come with little or no advance warning. The remediation of any interruption in production capability at Northshore could require CCI to make large capital expenditures which may take place over an extended period of time. A material shutdown or reduction in operations at Northshore would materially adversely affect the royalties paid to the Trust.

To the extent steelmakers use methods other than blast furnace production to produce steel, or if their blast furnaces shut down or otherwise reduce production, the demand for iron ore pellets may decrease.

Demand for iron ore pellets is determined by the operating rates for the blast furnaces of steel companies. However, not all finished steel is produced by blast furnaces; finished steel also may be produced by other methods that do not require iron ore pellets. For example, steel “mini-mills,” which are steel recyclers, generally produce steel by using scrap steel, not iron ore pellets, in their electric furnaces. Production of steel by steel “mini-mills” was approximately 55 percent of North American total finished steel production in 2005. Steel producers also can produce steel using imported iron ore or semi-finished steel products, which eliminates the need for domestic iron ore. Environmental restrictions on the use of blast furnaces also may reduce the use of their blast furnaces in steel production. Because the maintenance of blast furnaces can require substantial capital expenditures, manufacturers may choose not to maintain their blast furnaces, and some of them may not have the resources necessary to adequately maintain their blast furnaces. If steel manufacturers significantly alter the methods they use to produce steel such that they substantially reduce their use of iron ore pellets, demand for iron ore pellets will decrease, which could adversely affect the income of the Trust.

Risk factors affecting CCI, and the operations of Northshore, could have a material adverse effect on the income of the Trust.

Because the primary portion of the Trust’s revenues is derived from iron ore product shipped by Northshore from Silver Bay, Northshore’s processing and shipping activities directly impact the Trust’s revenues in each quarter and for each year. A number of factors affect CCI’s operations, including Northshore’s shipment volume. These factors are described in CCI’s Form 10-K filed February 21, 2006 and include, among others, economic conditions in the iron ore industry, extensive governmental regulation relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in CCI’s North American term supply agreements, availability of ore boats, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility. Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production and shipments and, consequently, the income of the Trust could be materially adversely impacted.

SELECTED FINANCIAL DATA

Years ended on January 31	2006	2005	2004	2003	2002
Royalty and interest income	$21,579,833	$13,575,548	$7,270,517	$5,100,759	$3,984,721
Trust expenses	844,956	557,961	499,177	406,228	340,315
Net income(a)	$20,734,877	$13,017,587	$6,771,340	$4,694,531	$3,644,406
Net income per Unit(b)	$1.58	$.99	$.52	$.36	$.28
Distributions declared per unit(b)(c)	$1.53	$.77	$.49	$.36	$.26

At January 31
Total Assets	$11,328,959	$8,252,335	$5,390,081	$3,594,102	$2,218,736

(a)                                  The Trust, as a grantor trust, is exempt from federal and state income taxes.

(b)                                 Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(c)                                  During the fiscal year ended January 31, 2006, the Trustees distributed $1.355 per Unit (including $.295 per Unit declared in fiscal 2005 and distributed in February 2005) and declared an additional distribution of $.47 per Unit, payable in February 2006. During the fiscal year ended January 31, 2005, the Trustees distributed $.775 per Unit (including $.30 per Unit declared in fiscal 2004 and distributed in February 2004) and declared an additional distribution of $.295 per Unit, payable in February 2005. During the fiscal year ended January 31, 2004, the Trustees distributed $.38 per Unit (including $.19 per Unit declared in fiscal 2003 and distributed in February 2003) and declared an additional distribution of $.30 per Unit, payable in February 2004. During the fiscal year ended January 31, 2003, the Trustees distributed $.25 per Unit (including $.08 per Unit declared in fiscal 2002 and distributed in February 2002) and declared an additional distribution of $.19 per Unit, payable in February 2003. During the fiscal year ended January 31, 2002, the Trustees distributed $.305 per Unit (including $.13 per Unit declared in fiscal 2001 and distributed in February 2001) and declared an additional distribution of $.08 per Unit, payable in February 2002. See “Reserves and Distributions” beginning on page 25 of this Annual Report.

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

•                  Royalty bonuses are earned when iron ore products shipped from Silver Bay are sold at prices above a threshold price. The royalty bonus is a percentage of the gross proceeds of product shipped from Silver Bay and sold at prices above a threshold price. The threshold price is adjusted (but not below $30.00) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”). The Adjusted Threshold Price was $41.76 for calendar year 2004, $42.89 for calendar year 2005 and will be $44.60 for calendar year 2006. The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price). During the calendar quarter ended December 31, 2005, Northshore paid a royalty bonus of $1,981,430 to the Trust; a total of $6,814,955 in royalty bonuses was paid by Northshore during fiscal year 2006. The Trust has accrued $2,465,420 of royalty bonuses earned during fiscal year 2006, which will be received in the first quarter of fiscal year 2007. Royalty bonuses are subject to price adjustments under the CCI Pellet Agreements (described elsewhere in this Annual Report); such adjustments may be positive or negative. (See the section entitled “Comparison of Fiscal Years ended January 31, 2006 and January 31, 2005 – Royalty Income” on page 10 of this Annual Report for more information.)

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

•                  Minimum advance royalties: Generally, Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products accrues upon the shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation. The minimum advance royalty was $696,161 for calendar year 2004, $714,988 for calendar year 2005 and is $743,420 for calendar year 2006. Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year. Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

The current royalty rate schedule became effective on August 17, 1989 pursuant to the Amended Assignment Agreements, which the Trust entered into with Cyprus Northshore Mining Corporation (“Cyprus NMC”). Pursuant to the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products shipped. In 1994, Cyprus NMC was sold by its parent corporation to Cleveland-Cliffs Inc (“CCI”) and renamed Northshore Mining Company. CCI now operates Northshore as a wholly owned subsidiary.

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

Royalty income constitutes the principal source of the Trust’s revenue, which comprised 99.8%, 99.7% and 99.4% of the total revenue of the Trust in fiscal years 2006, 2005 and 2004, respectively (years ending January 31). A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” beginning on pages 21 and 24, respectively, of this Annual Report.

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

Royalties increased in fiscal 2006 primarily due to increased royalty revenue recognized at the end of fiscal 2006 resulting from contract pricing adjustments of pellets shipped during 2004 and 2005 pursuant to the CCI Pellet Agreements. Mesabi Trust is not party to these agreements. The Trustees cannot predict with certainty whether any pricing adjustments under these agreements will or will not occur in the future, or if there are pricing adjustments, whether they will be positive or negative. In either case, these price adjustments will impact future royalties received by the Trust that become available for distribution to Unitholders.

As described elsewhere in this Annual Report, the Trust receives a royalty bonus equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price ($42.89 per ton for calendar year 2005 and $44.60 per ton for calendar year 2006). Although Northshore was able to sell some product at prices higher than the Adjusted Threshold Price in 2005 and January 2006, the Trustees are unable to make projections as to whether Northshore will continue to be able to sell pellets at prices above the Adjusted Threshold Price, entitling the Trust to any future royalty bonus payments. Furthermore, although Mesabi Trust has Accrued Income Receivable of $4,277,766 on its balance sheet as of January 31, 2006 reflecting positive price adjustments under the CCI Pellet Agreements, there is no assurance that there will be any additional positive price adjustments in the future, and it is possible that negative adjustments under those agreements can also occur.

Under the CCI Pellet Agreements, upward price adjustments were made during the first three months of calendar 2006 with respect to iron ore shipped by Northshore/CCI to customers from Silver Bay during 2004 and 2005. The pricing adjustments in turn resulted in increased royalty revenue to the Mesabi Trust, which are reflected in the Accrued Income Receivable on the Mesabi Trust balance sheet as of January 31, 2006. The Mesabi Trustees are not able to predict whether adjustments in the future, if any, will be upward or downward. See “Reserves and Distributions” beginning on page 25 of this Annual Report for further discussion of the pricing adjustments.

Results of Operations

As shown in the table below, production of iron ore pellets at Northshore from Mesabi Trust lands during fiscal year 2006 totaled approximately 4.47 million tons, and actual shipments over the same period totaled approximately 4.21 million tons. By comparison, actual pellet production for fiscal year 2005 approximated 4.60 million tons, and actual shipments approximated 4.56 million tons.

Fiscal Year Ended	Pellets Produced from Trust Lands (tons)	Shipments from Trust Lands (tons)
January 31, 2006	4,468,263	4,207,240
January 31, 2005	4,597,956	4,557,842
January 31, 2004	4,679,431	4,990,757

These decreases in production and shipments are attributable to increased mining by Northshore on lands not owned by the Trust, resulting in a lower percentage of total pellet production and shipments being attributed to Trust lands. In fiscal year 2006, the percentages of iron ore pellets produced, and shipments of iron ore products, attributed to Mesabi Trust lands were 90.0% and 90.2%, respectively. In fiscal year 2005, 90.4% of pellet production and 90.6% of shipments were attributed to Mesabi Trust lands.

Notwithstanding the decreases in production and shipments attributed to Mesabi Trust lands, total royalty income for fiscal year 2006 increased 59.04% over fiscal year 2005, due to royalty bonuses payable to the Trust, as well as increased pellet pricing.

Comparison of Fiscal Years ended January 31, 2006 and January 31, 2005

Revenues, Expenses and Net Income

	Fiscal Years Ended on January 31
	2006	2005	% increase (decrease)
Gross Income	$21,579,833	$13,575,548	58.96%
Expenses	844,956	557,961	51.44%
Net Income	$20,734,877	$13,017,587	59.28%

Gross income for fiscal 2006 increased over that of fiscal 2005 primarily due to increased royalty income, as discussed in further detail under “Royalty Income” below. Fiscal 2006 expenses were higher than those for fiscal 2005, mainly due to increases in legal and accounting fees as well as certain non-recurring legal and administrative expenses in connection with the Special Meeting of Unitholders on January 17, 2006. (Expenses are disclosed in further detail under “Income and Expense” beginning on page 25 of this Annual Report.)  Overall, net income for fiscal 2006 increased due to the increase in gross income at a greater rate than the increase in expenses.

Reserves and Distributions

	As of January 31
	2006	2005	% increase (decrease)
Unallocated reserve	$4,985,024	$4,323,763	15.29%
Distributions per Unit	1.355	.775	74.84%

Total distributions paid to Unitholders in fiscal 2006 equaled $17,777,614, compared to total distributions of $10,168,008 in fiscal 2005. The increase of $7,609,606 was primarily due to increased pellet prices (including contract price adjustments and royalty bonuses) due to increased market demand.

Royalty Income

	Fiscal Years Ended on January 31
	2006	2005	% increase (decrease)
Base overriding royalties	$12,133,160	$9,819,464	23.56%
Bonus royalties	9,017,924	3,354,650	168.82%
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	376,138	361,191	4.14%
Total royalty income	$21,527,222	$13,535,305	59.04%

Royalties increased in fiscal 2006 primarily due to increased pellet prices, an increased spread between pellet prices and the Adjusted Threshold Price (resulting in increased bonus royalties) and increased royalty revenue recognized during fiscal 2006 resulting from contract pricing adjustments of pellets shipped during 2004 and 2005 pursuant to the CCI Pellet Agreements. Mesabi Trust is not a party to the CCI Pellet Agreements. These contract pricing adjustments and the resulting royalty revenue increases (including increased revenue from bonus royalties) were calculated by Northshore/CCI during the first three months of 2006 and communicated in the final royalty payment letter to the Trust in early April 2006. The increased royalty revenue not yet received by the Trust is included in Accrued Income Receivable on the Trust’s balance sheet at January 31, 2006 (a total of approximately $4,278,000) most of which is expected to be received by Mesabi Trust on April 28, 2006.

The contract pricing adjustments under the CCI Pellet Agreements are included as revenue in fiscal 2006, the period for which the pricing adjustments were determined. Because the Trust is not a party to the underlying CCI Pellet Agreements, the Trustees cannot predict with certainty whether any pricing adjustments under these agreements will or will not occur in the future, or if there are pricing adjustments, whether they will be positive or negative. In either case, these price adjustments will impact future royalties received by the Trust that become available for distribution to Unitholders.

Comparison of Fiscal Years ended January 31, 2005 and January 31, 2004

Revenues, Expenses and Net Income

	Fiscal Years Ended on January 31
	2005	2004	% increase (decrease)
Gross Income	$13,575,548	$7,270,517	86.72%
Expenses	557,961	499,177	11.78%
Net Income	$13,017,587	$6,771,340	92.25%

Gross income for fiscal 2005 increased over that of fiscal 2004 primarily due to increased pellet prices due to increased market demand. Fiscal 2005 expenses were higher than those for fiscal 2004, mainly due to increases in legal and accounting fees associated with SEC and Sarbanes-Oxley compliance efforts. (Expenses are disclosed in further detail under “Income and Expense” beginning on page 25 of this Annual Report.)  Net income increased primarily due to increased pellet prices.

Reserves and Distributions

	As of January 31
	2005	2004	% increase (decrease)
Unallocated reserve	$4,323,763	$1,408,584	206.96%
Distributions per Unit	.775	.380	103.95%

Total distributions to Unitholders in fiscal 2005 equaled $10,168,008, compared to total distributions of $4,985,603 in fiscal 2004. The increase of $.395 per unit was primarily due to increased pellet prices (including contract price adjustments and royalty bonuses) due to increased market demand.

Royalty Income

	Fiscal Years Ended on January 31
	2005	2004	% increase (decrease)
Base overriding royalties	$9,819,464	$6,845,302	43.45%
Bonus royalties	3,354,650	—	—
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	361,191	378,086	(4.47)%
Total royalty income	$13,535,305	$7,223,388	87.38%

Royalties increased in fiscal 2005 primarily due to increased royalty revenue recognized at the end of fiscal 2005 resulting from contract pricing adjustments of pellets shipped during 2003 and 2004 pursuant to the CCI Pellet Agreements. Mesabi Trust is not a party to the CCI Pellet Agreements. These contract pricing adjustments and the resulting royalty revenue increases (including increased revenue from bonus royalties) were calculated by Northshore/CCI during the first three months of 2005 and communicated in the final royalty payment letter to the Trust in early April 2005. The increased royalty revenue is included in Accrued Income Receivable on the Trust’s balance sheet at January 31, 2005 (a total of approximately $3,520,000) and was received by Mesabi Trust on April 29, 2005.

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

Liquidity and Capital Resources

The Trust’s operations are limited to the collection of leasehold royalty income, payment of expenses and liabilities, distribution of net income to the Trust’s Unitholders and protection and conservation of Trust assets. Trust Moneys are invested solely in U.S. government securities in a manner that, combined with cash flows from royalties received, is deemed adequate by the Trustees to meet currently foreseeable liquidity needs. A more complete discussion of the Trustees’ management of liquidity is set forth under the heading “Reserves and Distributions” beginning on page 25 of this Annual Report.

Current Developments

2006 Estimates. In its Form 10-K filed February 21, 2006, CCI estimated total calendar year 2006 Northshore production to be approximately 4.8 million tons of iron ore pellets (using iron ore mined from both Mesabi Trust lands and from other than Mesabi Trust lands). CCI further stated in its Form 10-K that most of its operations are expected to operate at or near capacity in 2006. The Trustees are unable to determine how CCI’s projections will impact shipments from Northshore specifically and the resulting effect, if any, on Mesabi Trust royalties.

Neither CCI nor Northshore has provided the Trust with an estimate for total calendar year 2006 shipments. (See the description of the uncertainty of market conditions in the iron ore and steel industry under “Important Factors Affecting Mesabi Trust” below.)  During calendar years 2005, 2004, 2003, 2002 and 2001, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately 90.1%, 92.0%, 95.5%, 97.5% and 99.2%, respectively, of total shipments. Northshore has not advised the Trustees as to the percentage of iron ore products from Mesabi Trust lands it anticipates shipping in calendar year 2006.

Northshore’s Operating Capacity Plans. During 2004, CCI announced its plan to reactivate an idled furnace at Northshore to increase capacity by 800,000 tons at the Northshore mine. However, according to CCI’s Form 10-K filed February 21, 2006, CCI has deferred the planned reactivation until market conditions warrant increased pellet production. At this time the Trustees are unable to make any projections as to the extent to which CCI’s planned capacity expansions or the deferral of such plans may impact future royalties payable to the Trust.

Mesabi Nugget Project. Since 2002, CCI has been participating in the Mesabi Nugget Project with Kobe Steel, Ltd. (“Kobe Steel”), Steel Dynamics, Inc., Ferrometrics, Inc. and the State of Minnesota. The project’s objective is to develop and apply a new iron making technology (Kobe Steel’s Itmk3 process) for converting iron ore into nearly pure iron nugget form. CCI has indicated that if the Mesabi Nugget Project successfully achieves commercialization, iron nuggets from this new process would be used as an alternative to steel scrap as a raw material for electric steel furnaces and blast furnaces or basic oxygen furnaces of integrated steel producers.

A pilot plant to test the Itmk3 process was constructed at the Northshore facility and operated through August 3, 2004. CCI stated in its Form 10-K filed February 21, 2006 that the third operating phase of the pilot plant test confirmed the commercial viability of the Itmk3 technology, and that four electric furnace producers and one foundry had used the nugget product with favorable results. On July 26, 2005, the Minnesota Pollution Control Agency Citizens’ Board unanimously approved environmental permitting for the Cliffs Erie site. CCI continues to state that it will be the supplier of iron ore and have a minority interest in the first commercial plant.

In its Form 10-K filed February 21, 2006, CCI stated that its board of directors authorized $50 million in capital expenditures for the Mesabi Nugget Project, subject to the project obtaining non-recourse financing for its capital requirements in excess of equity investments made by the project participants and the project participants reaching mutually agreed upon terms. CCI stated further that its equity interest in the venture is expected to be approximately 23 percent. The authorized capital expenditures by CCI include $21 million for construction and operation of the commercial nugget plant, $25 million to expand the Northshore concentrator to provide the iron ore concentrate, and $4.4 million for railroad improvements to transport the concentrate.

Although Mesabi Trust is not a party to the Mesabi Nugget Project and its involvement in this project was not solicited, iron ore from Mesabi Trust lands may be used to supply concentrate to the iron nugget demonstration plant or commercial modules. At this time, however, the Trustees are unable to make projections as to whether, and to what extent, any possible future royalties might be payable to the Trust with respect to any commercial nugget plants.

Mittal Steel USA Agreements. Although Mesabi Trust is not a party to any iron ore supply contract with any customer of Northshore/CCI, the royalties it receives under the Amended Assignment Agreements are basically dependent on volume and price of iron ore products that are shipped from Silver Bay. A substantial portion of shipments of iron ore from Mesabi Trust lands are sold under one of the CCI Pellet Agreements, the Pellet Sale and Purchase Agreement dated April 10, 2002 between CCI (together with Northshore and other affiliates) and International Steel Group, Inc. (together with its affiliates, “ISG”) (the “ISG Agreement”). According to the terms of the ISG Agreement, CCI is ISG’s sole supplier of iron ore through 2016 for its Cleveland and Indiana Harbor Works. The term of the ISG Agreement is through December 31, 2016, unless either party gives the other written notice to terminate by December 31, 2014 (two years prior to the end of the term). If no notice of termination is given, the agreement will continue on an annual basis, subject to termination with 2-years’ prior written notice. The ISG Agreement also provides for upward or downward adjustments of iron ore prices, which adjustments are dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. Many portions of the ISG Agreement such as prices, price adjustments and price adjustment formula have received confidential treatment in accordance with the rules of the Securities and Exchange Commission and the Trustees have not been permitted to review the entire agreement.

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

Additional shipments of iron ore from Mesabi Trust lands are sold under the Amended and Restated Pellet Sale and Purchase Agreement dated May 17, 2004 between certain affiliates of CCI (including Northshore), ISG and ISG Weirton Inc. (the “Weirton Agreement”). According to the terms of the Weirton Agreement, CCI is one of two suppliers of iron ore pellets through 2018 to Weirton (now Mittal Steel-Weirton).

In its Form 10-K filed February 21, 2006, CCI stated that Mittal Steel USA (“Mittal”) (which acquired ISG, including ISG Weirton, in April 2005) is claiming overpayments of approximately $49.6 million and $8.7 million, respectively, under supplemental steel price sharing provisions of the ISG Agreement and the Weirton Agreement. In addition, Mittal permanently shut down the blast furnace at Weirton and had taken the position that it has no further obligation to purchase pellets under the Weirton Agreement. In a Form 8-K filed April 13, 2006, CCI indicated that it had entered into a letter agreement with Mittal resolving the Weirton Agreement dispute and modifying the terms of the three iron ore supply agreements between CCI and Mittal to aggregate minimum purchase requirements and permit the reduction or deferral of Mittal’s annual tonnage purchase obligation. Under the terms of the letter agreement, according to the Form 8-K, CCI agreed to cancel an invoice for approximately 325,000 tons of iron ore pellets and Mittal agreed to waive its overpayment claims. The terms of the letter agreement will be reflected in a definitive agreement amending the terms of the three iron ore supply agreements between CCI and Mittal.

The Trust is not a party to the ISG Agreement or the Weirton Agreement and the Trustees are unable at this time to determine what, if any, impact CCI’s settlement with Mittal may have on royalties already paid or payable in the future to the Trust.

Increased Iron Ore Pricing. During its fiscal year ended January 31, 2006, Mesabi Trust continued to earn bonus royalties for iron ore shipments from Silver Bay sold at prices increasingly above the Adjusted Threshold Price. (See the discussion under the heading “Royalty Income” under “Comparison of Fiscal Years ended January 31, 2006 and January 31, 2005” on page 9 of this Annual Report.)  In addition, during the course of its fiscal year some portion of the royalties paid to Mesabi Trust were based on estimated prices for iron ore products sold under the CCI Pellet Agreements. These prices were subject to interim and final pricing adjustments, which can be positive or negative, and which adjustments are dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. This can result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by Mesabi Trust.

Under the CCI Pellet Agreements, upward price adjustments were made during the first two months of calendar 2006 to iron ore shipped by Northshore to customers from Silver Bay during 2004 and 2005 due to increased pricing. The pricing adjustments in turn resulted in increased royalty revenue to the Mesabi Trust, which are reflected as Accrued Income Receivable on the Mesabi Trust balance sheet as of January 31, 2006. The Mesabi Trustees are not able to predict whether adjustments in the future, if any, will be upward or downward. See “Reserves and Distributions” beginning on page 25 of this Annual Report for further discussion of the pricing adjustments.

CCI reported in its Form 10-K filed February 21, 2006 that it experienced a higher sales margin in 2005 over 2004, principally due to an increase in sales prices partially offset by higher production costs and lower volume. According to CCI, the higher sales prices for 2005 reflected the effect on term sales contract escalators of higher steel prices, an increase in international pellet prices, and higher Producers Price Indices. The Trustees cannot project whether iron ore prices will continue to increase or any potential impact on future royalties payable to the Trust.

EPA Notice of Violation. On February 15, 2006, the U.S. Environmental Protection Agency (“EPA”) issued a news release announcing that it had cited Northshore for four alleged violations. According to CCI’s Form 8-K filed February 15, 2006, the Notice of Violation alleges: (1) that Northshore violated the Prevention of Significant Deterioration (“PSD”) requirements of the Clean Air Act in the 1990 restart of Furnaces 11 and 12; (2) that Northshore violated the PSD Regulations in the 1995 restart of Furnace 6; (3) Title V operating permit violations for not including in the Title V permit all applicable requirements (including a compliance schedule for PSD and Best Available Control Technology requirements associated with the furnace restarts); and (4) Northshore’s failure to comply with calibration of monitoring equipment as required under Northshore’s Title V permit. CCI stated in its Form 8-K that it was currently reviewing the EPA’s allegations (which date back more than a decade) and planned to meet with the EPA in March 2006. CCI further stated that, based on Northshore’s review of facility permits and understanding to date, Northshore believes its Silver Bay facility has complied with all air permitting requirements including the use of best available control technology. The Trust was not named in the Notice of Violation. The Trustees have not received any further information regarding the Notice of Violation and cannot determine the impact, if any, of any proven violations on the revenues of the Trust.

Securities Regulation. The Trust is a publicly-traded trust listed on the New York Stock Exchange (“NYSE”) and is therefore subject to extensive regulation under, among others, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules and regulations of the NYSE. Issuers failing to comply with such authorities risk serious consequences, including criminal as well as civil and administrative penalties. In most instances, these laws, rules and regulations do not specifically address their applicability to publicly-traded trusts such as Mesabi Trust. In particular, Sarbanes-Oxley mandated the adoption by the Securities and Exchange Commission (the “SEC”) and NYSE of certain rules and regulations that are impossible for the Trust to literally satisfy because of its nature as a pass-through trust. Pursuant to NYSE rules the Trust is exempt from many of the corporate governance requirements that apply to other publicly traded corporations. The Trust does not have, nor does the Agreement of Trust provide for, a board of directors, an audit committee or executive officers. The Trustees intend to closely monitor the SEC’s and NYSE’s rulemaking activity and will attempt to comply with such rules and regulations where possible.

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

Critical Accounting Policies

This “Trustees’ Discussion and Analysis of Financial Condition and Results of Operations” is based upon the Trust’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Trustees to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Trustees base their estimates and judgments on historical experience and on various other assumptions that the Trustees believe are reasonable under the circumstances. However, future events are subject to change and the best estimates and judgments may require adjustment. For a complete description of the Trust’s significant accounting policies, please see Note 2 to the financial statements on pages F-9 through F-11.

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

TO THE HOLDERS OF
CERTIFICATES OF BENEFICIAL INTEREST IN
MESABI TRUST

THE TRUST ESTATE

The principal assets of Mesabi Trust consist of two different interests in certain properties in the Mesabi Iron Range: (i) Mesabi Trust’s interest as assignor in the Amended Assignment of Peters Lease and the Amended Assignment of Cloquet Lease, which together cover properties aggregating approximately 9,750 contiguous acres in St. Louis County, Minnesota (the “Peters Lease Lands” and the “Cloquet Lease Lands,” respectively, and collectively, the “Peters and Cloquet Lease Lands”), and (ii) Mesabi Trust’s ownership of the entire beneficial interest in the Mesabi Land Trust, which has a 20% interest as fee owner in the Peters Lease Lands and a 100% fee ownership in certain non-mineral-bearing lands adjacent to the Peters and Cloquet Lease Lands (the “Mesabi Lease Lands,” together with the Peters Lease Lands and the Cloquet Lease Lands, the “Trust Estate”). The following map shows the approximate location of the Trust Estate:

Canada
Mesabi
Iron Range
Babbitt
Hibbing
Grand Rapids
Silver Bay
Lake Superior
Duluth
Minnesota

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

The Peters and Cloquet Lease Lands are located at the northeastern end of the Mesabi Iron Range and contain mineral deposits consisting of a sedimentary bed of banded magnetite in silicious gangue, a form of low-grade iron ore known as taconite, approximately three tons of which must be beneficiated to produce one ton of high-grade pellets. By far the larger holding is under the Peters Lease. The Trustees have not had any surveys or test drillings performed to ascertain the iron ore reserves on the Peters and Cloquet Lease Lands. In CCI’s Form 10-K filed February 21, 2006, CCI estimated that there currently remains enough ore reserve in the Peter Mitchell mine to produce approximately 310 million tons of pellets; an undetermined portion of this reserve, however, is attributable to lands other than Trust lands. The Mesabi Lease Lands contain substantially no commercial ore deposits and have been used principally in connection with mining the taconite from the Peters and Cloquet Lease Lands, such as the provision of an area for location of service roads, supporting plants and equipment and dump sites for overburden.

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

Mesabi Lease Lands. MIC held a fee interest in the Mesabi Lease Lands, subject to earlier grants of mineral rights to other parties. In 1939, MIC leased its interest in the Mesabi Lease Lands to Reserve. The Trustees recently learned that one 40-acre parcel of the Mesabi Lease Lands was forfeited in the 1980s to the State of Minnesota and subsequently sold to the United States government, excluding the mineral rights granted to other parties. Further, another 40-acre parcel of the Mesabi Lease Lands, for which the Trust owns only surface rights, is currently being explored for non-ferrous deposits by the holder of the mineral rights to the parcel. The Trustees do not believe that either parcel was ever involved in, or otherwise material to, Northshore’s mining operations.

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

To comply with the law of the State of Minnesota, which requires that a trust holding real property located in that state must be administered under Minnesota law, the Mesabi Land Trust was created under Minnesota law on July 18, 1961 pursuant to an Agreement of Trust of even date. MIC transferred to the Mesabi Land Trust its 20% interest as fee owner in the Peters Lease and the Peters Lease Lands and its interest as 100% fee owner in the Mesabi Lease Lands and as lessor of the Mesabi Lease (subject to the reservation of mineral rights described above).

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

Reserve, the original lessee, operated the mine until it closed on July 31, 1986. Cyprus Minerals Company (“Cyprus”) purchased substantially all of Reserve’s assets on August 17, 1989 and resumed operations as Cyprus NMC. On September 30, 1994, CCI purchased all of Cyprus NMC’s capital stock from Cyprus. CCI renamed the operation Northshore Mining Corporation.

Since the creation of the Mesabi Land Trust and the Mesabi Trust, although the mining operators have changed and the Peters Lease, the Cloquet Lease and the Mesabi Lease have been further amended and assigned, the Trust Estate has not changed beyond the forfeiture of one parcel of the Mesabi Lease Lands described above.

The following diagram illustrates the relationships of the various parties that own the lands and have interests in the lands the Trust has interests in:

DESCRIPTION OF THE MINERAL PROPERTIES AND NORTHSHORE’S MINING OPERATIONS

Mine and Rock Formation. The Mesabi Trust properties, including the ore mine, are located in northeastern Minnesota, approximately two miles south of Babbitt, Minnesota. The ore mine on the Mesabi Trust properties is called the Peter Mitchell mine, an open pit mine consisting a 10-mile long segment of a host rock called the Biwabik Iron Formation, which is a very hard cherty rock containing magnetite as the ore mineral. The Biwabik Iron Formation extends west and southwest for over 100 miles and constitutes the Mesabi Iron Range. Recoverable iron grades range from 21% in the west end of the mine open pit to 26% in the central portion and east end, with 19% as the cut off grade. The ore body dips south under the hanging wall called the Virginia Formation. To date, the Mesabi Trust properties have been explored for their iron ore potential. Further, one 40-acre parcel of the Mesabi Lease Lands, for which the Trust owns only surface rights, is currently being explored for non-ferrous deposits by the holder of the mineral rights to the parcel. To the knowledge of the Mesabi Trustees, no other minerals have been explored on the Mesabi Trust properties.

Mining Properties. As disclosed elsewhere in this Annual Report, Northshore, a wholly owned subsidiary of CCI, currently conducts the mining operation upon the Mesabi Trust properties. The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 20. Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61. Each year, the Trustees visit the Northshore mine and the processing plant. During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities. Based on the Trustees’ past inspection trips, including the most recent one in October 2005, the Trustees believe that the mining properties and facilities are in good operating condition.

Northshore’s Mining Operations. Because the Mesabi Trust is not involved in Northshore’s mining operations, the Trustees do not have detailed firsthand information relating to such operations or the equipment and facilities used by Northshore. Therefore, the Trustees rely on information provided by

Northshore personnel, disclosed by CCI in its periodic reports filed with the SEC or provided in other reports published by independent organizations, such as Skillings Mining Review, in providing the following information relating to Northshore’s mining operations, its equipment and facilities.

Drilling at the Northshore mine is conducted with three 120 P&H rotary units with 16-inch diameter holes on 28- to 30-foot spacing. The drilling is followed with blasts using heavy ANFO (which stands for ammonium nitrate and fuel oil) and emulsion which break an average of 700,000 to 1,200,000 tons of crude taconite. After blasts, taconite is then removed by a loading fleet consisting of one P&H 2800 shovel with a 28 cubic-yard bucket, three 295-B Bucyrus-Erie shovels with 20 cubic-yard buckets, and a Cat 994 loader with a 19 cubic-yard bucket. A haulage fleet of three 250-ton Terex Model 4400 and four 200-ton Model 730 Dresser Haulpaks carry crude taconite to the primary and secondary crushers located about two miles away. At the crushers, taconite is emptied from the end-dump trucks into a 60-inch primary gyratory unit and four 30-inch by 70-inch secondary crushers for reduction to a nominal 4-6 inch size. Coarse ore is then fed into 80-ton capacity ore cars for transportation to Silver Bay via a 47-mile long, twin track railroad owned by Northshore. Each train is pulled by three or four diesel electric locomotives.

Upon arrival at the Silver Bay plant, the coarse taconite ore first passes through a fine crushing stage where it is reduced in size to approximately 0-3/4” and then the non-magnetic material is rejected through a dry cobber magnetic separation stage. The magnetic material is then fed into one of the eleven active grinding lines. Each line includes one 10-1/2-foot by 18-foot rod mill and two 10-foot by 18-foot ball mills. The final grinding of the crude taconite is to 90% minus 325 mesh. During the concentrating process, ore concentrate is separated by a two-stage magnetic separation, which removes low grade tailings from the ore concentrate. The tailings are pumped uphill to the Mile Post 7 disposal site. The concentrate is then fed into hydro-separators followed by a final flotation upgrading accomplished with forty-four 500 cubic foot flotation cells. Next, the concentrate proceeds to a central filtering facility of nine 9-foot diameter vacuum filters, during which process the moisture content in the concentrate is reduced and the final concentrate is ready for pelletizing. The pelletizing process first feeds the ore concentrate, to which bentonite and starch has been added as a binder, into a balling drum 14 feet long and 7 feet in diameter. The revolving action of the drum causes the concentrate to build up into green balls. Next, the green balls with a target size of plus 0-1/4” and minus 0-1/2” in diameter are conveyed to one of three moving grates and enter into an accompanying high temperature furnace where they are heated to over 2400° F. and are hardened into the final pellet product. From the three furnaces the pellets are conveyed to a dockside storage area with a 5-million ton storage capacity. Northshore’s sheltered harbor at Silver Bay can handle lake-going vessels with capacities up to 55,000 tons.

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

Royalty bonuses. Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price. The Adjusted Threshold Price was $41.76 for calendar year 2004, $42.89 for calendar year 2005 and will be $44.60 for calendar year 2006. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example. To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2006, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2006 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$42.00	$21,000,000
3rd Quarter:	500,000	$44.00	$22,000,000
	1,000,000	$46.00	$46,000,000
	1,000,000	$48.00	$48,000,000
	1,000,000	$50.00	$50,000,000
	1,500,000	$42.00	$63,000,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2006 would be as follows:

2nd Quarter:	$21,000,000 x 2-1/2%	=	$525,000
3rd Quarter:	$22,000,000 x 2-1/2%	=	$550,000
	$46,000,000 x 3-1/2%	=	$1,610,000
	$48,000,000 x 5%	=	$2,400,000
	$50,000,000 x 5-1/2%	=	$2,750,000
	$63,000,000 x 6%	=	$3,780,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2006 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2006 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $44.60):

2nd Quarter:	$42.00/ton falls below APT: no bonus payable	=	None
3rd Quarter:	$44.00/ton falls below APT: no bonus payable	=	None
	$46,000,000 x 0-1/2%	=	$230,000
	$48,000,000 x 1%	=	$480,000
	$50,000,000 x 1-1/2%	=	$750,000
	$42.00/ton falls below APT: no bonus payable	=	None

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2006 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

Bonuses on other ore. Northshore also must pay base overriding royalties and royalty bonuses on pellets produced from lands other than Mesabi Lease Lands (“Other Ore”) to the extent necessary to assure payment of base overriding royalties and royalty bonuses on at least 90% of the first four million tons of pellets shipped from Silver Bay in each calendar year, at least 85% of the next two million tons of pellets shipped therefrom in each calendar year, and at least 25% of all tonnage of pellets shipped therefrom in each calendar year in excess of six million tons. Base overriding royalties and royalty bonuses payable on Other Ore can be recouped by Northshore out of base overriding royalties and royalty bonuses paid on Mesabi Ore. The amount of Other Ore royalties and Other Ore royalty bonuses which can be recouped on any payment date cannot, however, exceed 20% of the amount of Mesabi Ore royalties and royaltybonuses which are otherwise payable on that payment date.

Advance royalties. Northshore is obligated to pay to Mesabi Trust advance royalties in equal quarterly installments. The advance royalty was $696,161 for calendar year 2004, $714,988 for calendar year 2005 and is $743,420 for calendar year 2006. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price. All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore. The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

In 2005, Northshore commenced mining and production of a minimal amount of quarry stone for shipment. Northshore must pay base overriding royalties on all quarry stone so shipped on the basis of the same scale of percentages used in calculating base overriding royalties payable on pellets and other iron ore product. In calendar 2005, the Trust received approximately $165 in royalties on 964 tons of quarry stone mined and shipped from Silver Bay. Northshore has not informed Mesabi Trust of current plans to commence mining and production of quarry stone in material quantities.

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

Fee royalties aggregating $376,138 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2006.

INCOME AND EXPENSE

Total income for Mesabi Trust for the fiscal year ended January 31, 2006 was $21,579,833, consisting of $52,611 in interest earned on the investment of the Unallocated Reserve, $376,138 in fee income, $0 in minimum advance royalty income, $9,017,924 in bonus royalties, and $12,133,160 in overriding royalty income, compared with $13,575,548 in total income for the previous fiscal year. Total expenses for the fiscal year were $844,956, compared with $557,961 in total expenses for the previous fiscal year. There were distributions paid per Unit of Beneficial Interest totaling $1.355 for the fiscal year ended January 31, 2006, compared with distributions paid for the fiscal year ended January 31, 2005 of $.775 per Unit.

Total expenses by categories were as follows:

	Fiscal Years ended on January 31
	2006	2005	2004

Compensation of Trustees	$178,697	$146,839	$140,680
Fees and Disbursements
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Accounting	108,675	49,880	32,850
Inspection trips, travel and other expenses of Trustees	33,069	31,122	32,942
Legal	265,248	158,314	121,317
Mining consultant and field representatives	35,398	19,616	20,758
Stock exchange listing fee	35,000	35,000	35,000
Printing of annual, quarterly and current reports, proxy statements and letters to Unitholders; other Unitholder meeting expenses	75,105	9,875	5,785
Transfer Agent and Registrar	15,030	13,856	17,569
Transfer Agent miscellaneous disbursements	36,234	30,959	29,776

	$844,956	$557,961	$499,177

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

RESERVES AND DISTRIBUTIONS

The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level, usually within the range of $500,000 to $1,000,000. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses. The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore. Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales. See discussion under the heading “Risk Factors” beginning on page 3 of this Annual Report.

The Trust’s Unallocated Reserve as of the end of fiscal year ended January 31, 2006 was  $4,985,024, representing an increase of $661,261 compared with the Trust’s unallocated reserve as of the end of fiscal year ended January 31, 2005. The increase is due to royalty revenue that was accrued on the Trust’s balance sheet at the end of fiscal 2006, but not yet paid to the Trust (expected in late April 2006), resulting from contract pricing adjustments of pellets sold under the CCI Pellet Agreements with its customers that were finalized during the first three months of 2006. The Mesabi Trust is not a party to the CCI Pellet Agreements. These price adjustments relate to 2004 and 2005 shipments of pellets that resulted in increased royalty revenue (including increased revenue due to bonus royalties) recognized in January 2006 compared to January 2005 due to increased pricing. The increased royalty revenue accrual is reflected as Accrued Income Receivable on the balance sheet at January 31, 2006, most of which the Trustees anticipate will be distributed, after providing for expenses and reserves, during the quarter in which it is received.

The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain adequate reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of the lessee/operator, and the fact that the Trust essentially has no other liquid assets.

Payments to Unitholders during the fiscal year ended January 31, 2005 totaled $10,168,008 and payments to Unitholders during the fiscal year ended January 31, 2006 totaled $17,777,614.

CERTIFICATES OF BENEFICIAL INTEREST

The Certificates of Beneficial Interest are traded on the New York Stock Exchange. During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended	High	Low	Amount Declared	Per Unit

April 30, 2005	$21.84	$13.81	$4,329,603	$0.33
July 31, 2005	$17.03	$13.29	4,854,404	0.37
October 31, 2005	$19.93	$15.36	4,723,204	0.36
January 31, 2006	$21.85	$15.95	6,166,405	0.47
			$20,073,616	$1.53

Fiscal Quarter Ended	High	Low	Amount Declared	Per Unit

April 30, 2004	$9.55	$6.52	$656,000	$0.050
July 31, 2004	$8.36	$5.70	2,296,002	0.175
October 31, 2004	$10.10	$7.80	3,280,003	0.250
January 31, 2005	$18.25	$9.55	3,870,403	0.295
			$10,102,408	$0.770

As of the close of business on March 6, 2006, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 1,597 individuals holding of record approximately 1,162,744 Units, and in the names of approximately 130 brokers, nominees, or fiduciaries holding of record approximately 11,957,266 Units.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street 28th Floor New York, New York 10005	New York banking corporation

James A. Ehrenberg Individual Trustee 295 Kopp Drive West St. Paul, Minnesota 55118	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

David J. Hoffman Individual Trustee P.O. Box 10444 Sedona, Arizona 86339	Mining geologist

Richard G. Lareau Individual Trustee Oppenheimer Wolff & Donnelly LLP 3400 Plaza VII 45 South Seventh Street Minneapolis, Minnesota 55402	Partner in the law firm of Oppenheimer Wolff & Donnelly LLP

Norman F. Sprague III Individual Trustee 11726 San Vicente Blvd. Suite 625 Los Angeles, California 90049	Private investor; orthopedic surgeon

Respectfully submitted,

New York, New York April 17, 2006	DEUTSCHE BANK TRUST COMPANY AMERICAS JAMES A. EHRENBERG DAVID J. HOFFMAN RICHARD G. LAREAU NORMAN F. SPRAGUE III

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2006. In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework. Based on their assessment, the Trustees believe that, as of January 31, 2006, the Trust’s internal control over financial reporting is effective, based on those criteria.

Gordon, Hughes and Banks, LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting. This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees
MESABI TRUST
New York, New York

We have audited the accompanying balance sheets of MESABI TRUST (the “Trust”) as of January 31, 2006 and 2005, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the years then ended. We also have audited the Trustees’ assessment, included in the accompanying Trustees’ Report on Internal Control over Financial Reporting, that the Trust maintained effective internal control over financial reporting as of January 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on the Trustees’ assessment, and an opinion on the effectiveness of the Trust’s internal control over financial reporting based on our audits. The financial statements of MESABI TRUST, as of January 31, 2004, were audited by other auditors whose report dated March 8, 2004, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Trustees, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating the Trustees’ assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MESABI TRUST as of January 31, 2006 and 2005, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of

America. Also, in our opinion, the Trustees’ assessment that MESABI TRUST maintained effective internal control over financial reporting as of January 31, 2006 is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, MESABI TRUST maintained, in all material respects, effective internal control over financial reporting as of January 31, 2006, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Gordon, Hughes & Banks, LLP

Golden, Colorado

April 7, 2006

INDEPENDENT AUDITOR’S REPORT

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying statements of income, unallocated reserve and trust corpus, and cash flows of Mesabi Trust for the year ended January 31, 2004. These financial statements are the responsibility of the Trustee’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statements of income, unallocated reserve and trust corpus, and cash flows referred to above present fairly, in all material respects, the results of its operations and cash flows of Mesabi Trust for the year ended January 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Eide Bailly LLP

Fargo, North Dakota

March 8, 2004

MESABI TRUST

BALANCE SHEETS

JANUARY 31, 2006 AND 2005

	2006	2005

ASSETS

CASH	$6,377,990	$3,970,870
U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	648,193	748,193
ACCRUED INCOME RECEIVABLE	4,277,766	3,519,923
PREPAID EXPENSE	25,007	13,346
	11,328,956	8,252,332

FIXED PROPERTY, including intangibles, at nominal values
Assignments of leased property
Amended assignment of Peters Lease	1	1
Assignment of Cloquet Leases	1	1
Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

	$11,328,959	$8,252,335

LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

DISTRIBUTION PAYABLE	$6,166,405	$3,870,403
ACCRUED EXPENSES	177,527	58,166
	6,343,932	3,928,569

UNALLOCATED RESERVE	4,985,024	4,323,763

TRUST CORPUS	3	3

	$11,328,959	$8,252,335

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2006, 2005 AND 2004

	2006	2005	2004

REVENUES
Royalties under amended lease agreements	$21,151,084	$13,174,114	$6,845,302
Royalties under Peters Lease fee	376,138	361,191	378,086
Interest	52,611	40,243	47,129

Total revenues	21,579,833	13,575,548	7,270,517

EXPENSES
Compensation of Trustees	178,697	146,839	140,680
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal and accounting	373,923	208,193	154,167
Mining consultant and field representatives	35,398	19,616	20,758
Transfer agent’s and registrar’s fees	15,030	13,856	17,569
Other Trust expenses	179,408	106,957	103,503

Total expenses	844,956	557,961	499,177

NET INCOME	$20,734,877	$13,017,587	$6,771,340

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

NET INCOME PER UNIT	$1.58	$0.99	$0.52

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2006, 2005 AND 2004

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2003	13,120,010	$1,066,048	$3

Net income	—	6,771,340	—
Distribution paid August 20, 2003, $.07 per unit	—	(918,400)	—
Distribution paid November 20, 2003, $.12 per unit	—	(1,574,401)	—
Distribution declared January 17, 2004, paid February 20, 2004, $.30 per unit	—	(3,936,003)	—

BALANCE, JANUARY 31, 2004	13,120,010	1,408,584	3

Net income	—	13,017,587	—
Distribution paid May 20, 2004, $.05 per unit	—	(656,000)	—
Distribution paid August 20, 2004, $.175 per unit	—	(2,296,002)	—
Distribution paid November 22, 2004, $.25 per unit	—	(3,280,003)	—
Distribution declared January 20, 2005, paid February 22, 2005, $.295 per unit	—	(3,870,403)	—

BALANCE, JANUARY 31, 2005	13,120,010	4,323,763	3

Net income	—	20,734,877	—
Distribution paid May 20, 2005, $.33 per unit	—	(4,329,603)	—
Distribution paid August 20, 2005, $.37 per unit	—	(4,854,404)	—
Distribution paid November 20, 2005, $.36 per unit	—	(4,723,204)	—
Distribution declared January 13, 2006, paid February 20, 2006, $.47 per unit	—	(6,166,405)	—

BALANCE, JANUARY 31, 2006	13,120,010	$4,985,024	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2006, 2005 AND 2004

	2006	2005	2004

OPERATING ACTIVITIES
Royalties received	$20,765,979	$10,461,572	$6,950,514
Interest received	56,010	43,834	46,202
Expenses paid	(737,255)	(543,073)	(493,075)

NET CASH FROM OPERATING ACTIVITIES	20,084,734	9,962,333	6,503,641

INVESTING ACTIVITIES
Maturities of U.S. Government securities	18,664,390	11,074,154	3,718,540
Purchases of U.S. Government securities	(18,564,390)	(6,996,301)	(7,653,343)

NET CASH FROM (USED FOR) INVESTING ACTIVITIES	100,000	4,077,853	(3,934,803)

FINANCING ACTIVITY
Distributions to unitholders	(17,777,614)	(10,168,008)	(4,985,603)

NET CHANGE IN CASH	2,407,120	3,872,178	(2,416,765)

CASH, BEGINNING OF YEAR	3,970,870	98,692	2,515,457

CASH, END OF YEAR	$6,377,990	$3,970,870	$98,692

RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Net income	$20,734,877	$13,017,587	$6,771,340
Decrease (increase) in accrued income receivable	(757,843)	(3,070,143)	(273,802)
Decrease (increase) in prepaid expense	(11,661)	2,214	(4,139)
Increase in accrued expenses	119,361	12,675	10,242

NET CASH FROM OPERATING ACTIVITIES	$20,084,734	$9,962,333	$6,503,641

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2006, 2005 AND 2004

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

The lessee/operator of Mesabi Trust’s mineral interests is Northshore Mining Corporation (NMC), a subsidiary of Cleveland-Cliffs Inc (CCI). CCI is among the world’s largest producers of iron ore products. Prior to September 30, 1994, the lessee/operator had been a subsidiary of Cyprus Amax Minerals Company and was named Cyprus Northshore Mining Corporation (Cyprus NMC).

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

The U.S. Government securities are classified as held-to-maturity securities as the Trust has the positive intent and ability to hold to maturity and are therefore stated at amortized cost.

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

Adjustments could result from changes in final reconciliations of tonnage shipped by NMC with the final amounts received from NMC customers. Such adjustments have historically had minimal effect on the amount of royalties reported in the fourth quarter. Adjustments result from sales of tonnage shipped where the final sales price may be adjusted upward or downward from the original price used by NMC in computing the royalties payable to Mesabi Trust. Historically, these adjustments have not had a material effect on the financial statements. In the fourth quarter of fiscal 2006 and 2005, there were substantial adjustments relating to final pricing adjustments by NMC which are reflected in increased Accrued Income Receivable on the Balance Sheet and Revenue on the Statement of Income.

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

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires the Trustees to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash, investments, accrued income receivable, distributions payable and accrued expenses approximated fair value as of January 31, 2006 and 2005, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, “Accounting Changes and Error Corrections,” a replacement of APB Opinion No. 20 and FASB Statement No. 3, which changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine the period-specific effects or the cumulative effect of change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balances of assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of the Unallocated Reserve for that period rather than being reported in the income statement. The Trust adopted the provisions of SFAS No. 154 effective February 1, 2006.

NOTE 3 -       U. S. GOVERNMENT SECURITIES

U.S. government securities at January 31, 2006 and 2005 are classified as held-to-maturity and mature as follows:

	2006		2005
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$103,969	$100,039	$104,000	$100,199
Due after one year through three years	544,224	529,927	644,193	650,363

	$648,193	$629,966	$748,193	$750,562

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

NMC (Cyprus NMC through September 30, 1994) also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC (Cyprus NMC through September 30,

1994) is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2006, the minimum advance royalty is $743,420. The minimum annual advance royalty was $714,988, $696,161, and $685,630 for the calendar years ended December 31, 2005, 2004 and 2003, respectively.

NOTE 5 -       UNALLOCATED RESERVE AND DISTRIBUTIONS

The Unallocated Reserve aggregated $4,985,024, at January 31, 2006, as compared with an unallocated reserve of $4,323,763 and $1,408,584, at January 31, 2005 and 2004, respectively. The Trustees have determined that the Unallocated Reserve should be maintained at a prudent level, usually within the range of $500,000 to $1,000,000, to meet present or future liabilities of the Trust. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received quarterly and the level of Trust expenses that the Trustees anticipate occurring in subsequent quarters. The Trustees determine the level of distributions on a quarterly basis after receiving notification from NMC as to the amount of royalty income that will be received and after determination of any known or anticipated expenses, liabilities and obligations of the Trust.

During the fiscal years ended January 31, 2006, 2005, and 2004, the Trustees distributed cash payments totaling $17,777,614 ($1.355 per Unit), $10,168,008 ($.775 per Unit), and $4,985,603 ($.38 per Unit), respectively. In addition, in January 2006 the Trustees declared a distribution of $.47 per Unit of beneficial interest, which was paid in February 2006.

NOTE 6 -       SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the two years ended January 31, 2006 and 2005 are presented below:

	2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$2,354,085	$5,553,453	$5,578,773	$8,093,522
Expenses	218,922	145,972	124,590	355,472

Net income	$2,135,163	$5,407,481	$5,454,183	$7,738,050

Net income per unit	$0.16	$0.41	$0.42	$0.59

	2005
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$937,709	$2,683,795	$3,306,770	$6,647,274
Expenses	101,741	179,737	130,822	145,661

Net income	$835,968	$2,504,058	$3,175,948	$6,501,613

Net income per unit	$0.06	$0.19	$0.24	$0.50