Form 10-K, Exhibit 13
period 2007-01-31
MESABI TRUST
filed 2007-04-13
CIK 65172

Exhibit 13

ANNUAL REPORT
OF THE TRUSTEES OF
MESABI TRUST
For The Year Ended January 31, 2007

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Securities Services – GDS

60 Wall Street, 27th Floor

New York, NY 10005

(615) 835-2749 (telephone)

REGISTAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Oppenheimer Wolff & Donnelly LLP, General Counsel

REGISTRANT INFORMATION

Mesabi Trust does not maintain a website and therefore does not make available through a website the annual, quarterly, or other reports it files with the Securities and Exchange Commission.  Mesabi Trust will provide, however, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2007 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements, including those statements estimating calendar year 2007 production or shipments, are based on input from the lessee/operator (and its parent corporation) of the mine located on the lands owned and held in trust for the benefit of the holders of units of beneficial interest of Mesabi Trust.  These statements may be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  Actual results and future developments could differ materially from the results or developments expressed in or implied by these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those described under the caption “Risk Factors” in this annual report.  Mesabi Trust undertakes no obligation to make any revisions to the forward-looking statements contained in this filing or to update them to reflect circumstances occurring after the date of this filing.

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

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business.  This prohibition seemingly applies even to business activities the Trustees deem necessary or proper for the preservation and protection of the Trust Estate (as such term is defined below).  Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the holders of Units of Beneficial Interest in the Trust (“Unitholders”) after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held.  Because the Units of the Trust are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 and are listed on the New York Stock Exchange, the Trustees are also responsible for ensuring that the Trust maintains compliance with all applicable laws, rules and regulations.  Deutsche Bank Trust Company Americas, the Corporate Trustee, performs certain administrative functions for the Trust.

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

Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for Federal income tax purposes.  Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be forty-six years old.

RISK FACTORS

The results of operations and financial condition of the Trust are subject to various risks. Some of these risks are described below, and you should take such risks into account in evaluating the Trust or any investment decision involving the Trust.  This section does not describe all risks that may be applicable to the Trust and it is intended only as a summary of certain material risk factors.  More detailed information concerning the risk factors described below is contained in other sections of this Annual Report.

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

The Trustees do not exert any influence over mining operational decisions and Northshore alone determines whether to mine from lands owned by the Trust or state-owned lands, based on its current production estimates and engineering plan.  Northshore’s mining operations (the Peter Mitchell Mine) include mineral-producing land owned by the Trust and the State of Minnesota.  Ore mined from state-owned lands by Northshore is processed, along with ore mined from Trust-owned lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis.  Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands.  The percentages of shipments that came from Mesabi Trust lands were 90.9%, 90.1%, 92.0%, 95.5%, and 97.5% in calendar years 2006, 2005, 2004, 2003, and 2002, respectively.  If Northshore decides to materially reduce the percentage of ore mined, or pellets shipped, from Mesabi Trust lands, the income of the Trust could be materially adversely affected.

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

The Trust relies on CCI’s estimate of recoverable reserves and if those estimates are inaccurate the total royalty stream to the Trust and distributions payable to each Unitholder may be adversely affected.

The Trustees do not participate in preparing the ore reserve estimate reported by CCI.  CCI regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with Securities Act Industry Guide 7, promulgated by the U.S. Securities and Exchange Commission.  The Trustees recently engaged an independent firm of geological experts to evaluate the process CCI uses to estimate the mineral reserves at the Peter Mitchell Mine.  Still, there are numerous uncertainties inherent in estimating quantities of reserves of mineral producing lands and such estimates necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs, all of which may in fact vary considerably from actual results.  For these reasons, estimates of the economically recoverable quantities of mineralized deposits attributable to the lands owned by Mesabi Trust and the classifications of such reserves based on the risk of recovery prepared by different engineers or by the same engineers at different times may vary substantially as the criteria change.  CCI’s estimate of the ore reserves could be affected by future industry conditions, geological conditions and ongoing mine planning at the Peter Mitchell Mine.  Actual reserves and therefore actual royalties will likely vary from estimates, and if such variances are material, the value of the Trust’s Units could decline.

Price adjustment provisions in CCI’s North American supply agreements can cause significant fluctuations in the royalties paid to the Trust.

In prior filings with the Securities and Exchange Commission, CCI reported that more than 97 percent of its North American revenues are derived from sales of iron ore pellets to the North American integrated steel industry, consisting of ten current or potential customers.  According to CCI’s prior filings with the Securities and Exchange Commission, sales volume under these agreements is largely dependent on customer requirements, and in many cases, CCI is the sole supplier of iron ore pellets to its customers.  Contractual disputes with any of CCI’s significant customers could result in lower sales volume or lower sales prices, which could adversely affect the royalties received by the Trust.

CCI has also reported that its North American term supply agreements contain a number of price adjustment provisions, or price escalators, including adjustments based on general industrial inflation rates, the price of steel and the international price of iron ore pellets, among other factors, that allow CCI to adjust the prices under those agreements generally on an interim and annual basis.  Factors that could result in price adjustment include measures of general industrial inflation, steel prices and international pellet prices.  CCI’s price adjustment provisions are weighted and some are subject to annual collars, which limit CCI’s ability to raise prices to match international levels and fully capitalize on strong demand for iron ore.  These price adjustments can be positive or negative, and can result in significant variations in royalties received by Mesabi Trust (and, in turn, the resulting amount available for distribution to Unitholders) from quarter to quarter and year to year.  Many portions of the CCI Pellet Agreements including the sales prices, price adjustments and price adjustment formulas have received confidential treatment in accordance with the rules of the Securities and Exchange Commission and the Trustees have not been able to review the agreements in their entirety.  These variations, which can be positive or negative, cannot be estimated by the Trust and could have a material adverse effect on the income of the Trust.

The operations at Northshore are largely dependent on a single-source energy supplier.

The operations at Northshore are largely dependent on Silver Bay Power Company, a 115 megawatt power plant, for its electrical supply.  Silver Bay Power Company, which is wholly owned by Northshore, has an interconnection agreement with Minnesota Power, Inc. for backup power, and sells 40 megawatts of excess power capacity to Northern States Power Company under a contract that extends to 2011.  A significant interruption in service from Silver Bay Power Company due to vandalism, terrorism, weather conditions, natural disasters, or any other cause could cause a decrease in production capacity or require a temporary shutdown of Northshore’s operations.  In addition, one natural gas pipeline serves all of CCI’s Minnesota mines, and a pipeline failure could idle or substantially impair the operations at Northshore.  Any substantial interruption of, or material reduction in, Northshore’s operations could have a material adverse effect on the income of the Trust.

Equipment failures and other unexpected events at Northshore may lead to production curtailments or shutdowns.

Interruptions in production capabilities at the mine operated by Northshore may have an adverse impact on the royalties payable to the Trust.  In addition to equipment failures, the Northshore facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions or extreme weather conditions. The manufacturing processes that take place in Northshore’s mining operations, as well as in its crushing, concentrating and pelletizing facilities, depend on critical pieces of equipment, such as drilling and blasting equipment, crushers, grinding mills, pebble mills, thickeners, separators, filters, mixers, furnaces, kilns and rolling equipment, as well as electrical equipment, such as transformers. It is possible that this equipment may, on occasion, be out of service because of unanticipated failures or unforeseeable acts of vandalism or terrorism. In addition, because the Northshore mine and processing facilities have been in operation for several decades, some of the equipment is aged.  Because the Trustees have no control over the operations or maintenance of the equipment at Northshore, a shutdown or reduction in capacity may come with little or no advance warning.  The remediation of any interruption in production capability at Northshore could require CCI to make large capital expenditures which may take place over an extended period of time.  A shutdown or reduction in operations at Northshore would materially adversely affect the royalties paid to the Trust.

If steelmakers use methods other than blast furnace production to produce steel, shut down or reduce production using blast furnaces, the demand for iron ore pellets may decrease.

Demand for iron ore pellets is determined by the operating rates for the blast furnaces of steel companies. However, not all finished steel is produced by blast furnaces; finished steel also may be produced by other methods that do not require iron ore pellets. For example, steel “mini-mills,” which are steel recyclers, generally produce steel by using scrap steel, not iron ore pellets, in their electric furnaces.  Steel producers also can produce steel using imported iron ore or semi-finished steel products, which eliminates the need for domestic iron ore. Environmental restrictions on the use of blast furnaces also may reduce the use of their blast furnaces in steel production.  Because the maintenance of blast furnaces can require substantial capital expenditures, manufacturers may choose not to maintain their blast furnaces, and some of them may not have the resources necessary to adequately maintain their blast furnaces. If steel manufacturers significantly alter the methods they use to produce steel or otherwise substantially reduce their use of iron ore pellets, demand for iron ore pellets will decrease, which could adversely affect the royalties paid to the Trust.

Risk factors affecting CCI, and the operations of Northshore, could have a material adverse effect on the income of the Trust.

Because substantially all of the Trust’s revenue is derived from iron ore product shipped by Northshore from Silver Bay, Northshore’s processing and shipping activities directly impact the Trust’s revenues in each quarter and for each year.  A number of factors affect CCI’s operations, including Northshore’s shipment volume.  These factors which were described in CCI’s Form 10-K filed March 21, 2006, include, among others, economic conditions in the iron ore industry, extensive governmental regulation relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in CCI’s North American term supply agreements, availability of ore boats, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility.  Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties paid to the Trust could be adversely impacted.

OVERVIEW OF TRUST’S ROYALTY STRUCTURE

Leasehold royalty income constitutes the principal source of the Trust’s revenue.  Royalty rates are determined in accordance with the terms of Mesabi Trust’s leases and assignments of leases.  Three types of royalties, as well as royalty bonuses, comprise the Trust’s royalty income:

•                  Base overriding royalties.  Historically base overriding royalties have constituted the majority of Mesabi Trust’s royalty income.  Base overriding royalties are determined by both the volume and selling price of iron ore products shipped.  Northshore is obligated to pay Mesabi Trust base overriding royalties in varying amounts, based on the volume of iron ore products shipped.  Base overriding royalties are calculated as a percentage of the gross proceeds of iron ore products produced at Mesabi Trust lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota.  The percentage ranges from 2-1/2% of the gross proceeds for the first one million tons of iron ore products so shipped annually to 6% of the gross proceeds for all iron ore products in excess of 4 million tons so shipped annually.

•                  Royalty bonuses.  The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton.  The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay and sold at prices above a threshold price.  The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $42.89 per ton per for calendar year 2005, $44.60 per ton for calendar year 2006 and will be $45.98 per ton for calendar year 2007.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  During the calendar quarter ended December 31, 2006, Northshore paid a royalty bonus of $1,621,534 to the Trust; a total of $9,850,893 in royalty bonuses was paid by Northshore during fiscal year 2007.  Royalty bonuses are subject to price adjustments under the CCI Pellet Agreements

(described elsewhere in this Annual Report); such adjustments may be positive or negative.  (See the section entitled “Comparison of Fiscal Years ended January 31, 2007 and January 31, 2006 – Royalty Income” on page 10 of this Annual Report for more information.)

•                  Fee royalties.  Historically fee royalties have constituted a smaller component of the Trust’s royalty income, are payable to Mesabi Land Trust, a Minnesota land trust of which Mesabi Trust is the sole beneficiary and for which US Bank N.A. acts as trustee, and are based on the amount of crude ore mined.  Currently, the fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing.  Crude ore is the source of iron oxides used to make iron ore pellets and other products.

•                  Minimum advance royalties.  Generally, Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The minimum advance royalty was $714,988 for calendar year 2005, $743,420 for calendar year 2006 and is $766,510 for calendar year 2007.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Under the relevant documents, Northshore may mine and ship iron ore products from lands other than Mesabi Trust lands.  Northshore alone determines whether to mine off Trust lands or off such other lands, based on its current mining and engineering plan.  The Trustees do not exert any control over mining operational decisions and have no contractual or other right to do so.  Under the Amended Assignment Agreements, to encourage the use of iron ore products from Mesabi Trust lands, Mesabi Trust receives royalties on stated percentages of iron ore shipped from Silver Bay, whether or not the iron ore products are from Mesabi Trust lands.  Mesabi Trust receives royalties at the greater of (i) the aggregate quantity of iron ore products shipped that were from Mesabi Trust lands, and (ii) a portion of the aggregate quantity of all iron ore products shipped that were from any lands, such portion being 90% of the first four million tons shipped during such year, 85% of the next two million tons shipped during such year, and 25% of all tonnage shipped during such year in excess of six million tons.

Royalty income constitutes the principal source of the Trust’s revenue, which comprised 99.6%, 99.8% and 99.7% of the total revenue of the Trust in fiscal years 2007, 2006, and 2005, respectively (years ending January 31).  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” beginning on pages 22 and 25, respectively, of this Annual Report.

During the course of its fiscal year some portion of royalties expected to be paid to Mesabi Trust is based in part on estimated prices for iron ore products sold under term contracts between Northshore, CCI and certain of their customers (the “CCI Pellet Agreements”).  Mesabi Trust is not party to the CCI Pellet Agreements and CCI has not provided copies of the unredacted versions of these agreements. The Trustees have been informed that the estimated prices under these agreements are subject to interim and final pricing adjustments, which can be positive or negative, and which adjustments are dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. This can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by Mesabi Trust.  In either case, these price adjustments will impact future royalties received by the Trust that become available for distribution to Unitholders.

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

As also described elsewhere in this Annual Report, the Trust receives a royalty bonus equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price ($44.60 per ton for calendar year 2006 and $45.98 per ton for calendar year 2007).  Although Northshore was able to sell some product at prices higher than the Adjusted Threshold Price in calendar 2006, the Trustees are unable to project whether Northshore will continue to be able to sell pellets at prices above the Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

In accordance with the CCI Pellet Agreements, the Trust received positive and negative bonus royalty adjustments during fiscal year 2007.  These adjustments are attributable to shipments of iron ore pellets by Northshore/CCI to customers from Silver Bay, Minnesota during calendar 2005 and calendar 2006.  Overall, the pricing adjustments resulted in increased royalty revenue to the Mesabi Trust, which is reflected in the Accrued Income Receivable on the Mesabi Trust’s balance sheet as of January 31, 2007.  The Trustees are not able to predict whether pricing adjustments in the future, if any, will be upward or downward.

SELECTED FINANCIAL DATA

Years ended on January 31	2007	2006	2005	2004	2003
Royalty and interest income	$17,902,988	$21,579,833	$13,575,548	$7,270,517	$5,100,759
Trust expenses	756,322	844,956	557,961	499,177	406,228
Net income(a)	$17,146,666	$20,734,877	$13,017,587	$6,771,340	$4,694,531
Net income per Unit(b)	$1.31	$1.58	$0.99	$0.52	$0.36
Distributions declared Per unit(b)(c)	$1.60	$1.53	$0.77	$0.49	$0.36

At January 31
Total Assets	$5,414,552	$11,328,959	$8,252,335	$5,390,081	$3,594,102

(a)                                  The Trust, as a grantor trust, is exempt from federal and state income taxes.

(b)                                 Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(c)                                  During the Trust’s fiscal year ended January 31, 2007, the Trustees distributed $1.755 per Unit (including $.47 per Unit declared in fiscal 2006 but distributed in fiscal 2007 (February 2006)) and in fiscal 2007 declared an additional distribution of $.315 per Unit payable in February 2007, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2006, the Trustees distributed $1.355 per Unit (including $.295 per Unit declared in fiscal 2005 but distributed in fiscal 2006 (February 2005)) and in fiscal 2006 declared an additional distribution of $.47 per Unit payable in February 2006, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2005, the Trustees distributed $.775 per Unit (including $.30 per Unit declared in fiscal 2004 but distributed in fiscal 2005 (February 2004)) and declared an additional distribution of $.295 per Unit, payable in February 2005, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2004, the Trustees distributed $.38 per Unit (including $.19 per Unit declared in fiscal 2003 but distributed in fiscal 2004 (February 2003)) and declared an additional distribution of $.30 per Unit payable in February 2004, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2003, the Trustees distributed $.25 per Unit (including $.08 per Unit declared in fiscal 2002 but distributed in fiscal 2003 (February 2002)) and declared an additional distribution of $.19 per Unit, payable in February 2003, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2002, the Trustees distributed $.305 per Unit (including $.13 per Unit declared in fiscal 2001 but distributed in fiscal 2002 (February 2001)) and declared an additional distribution of $.08 per Unit payable in February 2002, the next fiscal year.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

The table below shows the total production and total shipments of iron ore pellets derived from Mesabi Trust lands during fiscal year 2007.  During the fiscal year ended January 31, 2007, production totaled approximately 4.58 million tons, and actual shipments totaled approximately 3.68 million tons.  Overall, shipments decreased nearly 12.4% in fiscal year 2007 as compared to fiscal year 2006.  More specifically, shipments decreased approximately 6.3% from February 2006 through December 2006 as compared to February 2005 through December 2005.  Approximately 6.1% of the decrease in shipments for fiscal 2007 is the result of there not being any shipments from Silver Bay, Minnesota in January 2007.

Fiscal Year Ended	Pellets Produced from Trust Lands (tons)	Pellets Shipped from Trust Lands (tons)
January 31, 2007	4,575,655	3,684,763
January 31, 2006	4,468,263	4,207,240
January 31, 2005	4,597,956	4,557,842

The table above, which is based on information provided to the Trust by Northshore, demonstrates that production at Northshore that is attributable to Trust lands has remained relatively constant over the prior three fiscal years.  Shipments attributable to Mesabi Trust lands, however, have continued to decline since reaching a high of approximately 4.6 million tons in fiscal year 2005.  As described above under the heading “Risk Factors,” Mesabi Trust has no control over the production or shipments of iron ore by CCI.  Therefore, the Trustees cannot predict whether the shipments attributable to the Trust lands will increase or decrease during fiscal 2008.

The table below shows the change in the percentages of production and shipments from lands owned by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota for the most recent three fiscal years.

Fiscal Year Ended	Percentage of Pellets Produced From Trust Lands	Percentage of Pellets Produced From State Lands	Percentage of Pellets Shipped From Trust Lands	Percentage of Pellets Shipped From State Lands
January 31, 2007	89.2%	10.8%	91.4%	8.6%
January 31, 2006	90.0%	10.0%	90.2%	9.8%
January 31, 2005	90.4%	9.6%	90.6%	9.4%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to Mesabi Trust lands in fiscal 2008.  However, pursuant to the Amendment, Mesabi Trust will be credited with not less than 90% of the iron ore pellets shipped from Silver Bay, Minnesota in any calendar year.

Comparison of Financial Results for Fiscal Years ended January 31, 2007 and January 31, 2006

Royalty Income

	Fiscal Years Ended on January 31,		% increase
	2007	2006	(decrease)
Base overriding royalties	$9,877,120	$12,133,160	(18.59)%
Bonus royalties	7,530,423	9,017,924	(16.49)%
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	426,313	376,138	13.34%
Total royalty income	$17,833,856	$21,527,222	(17.16)%

Total royalty income decreased 17.16% in fiscal 2007 as a result of the decrease in shipments.  Although the market price for iron ore pellet prices was generally higher in 2007 as compared to 2006, the lower volume of shipments had a negative impact on both the base overriding royalty and the bonus royalty.  Base overriding royalties decreased 18.59% because of the lower volume of shipments from Silver Bay.  The lower volume of shipments had a significant impact on the base overriding royalty because the Trust was not credited with any shipments at the highest royalty rate of 6%, which only applies to shipments in excess of 4.0 million tons in any calendar year.  Comparatively, the Trust received the 6% royalty on 308,633 tons of shipments for the fiscal year ended January 31, 2006.

The bonus royalty decreased 16.49% because of two contributing factors.  First, the decrease in shipments resulted in fewer tons being shipped at prices above the adjusted threshold price.  Second, because the market price for iron ore stabilized in 2007, the Trust received fewer positive pricing adjustments to the bonus royalty payments in fiscal 2007 as compared to fiscal 2006.  Specifically, in accordance with the CCI Pellet Agreements, certain negative adjustments to the bonus royalty were made in the fourth fiscal quarter based on changes in the prices CCI charges its customers for iron ore pellets shipped during calendar years ended December 31, 2005 and December 31, 2006.

The contract pricing adjustments under the CCI Pellet Agreements are included as revenue in fiscal 2007, the period for which the pricing adjustments were determined.  Because the Trust is not a party to the underlying CCI Pellet Agreements, the Trustees cannot predict with certainty whether any pricing adjustments under these agreements will or will not occur in the future, or if there are pricing adjustments, whether they will be positive or negative. In either case, these price adjustments will impact future royalties received by the Trust that become available for distribution to Unitholders.

Gross Income, Expenses and Net Income

	Fiscal Years Ended on January 31,		% increase
	2007	2006	(decrease)
Gross Income	$17,902,988	$21,579,833	(17.04)%
Expenses	756,322	844,956	(10.49)%
Net Income	$17,146,666	$20,734,877	(17.31)%

Net income for fiscal 2007 decreased 17.31% as compared to fiscal 2006 primarily due to the decrease in total royalty income, which was partially offset by a decrease in expenses.  Fiscal 2007 expenses were lower than fiscal 2006, as a result of a decrease in legal and accounting fees.  Trust expenses are discussed in further detail under the heading “Trust Expenses” beginning on page 25 of this Annual Report.

Cash Distributions and Unallocated Reserve

	Fiscal Years Ended on January 31,		% increase
	2007	2006	(decrease)
Total Cash Distributions	$23,025,618	$17,777,614	29.52%
Distributions per Unit	$1.755	$1.355	29.52%
Accrued Income Receivable	$409,764	$4,277,766	(90.42)%
Unallocated Reserve	$1,139,674	$4,985,024	(77.14)%

Although the Trust’s total royalty income and net income for fiscal 2007 each decreased approximately 17%, total distributions paid to Unitholders in fiscal 2007 increased 29.52% over fiscal 2006. The increase in total cash distributions and distributions per unit is primarily due to $4.277 million that was reflected on the Trust’s balance sheet as accrued income receivable and included in the Trust’s net income as of the fiscal year ended January 31, 2006.  Because income payable to the Trust is accounted for on an accrual basis before the royalties are actually received by the Trust, royalty income payable with respect to the Trust’s fourth quarter of fiscal 2006 was actually distributed to Unitholders in the first quarter of fiscal 2007.  Accordingly, the total distributions paid to Unitholders in fiscal 2007 exceeded both the total royalty income and net income of the Trust during the same period.

The Trust’s Unallocated Reserve, which is comprised of accrued income receivable and cash reserve for unexpected losses, decreased 77.14% or $3,845,350, as of the end of fiscal year ended January 31, 2007 as compared to the fiscal year ended January 31, 2006.  The accrued income receivable portion of the Unallocated Reserve decreased 90.42% from $4,277,766 in fiscal 2006 to $409,764 in fiscal 2007.  At the same time, the Trust’s reserve for unexpected losses, which is unallocated cash and U.S. Government securities, increased 3.2% from $707,258 in fiscal 2006 to $729,910 in fiscal 2007.

  The decrease in the Trust’s Unallocated Reserve was caused by a significant drop in the amount of accrued income receivable with respect to the fourth quarter of fiscal 2007 as compared to the fourth quarter of fiscal 2006.  The decrease in the accrued income receivable is the result of fewer contract pricing adjustments from pellets sold under the CCI Pellet Agreements in calendar 2006 and calendar 2005 that were finalized during the first three months of calendar 2007 and no shipments in January 2007.  The Trustees cannot predict the pricing adjustments under the CCI Pellet Agreements or the impact such adjustments will have on the Trust’s accrued income receivable.  Accordingly, the Trustees cannot predict whether the Trust’s accrued income receivable will increase or decrease in fiscal 2008 or the impact such pricing adjustments will have on the future distributions paid to the Trust’s Unitholders.

See the discussion under the heading “Unallocated Reserve” on page 26 of this Annual Report for more information on the Trust’s policy for maintaining a cash reserve for unexpected losses.

Comparison of Financial Results for Fiscal Years ended January 31, 2006 and January 31, 2005

Royalty Income

	Fiscal Years Ended on January 31		% increase
	2006	2005	(decrease)
Base overriding royalties	$12,133,160	$9,819,464	23.56%
Bonus royalties	9,017,924	3,354,650	168.82%
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	376,138	361,191	4.14%
Total royalty income	$21,527,222	$13,535,305	59.04%

Royalties increased in fiscal 2006 primarily due to increased pellet prices, an increased spread between pellet prices and the Adjusted Threshold Price (resulting in significantly higher bonus royalties) and increased royalty revenue recognized during fiscal 2006 resulting from contract pricing adjustments of pellets shipped during 2004 and 2005 pursuant to the CCI Pellet Agreements.  Mesabi Trust is not a party to the CCI Pellet Agreements.  These contract pricing adjustments and the resulting royalty revenue increases (including increased revenue from bonus royalties) were calculated by Northshore/CCI during the first three months of 2006 and communicated in the final royalty payment letter to the Trust in early April 2006. The increased royalty revenue was included in Accrued Income Receivable on the Trust’s balance sheet at January 31, 2006 (a total of approximately $4,278,000).

Revenues, Expenses and Net Income

	Fiscal Years Ended on January 31,		% increase
	2006	2005	(decrease)
Gross Income	$21,579,833	$13,575,548	58.96%
Expenses	844,596	557,961	51.44%
Net Income	$20,734,877	$13,017,587	59.28%

Gross income for fiscal 2006 increased over that of fiscal 2005 primarily due to increased royalty income, as discussed above under the heading “Royalty Income.”  Fiscal 2006 expenses were higher than those for fiscal 2005, mainly due to increases in legal and accounting fees as well as certain non-recurring legal and administrative expenses in connection with the Trust’s election of a successor trustee at a Special Meeting of Unitholders held on January 17, 2006.  Trust expenses are discussed in further detail under “Trust Expenses” beginning on page 25 of this Annual Report.   Overall, net income for fiscal 2006 increased due to the increase in gross income at a greater rate than the increase in expenses.

Cash Distributions and Unallocated Reserve

	Fiscal Years Ended on January 31,		% increase
	2006	2005	(decrease)
Total Cash Distributions	$17,777,614	$10,168,008	74.84%
Distributions per Unit	$1.355	$0.775	74.84%
Unallocated reserve	$4,985,024	$4,323,763	15.29%

Total distributions paid to Unitholders in fiscal 2006 equaled $17,777,614, compared to total distributions of $10,168,008 in fiscal 2005. The increase of $7,609,606 was primarily due to increased pellet prices (including contract price adjustments and bonus royalties) resulting from increased market demand.

For fiscal year ended January 31, 2006 the Unallocated Reserve of $4,985,024 was comprised of $4,277,766 of accrued income receivable and $707,258 of unallocated cash and U.S. Government securities.  Comparatively, as of the fiscal year ended January 31, 2005 the Unallocated Reserve was $4,323,763, comprised $3,519,923 of accrued income receivable and $803,840 of unallocated cash and U.S. Government securities.  See the discussion under the heading “Unallocated Reserve” on page 26 of this Annual Report for more information on the Trust’s policy for maintaining a cash reserve for unexpected losses.

Liquidity and Capital Resources

The Trust’s operations are limited to the collection of leasehold royalty income, payment of expenses and liabilities, distribution of net income to the Trust’s Unitholders and protection and conservation of Trust assets.  The Trust’s current assets are invested solely in U.S. government securities in a manner that, combined with cash flows from royalties received, is deemed adequate by the Trustees to meet currently foreseeable liquidity needs.  See the discussion of the Trustees’ management of liquidity set forth under the heading “Unallocated Reserve” beginning on page 26 of this Annual Report.

Recent Developments

2007 Estimates.  Neither CCI nor Northshore has provided the Trust with an estimate for total calendar year 2007 shipments.  During calendar years 2006, 2005, 2004, and 2003, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately 90.9%, 90.1%, 92.0%, 95.5%, and 97.5%, respectively, of total shipments.  Northshore has not advised the Trustees as to the percentage of iron ore products from Mesabi Trust lands it anticipates shipping in calendar year 2007.  See the description of the uncertainty of market conditions in the iron ore and steel industry under the heading “Risk Factors” above.

Mesabi Nugget Project.  In its Form 8-K filed November 20, 2006, CCI announced that it and the other principal participants in Mesabi Nugget LLC, namely Kobe Steel, Ltd. (“Kobe Steel”) and Steel Dynamics, Inc. (“Steel Dynamics”), suspended efforts to jointly construct and operate a commercial nugget plant that would have used a new iron making technology (Kobe Steel’s Itmk3 process) for converting iron ore into nearly pure iron nugget form at CCI’s Erie site in Hoyt Lakes, Minnesota.  CCI reported that the participants decided to suspend the project because the parties were unable to agree on economic and commercial terms, including the completion of non-recourse financing for the project.  At the same time, CCI also announced that it and Kobe Steel intend to proceed with the development of a commercial-scale reduced iron plant at the Northshore site which will convert taconite into nearly pure iron in nugget form utilizing Kobe Steel’s ITmk3 technology.

Subsequently, on January 24, 2007, Steel Dynamics announced that it had purchased over 3,000 acres of land from CCI relating to the plant site where the Mesabi Nugget project was previously to be constructed.  The previously issued environmental permits are expected to be used to complete construction and operation of the plant.  On March 2, 2007, a financial newswire reported that Steel Dynamics and Kobe Steel agreed to a new initiative to build and operate a $235 million iron-making plant in Minnesota.  Steel Dynamics has indicated that the proposed nugget plant is contingent upon financing terms, land options and securing a long-term supply agreement for iron concentrate to make iron nuggets.  The same source reported that Steel Dynamics will have a majority stake and build and operate the facility at the former LTV Steel Mining Co. site near Aurora, Minnesota and Kobe Steel will provide technical and engineering services, technology license and equipment.  In a separate article published in the Duluth News Tribune on March 3, 2007, it was reported that CCI confirmed that negotiations are under way to agree on a plan for Northshore to supply concentrate to the Steel Dynamics iron nugget plant.  Mesabi Trust has not been able to confirm the information reported in the sources cited in this paragraph.

In the March 3, 2007 Duluth News Tribune article, it was reported that CCI is moving ahead to build its own iron nugget plant at Silver Bay, Minnesota.  CCI is seeking permits to restart the idle iron nugget plant that was operated as a pilot plant in 2003 and 2004.

Because the Trustees are not provided with any information beyond that which is available to the general public, the Trustees are unable to make any projections regarding the extent to which the current plans for the Mesabi Nugget Project or CCI’s plans for its own nugget plant may impact future royalties payable to Mesabi Trust.

Iron Ore Pricing and Contract Adjustments.   During its fiscal year ended January 31, 2007, Mesabi Trust continued to earn bonus royalties for iron ore shipments from Silver Bay sold at prices above the Adjusted Threshold Price.  (See the discussion under the heading “Royalty Income” under “Comparison of Fiscal Years ended January 31, 2007 and January 31, 2006” on page 10 of this Annual Report.)  In addition, during the course of its fiscal year some portion of the royalties paid to Mesabi Trust were based on estimated prices for iron ore products sold under the CCI Pellet Agreements. These prices were subject to interim and final pricing adjustments, which can be positive or negative, and which adjustments are dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. This can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter, year to year, and on a comparative historical basis, and these variations can be positive or negative.  Mesabi Trust is not party to the CCI Pellet Agreements and CCI has not provided copies of the unredacted versions of these agreements.  Accordingly, the Trustees cannot predict the significance such adjustments may have on Mesabi Trust.

Under the CCI Pellet Agreements, upward price adjustments were made during the first three months of calendar 2007 to iron ore shipped by Northshore to customers from Silver Bay during 2005 and 2006 due to adjustments in pricing.  The pricing adjustments in turn resulted in increased royalty revenue of approximately $410,000 to the Mesabi Trust, which is reflected as accrued income receivable on Mesabi Trust’s balance sheet as of January 31, 2007.  The Trustees are not able to predict whether adjustments in the future, if any, will be upward or downward.

CCI and Mittal Steel Supply Agreement.  In its Form 8-K filed March 19, 2007, CCI reported that it entered into a new supply agreement with Mittal Steel USA Inc. (“Mittal”) that “covers significant price and volume matters under three separate pre-existing iron ore pellet supply agreements with [CCI] for Mittal’s Cleveland and Indiana Harbor West, Indiana Harbor East and Weirton facilities.”  CCI also reported that the new supply agreement: (i) replaced the Letter of Agreement dated as of April 12, 2006, between [CCI] and Mittal, (ii) consolidated provisions under other agreements to aggregate Mittal’s purchases during the years 2006 through and including 2010, (iii) obligates Mittal to purchase specified minimum tonnages of iron ore, on an aggregate basis, through 2010, and (iv) set the minimum annual tonnage requirements at Mittal’s approximately budgeted usage levels through 2010 with pricing then in effect at the facility where the pellets are delivered.  CCI has not filed a copy of the new supply agreement with the Securities and Exchange Commission nor has it provided the Trustees with a copy of the agreement.  Therefore, the Trustees are not able to predict what impact, if any, the new supply agreement will have on the royalties payable to Mesabi Trust.

Production Capacity Expansions.  In its Form 8-K filed November 20, 2006, CCI announced that it is moving forward with its previously announced plans to restart an idled pellet furnace at Northshore’s pellet facility located in Silver Bay, Minnesota.  CCI also reported that it has received all environmental permits from the State of Minnesota necessary to restart the furnace that will provide the additional concentrate and pellet capacity at the facility.  CCI reported that it expects that annual production of pellets at the Northshore facility will increase by approximately 800,000 tons as a result of the restart of the idle furnace at Northshore.  CCI announced that production from the restart of the idle furnace is scheduled to commence in early 2008.  The Trustees are unable to make any projections regarding the extent to which the restart of the idled furnace at Northshore may impact future royalties payable to Mesabi Trust.

Securities Regulation.  The Trust is a publicly-traded trust listed on the New York Stock Exchange (“NYSE”) and is therefore subject to extensive regulation under, among others, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules and regulations of the NYSE.  Issuers failing to comply with such authorities risk serious consequences, including criminal as well as civil and administrative penalties.  In most instances, these laws, rules and regulations do not specifically address their applicability to publicly-traded trusts such as Mesabi Trust.  In particular, Sarbanes-Oxley mandated the adoption by the Securities and Exchange Commission (the “SEC”) and NYSE of certain rules and regulations that are impossible for the Trust to literally satisfy because of its nature as a pass-through trust.  Pursuant to NYSE rules the Trust is exempt from many of the corporate governance requirements that apply to other publicly traded corporations.   The Trust does not have, nor does the Agreement of Trust provide for, a board of directors, an audit committee or executive officers.  The Trustees intend to closely monitor the SEC’s and NYSE’s rulemaking activity and will attempt to comply with such rules and regulations where applicable.

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

TO THE HOLDERS OF
CERTIFICATES OF BENEFICIAL INTEREST IN
MESABI TRUST

THE TRUST ESTATE

The principal assets of Mesabi Trust consist of two different interests in certain properties in the Mesabi Iron Range: (i) Mesabi Trust’s interest as assignor in the Amended Assignment of Peters Lease and the Amended Assignment of Cloquet Lease, which together cover properties aggregating approximately 9,750 largely contiguous acres in St. Louis County, Minnesota (the “Peters Lease Lands” and the “Cloquet Lease Lands,” respectively), and (ii) Mesabi Trust’s ownership of the entire beneficial interest in the Mesabi Land Trust, which has a 20% interest as fee owner in the Peters Lease Lands and a 100% fee ownership in certain non-mineral-bearing lands adjacent to the Peters and Cloquet Lease Lands (the “Mesabi Lease Lands,” together with the Peters Lease Lands and the Cloquet Lease Lands, the “Trust Estate”).  The map below shows the approximate location of the Trust Estate.

☐

The boxed area indicates the approximate location of Mesabi Trust’s Trust Estate (not drawn to scale), as defined above under “The Trust Estate,” which is a small part of the region with an iron ore body known as the Mesabi Iron Range. The Mesabi Trust does not own any property interests other than in the Trust Estate.

Under the Amended Assignment Agreements, Northshore produces iron ore from the Trust Estate for the manufacture of iron ore products to be sold to various customers of CCI.  Mesabi Trust receives royalties on the crude ore extracted from such Lands and the pellets produced from such crude ore, and in each case the royalties are based upon the volume of iron ore products shipped and the prices charged to CCI’s customers.

The largest component of the Trust Estate is the Peters Lease Lands.  The Peters Lease provides that each leasehold estate will continue until the reserves of iron ore, taconite and other minerals or materials on the land subject to the Peters Lease are exhausted.  The Mesabi Lease terminates when the Peters Lease terminates.  The Cloquet Lease, executed in 1916, terminates in the year 2040.  If Northshore decides to terminate or surrender one or more of these leases, it must first give Mesabi Trust at least six months’ notice of its intention to do so and, at Mesabi Trust’s request, reassign all of such leases to Mesabi Trust.  If any such reassignment occurs, Northshore must transfer the lease interests to Mesabi Trust free and clear of liens, except public highways.  In return, Mesabi Trust must assume Northshore’s future obligations as lessee under the reassigned leases.

The Peters Lease Lands and the Cloquet Lease Lands are located at the northeastern end of the Mesabi Iron Range and contain mineral deposits consisting of a sedimentary bed of banded magnetite in silicious gangue, a form of low-grade iron ore known as taconite, approximately three tons of which must be beneficiated to produce one ton of high-grade pellets.  The Mesabi Lease Lands contain substantially no commercial ore deposits and have been used principally in connection with mining the taconite from other parts of the Trust Estate, such as the provision of an area for location of service roads, supporting plants and equipment and dump sites for overburden.

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimate reported in CCI’s Form 10-K each year.  In CCI’s last Form 10-K filed with the Securities and Exchange Commission, which was for the year ended December 31, 2005, CCI estimated that there remains enough ore reserve in the mine at Northshore to produce approximately 310 million tons of pellets.  The Trustees recently engaged an independent geological consulting firm, Scott Wilson Roscoe Postle Associates, Inc. (“Scott Wilson RPA”), to confirm that the process used by CCI to estimate the ore reserve in the mine at Northshore is reasonable.  In its report to the Trustees, Scott Wilson RPA summarized its review and evaluation of CCI’s ore reserve estimation process.  Scott Wilson RPA reported to the Trustees that the reserve estimation process used by CCI is reasonable and complies with the reporting standards set forth in Securities Act Industry Guide 7.  Based on the report of Scott Wilson RPA, the Trustees estimate that at least 90% of the ore reserve in the mine at Northshore, as reported by CCI, is attributable to the Trust Estate.

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

The diagram below illustrates the relationships of the various parties that own the lands and have interests in the lands the Trust has interests in:

DESCRIPTION OF THE MINERAL PROPERTIES AND NORTHSHORE’S MINING OPERATIONS

Mine and Rock Formation.  The Mesabi Trust properties, including the ore mine, are located in northeastern Minnesota, approximately two miles south of Babbitt, Minnesota.  The ore mine on the Mesabi Trust properties is called the Peter Mitchell mine, an open pit mine consisting a 10-mile long segment of a host rock called the Biwabik Iron Formation, which is a very hard cherty rock containing magnetite as the ore mineral.  The Biwabik Iron Formation extends west and southwest for over 100 miles and constitutes the Mesabi Iron Range.  Recoverable iron grades range from 21% in the west end of the mine open pit to 26% in the central portion and east end, with 22.5% as the cut off grade.  The ore body dips south under the hanging wall called the Virginia Formation.  To date, the Mesabi Trust properties have been explored for their iron ore potential.  To the knowledge of the Mesabi Trustees, no other minerals have been explored on the Mesabi Trust properties.

Mining Properties.  As disclosed elsewhere in this Annual Report, Northshore, a wholly owned subsidiary of CCI, currently conducts the mining operation upon the Mesabi Trust properties.  The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70.  Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61.  Each year, the Trustees visit the Northshore mine in Babbitt, MN and the processing plant in Silver Bay, Minnesota.  During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities.  Based on the Trustees’ past inspection trips, including the most recent one in October 2006, the Trustees believe that the mining properties and facilities are in good operating condition.

Northshore’s Mining Operations.  Because the Mesabi Trust is not involved in Northshore’s mining operations, the Trustees do not have detailed firsthand information relating to such operations or the equipment and facilities used by Northshore.  Therefore, the Trustees rely on information provided by Northshore personnel, disclosed by CCI in its periodic reports filed with the SEC or provided in other reports published by independent organizations, such as Skillings Mining Review, in providing the information relating to Northshore’s mining operations, its equipment and facilities.

•                  Equipment.  Drilling at the Northshore mine is conducted with three 120 P&H rotary units with 16-inch diameter holes on 28- to 30-foot spacing.  The drilling is followed with blasts using heavy ANFO (which stands for ammonium nitrate and fuel oil) and emulsion which break an average of 700,000 to 1,200,000 tons of crude taconite.  After blasts, taconite is then removed by a loading fleet consisting of one P&H 2800 shovel with a 28 cubic-yard bucket, three 295-B Bucyrus-Erie shovels with 20 cubic-yard buckets, one LeTourneau L1850 loader with a 28 cubic yard bucket and a Cat 994 loader with a 19 cubic-yard bucket.  A haulage fleet of three 250-ton Terex Model 4400 and four 200-ton Model 730 Dresser Haulpaks carry crude taconite to the primary and secondary crushers located about two miles away.  At the crushers, taconite is emptied from the end-dump trucks into a 60-inch primary gyratory unit and four 30-inch by 70-inch secondary crushers for reduction to a nominal 4-6 inch size.  Coarse ore is then fed into 80-ton capacity ore cars for transportation to Silver Bay via a 47-mile long, single track railroad owned by Northshore.  Each train is pulled by three or four diesel electric locomotives.

•                  Capital Expenditures.  In calendar year 2006, Northshore approved capital expenditures to modernize and improve the operations at the Peter Mitchell Mine in Babbitt and Northshore’s pelletizing facility in Silver Bay.  During their annual inspection trip, the Trustees learned that CCI has:

•                  Initiated a program to replace the fleet of loading equipment at the Peter Mitchell Mine, including the purchase of a 35 cubic yard shovel, a 28 cubic yard LeTourneau loader and two 14 cubic yard Caterpillar loaders;

•                  Constructed a mobile equipment wash bay at the Peter Mitchell Mine;

•                  Commenced a program to improve the railroad locomotive fleet for the ore haul between the Peter Mitchell Mine and Northshore’s pelletizing facility;

•                  Commenced a major overhaul to the power plant at Northshore’s pelletizing facility;

•                  Commenced the installation of a pellet screening conveyor at Northshore’s pelletizing facility;

•                  Commenced the installation of new dust collectors at Northshore’s pelletizing facility; and

•                  Commenced an expansion of the water treatment plant at Northshore’s pelletizing facility.

•                  Pelletizing Process.  Upon arrival at the pelletizing facility in Silver Bay , the coarse taconite ore first passes through a fine crushing stage where it is reduced in size to approximately 0-3/4” and then the non-magnetic material is rejected through a dry cobber magnetic separation stage.  The magnetic material is then fed into one of the twelve active grinding lines.  Each line includes one 10-1/2-foot by 18-foot rod mill and two 10-foot by 18-foot ball mills.  The final grinding of the crude taconite is reduced to 90% minus 325 mesh.

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

LEASEHOLD ROYALTIES

Northshore is obligated to pay to Mesabi Trust base overriding royalties and royalty bonuses on all pellets (and other iron ore products) produced from the Peters Lease Lands and the Cloquet Lease Lands (“Mesabi Ore”) and shipped from Silver Bay in each calendar year.  The royalties are based on prices per unit of product, volumes of product shipped and where on the escalating scale of royalties—2-1/2% on the first million tons to 6% on shipments above four million long tons per calendar year—each shipment falls.

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

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $42.89 for calendar year 2005, $44.60 for calendar year 2006, and will be $45.98 for calendar year 2007.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example.   To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2007, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2007 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$42.00	$21,000,000
3rd Quarter:	500,000	$44.00	$22,000,000
	1,000,000	$46.00	$46,000,000
	1,000,000	$48.00	$48,000,000
	1,000,000	$50.00	$50,000,000
	1,500,000	$42.00	$63,000,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2007 would be as follows:

2nd Quarter:	$21,000,000 x 2-1/2%	=	$525,000
3rd Quarter:	$22,000,000 x 2-1/2%	=	$550,000
	$46,000,000 x 3-1/2%	=	$1,610,000
	$48,000,000 x 5%	=	$2,400,000
	$50,000,000 x 5-1/2%	=	$2,750,000
	$63,000,000 x 6%	=	$3,780,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2007 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2007 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $45.98):

2nd Quarter:	$42.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$44.00/ton falls below ATP: no bonus payable	=	None
	$46,000,000 x 0-1/2%	=	$230,000
	$48,000,000 x 1%	=	$480,000
	$50,000,000 x 1-1/2%	=	$750,000
	$42.00/ton falls below ATP: no bonus payable	=	None

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2007 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties.  Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $714,988 for calendar year 2005, $743,420 for calendar year 2006 and is $766,510 for 2007.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).  Fee royalties aggregating $426,313 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2007.

TRUST EXPENSES

Total Trust expenses for the fiscal year ended January 31, 2007 were $756,322, representing a decrease of 10.5% from the $844,956 of Trust expenses in fiscal 2006.  Total Trust expenses by category for fiscal 2007, 2006 and 2005 are set forth in the table below.

	Fiscal Year ended on January 31,
	2007	2006	2005

Compensation of Trustees	$167,216	$178,697	$146,839
Fees and Disbursements:
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Accounting	71,465	108,675	49,880
Inspection trips, travel and other expenses of Trustees	37,217	33,069	31,122
Legal	244,070	265,248	158,314
Mining consultant and field representatives	56,650	35,398	19,616
Stock exchange listing fee	38,000	35,000	35,000
Printing and filing of annual, quarterly and current reports, proxy statements and letters to Unitholders; other Unitholder meeting expenses	51,854	75,105	9,875
Transfer Agent and Registrar	12,738	15,030	13,856
Transfer Agent miscellaneous disbursements	14,612	36,234	30,959
	$756,322	$844,956	$557,961

UNALLOCATED RESERVE

The Trustees have determined that a portion of the Unallocated Reserve, usually within the range of $500,000 to $1,000,000 or such other amount as the Trustees may deem prudent, should be maintained as a reserve for unexpected losses.  Although the actual amount of the Unallocated Reserve will fluctuate from time to time and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses.  The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore.  Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.  See discussion under the heading “Risk Factors” beginning on page 3 of this Annual Report.

The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain adequate reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of the lessee/operator, and the fact that the Trust essentially has no other liquid assets.

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange.  Distributions to Unitholders during the fiscal year ended January 31, 2007 totaled $23,025,618 as compared to $17,777,614 during the fiscal year ended January 31, 2006.  Unitholders received distributions of $1.755 per Unit for the fiscal year ended January 31, 2007, compared with distributions of $1.355 and $0.775 per Unit for the fiscal years ended January 31, 2006 and 2005, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended	High	Low	Amount Declared	Per Unit
April 30, 2006	$25.84	$19.25	$3,936,003	$0.30
July 31, 2006	$21.76	$17.75	5,248,004	0.40
October 31, 2006	$24.43	$18.00	7,675,206	0.585
January 31, 2007	$28.93	$21.17	4,132,803	0.315
			$20,992,016	$1.60

Fiscal Quarter Ended	High	Low	Amount Declared	Per Unit
April 30, 2005	$21.84	$13.81	$4,329,603	$0.33
July 31, 2005	$17.03	$13.29	4,854,404	0.37
October 31, 2005	$19.93	$15.36	4,723,204	0.36
January 31, 2006	$21.85	$15.95	6,166,405	0.47
			$20,073,616	$1.53

As of the close of business on March 30, 2007, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 1,484 individuals holding of record approximately 1,064,073 Units, and in the names of approximately 129 brokers, nominees, or fiduciaries holding of record approximately 12,055,937 Units.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street 27th Floor New York, New York 10005	New York banking corporation

James A. Ehrenberg Individual Trustee 295 Kopp Drive West St. Paul, Minnesota 55118	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

David J. Hoffman Individual Trustee 150 Forrest View Drive Sedona, Arizona 86336	Mining geologist

Richard G. Lareau Individual Trustee Oppenheimer Wolff & Donnelly LLP 3400 Plaza VII 45 South Seventh Street Minneapolis, Minnesota 55402	Partner in the law firm of Oppenheimer Wolff & Donnelly LLP

Norman F. Sprague III Individual Trustee 11726 San Vicente Blvd. Suite 625 Los Angeles, California 90049	Private investor; orthopedic surgeon

New York, New York April 13, 2007	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS JAMES A. EHRENBERG DAVID J. HOFFMAN RICHARD G. LAREAU NORMAN F. SPRAGUE III

INDEX TO FINANCIAL STATEMENTS

Trustees’ Report on Internal Control over Financial Reporting	Page F-2

Report of Independent Registered Public Accounting Firm	Pages F-3 - F-4

Balance Sheets as of January 31, 2007 and 2006	Page F-5

Statements of Income for the years ended January 31, 2007, 2006, and 2005	Page F-6

Statements of Unallocated Reserve and Trust Corpus for the years ended January 31, 2007, 2006, and 2005	Page F-7

Statements of Cash Flows for the years ended January 31, 2007, 2006, and 2005	Page F-8

Notes to Financial Statements	Pages F-9 - F-14

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2007.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control – Integrated Framework.  Based on their assessment, the Trustees believe that, as of January 31, 2007, the Trust’s internal control over financial reporting is effective, based on those criteria.

Gordon, Hughes and Banks, LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting.  This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

MESABI TRUST

New York, New York

We have audited the accompanying balance sheets of MESABI TRUST (the “Trust”) as of January 31, 2007 and 2006, and the related statements of income, unallocated reserve and trust corpus, and cash flows for each of the years in the three-year period ended January 31, 2007.  We also have audited the Trustees’ assessment, included in the accompanying Trustees’ Report on Internal Control over Financial Reporting, that the Trust maintained effective internal control over financial reporting as of January 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for their assessment of the effectiveness of the Trust’s internal control over financial reporting.  Our responsibility is to express an opinion on these financial statements, an opinion on the Trustees’ assessment, and an opinion on the effectiveness of the Trust’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MESABI TRUST as of January 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the three-year period ended January 31, 2007 in conformity with accounting principles generally accepted in the United States of America.  Also, in our opinion, the Trustees’ assessment that MESABI

TRUST maintained effective internal control over financial reporting as of January 31, 2007 is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Furthermore, in our opinion, MESABI TRUST maintained, in all material respects, effective internal control over financial reporting as of January 31, 2007, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado

April 6, 2007

MESABI TRUST

BALANCE SHEETS

JANUARY 31, 2007 AND 2006

	2007	2006

ASSETS

CASH	$4,258,201	$6,377,990
U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	727,883	648,193
ACCRUED INCOME RECEIVABLE	409,764	4,277,766
PREPAID EXPENSE	18,701	25,007
	5,414,549	11,328,956

FIXED PROPERTY, including intangibles, at nominal values
Assignments of leased property
Amended assignment of Peters Lease	1	1
Assignment of Cloquet Leases	1	1
Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

	$5,414,552	$11,328,959

LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

DISTRIBUTION PAYABLE	$4,132,803	$6,166,405
ACCRUED EXPENSES	142,072	177,527
	4,274,875	6,343,932

UNALLOCATED RESERVE	1,139,674	4,985,024

TRUST CORPUS	3	3

	$5,414,552	$11,328,959

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2007, 2006 AND 2005

	2007	2006	2005

REVENUES
Royalties under amended lease agreements	$17,407,543	$21,151,084	$13,174,114
Royalties under Peters Lease fee	426,313	376,138	361,191
Interest	69,132	52,611	40,243

Total revenues	17,902,988	21,579,833	13,575,548

EXPENSES
Compensation of Trustees	167,216	178,697	146,839
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal and accounting	315,535	373,923	208,193
Mining consultant and field representatives	56,650	35,398	19,616
Transfer agent’s and registrar’s fees	12,738	15,030	13,856
Other Trust expenses	141,683	179,408	106,957

Total expenses	756,322	844,956	557,961

NET INCOME	$17,146,666	$20,734,877	$13,017,587

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

NET INCOME PER UNIT	$1.31	$1.58	$0.99

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2007, 2006 AND 2005

	Unallocated Reserve
	Number of Units	Amount	Trust Corpus

BALANCE, JANUARY 31, 2004	13,120,010	$1,408,584	$3

Net income	—	13,017,587	—
Distribution paid May 20, 2004, $.05 per unit	—	(656,000)	—
Distribution paid August 20, 2004, $.175 per unit	—	(2,296,002)	—
Distribution paid November 22, 2004, $.25 per unit	—	(3,280,003)	—
Distribution declared January 20, 2005, paid February 22, 2005, $.295 per unit	—	(3,870,403)	—

BALANCE, JANUARY 31, 2005	13,120,010	4,323,763	3

Net income	—	20,734,877	—
Distribution paid May 20, 2005, $.33 per unit	—	(4,329,603)	—
Distribution paid August 20, 2005, $.37 per unit	—	(4,854,404)	—
Distribution paid November 20, 2005, $.36 per unit	—	(4,723,204)	—
Distribution declared January 13, 2006, paid February 20, 2006, $.47 per unit	—	(6,166,405)	—

BALANCE, JANUARY 31, 2006	13,120,010	4,985,024	3

Net income	—	17,146,666	—
Distribution paid May 20, 2006, $.30 per unit	—	(3,936,003)	—
Distribution paid August 20, 2006, $.40 per unit	—	(5,248,004)	—
Distribution paid November 20, 2006, $.585 per unit	—	(7,675,206)	—
Distribution declared January 12, 2007, paid February 20, 2007, $.315 per unit	—	(4,132,803)	—

BALANCE, JANUARY 31, 2007	13,120,010	$1,139,674	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2007, 2006 AND 2005

	2007	2006	2005

OPERATING ACTIVITIES
Royalties received	$21,702,292	$20,765,979	$10,461,572
Interest received	68,697	56,010	43,834
Expenses paid	(785,470)	(737,255)	(543,073)

NET CASH FROM OPERATING ACTIVITIES	20,985,519	20,084,734	9,962,333

INVESTING ACTIVITIES
Maturities of U.S. Government securities	23,881,252	18,664,390	11,074,154
Purchases of U.S. Government securities	(23,960,942)	(18,564,390)	(6,996,301)

NET CASH FROM (USED FOR) INVESTING ACTIVITIES	(79,690)	100,000	4,077,853

FINANCING ACTIVITY
Distributions to unitholders	(23,025,618)	(17,777,614)	(10,168,008)

NET CHANGE IN CASH	(2,119,789)	2,407,120	3,872,178

CASH, BEGINNING OF YEAR	6,377,990	3,970,870	98,692

CASH, END OF YEAR	$4,258,201	$6,377,990	$3,970,870

RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Net income	$17,146,666	$20,734,877	$13,017,587
Decrease (increase) in accrued income receivable	3,868,002	(757,843)	(3,070,143)
Decrease (increase) in prepaid expense	6,306	(11,661)	2,214
Increase (decrease) in accrued expenses	(35,455)	119,361	12,675

NET CASH FROM OPERATING ACTIVITIES	$20,985,519	$20,084,734	$9,962,333

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2007, AND 2006

NOTE 1 -               NATURE OF BUSINESS AND ORGANIZATION

Nature of Business

Mesabi Trust was created in 1961 upon the liquidation of Mesabi Iron Company. The sole purpose of the Trust, as set forth in the Agreement of Trust dated as of July 18, 1961, is to conserve and protect the Trust Estate and to collect and distribute the income and proceeds therefrom to the Trust’s certificate holders after the payment of, or provision for, expenses and liabilities. The Agreement of Trust prohibits the Trust from engaging in any business.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be forty-six years old.

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

NOTE 2 -               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  The Trust had no cash equivalents as of January 31, 2007 and 2006.

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

Adjustments could result from changes in final reconciliations of tonnage shipped by NMC with the final amounts received from NMC customers.  Such adjustments have historically had minimal effect on the amount of royalties reported in the fourth quarter.  Adjustments result from sales of tonnage shipped where the final sales price may be adjusted upward or downward from the original price used by NMC in computing the royalties payable to Mesabi Trust.  Historically, these adjustments have not had a material effect on the financial statements. In the fourth quarter of fiscal 2006 and 2005, there were substantial adjustments relating to final pricing adjustments by NMC which are reflected in increased Accrued Income Receivable on the Balance Sheets and Revenue on the Statements of Income.  No substantial adjustments related to final pricing were made in the fourth quarter of fiscal 2007.

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

Net Income Per Unit

Net income per unit is computed by dividing net income available to Unitholders by the weighted average number of units outstanding.

Concentration of Credit Risk

Statement of Financial Accounting Standards (“SFAS”) No. 105, “Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk” requires disclosure of significant concentrations of credit risk regardless of the degree of such risk. Financial instruments which potentially subject the Trust to concentrations of credit risk consist primarily of cash. The Trust maintains its cash deposits with a high quality financial institution.  Amounts on deposit with the financial institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to $100,000.  There is a concentration of credit risk related to amounts that exceed the FDIC insurance coverage.  The Trust believes that the risk is insignificant.

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

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash, investments, accrued income receivable, distributions payable and accrued expenses approximated fair value as of January 31, 2007 and 2006, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued SFAS No. 157, “Fair Value Measurements.”  SFAS No. 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Trust believes the impact of the implementation of SFAS No. 157 will have no effect on the results of operations or financial condition.

In September 2006, the U.S. Securities and Exchange Commission (SEC) issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (SAB 108). SAB 108 addresses the diversity in practice of quantifying financial statement misstatements resulting in the potential build up of improper amounts on the balance sheet. SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. SAB 108 is effective in fiscal year 2007. SAB 108 allows a one-time transitional cumulative effect adjustment to beginning retained earnings for errors that were not previously deemed material, but are material under the guidance in SAB 108. The adoption of SAB 108 had no impact on the Trust’s financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an amendment of FASB Statement No. 115.”  SFAS No. 159 expands the use of fair value accounting but does not affect existing standards which require assets or liabilities to be carried at fair value. Under SFAS No. 159, a company may elect to use fair value to measure accounts and loans receivable, available-for-sale and held-to-maturity securities, equity method investments, accounts payable, guarantees and issued debt. Other eligible items include firm commitments. SFAS No. 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Trust is currently evaluating the impact of SFAS No. 159, but believes it will have no material impact on the results of operations or statement of financial position.

NOTE 3 -               U. S. GOVERNMENT SECURITIES

U.S. government securities at January 31, 2007 and 2006 are classified as held-to-maturity and mature as follows:

	2007		2006
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$293,009	$288,171	$103,969	$100,039
Due after one year through three years	434,874	425,839	544,224	529,927
	$727,883	$714,010	$648,193	$629,966

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

NMC (Cyprus NMC through September 30, 1994) also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC (Cyprus NMC through September 30, 1994) is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2007, the minimum advance royalty is $766,510. The minimum annual advance royalty was $743,420 and $714,988, for the calendar years ended December 31, 2006 and 2005, respectively.

NOTE 5 -               UNALLOCATED RESERVE AND DISTRIBUTIONS

The Unallocated Reserve aggregated $1,139,674, at January 31, 2007, as compared with an Unallocated Reserve of $4,985,024 at January 31, 2006.  The Trust’s Unallocated Reserve, which is comprised of accrued income receivable and cash reserve for unexpected losses, decreased 77.14% or $3,845,350, as of the end of fiscal year ended January 31, 2007 as compared to the fiscal year ended January 31, 2006.  This decrease is due to a significant reduction in the accrued income receivable portion of the Unallocated Reserve which decreased 90.42% to $409,764 in fiscal 2007 from $4,277,766 in fiscal 2006.  The Trust’s cash reserve for unexpected losses increased 3.2% to $729,910 in fiscal 2007 from $707,258 in fiscal 2006.

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

During the fiscal years ended January 31, 2007, 2006, and 2005, the Trustees distributed cash payments totaling $23,025,618 ($1.755 per Unit), $17,777,614 ($1.355 per Unit), and $10,168,008 ($.775 per Unit), respectively. In addition, in January 2007 the Trustees declared a distribution of $.315 per Unit of beneficial interest, which was paid in February 2007.

NOTE 6 -               SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the two years ended January 31, 2007 and 2006 are presented below:

	2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$1,644,970	$6,327,114	$7,180,092	$2,750,812
Expenses	171,117	137,759	134,465	312,981
Net income	$1,473,853	$6,189,355	$7,045,627	$2,437,831

Net income per unit	$0.11	$0.47	$0.54	$0.19

	2006
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$2,354,085	$5,553,453	$5,578,773	$8,093,522
Expenses	218,922	145,972	124,590	355,472

Net income	$2,135,163	$5,407,481	$5,454,183	$7,738,050

Net income per unit	$0.16	$0.41	$0.42	$0.59