Form 10-K, Exhibit 13
period 2008-01-31
MESABI TRUST
filed 2008-04-11
CIK 65172

Exhibit 13

ANNUAL REPORT
OF THE TRUSTEES OF
MESABI TRUST
For The Year Ended January 31, 2008

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Securities Services — GDS

60 Wall Street, 27th Floor

New York, NY 10005

(615) 835-2749 (telephone)

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Oppenheimer Wolff & Donnelly LLP, General Counsel

REGISTRANT INFORMATION

Mesabi Trust does not maintain a website and therefore does not make available through a website the annual, quarterly, or other reports it files with the Securities and Exchange Commission.  Mesabi Trust will provide, however, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2008 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements, including those statements estimating calendar year 2008 production or shipments, are based on input from the lessee/operator (and its parent corporation) of the mine located on the lands owned and held in trust for the benefit of the holders of units of beneficial interest of Mesabi Trust.  These statements may be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  Actual results and future developments could differ materially from the results or developments expressed in or implied by these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those described under the caption “Risk Factors” in this annual report.  Mesabi Trust undertakes no obligation to make any revisions to the forward-looking statements contained in this filing or to update them to reflect circumstances occurring after the date of this filing.

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

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business.  This prohibition seemingly applies even to business activities the Trustees may deem necessary or proper for the preservation and protection of the Trust Estate.  Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the holders of Certificates of Beneficial Interest in Mesabi Trust (“Unitholders”) after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held.  Because the Units of the Trust are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 and are listed on the New York Stock Exchange, the Trustees are also responsible for ensuring that the Trust maintains compliance with all applicable laws, rules and regulations.  Deutsche Bank Trust Company Americas, the Corporate Trustee, performs certain administrative functions for the Trust.

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

Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for Federal income tax purposes.  Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be forty-seven years old.

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

Except within the framework of the Amended Assignment Agreements, neither the Trust nor the Trustees have any control over the operations and activities of CCI or its wholly-owned subsidiary, Northshore.  Accordingly, the income of the Trust is highly dependent upon the activities and operations of Northshore, and the terms and conditions of the Amended Assignment Agreements.  Northshore alone controls: (i) historical operating data, including iron ore production volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future operating and capital expenditures; (iii) geological data relating to iron ore reserves; and (iv) projected production of iron ore products.  Any substantial alteration of CCI’s business or the operations, production and shipments of Northshore could adversely affect the income of the Trust.

The Trust does not control the portion of Northshore’s shipments that will come from ore mined from Mesabi Trust lands.

The Trustees do not exert any influence over mining operational decisions and Northshore alone determines whether to mine from lands owned by the Trust or state-owned lands, based on its current production estimates and engineering plan.  Northshore’s mining operations (the Peter Mitchell Mine) include mineral-producing land owned by the Trust and the State of Minnesota.  Ore mined from state-owned lands by Northshore is processed, along with ore mined from Trust-owned lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis.  Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands.  The percentages of shipments from Mesabi Trust lands were 88.2%, 90.9%, 90.1%, 92.0% and 95.5% in calendar years 2007, 2006, 2005, 2004, and 2003, respectively.  If Northshore decides to materially reduce the percentage of ore mined, or pellets shipped, from Mesabi Trust lands, the income of the Trust could be adversely affected.

The royalties payable to the Trust could be adversely affected by the failure of the Trust’s independent experts to competently perform.

As permitted by the terms of the Agreement of Trust and the Amendment, the Trustees are entitled to, and in fact do rely, upon certain experts to assist the Trustees in carrying out and fulfilling their obligations as Trustees.  Independent consultants perform services, render advice and produce reports with respect to monthly production and shipments, which include figures on crude ore production, iron ore pellet production, iron ore pellet shipments, and discussions concerning the condition and accuracy of the scales used to weigh iron ore pellets produced at Northshore’s facilities.  The Trustees have also retained an accounting firm to provide non-audit services, including reviews of financial data related to shipping and sales reports provided by Northshore and a review of the schedule of leasehold royalties payable to the Trust.  The Trustees believe that the independent experts are qualified to perform the services and functions assigned to them.   Nevertheless, any negligence or the failure of any such independent expert to competently perform could adversely affect the income of the Trust.

The Trust relies on CCI’s estimates of recoverable reserves and if those estimates are inaccurate the total royalty stream to the Trust and distributions payable to each Unitholder may be adversely affected.

The Trustees do not participate in preparing the ore reserve estimate reported by CCI.  According to CCI’s Form 10-K filed February 29, 2008, CCI regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with Securities Act Industry Guide 7, promulgated by the U.S. Securities and Exchange Commission.  In 2007, the Trustees engaged an independent firm of geological experts to evaluate the process CCI uses to estimate the mineral reserves at the Peter Mitchell Mine.  Still, there are numerous uncertainties inherent in estimating quantities of reserves of mineral producing lands and such estimates necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs, all of which may in fact vary considerably from actual results.  For these reasons, estimates of the economically recoverable quantities of mineralized deposits attributable to the lands owned by Mesabi Trust and the classifications of such reserves based on the risk of recovery prepared by different engineers or by the same engineers at different times may vary substantially as the criteria change.  CCI’s estimate of the ore reserves could be affected by future industry conditions, geological conditions and ongoing mine planning at the Peter Mitchell Mine.  Actual reserves and therefore actual royalties will likely vary from estimates, and if such variances are material, the value of the Trust’s Units could decline.

Price adjustment provisions in the North American supply agreements with CCI’s customers can cause significant fluctuations in the royalties paid to the Trust.

In CCI’s Form 10-K filed February 29, 2008, CCI has reported that five customers together accounted for more than 80 percent of its North American iron ore sales revenues.  According to the Form 10-K filed by CCI, sales volume under these agreements is largely dependent on customer requirements, and in some cases, CCI is the sole supplier of iron ore pellets to its customers.  Contractual disputes with any of CCI’s significant customers could result in lower sales volume or lower sales prices, which could adversely affect the royalties received by the Trust.

CCI has also reported that its North American term supply agreements contain a number of price adjustment provisions, or price escalators, including adjustments based on general industrial inflation rates, the price of steel and the international price of iron ore pellets, among other factors, that allow CCI to adjust the prices under those agreements generally on an interim and annual basis.  Factors that could result in price adjustment include measures of general industrial inflation, steel prices and international pellet prices.  CCI’s price adjustment provisions are weighted and some are subject to annual collars, which limit CCI’s ability to raise prices to match international levels and fully capitalize on strong demand for iron ore.  These price adjustments can be positive or negative, and can result in significant variations in royalties received by Mesabi Trust (and, in turn, the resulting amount available for distribution to Unitholders) from quarter to quarter and year to year.  These variations, which can be positive or negative, cannot be estimated by the Trust and could adversely affect the income of the Trust.

The operations at Northshore are largely dependent on a single-source energy supplier.

The operations at Northshore are largely dependent on Silver Bay Power Company, a 115 megawatt power plant, for its electrical supply.  Silver Bay Power Company, which is wholly owned by Northshore, has an interconnection agreement with Minnesota Power, Inc. for backup power, and sells 40 megawatts of excess power capacity to Northern States Power Company under a contract that extends to 2011.  A significant interruption in service from Silver Bay Power Company due to vandalism, terrorism, weather conditions, natural disasters, or any other cause could cause a decrease in production capacity or require a temporary shutdown of Northshore’s operations.  In addition, one natural gas pipeline serves all of CCI’s Minnesota mines, and a pipeline failure could idle or substantially impair the operations at Northshore.  Any substantial interruption of, or material reduction in, Northshore’s operations could adversely affect the income of the Trust.

The mining operations of Northshore are subject to extensive governmental regulation and Northshore is subject to risks related to its compliance with federal and state environmental regulations.

Northshore, as the owner/operator of the Peter Mitchell Mine, is subject to various federal, state and local laws and regulations on matters such as employee health and safety, air quality, water pollution, plant and wildlife protection, reclamation and restoration of mining properties, the discharge of materials into the environment, and the effects that mining has on groundwater quality and availability.  Northshore is required to maintain permits and approvals issued by federal and state regulatory agencies and its mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977.  The Occupational Safety and Health Administration (“OSHA”) also has jurisdiction over safety and health standards not covered by MSHA and the Minnesota Pollution Control Agency (“MPCA”) regulates various aspects of Northshore’s operations.  Northshore is involved in litigation with the MPCA over certain air quality permitting matters but because the Trust has no control over Northshore’s operations, the potential impact of these proceedings cannot be determined.  Moreover, Northshore is solely responsible for its compliance with any laws, regulations or permits applicable to Northshore’s operations and therefore the Trust cannot determine whether Northshore has been or will continue to be in compliance with such laws and regulations.  If Northshore fails to comply with these laws, regulations or permits, it could be subject to fines or other sanctions, any of which could have an adverse effect on its operations and its ability to ship iron ore products from Silver Bay, Minnesota, which could, in turn, have an adverse effect on the royalties paid to the Trust.

Equipment failures and other unexpected events at Northshore may lead to production curtailments or shutdowns.

Interruptions in production capabilities at the mine operated by Northshore may have an adverse impact on the royalties payable to the Trust.  In addition to equipment failures, the Northshore facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions or extreme weather conditions. The manufacturing processes that take place in Northshore’s mining operations, as well as in its crushing, concentrating and pelletizing facilities, depend on critical pieces of equipment, such as drilling and blasting equipment, crushers, grinding mills, pebble mills, thickeners, separators, filters, mixers, furnaces, kilns and rolling equipment, as well as electrical equipment, such as transformers. It is possible that this equipment may, on occasion, be out of service because of unanticipated failures or unforeseeable acts of vandalism or terrorism. In addition, because the Northshore mine and processing facilities have been in operation for several decades, some of the equipment is aged.  Because the Trustees have no control over the operations or maintenance of the equipment at Northshore, a shutdown or reduction in capacity may come with little or no advance warning.  The remediation of any interruption in production capability at Northshore could require CCI to make large capital expenditures which may take place over an extended period of time.  A shutdown or reduction in operations at Northshore could adversely affect the royalties paid to the Trust.

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

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s processing and shipping activities directly impact the Trust’s revenues in each quarter and for each year.  A number of factors affect CCI’s operations, including Northshore’s shipment volume.  These factors which are described in CCI’s Form 10-K filed February 29, 2008, include, among others, economic conditions in the iron ore industry, extensive governmental regulation relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in CCI’s North American term supply agreements (which take into account various price indexes), availability of ore boats, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility.  Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties paid to the Trust could be adversely affected.

OVERVIEW OF TRUST’S ROYALTY STRUCTURE

Leasehold royalty income constitutes the principal source of the Trust’s revenue.  Royalty rates are determined in accordance with the terms of Mesabi Trust’s leases and assignments of leases.  Three types of royalties, as well as royalty bonuses, comprise the Trust’s royalty income:

•                  Base overriding royalties.  Base overriding royalties have historically constituted the majority of Mesabi Trust’s royalty income.  Base overriding royalties are determined by both the volume and selling price of iron ore products shipped.  Northshore is obligated to pay Mesabi Trust base overriding royalties in varying amounts, based on the volume of iron ore products shipped.  Base overriding royalties are calculated as a percentage of the gross proceeds of iron ore products produced at Mesabi Trust lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota.  The percentage ranges from 2-1/2% of the gross proceeds for the first one million tons of iron ore products so shipped annually to 6% of the gross proceeds for all iron ore products in excess of 4 million tons so shipped annually.  Base overriding royalties are subject to interim and final price adjustments under the CCI Pellet Agreements and, as described elsewhere in this report, such adjustments may be positive or negative.

•                  Royalty bonuses.  The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton.  The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay and sold at prices above a threshold price.  The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $44.60 per ton per for calendar year 2006, $45.98 per ton for calendar year 2007 and will be $47.43 per ton for calendar year 2008.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  Royalty bonuses are subject to price adjustments under the CCI Pellet Agreements (described elsewhere in this Annual Report); such adjustments may be positive or negative.  See the section entitled “Comparison of Fiscal Years ended January 31, 2008 and January 31, 2007 — Royalty Income” on page 11 of this Annual Report for more information.

•                  Fee royalties.  Fee royalties have historically constituted a smaller component of the Trust’s total royalty income.  Fee royalties are payable to the Mesabi Land Trust, a Minnesota land trust, which holds a 20% interest as fee owner in the Amended Assignment of Peters Lease.  Mesabi Trust holds the entire beneficial interest in the Mesabi Land Trust for which U.S. Bank N.A. acts as the corporate trustee.  Mesabi Trust receives the net income of the Mesabi Land Trust, which is generated from royalties on the amount of crude ore mined after the payment of expenses to U.S. Bank N.A. for its services as corporate trustee.  Crude ore is the source of iron oxides used to make iron ore pellets and other products.  The fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing.

•                  Minimum advance royalties.  Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The minimum advance royalty was $743,420 for calendar year 2006, $766,510 for calendar year 2007 and is $790,721 for calendar year 2008.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Under the relevant agreements, Northshore has the right to mine and ship iron ore products from lands other than Mesabi Trust lands.  Northshore alone determines whether to conduct mining operations on Trust and/or such other lands based on its current mining and engineering plan.  The Trustees do not exert any influence over mining operational decisions.  To encourage the use of iron ore products from Mesabi Trust lands, Mesabi Trust receives royalties on stated percentages of iron ore shipped from Silver Bay, whether or not the iron ore products are from Mesabi Trust lands.  Mesabi Trust receives royalties at the greater of (i) the aggregate quantity of iron ore products shipped that were mined from Mesabi Trust lands, and (ii) a portion of the aggregate quantity of all iron ore products shipped from Silver Bay that were mined from any lands, such portion being 90% of the first four million tons shipped from Silver Bay during such year, 85% of the next two million tons shipped during such year, and 25% of all tonnage shipped during such year in excess of six million tons.

Royalty income constitutes the principal source of the Trust’s revenue, which comprised 99.7%, 99.6% and 99.8% of the total revenue of the Trust in fiscal years 2008, 2007, and 2006, respectively (years ending January 31).  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” beginning on pages 22 and 24, respectively, of this Annual Report.

During the course of its fiscal year some portion of royalties expected to be paid to Mesabi Trust is based in part on estimated prices for iron ore products sold under term contracts between Northshore, CCI and certain of their customers (the “CCI Pellet Agreements”).  Under the CCI Pellet Agreements, royalty payments are made using estimated prices which are subject to interim and final pricing adjustments, which can be positive or negative, and which adjustments are dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. Even though Mesabi Trust is not a party to the CCI Pellet Agreements, these adjustments can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by Mesabi Trust.  In either case, these price adjustments will impact future royalties received by the Trust that become available for distribution to Unitholders.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price.  Although Northshore was able to sell some product at prices higher than the Adjusted Threshold Price in calendar 2007, the Trustees are unable to project whether Northshore will continue to be able to sell pellets at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

In accordance with the CCI Pellet Agreements, the Trust received negative adjustments to royalty income during fiscal year 2008.  These adjustments are attributable to shipments of iron ore pellets by Northshore/CCI to its customers from Silver Bay, Minnesota during calendar 2006 and calendar 2007.  In the aggregate, the pricing adjustments caused a slight decrease in the total royalty income received by the Trust during fiscal year 2008.  The Trustees are not able to predict whether pricing adjustments in the future, if any, will be upward or downward.

SELECTED FINANCIAL DATA

Years ended on January 31	2008	2007	2006	2005	2004
Royalty and interest income	$18,866,511	$17,902,988	$21,579,833	$13,575,548	$7,270,517
Trust expenses	634,151	756,322	844,956	557,961	499,177
Net income(a)	$18,232,360	$17,146,666	$20,734,877	$13,017,587	$6,771,340
Net income per Unit(b)	$1.39	$1.31	$1.58	$0.99	$0.52
Distributions declared per Unit(b)(c)	$1.35	$1.60	$1.53	$0.77	$0.49

Years ended on January 31
Total Assets	$8,488,509	$5,414,552	$11,328,959	$8,252,335	$5,390,081

(a)                                  The Trust, as a grantor trust, is exempt from federal and state income taxes.

(b)                                 Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(c)                                  During the Trust’s fiscal year ended January 31, 2008, the Trustees distributed $1.35 per Unit (including $0.315 per Unit declared in fiscal 2007 but distributed in fiscal 2008 (February 2007)) and in fiscal 2008 declared a distribution of $0.515 per Unit payable in February 2008, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2007, the Trustees distributed $1.755 per Unit (including $0.47 per Unit declared in fiscal 2006 but distributed in fiscal 2007 (February 2006)) and in fiscal 2007 declared a distribution of $0.315 per Unit payable in February 2007, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2006, the Trustees distributed $1.355 per Unit (including $0.295 per Unit declared in fiscal 2005 but distributed in fiscal 2006 (February 2005)) and in fiscal 2006 declared a distribution of $0.47 per Unit payable in February 2006, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2005, the Trustees distributed $0.775 per Unit (including $0.30 per Unit declared in fiscal 2004 but distributed in fiscal 2005 (February 2004)) and declared a distribution of $0.295 per Unit, payable in February 2005, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2004, the Trustees distributed $.38 per Unit (including $0.19 per Unit declared in fiscal 2003 but distributed in fiscal 2004 (February 2003)) and declared a distribution of $0.30 per Unit payable in February 2004, the next fiscal year.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2008, January 31, 2007 and January 31, 2006

Production at Northshore attributable to Trust lands has remained fairly constant over the prior three fiscal years.  During fiscal year 2008, production attributed to Trust lands totaled approximately 4.72 million tons, an increase of 3% as compared to production for fiscal year 2007.  Similarly, production for fiscal year 2007 increased 2.4% to 4.58 million tons as compared to production for fiscal year 2006.

Shipments, on the other hand, which are determined by the demand of Northshore’s customers, have fluctuated significantly during the prior three fiscal years.  Shipments for fiscal year 2008 increased 15.3% to 4.25 million tons as compared to shipments for fiscal year 2007.  Conversely, shipments for fiscal year 2007 decreased 12.4% to 3.68 million tons as compared to shipments for fiscal year 2006.

The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years.

Fiscal Year Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2008	4,719,005	4,248,785
January 31, 2007	4,575,655	3,684,763
January 31, 2006	4,468,263	4,207,240

Production of iron ore pellets was nearly flat for the fourth quarter of fiscal 2008 as compared to the fourth quarter of fiscal 2007, increasing just 1.8%.  However, shipments by Northshore increased by 192.6% for the fourth quarter of fiscal 2008 as compared to the fourth quarter of fiscal 2007.  The increase in shipments of approximately 857,000 tons in fiscal 2008 is primarily due to a significant increase in shipping volumes during the fourth quarter of fiscal 2008 as compared to the fourth quarter of fiscal 2007.  The table below shows the production and shipments of iron ore pellets at Northshore from Mesabi Trust lands during the fourth quarters of fiscal 2008 and fiscal 2007.

Three Months Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2008	1,179,149	1,302,240
January 31, 2007	1,158,015	444,999

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota for the most recent three fiscal years.

Fiscal Year Ended	Percentage of Pellets Produced From Trust Lands	Percentage of Pellets Produced From State Lands	Percentage of Pellets Shipped From Trust Lands	Percentage of Pellets Shipped From State Lands
January 31, 2008	91.7%	8.3%	88.2%	11.8%
January 31, 2007	89.2%	10.8%	91.4%	8.6%
January 31, 2006	90.0%	10.0%	90.2%	9.8%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to Mesabi Trust lands in fiscal 2009.  However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

As described above under the heading “Risk Factors,” Mesabi Trust has no control over the production or shipments of iron ore by Northshore.  Therefore, the Trustees cannot predict whether production or shipments attributable to the Trust lands will increase or decrease during fiscal 2009.

Comparison of Financial Results for Fiscal Years ended January 31, 2008 and January 31, 2007

Royalty Income

	Fiscal Years Ended on January 31,		% increase
	2008	2007	(decrease)
Base overriding royalties	$10,624,935	$9,877,120	7.57%
Bonus royalties	7,717,513	7,530,423	2.48%
Minimum advance royalty paid (recouped)	—	—
Fee royalties	474,094	426,313	11.21%
Total royalty income	$18,816,542	$17,833,856	5.51%

Total royalty income increased 5.51% in fiscal 2008 as compared to fiscal 2007.  Although the average sale price for each ton of iron ore shipped from Silver Bay, Minnesota decreased in fiscal 2008, as compared to fiscal 2007, all three royalty streams payable to the Trust increased because of the 15.3% increase in shipments in fiscal 2008 as compared to fiscal 2007.

The amounts paid to the Trust for pricing adjustments during fiscal 2008, the period for which the pricing adjustments were determined, are included in the royalty amounts listed above.  Because the Trust is not a party to the underlying CCI Pellet Agreements, the Trustees cannot predict whether any pricing adjustments under these agreements will or will not occur in the future, or if there are pricing adjustments, whether they will be positive or negative. In either case, these price adjustments will impact future royalties received by the Trust that become available for distribution to Unitholders.

Gross Income, Expenses and Net Income

	Fiscal Years Ended on January 31,		% increase
	2008	2007	(decrease)
Gross Income	$18,866,511	$17,902,988	5.38%
Expenses	634,151	756,322	(16.15)%
Net Income	$18,232,360	$17,146,666	6.33%

Net income for fiscal 2008 increased 6.33% as compared to fiscal 2007 primarily due to an increase in gross income related to the increase in shipments.  In addition, total expenses for fiscal 2008 decreased as compared to fiscal 2007 as a result of decreases in legal and accounting fees and other fees related to the administration of the Trust.  A summary of the Trust’s expenses is set forth under the heading “Trust Expenses” on page 25 of this Annual Report.

Cash Distributions and Unallocated Reserve

	Fiscal Years Ended on January 31,		% increase
	2008	2007	(decrease)
Total Cash Distributions	$15,088,012	$23,025,618	(34.47)%
Distributions per Unit	$1.150	$1.755	(34.47)%
Accrued Income Receivable	$959,925	$409,764	134.26%
Unallocated Reserve	$1,660,021	$1,139,674	45.66%

Although the Trust’s total royalty income and net income for fiscal 2008 each increased approximately 5.51% and 6.33%, respectively, total distributions paid to Unitholders in fiscal 2008 decreased 34.47% as compared to fiscal 2007. The decrease in total cash distributions and distributions per unit is primarily due to decreased shipping activity during the first quarter of fiscal 2008, which resulted in lower royalties received by the Trust in April 2007.  In addition, because income payable to the Trust is accounted for on an accrual basis, before the royalties are actually received by the Trust, shipments during the fourth quarter of fiscal 2008 were included as income during fiscal 2008 even though royalty payments with respect to those shipments were distributed to Unitholders in the first quarter of fiscal 2009.

The Unallocated Reserve aggregated $1,660,021, as of January 31, 2008, as compared to an Unallocated Reserve of $1,139,674 as of January 31, 2007.  The Unallocated Reserve, which is comprised of accrued income receivable and cash reserve for unexpected losses, increased 45.7% or $520,347, as of the end of fiscal 2008 as compared to the balance at the end of fiscal 2007.  This increase is due to a significant increase in the accrued income receivable portion of the Unallocated Reserve which increased 134.3% to $959,925 in fiscal 2008 as compared to $490,764 in fiscal 2007.  The significant increase in accrued income receivable is the result of the 192.6% increase in shipments during the fourth quarter of fiscal 2008 as compared to the fourth quarter of fiscal 2007.  The Trust’s cash reserve for potential fixed or contingent future liabilities decreased 4.1% to $700,096 in fiscal 2008 from $729,910 in fiscal 2007 because Trustees decided to distribute a slightly higher portion of the royalty payments received by the Trust during fiscal 2008.

Because the Unallocated Reserve includes accrued income receivable which is determined solely by volume of shipments and the price per ton, the Trustees cannot predict whether the Trust’s accrued income receivable will increase or decrease in fiscal 2009.   In addition, the pricing adjustments under the CCI Pellet Agreements may impact the accrued income receivable and the Trustees cannot predict what effect such pricing adjustments will have on the future distributions paid to the Trust’s Unitholders.

See the discussion under the heading “Unallocated Reserve” on page 25 of this Annual Report for more information on the Trust’s policy for maintaining a cash reserve for unexpected losses.

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

The Unallocated Reserve aggregated $1,139,674, as of January 31, 2007, as compared to an Unallocated Reserve of $4,985,024 as of January 31, 2006.  The Unallocated Reserve, which is comprised of accrued income receivable and cash reserve for unexpected losses, decreased 77.14% or $3,845,350, as of the end of fiscal 2007 as compared to the balance at the end of fiscal 2006.  The accrued income receivable portion of the Unallocated Reserve decreased 90.42% from $4,277,766 in fiscal 2006 to $409,764 in fiscal 2007.  At the same time, the Trust’s reserve for potential fixed or contingent future liabilities, which is unallocated cash and U.S. Government securities, increased 3.2% from $707,258 in fiscal 2006 to $729,910 in fiscal 2007.

The decrease in the Trust’s Unallocated Reserve was caused by a significant drop in the amount of accrued income receivable with respect to the fourth quarter of fiscal 2007 as compared to the fourth quarter of fiscal 2006.  The decrease in the accrued income receivable is the result of fewer contract pricing adjustments from pellets sold under the CCI Pellet Agreements in calendar 2006 and calendar 2005 that were finalized during the first three months of calendar 2007, and no shipments in January 2007.

Liquidity and Capital Resources

The Trust’s activities are limited to the collection of royalty income, payment of expenses and liabilities, distribution of net income to the Trust’s Unitholders and protection and conservation of Trust assets.  Distributions of net income to Unitholders are based on the amount of total royalty income after providing for the payment of expenses and, to the extent deemed prudent by the Trustees, reserving funds in the Unallocated Reserve to provide for potential fixed or contingent future liabilities.  See the discussion of the Trustees’ management of liquidity set forth under the heading “Unallocated Reserve” beginning on page 25 of this Annual Report.

The Trust’s primary short-term liquidity needs are to fund the distributions to Unitholders following the Trust’s receipt of the royalty payments from Northshore each calendar quarter.  After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. government securities, either through direct purchases of U.S. government securities or through investments in a money market fund that invests exclusively in obligations of the U.S. Treasury.  Due to the high investment quality and short-term duration of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs.  As of January 31, 2008, the Trust held $6,958,227 in a money market fund that invests exclusively in obligations of the U.S. Treasury, of which $6,756,805 was distributed to Unitholders in February 2008.

Off-Balance Sheet Arrangements

The Trust has no off-balance sheet arrangements.

Contractual Obligations

The Trust has no payment obligations under any long-term borrowings, capital lease, operating lease, or purchase agreement.

Critical Accounting Policies

This “Trustees’ Discussion and Analysis of Financial Condition and Results of Operations” is based upon the Trust’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires the Trustees to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  The Trustees base their estimates and judgments on historical experience and on various other assumptions that the Trustees believe are reasonable under the circumstances.  However, future events are subject to change and the best estimates and judgments may require adjustment.  For a complete description of the Trust’s significant accounting policies, please see Note 2 to the financial statements on pages F-8 through F-12.

Critical accounting policies are those that have meaningful impact on the reporting of the Trust’s financial condition and results of operations, and that require significant management judgment and estimates.  The Trustees have determined that there are no critical accounting policies.

Recent Developments

2008 Estimates.  Neither CCI nor Northshore has provided the Trust with an estimate for total calendar year 2008 shipments.  During calendar years 2007, 2006, 2005 and 2004, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately 88.2%, 90.9%, 90.1%, 92.0% and 95.5%, respectively, of total shipments.  Northshore has not advised the Trustees as to the percentage of iron ore products from Mesabi Trust lands it anticipates shipping in calendar year 2008.  See the description of the uncertainty of market conditions in the iron ore and steel industry under the heading “Risk Factors” above.

Iron Ore Pricing and Contract Adjustments.  During the course of its fiscal year some portion of the royalties paid to Mesabi Trust are based on estimated prices for iron ore products sold under term contracts between CCI and its subsidiaries and certain of their customers (the “CCI Pellet Agreements”).  Mesabi Trust is not a party to any of the CCI Pellet Agreements.  These prices are subject to interim and final pricing adjustments, which can be positive or negative, and which adjustments are dependent in part on a variety of price and inflation index factors, including but not limited to the international benchmark pellet price, hot band steel prices and various Producer Price Indexes.  Although Northshore makes interim adjustments to the royalty payments on a quarterly basis, these price adjustments cannot be finalized until after the end of a contract year. This may result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount of funds available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by Mesabi Trust.

Production Capacity Expansions.  In its Form 10-K filed February 29, 2008, CCI confirmed that it is continuing construction activity to restart an idled pellet furnace at Northshore’s pelletizing facility in Silver Bay, Minnesota.  CCI reported that the restart of the idled furnace will increase annual capacity by approximately 600,000 tons beginning in 2008, increasing capacity to approximately 800,000 tons thereafter.  CCI has not indicated whether the increase in capacity will result in an increase in actual production at Northshore or shipments of iron ore pellets from Silver Bay, Minnesota.  Accordingly, the Trustees are unable to make any projections regarding the extent to which the restart of the idled furnace at Northshore may impact future royalties payable to Mesabi Trust.

Northshore Air Permit Matters.  In its Form 10-K filed February 29, 2008 (“CCI’s Form 10-K”), CCI provided an update to the matters previously reported regarding the administrative permit amendment application that Northshore submitted on December 16, 2006 to the Minnesota Pollution Control Agency.  As previously reported, Northshore submitted an administrative permit amendment application to the Minnesota Pollution Control Agency (“MPCA”) with respect to its Title V operating permit requesting the deletion of a 30 year old “control city” monitoring requirement.  The MPCA denied Northshore’s application on February 23, 2007 and CCI appealed the denial to the Minnesota Court of Appeals (the “Amendment Appeal”).   CCI’s Form 10-K reported that subsequent to the filing of the appeal, the MPCA advised Northshore that the MPCA considered Northshore to be in violation of the control city standard based on new data that the MPCA collected showing that current fiber levels in St. Paul were lower than in Silver Bay for a period in 2007.  CCI’s Form 10-K also reported that the Minnesota Center for Environmental Advocacy intervened in the Amendment Appeal and that oral arguments were held on February 21, 2008.

CCI’s Form 10-K also reported that in 2007, Northshore filed a motion with the U.S. District Court for the District of Minnesota to re-open the original Reserve Mining case, requesting that the court declare the control city standard satisfied and the court’s injunction voided, or if the control city standard remained in effect, clarify that it was a fixed standard set at the 1980 level rather than a moving standard (the “Federal Suit”). Shortly thereafter, the Save Lake Superior Association and the Sierra Club filed a lawsuit in U.S. District Court for the District of Minnesota with respect to alleged violations of the control city standard (the “Citizens Suit”). On September 20, 2007, the court granted Northshore’s motion to stay the Citizen’s Suit pending resolution of the Federal Suit.  CCI’s Form 10-K reported that the Court entered an order in the Federal Suit on December 21, 2007, concluding that the 1975 federal court injunction from the case no longer had any force or effect.  CCI also reported that the Court’s order stated that the control city standard was a state permit requirement that can only be addressed in state court.  CCI reported that it is currently analyzing the implications of the Court’s order in the Federal Suit with respect to Northshore’s operating permit and the Amendment Appeal.

CCI’s Form 10-K also reported that on February 19, 2008, Northshore filed an appeal of certain aspects of the Court’s order in the Federal Suit.  CCI also reported that the impact of the Court’s order in the Federal Suit on the Citizen’s Suit is also unclear, although, according to CCI’s Form 10-K, the MPCA stated during depositions in November 2007 for the Federal Suit “that based on current fiber sample results, it believes Northshore to be in compliance with the control city permit term.”

Given the inherent uncertainty surrounding these proceedings, the Trustees are unable to predict what effect, if any, a decision adverse to Northshore and/or CCI with respect to these proceedings would have on royalties payable to the Trust.

Securities Regulation.  The Trust is a publicly-traded trust listed on the New York Stock Exchange (“NYSE”) and is therefore subject to extensive regulation under, among others, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules and regulations of the NYSE.  Issuers failing to comply with such authorities risk serious consequences, including criminal as well as civil and administrative penalties.  In most instances, these laws, rules and regulations do not specifically address their applicability to publicly-traded trusts such as Mesabi Trust.  In particular, Sarbanes-Oxley mandated the adoption by the Securities and Exchange Commission (the “SEC”) and NYSE of certain rules and regulations that are impossible for the Trust to literally satisfy because of its nature as a pass-through trust.  Pursuant to NYSE rules the Trust is exempt from many of the corporate governance requirements that apply to other publicly traded corporations.   The Trust does not have, nor does the Agreement of Trust provide for, a board of directors, an audit committee, a corporate governance committee, a compensation committee or executive officers.  The Trustees intend to closely monitor the SEC’s and NYSE’s rulemaking activity and will comply with their rules and regulations to the extent applicable.

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

☐

The boxed area indicates the approximate location of Mesabi Trust’s Trust Estate (not drawn to scale), as defined above under “The Trust Estate,” which is a small part of the region known as the Mesabi Iron Range. The Mesabi Trust does not own any property interests other than in the Trust Estate.

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

The Peters Lease Lands and the Cloquet Lease Lands are located at the northeastern end of the Mesabi Iron Range and contain mineral deposits consisting of a sedimentary bed of banded magnetite in siliceous gangue, a form of low-grade iron ore known as taconite, approximately three tons of which must be beneficiated to produce one ton of high-grade pellets.  The Mesabi Lease Lands contain substantially no commercial ore deposits and have been used principally in connection with mining the taconite from other parts of the Trust Estate, such as the provision of an area for location of service roads, supporting plants and equipment and dump sites for overburden.

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimate reported in CCI’s Form 10-K each year.  In CCI’s last Form 10-K filed with the Securities and Exchange Commission, which was for the year ended December 31, 2007, CCI estimated that there remains enough proven ore reserve in the mine at Northshore to produce approximately 303 million tons of pellets.  In 2007, the Trustees engaged an independent geological consulting firm, Scott Wilson Roscoe Postle Associates, Inc. (“Scott Wilson RPA”), to confirm that the process used by CCI to estimate the ore reserve in the mine at Northshore is reasonable.  In its report to the Trustees, Scott Wilson RPA summarized its review and evaluation of CCI’s ore reserve estimation process.  Scott Wilson RPA reported to the Trustees that the reserve estimation process used by CCI is reasonable and complies with the reporting standards set forth in Securities Act Industry Guide 7.  Based on the report of Scott Wilson RPA, the Trustees estimate that at least 90% of the ore reserve in the mine at Northshore, as reported by CCI, is attributable to the Trust Estate.

HISTORY OF THE TRUST’S ACQUISITION OF THE TRUST ESTATE

Prior to the creation of the Mesabi Trust and the Mesabi Land Trust on July 18, 1961, Mesabi Iron Company (“MIC”), the Trust’s predecessor in interest, owned the interests in the Peters, Cloquet and Mesabi Lease Lands.  MIC obtained its interests as follows:

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

Mining Properties.  As disclosed elsewhere in this Annual Report, Northshore, a wholly owned subsidiary of CCI, currently conducts the mining operation upon the Mesabi Trust properties.  The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70.  Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61.  Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota.  During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities.  Based on the Trustees’ past inspection trips, including the most recent one in October 2007, the Trustees believe that the mining properties and facilities are in good operating condition.

Northshore’s Operations.  Because the Mesabi Trust is not involved in Northshore’s mining operations, the Trustees do not have detailed firsthand information relating to such operations or the equipment and facilities used by Northshore.  Therefore, the Trustees rely on information provided by Northshore personnel, disclosed by CCI in its periodic reports filed with the SEC or provided in other reports published by independent organizations, such as Skillings Mining Review, in providing the information relating to Northshore’s mining operations, its equipment and facilities.

•                  Mining and Railroad: Drilling at the Northshore mine is conducted with three P&H 120 and one P&H 320XPC rotary units with 16-inch diameter holes on 28- to 30-foot spacing.  The drilling is followed with blasts using heavy ANFO (which stands for ammonium nitrate and fuel oil) and emulsion which break an average of 700,000 to 1,200,000 tons of crude taconite.  After blasts, taconite is then removed by a loading fleet consisting of one P&H 2800 shovel with a 34 cubic-yard bucket, one P&H 2800 shovel with a 28 cubic-yard bucket, one 295-B Bucyrus-Erie shovels with 20 cubic-yard bucket, one LeTourneau L1850 loader with a 28 cubic yard bucket and a Cat 994 loader with a 19 cubic-yard bucket.  A haulage fleet of three 250-ton Terex Model 4400 and four 200-ton Dresser Model 730 carry crude taconite to the primary and secondary crushers located about two miles away.  At the crushers, taconite is emptied from the end-dump trucks into a 60-inch primary gyratory unit and four 30-inch by 70-inch secondary crushers for reduction to a nominal 4-6 inch size.  Coarse ore is then fed into 80-ton capacity ore cars for transportation to Silver Bay via a 47-mile long, single track railroad owned by Northshore.  Each train is pulled by three or four diesel electric locomotives.

•                  Concentrating and Pelletizing Process.  Upon arrival at the pelletizing facility in Silver Bay, the coarse taconite ore first passes through a fine crushing stage where it is reduced in size to approximately 0-3/4” and then the non-magnetic material is rejected through a dry cobber magnetic separation stage.  The non-magnetic material is rail hauled seven miles to the Mile Post 7 disposal site. The magnetic material is then fed into one of the fourteen active grinding lines.  Each line includes one 10-1/2-foot by 18-foot rod mill and two 10-foot by 16-foot (14-foot in west plant) ball mills.  The final grinding of the crude taconite is reduced to 90% minus 325 mesh.

During the concentrating process, ore concentrate is separated by a two-stage magnetic separation, which removes low grade tailings from the ore concentrate.  The tailings are pumped uphill to the Mile Post 7 disposal site.  The concentrate is then fed into hydro-separators followed by a final flotation upgrading accomplished with two 500 cubic foot flotation cells per grinding line.  Next, the concentrate proceeds to a central filtering facility of nine 9-foot diameter vacuum filters, during which process the moisture content in the concentrate is reduced and the final concentrate is ready for pelletizing.  The pelletizing process first feeds the ore concentrate, to which bentonite and starch has been added as a binder, into a balling drum 14 feet long and 7 feet in diameter.  The revolving action of the drum causes the concentrate to build up into green balls.  Next, the green balls with a target size of plus 0-1/4” and minus 0-1/2” in diameter are conveyed to one of four moving grates and enter into an accompanying high temperature furnace where they are heated to over 2400° F. and are hardened into the final pellet product.  From the four furnaces the pellets are conveyed to a dockside storage area with a 5-million ton storage capacity.  Northshore’s sheltered harbor at Silver Bay can handle lake-going vessels with capacities up to 55,000 tons.

•                  Capital Expenditures.  In calendar year 2007, Northshore approved capital expenditures to modernize and improve the operations at the Peter Mitchell Mine in Babbitt and Northshore’s pelletizing facility in Silver Bay.  During their annual inspection trip, the Trustees learned that CCI has:

•                  Received and commissioned the first of four P&H 2800-XPC shovels.  Two are scheduled to arrive during calendar 2008 with the final one in early calendar 2009.

•                  Scheduled delivery and commissioning of a P&H 320-XPC rotary drill.

•                  Continued a program to improve the railroad locomotive fleet for the ore haul between the Peter Mitchell Mine and Northshore’s pelletizing facility.

•                  Continued the reactivation of Furnace 5 and associated concentrate expansion that will increase annual pellet production capacity by 800,000 gross tons by the second quarter of 2008.

•                  Completed the installation of new dust collectors at Northshore’s concentrating and pelletizing facility.

•                  Completed an expansion of the water treatment plant at Northshore’s Milepost 7 facility.

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

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $44.60 for calendar year 2006, $45.98 for calendar year 2007, and will be $47.43 for calendar year 2008.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example.   To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2008, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2008 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$42.00	$21,000,000
3rd Quarter:	500,000	$44.00	$22,000,000
	1,000,000	$46.00	$46,000,000
	1,000,000	$48.00	$48,000,000
	1,000,000	$50.00	$50,000,000
	1,500,000	$52.00	$78,000,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2008 would be as follows:

2nd Quarter:	$21,000,000 x 2-1/2%	=	$525,000
3rd Quarter:	$22,000,000 x 2-1/2%	=	$550,000
	$46,000,000 x 3-1/2%	=	$1,610,000
	$48,000,000 x 5%	=	$2,400,000
	$50,000,000 x 5-1/2%	=	$2,750,000
	$78,000,000 x 6%	=	$4,680,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2008 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2008 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $47.43):

2nd Quarter:	$42.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$44.00/ton falls below ATP: no bonus payable	=	None
	$46.00/ton falls below ATP: no bonus payable	=	None
	$48,000,000 x ½ of 1%	=	$240,000
	$50,000,000 x 1%	=	$500,000
	$78,000,000 x 1-1/2%	=	$1,170,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2008 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties.  Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $743,420 for calendar year 2006, $766,510 for calendar year 2007 and is $790,721 for calendar year 2008.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).  Fee royalties aggregating $474,094 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2008.

TRUST EXPENSES

Total Trust expenses for the fiscal year ended January 31, 2008 were $634,151, representing a decrease of 16.2% from the $756,322 of Trust expenses in fiscal 2007.  Total Trust expenses by category for fiscal 2008, 2007 and 2006 are set forth in the table below.

	Fiscal Year ended on January 31,
	2008	2007	2006

Compensation of Trustees	$181,700	$167,216	$178,697
Fees and Disbursements:
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Accounting	60,324	71,465	108,675
Inspection trips, travel and other expenses of Trustees	26,688	37,217	33,069
Legal	160,780	244,070	265,248
Mining consultant and field representatives	52,242	56,650	35,398
Stock exchange listing fee	38,000	38,000	35,000
Printing and filing of annual, quarterly and current reports, proxy statements and letters to Unitholders; other Unitholder meeting expenses	4,601	51,854	75,105
Transfer Agent and Registrar	12,694	12,738	15,030
Transfer Agent miscellaneous disbursements	34,622	14,612	36,234
	$634,151	$756,322	$844,956

UNALLOCATED RESERVE

The Trustees have determined that a portion of the Unallocated Reserve, usually within the range of $500,000 to $1,000,000 or such other amount as the Trustees may deem prudent, should be maintained as a cash reserve for unexpected losses.  Although the actual amount of the Unallocated Reserve will fluctuate from time to time and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses.  The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore.  Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.  See discussion under the heading “Risk Factors” beginning on page 3 of this Annual Report.

The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of the lessee/operator, and the fact that the Trust essentially has no other liquid assets.

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange.  Distributions paid to Unitholders during the fiscal year ended January 31, 2008 totaled $15,088,012 as compared to $23,025,618 during the fiscal year ended January 31, 2007, and $17,777,614 during the fiscal year ended January 31, 2006.  Unitholders received distributions of $1.150 per Unit for the fiscal year ended January 31, 2008, compared with distributions of $1.755 and $1.355 per Unit for the fiscal years ended January 31, 2007 and 2006, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2007	$25.88	$19.73	$590,400	$0.045
July 31, 2007	$22.80	$19.04	4,067,203	0.31
October 31, 2007	$25.94	$17.89	6,297,605	0.48
January 31, 2008	$25.28	$19.06	6,756,805	0.515
			$17,712,013	$1.35

Fiscal Quarter Ended	High	Low	Distribution Declared	Per Unit
April 30, 2006	$25.84	$19.25	$3,936,003	$0.30
July 31, 2006	$21.76	$17.75	5,248,004	0.40
October 31, 2006	$24.43	$18.00	7,675,206	0.585
January 31, 2007	$28.93	$21.17	4,132,803	0.315
			$20,992,016	$1.60

As of the close of business on March 28, 2008, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 1,382 individuals holding of record approximately 939,303 Units, and in the names of approximately 127 brokers, nominees, or fiduciaries holding of record approximately 12,180,707 Units.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street 27th Floor New York, New York 10005	New York banking corporation

James A. Ehrenberg Individual Trustee 295 Kopp Drive West St. Paul, Minnesota 55118	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

David J. Hoffman Individual Trustee 150 Forrest View Drive Sedona, Arizona 86336	Retired mining geologist

Richard G. Lareau Individual Trustee Oppenheimer Wolff & Donnelly LLP 3400 Plaza VII 45 South Seventh Street Minneapolis, Minnesota 55402	Partner in the law firm of Oppenheimer Wolff & Donnelly LLP

Norman F. Sprague III Individual Trustee 11726 San Vicente Blvd. Suite 625 Los Angeles, California 90049	Private investor; orthopedic surgeon

New York, New York April 11, 2008	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS

JAMES A. EHRENBERG DAVID J. HOFFMAN RICHARD G. LAREAU NORMAN F. SPRAGUE III

INDEX TO FINANCIAL STATEMENTS

Trustees’ Report on Internal Control over Financial Reporting	Page F-2

Report of Independent Registered Public Accounting Firm	Pages F-3

Balance Sheets as of January 31, 2008 and 2007	Page F-4

Statements of Income for the years ended January 31, 2008, 2007, and 2006	Page F-5

Statements of Unallocated Reserve and Trust Corpus for the years ended January 31, 2008, 2007, and 2006	Page F-6

Statements of Cash Flows for the years ended January 31, 2008, 2007, and 2006	Page F-7

Notes to Financial Statements	Pages F-8 - F-12

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2008.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework.  Based on their assessment, the Trustees believe that, as of January 31, 2008, the Trust’s internal control over financial reporting is effective, based on those criteria.

Gordon, Hughes and Banks, LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting.  This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

MESABI TRUST

New York, New York

We have audited the accompanying balance sheets of MESABI TRUST (the “Trust”) as of January 31, 2008 and 2007, and the related statements of income, unallocated reserve and trust corpus, and cash flows for each of the years in the three-year period ended January 31, 2008.  We also have audited MESABI TRUST’S internal control over financial reporting as of January 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for their assessment of the effectiveness of the Trust’s internal control over financial reporting, included in the accompanying Trustees’ Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and an opinion on the Trust’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Trustees, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinions.

An organization’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  An organization’s internal control over financial reporting includes those policies and procedures that 1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the organization; 2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the organization are being made only in accordance with authorizations of the Trustees; and 3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the organization’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MESABI TRUST as of January 31, 2008 and 2007, and the results of its operations and its cash flows for each of the years in the three-year period ended January 31, 2008 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, MESABI TRUST maintained, in all material respects, effective internal control over financial reporting as of January 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado

April 8, 2008

MESABI TRUST

BALANCE SHEETS

JANUARY 31, 2008 AND 2007

	2008	2007

ASSETS

CASH AND CASH EQUIVALENTS	$6,959,701	$4,258,201
U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	544,193	727,883
ACCRUED INCOME RECEIVABLE	959,925	409,764
PREPAID EXPENSE	24,687	18,701
	8,488,506	5,414,549

FIXED PROPERTY, including intangibles, at nominal values
Assignments of leased property
Amended assignment of Peters Lease	1	1
Assignment of Cloquet Leases	1	1
Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

	$8,488,509	$5,414,552

LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

DISTRIBUTION PAYABLE	$6,756,805	$4,132,803
ACCRUED EXPENSES	71,680	142,072
	6,828,485	4,274,875

UNALLOCATED RESERVE	1,660,021	1,139,674

TRUST CORPUS	3	3

	$8,488,509	$5,414,552

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2008, 2007 AND 2006

	2008	2007	2006

REVENUES
Royalties under amended lease agreements	$18,342,448	$17,407,543	$21,151,084
Royalties under Peters Lease fee	474,094	426,313	376,138
Interest	49,969	69,132	52,611

Total revenues	18,866,511	17,902,988	21,579,833

EXPENSES
Compensation of Trustees	181,700	167,216	178,697
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal and accounting	221,104	315,535	373,923
Mining consultant and field representatives	52,242	56,650	35,398
Transfer agent’s and registrar’s fees	12,694	12,738	15,030
Other Trust expenses	103,911	141,683	179,408

Total expenses	634,151	756,322	844,956

NET INCOME	$18,232,360	$17,146,666	$20,734,877

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

NET INCOME PER UNIT	$1.390	$1.307	$1.580

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2008, 2007 AND 2006

	Unallocated Reserve
	Number of	Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2005	13,120,010	$4,323,763	$3

Net income	—	20,734,877	—
Distribution paid May 20, 2005, $.33 per unit	—	(4,329,603)	—
Distribution paid August 20, 2005, $.37 per unit	—	(4,854,404)	—
Distribution paid November 20, 2005, $.36 per unit	—	(4,723,204)	—
Distribution declared January 13, 2006, paid February 20, 2006, $.47 per unit	—	(6,166,405)	—

BALANCE, JANUARY 31, 2006	13,120,010	4,985,024	3

Net income	—	17,146,666	—
Distribution paid May 20, 2006, $.30 per unit	—	(3,936,003)	—
Distribution paid August 20, 2006, $.40 per unit	—	(5,248,004)	—
Distribution paid November 20, 2006, $.585 per unit	—	(7,675,206)	—
Distribution declared January 12, 2007, paid February 20, 2007, $.315 per unit	—	(4,132,803)	—

BALANCE, JANUARY 31, 2007	13,120,010	1,139,674	3

Net income	—	18,232,360	—
Distribution paid May 20, 2007, $.045 per unit	—	(590,400)	—
Distribution paid August 20, 2007, $.310 per unit	—	(4,067,203)	—
Distribution paid November 20, 2007, $.480 per unit	—	(6,297,605)	—
Distribution declared January 11, 2008, paid February 20, 2008, $.515 per unit	—	(6,756,805)	—

BALANCE, JANUARY 31, 2008	13,120,010	$1,660,021	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOW

YEARS ENDED JANUARY 31, 2008, 2007 AND 2006

	2008	2007	2006

OPERATING ACTIVITIES
Royalties received	$18,265,935	$21,702,292	$20,765,979
Interest received	50,415	68,697	56,010
Expenses paid	(710,529)	(785,470)	(737,255)

NET CASH FROM OPERATING ACTIVITIES	17,605,821	20,985,519	20,084,734

INVESTING ACTIVITIES
Maturities of U.S. Government securities	9,464,477	23,881,252	18,664,390
Purchases of U.S. Government securities	(9,280,787)	(23,960,942)	(18,564,390)

NET CASH FROM (USED FOR) INVESTING ACTIVITIES	183,690	(79,690)	100,000

FINANCING ACTIVITY
Distributions to unitholders	(15,088,011)	(23,025,618)	(17,777,614)

NET CHANGE IN CASH AND CASH EQUIVALENTS	2,701,500	(2,119,789)	2,407,120

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	4,258,201	6,377,990	3,970,870

CASH AND CASH EQUIVALENTS, END OF YEAR	$6,959,701	$4,258,201	$6,377,990

RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Net income	$18,232,360	$17,146,666	$20,734,877
Decrease (increase) in accrued income receivable	(550,161)	3,868,002	(757,843)
Decrease (increase) in prepaid expense	(5,986)	6,306	(11,661)
Increase (decrease) in accrued expenses	(70,392)	(35,455)	119,361

NET CASH FROM OPERATING ACTIVITIES	$17,605,821	$20,985,519	$20,084,734

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2008 AND 2007

NOTE 1 -               NATURE OF BUSINESS AND ORGANIZATION

Nature of Business

Mesabi Trust was created in 1961 upon the liquidation of Mesabi Iron Company. The sole purpose of the Trust, as set forth in the Agreement of Trust dated as of July 18, 1961, is to conserve and protect the Trust Estate and to collect and distribute the income and proceeds therefrom to the Trust’s certificate holders after the payment of, or provision for, expenses and liabilities. The Agreement of Trust prohibits the Trust from engaging in any business.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be forty-seven years old.

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

NOTE 2 -               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  As of January 31, 2008, the Trust held $6,958,227 in a money market fund that invests exclusively in obligations of the U.S. Treasury.  The Trust had no cash equivalents as of January 31, 2007.

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

Adjustments could result from changes in final reconciliations of tonnage shipped by NMC with the final amounts received from NMC customers.  Such adjustments have historically had minimal effect on the amount of royalties reported in the fourth quarter.  Adjustments result from sales of tonnage shipped where the final sales price may be adjusted upward or downward from the original price used by NMC in computing the royalties payable to Mesabi Trust.  Historically, these adjustments have not had a material effect on the financial statements.  No substantial adjustments related to final pricing were made in the fourth quarter of fiscal 2007 or fiscal 2008.

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

Concentration of Credit Risk

Statement of Financial Accounting Standards (“SFAS”) No. 105, “Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk” requires disclosure of significant concentrations of credit risk regardless of the degree of such risk. Financial instruments which potentially subject the Trust to concentrations of credit risk consist primarily of cash and cash equivalents. The Trust maintains its cash deposits with a high quality financial institution.  Amounts on deposit with the financial institution are insured by the Federal Deposit Insurance Corporation (“FDIC”) up to

$100,000.  There is a concentration of credit risk related to amounts that exceed the FDIC insurance coverage.  The Trust believes that the risk is insignificant.

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

Fair Value of Financial Instruments

The carrying amounts of financial instruments including cash, investments, accrued income receivable, distributions payable and accrued expenses approximated fair value as of January 31, 2008 and 2007, because of the relative short maturity of these instruments.

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

NOTE 3 -               U. S. GOVERNMENT SECURITIES

U.S. government securities at January 31, 2008 and 2007 are classified as held-to-maturity and mature as follows:

	2008		2007
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$544,193	$544,266	$293,009	$288,171
Due after one year through three years	—	—	434,874	425,839

	$544,193	$544,266	$727,883	$714,010

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

NMC (Cyprus NMC through September 30, 1994) also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC (Cyprus NMC through September 30, 1994) is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year.  For the calendar year ending December 31, 2008, the minimum advance royalty is $790,721. The minimum annual advance royalty was $766,510 and 743,420, for the calendar years ended December 31, 2007 and 2006, respectively.

NOTE 5 -               UNALLOCATED RESERVE AND DISTRIBUTIONS

The Unallocated Reserve aggregated $1,660,021 at January 31, 2008, as compared with an Unallocated Reserve of $1,139,674 at January 31, 2007.  The Trust’s Unallocated Reserve, which is comprised of accrued income receivable and cash reserve for unexpected losses, increased 46% or $520,347, as of the end of fiscal year ended January 31, 2008 as compared to the fiscal year ended January 31, 2007.  This increase is due to a significant increase in the accrued income receivable portion of the Unallocated Reserve which increased 134% to $959,925 at January 31, 2008 from $490,764 at January 31, 2007.  The Trust’s cash reserve for unexpected losses decreased 4% to $700,096 at January 31, 2008 from $729,910 at January 31, 2007.

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

During the fiscal years ended January 31, 2008, 2007, and 2006, the Trustees distributed cash payments totaling $15,088,012 ($1.15 per Unit), $23,025,618 ($1.755 per Unit), and $17,777,614 ($1.355 per Unit), respectively. In addition, in January 2008 the Trustees declared a distribution of $6,756,805 ($0.515 per Unit), which was paid in February 2008.

NOTE 6 -               SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the two years ended January 31, 2008 and 2007 are presented below:

	2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$1,785,056	$4,435,484	$6,703,055	$5,942,916
Expenses	85,439	261,345	109,924	177,443

Net income	$1,699,617	$4,174,139	$6,593,131	$5,765,473

Net income per unit	$0.130	$0.318	$0.503	$0.439

	2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$1,644,970	$6,327,114	$7,180,092	$2,750,812
Expenses	171,117	137,759	134,465	312,981

Net income	$1,473,853	$6,189,355	$7,045,627	$2,437,831

Net income per unit	$0.112	$0.472	$0.537	$0.186