Form 10-K, Exhibit 13
period 2009-01-31
MESABI TRUST
filed 2009-04-16
CIK 65172

Exhibit 13

ANNUAL REPORT
OF THE TRUSTEES OF
MESABI TRUST
For The Year Ended January 31, 2009

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Securities Services — GDS

60 Wall Street, 27th Floor

New York, NY 10005

(615) 835-2749 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Oppenheimer Wolff & Donnelly LLP, General Counsel

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission.  Such reports can be accessed at www.mesabi-trust.com.  Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements, including those statements estimating calendar year 2009 production or shipments, are based on input from the lessee/operator (and its parent corporation) of the mine located on the lands owned and held in trust for the benefit of the holders of units of beneficial interest of Mesabi Trust.  These statements may be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  Actual results and future developments could differ materially from the results or developments expressed in or implied by these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, those described under the caption “Risk Factors” in this annual report.  Mesabi Trust undertakes no obligation to make any revisions to the forward-looking statements contained in this filing or to update them to reflect circumstances occurring after the date of this filing.

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

The Trustees do not intend to expand their responsibilities beyond those permitted or required by the Agreement of Trust, the Amendment to the Agreement of Trust dated October 25, 1982 (the “Amendment”), and those required under applicable law.  The Trust has no employees, but it engages independent consultants to assist the Trustees in, among other things, monitoring the amount and sales prices of iron ore products shipped from Silver Bay, Minnesota, based on information supplied to the Trustees by Northshore Mining Company (“Northshore”), the lessee/operator of the Mesabi Trust lands, and its parent company Cliffs Natural Resources Inc (“Cliffs”).  References to Northshore in this annual report, unless the context requires otherwise, are applicable to Cliffs as well.

The information regarding amounts and sales prices of shipped iron ore products is used to compute the royalties payable to the Trust by Northshore.  The Trustees request material information, from time to time, for use in the Trust’s periodic reports and as part of their evaluation of the Trust’s disclosure controls and procedures.  The Trustees rely on Northshore to provide accurate and timely information for use in the Trust’s current, periodic and annual reports filed with the Securities and Exchange Commission.

Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for Federal income tax purposes.  Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the

Agreement of Trust, the youngest of whom is believed to be forty-eight years old.

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

The Trustees have no control over the operations and activities of Cliffs or Northshore.

Except within the framework of the Amended Assignment Agreements, neither the Trust nor the Trustees have any control over the operations and activities of Cliffs or its wholly-owned subsidiary, Northshore.  Accordingly, the income of the Trust is highly dependent upon the activities and operations of Northshore, and the terms and conditions of the Amended Assignment Agreements.  Northshore alone controls: (i) historical operating data, including iron ore production volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future operating and capital expenditures; (iii) geological data relating to iron ore reserves; and (iv) projected production of iron ore products.  Any substantial alteration of Cliffs’ business or the operations, production and shipments by Northshore could adversely affect the income of the Trust.

The Trust does not control the portion of Northshore’s shipments that will come from ore mined from Mesabi Trust lands.

The Trustees do not exert any influence over mining operational decisions and Northshore alone determines whether to mine from lands owned by the Trust or state-owned lands, based on its current production estimates and engineering plan.  Northshore’s mining operations (the Peter Mitchell Mine) include mineral-producing land owned by the Trust and the State of Minnesota.  Ore mined from state-owned lands by Northshore is processed, along with ore mined from Trust-owned lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis.  Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands.  The percentages of shipments from Mesabi Trust lands were 90.2%, 88.2%, 90.9%, 90.1% and 92.0% in calendar years 2008, 2007, 2006, 2005 and 2004, respectively.  If Northshore decides to materially reduce the percentage of ore mined, or pellets shipped, from Mesabi Trust lands, the income of the Trust could be adversely affected.

The global economic climate and the current disruption in the financial and credit markets have created uncertainty and a prolonged downturn in global economic conditions could adversely affect the royalties received by the Trust.

The volatile global economic climate and the current global financial and credit crisis could have a material adverse effect on the royalties received by the Trust.  Financial markets in the United States and elsewhere have been experiencing extreme disruption in recent months, including, among other things, extreme volatility in security prices, severely diminished liquidity and credit availability, ratings downgrades of certain investments and declining values of others. The global economy has entered a recession.  Cliffs has announced production curtailments, workforce reductions and a one-month, temporary idling of production at Northshore in April 2009.  According to Cliffs, some of its customers have announced curtailments of production, which could adversely affect the demand for iron ore and therefore shipments from lands owned by the Trust.  Continuation or worsening of the current economic conditions, a prolonged global, national or regional economic recession or other events could produce major changes in demand patterns and may have a material adverse effect on sales prices of iron ore products shipped by Northshore which would adversely affect the royalties received by the Trust.  Moreover, such conditions could impact the international benchmark pellet price, hot band steel prices and various Producer Price Indexes all of which affect the royalties payable to the Trust.  The Trustees are not able to predict the impact the volatile global economic climate and the current global financial and credit crisis will have on future royalties payable to the Trust.

The royalties paid to the Trust may be adversely affected by softening demand and reductions in the market prices for iron ore and steel products both of which are subject to market forces beyond the Trust’s control.

The world price of iron ore and steel are strongly influenced by international demand and global market conditions which are uncertain.  Domestic demand for iron ore and steel products, which is influenced by international markets, is also uncertain.  In recent years, many major iron ore suppliers increased their capacity to meet the increased demand for iron ore and steel products, particularly from China.  In the current economic environment, this recent increase in capacity could result in excess supply of iron ore, which in turn could cause increased downward pressure on prices. With the current global economic crisis, the market is presently characterized by a significant decline in steel demand and limited global demand for iron ore. Reduced demand for iron ore will likely result in decreased sales of products to Cliffs’ customers and decreasing prices, both of which would adversely affect royalties received by the Trust in 2009.  Since the Trust is not party to any specific customer contracts that Cliffs has with its customers and because these macroeconomic forces are difficult to accurately forecast, the Trustees are not able to predict the extent to which the reduced demand and lower prices for iron ore products will adversely affect royalties payable to the Trust.

Price adjustment provisions in the North American supply agreements with Cliffs’ customers can cause significant positive and negative fluctuations in the royalties paid to the Trust.

In Cliffs’ Form 10-K filed February 26, 2009, Cliffs has reported that five customers together accounted for more than 80 percent of its North American iron ore sales revenues.  According to the Form 10-K filed by Cliffs, sales volume under these agreements is largely dependent on customer requirements, and in some cases, Cliffs is the sole supplier of iron ore pellets to its customers.  Contractual disputes with any of Cliffs’ significant customers could result in lower sales volume or lower sales prices, which could adversely affect the royalties received by the Trust.

Cliffs has also reported that its North American term supply agreements contain a number of price adjustment provisions, or price escalators, including adjustments based on general industrial inflation rates, the price of steel and the international price of iron ore pellets, among other factors, that allow Cliffs to adjust the prices under those agreements generally on an interim and annual basis.  Factors that could result in price adjustment include measures of general industrial inflation, steel prices and international pellet prices.  These market prices are dependent upon supply and demand relationships and a variety of other factors over which the Trust has no control.  Cliffs’ price adjustment provisions are weighted and some are subject to annual collars, which limit Cliffs’ ability to raise prices to match international levels and fully capitalize on strong demand for iron ore.  These price adjustments can be positive or negative, and can result in significant variations in royalties received by Mesabi Trust (and, in turn, the resulting amount available for distribution to Unitholders) from quarter to quarter and year to year.  These variations, which can be positive or negative, could adversely affect the royalties received by the Trust.

The royalties received by the Trust, and the distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties or distributions in any subsequent quarter or for a full year.

Royalties received by the Trust can fluctuate significantly from quarter to quarter and year to year based upon market prices for iron ore products, adjustment mechanisms in the Cliff’s Customer Agreements and production decisions made by Northshore.  Because royalties paid to the Trust include payments made with respect to pellets shipped and sold at prices that are subject to future interim and final multi-year adjustments in accordance with Cliff’s Customer Agreements, the current downward trends in demand and market prices for iron and steel products could result in negative adjustments to royalties in future quarters.  These negative price adjustments could have a material adverse effect on the Trust’s royalty income, which in turn could result in lower quarterly distributions, and possibly could reduce funds available for distribution in any quarter and in some quarters may offset royalties otherwise payable to the Trust, potentially reducing cash available for distribution to Unitholders in future quarters.  As a result, the royalties received by the Trust, and the distributions paid to Unitholders,  in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent quarter or for a full year.

The royalties payable to the Trust could be adversely affected by the failure of the Trust’s independent experts to competently perform.

As permitted by the terms of the Agreement of Trust and the Amendment, the Trustees are entitled to, and in fact do rely, upon certain experts to assist the Trustees in carrying out and fulfilling their obligations as Trustees.  Independent consultants perform services, render advice and produce reports with respect to monthly production and shipments, which include figures on crude ore production, iron ore pellet production, iron ore pellet shipments, and discussions concerning the condition and accuracy of the scales used to weigh iron ore pellets produced at Northshore’s facilities.  The Trustees have also retained an accounting firm to provide non-audit services, including reviews of financial data related to shipping and sales reports provided by Northshore and a review of the schedule of leasehold royalties payable to the Trust.  The Trustees believe that the independent experts are qualified to perform the services and functions assigned to them.   Nevertheless, any negligence or the failure of any such independent expert to competently perform could adversely affect the royalties received by the Trust.

The Trust relies on Cliffs’ estimates of recoverable reserves and if those estimates are inaccurate the total royalty stream to the Trust and distributions payable to each Unitholder may be adversely affected.

The Trustees do not participate in preparing the ore reserve estimate reported by Cliffs.  According to Cliffs’ Form 10-K, Cliffs regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with Securities Act Industry Guide 7, promulgated by the U.S. Securities and Exchange Commission.  In 2007, the Trustees engaged an independent firm of geological experts to evaluate the process Cliffs uses to estimate the mineral reserves at the Peter Mitchell Mine.  Still, there are numerous uncertainties inherent in estimating quantities of reserves of mineral producing lands and such estimates necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs, all of which may in fact vary considerably from actual results.  For these reasons, estimates of the economically recoverable quantities of mineralized deposits attributable to the lands owned by Mesabi Trust and the classifications of such reserves based on the risk of recovery prepared by different engineers or by the same engineers at different times may vary substantially as the criteria change.  Cliffs’ estimate of the ore reserves could be affected by future industry conditions, geological conditions and ongoing mine planning at the Peter Mitchell Mine.  Actual reserves and therefore actual royalties will likely vary from estimates, and if such variances are material, the value of the Trust’s Units could decline.

The operations at Northshore are largely dependent on a single-source energy supplier.

The operations at Northshore are largely dependent on Silver Bay Power Company, a 115 megawatt power plant, for its electrical supply.  Silver Bay Power Company, which is wholly owned by Northshore, has an interconnection agreement with Minnesota Power, Inc. for backup power, and sells 40 megawatts of excess power capacity to Xcel Energy under a contract that extends to 2011.  A significant interruption in service from Silver Bay Power Company due to vandalism, terrorism, weather conditions, natural disasters, or any other cause could cause a decrease in production capacity or require a temporary shutdown of Northshore’s operations.  In addition, one natural gas pipeline serves all of Cliffs’ Minnesota mines, and a pipeline failure could idle or substantially impair the operations at Northshore.  Any substantial interruption of, or material reduction in, Northshore’s operations could adversely affect the royalties received by the Trust.

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

Interruptions in production capabilities at the mine operated by Northshore may have an adverse impact on the royalties payable to the Trust.  In addition to planned production shutdowns and curtailments, equipment failures, the Northshore facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions or extreme weather conditions. The manufacturing processes that take place in Northshore’s mining operations, as well as in its crushing, concentrating and pelletizing facilities, depend on critical pieces of equipment, such as drilling and blasting equipment, crushers, grinding mills, pebble mills, thickeners, separators, filters, mixers, furnaces, kilns and rolling equipment, as well as electrical equipment, such as transformers. It is possible that this equipment may, on occasion, be out of service because of unanticipated failures or unforeseeable acts of vandalism or terrorism. In addition, because the Northshore mine and processing facilities have been in operation for several decades, some of the equipment is aged.  Because the Trustees have no control over the operations or maintenance of the equipment at Northshore, a shutdown or reduction in capacity may come with little or no advance warning.  The remediation of any interruption in production capability at Northshore could require Cliffs to make large capital expenditures which may take place over an extended period of time.  A shutdown or reduction in operations at Northshore could adversely affect the royalties paid to the Trust.

If steelmakers use methods other than blast furnace production to produce steel, shut down or reduce production using blast furnaces, the demand for iron ore pellets may decrease.

Demand for iron ore pellets is determined by the operating rates for the blast furnaces of steel companies. However, not all finished steel is produced by blast furnaces; finished steel also may be produced by other methods that do not require iron ore pellets. For example, steel “mini-mills,” which are steel recyclers, generally produce steel by using scrap steel, not iron ore pellets, in their electric furnaces.  North American steel producers also can produce steel using imported iron ore or semi-finished steel products, which eliminates the need for domestic iron ore. Environmental restrictions on the use of blast furnaces also may reduce the use of their blast furnaces in steel production.  Because the maintenance of blast furnaces can require substantial capital expenditures, manufacturers may choose not to maintain their blast furnaces, and some of them may not have the resources necessary to adequately maintain their blast furnaces. If steel manufacturers significantly alter the methods they use to produce steel or otherwise substantially reduce their use of iron ore pellets, demand for iron ore pellets will decrease, which could adversely affect the royalties paid to the Trust.

Risk factors affecting Cliffs, and the operations of Northshore, could have a material adverse effect on the royalties of the Trust.

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and for each year.  A number of factors affect Cliffs’ operations, including Northshore’s production and shipment volume.  These factors which are described in Cliffs’ Form 10-K filed February 26, 2009, include, among others, the global economic climate and financial market conditions, economic conditions in the iron ore industry, extensive governmental regulation relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in Cliffs’ North American term supply agreements (which take into account various price indexes), availability of ore boats, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility.  Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties paid to the Trust could be adversely affected.

The Trustees are not subject to annual election and, as a result, the ability of the holders of Certificates of Beneficial Interest to influence the policies of the Trust may be limited.

Directors of a corporation are generally subject to election at each annual meeting of stockholders or, in the case of staggered boards, at regular intervals. Under the Agreement of Trust, however, the Trust is not required to hold annual meetings of holders of Certificates of Beneficial Interest to elect Trustees and Trustees generally hold office until their death, resignation or disqualification. As a result, the ability of holders of Certificates of Beneficial Interest to effect changes in the Board of Trustees, and the policies of the Trust, is significantly more limited than that of the stockholders of a corporation.

OVERVIEW OF TRUST’S ROYALTY STRUCTURE

Leasehold royalty income constitutes the principal source of the Trust’s revenue.  Royalty rates are determined in accordance with the terms of Mesabi Trust’s leases and assignments of leases.  Three types of royalties, as well as royalty bonuses, comprise the Trust’s royalty income:

•                  Base overriding royalties.  Base overriding royalties have historically constituted the majority of Mesabi Trust’s royalty income.  Base overriding royalties are determined by both the volume and selling price of iron ore products shipped.  Northshore is obligated to pay Mesabi Trust base overriding royalties in varying amounts, based on the volume of iron ore products shipped.  Base overriding royalties are calculated as a percentage of the gross proceeds of iron ore products produced at Mesabi Trust lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota.  The percentage ranges from 2-1/2% of the gross proceeds for the first one million tons of iron ore products so shipped annually to 6% of the gross proceeds for all iron ore products in excess of 4 million tons so shipped annually.  Base overriding royalties are subject to interim and final price adjustments under the Cliffs Pellet Agreements and, as described elsewhere in this report, such adjustments may be positive or negative.

•                  Royalty bonuses.  The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton.  The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay and sold at prices above a threshold price.  The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $45.98 per ton for calendar year 2007, $47.43 per ton for calendar year 2008 and will be $48.48 per ton for calendar year 2009.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (described elsewhere in this Annual Report); such adjustments may be positive or negative.  See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2009 and January 31, 2008” on page 13 of this Annual Report for more information.

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

•                  Minimum advance royalties.  Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The minimum advance royalty was $766,510 for calendar year 2007, $790,721 for calendar year 2008 and is $808,177 for calendar year 2009.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

The current royalty rate schedule became effective on August 17, 1989 pursuant to the Amended Assignment Agreements, which the Trust entered into with Cyprus Northshore Mining Corporation (“Cyprus NMC”).  Pursuant to the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products shipped.  In 1994, Cyprus NMC was sold by its parent corporation to Cliffs and renamed Northshore Mining Company.  Cliffs now operates Northshore as a wholly owned subsidiary.

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

Royalty income constitutes the principal source of the Trust’s revenue, which comprised 99.9%, 99.7% and 99.6% of the total revenue of the Trust in fiscal years ended 2009, 2008 and 2007, respectively.  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings

“Leasehold Royalties” and “Land Trust and Fee Royalties,” beginning on pages 25 and 28, respectively, of this Annual Report.

During the course of its fiscal year some portion of royalties expected to be paid to Mesabi Trust is based in part on estimated prices for iron ore products sold under term contracts between Northshore, Cliffs and certain of their customers (the “Cliffs Pellet Agreements”).  The Cliffs Pellet Agreements use estimated prices which are subject to interim and final pricing adjustments, which can be positive or negative, and which adjustments are dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. Even though Mesabi Trust is not a party to the Cliffs Pellet Agreements, these adjustments can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by Mesabi Trust.  In either case, these price adjustments will impact future royalties received by the Trust that become available for distribution to Unitholders.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price.  Although Northshore was able to sell all of the iron ore products at prices higher than the Adjusted Threshold Price during calendar 2008, the Trustees are unable to project whether Northshore will continue to be able to sell pellets at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

As a result of the price adjustment mechanisms under the Cliffs Pellet Agreements, the Trust received positive adjustments to the royalty income which is reflected in the royalty income for the year ended January 31, 2009.  These adjustments are attributable to shipments of iron ore pellets by Northshore/Cliffs to its customers from Silver Bay, Minnesota during calendar years 2006, 2007 and 2008.  In the aggregate, the pricing adjustments caused an increase in the accrued income receivable reflected on the Trust’s balance sheet as of January 31, 2009.  The Trustees are not able to predict whether pricing adjustments in the future, if any, will increase or decrease the income received by the Trust.

SELECTED FINANCIAL DATA

Years ended on January 31	2009	2008	2007	2006	2005
Royalty and interest income	$35,469,105	$18,866,511	$17,902,988	$21,579,833	$13,575,548
Trust expenses	799,320	634,151	756,322	844,956	557,961
Net income(a)	$34,669,785	$18,232,360	$17,146,666	$20,734,877	$13,017,587
Net income per Unit(b)	$2.64	$1.39	$1.31	$1.58	$0.99
Distributions declared Per unit(b)(c)	$2.48	$1.35	$1.60	$1.53	$0.77

Years ended on January 31
Total Assets	$5,346,932	$8,488,509	$5,414,552	$11,328,959	$8,252,335

(a)                                 The Trust, as a grantor trust, is exempt from federal and state income taxes.

(b)                                Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(c)                                 During the Trust’s fiscal year ended January 31, 2009, the Trustees distributed $2.885 per Unit (including $0.515 per Unit declared in fiscal 2008 but distributed in fiscal 2009 (February 2008)) and in fiscal 2009 declared a distribution of $0.11 per Unit payable in February 2009, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2008, the Trustees distributed $1.15 per Unit (including $0.315 per Unit declared in fiscal 2007 but distributed in fiscal 2008 (February 2007)) and in fiscal 2008 declared a distribution of $0.515 per Unit payable in February 2008, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2007, the Trustees distributed $1.755 per Unit (including $0.47 per Unit declared in fiscal 2006 but distributed in fiscal 2007 (February 2006)) and in fiscal 2007 declared a distribution of $0.315 per Unit payable in February 2007, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2006, the Trustees distributed $1.355 per Unit (including $0.295 per Unit declared in fiscal 2005 but distributed in fiscal 2006 (February 2005)) and in fiscal 2006 declared a distribution of $0.47 per Unit payable in February 2006, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2005, the Trustees distributed $0.775 per Unit (including $0.30 per Unit declared in fiscal 2004 but distributed in fiscal 2005 (February 2004)) and declared a distribution of $0.295 per Unit, payable in February 2005, the next fiscal year.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2009, January 31, 2008 and January 31, 2007

Production at Northshore attributable to Trust lands remained fairly constant over the prior three fiscal years.  During fiscal year 2009, production attributed to Trust lands totaled approximately 4.77 million tons, an increase of 1% as compared to production for fiscal year 2008.  Similarly, production for fiscal year 2008 increased 3% to 4.72 million tons as compared to production for fiscal year 2007.

Shipments, on the other hand, which are determined by the demand of Northshore’s customers, increased in each of the prior three fiscal years.  Shipments for fiscal year 2009 increased 21.1% to 5.15 million tons as compared to shipments for fiscal year 2008.  Shipments for fiscal year 2008 increased 15.3% to 4.25 million tons as compared to shipments for fiscal year 2007.

The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years.

Fiscal Year Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2009	4,774,939	5,146,687
January 31, 2008	4,719,005	4,248,785
January 31, 2007	4,575,655	3,684,763

Production of iron ore pellets was lower for the fourth quarter of fiscal 2009 as compared to the fourth quarter of fiscal 2008, decreasing 7.6%.  In addition, shipments by Northshore decreased by 95.8% for the fourth quarter of fiscal 2009 as compared to the fourth quarter of fiscal 2008.  The sharp and abrupt drop in shipments was caused by a lack of orders from Northshore’s customers as they adjusted production based on anticipated demand from their customers.  Notwithstanding the significant decrease in shipments in the fourth quarter, as stated above, shipments attributable to the Trust increased by 21% during fiscal 2009, as compared to fiscal 2008, due to strong demand from Northshore’s customers during the second and third calendar quarters of fiscal 2009.

Three Months Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2009	1,089,757	54,429

January 31, 2008	1,179,149	1,302,240

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota for the most recent three fiscal years.

Fiscal Year Ended	Percentage of Pellets Produced From Trust Lands	Percentage of Pellets Produced From State Lands	Percentage of Pellets Shipped From Trust Lands	Percentage of Pellets Shipped From State Lands
January 31, 2009	87.8%	12.2%	90.2%	9.8%
January 31, 2008	91.7%	8.3%	88.2%	11.8%
January 31, 2007	89.2%	10.8%	91.4%	8.6%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to Mesabi Trust lands in fiscal 2010.  However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

As described above under the heading “Risk Factors,” Mesabi Trust has no control over the production or shipments of iron ore by Northshore.  As described elsewhere in this Annual Report, based on information provided by Cliffs, the Trustees believe that production at Northshore during fiscal 2010 will decrease by 20%, to approximately 3.7 million tons, as compared to production at Northshore during fiscal 2009.  While the Trustees cannot predict whether shipments attributable to the Trust lands will increase or decrease during 2010, given the current economic environment and anticipated demand from Cliffs’ customers, the Trustees believe that the volume of shipments during fiscal 2010 may be less than the volume of shipments during fiscal 2009.

Comparison of Financial Results for Fiscal Years ended January 31, 2009 and January 31, 2008

Royalty Income

	Fiscal Years Ended on January 31,		% increase
	2009	2008	(decrease)
Base overriding royalties	$21,442,218	$10,624,935	101.8%
Bonus royalties	13,454,580	7,717,513	74.3%
Minimum advance royalty paid (recouped)		—
Fee royalties	525,851	474,094	10.9%
Total royalty income	$35,422,649	$18,816,542	88.3%

The increase in the volume of shipments and the higher average selling price for each ton of iron ore both contributed to the 101.8% increase in base royalties and the 74.3% increase in bonus royalties for fiscal 2009, both as compared to fiscal 2008.  Accordingly, total royalty income increased 88.3% in fiscal 2009 as compared to fiscal 2008.  The significant increase in royalties received by the Trust is primarily the result of higher average selling price for each ton of iron ore shipped from Silver Bay, Minnesota in fiscal 2009, as compared to fiscal 2008, and an increase in shipments in fiscal 2009 as compared to fiscal 2008.

 The royalty amounts set forth in the table above include pricing adjustments made to royalty payments previously received by the Trust based on shipments from Silver Bay, Minnesota during calendar years 2006, 2007 and 2008.  Depending on the year, the volume of shipments, and the interim and final price paid to the Trust for shipments from Silver Bay, Minnesota, the price adjustments provisions of the Cliffs Pellet Agreements may increase or decrease, in some cases materially, the distributions payable to Unitholders.  Because the Trust is not a party to the Cliffs Pellet Agreements, the Trustees are unable to determine the extent of any pricing adjustments that may occur under the Cliffs Pellet Agreements or whether the adjustments will increase or decrease royalties received by the Trust. With the current volatility in the prices for iron ore and steel products, the price adjustment provisions in the Cliffs Pellet Agreements may have a significant impact on future royalties received by the Trust and the adjustments, depending on whether they are positive or negative, may increase or decrease the distributions payable to Unitholders.

Gross Income, Expenses and Net Income

	Fiscal Years Ended on January 31,		% increase
	2009	2008	(decrease)
Gross Income	$35,469,105	$18,866,511	88.0%
Expenses	799,320	634,151	26.1%
Net Income	$34,669,785	$18,232,360	90.2%

Net income for fiscal 2009 increased 90.2% as compared to fiscal 2008 primarily due to an increase in gross income related to the increase in shipments and selling price of iron ore pellets.  In addition, total expenses for fiscal 2009 increased as compared to fiscal 2008 as a result of increases in legal and accounting fees and other fees related to the administration of the Trust.  A summary of the Trust’s expenses is set forth under the heading “Trust Expenses” on page 28 of this Annual Report.

Cash Distributions and Unallocated Reserve

	Fiscal Years Ended on January 31,		% increase
	2009	2008	(decrease)
Total Cash Distributions	$37,851,229	$15,088,012	150.9%
Distributions per Unit	$2.885	$1.150	150.9%
Accrued Income Receivable	$2,721,978	$959,925	183.6%
Unallocated Reserve	$3,792,181	$1,660,021	128.4%

The Trust’s total royalty income and net income for fiscal 2009 increased 88.3% and 90.2% respectively, resulting in an increase in total distributions paid to Unitholders in fiscal 2009 of 150.9% as compared to fiscal 2008.  The significant increase in total cash distributions and distributions per unit in fiscal 2009, as compared to fiscal 2008, is primarily due to increased shipping activity in the fourth calendar quarter of 2008 and increased shipping activity at significantly higher prices with respect to shipments during fiscal 2009.

The Unallocated Reserve, which is comprised of accrued income receivable and cash reserve for unexpected losses, increased $2,132,160 or 128.4% to $3,792,181, as of January 31, 2009, as compared to $1,660,021 as of January 31, 2008.  The increase in the Unallocated Reserve as of January 31, 2009, is primarily due to a $1,762,053, or 183.6%, increase in the accrued income receivable portion of the Unallocated Reserve which increased to $2,721,978 as of January 31, 2009 from $959,925 as of January 31, 2008.  The significant increase in accrued income receivable is due to positive pricing adjustments that were determined and finalized under the Cliffs Pellet Agreements with respect to shipments by the Trust in calendar 2007 and calendar 2008.

During the fourth quarter of fiscal 2009, positive price adjustments were recorded by Mesabi Trust as accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from NMC with respect to shipments during calendar years 2006, 2007 and 2008.  As of January 31, 2009, the Trust recognized revenue related to tons of iron ore that were shipped by NMC as of December 31, 2008, but for which Cliffs has indicated that final pricing is not yet known.  The Trust has applied an estimated price to these tons based on current market conditions even though the pricing related to these tons has not been finalized.  Moreover, the Trust normally distributes substantially all of the royalty payments received as a result of these positive pricing adjustments even though there may be negative pricing adjustments applied to future royalty payments received by the Trust.

Because the accrued income receivable is determined solely by volume of shipments and the final price per ton paid to Cliffs under the Cliffs Pellet Agreements, the Trustees cannot predict whether the accrued income receivable will increase or decrease in fiscal 2010.   In addition, the pricing adjustments under the Cliffs Pellet Agreements may have a material effect on the accrued income receivable and in these adjustments may increase or decrease the royalty payments available for distribution to the Trust’s Unitholders.

The Trust’s cash reserve for unexpected losses increased 52.9% to $1,070,203 as of January 31, 2009 from $700,096 as of January 31, 2008.  The increase in the Trust’s cash reserve is due to the Trustee’s decision to add to the Trust’s cash reserve because of the significant royalties received during fiscal 2009 and the uncertain economic environment that unfolded in the second half of fiscal 2009.  See the discussion under the heading “Unallocated Reserve” on page 29 of this Annual Report for more information on the Trust’s policy for maintaining a cash reserve for unexpected losses.

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

Net income for fiscal 2008 increased 6.33% as compared to fiscal 2007 primarily due to an increase in gross income related to the increase in shipments.  In addition, total expenses for fiscal 2008 decreased 16.15% as compared to fiscal 2007 as a result of decreases in legal and accounting fees and other fees related to the administration of the Trust.  A summary of the Trust’s expenses is set forth under the heading “Trust Expenses” on page 28 of this Annual Report.

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

The Unallocated Reserve aggregated $1,660,021, as of January 31, 2008, as compared to an Unallocated Reserve of $1,139,674 as of January 31, 2007.  The Unallocated Reserve, which is comprised of accrued income receivable and cash reserve for unexpected losses, increased 45.7% or $520,347, as of the end of fiscal 2008 as compared to the balance at the end of fiscal 2007.  This increase is due to a significant increase in the accrued income receivable portion of the Unallocated Reserve which increased 134.3% to $959,925 in fiscal 2008 as compared to $490,764 in fiscal 2007.  The significant increase in accrued income receivable is the result of the 192.6% increase in shipments during the fourth quarter of fiscal 2008 as compared to the fourth quarter of fiscal 2007.  The Trust’s cash reserve for unexpected losses decreased 4.1% to $700,096 in fiscal 2008 from $729,910 in fiscal 2007 because Trustees decided to distribute a slightly higher portion of the royalty payments received by the Trust during fiscal 2008.

Liquidity and Capital Resources

The Trust’s activities are limited to the collection of royalty income, payment of expenses and liabilities, distribution of net income to the Trust’s Unitholders and protection and conservation of Trust assets.  Distributions of net income to Unitholders are based on the amount of total royalty income after providing for the payment of expenses and, to the extent deemed prudent by the Trustees, reserving funds in the Unallocated Reserve to provide for potential fixed or contingent future liabilities.  See the discussion of the Trustees’ management of liquidity set forth under the heading “Unallocated Reserve” beginning on page 29 of this Annual Report.

The Trust’s primary short-term liquidity needs are to fund the distributions to Unitholders following the Trust’s receipt of the royalty payments from Northshore each calendar quarter.  After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. government securities, either through direct purchases of U.S. government securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government its agencies or instrumentalities, or the FDIC.  Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs.  As of January 31, 2009, the Trust held $2,254,107 in cash and cash equivalents of which $390,661 was invested exclusively in obligations of the U.S. Treasury through a money market fund.  In February 2009, the Trust distributed $1,443,201 to Unitholders of record on January 30, 2009.

Off-Balance Sheet Arrangements

The Trust has no off-balance sheet arrangements.

Contractual Obligations

The Trust has no payment obligations under any long-term borrowings, capital lease, operating lease, or purchase agreement.

Critical Accounting Policies

This “Trustees’ Discussion and Analysis of Financial Condition and Results of Operations” is based upon the Trust’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires the Trustees to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  The Trustees base their estimates and judgments on historical experience and on various other assumptions that the Trustees believe are reasonable under the circumstances.  However, future events are subject to change and the best estimates and judgments may require adjustment.  For a complete description of the Trust’s significant accounting policies, please see Note 2 to the financial statements on pages F-9 through F-13.

Critical accounting policies are those that have meaningful impact on the reporting of the Trust’s financial condition and results of operations, and that require significant management judgment and estimates.  The Trustees have determined that there are no critical accounting policies.

Recent Developments

2009 Estimates.  Neither Cliffs nor Northshore has provided the Trust with an estimate for total calendar year 2009 shipments.  During calendar years 2008, 2007, 2006 and 2005, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately 90.2%, 88.2%, 90.9%, 90.1% and 92.0%, respectively, of total shipments.  Northshore has not advised the Trustees as to the percentage of iron ore products from Mesabi Trust lands it anticipates shipping in calendar year 2009.  See the description of the uncertainty of market conditions in the iron ore and steel industry under the heading “Risk Factors” above.

Iron Ore Pricing and Contract Adjustments.  During the course of its fiscal year some portion of the royalties paid to Mesabi Trust are based on estimated prices for iron ore products sold under term contracts between Cliffs and its subsidiaries and certain of their customers (the “Cliffs Pellet Agreements”).  Mesabi Trust is not a party to any of the Cliffs Pellet Agreements.  These prices are subject to interim and final pricing adjustments, which can be positive or negative, and which adjustments are dependent in part on a variety of price and inflation index factors, including but not limited to the international benchmark pellet price, hot band steel prices and various Producer Price Indexes.  Although Northshore makes interim adjustments to the royalty payments on a quarterly basis, these price adjustments cannot be finalized until after the end of a contract year. This may result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount of funds available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by Mesabi Trust.

Idling of Pellet Furnaces.  As previously reported by the Trust, Cliffs has announced production curtailments at Northshore, including a one-month shutdown of production at Northshore which is expected to occur during April 2009.  Cliffs has reported that the curtailment will reduce production at Northshore to approximately 3.7 million tons in 2009. Cliffs’ filing stated that the announcement reflects continuing difficult economic conditions of the global steel and iron ore industry. Cliffs also reported that Northshore anticipates restarting its two larger pelletizing lines at the beginning of May 2009.  While the Trustees cannot predict the full impact of Cliffs’ announcement on the Trust’s total royalty income, the Trustees believe that shipments of iron ore products mined from Trust lands may decrease in calendar year 2009.

Northshore Air Permit Matters.  In its Form 10-K filed February 26, 2009 (“Cliffs’ Form 10-K”), Cliffs provided an update to the matters previously reported regarding the administrative permit amendment application that Northshore submitted on December 16, 2006 to the Minnesota Pollution Control Agency.  As previously reported, Northshore submitted an administrative permit amendment application to the Minnesota Pollution Control Agency (“MPCA”) with respect to its Title V operating permit requesting the deletion of a 30 year old “control city” monitoring requirement.  The MPCA denied Northshore’s application on February 23, 2007 and Cliffs appealed the denial to the Minnesota Court of Appeals (the “Amendment Appeal”).   Cliffs reported that subsequent to the filing of the appeal, the MPCA advised Northshore that the MPCA considered Northshore to be in violation of the control city standard based on new data that the MPCA collected showing that current fiber levels in St. Paul were lower than in Silver Bay for a period in 2007.  Cliffs’ Form 10-K also reported that the Minnesota Center for Environmental Advocacy intervened in the Amendment Appeal, that oral arguments were held on February 21, 2008 and that the court of appeals ruled in the MPCA’s favor.

On May 20, 2008, the Minnesota Court of Appeals issued a ruling on Northshore’s appeal and held that the MPCA did not err in concluding that Northshore proceeded under the wrong permit modification procedures when it applied to amend its permit to eliminate the “control city” standard from its Title V operating permit.  The Minnesota Court of Appeals ruled that Northshore’s administrative amendment application should have been dealt with through the major permit amendment process rather than through the administrative permit amendment process, which is used to address insignificant amendments.  Cliffs also reported that on August 28, 2008 it filed a major permit amendment to remove the control city requirement from its permit and that this permit amendment is currently pending. Cliffs also reported that on November 25, 2008, in response to the proposed amendment, MPCA issued an order declaring that Northshore’s request to remove the control city standard from its permit constitutes a “project” for which an Environmental Assessment Worksheet, or EAW, must be completed.  According to Cliffs’ Form 10-K, MPCA also stated that it was ceasing all other work on the permit, including its own efforts to create a replacement standard, until the environmental review process was complete.  Cliffs also reported that Northshore has filed an action to challenge the MPCA’s requirement for an EAW in Minnesota State District Court, which is currently pending.

The Trustees are unable to predict what impact the administrative proceedings discussed above will have on Northshore’s compliance with its Title V operating permit or on future royalties payable to the Trust.

Other Developments.    Additionally, in its Form 10-K Cliffs reported that as part of Northshore’s permitting of the restart of Furnace 5, Northshore was required to certify compliance with air emission standards within 180 days of operation.  In its Form 10-K, Cliffs reported that during the scheduled compliance testing for Furnace 5, Northshore experienced abnormal operating difficulties and was thereby unable to certify compliance.  As reported above, Furnace 5 has been idled due to changes in market demand. Cliffs further reported that Northshore will take appropriate steps to establish compliance with the MPCA, will perform retesting as soon as Furnace 5 returns to normal operating conditions and anticipates meeting the required limits.

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

Under the Amended Assignment Agreements, Northshore produces iron ore from the Trust Estate for the manufacture of iron ore products to be sold to various customers of Cliffs.  Mesabi Trust receives royalties on the crude ore extracted from such Lands and the pellets produced from such crude ore, and in each case the royalties are based upon the volume of iron ore products shipped and the prices charged to Cliffs’ customers.

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimate reported in Cliffs’ Form 10-K each year.  In Cliff’s most recent Form 10-K, as filed with the Securities and Exchange Commission, which was for the year ended December 31, 2008, the following information was provided by Cliff’s regarding the estimated ore reserves at Northshore.

Tons in Millions (1)
	Current	Mineral Reserves (2)				Method of
Iron Ore	Annual	Current Year			Previous	Reserve
Mineralization	Capacity	Proven	Probable	Total	Year	Estimation

Biwabik Iron Formation (Magnetite)	5.7	298	10	308	313	Geologic - Block Model

(1)                                  Tons are long tons of pellets of 2,240 pounds.

(2)                                  Estimated standard equivalent pellets, including both proven and probable reserves based on life-of-mine operating schedules.

In 2007, the Trustees engaged an independent geological consulting firm, Scott Wilson Roscoe Postle Associates, Inc. (“Scott Wilson RPA”), to confirm that the process used by Cliffs to estimate the ore reserve in the mine at Northshore is reasonable.  In its report to the Trustees, Scott Wilson RPA summarized its review and evaluation of Cliffs’ ore reserve estimation process.  Scott Wilson RPA reported to the Trustees that the reserve estimation process used by Cliffs is reasonable and complies with the reporting standards set forth in

Securities Act Industry Guide 7.  Based on the report of Scott Wilson RPA, the Trustees estimate that at least 90% of the ore reserve in the mine at Northshore, as reported by Cliffs, is attributable to the Trust Estate.

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

Reserve, the original lessee, operated the mine until it closed on July 31, 1986.  Cyprus Minerals Company (“Cyprus”) purchased substantially all of Reserve’s assets on August 17, 1989 and resumed operations as Cyprus NMC.  On September 30, 1994, Cliffs purchased all of Cyprus NMC’s capital stock from Cyprus.  Cliffs renamed the operation Northshore Mining Corporation.

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

The diagram below illustrates the relationships of the various parties that own the lands and have interests in the lands the Trust has interests in:

DESCRIPTION OF THE MINERAL PROPERTIES AND NORTHSHORE’S MINING OPERATIONS

Mine and Rock Formation.  The Mesabi Trust properties, including the ore mine, are located in northeastern Minnesota, approximately two miles south of Babbitt, Minnesota.  The ore mine on the Mesabi Trust properties is called the Peter Mitchell mine, an open pit mine consisting of a 10-mile long segment of a host rock called the Biwabik Iron Formation, which is a very hard cherty rock containing magnetite as the ore mineral.  The Biwabik Iron Formation extends west and southwest for over 100 miles and constitutes the Mesabi Iron Range.  Recoverable iron grades range from 21% in the west end of the mine open pit to 26% in the central portion and east end, with 22.5% as the cut off grade.  The ore body dips south under the hanging wall called the Virginia Formation.  To date, the Mesabi Trust properties have been explored for their iron ore potential.  To the knowledge of the Mesabi Trustees, no other minerals have been explored on the Mesabi Trust properties.

Mining Properties.  As disclosed elsewhere in this Annual Report, Northshore, a wholly owned subsidiary of Cliffs, currently conducts the mining operation upon the Mesabi Trust properties.  The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70.  Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61.  Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota.  During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities.  Based on information provided to the Trustees’ during the most recent inspection trip in October 2008, the mining properties and facilities at Northshore were in good operating condition.

Northshore’s Operations.  Because the Mesabi Trust is not involved in Northshore’s mining operations, the Trustees do not have detailed firsthand information relating to such operations or the equipment and facilities used by Northshore.  Therefore, the Trustees rely on information provided by Northshore personnel, disclosed by Cliffs in its periodic reports filed with the SEC or provided in other reports published by independent organizations, such as Skillings Mining Review, in providing the information relating to Northshore’s mining operations, its equipment and facilities.

•                  Mining and Railroad: Drilling at the Northshore mine is conducted with two P&H 120, one P&H 320XPC and one Gardener Denver 120 rotary units with 16-inch diameter holes on 28- to 30-foot spacing.  The drilling is followed with blasts using heavy ANFO (which stands for ammonium nitrate and fuel oil) and emulsion which break an average of 700,000 to 1,200,000 tons of crude taconite.  After blasts, taconite is then removed by a loading fleet consisting of three P&H 2800XPC shovels with 34 cubic-yard buckets, one P&H 2800 shovel with a 28 cubic-yard bucket, one LeTourneau L1850 loader with a 28 cubic yard bucket and a Cat 994D loader with a 19 cubic-yard bucket.  A haulage fleet of three 250-ton Terex Model 4400AC and four 200-ton Komatsu Haulpak 730E carry crude taconite to the primary and secondary crushers located about two miles away.  At the crushers, taconite is emptied from the end-dump trucks into a 60 inch primary gyratory unit and four 30-inch by 70-inch secondary crushers for reduction to a nominal 4-6 inch size.  Coarse ore is then fed into 90-ton capacity ore cars for transportation to Silver Bay via a 47 mile long, single track railroad owned by Northshore.  Each train is pulled by three or four diesel electric locomotives.

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

•                  Capital Expenditures.  During calendar year 2008, Northshore continued to modernize and improve the operations at the Peter Mitchell Mine in Babbitt and Northshore’s pelletizing facility in Silver Bay, Minnesota.  Toward that end, Cliffs implemented the following capital expenditures:

•                  Received and commissioned the second and third of four P&H 2800-XPC shovels.  Two arrived during calendar 2008 with the final one scheduled for delivery in early calendar 2010.

•                  Continued a program to improve the railroad locomotive fleet for the ore haul between the Peter Mitchell Mine and Northshore’s pelletizing facility.

•                  Continued investments in projects for safety (primarily fire suppression and clean-up systems) and environment (primarily dust control and water treatment plant expansion) to protect employees and improve air & water quality.

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

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $45.98 for calendar year 2007, $47.43 for calendar year 2008 and will be $48.48 for calendar year 2009.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example.   To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2009, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2009 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$42.00	$21,000,000
3rd Quarter:	500,000	$44.00	$22,000,000
	1,000,000	$46.00	$46,000,000
	1,000,000	$48.00	$48,000,000
	1,000,000	$50.00	$50,000,000
	1,500,000	$52.00	$78,000,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2009 would be as follows:

2nd Quarter:	$21,000,000 x 2-1/2%	=	$525,000
3rd Quarter:	$22,000,000 x 2-1/2%	=	$550,000
	$46,000,000 x 3-1/2%	=	$1,610,000
	$48,000,000 x 5%	=	$2,400,000
	$50,000,000 x 5-1/2%	=	$2,750,000
	$78,000,000 x 6%	=	$4,680,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2009 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2009 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $48.48:

2nd Quarter:	$42.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$44.00/ton falls below ATP: no bonus payable	=	None
	$46.00/ton falls below ATP: no bonus payable	=	None
	$48.00/ton falls below ATP: no bonus payable	=	None
	$50,000,000 x ½ of 1%	=	$250,000
	$78,000,000 x 1%	=	$780,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2009 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties.  Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $766,510 for calendar year 2007, $790,721 for calendar year 2008 and is $808,177 for calendar year 2009.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).  Fee royalties aggregating $525,851 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2009.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2009 were $799,320, representing an increase of 26.0% from the $634,151 of total Trust expenses in fiscal 2008.  For the fiscal year ended January 31, 2008, total Trust expenses decreased 16.2% to $634,151, as compared to $756,322 for the fiscal year ended January 31, 2007.

Trust Legal Expenses

Mesabi Trust paid Oppenheimer Wolff & Donnelly LLP (“Oppenheimer”) $219,329 for legal services provided to the Trust during the fiscal year ended January 31, 2009.  Comparatively, Mesabi Trust paid Oppenheimer $160,780 and $244,070 for legal services provided to the Trust during fiscal years ended January 31, 2008 and January 31, 2007, respectively.

In each of the last three fiscal years, Oppenheimer represented the Trust and assisted the Trustees in the preparation and filing of the Trust’s current, periodic and annual reports with the SEC and related securities law compliance.  Oppenheimer also advised the Trust on various other legal matters related to inquiries from third parties in the ordinary course of the Trust’s administration.  The total amount of Oppenheimer’s legal fees for services rendered during fiscal 2009 increased approximately $58,000, or 36%, as compared to fiscal 2008.  The increase in legal fees in fiscal 2009, as compared to fiscal 2008, resulted primarily from Oppenheimer providing the Trust with services related to the Trust’s change of its independent certified public accounting firm, responding to comments received from the SEC staff under the disclosure review program, additional third party inquiries made to the Trust, and cost of living increases in the billing rates of Oppenheimer attorneys who provide services to the Trust.

In fiscal 2008, the total amount of legal fees paid to Oppenheimer decreased approximately $83,000, or 34%, as compared to fiscal 2007.  The decrease in legal fees in fiscal 2008 resulted primarily from there being fewer third party inquiries made to the Trust and the Trust having settled an arbitration matter that was active during fiscal 2007.  Additionally, the average billing rate of the attorneys who provided services to the Trust in 2008 was less than in 2007 because the nature of legal services provided to the Trust during fiscal 2008 permitted more junior attorneys, who have lower average billing rates, to provide a greater portion of the legal services to the Trust.

Total Trust expenses by category for fiscal 2009, 2008 and 2007 are set forth in the table below.

	Fiscal Year ended on January 31,
	2009	2008	2007

Compensation of Trustees	$264,069	$181,700	$167,216
Fees and Disbursements:
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Accounting	109,268	60,324	71,465
Inspection trips, travel and other expenses of Trustees	22,617	26,688	37,217
Legal	219,329	160,780	244,070
Mining consultant and field representatives	22,617	52,242	56,650
Stock exchange listing fee	38,000	38,000	38,000
Printing and filing of annual, quarterly and current reports, proxy statements and letters to Unitholders; other Unitholder meeting expenses	5,646	4,601	51,854
Transfer Agent and Registrar	10,273	12,694	12,738
Transfer Agent miscellaneous disbursements	45,011	34,622	14,612
	$799,320	$634,151	$756,322

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

The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of the Cliffs and Northshore, and the fact that the Trust essentially has no other liquid assets.

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange.  Distributions paid to Unitholders during the fiscal year ended January 31, 2009 totaled $37,851,229 as compared to $15,088,011 during fiscal year ended January 31, 2008, and $23,025,618 during the fiscal year ended January 31, 2007.  Unitholders received distributions of $2.885 per Unit for the fiscal year ended January 31, 2009, compared with distributions of $1.150 and $1.755 per Unit for the fiscal years ended January 31, 2008 and 2007, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2008	$28.20	$21.36	$1,574,401	$0.12
July 31, 2008	$30.80	$24.31	13,120,010	1.00
October 31, 2008	$27.65	$11.34	16,400,013	1.25
January 31, 2009	$12.96	$6.98	1,443,201	0.11
			$32,537,625	$2.48

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2007	$25.88	$19.73	$590,400	$0.045
July 31, 2007	$22.80	$19.04	4,067,203	0.31
October 31, 2007	$25.94	$17.89	6,297,605	0.48
January 31, 2008	$25.28	$19.06	6,756,805	0.515
			$17,712,013	$1.35

As of the close of business on April 2, 2009, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 1,318 individuals holding of record approximately 915,886 Units, and in the names of approximately 118 brokers, nominees, or fiduciaries holding of record approximately 12,204,124 Units.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street 27th Floor New York, New York 10005	New York banking corporation

James A. Ehrenberg Individual Trustee 295 Kopp Drive West St. Paul, Minnesota 55118	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

David J. Hoffman Individual Trustee 150 Forrest View Drive Sedona, Arizona 86336	Retired mining geologist

Richard G. Lareau Individual Trustee Oppenheimer Wolff & Donnelly LLP Plaza VII, Suite 3300 45 South Seventh Street Minneapolis, Minnesota 55402	Senior Partner in the law firm of Oppenheimer Wolff & Donnelly LLP

Norman F. Sprague III Individual Trustee 11726 San Vicente Blvd. Suite 625 Los Angeles, California 90049	Private investor; orthopedic surgeon

New York, New York April 16, 2009	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS JAMES A. EHRENBERG DAVID J. HOFFMAN RICHARD G. LAREAU NORMAN F. SPRAGUE III

INDEX TO FINANCIAL STATEMENTS

Trustees’ Report on Internal Control over Financial Reporting	Page F-2

Reports of Independent Registered Public Accounting Firms	Pages F-3 and F-4

Balance Sheets as of January 31, 2009 and 2008	Page F-5

Statements of Income for the years ended January 31, 2009, 2008, and 2007	Page F-6

Statements of Unallocated Reserve and Trust Corpus for the years ended January 31, 2009, 2008, and 2007	Page F-7

Statements of Cash Flows for the years ended January 31, 2009, 2008, and 2007	Page F-8

Notes to Financial Statements	Pages F-9 - F-17

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2009.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework.  Based on their assessment, the Trustees believe that, as of January 31, 2009, the Trust’s internal control over financial reporting is effective, based on those criteria.

Wipfli LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting.  This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheet of Mesabi Trust (the “Trust”) as of January 31, 2009, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the year then ended.  We also have audited Mesabi Trust’s internal control over financial reporting as of January 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Mesabi Trust’s trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for their assessment of the effectiveness of the Trust’s internal control over financial reporting, included in the accompanying Trustees’ Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and an opinion on the Trust’s internal control over financial reporting based on our audit.  The financial statements of Mesabi Trust as of January 31, 2008 and 2007 were audited by other auditors whose report dated April 8, 2008 expressed an unqualified opinion on those statements.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  Our audit of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Trustees, and evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audit also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provides a reasonable basis for our opinions.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2009, and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, Mesabi Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ WIPFLI LLP

St. Paul, Minnesota

April 14, 2009

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheet of MESABI TRUST (the “Trust”) as of January 31, 2008, and the related statements of income, unallocated reserve and trust corpus, and cash flows for each of the years ended January 31, 2008 and January 31, 2007.  We also have audited MESABI TRUST’S internal control over financial reporting as of January 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for their assessment of the effectiveness of the Trust’s internal control over financial reporting, included in the accompanying Trustees’ Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and an opinion on the Trust’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MESABI TRUST as of January 31, 2008, and the results of its operations and its cash flows for each of the years ended January 31, 2008 and January 31, 2007 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, MESABI TRUST maintained, in all material respects, effective internal control over financial reporting as of January 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado

April 8, 2008

MESABI TRUST

BALANCE SHEETS

JANUARY 31, 2009 AND 2008

	2009	2008

ASSETS

CASH AND CASH EQUIVALENTS	$2,254,107	$6,959,701
U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	340,421	544,193
ACCRUED INCOME RECEIVABLE	2,721,978	959,925
PREPAID EXPENSE	30,423	24,687
	5,346,929	8,488,506

FIXED PROPERTY, including intangibles, at nominal values
Assignments of leased property
Amended assignment of Peters Lease	1	1
Assignment of Cloquet Leases	1	1
Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

	$5,346,932	$8,488,509

LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

DISTRIBUTION PAYABLE	$1,443,201	$6,756,805
ACCRUED EXPENSES	111,547	71,680
	1,554,748	6,828,485

UNALLOCATED RESERVE	3,792,181	1,660,021

TRUST CORPUS	3	3

	$5,346,932	$8,488,509

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2009, 2008, AND 2007

	2009	2008	2007

REVENUES
Royalties under amended lease agreements	$34,896,798	$18,342,448	$17,407,543
Royalties under Peters Lease fee	525,851	474,094	426,313
Interest	46,456	49,969	69,132

Total revenues	35,469,105	18,866,511	17,902,988

EXPENSES
Compensation of Trustees	264,069	181,700	167,216
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal and accounting	328,657	221,104	315,535
Mining consultant and field representatives	22,617	52,242	56,650
Transfer agent’s and registrar’s fees	10,273	12,694	12,738
Other Trust expenses	111,204	103,911	141,683

Total expenses	799,320	634,151	756,322

NET INCOME	$34,669,785	$18,232,360	$17,146,666

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

NET INCOME PER UNIT	$2.643	$1.390	$1.307

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2009, 2008, AND 2007

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2006	13,120,010	$4,985,024	$3

Net income	—	17,146,666	—
Distribution paid May 20, 2006, $.30 per unit	—	(3,936,003)	—
Distribution paid August 20, 2006, $.40 per unit	—	(5,248,004)	—
Distribution paid November 20, 2006, $.585 per unit	—	(7,675,206)	—
Distribution declared January 12, 2007, paid February 20, 2007, $.315 per unit	—	(4,132,803)	—

BALANCE, JANUARY 31, 2007	13,120,010	1,139,674	3

Net income	—	18,232,360	—
Distribution paid May 20, 2007, $.045 per unit	—	(590,400)	—
Distribution paid August 20, 2007, $.310 per unit	—	(4,067,203)	—
Distribution paid November 20, 2007, $.480 per unit	—	(6,297,605)	—
Distribution declared January 11, 2008, paid February 20, 2008, $.515 per unit	—	(6,756,805)	—

BALANCE, JANUARY 31, 2008	13,120,010	1,660,021	3

Net income	—	34,669,785	—
Distribution paid May 20, 2008, $.12 per unit	—	(1,574,401)	—
Distribution paid August 20, 2008, $1.00 per unit	—	(13,120,010)	—
Distribution paid November 20, 2008, $1.25 per unit	—	(16,400,013)	—
Distribution declared January 16, 2009, paid February 20, 2009, $.11 per unit	—	(1,443,201)	—

BALANCE, JANUARY 31, 2009	13,120,010	$3,792,181	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2009, 2008, AND 2007

	2009	2008	2007

OPERATING ACTIVITIES
Royalties received	$33,658,880	$18,265,935	$21,702,292
Interest received	48,173	50,415	68,697
Expenses paid	(765,190)	(710,529)	(785,470)

NET CASH FROM OPERATING ACTIVITIES	32,941,863	17,605,821	20,985,519

INVESTING ACTIVITIES
Maturities of U.S. Government securities	586,953	9,464,477	23,881,252
Purchases of U.S. Government securities	(383,181)	(9,280,787)	(23,960,942)

NET CASH FROM (USED FOR) INVESTING ACTIVITIES	203,772	183,690	(79,690)

FINANCING ACTIVITY
Distributions to unitholders	(37,851,229)	(15,088,011)	(23,025,618)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(4,705,594)	2,701,500	(2,119,789)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	6,959,701	4,258,201	6,377,990

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,254,107	$6,959,701	$4,258,201

RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Net income	$34,669,785	$18,232,360	$17,146,666
Decrease (increase) in accrued income receivable	(1,762,053)	(550,161)	3,868,002
Decrease (increase) in prepaid expense	(5,736)	(5,986)	6,306
Increase (decrease) in accrued expenses	39,867	(70,392)	(35,455)

NET CASH FROM OPERATING ACTIVITIES	$32,941,863	$17,605,821	$20,985,519

NON CASH FINANCING ACTIVITY
Distributions declared	$1,443,201	$6,756,805	$4,132,803

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2009 AND 2008

NOTE 1 -               NATURE OF BUSINESS AND ORGANIZATION

Nature of Business

Mesabi Trust was created in 1961 upon the liquidation of Mesabi Iron Company. The sole purpose of the Trust, as set forth in the Agreement of Trust dated as of July 18, 1961, is to conserve and protect the Trust Estate and to collect and distribute the income and proceeds there from to the Trust’s certificate holders after the payment of, or provision for, expenses and liabilities. The Agreement of Trust prohibits the Trust from engaging in any business.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be forty-eight years old.

The lessee/operator of Mesabi Trust’s mineral interests is Northshore Mining Corporation (NMC), a subsidiary of Cliffs Natural Resources Inc (Cliffs). Cliffs is among the world’s largest producers of iron ore products. Prior to September 30, 1994, the lessee/operator had been a subsidiary of Cyprus Amax Minerals Company and was named Cyprus Northshore Mining Corporation (Cyprus NMC).

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

NOTE 2 -               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

For purposes of the statements of cash flows, the Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  As of January 31, 2009 and 2008, the Trust held $390,661 and $6,958,227, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

Investments

The Trust invests solely in U.S. Government securities. Management determines the appropriate classifications of the securities at the time they are acquired and evaluates the appropriateness of such classifications as of each balance sheet date.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2009 AND 2008

The U.S. Government securities are classified as held-to-maturity securities as the Trust has the positive intent and ability to hold to maturity and are therefore stated at amortized cost.

Revenue Recognition

Royalty income under the amended lease agreements with NMC is recognized as it is earned. Under such agreements, royalties are earned upon shipment from Silver Bay, Minnesota (NMC’s location), regardless of whether the actual sales proceeds for any shipment are received by NMC.  The amount of base overriding royalties and royalty bonuses payable are determined on the volume of tonnage shipped from Silver Bay, Minnesota during each calendar quarter and the actual proceeds to Cliffs resulting from such shipments.

Royalty income includes accrued income receivable.  Accrued income receivable represents royalty income earned but not yet received by the Trust under the royalty agreements described elsewhere in these notes.  Accrued income receivable is calculated based on (i) shipments during the last month of Mesabi Trust’s fiscal year, if any, and (ii) the price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota.

Adjustments to royalty income may result from changes in final reconciliations of tonnage shipped by NMC with the final amounts received from NMC customers.  Adjustments may also result from revisions to estimated prices previously used to record revenue for tonnage shipped.  Pricing decreases may give rise to negative price adjustments which may be applied against future royalty income recognized by the Trust.

The price adjustments related to final pricing made in the fourth quarter of fiscal 2008, with respect to shipments during calendar 2007, were not substantial.  During the fourth quarter of fiscal 2009, positive price adjustments were recorded by Mesabi Trust as accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from NMC with respect to shipments during calendar 2007 and calendar 2008.  As of January 31, 2009, the Trust recognized revenue related to approximately 1,420,000 tons of iron ore that were shipped by NMC as of December 31, 2008, but for which Cliffs has indicated that final pricing is not yet known.  Pricing related to these tons is expected to be finalized in the first quarter of 2010. See Note 7 for additional information concerning the impact pricing adjustments may have on the Trust’s revenue in future periods.

Royalty income under the Peters Lease fee agreement also is recognized quarterly as it is earned. Under such agreement, however, royalties are earned at the option of NMC either upon mining of crude ore from Peters Lease lands or upon shipment from Silver Bay of iron ore product produced from Peters Lease lands.

Fixed Property, Including Intangibles

The Trust’s fixed property, including intangibles, is recorded at nominal values and includes the following:

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2009 AND 2008

1.             The entire beneficial interest as assignor in the Amended Peters Lease Assignment and the Amended Cloquet Lease Assignment covering taconite properties in Minnesota which are leased to NMC.

2.             The entire beneficial interest in Mesabi Land Trust which owns a 20% fee interest in the lands subject to the Peters Lease and the entire fee interest in other properties in Minnesota.

Net Income Per Unit

Net income per unit is computed by dividing net income available to Unitholders by the weighted average number of units outstanding.

Concentration of Credit Risk

Statement of Financial Accounting Standards (“SFAS”) No. 105, “Disclosure of Information about Financial Instruments with Off-Balance-Sheet Risk and Financial Instruments with Concentrations of Credit Risk” requires disclosure of significant concentrations of credit risk regardless of the degree of such risk. Financial instruments which potentially subject the Trust to concentrations of credit risk consist primarily of cash that is maintained at an FDIC insured financial institution. At times during the year the Trust’s cash balance may exceed insured limits.

As further described in Note 1, NMC is the the lessee/operator of the Mesabi Trust land.  All royalty income earned by the Trust is received from NMC, and accordingly, the entire accrued income receivable is also due from NMC.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Trustees to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Specifically, the accrued income receivable and related royalty revenue is a significant estimate which is subject to change in the near term, and changes to this estimate could have a material effect on the Trust’s financial statements.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2009 AND 2008

Fair Value of Financial Instruments

Valuation Hierarchy

SFAS No. 157, Fair Value Measurements (“SFAS 157”) establishes a three-level valuation hierarchy for classification of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.

•             Level 1 – Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets.

•             Level 2 – Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•             Level 3 – Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The classification of assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement in its entirety. Valuation methodologies used for assets and liabilities measured at fair value are as follows:

Cash Equivalents

Where quoted prices are available in an active market, cash equivalents are classified within Level 1 of the valuation hierarchy. All cash equivalents (money market funds) are classified as Level 1 at January 31, 2009. The valuation of these instruments is determined using a market approach and is based upon unadjusted quoted prices for identical assets in active markets.

The carrying amounts of other financial instruments including cash, investments, accrued income receivable, distributions payable and accrued expenses approximated fair value as of January 31, 2009 and 2008, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value and expands disclosure of fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and accordingly, does not require any new fair value measurements. SFAS 157 was initially effective for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In February 2008, the FASB issued FASB Staff Position (FSP) FAS 157-2.  This FSP permits a delay in the

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2009 AND 2008

effective date of SFAS 157 to fiscal years beginning after November 15, 2008, for nonfinancial assets and nonfinancial liabilities,  except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). In October 2008, the FASB issued FSP FAS 157-3, “Determining the Fair Value of a Financial Asset when the Market for That Asset Is Not Active,” which clarifies the application of SFAS 157 for financial assets in a market that is not active. The adoption of SFAS 157 did not have a material impact on the Trust’s financial statements.

In February 2007, the FASB issued SFAS 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”).  SFAS 159 provides companies with an option to report selected financial assets and liabilities at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities.  SFAS 159 is effective for fiscal years beginning after November 15, 2007.  The Trust has elected not to apply the fair value option to the specified financial assets and liabilities, and accordingly, the adoption of SFAS No. 159 had no financial statement impact.

In May 2008, the Financial Accounting Standards Board (“FASB”) issued FASB Statement No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (“GAAP”) in the United States. This statement became effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board (“PCAOB”) amendments to AU Section 411, “The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles.” The adoption of this statement did not have a material impact on the financial statements.

NOTE 3 -               U. S. GOVERNMENT SECURITIES

U.S. government securities at January 31, 2009 and 2008 are classified as held-to-maturity and mature as follows:

	2009		2008
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$340,421	$335,254	$544,193	$544,266

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2009 AND 2008

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

Pursuant to the Amended Assignment Agreements, NMC is obligated to pay Mesabi Trust base overriding royalties, in varying amounts constituting a percentage of the gross proceeds of shipments, from Silver Bay, Minnesota, of iron ore product produced from Mesabi Trust lands or, to a limited extent, other lands.  NMC is obligated to make payments of overriding royalties on product shipments within 30 days following the calendar quarter in which such shipments occur.  NMC resumed mining operations and shipping product from Silver Bay in the second calendar quarter of 1990, and the first payment of overriding royalties was made in July 1990.

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $45.98 (per ton) for calendar year 2007, $47.43 (per ton) for calendar year 2008 and will be $48.48 (per ton) for calendar year 2009.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

NMC also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2009, the minimum advance royalty is $808,177. The minimum annual advance royalty was $790,721 and $766,510, for the calendar years ended December 31, 2008 and 2007, respectively.

NOTE 5 -               UNALLOCATED RESERVE AND DISTRIBUTIONS

The Trustees have determined that the unallocated cash and U.S. Government securities portion of the Unallocated Reserve should be maintained at a prudent level, usually within the range of $500,000 to $1,000,000, to meet present or future liabilities of the Trust.  The actual amount of the unallocated cash and U.S. Government securities portion of the Unallocated Reserve will fluctuate from time to time, and it may increase or decrease from its current level.

The Trustees determine the level of distributions on a quarterly basis after receiving notification from NMC as to the amount of royalty income that will be received and after determination of any known or anticipated

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2009 AND 2008

expenses, liabilities and obligations of the Trust.  As a result of fluctuations in the accrued income receivable portion of the Unallocated Reserve, future distributions may vary depending upon the adjustments to royalty income, which are determined by NMC, and the level of Trust expenses that the Trustees anticipate occurring in subsequent quarters.

During the fiscal years ended January 31, 2009, 2008, and 2007, the Trustees distributed cash payments totaling $37,851,229 ($2.89 per Unit), $15,088,011 ($1.15 per Unit), and $23,025,618 ($1.755 per Unit), respectively. In addition, in January 2009 the Trustees declared a distribution of $.11 per Unit of beneficial interest, which was paid in February 2009.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2009 AND 2008

NOTE 6 -               SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the two years ended January 31, 2009 and 2008 are presented below:

	2009
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$3,861,807	$16,771,803	$11,796,116	$3,039,379
Expenses	222,154	201,486	138,805	236,875

Net income	$3,639,653	$16,570,317	$11,657,311	$2,802,504

Net income per unit	$0.277	$1.263	$0.889	$0.214

	2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$1,785,056	$4,435,484	$6,703,055	$5,942,916
Expenses	85,439	261,345	109,924	177,443

Net income	$1,699,617	$4,174,139	$6,593,131	$5,765,473

Net income per unit	$0.130	$0.318	$0.503	$0.439

NOTE 7 –              SUBSEQUENT EVENT

In April 2009, the Trust received customary quarterly payment notification from NMC, which indicated the Trust will receive a payment of approximately $5,100,000 from NMC on April 30, 2009. In accordance with the Trust’s revenue recognition policy, the Trust has recorded revenue for royalties by applying the most current price estimates provided by NMC. Because of declines in the pricing of iron ore pellets subsequent to January 31, 2009, the payment to be received by the Trust in April includes approximately $2,350,000 of proceeds that will be received by the Trust, but for which revenue has not been recognized in accordance with the Trust’s revenue recognition policy. Pricing on shipments by NMC made during fiscal 2009 may be adjusted in fiscal 2010 and beyond, and depending on future adjustments to iron ore pellet pricing, the Trust may have a cumulative negative price adjustment related to prior period shipments, which could be offset against future royalty income recognized by the Trust.