Form 10-K, Exhibit 13
period 2010-01-31
MESABI TRUST
filed 2010-04-15
CIK 65172

Exhibit 13

ANNUAL REPORT
OF THE TRUSTEES OF
MESABI TRUST
For The Year Ended January 31, 2010

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Securities Services — GDS

60 Wall Street, 27th Floor

New York, NY 10005

(615) 835-2749 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Oppenheimer Wolff & Donnelly LLP, General Counsel

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission.  Such reports can be accessed at www.mesabi-trust.com.  Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements, including those statements estimating calendar year 2010 production or shipments, are based on input from the lessee/operator (and its parent corporation) of the mine located on the lands owned and held in trust for the benefit of the holders of units of beneficial interest of Mesabi Trust.  These statements may be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  Actual results and future developments could differ materially from the results or developments expressed in or implied by these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, volatility of iron ore and steel prices, market supply and demand, regulation or government action, litigation and uncertainties about estimates of reserves, and those described under the caption “Risk Factors” in this annual report.  Mesabi Trust undertakes no obligation to make any revisions to the forward-looking statements contained in this filing or to update them to reflect circumstances occurring after the date of this filing.

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

Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for Federal income tax purposes.  Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be forty-nine years old.

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

Except within the framework of the Amended Assignment Agreements, neither the Trust nor the Trustees have any control over the operations and activities of Cliffs or its wholly-owned subsidiary, Northshore.  Accordingly, the income of the Trust is highly dependent upon the activities and operations of Northshore, and the terms and conditions of the Amended Assignment Agreements.  Northshore together with Cliffs, without any influence from the Trust, control: (i) historical operating data, including iron ore production volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future production, operations and capital expenditures; (iii) geological data relating to iron ore reserve estimates; (iv) shipments of iron ore products to customers of Cliffs; and (v) the provisions and pricing under the Cliffs Pellet Agreements.  Any substantial alteration of Cliffs’ business or the operations, production and shipments by Northshore could adversely affect the income of the Trust.

Price adjustment provisions in the North American supply agreements with Cliffs’ customers can cause significant positive and negative fluctuations in the royalties paid to the Trust.

In Cliffs’ Form 10-K filed February 18, 2010, Cliffs has reported that five customers together accounted for more than 80 percent of its North American iron ore sales revenues.  According to the Form 10-K filed by Cliffs, sales volume under these agreements is largely dependent on customer requirements, and in some cases, Cliffs is the sole supplier of iron ore pellets to its customers.  Contractual disputes with any of Cliffs’ significant customers could result in lower sales volume or lower sales prices, which could adversely affect the royalties received by the Trust.

Cliffs has also reported that its North American term supply agreements contain a number of price adjustment provisions, including adjustments based on general industrial inflation rates, the price of steel and the international price of iron ore pellets, among other factors, that allow Cliffs to adjust the prices under those agreements generally on an interim and annual basis.  Factors that could result in price adjustment include measures of general industrial inflation, steel prices and international pellet prices.  These market prices are dependent upon supply and demand relationships and a variety of other factors over which the Trust has no control.  Cliffs’ price adjustment provisions are weighted and some are subject to annual collars, which limit Cliffs’ ability to raise prices to match international levels and fully capitalize on strong demand for iron ore.  These price adjustments can be positive or negative, and can result in significant variations in royalties received by Mesabi Trust from quarter to quarter and year to year.  These variations could adversely affect the royalties received by the Trust and, in turn, the resulting cash available for distribution to Unitholders.

Royalties received by the Trust, and distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties or distributions that will be paid in any subsequent quarter or for a full year.

Royalties received by the Trust can fluctuate significantly from quarter to quarter and year to year based upon market prices for iron ore products, the level of orders for iron ore products from Cliffs’ customers, the consumption of inventory by Cliffs’ customers, and production decisions made by Northshore.  Moreover, because the royalties paid to the Trust in any particular quarter include payments made with respect to pellets shipped and sold at estimated prices that are subject to future interim and final multi-year adjustments in accordance with Cliff’s Customer Agreements, the recent downward trends in demand and market prices for iron and steel products could result in negative adjustments to royalties in future quarters, some of which may be significant.  These negative price adjustments could have a material adverse effect on the Trust’s royalty income, which in turn could result in lower quarterly distributions, and possibly reduce or even eliminate funds available for distribution in any quarter and in some quarters may completely offset royalties otherwise payable to the Trust.  Because of this, cash available for distribution to Unitholders in future quarters could be reduced, potentially materially, and in some cases, such reduction could result in no cash being available for distribution to Unitholders.  As a result, the royalties received by the Trust, and the distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent quarter or for a full year.  Based on the foregoing and the current uncertainty in the economic environment, the Trust cannot ensure that there will be adequate cash available to make a distribution to Unitholders in any particular quarter.

The Trust does not control the portion of Northshore’s shipments that will come from ore mined from Mesabi Trust lands.

The Trustees do not exert any influence over mining operational decisions and Northshore alone determines whether to mine from lands owned by the Trust or state-owned lands, based on its current production estimates and engineering plan.  Northshore’s mining operations (the Peter Mitchell Mine) include mineral-producing land owned by the Trust and the State of Minnesota.  Ore mined from state-owned lands by Northshore is processed, along with ore mined from Trust-owned lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis.  Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands.  The percentages of shipments from Mesabi Trust lands were 93.6%, 90.2%, 88.2%, 90.9% and 90.1% in calendar years 2009, 2008, 2007, 2006 and 2005, respectively.  If Northshore decides to materially reduce the percentage of ore mined, or pellets shipped, from Mesabi Trust lands, the income of the Trust could be adversely affected.

The global economic climate and the recent disruption in the financial and credit markets have created uncertainty and a prolonged downturn in global economic conditions could adversely affect the royalties received by the Trust.

The volatile global economic climate and the recent global financial and credit crisis could have a material adverse effect on the royalties received by the Trust.  Financial markets in the United States and elsewhere have been experiencing extreme disruption, including, among other things, extreme volatility in security prices, diminished liquidity and credit availability, ratings downgrades of certain investments and declining values of others. The global economy is struggling to exit a recession.  In 2009 Cliffs announced production curtailments, workforce reductions and an extended idling of production at Northshore.  Deterioration or worsening of economic conditions, prolonged global, national or regional economic instability or other events could produce major changes in demand patterns and may have a material adverse effect on sales prices of iron ore products shipped by Northshore which would adversely affect the royalties received by the Trust.  Moreover, such conditions could impact the international benchmark pellet price, hot band steel prices and various Producer Price Indexes all of which affect the royalties payable to the Trust.  The Trustees are not able to predict the impact the volatile global economic climate and the recent global financial and credit crisis will have on future royalties payable to the Trust.

The world price of iron ore and steel are strongly influenced by international demand and global market conditions which are uncertain.  Domestic demand for iron ore and steel products, which is influenced by international markets, is also uncertain.  In recent years, many major iron ore suppliers increased their capacity to meet the increased demand for iron ore and steel products, particularly from China.  Despite some signs that the global economic environment is improving, there is a high degree of uncertainty concerning the overall demand for steel and iron ore products. Reduced demand for iron ore will likely result in decreased sales of products to Cliffs’ customers and decreasing prices, all of which would adversely affect royalties received by the Trust in 2010.  Since the Trust is not party to any specific customer contracts that Cliffs has with its customers and because these macroeconomic forces are difficult to forecast, the Trustees are not able to predict the extent to which reduced demand and lower prices for iron ore products will adversely affect royalties payable to the Trust.

The royalties payable to the Trust could be adversely affected by the failure of the Trust’s independent experts to competently perform.

As permitted by the terms of the Agreement of Trust and the Amendment, the Trustees are entitled to, and in fact do rely, upon certain experts to assist the Trustees in carrying out and fulfilling their obligations as Trustees.  Independent consultants perform services, render advice and produce reports with respect to monthly production and shipments, which include figures on crude ore production, iron ore pellet production, iron ore pellet shipments, and discussions concerning the condition and accuracy of the scales used to weigh iron ore pellets produced at Northshore’s facilities.  The Trustees have also retained an accounting firm to provide non-audit services, including preparing financial statements, reviewing financial data related to shipping and sales reports provided by Northshore and reviewing the schedule of leasehold and fee royalties payable to the Trust.  The Trustees believe that the independent experts are qualified to perform the services and functions assigned to them.   Nevertheless, any negligence or the failure of any such independent expert to competently perform could adversely affect the royalties received by the Trust.

The Trust relies on Cliffs’ estimates of recoverable reserves and if those estimates are inaccurate the total potential future royalty stream to the Trust and distributions payable to each Unitholder may be adversely affected.

The Trustees do not participate in preparing the ore reserve estimate reported by Cliffs.  According to Cliffs’ Form 10-K, Cliffs regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with Securities Act Industry Guide 7, promulgated by the U.S. Securities and Exchange Commission.  In 2010, the Trustees engaged an independent firm of geological experts to evaluate the process Cliffs uses to estimate the mineral reserves at the Peter Mitchell Mine.  Still, there are numerous uncertainties inherent in estimating quantities of reserves of mineral producing lands and such estimates necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs, all of which may in fact vary considerably from actual results.  For these reasons, estimates of the economically recoverable quantities of mineralized deposits attributable to the lands owned by Mesabi Trust and the classifications of such reserves based on the risk of recovery prepared by different engineers or by the same engineers at different times may vary substantially as the criteria change.  Cliffs’ estimate of the ore reserves could be negatively affected by future industry conditions, geological conditions and ongoing mine planning at the Peter Mitchell Mine.  Actual reserves and therefore actual royalties will likely vary from estimates, and if such variances are negative and material, the expected royalties of the Trust could be adversely affected and the value of the Trust’s Units could decline.

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

Risk factors affecting Cliffs’ North American Iron Ore Business and Operations at Northshore could have a material adverse effect on the royalties of the Trust.

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year.  A number of factors affect Cliffs’ operations, including Northshore’s production and shipment volume.  These factors which are described in Cliffs’ Form 10-K filed February 18, 2010 include, among others, the global economic climate and financial market conditions, economic conditions in the iron ore industry, extensive governmental regulation relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in Cliffs’ North American term supply agreements (which take into account various price indexes), availability of ore boats, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility.  Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties paid to the Trust could be adversely affected.

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

•                  Royalty bonuses.  The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton.  The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay and sold at prices above a threshold price.  The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $47.43 per ton for calendar year 2008, $48.48 per ton for calendar year 2009 and will be $48.81 per ton for calendar year 2010.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (described elsewhere in this Annual Report); such adjustments may be positive or negative.  See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2010 and January 31, 2009” on page 12 of this Annual Report for more information.

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

•                  Minimum advance royalties.  Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The minimum advance royalty was $790,721 for calendar year 2008, $808,177 for calendar year 2009 and is $813,729 for calendar year 2010.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Royalty income constitutes the principal source of the Trust’s revenue, which comprised 99.9%, 99.9% and 99.7% of the total revenue of the Trust in fiscal years ended 2010, 2009 and 2008, respectively.  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” beginning on pages 25 and 28, respectively, of this Annual Report.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price.  Although Cliffs was able to sell all of the iron ore products at prices higher than the Adjusted Threshold Price during calendar 2009, the Trustees are unable to project whether Northshore will continue to be able to sell pellets at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

SELECTED FINANCIAL DATA

	2010	2009	2008	2007	2006
Years ended on January 31
Royalty and interest income	$13,241,669	$35,469,105	$18,866,511	$17,902,988	$21,579,833
Trust expenses	818,007	799,320	634,151	756,322	844,956
Net income(1)	$12,423,662	$34,669,785	$18,232,360	$17,146,666	$20,734,877
Net income per Unit(2)	$0.95	$2.64	$1.39	$1.31	$1.58
Distributions declared Per unit(2)(3)	$1.15	$2.48	$1.35	$1.60	$1.53

Years ended on January 31
Total Assets	$11,199,575	$5,346,932	$8,488,509	$5,414,552	$11,328,959

(1)                                  The Trust, as a grantor trust, is exempt from federal and state income taxes.

(2)                                  Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(3)                                  During the Trust’s fiscal year ended January 31, 2010, the Trustees distributed $0.71 per Unit (including $0.11 per Unit declared in fiscal 2009 but distributed in fiscal 2010 (February 2009)) and in fiscal 2010 declared a distribution of $0.55 per Unit payable in February 2010, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2009, the Trustees distributed $2.885 per Unit (including $0.515 per Unit declared in fiscal 2008 but distributed in fiscal 2009 (February 2008)) and in fiscal 2009 declared a distribution of $0.11 per Unit payable in February 2009, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2008, the Trustees distributed $1.15 per Unit (including $0.315 per Unit declared in fiscal 2007 but distributed in fiscal 2008 (February 2007)) and in fiscal 2008 declared a distribution of $0.515 per Unit payable in February 2008, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2007, the Trustees distributed $1.755 per Unit (including $0.47 per Unit declared in fiscal 2006 but distributed in fiscal 2007 (February 2006)) and in fiscal 2007 declared a distribution of $0.315 per Unit payable in February 2007, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2006, the Trustees distributed $1.355 per Unit (including $0.295 per Unit declared in fiscal 2005 but distributed in fiscal 2006 (February 2005)) and in fiscal 2006 declared a distribution of $0.47 per Unit payable in February 2006, the next fiscal year.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2010, January 31, 2009 and January 31, 2008

During fiscal 2010, production attributed to Trust lands totaled approximately 3.14 million tons, a decrease of 34.2% and 33.4% as compared to production for fiscal years 2009 and 2008, respectively.  Shipments to Northshore’s customers attributed to the Trust totaled approximately 3.24 million tons during fiscal 2010.  This represents a decrease of 37% and 23.7%, respectively, as compared to shipments for fiscal years 2009 and 2008.  The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years.

Fiscal Year Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2010	3,141,395	3,241,237
January 31, 2009	4,774,939	5,146,687
January 31, 2008	4,719,005	4,248,785

Production of iron ore pellets was slightly lower for the fourth quarter of fiscal 2010 as compared to the fourth quarter of fiscal 2009, decreasing 2.8%.  However, shipments of iron ore pellets by Northshore during the fourth quarter of fiscal 2010 increased 2,504%.  The significant increase in shipments in the fourth quarter of fiscal 2010 is due to the return of more robust customer demand in the fourth quarter of fiscal 2010, as compared to the fourth quarter of fiscal 2009, combined with a dramatic decline in shipments in the fourth fiscal quarter of 2009.  Notwithstanding the significant increase in shipments in the fourth quarter, as shown in the table below, shipments attributable to the Trust decreased 37% during fiscal 2010, as compared to fiscal 2009.

Three Months Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2010	1,059,310	1,417,425

January 31, 2009	1,089,757	54,429

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota for the most recent three fiscal years.

Fiscal Year Ended	Percentage of Pellets Produced From Trust Lands	Percentage of Pellets Produced From State Lands	Percentage of Pellets Shipped From Trust Lands	Percentage of Pellets Shipped From State Lands
January 31, 2010	95.9%	4.1%	93.0%	7.0%
January 31, 2009	87.8%	12.2%	90.2%	9.8%
January 31, 2008	91.7%	8.3%	88.2%	11.8%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to Mesabi Trust lands in fiscal 2011.  However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

Comparison of Financial Results for Fiscal Years ended January 31, 2010 and January 31, 2009

Royalty Income

As shown in the table below, in fiscal 2010 there was a 64.9% decrease in base royalties and a 60% decrease in bonus royalties, each as compared to fiscal 2009.  Accordingly, the Trust’s total royalty income decreased 62.7% in fiscal 2010 as compared to fiscal 2009.  The significant decrease in royalties received by the Trust is primarily the result of lower average selling price for each ton of iron ore shipped from Silver Bay, Minnesota in fiscal 2010, as compared to fiscal 2009, and a decrease in shipments in fiscal 2010 as compared to fiscal 2009.

	Fiscal Years Ended on January 31,		% increase
	2010	2009	(decrease)
Base overriding royalties	$7,522,767	$21,442,218	(64.9)%
Bonus royalties	5,401,563	13,454,580	(60.0)%
Minimum advance royalty paid (recouped)	—	—
Fee royalties	305,407	525,851	(41.9)%
Total royalty income	$13,229,737	$35,422,649	(62.7)%

The royalty amounts set forth in the table above include pricing adjustments made to royalty payments previously received by the Trust based on shipments from Silver Bay, Minnesota during prior calendar years.  Depending on the year, the volume of shipments, and the interim and final price paid to the Trust for shipments from Silver Bay, Minnesota, the price adjustments provisions of the Cliffs Pellet Agreements may increase or decrease, in some cases materially, the distributions payable to Unitholders.  Because the Trust is not a party to the Cliffs Pellet Agreements, the Trustees are unable to determine the extent of any pricing adjustments that may occur under the Cliffs Pellet Agreements or whether the adjustments will increase or decrease royalties received by the Trust. With the current volatility in demand and prices for iron ore and steel products, the price adjustment provisions in the Cliffs Pellet Agreements may have a significant impact on future royalties received by the Trust and the adjustments, depending on whether they are positive or negative, may increase or decrease the distributions payable to Unitholders.

Gross Income, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2010 decreased 64.2% as compared to fiscal 2009 primarily due to a decrease in gross income related to the decrease in shipments and selling price of iron ore pellets.  Total expenses for fiscal 2010 increased 2.3% as compared to fiscal 2009 due to a slight increase in legal and accounting fees and other fees related to the administration of the Trust.  A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” on page 28 of this Annual Report.

	Fiscal Years Ended on January 31,		% increase
	2010	2009	(decrease)
Gross Income	$13,241,669	$35,469,105	(62.8)%
Expenses	818,007	799,320	2.3%
Net Income	$12,423,662	$34,669,785	(64.2)%

As discussed in the paragraph above, the Trust’s total royalty income and net income for fiscal 2010 decreased 62.8% and 64.2% respectively, due to decreased shipping activity during fiscal 2010 and the lower prices paid to the Trust for shipments, both as compared to fiscal year 2009.  The decrease in the Trust’s net income, combined with an increase in the Trust’s cash reserve for unexpected losses, resulted in a 75.4% decrease in total distributions paid to Unitholders in fiscal 2010, as compared to fiscal year 2009.

	Fiscal Years Ended on January 31,		% increase
	2010	2009	(decrease)
Total Cash Distributions	$9,315,207	$37,851,229	(75.4)%
Distributions Paid per Unit	$0.71	$2.885	(75.4)%

Unallocated Reserve

As set forth below, the Unallocated Reserve, decreased $2,664,349 or 70.3% to $1,127,832, as of January 31, 2010, as compared to $3,792,181 as of January 31, 2009.  As of January 31, 2010, the Unallocated Reserve consisted of $3,023,894 in unallocated cash and U.S. Government securities, $873,938 of accrued income receivable, primarily representing royalties not yet received by the Trust but anticipated to be received in fiscal 2011, less deferred royalty revenue of ($2,770,000).  Comparatively, as of January 31, 2009, the Unallocated Reserve consisted of $1,070,203 in unallocated cash and U.S. Government securities and, $2,721,978 of accrued income receivable.

	Fiscal Years Ended on January 31,		% increase
	2010	2009	(decrease)
Accrued Income Receivable	$873,938	$2,721,978	(67.9)%
Deferred Royalty Revenue	(2,770,000)	—	100%
Cash Reserve	3,023,894	1,070,203	182.6%
Unallocated Reserve	$1,127,832	$3,792,181	(70.3)%

The 70.3% decrease in the Unallocated Reserve is primarily attributable to the Trust’s deferred royalty revenue.  In April 2009, the Trust received a payment from Northshore but did not recognize the entire payment as revenue in accordance with the Trust’s revenue recognition policy.  Because of declines in the estimated pricing of iron ore pellets subsequent to January 31, 2009, the royalty payment received by the Trust in April 2009 included funds received by the Trust but for which the Trust has not recognized as revenue in accordance with the Trust’s revenue recognition policy which is described in Note 2 to the Trust’s consolidated financial statements included in this Annual Report.  Depending on future adjustments to iron ore pellet pricing, if any, the deferred royalty revenue could cause a cumulative negative price adjustment related to shipments of pellets during prior periods, which could partially or even completely offset future royalty income to be received by the Trust.

The decrease in the Unallocated Reserve as of January 31, 2010, is also attributable to a $1,848,040, or 67.9%, decrease in the accrued income receivable portion of the Unallocated Reserve which decreased to $873,938 as of January 31, 2010 from $2,721,978 as of January 31, 2009.  The decrease in accrued income receivable is the result of fewer positive pricing adjustments for the fiscal year ended January 31, 2010, as compared to the fiscal year ended January 31, 2009.  In accordance with the Cliffs Pellet Agreements, there were positive and negative price adjustments that are determined and finalized by Cliffs each calendar year with respect to shipments by the Trust in earlier calendar years.  However, these negative pricing adjustments were partially offset due to higher shipments by the Trust during January 2010 and an accrual for positive price adjustments with respect to tonnage shipped by Northshore as of December 31, 2009, that is estimated using current pricing information provided by Northshore.

The Trust’s cash reserve for unexpected losses increased 182.6% to $3,023,894 as of January 31, 2010 from $1,070,203 as of January 31, 2009.  The increase in the Trust’s cash reserve is due to the Trustees’ decision to add to the Trust’s cash reserve because of the Trust’s deferred royalty revenue for fiscal 2010, the use of estimates regarding pricing that is potentially subject to negative adjustment in future periods, and as a result of the continuing uncertainty in the economic environment that affects the royalties paid to the Trust by Northshore under Cliffs Pellet Agreements.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to the Trust’s Unitholders in future quarters.  See discussion under the heading “Risk Factors” beginning on page 3 of this Annual Report.

The Trustees have determined that the unallocated cash and U.S. Government securities portion of the Unallocated Reserve should be maintained at a prudent level, usually within the range of $500,000 to $1,000,000, to meet present or future liabilities of the Trust.  As a result of the deferred royalty revenue recorded by the Trust as a liability, the Trustees have determined that it is prudent to increase the unallocated cash and U.S. Government securities portion of the Unallocated Reserve above the range of $500,000 to $1,000,000.  See the discussion under the heading “Unallocated Reserve” on page 29 of this Annual Report for more information on the Trust’s policy for maintaining a cash reserve for unexpected losses.  The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of the lessee/operator, and the fact that the Trust essentially has no other liquid assets.

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

	Fiscal Years Ended on January 31,		% increase
	2009	2008	(decrease)
Base overriding royalties	$21,442,218	$10,624,935	101.8%
Bonus royalties	13,454,580	7,717,513	74.3%
Minimum advance royalty paid (recouped)	—	—
Fee royalties	525,851	474,094	10.9%
Total royalty income	$35,422,649	$18,816,542	88.3%

Gross Income, Expenses, Net Income and Cash Distributions

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

The Trust’s gross income and net income for fiscal 2009 increased 88.0% and 90.2% respectively, resulting in an increase in total distributions paid to Unitholders in fiscal 2009 of 150.9% as compared to fiscal 2008.  The significant increase in total cash distributions and distributions per unit in fiscal 2009, as compared to fiscal 2008, is primarily due to increased shipping activity in the fourth calendar quarter of 2008 and increased shipping activity at significantly higher prices with respect to shipments during fiscal 2009.

	Fiscal Years Ended on January 31,		% increase
	2009	2008	(decrease)
Total Cash Distributions	$37,851,229	$15,088,012	150.9%
Distributions Paid per Unit	$2.885	$1.150	150.9%

Unallocated Reserve

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

	Fiscal Years Ended on January 31,		% increase
	2009	2008	(decrease)
Accrued Income Receivable	$2,721,978	$959,925	183.6%
Cash Reserve	$1,070,203	$700,096	52.9%
Unallocated Reserve	$3,792,181	$1,660,021	128.4%

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

The Trust’s primary short-term liquidity needs are to fund the distributions to Unitholders following the Trust’s receipt of the royalty payments from Northshore each calendar quarter.  After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. government securities, either through direct purchases of U.S. government securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government its agencies or instrumentalities, or the FDIC.  Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs.  As of January 31, 2010, the Trust held $8,444,697 in cash and cash equivalents of which $24,788 was invested in a money market fund that exclusively invests in obligations of the U.S. Treasury.  In February 2010, the Trust distributed $7,216,005 to Unitholders of record on January 30, 2010.

Off-Balance Sheet Arrangements

The Trust has no off-balance sheet arrangements.

Contractual Obligations

The Trust has no payment obligations under any long-term borrowings, capital lease, operating lease, or purchase agreement.

Critical Accounting Estimates

This “Trustees’ Discussion and Analysis of Financial Condition and Results of Operations” is based upon the Trust’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires the Trustees to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  The Trustees base their estimates and judgments on historical experience and on various other assumptions that the Trustees believe are reasonable under the circumstances.  However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.  Critical accounting policies are those that have meaningful impact on the reporting of the Trust’s financial condition and results of operations, and that require significant judgment and estimates.  For a complete description of the Trust’s significant accounting policies, please see Note 2 to the financial statements on pages F-9 through F-13.

Revenue Recognition

Royalty income under the amended lease agreements with Northshore is recognized as it is earned. Under such agreements, royalties are earned upon shipment from Silver Bay, Minnesota, regardless of whether the actual sales proceeds for any shipment are received by Northshore.  The amount of base overriding royalties and royalty bonuses payable to the Trust are determined based on the volume of iron ore tonnage shipped from Silver Bay, Minnesota during each calendar quarter and the proceeds to Cliffs resulting from shipments by Cliffs to its customers in accordance with the iron ore pellet sales agreements between Cliffs and its customers.

The Trust’s royalty income includes accrued income receivable.  Accrued income receivable represents royalty income earned but not yet received by the Trust.  Accrued income receivable is calculated using estimated prices and includes (i) shipments during the last month of Mesabi Trust’s fiscal year, if any, and (ii) positive price adjustments under the pricing adjustment mechanisms in the iron ore pellet sales agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota.

Deferred royalty revenue represents an estimate of potential decreases in the Trust’s royalty revenue due to negative price adjustments anticipated to be applied to tons of iron ore that were shipped by Northshore, but for which Northshore has indicated that final pricing is not yet known.  The royalty revenue received by the Trust for certain tons of iron ore shipped by Northshore is subject to adjustment in accordance with the Trust’s revenue recognition policy each quarter as updated pricing information is received from Northshore.  Accordingly, it is possible that changes in iron ore pellet pricing provided to the Trust by Northshore may have a significant impact on the Trust’s deferred royalty revenue.

Adjustments to royalty income may result from changes in final reconciliations of tonnage shipped by Northshore with the final amounts received from Cliffs’ customers.  Adjustments may also result from revisions to estimated prices previously used to record revenue for tonnage shipped.  Pricing decreases may give rise to negative price adjustments which may be applied against future royalty income recognized by the Trust and changes in iron ore pellet prices may have a significant impact on the revenue recognized by the Trust

During the fourth quarter of fiscal 2009, positive price adjustments were recorded by Mesabi Trust as accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to shipments during calendar 2007 and calendar 2008.  During the fourth quarter of fiscal 2010, negative price adjustments were recorded by Mesabi Trust as deferred royalty revenue due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to certain shipments during calendar 2008 and calendar 2009.  As of January 31, 2010, the Trust recognized revenue as accrued income receivable related to approximately 1,400,000 tons of iron ore that were shipped by Northshore as of December 31, 2009, but for which Cliffs has indicated that final pricing is not yet known.  Pricing related to these tons is expected to be finalized in the first quarter of 2011.

Recent Developments

2010 Estimates.  Neither Cliffs nor Northshore has provided the Trust with an estimate for total calendar year 2010 shipments of iron ore pellets or concentrate.  During calendar years 2009, 2008, 2007 and 2006, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately 93.0%, 90.2%, 88.2% and 90.9%, respectively, of total shipments.  Northshore has not advised the Trustees as to the percentage of iron ore products from Mesabi Trust lands it anticipates shipping in calendar year 2010.  See the description of the uncertainty of market conditions in the iron ore and steel industry under the heading “Risk Factors” above.

Iron Ore Pricing and Contract Adjustments.  During the course of its fiscal year some portion of the royalties paid to Mesabi Trust are based on estimated prices for iron ore products sold under term contracts between Cliffs and its subsidiaries and certain of their customers (the “Cliffs Pellet Agreements”).  Mesabi Trust is not a party to any of the Cliffs Pellet Agreements.  These prices are subject to interim and final pricing adjustments, which can be positive or negative, and which adjustments are dependent in part on a variety of price and inflation index factors, including but not limited to the international benchmark pellet price, hot band steel prices and various Producer Price Indexes.  Although Northshore makes interim adjustments to the royalty payments on a quarterly basis, these price adjustments cannot be finalized until after the end of a contract year. This may result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount of funds available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by Mesabi Trust.  See the description of pricing adjustments in Cliffs’ contracts under the heading “Risk Factors” above.

ArcelorMittal Arbitration with Cliffs.  In its Form 10-K filed February 18, 2010 (“Cliffs’ Form 10-K”), Cliffs provided an update to the matters previously reported regarding Cliffs’ arbitration with ArcelorMittal.  As previously reported, Northshore, along with The Cleveland-Cliffs Iron Company, Cliffs Mining Company and Cliffs Sales Company, filed two arbitration demands against ArcelorMittal USA Inc., ISG Cleveland Inc., ISG Indiana Harbor Inc. and Mittal Steel USA Weirton Inc. (collectively, “ArcelorMittal”).  Cliffs reported that each arbitration demand was filed on September 11, 2009 and related to that certain Umbrella Agreement between Mittal Steel USA and Cleveland-Cliffs Inc, The Cleveland-Cliffs Iron Company, Cliffs Mining Company, Northshore Mining Company, and Cliffs Sales Company, dated as of March 1, 2007 and effective as of April 12, 2006 (the “Umbrella Agreement”).  According to Cliffs, the first arbitration, to which ArcelorMittal filed an answer on October 1, 2009, stemmed from attempts by ArcelorMittal to revise the nomination of ArcelorMittal’s pellet requirements and a corresponding shipping schedule for 2009.  Cliffs reported that the Umbrella Agreement allows ArcelorMittal to nominate tonnage under the Umbrella Agreement for export out of the U.S. to any facility owned by ArcelorMittal.  Cliffs reported that the nomination and shipping schedule were finalized in November 2008, and that ArcelorMittal provided several revised nominations and shipping schedules in 2009.  Cliffs reported that in response to the revised nominations, Cliffs filed the arbitration demand to enforce the nomination and shipping schedule finalized in November 2008 for the year 2009.  Cliffs further reported that a similar arbitration demand filed by Cliffs in 2008 and related to attempted revisions to ArcelorMittal’s 2008 nomination was successful.

According to Cliffs, the second arbitration demand, to which ArcelorMittal filed an answer and counterclaim on October 1, 2009, related to ArcelorMittal’s attempt to reverse an election to defer certain tonnage for 2009.  As Cliffs reports, the Umbrella Agreement permits ArcelorMittal to make a one-time election to defer tons from one calendar year into the next, which then prevents ArcelorMittal from taking anything less than its minimum tonnage for the following calendar year.  ArcelorMittal made an election to defer tonnage from 2009 to 2010.  Subsequently, ArcelorMittal purported to revoke its election to defer, which would have the effect of increasing the tonnage to be received in 2009 and allowing ArcelorMittal to defer tonnage from 2010 into 2011.  Cliffs reported that it filed the arbitration demand to enforce the nomination and the 2009 deferral contained in the nomination.  In its Form 10-K, Cliffs’ reported that the two arbitrations had been consolidated and that an arbitration panel had been selected while noting further that the arbitration was in an early phase.

The Trustees are unable to predict what impact, if any, the arbitration proceedings between Cliffs and ArcelorMittal will have on shipments from Northshore or future royalties payable to the Trust.

Northshore Air Permit Matters.  In Cliffs’ Form 10-K, Cliffs provided an update to the matters previously reported regarding air permit amendments submitted to the Minnesota Pollution Control Agency (“MPCA”).  As previously reported, Northshore submitted an administrative permit amendment application on December 16, 2006 to the MPCA with respect to its Title V operating permit requesting the deletion of a 30 year old “control city” monitoring requirement.  The MPCA denied Northshore’s application on February 23, 2007 and Cliffs appealed the denial to the Minnesota Court of Appeals.

Cliffs reported that on August 28, 2008 it filed a major permit amendment to remove the control city requirement from its permit. Cliffs also reported that on November 25, 2008, in response to the proposed amendment, MPCA issued an order declaring that Northshore’s request to remove the control city standard from its permit constitutes a “project” for which an Environmental Assessment Worksheet, or EAW, must be completed.  According to Cliffs’ Form 10-K, MPCA also stated that it was ceasing all other work on the permit, including its own efforts to create a replacement standard, until the environmental review process was complete.  Northshore filed an action to challenge the MPCA’s requirement for an EAW in Minnesota State District Court.

In Cliff’s Form 10-K, Cliffs reported that on January 13, 2010, the Minnesota District Court ruled that Northshore was entitled to judgment in its favor as a matter of law. Cliffs reported further that the District Court specifically ruled that its request to remove the control city standard was not a project under Minnesota law and that MPCA’s determination that Northshore’s application required an EAW was arbitrary and capricious, unsupported by substantial evidence and an error of law.  On March 12, 2010, the MPCA appealed the District Court’s decision to the Minnesota Court of Appeals, however, no further information is available about the status of the appeal as of the date of this Annual Report on Form 10-K.

The Trustees are unable to predict what impact the proceedings discussed above will have on Northshore’s compliance with its Title V operating permit or on future royalties payable to the Trust.

Securities Regulation.  The Trust is a publicly-traded trust with its units of beneficial interest listed on the New York Stock Exchange (“NYSE”) and is therefore subject to extensive regulation under, among others, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules and regulations of the NYSE.  Issuers failing to comply with such authorities risk serious consequences, including criminal as well as civil and administrative penalties.  In most instances, these laws, rules and regulations do not specifically address their applicability to publicly-traded trusts such as Mesabi Trust.  In particular, Sarbanes-Oxley mandated the adoption by the Securities and Exchange Commission (the “SEC”) and NYSE of certain rules and regulations that are impossible for the Trust to literally satisfy because of its nature as a pass-through trust.  Pursuant to NYSE rules the Trust is exempt from many of the corporate governance requirements that apply to other publicly traded corporations.  The Trust does not have, nor does the Agreement of Trust, as amended, provide for, a board of directors, an audit committee, a corporate governance committee, a compensation committee or executive officers.  The Trustees intend to closely monitor the SEC’s and NYSE’s rulemaking activity and will comply with their rules and regulations to the extent applicable.

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimate reported in Cliffs’ Form 10-K each year.  In Cliff’s most recent Form 10-K, as filed with the Securities and Exchange Commission, which was for the year ended December 31, 2009, the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.

Tons in Millions (1)
	Current	Mineral Reserves (2)				Method of
Iron Ore	Annual	Current Year			Previous	Reserve
Mineralization	Capacity	Proven	Probable	Total	Year	Estimation
Biwabik Iron Formation (Magnetite)	5.7	304	16	320	308	Geologic - Block Model

(1)                                  Tons are long tons of pellets of 2,240 pounds.

(2)                                  Estimated standard equivalent pellets, including both proven and probable reserves based on life-of-mine operating schedules.

In 2010, the Trustees engaged an independent geological consulting firm, Scott Wilson Roscoe Postle Associates, Inc. (“Scott Wilson RPA”), to confirm that the process used by Cliffs to estimate the ore reserve in the mine at Northshore is reasonable.  In its report to the Trustees, Scott Wilson RPA summarized its review and evaluation of Cliffs’ ore reserve estimation process.  Scott Wilson RPA reported to the Trustees that the reserve estimation process used by Cliffs is reasonable and complies with the reporting standards set forth in Securities Act Industry Guide 7.  Based on the report of Scott Wilson RPA, the Trustees estimate that at least 90% of the ore reserve in the mine at Northshore, as reported by Cliffs, is attributable to the Trust Estate.

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

Mining Properties.  As disclosed elsewhere in this Annual Report, Northshore, a wholly owned subsidiary of Cliffs, currently conducts the mining operation upon the Mesabi Trust properties.  The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70.  Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61.  Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota.  During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities.  Based on information provided to the Trustees’ during the most recent inspection trip in October 2009, the mining properties and facilities at Northshore were in good operating condition.

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

•                  Mining and Railroad: Drilling at the Northshore mine is conducted with two P&H 120, one P&H 320XPC and one Gardner Denver 120 rotary units with 16-inch diameter holes on 28- to 30-foot spacing.  The drilling is followed with blasts using heavy ANFO (which stands for ammonium nitrate and fuel oil) and emulsion which break an average of 700,000 to 1,200,000 tons of crude taconite.  After blasts, taconite is then removed by a loading fleet consisting of three P&H 2800XPC shovels with 37 cubic-yard buckets, one P&H 2800 shovel with a 28 cubic-yard bucket, one LeTourneau L1850 loader with a 28 cubic yard bucket and a Cat 994D loader with a 19 cubic-yard bucket.  A haulage fleet of three 250-ton Terex Model 4400AC and four 200-ton Komatsu 730E production trucks carry crude taconite to the primary and secondary crushers located about two miles away.  At the crushers, taconite is emptied from the end-dump trucks into a 60 inch primary gyratory unit and four 30-inch by 70-inch secondary crushers for reduction to a nominal 4 inch size.  Coarse ore is then fed into 90-ton capacity ore cars for transportation to Silver Bay via a 47 mile long, single track railroad owned by Northshore.  Each train is pulled by three or four diesel electric locomotives.

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

•                  Capital Expenditures.  During calendar year 2009, Northshore continued to modernize and improve the operations at the Peter Mitchell Mine in Babbitt and Northshore’s pelletizing facility in Silver Bay, Minnesota.  Toward that end, Cliffs implemented the following capital expenditures:

•                  Completed commissioning the third of four P&H 2800-XPC shovels.  The final shovel is scheduled for delivery in late calendar 2010.

•                  Continued a program to improve the railroad locomotive fleet for the ore haul between the Peter Mitchell Mine and Northshore’s pelletizing facility.

•                  Continued investments in projects for safety (primarily mill liner handler and mine cable handler) and environment (primarily dust control) to protect employees and improve air and water quality.

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

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $47.43 for calendar year 2008, $48.48 for calendar year 2009 and will be $48.81 for calendar year 2010.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example.   To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2010, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2010 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$42.00	$21,000,000
3rd Quarter:	500,000	$44.00	$22,000,000
	1,000,000	$46.00	$46,000,000
	1,000,000	$48.00	$48,000,000
	1,000,000	$50.00	$50,000,000
	1,500,000	$52.00	$78,000,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2010 would be as follows:

2nd Quarter:	$21,000,000 x 2-1/2%	=	$525,000
3rd Quarter:	$22,000,000 x 2-1/2%	=	$550,000
	$46,000,000 x 3-1/2%	=	$1,610,000
	$48,000,000 x 5%	=	$2,400,000
	$50,000,000 x 5-1/2%	=	$2,750,000
	$78,000,000 x 6%	=	$4,680,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2010 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2010 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $48.81:

2nd Quarter:	$42.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$44.00/ton falls below ATP: no bonus payable	=	None
	$46.00/ton falls below ATP: no bonus payable	=	None
	$48.00/ton falls below ATP: no bonus payable	=	None
	$50,000,000 x 1/2 of 1%	=	$250,000
	$78,000,000 x 1%	=	$780,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2010 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties.  Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $790,721 for calendar year 2008, $808,177 for calendar year 2009 and is $813,729 for calendar year 2010.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).  Fee royalties aggregating $305,407 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2010.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2010 were $818,007, representing an increase of 2.3% from the $799,320 of total Trust expenses in fiscal 2009.  For the fiscal year ended January 31, 2009, total Trust expenses increased 26.0% to $799,320, as compared to $634,151 for the fiscal year ended January 31, 2008.

Trust Legal Expenses

Mesabi Trust paid Oppenheimer Wolff & Donnelly LLP (“Oppenheimer”) $224,796 for legal services provided to the Trust during the fiscal year ended January 31, 2010.  Comparatively, Mesabi Trust paid Oppenheimer $219,389 and $160,780 for legal services provided to the Trust during fiscal years ended January 31, 2009 and January 31, 2008, respectively.

In each of the last three fiscal years, Oppenheimer represented the Trust and assisted the Trustees in the preparation and filing of the Trust’s current, periodic and annual reports with the SEC and related securities law compliance.  Oppenheimer also advised the Trust on various other legal matters related to inquiries from third parties in the ordinary course of the Trust’s administration.  The total amount of Oppenheimer’s legal fees for services rendered during fiscal 2010 increased approximately $5,400, or 2.5%, as compared to fiscal 2009.  The increase in legal fees in fiscal 2010, as compared to fiscal 2009, resulted primarily from Oppenheimer providing the Trust with services related to the preparation of the proxy statement and the proxy solicitation to appoint Robert C. Berglund as an individual trustee of the Trust, legal review of real estate matters and cost of living increases in the billing rates of Oppenheimer attorneys who provide services to the Trust.

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

Total Trust expenses by category for fiscal 2010, 2009 and 2008 are set forth in the table below.

	Fiscal Year ended on January 31,
	2010	2009	2008

Compensation of Trustees	$178,581	$228,053	$181,700
Corporate Trustee’s Administrative Fees	62,500	62,500	62,500
Professional fees and expenses
Legal	224,796	219,389	160,780
Accounting	125,009	109,268	60,324
Mining consultant and field representatives	22,908	22,617	52,242
Insurance	66,492	52,518	37,195
Annual stock exchange fee	38,000	38,000	38,000
Transfer agent’s and registrar’s fees	9,974	10,273	12,694
Other Trust Expenses	89,747	56,702	28,716
	$818,007	$799,320	$634,151

UNALLOCATED RESERVE

The Trustees have determined that a portion of the Unallocated Reserve, usually within the range of $500,000 to $1,000,000 or such other amount as the Trustees may deem prudent, should be maintained as a cash reserve for unexpected losses. The actual amount of the Unallocated Reserve will fluctuate from time to time and may increase or decrease from its current level. Future distributions will be highly dependent upon royalty income as it is received, changes in estimated pricing, potential for future price adjustments and the level of Trust expenses.  Although the actual amount of the Unallocated Reserve will fluctuate from time to time and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses.  The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore.

As a result of the $2,770,000 deferred royalty revenue recorded by the Trust, the unpredictable nature of the current economic conditions, and the potential for future negative price adjustments under the long-term customer contracts between Northshore, Cliffs and certain customers, the Trustees have determined that it is prudent to increase the cash and U.S. Government securities portion of the Unallocated Reserve above the range of $500,000 to $1,000,000.  The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore.  Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to the Trust’s Unitholders in future quarters.  See discussion under the heading “Risk Factors” beginning on page 3 of this Annual Report.

The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of the Cliffs and Northshore, and the fact that the Trust essentially has no other liquid assets.

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange.  Distributions paid to Unitholders during the fiscal year ended January 31, 2010 totaled $9,315,207 as compared to $37,851,229 during fiscal year ended January 31, 2009, and $15,088,011 during the fiscal year ended January 31, 2008.  Unitholders received distributions of $0.71 per Unit for the fiscal year ended January 31, 2010, compared with distributions of $2.885 and $1.150 per Unit for the fiscal years ended January 31, 2009 and 2008, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2009	$9.75	$5.30	$4,985,604	$0.38
July 31, 2009	$13.09	$9.50	0	0.00
October 31, 2009	$11.22	$8.60	2,886,402	0.22
January 31, 2010	$15.60	$9.65	7,216,005	0.55
			$15,088,012	$1.15

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2008	$28.20	$21.36	$1,574,401	$0.12
July 31, 2008	$30.80	$24.31	13,120,010	1.00
October 31, 2008	$27.65	$11.34	16,400,013	1.25
January 31, 2009	$12.96	$6.98	1,443,201	0.11
			$32,537,625	$2.48

As of the close of business on April 6, 2010, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 1,250 individuals holding of record approximately 864,749 Units, and in the names of approximately 115 brokers, nominees, or fiduciaries holding of record approximately 12,255,261 Units.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street 27th Floor New York, New York 10005	New York banking corporation

Robert C. Berglund PO Box 351 Corona, New Mexico 88318	Retired Mining Engineer

James A. Ehrenberg Individual Trustee 295 Kopp Drive West St. Paul, Minnesota 55118	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Richard G. Lareau Individual Trustee Oppenheimer Wolff & Donnelly LLP Plaza VII, Suite 3300 45 South Seventh Street Minneapolis, Minnesota 55402	Senior Partner in the law firm of Oppenheimer Wolff & Donnelly LLP

Norman F. Sprague III Individual Trustee 11726 San Vicente Blvd. Suite 625 Los Angeles, California 90049	Private investor; orthopedic surgeon

New York, New York April 15, 2010	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG RICHARD G. LAREAU NORMAN F. SPRAGUE III

INDEX TO FINANCIAL STATEMENTS

Trustees’ Report on Internal Control over Financial Reporting	Page F-2

Reports of Independent Registered Public Accounting Firms	Pages F-3 and F-4

Balance Sheets as of January 31, 2010 and 2009	Page F-5

Statements of Income for the years ended January 31, 2010, 2009, and 2008	Page F-6

Statements of Unallocated Reserve and Trust Corpus for the years ended January 31, 2010, 2009, and 2008	Page F-7

Statements of Cash Flows for the years ended January 31, 2010, 2009, and 2008	Page F-8

Notes to Financial Statements	Pages F-9 – F-16

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2010.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework.  Based on their assessment, the Trustees believe that, as of January 31, 2010, the Trust’s internal control over financial reporting is effective, based on those criteria.

Wipfli LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting.  This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheets of Mesabi Trust (the “Trust”) as of January 31, 2010 and 2009, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the years then ended.  We also have audited Mesabi Trust’s internal control over financial reporting as of January 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Mesabi Trust’s trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for their assessment of the effectiveness of the Trust’s internal control over financial reporting, included in the accompanying Trustees’ Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and an opinion on the Trust’s internal control over financial reporting based on our audits.  The financial statements of Mesabi Trust as of January 31, 2008 were audited by other auditors whose report dated April 8, 2008 expressed an unqualified opinion on those statements.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2010 and 2009, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, Mesabi Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2010, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ WIPFLI LLP

St. Paul, Minnesota

April 15, 2010

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

MESABI TRUST

New York, New York

We have audited the accompanying statements of income, unallocated reserve and trust corpus, and cash flows of MESABI TRUST (the “Trust”) for the year ended January 31, 2008.  We also have audited MESABI TRUST’S internal control over financial reporting as of January 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  The Trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for their assessment of the effectiveness of the Trust’s internal control over financial reporting, included in the accompanying Trustees’ Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and an opinion on the Trust’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations of MESABI TRUST and cash flows for the year ended January 31, 2008 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, MESABI TRUST maintained, in all material respects, effective internal control over financial reporting as of January 31, 2008, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Gordon, Hughes & Banks, LLP

Greenwood Village, Colorado

April 8, 2008

MESABI TRUST

BALANCE SHEETS

YEARS ENDED JANUARY 31, 2010 AND 2009

	2010	2009

ASSETS

CASH AND CASH EQUIVALENTS	$8,444,697	$2,254,107
U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	1,850,515	340,421
ACCRUED INCOME RECEIVABLE	873,938	2,721,978
PREPAID EXPENSE	30,422	30,423
	11,199,572	5,346,929

FIXED PROPERTY, including intangibles, at nominal values
Assignments of leased property
Amended assignment of Peters Lease	1	1
Assignment of Cloquet Leases	1	1
Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

	$11,199,575	$5,346,932

LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

DISTRIBUTION PAYABLE	$7,216,005	$1,443,201
ACCRUED EXPENSES	85,735	111,547
DEFERRED ROYALTY REVENUE	2,770,000	—
	10,071,740	1,554,748

UNALLOCATED RESERVE	1,127,832	3,792,181

TRUST CORPUS	3	3

	$11,199,575	$5,346,932

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2010, 2009, AND 2008

	2010	2009	2008

REVENUES
Royalties under amended lease agreements	$12,924,330	$34,896,798	$18,342,448
Royalties under Peters Lease fee	305,407	525,851	474,094
Interest	11,932	46,456	49,969

Total revenues	13,241,669	35,469,105	18,866,511

EXPENSES
Compensation of Trustees	178,581	228,053	181,700
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	224,796	219,389	160,780
Accounting	125,009	109,268	60,324
Mining consultant and field representatives	22,908	22,617	52,242
Insurance	66,492	52,518	37,195
Annual stock exchange fee	38,000	38,000	38,000
Transfer agent’s and registrar’s fees	9,974	10,273	12,694
Other Trust expenses	89,747	56,702	28,716

Total expenses	818,007	799,320	634,151

NET INCOME	$12,423,662	$34,669,785	$18,232,360

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

NET INCOME PER UNIT	$0.947	$2.643	$1.390

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2010, 2009, AND 2008

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2007	13,120,010	1,139,674	3

Net income	—	18,232,360	—
Distribution paid May 20, 2007, $.045 per unit	—	(590,400)	—
Distribution paid August 20, 2007, $.310 per unit	—	(4,067,203)	—
Distribution paid November 20, 2007, $.480 per unit	—	(6,297,605)	—
Distribution declared January 11, 2008, paid February 20, 2008, $.515 per unit	—	(6,756,805)	—

BALANCE, JANUARY 31, 2008	13,120,010	1,660,021	3

Net income	—	34,669,785	—
Distribution paid May 20, 2008, $.12 per unit	—	(1,574,401)	—
Distribution paid August 20, 2008, $1.00 per unit	—	(13,120,010)	—
Distribution paid November 20, 2008, $1.25 per unit	—	(16,400,013)	—
Distribution declared January 16, 2009, paid February 20, 2009, $.11 per unit	—	(1,443,201)	—

BALANCE, JANUARY 31, 2009	13,120,010	$3,792,181	$3

Net income	—	12,423,662	—
Distribution paid May 20, 2009, $.38 per unit	—	(4,985,604)	—
Distribution paid November 20, 2009, $.22 per unit	—	(2,886,402)	—
Distribution declared January 15, 2010, paid February 20, 2010, $.55 per unit	—	(7,216,005)	—

BALANCE, JANUARY 31, 2010	13,120,010	$1,127,832	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2010, 2009, AND 2008

	2010	2009	2008

OPERATING ACTIVITIES
Royalties received	$17,841,808	$33,658,880	$18,265,935
Interest received	17,901	48,173	50,415
Expenses paid	(843,818)	(765,190)	(710,529)

NET CASH FROM OPERATING ACTIVITIES	17,015,891	32,941,863	17,605,821

INVESTING ACTIVITIES
Maturities of U.S. Government securities	329,000	586,953	9,464,477
Purchases of U.S. Government securities	(1,839,094)	(383,181)	(9,280,787)

NET CASH FROM (USED FOR) INVESTING ACTIVITIES	(1,510,094)	203,772	183,690

FINANCING ACTIVITY
Distributions to unitholders	(9,315,207)	(37,851,229)	(15,088,011)

NET CHANGE IN CASH AND CASH EQUIVALENTS	6,190,590	(4,705,594)	2,701,500

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	2,254,107	6,959,701	4,258,201

CASH AND CASH EQUIVALENTS, END OF YEAR	$8,444,697	$2,254,107	$6,959,701

RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Net income	$12,423,662	$34,669,785	$18,232,360
Decrease (increase) in accrued income receivable	1,848,040	(1,762,053)	(550,161)
Decrease (increase) in prepaid expense	1	(5,736)	(5,986)
Increase (decrease) in accrued expenses	(25,812)	39,867	(70,392)
Increase in deferred royalty revenue	2,770,000	—	—

NET CASH FROM OPERATING ACTIVITIES	$17,015,891	$32,941,863	$17,605,821

NON CASH FINANCING ACTIVITY
Distributions declared	$7,216,005	$1,443,201	$6,756,805

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2010, 2009 AND 2008

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

NOTE 2 -               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  As of January 31, 2010 and 2009, the Trust held $24,788 and $390,661, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

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

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2010, 2009 AND 2008

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

Royalty income includes accrued income receivable.  Accrued income receivable represents royalty income earned but not yet received by the Trust under the royalty agreements described elsewhere in these notes.   Accrued income receivable is calculated based on (i) shipments during the last month of Mesabi Trust’s fiscal year, if any, and (ii) positive price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota.

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

During the fourth quarter of fiscal 2009, positive price adjustments were recorded by Mesabi Trust as accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from NMC with respect to shipments during calendar 2007 and calendar 2008.  During the fourth quarter of fiscal 2010, negative price adjustments were recorded by Mesabi Trust as deferred royalty revenue due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from NMC with respect to certain shipments during calendar 2008 and calendar 2009.  As of January 31, 2010, the Trust recognized revenue as accrued income receivable related to approximately 1,400,000 tons of iron ore that were shipped by NMC as of December 31, 2009, but for which Cliffs has indicated that final pricing is not yet known.  Pricing related to these tons is expected to be finalized in the first quarter of 2011.

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

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2010, 2009 AND 2008

2.                                   The entire beneficial interest in Mesabi Land Trust which owns a 20% fee interest in the lands     subject to the Peters Lease and the entire fee interest in other properties in Minnesota.

Deferred Royalty Revenue

Deferred royalty revenue represents an estimate of decreases in pellet revenue related to tons of iron ore that were shipped by Northshore, but for which Northshore has indicated that final pricing is not yet known and is adjusted in accordance with the Trust’s revenue recognition policy each quarter as updated pricing information is received.

Reclassifications

Certain reclassifications have been made to facilitate comparability with current presentation. Such reclassifications have no effect on the statement of income.

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

As further described in Note 1, NMC is the lessee/operator of the Mesabi Trust land.  All royalty income earned by the Trust is received from NMC, and accordingly, the entire accrued income receivable is also due from NMC.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires the Trustees to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Specifically, the accrued income receivable, deferred royalty revenue and related royalty revenue is a significant estimate which is subject to change in the near term, and changes to this estimate could have a material effect on the Trust’s financial statements.

Fair Value Measures

Valuation Hierarchy

ASC 820, Fair Value Measurements and Disclosures, establishes a three-level valuation hierarchy for classification of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2010, 2009 AND 2008

•                  Level 1 — Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets.

•                  Level 2 — Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

•                  Level 3 — Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The classification of assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement in its entirety.

The carrying amounts of financial instruments including investments, accrued income receivable, distributions payable, accrued expenses and deferred royalty revenue approximated fair value as of January 31, 2010 and 2009, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

Effective July 1, 2009, the Trust adopted the FASB Accounting Standards Codification™ (“Codification”). The Codification is the source of authoritative U.S. GAAP recognized by the FASB to be applied by nongovernmental entities. The content of the Codification carries the same level of authority, thereby modifying the previous GAAP hierarchy to include only two levels of GAAP: authoritative and nonauthoritative. The Codification is effective for financial statements issued for interim and annual periods ending after September 15, 2009. Adoption of the Codification did not result in a change in current accounting practice.

In April 2009, the FASB updated ASC 820 to provide additional guidance for estimating fair value when the volume and level of activity for an asset or liability have significantly decreased, including guidance on identifying circumstances that indicate a transaction is not orderly. The updated guidance emphasizes that the objective of a fair value measurement remains the same even if there has been a significant decrease in the volume and level of activity for the asset or liability and amends certain reporting requirements for interim and annual periods related to disclosure of major security types and the inputs and valuation techniques used in determining fair value. The amendment is effective for interim and annual reporting periods ending after June 15, 2009, with early adoption permitted for periods ending after March 15, 2009. The adoption of this amendment did not have a material impact the Trust’s financial statements.

In August 2009, the FASB issued ASU No. 2009-05 which amends ASC 820-10-35 to provide further guidance concerning the measurement of a liability at fair value when there is a lack of observable market information, particularly in relation to a liability whose transfer is contractually restricted. The amendment provides additional guidance on the use of an appropriate valuation technique that reflects the quoted price of an identical or similar liability when traded as an asset and clarifies the circumstances under which adjustments to such price may be required in estimating the fair value of the liability. The guidance provided in this update is effective for the first reporting period beginning after issuance, with early application permitted. The amendment was adopted for the annual reporting period ended January 31, 2010 and did not have a material

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2010, 2009 AND 2008

impact on the Trust’s financial statements.

In January 2010, the FASB issued ASU 2010-06, which amends the guidance on fair value to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. It also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value.  The new guidance is effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Trust will adopt this amendment upon its effective date and will report the required disclosures beginning with the interim period ended April 30, 2010.

NOTE 3 -               U. S. GOVERNMENT SECURITIES

U.S. government securities at January 31, 2010 and 2009 are classified as held-to-maturity and mature as follows:

	2009		2008
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$—	$—	$340,421	$335,254

Due after one year through three years	1,850,515	1,855,546	—	—
	$1,850,515	$1,855,546	$340,421	$335,254

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

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2010, 2009 AND 2008

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $47.43 (per ton) for calendar year 2008, $48.48 (per ton) for calendar year 2009 and will be $48.81 (per ton) for calendar year 2010.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

NMC also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2010, the minimum advance royalty is $813,729. The minimum annual advance royalty was $808,177 and $790,721, for the calendar years ended December 31, 2009 and 2008, respectively.

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

During the fiscal years ended January 31, 2010, 2009, and 2008, the Trustees distributed cash payments totaling $9,315,207 ($.71 per Unit), $37,851,229 ($2.89 per Unit), and $15,088,011 ($1.15 per Unit), respectively. In addition, in January 2010 the Trustees declared a distribution of $.55 per Unit of beneficial interest, which was paid in February 2010.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2010, 2009 AND 2008

NOTE 6 -               SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the two years ended January 31, 2010 and 2009 are presented below:

	2010
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$1,024,881	$422,936	$5,042,739	$6,751,113
Expenses	223,835	201,925	141,870	250,377

Net income	$801,046	$221,011	$4,900,869	$6,500,736

Net income per unit	$0.061	$0.017	$0.374	$0.495

	2009
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$3,861,807	$16,771,803	$11,796,116	$3,039,379
Expenses	222,154	201,486	138,805	236,875

Net income	$3,639,653	$16,570,317	$11,657,311	$2,802,504

Net income per unit	$0.277	$1.263	$0.889	$0.214

NOTE 7 — SUBSEQUENT EVENT

In April 2010, the Trust received customary quarterly payment notification from NMC, which indicated that the Trust was credited a royalty payment of approximately $1.77 million.  The Trust will receive only the minimum advance royalty payment of approximately $203,000 on April 30, 2010 because NMC applied negative pricing adjustments of approximately $2.8 million against the $1.77 million royalty payment credited to the Trust for shipments during the three months ended March 31, 2010.  This resulted in a carry forward negative pricing adjustment of approximately $1.1 million.  The Trust anticipates that NMC will offset the $1.1 million carry forward negative price adjustment against royalties that will be payable to the Trust in future periods.