Form 10-K, Exhibit 13
period 2011-01-31
MESABI TRUST
filed 2011-04-11
CIK 65172

Exhibit 13

ANNUAL REPORT
OF THE TRUSTEES OF
MESABI TRUST
For The Year Ended January 31, 2011

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Securities Services — GDS

60 Wall Street, 27th Floor

New York, NY 10005

(904) 271-2520

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Oppenheimer Wolff & Donnelly LLP, General Counsel

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission.  Such reports can be accessed at www.mesabi-trust.com.  Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2011 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements, including those statements estimating calendar year 2011 production or shipments, are based on input from the lessee/operator (and its parent corporation) of the mine located on the lands owned and held in trust for the benefit of the holders of units of beneficial interest of Mesabi Trust.  These statements may be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  Actual results and future developments could differ materially from the results or developments expressed in or implied by these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, volatility of iron ore and steel prices, market supply and demand, regulation or government action, litigation and uncertainties about estimates of reserves, and those described under the caption “Risk Factors” in this annual report.  Mesabi Trust undertakes no obligation to make any revisions to the forward-looking statements contained in this filing or to update them to reflect circumstances occurring after the date of this filing.

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

Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for Federal income tax purposes.  Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be fifty years old.

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

The stability of Cliffs’ North American iron ore operations and the price adjustment provisions in the North American iron ore supply agreements with Cliffs’ customers could have a significant effect on the amounts available for distribution to the Trust’s Unitholders.

In its Form 10-K filed February 17, 2011, Cliffs reported that virtually all of its North American iron ore sales volume will be sold under term supply agreements to a limited number of customers.  According to the Form 10-K filed by Cliffs, sales volume under these agreements is largely dependent on customer requirements, and in some cases, Cliffs is the sole supplier of iron ore pellets to its customers.  Contractual disputes with any of Cliffs’ significant customers or failure to renew or replace such agreements with similar agreements could result in lower sales volume and lower sales prices, which could adversely affect the royalties received by the Trust.

Cliffs also reported in its Form 10-K that its North American term supply agreements contain a number of price adjustment provisions, including adjustments based on general industrial inflation rates, the price of steel and the international price of iron ore pellets, among other factors, that allow Cliffs to adjust the prices under those agreements generally on an interim and annual basis.  Factors that could result in price adjustments include measures of general industrial inflation (e.g., the producers price index), steel prices and international pellet prices.  These market prices are dependent upon supply and demand relationships and a variety of other factors over which the Trust has no control.  Cliffs’ price adjustment provisions are weighted and some are subject to annual collars, which limit Cliffs’ ability to raise prices to match international levels and fully capitalize on strong demand for iron ore.

Additionally, Cliffs has reported that during the first quarter of 2010, the world’s largest iron ore producers began to move away from the annual international benchmark pricing mechanism in favor of a shorter-term, more flexible pricing system. According to Cliffs’ Form 10-K, in addition to increased volatility of pricing, the change in the international pricing system will, in most instances, require that Cliffs’ sales contracts be modified to take into account the new international pricing methodology. Cliffs reports that it has reached final pricing settlement with the majority of its North American iron ore customers.  However, negotiations with certain of its largest North American iron ore customers are still ongoing and some of Cliffs’ customers have filed arbitration demands related to the price adjustment provisions of their supply agreements.  Cliffs has not reported its assessment of the impact a change to the historical annual pricing mechanism will have on its existing supply agreements with such customers. Cliffs noted that these discussions and arbitrations may result in changes to the pricing mechanisms used with Cliffs’ various customers and could impact sales prices realized in current and future periods.  As discussed elsewhere in this Annual Report on Form 10-K, the price adjustments mechanisms under Cliffs’ North American term supply agreements, which can be positive or negative, may result in significant variations in royalties received by Mesabi Trust from quarter to quarter and year to year.  These variations could adversely affect the royalties received by the Trust and, in turn, the resulting cash available for distribution to Unitholders.

Royalties received by the Trust, and distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties or distributions that will be paid in any subsequent quarter or for a full year.

Royalties received by the Trust can fluctuate significantly from quarter to quarter and year to year based upon market prices for iron ore products, the level of orders for iron ore products from Cliffs’ customers, the consumption of inventory by Cliffs’ customers, and production decisions made by Northshore.  Moreover, because the royalties paid to the Trust in any particular quarter include payments made with respect to pellets shipped and sold at estimated prices that are subject to future interim and final multi-year adjustments in accordance with Cliff’s Customer Agreements, a downward trend in demand and market prices for iron and steel products could result in negative adjustments to royalties in future quarters, some of which may be significant.  These negative price adjustments could have a material adverse effect on the Trust’s royalty income, which in turn could result in lower quarterly distributions, and possibly reduce or even eliminate funds available for distribution in any quarter and in some quarters may completely offset royalties otherwise payable to the Trust.  Because of this, cash available for distribution to Unitholders in future quarters could be reduced, potentially materially, and in some cases, such reduction could result in no cash being available for distribution to Unitholders.  As a result, the royalties received by the Trust, and the distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent quarter or for a full year.  Based on the foregoing and the current uncertainty in the economic environment, the Trust cannot ensure that there will be adequate cash available to make a distribution to Unitholders in any particular quarter.

The Trust does not control the portion of Northshore’s shipments that will come from ore mined from Mesabi Trust lands.

The Trustees do not exert any influence over mining operational decisions and Northshore alone determines whether to mine from lands owned by the Trust or state-owned lands, based on its current production estimates and engineering plan.  Northshore’s mining operations (the Peter Mitchell Mine) include mineral-producing land owned by the Trust, the State of Minnesota and others.  Ore mined from non-Trust owned lands by Northshore is processed, along with ore mined from Trust-owned lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis.  Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands.  The percentages of shipments from Mesabi Trust lands were 89.9%, 93.6%, 90.2%, 88.2% and 90.9% in calendar years 2010, 2009, 2008, 2007 and 2006, respectively.  If Northshore decides to materially reduce the percentage of ore mined, or pellets shipped, from Mesabi Trust lands, the income of the Trust could be adversely affected.

The global economic climate and the current state of the financial and credit markets have created uncertainty and a prolonged downturn in global economic conditions could adversely affect the royalties received by the Trust.

The volatile global economic climate and the current state of the financial and credit markets could have a material adverse effect on the royalties received by the Trust.  Financial markets in the United States and elsewhere have been experiencing disruptions, including, among other things, significant volatility in security prices, diminished liquidity and credit availability, ratings downgrades of certain investments and declining values of others. The global economy has been struggling to exit a recession.  Deterioration or worsening of economic conditions, prolonged global, national or regional economic instability or other events could produce major changes in demand patterns and may have a material adverse effect on sales prices of iron ore products shipped by Northshore which would adversely affect the royalties received by the Trust.  Moreover, such conditions could impact the international benchmark pellet price, hot band steel prices and various Producer Price Indexes all of which affect the royalties payable to the Trust.  The Trustees are not able to predict the impact the volatile global economic climate and the global financial and credit markets will have on future royalties payable to the Trust.

The world price of iron ore and steel are strongly influenced by international demand and global market conditions which are uncertain.  Domestic demand for iron ore and steel products, which is influenced by international markets, is also uncertain.  In recent years, many major iron ore suppliers increased their capacity to meet the increased demand for iron ore and steel products, particularly from China.  Although the global economic environment is improving, there is a high degree of uncertainty concerning the overall demand for steel and iron ore products. Reduced demand for iron ore would likely result in decreased sales of products to Cliffs’ customers and decreasing prices, all of which would adversely affect royalties received by the Trust.  Since the Trust is not party to any specific customer contracts that Cliffs has with its customers and because these macroeconomic forces are difficult to forecast, the Trustees are not able to predict the extent to which reduced demand and lower prices for iron ore products will adversely affect royalties payable to the Trust.

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

The operations at Northshore are largely dependent on Silver Bay Power Company, a 115 megawatt power plant, for its electrical supply.  Silver Bay Power Company, which is wholly owned by Northshore, has an interconnection agreement with Minnesota Power, Inc. for backup power, and sells 40 megawatts of excess power capacity to Xcel Energy under a contract that extends to 2011.  In March 2008, Northshore reactivated one of its furnaces, resulting in a shortage of electrical power of approximately 10 megawatts. As a result, supplemental electric power is purchased by Northshore from Minnesota Power under an agreement that is renewable yearly with one-year termination notice required. The contract expires on June 30, 2011, which coincides with the expiration of Silver Bay Power’s 40 megawatt sales agreement with Xcel Energy.  A significant interruption in service from Silver Bay Power Company due to vandalism, terrorism, weather conditions, natural disasters, or any other cause could cause a decrease in production capacity or require a temporary shutdown of Northshore’s operations.  In addition, one natural gas pipeline serves all of Cliffs’ Minnesota mines, and a pipeline failure could idle or substantially impair the operations at Northshore.  Any substantial interruption of, or material reduction in, Northshore’s operations could adversely affect the royalties received by the Trust.

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

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year.  A number of factors affect Cliffs’ operations, including Northshore’s production and shipment volume.  These risk factors, which are described in Cliffs’ Form 10-K filed February 17, 2011, include, among others, the global economic climate and financial market conditions, economic conditions in the iron ore industry, extensive governmental regulation relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in Cliffs’ North American term supply agreements (which take into account various price indexes), availability of ore boats, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility.  Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties paid to the Trust could be adversely affected.

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

•                  Royalty bonuses.  The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton.  The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay and sold at prices above a threshold price.  The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $48.48 per ton for calendar year 2009, $48.81 per ton for calendar year 2010 and will be $49.35 per ton for calendar year 2011.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (described elsewhere in this Annual Report); such adjustments may be positive or negative.  See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2011 and January 31, 2010” on page 12 of this Annual Report for more information.

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

•                  Minimum advance royalties.  Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The minimum advance royalty was $808,177 for calendar year 2009, $813,729 for calendar year 2010 and is $822,783 for calendar year 2011.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Royalty income, which constitutes the principal source of the Trust’s revenue, comprised 99.9% of the Trust’s total revenue of the Trust in each of the fiscal years ended January 31, 2011, January 31, 2010 and January 31, 2009.  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” beginning on pages 29 and 32, respectively, of this Annual Report.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price.  Although all of the iron ore products shipped from Silver Bay during calendar 2010 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

SELECTED FINANCIAL DATA

Years ended on January 31	2011	2010	2009	2008	2007
Royalty and interest income	$33,341,871	$13,241,669	$35,469,105	$18,866,511	$17,902,988
Trust expenses	$878,677	818,007	799,320	634,151	756,322
Net income(1)	$32,463,194	$12,423,662	$34,669,785	$18,232,360	$17,146,666
Net income per Unit(2)	$2.47	$0.95	$2.64	$1.39	$1.31
Distributions declared Per unit(2)(3)	$2.485	$1.15	$2.48	$1.35	$1.60

Years ended on January 31
Total Assets	$9,645,576	$11,199,575	$5,346,932	$8,488,509	$5,414,552

(1)                                  The Trust, as a grantor trust, is exempt from federal and state income taxes.

(2)                                  Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(3)                                  The Trust declares distributions in January of each year and pays such distributions in February which is in the Trust’s next fiscal year.  Because of this, distributions declared generally do not equal the amount of cash distributed in the same fiscal year.  During the Trust’s fiscal year ended January 31, 2011, the Trustees distributed $2.385 per Unit (including $0.55 per Unit declared in fiscal 2010 but distributed in fiscal 2011 (February 2010)) and in fiscal 2011 declared a distribution of $0.65 per Unit payable in February 2011, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2010, the Trustees distributed $0.71 per Unit (including $0.11 per Unit declared in fiscal 2009 but distributed in fiscal 2010 (February 2009)) and in fiscal 2010 declared a distribution of $0.55 per Unit payable in February 2010, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2009, the Trustees distributed $2.885 per Unit (including $0.515 per Unit declared in fiscal 2008 but distributed in fiscal 2009 (February 2008)) and in fiscal 2009 declared a distribution of $0.11 per Unit payable in February 2009, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2008, the Trustees distributed $1.15 per Unit (including $0.315 per Unit declared in fiscal 2007 but distributed in fiscal 2008 (February 2007)) and in fiscal 2008 declared a distribution of $0.515 per Unit payable in February 2008, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2007, the Trustees distributed $1.755 per Unit (including $0.47 per Unit declared in fiscal 2006 but distributed in fiscal 2007 (February 2006)) and in fiscal 2007 declared a distribution of $0.315 per Unit payable in February 2007, the next fiscal year.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2011, January 31, 2010 and January 31, 2009

During fiscal 2011, production attributed to Trust lands totaled approximately 4.6 million tons, an increase of 45.8% as compared to production for fiscal year 2010 and a decrease of 4.1% as compared to production for fiscal year 2009.  Shipments to Northshore’s customers attributed to the Trust totaled approximately 5.5 million tons during fiscal 2011.  This represents an increase of 69.4% and 6.7%, respectively, as compared to shipments for fiscal years 2010 and 2009.  The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years.

Fiscal Year Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2011	4,580,384	5,491,700
January 31, 2010	3,141,395	3,241,237
January 31, 2009	4,774,939	5,146,687

Production of iron ore pellets was slightly higher for the fourth quarter of fiscal 2011 as compared to the fourth quarter of fiscal 2010, increasing 1.2%.  However, shipments of iron ore pellets by Northshore during the fourth quarter of fiscal 2011 decreased 45.6% as compared to the fourth quarter of fiscal 2010.  The decrease in shipments in the fourth quarter of fiscal 2011 was caused by a decrease in orders from Northshore’s customers as they adjusted production based on anticipated demand from their customers.

Three Months Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2011	1,071,865	770,668

January 31, 2010	1,059,310	1,417,425

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent three fiscal years.

Fiscal Year Ended	Percentage of Pellets Produced From Trust Lands	Percentage of Pellets Produced From Non-Trust Lands	Percentage of Pellets Shipped From Trust Lands	Percentage of Pellets Shipped From Non-Trust Lands
January 31, 2011	88.2%	11.8%	89.3%	10.7%
January 31, 2010	95.9%	4.1%	93.0%	7.0%
January 31, 2009	87.8%	12.2%	90.2%	9.8%

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

Comparison of Financial Results for Fiscal Years ended January 31, 2011 and January 31, 2010

Royalty Income

As shown in the table below, in fiscal 2011 there was a 165.9% increase in base royalties, a 136.1% increase in bonus royalties and a 88.7% increase in fee royalties, each as compared to fiscal 2010.  Accordingly, the Trust’s total royalty income increased 151.9% in fiscal 2011 as compared to fiscal 2010.  The significant increase in royalties received by the Trust is primarily the result of an increase in shipments in fiscal 2011 as compared to fiscal 2010 and higher average selling prices for each ton of iron ore shipped from Silver Bay, Minnesota in fiscal 2011, as compared to fiscal 2010.

	Fiscal Years Ended on January 31,		% increase
	2011	2010	(decrease)
Base overriding royalties	$19,999,089	$7,522,767	165.9%
Bonus royalties	12,752,121	5,401,563	136.1%
Minimum advance royalty paid (recouped)	—	—
Fee royalties	576,428	305,407	88.7%
Total royalty income	$33,327,638	$13,229,737	151.9%

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

Gross Income, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2011 increased 161.3%, as compared to fiscal 2010, primarily due to an increase in gross income related to the increase in shipments and selling prices of iron ore pellets.  Total expenses for fiscal 2011 increased 7.4% as compared to fiscal 2010 due to an increase in total compensation paid to the Corporate Trustee, additional insurance expenses and slightly higher legal and accounting fees and other fees related to the administration of the Trust.  A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” on page 32 of this Annual Report.

	Fiscal Years Ended on January 31,		% increase
	2011	2010	(decrease)
Gross Income	$33,341,871	$13,241,669	151.8%
Expenses	878,677	818,007	7.4%
Net Income	$32,463,194	$12,423,662	161.3%

As discussed in the paragraph above, the Trust’s total royalty income and net income for fiscal 2011 increased 151.8% and 161.3% respectively, due to increased shipping activity during fiscal 2011 and the higher prices paid to the Trust for shipments, both as compared to fiscal year 2010.  The increase in the Trust’s net income, combined with a decrease in the Trust’s cash reserve resulted in a 235.9% increase in total distributions paid to Unitholders in fiscal 2011, as compared to fiscal year 2010.

	Fiscal Years Ended on January 31,		% increase
	2011	2010	(decrease)
Total Cash Distributions	$31,291,223	$9,315,207	235.9%
Distributions Paid per Unit	$2.385	$0.71	235.9%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve decreased $140,030 or 12.4% to $987,802, as of January 31, 2011, as compared to $1,127,832 as of January 31, 2010.  As of January 31, 2011, the Unallocated Reserve consisted of $755,016 in unallocated cash and U.S. Government securities and $232,786 of accrued income receivable, primarily representing royalties earned but not yet received by the Trust and anticipated to be received in fiscal 2012.  Comparatively, as of January 31, 2010, the Unallocated Reserve consisted of $3,023,894 in unallocated cash and U.S. Government securities, $873,938 of accrued income receivable, primarily representing royalties earned but not yet received by the Trust, which were received in fiscal 2011, less deferred royalty revenue of ($2,770,000).

	Fiscal Years Ended on January 31,		% increase
	2011	2010	(decrease)
Accrued Income Receivable	$232,786	$873,938	(73.4)%
Deferred Royalty Revenue	—	(2,770,000)	(100)%
Cash Reserve	755,016	3,023,894	(75.0)%
Unallocated Reserve	$987,802	$1,127,832	(12.4)%

The 12.4% decrease in the Unallocated Reserve is primarily attributable to the decrease in the Trust’s accrued income receivable and unallocated cash and U.S. Government securities which decreased 73.4% and 75.0%, respectively.  The decrease in the Trust’s accrued income receivable and unallocated cash and U.S. Government securities, which together totaled $2,910,030 was offset by the elimination of the ($2,770,000) of deferred revenue royalty during fiscal 2011.

Accrued Income Receivable.  The $641,152, or 73.4%, decrease in the accrued income receivable portion of the Unallocated Reserve is the result of fewer positive pricing adjustments together with negative price adjustments for the fiscal year ended January 31, 2011, as compared to the fiscal year ended January 31, 2010.  In addition, the accrued income receivable decreased as a result of lower shipments attributed to the Trust during January 2011, as compared to January 2010.  In accordance with the Cliffs Pellet Agreements, for fiscal 2011 there were positive and negative price adjustments which are determined and finalized by Cliffs each calendar year with respect to shipments by the Trust in earlier calendar years.  These positive and negative pricing adjustments are included in the accrued income receivable portion of the Unallocated Reserve.

Deferred Royalty Revenue.  As of January 31, 2011, the Trust had $0 of deferred revenue royalty, as compared to ($2,770,000) in deferred revenue royalty as of January 31, 2010.  The decrease in and elimination of the deferred revenue royalty is the result of Northshore applying royalty payments earned during calendar 2010 against the negative price adjustments that the Trust recorded as deferred revenue royalty as of January 31, 2010.  As previously reported, in April 2010, the Trust received its customary first quarter payment notification from Northshore, which indicated that the Trust was credited with a royalty payment of approximately $1,900,000.  However, because of declines in the price adjustment mechanisms under the Cliffs Pellet Agreements, Northshore applied negative price adjustments with respect to shipments and sales by Northshore based on estimated pellet pricing of approximately $2,800,000.  These negative pricing adjustments, the corresponding offset against the quarterly royalty payment and an increase in estimated pellet pricing subsequent to January 31, 2010, reduced the Trust’s deferred royalty revenue liability from $2,770,000 as of January 31, 2010 to $972,000 as of April 30, 2010.

As previously reported, in July 2010, the Trust received its customary second quarter royalty payment notification from Northshore, which indicated that the Trust was credited a royalty payment of approximately

$1,024,000.  The amount of the royalty payment was reduced by the application of $1,068,000 of negative price adjustments with respect to shipments and sales by Northshore based on estimated pellet pricing.  These negative pricing adjustments, the corresponding offset against the quarterly royalty payment made in the second fiscal quarter of 2010 and an increase in estimated pellet pricing subsequent to January 31, 2010, together reduced the Trust’s deferred royalty revenue liability from $2,770,000 to $0.

As described elsewhere in this Annual Report on Form 10-K, pricing estimates are adjusted on a quarterly basis as updated pricing information is received from Northshore.  To the extent that the Trust has recorded a deferred royalty revenue liability, it is anticipated that such amounts would be carried forward to subsequent quarters until there are sufficient positive royalty payments and/or future positive price adjustments to fully offset any negative price adjustments.  Depending on future adjustments to iron ore pellet pricing, if any, the deferred royalty revenue could cause a cumulative negative price adjustment related to shipments of pellets during prior periods, which could partially or even completely offset future royalty income to be received by the Trust.  Furthermore, it is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to the Trust’s Unitholders in future quarters.  See discussion under the heading “Risk Factors” beginning on page 3 of this Annual Report.

Cash Reserve.  The Trust’s cash reserve for unexpected losses decreased 75.0% to $755,016 as of January 31, 2011 from $3,023,894 as of January 31, 2010.  The $2,268,878 decrease in the Trust’s cash reserve is due to the Trustee’s decision to use a portion of the cash reserve to pay distributions to Unitholders during the year ended January 31, 2011, as the Trust’s deferred royalty revenue liability was reduced and then eliminated during fiscal 2011.

The Trustees have determined that the unallocated cash and U.S. Government securities portion of the Unallocated Reserve should be maintained at a prudent level, usually within the range of $500,000 to $1,000,000, to meet present or future liabilities of the Trust.  The actual amount of the Unallocated Reserve will fluctuate from time to time and may increase or decrease from its current level. Future distributions will be highly dependent upon royalty income as it is received, changes in estimated pricing, potential for future price adjustments and the level of Trust expenses.  The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore.  Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.  The Trustees will continue to monitor the economic and other circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain a reserve for unexpected loss contingencies at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of the lessee/operator, and the fact that the Trust essentially has no other liquid assets.

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

Gross Income, Expenses, Net Income and Cash Distributions

As set forth in the table below, net income for fiscal 2010 decreased 64.2% as compared to fiscal 2009 primarily due to a decrease in gross income related to the decrease in shipments and selling price of iron ore pellets. Total expenses for fiscal 2010 increased 2.3% as compared to fiscal 2009 due to a slight increase in legal and accounting fees and other fees related to the administration of the Trust. A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” on page 32 of this Annual Report.

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

Unallocated Reserve

As set forth below, the Unallocated Reserve, decreased $2,664,349 or 70.3% to $1,127,832, as of January 31, 2010, as compared to $3,792,181 as of January 31, 2009.  As of January 31, 2010, the Unallocated Reserve consisted of $3,023,894 in unallocated cash and U.S. Government securities, $873,938 of accrued income receivable, primarily representing royalties earned but not yet received by the Trust but anticipated to be received in fiscal 2011, less deferred royalty revenue of ($2,770,000).  Comparatively, as of January 31, 2009, the Unallocated Reserve consisted of $1,070,203 in unallocated cash and U.S. Government securities and, $2,721,978 of accrued income receivable.

	Fiscal Years Ended on January 31,		% increase
	2010	2009	(decrease)
Accrued Income Receivable	$873,938	$2,721,978	(67.9)%
Deferred Royalty Revenue	(2,770,000)	—	100%
Cash Reserve	3,023,894	$1,070,203	182.6%
Unallocated Reserve	$1,127,832	$3,792,181	(70.3)%

The $1,953,691 increase in the cash reserve was caused by the Trust’s receipt of its quarterly distribution payment from Northshore in April 2009 which totaled approximately $5,200,000. In accordance with the Trust’s revenue recognition policy, which is described in Note 2 to the Trust’s consolidated financial statements included in this Annual Report, the Trust recognized revenue related to tons of iron ore that were shipped by Northshore, but for which Northshore had indicated that final pricing was not yet known.  As a result of decreases in estimated pellet pricing subsequent to January 31, 2009, the cash proceeds received by the Trust in April 2009 exceeded the royalty revenue recognized by the Trust in fiscal 2010.  Accordingly, the Trust had estimated a $2,770,000 liability in the form of deferred royalty revenue based on pricing estimates provided by Northshore as of January 31, 2010 whereas it had no deferred royalty revenue as of January 31, 2009.

Liquidity and Capital Resources

The Trust’s activities are limited to the collection of royalty income, payment of expenses and liabilities, distribution of net income to the Trust’s Unitholders and protection and conservation of Trust assets.  Distributions of net income to Unitholders are based on the amount of total royalty income after providing for the payment of expenses and, to the extent deemed prudent by the Trustees, reserving funds in the Unallocated Reserve to provide for potential fixed or contingent future liabilities.  See the discussion of the Trustees’ management of liquidity set forth under the heading “Unallocated Reserve” beginning on page 33 of this Annual Report.

The Trust’s primary short-term liquidity needs are to fund the distributions to Unitholders following the Trust’s receipt of the royalty payments from Northshore each calendar quarter.  After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. government securities, either through direct purchases of U.S. government securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government its agencies or instrumentalities, or the FDIC.  Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs.  As of January 31, 2011, the Trust held $8,693,691 in cash and cash equivalents of which $157,742 was invested in a money market fund that exclusively invests in obligations of the U.S. Treasury.  In February 2011, the Trust distributed $8,528,006 to Unitholders of record on January 30, 2011.

Off-Balance Sheet Arrangements

The Trust has no off-balance sheet arrangements.

Contractual Obligations

The Trust has no payment obligations under any long-term borrowings, capital lease, operating lease, or purchase agreement.

Critical Accounting Estimates

This “Trustees’ Discussion and Analysis of Financial Condition and Results of Operations” is based upon the Trust’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires the Trustees to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  The Trustees base their estimates and judgments on historical experience and on various other assumptions that the Trustees believe are reasonable under the circumstances.  However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.  Critical accounting policies are those that have meaningful impact on the reporting of the Trust’s financial condition and results of operations, and that require significant judgment and estimates.  For a complete description of the Trust’s significant accounting policies, please see Note 2 to the financial statements on pages F-8 through F-11.

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

The Trust’s royalty income includes accrued income receivable.  Accrued income receivable represents royalty income earned but not yet received by the Trust.   Accrued income receivable is calculated using estimated prices and includes (i) shipments during the last month of Mesabi Trust’s fiscal year, if any, and (ii) net positive price adjustments under the pricing adjustment mechanisms in the iron ore pellet sales agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota.

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

Adjustments to royalty income may result from changes in final reconciliations of tonnage shipped by Northshore with the final amounts received from Cliffs’ customers.  Adjustments may also result from revisions to estimated prices previously used to record revenue for tonnage shipped.  Pricing decreases may give rise to negative price adjustments which may be applied against future royalty income recognized by the Trust and changes in iron ore pellet prices may have a significant impact on the revenue recognized by the Trust

During the fourth quarter of fiscal 2010, negative price adjustments were recorded by Mesabi Trust as deferred royalty revenue due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to certain shipments during calendar 2008 and calendar 2009.  During the fourth quarter of fiscal 2011, positive price adjustments were recorded by Mesabi Trust as accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to shipments during calendar 2009 and calendar 2010.  As of January 31, 2011, the Trust recognized revenue as accrued income receivable related to approximately 770,000 tons of iron ore that were shipped by Northshore as of December 31, 2010, but for which Cliffs has indicated that final pricing is not yet known.  Pricing related to these tons is expected to be finalized in the first quarter of calendar 2012.

Recent Developments

Production and Shipping Estimates.  In its Form 10-K filed February 17, 2011, Cliffs reported that Northshore was operating three of its four furnaces during the first nine months of calendar year 2010 with the fourth restarted in September 2010.  As a result of the restarted furnace, the annual production capacity at Northshore as reported by Cliffs increased from 5.7 million tons to 6.0 million tons of combined iron ore pellets and concentrate.

Neither Cliffs nor Northshore has provided the Trust with an estimate for total calendar year 2011 shipments of iron ore pellets or concentrate.  During calendar years 2010, 2009, 2008 and 2007, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately 89.3%, 93.0%, 90.2% and 88.2%, respectively, of total shipments.  Northshore has not advised the Trustees as to the percentage of iron ore products from Mesabi Trust lands it anticipates shipping in calendar year 2011.  See the description of the uncertainty of market conditions in the iron ore and steel industry under the heading “Risk Factors” above.

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

In its Form 10-K filed February 17, 2011, Cliffs reported that during the first calendar quarter of 2010, the world’s largest iron ore producers began to move away from the annual international benchmark pricing mechanism in favor of a shorter-term, more flexible pricing system. According to Cliffs’ Form 10-K, in addition to increased volatility of pricing, the change in the international pricing system will, in most instances, require that Cliffs agreements with its customers be modified to take into account the new international pricing methodology.  Cliffs also reported that negotiations and arbitrations related to the price adjustment provisions of the Cliffs agreements with its customers could result in changes to the pricing mechanisms used with its various customers, impact sales prices realized in current and future periods and result in retroactive revised pricing.

As reported elsewhere in this Annual Report, Northshore makes interim adjustments to the royalty payments on a quarterly basis but these price adjustments cannot be finalized until after the end of a contract year, or, in the case of pricing subject to arbitration or negotiation, much later. This may result in significant and frequent variations in royalties received by Mesabi Trust (and in turn the resulting amount of funds available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by Mesabi Trust.  See the description of pricing adjustments in Cliffs’ contracts under the heading “Risk Factors” above.

Disputes Between Cliffs and ArcelorMittal.

2011 Nomination Dispute.  In its Form 10-K filed February 17, 2011, Cliffs reported that ArcelorMittal USA Inc. (“ArcelorMittal”) filed a complaint in the Circuit Court of Cook County, Illinois against Northshore, along with Cliffs, The Cleveland-Cliffs Iron Company, Cliffs Mining Company and Cliffs Sales Company on January 31, 2011 demanding a declaratory judgment and claiming breach of contract.  According to Cliffs, the complaint related to ArcelorMittal’s attempt to twice modify its pellet nomination submitted to Cliffs in 2010 for the calendar year 2011 to increase the iron ore pellets to be delivered in 2011 to ArcelorMittal’s Cleveland

Works and Indiana Harbor Works. Cliffs reports that it strongly disagrees with the allegations and intends to defend the case vigorously.

Nomination Dispute. In its Form 10-K filed February 17, 2011, Cliffs provided an update to the matters previously reported regarding Cliffs’ arbitration with ArcelorMittal.  As previously reported, Northshore, along with The Cleveland-Cliffs Iron Company, Cliffs Mining Company and Cliffs Sales Company, filed two arbitration demands against ArcelorMittal, ISG Cleveland Inc., ISG Indiana Harbor Inc. and Mittal Steel USA Weirton Inc. (collectively, the “Arbitration Parties”) related to attempts by the Arbitration Parties to revise the nomination of the Arbitration Parties’ pellet requirements and a corresponding shipping schedule for 2009 and to reverse an election to defer certain tonnage for 2009.  Cliffs reported that these two arbitration demands were settled on April 14, 2010.  Under the settlement, Cliffs reached an agreement with the Arbitration Parties as to the final nomination for 2009 and the binding nomination for 2010. Cliffs also reported that on June 7, 2010, the Arbitration Parties filed a complaint in the Circuit Court of Cook County, Illinois seeking a declaratory judgment that Cliffs must permit it to change the amounts and types of pellets to be shipped to its Indiana Harbor East facility in 2010 from the amounts and types set forth in the settlement agreement as part of the Arbitration Parties’ 2010 nomination. Cliffs also reported that on June 25, 2010, it filed a motion to stay the case and to compel arbitration.  The Arbitration Parties dismissed the Cook County lawsuit and commenced arbitration for which Cliffs filed an answering statement on September 10, 2010.  In its Form 10-K filed February 17, 2011, Cliffs reported that an evidentiary hearing has been scheduled for May 2, 2011.

Price Re-Opener.  In its Form 10-K filed February 17, 2011, Cliffs reported that on May 18, 2010, The Cleveland-Cliffs Iron Company and Cliffs Mining Company filed an arbitration demand against ArcelorMittal with respect to the Pellet Sale and Purchase Agreement dated December 31, 2002 covering the Indiana Harbor East facility.  The demand seeks a declaration that because annual pellet prices used to adjust the prices of the pellets sold to ArcelorMittal under the agreement are no longer published, (1) ArcelorMittal must enter into negotiations with Cliffs to amend the agreement in this regard and (2) pending the outcome of such negotiations or an order from the arbitration panel amending the agreement, Cliffs need not comply with certain conditions for requesting a price reopener for 2010 under the agreement that would otherwise have to be met by July 1, 2010.  Cliffs reported that ArcelorMittal filed its response on June 7, 2010 and on July 9, 2010, Cliffs filed a second amended demand in the arbitration seeking a declaration that Cliffs is entitled to a price reopener for 2010. According to Cliffs, on January 25, 2011, the arbitrator denied both parties cross-motions for summary judgment and no evidentiary hearing has been scheduled.

Negotiated Settlement of Disputes Between Cliffs and ArcelorMittal.  In a news release distributed on April 8, 2011, Cliffs announced that it reached a negotiated settlement with ArcelorMittal USA Inc., and related parties, with respect to the arbitrations and litigation proceedings discussed above.  Cliffs announced that it has agreed to specific pricing levels for 2009 and 2010 with ArcelorMittal USA Inc. regarding certain pellet sales and related sales volumes.  As a result, Cliffs announced that it will receive a cash payment of approximately $250 to $270 million as a pricing “true-up” for pellet volumes delivered to certain ArcelorMittal steelmaking facilities in North America during both years. Cliffs also announced, as part of the settlement, that it and ArcelorMittal have agreed to replace the previous pricing mechanism with a world market-based pricing mechanism beginning in 2011 and through the remainder of the contract for one of the iron ore supply agreements that Cliffs has with ArcelorMittal.

The Trustees are unable to predict what impact, if any, the negotiated settlement between Cliffs and ArcelorMittal described above will have on shipments from Northshore or future royalties payable to the Trust.  The Trustees have not been informed what portion, if any, of the iron ore tonnage subject to the negotiated settlement was shipped from Trust lands or if the Trust will receive any adjustments to royalties previously received as a result of the negotiated settlement.

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimate reported in Cliffs’ Form 10-K each year.  In Cliff’s most recent Form 10-K, as filed with the Securities and Exchange Commission, which was for the year ended December 31, 2010, the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.

Tons in Millions (1)
	Current	Mineral Reserves (2)				Method of
Iron Ore	Annual	Current Year			Previous	Reserve
Mineralization	Capacity (3)	Proven	Probable	Total	Year	Estimation

Biwabik Iron Formation (Magnetite)	6.0	300	16	316	320	Geologic - Block Model

(1)                                  Tons are long tons of pellets of 2,240 pounds.

(2)                                  Estimated standard equivalent pellets, including both proven and probable reserves based on life-of-mine operating schedules.

(3)                                  Capacity at Northshore increased to 6.0 million tons of combined pellet and concentrate capacity in 2010 by reactivating idle concentrator capacity.

According to Cliffs’ Form 10-K, the iron ore prices utilized for reserve estimation are derived from 3-year trailing averages of regional benchmark pricing. For the Northshore mine, prices are based on iron ore pellets delivered to the Lower Great Lakes. Cliffs evaluates and analyzes iron ore reserve estimates every three years in accordance with its mineral reserve policy or earlier if conditions merit.  The table below identifies the reserve analysis date and the 3-year trailing price for the Northshore mine, both as reported by Cliffs in its Form 10-K for the year ended December 31, 2010.

Date of Base Economic Ore Reserve Analysis	Commodity Pricing (1)
2009 (2)	$90.42

(1)	Pricing in North America reflects US$ per long tons of pellets FOB port.
(2)

Cliffs made the decision to exclude anomalous 2008 Benchmark Pricing from the 3-year trailing average price used in determining its North American Iron Ore reserve estimates. Therefore, the 3-year trailing average for the 2009 reserve analysis reflects 2005-2007 prices.

In 2010, the Trustees engaged an independent geological consulting firm, Scott Wilson Roscoe Postle Associates, Inc. (“Scott Wilson RPA”), to confirm that the process used by Cliffs to estimate the ore reserves in the mine at Northshore is reasonable.  In its report to the Trustees, Scott Wilson RPA summarized its review and evaluation of Cliffs’ ore reserve estimation process which was performed by Cliffs in 2009.  Scott Wilson RPA reported to the Trustees that the reserve estimation process used by Cliffs, including the $90.42 per ton pricing assumption, is reasonable and comports with the reporting standards set forth in Securities Act Industry Guide 7.  Based on the report of Scott Wilson RPA, the Trustees estimate that at least 90% of the ore reserve in the mine at Northshore, as reported by Cliffs, is attributable to the Trust Estate.

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

Mining Properties.  As disclosed elsewhere in this Annual Report, Northshore, a wholly owned subsidiary of Cliffs, currently conducts the mining operation upon the Mesabi Trust properties.  The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70.  Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61.  Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota.  During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities.  Based on information provided to the Trustees’ during the most recent inspection trip in October 2010, the mining properties and facilities at Northshore were in good operating condition.

Northshore’s Operations.  Because Mesabi Trust is not involved in Northshore’s mining operations, the Trustees do not have detailed firsthand information relating to such operations or the equipment and facilities used by Northshore.  Therefore, the Trustees rely on information provided by Northshore personnel, disclosed by Cliffs in its periodic reports filed with the SEC or provided in other reports published by independent organizations, such as Skillings Mining Review, in providing the information relating to Northshore’s mining operations, its equipment and facilities.

•                  Mining and Railroad: Drilling at the Northshore mine is conducted with two P&H 120, one P&H 320XPC and one Gardner Denver 120 rotary units with 16-inch diameter holes on 28- to 30-foot spacing.  The drilling is followed with blasts using heavy ANFO (which stands for ammonium nitrate and fuel oil) and emulsion which break an average of 700,000 to 1,200,000 tons of crude taconite.  After blasts, taconite is then removed by a loading fleet consisting of four P&H 2800XPC shovels with 39 cubic-yard buckets, one LeTourneau L1850 loader with a 28 cubic yard bucket and a Cat 994D loader with a 19 cubic-yard bucket.  A haulage fleet of three 250-ton Terex Model 4400AC, two 250-ton Komatsu Model 830E, and four 200-ton Komatsu 730E production trucks carry crude taconite to the primary and secondary crushers located about two miles away.  At the crushers, taconite is emptied from the end-dump trucks into a 60 inch primary gyratory unit and four 30-inch by 70-inch secondary crushers for reduction to a nominal 4 inch size.  Coarse ore is then fed into 90-ton capacity ore cars for transportation to Silver Bay via a 47 mile long, single track railroad owned by Northshore.  Each train is pulled by three or four diesel electric locomotives.

•                  Concentrating and Pelletizing Process.  Upon arrival at the pelletizing facility in Silver Bay, the coarse taconite ore first passes through a fine crushing stage where it is reduced in size to approximately 0-3/4” and then the non-magnetic material is rejected through a dry cobber magnetic separation stage.  The non-magnetic material is rail hauled seven miles to the Mile Post 7 disposal site. The magnetic material is then fed into one of the fourteen active grinding lines.  Each line includes one 10-1/2-foot by 18-foot rod mill and two 10-1/2-foot by 18-foot (16-foot in west plant) ball mills.  The final grinding of the crude taconite is reduced to 90% minus 325 mesh.

During the concentrating process, ore concentrate is separated by a two-stage magnetic separation, which removes low grade tailings from the ore concentrate.  The tailings are pumped uphill to the Mile Post 7 disposal site.  The concentrate is then fed into hydro-separators followed by a final flotation upgrading accomplished with two 500 cubic foot flotation cells per grinding line.  Next, the concentrate proceeds to a central filtering facility of nine 9-foot diameter vacuum filters, during which process the moisture content in the concentrate is reduced and the final concentrate is ready for pelletizing.  The pelletizing process first feeds the ore concentrate, to which bentonite and starch has been added as a binder, into a balling drum 31 feet long and 9 feet in diameter.  The revolving action of the drum causes the concentrate to build up into green balls.  Next, the green balls with a target size of plus 0-1/4” and minus 0-1/2” in diameter are conveyed to one of four moving grates and enter into an accompanying high temperature furnace where they are heated to over 2400° F. and are hardened into the final pellet product.  From the four furnaces the pellets are conveyed to a dockside storage area with a 5-million ton storage capacity.  Northshore’s sheltered harbor at Silver Bay can handle lake-going vessels with capacities up to 55,000 tons.

•                  Capital Expenditures.  During calendar year 2010, Northshore continued to modernize and improve the operations at the Peter Mitchell Mine in Babbitt and Northshore’s pelletizing facility in Silver Bay, Minnesota.  Toward that end, Cliffs implemented the following capital expenditures:

•                  Completed commissioning the fourth of four P&H 2800-XPC shovels.

•                  Acquired two 240 ton haul trucks for the mine.

•                  Replaced the rotary car dump.

•                  Reactivated concentrator sections 6 and 7.

•                  Continued a program to improve the railroad locomotive fleet for the ore haul between the Peter Mitchell Mine and Northshore’s pelletizing facility.

•                  Continued investments in projects for safety (primarily mill liner handler and mine cable handler) and environment (primarily dust control) to protect employees and improve air and water quality.

•   Northshore Mine Safety and Health Administration Safety Data.  The operation of the Northshore mine is subject to regulation by MSHA under the FMSH Act. In its Form 10-K filed February 17, 2011, Cliffs reported that MSHA inspects its mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSH Act.  In its Form 10-K, Cliffs provided information regarding certain mining safety and health citations which MSHA has issued with respect to Northshore’s mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

Under the recently enacted Dodd-Frank Act, each operator of a coal or other mine is required to include certain mine safety results within its periodic reports filed with the SEC. As required by the reporting requirements included in §1503(a) of the Dodd-Frank Act, in its Form 10-K, Cliffs presented the following items regarding certain mining safety and health matters for the Northshore Mine.

(A)          The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a coal or other mine safety or health hazard under section 104 of the FMSH Act (30 U.S.C. 814) for which the operator received a citation from MSHA;

(B)            The total number of orders issued under section 104(b) of the FMSH Act (30 U.S.C. 814(b));

(C)            The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the FMSH Act (30 U.S.C. 814(d));

(D)           The total number of imminent danger orders issued under section 107(a) of the FMSH Act (30 U.S.C. 817(a));

(E)             The total dollar value of proposed assessments from MSHA under the FMSH Act (30 U.S.C. 801 et seq.); and

(F)             Any pending legal action currently before the Federal Mine Safety and Health Review Commission involving such coal or other mine.

In its Form 10-K, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act and no written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act were received during the year ended December 31, 2010. In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2010.

		Year ended December 31, 2010
		(A)	(B)	(C)	(D)	(E)	(F)
Mine Location	Operation	Section 104	Section 104(b)	Section 104(d)	Section 107(a)	Proposed Assessments $ (1)	Pending Legal Action
Northshore	Iron Ore	130	1	3	0	250,731	None

(1)                                  Amounts included under the heading “Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2010.

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

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $48.48 for calendar year 2009, $48.81 for calendar year 2010 and will be $49.35 for calendar year 2011.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Amount by which sales price per ton exceeds Adjusted Threshold Price	Applicable Percentage

$2 or less	½ of 1%
more than $2 but not more than $4	1%
more than $4 but not more than $6	1-1/2%
more than $6 but not more than $8	2%
more than $8 but not more than $10	2-1/2%
more than $10	3%

Leasehold royalty example.   To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2011, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2011 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$42.00	$21,000,000
3rd Quarter:	500,000	$44.00	$22,000,000
	1,000,000	$46.00	$46,000,000
	1,000,000	$48.00	$48,000,000
	1,000,000	$50.00	$50,000,000
	1,500,000	$52.00	$78,000,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2011 would be as follows:

2nd Quarter:	$21,000,000 x 2-1/2%	=	$525,000
3rd Quarter:	$22,000,000 x 2-1/2%	=	$550,000
	$46,000,000 x 3-1/2%	=	$1,610,000
	$48,000,000 x 5%	=	$2,400,000
	$50,000,000 x 5-1/2%	=	$2,750,000
	$78,000,000 x 6%	=	$4,680,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2011 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2011 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $49.35:

2nd Quarter:	$42.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$44.00/ton falls below ATP: no bonus payable	=	None
	$46.00/ton falls below ATP: no bonus payable	=	None
	$48.00/ton falls below ATP: no bonus payable	=	None
	$50,000,000 x ½ of 1%	=	$250,000
	$78,000,000 x 1%	=	$780,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2011 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties.  Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $808,177 for calendar year 2009, $813,729 for calendar year 2010 and is $822,783 for calendar year 2011.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).  Fee royalties aggregating $305,407 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2011.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2011 were $878,677, representing an increase of $60,670, or 7.4%, from the $818,007 of total Trust expenses in fiscal 2010.  The increase in Trust expenses was due primarily to the payment of additional compensation to the Corporate Trustee in accordance with the Agreement of Trust and additional expenses related to an increase in the Trust’s director and officer liability insurance coverage limits. For the fiscal year ended January 31, 2010, total Trust expenses increased 2.3% to $818,007, as compared to $799,320 for the fiscal year ended January 31, 2009.

Trust Legal Expenses

Mesabi Trust paid Oppenheimer Wolff & Donnelly LLP (“Oppenheimer”) $238,023 for legal services provided to the Trust during the fiscal year ended January 31, 2011.  Comparatively, Mesabi Trust paid Oppenheimer $224,796 and $219,389 for legal services provided to the Trust during fiscal years ended January 31, 2010 and January 31, 2009, respectively.

In each of the last three fiscal years, Oppenheimer represented the Trust and assisted the Trustees in the preparation and filing of the Trust’s current, periodic and annual reports with the SEC and related securities law compliance.  Oppenheimer also advised the Trust on various other legal matters related to inquiries from third parties in the ordinary course of the Trust’s administration.  The total amount of Oppenheimer’s legal fees for services rendered during fiscal 2011 increased approximately $13,000, or 5.9% as compared to fiscal 2010.  The increase in legal fees in fiscal 2011, as compared to fiscal 2010, resulted primarily from Oppenheimer providing the Trust with services related to compliance with the SEC’s XBRL filing mandate and the Dodd-Frank Wall Street Reform and Consumer Protection Act.

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

Total Trust expenses by category for fiscal 2011, 2010 and 2009 are set forth in the table below.

	Fiscal Year ended on January 31,
	2011	2010	2009

Compensation of Trustees	$223,811	$178,581	$228,053
Corporate Trustee’s Administrative Fees	62,500	62,500	62,500
Professional fees and expenses
Legal	238,023	224,796	219,389
Accounting	127,485	125,009	109,268
Mining consultant and field representatives	23,512	22,908	22,617
Insurance	69,408	66,492	52,518
Annual stock exchange fee	38,000	38,000	38,000
Transfer agent’s and registrar’s fees	11,798	9,974	10,273
Other Trust Expenses	84,140	89,747	56,702
	$878,677	$818,007	$799,320

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

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange.  Distributions paid to Unitholders during the fiscal year ended January 31, 2011 totaled $31,291,223 as compared to $9,315,207 during fiscal year ended January 31, 2010, and $37,851,229 during the fiscal year ended January 31, 2009.  Unitholders received distributions of $2.385 per Unit for the fiscal year ended January 31, 2011, compared with distributions of $0.71 and $2.885 per Unit for the fiscal years ended January 31, 2010 and 2009, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2010	$26.77	$13.20	$1,640,001	$0.125
July 31, 2010	$24.99	$15.90	10,496,008	0.80
October 31, 2010	$42.98	$22.97	11,939,209	0.91
January 31, 2011	$56.44	$33.21	8,528,006	0.65
			$32,603,224	$2.485

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2009	$9.75	$5.30	$4,985,604	$0.38
July 31, 2009	$13.09	$9.50	0	0.00
October 31, 2009	$11.22	$8.60	2,886,402	0.22
January 31, 2010	$15.60	$9.65	7,216,005	0.55
			$15,088,012	$1.15

As of the close of business on April 1, 2011, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 1,175 registered holders, holding of record approximately 799,878 Units, and in the names of approximately 124 brokers, nominees, or fiduciaries holding of record approximately 12,320,132 Units.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street 27th Floor New York, New York 10005	New York banking corporation

Robert C. Berglund PO Box 351 Corona, New Mexico 88318	Retired Mining Engineer

James A. Ehrenberg Individual Trustee 295 Kopp Drive West St. Paul, Minnesota 55118	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Richard G. Lareau Individual Trustee Oppenheimer Wolff & Donnelly LLP Plaza VII, Suite 3300 45 South Seventh Street Minneapolis, Minnesota 55402	Senior Partner in the law firm of Oppenheimer Wolff & Donnelly LLP

Norman F. Sprague III Individual Trustee 11726 San Vicente Blvd. Suite 625 Los Angeles, California 90049	Private investor; orthopedic surgeon

New York, New York April 11, 2011	Respectfully submitted,
DEUTSCHE BANK TRUST COMPANY AMERICAS

ROBERT C. BERGLUND
JAMES A. EHRENBERG
RICHARD G. LAREAU
NORMAN F. SPRAGUE III

INDEX TO FINANCIAL STATEMENTS

Trustees’ Report on Internal Control over Financial Reporting	Page F-2

Report of Independent Registered Public Accounting Firm	Pages F-3

Balance Sheets as of January 31, 2011 and 2010	Page F-4

Statements of Income for the years ended January 31, 2011, 2010, and 2009	Page F-5

Statements of Unallocated Reserve and Trust Corpus for the years ended January 31, 2011, 2010, and 2009	Page F-6

Statements of Cash Flows for the years ended January 31, 2011, 2010, and 2009	Page F-7

Notes to Financial Statements	Pages F-8 – F-14

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2011.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework.  Based on their assessment, the Trustees believe that, as of January 31, 2011, the Trust’s internal control over financial reporting is effective, based on those criteria.

Wipfli LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting.  This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheets of Mesabi Trust (the “Trust”) as of January 31, 2011 and 2010, and the related statements of income, unallocated reserve and trust corpus, and cash flows for each of the years in the three-year period ended January 31, 2011.  We also have audited Mesabi Trust’s internal control over financial reporting as of January 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Mesabi Trust’s trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for their assessment of the effectiveness of the Trust’s internal control over financial reporting, included in the accompanying Trustees’ Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and an opinion on the Trust’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2011 and 2010, and the results of its operations and its cash flows for each of the years in the three-year period ended January 31, 2011 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, Mesabi Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ WIPFLI LLP

St. Paul, Minnesota

April 11, 2011

MESABI TRUST

BALANCE SHEETS

YEARS ENDED JANUARY 31, 2011 AND 2010

	2011	2010

ASSETS

CASH AND CASH EQUIVALENTS	$8,693,691	$8,444,697
U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	668,889	499,939
ACCRUED INCOME RECEIVABLE	232,786	873,938
PREPAID EXPENSE	50,207	30,422
	9,645,573	9,848,996

U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	—	1,350,576

FIXED PROPERTY, including intangibles, at nominal values
Assignments of leased property
Amended assignment of Peters Lease	1	1
Assignment of Cloquet Leases	1	1
Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

	$9,645,576	$11,199,575

LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

DISTRIBUTION PAYABLE	$8,528,006	$7,216,005
ACCRUED EXPENSES	129,765	85,735
DEFERRED ROYALTY REVENUE	—	2,770,000
	8,657,771	10,071,740

UNALLOCATED RESERVE	987,802	1,127,832

TRUST CORPUS	3	3

	$9,645,576	$11,199,575

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2011, 2010, AND 2009

	2011	2010	2009

REVENUES
Royalties under amended lease agreements	$32,751,210	$12,924,330	$34,896,798
Royalties under Peters Lease fee	576,428	305,407	525,851
Interest	14,233	11,932	46,456

Total revenues	33,341,871	13,241,669	35,469,105

EXPENSES
Compensation of Trustees	223,811	178,581	228,053
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	238,023	224,796	219,389
Accounting	127,485	125,009	109,268
Mining consultant and field representatives	23,512	22,908	22,617
Insurance	69,408	66,492	52,518
Annual stock exchange fee	38,000	38,000	38,000
Transfer agent’s and registrar’s fees	11,798	9,974	10,273
Other Trust expenses	84,140	89,747	56,702

Total expenses	878,677	818,007	799,320

NET INCOME	$32,463,194	$12,423,662	$34,669,785

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

NET INCOME PER UNIT	$2.474	$0.947	$2.643

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2011, 2010, AND 2009

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2008	13,120,010	$1,660,021	$3

Net income	—	34,669,785	—
Distribution paid May 20, 2008, $.12 per unit	—	(1,574,401)	—
Distribution paid August 20, 2008, $1.00 per unit	—	(13,120,010)	—
Distribution paid November 20, 2008, $1.25 per unit	—	(16,400,013)	—
Distribution declared January 16, 2009, paid February 20, 2009, $.11 per unit
	—	(1,443,201)	—

BALANCE, JANUARY 31, 2009	13,120,010	$3,792,181	$3

Net income	—	12,423,662	—
Distribution paid May 20, 2009, $.38 per unit	—	(4,985,604)	—
Distribution paid November 20, 2009, $.22 per unit	—	(2,886,402)	—
Distribution declared January 15, 2010, paid February 20, 2010, $.55 per unit	—	(7,216,005)	—

BALANCE, JANUARY 31, 2010	13,120,010	$1,127,832	$3

Net income	—	32,463,194	—
Distribution paid May 20, 2010, $.125 per unit	—	(1,640,001)	—
Distribution paid August 20, 2010, $.80 per unit	—	(10,496,008)	—
Distribution paid November 20, 2010, $.91 per unit	—	(11,939,209)	—
Distribution declared January 14, 2011, paid February 20, 2011, $.65 per unit	—	(8,528,006)	—

BALANCE, JANUARY 31, 2011	13,120,010	$987,802	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2011, 2010, AND 2009

	2011	2010	2009

OPERATING ACTIVITIES
Royalties received	$31,195,990	$17,841,808	$33,658,880
Interest received	17,033	17,901	48,173
Expenses paid	(854,432)	(843,818)	(765,190)

NET CASH FROM OPERATING ACTIVITIES	30,358,591	17,015,891	32,941,863

INVESTING ACTIVITIES
Maturities of U.S. Government securities	2,180,000	329,000	586,953
Purchases of U.S. Government securities	(998,374)	(1,839,094)	(383,181)

NET CASH FROM (USED FOR) INVESTING ACTIVITIES	1,181,626	(1,510,094)	203,772

FINANCING ACTIVITY
Distributions to unitholders	(31,291,223)	(9,315,207)	(37,851,229)

NET CHANGE IN CASH AND CASH EQUIVALENTS	248,994	6,190,590	(4,705,594)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	8,444,697	2,254,107	6,959,701

CASH AND CASH EQUIVALENTS, END OF YEAR	$8,693,691	$8,444,697	$2,254,107

RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Net income	$32,463,194	$12,423,662	$34,669,785
Decrease (increase) in accrued income receivable	641,152	1,848,040	(1,762,053)
Decrease (increase) in prepaid expense	(19,785)	1	(5,736)
Increase (decrease) in accrued expenses	44,030	(25,812)	39,867
(Decrease) increase in deferred royalty revenue	(2,770,000)	2,770,000	—

NET CASH FROM OPERATING ACTIVITIES	$30,358,591	$17,015,891	$32,941,863

NON CASH FINANCING ACTIVITY
Distributions declared	$8,528,006	$7,216,005	$1,443,201

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2011, 2010 AND 2009

NOTE 1 -               NATURE OF BUSINESS AND ORGANIZATION

Nature of Business

Mesabi Trust was created in 1961 upon the liquidation of Mesabi Iron Company. The sole purpose of the Trust, as set forth in the Agreement of Trust dated as of July 18, 1961, is to conserve and protect the Trust Estate and to collect and distribute the income and proceeds there from to the Trust’s certificate holders after the payment of, or provision for, expenses and liabilities. The Agreement of Trust prohibits the Trust from engaging in any business.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be fifty years old.

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

NOTE 2 -               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  As of January 31, 2011 and 2010, the Trust held $157,742 and $24,788, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

Investments

The Trust invests solely in U.S. Government securities. The Trustees determine the appropriate classifications of the securities at the time they are acquired and evaluate the appropriateness of such classifications as of each balance sheet date.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2011, 2010 AND 2009

The U.S. Government securities are classified as held-to-maturity securities as the Trust has the positive intent and ability to hold to maturity and are therefore stated at amortized cost.

Revenue Recognition

Royalty income under the amended lease agreements with NMC is recognized as it is earned. Under such agreements, royalties are earned upon shipment from Silver Bay, Minnesota (NMC’s location), regardless of whether the actual sales proceeds for any shipment are received by NMC’s parent, Cliffs.  The amount of base overriding royalties and royalty bonuses payable are determined on the volume of tonnage shipped from Silver Bay, Minnesota during each calendar quarter and the actual proceeds to Cliffs resulting from such shipments.

Royalty income includes accrued income receivable.  Accrued income receivable represents royalty income earned but not yet received by the Trust under the royalty agreements described elsewhere in these notes.   Accrued income receivable is calculated based on (i) shipments during the last month of Mesabi Trust’s fiscal year, if any, and (ii) net positive price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota.

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

During the fourth quarter of fiscal 2010, negative price adjustments were recorded by Mesabi Trust as deferred royalty revenue due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from NMC with respect to certain shipments during calendar 2008 and calendar 2009.  As of January 31, 2011, the Trust recognized revenue related to approximately 770,000 tons of iron ore that were shipped by NMC as of December 31, 2010, but for which Cliffs has indicated that final pricing is not yet known.  Pricing related to these tons is expected to be finalized in the first calendar quarter of 2012.

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

JANUARY 31, 2011, 2010 AND 2009

2.                                       The entire beneficial interest in Mesabi Land Trust which owns a 20% fee interest in the lands subject to the Peters Lease and the entire fee interest in other properties in Minnesota.

Deferred Royalty Revenue

Deferred royalty revenue, if any, represents an estimate of decreases in pellet revenue related to tons of iron ore that were shipped by Northshore, but for which Northshore has indicated that final pricing is not yet known and is adjusted in accordance with the Trust’s revenue recognition policy each quarter as updated pricing information is received.

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

As further described in Note 1, NMC is the lessee/operator of the Mesabi Trust land.  All royalty income earned by the Trust is received from NMC, and accordingly, substantially all of the accrued income receivable is also due from NMC.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires the Trustees to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Specifically, the accrued income receivable, deferred royalty revenue and related royalty revenue are significant estimates which are subject to change in the near term, and changes to these estimates could have a material effect on the Trust’s financial statements.

Fair Value Measures

Valuation Hierarchy

GAAP establishes a three-level valuation hierarchy for classification of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2011, 2010 AND 2009

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

The carrying amounts of financial instruments approximated fair value as of January 31, 2011 and 2010, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

In January 2010, the Financial Accounting Standards Board (“FASB”) amended the guidance on fair value to add new requirements for disclosures about transfers into and out of Levels 1 and 2 and separate disclosures about purchases, sales, issuances, and settlements relating to Level 3 measurements. The revised guidance also clarifies existing fair value disclosures about the level of disaggregation and about inputs and valuation techniques used to measure fair value. The new guidance was effective for the first reporting period beginning after December 15, 2009, except for the requirement to provide the Level 3 activity of purchases, sales, issuances, and settlements on a gross basis, which will be effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. The Trust adopted the provisions of the guidance required for the period beginning January 1, 2010; however, adoption of this amendment did not have a material impact on the Trust’s financial statements. The Trust will adopt the provisions of the guidance required for the period beginning January 1, 2011, beginning with the interim period ended April 30, 2011.

In February 2010, the FASB issued amended guidance on subsequent events to remove the requirement to disclose the date through which an SEC filer has evaluated subsequent events. The amended guidance was effective upon issuance and was adopted as of the interim period ended April 30, 2010.

NOTE 3 -               U. S. GOVERNMENT SECURITIES

U.S. government securities at January 31, 2011 and 2010 are classified as held-to-maturity and mature as follows:

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2011, 2010 AND 2009

	2011		2010
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$668,889	$669,338	$499,939	$502,755

Due after one year through three years	—	—	1,350,576	1,352,791

	$668,889	$669,338	$1,850,515	$1,855,546

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

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $48.48 (per ton) for calendar year 2009, $48.81 (per ton) for calendar year 2010 and will be $49.35 (per ton) for calendar year 2011.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

NMC also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2011, the minimum advance royalty is $822,783. The minimum annual advance royalty was $813,729 and $808,177, for the calendar years ended December 31, 2010 and 2009, respectively.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2011, 2010 AND 2009

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

During the fiscal years ended January 31, 2011, 2010, and 2009, the Trustees distributed cash payments totaling $31,291,223 ($2.385 per Unit), $9,315,207 ($.71 per Unit), and $37,851,229 ($2.89 per Unit), respectively. In addition, in January 2011 the Trustees declared a distribution of $0.65 per Unit of beneficial interest, which was paid in February 2011.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2011, 2010 AND 2009

NOTE 6 -               SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the years ended January 31, 2011 and 2010 are presented below:

	2011
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$4,992,827	$11,233,980	$11,576,313	$5,538,751
Expenses	207,862	224,686	179,747	266,382

Net income	$4,784,965	$11,009,294	$11,396,566	$5,272,369

Net income per unit	$0.365	$0.839	$0.869	$0.401

	2010
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$1,024,881	$422,936	$5,042,739	$6,751,113
Expenses	223,835	201,925	141,870	250,377

Net income	$801,046	$221,011	$4,900,869	$6,500,736

Net income per unit	$0.061	$0.017	$0.374	$0.495