Form 10-K, Exhibit 13
period 2012-01-31
MESABI TRUST
filed 2012-04-13
CIK 65172

Exhibit 13

ANNUAL REPORT
OF THE TRUSTEES OF
MESABI TRUST
For The Year Ended January 31, 2012

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Securities Services — GDS

60 Wall Street, 27th Floor

New York, NY 10005

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Oppenheimer Wolff & Donnelly LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission.  Such reports can be accessed at www.mesabi-trust.com.  Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2012 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements, including those statements estimating calendar year 2012 production or shipments, are based on input from the lessee/operator (and its parent corporation) of the mine located on the lands owned and held in trust for the benefit of the holders of units of beneficial interest of Mesabi Trust.  These statements may be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  Actual results and future developments could differ materially from the results or developments expressed in or implied by these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, volatility of iron ore and steel prices, market supply and demand, regulation or government action, litigation and uncertainties about estimates of reserves, and those described under the caption “Risk Factors” in this annual report.  Mesabi Trust undertakes no obligation to make any revisions to the forward-looking statements contained in this filing or to update them to reflect circumstances occurring after the date of this filing.

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

Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for Federal income tax purposes.  Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be fifty-one years old.

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

The stability of Cliffs’ North American iron ore operations and the price adjustment provisions in the North American iron ore supply agreements with Cliffs’ customers could have a significant effect on the cash available for distribution to the Trust’s Unitholders.

In its Form 10-K filed February 16, 2012, Cliffs reported that virtually all of its North American iron ore sales volume will be sold under term supply agreements to a limited number of customers.  According to the Form 10-K filed by Cliffs, sales volume under these agreements is largely dependent on customer requirements, and in some cases, Cliffs is the sole supplier of iron ore pellets to its customers.  Contractual disputes with any of Cliffs’ significant customers or failure to renew or replace such agreements with similar agreements could result in lower sales volume and lower sales prices, which could adversely affect the royalties received by the Trust.

Cliffs also reported in its Form 10-K filed February 16, 2012, that its North American iron ore term supply agreements contain a number of price adjustment provisions, including adjustments based on general industrial inflation rates, the price of steel and the international price of iron ore pellets, among other factors, that allow Cliffs to adjust the prices under those agreements generally on an interim and annual basis.  Mesabi Trust is not a party to any of the supply agreements Cliffs has with its customers. Factors that could result in price adjustments include measures of general industrial inflation (e.g., the producers price index), steel prices and international pellet prices.  These market prices are dependent upon supply and demand relationships and a variety of other factors over which the Trust has no control.  Cliffs’ price adjustment provisions are weighted and some are subject to annual collars, which limit Cliffs’ ability to raise prices to match international levels and fully capitalize on strong demand for iron ore.

Additionally, Cliffs has reported that during the first quarter of 2010, the world’s largest iron ore producers began to move away from the annual international benchmark pricing mechanism in favor of a shorter-term, more flexible pricing system. According to Cliffs’ Form 10-K, Cliffs reached final pricing settlements with a majority of its U.S. Iron Ore customers through the end of 2011 for the 2011 contract year.

However, in some cases Cliffs is still working to revise components of the pricing calculations referenced within its supply agreements to incorporate new pricing mechanisms as a result of the changes to historical benchmark pricing.  The Trust has been informed that the supply agreements that Cliffs has with ArcelorMittal that involve iron ore products shipped from Northshore do not use a world market-based iron ore pricing mechanism. As discussed elsewhere in this Annual Report on Form 10-K, the price adjustments mechanisms under Cliffs’ North American term supply agreements, which can be positive or negative, may result in significant variations in royalties received by Mesabi Trust from quarter to quarter and year to year.  These variations could adversely affect the royalties received by the Trust and, in turn, the resulting cash available for distribution to Unitholders.

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

The Trustees do not exert any influence over mining operational decisions and Northshore alone determines whether to mine from lands owned by the Trust or state-owned lands, based on its current production estimates and engineering plan.  Northshore’s mining operations (the Peter Mitchell Mine) include mineral-producing land owned by the Trust, the State of Minnesota and others.  Ore mined by Northshore from non-Trust owned lands is processed, along with ore mined from Trust-owned lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis.  Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments are from Mesabi Trust lands.  The percentages of shipments from Mesabi Trust lands were 88.5%, 89.9%, 93.6%, 90.2% and 88.2% in calendar years 2011, 2010, 2009, 2008 and 2007, respectively.  If Northshore decides to materially reduce the percentage of ore mined, or pellets shipped, from Mesabi Trust lands, the income of the Trust could be adversely affected.

Uncertainty or weakness in the global economic climate could adversely affect the royalties received by the Trust.

The volatile global economic climate could have a material adverse effect on the royalties received by the Trust.  Uncertainties or weaknesses in global economic conditions and national or regional economic or political instability or other events could produce major changes in demand patterns and consumption of raw materials used in steel production.  Moreover, such conditions could impact the hot band steel prices and various Producer Price Indexes which may affect the royalties payable to the Trust.  The Trustees are not able to predict the impact the volatile global economic climate will have on future royalties payable to the Trust.

The world price of iron ore and steel are strongly influenced by international demand and global market conditions which are uncertain.  Domestic demand for iron ore and steel products, which is influenced by international markets, is also uncertain.  Supply and demand of iron ore products in these markets and therefore pricing can change rapidly and materially at any time.  In recent years, many major iron ore suppliers increased their capacity to meet the increased demand for iron ore and steel products, particularly from China.  There is a high degree of uncertainty concerning the overall demand for steel and iron ore products.  Reduced demand for iron ore, especially due to a deceleration of economic growth in China, would likely result in decreased sales of products to Cliffs’ customers and decreasing prices, all of which would adversely affect royalties received by the Trust.  Since the Trust is not party to any specific customer contracts that Cliffs has with its customers and because these macroeconomic forces are difficult to forecast, the Trustees are not able to predict the extent to which reduced demand and lower prices for iron ore products will adversely affect royalties payable to the Trust.

The royalties payable to the Trust could be adversely affected by the failure of the Trust’s independent consultants to competently perform.

As permitted by the terms of the Agreement of Trust and the Amendment, the Trustees are entitled to, and in fact do rely, upon certain independent consultants to assist the Trustees in carrying out and fulfilling their obligations as Trustees.  Independent consultants perform services, render advice and produce reports with respect to monthly production and shipments, which include figures on crude ore production, iron ore pellet production, iron ore pellet shipments, and discussions concerning the condition and accuracy of the scales used to weigh iron ore pellets produced at Northshore’s facilities.  The Trustees have also retained an accounting firm to provide non-audit services, including preparing financial statements, reviewing financial data related to shipping and sales reports provided by Northshore and reviewing the schedule of leasehold and fee royalties payable to the Trust.  The Trustees believe that the independent consultants are qualified to perform the services and functions assigned to them.  Nevertheless, any negligence or the failure of any such independent consultants to competently perform could adversely affect the royalties received by the Trust.

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

The operations at Northshore are largely dependent on Silver Bay Power Company, a 115 megawatt power plant, for its electrical supply.  Silver Bay Power Company, which is wholly owned by Northshore, had an interconnection agreement with Minnesota Power, Inc. for backup power, and sells 40 megawatts of excess power capacity to Xcel Energy under a contract that ended in 2011.  In March 2008, Northshore reactivated one of its furnaces, resulting in a shortage of electrical power of approximately 10 megawatts. As a result, supplemental electric power is purchased by Northshore from Minnesota Power under an agreement that is renewable yearly with one-year termination notice required. The contract expired on June 30, 2011, which coincided with the expiration of Silver Bay Power’s 40 megawatt sales agreement with Xcel Energy.  A significant interruption in service from Silver Bay Power Company due to vandalism, terrorism, weather conditions, natural disasters, or any other cause could cause a decrease in production capacity or require a temporary shutdown of Northshore’s operations.  In addition, one natural gas pipeline serves all of Cliffs’ Minnesota mines, and a pipeline failure could idle or substantially impair the operations at Northshore.  Any substantial interruption of, or material reduction in, Northshore’s operations could adversely affect the royalties received by the Trust.

The mining operations of Northshore are subject to extensive governmental regulation and Northshore is subject to risks related to its compliance with federal and state environmental regulations.

Northshore, as the owner/operator of the Peter Mitchell Mine, is subject to various federal, state and local laws and regulations on matters such as employee health and safety, air quality, water pollution, plant and wildlife protection, reclamation and restoration of mining properties, the discharge of materials into the environment, and the effects that mining has on groundwater quality and availability.  Northshore is required to maintain permits and approvals issued by federal and state regulatory agencies and its mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977.  The Occupational Safety and Health Administration (“OSHA”) also has jurisdiction over safety and health standards not covered by MSHA and the Minnesota Pollution Control Agency (“MPCA”) regulates various aspects of Northshore’s operations.  Northshore may from time to time be involved in litigation with the MPCA over certain aspects of its operation but because the Trust has no control over Northshore’s operations, the potential impact of these proceedings cannot be determined.  Moreover, Northshore is solely responsible for its compliance with any laws, regulations or permits applicable to Northshore’s operations and therefore the Trust cannot determine whether Northshore has been or will continue to be in compliance with such laws and regulations.  If Northshore fails to comply with these laws, regulations or permits, it could be subject to fines or other sanctions, any of which could have an adverse effect on its operations and its ability to ship iron ore products from Silver Bay, Minnesota, which could, in turn, have an adverse effect on the royalties paid to the Trust.

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

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year.  A number of factors affect Cliffs’ operations, including Northshore’s production and shipment volume.  These risk factors, which are described in Cliffs’ Form 10-K filed February 16, 2012, include, among others, the global economic climate and financial market conditions, economic conditions in the iron ore industry, extensive governmental regulation relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in Cliffs’ North American term supply agreements (which take into account various price indexes), availability of ore boats, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility.  Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties paid to the Trust could be adversely affected.

The Trustees are not subject to annual election and, as a result, the ability of the holders of Certificates of Beneficial Interest to influence the policies of the Trust may be limited.

Directors of a corporation are generally subject to election at each annual meeting of stockholders or, in the case of staggered boards, at regular intervals. Under the Agreement of Trust, however, the Trust is not required to hold annual meetings of holders of Certificates of Beneficial Interest to elect Trustees and Trustees generally hold office until their death, resignation or disqualification. As a result, the ability of holders of Certificates of Beneficial Interest to effect changes in the composition of the Board of Trustees and the policies of the Trust is significantly more limited than that of the stockholders of a corporation.

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

•                  Royalty bonuses.  The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton.  The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay and sold at prices above a threshold price.  The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $48.81 per ton for calendar year 2010, $49.35 per ton for calendar year 2011 and will be $50.54 per ton for calendar year 2012.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (described elsewhere in this Annual Report); such adjustments may be positive or negative.  See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2012 and January 31, 2011” beginning on page 12 of this Annual Report for more information.

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

•                  Minimum advance royalties.  Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The minimum advance royalty was $813,729 for calendar year 2010, $822,783 for calendar year 2011 and will be $844,452 for calendar year 2012.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Royalty income, which constitutes the principal source of the Trust’s revenue, comprised 99.9% of the Trust’s total revenue of the Trust in each of the fiscal years ended January 31, 2012, January 31, 2011 and

January 31, 2010.  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” beginning on pages 27 and 29, respectively, of this Annual Report.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price.  Although all of the iron ore products shipped from Silver Bay during calendar 2011 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

SELECTED FINANCIAL DATA

Years ended on January 31	2012	2011	2010	2009	2008
Royalty and interest income	$34,158,326	$33,341,871	$13,241,669	$35,469,105	$18,866,511
Trust expenses	920,994	878,677	818,007	799,320	634,151
Net income(1)	$33,237,332	$32,463,194	$12,423,662	$34,669,785	$18,232,360
Net income per Unit(2)	$2.53	$2.47	$0.95	$2.64	$1.39
Distributions declared Per unit(2)(3)	$2.53	$2.485	$1.15	$2.48	$1.35

Years ended on January 31
Total Assets	$11,169,040	$9,645,576	$11,199,575	$5,346,932	$8,488,509

(1)                                 The Trust, as a grantor trust, is exempt from federal and state income taxes.

(2)                                 Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(3)                                 The Trust declares distributions in January of each year and pays such distributions in February which is in the Trust’s next fiscal year.  Because of this, distributions declared generally do not equal the amount of cash distributed in the same fiscal year.  During the Trust’s fiscal year ended January 31, 2012, the Trustees distributed $2.42 per Unit (including $0.65 per Unit declared in fiscal 2011 but distributed in fiscal 2012 (February 2011)) and in fiscal 2012 declared a distribution of $0.76 per

Unit payable in February 2012, the next fiscal year. During the Trust’s fiscal year ended January 31, 2011, the Trustees distributed $2.385 per Unit (including $0.55 per Unit declared in fiscal 2010 but distributed in fiscal 2011 (February 2010)) and in fiscal 2011 declared a distribution of $0.65 per Unit payable in February 2011, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2010, the Trustees distributed $0.71 per Unit (including $0.11 per Unit declared in fiscal 2009 but distributed in fiscal 2010 (February 2009)) and in fiscal 2010 declared a distribution of $0.55 per Unit payable in February 2010, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2009, the Trustees distributed $2.885 per Unit (including $0.515 per Unit declared in fiscal 2008 but distributed in fiscal 2009 (February 2008)) and in fiscal 2009 declared a distribution of $0.11 per Unit payable in February 2009, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2008, the Trustees distributed $1.15 per Unit (including $0.315 per Unit declared in fiscal 2007 but distributed in fiscal 2008 (February 2007)) and in fiscal 2008 declared a distribution of $0.515 per Unit payable in February 2008, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2007, the Trustees distributed $1.755 per Unit (including $0.47 per Unit declared in fiscal 2006 but distributed in fiscal 2007 (February 2006)) and in fiscal 2007 declared a distribution of $0.315 per Unit payable in February 2007, the next fiscal year.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2012, January 31, 2011 and January 31, 2010

During fiscal 2012, production attributed to Trust lands totaled approximately 5.1 million tons, an increase of 11.8% and 63.1% as compared to production for fiscal year 2011 and 2010, respectively.  Shipments to Northshore’s customers attributed to the Trust totaled approximately 5 million tons during fiscal 2012.  This represents a decrease of 9.7% as compared to shipments for fiscal year 2011 and an increase of 53.1% as compared to shipments for fiscal year 2010.  The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years.

Fiscal Year Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2012	5,122,249	4,961,602
January 31, 2011	4,580,384	5,491,700
January 31, 2010	3,141,395	3,241,237

Production of iron ore pellets was slightly higher for the fourth quarter of fiscal 2012 as compared to the fourth quarter of fiscal 2011, increasing 2.2%.  Shipments of iron ore pellets by Northshore during the fourth quarter of fiscal 2012 increased by 43.1% as compared to the fourth quarter of fiscal 2011.  The increase in shipments in the fourth quarter of fiscal 2012 was caused by an increase in orders from Northshore’s customers.

Three Months Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2012	1,095,606	1,102,476

January 31, 2011	1,071,865	770,668

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent three fiscal years.

Fiscal Year Ended	Percentage of Pellets Produced From Trust Lands	Percentage of Pellets Produced From Non-Trust Lands	Percentage of Pellets Shipped From Trust Lands	Percentage of Pellets Shipped From Non-Trust Lands
January 31, 2012	89.8%	10.2%	89.2%	10.8%
January 31, 2011	88.2%	11.8%	89.3%	10.7%
January 31, 2010	95.9%	4.1%	93.0%	7.0%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to iron ore mined from Mesabi Trust lands in fiscal 2012. However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

Comparison of Financial Results for Fiscal Years ended January 31, 2012 and January 31, 2011

Royalty Income

As shown in the table below, in fiscal 2012 base royalties were consistent with prior year, bonus royalties increased 5.8% and fee royalties increased 19.1%, each as compared to fiscal 2011. Accordingly, the Trust’s total royalty income increased 2.5% in fiscal 2012 as compared to fiscal 2011. The increase in royalties received by the Trust is primarily the result of higher average selling prices for each ton of iron ore products shipped from Silver Bay, Minnesota in fiscal 2012, as compared to fiscal 2011, offset by lower shipments in fiscal 2012 as compared to fiscal 2011.

	Fiscal Years Ended on January 31,		% increase
	2012	2011	(decrease)
Base overriding royalties	$19,981,329	$19,999,089	(0.001)%
Bonus royalties	13,485,824	12,752,121	5.8%
Minimum advance royalty paid (recouped)	—	—
Fee royalties	687,029	576,428	19.1%
Total royalty income	$34,154,182	$33,327,638	2.5%

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

Gross Income, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2012 increased 2.4%, as compared to fiscal 2011, primarily due to an increase in selling prices of iron ore pellets. Total expenses for fiscal 2012 increased 4.8% as compared to fiscal 2011 due to an increase in total compensation paid to the Corporate Trustee, additional insurance expenses and higher legal fees and other fees related to the administration of the Trust.  A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” on page 30 of this Annual Report.

	Fiscal Years Ended on January 31,		% increase
	2012	2011	(decrease)
Gross Income	$34,158,326	$33,341,871	2.5%
Expenses	920,994	878,677	4.8%
Net Income	$33,237,332	$32,463,194	2.4%

As discussed in the paragraph above, the Trust’s total royalty income and net income for fiscal 2012 increased 2.5% and 2.4% respectively, due to higher prices paid to the Trust for shipments, offset by lower shipping activity during fiscal 2012, both as compared to fiscal year 2011. The increase in the Trust’s net income, combined with a decrease in the Trust’s cash reserve resulted in a 1.5% increase in total distributions paid to Unitholders in fiscal 2012, as compared to fiscal year 2011.

	Fiscal Years Ended on January 31,		% increase
	2012	2011	(decrease)
Total Cash Distributions	$31,750,424	$31,291,223	1.5%
Distributions Paid per Unit	$2.42	$2.385	1.5%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased $43,706 or 4.4% to $1,031,508, as of January 31, 2012, as compared to $987,802 as of January 31, 2011.  As of January 31, 2012, the Unallocated Reserve consisted of $643,528 in unallocated cash and U.S. Government securities and $387,980 of accrued income receivable.  Comparatively, as of January 31, 2011, the Unallocated Reserve consisted of $755,016 in unallocated cash and U.S. Government securities and $232,786 of accrued income receivable.

	Fiscal Years Ended on January 31,		% increase
	2012	2011	(decrease)
Accrued Income Receivable	$387,980	$232,786	66.7%
Cash Reserve	643,528	755,016	(14.8)%
Unallocated Reserve	$1,031,508	$987,802	4.4%

The 4.4% increase in the Unallocated Reserve for the fiscal year ended January 31, 2012 as compared the fiscal year ended January 31, 2011, is the result of a $155,194 increase in the Trust’s accrued income receivable due to a higher volume of shipments during the month of January 2012 as compared to January 2011. The increase in the unallocated reserve was reduced by a $111,488 decrease in the cash reserve and the accrual of certain negative price adjustments as a result of the impact of the April 2011 negotiated settlement between Cliffs and ArcelorMittal, which is discussed below under the heading “Accrued Income Receivable.”

Accrued Income Receivable.  The $155,194, or 66.7%, increase in the accrued income receivable portion of the Unallocated Reserve is the result an increased volume of shipments offset by pricing adjustments for the fiscal year ended January 31, 2012, as compared to the fiscal year ended January 31, 2011. In accordance with the Cliffs Pellet Agreements, for fiscal 2012 there were positive and negative price adjustments which are determined and finalized by Cliffs each calendar year with respect to shipments by the Trust in earlier calendar years.  For the fiscal year ended January 31, 2012, the Trust accrued for $644,971 of negative price adjustments related to shipments by Northshore from Mesabi Trust lands during calendar 2010 and 2009, as a result the negotiated settlement agreement between Cliffs and its customer, ArcelorMittal.  This negative price adjustment was combined with other negative price adjustments and reduced the accrued income receivable as of January 31, 2012 by a total of $984,546.  See the discussion under the heading “Recent Developments” beginning on page 18 of this Annual Report for further information.

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

Cash Reserve.  The Trust’s cash reserve for unexpected losses decreased 14.8% to $643,528 as of January 31, 2012 from $755,016 as of January 31, 2011.  The $111,488 decrease in the Trust’s cash reserve resulted from the Trustee’s decision to use a portion of the cash reserve to pay cash distributions to Unitholders during the year ended January 31, 2012 rather than add to the Trust’s cash reserve.  The Trust’s current cash reserve as of January 31, 2012 is within the range contemplated by the policy set by the Trustees.

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

Comparison of Financial Results for Fiscal Years ended January 31, 2011 and January 31, 2010

Royalty Income

As shown in the table below, in fiscal 2011 there was a 165.9% increase in base royalties, a 136.1% increase in bonus royalties and an 88.7% increase in fee royalties, each as compared to fiscal 2010.  Accordingly, the Trust’s total royalty income increased 151.9% in fiscal 2011 as compared to fiscal 2010.  The significant increase in royalties received by the Trust is the result of a 72% increase in shipments during fiscal

2011 as compared to fiscal 2010 combined with a 22% increase in the average realized selling prices of iron ore products shipped from Silver Bay, Minnesota in fiscal 2011, as compared to fiscal 2010.

	Fiscal Years Ended on January 31,		% increase
	2011	2010	(decrease)
Base overriding royalties	$19,999,089	$7,522,767	165.9%
Bonus royalties	12,752,121	5,401,563	136.1%
Minimum advance royalty paid (recouped)	—	—
Fee royalties	576,428	305,407	88.7%
Total royalty income	$33,327,638	$13,229,737	151.9%

Gross Income, Expenses, Net Income and Cash Distributions

As set forth in the table below, net income for fiscal 2011 increased 161.3%, as compared to fiscal 2010, primarily due to an increase in gross income related to the increase in shipments and selling prices of iron ore pellets.  Total expenses for fiscal 2011 increased 7.4% as compared to fiscal 2010 due to an increase in total compensation paid to the Corporate Trustee, additional insurance expenses and slightly higher legal and accounting fees and other fees related to the administration of the Trust.  A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” on page 30 of this Annual Report.

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

To the extent that the Trust has recorded a deferred royalty revenue liability, generally such amounts are carried forward to subsequent quarters until there are sufficient positive royalty payments and/or future positive price adjustments to fully offset any negative price adjustments.  Depending on future adjustments to iron ore pellet pricing pursuant to Cliffs’ customer contracts, the deferred royalty revenue could increase or decrease and may result in a cumulative negative price adjustment related to shipments of pellets during prior periods.  These potential future price adjustments can cause the Trust to experience partial or even complete offsets to future royalty income to be received by the Trust, therefore reducing cash available for distribution to the Trust’s unitholders in future periods.

Liquidity and Capital Resources

The Trust’s activities are limited to the collection of royalty income, payment of expenses and liabilities, distribution of net income to the Trust’s Unitholders and protection and conservation of Trust assets.  Distributions of net income to Unitholders are based on the amount of total royalty income after providing for the payment of expenses and, to the extent deemed prudent by the Trustees, reserving funds in the Unallocated Reserve to provide for potential fixed or contingent future liabilities.  See the discussion of the Trustees’ management of liquidity set forth under the heading “Unallocated Reserve” beginning on page 31 of this Annual Report.

The Trust’s primary short-term liquidity needs are to fund the distributions to Unitholders following the Trust’s receipt of the royalty payments from Northshore each calendar quarter.  After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. government securities, either through direct purchases of U.S. government securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government its agencies or instrumentalities, or the FDIC.  Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs.  As of January 31, 2012, the Trust held $10,253,474 in cash and cash equivalents of which was invested in a money market fund that exclusively invests in obligations of the U.S. Treasury.  In February 2012, the Trust distributed $9,971,208 to Unitholders of record on January 30, 2012.

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

The Trust’s royalty income includes accrued income receivable.  Accrued income receivable represents royalty income earned but not yet received by the Trust.  Accrued income receivable is calculated using estimated prices and includes (i) shipments during the last month of Mesabi Trust’s fiscal year, if any, and (ii) net positive adjustments (which may include the sum of positive and negative price adjustments) calculated using the pricing adjustment mechanisms in the iron ore pellet sales agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota.

Deferred royalty revenue, if any, represents an estimate of potential decreases in the Trust’s royalty revenue due to negative price adjustments anticipated to be applied to tons of iron ore that were shipped by Northshore, but for which Northshore has indicated that final pricing is not yet known.  The royalty revenue received by the Trust for certain tons of iron ore shipped by Northshore is subject to adjustment in accordance with the Trust’s revenue recognition policy each quarter as updated pricing information is received from Northshore.  Accordingly, it is possible that changes in iron ore pellet pricing for shipments made in prior periods and reflected in royalty reports previously provided to the Trust by Northshore may have a significant impact on the Trust’s deferred royalty revenue, if any, and royalty income.

Adjustments to royalty income may result from changes in final reconciliations of tonnage shipped by Northshore with the final amounts received from Cliffs’ customers.  Adjustments may also result from revisions to estimated prices previously used to record revenue for tonnage shipped.  Pricing decreases may give rise to negative price adjustments which may be applied against future royalty income recognized by the Trust and changes in iron ore pellet prices may have a significant impact on the revenue recognized by the Trust

During the fourth quarter of fiscal 2011, positive price adjustments were recorded by Mesabi Trust as accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to certain shipments during calendar 2010.  During the fourth quarter of fiscal 2012, negative price adjustments were recorded by Mesabi Trust and offset against accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to shipments during calendar 2009, 2010 and 2011.  As of January 31, 2012, the Trust recognized revenue as accrued income receivable related to approximately 667,000 tons of iron ore that were shipped by Northshore as of December 31, 2011, but for which Cliffs has indicated that final pricing is not yet known.  Pricing related to these tons is expected to be finalized in the first quarter of calendar 2013.

Recent Developments

Northshore Production and Shipping Estimates.  In its Form 10-K filed February 16, 2012, Cliffs reported that Northshore was operating all of its four furnaces during calendar year 2011, compared to the three furnaces that were operated during most of 2010 as the fourth furnace was not restarted until September 2010.  The annual production capacity at Northshore as reported by Cliffs is 6.0 million tons of combined iron ore pellets and concentrate.

Production of iron ore pellets at Northshore from Mesabi Trust lands during the calendar quarter ended March 31, 2012 totaled 1,178,201 tons, and shipments credited to the Trust over the same period totaled 388,094 tons.  Neither Cliffs nor Northshore has provided the Trust with an estimate of production or shipments of iron ore pellets or concentrate for the remainder of calendar year 2012.  During calendar years 2011, 2010, 2009 and 2008, the percentage of shipments of iron ore products from Mesabi Trust lands was approximately 89.3%, 93.0%, 90.2% and 88.2%, respectively, of total shipments.  Northshore has not advised the Trustees as to the percentage of iron ore products from Mesabi Trust lands it anticipates shipping in calendar year 2012.  See the description of the uncertainty of market conditions in the iron ore and steel industry under the heading “Risk Factors” above.

According to a report received by the Trust from the Eveleth Fee Office, crude ore production was down in the month of February 2012 due to a power plant failure that shut down the Silver Bay facilities during the last week of the month.  The power plant failure resulted in a temporary curtailment of production for one day due to visibility problems on Highway 61 caused by the precipitators.  The Northshore production facilities at Silver Bay are back in operation using one of the two power plant units and additional power purchased from Minnesota Power.

Cliffs Settlement Agreement with ArcelorMittal. As previously reported in the Trust’s Form 10-Q filed December 7, 2011, Cliffs reported in a news release and in its Form 10-Q filed April 29, 2011, that it reached a negotiated settlement with ArcelorMittal USA Inc., and related parties, with respect to multiple arbitration and litigation proceedings.  Based on information received by Mesabi Trust from Cliffs, even though Northshore shipped small volumes of pellets to ArcelorMittal’s steelmaking facilities involved in the Cliffs-ArcelorMittal negotiated settlement during 2009 and 2010, only shipments during calendar year 2009 were included in the ArcelorMittal-Cliffs Settlement Agreement because ArcelorMittal limited its nomination of shipments from Northshore to calendar year 2009. ArcelorMittal did not nominate any shipments in calendar year 2010. The final iron ore pricing as agreed to under the price reopener provisions of the ArcelorMittal-Cliffs Settlement Agreement was below the 2009 pricing of iron ore shipped from Silver Bay, which prices were finalized following a volatile period in the iron ore and steel markets.  This resulted in a negative adjustments to royalty payments previously received by the Trust.

In the annual certified statement of iron ore shipments and royalties paid to the Trust, which Cliffs provided to the Trust in March 2012, the Trust was informed that the negotiated settlement resulted in final negative adjustments of $644,971 to royalties previously paid to the Trust.  Mesabi Trust was not a party to the Cliffs-ArcelorMittal negotiated settlement.  The Trustees are unable to determine what impact, if any, the Cliffs-ArcelorMittal negotiated settlement may have on future shipments of iron ore pellets by Northshore or royalties payable to the Trust based on future shipments of iron ore products mined from Mesabi Trust lands.

Elevated Levels of PM-10 at Northshore Mining Silver Bay Plant Site. In its Form 10-Q filed November 1, 2011, Cliffs reported that for the period from November 2010 to June 2011, Northshore disclosed five elevated measurements of the particulate matter (PM-10) at an internal air monitor. Cliffs also reported that during the spring of 2011, Northshore received external comments regarding a perceived increase in dust fallout from the facility and that a complaint was reported to the Minnesota Pollution Control Agency (“MPCA”) in early June 2011 to the same effect. According to Cliffs, Northshore and the MPCA entered into a Stipulation Agreement dated January 20, 2012.  Cliffs reported that the Stipulation Agreement pertains to alleged violations at Northshore’s Silver Bay facility that were discovered during a review of ambient air monitoring results and in response to complaints to the MPCA.  The allegations include violations of National and State Ambient Air Quality Standards for PM-10.  As part of the Stipulation Agreement, the MPCA will assess a civil penalty in the amount of approximately $240,000 and a Supplemental Environmental Project to cost at least $80,000.  The Trust does not have any responsibility to pay any amounts agreed to by Northshore under the Stipulation Agreement.  The Trustees are unable to predict what impact, if any, the Stipulation Agreement will have on production and shipments from Northshore or future royalties payable to the Trust.

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

Other Information.  Mesabi Trust has no employees.  Each year the Trust engages independent consultants to assist the Trustees in monitoring, among other things, the volume and sales prices of iron ore products shipped by Northshore from Silver Bay, Minnesota and in reviewing all records and calculations of the same each quarter.  As noted above, the information regarding volume and sales prices of shipped iron ore products is used to compute the royalties payable to Mesabi Trust by Northshore.  Deutsche Bank Trust Company Americas, the Corporate Trustee, also performs certain administrative functions for Mesabi Trust.

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimate reported in Cliffs’ Form 10-K each year.  In Cliff’s most recent Form 10-K, as filed with the Securities and Exchange Commission, which was for the year ended December 31, 2011, the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.

Tons in Millions (1)
	Current	Mineral Reserves (2)				Method of
Iron Ore	Annual	Current Year			Previous	Reserve
Mineralization	Capacity (3)	Proven	Probable	Total	Year	Estimation

Biwabik Iron Formation (Magnetite)	6.0	293.8	15.9	309.7	316	Geologic - Block Model

(1)                                  Tons are long tons of pellets of 2,240 pounds.

(2)                                  Estimated standard equivalent pellets, including both proven and probable reserves based on life-of-mine operating schedules.

(3)                                  Capacity at Northshore is 6.0 million tons of combined pellet and concentrate capacity.

According to Cliffs’ Form 10-K filed February 16, 2012, the iron ore prices utilized for reserve estimation are derived from 3-year trailing averages of regional benchmark pricing. For the Northshore mine, prices are based on iron ore pellets delivered to the Lower Great Lakes. Cliffs evaluates and analyzes iron ore reserve estimates every three years in accordance with its mineral reserve policy or earlier if conditions merit.

The table below identifies the reserve analysis date and the 3-year trailing price for the Northshore mine, both as reported by Cliffs in its Form 10-K for the year ended December 31, 2011.

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

The diagram below illustrates the relationships of the various parties that own the lands and have interests in the lands the Trust has interests in:

DESCRIPTION OF THE MINERAL PROPERTIES AND NORTHSHORE’S MINING OPERATIONS

Mine and Rock Formation.  The Mesabi Trust properties, including the ore mine, are located in northeastern Minnesota, approximately two miles south of Babbitt, Minnesota.  The ore mine on the Mesabi Trust properties is called the Peter Mitchell mine, an open pit mine consisting of a 10-mile long segment of a host rock called the Biwabik Iron Formation, which is a very hard cherty rock containing magnetite as the ore mineral.  The Biwabik Iron Formation extends west and southwest for over 100 miles and constitutes the Mesabi Iron Range.  Recoverable iron grades range from 21% in the west end of the mine open pit to 26% in the central portion and east end, with 22.5% as the cut-off grade.  The ore body dips south under the hanging wall called the Virginia Formation.  To date, the Mesabi Trust properties have been explored for their iron ore potential.  To the knowledge of the Mesabi Trustees, no other minerals have been explored on the Mesabi Trust properties.

Mining Properties.  As disclosed elsewhere in this Annual Report, Northshore, a wholly owned subsidiary of Cliffs, currently conducts the mining operation upon the Mesabi Trust properties.  The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70.  Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61.  Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota.  During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities.  Based on information provided to the Trustees’ during the most recent inspection trip in October 2011, the mining properties and facilities at Northshore were in good operating condition.

Northshore’s Operations.  Because Mesabi Trust is not involved in Northshore’s mining operations, the Trustees do not have detailed firsthand information relating to such operations or the equipment and facilities used by Northshore.  Therefore, the Trustees rely on information provided by Northshore personnel, disclosures by Cliffs in its periodic reports filed with the SEC and, to some extent, information provided in other reports published by independent organizations, such as Skillings Mining Review, in providing the information relating to Northshore’s mining operations, its equipment and facilities.

•                  Mining and Railroad: Drilling at the Northshore mine is conducted with two P&H 120, one P&H 320XPC, one Gardner Denver 120 and one BE 59R rotary units with 16-inch diameter holes on 28- to 30-foot spacing.  The drilling is followed with blasts using heavy ANFO (which stands for ammonium nitrate and fuel oil) and emulsion which break an average of 700,000 to 1,200,000 tons of crude taconite.  After blasts, taconite is then removed by a loading fleet consisting of four P&H 2800XPC shovels with 39 cubic-yard buckets and one LeTourneau L1850 loader with a 28 cubic yard bucket.  A haulage fleet of three 250-ton Terex Model 4400AC, two 250-ton Komatsu Model 830E, and four 200-ton Komatsu 730E production trucks carry crude taconite to the primary and secondary crushers located about two miles away.  At the crushers, taconite is emptied from the end-dump trucks into a 60 inch primary gyratory unit and four 30-inch by 70-inch secondary crushers for reduction to a nominal 4 inch size.  Coarse ore is then fed into 90-ton capacity ore cars for transportation to Silver Bay via a 47 mile long, single track railroad owned by Northshore.  Each train is pulled by three or four diesel electric locomotives.

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

•                  Capital Expenditures.  During calendar year 2011, Northshore continued to modernize and improve the operations at the Peter Mitchell Mine in Babbitt and Northshore’s pelletizing facility in Silver Bay, Minnesota.  Toward that end, Cliffs implemented the following capital expenditures:

•                  Acquired a new additional D11 Dozer at the Mine.

•                  Began year one of a five year ore car rebuild program and continued to improve the railroad locomotive fleet for the ore haul between the Peter Mitchell Mine and Northshore’s pelletizing facility.

•                  Continued investments in projects for safety (arc flash mitigation) and environment (primarily dust control) to protect employees and improve air and water quality.

•   Northshore Mine Safety and Health Administration Safety Data.  The operation of the Northshore mine is subject to regulation by Mine Safety and Health Administration (“MSHA”) under the Federal Mine Safety and Health Act of 1977 (“FMSH Act”). In its Form 10-K filed February 16, 2012, Cliffs reported that MSHA inspects its mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSH Act.  In its Form 10-K, Cliffs provided information regarding certain mining safety and health citations which MSHA has issued with respect to Northshore’s mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

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

In its Form 10-K, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act and no written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act were received during the year ended December 31, 2011. In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2011.

		Year ended December 31, 2011
		(A)	(B)	(C)	(D)	(E)	(F)		(G)	(H)
Mine Location	Operation	Section 104	Section 104(b)	Section 104(d)	Section 107(a)	Proposed Assessments $ (1)	Pending Legal Action		Legal actions Initiated During Period	Legal Actions Resolved During Period
Northshore Plant	Iron Ore	89	1	—	—	305,000	—		—	—
Northshore Mine	Iron Ore	—	—	—	—	900	13	(15)	—	—

(1)                                 Amounts included under the heading “Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2011.

(15)                          This number consists of 13 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act’s procedural rules.

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

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $48.81 for calendar year 2010, $49.35 for calendar year 2011 and will be $50.54 for calendar year 2012.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example.   To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2012, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2012 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$42.00	$21,000,000
3rd Quarter:	500,000	$44.00	$22,000,000
	1,000,000	$46.00	$46,000,000
	1,000,000	$48.00	$48,000,000
	1,000,000	$51.00	$51,000,000
	1,500,000	$52.00	$81,000,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2012 would be as follows:

2nd Quarter:	$21,000,000 x 2-1/2%	=	$525,000
3rd Quarter:	$22,000,000 x 2-1/2%	=	$550,000
	$46,000,000 x 3-1/2%	=	$1,610,000
	$48,000,000 x 5%	=	$2,400,000
	$51,000,000 x 5-1/2%	=	$2,805,000
	$81,000,000 x 6%	=	$4,860,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2012 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2012 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $50.54:

2nd Quarter:	$42.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$44.00/ton falls below ATP: no bonus payable	=	None
	$46.00/ton falls below ATP: no bonus payable	=	None
	$48.00/ton falls below ATP: no bonus payable	=	None
	$51,000,000 x ½ of 1%	=	$255,000
	$81,000,000 x 1%	=	$810,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2012 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties.  Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $813,729 for calendar year 2010, $822,783 for calendar year 2011 and is $844,452 for calendar year 2012.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).  Fee royalties aggregating $687,029 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2012.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2012 were $920,994, representing an increase of $42,317, or 4.8%, from the $878,677 of total Trust expenses in fiscal 2011.  The increase in Trust expenses was due primarily to an increase in the Trust’s director and officer liability insurance coverage limits and higher expenses relating to the administration of the Trust.

For the fiscal year ended January 31, 2011, total Trust expenses increased 7.4% to $878,677, as compared to $818,007 for the fiscal year ended January 31, 2010.  The increase in Trust expenses was due primarily to the payment of additional compensation to the Corporate Trustee in accordance with the Agreement of Trust and higher expenses relating to the administration of the Trust.

Trust Legal Expenses

Mesabi Trust paid Oppenheimer Wolff & Donnelly LLP (“Oppenheimer”) $272,931 for legal services provided to the Trust during the fiscal year ended January 31, 2012.  Comparatively, Mesabi Trust paid Oppenheimer $238,023 and $224,796 for legal services provided to the Trust during fiscal years ended January 31, 2011 and January 31, 2010, respectively.

In each of the last three fiscal years, Oppenheimer represented the Trust and assisted the Trustees in the preparation and filing of the Trust’s current, periodic and annual reports with the SEC and related securities law compliance.  Oppenheimer also advised the Trust on various other legal matters related to inquiries from third parties in the ordinary course of the Trust’s administration.  The total amount of Oppenheimer’s legal fees for services rendered during fiscal 2012 increased approximately $35,000, or 14.7% as compared to fiscal 2011.  The increase in legal fees in fiscal 2012, as compared to fiscal 2011, resulted primarily from Oppenheimer providing the Trust with services related to review of royalty payments, responding to third party inquiries and assistance in complying with the SEC’s XBRL filing mandate.

The total amount of Oppenheimer’s legal fees for services rendered during fiscal 2011 increased approximately $13,000, or 5.9% as compared to fiscal 2010.  The increase in legal fees in fiscal 2011, as compared to fiscal 2010, resulted primarily from Oppenheimer providing the Trust with services related to preparation for compliance with the Dodd-Frank Wall Street Reform and Consumer Protection Act.

Total Trust expenses by category for fiscal 2012, 2011 and 2010 are set forth in the table below.

	Fiscal Year ended on January 31,
	2012	2011	2010

Compensation of Trustees	$230,612	$223,811	$178,581
Corporate Trustee’s Administrative Fees	62,500	62,500	62,500
Professional fees and expenses
Legal	272,931	238,023	224,796
Accounting	127,320	127,485	125,009
Mining consultant and field representatives	24,953	23,512	22,908
Insurance	113,955	69,408	66,492
Annual stock exchange fee	38,000	38,000	38,000
Transfer agent’s and registrar’s fees	6,597	11,798	9,974
Other Trust Expenses	44,126	84,140	89,747
	$920,994	$878,677	$818,007

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

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange.  Distributions paid to Unitholders during the fiscal year ended January 31, 2012 totaled $31,750,424 as compared to $31,291,223 during fiscal year ended January 31, 2011, and $9,315,207 during the fiscal year ended January 31, 2010.  The Trust paid Unitholders distributions of $2.53 per Unit for the fiscal year ended January 31, 2012, compared with distributions of $2.385 and $0.71 per Unit for the fiscal years ended January 31, 2011 and 2010, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2011	$41.60	$34.46	$656,000	$0.05
July 31, 2011	$34.89	$29.86	7,872,006	0.60
October 31, 2011	$30.15	$19.69	14,694,411	1.12
January 31, 2012	$34.50	$23.14	9,971,208	0.76
			$33,193,625	$2.53

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2010	$26.77	$13.20	$1,640,001	$0.125
July 31, 2010	$24.99	$15.90	10,496,008	0.80
October 31, 2010	$42.98	$22.97	11,939,209	0.91
January 31, 2011	$56.44	$33.21	8,528,006	0.65
			$32,603,224	$2.485

As of the close of business on April 2, 2012, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 1,102 registered holders, holding of record approximately 782,048 Units, and in the names of approximately 112 brokers, nominees, or fiduciaries holding of record approximately 12,337,962 Units.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street 27th Floor New York, New York 10005	New York banking corporation

Robert C. Berglund Individual Trustee PO Box 351 Corona, New Mexico 88318	Retired Mining Engineer

James A. Ehrenberg Individual Trustee 295 Kopp Drive West St. Paul, Minnesota 55118	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Richard G. Lareau Individual Trustee Oppenheimer Wolff & Donnelly LLP Plaza VII, Suite 3300 45 South Seventh Street Minneapolis, Minnesota 55402	Senior Partner in the law firm of Oppenheimer Wolff & Donnelly LLP

Norman F. Sprague III Individual Trustee 11726 San Vicente Blvd. Suite 625 Los Angeles, California 90049	Private investor; orthopedic surgeon

New York, New York April 13, 2012	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG RICHARD G. LAREAU NORMAN F. SPRAGUE III

INDEX TO FINANCIAL STATEMENTS

Trustees’ Report on Internal Control over Financial Reporting	Page F-2

Reports of Independent Registered Public Accounting Firm	Pages F-3 and F-4

Balance Sheets as of January 31, 2012 and 2011	Page F-5

Statements of Income for the years ended January 31, 2012, 2011, and 2010	Page F-6

Statements of Unallocated Reserve and Trust Corpus for the years ended January 31, 2012, 2011, and 2010	Page F-7

Statements of Cash Flows for the years ended January 31, 2012, 2011, and 2010	Page F-8

Notes to Financial Statements	Pages F-9 - F-15

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2012.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework.  Based on their assessment, the Trustees believe that, as of January 31, 2012, the Trust’s internal control over financial reporting is effective, based on those criteria.

Baker Tilly Virchow Krause, LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting for the fiscal year ending January 31, 2012.  This report appears on page F-3 below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheet of Mesabi Trust as of January 31, 2012, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the year then ended.  We also have audited Mesabi Trust’s internal control over financial reporting as of January 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Mesabi Trust’s Trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for the their assessment of the effectiveness of internal control over financial reporting, included in the accompanying Trustees’ Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and Mesabi Trust’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by the Trustees as well as evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audit provide a reasonable basis for our opinion.

An organization’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  An organization’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the organization; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the organization are being made only in accordance with authorizations of the Trustees; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the organization’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2012 and the results of its operations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, Mesabi Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2012, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

April 13, 2012

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheet of Mesabi Trust (the “Trust”) as of January 31, 2011, and the related statements of income, unallocated reserve and trust corpus, and cash flows for each of the years in the two-year period ended January 31, 2011.  We also have audited Mesabi Trust’s internal control over financial reporting as of January 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Mesabi Trust’s Trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for their assessment of the effectiveness of the Trust’s internal control over financial reporting, included in the accompanying Trustees’ Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and an opinion on the Trust’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2011, and the results of its operations and its cash flows for each of the years in the two-year period ended January 31, 2011 in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, Mesabi Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Wipfli LLP

St. Paul, Minnesota

April 11, 2011

MESABI TRUST

BALANCE SHEETS

YEARS ENDED JANUARY 31, 2012 AND 2011

	2012	2011

ASSETS

CASH AND CASH EQUIVALENTS	$10,253,474	$8,693,691
U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	—	668,889
ACCRUED INCOME RECEIVABLE	387,980	232,786
PREPAID EXPENSE	53,767	50,207
CURRENT ASSETS	10,695,221	9,645,573

U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	473,816	—

FIXED PROPERTY, including intangibles, at nominal values
Assignments of leased property
Amended assignment of Peters Lease	1	1
Assignment of Cloquet Leases	1	1
Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

TOTAL ASSETS	$11,169,040	$9,645,576

LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

DISTRIBUTION PAYABLE	$9,971,208	$8,528,006
ACCRUED EXPENSES	166,321	129,765
TOTAL LIABILITIES	10,137,529	8,657,771

UNALLOCATED RESERVE	1,031,508	987,802

TRUST CORPUS	3	3

TOTAL LIABILITIES, UNALLOCATED RESERVE, AND TRUST CORPUS	$11,169,040	$9,645,576

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2012, 2011, AND 2010

	2012	2011	2010

REVENUES
Royalties under amended lease agreements	$33,467,153	$32,751,210	$12,924,330
Royalties under Peters Lease fee	687,029	576,428	305,407
Interest	4,144	14,233	11,932

Total revenues	34,158,326	33,341,871	13,241,669

EXPENSES
Compensation of Trustees	230,612	223,811	178,581
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	272,931	238,023	224,796
Accounting	127,320	127,485	125,009
Mining consultant and field representatives	24,953	23,512	22,908
Insurance	113,955	69,408	66,492
Annual stock exchange fee	38,000	38,000	38,000
Transfer agent’s and registrar’s fees	6,597	11,798	9,974
Other Trust expenses	44,126	84,140	89,747

Total expenses	920,994	878,677	818,007

NET INCOME	$33,237,332	$32,463,194	$12,423,662

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

NET INCOME PER UNIT	$2.533	$2.474	$0.947

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2012, 2011, AND 2010

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2009	13,120,010	$3,792,181	$3

Net income	—	12,423,662	—
Distribution paid May 20, 2009, $.38 per unit	—	(4,985,604)	—
Distribution paid November 20, 2009, $.22 per unit	—	(2,886,402)	—
Distribution declared January 15, 2010, paid February 20, 2010, $.55 per unit	—	(7,216,005)	—

BALANCE, JANUARY 31, 2010	13,120,010	$1,127,832	$3

Net income	—	32,463,194	—
Distribution paid May 20, 2010, $.125 per unit	—	(1,640,001)	—
Distribution paid August 20, 2010, $.80 per unit	—	(10,496,008)	—
Distribution paid November 20, 2010, $.91 per unit		(11,939,209)
Distribution declared January 14, 2011, paid February 20, 2011, $.65 per unit	—	(8,528,006)	—

BALANCE, JANUARY 31, 2011	13,120,010	$987,802	$3

Net income	—	33,237,332	—
Distribution paid May 20, 2011, $.05 per unit	—	(656,001)	—
Distribution paid August 20, 2011, $.60 per unit	—	(7,872,006)	—
Distribution paid November 20, 2011, $1.12 per unit	—	(14,694,411)	—
Distribution declared January 13, 2012, paid February 20, 2012, $.76 per unit	—	(9,971,208)	—

BALANCE, JANUARY 31, 2012	13,120,010	$1,031,508	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2012, 2011, AND 2010

	2012	2011	2010

OPERATING ACTIVITIES
Royalties received	$33,997,720	$31,195,990	$17,841,808
Interest received	5,412	17,033	17,901
Expenses paid	(887,998)	(854,432)	(843,818)

NET CASH FROM OPERATING ACTIVITIES	33,115,134	30,358,591	17,015,891

INVESTING ACTIVITIES
Maturities of U.S. Government securities	767,400	2,180,000	329,000
Purchases of U.S. Government securities	(572,327)	(998,374)	(1,839,094)

NET CASH FROM (USED FOR) INVESTING ACTIVITIES	195,073	1,181,626	(1,510,094)

FINANCING ACTIVITY
Distributions to unitholders	(31,750,424)	(31,291,223)	(9,315,207)

NET CHANGE IN CASH AND CASH EQUIVALENTS	1,559,783	248,994	6,190,590

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	8,693,691	8,444,697	2,254,107

CASH AND CASH EQUIVALENTS, END OF YEAR	$10,253,474	$8,693,691	$8,444,697

RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Net income	$33,237,332	$32,463,194	$12,423,662
Decrease (increase) in accrued income receivable	(155,194)	641,152	1,848,040
Decrease (increase) in prepaid expense	(3,560)	(19,785)	1
Increase (decrease) in accrued expenses	36,556	44,030	(25,812)
(Decrease) increase in deferred royalty revenue	—	(2,770,000)	2,770,000

NET CASH FROM OPERATING ACTIVITIES	$33,115,134	$30,358,591	$17,015,891

NON CASH FINANCING ACTIVITY
Distributions declared	$9,971,208	$8,528,006	$7,216,005

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2012, 2011 AND 2010

NOTE 1 -                                          NATURE OF BUSINESS AND ORGANIZATION

Nature of Business

Mesabi Trust was created in 1961 upon the liquidation of Mesabi Iron Company. The sole purpose of the Trust, as set forth in the Agreement of Trust dated as of July 18, 1961, is to conserve and protect the Trust Estate and to collect and distribute the income and proceeds there from to the Trust’s certificate holders after the payment of, or provision for, expenses and liabilities. The Agreement of Trust prohibits the Trust from engaging in any business.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be fifty one years old.

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

NOTE 2 -                                          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  As of January 31, 2012 and 2011, the Trust held $10,253,474 and $157,742, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

Investments

The Trust invests solely in U.S. Government securities. The Trustees determine the appropriate classifications of the securities at the time they are acquired and evaluate the appropriateness of such classifications as of each balance sheet date.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2012, 2011 AND 2010

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

During the fourth quarter of fiscal 2012, negative price adjustments were recorded by Mesabi Trust as a result of price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from NMC with respect to certain shipments during calendar years 2009, 2010 and 2011.  The negative price adjustments were then offset against the Trust’s accrued income receivable as of January 31, 2012.  As of January 31, 2012, the Trust recognized revenue related to approximately 667,000 tons of iron ore that were shipped by NMC as of December 31, 2011, but for which Cliffs has indicated that final pricing is not yet known.  Pricing related to these tons is expected to be finalized in the first calendar quarter of 2013.

Royalty income under the Peters Lease fee agreement is also recognized quarterly as it is earned. Under such agreement, however, royalties are earned at the option of NMC either upon mining of crude ore from Peters Lease lands or upon shipment from Silver Bay of iron ore product produced from Peters Lease lands.

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

JANUARY 31, 2012, 2011 AND 2010

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

Subsequent Events

Material subsequent events are evaluated for recognition or disclosure in the accompanying financial statements.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2012, 2011 AND 2010

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

The carrying amounts of financial instruments approximated fair value as of January 31, 2012 and 2011, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

The Trust has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on the Trust ‘s financial condition . Various accounting standards and interpretations were issued in 2011 with effective dates subsequent to January 31, 2012. The Trust has evaluated the recently issued accounting pronouncements that are effective in 2012 and believe that none of them will have a material effect on the Trust ‘s financial position, results of operations or cash flows when adopted.

NOTE 3 -                                          U. S. GOVERNMENT SECURITIES

U.S. government securities at January 31, 2012 and 2011 are classified as held-to-maturity and mature as follows:

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2012, 2011 AND 2010

	2012		2011
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$—	$—	$668,889	$669,338

Due after one year through three years	473,816	474,404	—	—

	$473,816	$474,404	$668,889	$669,338

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

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $48.81 per ton for calendar year 2010, $49.35 per ton for calendar year 2011 and will be $50.54 per ton for calendar year 2012.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

NMC also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2012, the minimum advance royalty is $844,452. The minimum annual advance royalty was $822,783 and $813,729 for the calendar years ended December 31, 2011 and 2010, respectively.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2012, 2011 AND 2010

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

During the fiscal years ended January 31, 2012, 2011, and 2010, the Trustees distributed cash payments totaling $31,750,424 ($2.42 per Unit), $31,291,223 ($2.385 per Unit), and $9,315,207 ($.71 per Unit), respectively. In addition, in January 2012 the Trustees declared a distribution of $0.76 per Unit of beneficial interest, which was paid in February 2012.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2012, 2011 AND 2010

NOTE 6 -                                          SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the years ended January 31, 2012 and 2011 are presented below:

	2012
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$3,278,048	$10,333,266	$13,968,405	$6,578,607
Expenses	214,787	200,981	212,068	293,158

Net income	$3,063,261	$10,132,285	$13,756,337	$6,285,449

Net income per unit	$0.233	$0.772	$1.049	$0.479

	2011
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$4,992,827	$11,233,980	$11,576,313	$5,538,751
Expenses	207,862	224,686	179,747	266,382

Net income	$4,784,965	$11,009,294	$11,396,566	$5,272,369

Net income per unit	$0.365	$0.839	$0.869	$0.401