Form 10-K, Exhibit 13
period 2013-01-31
MESABI TRUST
filed 2013-04-10
CIK 65172

Exhibit 13

ANNUAL REPORT
OF THE TRUSTEES OF
MESABI TRUST
For The Year Ended January 31, 2013

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Securities Services — GDS

60 Wall Street, 27th Floor

New York, NY 10005

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Oppenheimer Wolff & Donnelly LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission.  Such reports can be accessed at www.mesabi-trust.com.  Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2013 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements, including those statements estimating calendar year 2013 production or shipments, are based on input from the lessee/operator (and its parent corporation) of the mine located on the lands owned and held in trust for the benefit of the holders of units of beneficial interest of Mesabi Trust.  These statements may be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  Actual results and future developments could differ materially from the results or developments expressed in or implied by these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, volatility of iron ore and steel prices, market supply and demand, regulation or government action, litigation and uncertainties about estimates of reserves, and those described under the caption “Risk Factors” in this annual report.  Mesabi Trust undertakes no obligation to make any revisions to the forward-looking statements contained in this filing or to update them to reflect circumstances occurring after the date of this filing.

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

Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for Federal income tax purposes.  Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be fifty-two years old.

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

Except within the framework of the Amended Assignment Agreements, neither the Trust nor the Trustees have any control over the operations and activities of Cliffs or its wholly-owned subsidiary, Northshore.  Accordingly, the income of the Trust is highly dependent upon the activities and operational decisions of Cliffs and Northshore, and the terms and conditions of the Amended Assignment Agreements.  Northshore, together with Cliffs, without any input or influence from the Trust, control: (i) historical operating data, including iron ore production volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future production, operations and capital expenditures; (iii) geological data relating to iron ore reserve estimates; (iv) sales and marketing efforts, and shipments of iron ore products to customers of Cliffs; and (v) the terms and conditions, especially related to pricing and price adjustment mechanisms, under the Cliffs Pellet Agreements.  Any substantial change in Cliffs’ business or the operations, production and shipments by Northshore, of which the Trust may have no prior notice, could adversely affect the royalty income of the Trust.

The stability of Cliffs’ North American iron ore operations and the price adjustment provisions in the North American iron ore supply agreements with Cliffs’ customers could have a significant effect on the cash available for distribution to the Trust’s Unitholders.

In its Form 10-K filed February 12, 2013, Cliffs reported that virtually all of its North American iron ore sales volume will be sold under term supply agreements to a limited number of customers.  According to the Form 10-K filed by Cliffs, sales volume under these agreements is largely dependent on customer requirements, and in some cases, Cliffs is the sole supplier of iron ore pellets to its customers.  Contractual disputes with any of Cliffs’ significant customers or failure to renew or replace such agreements with similar agreements could result in lower sales volume and lower sales prices, which could adversely affect the royalties received by the Trust.

Cliffs also reported in its Form 10-K filed February 12, 2013, that its North American term supply agreements contain a number of price adjustment provisions, including adjustments based on general industrial inflation rates, the price of steel and the international price of iron ore pellets, among other factors, that allow Cliffs to adjust the prices under those agreements generally on an interim and annual basis.  Factors that could result in price adjustments include measures of general industrial inflation (e.g., the producers price index), steel prices and international pellet prices.  These market prices are dependent upon supply and demand relationships and a variety of other factors over which the Trust has no control.  Cliffs’ price adjustment provisions are weighted and some are subject to annual collars, which limit Cliffs’ ability to raise prices to match international levels and fully capitalize on strong demand for iron ore.

Additionally, Cliffs has reported that during the first quarter of 2010, the world’s largest iron ore producers began to move away from the annual international benchmark pricing mechanism in favor of a shorter-term, more flexible pricing system. According to Cliffs’ most recent Form 10-K, Cliffs reached final pricing settlements with all of its U.S. Iron Ore customers by the end of calendar 2012.  The Trust has been informed that the Cliffs’ supply agreements with ArcelorMittal that involve iron ore products shipped from Northshore do not use a world market-based iron ore pricing mechanism.  As discussed elsewhere in this Annual Report on Form 10-K, the price adjustments mechanisms under Cliffs’ North American term supply agreements, which can be positive or negative, may result in significant variations in royalties received by Mesabi Trust from quarter to quarter and year to year.  These variations could adversely affect the royalties received by the Trust and, in turn, the resulting cash available for distribution to Unitholders.

Royalties received by the Trust, and distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties or distributions that will be paid in any subsequent quarter or for a full year.

Royalties received by the Trust can fluctuate significantly from quarter to quarter and year to year based upon market prices for iron ore products, the level of orders for iron ore products from Cliffs’ customers, the consumption of inventory by Cliffs’ customers, and production decisions made by Northshore.  Moreover, because the royalties paid to the Trust in any particular quarter include payments made with respect to pellets shipped and sold at estimated prices that are subject to future interim and final multi-year adjustments in accordance with the supply agreements between Cliffs and its customers, a downward trend in demand and market prices for iron and steel products could result in negative adjustments to royalties in future quarters, some of which may be significant.  These negative price adjustments could have a material adverse effect on the Trust’s royalty income, which in turn could result in lower quarterly distributions, and possibly reduce or even eliminate funds available for distribution in any quarter and in some quarters may completely offset royalties otherwise payable to the Trust.  Because of this, cash available for distribution to Unitholders in future quarters could be reduced, potentially materially, and in some cases, such reduction could result in no cash being available for distribution to Unitholders.  As a result, the royalties received by the Trust, and the distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent quarter or for a full year.  Based on the foregoing and the current uncertainty in the economic environment, the Trust cannot ensure that there will be adequate cash available to make a distribution to Unitholders in any particular quarter.

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

The world prices of iron ore and steel are strongly influenced by domestic and international supply and demand and global market conditions, all of which are uncertain.  Supply and demand of iron ore products in these markets and therefore pricing can change rapidly and materially at any time and without notice.  In recent years including calendar year 2012, continued global growth of iron ore demand, particularly from China, resulted in the major iron ore suppliers announcing plans to increase their production capacity.  In its Form 10-

K filed February 12, 2013, Cliffs reported that it expects the supply of iron ore to increase due to these expansions, which, based on those suppliers’ project-completion estimates, will be an upward trend that will continue through 2016.  An increase in Cliffs’ competitors’ capacity could result in excess supply of these commodities, resulting in downward pressure on prices.  Reductions in the selling price of iron ore will cause reductions in both the base overriding royalties and the bonus royalties payable to the Trust.

Currently, there is a high degree of uncertainty concerning the overall demand for steel and iron ore products.  Reduced demand for iron ore, especially due to a deceleration of economic growth in China, would likely result in decreased sales of products to Cliffs’ customers and decreasing prices, all of which would adversely affect royalties received by the Trust.  Since the Trust is not party to any specific customer contracts that Cliffs has with its customers and because these macroeconomic forces are difficult to forecast, the Trustees are not able to predict the extent to which reduced demand and lower prices for iron ore products, if such circumstances continue, will adversely affect royalties payable to the Trust.  In its Form 10-K filed February 12, 2013, Cliffs reported, however, that although it has contractual commitments for sales in its U.S. iron ore business for calendar year 2013 and beyond, the uncertainty in global economic conditions may adversely impact the ability of Cliffs’ customers to meet their obligations.

As a result of such market volatility, Cliffs’ customers could approach Cliffs about modifying its supply agreements.  Any modifications to such supply agreements, including reductions in pricing, could adversely affect the royalties received by the Trust and, in turn, the resulting cash available for distribution to Unitholders.

Equipment failures and other unexpected events at Northshore may lead to production curtailments or shutdowns.

Interruptions in production capabilities at the mine operated by Northshore may have an adverse impact on the royalties payable to the Trust.  In addition to planned production shutdowns or curtailments and equipment failures, the Northshore facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions or extreme weather conditions. The manufacturing processes that take place in Northshore’s mining operations, as well as in its crushing, concentrating and pelletizing facilities, depend on critical pieces of equipment, such as drilling and blasting equipment, crushers, grinding mills, pebble mills, thickeners, separators, filters, mixers, furnaces, kilns and rolling equipment, as well as electrical equipment, such as transformers. It is possible that this equipment may, on occasion, be out of service because of unanticipated failures or unforeseeable acts of vandalism or terrorism.  In addition, because the Northshore mine and processing facilities have been in operation for several decades, some of the equipment is aged.  Because the Trustees have no control over the operations or maintenance of the equipment at Northshore, a shutdown or reduction in capacity may come with little or no advance warning.  The remediation of any interruption in production capability at Northshore could require Cliffs to make large capital expenditures which may take place over an extended period of time.  In the fourth quarter of 2012, Northshore announced that it was implementing a planned curtailment of production at Northshore beginning January 5, 2013.  Any shutdown, reduction in operations, or production curtailment at Northshore would likely adversely affect the royalties paid to the Trust.

The mining operations of Northshore are subject to extensive governmental regulation and Northshore is subject to risks related to its compliance with federal and state environmental regulations.

Northshore, as the owner/operator of the Peter Mitchell Mine, is subject to various federal, state and local laws and regulations on matters such as employee health and safety, air quality, water pollution, plant and wildlife protection, reclamation and restoration of mining properties, the discharge of materials into the environment, and the effects that mining has on groundwater quality and availability.  Northshore is required to maintain permits and approvals issued by federal and state regulatory agencies and its mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977.  The Occupational Safety and Health Administration (“OSHA”) has jurisdiction over safety and health standards not covered by MSHA and the Minnesota Pollution Control Agency (“MPCA”) regulates various aspects of Northshore’s operations.  Northshore may from time to time be involved in litigation with the MPCA over certain aspects of its operation but because the Trust has no control over Northshore’s operations, the potential impact of these proceedings cannot be determined.  Moreover, Northshore is solely responsible for its compliance with any laws, regulations or permits applicable to Northshore’s operations and Northshore may at times fail to operate in compliance with such laws, regulations and permits.  The Trust has no ability to control or determine whether Northshore has been or will in the future operate in compliance with such laws and regulations.  If Northshore fails to comply with these laws, regulations or permits, it could be subject to fines or other sanctions, any of which could have an adverse effect on its operations and its ability to ship iron ore products from Silver Bay, Minnesota, which could, in turn, have an adverse effect on the royalties paid to the Trust.

The Trust does not control the portion of Northshore’s shipments that will come from ore mined from Mesabi Trust lands.

The Trustees do not exert any influence over mining operational decisions and Northshore alone determines whether to mine from lands owned by the Trust or state-owned lands, based on its current production estimates and engineering plan.  Northshore’s mining operations (the Peter Mitchell Mine) include mineral-producing land owned by the Trust, the State of Minnesota and others.  Ore mined by Northshore from non-Trust owned lands is processed, along with ore mined from Trust-owned lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis.  Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments is from Mesabi Trust lands.  The percentages of shipments from Mesabi Trust lands were 93.9%, 88.5%, 89.9% in calendar years 2012, 2011, and 2010, respectively.  If Northshore decides to materially reduce the percentage of ore mined, or pellets shipped, from Mesabi Trust lands, the income of the Trust could be adversely affected.

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

The Trustees do not participate in preparing the recoverable ore reserve estimates reported by Cliffs.  According to Cliffs’ Form 10-K, Cliffs regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with Securities Act Industry Guide 7, promulgated by the U.S. Securities and Exchange Commission.  In 2013, the Trustees engaged an independent firm of geological experts to evaluate the process Cliffs uses to estimate the recoverable iron ore reserves at the Peter Mitchell Mine.  Still, there are numerous uncertainties inherent in estimating quantities of reserves of mineral producing lands and such estimates necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs, all of which may in fact vary considerably from actual results.  All of these factors are outside of the control and influence of the Trustees.  For these reasons, estimates of the economically recoverable quantities of mineralized deposits attributable to the lands owned by Mesabi Trust and the classifications of such reserves based on the risk of recovery prepared by different engineers or by the same engineers at different times may vary substantially as the criteria change.  Cliffs’ estimate of the ore reserves could be negatively affected by future industry conditions, geological conditions and ongoing mine planning at the Peter Mitchell Mine.  Actual reserves and therefore actual royalties will likely vary from estimates, and if such variances are negative and material, the expected royalties payable to the Trust could be adversely affected and the value of the Trust’s Units could decline.

The operations at Northshore are largely dependent on a single-source energy supplier.

The operations at Northshore are largely dependent on Silver Bay Power Company, a 115 megawatt power plant, for its electrical supply.  Silver Bay Power Company, which is wholly owned by Northshore, has an interconnection agreement with Minnesota Power, Inc. for backup power when excess generation is necessary.  A significant interruption in service from Silver Bay Power Company due to vandalism, terrorism, weather conditions, natural disasters, or any other cause could cause a decrease in production capacity or require a temporary shutdown of Northshore’s operations.  In addition, one natural gas pipeline serves all of Cliffs’ Minnesota mines, and a pipeline failure could idle or substantially impair the operations at Northshore.  Any substantial interruption of, or material reduction in, Northshore’s operations could adversely affect the royalties received by the Trust.

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

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year.  A number of factors affect Cliffs’ operations, including Northshore’s production and shipment volume.  These risk factors, some of which are in part described in Cliffs’ Form 10-K filed February 12, 2013, include, among others, the global economic climate and financial market conditions, economic conditions in the iron ore industry, extensive governmental regulation relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in Cliffs’ North American term supply agreements (which take into account various price indexes), availability of ore boats, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility.  Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties paid to the Trust could be adversely affected.

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

•                  Royalty bonuses.  The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton.  The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay and sold at prices above a threshold price.  The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $49.35 per ton for calendar year 2011, $50.65 per ton for calendar year 2012, and will be $51.55 per ton for calendar year 2013.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (described elsewhere in this Annual Report); such adjustments may be positive or negative.  See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2013 and January 31, 2012” beginning on page 12 of this Annual Report for more information.

•                  Fee royalties.  Fee royalties have historically constituted a smaller component of the Trust’s total royalty income.  Fee royalties are payable to the Mesabi Land Trust, a Minnesota land trust, which holds a 20% interest as fee owner in the `Peters Lease.  Mesabi Trust holds the entire beneficial interest in the Mesabi Land Trust for which U.S. Bank N.A. acts as the corporate trustee.  Mesabi Trust receives the net income of the Mesabi Land Trust, which is generated from royalties on the amount of crude ore mined after the payment of expenses to U.S. Bank N.A. for its services as corporate trustee.  Crude ore is the source of iron oxides used to make iron ore pellets and other products.  The fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing.

•                  Minimum advance royalties.  Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The minimum advance royalty was $822,783 for calendar year 2011, $844,452 for calendar year 2012 and will be $859,429 for calendar year 2013.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Royalty income, which constitutes the principal source of the Trust’s revenue, comprised 99.9% of the Trust’s total revenue of the Trust in each of the fiscal years ended January 31, 2013, January 31, 2012 and January 31, 2011.  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” beginning on pages 28 and 31, respectively, of this Annual Report.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price.  Although all of the iron ore products shipped from Silver Bay during calendar 2012 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

SELECTED FINANCIAL DATA

Years ended January 31	2013	2012	2011	2010	2009
Royalty and interest income	$31,562,945	$34,158,326	$33,341,871	$13,241,669	$35,469,105
Trust expenses	908,208	920,994	878,677	818,007	799,320
Net income(1)	$30,654,737	$33,237,332	$32,463,194	$12,423,662	$34,669,785
Net income per Unit(2)	$2.34	$2.53	$2.47	$0.95	$2.64
Distributions declared Per unit(2)(3)	$2.325	$2.53	$2.485	$1.15	$2.48

Total Assets	$7,645,960	11,169,040	$9,645,576	$11,199,575	$5,346,932

(1)                                 The Trust, as a grantor trust, is exempt from federal and state income taxes.

(2)                                 Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(3)                                 The Trust declares distributions in January of each year and pays such distributions in February which is in the Trust’s next fiscal year.  Because of this, distributions declared generally do not equal the amount of cash distributed in the same fiscal year.  During the Trust’s fiscal year ended January 31, 2013, the Trustees distributed $2.595 per Unit (including $0.76 per Unit declared in fiscal 2012 but distributed in fiscal 2013 (February 2012)) and in fiscal 2013 declared a distribution of $0.49 per Unit payable in February 2013, the next fiscal year. During the Trust’s fiscal year ended January 31, 2012, the Trustees distributed $2.42 per Unit (including $0.65 per Unit declared in fiscal 2011 but distributed in fiscal 2012 (February 2011)) and in fiscal 2012 declared a distribution of $0.76 per Unit payable in February 2012, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2011, the Trustees distributed $2.385 per Unit (including $0.55 per Unit declared in fiscal 2010 but distributed in fiscal 2011 (February 2010)) and in fiscal 2011 declared a distribution of $0.65 per Unit payable in February 2011, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2010, the Trustees distributed $0.71 per Unit (including $0.11 per Unit declared in fiscal 2009 but distributed in fiscal 2010 (February 2009)) and in fiscal 2010 declared a distribution of $0.55 per Unit payable in February 2010, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2009, the Trustees distributed $2.885 per Unit (including $0.515 per Unit declared in fiscal 2008 but distributed in fiscal 2009 (February 2008)) and in fiscal 2009 declared a distribution of $0.11 per Unit payable in February 2009, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2008, the Trustees distributed $1.15 per Unit (including $0.315 per Unit declared in fiscal 2007 but distributed in fiscal 2008 (February 2007)) and in fiscal 2008 declared a distribution of $0.515 per Unit payable in February 2008, the next fiscal year.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2013, January 31, 2012 and January 31, 2011

During fiscal 2013, production attributed to Trust lands totaled approximately 5.1 million tons, a decrease of 0.4% as compared to production for fiscal year 2012 and an increase of 11.4% as compared to production for fiscal 2011.  Shipments to Northshore’s customers attributed to the Trust totaled approximately 5.2 million tons during fiscal 2013.  This represents an increase of 9.7% as compared to shipments for fiscal year 2012 and a decrease of 4.8% as compared to shipments for fiscal year 2011.  The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years.

Fiscal Year Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2013	5,100,773	5,227,246
January 31, 2012	5,122,249	4,961,602
January 31, 2011	4,580,384	5,491,700

Production of iron ore pellets for the fourth quarter of fiscal 2013 decreased 15.5% as compared to production of iron ore pellets for the fourth quarter of fiscal 2012 due primarily to the planned production curtailment at Northshore.  Shipments of iron ore pellets by Northshore during the fourth quarter of fiscal 2013 decreased by 24.9% as compared to shipments of iron ore pellets during the fourth quarter of fiscal 2012.  The decrease in shipments in the fourth quarter of fiscal 2013 was caused by a decrease in orders from Northshore’s customers as they adjusted production based on anticipated demand from their customers.

Three Months Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2013	926,012	828,563

January 31, 2012	1,095,606	1,102,476

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent three fiscal years.

Fiscal Year Ended	Percentage of Pellets Produced From Trust Lands	Percentage of Pellets Produced From Non-Trust Lands	Percentage of Pellets Shipped From Trust Lands	Percentage of Pellets Shipped From Non-Trust Lands
January 31, 2013	92.9%	7.1%	93.9%	6.1%
January 31, 2012	89.8%	10.2%	89.2%	10.8%
January 31, 2011	88.2%	11.8%	89.3%	10.7%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to iron ore mined from Mesabi Trust lands in fiscal 2013.  However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

Comparison of Financial Results for Fiscal Years ended January 31, 2013 and January 31, 2012

Royalty Income

As shown in the table below, in fiscal 2013 base royalties decreased by 6.7%, bonus royalties decreased by 10.1% and fee royalties increased by 15.6%, each as compared to fiscal 2012.  Accordingly, the Trust’s total royalty income decreased 7.6% in fiscal 2013 as compared to fiscal 2012.  The decrease in royalties received by the Trust is primarily the result of lower average selling prices for each ton of iron ore products shipped from Silver Bay, Minnesota in fiscal 2013, as compared to fiscal 2012, partially offset by higher shipments in fiscal 2013 as compared to fiscal 2012.

	Fiscal Years Ended January 31,		% increase
	2013	2012	(decrease)
Base overriding royalties	$18,637,459	$19,981,329	(6.7)%
Bonus royalties	12,129,876	13,485,824	(10.1)%
Minimum advance royalty paid (recouped)	—	—
Fee royalties	794,146	687,029	15.6%
Total royalty income	$31,561,481	$34,154,182	(7.6)%

The royalty amounts set forth in the table above include pricing adjustments made to royalty payments previously received by the Trust based on shipments from Silver Bay, Minnesota during prior calendar years.  Depending on the year, the volume of shipments, and the interim and final price paid to the Trust for shipments from Silver Bay, Minnesota, the price adjustment provisions of the Cliffs Pellet Agreements may increase or decrease, in some cases materially, the royalties paid to the Trust.  Because the Trust is not a party to the Cliffs Pellet Agreements, the Trustees are unable to predict the extent of any pricing adjustments that may occur under the Cliffs Pellet Agreements or whether the adjustments will increase or decrease royalties received by the Trust. With the current volatility in demand and prices for iron ore and steel products, the price adjustment provisions in the Cliffs Pellet Agreements may have a significant impact on future royalties received by the Trust and the adjustments, depending on whether they are positive or negative, may increase or decrease the distributions payable to Unitholders.

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2013 decreased 7.8%, as compared to fiscal 2012, primarily due to a decrease in selling prices of iron ore pellets. Total expenses for fiscal 2013 decreased 1.5% as compared to fiscal 2012. A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” on page 31 of this Annual Report.

	Fiscal Years Ended January 31,		% increase
	2013	2012	(decrease)
Total Revenues	$31,562,945	$34,158,326	(7.6)%
Expenses	908,208	920,994	(1.4)%
Net Income	$30,654,737	$33,237,332	(7.8)%

As discussed in the paragraph above, the Trust’s total royalty income and net income for fiscal 2013 decreased 7.6% and 7.8%, respectively, due to lower prices paid to the Trust for shipments, partially offset by higher shipping activity during fiscal 2013, both as compared to fiscal year 2012. The decrease in the Trust’s net income resulted in an 8.1% decrease in total distributions declared to Unitholders in fiscal 2013, as compared to fiscal year 2012.

	Fiscal Years Ended on January 31,		% increase
	2013	2012	(decrease)
Total Distributions Declared	$30,504,023	$33,193,626	(8.1)%
Distributions Declared per Unit	$2.325	$2.53	(8.1)%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased $150,714 or 14.6% to $1,182,222, as of January 31, 2013, as compared to $1,031,508 as of January 31, 2012.  As of January 31, 2013, the Unallocated Reserve consisted of $942,526 in unallocated cash and U.S. Government securities and $218,053 of accrued income receivable.  Comparatively, as of January 31, 2012, the Unallocated Reserve consisted of $756,082 in unallocated cash and U.S. Government securities and $387,980 of accrued income receivable.

	Fiscal Years Ended January 31,		% increase
	2013	2012	(decrease)
Accrued Income Receivable	$218,053	$387,980	(43.8)%
Unallocated Cash and U.S. Government Securities	942,526	756,082	24.7%
Prepaid Expenses and (Accrued Expenses) Net	21,643	(112,554)	119.2%
Unallocated Reserve	$1,182,222	$1,031,508	14.6%

The 14.6% increase in the Unallocated Reserve for the fiscal year ended January 31, 2013 as compared the fiscal year ended January 31, 2012, is primarily the result of a $188,444 increase in the Trust’s unallocated cash and U.S. Government securities due to the Trustee’s decision to increase the Trust’s cash reserve for unexpected losses.

Accrued Income Receivable.  The $169,927, or 43.8%, decrease in the accrued income receivable portion of the Unallocated Reserve is the result of a decreased volume of shipments attributed to the Trust during January 2013 combined with lower sales prices per ton on those shipments for the fiscal year ended January 31, 2013, as compared to the fiscal year ended January 31, 2012.  In addition, for January 31, 2013, the Trust accrued negative price adjustments in accordance with the Cliffs Pellet Agreements, because such adjustments are determined and finalized by Cliffs at the end of calendar year with respect to shipments by the Trust in earlier calendar years.

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

Unallocated Cash and U.S. Government Securities.  The Trust’s unallocated cash and U.S. Government Securities for unexpected losses increased 24.7% to $942,526 as of January 31, 2013 from $756,082 as of January 31, 2012.  The $186,444 increase in the Trust’s cash reserve resulted from the Trustee’s decision to increase the Trust’s cash reserve for unexpected losses.  The Trust’s current cash reserve as of January 31, 2013 is within the range contemplated by the policy set by the Trustees.

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

	Fiscal Years Ended January 31,		% increase
	2012	2011	(decrease)
Base overriding royalties	$19,981,329	$19,999,089	(0.001)%
Bonus royalties	13,485,824	12,752,121	5.8%
Minimum advance royalty paid (recouped)	—	—
Fee royalties	687,029	576,428	19.1%
Total royalty income	$34,154,182	$33,327,638	2.5%

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

Total Revenues, Expenses, Net Income and Distributions

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

	Fiscal Years Ended January 31,		% increase
	2012	2011	(decrease)
Total Revenues	$34,158,326	$33,341,871	2.4%
Expenses	920,994	878,677	4.8%
Net Income	$33,237,332	$32,463,194	2.4%

As discussed in the paragraph above, the Trust’s total royalty income and net income for fiscal 2012 increased 2.5% and 2.4% respectively, due to higher prices paid to the Trust for shipments, offset by lower shipping activity during fiscal 2012, both as compared to fiscal year 2011. The increase in the Trust’s net income, combined with a decrease in the Trust’s cash reserve resulted in a 1.8% increase in total distributions declared to Unitholders in fiscal 2012, as compared to fiscal year 2011.

	Fiscal Years Ended January 31,		% increase
	2012	2011	(decrease)
Total Distributions Declared	$33,193,626	$32,603,224	1.8%
Distributions Declared per Unit	$2.53	$2.485	1.8%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased $43,706 or 4.4% to $1,031,508, as of January 31, 2012, as compared to $987,802 as of January 31, 2011.  As of January 31, 2012, the Unallocated Reserve consisted of $756,082 in unallocated cash and U.S. Government securities and $387,980 of accrued income receivable.  Comparatively, as of January 31, 2011, the Unallocated Reserve consisted of $834,574 in unallocated cash and U.S. Government securities and $232,786 of accrued income receivable.

	Fiscal Years Ended January 31,		% increase
	2012	2011	(decrease)
Accrued Income Receivable	$387,980	$232,786	66.7%
Unallocated Cash and U.S. Government Securities	756,082	834,574	(9.4)%
Prepaid Expenses and (Accrued Expenses) Net	(112,554)	(79,558)	(41.5)%
Unallocated Reserve	$1,031,508	$987,802	4.4%

The 4.4% increase in the Unallocated Reserve for the fiscal year ended January 31, 2012 as compared the fiscal year ended January 31, 2011, is the result of a $155,194 increase in the Trust’s accrued income receivable due to a higher volume of shipments during the month of January 2012 as compared to January 2011. The increase in the unallocated reserve was reduced by a $78,492 decrease in the unallocated cash and U.S. Government Securities and the accrual of certain negative price adjustments as a result of the impact of the April 2011 negotiated settlement between Cliffs and ArcelorMittal, which is discussed below under the heading “Accrued Income Receivable.”

Accrued Income Receivable.  The $155,194, or 66.7%, increase in the accrued income receivable portion of the Unallocated Reserve is the result an increased volume of shipments offset by pricing adjustments for the fiscal year ended January 31, 2012, as compared to the fiscal year ended January 31, 2011. In accordance with the Cliffs Pellet Agreements, for fiscal 2012 there were positive and negative price adjustments which are determined and finalized by Cliffs each calendar year with respect to shipments by the Trust in earlier calendar years.  For the fiscal year ended January 31, 2012, the Trust accrued for $644,971 of negative price adjustments related to shipments by Northshore from Mesabi Trust lands during calendar 2010 and 2009, as a result the negotiated settlement agreement between Cliffs and its customer, ArcelorMittal.  This negative price adjustment was combined with other negative price adjustments and reduced the accrued income receivable as of January 31, 2012 by a total of $984,546.  See the discussion under the heading “Recent Developments” on page 19 of this Annual Report for further information.

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

Unallocated Cash and U.S. Government Securities.  The Trust’s unallocated cash and U.S. Government Securities for unexpected losses decreased 9.4% to $756,082 as of January 31, 2012 from $834,574 as of January 31, 2011.  The $78,492 decrease in the Trust’s cash reserve resulted from the Trustee’s decision to use a portion of the cash reserve to pay cash distributions to Unitholders during the year ended January 31, 2012 rather than add to the Trust’s cash reserve.  The Trust’s current cash reserve as of January 31, 2012 is within the range contemplated by the policy set by the Trustees.

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

Liquidity and Capital Resources

The Trust’s activities are limited to the collection of royalty income, payment of expenses and liabilities, distribution of net income to the Trust’s Unitholders and protection and conservation of Trust assets.  Distributions of net income to Unitholders are based on the amount of total royalty income after providing for the payment of expenses and, to the extent deemed prudent by the Trustees, reserving funds in the Unallocated Reserve to provide for potential fixed or contingent future liabilities, including potential future liabilities that cannot be accurately quantified.  See the discussion of the Trustees’ management of liquidity set forth under the heading “Unallocated Reserve” beginning on page 32 of this Annual Report.

The Trust’s primary short-term liquidity needs are to fund the distributions to Unitholders following the Trust’s receipt of the royalty payments from Northshore each calendar quarter.  After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. government securities, either through direct purchases of U.S. government securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government, its agencies or instrumentalities, or the FDIC.  Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs.  As of January 31, 2013, the Trust held $6,727,461 in cash and cash equivalents of which was invested in a money market fund that exclusively invests in obligations of the U.S. Treasury.  In February 2013, the Trust distributed $6,428,805 to Unitholders of record on January 30, 2013.

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

Adjustments to royalty income may result from changes in final reconciliations of tonnage shipped by Northshore with the final amounts received from Cliffs’ customers.  Adjustments may also result from revisions to estimated prices previously used to record revenue for tonnage shipped.  Pricing decreases may give rise to negative price adjustments which may be applied against future royalty income recognized by the Trust and changes in iron ore pellet prices may have a significant impact on the revenue recognized by the Trust

During the fourth quarter of fiscal 2012, negative price adjustments were recorded by Mesabi Trust and offset against accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to certain shipments during calendar years 2009, 2010 and 2011.  During the fourth quarter of fiscal 2013, negative price adjustments were recorded by Mesabi Trust and offset against accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to shipments during calendar year 2012.  As of January 31, 2013, the Trust recognized revenue related to approximately 717,000 tons of iron ore that were shipped by Northshore as of December 31, 2012, but for which Cliffs has indicated that final pricing is not yet known.  Pricing related to these tons is expected to be finalized in the first quarter of calendar 2014.

Recent Developments

Northshore Production and Shipping Estimates.  In its Form 10-K filed February 12, 2013, Cliffs reported that Northshore mine production was impacted negatively by unforeseen power outages as well as infrastructure failures due to storms that resulted in a decrease in Northshore’s production of 8.5 percent during the year ended December 31, 2012 as compared to the year ended December 31, 2011.  As previously reported, two of the four production lines at Northshore were idled beginning January 5, 2013.  A total of 81 employees were laid off as a result of the production curtailment at Northshore.  In March 2013, Northshore said it was planning to call back 18 employees from layoff to test a concentrating line that would be designed to produce a low silica concentrate to make a low silica pellet that could be sold to Direct Reduced Iron (DRI) facilities.

Neither Cliffs nor Northshore has provided the Trust with an estimate of production or shipments of iron ore pellets or concentrate for the remainder of calendar year 2013.  During calendar years 2012, 2011, and 2010, the percentage of shipments of iron ore products from Mesabi Trust lands was 93.9%, 88.5% and 89.9%, respectively, of total shipments from Northshore.  Northshore has not advised the Trustees as to the percentage of iron ore products from Mesabi Trust lands it anticipates shipping in calendar year 2013.  See the description of the uncertainty of market conditions in the iron ore and steel industry under the heading “Risk Factors” above.

Ash Landfill at Northshore Mining Silver Bay Plant Site. In its Form 10-K filed February 12, 2013, Cliffs reported that on January 3, 2012, Northshore Mining received a Notice of Violation (“NOV”) from the MPCA alleging improper handling of leachate collected from the lined coal ash landfill that Northshore operates to manage coal ash from Silver Bay Power. The pH of the leachate temporarily had been elevated above permissible levels. Cliffs also reported that on March 6, 2012, Northshore received a draft of a stipulation agreement to resolve the issues set forth in the January 3, 2012 NOV and that the draft stipulation agreement was finalized and executed on October 29, 2012. The stipulation agreement requires a few additional corrective actions beyond the response work already initiated by Northshore, but imposed a civil penalty of approximately $243,000 and a Supplemental Environmental Project amounting to $50,000.  The Trustees are unable to predict what impact, if any, the Stipulation Agreement will have on production and shipments from Northshore or future royalties payable to the Trust.

Fugitive Dust / PM10 at Northshore Mining Silver Bay Plant Site. In its Form 10-K filed February 12, 2013, Cliffs reported that Northshore and the MPCA entered into a Stipulation Agreement dated February 10, 2012. The Stipulation Agreement pertains to alleged violations at Northshore’s Silver Bay facility that were discovered during a review of ambient air monitoring results and in response to complaints to the MPCA. The allegations include violations of National and State Ambient Air Quality Standards for PM10. As part of the Stipulation Agreement, the MPCA assessed a civil penalty in the amount of approximately $240,000 and a

Supplemental Environmental Project to cost at least $80,000.  The Trust does not have any responsibility to pay any amounts agreed to by Northshore under the Stipulation Agreement.  The Trustees are unable to predict what impact, if any, the Stipulation Agreement will have on production and shipments from Northshore or future royalties payable to the Trust.

Cross State Air Pollution Rule.  On July 6, 2011, the EPA promulgated the Cross-State Air Pollution Rule (“CSAPR”), which was intended to be an emissions trading rule for sulfur dioxide and nitrogen oxide.  According to Cliffs’ Form 10-K filed February 12, 2013, Northshore’s Silver Bay Power Plant would have been subject to this rule, and Minnesota elected to follow EPA guidance allowing CSAPR to stand as Best Available Retrofit Technology (“BART”).  CSAPR was vacated by the D.C. Circuit Court during the third quarter of 2012.  Although the CSAPR requirements were vacated, this will result in Silver Bay Power Unit 2 again being subject to a site-specific BART determination under the regional haze rule that, in 2008, included application of control equipment to reduce sulfur dioxide and nitrogen oxide. Minnesota has yet to re-evaluate BART determinations for Minnesota facilities that would have been subject to CSAPR, but emission reductions of some form are likely. Cliffs is presently re-evaluating compliance options in light of this rule change.  The Trustees are unable to predict what impact, if any, the emission reductions will have on production and shipments from Northshore or future royalties payable to the Trust.

Securities Regulation.  The Trust is a publicly traded, pass-through royalty trust with its units of beneficial interest listed on the New York Stock Exchange (“NYSE”) and is therefore subject to extensive regulation under, among others, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the rules and regulations of the NYSE.  Issuers failing to comply with such authorities risk serious consequences, including criminal as well as civil and administrative penalties.  In most instances, these laws, rules and regulations do not specifically address their applicability to publicly-traded trusts such as Mesabi Trust.  In particular, Sarbanes-Oxley mandated the adoption by the Securities and Exchange Commission (the “SEC”) and NYSE of certain rules and regulations that are impossible for the Trust to literally satisfy because of its nature as a pass-through trust.  Pursuant to NYSE rules, as a pass-through royalty trust, the Trust is exempt from many of the corporate governance requirements that apply to other publicly traded corporations.   The Trust does not have, nor does the Agreement of Trust, as amended, provide for, a board of directors, an audit committee, a corporate governance committee, a compensation committee or executive officers.  The Trustees closely monitor the SEC’s and NYSE’s rulemaking activity and will comply with their rules and regulations to the extent applicable.

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimate reported in Cliffs’ Form 10-K each year.  In Cliffs’ most recent Form 10-K, as filed with the Securities and Exchange Commission, which was for the year ended December 31, 2012, the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.  At Northshore, saleable product reserves increased by 51 million tons as a result of updated life-of-mine operating plans and production schedules, net of current year production.  The current maximum annual production capacity at Northshore is 6.0 million Long Tons.

U.S. Iron Ore Mineral Reserves

As of December 31, 2012

(In Millions of Long Tons)

		Proven		Probable		Proven & Probable		Saleable Product(1), (2)		Previous Year
Property	Cliffs Share	Tonnage	% Grade	Tonnage	% Grade	Tonnage	% Grade	Process Recovery(3)	Tonnage	P&P Crude Ore	Saleable Product
Northshore	100%	350.5	25.5	712.6	24.8	1,063.10	25.0	34%	360.70	980.10	309.70

(1)                                 Saleable Product is a standard pellet containing 60 to 66 percent Fe calculated from both proven and probable mineral reserves.

(2)                                 Saleable Product is reported on a drybasis, shipped products typically contain 1 to 4 percent moisture.

(3)                                 Process recovery includes all factors for concerting Crude Ore Tonnage to Saleable Product.

According to Cliffs’ Form 10-K filed February 12, 2013, the iron ore prices utilized for reserve estimation are derived from 3-year trailing averages of regional benchmark pricing.  Cliffs evaluates and analyzes iron ore reserve estimates every three years in accordance with its mineral reserve policy or earlier if conditions merit.  Cliffs reported in its Form 10-K for the year ended December 31, 2012, that a new reserve

estimate for the mine at Northshore was completed in 2012.   In its Form 10-K for the year ended December 31, 2012, Cliffs reported that in preparing its 2012 reserve estimate at Northshore, Cliffs used the average international benchmark price of 62 percent Fe (CFR, China) for the three-year period 2009 to 2011, which was $132 per dry metric ton.

The Trustees engaged an independent geological consulting firm, Roscoe Postle Associates, Inc. (“RPA”), to confirm that the process used by Cliffs to estimate the ore reserves in the mine at Northshore is reasonable.  RPA delivered its report to the Trustees in April 2013.  In its report to the Trustees, RPA summarized its review and evaluation of Cliffs’ ore reserve estimation process which was performed by Cliffs in 2012.  RPA reported to the Trustees that the reserve estimation process used by Cliffs is reasonable and comports with the reporting requirements set forth in Securities Act Industry Guide 7.  Based on the report of RPA, at least 90% of the ore reserve in the mine at Northshore, as reported by Cliffs, is attributable to the Trust Estate.

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

Mining Properties.  As disclosed elsewhere in this Annual Report, Northshore, a wholly owned subsidiary of Cliffs, currently conducts the mining operation upon the Mesabi Trust properties.  The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70.  Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61.  Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota.  During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities.  Based on information provided to the Trustees’ during the most recent inspection trip in October 2012, the mining properties and facilities at Northshore were in good operating condition.

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

•                  Mining and Railroad: Drilling at the Northshore mine is conducted with two P&H 120, one P&H 320XPC and two BE 59R rotary units with 16-inch diameter holes on 28- to 30-foot spacing.  The drilling is followed with blasts using heavy ANFO (which stands for ammonium nitrate and fuel oil) and emulsion which break an average of 700,000 to 1,200,000 tons of crude taconite.  After blasts, taconite is then removed by a loading fleet consisting of four P&H 2800XPC shovels with 39 cubic-yard buckets and one LeTourneau L1850 loader with a 28 cubic yard bucket.  A haulage fleet of three 250-ton Terex Model 4400AC, three 250-ton Komatsu Model 830E, and three 200-ton Komatsu 730E production trucks carry crude taconite to the primary and secondary crushers located about two miles away.  At the crushers, taconite is emptied from the end-dump trucks into a 60 inch primary gyratory unit and four 30-inch by 70-inch secondary crushers for reduction to a nominal 4 inch size.  Coarse ore is then fed into 90-ton capacity ore cars for transportation to Silver Bay via a 47 mile long, single track railroad owned by Northshore.  Each train is pulled by three diesel electric locomotives.

•                Concentrating and Pelletizing Process.  Upon arrival at the pelletizing facility in Silver Bay, the coarse taconite ore first passes through a fine crushing stage where it is reduced in size to approximately 0-3/4” and then the non-magnetic material is rejected through a dry cobber magnetic separation stage.  The non-magnetic material is rail hauled seven miles to the Mile Post 7 disposal site. The magnetic material is then fed into one of the seventeen active grinding lines.  Each line includes one 10-1/2-foot by 18-foot rod mill and two 10-1/2-foot by 18-foot (16-foot in west plant) ball mills.  The final grinding of the crude taconite is reduced to 90% minus 325 mesh.

During the concentrating process, ore concentrate is separated by a two-stage magnetic separation, which removes low grade tailings from the ore concentrate.  The tailings are pumped uphill to the Mile Post 7 disposal site.  The concentrate is then fed into hydro-separators followed by a final flotation upgrading accomplished with two 500 cubic foot flotation cells per grinding line.  Next, the concentrate proceeds to a central filtering facility of nine (9)-foot diameter vacuum filters, during which process the moisture content in the concentrate is reduced and the final concentrate is ready for pelletizing.  The pelletizing process first feeds the ore concentrate, to which bentonite and starch has been added as a binder, into a balling drum 31 feet long and 9 feet in diameter.  The revolving action of the drum causes the concentrate to build up into green balls.  Next, the green balls with a target size of plus 0-1/4” and minus 0-1/2” in diameter are conveyed to one of four moving grates and enter into an accompanying high temperature furnace where they are heated to over 2,400° F. and are hardened into the final pellet product.  From the four furnaces the pellets are conveyed to a dockside storage area with a 5-million ton storage capacity.  Northshore’s sheltered harbor at Silver Bay can handle lake-going vessels with capacities up to 55,000 tons.

•                  Capital Expenditures.  During calendar year 2013, Northshore continued to modernize and improve the operations at the Peter Mitchell Mine in Babbitt and Northshore’s pelletizing facility in Silver Bay, Minnesota.  Toward that end, Cliffs implemented the following capital expenditures:

•                  Acquired a new 830E Komatsu 250-ton truck at the Mine.

•                  Acquired a new BE 59R rotary drill at the Mine.

•                  Continued with year three of a five year ore car rebuild program for the ore haul between the Peter Mitchell Mine and Northshore’s pelletizing facility.

•                  Continued investments in projects for safety (arc flash mitigation) and environment (primarily dust control) to protect employees and improve air and water quality.

•       Northshore Mine Safety and Health Administration Safety Data.  The operation of the Northshore mine is subject to regulation by MSHA under the FMSH Act. In its Form 10-K filed February 12, 2013, Cliffs reported that MSHA inspects its mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSH Act.  In its Form 10-K, Cliffs provided information regarding certain mining safety and health citations which MSHA has issued with respect to Northshore’s mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

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

(B)	The total number of orders issued under section 104(b) of the FMSH Act (30 U.S.C. 814(b));

(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the FMSH Act (30 U.S.C. 814(d));

(D)	The total number of imminent danger orders issued under section 107(a) of the FMSH Act (30 U.S.C. 817(a));

(E)	The total dollar value of proposed assessments from MSHA under the FMSH Act (30 U.S.C. 801 et seq.);

(F)	Legal actions pending before Federal Mine Safety and Health Review Commission involving such coal or other mine as of the last day of the period;

(G)	Legal actions initiated before the Federal Mine Safety and Health Review Commission involving such coal or other mine during the period; and

(H)	Legal actions resolved before the Federal Mine Safety and Health Review Commission involving such coal or other mine during the period.

In its Form 10-K, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act and no written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act were received during the year ended December 31, 2012. In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2012.

		Year ended December 31, 2012
Mine Location	Operation	(A) Section 104	(B) Section 104(b)	(C) Section 104(d)	(D) Section 107(a)	(E) Proposed Assessments $ (1)	(F) Pending Legal Action		(G) Legal actions Initiated During Period	(H) Legal Actions Resolved During Period
Northshore Plant	Iron Ore	28	—	—	—	134,182	—		—	—
Northshore Mine	Iron Ore	16	—	—	—	10,994	19	(2)	1	—

(1)                                 Amounts included under the heading “Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2012.

(2)                                 Included in this number are 18 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act’s procedural rules and 1 appeal of judges’ decisions or orders to FMSH Act’s procedural rules.

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

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $49.35 for calendar year 2011, $50.65 for calendar year 2012 and will be $51.55 for calendar year 2013.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product

Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Amount by which sales price per ton exceeds Adjusted Threshold Price	Applicable Percentage

$ 2 or less	½ of 1%
more than $2 but not more than $4	1%
more than $4 but not more than $6	1-1/2%
more than $6 but not more than $8	2%
more than $8 but not more than $10	2-1/2%
more than $10	3%

Leasehold royalty example.   To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2013, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2013 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$42.00	$21,000,000
3rd Quarter:	500,000	$44.00	$22,000,000
	1,000,000	$46.00	$46,000,000
	1,000,000	$48.00	$48,000,000
	1,000,000	$51.00	$51,000,000
	1,500,000	$52.00	$78,000,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2013 would be as follows:

2nd Quarter:	$21,000,000 x 2-1/2%	=	$525,000
3rd Quarter:	$22,000,000 x 2-1/2%	=	$550,000
	$46,000,000 x 3-1/2%	=	$1,610,000
	$48,000,000 x 5%	=	$2,400,000
	$51,000,000 x 5-1/2%	=	$2,805,000
	$78,000,000 x 6%	=	$4,680,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2013 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2013 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $51.55:

2nd Quarter:	$42.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$44.00/ton falls below ATP: no bonus payable	=	None
	$46.00/ton falls below ATP: no bonus payable	=	None
	$48.00/ton falls below ATP: no bonus payable	=	None
	$51.00/ton falls below ATP: no bonus payable	=	None
	$78,000,000 x 1%	=	$780,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2013 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties.  Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $822,783 for calendar year 2011, was $844,452 for calendar year 2012 and is $859,429 for calendar year 2013.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).  Fee royalties aggregating $794,146 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2013.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2013 were $908,208, representing a decrease of $12,786, or 1.5%, from the $920,994 of total Trust expenses in fiscal 2012.

Total Trust expenses for the fiscal year ended January 31, 2012 were $920,994, representing an increase of $42,317, or 4.8%, from the $878,677 of total Trust expenses in fiscal 2011.  The increase in Trust expenses from fiscal 2011 to fiscal 2012 was due primarily to an increase in the Trust’s director and officer liability insurance coverage limits and higher expenses relating to the administration of the Trust.

Trust Legal Expenses

Mesabi Trust paid Oppenheimer Wolff & Donnelly LLP (“Oppenheimer”) $214,629 for legal services provided to the Trust during the fiscal year ended January 31, 2013.  Comparatively, Mesabi Trust paid Oppenheimer $272,931 and $238,023 for legal services provided to the Trust during fiscal years ended January 31, 2012 and January 31, 2011, respectively.

In each of the last three fiscal years, Oppenheimer represented the Trust and assisted the Trustees in the preparation and filing of the Trust’s current, periodic and annual reports with the SEC and related securities law compliance.  Oppenheimer also advised the Trust on various other legal matters related to inquiries from third parties in the ordinary course of the Trust’s administration.  The total amount of Oppenheimer’s legal fees for services rendered during fiscal 2013 decreased approximately $58,000, or 21.3% as compared to fiscal 2012.  The decrease in legal fees in fiscal 2013, as compared to fiscal 2012, resulted primarily from Oppenheimer providing the Trust with services related to review of royalty payments, responding to third party inquiries and assistance in complying with the SEC’s XBRL filing mandate during fiscal 2012.

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

Total Trust expenses by category for fiscal 2013, 2012 and 2011 are set forth in the table below.

	Fiscal Year ended on January 31,
	2013	2012	2011

Compensation of Trustees	$248,624	$243,048	$223,811
Corporate Trustee’s Administrative Fees	62,500	62,500	62,500
Professional fees and expenses
Legal	214,629	272,931	238,023
Accounting	116,563	127,320	127,485
Mining consultant and field representatives	25,368	24,953	23,512
Insurance	120,843	113,955	69,408
Annual stock exchange fee	38,444	38,000	38,000
Transfer agent’s and registrar’s fees	8,381	6,597	11,798
Other Trust Expenses	72,856	31,690	84,140
	$908,208	$920,994	$878,677

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

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange.  Distributions paid to Unitholders during the fiscal year ended January 31, 2013 totaled $34,046,426 as compared to $31,750,424 during fiscal year ended January 31, 2012, and $31,291,223 during the fiscal year ended January 31, 2011.  The Trust paid Unitholders distributions of $2.325 per Unit for the fiscal year ended January 31, 2013, compared with distributions of $2.53 and $2.385 per Unit for the fiscal years ended January 31, 2012 and 2011, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2012	$30.63	$29.96	$852,801	$0.065
July 31, 2012	$26.50	$25.79	8,396,806	0.64
October 31, 2012	$27.00	$26.13	14,825,611	1.13
January 31, 2013	$24.74	$24.10	6,428,805	0.49
			$30,504,023	$2.325

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2011	$41.60	$34.46	$656,001	$0.05
July 31, 2011	$34.89	$29.86	7,872,006	0.60
October 31, 2011	$30.15	$19.69	14,694,411	1.12
January 31, 2012	$34.50	$23.14	9,971,208	0.76
			$33,193,626	$2.53

As of the close of business on April 1, 2013, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 1,032 registered holders, holding of record approximately 752,138 Units, and in the names of approximately 114 brokers, nominees, or fiduciaries holding of record approximately 12,367,872 Units.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street 27th Floor New York, New York 10005	New York banking corporation

Robert C. Berglund Individual Trustee PO Box 351 Corona, New Mexico 88318	Retired Mining Engineer

James A. Ehrenberg Individual Trustee 295 Kopp Drive West St. Paul, Minnesota 55118	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Richard G. Lareau Individual Trustee Oppenheimer Wolff & Donnelly LLP 222 South Ninth Street, Suite 2000 Minneapolis, Minnesota 55402	Senior Partner in the law firm of Oppenheimer Wolff & Donnelly LLP

Norman F. Sprague III Individual Trustee 11726 San Vicente Blvd. Suite 625 Los Angeles, California 90049	Private investor; orthopedic surgeon

New York, New York April 10, 2013	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG RICHARD G. LAREAU NORMAN F. SPRAGUE III

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2013.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework.  Based on their assessment, the Trustees believe that, as of January 31, 2013, the Trust’s internal control over financial reporting is effective, based on those criteria.

Baker Tilly Virchow Krause, LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting for the fiscal year ending January 31, 2013.  This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 2013 and 2012, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the years then ended.  We also have audited Mesabi Trust’s internal control over financial reporting as of January 31, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Mesabi Trust’s Trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for the their assessment of the effectiveness of internal control over financial reporting, included in the accompanying Trustees’ Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on these financial statements and Mesabi Trust’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2013 and 2012 and the results of its operations and cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, Mesabi Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2013, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
April 10, 2013

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying statements of income, unallocated reserve and trust corpus, and cash flows of Mesabi Trust (the “Trust”) for the year ended January 31, 2011. We also have audited Mesabi Trust’s internal control over financial reporting as of January 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Mesabi Trust’s Trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for their assessment of the effectiveness of the Trust’s internal control over financial reporting, included in the accompanying Trustees’ Report on Internal Control Over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the Trust’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Mesabi Trust for the year ended January 31, 2011 in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Mesabi Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2011, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Wipfli LLP
Wipfli LLP

St. Paul, Minnesota
April 11, 2011

MESABI TRUST

BALANCE SHEETS

YEARS ENDED JANUARY 31, 2013 AND 2012

	2013	2012
ASSETS

CASH AND CASH EQUIVALENTS	$6,727,461	$10,253,474
U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	438,815	—
ACCRUED INCOME RECEIVABLE	218,053	387,980
PREPAID EXPENSE	56,573	53,767
CURRENT ASSETS	7,440,902	10,695,221

U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	205,055	473,816

FIXED PROPERTY, including intangibles, at nominal values
Assignments of leased property
Amended assignment of Peters Lease	1	1
Assignment of Cloquet Leases	1	1
Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

TOTAL ASSETS	$7,645,960	$11,169,040

LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

DISTRIBUTION PAYABLE	$6,428,805	$9,971,208
ACCRUED EXPENSES	34,930	166,321
TOTAL LIABILITIES	6,463,735	10,137,529

UNALLOCATED RESERVE	1,182,222	1,031,508

TRUST CORPUS	3	3

TOTAL LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS	$7,645,960	$11,169,040

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2013, 2012, AND 2011

	2013	2012	2011

REVENUES
Royalties under amended lease agreements	$30,767,335	$33,467,153	$32,751,210
Royalties under Peters Lease fee	794,146	687,029	576,428
Interest	1,464	4,144	14,233

Total revenues	31,562,945	34,158,326	33,341,871

EXPENSES
Compensation of Trustees	248,624	243,048	223,811
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	214,629	272,931	238,023
Accounting	116,563	127,320	127,485
Mining consultant and field representatives	25,368	24,953	23,512
Insurance	120,843	113,955	69,408
Annual stock exchange fee	38,444	38,000	38,000
Transfer agent’s and registrar’s fees	8,381	6,597	11,798
Other Trust expenses	72,856	31,690	84,140

Total expenses	908,208	920,994	878,677

NET INCOME	$30,654,737	$33,237,332	$32,463,194

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

NET INCOME PER UNIT	$2.336	$2.533	$2.474

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2013, 2012, AND 2011

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2010	13,120,010	$1,127,832	$3

Net income	—	32,463,194	—
Distribution paid May 20, 2010, $.125 per unit	—	(1,640,001)	—
Distribution paid August 20, 2010, $.80 per unit	—	(10,496,008)	—
Distribution paid November 20, 2010, $.91 per unit		(11,939,209)
Distribution declared January 14, 2011, paid February 20, 2011, $.65 per unit	—	(8,528,006)	—

BALANCE, JANUARY 31, 2011	13,120,010	$987,802	$3

Net income	—	33,237,332	—
Distribution paid May 20, 2011, $.05 per unit	—	(656,001)	—
Distribution paid August 20, 2011, $.60 per unit	—	(7,872,006)	—
Distribution paid November 20, 2011, $1.12 per unit	—	(14,694,411)	—
Distribution declared January 13, 2012, paid February 20, 2012, $.76 per unit	—	(9,971,208)	—

BALANCE, JANUARY 31, 2012	13,120,010	$1,031,508	$3

Net income	—	30,654,737	—
Distribution paid May 20, 2012, $.07 per unit	—	(852,801)	—
Distribution paid August 20, 2012, $.64 per unit	—	(8,396,806)	—
Distribution paid November 20, 2012, $1.13 per unit	—	(14,825,611)	—
Distribution declared January 15, 2013, paid February 20, 2013, $.49 per unit	—	(6,428,805)	—

BALANCE, JANUARY 31, 2013	13,120,010	$1,182,222	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2013, 2012, AND 2011

	2013	2012	2011

OPERATING ACTIVITIES
Royalties received	$31,731,348	$33,997,720	$31,195,990
Interest received	1,524	5,412	17,033
Expenses paid	(1,042,405)	(887,998)	(854,432)

NET CASH FROM OPERATING ACTIVITIES	30,690,467	33,115,134	30,358,591

INVESTING ACTIVITIES
Maturities of U.S. Government securities	35,000	767,400	2,180,000
Purchases of U.S. Government securities	(205,054)	(572,327)	(998,374)

NET CASH FROM (USED FOR) INVESTING ACTIVITIES	(170,054)	195,073	1,181,626

FINANCING ACTIVITY
Distributions to unitholders	(34,046,426)	(31,750,424)	(31,291,223)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,526,013)	1,559,783	248,994

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	10,253,474	8,693,691	8,444,697

CASH AND CASH EQUIVALENTS, END OF YEAR	$6,727,461	$10,253,474	$8,693,691

RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Net income	$30,654,737	$33,237,332	$32,463,194
Decrease (increase) in accrued income receivable	169,927	(155,194)	641,152
Increase in prepaid expense	(2,806)	(3,560)	(19,785)
Increase (decrease) in accrued expenses	(131,391)	36,556	44,030
Decrease in deferred royalty revenue	—	—	(2,770,000)

NET CASH FROM OPERATING ACTIVITIES	$30,690,467	$33,115,134	$30,358,591

NON CASH FINANCING ACTIVITY
Distributions delcared	$6,428,805	$9,971,208	$8,528,006

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2013, 2012, AND 2011

NOTE 1 -                                        NATURE OF BUSINESS AND ORGANIZATION

Nature of Business

Mesabi Trust was created in 1961 upon the liquidation of Mesabi Iron Company. The sole purpose of the Trust, as set forth in the Agreement of Trust dated as of July 18, 1961, is to conserve and protect the Trust Estate and to collect and distribute the income and proceeds there from to the Trust’s certificate holders after the payment of, or provision for, expenses and liabilities. The Agreement of Trust prohibits the Trust from engaging in any business.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be fifty-two years old.

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

NOTE 2 -                                        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  As of January 31, 2013 and 2012, the Trust held $6,727,461 and $10,253,474, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

Investments

The Trust invests solely in U.S. Government securities. The Trustees determine the appropriate classifications of the securities at the time they are acquired and evaluate the appropriateness of such classifications as of each balance sheet date.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2013, 2012, AND 2011

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

Royalty income includes accrued income receivable.  Accrued income receivable represents royalty income earned but not yet received by the Trust under the royalty agreements described elsewhere in these notes.  Accrued income receivable is calculated based on (i) shipments during the last month of Mesabi Trust’s fiscal year, if any, and (ii) net price adjustments resulting from the price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota.

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

During the fourth quarter of fiscal 2013, negative price adjustments were recorded by Mesabi Trust as an offset to accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from NMC with respect to certain shipments during calendar years 2011 and 2012.  As of January 31, 2013, the Trust recognized revenue related to approximately 717,000 tons of iron ore that were shipped by NMC as of December 31, 2012, but for which Cliffs has indicated that final pricing is not yet known.  Pricing related to these tons is expected to be finalized in the first calendar quarter of 2014.

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

JANUARY 31, 2013, 2012, AND 2011

2.                                  The entire beneficial interest in Mesabi Land Trust which owns a 20% fee interest in the lands subject to the Peters Lease and the entire fee interest in other properties in Minnesota.

Net Income Per Unit

Net income per unit is computed by dividing net income by the weighted average number of units outstanding.

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

Reclassifications

Certain amounts from prior years have been reclassified to conform with presentation classifications adopted in the current year.  The reclassifications did not have an impact on net income or unallocated reserve.

Subsequent Events

Material subsequent events are evaluated for recognition or disclosure in the accompanying financial statements.

Fair Value Measures

Valuation Hierarchy

GAAP establishes a three-level valuation hierarchy for classification of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2013, 2012, AND 2011

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

The carrying amounts of financial instruments approximated fair value as of January 31, 2013 and 2012, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

The Trust has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on the Trust’s financial condition or results of its operations. Various accounting standards and interpretations were issued during the fiscal year ended January 31, 2013. The Trust has evaluated the recently issued accounting pronouncements that are effective for the fiscal year ended January 31, 2014 and believe that none of them will have a material effect on the Trust’s financial position, results of operations or cash flows when adopted.

NOTE 3 -              U. S. GOVERNMENT SECURITIES

U.S. government securities at January 31, 2013 and 2012 are classified as held-to-maturity and mature as follows:

	2013		2012
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$438,815	$439,065	$—	$—

Due after one year through three years	205,055	204,925	473,816	474,404

	$643,870	$643,990	$473,816	$474,404

The fair value of U.S. government securities have been valued using level 1 inputs.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2013, 2012, AND 2011

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

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $49.35 per ton for calendar year 2011, $50.65 per ton for calendar year 2012 and will be $51.55 per ton for calendar year 2013.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

NMC also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2013, the minimum advance royalty is $859,429. The minimum annual advance royalty was $844,452 and $822,783, for the calendar years ended December 31, 2012 and 2011, respectively.

NOTE 5 -              UNALLOCATED RESERVE AND DISTRIBUTIONS

The Trustees have determined that the unallocated cash and U.S. Government securities portion of the Unallocated Reserve should be maintained at a prudent level, usually within the range of $500,000 to $1,000,000, to meet present or future liabilities of the Trust.  Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently anticipated that future distributions will be highly dependent upon royalty payments received quarterly and the level of Trust expenses that the Trustees expect to occur in subsequent quarters.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2013, 2012, AND 2011

As of January 31, 2013 and January 31, 2012, the unallocated cash and U.S. Government securities portion of the Trust’s Unallocated Reserve consisted of the following components:

	January 31, 2013	January 31, 2012
Cash and U.S. Government securities	$7,373,331	$10,727,290
Distribution payable	6,428,805	(9,971,208)

Unallocated cash and U.S. Government securities	$944,526	$756,082

A reconciliation of the Trust’s Unallocated Reserve from January 31, 2012 to January 31, 2013 is as follows:

Unallocated Reserve, January 31, 2012	$1,031,508

Net income, twelve months ended January 31, 2013	30,654,737
Distributions declared	(30,504,023)

Unallocated Reserve, January 31, 2013	$1,182,222

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

During the fiscal years ended January 31, 2013, 2012, and 2011, the Trustees distributed cash payments totaling $34,046,426 ($2.595 per Unit), $31,750,424 ($2.42 per Unit), and $31,291,223 ($2.385 per Unit), respectively. In addition, in January 2013 the Trustees declared a distribution of $0.49 per Unit of beneficial interest, which was paid in February 2013.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2013, 2012, AND 2011

NOTE 6 -              SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the years ended January 31, 2013 and 2012 are presented below:

	2013
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$3,693,446	$11,060,224	$11,814,420	$4,994,855
Expenses	323,554	186,938	190,394	207,322

Net income	$3,369,892	$10,873,286	$11,624,026	$4,787,533

Net income per unit	$0.257	$0.829	$0.886	$0.364

	2012
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$3,278,048	$10,333,266	$13,968,405	$6,578,607
Expenses	214,787	200,981	212,068	293,158

Net income	$3,063,261	$10,132,285	$13,756,337	$6,285,449

Net income per unit	$0.233	$0.772	$1.049	$0.479