Form 10-K, Exhibit 13
period 2014-01-31
MESABI TRUST
filed 2014-04-15
CIK 65172

Exhibit 13

ANNUAL REPORT
OF THE TRUSTEES OF
MESABI TRUST
For The Year Ended January 31, 2014

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, 16th Floor

New York, NY 10005

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Oppenheimer Wolff & Donnelly LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission.  Such reports can be accessed at www.mesabi-trust.com.  Mesabi Trust will provide, upon a written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements, including those statements estimating calendar year 2014 production or shipments, are based on input from the lessee/operator (and its parent corporation) of the mine located on the lands, in which certain interests are held in trust for the benefit of the holders of units of beneficial interest of Mesabi Trust.  These statements may be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” or other similar words.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  Actual results and future developments could differ materially from the results or developments expressed in or implied by these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, volatility of iron ore and steel prices, market supply and demand, regulation or government action, litigation, uncertainties about estimates of reserves, and those described under the caption “Risk Factors” in this Annual Report.  Mesabi Trust undertakes no obligation to make any revisions to the forward-looking statements contained in this Annual Report or to update them to reflect circumstances occurring after the date of the filing of this Annual Report.

OVERVIEW

Mesabi Trust (“Mesabi Trust” or the “Trust”), formed pursuant to an Agreement of Trust dated July 18, 1961 (the “Agreement of Trust”), is a trust organized under the laws of the State of New York.  Mesabi Trust holds all of the interests formerly owned by Mesabi Iron Company, including all right, title and interest in the Amendment of Assignment, Assumption and Further Assignment of Peters Lease (the “Amended Assignment of Peters Lease”), the Amendment of Assignment, Assumption and Further Assignment of Cloquet Lease (the “Amended Assignment of Cloquet Lease” and together with the Amended Assignment of Peters Lease, the “Amended Assignment Agreements”), the beneficial interest in in a trust organized under the laws of the State of Minnesota to administer the Mesabi Fee Lands (as defined below) as the trust corpus in compliance with the laws of the State of Minnesota on July 18, 1961 (the “Mesabi Land Trust”) and all other assets and property identified in the Agreement of Trust. The Amended Assignment of Peters Lease relates to an Indenture made as of April 30, 1915 among East Mesaba Iron Company (“East Mesaba”), Dunka River Iron Company (“Dunka River”) and Claude W. Peters (the “Peters Lease”) and the Amended Assignment of Cloquet Lease relates to an Indenture made May 1, 1916 between Cloquet Lumber Company and Claude W. Peters (the “Cloquet Lease”).

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business.  This prohibition seemingly applies even to business activities the Trustees may deem necessary or proper for the preservation and protection of the Trust Estate.  Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the holders of Certificates of Beneficial Interest in Mesabi Trust (“Unitholders”) after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held.  Because the Units of the Trust are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and are listed on the New York Stock Exchange, the Trustees are also responsible for ensuring that the Trust maintains compliance with all applicable laws, rules and regulations.  Deutsche Bank Trust Company Americas, the Corporate Trustee, performs certain administrative functions for the Trust.

The Trustees do not intend to expand their responsibilities beyond those permitted or required by the Agreement of Trust, the Amendment to the Agreement of Trust dated October 25, 1982 (the “Amendment”), and those required under applicable law.  The Trust has no employees, but it engages independent consultants to assist the Trustees in, among other things, monitoring the amount and sales prices of iron ore products shipped from Silver Bay, Minnesota, based on information supplied to the Trustees by Northshore Mining Company (“Northshore”), the lessee/operator of the lands leased under the Peters Lease and Cloquet Lease (the “Peters Lease Lands” and “Cloquet Lease Lands,” respectively, as further described on page 21 of this Annual Report) and the 20% fee interest of certain lands that are particularly described in, and subject to a mining lease under, the Peters Lease (the “Mesabi Fee Lands,” and together with the Peters Lease Lands and Cloquet Lease Lands, “Mesabi Trust Lands”), and its parent company Cliffs Natural Resources Inc (“Cliffs”).  References to Northshore in this Annual Report, unless the context requires otherwise, are applicable to Cliffs as well.

The information regarding amounts and sales prices of shipped iron ore products is used to compute the royalties payable to the Trust by Northshore.  The Trustees request material information, from time to time, for use in the Trust’s periodic reports and as part of their evaluation of the Trust’s disclosure controls and procedures.  The Trustees rely on Northshore to provide accurate and timely information for use in the Trust’s periodic and current reports filed with the Securities and Exchange Commission.

Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the

Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for federal income tax purposes.  Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be fifty-three years old.

RISK FACTORS

The results of operations and financial condition of the Trust are subject to various risks. Some of these risks are described below, and you should take such risks into account in evaluating the Trust or any investment decision involving the Trust.  This section does not describe all risks that may be applicable to the Trust and it is intended only as a summary of certain material risk factors.  More detailed information concerning the risk factors described below may also be contained in other sections of this Annual Report.

The Trustees have no control over the operations and activities of Cliffs or Northshore.

Except within the framework of the Amended Assignment Agreements, neither the Trust nor the Trustees have any control over the operations and activities of Cliffs or its wholly-owned subsidiary, Northshore.  Accordingly, the income of the Trust is highly dependent upon the activities and operational decisions of Cliffs and Northshore, and the terms and conditions of the Amended Assignment Agreements.  Northshore, together with Cliffs, without any input or influence from the Trust, control: (i) current operating plans, including iron ore production volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future production, operations and capital expenditures; (iii) geological data relating to iron ore reserve estimates; (iv) sales and marketing efforts, and shipments of iron ore products to customers of Cliffs; and (v) the terms and conditions, especially related to pricing and price adjustment mechanisms, under the Cliffs Pellet Agreements (described on page 10 of this Annual Report).  Any substantial change in Cliffs’ business or the operations, production and shipments by Northshore, of which the Trust may have no prior notice, could adversely affect the royalty income of the Trust.

The stability of Cliffs’ North American iron ore operations and the price adjustment provisions in the North American iron ore supply agreements with Cliffs’ customers could have a significant effect on the cash available for distribution to the Trust’s Unitholders.

In its Form 10-K filed February 14, 2014, Cliffs reported that virtually all of its North American iron ore sales volume will be sold under term supply agreements to a limited number of customers.  According to the Form 10-K filed by Cliffs, a loss of sales to its existing customers could have a substantial negative impact on its sales, margins and profitability.  Contractual disputes with any of Cliffs’ significant customers or failure to renew or replace such agreements with similar agreements could result in lower sales volume and lower sales prices, which could adversely affect the royalties payable to the Trust.

Cliffs also reported in its Form 10-K filed February 14, 2014, that its U.S. Iron Ore term supply agreements contain a number of price adjustment provisions or price escalators, including adjustments based on general industrial inflation rates, the price of steel and the international price of iron ore pellets, among other factors, that are out of Cliffs’ control and that may adjust the prices under those agreements generally on an annual basis.  Cliffs also reported that several of its Eastern Canadian Iron Ore customers have multi-year pricing arrangements that contain pricing adjustments that reference certain published market prices for iron ore. Those inflation rates and market prices are dependent upon supply and demand relationships and a variety of other factors over which the Trust has no control.  Cliffs’ price adjustment provisions are weighted and some are subject to annual collars, which limit Cliffs’ ability to raise prices to match international levels and fully capitalize on strong demand for iron ore.

Additionally, Cliffs has reported that during the first quarter of 2010, the world’s largest iron ore producers began to move away from the annual international benchmark pricing mechanism in favor of a shorter-term, more flexible pricing system. According to Cliffs’ most recent Form 10-K, Cliffs finalized shorter-term pricing arrangements with its customers by the end of 2012.  The Trust has been informed that the Cliffs’ supply agreements with ArcelorMittal that involve iron ore products shipped from Northshore do not use a world market-based iron ore pricing mechanism.  As discussed elsewhere in this Annual Report on Form 10-K, the price adjustment mechanisms under Cliffs’ North American term supply agreements, which can be positive or negative, may result in significant variations in royalties payable to Mesabi Trust from quarter to quarter and year to year.  These variations could adversely affect the royalties payable to the Trust and, in turn, the resulting cash available for distribution to Unitholders.

Royalties received by the Trust, and distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties or distributions that will be paid in any subsequent quarter or for a full year.

Royalties received by the Trust can fluctuate significantly from quarter to quarter and year to year based upon market prices for iron ore products, the level of orders for iron ore products from Cliffs’ customers, the consumption of inventory by Cliffs’ customers, and production decisions made by Northshore.  Moreover, because the royalties paid to the Trust in any particular quarter include payments made with respect to pellets shipped and sold at estimated prices that are subject to future interim and final multi-year adjustments in accordance with the supply agreements between Cliffs and its customers, a downward trend in demand and market prices for iron and steel products could result in negative adjustments to royalties in future quarters, some of which may be significant.  These negative price adjustments could have a material adverse effect on the Trust’s royalty income, which in turn could result in lower quarterly distributions, and possibly reduce or even eliminate funds available for distribution in any quarter and in some quarters may completely offset royalties otherwise payable to the Trust.  Due to these factors described above, cash available for distribution to Unitholders in future quarters could materially decrease, and in some cases, such decrease could result in no cash being available for distribution to Unitholders.  As a result, the royalties received by the Trust, and the distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent quarter or for a full year.  Based on the foregoing and the current uncertainty in the economic environment, the Trust cannot ensure that there will be adequate cash available to make a distribution to Unitholders in any particular quarter.

Uncertainty or weakness in the global economic conditions and reduced economic growth in China could adversely affect the royalties payable to the Trust.

The volatile global economic climate could have a material adverse effect on the royalties payable to the Trust.  Uncertainties or weaknesses in global economic conditions and national or regional economic or political instability or other events could produce major changes in demand patterns and consumption of raw materials used in steel production.  The Trustees are not able to predict the impact the volatile global economic conditions will have on future royalties payable to the Trust.

The world prices of iron ore and steel are strongly influenced by domestic and international supply and demand and global market conditions, all of which are uncertain.  In addition, according to the Form 10-K filed by Cliffs on February 14, 2014, the current level of international demand for raw materials used in steel production is driven largely by industrial growth in China.  We are not able to predict how the global economic conditions, including the economic conditions of China, will change or not change and the impact it may have on Northshore’s operations and the industry in general going forward.

Currently, there is a high degree of uncertainty concerning the overall demand for steel and iron ore products.  Reduced demand for iron ore, especially due to a deceleration of economic growth in China, would likely result in decreased sales of products to Cliffs’ customers and decreasing prices, all of which would adversely affect royalties payable to the Trust.  Since the Trust is not party to any specific customer contracts that Cliffs has with its customers and because these macroeconomic conditions are difficult to forecast, the Trustees are not able to predict the extent to which reduced demand and lower prices for iron ore products, if such circumstances continue, will adversely affect royalties payable to the Trust.

Although Cliffs reported that it has contractual commitments for sales in its U.S. Iron Ore and Eastern Canadian Iron Ore business for 2014 and beyond, it cautioned that the uncertainty in global economic conditions may adversely impact the ability of its customers to meet their obligations.  As a result of such market volatility, Cliffs’ customers could approach Cliffs about modifying their supply agreements with Cliffs. Any modifications to such supply agreements, including reductions in pricing, could adversely affect the royalties payable to the Trust and, in turn, the cash available for distribution to Unitholders.

Equipment failures and other unexpected events at Northshore may lead to production curtailments or shutdowns.

Interruptions in production capabilities at the mine operated by Northshore may have an adverse impact on the royalties payable to the Trust.  In addition to planned production shutdowns or curtailments and equipment failures, the Northshore facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions or extreme weather conditions. The manufacturing processes that take place in Northshore’s mining operations, as well as in its crushing, concentrating and pelletizing facilities, depend on critical pieces of equipment, such as drilling and blasting equipment, crushers, grinding mills, pebble mills, thickeners, separators, filters, mixers, furnaces, kilns and rolling equipment, as well as electrical equipment, such as transformers. It is possible that this equipment may, on occasion, be out of service because of unanticipated failures or unforeseeable acts of vandalism or terrorism.  In addition, because the Northshore mine and processing facilities have been in operation for several decades, some of the equipment is aged.  Because the Trustees have no control over the operations or maintenance of the equipment at Northshore, a shutdown or reduction in capacity may come with little or no advance warning.  The remediation of any interruption in production capability at Northshore could require Cliffs to make large capital expenditures which may take place over an extended period of time.  Moreover, Cliffs announced that it anticipated total cash to be used for capital expenditures in 2014 to be approximately less than 50% of that it spent for its fiscal year ended December 31, 2013 in its annual report on Form 10-K filed on February 14, 2014.  On January 5, 2013, Northshore shut down two of the four taconite production lines at the plant of Northshore.  Any additional shutdown, reduction in operations, or production curtailment at Northshore would likely adversely affect the royalties payable to the Trust.

The mining operations of Northshore are subject to extensive governmental regulation and Northshore is subject to risks related to its compliance with federal and state environmental regulations.

Northshore, as the operator of the mine on Mesabi Trust Lands, is subject to various federal, state and local laws and regulations on matters such as employee health and safety, air quality, water pollution, plant and wildlife protection, reclamation and restoration of mining properties, the discharge of materials into the environment, and the effects that mining has on groundwater quality and availability.  Northshore is required to maintain permits and approvals issued by federal and state regulatory agencies and its mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977.  The Occupational Safety and Health Administration (“OSHA”) has jurisdiction over safety and health standards not covered by MSHA and the Minnesota Pollution Control Agency (“MPCA”) regulates various aspects of Northshore’s operations.  Northshore may from time to time be involved in litigation with the MPCA over certain aspects of its operation but because the Trust has no control over Northshore’s operations, the potential impact of these proceedings cannot be determined.  Moreover, Northshore is solely responsible for its compliance with any laws, regulations or permits applicable to Northshore’s operations and Northshore may at times fail to operate in compliance with such laws, regulations and permits.  The Trust has no ability to control or determine whether Northshore has been or will in the future operate in compliance with such laws and regulations.  If Northshore fails to comply with these laws, regulations or permits, it could be subject to fines or other sanctions, any of which could have an adverse effect on its operations and its ability to ship iron ore products from Silver Bay, Minnesota, which could, in turn, have an adverse effect on the royalties paid to the Trust.

The Trust does not control the portion of Northshore’s shipments that will come from ore mined from Mesabi Trust Lands.

The Trustees do not exert any influence over mining operational decisions and Northshore alone determines whether to mine from Mesabi Trust Lands or state-owned lands, based on its current production estimates and engineering plan.  Northshore’s mining operations include Mesabi Trust Lands and mineral-producing land owned by the State of Minnesota and others.  Ore mined by Northshore from lands other than Mesabi Trust Lands is processed, along with ore mined from Mesabi Trust Lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis.  Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust Lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments is from Mesabi Trust Lands.  The percentages of shipments from Mesabi Trust Lands were 93.5%, 93.9% and 88.5% in calendar years 2013, 2012, and 2011, respectively.  If Northshore decides to materially reduce the percentage of ore mined, or pellets shipped, from Mesabi Trust Lands, the income of the Trust could be adversely affected.

Royalties payable to the Trust could be adversely affected by the failure of the Trust’s independent consultants to competently perform.

As permitted by the terms of the Agreement of Trust and the Amendment, the Trustees are authorized to, and in fact do, rely upon certain independent consultants to assist the Trustees in carrying out and fulfilling their obligations as Trustees.  Independent consultants perform services, render advice and produce reports with respect to monthly production and shipments, which include figures on crude ore production, iron ore pellet production, iron ore pellet shipments, and discussions concerning the condition and accuracy of the scales used to weigh iron ore pellets produced at Northshore’s facilities.  The Trustees have also retained an accounting firm to provide non-audit services, including preparing financial statements, reviewing financial data related to shipping and sales reports provided by Northshore and reviewing the schedule of leasehold and fee royalties payable to the Trust.  The Trustees believe that the independent consultants are qualified to perform the services and functions assigned to them.  Nevertheless, any negligence or the failure of any such independent consultants to competently perform could adversely affect the royalties to be received by the Trust.

The Trust relies on Cliffs’ estimates of recoverable reserves and if those estimates are inaccurate the total potential future royalty stream to the Trust and distributions payable to each Unitholder may be adversely affected.

The Trustees do not participate in preparing the recoverable ore reserve estimates reported by Cliffs.  According to Cliffs’ Form 10-K, Cliffs regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with Securities Act Industry Guide 7, promulgated by the Securities and Exchange Commission.  In 2013, the Trustees engaged an independent firm of geological experts to evaluate the process Cliffs uses to estimate the recoverable iron ore reserves at the Peter Mitchell Mine.  Still, there are numerous uncertainties inherent in estimating quantities of reserves of mineral producing lands and such estimates necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs, all of which may in fact vary considerably from actual results.  All of these factors are outside of the control and influence of the Trustees.  For these reasons, estimates of the economically recoverable quantities of mineralized deposits attributable to Mesabi Trust Lands and the classifications of such reserves based on the risk of recovery prepared by different engineers or by the same engineers at different times may vary substantially as the criteria change.  Cliffs’ estimate of the ore reserves could be negatively affected by future industry conditions, geological conditions and ongoing mine planning at the Peter Mitchell Mine.  Actual reserves will likely vary from estimates, and if such variances are negative and material, the expected royalties payable to the Trust could be adversely affected and the value of the Trust’s Units could decline.

The operations at Northshore are largely dependent on a single-source energy supplier.

The operations at Northshore are largely dependent on Silver Bay Power Company, a 115 megawatt power plant, for its electrical supply.  Silver Bay Power Company, which is wholly owned by Northshore, has an interconnection agreement with Minnesota Power, Inc. for backup power when excess generation is necessary.  A significant interruption in service from Silver Bay Power Company due to vandalism, terrorism, weather conditions, natural disasters, or any other cause could cause a decrease in production capacity or require a temporary shutdown of Northshore’s operations.  In addition, one natural gas pipeline serves all of Cliffs’ Minnesota mines, and a pipeline failure could idle or substantially impair the operations at Northshore.  Any substantial interruption of, or material reduction in, Northshore’s operations could adversely affect the royalties payable to the Trust.

If steelmakers use methods other than blast furnace production to produce steel, or shut down or reduce production using blast furnaces, the demand for iron ore pellets may decrease.

In its Form 10-K filed February 14, 2014, Cliffs reported that the demand for Cliffs’ iron ore products is determined by the operating rates for the blast furnaces of steel companies although not all finished steel is produced by blast furnaces.  Finished steel also may be produced by other methods that do not require iron ore pellets. For example, steel “mini-mills,” which are steel recyclers, generally produce steel by using scrap steel, not iron ore pellets, in their electric furnaces.  North American steel producers can also produce steel using imported iron ore or semi-finished steel products, which eliminates the need for domestic iron ore. Environmental restrictions on the use of blast furnaces also may reduce the use of blast furnaces in steel production.  Because the maintenance of blast furnaces can require substantial capital expenditures, steel manufacturers may choose not to maintain their blast furnaces, and some of them may not have the resources necessary to adequately maintain their blast furnaces. If steel manufacturers significantly alter the methods they use to produce steel or otherwise substantially reduce their use of iron ore pellets, demand for iron ore pellets will decrease, which could adversely affect the royalties payable to the Trust.

Risk factors affecting Cliffs’ North American Iron Ore Business and Operations at Northshore could have a material adverse effect on the royalties of the Trust.

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year.  A number of factors affect Cliffs’ operations, including Northshore’s production and shipment volume.  These risk factors, some of which are in part described in Cliffs’ Form 10-K filed February 14, 2014, include, among others, the global economic climate and financial market conditions, economic conditions in the iron ore industry, extensive governmental regulation relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in Cliffs’ North American term supply agreements (which take into account various price indexes), availability of ore boats, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility.  Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties payable to the Trust could be adversely affected.

The Trustees are not subject to annual election and, as a result, the ability of the holders of Trust Certificates to influence the policies of the Trust may be limited.

Directors of a corporation are generally subject to election at each annual meeting of stockholders or, in the case of staggered boards, at regular intervals. Under the Agreement of Trust, however, the Trust is not required to hold annual meetings of holders of Trust Certificates to elect Trustees and Trustees generally hold office until their death, resignation or disqualification. As a result, the ability of holders of Trust Certificates to effect changes in the composition of the Board of Trustees and the policies of the Trust is significantly more limited than that of the stockholders of a corporation.

OVERVIEW OF TRUST’S ROYALTY STRUCTURE

Leasehold royalty income constitutes the principal source of the Trust’s revenue.  Royalty rates are determined in accordance with the terms of the Amended Assignment Agreements.  Three types of royalties, as well as royalty bonuses, comprise the Trust’s royalty income:

•                  Base overriding royalties.  Base overriding royalties have historically constituted the majority of Mesabi Trust’s royalty income.  Base overriding royalties are determined by both the volume and selling price of iron ore products shipped.  Northshore is obligated to pay Mesabi Trust base overriding royalties in varying amounts, based on the volume of iron ore products shipped.  Base overriding royalties are calculated as a percentage of the gross proceeds of iron ore products produced at Mesabi Trust Lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota.  The percentage ranges from 2-1/2% of the gross proceeds for the first one million tons of iron ore products so shipped annually to 6% of the gross proceeds for all iron ore products in excess of 4 million tons so shipped annually.  Base overriding royalties are subject to interim and final price adjustments under the Cliffs Pellet Agreements (described on page 10 of this Annual Report) and, as described elsewhere in this report, such adjustments may be positive or negative.

•                  Royalty bonuses.  The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton.  The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay and sold at prices above a threshold price.  The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $50.65 per ton for calendar year 2012 and $51.55 per ton for calendar year 2013, and will be $52.31 per ton for calendar year 2014.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (described on page 10 of this Annual Report); such adjustments may be positive or negative.  See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2014 and January 31, 2013” beginning on page 12 of this Annual Report for more information.

•                  Fee royalties.  Fee royalties have historically constituted a smaller component of the Trust’s total royalty income.  Fee royalties are payable to the Mesabi Land Trust, a Minnesota land trust, which holds a 20% interest as fee owner in the Peters Lease.  Mesabi Trust holds the entire beneficial interest in the Mesabi Land Trust for which U.S. Bank N.A. acts as the corporate trustee.  Mesabi Trust receives the net income of the Mesabi Land Trust, which is generated from royalties on the amount of crude ore mined after the payment of expenses to U.S. Bank N.A. for its services as the corporate trustee.  Crude ore is the source of iron oxides used to make iron ore pellets and other products.  The fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing.

•                  Minimum advance royalties.  Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The minimum advance royalty was $844,452 for calendar year 2012 and $859,429 for calendar year 2013, and will be $872,156 for calendar year 2014.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Under the relevant agreements, Northshore has the right to mine and ship iron ore products from lands other than Mesabi Trust Lands.  Northshore alone determines whether to conduct mining operations on Mesabi Trust Lands and/or such other lands based on its current mining and engineering plan.  The Trustees do not exert any influence over mining operational decisions.  To encourage the use of iron ore products from Mesabi Trust Lands, Mesabi Trust receives royalties on stated percentages of iron ore shipped from Silver Bay, whether or not the iron ore products are from Mesabi Trust Lands.  Mesabi Trust receives royalties at the greater of (i) the aggregate quantity of iron ore products shipped that were mined from Mesabi Trust Lands, and (ii) a portion of the aggregate quantity of all iron ore products shipped from Silver Bay that were mined from any lands, such portion being 90% of the first four million tons shipped from Silver Bay during such year, 85% of the next two million tons shipped during such year, and 25% of all tonnage shipped during such year in excess of six million tons.

Royalty income, which constitutes the principal source of the Trust’s revenue, comprised 99.9% of the Trust’s total revenue in each of the fiscal years ended January 31, 2014, January 31, 2013 and January 31, 2012.  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” beginning on pages 28 and 31, respectively, of this Annual Report.

During the course of its fiscal year some portion of royalties expected to be paid to Mesabi Trust is based in part on estimated prices for iron ore products sold under term contracts between Northshore, Cliffs and their customers (the “Cliffs Pellet Agreements”).  The Cliffs Pellet Agreements use estimated prices which are subject to interim and final pricing adjustments, which can be positive or negative, and which adjustments are dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. Even though Mesabi Trust is not a party to the Cliffs Pellet Agreements, these adjustments can result in significant variations in royalties payable to Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by Mesabi Trust.  In either case, these price adjustments will impact future royalties payable to the Trust that become available for distribution to Unitholders.

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

As also described elsewhere in this Annual Report, the Trust receives a royalty bonus equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust Lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price.  Although all of the iron ore products shipped from Silver Bay during calendar 2013 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future royalty bonus payments.

SELECTED FINANCIAL DATA

Years ended January 31	2014	2013	2012	2011	2010
Royalty and interest income	$22,045,153	$31,562,945	$34,158,326	$33,341,871	$13,241,669
Trust expenses	988,864	908,208	920,994	878,677	818,007
Net income(1)	$21,056,289	$30,654,737	$33,237,332	$32,463,194	$12,423,662
Net income per Unit(2)	$1.605	$2.34	$2.53	$2.47	$0.95
Distributions declared Per unit(2)(3)	$1.62	$2.325	$2.53	$2.485	$1.15

Total Assets	$8,553,797	$7,645,960	$11,169,040	$9,645,576	$11,199,575

(1)                                 The Trust, as a grantor trust, is exempt from federal and state income taxes.

(2)                                 Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(3)                                 The Trust declares distributions in January of each year and pays such distributions in February which is in the Trust’s next fiscal year.  Because of this, distributions declared generally do not equal the amount of cash distributed in the same fiscal year.  During the Trust’s fiscal year ended January 31, 2014, the Trustees distributed $1.54 per Unit (including $0.49 per Unit declared in fiscal 2013 but distributed in fiscal 2014 (February 2013)) and in fiscal 2014 declared a distribution of $0.57 per Unit payable in February 2014, the next fiscal year. During the Trust’s fiscal year ended January 31, 2013, the Trustees distributed $2.595 per Unit (including $0.76 per Unit declared in fiscal 2012 but distributed in fiscal 2013 (February 2012)) and in fiscal 2013 declared a distribution of $0.49 per Unit payable in February 2013, the next fiscal year. During the Trust’s fiscal year ended January 31, 2012, the Trustees distributed $2.42 per Unit (including $0.65 per Unit declared in fiscal 2011 but distributed in fiscal 2012 (February 2011)) and in fiscal 2012 declared a distribution of $0.76 per Unit payable in February 2012, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2011, the Trustees distributed $2.385 per Unit (including $0.55 per Unit declared in fiscal 2010 but distributed in fiscal 2011 (February 2010)) and in fiscal 2011 declared a distribution of $0.65 per Unit payable in February 2011, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2010, the Trustees distributed $0.71 per Unit (including $0.11 per Unit declared in fiscal 2009 but distributed in fiscal 2010 (February 2009)) and in fiscal 2010 declared a distribution of $0.55 per Unit payable in February 2010, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2009, the Trustees distributed $2.885 per Unit (including $0.515 per Unit declared in fiscal 2008 but distributed in fiscal 2009 (February 2008)) and in fiscal 2009 declared a distribution of $0.11 per Unit payable in February 2009, the next fiscal year.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2014, January 31, 2013 and January 31, 2012

During fiscal 2014, production attributed to Mesabi Trust Lands totaled approximately 3.9 million tons, a decrease of 24.1% as compared to production for fiscal year 2013 and a decrease of 24.4% as compared to production for fiscal 2012.  Shipments to Northshore’s customers attributed to the Trust totaled approximately 3.9 million tons during fiscal 2014.  This represents a decrease of 25.5% as compared to shipments for fiscal year 2013 and a decrease of 21.5% as compared to shipments for fiscal year 2012.  The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust Lands during the prior three fiscal years.

Fiscal Year Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2014	3,872,464	3,895,065
January 31, 2013	5,100,773	5,227,246
January 31, 2012	5,122,249	4,961,602

Production of iron ore pellets for the fourth quarter of fiscal 2014 increased 8.2% as compared to production of iron ore pellets for the fourth quarter of fiscal 2013 due primarily to an increase in orders from Northshore’s customers as they adjusted production based on anticipated demand from their customers.  Shipments of iron ore pellets by Northshore during the fourth quarter of fiscal 2014 decreased by 20.8% as compared to shipments of iron ore pellets during the fourth quarter of fiscal 2013.  The decrease in shipments in the fourth quarter of fiscal 2014 was caused by a decrease in demand from Northshore’s customers.

Three Months Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2014	1,002,143	656,609
January 31, 2013	926,012	828,563

The table below shows the change in the percentages of production and shipments from Mesabi Trust Lands versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent three fiscal years.

Fiscal Year Ended	Percentage of Pellets Produced From Trust Lands	Percentage of Pellets Produced From Non-Trust Lands	Percentage of Pellets Shipped From Trust Lands	Percentage of Pellets Shipped From Non-Trust Lands
January 31, 2014	98.4%	1.6%	94.1%	5.9%
January 31, 2013	92.9%	7.1%	93.9%	6.1%
January 31, 2012	89.8%	10.2%	89.2%	10.8%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to iron ore mined from Mesabi Trust Lands in fiscal 2015.  However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

Comparison of Financial Results for Fiscal Years ended January 31, 2014 and January 31, 2013

Royalty Income

As shown in the table below, in fiscal 2014 base royalties decreased by 33.1%, royalty bonuses decreased by 25.6% and fee royalties decreased by 31.4%, each as compared to fiscal 2013.  Accordingly, the Trust’s total royalty income decreased by 30.2% in fiscal 2014 as compared to fiscal 2013.  The decrease in royalty income of the Trust is primarily the result of decrease in production and shipments in fiscal 2014, as compared to fiscal 2013.

	Fiscal Years Ended January 31,		% increase
	2014	2013	(decrease)
Base overriding royalties	$12,467,591	$18,637,459	(33.1)%
Royalty bonuses	9,029,972	12,129,876	(25.6)%
Minimum advance royalty paid (recouped)	—	—
Fee royalties	545,028	794,146	(31.4)%
Total royalty income	$22,042,591	$31,561,481	(30.2)%

The royalty amounts set forth in the table above include pricing adjustments made to royalty payments previously received by the Trust based on shipments from Silver Bay, Minnesota during prior calendar years.  Depending on the year, the volume of shipments, and the interim and final price paid to the Trust for shipments from Silver Bay, Minnesota, the price adjustment provisions of the Cliffs Pellet Agreements may increase or decrease, in some cases materially, the royalties paid to the Trust.  Because the Trust is not a party to the Cliffs Pellet Agreements, the Trustees are unable to predict the extent of any pricing adjustments that may occur under the Cliffs Pellet Agreements or whether the adjustments will increase or decrease royalties payable to the Trust. With the current volatility in demand and prices for iron ore and steel products, the price adjustment provisions in the Cliffs Pellet Agreements may have a significant impact on future royalties payable to the Trust and the adjustments, depending on whether they are positive or negative, may increase or decrease the distributions payable to Unitholders.

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2014 decreased by 31.3%, as compared to fiscal 2013, primarily due to a decrease in total shipments of iron ore pellets. Total expenses for fiscal 2014 increased by 8.8% as compared to fiscal 2013. A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” on page 31 of this Annual Report.

	Fiscal Years Ended January 31,		% increase
	2014	2013	(decrease)
Total Revenues	$22,045,153	$31,562,945	(30.2)%
Expenses	988,864	908,208	8.8%
Net Income	$21,056,289	$30,654,737	(31.3)%

As discussed in the paragraph above, the Trust’s total royalty income and net income for fiscal 2014 decreased by 30.2% and 31.3%, respectively, due to a decrease in the amount of iron ore tons shipped during fiscal 2014, both as compared to fiscal 2013. The decrease in the Trust’s net income resulted in a 30.3% decrease in total distributions declared to Unitholders in fiscal 2014, as compared to fiscal year 2013.

	Fiscal Years Ended on January 31,		% increase
	2013	2013	(decrease)
Total Distributions Declared	$21,254,417	$30,504,023	(30.3)%
Distributions Declared per Unit	$1.62	$2.325	(30.3)%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve decreased by $198,128 or 16.8% to $984,094, as of January 31, 2014, as compared to $1,182,222 as of January 31, 2013.  As of January 31, 2014, the Unallocated Reserve consisted of $957,185 in unallocated cash and U.S. government securities and $63,253 of accrued income receivable.  Comparatively, as of January 31, 2013, the Unallocated Reserve consisted of $942,526 in unallocated cash and U.S. government securities and $218,053 of accrued income receivable.

	Fiscal Years Ended January 31,		% increase
	2014	2013	(decrease)
Accrued Income Receivable	$63,253	$218,053	(71.0)%
Unallocated Cash and U.S. Government Securities	957,185	942,526	1.6%
Prepaid Expenses and (Accrued Expenses) Net	(36,344)	21,643	(267.9)%
Unallocated Reserve	$984,094	$1,182,222	(16.8)%

The 16.8% decrease in the Unallocated Reserve for the fiscal year ended January 31, 2014 as compared the fiscal year ended January 31, 2013, is primarily the result of a decrease in the accrued income receivable caused by a decrease in the amount of iron ore pellets shipped in January 2014 as compared to January 2013.

Accrued Income Receivable.  The decrease in the accrued income receivable portion of the Unallocated Reserve by $154,800 or 71% is the result of a decrease in the amount of iron ore pellets shipped in the last month of the fiscal year ended January 31, 2014, as compared to the fiscal year ended January 31, 2013.

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

Unallocated Cash and U.S. Government Securities.  The Trust’s unallocated cash and U.S. government securities for unexpected losses increased by 1.6% to $957,185 as of January 31, 2014 from $942,526 as of January 31, 2013.  The increase in the Trust’s cash reserve by $14,659 resulted from the Trustee’s decision to add to the Trust’s cash reserve for unexpected losses.  The Trust’s current cash reserve as of January 31, 2014 is within the range the Trustees considered to be appropriate under the circumstances.

Comparison of Financial Results for Fiscal Years ended January 31, 2013 and January 31, 2012

Royalty Income

As shown in the table below, in fiscal 2013 base overriding royalties decreased by 6.7%, royalty bonuses decreased by 10.1% and fee royalties increased by 15.6%, each as compared to fiscal 2012.  Accordingly, the Trust’s total royalty income decreased 7.6% in fiscal 2013 as compared to fiscal 2012.  The decrease in royalty income of the Trust is primarily the result of lower average selling prices for each ton of iron ore products shipped from Silver Bay, Minnesota in fiscal 2013, as compared to fiscal 2012, partially offset by higher shipments in fiscal 2013 as compared to fiscal 2012.

	Fiscal Years Ended January 31,		% increase
	2013	2012	(decrease)
Base overriding royalties	$18,637,459	$19,981,329	(6.7)%
Royalty bonuses	12,129,876	13,485,824	(10.1)%
Minimum advance royalty paid (recouped)	—	—
Fee royalties	794,146	687,029	15.6%
Total royalty income	$31,561,481	$34,154,182	(7.6)%

The royalty amounts set forth in the table above include pricing adjustments made to royalty payments previously received by the Trust based on shipments from Silver Bay, Minnesota during prior calendar years.  Depending on the year, the volume of shipments, and the interim and final price paid to the Trust for shipments from Silver Bay, Minnesota, the price adjustment provisions of the Cliffs Pellet Agreements may increase or decrease, in some cases materially, the royalties payable to the Trust.  Because the Trust is not a party to the Cliffs Pellet Agreements, the Trustees are unable to predict the extent of any pricing adjustments that may occur under the Cliffs Pellet Agreements or whether the adjustments will increase or decrease royalties payable to the Trust. With the current volatility in demand and prices for iron ore and steel products, the price adjustment provisions in the Cliffs Pellet Agreements may have a significant impact on future royalties payable to the Trust and the adjustments, depending on whether they are positive or negative, may increase or decrease the distributions payable to the Trust’s Unitholders.

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

As discussed in the paragraph above, the Trust’s total royalty income and net income for fiscal 2013 decreased 7.6% and 7.8%, respectively, due to lower prices paid to the Trust for shipments, partially offset by higher shipping activity during fiscal 2013, both as compared to fiscal year 2012. The decrease in the Trust’s net income resulted in an 8.1% decrease in total distributions declared to the Trust’s Unitholders in fiscal 2013, as compared to fiscal year 2012.

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

Accrued Income Receivable.  The $169,927, or 43.8%, decrease in the accrued income receivable portion of the Unallocated Reserve is the result of a decreased volume of shipments attributed to the Trust during January 2013 combined with lower sales prices per ton on those shipments for the fiscal year ended January 31, 2013, as compared to the fiscal year ended January 31, 2012.  In addition, as of January 31, 2013, the Trust accrued negative price adjustments in accordance with the Cliffs Pellet Agreements as such adjustments are determined and finalized by Cliffs at the end of calendar year with respect to shipments attributable to the Trust in earlier calendar years.

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

Unallocated Cash and U.S. Government Securities.  The Trust’s unallocated cash and U.S. government securities for unexpected losses increased 24.7% to $942,526 as of January 31, 2013 from $756,082 as of January 31, 2012.  The $186,444 increase in the Trust’s cash reserve resulted from the Trustee’s decision to increase the Trust’s cash reserve for unexpected losses.  The Trust’s current cash reserve as of January 31, 2013 is within the range the Trustees considered to be appropriate under the circumstances.

Liquidity and Capital Resources

The Trust’s activities are limited to the collection of royalty income, payment of expenses and liabilities, distribution of net income to the Trust’s Unitholders and protection and conservation of Trust assets.  Distributions of net income to the Trust’s Unitholders are based on the amount of total royalty income after providing for the payment of expenses and, to the extent deemed prudent by the Trustees, reserving funds in the Unallocated Reserve to provide for potential fixed or contingent future liabilities, including potential future liabilities that cannot be accurately quantified.  See the discussion of the Trustees’ management of liquidity set forth under the heading “Unallocated Reserve” beginning on page 32 of this Annual Report.

The Trust’s primary short-term liquidity needs are related to the Trust’s distributions to its Unitholders following the Trust’s receipt of royalty payments from Northshore each calendar quarter.  After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. government securities, either through direct purchases of U.S. government securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government, its agencies or instrumentalities, or the FDIC.  Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs.  As of January 31, 2014, the Trust held $7,719,963 in cash and cash equivalents of which $41,650 was invested in a money market fund that exclusively invests in obligations of the U.S. Treasury.  In February 2014, the Trust distributed $7,478,406 to its Unitholders of record on January 30, 2014.

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

Revenue Recognition

Royalty income under the Amended Assignment Agreements with Northshore is recognized as it is earned. Under the Amended Assignment Agreements, royalties are earned upon shipment from Silver Bay, Minnesota, regardless of whether the actual sales proceeds for any shipment are received by Northshore.  The amount of base overriding royalties and royalty bonuses payable to the Trust are determined based on the volume of iron ore tonnage shipped from Silver Bay, Minnesota during each calendar quarter and the proceeds to Cliffs resulting from shipments by Cliffs to its customers in accordance with the iron ore pellet sales agreements between Cliffs and its customers.

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

Adjustments to royalty income may result from changes in final reconciliations of tonnage shipped by Northshore with the final amounts received from Cliffs’ customers.  Adjustments may also result from revisions to estimated prices previously used to record revenue for tonnage shipped.  Pricing decreases may give rise to negative price adjustments which may be applied against future royalty income recognized by the Trust and changes in iron ore pellet prices may have a significant impact on the revenue recognized by the Trust

During the fourth quarter of fiscal 2013, negative price adjustments were recorded by Mesabi Trust and offset against accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to certain shipments during calendar years 2010 and 2011. During the fiscal year ended January 31, 2014, negative price adjustments were recorded by Mesabi Trust and offset against accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to shipments during calendar year 2012.  As of January 31, 2014, the Trust recognized revenue related to approximately 369,600 tons of iron ore that were shipped by Northshore as of December 31, 2013, but for which Cliffs has indicated that final pricing was not yet known.  Pricing related to these shipments is expected to be finalized in the first quarter of calendar 2015.

Recent Developments

Northshore Production and Shipping Estimates.  In its Form 10-K filed February 14, 2014, Cliffs reported that Northshore mine production was impacted negatively by unforeseen power outages as well as infrastructure failures due to storms that resulted in a decrease in Northshore’s production of 8.5 percent during the year ended December 31, 2012 as compared to the year ended December 31, 2011.  As previously reported, two of the four production lines at Northshore were idled beginning January 5, 2013, resulting in decreased production of 1.4 million tons when compared to the year ended December 31, 2012 according to the Form 10-K filed by Cliffs on February 14, 2014.  A total of 81 employees were laid off as a result of the production curtailment at Northshore. Cliffs stated in that Form 10-K that it plans to restart the two idled furnaces in the first quarter of calendar year 2014, which it expected would increase production by 1.3 million tons in 2014. The Trust was recently informed that the two previously idled furnaces had been restarted.

Neither Cliffs nor Northshore has provided the Trust with an estimate of production or shipments of iron ore pellets or concentrate for the remainder of calendar year 2014.  During calendar years 2013, 2012, and 2011, the percentage of shipments of iron ore products from Mesabi Trust Lands was 93.5%, 93.9% and 88.5% , respectively, of total shipments from Northshore.  Northshore has not advised the Trustees as to the percentage of iron ore products from Mesabi Trust Lands it anticipates shipping in calendar year 2014.  The Trust has recently learned that due to the severe winter weather conditions during most of the first calendar quarter of 2014, and the resulting frozen Great Lakes shipping lanes during the same period, the restart of iron ore shipments began somewhat later than historically experienced.  See the description of the uncertainty of market conditions in the iron ore and steel industry under the heading “Risk Factors” above.

Customer Agreements. Cliffs entered into that certain 2014 Extension Agreement with, among other parties, ArcelorMittal USA, LLC, dated February 24, 2014 (the “ArcelorMittal Agreement”), which amends certain terms and conditions of the Pellet Sale and Purchase Agreement, dated as of December 31, 2002, as amended between Cliffs and ArcelorMittal USA, LLC, including a negotiated extension of the term of the Inland Agreement through and including January 31, 2017 and providing for an optional year through January

31, 2018 if mutually agreed. On June 7, 2013, Northshore entered into a Term Sheet (the “Term Sheet” and together with the ArcelorMittal Agreement, the “Extension Agreements”) with, among other parties, Essar Steel Algoma Inc., which contains certain terms of a negotiated extension of the current Pellet Sale and Purchase Agreement dated and effective as of January 31, 2002 among Cliffs and Essar Steel Algoma Inc. The Trustees are unable to predict what impact, if any, the Extension Agreements will have on production and shipments from Northshore or future royalties payable to the Trust.

Mercury TMDL and Minnesota Taconite Mercury Reduction Strategy. TMDL (a regulatory term describing a value of the maximum amount of a pollutant that a body of water can receive while still meeting water quality standards under the Clean Water Act) regulations are contained in the Clean Water Act and as a part of Minnesota’s Mercury TMDL Implementation Plan, in cooperation with the MPCA, the taconite industry developed a Taconite Mercury Reduction Strategy and signed a voluntary agreement to effectuate its terms. The strategy includes a 75 percent target reduction of mercury air emissions from Minnesota pellet plants collectively by 2025. For Cliffs, the requirements in the voluntary agreement do not apply to Northshore. Late in 2013, however, Minnesota also published a draft mercury control rule that would require annual mercury emissions reporting and could require installation of mercury emission control equipment on all Cliffs’ Minnesota facilities including those of Northshore. Installation of emission control equipment may be required on Northshore’s Silver Bay Power Plant by January 1, 2018 to achieve a 70% reduction of mercury emissions. The rule as proposed would formalize a voluntary agreement similar to the one under the Taconite Mercury Reduction Strategy. The Trustees are unable to predict what impact, if any, a voluntary agreement with Northshore will have on production and shipments from Northshore or future royalties payable to the Trust.

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

According to Cliffs’ Form 10-K filed February 14, 2014, Northshore’s Silver Bay Power Plant would have been subject to this rule, and Minnesota elected to follow EPA guidance allowing CSAPR to stand as Best Available Retrofit Technology (“BART”).  CSAPR was vacated by the D.C. Circuit Court during the third quarter of 2012.  Although the CSAPR requirements were vacated, this will result in Silver Bay Power Unit 2 again being subject to a site-specific BART determination under the regional haze rule that, in 2008, included application of control equipment to reduce sulfur dioxide and nitrogen oxide. Minnesota has yet to re-evaluate BART determinations for Minnesota facilities that would have been subject to CSAPR, but emission reductions of some form are likely. Cliffs is presently re-evaluating compliance options in light of this rule change.  The Trustees are unable to predict what impact, if any, the emission reductions will have on production and shipments from Northshore or future royalties payable to the Trust.

Securities Regulation.  The Trust is a publicly traded, pass-through royalty trust with its Trust Certificates listed on the New York Stock Exchange (“NYSE”) and is therefore subject to extensive regulation under, among others, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), each as amended, and the rules and regulations of the NYSE.  Issuers failing to comply with such authorities risk serious consequences, including criminal as well as civil and administrative penalties.  In most instances, these laws, rules and regulations do not specifically address their applicability to a publicly-traded pass-through royalty trust such as Mesabi Trust.  In particular, Sarbanes-Oxley mandated the adoption by the Securities and Exchange Commission and NYSE of certain rules and regulations that are impossible for the Trust to literally satisfy because of its nature as a pass-through trust.  Pursuant to NYSE rules, as a pass-through royalty trust, the Trust is exempt from many of the corporate governance requirements that apply to other publicly traded corporations.  The Trust does not have, nor does the Agreement of Trust provide for, a board of directors, an audit committee, a corporate governance committee, a compensation committee or executive officers.  The Trustees closely monitor the Securities and Exchange Commission’s and NYSE’s rulemaking activities and will comply with their rules and regulations to the extent applicable.

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

TO THE HOLDERS OF
CERTIFICATES OF BENEFICIAL INTEREST IN
MESABI TRUST

THE TRUST ESTATE

The principal assets of Mesabi Trust consist of two different interests in certain properties in the Mesabi Iron Range: (i) Mesabi Trust’s interest as assignor in the Amended Assignment of Peters Lease and the Amended Assignment of Cloquet Lease, which together cover properties aggregating approximately 9,750 largely contiguous acres in St. Louis County, Minnesota (the “Peters Lease Lands” and the “Cloquet Lease Lands,” respectively), and (ii) Mesabi Trust’s ownership of the entire beneficial interest in the Mesabi Land Trust, which has a 20% interest as fee owner in the Peters Lease Lands and a 100% fee ownership in certain non-mineral-bearing lands adjacent to the Peters and Cloquet Lease Lands (the “Mesabi Lease Lands,” together with Mesabi Trust Lands, the “Trust Estate”).  The map below shows the approximate location of the Trust Estate.

☐            The boxed area indicates the approximate location of Mesabi Trust’s Trust Estate (not drawn to scale), as defined above under the “Trust Estate,” which is a small part of the region known as the Mesabi Iron Range. Mesabi Trust does not own any property interests other than those in the Trust Estate.

Under the Amended Assignment Agreements, Northshore produces iron ore from Mesabi Trust Lands for the manufacture of iron ore products to be sold to various customers of Cliffs.  Mesabi Trust receives royalties on the crude ore extracted from such lands and the pellets produced from such crude ore, and in each case the royalties are based upon the volume of iron ore products shipped and the prices charged to Cliffs’ customers.

The largest component of the Trust Estate is the Peters Lease Lands.  The Peters Lease provides that the leasehold estate thereunder will continue until the reserves of iron ore, taconite and other minerals or materials on the land subject to the Peters Lease are exhausted.  The Amended Assignment of Peters Lease terminates when the Peters Lease terminates.  The Cloquet Lease, executed in 1916, provides that the leasehold estate thereunder will continue until the reserves of iron ore, taconite and other minerals or materials on the land subject to the Cloquet Lease are exhausted. The Amended Assignment of Cloquet Lease terminates when the Cloquet Lease terminates.  If Northshore decides to terminate or surrender either the Amended Assignment of Peters Lease or the Amended Assignment of Cloquet Lease, or both of them, it must first give Mesabi Trust at least six months’ notice of its intention to do so and, at Mesabi Trust’s request, reassign all of such leasehold interests to Mesabi Trust.  If any such reassignment occurs, Northshore must transfer the leasehold interests to Mesabi Trust free and clear of liens, except public highways.  In return, Mesabi Trust must assume Northshore’s future obligations as lessee under the reassigned leases.

The Peters Lease Lands and the Cloquet Lease Lands are located at the northeastern end of the Mesabi Iron Range and contain mineral deposits consisting of a highly metamorphosed sedimentary bed of banded magnetite in siliceous gangue, a form of low-grade iron ore known as taconite, approximately three tons of which must be beneficiated to produce one ton of high-grade pellets.  The Mesabi Lease Lands contain substantially no commercial ore deposits and have been used principally in connection with mining the taconite from other parts of the Trust Estate, such as the provision of an area for location of service roads, supporting plants and equipment and dump sites for overburden.

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimates reported in Cliffs’ Form 10-K filed with the Securities and Exchange Commission each year.  In Cliffs’ most recent Form 10-K, as filed with the Securities and Exchange Commission, which was for the year ended December 31, 2013, the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.  At Northshore, saleable product reserves decreased by 3.8 million tons.  Over the past five years, the Northshore has produced between 3.2 million and 5.8 million tons of iron ore pellets annually.

U.S. Iron Ore Mineral Reserves

As of December 31, 2013

(In Millions of Long Tons)

		Proven		Probable		Proven & Probable		Saleable Product(1), (2)		Previous Year
Property	Cliffs Share	Tonnage	% Grade	Tonnage	% Grade	Tonnage	% Grade(4)	Process Recovery(3)	Tonnage	P&P Crude Ore	Saleable Product
Northshore	100%	338.8	25.5	712.6	24.8	1,051.40	25.0	34%	356.90	1,063.10	360.70

(1)                                 Saleable Product is a standard pellet containing 60 to 66 percent Fe calculated from both proven and probable mineral reserves.

(2)                                 Saleable Product is reported on a dry basis, shipped products typically contain 1 to 4 percent moisture.

(3)                                 Process recovery includes all factors for converting crude ore tonnage to saleable product.

(4)                                 Cutoff grade is 19% magnetic iron.

According to Cliffs’ Form 10-K filed February 14, 2014, the iron ore prices utilized for reserve estimation are derived from 3-year trailing averages of benchmark prices adjusted to Cliffs’ realized price.  Cliffs evaluates and analyzes iron ore reserve estimates every three years in accordance with its mineral reserve policy or earlier if conditions merit.  The latest reserve estimate for Northshore was completed in 2012. In its Form 10-K for the year ended December 31, 2013, Cliffs reported that in preparing its 2013 reserve estimate at Northshore, Cliffs used the average international benchmark price of 62 percent Fe (CFR, China) for the three-year period 2010 to 2012, which was $149 per dry metric ton.

The Trustees engaged an independent geological consulting firm, Roscoe Postle Associates, Inc. (“RPA”), to confirm that the process used by Cliffs to estimate the ore reserves in the mine at Northshore is reasonable.  RPA delivered its report to the Trustees in April 2013.  In its report to the Trustees, RPA summarized its review and evaluation of Cliffs’ ore reserve estimation process which was performed by Cliffs in 2012.  RPA reported to the Trustees that the reserve estimation process used by Cliffs is reasonable and comports with the reporting requirements set forth in Securities Act Industry Guide 7.  Based on the report of RPA, at least 90% of the ore reserves in the mine at Northshore, as reported by Cliffs, is attributable to Mesabi Trust Lands.

HISTORY OF THE TRUST’S ACQUISITION OF THE TRUST ESTATE

Prior to the creation of Mesabi Trust and Mesabi Land Trust on July 18, 1961, Mesabi Iron Company (“MIC”), the Trust’s predecessor in interest, owned the interests in the Peters Lease Lands, Cloquet Lease Lands and Mesabi Lease Lands.  MIC obtained its interests as follows:

Peters Lease Lands. MIC owned a 20% interest in the fee ownership in the Peters Lease Lands.  Originally, the Peters Lease Lands were owned by East Mesaba Iron Company and Dunka River Iron Company which were wholly owned subsidiaries of Dunka-Mesaba Security Company (“Dunka-Mesaba”).  In August 1951, East Mesaba Iron Company and Dunka River Iron Company conveyed the Peters Lease Lands to their parent company, Dunka-Mesaba, which in turn conveyed to each of its stockholders an undivided interest in the Peters Lease Lands in proportion to each stockholder’s ownership in the parent company.  Accordingly, MIC, which had been the owner of 20% of the outstanding capital stock of Dunka-Mesaba, acquired a 20% undivided interest in the Peters Lease Lands and the right to receive a 20% fee royalty under the Peters Lease.

By an instrument dated October 1, 1917, as of April 30, 1915, East Mesaba and Dunka River leased their properties to Claude W. Peters.  This instrument, as modified by instruments dated February 3, 1921, July 17, 1939 and July 31, 1951, is known as the “Peters Lease.”  Claude W. Peters acquired the Peters Lease on behalf of MIC and an assignment of the Peters Lease from Claude W. Peters to MIC was recorded in 1919.  In 1939, MIC assigned the Peters Lease to Reserve Mining Company (“Reserve”) in consideration for which Reserve agreed to pay MIC a percentage of its net profits.  Later, these payments were changed to royalty payments.

Cloquet Lease Lands.  MIC held a leasehold interest in the Cloquet Lease Lands pursuant to the Indenture of Lease dated May 1, 1916.  In 1939, MIC assigned its interest in the Cloquet Lease as lessee to Reserve.

Mesabi Lease Lands.  MIC held a fee interest in the Mesabi Lease Lands, subject to earlier grants of mineral rights to other parties.  In 1939, MIC leased its interest in the Mesabi Lease Lands to Reserve (“Mesabi Lease”).  One 40-acre parcel of the Mesabi Lease Lands was forfeited in the 1980s to the State of Minnesota and subsequently sold to the United States government, excluding the mineral rights granted to other parties.

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

To comply with the law of the State of Minnesota, which requires that a trust holding real property located in that state must be administered under Minnesota law, the Mesabi Land Trust was created under Minnesota law on July 18, 1961 pursuant to an Agreement of Trust of even date.  MIC transferred to the Mesabi Land Trust its 20% interest as fee owner in the Peters Lease Lands and its interest as 100% fee owner in the Mesabi Lease Lands and as lessor of the Mesabi Lease (subject to the reservation of mineral rights described above).

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

Since the creation of Mesabi Land Trust and Mesabi Trust, although the mining operators have changed and the Peters Lease, the Cloquet Lease and the Mesabi Lease have been further amended and assigned, the Trust Estate has not changed beyond the forfeiture of one parcel of the Mesabi Lease Lands described above.

The diagram below illustrates the relationships of the various parties that own the lands and have interests in the lands the Trust has interests in:

DESCRIPTION OF THE MINERAL PROPERTIES AND NORTHSHORE’S MINING OPERATIONS

Mine and Rock Formation.  The Trust Estate, including the ore mine, are located in northeastern Minnesota, approximately two miles south of Babbitt, Minnesota.  The ore mine on the Trust Estate is called the Peter Mitchell Mine, an open pit mine consisting of a 10-mile long segment of a host rock called the Biwabik Iron Formation, which is a very hard cherty rock containing magnetite as the ore mineral.  The Biwabik Iron Formation extends west and southwest for over 100 miles and constitutes the Mesabi Iron Range.  Recoverable iron grades range from 21% magnetic iron in the west end of the mine open pit to 26% magnetic iron in the central portion and east end.  The ore body dips south under the hanging wall called the Virginia Formation.  To date, the Mesabi Trust properties have been explored for their iron ore potential.  To the knowledge of the Mesabi Trustees, no other minerals have been explored on the Trust Estate.

Mining Properties.  As disclosed elsewhere in this Annual Report, Northshore, a wholly owned subsidiary of Cliffs, currently conducts the mining operation upon the Trust Estate.  The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70.  Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61.  Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota.  During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities.  Based on information provided to the Trustees during the most recent inspection trip in the third fiscal quarter of 2013, the mining properties and facilities at Northshore were in good operating condition.

Northshore’s Operations.  Because Mesabi Trust is not involved in Northshore’s mining operations, the Trustees do not have detailed firsthand information relating to such operations or the equipment and facilities used by Northshore.  Therefore, the Trustees rely on information provided by Northshore personnel, disclosures by Cliffs in its periodic and current reports filed with the Securities and Exchange Commission and, to some extent, information provided in other reports published by independent organizations, such as Skillings Mining Review, in providing the information relating to Northshore’s mining operations, equipment and facilities.

•                  Mining and Railroad:  Drilling at the Northshore mine is conducted with two P&H 120, one P&H 320XPC, one BE59R, and 1 CAT MD6750 rotary units with 16-inch diameter holes on 25-30 foot spacing and 12 1/4 inch diameter holes on 22 to 25-foot spacing.  The drilling is followed with blasts using a gassed sensitized emulsion which breaks an average of 700,000 to 1,200,000 tons of crude taconite.  After blasts, taconite is then removed by a loading fleet consisting of four P&H 2800 XPC electric rope shovels with 35 to 41-cubic yard buckets and one Letourneau L1850 loader with a 28 cubic yard bucket.  A haulage fleet of three 250-ton Terex Model 4400AC, three 250-ton Komatsu Model 830E, and three 200-ton Komatsu 730E production trucks carry crude taconite to the primary and secondary crushers located about two miles away.  At the crushers, taconite is emptied from the end-dump trucks into a 60 inch primary gyratory unit and four 30-inch by 70-inch secondary crushers for reduction to a nominal 4 inch size coarse ore.  The coarse ore is then fed into 90-ton capacity ore cars for transportation to Silver Bay via a 47-mile-long, single track railroad owned by Northshore.  Each train is pulled by three diesel electric locomotives.

•                  Concentrating and Pelletizing Process.  Upon arrival at the pelletizing facility in Silver Bay, the coarse taconite ore first passes through a fine crushing stage where it is reduced in size to approximately 0-3/4.” Non-magnetic material is rejected through a dry cobber magnetic separation stage and then rail-hauled seven miles to the Mile Post 7 disposal site. Magnetic material is fed into one of the seventeen active grinding lines.  Each line includes one 10-1/2-foot by 18-foot rod mill and two 10-1/2-foot by 18-foot (16-foot in west plant) ball mills.  The final grinding of the crude taconite is reduced to 90% minus 325 mesh.

During the concentrating process, ore concentrate is separated by a two-stage magnetic separation, which removes low grade tailings from the ore concentrate.  The tailings are pumped uphill to the Mile Post 7 disposal site.  The concentrate is then fed into hydro-separators followed by a final flotation upgrading accomplished with two 500 cubic foot flotation cells per grinding line.  Next, the concentrate proceeds to a central filtering facility of nine (9)-foot diameter vacuum filters, through which the moisture content in the concentrate is reduced and the final concentrate becomes ready for pelletizing.  The pelletizing process first feeds the ore concentrate, to which bentonite and starch has been added as a binder, into a balling drum 31 feet long and 9 feet in diameter.  The revolving action of the drum causes the concentrate to build up into green balls.  Next, the green balls with a target size of plus 0-1/4” and minus 0-1/2” in diameter are conveyed to one of four moving grates and enter into an accompanying high temperature furnace where they are heated to over 2,400°F and are hardened into the final pellet product.  From the four furnaces the pellets are conveyed to a dockside storage area with a 5-million ton storage capacity.  Northshore’s sheltered harbor at Silver Bay can handle lake-going vessels with capacities up to 55,000 tons.

•                  Capital Expenditures.  During calendar year 2013, Northshore continued to modernize and improve the operations at the Peter Mitchell Mine in Babbitt and Northshore’s pelletizing facility in Silver Bay, Minnesota.  Toward that end, Cliffs implemented the following capital expenditures:

•                  CAT MD6750 Rotary Drill at the Mine.

•                  Komatsu PC800LC Excavator at the Mine.

•                  Argo Substation - spare transformer at the Mine.

•                  Choke Feed Chutes - Ore loadout at the Railroad.

•                  Implemented the fourth year plan of a five year ore car rebuild program for the ore haul between the Peter Mitchell Mine and Northshore’s pelletizing facility.

•                  Continued investments in projects for safety (arc flash mitigation) and environment (NOx CEMS at Northshore’s pelletizing facility) to improve air quality.

•                  Started building Crusher Mantle Repair Building at the Fine Crusher.

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

Under the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”), each operator of a coal or other mine is required to include certain mine safety results within its periodic reports filed with the SEC. As required by the reporting requirements included in §1503(a) of the Dodd-Frank Act, in its Form 10-K, Cliffs presented the following items regarding certain mining safety and health matters for the Northshore Mine.

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

During the year ended December 31, 2013, Northshore did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act and no written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act. Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2013.

		Year ended December 31, 2013
		(A)	(B)	(C)	(D)	(E)	(F)		(G)	(H)
Mine Location	Operation	Section 104 S&S Citation	Section 104(b) Orders	Section 104(d) Orders	Section 107(a) Citations and Orders	Total MSHA Proposed Assessments ($) (1)	Pending Legal Action		Legal actions Initiated During Period	Legal Actions Resolved During Period
Northshore Plant	Iron Ore	19	—	—	—	152,228	15	(2)	2	8
Northshore Mine	Iron Ore	7	—	—	—	22,648	6		2	6

(1)                                 Amounts included under the heading “Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2013.

(2)                                 This number consists of 15 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act’s procedural rules.

(3)                                 This number consists of 5 pending legal action related to contests of proposed penalties referenced in Subpart C of FMSH Act’s procedural rules; and 1 appeals of judges’ decisions or orders to FMSH Act’s procedural rules.

LEASEHOLD ROYALTIES

Northshore is obligated to pay to Mesabi Trust base overriding royalties and royalty bonuses on all pellets (and other iron ore products) produced from the Peters Lease Lands and the Cloquet Lease Lands (“Mesabi Ore”) and shipped from Silver Bay in each calendar year.  The royalties are based on prices per unit of product, volumes of product shipped and where on the escalating scale of royalties—2-1/2% on the first million long tons to 6% on shipments above four million long tons per calendar year—each shipment falls.

Base overriding royalties.  Base overriding royalties are calculated on the basis of an escalating scale of percentages of gross sales proceeds of iron ore shipped.  The applicable percentage is determined by reference to the tonnage of pellets (and other iron ore products) previously shipped in the then current calendar year, as follows:

Tons of iron ore products shipped in calendar year	Applicable royalty (expressed as a percentage of gross sales proceeds within each tranche)

one million or less	2-1/2%
more than one but not more than two million	3-1/2%
more than two but not more than three million	5%
more than three but not more than four million	5-1/2%
more than four million	6%

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $50.65 for calendar year 2012 and $51.55 for calendar year 2013, and will be $52.31 for calendar year 2014.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad-based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example.  To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2014, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2014 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$50.00	$25,000,000
3rd Quarter:	500,000	$52.00	$26,000,000
	1,000,000	$55.00	$55,000,000
	1,000,000	$57.00	$57,000,000
	1,000,000	$61.00	$61,000,000
	1,500,000	$63.00	$94,500,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2014 would be as follows:

2nd Quarter:	$25,000,000 x 2-1/2%	=	$625,000
3rd Quarter:	$26,000,000 x 2-1/2%	=	$650,000
	$55,000,000 x 3-1/2%	=	$1,925,000
	$57,000,000 x 5%	=	$2,850,000
	$61,000,000 x 5-1/2%	=	$3,355,000
	$94,500,000 x 6%	=	$5,670,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2014 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2014 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $52.31:

2nd Quarter:	$50.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$52.00/ton falls below ATP: no bonus payable	=	None
	$55,000,000 x 1.0%	=	$550,000
	$57,000,000 x 1.5%	=	$855,000
	$61,000,000 x 2.5%	=	$1,525,000
	$94,500,000 x 3.0%	=	$2,835,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2014 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

Bonuses on other ore.  Northshore also must pay base overriding royalties and royalty bonuses on pellets produced from lands other than Mesabi Trust Lands (“Other Ore”) to the extent necessary to assure payment of base overriding royalties and royalty bonuses on at least 90% of the first four million tons of pellets shipped from Silver Bay in each calendar year, at least 85% of the next two million tons of pellets shipped therefrom in each calendar year, and at least 25% of all tonnage of pellets shipped therefrom in each calendar year in excess of six million tons.  Base overriding royalties and royalty bonuses payable on Other Ore can be recouped by Northshore out of base overriding royalties and royalty bonuses paid on Mesabi Ore.  The amount of base overriding royalties and royalty bonuses on Other Ore that can be recouped on any payment date cannot, however, exceed 20% of the amount of Mesabi Ore royalties and royalty bonuses which are otherwise payable on that payment date.

Advance royalties.  Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $844,452 for calendar year 2012, was $859,429 for calendar year 2013 and is $872,156 for calendar year 2014.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

LAND TRUST AND FEE ROYALTIES

Mesabi Land Trust holds 20% interest as fee owner in the Peters Lease Lands and a 100% interest as fee owner in the Mesabi Lease Lands as lessor of the Mesabi Lease.  Mesabi Trust holds the entire beneficial interest in Mesabi Land Trust and is entitled to receive the net income of Mesabi Land Trust after payment of expenses.  Northshore is not obligated to pay royalties or rental to Mesabi Land Trust as fee owner of the non-mineral bearing Mesabi Lease Lands, a consideration having been paid in that respect at the inception of the Mesabi Lease.

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).  Fee royalties aggregating $545,028 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2014.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2014 were $988,864, representing an increase of $80,656, or 8.8%, from the $908,208 of total Trust expenses in fiscal 2013. The increase in Trust expenses from fiscal 2012 to fiscal 2013 was due primarily to an increase in legal expenses relating to the administration of the Trust.

Total Trust expenses for the fiscal year ended January 31, 2013 were $908,208, representing a decrease of $12,786, or 1.5%, from the $920,994 of total Trust expenses in fiscal 2012.

Trust Legal Expenses

Mesabi Trust paid Oppenheimer Wolff & Donnelly LLP (“Oppenheimer”) $306,564 for legal services provided to the Trust during the fiscal year ended January 31, 2014.  Comparatively, Mesabi Trust paid Oppenheimer $214,629 and $272,931 for legal fees and services provided to the Trust during fiscal years ended January 31, 2013 and January 31, 2012, respectively.

In each of the last three fiscal years, Oppenheimer represented the Trust and assisted the Trustees in the preparation and filing of the Trust’s periodic and current reports with the Securities and Exchange Commission and related securities law compliance.  Oppenheimer also advised the Trust on various other legal matters related to inquiries from third parties in the ordinary course of the Trust’s administration.  The total amount of Oppenheimer’s legal fees for services rendered during fiscal 2014 increased approximately $91,935, or 42.8% as compared to fiscal 2013.  The increase in legal fees in fiscal 2014, as compared to fiscal 2013, resulted primarily from the conduct of additional due diligence and review of agreements, vendor arrangements, real estate leases and lease amendments and additional regulatory compliance, including compliance with the Securities and Exchange Commission’s mandatory XBRL rules.

The total amount of Oppenheimer’s legal fees for services rendered during fiscal 2013 decreased approximately $58,000, or 21.3% as compared to fiscal 2012.  The decrease in legal fees in fiscal 2013, as compared to fiscal 2012, resulted from Oppenheimer’s providing the Trust primarily with routine services related to review of royalty payments and low cost for regulatory and XBRL compliance, as compared to fiscal 2012.

Total Trust expenses by category for fiscal 2014, 2013 and 2012 are set forth in the table below.

	Fiscal Year ended on January 31,
	2014	2013	2012

Compensation of Trustees	$213,373	$248,624	$243,048
Corporate Trustee’s Administrative Fees	62,500	62,500	62,500
Professional fees and expenses
Legal	306,564	214,629	272,931
Accounting	106,699	116,563	127,320
Mining consultant and field representatives	53,680	25,368	24,953
Insurance	121,724	120,843	113,955
Annual stock exchange fee	42,115	38,444	38,000
Transfer agent’s and registrar’s fees	8,081	8,381	6,597
Other Trust Expenses	74,128	72,856	31,690
	$988,864	$908,208	$920,994

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

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Trust Certificates are traded on the New York Stock Exchange.  Distributions declared to Unitholders during the fiscal year ended January 31, 2014 totaled $21,254,417 as compared to $30,504,023 during the fiscal year ended January 31, 2013, and $33,193,625 during the fiscal year ended January 31, 2012.  The Trust paid Unitholders distributions of $1.620 per Unit for the fiscal year ended January 31, 2013, compared with distributions of $2.325 and $2.53 per Unit for the fiscal years ended January 31, 2013 and 2012, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2013	$24.87	$20.26	$1,049,601	$0.08
July 31, 2013	$21.39	$17.07	6,035,205	0.46
October 31, 2013	$23.50	$17.95	6,691,205	0.51
January 31, 2014	$24.84	$20.02	7,478,406	0.57
			$21,254,417	$1.620

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2012	$33.44	$29.00	$852,801	$0.065
July 31, 2012	$30.47	$23.51	8,396,806	0.64
October 31, 2012	$30.65	$24.04	14,825,611	1.13
January 31, 2013	$28.20	$21.51	6,428,805	0.49
			$30,504,023	$2.325

As of the close of business on April 1, 2014, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 992 registered holders, holding of record approximately 680,719 Units, and in the names of approximately 103 brokers, nominees, or fiduciaries holding of record approximately 12,439,291 Units.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street 27th Floor New York, New York 10005	New York banking corporation

Robert C. Berglund Individual Trustee PO Box 351 Corona, New Mexico 88318	Retired Mining Engineer

James A. Ehrenberg Individual Trustee 295 Kopp Drive West St. Paul, Minnesota 55118	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Richard G. Lareau Individual Trustee 10201 Rosemont Ct. Fort Meyers, FL 33908	Retired lawyer in the law firm of Oppenheimer Wolff & Donnelly LLP

New York, New York April 15, 2014	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG RICHARD G. LAREAU

INDEX TO FINANCIAL STATEMENTS

Trustees’ Report on Internal Control over Financial Reporting	Page F-2

Report of Independent Registered Public Accounting Firm	Page F-3

Balance Sheets as of January 31, 2014 and 2013	Page F-4

Statements of Income for the years ended January 31, 2014, 2013, and 2012	Page F-5

Statements of Unallocated Reserve and Trust Corpus for the years ended January 31, 2014, 2013, and 2012	Page F-6

Statements of Cash Flows for the years ended January 31, 2014, 2013, and 2012	Page F-7

Notes to Financial Statements	Pages F-8 — F-14

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2014.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework.  Based on their assessment, the Trustees believe that, as of January 31, 2014, the Trust’s internal control over financial reporting is effective, based on those criteria.

Baker Tilly Virchow Krause, LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting for the fiscal year ending January 31, 2014.  This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 2014 and 2013, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the years ended January 31, 2014, 2013 and 2012.  We also have audited Mesabi Trust’s internal control over financial reporting as of January 31, 2014, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).  Mesabi Trust’s Trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for the assessment of the effectiveness of internal control over financial reporting, included in the accompanying Trustees’ Report on Internal Control Over Financial Reporting.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management as well as evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinion.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2014 and 2013 and the results of its operations and cash flows for the years ended January 31, 2014, 2013 and 2012, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, Mesabi Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2014, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

April 15, 2014

MESABI TRUST

BALANCE SHEETS

AS OF JANUARY 31, 2014 AND 2013

	2014	2013

ASSETS

CASH AND CASH EQUIVALENTS	$7,719,963	$6,727,461
U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	205,055	438,815
ACCRUED INCOME RECEIVABLE	63,253	218,053
PREPAID EXPENSE	54,950	56,573
CURRENT ASSETS	8,043,221	7,440,902

U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	510,573	205,055

FIXED PROPERTY, including intangibles, at nominal values
Assignments of leased property
Amended assignment of Peters Lease	1	1
Assignment of Cloquet Leases	1	1
Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

TOTAL ASSETS	$8,553,797	$7,645,960

LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

DISTRIBUTION PAYABLE	$7,478,406	$6,428,805
ACCRUED EXPENSES	91,294	34,930
TOTAL LIABILITIES	7,569,700	6,463,735

UNALLOCATED RESERVE	984,094	1,182,222

TRUST CORPUS	3	3

TOTAL LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS	$8,553,797	$7,645,960

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2014, 2013, AND 2012

	2014	2013	2012

REVENUES
Royalties under amended lease agreements	$21,497,563	$30,767,335	$33,467,153
Royalties under Peters Lease fee	545,028	794,146	687,029
Interest	2,562	1,464	4,144

Total revenues	22,045,153	31,562,945	34,158,326

EXPENSES
Compensation of Trustees	213,373	248,624	243,048
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	306,564	214,629	272,931
Accounting	106,699	116,563	127,320
Mining consultant and field representatives	53,680	25,368	24,953
Insurance	121,724	120,843	113,955
Annual stock exchange fee	42,115	38,444	38,000
Transfer agent’s and registrar’s fees	8,081	8,381	6,597
Other Trust expenses	74,128	72,856	31,690

Total expenses	988,864	908,208	920,994

NET INCOME	$21,056,289	$30,654,737	$33,237,332

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

NET INCOME PER UNIT	$1.605	$2.336	$2.533

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2014, 2013, AND 2012

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2011	13,120,010	$987,802	$3

Net income	—	33,237,332	—
Distribution paid May 20, 2011, $.05 per unit	—	(656,001)	—
Distribution paid August 20, 2011, $.60 per unit	—	(7,872,006)	—
Distribution paid November 20, 2011, $1.12 per unit	—	(14,694,411)	—
Distribution declared January 13, 2012, paid February 20, 2012, $.76 per unit	—	(9,971,208)	—

BALANCE, JANUARY 31, 2012	13,120,010	$1,031,508	$3

Net income	—	30,654,737	—
Distribution paid May 20, 2012, $.065 per unit	—	(852,801)	—
Distribution paid August 20, 2012, $.64 per unit	—	(8,396,806)	—
Distribution paid November 20, 2012, $1.13 per unit	—	(14,825,611)	—
Distribution declared January 15, 2013, paid February 20, 2013, $.49 per unit	—	(6,428,805)	—

BALANCE, JANUARY 31, 2013	13,120,010	$1,182,222	$3

Net income	—	21,056,289	—
Distribution paid May 20, 2013, $.08 per unit	—	(1,049,601)	—
Distribution paid August 20, 2013, $.46 per unit	—	(6,035,205)	—
Distribution paid November 20, 2013, $.51 per unit	—	(6,691,205)	—
Distribution declared January 17, 2014, paid February 20, 2014, $.57 per unit	—	(7,478,406)	—

BALANCE, JANUARY 31, 2014	13,120,010	$984,094	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2014, 2013, AND 2012

	2014	2013	2012

OPERATING ACTIVITIES
Royalties received	$22,197,875	$31,731,348	$33,997,720
Interest received	2,078	1,524	5,412
Expenses paid	(930,877)	(1,042,405)	(887,998)

NET CASH FROM OPERATING ACTIVITIES	21,269,076	30,690,467	33,115,134

INVESTING ACTIVITIES
Maturities of U.S. Government securities	438,875	35,000	767,400
Purchases of U.S. Government securities	(510,633)	(205,054)	(572,327)

NET CASH FROM (USED FOR) INVESTING ACTIVITIES	(71,758)	(170,054)	195,073

FINANCING ACTIVITY
Distributions to unitholders	(20,204,816)	(34,046,426)	(31,750,424)

NET CHANGE IN CASH AND CASH EQUIVALENTS	992,502	(3,526,013)	1,559,783

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	6,727,461	10,253,474	8,693,691

CASH AND CASH EQUIVALENTS, END OF YEAR	$7,719,963	$6,727,461	$10,253,474

RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Net income	$21,056,289	$30,654,737	$33,237,332
Decrease (increase) in accrued income receivable	154,800	169,927	(155,194)
Decrease (increase) in prepaid expense	1,623	(2,806)	(3,560)
Increase (decrease) in accrued expenses	56,364	(131,391)	36,556

NET CASH FROM OPERATING ACTIVITIES	$21,269,076	$30,690,467	$33,115,134

NON CASH FINANCING ACTIVITY
Distributions declared and payable	$7,478,406	$6,428,805	$9,971,208

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2014, 2013, AND 2012

NOTE 1 -                                        NATURE OF BUSINESS AND ORGANIZATION

Nature of Business

Mesabi Trust was created in 1961 upon the liquidation of Mesabi Iron Company. The sole purpose of the Trust, as set forth in the Agreement of Trust dated as of July 18, 1961, is to conserve and protect the Trust Estate and to collect and distribute the income and proceeds therefrom to the Trust’s certificate holders after the payment of, or provision for, expenses and liabilities. The Agreement of Trust prohibits the Trust from engaging in any business.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom is believed to be fifty-three years old.

The lessee/operator of Mesabi Trust’s mineral interests is Northshore Mining Company (“Northshore”), a subsidiary of Cliffs Natural Resources Inc. (“Cliffs”). Cliffs is among the world’s largest producers of iron ore products. Prior to September 30, 1994, the lessee/operator had been a subsidiary of Cyprus Amax Minerals Company and was named Cyprus Northshore Mining Corporation (“Cyprus NMC”).

Organization

The beneficial interest in Mesabi Trust is represented by 13,120,010 transferable units distributed on July 27, 1961 to shareholders of Mesabi Iron Company.

The Trust’s status as a grantor trust was confirmed by letter ruling addressed to Mesabi Iron Company from the Internal Revenue Service in 1961. As a grantor trust, Mesabi is exempt from federal income taxes and its income is taxable directly to Unitholders.

NOTE 2 -                                        SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  As of January 31, 2014 and 2013, the Trust held $7,719,963 and $6,727,461, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

Investments

The Trust invests solely in U.S. government securities. The Trustees determine the appropriate classifications of the securities at the time they are acquired and evaluate the appropriateness of such classifications as of each balance sheet date.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2014, 2013, AND 2012

The U.S. government securities are classified as held-to-maturity securities as the Trust has the positive intent and ability to hold to maturity and are therefore stated at amortized cost.

Revenue Recognition

Royalty income under the Amended Assignment Agreements with Northshore is recognized as it is earned. Under such agreements, royalties are earned upon shipment from Silver Bay, Minnesota, regardless of whether the actual sales proceeds for any shipment are received by Northshore’s parent, Cliffs.  The amount of base overriding royalties and royalty bonuses payable is determined on the volume of tonnage shipped from Silver Bay, Minnesota during each calendar quarter and the actual proceeds to Cliffs resulting from such shipments.

Royalty income includes accrued income receivable.  Accrued income receivable represents royalty income earned but not yet received by the Trust under the Amended Assignment Agreements.   Accrued income receivable is calculated based on (i) shipments during the last month of Mesabi Trust’s fiscal year, if any, and (ii) net price adjustments resulting from the price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota.

Adjustments to royalty income may result from changes in final reconciliations of tonnage shipped by Northshore with the final amounts received from Northshore’s customers.  Adjustments may also result from revisions to estimated prices previously used to record revenue for tonnage shipped.  Pricing decreases may give rise to negative price adjustments which may be applied against future royalty income recognized by the Trust.

During the fourth quarter of fiscal 2014, negative price adjustments were recorded by Mesabi Trust as an offset to accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to certain shipments during calendar years 2011 and 2012.  As of January 31, 2014, the Trust recognized revenue related to approximately 369,600 tons of iron ore that were shipped by Northshore as of December 31, 2013, but for which Cliffs has indicated that final pricing is not yet known.  Pricing related to these tons is expected to be finalized in the first calendar quarter of 2014.

Royalty income under the Amended Assignment Agreements is also recognized quarterly as it is earned. Under such agreements, however, royalties are earned at the option of Northshore either upon mining of crude ore from Peters Lease Lands or upon shipment from Silver Bay of iron ore product produced from Peters Lease Lands.

Fixed Property, Including Intangibles

The Trust’s fixed property, including intangibles, is recorded at nominal values and includes the following:

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2014, 2013, AND 2012

1.                                      The entire beneficial interest as assignor in the Amended Assignment of Peters Lease and the Amended Assignment of Cloquet Lease covering taconite properties in Minnesota which are leased to Northshore.

2.                                      The entire beneficial interest in Mesabi Land Trust which owns a 20% fee interest in the lands subject to the Peters Lease and the entire fee interest in Mesabi Lease Lands.

Net Income Per Unit

Net income per unit is computed by dividing net income by the weighted average number of Units outstanding.

Concentration of Credit Risk

Financial instruments which potentially subject the Trust to concentrations of credit risk consist primarily of cash that is maintained at an FDIC insured financial institution. At times during a fiscal year the Trust’s cash balance may exceed insured limits.

As further described in Note 1, Northshore is the lessee/operator of the Mesabi Trust Lands.  All royalty income earned by the Trust is received from Northshore, and accordingly, substantially all of the accrued income receivable is also due from Northshore.

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

JANUARY 31, 2014, 2013, AND 2012

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

The carrying amounts of financial instruments approximated fair value as of January 31, 2014 and 2013, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

The Trust has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on the Trust’s financial condition or results of its operations. Various accounting standards and interpretations were issued during the fiscal year ended January 31, 2014. The Trust has evaluated the recently issued accounting pronouncements that are effective for the fiscal year ended January 31, 2014 and none of them had a material effect on the Trust’s financial position, results of operations or cash flows.

NOTE 3 -                                        U. S. GOVERNMENT SECURITIES

U.S. government securities at January 31, 2014 and 2013 are classified as held-to-maturity and mature as follows:

	2014		2013
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$205,055	$205,057	$438,815	$439,065

Due after one year through three years	510,573	507,996	205,055	204,925

	$715,628	$713,053	$643,870	$643,990

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2014, 2013, AND 2012

The fair value of U.S. government securities have been valued using level 1 inputs.

NOTE 4 -                                        ROYALTY AGREEMENT

The current royalty rate schedule became effective on August 17, 1989, which was established pursuant to the Amended Assignment Agreements the Trust entered into with Cyprus NMC.  Pursuant to the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products shipped.

Pursuant to the Amended Assignment Agreements, Northshore is obligated to pay Mesabi Trust base overriding royalties, in varying amounts constituting a percentage of the gross proceeds of shipments, from Silver Bay, Minnesota, of iron ore product produced from Mesabi Trust Lands or, to a limited extent, other lands.  Northshore is obligated to make payments of overriding royalties on product shipments within 30 days following the calendar quarter in which such shipments occur.  Northshore resumed mining operations and shipping product from Silver Bay in the second calendar quarter of 1990, and the first payment of overriding royalties was made in July 1990.

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $50.65 per ton for calendar year 2012, $51.55 per ton for calendar year 2013, and will be $52.31 per ton for calendar year 2014.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad-based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

Northshore also is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. Northshore is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2014, the minimum advance royalty is $872,156. The minimum annual advance royalty was $859,429 and $844,452, for the calendar years ended December 31, 2013 and 2012, respectively.

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

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2014, 2013, AND 2012

As of January 31, 2014 and January 31, 2013, the unallocated cash and U.S. government securities portion of the Trust’s Unallocated Reserve consisted of the following components:

	January 31, 2014	January 31, 2013
Cash and U.S. Government Securities	$8,435,591	$7,373,331
Distribution Payable	7,478,406	6,428,805

Unallocated Cash and U.S. Government Securities	$957,185	$944,526

A reconciliation of the Trust’s Unallocated Reserve from January 31, 2013 to January 31, 2014 is as follows:

Unallocated Reserve, January 31, 2013	$1,182,222

Net Income, twelve months ended January 31, 2014	21,056,289
Distributions Declared	(21,254,417)

Unallocated Reserve, January 31, 2014	$984,094

The Trustees determine the level of distributions on a quarterly basis after receiving notification from Northshore as to the amount of royalty income that will be received and after determination of any known or anticipated expenses, liabilities and obligations of the Trust.  As a result of fluctuations in the accrued income receivable portion of the Unallocated Reserve, future distributions may vary depending upon the adjustments to royalty income, which are determined by Northshore, and the level of Trust expenses that the Trustees anticipate occurring in subsequent quarters.

During the fiscal years ended January 31, 2014, 2013, and 2012, the Trustees distributed cash payments totaling $20,204,816 ($1.540 per Unit), $34,046,426 ($2.595 per Unit), and $31,750,424 ($2.42 per Unit), respectively. In addition, in January 2014 the Trustees declared a distribution of $0.57 per Unit of beneficial interest, which was paid in February 2014.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2014, 2013, AND 2012

NOTE 6 -                                        SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the years ended January 31, 2014 and 2013 are presented below:

	2014
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$2,528,807	$7,834,715	$6,347,628	$5,334,003
Expenses	326,418	209,935	211,113	241,398

Net income	$2,202,389	$7,624,780	$6,136,515	$5,092,605

Net income per unit	$0.168	$0.581	$0.468	$0.388

	2013
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$3,693,446	$11,060,224	$11,814,420	$4,994,855
Expenses	323,554	186,938	190,394	207,322

Net income	$3,369,892	$10,873,286	$11,624,026	$4,787,533

Net income per unit	$0.257	$0.829	$0.886	$0.364