Form 10-K, Exhibit 13
period 2015-01-31
MESABI TRUST
filed 2015-04-15
CIK 65172

Exhibit 13

ANNUAL REPORT
OF THE TRUSTEES OF
MESABI TRUST
For The Year Ended January 31, 2015

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, 16th Floor

New York, NY 10005

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Oppenheimer Wolff & Donnelly LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission.  Such reports can be accessed at www.mesabi-trust.com.  Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2015 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements, including those statements estimating calendar year 2015 production or shipments, are based on input from the lessee/operator (and its parent corporation) of the mine located on the lands owned and held in trust for the benefit of the holders of units of beneficial interest of Mesabi Trust.  These statements may be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  Actual results and future developments could differ materially from the results or developments expressed in or implied by these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, volatility of iron ore and steel prices, market supply and demand, regulation or government action, litigation and uncertainties about estimates of reserves, and those described under the caption “Risk Factors” in this annual report.  Mesabi Trust undertakes no obligation to make any revisions to the forward-looking statements contained in this filing or to update them to reflect circumstances occurring after the date of this filing.

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

A pass-through trust with certificates of beneficial interest in the trust traded on the New York Stock Exchange

Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against conducting any business, the Trust is not taxable as a corporation for federal income tax purposes. Instead, the holders of Certificates of Beneficial Interest in Mesabi Trust (“Unitholders”) are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders. The Certificates of Beneficial Interest in Mesabi Trust are listed on the New York Stock Exchange (“NYSE”) and is therefore subject to extensive regulation under, among others, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), each as amended, and the rules and regulations of the NYSE.

Limited authorities and responsibilities of the Trustees

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business. This prohibition seemingly applies even to business activities the Trustees may deem necessary or proper for the preservation and protection of the Trust Estate (as defined on page 23 of this Annual Report). Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the holders of Certificates of Beneficial Interest in Mesabi Trust (“Unitholders”)Unitholders after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held. Because the Units of the Trust are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and are listed on the New York Stock Exchange, the Trustees are also responsible for ensuring that the Trust maintains compliance with all applicable laws, rules and regulations. Deutsche Bank Trust Company Americas, the Corporate Trustee, performs certain administrative functions for the Trust.

The Trustees do not intend to expand their responsibilities beyond those permitted or required by the Agreement of Trust, the Amendment to the Agreement of Trust dated October 25, 1982 (the “Amendment”), and those required under applicable law.  The Trust has no employees, but it engages independent consultants to assist the Trustees in, among other things, monitoring the amount and sales prices of iron ore products shipped from Silver Bay, Minnesota, based on information supplied to the Trustees by Northshore Mining Company (“Northshore”), the lessee/operator of the lands leased under the Peters Lease and Cloquet Lease (the “Peters

Lease Lands” and “Cloquet Lease Lands,” respectively, as further described on page 23 of this Annual Report) and the 20% fee interest of certain lands that are particularly described in, and subject to a mining lease under, the Peters Lease (the “Mesabi Fee Lands,” and together with the Peters Lease Lands and Cloquet Lease Lands, “Mesabi Trust Lands”), and its parent company Cliffs Natural Resources Inc. (“Cliffs”).  References to Northshore in this Annual Report, unless the context requires otherwise, are applicable to Cliffs as well.

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

Duration and Termination of the Trust

The Trust is governed by New York trust and estate law, which prohibits creation of any trust estate that suspends the power of alienation by a condition or limitation for a period longer than lives in being at the time of the creation plus a term of twenty-one years. Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for federal income tax purposes. Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders. In accordance with the Agreement of Trust, the Trust may continue to remain in force and effect until twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust. Based upon the results of research conducted by a third party private investigation firm engaged by the Trustees, as of October 1, 2014, at least five of the twenty-five persons were alive and the youngest of those was believed to be fifty-four years old. The Trustees believed that there were a number of other individuals named in the Agreement of Trust who were also alive as of October 1, 2014.

The Trust may earlier be terminated at any time by the action of Unitholders holding 75% of the total units of beneficial interest of the Trust as evidenced by any instrument executed by such Unitholders or by such Unitholders’ voting in  favor of the termination of the Trust at a duly called and held meeting of the Unitholders.

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

Except within the framework of the Amended Assignment Agreements, neither the Trust nor the Trustees have any control over the operations and activities of Cliffs or its wholly-owned subsidiary, Northshore.  Accordingly, the royalty income of the Trust is highly dependent upon the activities, investments and operational decisions of Cliffs and Northshore, the supply and demand of suppliers and customers in the iron ore and steel industry, and the terms and conditions of the Amended Assignment Agreements.  Northshore, together with Cliffs, without any input or influence from the Trust, control: (i) current operating plans, including iron ore production volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future production, operations and capital expenditures; (iii) geological data relating to iron ore reserve estimates; (iv) sales and marketing efforts, and shipments of iron ore products to customers of Cliffs; and (v) the terms and conditions, especially related to pricing and price adjustment mechanisms, of the Cliffs Pellet Agreements (described on page 13 of this Annual Report). Any substantial change in Cliffs’ financial condition or business, or the operations, production and shipments of iron ore products by Northshore, about which the Trust may have little or no prior notice, could adversely affect the royalty income of the Trust, as well as the resulting cash available for distribution by the Trust to Unitholders.

The stability of Cliffs’ North American iron ore operations and the price adjustment provisions in the North American iron ore supply agreements with Cliffs’ customers could have a significant effect on the cash available for distribution by the Trust to Unitholders.

In its Form 10-K for the fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission February 25, 2015, Cliffs reported that during 2014, a majority of its North American iron ore sales volume were sold under term supply agreements to a limited number of customers.  According to the Form 10-K filed by Cliffs, a loss of sales to its existing customers could have a substantial negative impact on its sales, margins and profitability.  Contractual disputes with any of Cliffs’ significant customers, or failure to renew or replace such agreements with similar agreements, could result in lower sales volume and lower prices and lower profit margins, which could adversely affect the royalties payable to the Trust.

Cliffs also reported in its Form 10-K filed on February 25, 2015, that its U.S. iron ore term supply agreements contain a number of price adjustment provisions or price escalators, including adjustments based on general industrial inflation rates, the price of steel and the international price of iron ore pellets, among other factors, that are out of Cliffs’ control and that may adjust the prices under those agreements generally on an annual basis.  Those inflation rates and market prices are dependent upon supply and demand relationships and a variety of other factors over which Mesabi Trust has no control.

Additionally, the Trust has been informed that the Cliffs’ supply agreements with ArcelorMittal that involve iron ore products shipped from Northshore do not use a world market-based iron ore pricing mechanism.  As discussed elsewhere in this Annual Report on Form 10-K, the price adjustment mechanisms under Cliffs’ North American term supply agreements, which can be positive or negative, may result in significant variations in royalties payable to Mesabi Trust from quarter to quarter and year to year.  These variations could adversely affect the royalties payable to the Trust and, in turn, the resulting cash available for distribution to Unitholders.

Royalties received by the Trust, and distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties or distributions that will be paid in any subsequent quarter or in any full year.

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

Due to the factors described above, cash available for distribution to Unitholders in future quarters could materially decrease, and in some cases, such decrease could result in no cash being available for distribution to Unitholders.  As a result, royalties received by the Trust, and the distributions paid to Unitholders, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent quarter or in any full year.  Based on the foregoing and the current uncertainty in the economic environment, the Trust cannot ensure that there will be adequate cash available to make a distribution to Unitholders in any particular quarter.

Cliffs has disclosed certain economic and market risks in its most recent annual report on Form 10-K for its fiscal year ended December 31, 2014, including risks related to the volatility of commodity prices, uncertainty or weakness in global economic conditions and reduced economic growth in China, any of which could adversely affect Cliffs’ ability to generate revenue, maintain stable cash flow and fund its operations, which in turn could adversely affect Northshore operations and could adversely affect royalties payable to the Trust.

In its most recent annual report on Form 10-K filed on February 25, 2015, Cliffs has disclosed that, as a mining company, its profitability is dependent upon the price of the commodities sold to its customers, and that the price of iron ore has fluctuated historically and is affected by factors beyond its control. Further, Cliffs stated that its earnings may fluctuate with the prices of the commodities it sells. To the extent that the prices of these commodities significantly decline for an extended period of time, Cliffs may have to revise its operating plans, including curtailing production, reducing operating costs and capital expenditures. Cliffs also disclosed that it may have to take impairments on its assets, inventory and/or goodwill. Sustained lower prices also could cause Cliffs to reduce existing reserves if certain reserves no longer can be economically mined or processed at prevailing prices. Cliffs may be unable to decrease its costs in an amount sufficient to offset reductions in revenues and may incur losses. These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on future royalties payable to Mesabi Trust.

Uncertainty or weakness in the global economic conditions and reduced economic growth in China could adversely affect future royalties payable to the Trust.

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

The world prices of iron ore and steel are strongly influenced by domestic and international supply and demand and global market conditions, all of which are uncertain.  In addition, according to Cliffs’ most recent Form 10-K for Cliffs’ fiscal year ended December 31, 2014, filed with the Securities and Exchange Commission on February 25, 2015, the current level of international demand for raw materials used in steel production is driven largely by industrial growth in China, which has been slowing significantly. We are not able to predict how the global economic conditions, including the current slower growth and challenging economic conditions of China, will change or not change and the impact it may have on Cliffs’ and Northshore’s operations and the iron ore and steel industries in general going forward.

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

Although Cliffs reported that it has contractual commitments for sales in its U.S. Iron Ore and Eastern Canadian Iron Ore business for 2015 and beyond, it cautioned that the uncertainty in global economic conditions may adversely impact the ability of its customers to meet their obligations.  As a result of such market volatility, Cliffs’ customers could approach Cliffs about modifying their supply agreements with Cliffs. Any modifications to such supply agreements, including reductions in pricing, could adversely affect the royalties payable to the Trust and, in turn, the cash available for distribution to Unitholders.

Cliffs has disclosed certain financial risks in its most recent annual report on Form 10-K, including risks related to potential limitations on its ability to access capital markets to finance ongoing operations, risks related to Cliffs’ substantial level of indebtedness, risks related to a variety of financial markets risks, and risks concerning Cliffs’ ability to generate sufficient cash flow to service all of its debt.

Cliffs has disclosed in its most recent annual report on Form 10-K filed on February 25, 2015, that any decline in its credit ratings would likely result in an increase of its cost of financing, potentially limiting Cliffs’ access to the capital markets, which would significantly harm Cliffs’ financial condition and results of operations. Further, Cliffs disclosed that its existing and future indebtedness may limit its cash flow available to invest in the ongoing needs of its businesses, and could limit its ability to obtain additional financing on acceptable terms or at all. These potential circumstances, if they become real developments, could have a material adverse effect on Cliffs and Northshore, which in turn, could have a material adverse effect on royalties paid to Mesabi Trust in the future.

Equipment failures and other unexpected events at Northshore may lead to production curtailments or shutdowns.

Interruptions in production capabilities at the mine operated by Northshore may have an adverse impact on the royalties payable to the Trust. In addition to planned production shutdowns or curtailments and equipment failures, the Northshore facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions or extreme weather conditions. The manufacturing processes that take place in Northshore’s mining operations, as well as in Northshore’s crushing, concentrating and pelletizing facilities, depend on critical pieces of equipment, such as drilling and blasting equipment, crushers, grinding mills, pebble mills, thickeners, separators, filters, mixers, furnaces, kilns and rolling equipment, as well as electrical equipment, such as transformers. It is possible that this equipment may, on occasion, be out of service because of unanticipated failures or unforeseeable acts of vandalism or terrorism.  In addition, because the Northshore processing facilities have been in operation for several decades, some of the equipment is aged.  Because the Trustees have no control over the operations or maintenance of the equipment at Northshore, a shutdown or reduction in capacity may come with little or no advance warning.  The remediation of any interruption in production capability at Northshore could require Cliffs to make large capital expenditures which may take place over an extended period of time.  Cliffs also stated in its most recent annual report that if its cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay investments and capital expenditures. On January 5, 2013, Northshore shut down two of its four taconite production lines. Northshore then re-opened these lines during the first quarter of 2014. Cliffs announced in its most recent annual report on Form 10-K for the fiscal year ended December 31, 2014 filed on February 25, 2015 that one of the four furnaces in the Northshore pellet plant became idled in January 2015 and is expected to remain idled throughout the year. Any additional idling, shutdown, reduction in operations, or production curtailment at Northshore would likely adversely affect the royalties payable to the Trust.

The mining operations of Northshore are subject to extensive governmental regulations and Northshore is subject to risks related to its compliance with federal and state environmental regulations.

Northshore, as the operator of the mine on Mesabi Trust Lands, is subject to various federal, state and local laws and regulations on matters such as employee health and safety, air quality, water pollution, plant and wildlife protection, reclamation and restoration of mining properties, the discharge of materials into the environment, and the effects that mining has on groundwater quality and availability.  Northshore is required to maintain permits and approvals issued by federal and state regulatory agencies and its mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977.  The Occupational Safety and Health Administration (“OSHA”) has jurisdiction over safety and health standards not covered by MSHA and the Minnesota Pollution Control Agency (“MPCA”) regulates various aspects of Northshore’s operations.  Northshore may from time to time be involved in litigation with the MPCA over certain aspects of its operation but because the Trust has no control over Northshore’s operations, the potential impact of these proceedings cannot be determined.  Moreover, Northshore is solely responsible for its compliance with any laws, regulations or permits applicable to Northshore’s operations and Northshore may at times fail to operate in compliance with such laws, regulations and permits.  The Trust has no ability to control or determine whether Northshore has been or will in the future operate in compliance with such laws and regulations.  If Northshore fails to comply with these laws, regulations or permits, it could be subject to fines or other sanctions, any of which could have an adverse effect on its operations and its ability to ship iron ore products from Silver Bay, Minnesota, which could, in turn, have a material adverse effect on the royalties paid to the Trust.

TMDL (a regulatory term describing a value of the maximum amount of a pollutant that a body of water can receive while still meeting water quality standards under the Clean Water Act) regulations are contained in the Clean Water Act and as a part of Minnesota’s Mercury TMDL Implementation Plan, in cooperation with the MPCA, the taconite industry developed a Taconite Mercury Reduction Strategy and signed a voluntary agreement to effectuate its terms. The strategy includes a 75 percent target reduction of mercury air emissions from Minnesota pellet plants collectively by 2025. For Cliffs, the requirements in the voluntary agreement do not apply to Northshore. Late in 2013, however, Minnesota published a draft mercury control rule that would require annual mercury emissions reporting and could require installation of mercury emission control equipment on all Cliffs’ Minnesota facilities including those of Northshore. On September 22, 2014, Minnesota promulgated the Mercury Air Emissions Reporting and Reduction Rule mandating mercury air emissions reporting and reduction. The adopted rule expanded applicability to all of Cliffs’ Minnesota operations and requires submitting a mercury reduction plan in 2018 to reduce mercury emissions from all of Cliffs’ Minnesota taconite furnaces by 72 percent by January 2025 and 70 percent reduction from Northshore’s industrial boilers by January 1, 2018. The adopted rule does not include all four Adaptive Management Criteria for evaluating mercury reduction, which were agreed upon in the October 2009 Minnesota’s Mercury TMDL Implementation Plan. According to Cliffs’ Form 10-K filed February 25, 2015, there is currently no proven technology to cost-

effectively reduce mercury emissions from taconite furnaces to the target level of 72 percent that would meet all four Adaptive Management Criteria. Cliffs expressed its concerns about the technical and economic feasibility to reduce taconite mercury emissions by 72 percent and are conducting detailed engineering analysis to determine the impact of the regulations on each unique iron ore indurating furnace affected by this rule. The Trustees are unable to predict what impact, if any, the Mercury Air Emissions Reporting and Reduction Rule will have on production and shipments from Northshore or future royalties payable to the Trust.

In its Form 10-K filed February 24, 2015, Cliffs also reported that on July 6, 2011, the US Environmental Protection Agency (the “EPA”) promulgated the Cross State Air Pollution Rule (the “CSAPR”), which was intended to be an emissions trading rule for SO2 and NOx. Northshore’s Silver Bay Power Plant would have been subject to this rule. CSAPR was vacated by the D.C. Circuit Court during the third quarter of 2012. Late in 2014, the Supreme Court re-instated CSAPR with an effective date of January 1, 2015, reinstating the obligations of this rule for Silver Bay Power. Immediate compliance obligations are being met at this time, with the material obligation being procurement of the first year of emissions allowances by March 2016 for the 2015 operating year. Silver Bay Power is completing the engineering and permitting work to install controls that will limit the cost exposure to the trading market. The allowance pricing market is continuing to fluctuate so price impacts are not yet certain, Cliffs anticipates the annual costs will be less than $1 million for 2015 and gradually decreasing to less than $400,000 per year after it completes its emission reduction project in 2017. The Trustees are unable to predict what impact, if any, the emission reduction project will have on production and shipments from Northshore or future royalties payable to the Trust.

The Trust does not control the portion of Northshore’s shipments that will come from ore mined from Mesabi Trust Lands.

The Trustees do not exert any influence over mining operational decisions at Northshore and Northshore alone determines whether to mine from Mesabi Trust Lands or state-owned lands, based on its current production estimates and engineering plan.  Northshore’s mining operations include Mesabi Trust Lands and mineral-producing land owned by the State of Minnesota and others.  Ore mined by Northshore from lands other than Mesabi Trust Lands is processed, along with ore mined from Mesabi Trust Lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis.  Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust Lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments is from Mesabi Trust Lands.  The percentages of shipments from Mesabi Trust Lands were 90.8%, 93.5%, 93.9% and 88.5% in calendar years 2014, 2013, 2012, and 2011, respectively.  If Northshore decides to materially reduce the percentage of ore mined, or pellets shipped, from Mesabi Trust Lands, the income of the Trust could be adversely affected.

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

The Trust relies on Cliffs’ estimates of recoverable reserves, and if those estimates are inaccurate, the total potential future royalty stream to the Trust and distributions payable to Unitholders may be adversely affected.

The Trustees do not participate in preparing the recoverable ore reserve estimates reported by Cliffs.  According to Cliffs’ most recent Form 10-K, Cliffs regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with Securities Act Industry Guide 7, promulgated by the Securities and Exchange Commission.  In 2013, the Trustees engaged an independent firm of geological experts to evaluate the process Cliffs uses to estimate the recoverable iron ore reserves at the Peter Mitchell Mine.  Still, there are numerous uncertainties inherent in estimating quantities of reserves of mineral producing lands and such estimates necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs, all of which may in fact vary considerably from actual results.  All of these factors are outside of the control and influence of the Trustees.  For these reasons, estimates of the economically recoverable quantities of mineralized deposits attributable to Mesabi Trust Lands and the classifications of such reserves based on the risk of recovery prepared by different engineers or by the same engineers at different times may vary substantially as the criteria change.  Cliffs’ estimate of the ore reserves could be negatively affected by future industry conditions, geological conditions and ongoing mine planning at the Peter Mitchell Mine.  Actual reserves will likely vary from estimates, and if such variances are negative and material, the expected royalties payable to the Trust could be adversely affected and the value of the Trust’s Units could decline.

Cliffs has disclosed certain operational risks, including risks that could arise related to substantial costs from announced and potential mine closures and risks related to its ability to transport its products to customers at competitive rates and in a timely manner.

Cliffs has disclosed in its most recent annual report on Form 10-K filed on February 25, 2015, that mine closures entail substantial costs, that it has idled its Wabush Scully mine in Newfoundland and Labrador, and in the fourth quarter 2014 it began to implement the permanent closure plan for that mine. Cliffs also announced that its Canadian affiliates commenced restructuring proceedings under the Companies’ Creditors Arrangement Act (Canada) to mitigate closure costs in connection with the shutdown of the Bloom Lake mine.  Cliffs also disclosed that if it closes one or more of its own mines, Cliffs’ results of operations and financial condition would likely be affected adversely. In its most recent Form 10-K filed on February 25, 2015, Cliffs announced that one of the four furnaces in the Northshore pellet plant became idled in January 2015 and is expected to remain idled throughout the year. Any additional idling, shutdown, reduction in operations, or production curtailment at Northshore could adversely affect the royalties payable to the Trust.

Cliffs also disclosed that in its U.S. Iron Ore operations, disruption of the lake and ocean-going vessels and rail transportation services due to weather-related problems and lack of alternative transportation sources could impair Cliffs’ ability to supply iron ore to its customers at competitive rates or in a timely manner, and thus, could adversely affect its sales, margins and profitability. These events could have a material adverse effect on Cliffs and potentially Northshore, which in turn, could have a material adverse effect on royalties paid to Mesabi Trust in the future.

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

In its annual report on Form 10-K for the prior year ended December 31, 2013, filed February 14, 2014, Cliffs reported that the demand for Cliffs’ iron ore products is determined by the operating rates for the blast furnaces of steel companies although not all finished steel is produced by blast furnaces.  Finished steel also may be produced by other methods that do not require iron ore pellets and use scrap steel, pig iron, hot briquetted iron and direct reduced iron. North American steel producers can also produce steel using imported iron ore or semi-finished steel products, which eliminates the need for domestic iron ore. Future environmental restrictions on the use of blast furnaces also may reduce the use of blast furnaces in steel production.  Because the maintenance of blast furnaces can require substantial capital expenditures, steel manufacturers may choose not to maintain their blast furnaces, and some of them may not have the resources necessary to adequately maintain their blast furnaces. If steel manufacturers significantly alter the methods they use to produce steel or otherwise substantially reduce their use of iron ore pellets, demand for iron ore pellets will decrease, which could adversely affect the royalties payable to the Trust.

Certain risk factors affecting Cliffs’ North American Iron Ore Business generally, and Northshore operations in particular, could have a material adverse effect on the royalties payable to the Trust.

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year.  A number of the risk factors, as disclosed by Cliffs in its most recent annual report on Form 10-K for the fiscal year ended December 31, 2014, affect Cliffs’ operations, and could impact Northshore’s production and shipment volume.  In its most recent Form 10-K, Cliffs identified the following six categories of risk that Cliffs is subject to: (i) economic and market, (ii) regulatory, (iii) financial, (iv) operational, (v) development and sustainability, and (vi) human capital. These risk factors include, among others, the global economic climate and financial market conditions, economic conditions in the iron ore industry, extensive governmental regulations relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in Cliffs’ North American term supply agreements (which take into account various price indexes), availability of ore boats, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility.  Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties payable to the Trust could be adversely affected.

The Trustees are not subject to annual election and, as a result, the ability of the holders of Trust Certificates to influence the policies of the Trust may be limited.

Directors of a corporation are generally subject to election at each annual meeting of shareholders or, in the case of staggered boards, at regular intervals. Under the Agreement of Trust, however, the Trust is not required to hold annual meetings of holders of Trust Certificates to elect Trustees and Trustees generally hold office until their death, resignation or disqualification. As a result, the ability of holders of Trust Certificates to effect changes in the composition of the Board of Trustees and the policies of the Trust is significantly more limited than that of the shareholders of a corporation.

OVERVIEW OF TRUST’S ROYALTY STRUCTURE

Leasehold royalty income constitutes the principal source of the Trust’s revenue.  Royalty rates are determined in accordance with the terms of Mesabi Trust’s leases and assignments of leases.  Three types of royalties, as well as royalty bonuses, comprise the Trust’s royalty income:

•                  Base overriding royalties.  Base overriding royalties have historically constituted the majority of Mesabi Trust’s royalty income.  Base overriding royalties are determined by both the volume and selling price of iron ore products shipped.  Northshore is obligated to pay Mesabi Trust base overriding royalties in varying amounts, based on the volume of iron ore products shipped.  Base overriding royalties are calculated as a percentage of the gross proceeds of iron ore products produced at Mesabi Trust Lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota.  The percentage ranges from 2-1/2% of the gross proceeds for the first one million tons of iron ore products so shipped annually to 6% of the gross proceeds for all iron ore products in excess of 4 million tons so shipped annually.  Base overriding royalties are subject to interim and final price adjustments under the Cliffs Pellet Agreements (described on page 13 of this Annual Report) and, as described elsewhere in this report, such adjustments may be positive or negative.

•                  Royalty bonuses.  The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton.  The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay.  The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $51.55 per ton for calendar year 2013 and $52.31 per ton for calendar year 2014, and will be $53.01 per ton for calendar year 2015.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (described on page 13 of this Annual Report); such adjustments may be positive or negative.  See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2014 and January 31, 2013” beginning on page 15 of this Annual Report for more information.

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

•                  Minimum advance royalties.  Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The minimum advance royalty was $859,429 for calendar year 2013 and $872,156 for calendar year 2014, and will be $883,875 for calendar year 2015.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Royalty income, which constitutes the principal source of the Trust’s revenue, comprised 99.9% of the Trust’s total revenue of the Trust in each of the fiscal years ended January 31, 2015, January 31, 2014 and January 31, 2013.  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” beginning on pages 30 and 33, respectively, of this Annual Report.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price.  Although 98.6% all of the iron ore products shipped from Silver Bay during calendar 2014 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

SELECTED FINANCIAL DATA

Years ended January 31	2015	2014	2013	2012	2011
Royalty and interest income	$26,080,115	$22,045,153	$31,562,945	$34,158,326	$33,341,871
Trust expenses	1,312,267	988,864	908,208	920,994	878,677
Net income(1)	$24,767,848	$21,056,289	$30,654,737	$33,237,332	$32,463,194
Net income per Unit(2)	$1.888	$1.605	$2.34	$2.53	$2.47
Distributions declared Per unit(2)(3)	$1.84	$1.62	$2.325	$2.53	$2.485

Total Assets	$10,097,620	8,553,797	7,645,960	11,169,040	$9,645,576

(1)                                 The Trust, as a grantor trust, is exempt from federal and state income taxes.

(2)                                 Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(3)                                 The Trust declares distributions in January of each year and pays such distributions in February which is in the Trust’s next fiscal year.  Because of this, distributions declared generally do not equal the amount of cash distributed in the same fiscal year. During the Trust’s fiscal year ended January 31, 2015, the Trustees distributed $1.77 per Unit (including $0.57 per Unit declared in fiscal 2014 but distributed in fiscal 2015 (February 2014)) and in fiscal 2015 declared a distribution of $0.64 per Unit payable in February 2015, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2014, the Trustees distributed $1.54 per Unit (including $0.49 per Unit declared in fiscal 2013 but distributed in fiscal 2014 (February 2013)) and in fiscal 2014 declared a distribution of $0.57 per Unit payable in February 2014, the next fiscal year. During the Trust’s fiscal year ended January 31, 2013, the Trustees distributed $2.595 per Unit (including $0.76 per Unit declared in fiscal 2012 but distributed in fiscal 2013 (February 2012)) and in fiscal 2013 declared a distribution of $0.49 per Unit payable in February 2013, the next fiscal year. During the Trust’s fiscal year ended January 31, 2012, the Trustees distributed $2.42 per Unit (including $0.65 per Unit declared in fiscal 2011 but distributed in fiscal 2012 (February 2011)) and in fiscal 2012 declared a distribution of $0.76 per Unit payable in February 2012, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2011, the Trustees distributed $2.385 per Unit (including $0.55 per Unit declared in fiscal 2010 but distributed in fiscal 2011 (February 2010)) and in fiscal 2011 declared a distribution of $0.65 per Unit payable in February 2011, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2010, the Trustees distributed $0.71 per Unit (including $0.11 per Unit declared in fiscal 2009 but distributed in fiscal 2010 (February 2009)) and in fiscal 2010 declared a distribution of $0.55 per Unit payable in February 2010, the next fiscal year.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2015, January 31, 2014 and January 31, 2013

During fiscal 2015, production attributed to Trust lands totaled approximately 4.9 million tons, an increase of 25.9% as compared to production for fiscal year 2014 and a decrease of 4.4% as compared to production for fiscal 2013.  Shipments to Northshore’s customers attributed to the Trust totaled approximately 4.6 million tons during fiscal 2015.  This represents an increase of 19.1% as compared to shipments for fiscal year 2014 and a decrease of 11.2% as compared to shipments for fiscal year 2013.  The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years.

Fiscal Year Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2015	4,874,420	4,639,326
January 31, 2014	3,872,464	3,895,065
January 31, 2013	5,100,773	5,227,246

Production of iron ore pellets for the fourth quarter of fiscal 2015 increased 39.7% as compared to production of iron ore pellets for the fourth quarter of fiscal 2014 due primarily to an increase in orders from Northshore’s customers as they adjusted production based on anticipated demand from their customers. Shipments of iron ore pellets by Northshore during the fourth quarter of fiscal 2015 increased by 39.5% as compared to shipments of iron ore pellets during the fourth quarter of fiscal 2014.  The increase in shipments in the fourth quarter of fiscal 2015 was caused by an increase in demand from Northshore’s customers.

Three Months Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2015	1,400,265	915,821

January 31, 2014	1,002,143	656,609

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent three fiscal years.

Fiscal Year Ended	Percentage of Pellets Produced From Trust Lands	Percentage of Pellets Produced From Non-Trust Lands	Percentage of Pellets Shipped From Trust Lands	Percentage of Pellets Shipped From Non-Trust Lands
January 31, 2015	91.0%	9.0%	90.8%	9.2%
January 31, 2014	98.4%	1.6%	94.1%	5.9%
January 31, 2013	92.9%	7.1%	93.9%	6.1%

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

Comparison of Financial Results for Fiscal Years ended January 31, 2015 and January 31, 2014

Royalty Income

As shown in the table below, in fiscal 2015 base royalties increased by 20.6%, bonus royalties increased by 14.8% and fee royalties increased by 23.4%, each as compared to fiscal 2014.  Accordingly, the Trust’s total royalty income increased by 18.3% in fiscal 2015 as compared to fiscal 2014.  The increase in royalties received by the Trust is primarily the result of an increase in production and shipments in fiscal 2015, as compared to fiscal 2014.

	Fiscal Years Ended January 31,		% increase
	2015	2014	(decrease)
Base overriding royalties	$15,033,854	$12,467,591	20.6%
Bonus royalties	10,364,456	9,029,972	14.8%
Minimum advance royalty paid (recouped)	—	—
Fee royalties	672,736	545,028	23.4%
Total royalty income	$26,071,046	$22,042,591	18.3%

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2015 increased by 17.6%, as compared to fiscal 2014, primarily due to an increase in total shipments of iron ore pellets. Total expenses for fiscal 2015 increased by 32.7% as compared to fiscal 2014. A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” on page 33 of this Annual Report.

	Fiscal Years Ended January 31,		% increase
	2015	2014	(decrease)
Total Revenues	$26,080,115	$22,045,153	18.3%
Expenses	1,312,267	988,864	32.7%
Net Income	$24,767,848	$21,056,289	17.6%

As discussed in the paragraph above, the Trust’s total royalty income and net income for fiscal 2015 increased by 18.3% and 17.6%, respectively, due to an increase in the amount of iron ore tons shipped during fiscal 2015, both as compared to fiscal 2014. The increase in the Trust’s net income resulted in a 13.6% increase in total distributions declared to Unitholders in fiscal 2015, as compared to fiscal year 2014.

	Fiscal Years Ended on January 31,		% increase
	2015	2014	(decrease)
Total Distributions Declared	$24,140,818	$21,254,417	13.6%
Distributions Declared per Unit	$1.84	$1.62	13.6%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased by $627,030 or 63.7% to $1,611,124, as of January 31, 2015, as compared to $984,094 as of January 31, 2014.  As of January 31, 2015, the Unallocated Reserve consisted of $1,087,469 in unallocated cash and U.S. Government securities and $558,385 of accrued income receivable.  Comparatively, as of January 31, 2014, the Unallocated Reserve consisted of $957,185 in unallocated cash and U.S. Government securities and $63,253 of accrued income receivable.

	Fiscal Years Ended January 31,		% increase
	2015	2014	(decrease)
Accrued Income Receivable	$558,385	$63,253	782.8%
Unallocated Cash and U.S. Government Securities	1,087,469	957,185	13.6%
Prepaid Expenses and (Accrued Expenses) Net	(34,730)	(36,344)	4.4%
Unallocated Reserve	$1,611,124	$984,094	63.7%

The 63.7% increase in the Unallocated Reserve for the fiscal year ended January 31, 2015 as compared the fiscal year ended January 31, 2014, is primarily the result of an increase in the accrued income receivable caused by an increase in the amount of iron ore pellets shipped in January 2015 as compared to January 2014.

Accrued Income Receivable.  The $495,132, or 782.8%, increase in the accrued income receivable portion of the Unallocated Reserve is the result of an increase in the amount of iron ore pellets shipped in the last month of the fiscal year ended January 31, 2015, as compared to the fiscal year ended January 31, 2014.

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

Unallocated Cash and U.S. Government Securities.  The Trust’s unallocated cash and U.S. Government Securities for unexpected obligations increased by 13.6% to $1,087,469 as of January 31, 2015 from $957,185 as of January 31, 2014.  The $130,284 increase in the Trust’s cash reserve resulted from the Trustees’ decision to add to the Trust’s cash reserve for unexpected obligations. The Trust’s current cash reserve as of January 31, 2015 is slightly above the range contemplated by the policy set by the Trustees.

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2014 decreased by 31.3%, as compared to fiscal 2013, primarily due to a decrease in total shipments of iron ore pellets. Total expenses for fiscal 2014 increased by 8.8% as compared to fiscal 2013. A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” on page 33 of this Annual Report.

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

	Fiscal Years Ended on January 31,		% increase
	2014	2013	(decrease)
Total Distributions Declared	$21,254,417	$30,504,023	(30.3)%
Distributions Declared per Unit	$1.62	$2.325	(30.3)%

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

Liquidity and Capital Resources

The Trust’s activities are limited to the collection of royalty income, payment of expenses and liabilities, distribution of net income to the Trust’s Unitholders and protection and conservation of Trust assets.  Distributions of net income to the Trust’s Unitholders are based on the amount of total royalty income after providing for the payment of expenses and, to the extent deemed prudent by the Trustees, reserving funds in the Unallocated Reserve to provide for potential fixed or contingent future liabilities, including potential future liabilities that cannot be accurately quantified.  See the discussion of the Trustees’ management of liquidity set forth under the heading “Unallocated Reserve” beginning on page 34 of this Annual Report.

The Trust’s primary short-term liquidity needs are related to the Trust’s distributions to its Unitholders following the Trust’s receipt of royalty payments from Northshore each calendar quarter.  After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. government securities, either through direct purchases of U.S. government securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government, its agencies or instrumentalities, or the FDIC.  Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs. As of January 31, 2015, the Trust held $8,717,943 in cash and cash equivalents of which $37,805 was invested in a money market fund that exclusively invests in obligations of the U.S. Treasury.  In February 2015, the Trust distributed $8,396,806 to Unitholders of record on January 30, 2015.

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

Adjustments to royalty income may result from changes in final reconciliations of tonnage shipped by Northshore with the final amounts received from Cliffs’ customers.  Adjustments may also result from revisions to estimated prices previously used to record revenue for tonnage shipped.  Pricing decreases may give rise to negative price adjustments which may be applied against future royalty income recognized by the Trust and changes in iron ore pellet prices may have a significant impact on the revenue recognized by the Trust.

During the fourth quarter of fiscal 2014, negative price adjustments were recorded by Mesabi Trust and offset against accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to certain shipments during calendar year 2013. During the fiscal year ended January 31, 2015, negative price adjustments were recorded by Mesabi Trust and offset against accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to shipments during calendar year 2013.  As of January 31, 2015, the Trust recognized revenue related to approximately 702,400 tons of iron ore that were shipped by Northshore as of December 31, 2014, but for which Cliffs has indicated that final pricing was not yet known.  Pricing related to these shipments is expected to be finalized in the first quarter of calendar 2016.

Recent Developments

Northshore Production and Shipping Estimates.  Neither Cliffs nor Northshore has provided the Trust with an estimate of production or shipments of iron ore pellets or concentrate for the remainder of calendar year 2015.  Northshore has not advised the Trustees as to the percentage of iron ore products from Mesabi Trust Lands it anticipates shipping in calendar year 2015.  In its Form 10-K filed February 25, 2015, Cliffs reported that one of the four furnaces in the Northshore pellet plant became idled in January 2015 and is expected to remain idled throughout the year.  The Trustees are unable to predict what impact, if any, the idled furnace will have on production and shipments from Northshore or future royalties payable to the Trust. See also the description of the uncertainty of market conditions in the iron ore and steel industry under the heading “Risk Factors” above.

Mercury TMDL and Minnesota Taconite Mercury Reduction Strategy. TMDL (a regulatory term describing a value of the maximum amount of a pollutant that a body of water can receive while still meeting water quality standards under the Clean Water Act) regulations are contained in the Clean Water Act and as a part of Minnesota’s Mercury TMDL Implementation Plan, in cooperation with the MPCA, the taconite industry developed a Taconite Mercury Reduction Strategy and signed a voluntary agreement to effectuate its terms. The strategy includes a 75 percent target reduction of mercury air emissions from Minnesota pellet plants collectively by 2025. For Cliffs, the requirements in the voluntary agreement do not apply to Northshore. Late in 2013, however, Minnesota published a draft mercury control rule that would require annual mercury emissions reporting and could require installation of mercury emission control equipment on all Cliffs’ Minnesota facilities including those of Northshore. On September 22, 2014, Minnesota promulgated the Mercury Air Emissions Reporting and Reduction Rule mandating mercury air emissions reporting and reduction. The adopted rule expanded applicability to all of Cliffs’ Minnesota operations and requires submitting a mercury reduction plan in 2018 to reduce mercury emissions from all of Cliffs’ Minnesota taconite furnaces by 72 percent by January 2025 and 70 percent reduction from Northshore’s industrial boilers by January 1, 2018. The adopted rule does not include all four Adaptive Management Criteria for evaluating mercury reduction, which were agreed upon in the October 2009 Minnesota’s Mercury TMDL Implementation Plan. According to Cliffs’ Form 10-K filed February 25, 2015, there is currently no proven technology to cost-effectively reduce mercury emissions from taconite furnaces to the target level of 72 percent that would meet all four Adaptive Management Criteria. Cliffs expressed its concerns about the technical and economic feasibility to reduce taconite mercury emissions by 72 percent and are conducting detailed engineering analysis to determine the impact of the regulations on each unique iron ore indurating furnace affected by this rule. The Trustees are unable to predict what impact, if any, the Mercury Air Emissions Reporting and Reduction Rule will have on production and shipments from Northshore or future royalties payable to the Trust.

Cross State Air Pollution Rule. In its Form 10-K filed February 24, 2015, Cliffs reported that on July 6, 2011, the US Environmental Protection Agency (the “EPA”) promulgated the Cross State Air Pollution Rule (the “CSAPR”), which was intended to be an emissions trading rule for SO2 and NOx. Northshore’s Silver Bay Power Plant would have been subject to this rule. CSAPR was vacated by the D.C. Circuit Court during the third quarter of 2012. Late in 2014, the Supreme Court re-instated CSAPR with an effective date of January 1, 2015, reinstating the obligations of this rule for Silver Bay Power. Immediate compliance obligations are being met at this time, with the material obligation being procurement of the first year of emissions allowances by March 2016 for the 2015 operating year. Silver Bay Power is completing the engineering and permitting work to install controls that will limit the cost exposure to the trading market. The allowance pricing market is continuing to fluctuate so price impacts are not yet certain, Cliffs anticipates the annual costs will be less than $1 million for 2015 and gradually decreasing to less than $400,000 per year after it completes its emission reduction project in 2017. The Trustees are unable to predict what impact, if any, the emission reductions will have on production and shipments from Northshore or future royalties payable to the Trust.

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

Essar Litigation. As disclosed in Cliffs’ Form 10-K filed February 24, 2015, the Cleveland-Cliffs Iron Company, Northshore and Cliffs Mining Company (collectively, the “Cliffs Plaintiffs”) filed a complaint against Essar in the U.S. District Court for the Northern District of Ohio, Eastern Division, on January 12, 2015, asserting that Essar breached the Essar Sale Agreement by, among other things, failing to take delivery of and pay for its nominated ore in 2014, failing to make certain payments under a true up provision, and disclosing confidential information. The complaint also seeks a declaration that Essar is not entitled to receive certain credit payments under the terms of the Essar Sale Agreement. The Cliffs Plaintiffs seek damages in excess of $90 million. Essar filed an Answer and Counterclaim on February 11, 2015, seeking damages in excess of $160 million for various alleged breaches of the Essar Sale Agreement, including failure to deliver ore, overcharging for certain deliveries, failure to pay certain credit payments and disclosing confidential information. The Trustees are unable to predict what impact, if any, this litigation will have on production and shipments from Northshore or future royalties payable to the Trust.

Review of Unallocated Reserve. During recent periods, the Trustees had determined that the Unallocated Reserve should usually be within the range of $500,000 to $1,000,000. In April 2015, the Trustees determined that the Unallocated Reserve will no longer necessarily be within such range. Rather, each quarter, as authorized by the Agreement of Trust, the Trustees will evaluate all relevant factors including all costs, expenses, charges, obligations, and present and future liabilities (whether known or contingent) of the Trust in determining a prudent level of Unallocated Reserve in light of the unpredictable nature of the iron ore industry and current economic conditions.

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

☐            The boxed area indicates the approximate location of Mesabi Trust’s Trust Estate (not drawn to scale), as defined above under the “Trust Estate,” which is a small part of the region known as the Mesabi Iron Range. Mesabi Trust does not own any property interests other than those in the Trust Estate

Under the Amended Assignment Agreements, Northshore produces iron ore from Mesabi Trust Lands for the manufacture of iron ore products to be sold to various customers of Cliffs.  Mesabi Trust receives royalties on the crude ore extracted from such lands and the pellets produced from such crude ore, and in each case the royalties are based upon the volume of iron ore products shipped and the prices charged to Cliffs’ customers.

The largest component of the Trust Estate is the Peters Lease Lands.  The Peters Lease provides that the leasehold estate thereunder will continue until the reserves of iron ore, taconite and other minerals or materials on the land subject to the Peters Lease are exhausted.  The Amended Assignment of Peters Lease terminates when the Peters Lease terminates.  The Cloquet Lease, executed in 1916, provides that the leasehold estate thereunder will continue until the reserves of iron ore, taconite and other minerals or materials on the land subject to the Cloquet Lease are exhausted. The Amended Assignment of Cloquet Lease terminates when the Cloquet Lease terminates.  If Northshore decides to terminate or surrender either the Amended Assignment of Peters Lease or the Amended Assignment of Cloquet Lease, or both of them, it must first give Mesabi Trust at least six months’ notice of its intention to do so and, at Mesabi Trust’s request, reassign all of such leasehold interests to Mesabi Trust.  If any such reassignment occurs, Northshore must transfer the leasehold interests to Mesabi Trust free and clear of liens, except public highways.  In return, Mesabi Trust must assume Northshore’s future obligations as lessee under the reassigned leases. Upon termination of the lease under either the Amended Assignment of Peters Lease or the Amended Assignment of Cloquet Lease, or both of them, Northshore is obligated to remove within 90 days all engines, tools, machinery, railroad tracks and structures erected or placed by it, or under its direction, on the lands but may not remove or impair any supports placed in the mines, nor any timber or frameworks necessary to the use and maintenance of the shafts or other approaches to the mine.

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimates reported in Cliffs’ Form 10-K filed with the Securities and Exchange Commission each year.  In Cliffs’ most recent Form 10-K, as filed with the Securities and Exchange Commission, which was for the year ended December 31, 2013, the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.  At Northshore, saleable product reserves decreased by 3.8 million tons.  Over the past five years, Northshore has produced between 3.2 million and 5.8 million tons of iron ore pellets annually.

U.S. Iron Ore Mineral Reserves

As of December 31, 2014

(In Millions of Long Tons)

		Proven		Probable		Proven & Probable		Saleable Product(1), (2)		Previous Year
Property	Cliffs Share	Tonnage	% Grade	Tonnage	% Grade	Tonnage	% Grade(4)	Process Recovery(3)	Tonnage	P&P Crude Ore	Saleable Product
Northshore	100%	323.7	25.5	712.6	24.8	1,036.3	25.0	34%	351.80	1,051.4	356.9

(1)                                  Saleable product is a standard pellet containing 60 to 66 percent Fe calculated from both proven and probable mineral reserves.

(2)                                  Saleable product is reported on a dry basis; shipped products typically contain 1 to 4 percent moisture.

(3)                                  Process recovery includes all factors for converting crude ore tonnage to saleable product.

(4)                                  Cutoff grade was 19%.

According to Cliffs’ Form 10-K filed February 25, 2015, the iron ore prices utilized for reserve estimation are derived from 3-year trailing averages of benchmark prices adjusted to Cliffs’ realized price. The latest reserve estimate for Northshore was completed in 2012. In its Form 10-K for the year ended December 31, 2014, Cliffs reported that in preparing its 2014 reserve estimate at Northshore, Cliffs used the average international benchmark price of 62 percent Fe (CFR, China) for the three-year period 2011 to 2013, which was $145 per dry metric ton.

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

•                  Mining and Railroad. Drilling at the Northshore mine is conducted with two P&H 120, one P&H 320XPC, one BE59R, and 1 CAT MD6750 rotary units with 16-inch diameter holes on 25-30 foot spacing and 12 1/4 inch diameter holes on 22 to 25-foot spacing.  The drilling is followed with blasts using a gassed sensitized emulsion which breaks an average of 700,000 to 1,200,000 tons of crude taconite.  After blasts, taconite is then removed by a loading fleet consisting of four P&H 2800 XPC electric rope shovels with 35 to 41-cubic yard buckets and one Letourneau L1850 loader with a 28 cubic yard bucket.  A haulage fleet of three 250-ton Terex Model 4400AC, three 250-ton Komatsu Model 830E, and three 200-ton Komatsu 730E production trucks carry crude taconite to the primary and secondary crushers located about two miles away.  At the crushers, taconite is emptied from the end-dump trucks into a 60 inch primary gyratory unit and four 30-inch by 70-inch secondary crushers for reduction to a nominal 4 inch size coarse ore.  The coarse ore is then fed into 90-ton capacity ore cars for transportation to Silver Bay via a 47-mile-long, single track railroad owned by Northshore.  Each train is pulled by three diesel electric locomotives.

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

•                  Capital Expenditures.  During calendar year 2014, Northshore continued to modernize and improve the operations at the Peter Mitchell Mine in Babbitt and Northshore’s pelletizing facility in Silver Bay, Minnesota.  Toward that end, Cliffs implemented the following capital expenditures:

•                  Completed a Crusher Mantle Repair Building at the Fine Crusher.

•                  Finished year five of a five-year ore car rebuild program for the ore haul between the Peter Mitchell Mine and Northshore’s pelletizing facility.

•                  Continued investments in projects for safety (arc flash mitigation in the Fine Crusher and clamp and clear crusher assemblies also in the Fine Crusher) and environment (commissioned water treatment plant at the Northshore mine) to protect employees and improve water quality.

•         Northshore Mine Safety and Health Administration Safety Data.  The operation of the Northshore mine is subject to regulation by MSHA under the FMSH Act. In its Form 10-K filed February 25, 2015, Cliffs reported that MSHA inspects its mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSH Act.  In its Form 10-K, Cliffs provided information regarding certain mining safety and health citations which MSHA has issued with respect to Northshore’s mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

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

(F)       The total number of mining related fatalities;

(G)     Legal actions pending before Federal Mine Safety and Health Review Commission involving such coal or other mine as of the last day of the period;

(H)    Legal actions initiated before the Federal Mine Safety and Health Review Commission involving such coal or other mine during the period; and

(I)         Legal actions resolved before the Federal Mine Safety and Health Review Commission involving such coal or other mine during the period.

In its most recent Form 10-K filed on February 25, 2015, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act and no written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act were received during the year ended December 31, 2014. In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2014.

		Year ended December 31, 2014
		(A)	(B)	(C)	(D)	(E)	(F)		(G)	(H)
Mine Location	Operation	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Orders	Section 107(a) Citations & Orders	Total Dollar Value of MSHA Proposed Assessments $ (1)	Pending Legal Action		Legal actions Initiated During Period	Legal Actions Resolved During Period
Northshore Plant	Iron Ore	20	—	—	—	382,952	17	(2)	5	1
Northshore Mine	Iron Ore	2	—	—	—	—	—		—	—

(1)                                     Amounts included under the heading “Total Dollar Value of MSHA Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2014.

(2)                                    This number consists of 17 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act’s procedural rules.

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

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $51.55 for calendar year 2013 and $52.31 for calendar year 2014, and will be $53.01 for calendar year 2015.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad-based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example.   To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2015, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2015 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$52	$26,000,000
3rd Quarter:	500,000	$54	$27,000,000
	1,000,000	$56	$56,000,000
	1,000,000	$58	$58,000,000
	1,000,000	$62	$62,000,000
	1,500,000	$64	$96,000,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2015 would be as follows:

2nd Quarter:	$26,000,000 x 2-1/2%	=	$650,000
3rd Quarter:	$27,000,000 x 2-1/2%	=	$675,000
	$56,000,000 x 3-1/2%	=	$1,960,000
	$58,000,000 x 5%	=	$2,900,000
	$62,000,000 x 5-1/2%	=	$3,410,000
	$96,000,000 x 6%	=	$5,760,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2015 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2015 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $53.01):

2nd Quarter:	$52.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$27,000,000 x 0.5%	=	$135,000
	$56,000,000 x 1.0%	=	$560,000
	$58,000,000 x 1.5%	=	$870,000
	$62,000,000 x 2.5%	=	$1,550,000
	$96,000,000 x 3.0%	=	$2,880,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2015 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties.  Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $859,429 for calendar year 2013, $872,156 for calendar year 2014, and is $883,875 for calendar year 2015.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).  Fee royalties aggregating $672,736 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2015.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2015 were $1,312,267, representing an increase of $323,403, or 35.6%, from the $988,864 of total Trust expenses in fiscal 2014. The increase in Trust expenses from fiscal 2014 to fiscal 2015 was due primarily to significant one-time costs related to the election and appointment of a new trustee during the fiscal year. These one-time costs are included in the Other Trust Expenses.

Total Trust expenses for the fiscal year ended January 31, 2014 were $988,864, representing an increase of $80,656, or 8.8%, from the $908,208 of total Trust expenses in fiscal 2013. The increase in Trust expenses from fiscal 2012 to fiscal 2013 was due primarily to an increase in legal expenses relating to the administration of the Trust.

Trust Legal Expenses

Mesabi Trust paid Oppenheimer Wolff & Donnelly LLP (“Oppenheimer”) $452,248 for legal services provided to the Trust during the fiscal year ended January 31, 2015.  Comparatively, Mesabi Trust paid Oppenheimer $306,564 and $214,629 for legal services provided to the Trust during fiscal years ended January 31, 2014 and January 31, 2013, respectively.

In each of the last three fiscal years, Oppenheimer represented the Trust and assisted the Trustees in the preparation and filing of the Trust’s current, periodic and annual reports with the Securities and Exchange Commission and related securities law compliance as well as in connection with the conduct of a special meeting of Unitholders held in June 2014 in order to elect a new Trustee of Mesabi Trust to fill a vacancy.  Oppenheimer also advised the Trust on various other legal matters related to inquiries from third parties in the ordinary course of the Trust’s administration.  The total amount of Oppenheimer’s legal fees for services rendered during fiscal 2015 increased approximately $146,000, or 47.5% as compared to fiscal 2014.  The increase in legal fees in fiscal 2015, as compared to fiscal 2014, resulted primarily from additional legal fees for services related to the special unitholder meeting, proxy statement and additional filings with the SEC.

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

Total Trust expenses by category for fiscal 2015, 2014 and 2013 are set forth in the table below.

	Fiscal Year ended on January 31,
	2015	2014	2013

Compensation of Trustees	$223,390	$213,373	$248,624
Corporate Trustee’s Administrative Fees	62,500	62,500	62,500
Professional fees and expenses
Legal	452,248	306,564	214,629
Accounting	125,377	106,699	116,563
Mining consultant and field representatives	28,541	53,680	25,368
Insurance	120,109	121,724	120,843
Annual stock exchange fee	42,255	42,115	38,444
Transfer agent’s and registrar’s fees	9,603	8,081	8,381
Other Trust Expenses	248,244	74,128	72,856
	$1,312,267	$988,864	$908,208

UNALLOCATED RESERVE

The Trustees have historically determined that a portion of the Unallocated Reserve, usually within the range of $500,000 to $1,000,000, or such other amount as the Trustees may deem prudent, should be maintained as a cash reserve for unexpected losses. See “Recent Developments” — “Review of Unallocated Reserve” on page 22 of this Annual Report. The Trustees review the level of cash reserve on a quarterly basis. The actual amount of the Unallocated Reserve will fluctuate from time to time and may increase or decrease from its current level. Future distributions will be highly dependent upon royalty income as it is received, changes in estimated pricing, potential for future price adjustments and the level of Trust expenses.  Although the actual amount of the Unallocated Reserve will fluctuate from time to time and may increase or decrease from its current level, it is currently intended that future distributions will be highly dependent upon royalty income as it is received and the level of Trust expenses.  The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore.  Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to the Trust’s Unitholders in future quarters.  See discussion under the heading “Risk Factors” beginning on page 3 of this Annual Report.

The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of Cliffs and Northshore, and the fact that the Trust essentially has no other liquid assets.

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange.  Distributions declared to Unitholders during the fiscal year ended January 31, 2015 totaled $24,140,818 as compared to $21,254,417 during fiscal year ended January 31, 2014, and $34,046,426 during the fiscal year ended January 31, 2013.  The Trust paid Unitholders distributions of $1.840 per Unit for the fiscal year ended January 31, 2015, compared with distributions of $1.620 and $2.325 per Unit for the fiscal years ended January 31, 2014 and 2013, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2014	$22.62	$18.76	$—	$—
July 31, 2014	$20.49	$18.50	4,198,403	0.32
October 31, 2014	$21.93	$17.81	11,545,609	0.88
January 31, 2015	$19.80	$16.06	8,396,806	0.64
			$24,140,818	$1.840

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2013	$24.87	$20.26	$1,049,601	$0.08
July 31, 2013	$21.39	$17.07	6,035,205	0.46
October 31, 2013	$23.50	$17.95	6,691,205	0.51
January 31, 2014	$24.84	$20.02	7,478,406	0.57
			$21,254,417	$1.620

As of the close of business on April 13, 2015, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units registered in the names of approximately 948 registered holders, holding of record approximately 596,938 Units, and in the names of approximately 107 brokers, nominees, or fiduciaries holding of record approximately 12,523,072 Units.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street 27th Floor New York, New York 10005	New York banking corporation

Robert C. Berglund Individual Trustee PO Box 351 Corona, New Mexico 88318	Retired mining engineer

James A. Ehrenberg Individual Trustee 295 Kopp Drive West St. Paul, Minnesota 55118	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Richard G. Lareau Individual Trustee 10201 Rosemont Ct. Fort Myers, FL 33908	Retired Attorney

Michael P. Mlinar Individual Trustee 444 West Anoka Street Duluth, MN 55803	Retired mining engineer

New York, New York April 15, 2015	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG RICHARD G. LAREAU MICHAEL P. MLINAR

INDEX TO FINANCIAL STATEMENTS

Trustees’ Report on Internal Control over Financial Reporting	Page F-2

Report of Independent Registered Public Accounting Firm	Page F-3

Balance Sheets as of January 31, 2015 and 2014	Page F-5

Statements of Income for the years ended January 31, 2015, 2014, and 2013	Page F-6

Statements of Unallocated Reserve and Trust Corpus for the years ended January 31, 2015, 2014, and 2013	Page F-7

Statements of Cash Flows for the years ended January 31, 2015, 2014, and 2013	Page F-8

Notes to Financial Statements	Pages F-9 – F-15

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2015.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (1992).  Based on their assessment, the Trustees believe that, as of January 31, 2015, the Trust’s internal control over financial reporting is effective, based on those criteria.

Baker Tilly Virchow Krause, LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting for the fiscal year ending January 31, 2015.  This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 2015 and 2014, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the years ended January 31, 2015, 2014 and 2013. We also have audited Mesabi Trust’s internal control over financial reporting as of January 31, 2015, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (1992 framework). These financial statements are the responsibility of the Trustees. Our responsibility is to express an opinion on these financial statements and an opinion on the Trust’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements include examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by the Trustees, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

An organization’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. An organizations’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Trust; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the organization are being made only in accordance with authorizations of the organization; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the organization’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2015 and 2014 and the results of its operations and cash flows for the years ended January 31, 2015, 2014 and 2013, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, Mesabi Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2015, based on criteria established in Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (1992 framework).

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota
April 15, 2015

MESABI TRUST

BALANCE SHEETS

YEARS ENDED JANUARY 31, 2015 AND 2014

	2015	2014

ASSETS

CASH AND CASH EQUIVALENTS	$8,717,943	$7,719,963
U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	510,573	205,055
ACCRUED INCOME RECEIVABLE	558,385	63,253
PREPAID EXPENSE	54,957	54,950
CURRENT ASSETS	9,841,858	8,043,221

U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	255,759	510,573

FIXED PROPERTY, including intangibles, at nominal values
Assignments of leased property
Amended assignment of Peters Lease	1	1
Assignment of Cloquet Leases	1	1
Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

TOTAL ASSETS	$10,097,620	$8,553,797

LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

DISTRIBUTION PAYABLE	$8,396,806	$7,478,406
ACCRUED EXPENSES	89,687	91,294
TOTAL LIABILITIES	8,486,493	7,569,700

UNALLOCATED RESERVE	1,611,124	984,094

TRUST CORPUS	3	3

TOTAL LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS	$10,097,620	$8,553,797

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2015, 2014, AND 2013

	2015	2014	2013

REVENUES
Royalties under amended lease agreements	$25,398,310	$21,497,563	$30,767,335
Royalties under Peters Lease fee	672,736	545,028	794,146
Interest	9,069	2,562	1,464

Total revenues	26,080,115	22,045,153	31,562,945

EXPENSES
Compensation of Trustees	223,390	213,373	248,624
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	452,248	306,564	214,629
Accounting	125,377	106,699	116,563
Mining consultant and field representatives	28,541	53,680	25,368
Insurance	120,109	121,724	120,843
Annual stock exchange fee	42,255	42,115	38,444
Transfer agent’s and registrar’s fees	9,603	8,081	8,381
Other Trust expenses	248,244	74,128	72,856

Total expenses	1,312,267	988,864	908,208

NET INCOME	$24,767,848	$21,056,289	$30,654,737

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

NET INCOME PER UNIT	$1.888	$1.605	$2.336

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2015, 2014, AND 2013

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2012	13,120,010	$1,031,508	$3

Net income	—	30,654,737	—
Distribution paid May 20, 2012, $.065 per unit	—	(852,801)	—
Distribution paid August 20, 2012, $.64 per unit	—	(8,396,806)	—
Distribution paid November 20, 2012, $1.13 per unit	—	(14,825,611)	—
Distribution declared January 15, 2013, paid February 20, 2013, $.49 per unit	—	(6,428,805)	—

BALANCE, JANUARY 31, 2013	13,120,010	$1,182,222	$3

Net income	—	21,056,289	—
Distribution paid May 20, 2013, $.08 per unit	—	(1,049,601)	—
Distribution paid August 20, 2013, $.46 per unit	—	(6,035,205)	—
Distribution paid November 20, 2013, $.51 per unit	—	(6,691,205)	—
Distribution declared January 17, 2014, paid February 20, 2014, $.57 per unit	—	(7,478,406)	—

BALANCE, JANUARY 31, 2014	13,120,010	$984,094	$3

Net income	—	24,767,848	—
Distribution paid May 20, 2014, $.00 per unit	—	—	—
Distribution paid August 20, 2014, $.32 per unit	—	(4,198,403)	—
Distribution paid November 20, 2014, $.88 per unit	—	(11,545,609)	—
Distribution declared January 16, 2015, paid February 20, 2015, $.64 per unit	—	(8,396,806)	—

BALANCE, JANUARY 31, 2015	13,120,010	$1,611,124	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2015, 2014, AND 2013

	2015	2014	2013

OPERATING ACTIVITIES
Royalties received	$25,576,105	$22,197,875	$31,731,348
Interest received	8,878	2,078	1,524
Expenses paid	(1,313,881)	(930,877)	(1,042,405)

NET CASH FROM OPERATING ACTIVITIES	24,271,102	21,269,076	30,690,467

INVESTING ACTIVITIES
Maturities of U.S. Government securities	205,056	438,875	35,000
Purchases of U.S. Government securities	(255,760)	(510,633)	(205,054)

NET CASH FROM (USED FOR) INVESTING ACTIVITIES	(50,704)	(71,758)	(170,054)

FINANCING ACTIVITY
Distributions to unitholders	(23,222,418)	(20,204,816)	(34,046,426)

NET CHANGE IN CASH AND CASH EQUIVALENTS	997,980	992,502	(3,526,013)

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	7,719,963	6,727,461	10,253,474

CASH AND CASH EQUIVALENTS, END OF YEAR	$8,717,943	$7,719,963	$6,727,461

RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Net income	$24,767,848	$21,056,289	$30,654,737
Decrease (increase) in accrued income receivable	(495,132)	154,800	169,927
Decrease (increase) in prepaid expense	(7)	1,623	(2,806)
Increase (decrease) in accrued expenses	(1,607)	56,364	(131,391)

NET CASH FROM OPERATING ACTIVITIES	$24,271,102	$21,269,076	$30,690,467

NON CASH FINANCING ACTIVITY
Distributions delcared and payable	$8,396,806	$7,478,406	$6,428,805

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2015, 2014, AND 2013

NOTE 1 -               NATURE OF BUSINESS AND ORGANIZATION

Nature of Business

Mesabi Trust was created in 1961 upon the liquidation of Mesabi Iron Company. The sole purpose of the Trust, as set forth in the Agreement of Trust dated as of July 18, 1961, is to conserve and protect the Trust Estate and to collect and distribute the income and proceeds there from to the Trust’s certificate holders after the payment of, or provision for, expenses and liabilities. The Agreement of Trust prohibits the Trust from engaging in any business.  In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom was believed to be fifty-four years old as of October 1, 2014.

The lessee/operator of Mesabi Trust’s mineral interests is Northshore Mining Corporation (NMC), a subsidiary of Cliffs Natural Resources Inc. (Cliffs). Cliffs is among the world’s largest producers of iron ore products. Prior to September 30, 1994, the lessee/operator had been a subsidiary of Cyprus Amax Minerals Company and was named Cyprus Northshore Mining Corporation (Cyprus NMC).

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

NOTE 2 -               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  As of January 31, 2015 and 2014, the Trust held $8,717,943 and $7,719,963, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

Investments

The Trust invests solely in U.S. Government securities. The Trustees determine the appropriate classifications of the securities at the time they are acquired and evaluate the appropriateness of such classifications as of each balance sheet date.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2015, 2014, AND 2013

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

During the fourth quarter of fiscal 2015, negative price adjustments were recorded by Mesabi Trust as an offset to accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from NMC with respect to certain shipments during calendar year 2013.  As of January 31, 2015, the Trust recognized revenue related to approximately 702,400 tons of iron ore that were shipped by NMC as of December 31, 2014, but for which Cliffs has indicated that final pricing is not yet known.  Pricing related to these tons is expected to be finalized in the first calendar quarter of 2016.

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

JANUARY 31, 2015, 2014, AND 2013

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

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2015, 2014, AND 2013

of the financial instrument.

•        Level 3 — Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The classification of assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement in its entirety.

The carrying amounts of financial instruments approximated fair value as of January 31, 2015 and 2014, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

The Trust has reviewed all recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on the Trust’s financial condition or results of its operations. The Trust would like to draw further attention to the following issued pronouncement regarding the accounting for revenue from contracts with customers:

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” which supersedes the guidance in “Revenue Recognition (Topic 605)” and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2016, including interim periods within that reporting period and is to be applied retrospectively, with early application not permitted. The Trust is evaluating the new standard, but do not expect this standard to have a material impact on our consolidated financial statements.

Various accounting standards and interpretations were issued during the fiscal year ended January 31, 2015. The Trust has evaluated the recently issued accounting pronouncements that are effective for the fiscal year ended January 31, 2015 and believe they will not have a material effect on the Trust’s financial position, results of operations or cash flows when adopted.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2015, 2014, AND 2013

NOTE 3 -               U. S. GOVERNMENT SECURITIES

U.S. government securities at January 31, 2015 and 2014 are classified as held-to-maturity and mature as follows:

	2015		2014
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$510,573	$501,668	$205,055	$205,057

Due after one year	255,759	255,487	510,573	507,996

	$766,332	$757,155	$715,628	$713,053

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

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $51.55 per ton for calendar year 2013, $52.31 per ton for calendar year 2014, and will be $53.01 per ton for calendar year 2015.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2015, 2014, AND 2013

NMC is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2015, the minimum advance royalty threshold is $883,875. The minimum annual advance royalty threshold was $872,156 and $859,429, for the calendar years ended December 31, 2014 and 2013, respectively.

NOTE 5 -              UNALLOCATED RESERVE AND DISTRIBUTIONS

The Trustees have historically determined that the unallocated cash and U.S. Government securities portion of the Unallocated Reserve should be maintained at a prudent level, usually within the range of $500,000 to $1,000,000, to meet present or future liabilities of the Trust.  Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently anticipated that future distributions will be highly dependent upon royalty payments received quarterly and the level of Trust expenses that the Trustees expect to occur in subsequent quarters.

As of January 31, 2015 and January 31, 2014, the unallocated cash and U.S. Government securities portion of the Trust’s Unallocated Reserve consisted of the following components:

	January 31, 2015	January 31, 2014
Cash and U.S. Government securities	$9,484,275	$8,435,591
Distribution payable	8,396,806	7,478,406

Unallocated cash and U.S. Government securities	$1,087,469	$957,185

A reconciliation of the Trust’s Unallocated Reserve from January 31, 2014 to January 31, 2015 is as follows:

Unallocated Reserve, January 31, 2014	$984,094

Net income, twelve months ended January 31, 2015	24,767,848
Distributions declared	(24,140,818)

Unallocated Reserve, January 31, 2015	$1,611,124

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

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2015, 2014, AND 2013

income, which are determined by NMC, and the level of Trust expenses that the Trustees anticipate occurring in subsequent quarters.

During the fiscal years ended January 31, 2015, 2014, and 2013, the Trustees distributed cash payments totaling $23,222,418 ($1.770 per Unit), $20,204,816 ($1.540 per Unit), and $34,046,426 ($2.595 per Unit), respectively. In addition, in January 2015 the Trustees declared a distribution of $0.64 per Unit of beneficial interest, which was paid in February 2015.

NOTE 6 -               SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the years ended January 31, 2014 and 2013 are presented below:

	2015
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$503,435	$7,860,360	$11,782,758	$5,933,562
Expenses	366,217	443,818	243,152	259,080

Net income	$137,218	$7,416,542	$11,539,606	$5,674,482

Net income per unit	$0.010	$0.565	$0.880	$0.433

	2014
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$2,528,807	$7,834,715	$6,347,628	$5,334,003
Expenses	326,418	209,935	211,113	241,398

Net income	$2,202,389	$7,624,780	$6,136,515	$5,092,605

Net income per unit	$0.168	$0.581	$0.468	$0.388