Form 10-K, Exhibit 13
period 2016-01-31
MESABI TRUST
filed 2016-04-14
CIK 65172

Exhibit 13

ANNUAL REPORT
OF THE TRUSTEES OF
MESABI TRUST
For The Year Ended January 31, 2016

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, 16th Floor

New York, NY 10005

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Fox Rothschild LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission.  Such reports can be accessed at www.mesabi-trust.com.  Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2016 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

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

Limited authorities and responsibilities of the Trustees

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business. This prohibition seemingly applies even to business activities the Trustees may deem necessary or proper for the preservation and protection of the Trust Estate (as defined on page 19 of this Annual Report). Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the holders of Certificates of Beneficial Interest in Mesabi Trust (“Unitholders”) Unitholders after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held. Because the Units of the Trust are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and are listed on the New York Stock Exchange, the Trustees are also responsible for ensuring that the Trust maintains compliance with all applicable laws, rules and regulations. Deutsche Bank Trust Company Americas, the Corporate Trustee, performs certain administrative functions for the Trust.

The Trustees do not intend to expand their responsibilities beyond those permitted or required by the Agreement of Trust, the Amendment to the Agreement of Trust dated October 25, 1982 (the “Amendment”), and those required under applicable law.  The Trust has no employees, but it engages independent consultants to assist the Trustees in, among other things, monitoring the amount and sales prices of iron ore products shipped from Silver Bay, Minnesota, based on information supplied to the Trustees by Northshore Mining Company (“Northshore”), the lessee/operator of the lands leased under the Peters Lease and Cloquet Lease (the “Peters Lease Lands” and “Cloquet Lease Lands,” respectively, as further described on page 20 of this Annual Report) and the 20% fee interest of certain lands that are particularly described in, and subject to a mining lease under, the Peters Lease (the “Mesabi Fee Lands,” and together with the Peters Lease Lands and Cloquet Lease Lands, “Mesabi Trust Lands”), and its parent company Cliffs Natural Resources Inc. (“Cliffs”).  References to Northshore in this Annual Report, unless the context requires otherwise, are applicable to Cliffs as well.

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

The Trust may be terminated earlier at any time by the action of Unitholders holding 75% of the total units of beneficial interest of the Trust as evidenced by any instrument executed by such Unitholders or by such Unitholders’ voting in  favor of the termination of the Trust at a duly called and held meeting of the Unitholders.

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

Except within the framework of the Amended Assignment Agreements, neither the Trust nor the Trustees have any control over the operations and activities of Cliffs or its wholly-owned subsidiary, Northshore.  Accordingly, the royalty income of the Trust is highly dependent upon the activities, investments and operational decisions of Cliffs and Northshore, including temporary or permanent idling of operations, the supply and demand of suppliers and customers in the iron ore and steel industry, and the terms and conditions of the Amended Assignment Agreements.  Northshore, together with Cliffs, without any input or influence from the Trust or the Trustees, control: (i) current operating plans, including iron ore production volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future production, operations and capital expenditures, if any; (iii) geological data relating to iron ore reserve estimates; (iv) sales and marketing efforts, and shipments of iron ore products to customers of Cliffs; and (v) the terms and conditions, especially related to pricing and price adjustment mechanisms, of the Cliffs Pellet Agreements (described on page 13 of this Annual Report). Any substantial change in Cliffs’ financial condition or business, or the operations, production and shipments of iron ore products by Northshore, including production curtailments, temporary idling or permanent idling of Northshore operations, about which the Trust may have little or no prior notice, could adversely affect the royalty income of the Trust, as well as the resulting cash available for distribution by the Trust to Unitholders.

The stability of Cliffs’ North American iron ore operations and the price adjustment provisions in the North American iron ore supply agreements with Cliffs’ customers could have a significant effect on the cash available for distribution by the Trust to Unitholders.

In its Form 10-K for the fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission on February 24, 2016, Cliffs reported that during the twelve months ended December 31, 2015, a majority of its U.S. Iron Ore sales and our Asia Pacific Iron Ore sales were made under term supply agreements to a limited number of customers and more than 72 percent of its revenue was derived from the North American integrated steel industry.  Cliffs disclosed that although it has contractual commitments for a majority of sales in its U.S. Iron Ore business for 2016, the uncertainty in global economic conditions may adversely impact the ability of its customers to meet their obligations. Cliffs disclosed, for example, that (i) on October 5, 2015, Cliffs terminated its long term agreement with Essar Steel Algoma Inc. (“Essar”), a Canadian steelmaker, which filed for CCAA and Chapter 15 bankruptcy protection on November 9, 2015 , and ceased to supply Essar with pellets as a result of Essar’s multiple and material breaches and (ii) of the potential customers of Cliffs in the North American integrated steel industry, two are in reorganization, and certain others have experienced financial difficulties. In the same Form 10-K, Cliffs also cautioned that it could not assure that it would be able to renew or replace existing term supply agreements at approximately the same volume levels, prices or with similar profit margins when they expire. A loss of sales to Cliffs’ existing customers could have a substantial negative impact on its sales, margins and profitability.

Cliffs also reported in its Form 10-K filed on February 24, 2016, that its U.S. iron ore term supply agreements contain a base price that is adjusted annually using one or more adjustment factors that are out of Cliffs’ control, including spot pricing, measures of general industrial inflation and steel price.  The industrial inflation rates and steel price are dependent upon supply and demand relationships and a variety of other factors over which Mesabi Trust has no control.

Additionally, the Trust has been informed that the Cliffs’ supply agreements with ArcelorMittal that involve iron ore products shipped from Northshore do not use a world market-based iron ore pricing mechanism.  As discussed elsewhere in this Annual Report on Form 10-K, the price adjustment mechanisms under Cliffs’ North American term supply agreements, which can be positive or negative, may result in significant variations in royalties payable to Mesabi Trust from quarter to quarter and year to year.  These variations could materially adversely affect the royalties payable to the Trust and, in turn, the resulting cash available for distribution to Unitholders.

Royalties received by the Trust, and distributions paid to Unitholders, in any particular quarter or year are not necessarily indicative of royalties or distributions that will be paid in any subsequent quarter or in any full year.

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

Cliffs has cited certain economic and market risks in its most recent annual report on Form 10-K for its fiscal year ended December 31, 2015, including risks related to the volatility of commodity prices, uncertainty or weakness in global economic conditions, reduced economic growth in China and oversupply of iron ore and excess steel or imported products, any of which could adversely affect Cliffs’ ability to generate revenue, maintain stable cash flow and fund its operations, which in turn could adversely affect Northshore operations and could adversely affect royalties payable to the Trust.

In its most recent annual report on Form 10-K filed on February 24, 2016, Cliffs has disclosed that, as a mining company, its profitability is dependent upon the price of the commodities sold to its customers, and that the price of iron ore has fluctuated historically and is affected by factors beyond its control including steel inventories; international demand for raw materials used in steel production; rates of global economic growth, especially construction and infrastructure activity that requires significant amounts of steel; recession or reduced economic activity in the United States, China, India, Europe and other industrialized or developing countries; uncertainties or weaknesses in global economic conditions such as the sovereign debt crisis in Europe and the U.S. debt ceiling; changes in production capacity of other iron ore suppliers, especially as additional supplies come online or where there is a significant increase in imports of steel into the United States or Europe; weather-related disruptions or natural disasters that may impact the global supply of iron ore; and the proximity, capacity and cost of infrastructure and transportation. Further, Cliffs stated that its earnings may fluctuate with the prices of the commodities it sells. To the extent that the prices of these commodities, including the average hot band steel price, subject to a pricing floor, significantly decline for an extended period of time, Cliffs may have to revise its operating plans, including curtailing production, reducing operating costs and capital expenditures and discontinuing certain exploration and development programs. Cliffs also disclosed that it may have to take impairments on its assets, inventory and/or goodwill. Sustained lower prices also could cause Cliffs to reduce existing reserves if certain reserves no longer can be economically mined or processed at prevailing prices. Cliffs may be unable to decrease its costs in an amount sufficient to offset reductions in revenues and may incur losses. These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on future royalties payable to Mesabi Trust.

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

The world prices of iron ore and steel are strongly influenced by domestic and international supply and demand and global market conditions, all of which are uncertain.  In addition, according to Cliffs’ most recent Form 10-K for Cliffs’ fiscal year ended December 31, 2015, filed with the Securities and Exchange Commission on February 24, 2016, the current level of international demand for raw materials used in steel production is driven largely by industrial growth in China, which has been slowing significantly. Cliffs cautioned in its most recent Form 10-K that continued weaknesses in global economic conditions, including the slowing economic growth rate in China, has resulted, and could in the future result, in decreased demand for its products and, together with oversupply of imported products, has and may continue to lead to decreased prices, resulting in lower revenue levels and decreasing margins, which have in the past and may in the future affect adversely its business and negatively impact its financial results. We are not able to predict how the global economic conditions, including the current slower growth and challenging economic conditions of China, will change or not change and the impact it may have on Cliffs’ and Northshore’s operations and the iron ore and steel industries in general going forward. Cliffs also disclosed that (i) due to lower demand for our products and the decline in the prices for our products, it has incurred, and continues to incur, operating losses, (ii) it also has significant capital requirements, including interest payments to service its debt. If Cliffs incurs significant losses in future periods, and (iii) Cliffs believes that it may be unable to continue as a going concern. Cliffs also reported in its most recent Form 10-K that if it is unable to continue as a going concern, it may consider, among other options, restructuring it debt although there can be no assurance that these options will be undertaken and, if so undertaken, whether these efforts will succeed.

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

Although Cliffs reported that it has contractual commitments for a majority of sales in our U.S. Iron Ore business for 2016, it cautioned that the uncertainty in global economic conditions may adversely impact the ability of its customers to meet their obligations.  As a result of such market volatility, Cliffs’ customers could approach Cliffs about modifying their supply agreements with Cliffs or fail to perform under such agreements. Considering Cliffs’ limited base of current and potential customers, any modifications to Cliffs’ sales agreements or customers’ failures to perform under such agreements could impact adversely Cliffs’ sales, margins, profitability and cash flows. Any modifications to such supply agreements, including reductions in pricing, or Cliffs’ customers’ failures to perform under such agreements could materially adversely affect the royalties payable to the Trust and, in turn, the cash available for distribution to Unitholders.

Cliffs has disclosed certain financial risks in its most recent annual report on Form 10-K, including risks related to its substantial level of indebtedness, risks related to potential limitations on its ability to invest in the ongoing needs of its business, risks concerning its ability to generate sufficient cash flow to service all of its debt, and risks related to adverse changes in credit ratings, which may adversely affect its cost of financing

Cliffs has disclosed in its most recent annual report on Form 10-K filed on February 24, 2016 that (i) due to its substantial level of indebtedness, it has to dedicate a substantial portion of its cash flow from operations to the payment of debt service, reducing the availability of its cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, (ii) if its cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital or restructure or refinance its debt, including senior notes, which could be at higher interest rates and may require it to comply with more onerous covenants, which could further restrict its business operations, and (iii) credit rating agencies could further downgrade its ratings either due to factors specific to its business, a prolonged cyclical downturn in the mining industry, or macroeconomic trends (such as global or regional recessions) and trends in credit and capital markets more generally, which would likely result in an increase to its cost of financing, limit its access to the capital markets, significantly harm its financial condition and results of operations, and hinder its ability to refinance existing indebtedness on acceptable terms.

These potential circumstances, if they become real developments, could have a material adverse effect on Cliffs and Northshore, which in turn, could have a material adverse effect on royalties paid to Mesabi Trust in the future.

Equipment failures and other unexpected events at Northshore may lead to production curtailments or shutdowns.

Interruptions in production capabilities at the mine operated by Northshore may have an adverse impact on the royalties payable to the Trust. In addition to planned production shutdowns or curtailments and equipment failures, the Northshore facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions or extreme weather conditions. The manufacturing processes that take place in Northshore’s mining operations, as well as in Northshore’s crushing, concentrating and pelletizing facilities, depend on critical pieces of equipment, such as drilling and blasting equipment, crushers, grinding mills, pebble mills, thickeners, separators, filters, mixers, furnaces, kilns and rolling equipment, as well as electrical equipment, such as transformers. It is possible that this equipment may, on occasion, be out of service because of unanticipated failures or unforeseeable acts of vandalism or terrorism.  In addition, because the Northshore processing facilities have been in operation for several decades, some of the equipment is aged.  Because the Trustees have no control over the operations or maintenance of the equipment at Northshore, a shutdown or reduction in capacity may come with little or no advance warning.  The remediation of any interruption in production capability at Northshore could require Cliffs to make large capital expenditures which may take place over an extended period of time.  Cliffs also stated in its most recent annual report that if its cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay investments and capital expenditures. At the end of November 2015, Northshore shut down all of its taconite production lines. Cliffs reconfirmed in its most recent annual report on Form 10-K for the fiscal year ended December 31, 2015 filed on February 24, 2016 that its Northshore operations are expected to be idled through at least the first quarter of 2016. Any additional idling, shutdown, reduction in operations, or production curtailment at Northshore would likely adversely affect the royalties payable to the Trust.

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

TMDL (a regulatory term describing a value of the maximum amount of a pollutant that a body of water can receive while still meeting water quality standards under the Clean Water Act) regulations are contained in the Clean Water Act and as a part of Minnesota’s Mercury TMDL Implementation Plan, in cooperation with the MPCA, the taconite industry developed a Taconite Mercury Reduction Strategy and signed a voluntary agreement to effectuate its terms. The strategy includes a 75 percent target reduction of mercury air emissions from Minnesota pellet plants collectively by 2025. For Cliffs, the requirements in the voluntary agreement do not apply to Northshore. Late in 2013, however, Minnesota published a draft mercury control rule that would require annual mercury emissions reporting and could require installation of mercury emission control equipment on all Cliffs’ Minnesota facilities including those of Northshore. On September 22, 2014, Minnesota promulgated the Mercury Air Emissions Reporting and Reduction Rule mandating mercury air emissions reporting and reduction. The adopted rule expanded applicability to all of Cliffs’ Minnesota operations and requires submitting a mercury reduction plan in 2018 to reduce mercury emissions from all of Cliffs’ Minnesota taconite furnaces by 72 percent by January 2025 and 70 percent reduction from Northshore’s industrial boilers by January 1, 2018. The adopted rule does not include all four Adaptive Management Criteria for evaluating mercury reduction, which were agreed upon in the October 2009 Minnesota’s Mercury TMDL Implementation Plan. According to Cliffs’ Form 10-K filed February 24, 2016, there is currently no proven technology to cost-effectively reduce mercury emissions from taconite furnaces to the target level of 72 percent that would meet all four Adaptive Management Criteria. Cliffs expressed its concerns about the technical and economic feasibility to reduce taconite mercury emissions by 72 percent and are conducting detailed engineering analysis to determine the impact of the regulations on each unique iron ore indurating furnace affected by this rule. The Trustees are unable to predict what impact, if any, the Mercury Air Emissions Reporting and Reduction Rule will have on production and shipments from Northshore or future royalties payable to the Trust.

In its Form 10-K filed on February 24, 2016, Cliffs also reported that on July 6, 2011, the US Environmental Protection Agency (the “EPA”) promulgated the Cross State Air Pollution Rule (the “CSAPR”), which was intended to be an emissions trading rule for SO2 and NOx. Northshore’s Silver Bay Power Plant would have been subject to this rule. CSAPR was vacated by the D.C. Circuit Court during the third quarter of 2012. Late in 2014, the Supreme Court re-instated CSAPR with an effective date of January 1, 2015, reinstating the obligations of this rule for Silver Bay Power. Immediate compliance obligations are being met at this time, with the material obligation being procurement of the first year of emissions allowances by March 2016 for the 2015 operating year. Silver Bay Power is completing the engineering and permitting work to install controls that will limit the cost exposure to the trading market. The allowance pricing market indicates the annual costs to comply with CSAPR will be less than $0.2 million for 2015 and future allowance prices are anticipated to remain favorable under the existing framework. Cliffs also disclosed that it cannot reasonably estimate the long term impact of CSAPR should EPA reduce the allocations in response to future lower ozone or PM2.5 regulations. The Trustees are unable to predict what impact, if any, the emission reduction project will have on production and shipments from Northshore or future royalties payable to the Trust.

The Trust does not control the portion of Northshore’s shipments that will come from ore mined from Mesabi Trust Lands.

The Trustees do not exert any influence over mining operational decisions at Northshore and Northshore alone determines whether to mine from Mesabi Trust Lands or state-owned lands, based on its current production estimates and engineering plan.  Northshore’s mining operations include Mesabi Trust Lands and mineral-producing land owned by the State of Minnesota and others.  Ore mined by Northshore from lands other than Mesabi Trust Lands is processed, along with ore mined from Mesabi Trust Lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis.  Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust Lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments is from Mesabi Trust Lands.  The percentages of shipments from Mesabi Trust Lands were 88.9%, 90.8%, 93.5%, 93.9% and 88.5% in calendar years 2015, 2014, 2013, 2012, and 2011, respectively.  If Northshore decides to materially reduce the percentage of ore mined, or pellets shipped, from Mesabi Trust Lands, the income of the Trust could be materially adversely affected.

Royalties payable to the Trust could be materially adversely affected by the failure of the Trust’s independent consultants to competently perform.

As permitted by the terms of the Agreement of Trust and the Amendment, the Trustees are authorized to, and in fact do, rely upon certain independent consultants to assist the Trustees in carrying out and fulfilling their obligations as Trustees.  Independent consultants perform services, render advice and produce reports with respect to monthly production and shipments, which include figures on crude ore production, iron ore pellet production, iron ore pellet shipments, and discussions concerning the condition and accuracy of the scales used to weigh iron ore pellets produced at Northshore’s facilities.  The Trustees have also retained an accounting firm to provide non-audit services, including preparing financial statements, reviewing financial data related to shipping and sales reports provided by Northshore and reviewing the schedule of leasehold and fee royalties payable to the Trust.  The Trustees believe that the independent consultants are qualified to perform the services and functions assigned to them.   Nevertheless, any negligence or the failure of any such independent consultants to competently perform could materially adversely affect the royalties to be received by the Trust.

The Trust relies on Cliffs’ estimates of recoverable reserves, and if those estimates are inaccurate, the total potential future royalty stream to the Trust and distributions payable to Unitholders may be materially adversely affected.

The Trustees do not participate in preparing the recoverable ore reserve estimates reported by Cliffs.  According to Cliffs’ most recent Form 10-K, Cliffs regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with Securities Act Industry Guide 7, promulgated by the Securities and Exchange Commission.  In 2013, the Trustees engaged an independent firm of geological experts to evaluate the process Cliffs uses to estimate the recoverable iron ore reserves at the Peter Mitchell Mine.  Still, there are numerous uncertainties inherent in estimating quantities of reserves of mineral producing lands and such estimates necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs, all of which may in fact vary considerably from actual results.  All of these factors are outside of the control and influence of the Trustees.  For these reasons, estimates of the economically recoverable quantities of mineralized deposits attributable to Mesabi Trust Lands and the classifications of such reserves based on the risk of recovery prepared by different engineers or by the same engineers at different times may vary substantially as the criteria change.  Cliffs’ estimate of the ore reserves could be negatively affected by future industry conditions, geological conditions and ongoing mine planning at the Peter Mitchell Mine.  Actual reserves will likely vary from estimates, and if such variances are negative and material, the expected royalties payable to the Trust could be materially adversely affected and the value of the Trust’s Units could decline.

Cliffs has disclosed certain operational risks, including risks that could arise related to substantial costs from announced and potential mine closures and risks related to its ability to transport its products to customers at competitive rates and in a timely manner.

Cliffs has disclosed in its most recent annual report on Form 10-K filed on February 24, 2016, that mine closures entail substantial costs, that it has idled its Wabush Scully mine in Newfoundland and Labrador, and in November 2014 it began to implement the permanent closure plan for that mine. Cliffs also announced that its Canadian affiliates commenced restructuring proceedings under the Companies’ Creditors Arrangement Act (Canada) to mitigate closure costs in connection with the shutdown of the Bloom Lake mine. Effective January 27, 2015, following the CCAA filing of the Bloom Lake Group, Cliffs deconsolidated the Bloom Lake Group and certain other wholly-owned subsidiaries comprising substantially all of its Canadian operations. Additionally, on May 20, 2015, the Wabush Group commenced restructuring proceedings in Montreal, Quebec under the CCAA which resulted in the deconsolidation of the remaining Wabush Group entities that were not previously deconsolidated. Cliffs also disclosed that if it closes one or more of its own mines, Cliffs’ results of operations and financial condition would likely be affected adversely. Cliffs reconfirmed in its most recent annual report on Form 10-K for the fiscal year ended December 31, 2015 filed on February 24, 2016 that its Northshore operations are expected to be idled through at least the first quarter of 2016. Any additional idling, shutdown, reduction in operations, or production curtailment at Northshore could adversely affect the royalties payable to the Trust.

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

The operations at Northshore are largely dependent on Silver Bay Power Company, a 115 megawatt power plant, for its electrical supply.  Silver Bay Power Company, which is wholly owned by Northshore, has an interconnection agreement with Minnesota Power, Inc. for backup power when excess generation is necessary.  A significant interruption in service from Silver Bay Power Company due to vandalism, terrorism, weather conditions, natural disasters, or any other cause could cause a decrease in production capacity or require a temporary shutdown of Northshore’s operations.  In addition, one natural gas pipeline serves all of Cliffs’ Minnesota mines, and a pipeline failure could idle or substantially impair the operations at Northshore.  Any substantial interruption of, or material reduction in, Northshore’s operations could materially adversely affect the royalties payable to the Trust.

If steelmakers use methods other than blast furnace production to produce steel, or shut down or reduce production using blast furnaces, the demand for iron ore pellets may decrease.

In its annual report on Form 10-K for the prior year ended December 31, 2015, filed February 24, 2016, Cliffs reported that the demand for Cliffs’ iron ore products is determined by the operating rates for the blast furnaces of steel companies although not all finished steel is produced by blast furnaces.  Finished steel also may be produced by other methods that do not require iron ore pellets and use scrap steel, pig iron, hot briquetted iron and direct reduced iron. North American steel producers can also produce steel using imported iron ore or semi-finished steel products, which eliminates the need for domestic iron ore. Future environmental restrictions on the use of blast furnaces also may reduce the use of blast furnaces in steel production.  Because the maintenance of blast furnaces can require substantial capital expenditures, steel manufacturers may choose not to maintain their blast furnaces, and some of them may not have the resources necessary to adequately maintain their blast furnaces. If steel manufacturers significantly alter the methods they use to produce steel or otherwise substantially reduce their use of iron ore pellets, demand for iron ore pellets will decrease, which could materially adversely affect the royalties payable to the Trust.

Certain risk factors affecting Cliffs’ North American Iron Ore Business generally, and Northshore operations in particular, could have a material adverse effect on the royalties payable to the Trust.

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year.  A number of the risk factors, as disclosed by Cliffs in its most recent annual report on Form 10-K for the fiscal year ended December 31, 2014, affect Cliffs’ operations, and could impact Northshore’s production and shipment volume.  In its most recent Form 10-K, Cliffs identified the following six categories of risk that Cliffs is subject to: (i) economic and market, (ii) regulatory, (iii) financial, (iv) operational, (v) development and sustainability, and (vi) human capital. These risk factors include, among others, the global economic climate and financial market conditions, economic conditions in the iron ore industry, extensive governmental regulations relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in Cliffs’ North American term supply agreements (which take into account various price indexes), availability of ore boats, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility.  Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties payable to the Trust could be materially adversely affected.

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

We are subject to the continued listing criteria of the NYSE, and our failure to satisfy these criteria may result in delisting of our units.

Our units are currently listed on the NYSE. In order to maintain the listing, we must maintain certain objective standards such as unit prices and a minimum number of public unitholders. In addition to objective standards, the NYSE may delist the securities of any issuer using subjective standards such as, if in the NYSE’s opinion, the issuer’s financial condition and/or operating results appear unsatisfactory or if any event occurs or any condition exists which makes continued listing on the NYSE inadvisable.

If the NYSE delists our units, unitholders may face material adverse consequences, including, but not limited to, a lack of trading market for our units, reduced liquidity, and decreased analyst coverage of our units.

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

•      Royalty bonuses.  The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton.  The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay.  The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $52.31 per ton for calendar year 2014 and $53.01 per ton for calendar year 2015, and will be $53.80 per ton for calendar year 2016.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (described on page 13 of this Annual Report); such adjustments may be positive or negative.  See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2015 and January 31, 2014” beginning on page 15 of this Annual Report for more information.

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

•      Minimum advance royalties.  Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The minimum advance royalty was $872,156 for calendar year 2014 and $883,875 for calendar year 2015, and will be $897,008 for calendar year 2016.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Royalty income, which constitutes the principal source of the Trust’s revenue, comprised 99.9% of the Trust’s total revenue in each of the fiscal years ended January 31, 2016, January 31, 2015 and January 31, 2014.  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” beginning on pages 24 and 26, respectively, of this Annual Report.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price.  Although 90.0% all of the iron ore products shipped from Silver Bay during calendar 2015 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

SELECTED FINANCIAL DATA

Years ended January 31	2016	2015	2014	2013	2012
Royalty and interest income	$9,721,508	$26,080,115	$22,045,153	$31,562,945	$34,158,326
Trust expenses	1,162,667	1,312,267	988,864	908,208	920,994
Net income(1)	$8,558,841	$24,767,848	$21,056,289	$30,654,737	$33,237,332
Net income per Unit(2)	$0.652	$1.888	$1.605	$2.34	$2.53
Distributions declared Per unit(2)(3)	$0.09	$1.84	$1.62	$2.325	$2.53

Total Assets	$9,816,961	$10,097,620	8,553,797	7,645,960	11,169,040

(1)                                 The Trust, as a grantor trust, is exempt from federal and state income taxes.

(2)                                 Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(3)                                 The Trust declares distributions in January of each year and pays such distributions in February which is in the Trust’s next fiscal year.  Because of this, distributions declared generally do not equal the amount of cash distributed in the same fiscal year. During the Trust’s fiscal year ended January 31, 2016, the Trustees distributed $0.68 per Unit (including $0.64 per Unit declared in fiscal 2015 but distributed in fiscal 2016 (February 2015)) and in fiscal 2016 declared a distribution of $0.05 per Unit payable in February 2016, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2015, the Trustees distributed $1.77 per Unit (including $0.57 per Unit declared in fiscal 2014 but distributed in fiscal 2015 (February 2014)) and in fiscal 2015 declared a distribution of $0.64 per Unit payable in February 2015, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2014, the Trustees distributed $1.54 per Unit (including $0.49 per Unit declared in fiscal 2013 but distributed in fiscal 2014 (February 2013)) and in fiscal 2014 declared a distribution of $0.57 per Unit payable in February 2014, the next fiscal year. During the Trust’s fiscal year ended January 31, 2013, the Trustees distributed $2.595 per Unit (including $0.76 per Unit declared in fiscal 2012 but distributed in fiscal 2013 (February 2012)) and in fiscal 2013 declared a distribution of $0.49 per Unit payable in February 2013, the next fiscal year. During the Trust’s fiscal year ended January 31, 2012, the Trustees distributed $2.42 per Unit (including $0.65 per Unit declared in fiscal 2011 but distributed in fiscal 2012 (February 2011)) and in fiscal 2012 declared a distribution of $0.76 per Unit payable in February 2012, the next fiscal year.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2016, January 31, 2015 and January 31, 2014

During fiscal 2016, production attributed to Trust lands totaled approximately 3.5 million tons, a decrease of 28.9% as compared to production for fiscal year 2015 and a decrease of 10.5% as compared to production for fiscal 2014.  Shipments to Northshore’s customers attributed to the Trust totaled approximately 3.5 million tons during fiscal 2016.  This represents a decrease of 24.1% as compared to shipments for fiscal year 2015 and a decrease of 9.6% as compared to shipments for fiscal year 2014.  The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years.

Fiscal Year Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2016	3,463,945	3,519,869
January 31, 2015	4,874,420	4,639,326
January 31, 2014	3,872,464	3,895,065

Production of iron ore pellets for the fourth quarter of fiscal 2016 decreased 77.1% as compared to production of iron ore pellets for the fourth quarter of fiscal 2015 due primarily to a decrease in orders from Northshore’s customers as they adjusted production based on anticipated demand from their customers. Shipments of iron ore pellets by Northshore during the fourth quarter of fiscal 2016 decreased by 23.1% as compared to shipments of iron ore pellets during the fourth quarter of fiscal 2015.  The decrease in shipments in the fourth quarter of fiscal 2016 was caused by a decrease in demand from Northshore’s customers.

Three Months Ended	Pellets Produced from Trust Lands (Tons)	Pellets Shipped from Trust Lands (Tons)
January 31, 2016	320,926	704,612

January 31, 2015	1,400,265	915,821

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent three fiscal years.

Fiscal Year Ended	Percentage of Pellets Produced From Trust Lands	Percentage of Pellets Produced From Non-Trust Lands	Percentage of Pellets Shipped From Trust Lands	Percentage of Pellets Shipped From Non-Trust Lands
January 31, 2016	88.8%	11.2%	88.9%	11.1%
January 31, 2015	91.0%	9.0%	90.8%	9.2%
January 31, 2014	98.4%	1.6%	94.1%	5.9%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to iron ore mined from Mesabi Trust lands in fiscal 2016.  However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

Comparison of Financial Results for Fiscal Years ended January 31, 2016 and January 31, 2015

Royalty Income

As shown in the table below, in fiscal 2016 base royalties decreased by 50.1%, bonus royalties decreased by 82.1% and fee royalties decreased by 38.0%, each as compared to fiscal 2015.  Accordingly, the Trust’s total royalty income decreased by 62.7% in fiscal 2016 as compared to fiscal 2015.  The decrease in royalties received by the Trust is primarily the result of a decrease in production and shipments in fiscal 2016, as compared to fiscal 2015.

	Fiscal Years Ended January 31,		% increase
	2016	2015	(decrease)
Base overriding royalties	$7,500,989	$15,033,854	(50.1)%
Bonus royalties	1,796,117	10,364,456	(82.7)%
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	417,311	672,736	(38.0)%
Total royalty income	$9,714,417	$26,071,046	(62.7)%

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2016 decreased by 65.4%, as compared to fiscal 2015, primarily due to a decrease in total shipments of iron ore pellets. Total expenses for fiscal 2016 decreased by 11.4% as compared to fiscal 2015. A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” on page 33 of this Annual Report.

	Fiscal Years Ended January 31,		% increase
	2016	2015	(decrease)
Total Revenues	$9,721,508	$26,080,115	(62.7)%
Expenses	1,162,667	1,312,267	(11.4)%
Net Income	$8,558,841	$24,767,848	(65.4)%

As discussed in the paragraph above, the Trust’s total royalty income and net income for fiscal 2016 decreased by 62.7% and 65.4%, respectively, due to a decrease in the amount of iron ore tons shipped during fiscal 2016, both as compared to fiscal 2015. The decrease in the Trust’s net income resulted in a 95.1% decrease in total distributions declared to Unitholders in fiscal 2016, as compared to fiscal year 2015.

	Fiscal Years Ended on January 31,		% increase
	2016	2015	(decrease)
Total Distributions Declared	$1,180,801	$24,140,818	(95.1)%
Distributions Declared per Unit	$0.09	$1.84	(95.1)%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased by $7,378,040 or 457.9% to $8,989,164, as of January 31, 2016, as compared to $1,611,124 as of January 31, 2015.  As of January 31, 2016, the Unallocated Reserve consisted of $8,127,881 in unallocated cash and U.S. Government securities and $978,146 of accrued income receivable.  Comparatively, as of January 31, 2015, the Unallocated Reserve consisted of $1,087,469 in unallocated cash and U.S. Government securities and $558,385 of accrued income receivable.

	Fiscal Years Ended January 31,		% increase
	2016	2015	(decrease)
Accrued Income Receivable	$978,146	$558,385	75.2%
Unallocated Cash and U.S. Government Securities	8,127,881	1,087,469	647.4%
Prepaid Expenses and (Accrued Expenses) Net	(116,863)	(34,730)	236.5%
Unallocated Reserve	$8,989,164	$1,611,124	457.9%

The 457.9% increase in the Unallocated Reserve for the fiscal year ended January 31, 2016 as compared the fiscal year ended January 31, 2015, resulted from the Trustees’ decision to add to the Trust’s cash reserve for unexpected obligations, which is primarily attributable to the idling of iron ore pellet production at Northshore Mining Company in Silver Bay, Minnesota, as announced on November 17, 2015 and the Trustees’ determination that it is prudent, at this time, to maintain an appropriate level of unallocated reserve for the Trust in order to make adequate provision for current and future expenses.

Accrued Income Receivable.  The $419,761, or 75.2%, increase in the accrued income receivable portion of the Unallocated Reserve is the result of pricing adjustments recognized in the last month of the fiscal year ended January 31, 2016, as compared to the fiscal year ended January 31, 2015.

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

Unallocated Cash and U.S. Government Securities.  The Trust’s unallocated cash and U.S. Government Securities for unexpected obligations increased by 674.4% to $8,127,881 as of January 31, 2016 from $1,087,469 as of January 31, 2015.  The $7,040,412 increase in the Trust’s cash reserve resulted from the Trustees’ decision to add to the Trust’s cash reserve for unexpected obligations, which is primarily attributable to the idling of iron ore pellet production at Northshore Mining Company in Silver Bay,

Minnesota, as announced on November 17, 2015 and the Trustees’ determination that it is prudent, at this time, to maintain an appropriate level of unallocated reserve for the Trust in order to make adequate provision for current and future expenses.

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

	Fiscal Years Ended January 31,		% increase
	2015	2014	(decrease)
Base overriding royalties	$15,033,854	$12,467,591	20.6%
Bonus royalties	10,364,456	9,029,972	14.8%
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	672,736	545,028	23.4%
Total royalty income	$26,071,046	$22,042,591	18.3%

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

The Trust’s primary short-term liquidity needs are related to the Trust’s distributions to its Unitholders following the Trust’s receipt of royalty payments from Northshore each calendar quarter.  After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. government securities, either through direct purchases of U.S. government securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government, its agencies or instrumentalities, or the FDIC.  Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs. As of January 31, 2016, the Trust held $2,587,165 in cash and cash equivalents of which $2,499,706 was invested in a money market fund that exclusively invests in obligations of the U.S. Treasury.  In February 2016, the Trust distributed $656,001 to Unitholders of record on January 30, 2016.

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

During the fourth quarter of fiscal 2015, negative price adjustments were recorded by Mesabi Trust and offset against accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to certain shipments during calendar year 2014. During the fiscal year ended January 31, 2016, positive price adjustments were recorded by Mesabi Trust and added to accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to shipments during calendar year 2015.  As of January 31, 2016, the Trust recognized revenue related to approximately 880,432 tons of iron ore that were shipped by Northshore as of December 31, 2015, but for which Cliffs has indicated that final pricing was not yet known.  Pricing related to these shipments is expected to be finalized in the first quarter of calendar 2017.

Recent Developments

Northshore Idling and Restart Announcement. As reported previously, iron ore pellet production at Northshore has been temporarily idled since December 1, 2015. On March 14, 2016, Cliffs announced that it will be restarting iron ore pellet production at its Northshore mining operation in Minnesota by May 15, 2016. Cliffs stated that it is taking such action based on its domestic customers’ demand for iron ore pellets and consistent with its previously announced production plans for the year. The Trustees are unable to predict what impact, if any, the idled operations will have on production and shipments from Northshore or future royalties payable to the Trust.

Shipping Estimates.  Neither Cliffs nor Northshore has provided the Trust with an estimate of production or shipments of iron ore pellets or concentrate for the remainder of calendar year 2016.  Northshore has not advised the Trustees as to the percentage of iron ore products from Mesabi Trust Lands it anticipates shipping in calendar year 2016. See also the description of the uncertainty of market conditions in the iron ore and steel industry under the heading “Risk Factors” above.

Mercury TMDL and Minnesota Taconite Mercury Reduction Strategy. TMDL (a regulatory term describing a value of the maximum amount of a pollutant that a body of water can receive while still meeting water quality standards under the Clean Water Act) regulations are contained in the Clean Water Act and as a part of Minnesota’s Mercury TMDL Implementation Plan, in cooperation with the MPCA, the taconite industry developed a Taconite Mercury Reduction Strategy and signed a voluntary agreement to effectuate its terms. The strategy includes a 75 percent target reduction of mercury air emissions from Minnesota pellet plants collectively by 2025. For Cliffs, the requirements in the voluntary agreement do not apply to Northshore. Late in 2013, however, Minnesota published a draft mercury control rule that would require annual mercury emissions reporting and could require installation of mercury emission control equipment on all Cliffs’ Minnesota facilities including those of Northshore. On September 22, 2014, Minnesota promulgated the Mercury Air Emissions Reporting and Reduction Rule mandating mercury air emissions reporting and reduction. The adopted rule expanded applicability to all of Cliffs’ Minnesota operations and requires submitting a mercury reduction plan in 2018 to reduce mercury emissions from all of Cliffs’ Minnesota taconite furnaces by 72 percent by January 2025 and 70 percent reduction from Northshore’s industrial boilers by January 1, 2018. The adopted rule does not include all four Adaptive Management Criteria for evaluating mercury reduction, which were agreed upon in the October 2009 Minnesota’s Mercury TMDL Implementation Plan. According to Cliffs’ Form 10-K filed February 24, 2016, there is currently no proven technology to cost-effectively reduce mercury emissions from taconite furnaces to the target level of 72 percent that would meet all four Adaptive Management Criteria. Cliffs expressed its concerns about the technical and economic feasibility to reduce taconite mercury emissions by 72 percent and are conducting detailed engineering analysis to determine the impact of the regulations on each unique iron ore indurating furnace affected by this rule. The Trustees are unable to predict what impact, if any, the Mercury Air Emissions Reporting and Reduction Rule will have on production and shipments from Northshore or future royalties payable to the Trust.

Cross State Air Pollution Rule. In its Form 10-K filed February 24, 2016, Cliffs reported that on July 6, 2011, the US Environmental Protection Agency (the “EPA”) promulgated the Cross State Air Pollution Rule (the “CSAPR”), which was intended to be an emissions trading rule for SO2 and NOx. Northshore’s Silver Bay Power Plant would have been subject to this rule. CSAPR was vacated by the D.C. Circuit Court during the third quarter of 2012. Late in 2014, the Supreme Court re-instated CSAPR with an effective date of January 1, 2015, reinstating the obligations of this rule for Silver Bay Power. In January, 2016, the 8th Circuit Court of Appeals re-affirmed EPA use of CSAPR is equal to or better than BART. Immediate compliance obligations are being met at this time, with the material obligation being procurement of the first year of emissions allowances by March 2016 for the 2015 operating year. Silver Bay Power has installed low NOx burners to reduce emissions that will limit the cost exposure to the emission trading market. The allowance pricing market indicates the annual costs to comply with CSAPR will be less than $0.2 million for 2015 and future allowance prices are anticipated to remain favorable under the existing framework. Cliffs cautioned in its most recent Form 10-K that it cannot reasonably estimate the long term impact of CSAPR should EPA reduce the allocations in response to future lower ozone or PM2.5 regulations.  The Trustees are unable to predict what impact, if any, the emission reductions will have on production and shipments from Northshore or future royalties payable to the Trust.

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

Essar Litigation. As disclosed in Cliffs’ Form 10-K filed February 24, 2016, the Cleveland-Cliffs Iron Company, Northshore and Cliffs Mining Company (collectively, the “Cliffs Plaintiffs”) filed a complaint against Essar in the U.S. District Court for the Northern District of Ohio, Eastern Division, on January 12, 2015, asserting that Essar breached the Essar Sale Agreement by, among other things, failing to take delivery of and pay for its nominated ore in 2014, failing to make certain payments under a true up provision, and disclosing confidential information. The complaint also seeks a declaration that Essar is not entitled to receive certain credit payments under the terms of the Essar Sale Agreement. The Cliffs Plaintiffs seek damages in excess of $90 million. Essar filed an Answer and Counterclaim on February 11, 2015, seeking damages in excess of $160 million for various alleged breaches of the Essar Sale Agreement, including failure to deliver ore, overcharging for certain deliveries, failure to pay certain credit payments and disclosing confidential information. The parties started the discovery process, with a discovery cutoff date set for October 30, 2015, and a trial date set for December 7, 2015. The parties agreed to attempt mediation of the claims. Two mediation sessions took place on March 7 and April 21, 2015. The mediations were unsuccessful. The Cliffs Plaintiffs filed a Motion for Partial Summary Judgment on July 31, 2015, which was granted in part on October 8, 2015. With respect to the Cliffs Plaintiffs’ claim that Essar had breached by failing to take its 2014 nomination, the Court found that Essar had breached and had failed to take between 500,000 and 700,000 tons of its 2014 nomination. The summary judgment ruling also dismissed Essar’s counterclaim that the Cliffs Plaintiffs had overcharged Essar by improperly measuring moisture levels. With respect to this claim, the Court found that there was “no basis” for Essar’s claim that the Cliffs Plaintiffs had breached the contract. On October 5, 2015, the Cliffs Plaintiffs terminated the Pellet Agreement because of Essar’s continual breach of the Pellet Agreement. On October 6, 2015, Essar filed motions for temporary restraining order and preliminary injunction. Essar withdrew both motions on October 15, 2015, before any order was entered on either motion. On November 9, 2015, Essar filed for protection under CCAA in Canada in the Ontario Superior Court of Justice and Chapter 15 bankruptcy protection in the United States in the U.S. District Court for the District of Delaware. As a result of the stay related to Essar’s bankruptcy proceedings, the litigation in U.S. District Court for the Northern District of Ohio was dismissed without prejudice stating that either party could reinstate the case upon application, if necessary, when the bankruptcy proceedings have concluded. Essar moved the CCAA Court to determine that the Cliffs Plaintiffs’ termination of the Pellet Agreement was invalid and to reinstate the Pellet Agreement. The Cliffs Plaintiffs have objected based upon inappropriate jurisdiction and other grounds. On January 25, 2016, the CCAA Court determined that it has proper jurisdiction and instructed the parties to determine an appropriate procedure to try the facts in front of the CCAA Court. The Cliffs Plaintiffs filed an appeal of the CCAA Court’s decision regarding proper jurisdiction on February 8, 2016.

The Trustees are unable to predict what impact, if any, this litigation will have on production and shipments from Northshore or future royalties payable to the Trust.

Review of Unallocated Reserve. Prior to April 2015, the Trustees had determined that the Unallocated Reserve should usually be within the range of $500,000 to $1,000,000. As previously disclosed, in April 2015, the Trustees determined that the Unallocated Reserve will no longer necessarily be within such range. Rather, each quarter, as authorized by the Agreement of Trust, the Trustees will evaluate all relevant factors including all costs, expenses, charges, obligations, and present and future liabilities (whether known or contingent) of the Trust in determining a prudent level of Unallocated Reserve in light of the unpredictable nature of the iron ore industry and current economic conditions. As of January 31, 2016, the Trust’s unallocated reserve was $8,989,164.

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

DURATION OF THE TRUST ESTATE

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimates reported in Cliffs’ Form 10-K filed with the Securities and Exchange Commission each year.  In Cliffs’ most recent Form 10-K, as filed with the Securities and Exchange Commission, which was for the year ended December 31, 2015, the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.

U.S. Iron Ore Mineral Reserves

As of December 31, 2015

(In Millions of Long Tons)

		Proven		Probable		Proven & Probable		Saleable Product(1), (2)		Previous Year
Property	Cliffs Share	Tonnage	% Grade	Tonnage	% Grade	Tonnage	% Grade(4)	Process Recovery(3)	Tonnage	P&P Crude Ore	Saleable Product
Northshore	100%	260.2	25.0	557.4	24.2	817.6	24.4	32%	264.3	1,036.3	351.8

(1) Saleable product is a standard pellet containing 60 to 66 percent Fe calculated from both proven and probable mineral reserves.

(2) Saleable product is reported on a dry basis; shipped products typically contain 1 to 4 percent moisture.

(3) Process recovery includes all factors for converting crude ore tonnage to saleable product.

(4) Cutoff grade was 19%.

According to Cliffs’ Form 10-K filed February 24, 2016, reserve estimates are based on pricing that does not exceed the three-year trailing average of benchmark prices for iron ore adjusted to Cliffs’ realized price. The latest reserve estimate for Northshore was completed in 2015. In its Form 10-K for the year ended December 31, 2015, Cliffs reported that the average international benchmark price of 62 percent Fe CFR China was $96 per dry metric ton for the three-year period 2013 to 2015.

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

Mining Properties.  As disclosed elsewhere in this Annual Report, Northshore, a wholly owned subsidiary of Cliffs, currently conducts the mining operation upon the Trust Estate.  The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70.  Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61.  Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota.  During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities.  Based on information provided to the Trustees during the most recent inspection trip in the third fiscal quarter of 2015, the mining properties and facilities at Northshore were in good operating condition.

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

•                  Capital Expenditures.  During calendar year 2015, Northshore continued to modernize and improve the operations at the Peter Mitchell Mine in Babbitt and Northshore’s pelletizing facility in Silver Bay, Minnesota.  Toward that end, Cliffs implemented the following capital expenditures:

•                  Installed a Low NOX Burner in Unit #1 at the power plant.

•                  Continued investments in projects for safety (arc flash mitigation in the HVAC System).

•    Northshore Mine Safety and Health Administration Safety Data.  The operation of the Northshore mine is subject to regulation by MSHA under the FMSH Act. In its Form 10-K filed February 24, 2016, Cliffs reported that MSHA inspects its mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSH Act.  In its Form 10-K, Cliffs provided information regarding certain mining safety and health citations which MSHA has issued with respect to Northshore’s mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

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

In its most recent Form 10-K filed on February 24, 2016, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act and no written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act were received during the year ended December 31, 2015. In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2015.

		Year ended December 31, 2015
		(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
Mine Location	Operation	Section 104 S&S Citations	Section 104(b) Orders	Section 104(d) Orders	Section 107(a) Citations & Orders	Total Dollar Value of MSHA Proposed Assessments $ (1)	Pending Legal Action	Legal actions Initiated During Period	Legal Actions Resolved During Period
Northshore Plant	Iron Ore	13	—	—	—	153,991	15(2)	4	10
Northshore Mine	Iron Ore	2	—	—	—	4,897	—	—	—

(1)  Amounts included under the heading “Total Dollar Value of MSHA Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2015.

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

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $52.31 for calendar year 2014 and $53.01 for calendar year 2015, and will be $53.80 for calendar year 2016.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad-based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example.   To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2016, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2016 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$52	$26,000,000
3rd Quarter:	500,000	$54	$27,000,000
	1,000,000	$56	$56,000,000
	1,000,000	$58	$58,000,000
	1,000,000	$62	$62,000,000
	1,500,000	$64	$96,000,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2016 would be as follows:

2nd Quarter:	$26,000,000 x 2-1/2%	=	$650,000
3rd Quarter:	$27,000,000 x 2-1/2%	=	$675,000
	$56,000,000 x 3-1/2%	=	$1,960,000
	$58,000,000 x 5%	=	$2,900,000
	$62,000,000 x 5-1/2%	=	$3,410,000
	$96,000,000 x 6%	=	$5,760,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2016 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2016 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $53.80:

2nd Quarter:	$ 52.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$ 27,000,000 x 0.5%	=	$135,000
	$ 56,000,000 x 1.0%	=	$560,000
	$ 58,000,000 x 1.5%	=	$870,000
	$ 62,000,000 x 2.5%	=	$1,550,000
	$ 96,000,000 x 3.0%	=	$2,880,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2016 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties.  Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $872,156 for calendar year 2014, $883,875 for calendar year 2015, and is $897,008 for calendar year 2016.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).  Fee royalties aggregating $417,311 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2016.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2016 were $1,162,667, representing a decrease of $149,600, or 11.4%, from the $1,312,267 of total Trust expenses in fiscal 2015. The decrease in Trust expenses from fiscal 2016 to fiscal 2015 was due primarily to significant one-time costs related to the election and appointment of a new trustee during the prior fiscal year.

Total Trust expenses for the fiscal year ended January 31, 2015 were $1,312,267, representing an increase of $323,403, or 35.6%, from the $988,864 of total Trust expenses in fiscal 2014. The increase in Trust expenses from fiscal 2014 to fiscal 2015 was due primarily to significant one-time costs related to the election and appointment of a new trustee during the fiscal year.

Trust Legal Expenses

Mesabi Trust paid Oppenheimer Wolff & Donnelly LLP (“Oppenheimer”) $494,057 for legal services provided to the Trust during the fiscal year ended January 31, 2016.  Comparatively, Mesabi Trust paid Oppenheimer $452,248 and $306,564 for legal services provided to the Trust during fiscal years ended January 31, 2015 and January 31, 2014, respectively.

In each of the last three fiscal years, Oppenheimer represented the Trust and assisted the Trustees in the preparation and filing of the Trust’s current, periodic and annual reports with the Securities and Exchange Commission and related securities law compliance as well as in connection with the conduct of a special meeting of Unitholders held in June 2014 in order to elect a new Trustee of Mesabi Trust to fill a vacancy.  Oppenheimer also advised the Trust on various other legal matters, which included royalty reporting matters and matters related to inquiries from third parties in the ordinary course of the Trust’s administration.  The total amount of Oppenheimer’s legal fees for services rendered during fiscal 2016 increased approximately $41,809, or 9.2% as compared to fiscal 2015.  The increase in legal fees in fiscal 2016, as compared to fiscal 2015, resulted primarily from increased legal work related to royalty reporting matters, more meetings, current reporting related to the difficult economic condition in the iron ore and steel industries generally, and as it impacted Cliffs and Northshore operations in particular.

The total amount of Oppenheimer’s legal fees for services rendered during fiscal 2015 increased approximately $146,000, or 47.5% as compared to fiscal 2014.  The increase in legal fees in fiscal 2015, as compared to fiscal 2014, resulted primarily from additional legal fees for services related to the special unitholder meeting, proxy statement and additional filings with the SEC.

Total Trust expenses by category for fiscal 2016, 2015 and 2014 are set forth in the table below.

	Fiscal Year ended on January 31,
	2016	2015	2014

Compensation of Trustees	$188,283	$223,390	$213,373
Corporate Trustee’s Administrative Fees	62,500	62,500	62,500
Professional fees and expenses
Legal	494,057	452,248	306,564
Accounting	146,562	125,377	106,699
Mining consultant and field representatives	28,378	28,541	53,680
Insurance	120,084	120,109	121,724
Annual stock exchange fee	45,637	42,255	42,115
Transfer agent’s and registrar’s fees	8,308	9,603	8,081
Other Trust Expenses	68,858	248,244	74,128
	$1,162,667	$1,312,267	$988,864

UNALLOCATED RESERVE

During recent periods, the Trustees had determined that Mesabi Trust’s unallocated reserve should usually be within the range of $500,000 to $1,000,000. In April 2015, the Trustees determined that the unallocated reserve will no longer necessarily be within such range.  Rather, each quarter, as authorized by the Agreement of Trust, the Trustees will reevaluate all relevant factors including all costs, expenses, obligations, and present and future liabilities of the Trust (whether known or contingent) in determining a prudent level of unallocated reserve in light of the unpredictable nature of the iron ore industry and current economic conditions. The actual amount of the Unallocated Reserve will fluctuate from time to time and may increase or decrease from its current level. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently expected that future distributions will be highly dependent upon royalty payments received quarterly and the level of Trust expenses that the Trustees anticipate occurring in subsequent quarters.  Pursuant to the Agreement of Trust, the Trust makes decisions about cash distributions to Unitholders based on the royalty payments it receives from Northshore when received, rather than as royalty income is recorded in accordance with the Trust’s revenue recognition policy.  Refer to Note 3 for further information. See “Recent Developments” — “Review of Unallocated Reserve” on page 16 of this Annual Report.  The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore.  Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to the Trust’s Unitholders in future quarters.  See discussion under the heading “Risk Factors” beginning on page 3 of this Annual Report.

The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of Cliffs and Northshore, and the fact that the Trust essentially has no other liquid assets.

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange.  Distributions declared to Unitholders during the fiscal year ended January 31, 2016 totaled $1,180,801 as compared to $24,140,818 during fiscal year ended January 31, 2015, and $21,254,417 during the fiscal year ended January 31, 2014.  The Trust paid Unitholders distributions of $0.090 per Unit for the fiscal year ended January 31, 2014, compared with distributions of $1.840 and $1.620 per Unit for the fiscal years ended January 31, 2015 and 2014, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2015	$17.98	$11.41	$—	$—
July 31, 2015	$15.80	$9.08	524,800	0.04
October 31, 2015	$13.55	$8.15	—	—
January 31, 2016	$9.68	$3.00	656,001	0.05
			$1,180,801	$0.09

Fiscal Quarter Ended	High	Low	Distribution Declared	Distribution Per Unit
April 30, 2014	$22.62	$18.76	$—	$—
July 31, 2014	$20.49	$18.50	4,198,403	0.32
October 31, 2014	$21.93	$17.81	11,545,609	0.88
January 31, 2015	$19.80	$16.06	8,396,806	0.64
			$24,140,818	$1.84

As of the close of business on April 8, 2016, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units, 570,111 Units of which were held by 913 holders of record.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street 27th Floor New York, New York 10005	New York banking corporation

Robert C. Berglund Individual Trustee PO Box 351 Corona, New Mexico 88318	Retired mining engineer

James A. Ehrenberg Individual Trustee 295 Kopp Drive West St. Paul, Minnesota 55118	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Richard G. Lareau Individual Trustee 10201 Rosemont Ct. Fort Myers, FL 33908	Retired Attorney

Michael P. Mlinar Individual Trustee 444 West Anoka Street Duluth, MN 55803	Retired mining engineer

New York, New York April 15, 2015	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG RICHARD G. LAREAU MICHAEL P. MLINAR

INDEX TO FINANCIAL STATEMENTS

Trustees’ Report on Internal Control over Financial Reporting	Page F-2

Report of Independent Registered Public Accounting Firm	Page F-3

Balance Sheets as of January 31, 2016 and 2015	Page F-5

Statements of Income for the years ended January 31, 2016, 2015, and 2014	Page F-6

Statements of Unallocated Reserve and Trust Corpus for the years ended January 31, 2016, 2015, and 2014	Page F-7

Statements of Cash Flows for the years ended January 31, 2016, 2015, and 2014	Page F-8

Notes to Financial Statements	Pages F-9 — F-15

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2016.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013).  Based on their assessment, the Trustees believe that, as of January 31, 2016, the Trust’s internal control over financial reporting is effective, based on those criteria.

Baker Tilly Virchow Krause, LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting for the fiscal year ending January 31, 2016.  This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 2016 and 2015, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the years ended January 31, 2016, 2015 and 2014.  We also have audited Mesabi Trust’s internal control over financial reporting as of January 31, 2016, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 framework).  These financial statements are the responsibility of the Trustees.  Our responsibility is to express an opinion on these financial statements and an opinion on the Trust’s internal control over financial reporting based on our audits.

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

An organization’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  A organization’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the Trust; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the organization are being made only in accordance with authorizations of the organization; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the organization’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2016 and 2015 and the results of their operations and cash flows for the years ended January 31, 2016, 2015 and 2014, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, Mesabi Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2016, based on criteria established in Internal Control   Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 framework).

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

April 14, 2016

MESABI TRUST

BALANCE SHEETS

YEARS ENDED JANUARY 31, 2016 AND 2015

	2016	2015

ASSETS

CASH AND CASH EQUIVALENTS	$2,587,165	$8,717,943
U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	5,740,659	510,573
ACCRUED INCOME RECEIVABLE	978,146	558,385
PREPAID EXPENSE	54,930	54,957
CURRENT ASSETS	9,360,900	9,841,858

U.S. GOVERNMENT SECURITIES, at amortized cost (which approximates market)	456,058	255,759

FIXED PROPERTY, including intangibles, at nominal values
Assignments of leased property
Amended assignment of Peters Lease	1	1
Assignment of Cloquet Leases	1	1
Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

TOTAL ASSETS	$9,816,961	$10,097,620

LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS

DISTRIBUTION PAYABLE	$656,001	$8,396,806
ACCRUED EXPENSES	171,793	89,687
TOTAL LIABILITIES	827,794	8,486,493

UNALLOCATED RESERVE	8,989,164	1,611,124

TRUST CORPUS	3	3

TOTAL LIABILITIES, UNALLOCATED RESERVE AND TRUST CORPUS	$9,816,961	$10,097,620

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2016, 2015, AND 2014

	2016	2015	2014

REVENUES
Royalties under amended lease agreements	$9,297,106	$25,398,310	$21,497,563
Royalties under Peters Lease fee	417,311	672,736	545,028
Interest	7,091	9,069	2,562

Total revenues	9,721,508	26,080,115	22,045,153

EXPENSES
Compensation of Trustees	188,283	223,390	213,373
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	494,057	452,248	306,564
Accounting	146,562	125,377	106,699
Mining consultant and field representatives	28,378	28,541	53,680
Insurance	120,084	120,109	121,724
Annual stock exchange fee	45,637	42,255	42,115
Transfer agent’s and registrar’s fees	8,308	9,603	8,081
Other Trust expenses	68,858	248,244	74,128

Total expenses	1,162,667	1,312,267	988,864

NET INCOME	$8,558,841	$24,767,848	$21,056,289

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

NET INCOME PER UNIT	$0.652	$1.888	$1.605

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2016, 2015, AND 2014

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2013	13,120,010	$1,182,222	$3

Net income	—	21,056,289	—
Distribution paid May 20, 2013, $.08 per unit	—	(1,049,601)	—
Distribution paid August 20, 2013, $.46 per unit	—	(6,035,205)	—
Distribution paid November 20, 2013, $.51 per unit	—	(6,691,205)	—
Distribution declared January 17, 2014, paid February 20, 2014, $.57 per unit	—	(7,478,406)	—

BALANCE, JANUARY 31, 2014	13,120,010	$984,094	$3

Net income	—	24,767,848	—
Distribution paid May 20, 2014, $.00 per unit	—	—	—
Distribution paid August 20, 2014, $.32 per unit	—	(4,198,403)	—
Distribution paid November 20, 2014, $.88 per unit	—	(11,545,609)	—
Distribution declared January 16, 2015, paid February 20, 2015, $.64 per unit	—	(8,396,806)	—

BALANCE, JANUARY 31, 2015	13,120,010	$1,611,124	$3

Net income	—	8,558,841	—
Distribution paid May 20, 2015, $.00 per unit	—	—	—
Distribution paid August 20, 2015, $.04 per unit	—	(524,800)	—
Distribution paid November 20, 2015, $.00 per unit	—	—	—
Distribution declared January 15, 2016, paid February 20, 2016, $.05 per unit	—	(656,001)	—

BALANCE, JANUARY 31, 2016	13,120,010	$8,989,164	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2016, 2015, AND 2014

	2016	2015	2014

OPERATING ACTIVITIES
Royalties received	$9,294,808	$25,576,105	$22,197,875
Interest received	6,939	8,878	2,078
Expenses paid	(1,080,534)	(1,313,881)	(930,877)

NET CASH FROM OPERATING ACTIVITIES	8,221,213	24,271,102	21,269,076

INVESTING ACTIVITIES
Maturities of U.S. Government securities	510,573	205,056	438,875
Purchases of U.S. Government securities	(5,940,958)	(255,760)	(510,633)

NET CASH (USED FOR) INVESTING ACTIVITIES	(5,430,385)	(50,704)	(71,758)

FINANCING ACTIVITY
Distributions to unitholders	(8,921,606)	(23,222,418)	(20,204,816)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(6,130,778)	997,980	992,502

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	8,717,943	7,719,963	6,727,461

CASH AND CASH EQUIVALENTS, END OF YEAR	$2,587,165	$8,717,943	$7,719,963

RECONCILIATION OF NET INCOME TO NET CASH FROM OPERATING ACTIVITIES
Net income	$8,558,841	$24,767,848	$21,056,289
Decrease (increase) in accrued income receivable	(419,761)	(495,132)	154,800
Decrease (increase) in prepaid expense	27	(7)	1,623
Increase (decrease) in accrued expenses	82,106	(1,607)	56,364

NET CASH FROM OPERATING ACTIVITIES	$8,221,213	$24,271,102	$21,269,076

NON CASH FINANCING ACTIVITY
Distributions delcared and payable	$656,001	$8,396,806	$7,478,406

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2016, 2015, AND 2014

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

NOTE 2 -               SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  As of January 31, 2016 and 2015, the Trust held $2,499,706 and $8,717,943, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

Investments

The Trust invests solely in U.S. Government securities. The Trustees determine the appropriate classifications of the securities at the time they are acquired and evaluate the appropriateness of such classifications as of each balance sheet date.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2016, 2015, AND 2014

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

As of January 31, 2016, positive price adjustments were recorded by Mesabi Trust added to accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from NMC with respect to certain shipments during calendar year 2015.  As of January 31, 2016, the Trust recognized revenue related to approximately 880,432 tons of iron ore that were shipped by NMC as of December 31, 2015, but for which Cliffs has indicated that final pricing is not yet known.  Pricing related to these tons is expected to be finalized in the first calendar quarter of 2017.

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

JANUARY 31, 2016, 2015, AND 2014

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

•Level 1 — Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets.

•Level 2 — Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2016, 2015, AND 2014

of the financial instrument.

•Level 3 — Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The classification of assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement in its entirety.

The carrying amounts of financial instruments approximated fair value as of January 31, 2016 and 2015, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

The Trust has reviewed all recently issued, but not yet effective, accounting pronouncements. The Trust would like to draw further attention to the following issued pronouncement regarding the accounting for revenue from contracts with customers:

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” which supersedes the guidance in “Revenue Recognition (Topic 605)” and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period and is to be applied retrospectively, with early application not permitted. The Trust is evaluating the new standard, but does not expect this standard to have a material impact on its financial statements.

Various accounting standards and interpretations were issued during the fiscal year ended January 31, 2016. The Trust has evaluated the recently issued accounting pronouncements that are effective for the fiscal year ended January 31, 2016 and believe they will not have a material effect on the Trust’s financial position, results of operations or cash flows when adopted.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2016, 2015, AND 2014

NOTE 3 -                                        U. S. GOVERNMENT SECURITIES

U.S. government securities at January 31, 2016 and 2015 are classified as held-to-maturity and mature as follows:

	2016		2015
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$5,740,659	$5,731,091	$510,573	$501,668

Due after one year	456,058	455,682	255,759	255,487

	$6,196,717	$6,186,773	$766,332	$757,155

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

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $52.31 per ton for calendar year 2014, $53.01 per ton for calendar year 2015, and will be $53.80 per ton for calendar year 2016.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2016, 2015, AND 2014

NMC is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2016, the minimum advance royalty threshold is $897,008. The minimum annual advance royalty threshold was $883,875 and $872,156, for the calendar years ended December 31, 2015 and 2014, respectively.

NOTE 5 -                                        UNALLOCATED RESERVE AND DISTRIBUTIONS

During recent periods, the Trustees had determined that Mesabi Trust’s unallocated reserve should usually be within the range of $500,000 to $1,000,000. In April 2015, the Trustees determined that the unallocated reserve will no longer necessarily be within such range.  Rather, each quarter, as authorized by the Agreement of Trust, the Trustees will reevaluate all relevant factors including all costs, expenses, obligations, and present and future liabilities of the Trust (whether known or contingent) in determining a prudent level of unallocated reserve in light of the unpredictable nature of the iron ore industry and current economic conditions. The actual amount of the Unallocated Reserve will fluctuate from time to time and may increase or decrease from its current level. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently expected that future distributions will be highly dependent upon royalty payments received quarterly and the level of Trust expenses that the Trustees anticipate occurring in subsequent quarters.

As of January 31, 2016 and January 31, 2015, the unallocated cash and U.S. Government securities portion of the Trust’s Unallocated Reserve consisted of the following components:

	January 31, 2016	January 31, 2015
Cash and U.S. Government securities	$8,783,882	$9,484,275
Distribution payable	(656,001)	(8,396,806)

Unallocated cash and U.S. Government securities	$8,127,881	$1,087,469

A reconciliation of the Trust’s Unallocated Reserve from January 31, 2015 to January 31, 2016 is as follows:

Unallocated Reserve, January 31, 2015	$1,611,124

Net income, twelve months ended January 31, 2016	8,558,841
Distributions declared	(1,180,801)

Unallocated Reserve, January 31, 2016	$8,989,164

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

JANUARY 31, 2016, 2015, AND 2014

income, which are determined by NMC, and the level of Trust expenses that the Trustees anticipate occurring in subsequent quarters.

During the fiscal years ended January 31, 2016, 2015, and 2014, the Trustees distributed cash payments totaling $8,921,606 ($0.680 per Unit), $23,222,418 ($1.770 per Unit), and $20,204,816 ($1.540 per Unit), respectively. In addition, in January 2016, the Trustees declared a distribution of $0.05 per Unit of beneficial interest, which was paid in February 2016.

NOTE 6 -                                        SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the years ended January 31, 2016 and 2015 are presented below:

	2016
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$1,318,009	$2,735,361	$2,621,565	$3,046,573
Expenses	377,744	251,717	219,498	313,708

Net income	$940,265	$2,483,644	$2,402,067	$2,732,865

Net income per unit	$0.072	$0.189	$0.183	$0.208

	2015
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$503,435	$7,860,360	$11,782,758	$5,933,562
Expenses	366,217	443,818	243,152	259,080

Net income	$137,218	$7,416,542	$11,539,606	$5,674,482

Net income per unit	$0.010	$0.565	$0.880	$0.433