Form 10-K, Exhibit 13
period 2017-01-31
MESABI TRUST
filed 2017-04-14
CIK 65172

Exhibit 13

ANNUAL REPORT

OF THE TRUSTEES OF

MESABI TRUST

For The Year Ended January 31, 2017

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, 16th Floor

New York, NY 10005

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Fox Rothschild LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission.  Such reports can be accessed at www.mesabi-trust.com.  Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017 as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements, including those statements estimating calendar year 2016 production or shipments, are based on input from the lessee/operator (and its parent corporation) of the mine located on the lands owned and held in trust for the benefit of the holders of units of beneficial interest of Mesabi Trust.  These statements may be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  Actual results and future developments could differ materially from the results or developments expressed in or implied by these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, volatility of iron ore and steel prices, market supply and demand, regulation or government action, litigation and uncertainties about estimates of reserves, and those described under the caption “Risk Factors” in this annual report.  Mesabi Trust undertakes no obligation to make any revisions to the forward-looking statements contained in this filing or to update them to reflect circumstances occurring after the date of this filing.

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

Limited authorities and responsibilities of the Trustees

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business. This prohibition seemingly applies even to business activities the Trustees may deem necessary or proper for the preservation and protection of the Trust Estate (as defined on page 21 of this Annual Report). Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the holders of Certificates of Beneficial Interest in Mesabi Trust (“Unitholders”) Unitholders after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held. Because the Units of the Trust are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended, and are listed on the New York Stock Exchange, the Trustees are also responsible for ensuring that the Trust maintains compliance with all applicable laws, rules and regulations. Deutsche Bank Trust Company Americas, the Corporate Trustee, performs certain administrative functions for the Trust.

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

Except within the framework of the Amended Assignment Agreements, neither the Trust nor the Trustees have any control over the operations and activities of Cliffs or its wholly-owned subsidiary, Northshore.  Accordingly, the royalty income of the Trust is highly dependent upon the activities, investments and operational decisions of Cliffs and Northshore, including temporary or permanent idling of operations, the supply and demand of suppliers and customers in the iron ore and steel industry in the U.S. and internationally, and the terms and conditions of the Amended Assignment Agreements.  Northshore, together with Cliffs, without any input or influence from the Trust or the Trustees, control: (i) current operating plans, including iron ore production volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future production, operations and capital expenditures, if any; (iii) geological data relating to iron ore reserve estimates; (iv) sales and marketing efforts, and shipments of iron ore products to customers of Cliffs; and (v) the terms and conditions, especially related to pricing and price adjustment mechanisms, of the Cliffs Pellet Agreements (described beginning on page 11 of this Annual Report). Any substantial change in Cliffs’ financial condition or business, or the operations, production and shipments of iron ore products by Northshore, including production curtailments, temporary idling or permanent idling of Northshore operations, about which the Trust may have little or no prior notice, could adversely affect the royalty income of the Trust, as well as the resulting cash available for distribution by the Trust to Unitholders.

Due to the lack of industry and geographic diversification, adverse developments in the iron ore mining industry could adversely impact the Trust’s financial condition, results of operations and cash flows and reduce its ability to make distributions to the Trusts’ unitholders.

Substantially all of the revenue, operating profits and assets of the Trust relate to one business segment—iron ore mining. In addition, the principal assets of the Trust consist of two different interests in certain properties in the Mesabi Iron Range located in northern Minnesota. This concentration could disproportionately expose the Trust's interests to operational and regulatory risks in that area. Due to the lack of diversification in industry type and location of the Trust's interests, adverse developments in the iron ore markets or the location of the Trust’s real estate interests could have a significantly greater impact on the Trust's financial condition, results of operations and cash flows than if the Trust’s interests were more diversified.

The stability of Cliffs’ North American iron ore operations and the price adjustment provisions in the North American iron ore supply agreements with Cliffs’ customers could have a significant effect on the cash available for distribution by the Trust to Unitholders.

In its Form 10-K for the fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission on February 9, 2017, Cliffs reported that during the twelve months ended December 31, 2016, a majority of its U.S. Iron Ore sales and Asia Pacific Iron Ore sales were made under term supply agreements to a limited number of customers with more than 71 percent of its revenue was derived from the North American integrated steel industry of which three customers accounted for 83% of such sales revenue.  In the same Form 10-K, Cliffs also cautioned that as a result of pricing adjustments contained in its existing customer contracts and those anticipated in the future periods, its financial results will have increased sensitivity to changes in iron ore and steel prices.

As discussed elsewhere in this Annual Report on Form 10-K, the price adjustment mechanisms under Cliffs’ North American long term customer supply agreements, which can be positive or negative, may result in significant variations in royalties payable to Mesabi Trust from quarter to quarter and year to year.  These variations could materially adversely affect the royalties payable to the Trust and, in turn, the resulting cash available for distribution to Unitholders.

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

Cliffs has cited certain economic and market risks in its most recent annual report on Form 10-K for its fiscal year ended December 31, 2016, including risks related to the volatility of commodity prices, uncertainty or weakness in global economic conditions, reduced economic growth in China and oversupply of iron ore and excess steel or imported products, any of which could adversely affect Cliffs’ ability to generate revenue, maintain stable cash flow and fund its operations, which in turn could adversely affect Northshore operations and could adversely affect royalties payable to the Trust.

In its most recent annual report on Form 10-K filed on February 9, 2017, Cliffs has disclosed that, as a mining company, its profitability is dependent upon the price of the commodities sold to its customers, and that the price of iron ore has fluctuated significantly in the past and is affected by factors beyond its control including steel inventories; international demand for raw materials used in steel production; rates of global economic growth, especially construction and infrastructure activity that requires significant amounts of steel; changes in the levels of economic activity in the U.S., China, India, Europe and other industrialized or developing countries; uncertainties or weaknesses in global economic conditions such as the U.S. debt ceiling; changes in production capacity of other iron ore suppliers, especially as additional supplies come online or where there is a significant increase in imports of steel into the U.S. or Europe; changes in trade laws; weather-related disruptions or natural disasters that may impact the global supply of iron ore; and the proximity, capacity and cost of infrastructure and transportation. Further, Cliffs stated that its earnings may fluctuate with the prices of the commodities it sells. To the extent that the prices of these commodities, including the average hot roll coil price, significantly decline for an extended period of time, Cliffs may have to revise its operating plans, including curtailing production, reducing operating costs and capital expenditures and discontinuing certain exploration and development programs. Cliffs also disclosed that it may have to take impairments on its long-lived assets and/or inventory. Sustained lower prices also could cause Cliffs to reduce existing reserves if certain reserves no longer can be economically mined or processed at prevailing prices. Cliffs may be unable to decrease its costs in an amount sufficient to offset reductions in revenues and may incur losses. These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on future royalties payable to Mesabi Trust.

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

The world prices of iron ore and steel are strongly influenced by domestic and international supply and demand and global market conditions, all of which are uncertain.  In addition, according to Cliffs’ most recent Form 10-K for Cliffs’ fiscal year ended December 31, 2016, filed with the Securities and Exchange Commission on February 9, 2017, the current level of international demand for raw materials used in steel production is driven largely by industrial growth in China, which has been slowing. Cliffs cautioned in its most recent Form 10-K that uncertainties or weaknesses in global economic conditions, including the slowing economic growth rate in China, has resulted, and could in the future result, in decreased demand for its products and, together with oversupply of imported products, has and may continue to lead to decreased prices, resulting in lower revenue levels and decreasing margins, which have in the past and may in the future affect adversely its business and negatively impact its financial results. We are not able to predict how the global economic conditions, including the current slower growth and challenging economic conditions of China, will change or not change and the impact it may have on Cliffs and Northshore’s operations and the iron ore and steel industries in general going forward. Cliffs also disclosed that it also has significant capital requirements, including interest payments to service its debt. If Cliffs incurs significant losses in future periods, Cliffs believes that it may be unable to continue as a going concern. Cliffs also reported in its most recent Form 10-K that if it is unable to continue as a going concern, it may consider, among other options, further restructuring its debt although there can be no assurance that these options will be undertaken and, if so undertaken, whether these efforts will succeed.

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

Although Cliffs reported that it has long-term contractual commitments for a majority of sales in its U.S. Iron Ore business, it cautioned that the uncertainty in global economic conditions may adversely impact the ability of its customers to meet their obligations.  As a result of such market volatility, Cliffs’ customers could approach Cliffs about modifying their supply agreements with Cliffs or fail to perform under such agreements. Considering Cliffs’ limited base of current and potential customers, any modifications to Cliffs’ sales agreements or customers’ failures to perform under such agreements could impact adversely Cliffs’ sales, margins, profitability and cash flows. Any modifications to such supply agreements, including reductions in pricing, or Cliffs’ customers’ failures to perform under such agreements could materially adversely affect the royalties payable to the Trust and, in turn, the cash available for distribution to Unitholders.

Cliffs has disclosed certain financial risks in its most recent annual report on Form 10-K, including risks related to its substantial level of indebtedness, risks related to potential limitations on its ability to invest in the ongoing needs of its business, risks concerning its ability to generate sufficient cash flow to service all of its debt, and risks related to adverse changes in credit ratings, which may adversely affect its cost of financing

Cliffs has disclosed in its most recent annual report on Form 10-K filed on February 9, 2017 that (i) due to its substantial level of indebtedness, it has to dedicate a significant portion of its cash flow from operations to the payment of debt service, reducing the availability of its cash flow to fund capital expenditures, acquisitions or other strategic development initiatives and other general corporate purposes, (ii) if its cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, including additional secured or unsecured debt, or restructure or refinance its debt, which could be at higher interest rates and may require it to comply with more onerous covenants, which could further restrict its business operations, and (iii) credit rating agencies could downgrade its ratings either due to factors specific to its business, a prolonged cyclical downturn in the mining industry, or macroeconomic trends (such as global or regional recessions) and trends in credit and capital markets more generally, which would may result in an increase to its cost of financing and limit its access to the capital markets, which would harm its financial condition and results of operations, and hinder its ability to refinance existing indebtedness on acceptable terms, and may affect adversely the terms under which it purchases goods and services.

These potential circumstances, if they become real developments, could have a material adverse effect on Cliffs and Northshore, which in turn, could have a material adverse effect on royalties paid to Mesabi Trust in the future.

Equipment failures and other unexpected events at Northshore may lead to production curtailments or shutdowns.

Interruptions in production capabilities at the mine operated by Northshore may have an adverse impact on the royalties payable to the Trust. In addition to planned production shutdowns or curtailments and equipment failures, the Northshore facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions or extreme weather conditions. The manufacturing processes that take place in Northshore’s mining operations, as well as in Northshore’s crushing, concentrating and pelletizing facilities, depend on critical pieces of equipment, such as drilling and blasting equipment, crushers, grinding mills, pebble mills, thickeners, separators, filters, mixers, furnaces, kilns and rolling equipment, as well as electrical equipment, such as transformers. It is possible that this equipment may, on occasion, be out of service because of unanticipated failures or unforeseeable acts of vandalism or terrorism.  In addition, because the Northshore processing facilities have been in operation for several decades, some of the equipment is aged.  Because the Trustees have no control over the operations or maintenance of the equipment at Northshore, a shutdown or reduction in capacity may come with little or no advance warning.  The remediation of any interruption in production capability at Northshore could require Cliffs to make large capital expenditures which may take place over an extended period of time.  Cliffs also stated in its most recent annual report that if its cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay investments and capital expenditures. At the end of November 2015, Northshore shut down all of its taconite production lines and remained idle until May 2016. According to Cliffs, the temporary idle was a result of historic levels of steel imports into the U.S. and reduced demand from our steel-producing customers.  Any additional idling, shutdown, reduction in operations, or production curtailment at Northshore would likely adversely affect the royalties payable to the Trust.

The mining operations of Northshore are subject to extensive governmental regulations and Northshore is subject to risks related to its compliance with federal and state environmental regulations.

Northshore, as the operator of the mine on Mesabi Trust Lands, is subject to various federal, state and local laws and regulations on matters such as employee health and safety, air quality, water pollution, plant, wetlands, natural resources and wildlife protection, reclamation and restoration of mining properties, the discharge of materials into the environment, and the effects that mining has on groundwater quality, conductivity and availability.  Northshore is required to maintain numerous permits and approvals issued by federal and state regulatory agencies and its mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977.  The Occupational Safety and Health Administration (“OSHA”) has jurisdiction over safety and health standards not covered by MSHA and the Minnesota Pollution Control Agency (“MPCA”) regulates various aspects of Northshore’s operations.  Northshore may from time to time be involved in litigation with the MPCA over certain aspects of its operation but because the Trust has no control over Northshore’s operations, the potential impact of these proceedings cannot be determined.  Moreover, Northshore is solely responsible for its compliance with any laws, regulations or permits applicable to Northshore’s operations and Northshore may at times fail to operate in compliance with such laws, regulations and permits.  The Trust has no ability to control or determine whether Northshore has been or will in the future operate in compliance with such laws and regulations.  If Northshore fails to comply with these laws, regulations or permits, it could be subject to fines or other sanctions, any of which could have an adverse effect on its operations and its ability to ship iron ore products from Silver Bay, Minnesota, which could, in turn, have a material adverse effect on the royalties paid to the Trust.

TMDL (a regulatory term describing a value of the maximum amount of a pollutant that a body of water can receive while still meeting water quality standards under the Clean Water Act) regulations are contained in the Clean Water Act and as a part of Minnesota’s Mercury TMDL Implementation Plan, in cooperation with the MPCA, the taconite industry developed a Taconite Mercury Reduction Strategy and signed a voluntary agreement to effectuate its terms. The strategy includes a 75 percent target reduction of mercury air emissions from Minnesota pellet plants collectively by 2025. For Cliffs, the requirements in the voluntary agreement do not apply to Northshore. Late in 2013, however, Minnesota published a draft mercury control rule that would require annual mercury emissions reporting and could require installation of mercury emission control equipment on all Cliffs’ Minnesota facilities including those of Northshore. On September 22, 2014, Minnesota promulgated the Mercury Air Emissions Reporting and Reduction Rule mandating mercury air emissions reporting and reduction. The adopted rule expanded applicability to all of Cliffs’ Minnesota operations and requires submitting a mercury reduction plan in 2018 to reduce mercury emissions from all of Cliffs’ Minnesota taconite furnaces by 72 percent by January 2025 and 70 percent reduction from Northshore’s industrial boilers by January 1, 2018. The adopted rule does not include all four Adaptive Management Criteria for evaluating mercury reduction, which were agreed upon in the October 2009 Minnesota’s Mercury TMDL Implementation Plan. According to Cliffs’ Form 10-K filed February 9, 2017, there is currently no proven technology to cost-effectively reduce mercury emissions from taconite furnaces to the target level of 72 percent that would meet all four Adaptive Management Criteria. Cliffs expressed its concerns about the technical and economic feasibility to reduce taconite mercury emissions by 72 percent and are conducting detailed engineering analysis to determine the impact of the regulations on each unique iron ore indurating furnace affected by this rule. The Trustees are unable to predict what impact, if any, the Mercury Air Emissions Reporting and Reduction Rule will have on production and shipments from Northshore or future royalties payable to the Trust.

In its Form 10-K filed on February 9, 2017, Cliffs also reported that in July 2011, the US Environmental Protection Agency (the “EPA”) promulgated the Cross State Air Pollution Rule (the “CSAPR”), which was intended to address interstate transport of regional haze causing pollutants (NOx and SO2) via emission limits and trading mechanisms. Northshore's Silver Bay Power plant is subject to CSAPR. Complying with CSAPR simultaneously satisfies related regional haze BART obligations because EPA has determined that CSAPR yields greater progress toward attaining EPA's regional haze goals than would application of BART. The Eighth Circuit Court of Appeals re-affirmed that EPA's use of CSAPR is equal to or better than BART in its March 2016 decision. Silver Bay Power's CSAPR compliance obligations are met via a combination of fuel management, installation of lower NOx burners, and purchase of NOx and SO2 allowances from the emission trading market. NOx and SO2 allowance prices continue to decline and the estimated cost to purchase NOx and SO2  allowances currently is less than $5,000.  Future NOx and SO2 emission allowances allocated to Silver Bay Power will decrease and long-term allowance prices are expected to increase. Cliffs continues to monitor the availability and pricing of CSAPR allowances and future EPA allocations of CSAPR allowances to our Silver Bay Power plant, but at this time, it does not anticipate exposure to material costs for future CSAPR obligations. At this time, Clifss cannot reasonably estimate the long-term cost impact of CSAPR should EPA significantly reduce overall allowance allocations in response to future lower ozone or particulate matter 2.5 regulations.  The Trustees are unable to predict what impact, if any, the emission reduction project will have on production and shipments from Northshore or future royalties payable to the Trust.

The Trust does not control the portion of Northshore’s shipments that will come from ore mined from Mesabi Trust Lands.

The Trustees do not exert any influence over mining operational decisions at Northshore and Northshore alone determines whether to mine from Mesabi Trust Lands or state-owned lands, based on its current production estimates and engineering plan.  Northshore’s mining operations include Mesabi Trust Lands and mineral-producing land owned by the State of Minnesota and others.  Ore mined by Northshore from lands other than Mesabi Trust Lands is processed, along with ore mined from Mesabi Trust Lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis.  Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust Lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments is from Mesabi Trust Lands.  The percentages of shipments from Mesabi Trust Lands were 99.6%, 88.9%, 90.8%, 93.5% and 93.9% in calendar years 2016, 2015, 2014, 2013 and 2012, respectively.  If Northshore decides to materially reduce the percentage of ore mined, or pellets shipped, from Mesabi Trust Lands, the income of the Trust could be materially adversely affected.

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

Cliffs has disclosed certain operational risks, including risks that could arise related to substantial costs from idled production capacity, announced and potential mine closures and risks related to its ability to transport its products to customers at competitive rates and in a timely manner.

In its Form 10-K filed on February 9, 2017, Cliffs indicated that its decisions concerning which mines to operate and at what capacity levels are made based upon our customers' orders for products, the quality of and cost to mine and process the remaining ore body, as well as the capabilities and cost performance of our mines. During depressed market conditions, it may concentrate production at certain mines and not operate others in response to customer demand and as a result we will incur idle facility costs. In 2016, two of its Minnesota mines were temporarily idled for a portion of the year and it indefinitely idled the Empire mine in Michigan in August.  When it restarts idled facilities, it incurs certain costs to replenish inventories, prepare the previously idled facilities for operation, perform the required repair and maintenance activities and prepare employees to return to work safely and to resume production responsibilities. The amount of any such costs can be material, depending on a variety of factors, such as the period of idle time, necessary repairs and available employees, and is difficult to project.  In addition, Cliffs stated that faced with overcapacity in the iron ore market, it may seek to rationalize assets through asset sales, temporary shutdowns, indefinite idles or closures of facilities.

Cliffs has disclosed in its most recent annual report on Form 10-K filed on February 9, 2017, that mine closures entail substantial costs, that it has idled its Wabush Scully mine in Newfoundland and Labrador, and in November 2014 it began to implement the permanent closure plan for that mine. Cliffs previously announced that its Canadian affiliates commenced restructuring proceedings under the Companies’ Creditors Arrangement Act (Canada) to mitigate closure costs in connection with the shutdown of the Bloom Lake mine. Effective January 27, 2015, following the CCAA filing of the Bloom Lake Group, Cliffs deconsolidated the Bloom Lake Group and certain other wholly-owned subsidiaries comprising substantially all of its Canadian operations. Additionally, on May 20, 2015, the Wabush Group commenced restructuring proceedings in Montreal, Quebec under the CCAA which resulted in the deconsolidation of the remaining Wabush Group entities that were not previously deconsolidated. Cliffs also disclosed that if it closes one or more of its own mines, Cliffs’ results of operations and financial condition would likely be affected adversely. Any additional idling, shutdown, reduction in operations, or production curtailment at Northshore could adversely affect the royalties payable to the Trust.

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

In its annual report on Form 10-K for the prior year ended December 31, 2016, Cliffs reported that the demand for Cliffs’ iron ore products is determined by the operating rates for the blast furnaces of steel companies although not all finished steel is produced by blast furnaces.  Finished steel also may be produced by other methods that do not require iron ore pellets and use scrap steel, pig iron, hot briquetted iron and direct reduced iron. North American steel producers can also produce steel using imported iron ore, semi-finished steel products or other lighter-weight steel alternatives, which eliminates the need for domestic iron ore. Future environmental restrictions on the use of blast furnaces also may reduce the use of blast furnaces in steel production.  Because the maintenance of blast furnaces can require substantial capital expenditures and may cause prolonged outages, which may reduce demand for pellts, steel manufacturers may choose not to maintain their blast furnaces, and some of them may not have the resources necessary to adequately maintain their blast furnaces. If steel manufacturers alter the methods they use to produce steel or otherwise substantially reduce their use of iron ore pellets, demand for iron ore pellets will decrease, which could materially adversely affect the royalties payable to the Trust.

Certain risk factors affecting Cliffs’ North American Iron Ore Business generally, and Northshore operations in particular, could have a material adverse effect on the royalties payable to the Trust.

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year.  A number of the risk factors, as disclosed by Cliffs in its most recent annual report on Form 10-K for the fiscal year ended December 31, 2016, affect Cliffs’ operations, and could impact Northshore’s production and shipment volume.  In its most recent Form 10-K, Cliffs identified the following six categories of risk that Cliffs is subject to: (i) economic and market, (ii) regulatory, (iii) financial, (iv) operational, (v) development and sustainability, and (vi) human capital. These risk factors include, among others, the global economic climate and financial market conditions, economic conditions in the iron ore industry, extensive governmental regulations relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in Cliffs’ North American term supply agreements (which take into account various price indexes), availability of ore boats, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility.  Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties payable to the Trust could be materially adversely affected.

The Trustees are not subject to annual election and, as a result, the ability of the holders of Trust Certificates to influence the policies of the Trust may be limited.

Directors of a corporation are generally subject to election at each annual meeting of shareholders or, in the case of staggered boards, at regular intervals. Under the Agreement of Trust, however, Mesabi Trust is not required to hold annual meetings of holders of Trust Certificates to elect Trustees and Trustees generally hold office until their death, resignation or disqualification. As a result, the ability of holders of Trust Certificates to effect changes in the composition of those serving as Trustees and the policies of the Mesabi Trust is significantly more limited than that of the shareholders of a corporation.

We are subject to the continued listing criteria of the NYSE, and our failure to satisfy these criteria may result in delisting of our units.

Our units are currently listed for trading on the NYSE. In order to maintain the listing, we must maintain certain objective standards such as unit prices and a minimum number of public unitholders. In addition to objective standards, the NYSE may delist the securities of any issuer using subjective standards such as, if in the NYSE’s opinion, the issuer’s financial condition and/or operating results appear unsatisfactory or if any event occurs or any condition exists which makes continued listing on the NYSE inadvisable.

If the NYSE delists our units, unitholders may face material adverse consequences, including, but not limited to, a lack of trading market for our units and reduced liquidity.

OVERVIEW OF TRUST’S ROYALTY STRUCTURE

Leasehold royalty income constitutes the principal source of the Trust’s revenue.  Royalty rates are determined in accordance with the terms of Mesabi Trust’s leases and assignments of leases.  Three types of royalties, as well as royalty bonuses, comprise the Trust’s royalty income:

•

Base overriding royalties.  Base overriding royalties have historically constituted the majority of Mesabi Trust’s royalty income.  Base overriding royalties are determined by both the volume and selling price of iron ore products shipped.  Northshore is obligated to pay Mesabi Trust base overriding royalties in varying amounts, based on the volume of iron ore products shipped.  Base overriding royalties are calculated as a percentage of the gross proceeds of iron ore products produced at Mesabi Trust Lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota.  The percentage ranges from 2-1/2% of the gross proceeds for the first one million tons of iron ore products so shipped annually to 6% of the gross proceeds for all iron ore products in excess of 4 million tons so shipped annually.  Base overriding royalties are subject to interim and final price adjustments under the Cliffs Pellet Agreements (described on page 14 of this Annual Report) and, as described elsewhere in this report, such adjustments may be positive or negative.

•

Royalty bonuses.  The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton.  The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay.  The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $53.01

per ton for calendar year 2015 and $53.80 per ton for calendar year 2016, and will be $54.74 per ton for calendar year 2017.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (described on page 14 of this Annual Report); such adjustments may be positive or negative.  See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2016 and January 31, 2015” beginning on page 15 of this Annual Report for more information.

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

•

Minimum advance royalties.  Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The minimum advance royalty was $883,875 for calendar year 2015 and $897,008 for calendar year 2016, and will be $912,725 for calendar year 2017.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Royalty income, which constitutes the principal source of the Trust’s revenue, comprised 99.9% of the Trust’s total revenue in each of the fiscal years ended January 31, 2017, January 31, 2016 and January 31, 2015.  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” beginning on pages 26 and 28, respectively, of this Annual Report.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price.  Although 80.6% all of the iron ore products shipped from Silver Bay during calendar 2016 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

SELECTED FINANCIAL DATA

Years ended January 31	2017	2016	2015	2014	2013
Royalty and interest income	$10,736,534	$9,721,508	$26,080,115	$22,045,153	$31,562,945
Trust expenses	1,123,422	1,162,667	1,312,267	988,864	908,208
Net income(1)	$9,613,112	$8,558,841	$24,767,848	$21,056,289	$30,654,737
Net income per Unit(2)	$0.733	$0.652	$1.888	$1.605	$2.336
Distributions declared Per unit(2)(3)	$0.640	$0.090	$1.840	$1.620	$2.325

Total Assets	$14,249,882	$9,816,961	$10,097,620	8,553,797	7,645,960

(1)	The Trust, as a grantor trust, is exempt from federal and state income taxes.

(2)	Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(3)

The Trust declares distributions in January of each year and pays such distributions in February which is in the Trust’s next fiscal year.  Because of this, distributions declared generally do not equal the amount of cash distributed in the same fiscal year. During the Trust’s fiscal year ended January 31, 2017, the Trustees distributed $0.55 per Unit (including $0.05 per Unit declared in fiscal 2016 but distributed in fiscal 2017 (February 2016)) and in fiscal 2017 declared a distribution of $0.14 per Unit payable in February 2017, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2016, the Trustees distributed $0.68 per Unit (including $0.64 per Unit declared in fiscal 2015 but distributed in fiscal 2016 (February 2015)) and in fiscal 2016 declared a distribution of $0.05 per Unit payable in February 2016, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2015, the Trustees distributed $1.77 per Unit (including $0.57 per Unit declared in fiscal 2014 but distributed in fiscal 2015 (February 2014)) and in fiscal 2015 declared a distribution of $0.64 per Unit payable in February 2015, the next fiscal year. During the Trust’s fiscal year ended January 31, 2014, the Trustees distributed $1.54 per Unit (including $0.49 per Unit declared in fiscal 2013 but distributed in fiscal 2014 (February 2013)) and in fiscal 2014 declared a distribution of $0.57 per Unit payable in February 2014, the next fiscal year. During the Trust’s fiscal year ended January 31, 2013, the Trustees distributed $2.60 per Unit (including $0.76 per Unit declared in fiscal 2012 but distributed in fiscal 2013 (February 2012)) and in fiscal 2013 declared a distribution of $0.49 per Unit payable in February 2013, the next fiscal year.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2017, January 31, 2016 and January 31, 2015

During fiscal 2017, production attributed to Trust lands totaled approximately 3.7 million tons, an increase of 6.9% as compared to production for fiscal year 2016 and a decrease of 24.0% as compared to production for fiscal 2015.  Shipments to Northshore’s customers attributed to the Trust totaled approximately 3.3 million tons during fiscal 2017.  This represents a decrease of 5.9% as compared to shipments for fiscal year 2016 and a decrease of 28.6% as compared to shipments for fiscal year 2015.  The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Fiscal Year Ended	(Tons)	(Tons)
January 31, 2017	3,702,144	3,312,159
January 31, 2016	3,463,945	3,519,869
January 31, 2015	4,874,420	4,639,327

Production of iron ore pellets for the fourth quarter of fiscal 2017 increased 321.1% as compared to production of iron ore pellets for the fourth quarter of fiscal 2016 due primarily to an increase in orders from Northshore’s customers as they adjusted production based on anticipated demand from their customers. Shipments of iron ore pellets by Northshore during the fourth quarter of fiscal 2017 increased by 102.2% as compared to shipments of iron ore pellets during the fourth quarter of fiscal 2016.  The increase in shipments in the fourth quarter of fiscal 2017 was caused by an increase in demand from Northshore’s customers.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Three Months Ended	(Tons)	(Tons)
January 31, 2017	1,351,264	1,424,484
January 31, 2016	320,926	704,612

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent three fiscal years.

			Percentage of	Percentage of
	Percentage of	Percentage of	Pellets	Pellets
	Pellets Produced	Pellets Produced	Shipped	Shipped
	From Trust	From Non-Trust	From Trust	From Non-Trust
Fiscal Year ended	Lands	Lands	Lands	Lands
January 31, 2017	99.2%	0.8%	99.6%	0.4%
January 31, 2016	88.8%	11.2%	88.9%	11.1%
January 31, 2015	91.0%	9.0%	90.8%	9.2%

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

Comparison of Financial Results for Fiscal Years ended January 31, 2017 and January 31, 2016

Royalty Income

As shown in the table below, in fiscal 2017 base royalties decreased by 1.0%, bonus royalties increased by 61.0% and fee royalties decreased by 0.1%, each as compared to fiscal 2016.  Accordingly, the Trust’s total royalty income increased by 10.5% in fiscal 2017 as compared to fiscal 2016.  The increase in royalties received by the Trust is primarily the result of an increase in iron prices and the corresponding bonus royalty rate in fiscal 2017, as compared to fiscal 2016.

	Fiscal Year ended January 31,		% increase
	2017	2016	(decrease)
Base overriding royalties	$7,422,672	$7,500,989	-1.0%
Bonus royalties	2,891,948	1,796,117	61.0%
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	416,788	417,311	-0.1%
Total royalty income	$10,731,408	$9,714,417	10.5%

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2017 increased by 12.3%, as compared to fiscal 2016, primarily due to an increase in iron prices and the corresponding bonus royalty rate. Total expenses for fiscal 2017 decreased by 3.4% as compared to fiscal 2016. A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” on page 29 of this Annual Report.

	Fiscal Year ended January 31,		% increase
	2017	2016	(decrease)
Total Revenues	$10,736,534	$9,721,508	10.4%
Expenses	1,123,422	1,162,667	-3.4%
Net Income	$9,613,112	$8,558,841	12.3%

As discussed in the paragraph above,  the Trust’s total royalty income and net income for fiscal 2017 increased by 10.4% and 12.3%, respectively, due to an increase in the iron prices and the corresponding bonus royalty rate during fiscal 2017, both as compared to fiscal 2016. The increase in the Trust’s net income resulted in a 611.1% increase in total distributions declared to Unitholders in fiscal 2017, as compared to fiscal year 2016.

	Fiscal Year ended January 31,		% increase
	2017	2016	(decrease)
Total Distributions Declared	$8,396,806	$1,180,801	611.1%
Distributions Declared per Unit	$0.64	$0.09	611.1%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased by $1,216,306 or 13.5% to $10,205,470, as of January 31, 2017, as compared to $8,989,164 as of January 31, 2016.  As of January 31, 2017, the Unallocated Reserve consisted of $12,314,425 in unallocated cash and U.S. Government securities, $45,045 of accrued income receivable and deferred royalty revenue of $2,099,415.  Comparatively, as of January 31, 2016, the Unallocated Reserve

consisted of $8,127,881 in unallocated cash and U.S. Government securities, $978,146 of accrued income receivable and no deferred royalty revenue.

	Fiscal Year ended January 31,		% increase
	2017	2016	(decrease)
Accrued Income Receivable	$45,045	$978,146	-95.4%
Deferred Royalty Revenue	(2,099,415)	—	-100.0%
Unallocated Cash and U.S. Government Securities	12,314,425	8,127,881	51.5%
Prepaid Expenses and (Accrued Expenses), net	(54,585)	(116,863)	-53.3%
Unallocated Reserve	$10,205,470	$8,989,164	13.5%

The 13.5% increase in the Unallocated Reserve for the fiscal year ended January 31, 2017 as compared the fiscal year ended January 31, 2016, is primarily the result of an increase in the unallocated cash and U.S. Government securities caused by a change in the timing of the royalty report received from NSM on a quarterly basis from the beginning of the month in the past, which allowed the Trust to make distributions on the royalty received, to the end of the month in the last several quarters, which does not allow the Trust to make distributions on these royalties received until the following quarter.

Accrued Income Receivable.  The $933,101, or 95.4%, decrease in the accrued income receivable portion of the Unallocated Reserve is the result of pricing adjustments recognized and the royalties earned on shipments in the last month of the fiscal year ended January 31, 2017, as compared to the fiscal year ended January 31, 2016.

Deferred Royalty Revenue.  The $2,099,415, or 100%, decrease in the deferred royalty revenue portion of the Unallocated Reserve is the result of negative pricing adjustments recognized in the last month of the fiscal year ended January 31, 2017, as compared to the fiscal year ended January 31, 2016.

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

Unallocated Cash and U.S. Government Securities.  The Trust’s unallocated cash and U.S. Government Securities for unexpected obligations increased by 51.5% to $12,314,425 as of January 31, 2017 from $8,127,881 as of January 31, 2016.  The $4,186,544 increase in the Trust’s cash reserve resulted from a change in the timing of the royalty report received from NSM on a quarterly basis from the beginning of the month in the past, which allowed the Trust to make distributions on the royalty received, to the end of the month in the last several quarters, which does not allow the Trust to make distributions on these royalties received until the following quarter.

Comparison of Financial Results for Fiscal Years ended January 31, 2016 and January 31, 2015

Royalty Income

As shown in the table below, in fiscal 2016 base royalties decreased by 50.1%, bonus royalties decreased by 82.7% and fee royalties decreased by 38.0%, each as compared to fiscal 2015.  Accordingly, the Trust’s total royalty income decreased by 62.7% in fiscal 2016 as compared to fiscal 2015.  The decrease in royalties received by the Trust is primarily the result of a decrease in production and shipments in fiscal 2016, as compared to fiscal 2015.

	Fiscal Year ended January 31,		% increase
	2016	2015	(decrease)
Base overriding royalties	$7,500,989	$15,033,854	-50.1%
Bonus royalties	1,796,117	10,364,456	-82.7%
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	417,311	672,736	-38.0%
Total royalty income	$9,714,417	$26,071,046	-62.7%

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2016 decreased by 65.4%, as compared to fiscal 2015, primarily due to a decrease in total shipments of iron ore pellets. Total expenses for fiscal 2016 decreased by 11.4% as compared to fiscal 2015. A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” on page 29 of this Annual Report.

	Fiscal Year ended January 31,		% increase
	2016	2015	(decrease)
Total Revenues	$9,721,508	$26,080,115	-62.7%
Expenses	1,162,667	1,312,267	-11.4%
Net Income	$8,558,841	$24,767,848	-65.4%

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

	Fiscal Year ended January 31,		% increase
	2016	2015	(decrease)
Total Distributions Declared	$1,180,801	$24,140,818	-95.1%
Distributions Declared per Unit	$0.09	$1.84	-95.1%

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

	Fiscal Year ended January 31,		% increase
	2016	2015	(decrease)
Accrued Income Receivable	$978,146	$558,385	75.2%
Unallocated Cash and U.S. Government Securities	8,127,881	1,087,469	647.4%
Prepaid Expenses and (Accrued Expenses), net	(116,863)	(34,730)	236.5%
Unallocated Reserve	$8,989,164	$1,611,124	457.9%

The 457.9% increase in the Unallocated Reserve for the fiscal year ended January 31, 2016 as compared the fiscal year ended January 31, 2015, resulted from the Trustees’ decision to add to the Trust’s cash reserve for unexpected obligations, which is primarily attributable to the idling of iron ore pellet production at Northshore Mining Company in Silver Bay, Minnesota, as announced on November 17, 2015 and the Trustees’ determination that it was prudent, at that time, to maintain an appropriate level of unallocated reserve for the Trust in order to make adequate provision for current and future expenses and any present or future liabilities of the Trust (whether fixed or contingent) that may arise in connection with the current and ongoing challenges in the iron ore and steel industries.

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

Unallocated Cash and U.S. Government Securities.  The Trust’s unallocated cash and U.S. Government Securities for unexpected obligations increased by 647.4% to $8,127,881 as of January 31, 2016 from $1,087,469 as of January 31, 2015.  The $7,040,412 increase in the Trust’s cash resulted from the Trustees’ decision to add to the Trust’s cash reserve for unexpected obligations, which is primarily attributable to the idling of iron ore pellet production at Northshore Mining Company in Silver Bay, Minnesota, as announced on November 17, 2015 and the Trustees’ determination that it was prudent, at that time, to maintain an appropriate level of unallocated reserve for the Trust in order to make adequate provision for current and future expenses and any present or future liabilities of the Trust (whether fixed or contingent) that may arise in connection with the current and ongoing challenges in the iron ore and steel industries.

Liquidity and Capital Resources

The Trust’s activities are limited to the collection of royalty income, payment of expenses and liabilities, distribution of net income to the Trust’s Unitholders and protection and conservation of Trust assets.  Distributions of net income to the Trust’s Unitholders are based on the amount of total royalty income after providing for the payment of expenses and, to the extent deemed prudent by the Trustees, reserving funds in the Unallocated Reserve to provide for potential fixed or contingent future liabilities, including potential future liabilities that cannot be accurately quantified.  See the discussion of the Trustees’ management of liquidity set forth under the heading “Unallocated Reserve” beginning on page 30 of this Annual Report.

The Trust’s primary short-term liquidity needs are related to the Trust’s distributions to its Unitholders following the Trust’s receipt of royalty payments from Northshore each calendar quarter.  After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. government securities, either through direct purchases of U.S. government securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government, its agencies or instrumentalities, or the FDIC.  Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs. As of January 31, 2017, the Trust held $13,695,168 in cash and cash equivalents, all of which was invested in a money market fund that exclusively invests in obligations of the U.S. Treasury.  In February 2017, the Trust distributed $1,836,801 to Unitholders of record on January 30, 2017.

Off-Balance Sheet Arrangements

The Trust has no off-balance sheet arrangements.

Contractual Obligations

The Trust has no payment obligations under any long-term borrowings, capital lease, operating lease, or purchase agreement.

Critical Accounting Estimates

This “Trustees’ Discussion and Analysis of Financial Condition and Results of Operations” is based upon the Trust’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires the Trustees to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  The Trustees base their estimates and judgments on historical experience and on various other assumptions that the Trustees believe are reasonable under the circumstances.  However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.  Critical accounting policies are those that have meaningful impact on the reporting of the Trust’s financial condition and results of operations, and that require significant judgment and estimates.  For a complete description of the Trust’s significant accounting policies, please see Note 2 to the financial statements on pages F-8 through F-10.

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

During the fourth quarter of fiscal 2016, positive price adjustments were recorded by Mesabi Trust and added to accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to certain shipments during calendar year 2015. During the fiscal year ended January 31, 2017, negative price adjustments were recorded by Mesabi Trust as deferred royalty revenue due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to shipments during calendar year 2016.  As of January 31, 2017, the Trust recognized revenue related to approximately 1,055,909 tons of iron ore that were shipped by Northshore as of December 31, 2016, but for which Cliffs has indicated that final pricing was not yet known.  Pricing related to these shipments is expected to be finalized in the first quarter of calendar 2018.

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

Current Developments

January 2017 Quarterly Royalty Report.   On January 27, 2017, the Trustees of Mesabi Trust (NYSE: MSB) received the quarterly royalty report of iron ore product shipments from Silver Bay, Minnesota during the quarter ended December 31, 2016 from Cliffs Natural Resources Inc. (“Cliffs”), the parent company of Northshore Mining Company (“Northshore”).

As reported to the Trust by Cliffs in the quarterly royalty report, based on shipments of iron ore products by Northshore during the three months ended December 31, 2016, Mesabi Trust was credited with a base royalty of $5,797,491. Mesabi Trust also was credited with a bonus royalty in the amount of $3,724,119. Royalties paid to Mesabi Trust, however, reflected the addition of $118,431 as a result of positive pricing adjustments to base and bonus royalty calculations related to changes in price estimates made in the previous calendar quarters of 2016. Accordingly, the total royalty payments received by January 30, 2017 by Mesabi Trust from Northshore were $9,791,421 (which includes a royalty payment of $151,380 paid to the Mesabi Land Trust).

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands. In the fourth calendar quarter of 2016, Northshore credited Mesabi Trust with 1,838,938 tons of iron ore shipped, as compared to 981,102 tons during the fourth calendar quarter of 2015.

The volume of shipments of iron ore pellets (and other iron ore products) by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes. Further, the prices under the term contracts between Northshore, Cliffs, and certain of their customers (the “Cliffs Pellet Agreements”), to which Mesabi Trust is not a party, are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. These multiple factors can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting funds available for distribution to Unit holders by Mesabi Trust) from quarter to quarter and from year to year. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments received in fiscal 2017 and prior years continue to reflect pricing estimates for shipments of iron ore products that were subject to negative pricing adjustments pursuant to the Cliffs Pellet Agreements. Based on the above factors and as indicated by the Trust’s historical distribution payments, the royalties received by the Trust, and the distributions paid to Unit holders, if any, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, if any, in any subsequent quarter or for a full year.

With respect to calendar year 2017, Northshore has not advised Mesabi Trust of its expected shipments of iron ore products or what percentage of 2017 shipments will be from Mesabi Trust iron ore. Cliffs indicated that the royalty payments being reported today are based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change. It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unit holders in future quarters.

Cliffs Announced New Long-Term Iron Ore Supply Agreement with ArcelorMittal.  On May 31, 2016, Cliffs announced that it entered into a new long-term commercial agreement with ArcelorMittal USA LLC, effective October 31, 2016, for the sale and delivery of ArcelorMittal USA's annual tonnage requirements which fall within a specific range of volume. This new pellet supply agreement expires at the end of December 2026.  The new agreement replaced two existing agreements that expired at the end of December 2016 and January 2017 and fill the entirety of ArcelorMittal USA’s pellet purchase requirements from the previous contracts.  The new commercial agreement includes ArcelorMittal USA’s total purchases of iron ore pellets from Cliffs up to 10 million long tons and preserves Cliffs’ current position as ArcelorMittal USA’s sole outside supplier of pellets.

Mercury TMDL and Minnesota Taconite Mercury Reduction Strategy. TMDL regulations are contained in the Clean Water Act. As a part of Minnesota's Mercury TMDL Implementation Plan, in cooperation with the MPCA, the taconite industry developed a Taconite Mercury Reduction Strategy and signed a voluntary agreement in 2009 to effectuate its terms. The strategy includes a 75% target reduction of mercury air emissions from Minnesota pellet plants collectively by 2025. It recognizes that mercury emission control technology currently does not exist and will be pursued through a research effort. According to the voluntary agreement, any developed technology must meet the "adaptive management criteria" such that the technology must be economically feasible, must not impact pellet quality, and must not cause excessive corrosion in pellet furnaces, associated duct work and existing wet scrubbers on the furnaces.

According to the voluntary agreement, the mines proceeded with medium- and long-term testing of possible technologies. For Cliffs, the requirements in the voluntary agreement apply to the United Taconite and Hibbing facilities. At this time, Cliffs was unable to predict the potential impacts of the voluntary Taconite Mercury Reduction Strategy.

Cross State Air Pollution Rule. In July 2011, the EPA promulgated the CSAPR, which was intended to address interstate transport of regional haze causing pollutants (NOx and SO 2) via emission limits and trading mechanisms. Northshore's Silver Bay Power plant is subject to CSAPR. Complying with CSAPR simultaneously satisfies related regional haze BART obligations because EPA has determined that CSAPR yields greater progress toward attaining EPA's regional haze goals than would application of BART. The Eighth Circuit Court of Appeals re-affirmed that EPA's use of CSAPR is equal to or better than BART in its March 2016 decision. Silver Bay Power's CSAPR compliance obligations are met via a combination of fuel management, installation of lower NOx burners, and purchase of NOx and SO 2 allowances from the emission trading market. NOx and SO 2 allowance prices continue to decline and the estimated cost to purchase NOx and SO 2allowances currently is less than $5,000.

Future NOx and SO 2 emission allowances allocated to Silver Bay Power will decrease and long-term allowance prices are expected to increase. In its most recent Form 10-K Cliffs has disclosed that it continues to monitor the availability and pricing of CSAPR allowances and future EPA allocations of CSAPR allowances to its Silver Bay Power plant, but at this time, Cliffs does not anticipate exposure to material costs for future CSAPR obligations. At this time, Cliffs cannot reasonably estimate the long-term cost impact of CSAPR should EPA significantly reduce overall allowance allocations in response to future lower ozone or particulate matter 2.5 regulations.

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

Essar Litigation. As disclosed in Cliffs’ Form 10-K filed February 9, 2017, the Cleveland-Cliffs Iron Company, Northshore and Cliffs Mining Company (collectively, the “Cliffs Plaintiffs”) filed a complaint against Essar Steel Algoma Inc. (“Algoma”) in the U.S. District Court for the Northern District of Ohio, Eastern Division, on January 12, 2015.

Algoma is a Canadian steelmaker and a subsidiary of Essar Steel Holdings Limited.  We have long-term supply agreement under which we were Algoma’s sole supplier of iron ore pellets through the end of 2016 and are required to deliver a set tonnage for less than Algoma’s entire requirements through 2024.  There were multiple contract disputes that led to us filing a complaint in the Federal District Court in the Northern District of Ohio on January 12, 2015.  During the litigation process, we asserted additional claims of material breach as a results of Algoma’s actions during 2015.

Cliffs and Algoma settled the disputed after Algoma filed for CCAA protection in the Canadian Superior Court of Ontario.  Under the terms of the settlement, Algoma has agreed to assume the long-term supply agreement, and has entered into a separate agreement to purchase additional tonnage from Cliffs beginning 2017 through and including December 2020.

The Trustees are unable to predict what impact, if any, the settlement of this litigation will have on production and shipments from Northshore or future royalties payable to the Trust.

Review of Unallocated Reserve. Each quarter, as authorized by the Agreement of Trust, the Trustees will evaluate all relevant factors including all costs, expenses, charges, obligations, and present and future liabilities (whether known or contingent) of the Trust in determining a prudent level of Unallocated Reserve in light of the unpredictable nature of the iron ore industry and current economic conditions. As of January 31, 2017, the Trust’s unallocated reserve was $10,205,470.

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

Canada
Mesabi
Iron Range
Babbitt
Hibbing
Grand Rapids
Silver Bay
Lake Superior
Duluth
Minnesota

☐The boxed area indicates the approximate location of Mesabi Trust’s Trust Estate (not drawn to scale), as defined above under the “Trust Estate,” which is a small part of the region known as the Mesabi Iron Range. Mesabi Trust does not own any property interests other than those in the Trust Estate

Under the Amended Assignment Agreements, Northshore produces iron ore from Mesabi Trust Lands for the manufacture of iron ore products to be sold to various customers of Cliffs.  Mesabi Trust receives royalties on the crude ore extracted from such lands and the pellets produced from such crude ore, and in each case the royalties are based upon the volume of iron ore products shipped and the prices charged to Cliffs’ customers.

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimates reported in Cliffs’ Form 10-K filed with the Securities and Exchange Commission each year.  In Cliffs’ most recent Form 10-K, as filed with the Securities and Exchange Commission, which was for the year ended December 31, 2016, the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.

U.S. Iron Ore Mineral Reserves

As of December 31, 2016

(In Millions of Long Tons)

		Proven		Probable		Proven & Probable		Saleable Product(1), (2)		Previous Year
	Cliffs		%		%		%	Process		P&P Crude	Saleable
Property	Share	Tonnage	Grade	Tonnage	Grade	Tonnage	Grade(4)	Recovery(3)	Tonnage	Ore	Product
Northshore	100%	250.6	24.9	557.4	24.2	808.0	24.4	32%	261.1	817.6	264.3

(1)	Saleable product is a standard pellet containing 60 to 66 percent Fe calculated from both proven and probable mineral reserves.
(2)	Saleable product is reported on a dry basis; shipped products typically contain 1 to 4 percent moisture.
(3)	Process recovery includes all factors for converting crude ore tonnage to saleable product.
(4)	Cutoff grade was 19%.

According to Cliffs’ Form 10-K filed February 9, 2017, reserve estimates are based on pricing that does not exceed the three-year trailing average of benchmark prices for iron ore adjusted to Cliffs’ realized price. The latest reserve estimate for Northshore was completed in 2016. In its Form 10-K for the year ended December 31, 2016, Cliffs reported that the average international benchmark price of 62 percent Fe CFR China was $70 per dry metric ton for the three-year period 2014 to 2016.

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

Mining Properties.  As disclosed elsewhere in this Annual Report, Northshore, a wholly owned subsidiary of Cliffs, currently conducts the mining operation upon the Trust Estate.  The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70.  Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61.  Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota.  During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities.  Based on information provided to the Trustees during the most recent inspection trip in the third fiscal quarter of 2016, the mining properties and facilities at Northshore were in good operating condition.

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

•

Mining and Railroad. Drilling at the Northshore mine is conducted with five rotary units. The drilling is followed with blasts using a gassed sensitized emulsion which breaks an average of 700,000 to 1,200,000 tons of crude taconite.  After blasts, taconite is then removed by a loading fleet consisting of four electric rope shovels and one loader.  A haulage fleet of nine production trucks carry crude taconite to the primary and secondary crushers located about two miles away.  At the crushers, taconite is emptied from the end-dump trucks into a primary gyratory unit and four secondary crushers for reduction to a nominal size coarse ore.  The coarse ore is then fed into 90-ton capacity ore cars for transportation to Silver Bay via a 47-mile-long, single track railroad owned by Northshore.  Each train is pulled by three diesel electric locomotives.

•

Concentrating and Pelletizing Process.  Upon arrival at the pelletizing facility in Silver Bay, the coarse taconite ore first passes through a fine crushing stage where it is reduced in size.  Non-magnetic material is rejected through a dry cobber magnetic separation stage and then rail-hauled seven miles to the Mile Post 7 disposal site. Magnetic material is fed into one of the seventeen active grinding lines.  Each line includes one rod mill and two ball mills.  The final grinding of the crude taconite is reduced to 90% minus 325 mesh.

During the concentrating process, ore concentrate is separated by a two-stage magnetic separation, which removes low grade tailings from the ore concentrate.  The tailings are pumped uphill to the Mile Post 7 disposal site.  The concentrate is then fed into hydro-separators followed by a final flotation upgrading accomplished with two flotation cells per grinding line.  Next, the concentrate proceeds to a central filtering facility, through which the moisture content in the concentrate is reduced and the final concentrate becomes ready for pelletizing.  The pelletizing process first feeds the ore concentrate, to which bentonite and starch has been added as a binder, into a balling drum.  The revolving action of the drum causes the concentrate to build up into green balls.  Next, the green balls are conveyed to one of four moving grates and enter into an accompanying high temperature furnace where they are heated to over 2,400°F and are hardened into the final pellet product.  From the four furnaces the pellets are conveyed to a dockside storage area with a 5-million ton storage capacity.  Northshore’s sheltered harbor at Silver Bay can handle lake-going vessels with capacities up to 55,000 tons.

•

Capital Expenditures.  During calendar year 2016, Northshore’s spending was noticeably reduced and was limited to necessary environmental compliance related projects to support the operations at the Peter Mitchell Mine in Babbitt and Northshore’s pelletizing facility in Silver Bay, Minnesota.

• Northshore Mine Safety and Health Administration Safety Data.  The operation of the Northshore mine is subject to regulation by MSHA under the FMSH Act. In its Form 10-K filed February 9, 2017, Cliffs reported that MSHA inspects its mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSH Act.  In its Form 10-K, Cliffs provided information regarding certain mining safety and health citations which MSHA has issued with respect to Northshore’s mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

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

In its most recent Form 10-K filed on February 9, 2017, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act and no written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act were received during the year ended December 31, 2016. In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2016.

Year Ended December 31, 2016
		(A)	(B)	(C)	(D)	(E)	(F)		(G)	(H)
					Section				Legal	Legal
					107(a)	Total Dollar			actions	Actions
		Section	Section	Section	Citations	Value of MSHA			Initiated	Resolved
		104 S&S	104(b)	104(d)	&	Proposed	Pending		During	During
Mine Location	Operation	Citations	Orders	Orders	Orders	Assessments $ (1)	Legal Action		Period	Period
Northshore Plant	Iron Ore	10	—	2	—	84,613	7	(2)	2	6
Northshore Mine	Iron Ore	5	—	—	—	747	—		—	—

(1)	Amounts included under the heading “Total Dollar Value of MSHA Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2016.
(2)	This number consists of 7 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act’s procedural rules.

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

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $53.01 for calendar year 2015 and $53.80 for calendar year 2016, and will be $54.74 for calendar year 2017.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad-based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example.  To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2017, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2017 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$53	$26,500,000
3rd Quarter:	500,000	$55	$27,500,000
	1,000,000	$57	$57,000,000
	1,000,000	$59	$59,000,000
	1,000,000	$63	$63,000,000
	1,500,000	$65	$97,500,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2017 would be as follows:

2nd Quarter:	$26,500,000 x 2-1/2%	=	$662,500
3rd Quarter:	$27,500,000 x 2-1/2%	=	$687,500
	$57,000,000 x 3-1/2%	=	$1,995,000
	$59,000,000 x 5%	=	$2,950,000
	$63,000,000 x 5-1/2%	=	$3,465,000
	$97,500,000 x 6%	=	$5,850,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2017 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2017 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $54.74

2nd Quarter:	$53.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$27,500,000 x 0.5%	=	$137,500
	$57,000,000 x 1.0%	=	$570,000
	$59,000,000 x 1.5%	=	$885,000
	$63,000,000 x 2.5%	=	$1,575,000
	$97,500,000 x 3.0%	=	$2,925,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2017 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties.  Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $883,875 for calendar year 2015, $897,008 for calendar year 2016, and is $912,725 for calendar year 2017.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).  Fee royalties aggregating $416,788 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2017.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2017 were $1,123,422, representing a decrease of $39,245, or 3.4%, from the $1,162,667 of total Trust expenses in fiscal 2016. The decrease in Trust expenses from fiscal 2017 to fiscal 2016 was due primarily to a decrease in legal expenses to the Trust as discussed further in the Trust Legal Expenses section below.

Total Trust expenses for the fiscal year ended January 31, 2016 were $1,162,667, representing a decrease of $149,600, or 11.4%, from the $1,312,267  of total Trust expenses in fiscal 2015. The decrease in Trust expenses from fiscal 2016 to fiscal 2015 was due primarily to significant one-time costs related to the election and appointment of a new trustee during the 2015 fiscal year.

Trust Legal Expenses

Mesabi Trust paid Fox Rothschild LLP (formerly Oppenheimer Wolff & Donnelly LLP (“Oppenheimer”)) $399,737 for legal services provided to the Trust during the fiscal year ended January 31, 2017.  Comparatively, Mesabi Trust paid Oppenheimer $494,057 and  $452,248 for legal services provided to the Trust during fiscal years ended January 31, 2016 and January 31, 2015, respectively.

In each of the last three fiscal years, Fox Rothschild and Oppenheimer represented the Trust and assisted the Trustees in the preparation and filing of the Trust’s current, periodic and annual reports with the Securities and Exchange Commission and related securities law compliance as well as in connection with the conduct of a special meeting of Unitholders held in June 2015 in order to elect a new Trustee of Mesabi Trust to fill a vacancy.  Fox Rothschild and Oppenheimer also advised the Trust on various other legal matters, which included royalty reporting matters and matters related to inquiries from third parties in the ordinary course of the Trust’s administration.  The total amount of Fox Rothschild and Oppenheimer’s legal fees for services rendered during fiscal 2017 decreased approximately $94,320, or 19.1% as compared to fiscal 2016.  The decrease in legal fees in fiscal 2017, as compared to fiscal 2016, resulted primarily from the increased legal work in fiscal 2016 as compared to fiscal 2017, which related to royalty reporting matters, more meetings, current reporting related to difficult economic conditions in the iron ore and steel industries generally, and as it impacted Cliffs and Northshore operations in particular.

The total amount of Oppenheimer’s legal fees for services rendered during fiscal 2016 increased approximately $41,809, or 9.2% as compared to fiscal 2015.  The increase in legal fees in fiscal 2016, as compared to fiscal 2015, resulted primarily from the increased legal work related to royalty reporting matters, more meetings, current reporting related to difficult economic conditions in the iron ore and steel industries generally, and as it impacted Cliffs and Northshore operations in particular.

Total Trust expenses by category for fiscal 2017, 2016 and 2015 are set forth in the table below.

	Fiscal Year ended January 31,
	2017	2016	2015
Compensation of Trustees	$188,789	$188,283	$223,390
Corporate Trustee’s Administrative Fees	62,500	62,500	62,500
Professional fees and expenses
Legal	399,737	494,057	452,248
Accounting	151,947	146,562	125,377
Mining consultant and field representatives	27,988	28,378	28,541
Insurance	118,490	120,084	120,109
Annual stock exchange fee	53,095	45,637	42,255
Transfer agent’s and registrar’s fees	5,540	8,308	9,603
Other Trust Expenses	115,336	68,858	248,244
	$1,123,422	$1,162,667	$1,312,267

UNALLOCATED RESERVE

Each quarter, as authorized by the Agreement of Trust, the Trustees will reevaluate all relevant factors including all costs, expenses, obligations, and present and future liabilities of the Trust (whether known or contingent) in determining an appropriate level of unallocated reserve for the Trust in order to be in position to meet the current and ongoing challenges in the iron ore and steel industries. The actual amount of the Unallocated Reserve will fluctuate from time to time and may increase or decrease from its current level. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently expected that future distributions will be highly dependent upon royalty payments received quarterly and the level of Trust expenses that the Trustees anticipate occurring in subsequent quarters.  Pursuant to the Agreement of Trust, the Trust makes decisions about cash distributions to Unitholders based on the royalty payments it receives from Northshore when received, rather than as royalty income is recorded in accordance with the Trust’s revenue recognition policy.  Refer to Note 3 for further information. See “Current Developments” — “Review of Unallocated Reserve” on page 20 of this Annual Report.  The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore.  Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to the Trust’s Unitholders in future quarters.  See discussion under the heading “Risk Factors” beginning on page 3 of this Annual Report.

The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of Cliffs and Northshore, and the fact that the Trust essentially has no other liquid assets.

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange.  Distributions declared to Unitholders during the fiscal year ended January 31, 2017 totaled $8,396,806 as compared to $1,180,801 during fiscal year ended January 31, 2016, and $24,140,818 during the fiscal year ended January 31, 2015.  The Trust paid Unitholders distributions of $0.64 per Unit for the fiscal year ended January 31, 2017, compared with distributions of $0.09 and $1.84 per Unit for the fiscal years ended January 31, 2016 and 2015, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2016	$9.91	$4.00	$2,624,002	$0.20
July 31, 2016	$11.74	$7.95	2,624,002	0.20
October 31, 2016	$10.69	$8.82	1,312,001	0.10
January 31, 2017	$14.45	$8.05	1,836,801	0.14
			$8,396,806	$0.64

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2015	$17.98	$11.41	$—	$—
July 31, 2015	$15.80	$9.08	524,800	0.04
October 31, 2015	$13.55	$8.15	—	—
January 31, 2016	$9.68	$3.00	656,001	0.05
			$1,180,801	$0.09

As of the close of business on April 10, 2017, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units, 528,095 Units of which were held by 1,039 holders of record.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street 27th Floor New York, New York 10005	New York banking corporation

Robert C. Berglund Individual Trustee PO Box 351 Corona, New Mexico 88318	Retired mining engineer

James A. Ehrenberg Individual Trustee 295 Kopp Drive West St. Paul, Minnesota 55118	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Richard G. Lareau Individual Trustee 10201 Rosemont Ct. Fort Myers, FL 33908	Retired Attorney

Michael P. Mlinar Individual Trustee 444 West Anoka Street Duluth, MN 55803	Retired mining engineer

New York, New York April 14, 2017	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG RICHARD G. LAREAU MICHAEL P. MLINAR

INDEX TO FINANCIAL STATEMENTS

Trustees’ Report on Internal Control over Financial Reporting	Page F-2

Report of Independent Registered Public Accounting Firm	Page F-3

Balance Sheets as of January 31, 2017 and 2016	Page F-4

Statements of Income for the years ended January 31, 2017, 2016, and 2015	Page F-5

Statements of Unallocated Reserve and Trust Corpus for the years ended January 31, 2017, 2016, and 2015	Page F-6

Statements of Cash Flows for the years ended January 31, 2017, 2016, and 2015	Page F-7

Notes to Financial Statements	Pages F-8 — F-12

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2017.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013).  Based on their assessment, the Trustees believe that, as of January 31, 2017, the Trust’s internal control over financial reporting is effective, based on those criteria.

Baker Tilly Virchow Krause, LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting for the fiscal year ending January 31, 2017.  This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Trustees

Mesabi Trust

New York, New York

We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 2017 and 2016, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the years ended January 31, 2017, 2016 and 2015.  We also have audited Mesabi Trust’s internal control over financial reporting as of January 31, 2017, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 framework).  These financial statements are the responsibility of the Trustees.  Our responsibility is to express an opinion on these financial statements and an opinion on the Trust’s internal control over financial reporting based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Mesabi Trust as of January 31, 2017 and 2016 and the results of its operations and cash flows for the years ended January 31, 2017, 2016 and 2015, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, Mesabi Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2017, based on criteria established in Internal Control   Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) (2013 framework).

/s/ Baker Tilly Virchow Krause, LLP

Minneapolis, Minnesota

April 14, 2017

MESABI TRUST

BALANCE SHEETS

AS OF JANUARY 31, 2017 AND 2016

	2017	2016

Assets

Cash and cash equivalents	$13,695,168	$2,587,165
U.S. Government securities, at amortized cost (which approximates market)	456,058	5,740,659
Accrued income receivable	45,045	978,146
Prepaid expenses	53,608	54,930
Current assets	14,249,879	9,360,900

U.S. Government securities, at amortized cost (which approximates market)	—	456,058

Fixed property, including intangibles, at nominal values
Assignments of leased property

Amended assignment of Peters Lease	1	1
Assignment of Cloquet Leases	1	1
Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

Total assets	$14,249,882	$9,816,961

Liabilities, Unallocated Reserve And Trust Corpus

Distribution payable	$1,836,801	$656,001
Accrued expenses	108,193	171,793
Deferred royalty revenue	2,099,415	—
Total liabilities	4,044,409	827,794

Unallocated reserve	10,205,470	8,989,164

Trust corpus	3	3

Total liabilities, unallocated reserve and trust corpus	$14,249,882	$9,816,961

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2017, 2016, AND 2015

	2017	2016	2015

Revenues
Royalties under amended lease agreements	$10,314,620	$9,297,106	$25,398,310
Royalties under Peters Lease fee	416,788	417,311	672,736
Interest	5,126	7,091	9,069

Total revenues	10,736,534	9,721,508	26,080,115

Expenses
Compensation of Trustees	188,789	188,283	223,390
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	399,737	494,057	452,248
Accounting	151,947	146,562	125,377
Mining consultant and field representatives	27,988	28,378	28,541
Insurance	118,490	120,084	120,109
Annual stock exchange fee	53,095	45,637	42,255
Transfer agent’s and registrar’s fees	5,540	8,308	9,603
Other Trust expenses	115,336	68,858	248,244

Total expenses	1,123,422	1,162,667	1,312,267

Net income	$9,613,112	$8,558,841	$24,767,848

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

Net income per unit (Note 2)	$0.733	$0.652	$1.888

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2017, 2016, AND 2015

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2014	13,120,010	$984,094	$3

Net income	—	24,767,848	—
Distribution paid May 20, 2014, $.00 per unit	—	—	—
Distribution paid August 20, 2014, $.32 per unit	—	(4,198,403)	—
Distribution paid November 20, 2014, $.88 per unit	—	(11,545,609)	—
Distribution declared January 16, 2015, paid February 20, 2015, $.64 per unit	—	(8,396,806)	—

BALANCE, JANUARY 31, 2015	13,120,010	$1,611,124	$3

Net income	—	8,558,841	—
Distribution paid May 20, 2015, $.00 per unit	—	—	—
Distribution paid August 20, 2015, $.04 per unit	—	(524,800)	—
Distribution paid November 20, 2015, $.00 per unit	—	—	—
Distribution declared January 15, 2016, paid February 20, 2016, $.05 per unit	—	(656,001)	—

BALANCE, JANUARY 31, 2016	13,120,010	$8,989,164	$3

Net income	—	9,613,112	—
Distribution paid May 20, 2016, $.20 per unit	—	(2,624,002)	—
Distribution paid August 20, 2016, $.20 per unit	—	(2,624,002)	—
Distribution paid November 20, 2016, $.10 per unit	—	(1,312,001)	—
Distribution declared January 30, 2017, paid February 20, 2017, $.14 per unit	—	(1,836,801)	—

BALANCE, JANUARY 31, 2017	13,120,010	$10,205,470	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2017, 2016, AND 2015

	2017	2016	2015

Operating activities
Royalties received	$13,702,276	$9,294,808	$25,576,105
Interest received	5,541	6,939	8,878
Expenses paid	(1,124,467)	(1,080,534)	(1,313,881)

Net cash from operating activities	12,583,350	8,221,213	24,271,102

Investing activities
Maturities of U.S. Government securities	5,740,659	510,573	205,056
Purchases of U.S. Government securities	—	(5,940,958)	(255,760)

Net cash used for investing activities	5,740,659	(5,430,385)	(50,704)

Financing activity
Distributions to unitholders	(7,216,006)	(8,921,606)	(23,222,418)

Net change in cash and cash equivalents	11,108,003	(6,130,778)	997,980

Cash and cash equivalents, beginning of year	2,587,165	8,717,943	7,719,963

Cash and cash equivalents, end of period	$13,695,168	$2,587,165	$8,717,943

Reconciliation of net income to net cash from operating activities
Net income	$9,613,112	$8,558,841	$24,767,848
Decrease (increase) in accrued income receivable	933,101	(419,761)	(495,132)
Decrease (increase) in prepaid expense	1,322	27	(7)
Increase (decrease) in accrued expenses	(63,600)	82,106	(1,607)
Increase in deferred royalty revenue	2,099,415	—	—

Net cash from operating activities	$12,583,350	$8,221,213	$24,271,102

Non cash financing activity
Distributions declared and payable	$1,836,801	$656,001	$8,396,806

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2017, 2016, AND 2015

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  As of January 31, 2017 and 2016, the Trust held $13,695,168 and $2,499,706, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

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

As of January 31, 2017, negative price adjustments were recorded by Mesabi Trust as deferred royalty revenue due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from NMC with respect to certain shipments during calendar year 2016.  As of January 31, 2017, the Trust recognized revenue related to approximately 1,055,909 tons of iron ore that were shipped by NMC as of December 31, 2016, but for which Cliffs has indicated that final pricing is not yet known.  Pricing related to these tons is expected to be finalized in the first calendar quarter of 2018.

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

Deferred Royalty Revenue

Deferred royalty revenue represents an estimate of decreases in royalty revenue related to tons of iron ore that were shipped by Northshore, but for which Northshore has indicated that final pricing is not yet known and is adjusted in accordance with the Trust’s revenue recognition policy each quarter as updated pricing information is received.

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

The carrying amounts of financial instruments approximated fair value as of January 31, 2017 and 2016, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

The Trust has reviewed all recently issued, but not yet effective, accounting pronouncements. The Trust would like to draw further attention to the following issued pronouncement regarding the accounting for revenue from contracts with customers:

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers” which supersedes the guidance in “Revenue Recognition (Topic 605)” and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services. ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period and is to be applied retrospectively, with early application not permitted. In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers: Deferral of the Effective Date,” which defers the adoption of ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period. Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period, however the Trust does not anticipate early adoption. The Trust is currently evaluating the new standard as it relates to its existing royalty contracts with Northshore Mining. The Trust believes it is unlikely that a change in the timing of revenue recognition will occur and it is expected that the amount of revenue recognized annually will remain largely unchanged. The Trust is planning to implement the guidance using the full retrospective transition method. The main impact of the adoption on the financial statements relates to additional disclosures over revenue recognition in the notes to the financial statements.

Various accounting standards and interpretations were issued during the fiscal year ended January 31, 2017. The Trust has evaluated the recently issued accounting pronouncements that are effective for the fiscal year ended January 31, 2017 and believe they will not have a material effect on the Trust’s financial position, results of operations or cash flows when adopted.

NOTE 3 - U. S. GOVERNMENT SECURITIES

U.S. government securities at January 31, 2017 and 2016 are classified as held-to-maturity and mature as follows:

	2017		2016
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$456,058	$455,050	$5,740,659	$5,731,091

Due after one year	—	—	456,058	455,682

	$456,058	$455,050	$6,196,717	$6,186,773

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

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price. The Adjusted Threshold Price was $53.01 per ton for calendar year 2015, $53.80 per ton for calendar year 2016, and will be $54.74 per ton for calendar year 2017. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

NMC is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2017, the minimum advance royalty threshold is $912,725. The minimum annual advance royalty threshold was $897,008 and $883,875, for the calendar years ended December 31, 2016 and 2015, respectively.

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

As of January 31, 2017 and January 31, 2016, the unallocated cash and U.S. Government securities portion of the Trust’s Unallocated Reserve consisted of the following components:

	January 31, 2017	January 31, 2016
Cash and U.S. Government securities	$14,151,226	$8,783,882
Distribution payable	(1,836,801)	(656,001)

Unallocated cash and U.S. Government securities	$12,314,425	$8,127,881

A reconciliation of the Trust’s Unallocated Reserve from January 31, 2016 to January 31, 2017 is as follows:

Unallocated Reserve, January 31, 2016	$8,989,164

Net income, twelve months ended January 31, 2017	9,613,112
Distributions declared	(8,396,806)

Unallocated Reserve, January 31, 2017	$10,205,470

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

During the fiscal years ended January 31, 2017, 2016, and 2015, the Trustees distributed cash payments totaling $7,216,006 ($0.55 per Unit), $8,921,606 ($0.68 per Unit), and $23,222,418 ($1.77 per Unit), respectively. In addition, in January 2017, the Trustees declared a distribution of $0.14 per Unit of beneficial interest, which was paid in February 2017.

NOTE 6 - SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the years ended January 31, 2017 and 2016 are presented below:

	2017
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$1,679	$2,609,635	$3,442,645	$4,682,575
Expenses	431,931	189,389	234,494	267,608

Net income (loss)	$(430,252)	$2,420,246	$3,208,151	$4,414,967

Net income (loss) per unit	$(0.033)	$0.184	$0.245	$0.337

	2016
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$1,318,009	$2,735,361	$2,621,565	$3,046,573
Expenses	377,744	251,717	219,498	313,708

Net income	$940,265	$2,483,644	$2,402,067	$2,732,865

Net income per unit	$0.072	$0.189	$0.183	$0.208