Form 10-K, Exhibit 13
period 2018-01-31
MESABI TRUST
filed 2018-04-13
CIK 65172

Exhibit 13

ANNUAL REPORT

OF THE TRUSTEES OF

MESABI TRUST

For The Year Ended January 31, 2018

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, 16th Floor

New York, NY 10005

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Fox Rothschild LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission.  Such reports can be accessed at www.mesabi-trust.com.  Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018  (“Mesabi’s Annual Report”) as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements, including those statements estimating calendar year 2017 production or shipments, are based on input from the lessee/operator (and its parent corporation) of the mine located on the lands owned and held in trust for the benefit of the holders of units of beneficial interest of Mesabi Trust.  These statements may be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  Actual results and future developments could differ materially from the results or developments expressed in or implied by these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, volatility of iron ore and steel prices, market supply and demand, regulation or government action, litigation and uncertainties about estimates of reserves, and those described under the caption “Risk Factors” in this annual report.  Mesabi Trust undertakes no obligation to make any revisions to the forward-looking statements contained in this filing or to update them to reflect circumstances occurring after the date of this filing.

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

The Trustees do not intend to expand their responsibilities beyond those permitted or required by the Agreement of Trust, the Amendment to the Agreement of Trust dated October 25, 1982 (the “Amendment”), and those required under applicable law.  The Trust has no employees, but it engages independent consultants to assist the Trustees in, among other things, monitoring the amount and sales prices of iron ore products shipped from Silver Bay, Minnesota, based on information supplied to the Trustees by Northshore Mining Company (“Northshore”), the lessee/operator of the lands leased under the Peters Lease and Cloquet Lease (the “Peters Lease Lands” and “Cloquet Lease Lands,” respectively, as further described on page 23 of this Annual Report) and the 20% fee interest of certain lands that are particularly described in, and subject to a mining lease under, the Peters Lease (the “Mesabi Fee Lands,” and together with the Peters Lease Lands and Cloquet Lease Lands, “Mesabi Trust Lands”), and its parent company Cleveland-Cliffs Inc.  (“Cliffs”).  References to Northshore in this Annual Report, unless the context requires otherwise, are applicable to Cliffs as well.

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

(ii) plans for Northshore’s future production, operations and capital expenditures, if any; (iii) geological data relating to iron ore reserve estimates; (iv) sales and marketing efforts, and shipments of iron ore products to customers of Cliffs; and (v) the terms and conditions, especially related to pricing and price adjustment mechanisms, of the Cliffs Pellet Agreements (described on page 11 of this Annual Report).  Any substantial change in Cliffs’ financial condition or business, or the operations, production and shipments of iron ore products by Northshore, including production curtailments, temporary idling or permanent idling of Northshore operations, about which the Trust may have little or no prior notice, could adversely affect the royalty income of the Trust, as well as the resulting cash available for distribution by the Trust to Unitholders.

Due to the lack of industry and geographic diversification, adverse developments in the iron ore mining industry could adversely impact the Trust’s financial condition, results of operations and cash flows and reduce its ability to make distributions to the Trusts’ unitholders.

Substantially all of the revenue, operating profits and assets of the Trust relate to one business segment—iron ore mining.  In addition, the principal assets of the Trust consist of two different interests in certain properties in the Mesabi Iron Range located in northern Minnesota.  This concentration could disproportionately expose the Trust's interests to operational and regulatory risks in that area.  Due to the lack of diversification in industry type and location of the Trust's interests, adverse developments in the iron ore markets or at the location of the Trust’s real estate interests could have a significantly greater impact on the Trust's financial condition, results of operations and cash flows than if the Trust’s interests were more diversified.

The stability of Cliffs’ North American iron ore operations and the price adjustment provisions in the North American iron ore supply agreements with Cliffs’ customers could have a significant effect on the cash available for distribution by the Trust to Unitholders.

In its Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Securities and Exchange Commission on February 14, 2018  (“Cliffs’ Annual Report”), Cliffs reported that during the twelve months ended December 31, 2017, a majority of its U.S.  Iron Ore sales and Asia Pacific Iron Ore sales were made under term supply agreements to a limited number of customers with approximately 74 percent of its revenue was derived from the North American integrated steel industry of which three customers accounted for 88 percent of such sales revenue.  In Cliffs’ Annual Report, Cliffs also cautioned that as a result of pricing adjustments contained in its existing customer contracts and those anticipated in the future periods, its financial results will have increased sensitivity to changes in iron ore and steel prices.

As discussed elsewhere in Mesabi’s Annual Report, the price adjustment mechanisms under Cliffs’ North American long term customer supply agreements, which can be positive or negative, may result in significant variations in royalties payable to Mesabi Trust from quarter to quarter and year to year.  These variations could materially adversely affect the royalties payable to the Trust and, in turn, the resulting cash available for distribution to Unitholders.

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

Cliffs has cited certain economic and market risks in Cliffs’ Annual Report, including risks related to the volatility of commodity prices, uncertainty or weakness in global economic conditions, reduced economic growth in China and oversupply of iron ore and excess steel or imported products, any of which could adversely affect Cliffs’ ability to generate revenue, maintain stable cash flow and fund its operations, which in turn could adversely affect Northshore operations and could adversely affect royalties payable to the Trust.

In Cliffs’ Annual Report, Cliffs has disclosed that, as a mining company, its profitability is dependent upon the price of the commodities sold to its customers, and that the price of iron ore has fluctuated significantly in the past and is affected by factors beyond its control including steel inventories; international demand for raw materials used in steel production; rates of global economic growth, especially construction and infrastructure activity that requires significant amounts of steel; changes in the levels of economic activity in the U.S., China, India, Europe and other industrialized or developing countries; uncertainties or weaknesses in global economic conditions such as the U.S.  debt ceiling; changes in production capacity of other iron ore suppliers, especially as additional supplies come online or where there is a significant increase in imports of steel into the U.S.  or Europe; changes in trade laws; weather-related disruptions or natural disasters that may impact the global supply of iron ore; and the proximity, capacity and cost of infrastructure and transportation.  Further, Cliffs stated that its earnings may fluctuate with the prices of the commodities it sells.  To the extent that the prices of these commodities, including the average hot roll coil price, significantly decline for an extended period of time, Cliffs may have to revise its operating plans, including curtailing production, reducing operating costs and capital expenditures and discontinuing certain exploration and development programs.  Cliffs also disclosed that it may have to take impairments on its long-lived assets and/or inventory.  Sustained lower prices also could cause Cliffs to reduce existing reserves if certain reserves no longer can be economically mined or processed at prevailing prices.  Cliffs may be unable to decrease its costs in an amount sufficient to offset reductions in revenues and may incur losses.  These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on future royalties payable to Mesabi Trust.

Uncertainty or weakness in the global economic conditions and reduced economic growth in China and oversupply of iron ore and excess steel or imported products could adversely affect future royalties payable to the Trust.

The world price of iron ore is strongly influenced by global economic conditions, including international demand and supply for iron ore products.  In particular, the current level of international demand for raw materials used in steel production is driven largely by industrial growth in China.    Cliffs cautioned in Cliffs’ Annual Report that uncertainties or weaknesses in global economic conditions, including the slowing economic growth rate in China, has resulted, and could in the future result, in decreased demand for its products and, together with oversupply of imported products, has and may continue to lead to decreased prices, resulting in lower revenue levels and decreasing margins, which have in the past and may in the future affect adversely its business and negatively impact its financial results.  We are not able to predict how the global economic conditions, including the current slower growth and challenging economic conditions of China, will change or not change and the impact it may have on Cliffs and Northshore’s operations and the iron ore and steel industries in general going forward.

Uncertainties or weaknesses in global economic conditions and national or regional economic or political instability or other events could produce major changes in demand patterns and consumption of raw materials used in steel production, which could have a material adverse effect on the royalties payable to the Trust.  The Trustees are not able to predict the impact the volatile global economic conditions will have on future royalties payable to the Trust.

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

Cliffs has disclosed certain financial risks in Cliffs’ Annual Report, including risks related to its substantial level of indebtedness, risks related to potential limitations on its ability to invest in the ongoing needs of its business, risks concerning its ability to generate sufficient cash flow to service all of its debt, and risks related to adverse changes in credit ratings, which may adversely affect its cost of financing

Cliffs has disclosed in Cliffs’ Annual Report that (i) due to its substantial level of indebtedness, it has to dedicate a significant portion of its cash flow from operations to the payment of debt service, reducing the availability of its cash flow to fund capital expenditures, acquisitions or other strategic development initiatives and other general corporate purposes, (ii) if its cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, including additional secured or unsecured debt, or restructure or refinance its debt, which could be at higher interest rates and may require it to comply with more onerous covenants, which could further restrict its business operations, and (iii) credit rating agencies could downgrade its ratings either due to factors specific to its business, a prolonged cyclical downturn in the mining industry, or macroeconomic trends (such as global or regional recessions) and trends in credit and capital markets more generally, which would may result in an increase to its cost of financing and limit its access to the capital markets, which would harm its financial condition and results of operations, and hinder its ability to refinance existing indebtedness on acceptable terms, and may affect adversely the terms under which it purchases goods and services.

If Cliffs incurs significant losses in future periods, Cliffs believes that it may be unable to continue as a going concern.  Cliffs also reported in Cliffs’ Annual Report that if it is unable to continue as a going concern, it may consider, among other options, further restructuring its debt although there can be no assurance that these options will be undertaken and, if so undertaken, whether these efforts will succeed.

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

Northshore, as the operator of the mine on Mesabi Trust Lands, is subject to various federal, state and local laws and regulations on matters such as employee health and safety, air quality, water pollution, plant, wetlands, natural resources and wildlife protection, reclamation and restoration of mining properties, the discharge of materials into the environment, and the effects that mining has on groundwater quality, conductivity and availability.  Northshore is required to maintain numerous permits and approvals issued by federal and state regulatory agencies and its mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977.  The Occupational Safety and Health Administration (“OSHA”) has jurisdiction over safety and health standards not covered by MSHA and the Minnesota Pollution Control Agency (“MPCA”) regulates various aspects of Northshore’s operations.  Northshore may from time to time be involved in disputes or litigation with the regulatory agencies over certain aspects of its operation but because the Trust has no control over Northshore’s operations, the potential impact of these proceedings cannot be determined.  Moreover, Northshore is solely responsible for its compliance with any laws, regulations or permits applicable to Northshore’s operations and Northshore may at times fail to operate in compliance with such laws, regulations and permits.  The Trust has no ability to control or determine whether Northshore has been or will in the future operate in compliance with such laws and regulations.  If Northshore fails to comply with these laws, regulations or permits, it could be subject to fines or other sanctions, any of which could have an adverse effect on its operations and its ability to ship iron ore products from Silver Bay, Minnesota, which could, in turn, have a material adverse effect on the royalties paid to the Trust.

TMDL (a regulatory term describing a value of the maximum amount of a pollutant that a body of water can receive while still meeting water quality standards under the Clean Water Act) regulations are contained in the Clean Water Act and as a part of Minnesota’s Mercury TMDL Implementation Plan, in cooperation with the MPCA, the taconite industry developed a Taconite Mercury Reduction Strategy and signed a voluntary agreement to effectuate its terms.  The strategy includes a 75 percent target reduction of mercury air emissions from Minnesota pellet plants collectively by 2025.  For Cliffs, the requirements in the voluntary agreement do not apply to Northshore.  Late in 2013, however, Minnesota published a draft mercury control rule that would require annual mercury emissions reporting and could require installation of mercury emission control equipment on all Cliffs’ Minnesota facilities including those of Northshore.  On September 22, 2014, Minnesota promulgated the Mercury Air Emissions Reporting and Reduction Rule mandating mercury air emissions reporting and reduction.  The adopted rule expanded applicability to all of Cliffs’ Minnesota operations and requires submitting a mercury reduction plan in 2018 to reduce mercury emissions from all of Cliffs’ Minnesota taconite furnaces by 72 percent by January 2025 and 70 percent reduction from Northshore’s industrial boilers by January 1, 2018.  The adopted rule does not include all four Adaptive Management Criteria for evaluating mercury reduction, which were agreed upon in the October 2009 Minnesota’s Mercury TMDL Implementation Plan.  According to Cliffs’ Annual Report, there is currently no proven technology to cost-effectively reduce mercury emissions from taconite furnaces to the target level of 72 percent that would meet all four Adaptive Management Criteria.  Cliffs expressed its concerns about the technical and economic feasibility to reduce taconite mercury emissions by 72 percent and are conducting detailed engineering analysis to determine the impact of the regulations on each unique iron ore indurating furnace affected by this rule.  The Trustees are unable to predict what impact, if any, the Mercury Air Emissions Reporting and Reduction Rule will have on production and shipments from Northshore or future royalties payable to the Trust.

The Trust does not control the portion of Northshore’s shipments that will come from ore mined from Mesabi Trust Lands.

The Trustees do not exert any influence over mining operational decisions at Northshore and Northshore alone determines whether to mine from Mesabi Trust Lands or state-owned lands, based on its current production estimates and engineering plan.  Northshore’s mining operations include Mesabi Trust Lands and mineral-producing land owned by the State of Minnesota and others.  Ore mined by Northshore from lands other than Mesabi Trust Lands is processed, along with ore mined from Mesabi Trust Lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis.  Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust Lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments is from Mesabi Trust Lands.  The percentages of shipments from Mesabi Trust Lands were 92.6%, 99.6%, 88.9%, 90.8% and 93.5% in calendar years 2017, 2016, 2015, 2014 and 2013, respectively.  If

Northshore decides to materially reduce the percentage of ore mined, or pellets shipped, from Mesabi Trust Lands, the income of the Trust could be materially adversely affected.

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

The Trustees do not participate in preparing the recoverable ore reserve estimates reported by Cliffs.  According to Cliffs’ Annual Report, Cliffs regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with Securities Act Industry Guide 7, promulgated by the Securities and Exchange Commission.  In 2013, the Trustees engaged an independent firm of geological experts to evaluate the process Cliffs uses to estimate the recoverable iron ore reserves at the Peter Mitchell Mine.  Still, there are numerous uncertainties inherent in estimating quantities of reserves of mineral producing lands and such estimates necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs, all of which may in fact vary considerably from actual results.  All of these factors are outside of the control and influence of the Trustees.  For these reasons, estimates of the economically recoverable quantities of mineralized deposits attributable to Mesabi Trust Lands and the classifications of such reserves based on the risk of recovery prepared by different engineers or by the same engineers at different times may vary substantially as the criteria change.  Cliffs’ estimate of the ore reserves could be negatively affected by future industry conditions, geological conditions and ongoing mine planning at the Peter Mitchell Mine.  Actual reserves will likely vary from estimates, and if such variances are negative and material, the expected royalties payable to the Trust could be materially adversely affected and the value of the Trust’s Units could decline.

Cliffs has disclosed certain operational risks, including risks that could arise related to substantial costs from idled production capacity, announced and potential mine closures and risks related to its ability to transport its products to customers at competitive rates and in a timely manner.

In Cliffs’ Annual Report, Cliffs indicated that its decisions concerning which mines to operate and at what capacity levels are made based upon our customers' orders for products, the quality of and cost to mine and process the remaining ore body, as well as the capabilities and cost performance of our mines.  During depressed market conditions, it may concentrate production at certain mines and not operate others in response to customer demand and as a result we will incur idle facility costs.  In 2016, two of its Minnesota mines were temporarily idled for a portion of the year and it indefinitely idled the Empire mine in Michigan in August 2016.  When it restarts idled facilities, it incurs certain costs to replenish inventories, prepare the previously idled facilities for operation, perform the required repair and maintenance activities and prepare employees to return to work safely and to resume production responsibilities.  The amount of any such costs can be material, depending on a variety of factors, such as the period of idle time, necessary repairs and available employees, and is difficult to project.  In addition, Cliffs stated that faced with overcapacity in the iron ore market, it may seek to rationalize assets through asset sales, temporary shutdowns, indefinite idles or closures of facilities.

Cliffs has disclosed in Cliffs’ Annual Report, that mine closures entail substantial costs, that it has idled its Wabush Scully mine in Newfoundland and Labrador, and in November 2014 it began to implement the permanent closure plan for that mine.  In January 2015, Cliffs ceased active production at the Bloom Lake mine and the mine transitioned to "care-and-maintenance" mode.  Cliffs previously announced that its Canadian affiliates commenced restructuring proceedings under the Companies’ Creditors Arrangement Act (CCAA) to mitigate closure costs in connection with the shutdown of the Bloom Lake mine.  During the second quarter of 2015, the CCAA protection granted to the Bloom Lake Group was extended to include the Wabush Group to facilitate the reorganization of each of their businesses and operations.  As of December 31, 2017, CCAA proceedings are still ongoing.  The Monitor appointed by the court in the CCAA proceedings for the Bloom Lake Group and the Wabush Group has conducted a claims process pursuant to which creditors have filed claims against the Bloom Lake Group and the Wabush Group.  The Monitor is reviewing all claims filed as part of this claims process.  Currently, there is uncertainty as to the amount of the distribution that will be made to the creditors of the Bloom Lake Group and the Wabush Group, including, if any, to Cliffs, and whether Cliffs could be held liable for claims that may be asserted by or on behalf of the Bloom Lake Group or the Wabush Group or by their respective representatives against non-debtor affiliates of the Bloom Lake Group and the Wabush Group.  During 2017, Cliffs became aware that it was probable the Monitor will assert a preference claim against Cliffs and/or certain of our affiliates.  Given that it is probable the claim will be asserted by the Monitor, Cliffs recorded an estimated liability of $55.6 million, which includes the value of Cliffs related-party claims against the Bloom Lake Group and the Wabush Group.  Should the Monitor proceed to assert the claim, Cliffs believes the Monitor will demand an amount in excess of the value of our related-party claims against the estate.  Thus, it is possible that a change in the estimated liability may occur in the future.  Cliffs denies liability for any amount and has indicated it will vigorously defend such claim.  Cliffs also disclosed that if it closes one or more of its own mines, Cliffs’ results of operations and financial condition would likely be affected adversely.  Any additional idling, shutdown, reduction in operations, or production curtailment at Northshore could adversely affect the royalties payable to the Trust.

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

The operations at Northshore are largely dependent on Silver Bay Power Company, a 115 megawatt power plant, for its electrical supply.  Silver Bay Power Company, which is wholly owned by Northshore, has an interconnection agreement with Minnesota Power, Inc.  for backup power when excess generation is necessary.  In May 2016, Silver Bay Power entered into an agreement with Minnesota Power to purchase roughly half of Northshore's electricity needs from Minnesota Power through 2019.  On January 1, 2020, Silver Bay Power will purchase 100 percent of the electricity requirements of Northshore from Minnesota Power and Silver Bay Power plans to idle both of its generating units except under certain circumstances.  Until the transition is complete, a significant interruption in service from Silver Bay Power Company due to vandalism, terrorism, weather conditions, natural disasters, or any other cause could cause a decrease in production capacity or require a temporary shutdown of Northshore’s operations.  In addition, one natural gas pipeline serves all of Cliffs’ Minnesota mines, and a pipeline failure could idle or substantially impair the operations at Northshore.  Any substantial interruption of, or material reduction in, Northshore’s operations could materially adversely affect the royalties payable to the Trust.

If steelmakers use methods other than blast furnace production to produce steel, or shut down or reduce production using blast furnaces, the demand for iron ore pellets may decrease.

In Cliffs’ Annual Report, Cliffs reported that the demand for Cliffs’ iron ore products in North America is determined by the operating rates for the blast furnaces of steel companies although not all finished steel is produced by blast furnaces.  Finished steel also may be produced by other methods that do not require iron ore pellets and use scrap steel, pig iron, hot briquetted iron and direct reduced iron.  North American steel producers can also produce steel using imported iron ore, semi-finished steel products or other lighter-weight steel alternatives, which eliminates the need for domestic iron ore.  Future environmental restrictions on the use of blast furnaces in North America also may reduce the use of blast furnaces in steel production.  Because the maintenance of blast furnaces can require substantial capital expenditures and may cause prolonged outages, which may reduce demand for pellets, steel manufacturers may choose not to maintain their blast furnaces, and some of them may not have the resources necessary to adequately maintain their blast furnaces.  If steel manufacturers alter the methods they use to produce steel or otherwise substantially reduce their use of iron ore pellets, demand for iron ore pellets will decrease, which could materially adversely affect the royalties payable to the Trust.

Certain risk factors affecting Cliffs’ North American Iron Ore Business generally, and Northshore operations in particular, could have a material adverse effect on the royalties payable to the Trust.

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year.  A number of the risk factors, as disclosed in Cliffs’ Annual Report, affect Cliffs’ operations, and could impact Northshore’s production and shipment volume.  In Cliffs’ Annual Report, Cliffs identified the following six categories of risk that Cliffs is subject to: (i) economic and market, (ii) regulatory, (iii) financial, (iv) operational, (v) development and sustainability, and (vi) human capital.  These risk factors include, among others, the global economic climate and financial market conditions, economic conditions in the iron ore industry, extensive governmental regulations relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in Cliffs’ North American term supply agreements (which take into account various price indexes), availability of ore boats, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility.  Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties payable to the Trust could be materially adversely affected.

We are dependent upon third party information technology systems, which are subject to cyber threats, disruption, damage and failure.

We are dependent upon third party information systems and other technologies, including those related to our financial and operational management and those related to Cliffs financial and operational management.  Network and information systems‑related events, such as computer hackings, cyber‑attacks, ransomware, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing, or power outages, natural disasters, terrorist attacks or other similar events, could result in damage to our information and data that is stored or transmitted by our third party vendors or damage or disruption to Cliffs business operations.  Any security breaches, such as misappropriation, misuse, leakage, falsification or accidental release or loss of information maintained in these information technology systems could damage our or Cliffs reputation and require us or Cliffs to expend significant capital and other resources to remedy any such security breach.  There can be no assurance that these events and security breaches will not occur in the future or not ultimately have an adverse effect on the royalties payable to the Trust.

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

OVERVIEW OF TRUST’S ROYALTY STRUCTURE

Leasehold royalty income constitutes the principal source of the Trust’s revenue.  Royalty rates are determined in accordance with the terms of Mesabi Trust’s leases and assignments of leases.  Three types of royalties, as well as royalty bonuses, comprise the Trust’s royalty income:

•

Base overriding royalties.  Base overriding royalties have historically constituted the majority of Mesabi Trust’s royalty income.  Base overriding royalties are determined by both the volume and selling price of iron ore products shipped.  Northshore is obligated to pay Mesabi Trust base overriding royalties in varying amounts, based on the volume of iron ore products shipped.  Base overriding royalties are calculated as a percentage of the gross proceeds of iron ore products produced at Mesabi Trust Lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota.  The percentage ranges from 2-1/2% of the gross proceeds for the first one million tons of iron ore products so shipped annually to 6% of the gross proceeds for all iron ore products in excess of 4 million tons so shipped annually.  Base overriding royalties are subject to interim and final price adjustments under the Cliffs Pellet Agreements (described on page 11 of this Annual Report) and, as described elsewhere in this report, such adjustments may be positive or negative.

•

Royalty bonuses.  The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton.  The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay.  The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $53.80 per ton for calendar year 2016 and $54.74 per ton for calendar year 2017, and will be $55.74 per ton for calendar year 2018.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (described in this Annual Report); such adjustments may be positive or negative.  See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2018 and January 31, 2017”  in this Annual Report for more information.

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

•

Minimum advance royalties.  Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The minimum advance royalty was $897,008 for calendar year 2016 and $912,725 for calendar year 2017, and will be $929,320 for calendar year 2018.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Royalty income, which constitutes the principal source of the Trust’s revenue, comprised 99.7% to 99.9% of the Trust’s total revenue in each of the fiscal years ended January 31, 2018,  January 31, 2017 and January 31, 2016.  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” in this Annual Report.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price.  Although 98.1% all of the iron ore products shipped from Silver Bay during calendar 2017 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

SELECTED FINANCIAL DATA

Years ended January 31	2018	2017	2016	2015	2014
Royalty and interest income	$34,567,557	$10,736,534	$9,721,508	$26,080,115	$22,045,153
Trust expenses	1,071,990	1,123,422	1,162,667	1,312,267	988,864
Net income(1)	$33,495,567	$9,613,112	$8,558,841	$24,767,848	$21,056,289
Net income per Unit(2)	$2.553	$0.733	$0.652	$1.888	$1.605
Distributions declared Per unit(2)(3)	$2.530	$0.640	$0.090	$1.840	$1.620

Total Assets	$26,123,020	$14,249,882	$9,816,961	$10,097,620	$8,553,797

(1)	The Trust, as a grantor trust, is exempt from federal and state income taxes.

(2)	Based on 13,120,010 Units of Beneficial Interest outstanding during all years.

(3)

The Trust declares distributions in January of each year and pays such distributions in February which is in the Trust’s next fiscal year.  Because of this, distributions declared generally do not equal the amount of cash distributed in the same fiscal year.  During the Trust’s fiscal year ended January 31, 2018, the Trustees distributed $1.49 per Unit (including $0.14 per Unit declared in fiscal 2017 but distributed in fiscal 2018 (February 2017)) and in fiscal 2018 declared a distribution of $1.18 per Unit payable in February 2018, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2017, the Trustees distributed $0.55 per Unit (including $0.05 per Unit declared in fiscal 2016 but distributed in fiscal 2017 (February 2016)) and in fiscal 2017 declared a distribution of $0.14 per Unit payable in February 2017, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2016, the Trustees distributed $0.68 per Unit (including $0.64 per Unit declared in fiscal 2015 but distributed in fiscal 2016 (February 2015)) and in fiscal 2016 declared a distribution of $0.05 per Unit payable in February 2016, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2015, the Trustees distributed $1.77 per Unit (including $0.57 per Unit declared in fiscal 2014 but distributed in fiscal 2015 (February 2014)) and in fiscal 2015 declared a distribution of $0.64 per Unit payable in February 2015, the next fiscal year.  During the Trust’s fiscal year ended January 31, 2014, the Trustees distributed $1.54 per Unit (including $0.49 per Unit declared in fiscal 2013 but distributed in fiscal 2014 (February 2013)) and in fiscal 2014 declared a distribution of $0.57 per Unit payable in February 2014, the next fiscal year.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2018,  January 31, 2017 and January 31, 2016

During fiscal 2018, production attributed to Trust lands totaled approximately 4.8 million tons, an increase of 29.8% as compared to production for fiscal year 2017 and an increase of 38.8% as compared to production for fiscal 2016.  Shipments to Northshore’s customers attributed to the Trust totaled approximately 4.9 million tons during fiscal 2018.  This represents an increase of 48.6% as compared to shipments for fiscal year 2017 and an increase of 39.8% as compared to shipments for fiscal year 2016.  The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Fiscal Year Ended	(Tons)	(Tons)
January 31, 2018	4,806,391	4,920,633
January 31, 2017	3,702,144	3,312,159
January 31, 2016	3,463,945	3,519,869

Production of iron ore pellets for the fourth quarter of fiscal 2018 decreased 1.2% as compared to production of iron ore pellets for the fourth quarter of fiscal 2017 due primarily to a decrease in orders from Northshore’s customers as they adjusted production based on anticipated demand from their customers.  Shipments of iron ore pellets by Northshore during the fourth quarter of fiscal 2018 decreased by 54.4% as compared to shipments of iron ore pellets during the fourth quarter of fiscal 2017.  The decrease in shipments in the fourth quarter of fiscal 2018 was caused by a decrease in demand from Northshore’s customers.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Three Months Ended	(Tons)	(Tons)
January 31, 2018	1,335,413	649,469
January 31, 2017	1,351,264	1,424,484

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent three fiscal years.

			Percentage of	Percentage of
	Percentage of	Percentage of	Pellets	Pellets
	Pellets Produced	Pellets Produced	Shipped	Shipped
	From Trust	From Non-Trust	From Trust	From Non-Trust
Fiscal Year ended	Lands	Lands	Lands	Lands
January 31, 2018	89.1%	10.9%	92.6%	7.4%
January 31, 2017	99.2%	0.8%	99.6%	0.4%
January 31, 2016	88.8%	11.2%	88.9%	11.1%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to iron ore mined from Mesabi Trust lands in fiscal 2018.  However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

Comparison of Financial Results for Fiscal Years ended January 31, 2018 and January 31, 2017

Royalty Income

As shown in the table below, in fiscal 2018 base royalties increased by 160.0%, bonus royalties increased by 406.9% and fee royalties increased by 24.6%, each as compared to fiscal 2017.  Accordingly, the Trust’s total royalty income increased by 221.3% in fiscal 2018 as compared to fiscal 2017.  The increase in royalties received by the Trust is primarily the result of an increase in iron prices and the corresponding bonus royalty rate and an increase in tons shipped in fiscal 2018, as compared to fiscal 2017.

	Fiscal Year ended January 31,		% increase
	2018	2017	(decrease)
Base overriding royalties	$19,296,634	$7,422,672	160.0%
Bonus royalties	14,659,069	2,891,948	406.9%
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	519,327	416,788	24.6%
Total royalty income	$34,475,030	$10,731,408	221.3%

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2018 increased by 248.4%, as compared to fiscal 2017, primarily due to an increase in iron prices and the corresponding bonus royalty rate and an increase in tons shipped.  Total expenses for fiscal 2018 decreased by 4.6% as compared to fiscal 2017.  A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” in this Annual Report.

	Fiscal Year ended January 31,		% increase
	2018	2017	(decrease)
Total Revenues	$34,567,557	$10,736,534	222.0%
Expenses	1,071,990	1,123,422	-4.6%
Net Income	$33,495,567	$9,613,112	248.4%

As discussed in the paragraph above,  the Trust’s total royalty income and net income for fiscal 2018 increased by 222.0% and 248.4%, respectively, due to an increase in the iron prices and the corresponding bonus royalty rate during fiscal 2018, both as compared to fiscal 2017.  The increase in the Trust’s net income resulted in a 295.3% increase in total distributions declared to Unitholders in fiscal 2018, as compared to fiscal year 2017.

	Fiscal Year ended January 31,		% increase
	2018	2017	(decrease)
Total Distributions Declared	$33,193,626	$8,396,806	295.3%
Distributions Declared per Unit	$2.53	$0.64	295.3%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased by $301,941 or 3.0% to $10,507,411, as of January 31, 2018, as compared to $10,205,470 as of January 31, 2017.  As of January 31, 2018, the Unallocated Reserve consisted of $8,630,674 in unallocated cash and U.S.  Government securities, $1,956,091 of accrued income receivable and no deferred royalty revenue.  Comparatively, as of January 31, 2017, the Unallocated Reserve consisted of $12,314,425 in unallocated cash and U.S.  Government securities, $45,045 of accrued income receivable and deferred royalty revenue of $2,099,415.

	Fiscal Year ended January 31,		% increase
	2018	2017	(decrease)
Accrued Income Receivable	$1,956,091	$45,045	4242.5%
Unallocated Cash and U.S. Government Securities	8,630,674	12,314,425	-29.9%
Prepaid Expenses and (Accrued Expenses), net	(79,354)	(54,585)	45.4%
Deferred Royalty Revenue	—	(2,099,415)	-100.0%
Unallocated Reserve	$10,507,411	$10,205,470	3.0%

The 3.0% increase in the Unallocated Reserve for the fiscal year ended January 31, 2018 as compared the fiscal year ended January 31, 2017,  is primarily the result of an increase in the accrued income receivable and a decrease in the deferred royalty revenue.

Accrued Income Receivable.  The $1,911,046, or 4242.5%, increase in the accrued income receivable portion of the Unallocated Reserve is the result of positive pricing adjustments recognized and the royalties earned on shipments in the last month of the fiscal year ended January 31, 2018, as compared to the fiscal year ended January 31, 2017.

Deferred Royalty Revenue.  The $2,099,415, or 100%, decrease in the deferred royalty revenue portion of the Unallocated Reserve is the result of negative pricing adjustments recognized in the last month of the fiscal year ended January 31, 2017, as compared to the fiscal year ended January 31, 2018.

As described elsewhere in this Annual Report, pricing estimates are adjusted on a quarterly basis as updated pricing information is received from Northshore.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to the Trust’s Unitholders in future quarters.  See discussion under the heading “Risk Factors” in this Annual Report.

Unallocated Cash and U.S.  Government Securities.  The Trust’s unallocated cash and U.S.  Government Securities for unexpected obligations decreased by 29.9% to $8,630,674 as of January 31, 2018 from $12,314,425 as of January 31, 2017.  The $3,683,751 decrease in the Trust’s cash reserve resulted from a decrease in the royalty payment received in January 2018 as compared to the royalty payment received in January 2017.

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2017 increased by 12.3%, as compared to fiscal 2016, primarily due to an increase in iron prices and the corresponding bonus royalty rate.  Total expenses for fiscal 2017 decreased by 3.4% as compared to fiscal 2016.  A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” in this Annual Report.

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

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased by $1,216,306 or 13.5% to $10,205,470, as of January 31, 2017, as compared to $8,989,164 as of January 31, 2016.  As of January 31, 2017, the Unallocated Reserve consisted of $12,314,425 in unallocated cash and U.S.  Government securities, $45,045 of accrued income receivable, and deferred royalty revenue of $2,099,415.  Comparatively, as of January 31, 2016, the Unallocated Reserve consisted of $8,127,881 in unallocated cash and U.S.  Government securities, $978,146 of accrued income receivable, and no deferred royalty revenue.

	Fiscal Year ended January 31,		% increase
	2017	2016	(decrease)
Accrued Income Receivable	$45,045	$978,146	-95.4%
Unallocated Cash and U.S. Government Securities	12,314,425	8,127,881	51.5%
Prepaid Expenses and (Accrued Expenses), net	(54,585)	(116,863)	-53.3%
Deferred Royalty Revenue	(2,099,415)	—	100.0%
Unallocated Reserve	$10,205,470	$8,989,164	13.5%

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

Deferred Royalty Revenue.  The $2,099,415, or 100%, increase in the deferred royalty revenue portion of the Unallocated Reserve is the result of negative pricing adjustments recognized in the last month of the fiscal year ended January 31, 2017, as compared to the fiscal year ended January 31, 2016.

As described elsewhere in this Annual Report, pricing estimates are adjusted on a quarterly basis as updated pricing information is received from Northshore.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to the Trust’s Unitholders in future quarters.  See discussion under the heading “Risk Factors” in this Annual Report.

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

Liquidity and Capital Resources

The Trust’s activities are limited to the collection of royalties, payment of expenses and liabilities, distribution of net income to the Trust’s Unitholders and protection and conservation of Trust assets.  Distributions of net income to the Trust’s Unitholders are based on the amount of total royalty income after providing for the payment of expenses and, to the extent deemed prudent by the Trustees, reserving funds in the Unallocated Reserve to provide for potential fixed or contingent future liabilities, including potential future liabilities that cannot be accurately quantified.  See the discussion of the Trustees’ management of liquidity set forth under the heading “Unallocated Reserve” in this Annual Report.

The Trust’s primary short-term liquidity needs are related to the Trust’s distributions to its Unitholders following the Trust’s receipt of royalty payments from Northshore each calendar quarter.  After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S.  government securities, either through direct purchases of U.S.  government securities or through investments in a money market fund that invests its assets in U.S.  Treasury securities and securities guaranteed by the U.S.  government, its agencies or instrumentalities, or the FDIC.  Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs.  As of January 31, 2018, the Trust held $314,835 in cash and cash equivalents, all of which was invested in a money market fund that exclusively invests in obligations of the U.S.  Treasury.  In February 2018, the Trust distributed $15,481,612 to Unitholders of record on January 30, 2018.

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

During the fourth quarter of fiscal 2018, positive price adjustments were recorded by Mesabi Trust and added to accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to certain shipments during calendar year 2017.  During the fiscal year ended January 31, 2017, negative price adjustments were recorded by Mesabi Trust as deferred royalty revenue due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to shipments during calendar year 2016.  As of January 31, 2018, the Trust recognized revenue related to approximately 1,068,786 tons of iron ore that were shipped by Northshore as of December 31, 2017, but for which Cliffs has indicated that final pricing was not yet known.  Pricing related to these shipments is expected to be finalized in the first quarter of calendar 2019.

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

Current Developments

January 2018 Quarterly Royalty Report.  On January 26, 2018, the Trustees of Mesabi Trust received the quarterly royalty report of iron ore shipments from Silver Bay, Minnesota during the quarter ended December 31, 2017 from Cliffs, the parent company of Northshore.

As reported to the Trust by Cliffs in the quarterly royalty report, based on shipments of iron ore products by Northshore during the three months ended December 31, 2017, Mesabi Trust was credited with a base royalty of $4,779,006.  Mesabi Trust also was credited with a bonus royalty in the amount of $2,385,071.  Royalties paid to Mesabi Trust, however, reflected a reduction of $1,098,372 as a result of negative pricing adjustments to base and bonus royalty calculations related to changes in price estimates made in the previous calendar quarters of 2017.  In addition, a royalty payment of $133,245 was paid to the Mesabi Land Trust.  Accordingly, the total royalty payments received on January 30, 2018 by Mesabi Trust from Northshore were $6,198,950.

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands.  In the fourth calendar quarter of 2017, Northshore credited Mesabi Trust with 905,923 tons of iron ore shipped, as compared to 1,838,938 tons during the fourth calendar quarter of 2016.

The volume of shipments of iron ore pellets (and other iron ore products) by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes.  Further, the prices under the term contracts between Northshore, Cliffs, and certain of their customers (the “Cliffs Pellet Agreements”), to which Mesabi Trust is not a party, are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  These multiple factors can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting funds available for distribution to Unit holders by Mesabi Trust) from quarter to quarter and from year to year.  These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust.  Royalty payments received in fiscal 2018 and prior years continue to reflect pricing estimates for shipments of iron ore products that were subject to positive or negative pricing adjustments pursuant to the Cliffs Pellet Agreements.  Based on the above factors and as indicated by the Trust’s historical distribution payments, the royalties received by the Trust, and the distributions paid to Unit holders, if any, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, if any, in any subsequent quarter or full year.

With respect to calendar year 2018, Northshore has not advised Mesabi Trust of its expected shipments of iron ore products or what percentage of 2018 shipments will be from Mesabi Trust iron ore.  Cliffs indicated that the royalty payments being reported today are based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unit holders in future quarters.

Cliffs Announced Plan to Make Capital Investments in Northshore for DR-Grade Pellet Production.  During its third quarter earnings call on October 20, 2017, Cliffs announced that it is investing $75 million at Northshore Mining in Silver Bay over the next two years (through 2019), financing that Cliffs says will allow the plant to more efficiently produce DR-grade pellets.  Cliffs’ CEO Lourenco Goncalves indicated that the company makes about 100,000 tons a year of DR-grade pellets, but the Northshore plant upgrades will boost production capability up to 3.5 million long tons of DR-grade pellets a year, enough to supply the Cliffs’ planned hot-briquetted iron facility in Toledo, Ohio.  Cliffs indicated that work has started on the Northshore upgrades, with plans to complete it by mid-2019.

Cliffs Announced Groundbreaking Ceremony for its HBI Production Plant in Toledo, Ohio.  Cliffs conducted a groundbreaking event on April 5, 2018 to celebrate the commencement of construction of its first hot-briquetted iron (“HBI”) production plant.  Cliffs also announced that it is investing $700 million to build one of the world’s most modern and efficient iron making plants, generating a total of 130 new jobs in Toledo, Ohio.  At peak construction, Cliffs estimated that 1,200 people will be working on the site.  The Toledo plant will produce 1.6 million metric tons per year of customized high-quality HBI, and will make Cliffs the sole producer of high-quality customized feedstock for the domestic electric arc furnace (“EAF”) steelmakers located in the Great Lakes region.  In its announcement, Cliffs noted that Cliffs’ domestically produced HBI will supply a Great Lakes market currently estimated at 3 million metric tons, which is currently supplied exclusively by imports of commercial quality pig iron and HBI from countries such as Russia, Ukraine, Brazil and Venezuela, among others.  Start-up of the plant is expected to happen in the summer of 2020.

In its announcement, Lourenco Goncalves, Chairman, President and Chief Executive Officer, was quoted saying, “Today we are launching a new era for the iron and steel industry in the United States.  As Cleveland-Cliffs begins the construction of the first HBI production plant in the Great Lakes region, we are taking the initial steps to enable EAF steelmakers to produce the specs associated with high margin steels for sophisticated end markets, such as automotive and others.”  Lourenco Goncalves added: “For several decades, Cleveland-Cliffs has been supplying the American steelmakers in the Great Lakes with customized pellets to feed their blast furnaces.  With the growth in participation of EAFs, it was just a matter of time for Cleveland-Cliffs to become a supplier of these important steelmakers.  Our HBI will be for the EAFs the same great feedstock our taconite pellets are, and will continue to be, for our blast furnace clients.”

Cliffs Announcement Regarding Tariffs on Steel Imports.  On March 1, 2018, Cliffs issued the following statement regarding President Trump’s announcement of tariffs of 25 percent on steel imported to the United States.  Lourenco Goncalves, Cliffs' Chairman, President and Chief Executive Officer, said, ”We applaud and thank President Trump for taking real action under Section 232 to punish the perpetrators and enablers of unfairly traded steel.  The 25 percent tariffs to be imposed next week will support our ability to continue to produce iron ore pellets and steel in our country, enhancing a vibrant manufacturing economy and our national security.  Artificially cheap steel boosted by subsidies, dumping and circumvention are not signs of competitiveness; these are just signs of blatant disregard to real free trade and to our trade laws.  Once free from these unfair practices, we will finally have a level playing field for steel in the United States.  Going forward, we expect that the Administration will fully enforce the announced actions, making sure that the offenders, particularly the enablers within our borders, will be treated as seriously as they deserve.”

President Trump Signed Orders Imposing Tariffs on Imported Steel.  On March 8, 2018, President Trump signed orders imposing stiff and sweeping new tariffs on imported steel and aluminum.  But he sought to soften the impact on America’s closest allies with a more flexible plan than originally envisioned.  Mr. Trump agreed to exempt, for now, Canada, Mexico and Australia and held out the possibility of later excluding additional allies.  “The actions we are taking today are not a matter of choice; they are a matter of necessity for our security,” Mr. Trump said in a ceremony at the White House where he officially authorized the tariffs, which were effective March 23, 2018.

Flanked by a handful of steel and aluminum workers, some wearing coveralls and holding hardhats, Mr. Trump presented his move as a way to rebuild vital industries decimated by foreign competition.  “Our factories were left to rot and to rust all over the place; thriving communities turned into ghost towns,” he said.  “The workers who poured their souls into building this great nation were betrayed.  But that betrayal is now over.”

The orders represented Mr. Trump’s most expansive use of federal power to rewrite the rules of global trade since he took office and upended the prevailing consensus on free markets that has largely governed Washington under administrations of both parties for decades.  A longtime critic of globalization, Mr. Trump argued that the United States has been ravaged by unfair trading partners.

As a result of Mr. Trump’s action, levies on foreign steel will rise by 25 percent and on imported aluminum by 10 percent.  The United States is the largest steel importer in the world and the order could hit South Korea, China, Japan, Germany, Turkey and Brazil the hardest.  Mr. Trump said his tariff orders were tailored to give him the authority to raise or lower levies on a country-by-country basis and add or take countries off the list as he deems appropriate.

In language authorizing the tariffs, the White House said any nation “with which we have a security relationship is welcome to discuss with the United States alternative ways to address the threatened impairment of the national security caused by imports from that country.”  The tariffs would be lifted if a country arrives “at a satisfactory alternative means to address the threat,” the order said.

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

Cross State Air Pollution Rule.  In July 2011, the EPA promulgated the CSAPR, which was intended to address interstate transport of regional haze causing pollutants (NOx and SO 2) via emission limits and trading mechanisms.  Northshore's Silver Bay Power plant is subject to CSAPR.  Complying with CSAPR simultaneously satisfies related regional haze BART obligations because EPA has determined that CSAPR yields greater progress toward attaining EPA's regional haze goals than would application of BART.  The Eighth Circuit Court of Appeals re-affirmed that EPA's use of CSAPR is equal to or better than BART in its March 2016 decision.  Silver Bay Power's CSAPR compliance obligations are met via a combination of fuel management, installation of lower NOx burners, and purchase of NOx and SO 2 allowances from the emission trading market.  NOx and SO 2 allowance prices continue to decline and the estimated cost to purchase NOx and SO 2 allowances currently is less than $5,000.

Future NOx and SO 2 emission allowances allocated to Silver Bay Power will decrease and long-term allowance prices are expected to increase.  In Cliffs’ Annual Report, Cliffs has disclosed that it continues to monitor the availability and pricing of CSAPR allowances and future EPA allocations of CSAPR allowances to its Silver Bay Power plant, but at this time, Cliffs does not anticipate exposure to material costs for future CSAPR obligations.  At this time, Cliffs cannot reasonably estimate the long-term cost impact of CSAPR should EPA significantly reduce overall allowance allocations in response to future lower ozone or particulate matter 2.5 regulations.

Securities Regulation.  The Trust is a publicly traded, pass-through royalty trust with its Trust Certificates listed on the NYSE and is therefore subject to extensive regulation under, among others, the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, each as amended, and the rules and regulations of the NYSE.  Issuers failing to comply with such authorities risk serious consequences, including criminal as well as civil and administrative penalties.  In most instances, these laws, rules and regulations do not specifically address their applicability to a publicly-traded pass-through royalty trust such as Mesabi Trust.  In particular, Sarbanes-Oxley mandated the adoption by the Securities and Exchange Commission and NYSE of certain rules and regulations that are impossible for the Trust to literally satisfy because of its nature as a pass-through trust (having no employees and none of its own operations, among other things).  Furthermore, pursuant to NYSE rules, as a pass-through royalty trust, the Trust is exempt from many of the corporate governance requirements that apply to other publicly traded corporations.  The Trust does not have, nor does the Agreement of Trust provide for, a board of directors, an audit committee, a corporate governance committee, a compensation committee or executive officers, the these functions are basically performed by the Mesabi Trustees in accordance with the Agreement of Trust.  The Trustees and their advisors closely monitor the Securities and Exchange Commission’s and NYSE’s rulemaking activities and will comply with their rules and regulations to the extent applicable.

Review of Unallocated Reserve.  Each quarter, as authorized by the Agreement of Trust, the Trustees will evaluate all relevant factors including all costs, expenses, charges, obligations, and present and future liabilities (whether known or contingent) of the Trust in determining a prudent level of Unallocated Reserve in light of the unpredictable nature of the iron ore industry and current economic conditions.  As of January 31, 2018, the Trust’s unallocated reserve was $10,507,411.

Other Information.  Mesabi Trust has no employees.  Each year the Trust engages independent consultants to assist the Trustees in monitoring, among other things, the volume and sales prices of iron ore products shipped by Northshore from Silver Bay, Minnesota pursuant to Cliffs’ customer orders and in reviewing all records and calculations of the royalties payable to the Trust each quarter.  As noted above, the information regarding volume and sales prices of shipped iron ore products is used to compute the royalties payable to Mesabi Trust by Northshore.  Deutsche Bank Trust Company Americas, the Corporate Trustee, also performs certain administrative functions for Mesabi Trust.

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimates reported in Cliffs’ Form 10-K filed with the Securities and Exchange Commission each year.  In Cliffs’ Annual Report, the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.

U.S.  Iron Ore Mineral Reserves

As of December 31, 2017

(In Millions of Long Tons)

		Proven		Probable		Proven & Probable		Saleable Product(1), (2)		Previous Year
	Cliffs		%		%		%	Process		P&P Crude	Saleable
Property	Share	Tonnage	Grade	Tonnage	Grade	Tonnage	Grade(4)	Recovery(3)	Tonnage	Ore	Product
Northshore	100%	235.8	24.9	557.4	24.2	793.2	24.4	32%	255.9	808.0	261.1

(1)	Saleable product is a standard pellet containing 60 to 66 percent Fe calculated from both proven and probable mineral reserves.
(2)	Saleable product is reported on a dry basis; shipped products typically contain 1 to 4 percent moisture.
(3)	Process recovery includes all factors for converting crude ore tonnage to saleable product.
(4)	Cutoff grade was 19%.

According to Cliffs’ Annual Report on Form 10-K for the year ended December 31, 2016 (“Cliffs’ 2016 Report”), reserve estimates are based on pricing that does not exceed the three-year trailing average of benchmark prices for iron ore adjusted to Cliffs’ realized price.  The latest reserve estimate for Northshore was completed in 2015.  In Cliffs’ 2016 Report, Cliffs reported that the average international benchmark price of 62 percent Fe CFR China was $70 per dry metric ton for the three-year period 2014 to 2016.

The Trustees engaged an independent geological consulting firm, Roscoe Postle Associates, Inc.  (“RPA”), to confirm that the process used by Cliffs to estimate the ore reserves in the mine at Northshore is reasonable.  RPA delivered its report to the Trustees in March 2018.  In its report to the Trustees, RPA summarized its review and evaluation of Cliffs’ ore reserve estimation process which was performed by Cliffs in 2015.  RPA reported to the Trustees that the reserve estimation process used by Cliffs is reasonable and comports with the reporting requirements set forth in Securities Act Industry Guide 7.  Based on the report of RPA, at least 90% of the ore reserves in the mine at Northshore, as reported by Cliffs, is attributable to Mesabi Trust Lands.

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

Mining Properties.  As disclosed elsewhere in this Annual Report, Northshore, a wholly owned subsidiary of Cliffs, currently conducts the mining operation upon the Trust Estate.  The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70.  Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S.  Highway 61.  Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota.  During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities.  Based on information provided to the Trustees during the most recent inspection trip in the third fiscal quarter of 2017, the mining properties and facilities at Northshore were in good operating condition.

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

•

Capital Expenditures.   During calendar year 2017, Northshore’s spending increased from 2016.  While Northshore’s expenditures during 2016 were limited to necessary environmental compliance projects, the expenditures in 2017 were more consistent with the previous years.

• Northshore Mine Safety and Health Administration Safety Data.  The operation of the Northshore mine is subject to regulation by MSHA under the FMSH Act.  In Cliffs’ Annual Report, Cliffs reported that MSHA inspects its mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSH Act.  In Cliffs’ Annual Report, Cliffs provided information regarding certain mining safety and health citations which MSHA has issued with respect to Northshore’s mining operations.  In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

Under the recently enacted Dodd-Frank Act, each operator of a coal or other mine is required to include certain mine safety results within its periodic reports filed with the SEC.  As required by the reporting requirements included in §1503(a) of the Dodd-Frank Act, in Cliffs’ Annual Report, Cliffs presented the following items regarding certain mining safety and health matters for the Northshore Mine.

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

In Cliffs’ Annual Report, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act, no orders issued under Section 104(b) of FMSH Act, and no written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act were received during the year ended December 31, 2017.  In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2017.

Year Ended December 31, 2017
		(A)	(B)	(C)	(D)	(E)	(F)		(G)	(H)
					Section				Legal	Legal
					107(a)	Total Dollar			actions	Actions
		Section	Section	Section	Citations	Value of MSHA			Initiated	Resolved
		104 S&S	104(b)	104(d)	&	Proposed	Pending		During	During
Mine Location	Operation	Citations	Orders	Orders	Orders	Assessments $ (1)	Legal Action		Period	Period
Northshore Plant	Iron Ore	15	—	—	—	20,352	7	(2)	7	12
Northshore Mine	Iron Ore	1	—	—	—	2,151	—		—	—

(1)	Amounts included under the heading “Total Dollar Value of MSHA Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2017.
(2)	This number consists of 7 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act’s procedural rules.

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

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $53.80 for calendar year 2016 and $54.74 for calendar year 2017, and will be $55.74 for calendar year 2018.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad-based index of inflation and deflation published quarterly by the U.S.  Department of Commerce.

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

Leasehold royalty example.  To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2018, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2018 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$55	$27,500,000
3rd Quarter:	500,000	$57	$28,500,000
	1,000,000	$59	$59,000,000
	1,000,000	$61	$61,000,000
	1,000,000	$65	$65,000,000
	1,500,000	$67	$100,500,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2018 would be as follows:

2nd Quarter:	$27,500,000 x 2-1/2%	=	$687,500
3rd Quarter:	$28,500,000 x 2-1/2%	=	$712,500
	$59,000,000 x 3-1/2%	=	$2,065,000
	$61,000,000 x 5%	=	$3,050,000
	$65,000,000 x 5-1/2%	=	$3,575,000
	$100,500,000 x 6%	=	$6,030,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2018 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2018 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $55.74

2nd Quarter:	$55.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$28,500,000 x 0.5%	=	$142,500
	$59,000,000 x 1.0%	=	$590,000
	$61,000,000 x 1.5%	=	$915,000
	$65,000,000 x 2.5%	=	$1,625,000
	$100,500,000 x 3.0%	=	$3,015,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2018 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties.  Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was  $897,008 for calendar year 2016,  $912,725 for calendar year 2017,  and is $929,320 for calendar year 2018.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).  Fee royalties aggregating $519,327 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2018.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2018 were $1,071,990, representing a decrease of $51,432, or 4.6%, from the $1,123,422 of total Trust expenses in fiscal 2017.  The decrease in Trust expenses from fiscal 2018 to fiscal 2017 was due primarily to a decrease in legal expenses to the Trust as discussed further in the Trust Legal Expenses section below.

Total Trust expenses for the fiscal year ended January 31, 2017 were $1,123,422, representing a decrease of $39,245, or 3.4%, from the $1,162,667 of total Trust expenses in fiscal 2016.  The decrease in Trust expenses from fiscal 2017 to fiscal 2016 was due primarily to a decrease in legal expenses to the Trust as discussed further in the Trust Legal Expenses section below.

Trust Legal Expenses

Mesabi Trust paid Fox Rothschild LLP (formerly Oppenheimer Wolff & Donnelly LLP (“Oppenheimer”)) $366,205 for legal services provided to the Trust during the fiscal year ended January 31, 2018.  Comparatively, Mesabi Trust paid Fox Rothschild LLP and Oppenheimer $399,737 and $494,057 for legal services provided to the Trust during fiscal years ended January 31, 2017 and January 31, 2016, respectively.

In each of the last three fiscal years, Fox Rothschild and Oppenheimer represented the Trust and assisted the Trustees in the preparation and filing of the Trust’s current, periodic and annual reports with the Securities and Exchange Commission and related securities law compliance.  Fox Rothschild and Oppenheimer also advised the Trust on various other legal matters, which included royalty reporting matters and matters related to inquiries from third parties in the ordinary course of the Trust’s administration.  The total amount of Fox Rothschild and Oppenheimer’s legal fees for services rendered during fiscal 2018 decreased approximately $33,532, or 8.4% as compared to fiscal 2017.  The decrease in legal fees in fiscal 2018, as compared to fiscal 2017, resulted primarily from the increased legal work in fiscal 2017 relating to royalty reporting matters, more meetings, current reporting related to difficult economic conditions in the iron ore and steel industries generally, and as it impacted Cliffs and Northshore operations in particular.

The total amount of Oppenheimer’s legal fees for services rendered during fiscal 2017 decreased approximately $94,320, or 19.1% as compared to fiscal 2016.  The decrease in legal fees in fiscal 2017, as compared to fiscal 2016, resulted primarily from the increased legal work in fiscal 2016 as compared to fiscal 2017, which related to royalty reporting matters, more meetings, current reporting related to difficult economic conditions in the iron ore and steel industries generally, and as it impacted Cliffs and Northshore operations in particular.

Total Trust expenses by category for fiscal 2018,  2017 and 2016 are set forth in the table below.

	Fiscal Year ended January 31,
	2018	2017	2016
Compensation of Trustees	$207,520	$188,789	$188,283
Corporate Trustee’s Administrative Fees	62,500	62,500	62,500
Professional fees and expenses
Legal	366,205	399,737	494,057
Accounting and auditing	142,214	151,947	146,562
Mining consultant and field representatives	56,100	27,988	28,378
Insurance	118,392	118,490	120,084
Annual stock exchange fee	59,967	53,095	45,637
Transfer agent’s and registrar’s fees	7,366	5,540	8,308
Other Trust Expenses	51,726	115,336	68,858
	$1,071,990	$1,123,422	$1,162,667

UNALLOCATED RESERVE

Each quarter, as authorized by the Agreement of Trust, the Trustees will reevaluate all relevant factors including all costs, expenses, obligations, and present and future liabilities of the Trust (whether known or contingent) in determining an appropriate level of unallocated reserve for the Trust in order to be in position to meet the current and ongoing challenges in the iron ore and steel industries.  The actual amount of the Unallocated Reserve will fluctuate from time to time and may increase or decrease from its current level.  Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently expected that future distributions will be highly dependent upon royalty payments received quarterly and the level of Trust expenses that the Trustees anticipate occurring in subsequent quarters.  Pursuant to the Agreement of Trust, the Trust makes decisions about cash distributions to Unitholders based on the royalty payments it receives from Northshore when received, rather than as royalty income is recorded in accordance with the Trust’s revenue recognition policy.  Refer to Note 5 for further information.  See “Current Developments” — “Review of Unallocated Reserve”  in this Annual Report.  The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Northshore.  Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to the Trust’s Unitholders in future quarters.  See discussion under the heading “Risk Factors” in this Annual Report.

The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of Cliffs and Northshore, and the fact that the Trust essentially has no other liquid assets.

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange.  Distributions declared to Unitholders during the fiscal year ended January 31, 2018 totaled $33,193,626 as compared to $8,396,806 during fiscal year ended January 31, 2017, and $1,180,801 during the fiscal year ended January 31, 2016.  The Trust paid Unitholders distributions of $2.53 per Unit for the fiscal year ended January 31, 2018, compared with distributions of $0.64 and $0.09 per Unit for the fiscal years ended January 31, 2017 and 2016, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2017	$17.42	$13.55	$7,216,006	$0.55
July 31, 2017	$15.60	$12.70	2,099,202	0.16
October 31, 2017	$24.80	$13.50	8,396,806	0.64
January 31, 2018	$30.92	$20.60	15,481,612	1.18
			$33,193,626	$2.53

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2016	$9.91	$4.00	$2,624,002	$0.20
July 31, 2016	$11.74	$7.95	2,624,002	0.20
October 31, 2016	$10.69	$8.82	1,312,001	0.10
January 31, 2017	$14.45	$8.05	1,836,801	0.14
			$8,396,806	$0.64

As of the close of business on April 10, 2018, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units, 358,983 Units of which were held by 845 holders of record.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street 27th Floor New York, New York 10005	New York banking corporation

Robert C. Berglund Individual Trustee PO Box 351 Corona, New Mexico 88318	Retired mining engineer

James A. Ehrenberg Individual Trustee 29394 Whispering Pines Rd. Danbury WI 54830	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Richard G. Lareau Individual Trustee 10201 Rosemont Ct. Fort Myers, FL 33908	Retired Attorney

Michael P. Mlinar Individual Trustee 444 West Anoka Street Duluth, MN 55803	Retired mining engineer

New York, New York April 13, 2018	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG RICHARD G. LAREAU MICHAEL P. MLINAR

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2018.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013).  Based on their assessment, the Trustees believe that, as of January 31, 2018, the Trust’s internal control over financial reporting is effective, based on those criteria.

Baker Tilly Virchow Krause, LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting for the fiscal year ending January 31, 2018.  This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and Trustees of Mesabi Trust:

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 2018 and 2017, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the years ended January 31, 2018, 2017 and 2016, and the related notes (collectively referred to as the "financial statements").  We also have audited the Trust’s internal control over financial reporting as of January 31, 2018, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trust as of January 31, 2018 and 2017, and the results of its operations and its cash flows for each of the years ended January 31, 2018, 2017 and 2016, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2018, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

Basis for Opinion

The Trust’s Trustees are responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Trustees’ Report on Internal Control over Financial Reporting.  Our responsibility is to express an opinion on the Trust’s financial statements and an opinion on the Trust’s internal control over financial reporting based on our audits.  We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Trust in accordance with the U.S.  federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud and whether effective internal control over financial reporting was maintained in all material respects.

Our audits of the financial statements included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks.  Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.  Our audits also included evaluating the accounting principles used and significant estimates made by the Trustees, as well as evaluating the overall presentation of the financial statements.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk.  Our audits also included performing such other procedures as we considered necessary in the circumstances.  We believe that our audits provide a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

An entity’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles.  An entity’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the entity are being made only in accordance with authorizations of the trustees of the entity; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the entity's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements.  Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ Baker Tilly Virchow Krause, LLP

We have served as the Trust’s auditor since 2012.

Minneapolis, Minnesota

April 13, 2018

MESABI TRUST

BALANCE SHEETS

AS OF JANUARY 31, 2018 AND 2017

	2018	2017

Assets

Cash and cash equivalents	$314,835	$13,695,168

U.S. Government securities, at amortized cost (which approximates market)	23,797,451	456,058

Accrued income receivable	1,956,091	45,045
Prepaid expenses	54,640	53,608
Current assets	26,123,017	14,249,879

Fixed property, including intangibles, at nominal values
Assignments of leased property

Amended assignment of Peters Lease	1	1

Assignment of Cloquet Leases	1	1

Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

Total assets	$26,123,020	$14,249,882

Liabilities, Unallocated Reserve And Trust Corpus

Liabilities
Distribution payable	$15,481,612	$1,836,801
Accrued expenses	133,994	108,193
Deferred royalty revenue	—	2,099,415
Total liabilities	15,615,606	4,044,409

Unallocated reserve	10,507,411	10,205,470

Trust corpus	3	3

Total liabilities, unallocated reserve and trust corpus	$26,123,020	$14,249,882

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2018,  2017, AND 2016

	2018	2017	2016

Revenues
Royalties under amended lease agreements	$33,955,703	$10,314,620	$9,297,106
Royalties under Peters Lease fee	519,327	416,788	417,311
Interest	92,527	5,126	7,091

Total revenues	34,567,557	10,736,534	9,721,508

Expenses
Compensation of Trustees	207,520	188,789	188,283
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	366,205	399,737	494,057
Accounting and auditing	142,214	151,947	146,562
Mining consultant and field representatives	56,100	27,988	28,378
Insurance	118,392	118,490	120,084
Annual stock exchange fee	59,967	53,095	45,637
Transfer agent’s and registrar’s fees	7,366	5,540	8,308
Other Trust expenses	51,726	115,336	68,858

Total expenses	1,071,990	1,123,422	1,162,667

Net income	$33,495,567	$9,613,112	$8,558,841

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

Net income per unit (Note 2)	$2.553	$0.733	$0.652

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2018,  2017, AND 2016

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2015	13,120,010	$1,611,124	$3

Net income	—	8,558,841	—
Distribution paid May 20, 2015, $.00 per unit	—	—	—
Distribution paid August 20, 2015, $.04 per unit	—	(524,800)	—
Distribution paid November 20, 2015, $.00 per unit	—	—	—
Distribution declared January 15, 2016, paid February 20, 2016, $.05 per unit	—	(656,001)	—

BALANCE, JANUARY 31, 2016	13,120,010	$8,989,164	$3

Net income	—	9,613,112	—
Distribution paid May 20, 2016, $.20 per unit	—	(2,624,002)	—
Distribution paid August 20, 2016, $.20 per unit	—	(2,624,002)	—
Distribution paid November 20, 2016, $.10 per unit	—	(1,312,001)	—
Distribution declared January 30, 2017, paid February 20, 2017, $.14 per unit	—	(1,836,801)	—

BALANCE, JANUARY 31, 2017	13,120,010	$10,205,470	$3

Net income	—	33,495,567	—
Distribution paid May 20, 2017, $.55 per unit	—	(7,216,006)	—
Distribution paid August 20, 2017, $.16 per unit	—	(2,099,202)	—
Distribution paid November 20, 2017, $.64 per unit	—	(8,396,806)	—
Distribution declared January 30, 2018, paid February 20, 2018, $1.18 per unit	—	(15,481,612)	—

BALANCE, JANUARY 31, 2018	13,120,010	$10,507,411	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2018,  2017, AND 2016

	2018	2017	2016

Operating activities
Royalties received	$30,470,480	$13,702,276	$9,294,808
Interest received	86,616	5,541	6,939
Expenses paid	(1,047,221)	(1,124,467)	(1,080,534)

Net cash from operating activities	29,509,875	12,583,350	8,221,213

Investing activities
Maturities of U.S. Government securities	37,636,412	5,740,659	510,573
Purchases of U.S. Government securities	(60,977,805)	—	(5,940,958)

Net cash from (used for) from investing activities	(23,341,393)	5,740,659	(5,430,385)

Financing activity
Distributions to unitholders	(19,548,815)	(7,216,006)	(8,921,606)

Net change in cash and cash equivalents	(13,380,333)	11,108,003	(6,130,778)

Cash and cash equivalents, beginning of year	13,695,168	2,587,165	8,717,943

Cash and cash equivalents, end of year	$314,835	$13,695,168	$2,587,165

Reconciliation of net income to net cash from operating activities

Net income	$33,495,567	$9,613,112	$8,558,841
Decrease (increase) in accrued income receivable	(1,911,046)	933,101	(419,761)
Decrease (increase) in prepaid expense	(1,032)	1,322	27
Increase (decrease) in accrued expenses	25,801	(63,600)	82,106
Increase (decrease) in deferred royalty revenue	(2,099,415)	2,099,415	—

Net cash from operating activities	$29,509,875	$12,583,350	$8,221,213

Non cash financing activity

Distributions declared and payable	$15,481,612	$1,836,801	$656,001

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2018,  2017, AND 2016

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

The lessee/operator of Mesabi Trust’s mineral interests is Northshore Mining Corporation (NMC), a subsidiary of Cleveland-Cliffs Inc.  (Cliffs).  Prior to September 30, 1994, the lessee/operator had been a subsidiary of Cyprus Amax Minerals Company and was named Cyprus Northshore Mining Corporation (Cyprus NMC).

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  As of January 31, 2018 and 2017, the Trust held $314,835 and $13,695,168, respectively, in a money market fund that invests primarily in obligations of the U.S.  Treasury, which it considers to be cash and cash equivalents.

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

Adjustments to royalty income may result from changes in final reconciliations of tonnage shipped by NMC with the final amounts received from NMC customers.  Adjustments may also result from revisions to estimated prices between NMC and its customers previously used to record revenue for tonnage shipped.  Pricing decreases may give rise to negative price adjustments which may be applied against future royalty income recognized by the Trust.

As of January 31, 2018, positive price adjustments were recorded by Mesabi Trust to accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from NMC with respect to certain shipments during calendar year 2017.  As of January 31, 2018, the Trust recognized revenue related to approximately 1,068,786 tons of iron ore that were shipped by NMC as of December 31, 2017, but for which Cliffs has indicated that final pricing is not yet known.  Pricing related to these tons is expected to be finalized in the first calendar quarter of 2019.

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

Concentration of Credit Risk

Financial instruments which potentially subject the Trust to concentrations of credit risk consist primarily of cash that is maintained at an FDIC insured financial institution.  At times during the year, the Trust’s cash balance may exceed insured limits.

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

The carrying amounts of financial instruments approximated fair value as of January 31, 2018 and 2017, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

The Trust has reviewed all recently issued, but not yet effective, accounting pronouncements.  The Trust would like to draw further attention to the following issued pronouncement regarding the accounting for revenue from contracts with customers:

Revenue from Contracts with Customers

In May 2014, the FASB issued ASU No.  2014-09, “Revenue from Contracts with Customers” which supersedes the guidance in “Revenue Recognition (Topic 605)” and requires entities to recognize revenue in a way that depicts the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to in exchange for those goods or services.  ASU 2014-09 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within that reporting period and is to be applied retrospectively, with early application not permitted.  In August 2015, the FASB issued ASU 2015-14, “Revenue from Contracts with Customers: Deferral of the Effective Date,” which defers the adoption of ASU 2014-09 to annual reporting periods beginning after December 15, 2017, including interim reporting periods within that reporting period.  Earlier application is permitted only as of annual reporting periods beginning after December 15, 2016, including interim reporting periods within that reporting period, however the Trust did not early adopt.  The Trust has evaluated the new standard as it relates to its existing royalty contracts with Northshore Mining.  The Trust believes it is unlikely that a significant change in the timing of revenue recognition will occur and it is expected that the amount of revenue recognized annually will remain largely unchanged.  The Trust is planning to implement the guidance using the full retrospective transition method.  The main impact of the adoption on the financial statements relates to additional disclosures over revenue recognition in the notes to the financial statements.

Various accounting standards and interpretations were issued during the fiscal year ended January 31, 2018.  The Trust has evaluated the recently issued accounting pronouncements that are effective for the fiscal year ended January 31, 2018 and believe they will not have a material effect on the Trust’s financial position, results of operations or cash flows when adopted.

NOTE 3 - U.  S.  GOVERNMENT SECURITIES

U.S.  government securities at January 31, 2018 and 2017 are classified as held-to-maturity and mature as follows:

	2018		2017
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$23,797,451	$23,800,904	$456,058	$455,050

Due after one year	—	—	—	—

	$23,797,451	$23,800,904	$456,058	$455,050

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

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $53.80 per ton for calendar year 2016,  $54.74 per ton for calendar year 2017, and will be $55.74 per ton for calendar year 2018.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S.  Department of Commerce.

NMC is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses.  NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year.  For the calendar year ending December 31, 2018, the minimum advance royalty threshold is $929,320.  The minimum annual advance royalty threshold was $912,725 and $897,008, for the calendar years ended December 31, 2017 and 2016, respectively.

NOTE 5 - UNALLOCATED RESERVE AND DISTRIBUTIONS

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

As of January 31, 2018 and January 31, 2017, the unallocated cash and U.S.  Government securities portion of the Trust’s Unallocated Reserve consisted of the following components:

	January 31, 2018	January 31, 2017
Cash and U.S. Government securities	$24,112,286	$14,151,226
Distribution payable	(15,481,612)	(1,836,801)

Unallocated cash and U.S. Government securities	$8,630,674	$12,314,425

A reconciliation of the Trust’s Unallocated Reserve from January 31, 2017 to January 31, 2018 is as follows:

Unallocated Reserve, January 31, 2017	$10,205,470

Net income	33,495,567
Distributions declared	(33,193,626)

Unallocated Reserve, January 31, 2017	$10,507,411

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

During the fiscal years ended January 31, 2018,  2017, and 2016, the Trustees distributed cash payments totaling $19,548,815 ($1.49 per Unit), $7,216,006 ($0.55 per Unit), and $8,921,606 ($0.68 per Unit), respectively.  In addition, in January 2018, the Trustees declared a distribution of $1.18 per Unit of beneficial interest, which was paid in February 2018.

NOTE 6 - SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the years ended January 31, 2018 and 2017 are presented below:

	2018
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$3,656,754	$13,354,627	$12,191,575	$5,364,601
Expenses	295,047	240,493	227,330	309,120

Net income	$3,361,707	$13,114,134	$11,964,245	$5,055,481

Net income per unit	$0.256	$1.000	$0.912	$0.385

	2017
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$1,679	$2,609,635	$3,442,645	$4,682,575
Expenses	431,931	189,389	234,494	267,608

Net income (loss)	$(430,252)	$2,420,246	$3,208,151	$4,414,967

Net income (loss) per unit	$(0.033)	$0.184	$0.245	$0.337