Form 10-K, Exhibit 13
period 2019-01-31
MESABI TRUST
filed 2019-04-12
CIK 65172

Exhibit 13

ANNUAL REPORT

OF THE TRUSTEES OF

MESABI TRUST

For The Year Ended January 31, 2019

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, 16th Floor

New York, NY 10005

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Fox Rothschild LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission.  Such reports can be accessed at www.mesabi-trust.com.  Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2019 (the “Annual Report”) as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements, including those statements estimating calendar year 2018 production or shipments, are based on input from the lessee/operator (and its parent corporation) of the mine located on the lands owned and held in trust for the benefit of the holders of Units of Beneficial Interest of Mesabi Trust.  These statements may be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  Actual results and future developments could differ materially from the results or developments expressed in or implied by these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, volatility of iron ore and steel prices, market supply and demand, uncertainty or weakness in global economic conditions, reduced economic growth in China, price adjustment provisions in the North American iron ore supply agreements with Cliffs’ customers, regulation or government action, disputes and litigation,  and uncertainties about estimates of reserves, and those described under the caption “Risk Factors” in this Annual Report.  Mesabi Trust undertakes no obligation to make any revisions to the forward-looking statements contained in this filing or to update them to reflect circumstances occurring after the date of this filing.

OVERVIEW

Mesabi Trust (“Mesabi Trust” or the “Trust”), formed pursuant to an Agreement of Trust dated July 18, 1961 (the “Agreement of Trust”), is a trust organized under the laws of the State of New York.  Mesabi Trust holds all of the interests formerly owned by Mesabi Iron Company (“MIC”), including all right, title and interest in the Amendment of Assignment, Assumption and Further Assignment of Peters Lease (the “Amended Assignment of Peters Lease”), the Amendment of Assignment, Assumption and Further Assignment of Cloquet Lease (the “Amended Assignment of Cloquet Lease” and together with the Amended Assignment of Peters Lease, the “Amended Assignment Agreements”), the beneficial interest in a trust organized under the laws of the State of Minnesota to administer the Mesabi Fee Lands (as defined below) as the trust corpus in compliance with the laws of the State of Minnesota on July 18, 1961 (the “Mesabi Land Trust”) and all other assets and property identified in the Agreement of Trust.  The Amended Assignment of Peters Lease relates to an Indenture made as of April 30, 1915 among East Mesaba Iron Company (“East Mesaba”), Dunka River Iron Company (“Dunka River”) and Claude W. Peters (the “Peters Lease”) and the Amended Assignment of Cloquet Lease relates to an Indenture made May 1, 1916 between Cloquet Lumber Company and Claude W. Peters (the “Cloquet Lease”).

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

Limited authorities and responsibilities of the Trustees

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business.  This prohibition seemingly applies even to business activities the Trustees may deem necessary or proper for the preservation and protection of the Trust Estate (as defined on page 27 of this Annual Report).  Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the Unitholders after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held by the Trust.

The Trustees do not intend to expand their responsibilities beyond those permitted or required by the Agreement of Trust, the Amendment to the Agreement of Trust dated October 25, 1982 (the “Amendment”), and those required under applicable law.  The Trust has no employees, but it engages consultants to assist the Trustees in, among other things, monitoring the volume and sales prices of iron ore products shipped from Silver Bay, Minnesota, based on information supplied to the Trustees by Northshore Mining Company (“Northshore”), the lessee/operator of the lands leased under the Peters Lease and Cloquet Lease (the “Peters Lease Lands” and “Cloquet Lease Lands,” respectively, as further described on page 28 of this Annual Report) and the 20% fee interest of certain lands that are particularly described in, and subject to a mining lease under, the Peters Lease (the “Mesabi Fee Lands,” and together with the Peters Lease Lands and Cloquet Lease Lands, “Mesabi Trust Lands”), and its parent company Cleveland-Cliffs Inc. (“Cliffs”).  References to Northshore in this Annual Report, unless the context requires otherwise, are applicable to Cliffs as well.

The information regarding amounts and sales prices of shipped iron ore products is used to compute the royalties payable to the Trust by Northshore.  The Trustees request material information, from time to time, for use in the Trust’s periodic reports and as part of their evaluation of the Trust’s disclosure controls and procedures.  The Trustees rely on Northshore to provide accurate and timely information for use in the Trust’s periodic and current reports filed with the Securities and Exchange Commission (the “SEC”).

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

Except within the framework of the Amended Assignment Agreements, neither the Trust nor the Trustees have any control over the operations and activities of Cliffs or its wholly-owned subsidiary, Northshore.  Accordingly, the royalty income of the Trust is highly dependent upon the activities, investments and operational decisions of Cliffs and Northshore, including temporary or permanent idling of operations, the supply and demand of suppliers and customers in the iron ore and steel industry in the U.S. and internationally, and the terms and conditions of the Amended Assignment Agreements.  Northshore, together with Cliffs, without any input or influence from the Trust or the Trustees, control:  (i) current operating plans, including iron ore production volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future production, operations and capital expenditures, if any; (iii) geological data relating to iron ore reserve estimates; (iv) sales and marketing efforts, and shipments of iron ore products to customers of Cliffs; and (v) the terms and conditions, especially related to pricing and price adjustment mechanisms, of the Cliffs Pellet Agreements (described on page 12 of this Annual Report).  Any substantial change in Cliffs’ financial condition or business, or the operations, production and shipments of iron ore products by Northshore, including production curtailments, temporary idling or permanent idling of Northshore operations, about which the Trust may have little or no prior notice, could adversely affect the royalty income of the Trust, as well as the resulting cash available for distribution by the Trust to Unitholders.

Cliffs’ Annual Report has cited certain economic and market risks, including risks related to the volatility of commodity prices, uncertainty or weakness in global economic conditions, reduced economic growth in China and oversupply of iron ore and excess steel or imported products, any of which could adversely affect Cliffs’ ability to generate revenue, maintain stable cash flow and fund its operations, which in turn could adversely affect Northshore operations and could adversely affect royalties payable to the Trust.

In its annual report on Form 10-K for the fiscal year ended December 31, 2018, filed with the SEC on February 8, 2019 (“Cliffs’ Annual Report”) Cliffs disclosed that, as a mining company, Cliffs’ profitability is dependent upon the price of the commodities sold to its customers, and that the price of iron ore has fluctuated significantly in the past and is affected by factors beyond its control including steel inventories; changes in the productive capacity of U.S. domestic steel producers; international demand for raw materials used in steel production; rates of global economic growth, especially construction and infrastructure activity that requires significant amounts of steel; changes in the levels of economic activity in the U.S., China, India, Europe and other industrialized or developing countries; uncertainties or weaknesses in global economic conditions such as the U.S. debt ceiling; changes in production capacity of other iron ore suppliers, especially as additional supplies come online or where there is a significant increase in imports of steel into the U.S. or Europe; changes in trade laws; weather-related disruptions or natural disasters that may impact the global supply of iron ore; the proximity, capacity and cost of infrastructure and transportation; and changes in China's emissions policies and environmental compliance enforcement practices.  Further, Cliffs stated that its earnings may fluctuate with the prices of the commodities it sells.  To the extent that the prices of these commodities, including the average hot roll coil price, significantly decline for an extended period of time, Cliffs may have to revise its operating plans, including curtailing production, reducing operating costs and capital expenditures and discontinuing certain exploration and development programs.  Cliffs also disclosed that it may have to take impairments on its long-lived assets and/or inventory.  Sustained lower prices also could cause Cliffs to reduce existing reserves if certain reserves no longer can be economically mined or processed at prevailing prices.  Cliffs may be unable to decrease its costs in an amount sufficient to offset reductions in revenues and may incur losses.  These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on future royalties payable to the Trust.

New U.S. trade policies may have a material adverse impact on Cliffs’ business, which could adversely affect Cliffs’ ability to generate revenue, which in turn could adversely affect royalties payable to the Trust.

The U.S. government has adopted a new trade policy and in some cases has sought to renegotiate, or potentially terminate, certain existing bilateral or multi-lateral trade agreements (e.g., the renegotiation of the North American Free Trade Agreement (“NAFTA”), which resulted in the United States–Mexico–Canada Agreement, which, if and when ratified, will replace and supersede NAFTA).  It has also imposed tariffs on certain foreign goods, which included the imposition of significant tariffs on foreign steel.  These measures may, and in some cases already have, resulted in U.S. trading partners, including China, implementing retaliatory trade policies of their own, making it more difficult or costly for Cliffs to export its products abroad.  These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on future royalties payable to the Trust, and the Trustees are not able to predict the impact that the new U.S. trade policy, or its results and/or consequences, will have on future royalties payable to the Trust.

Uncertainty or weakness in the global economic conditions and reduced economic growth to China and oversupply of iron ore and excess steel or imported products could adversely affect future royalties payable to the Trust.

The world price of iron ore is strongly influenced by global economic conditions, including international demand and supply for iron ore products.  In particular, the current level of international demand for raw materials used in steel production is driven largely by industrial growth in China.  Cliffs’ Annual Report cautioned that uncertainties or weaknesses in global economic conditions, including the slowing economic growth rate in China, has resulted, and could in the future result, in decreased demand for Cliffs’ products and, together with oversupply of imported products, has and may continue to lead to decreased prices, resulting in lower revenue levels and decreasing margins, which have in the past and may in the future affect adversely its business and negatively impact its financial results.  We are not able to predict how the global economic conditions, including the current slower growth and challenging economic conditions of China, will change or not change, or the impact it may have on Cliffs’ and Northshore’s operations and the iron ore and steel industries in general going forward.

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

Although Cliffs reported that it has long-term contractual commitments for a majority of sales in its iron ore business, it cautioned that the uncertainty in global economic conditions may adversely impact the ability of its customers to meet their obligations.  As a result of such market volatility, Cliffs’ customers could approach Cliffs about modifying their supply agreements with Cliffs or fail to perform under such agreements.  Considering Cliffs’ limited base of current and potential customers, any modifications to Cliffs’ sales agreements or customers’ failures to perform under such agreements could impact adversely Cliffs’ sales, margins, profitability and cash flows.  Any modifications to such supply agreements, including reductions in pricing, or Cliffs’ customers’ failures to perform under such agreements could materially adversely affect the royalties payable to the Trust and, in turn, the cash available for distribution to Unitholders.

Due to the lack of industry and geographic diversification, adverse developments in the iron ore mining industry could adversely impact the Trust’s financial condition and reduce its ability to make distributions to the Trust’s Unitholders.

Substantially all of the revenue, operating profits and assets of the Trust relate to one business segment—iron ore mining.  In addition, the principal assets of the Trust consist of two different interests in certain properties in the Mesabi Iron Range located in northern Minnesota.  This concentration could disproportionally expose the Trust’s interests to operational and regulatory risks in that area.  Due to the lack of diversification in industry type and location of the Trust’s interests, adverse developments in the iron ore markets or at the location of the Trust’s real estate interests could have a significantly greater impact on the Trust’s financial condition, results of operations and royalty revenues than if the Trust’s interests were more diversified.

The stability of Cliffs’ North American iron ore operations and the price adjustment provisions in the North American iron ore supply agreements with Cliffs’ customers could have a significant effect on the cash available for distribution by the Trust to Unitholders.

In Cliffs’ Annual Report, Cliffs reported that during the twelve months ended December 31, 2018, a majority of its mining and pelletizing sales were made under term supply agreements to a limited number of customers; approximately 97% of its revenue was derived from the North American integrated steel industry of which three customers accounted for 95% of such sales revenue.  Cliffs’ Annual Report also cautioned that as a result of pricing adjustments contained in Cliffs’ existing customer contracts and those anticipated in the future periods, its financial results will have increased sensitivity to changes in iron ore and steel prices.

As discussed elsewhere in the Trust’s Annual Report, the price adjustment mechanisms under Cliffs’ North American long term customer supply agreements, which can be positive or negative, may result in significant variations in royalties payable to the Trust from quarter to quarter and year to year.  These variations could materially adversely affect the royalties payable to the Trust and, in turn, the resulting cash available for distribution to Unitholders.

Royalties received by the Trust, and distributions paid to Unitholders, in any particular quarter or year are not necessarily indicative of royalties or distributions that will be paid in any subsequent quarter or in any full year.

Royalties received by the Trust can fluctuate significantly from quarter to quarter and year to year based upon market prices for iron ore products, the level of orders for iron ore products from Cliffs’ customers, the consumption of inventory by Cliffs’ customers, and production decisions made by Northshore.  Moreover, because royalties paid to the Trust in any particular quarter include payments made with respect to pellets shipped and sold at estimated prices that are subject to future interim and final multi-year adjustments in accordance with the supply agreements between Cliffs and its customers, a downward trend in demand and market prices for iron and steel products could result in negative adjustments to royalties in future quarters, some of which may be significant.  These negative price adjustments could have a material adverse effect on the Trust’s royalty income, which in time could result in lower quarterly distributions, and possibly reduce or even eliminate funds available for distribution in any quarter and in some quarters may completely offset royalties otherwise payable to the Trust.

Due to the factors described above, cash available for distribution to Unitholders in future quarters could materially decrease, and in some cases, such decrease could result in no cash being available for distribution to Unitholders.  As a result, royalties received by the Trust generally can fluctuate materially from quarter to quarter and year to year.  As a result, distributions that may be declared and paid to Unitholders, in any particular quarter, are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent quarter or in any full year.  Based on the foregoing and the current uncertainty in the economic environment, the Trust cannot ensure that there will be adequate cash available to make a distribution to Unitholders in any particular quarter.

Cliffs has disclosed that its hot-briquetted (“HBI”) project will require the commitment of substantial resources.  Any unanticipated costs or delays associated with Cliffs’ HBI project could negatively impact production and shipments of iron ore products by Northshore, which in turn could have a material adverse effect on future royalties payable to the Trust.

In Cliffs’ Annual Report, Cliffs has disclosed that its ongoing efforts with respect to the HBI project require the commitment of substantial capital expenditures.  Cliffs disclosed that it currently expects to incur capital expenditures through 2020 on the HBI project of approximately $830 million on the development of the HBI production plant in Toledo, Ohio, of which $180 million has already been incurred, and $90 million for upgrades at the Northshore plant to enable it to produce significantly increased levels of DR-grade pellets that could be used as feedstock for the HBI production plant and/or sold commercially.  Each of these estimates is exclusive of construction-related contingencies and capitalized interest.  Cliffs indicated that estimated expenses may increase as personnel and equipment associated with advancing development and commercial production are added.  Further, Cliffs disclosed that progress of its HBI project and the amounts and timing of expenditures will depend in part on the following:

(i)receiving and maintaining required federal, state and local permits;

(ii)completing infrastructure and construction work and the completion of commissioning and integration of all of the systems comprising the HBI production plant;

(iii)negotiating sales contracts for its planned production; and

(iv)other factors, many of which are beyond Cliffs’ control.

Most of these activities require significant lead times and must be advanced concurrently.  Any unanticipated costs or delays associated with Cliffs’ HBI project could have a material effect on shipments of iron ore products from Silver Bay, which in turn could materially impact the Trust’s royalty revenue, and thereby impact the cash available for distribution by the Trust.  Further, the Trustees are not able to predict the impact on the Trust’s future potential royalties of either: (i) Northshore’s future anticipated production and shipments of DR-grade pellets from Silver Bay, or (ii) Cliffs’ HBI project.

Cliffs’ Annual Report has disclosed certain financial risks, including risks related to Cliffs’ existing level of indebtedness, risks related to potential limitations on its ability to invest in the ongoing needs of its business, risks concerning its ability to generate sufficient cash flow to service all of its debt, and risks related to adverse changes in credit ratings, which may adversely affect its cost of financing

Cliffs’ Annual Report has disclosed that (i) due to Cliffs’ existing level of indebtedness, it has to dedicate a portion of its cash flow from operations to the payment of debt service, reducing the availability of its cash flow to fund capital expenditures, acquisitions or other strategic development initiatives and other general corporate purposes, (ii) if its cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, including additional secured or unsecured debt, or restructure or refinance its debt, which could be at higher interest rates and may require it to comply with more onerous covenants, which could further restrict its business operations, and (iii) credit rating agencies could downgrade its ratings either due to factors specific to its business, a prolonged cyclical downturn in the mining industry, or macroeconomic trends (such as global or regional recessions) and trends in credit and capital markets more generally, which would may result in an increase to its cost of financing and limit its access to the capital markets, which would harm its financial condition and results of operations, and hinder its ability to refinance existing indebtedness on acceptable terms, and may affect adversely the terms under which it purchases goods and services.

Cliffs’ Annual Report also disclosed that Cliffs has significant capital requirements, including interest payments for debt service.  If Cliffs incurs significant losses in future periods, Cliffs disclosed that it may be unable to continue as a going concern.  According to Cliffs’ Annual Report, if Cliffs is unable to continue as a going concern, it may consider, among other options, further restructuring its debt although there can be no assurance that these options will be undertaken and, if so undertaken, whether these efforts will succeed.

These potential circumstances, if they become real developments, could have a material adverse effect on Cliffs and Northshore, which in turn, could have a material adverse effect on royalties paid to the Trust in the future.

Equipment failures and other unexpected events at Northshore may lead to production curtailments or shutdown.

Interruptions in production capabilities at the mine operated by Northshore may have an adverse impact on the royalties payable to the Trust.  In addition to planned production shutdowns or curtailments and equipment failures, the Northshore facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions or extreme weather conditions.  The manufacturing processes that take place in Northshore’s mining operations, as well as in Northshore’s crushing, concentrating and pelletizing facilities, depend on critical pieces of equipment, such as drilling and blasting equipment, crushers, grinding mills, pebble mills, thickeners, separators, filters, mixers, furnaces, kilns and rolling equipment, as well as electrical equipment, such as transformers.  It is possible that this equipment may, on occasion, be out of service because of unanticipated failures or unforeseeable acts of vandalism or terrorism.  In addition, because the Northshore processing facilities have been in operation for several decades, some of the equipment is aged.  Because the Trustees have no control over the operations or maintenance of the equipment at Northshore, a shutdown or reduction in capacity may come with little or no advance warning.  The remediation of any interruption in production capability at Northshore could require Cliffs to make large capital expenditures which may take place over an extended period of time.  According to Cliffs’ Annual Report, if Cliffs’ cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay investments and capital expenditures.  At the end of November 2015, Northshore shut down all of its taconite production lines and remained idle until May 2016.  According to Cliffs, the temporary idle was a result of historic levels of steel imports into the U.S. and reduced demand from its steel-producing customers.  Any additional idling, shutdown, reduction in operations, or production curtailment at Northshore would likely adversely affect the royalties payable to the Trust

The mining operations of Northshore are subject to extensive governmental regulations and Northshore is subject to risks related to its compliance with federal and state environmental regulations.

Northshore, as the operator of the mine on Mesabi Trust Lands, is subject to various federal, state and local laws and regulations on matters such as employee health and safety, air quality, water pollution, plant, wetlands, natural resources and wildlife protection, reclamation and restoration of mining properties, the discharge of materials into the environment, and the effects that mining has on groundwater quality, conductivity and availability.  Northshore is required to maintain numerous permits and approvals issued by federal and state regulatory agencies and its mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977.  The Occupational Safety and Health Administration (“OSHA”) has jurisdiction over safety and health standards not covered by MSHA and the Minnesota Pollution Control Agency (“MPCA”) regulates various aspects of Northshore’s operations.  Northshore may from time to time be involved in disputes or litigation with the regulatory agencies over certain aspects of its operation but because the Trust has no control over Northshore’s operations, the potential impact of these proceedings cannot be determined.  Moreover, Northshore is solely responsible for its compliance with all laws, regulations or permits applicable to Northshore’s operations and Northshore may at times fail to operate in compliance with such laws, regulations and permits.  The Trust has no ability to control or determine whether Northshore has been or will in the future operate in compliance with such laws and regulations.  If Northshore fails to comply with these laws, regulations or permits, it could be subject to fines or other sanctions, any of which could have an adverse effect on its operations and its ability to ship iron ore products from Silver Bay, Minnesota, which could, in turn, have a material adverse effect on the royalties paid to the Trust

TMDL (a regulatory term describing a value of the maximum amount of a pollutant that a body of water can receive while still meeting water quality standards under the Clean Water Act) regulations are contained in the Clean Water Act and, as a part of Minnesota’s Mercury TMDL Implementation Plan, in cooperation with the MPCA, the taconite industry developed a Taconite Mercury Reduction Strategy and signed a voluntary agreement to effectuate its terms.  The strategy includes a 75% target reduction of mercury air emissions from Minnesota pellet plants collectively by 2025.  For Cliffs, the requirements in the voluntary agreement do not apply to Northshore.  Late in 2013, however, Minnesota published a draft mercury control rule that would require annual mercury emissions reporting and could require installation of mercury emission control equipment on all Cliffs’ Minnesota facilities including those of Northshore.  On September 22, 2014, Minnesota promulgated the Mercury Air Emissions Reporting and Reduction Rule mandating mercury air emissions reporting and reduction.  The adopted rule expanded applicability to all of Cliffs’ Minnesota operations and required (i) a 70% reduction of mercury emissions from Northshore’s industrial boilers by January 1, 2018, and (ii) by the end of 2018, the submission of a plan to reduce mercury emissions by 72% from all of Cliffs’ Minnesota taconite furnaces, with such plan implementation requirements to become effective on January 1, 2025.  Cliffs expressed its concerns about the technical and economic feasibility to reduce taconite mercury emissions by 72% and conducted detailed engineering analyses to determine the impact of the regulations on each unique iron ore indurating furnace affected by the Mercury Air Emissions Reporting and Reduction Rule.  Cliffs’ Annual Report states that one of the main tenets agreed upon for evaluating potential mercury reduction technologies during TMDL implementation and the 2014 rule development proceedings was that the selected technology must meet the following “Adaptive Management Criteria”:  the technology (i) must be technically feasible; (ii) must be economically feasible; (iii) must not impact pellet quality; and (iv) must not cause excessive corrosion in the indurating furnaces or air pollution control equipment.  According to Cliffs’ Annual Report, there is currently no proven technology to cost-effectively reduce mercury emissions from taconite furnaces to the target level of 72% that would meet all four Adaptive Management Criteria.  Cliffs submitted its mercury reduction plans for its Minnesota facilities to the MPCA in December 2018, and they are currently being reviewed by the MPCA.

The Trustees are unable to predict what impact, if any, the Mercury Air Emissions Reporting and Reduction Rule will have on production and shipments of iron ore products from Northshore or future royalties payable to the Trust.

The Trust does not control the portion of Northshore’s shipments that will come from iron ore mined from Mesabi Trust Lands.

The Trustees do not exert any influence over mining operational decisions at Northshore and Northshore alone determines whether to mine from Mesabi Trust Lands or state-owned lands, based on its current production estimates and engineering plan.  Northshore’s mining operations include Mesabi Trust Lands and mineral-producing land owned by the State of Minnesota and others.  Iron ore mined by Northshore from lands other than Mesabi Trust Lands is processed, along with iron ore mined from Mesabi Trust Lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis. Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust Lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments is from Mesabi Trust Lands.  The percentages of shipments from Mesabi Trust Lands were 89.8%, 92.6%, 99.6%, 88.9%, 90.8% and 93.5% in calendar years 2018, 2017, 2016, 2015, 2014 and 2013, respectively.  If Northshore decides to materially reduce the percentage of iron ore mined, or pellets shipped, from Mesabi Trust Lands, the income of the Trust could be materially adversely affected.

Royalties payable to the Trust could be materially adversely affected by the failure of the Trust’s independent consultants to competently perform.

As permitted by the terms of the Agreement of Trust and the Amendment, the Trustees are authorized to, and in fact do, rely upon certain independent consultants to assist the Trustees in carrying out and fulfilling their obligations as Trustees.  Independent consultants perform a variety of services for the Trust, render advice and produce reports with respect to monthly production and shipments, which include figures on crude iron ore production, iron ore pellet production, iron ore pellet shipments, and discussions concerning the condition and accuracy of the scales used to weigh iron ore pellets produced at Northshore’s facilities.  The Trustees have also retained an accounting firm to provide non-audit services, including preparing financial statements, reviewing financial data related to shipping and sales reports provided by Northshore and reviewing the schedule of leasehold and fee royalties payable to the Trust.  The Trustees believe that the independent consultants engaged by the Trust are qualified to perform the services and functions assigned to them.  Nevertheless, any negligence or the failure of any such independent consultants to competently perform could materially adversely affect the royalties to be received by the Trust.

The Trust relies on Cliffs’ estimates of recoverable reserves, and if those estimates are inaccurate, the total potential future royalty stream to the Trust and distributions payable to Unitholders may be materially adversely affected.

The Trustees do not participate in preparing the recoverable iron ore reserve estimates reported by Cliffs.  According to Cliffs’ Annual Report, Cliffs regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with Securities Act Industry Guide 7, promulgated by the SEC.  Additionally, according to Cliffs’ Annual Report, Cliffs indicated that it will also update its iron ore reserve estimates to comply (to the extent it is not already compliant) with the SEC’s recently adopted Final Rule 13-10570, Modernization of Property Disclosures for Mining Registrants, compliance with which will be required beginning on January 1, 2021, at which point Final Rule 13-10570 will rescind Securities Act Industry Guide 7.  In 2013, the Trustees engaged an independent firm of geological experts to evaluate the process Cliffs uses to estimate the recoverable iron ore reserves at the Peter Mitchell Mine.  Still, there are numerous uncertainties inherent in estimating quantities of reserves of mineral producing lands and such estimates necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs, all of which may in fact vary considerably from actual results.  All of these factors are outside of the control and influence of the Trustees.  For these reasons, estimates of the economically recoverable quantities of mineralized deposits attributable to Mesabi Trust Lands and the classifications of such reserves based on the risk of recovery prepared by different engineers or by the same engineers at different times may vary substantially as the criteria change.  Cliffs’ estimate of the iron ore reserves could be negatively affected by future industry conditions, geological conditions and ongoing mine planning at the Peter Mitchell Mine.  Actual reserves will likely vary from estimates, and if such variances are negative and material, the expected royalties payable to the Trust could be materially adversely affected and the value of the Trust’s Units could decline.

Cliffs has disclosed certain operational risks, including risks that could arise related to substantial costs from idled production capacity, announced and potential mine closures and risks related to its ability to transport its products to customers at competitive rates and in a timely manner.

According to Cliffs’ Annual Report, Cliffs indicated that its decisions concerning which mines to operate and at what capacity levels are made based upon its customers’ orders for products, the quality of and cost to mine and process the remaining iron ore body, as well as the capabilities and cost performance of its mines.  During depressed market conditions, Cliffs may concentrate production at certain mines and not operate others in response to customer demand and as a result Cliffs would incur idle facility costs.  In 2016, two of its Minnesota mines were temporarily idled for a portion of the year and it indefinitely idled the Empire mine in Michigan in August 2016.  When Cliffs restarts idled facilities, it incurs certain costs to replenish inventories, prepare the previously idled facilities for operation, perform the required repair and maintenance activities and prepare employees to return to work safely and to resume production responsibilities.  The amount of any such costs can be material, depending on a variety of factors, such as the period of idle time, necessary repairs and available employees, and is difficult to project.  In addition, Cliffs stated that faced with overcapacity in the iron ore market it may seek to rationalize assets through asset sales, temporary shutdowns, indefinite idles or closures of facilities.

Cliffs also disclosed that in its iron ore operations, disruption of the lake and ocean-going vessels and rail transportation services due to weather-related problems and lack of alternative transportation sources could impair Cliffs’ ability to supply iron ore to its customers at competitive rates or in a timely manner, and thus, could adversely affect its sales, margins and profitability.

These events could have a material adverse effect on Cliffs and potentially Northshore, which in turn, could have a material adverse effect on royalties paid to the Trust in the future.

The operations at Northshore are largely dependent on a single-source energy supplier.

The operations at Northshore are largely dependent on Silver Bay Power Company, a 115 megawatt power plant, for its electrical supply.  Silver Bay Power Company, which is wholly owned by Northshore, has an interconnection agreement with Minnesota Power, Inc. for backup power when excess generation is necessary.  In May 2016, Silver Bay Power entered into an agreement with Minnesota Power to purchase roughly half of Northshore’s electricity needs from Minnesota Power through 2019.  Beginning January 1, 2020, Silver Bay Power will purchase 100% of the electricity requirements of Northshore from Minnesota Power and Silver Bay Power plans to idle both of its generating units except under certain circumstances.  Until the transition is complete, a significant interruption in service from Silver Bay Power Company due to vandalism, terrorism, weather conditions, natural disasters, or any other cause could cause a decrease in production capacity or require a temporary shutdown of Northshore’s operations.  In addition, one natural gas pipeline serves all of Cliffs’ Minnesota mines, and a pipeline failure could idle or substantially impair the operations at Northshore.  Any substantial interruption of, or material reduction in, Northshore’s operations could materially adversely affect the royalties payable to the Trust.

If steelmakers use methods other than blast furnace production to produce steel or shut down or reduce production using blast furnaces, the demand for iron ore pellets may decrease.

According to Cliffs’ Annual Report, demand for Cliffs’ iron ore products in North America is determined by the operating rates for the blast furnaces of steel companies, although not all finished steel is produced by blast furnaces.  Finished steel also may be produced by other methods that do not require iron ore pellets and use scrap steel, pig iron, hot briquetted iron and direct reduced iron.  North American steel producers can also produce steel using imported iron ore, semi-finished steel products or other lighter-weight steel alternatives, which eliminates the need for domestic iron ore.  Future environmental restrictions on the use of blast furnaces in North America also may reduce the use of blast furnaces in steel production.  Because the maintenance of blast furnaces can require substantial capital expenditures and may cause prolonged outages, which may reduce demand for pellets, steel manufacturers may choose not to maintain their blast furnaces, and some of them may not have the resources necessary to adequately maintain their blast furnaces.  If steel manufacturers alter the methods they use to produce steel or otherwise substantially reduce their use of iron ore pellets, demand for iron ore pellets will decrease, which could materially adversely affect the royalties payable to the Trust.

Certain risk factors affecting Cliffs’ North American Iron Ore business generally, and Northshore operations in particular, could have a material adverse effect on the royalties payable to the Trust.

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year.  According to Cliffs’ Annual Report, a number of risk factors affect Cliffs’ operations and could impact Northshore’s production and shipment volume.  Cliffs’ Annual Report identified the following six categories of risk to which Cliffs is subject:  (i) economic and market, (ii) regulatory, (iii) financial, (iv) operational, (v) development and sustainability, and (vi) human capital.  These risk factors include, among others, the global economic climate and financial market conditions, economic conditions in the iron ore industry, extensive governmental regulations relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in Cliffs’ North American term supply agreements (which take into account various price indexes), availability of lake freighters, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility.  Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties payable to the Trust could be materially adversely affected.

Furthermore, other events such as terrorist acts, conflicts, wars and geopolitical uncertainties, whether or not occurring in or involving, directly or indirectly, the United States, may cause serious harm to Cliffs’ and/or Northshore’s business, operations and revenue.  The potential for the occurrence of any of these types of events has created global and domestic economic and political uncertainties.  If any of these types of events were to occur, the results would be unpredictable, but may include decreases in demand for iron ore, difficulties related to shipping of iron ore products to Cliffs’ customers, and delays and inefficiencies in Cliffs’ supply chain.  The Trust is uninsured, and cannot obtain insurance, for losses and interruptions caused by any of these types of events.

We are dependent upon third party information technology systems, which are subject to cyber threats, disruption, damage and failure.

We are dependent upon third party information systems and other technologies, including those related to our financial and operational management and those related to Cliffs’ and Northshore’s financial and operational management.  Network and information systems-related events, such as computer hackings, cyber-attacks, ransomware, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing, or power outages, natural disasters, terrorist attacks or other similar events, could result in damage to our information and data that is stored or transmitted by our third party vendors or damage or disruption to Cliffs’ or Northshore’s business operations.  Any security breaches, such as computer viruses and more sophisticated and targeted cyber-related attacks, as well as misappropriation, misuse, leakage, falsification or accidental release or loss of information maintained in these information technology systems could result in significant losses and damage to our reputation, or the reputations of Northshore and/or Cliffs, and require us, Northshore or Cliffs to expend significant capital and other resources to remedy any such security breach.  There can be no assurance that these events and security breaches will not occur in the future or not ultimately have an adverse effect on the royalties payable to the Trust.

The Trustees are not subject to annual election and, as a result, the ability of the holders of Trust Certificates to influence the policies of the Trust may be limited.

Directors of a corporation are generally subject to election at each annual meeting of shareholders or, in the case of staggered boards, at regular intervals.  However, under the Agreement of Trust, the Trust is not required to hold annual meetings of holders of Trust Certificates to elect Trustees and Trustees generally hold office until their death, resignation or disqualification.  As a result, the ability of holders of Trust Certificates to effect changes in the composition of those serving as Trustees and the policies of the Trust is significantly more limited than that of the shareholders of a corporation.

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

OVERVIEW OF TRUST’S ROYALTY STRUCTURE

Leasehold royalty income constitutes the principal source of the Trust’s revenue.  The income of the Trust is highly dependent upon the activities and operations of Northshore.  Royalty rates and the resulting royalty payments received by the Trust are determined in accordance with the terms of the Trust’s leases and assignments of leases.

Three types of royalties, as well as royalty bonuses, comprise the Trust’s leasehold royalty income:

•

Base overriding royalties.  Base overriding royalties have historically constituted the majority of the Trust’s royalty income.  Base overriding royalties are determined by both the volume and selling price of iron ore products shipped.  Northshore is obligated to pay the Trust base overriding royalties in varying amounts, based on the volume of iron ore products shipped.  Base overriding royalties are calculated as a percentage of the gross proceeds of iron ore products produced at Mesabi Trust Lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota.  The percentage ranges from 2-1/2% of the gross proceeds for the first one million tons of iron ore products shipped annually to 6% of the gross proceeds for all iron ore products in excess of four million tons so shipped annually.  Base overriding royalties are subject to interim and final price adjustments under the term contracts between Northshore, Cliffs and their customers (the “Cliffs Pellet Agreements”) and, as described elsewhere in this Annual Report, such adjustments may be positive or negative.

•

Royalty bonuses.  The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton.  The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay.  The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $54.74 per ton for calendar year 2017 and $55.74 per ton for calendar year 2018, and will be $56.93 per ton for calendar year 2019.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (and, as described elsewhere in this Annual Report); such adjustments may be positive or negative.  See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2019 and January 31, 2018” in this Annual Report for more information.

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

•

Minimum advance royalties.  Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The minimum advance royalty was $912,725 for calendar year 2017 and $929,320 for calendar year 2018, and will be $949,295 for calendar year 2019.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Royalty income, which constitutes the principal source of the Trust’s revenue, comprised 99.5% to 99.9% of the Trust’s total revenue in each of the fiscal years ended January 31, 2019, January 31, 2018 and January 31, 2017.  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” in this Annual Report.

During the course of its fiscal year some portion of royalties expected to be paid to Mesabi Trust is based in part on estimated prices for iron ore products sold under the Cliffs Pellet Agreements.  The Cliffs Pellet Agreements use estimated prices which are subject to interim and final pricing adjustments, which can be positive or negative, and which adjustments are dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  Even though Mesabi Trust is not a party to the Cliffs Pellet Agreements, these adjustments can result in significant variations in royalties payable to Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by the Trust.  In either case, these price adjustments will impact future royalties payable to the Trust and, in turn, will impact cash reserves that become available for distribution to Unitholders.

According to Cliffs’ Annual Report, sales volumes under most of its multi-year supply agreements with Cliffs’ customers are largely dependent on customer requirements and contain a base price that is adjusted annually using one or more adjustment factors.  The factors that could result in price adjustments under Cliffs’ customer contracts include changes in the Platts 62% Price, hot-rolled coil steel price, the Atlantic Basin pellet premium, published Platts international indexed freight rates and changes in specified producer price indices, including those for industrial commodities, fuel and steel.

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price.  Although 98.1% all of the iron ore products shipped from Silver Bay during calendar 2018 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

Deutsche Bank Trust Company Americas, the Corporate Trustee, performs certain administrative functions for Mesabi Trust.  The Trust maintains a website at www.mesabi-trust.com.  The Trust makes available (free of charge) its annual, quarterly and current reports (and any amendments thereto) filed with the SEC through its website as soon as reasonably practicable after electronically filing or furnishing such material with or to the SEC.

SELECTED FINANCIAL DATA

Years ended January 31	2019	2018	2017	2016	2015
Royalty and interest income(1)	$47,293,765	$34,495,415	$10,887,193	$9,721,508	$26,080,115
Trust expenses	1,734,721	1,071,990	1,123,422	1,162,667	1,312,267
Net income(2)	$45,559,044	$33,423,425	$9,763,771	$8,558,841	$24,767,848
Net income per Unit(3)	$3.472	$2.548	$0.744	$0.652	$1.888
Distributions declared Per unit(3)(4)	$3.000	$2.530	$0.640	$0.090	$1.840

Total Assets	$35,454,014	$26,222,284	$14,421,288	$9,816,961	$10,097,620

(1)

In 2018, we adopted ASU 2014-09, which impacted our annual recognition of revenues and expenses.  Fiscal years 2016 and 2015 throughout this document have not been adjusted for this new accounting standard.

(2)	The Trust, as a grantor trust, is exempt from federal and state income taxes.
(3)	Based on 13,120,010 Units of Beneficial Interest outstanding during all years.
(4)

In January each year, the Trustees consider whether the Trust will declare a cash distribution, and if so determined, such a distribution would be paid in February, which is in the Trust’s next fiscal year.  Because of this, distributions declared generally do not equal the amount of cash distributed in the same fiscal year.  To further illustrate, during the Trust’s fiscal year ended January 31, 2019, the Trustees distributed a total of $2.79 per Unit (including $1.18 per Unit declared in fiscal 2018 but distributed in fiscal 2019 (February 2018)) and in fiscal 2019 declared a distribution of $1.39 per Unit payable in February 2019, the next fiscal year.  For a complete description of distributions paid and declared in fiscal years ended 2019, 2018, and 2017, see page F-6.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2019, January 31, 2018 and January 31, 2017

During fiscal 2019, production attributed to Trust lands totaled approximately 5.0 million tons, an increase of 4.6% as compared to production for fiscal year 2018 and an increase of 35.8% as compared to production for fiscal 2017.  Shipments to Northshore’s customers attributed to the Trust totaled approximately 5.1 million tons during fiscal 2019.  This represents an increase of 4.4% as compared to shipments for fiscal year 2018 and an increase of 55.1% as compared to shipments for fiscal year 2017.  The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Year Ended	(Tons)	(Tons)
January 31, 2019	5,025,850	5,138,158
January 31, 2018	4,806,391	4,920,633
January 31, 2017	3,702,144	3,312,159

Production of iron ore pellets for the fourth quarter of fiscal 2019 decreased 3.7% as compared to production of iron ore pellets for the fourth quarter of fiscal 2018 due primarily to a decrease in orders from Northshore’s customers as they adjusted production based on anticipated demand from their customers.  Shipments of iron ore pellets by Northshore during the fourth quarter of fiscal 2019 increased by 46.7% as compared to shipments of iron ore pellets during the fourth quarter of fiscal 2018.  The increase in shipments in the fourth quarter of fiscal 2019 was caused by an increase in demand from Northshore’s customers during the quarter.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Three Months Ended	(Tons)	(Tons)
January 31, 2019	1,285,735	952,740
January 31, 2018	1,335,413	649,469

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent three fiscal years.

			Percentage of	Percentage of
	Percentage of	Percentage of	Pellets	Pellets
	Pellets Produced	Pellets Produced	Shipped	Shipped
	From Trust	From Non-Trust	From Trust	From Non-Trust
Fiscal Year ended	Lands	Lands	Lands	Lands
January 31, 2019	90.3%	9.7%	89.8%	10.2%
January 31, 2018	89.1%	10.9%	92.6%	7.4%
January 31, 2017	99.2%	0.8%	99.6%	0.4%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to iron ore mined from Mesabi Trust lands in fiscal 2020.  However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

Comparison of Financial Results for Fiscal Years ended January 31, 2019 and January 31, 2018

Royalty Income

As shown in the table below, in fiscal 2019 base royalties increased by 45.9%, bonus royalties increased by 25.4% and fee royalties increased by 16.2%, each as compared to fiscal 2018.  Accordingly, the Trust’s total royalty income increased by 36.7% in fiscal 2019 as compared to fiscal 2018.  The increase in royalties received by the Trust is primarily the result of an increase in iron prices and an increase in tons shipped in fiscal 2019, as compared to fiscal 2018.

	Fiscal Year ended January 31,		% increase
	2019	2018	(decrease)
Base overriding royalties	$28,042,592	$19,224,492	45.9%
Bonus royalties	18,387,905	14,659,069	25.4%
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	603,294	519,327	16.2%
Total royalty income	$47,033,791	$34,402,888	36.7%

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2019 increased by 36.3%, as compared to fiscal 2018, primarily due to an increase in iron prices and an increase in tons shipped.  Total expenses for fiscal 2019 increased by 61.8% as compared to fiscal 2018.  A more detailed summary of the Trust’s expenses, including legal and consulting expenses, is set forth under the heading “Trust Expenses” in this Annual Report.

	Fiscal Year ended January 31,		% increase
	2019	2018	(decrease)
Total Revenues	$47,293,765	$34,495,415	37.1%
Expenses	1,734,721	1,071,990	61.8%
Net Income	$45,559,044	$33,423,425	36.3%

As discussed in the paragraph above,  the Trust’s total royalty income and net income for fiscal 2019 increased by 37.1% and 36.3%, respectively, due to an increase in the iron prices and tons shipped during fiscal 2019, both as compared to fiscal 2018.  The increase in the Trust’s net income resulted in a 18.6% increase in total distributions declared to Unitholders in fiscal 2019, as compared to fiscal year 2018.

	Fiscal Year ended January 31,		% increase
	2019	2018	(decrease)
Total Distributions Declared	$39,360,030	$33,193,626	18.6%
Distributions Declared per Unit	$3.00	$2.53	18.6%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased by $6,199,014 or 58.4% to $16,805,689, as of January 31, 2019, as compared to $10,606,675 as of January 31, 2018.  As of January 31, 2019, the Unallocated Reserve included $14,767,308 in unallocated cash and U.S. Government Securities and $2,339,060 of accrued income receivable.  Comparatively, as of January 31, 2018, the Unallocated Reserve included $8,630,674 in unallocated cash and U.S. Government Securities and $1,956,091 of accrued income receivable.

	Fiscal Year ended January 31,		% increase
	2019	2018	(decrease)
Accrued Income Receivable	$2,339,060	$1,956,091	19.6%
Contract Asset	56,357	99,264	-43.2%
Unallocated Cash and U.S. Government Securities	14,767,308	8,630,674	71.1%
Prepaid Expenses and (Accrued Expenses), net	(357,036)	(79,354)	349.9%
Unallocated Reserve	$16,805,689	$10,606,675	58.4%

The 58.4% increase in the Unallocated Reserve for the fiscal year ended January 31, 2019 as compared the fiscal year ended January 31, 2018, is primarily the result of an increase in the unallocated cash and U.S. Government Securities.

Accrued Income Receivable.  The $382,969, or 19.6%, increase in the accrued income receivable portion of the Unallocated Reserve is the result of positive pricing adjustments recognized and the royalties earned on shipments in the last month of the fiscal year ended January 31, 2019, as compared to the fiscal year ended January 31, 2018.

Unallocated Cash and U.S. Government Securities.  The Trust’s unallocated cash and U.S. Government Securities for unexpected obligations increased by 71.1% to $14,767,308 as of January 31, 2019 from $8,630,674 as of January 31, 2018.  The $6,136,634 increase in the Trust’s cash reserve resulted from an increase in the royalty payment received in January 2019 as compared to the royalty payment received in January 2018.

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

Comparison of Financial Results for Fiscal Years ended January 31, 2018 and January 31, 2017

Royalty Income

As shown in the table below, in fiscal 2018 base royalties increased by 153.8%, bonus royalties increased by 406.9% and fee royalties increased by 24.6%, each as compared to fiscal 2017.  Accordingly, the Trust’s total royalty income increased by 216.1% in fiscal 2018 as compared to fiscal 2017.  The increase in royalties received by the Trust is primarily the result of an increase in iron prices and the corresponding bonus royalty rate and an increase in tons shipped in fiscal 2018, as compared to fiscal 2017.

	Fiscal Year ended January 31,		% increase
	2018	2017	(decrease)
Base overriding royalties	$19,224,492	$7,573,331	153.8%
Bonus royalties	14,659,069	2,891,948	406.9%
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	519,327	416,788	24.6%
Total royalty income	$34,402,888	$10,882,067	216.1%

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2018 increased by 242.3%, as compared to fiscal 2017, primarily due to an increase in iron prices and the corresponding bonus royalty rate and an increase in tons shipped.  Total expenses for fiscal 2018 decreased by 4.6% as compared to fiscal 2017.  A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” in this Annual Report.

	Fiscal Year ended January 31,		% increase
	2018	2017	(decrease)
Total Revenues	$34,495,415	$10,887,193	216.8%
Expenses	1,071,990	1,123,422	-4.6%
Net Income	$33,423,425	$9,763,771	242.3%

As discussed in the paragraph above,  the Trust’s total royalty income and net income for fiscal 2018 increased by 216.8% and 242.3%, respectively, due to an increase in the iron prices and the corresponding bonus royalty rate during fiscal 2018, both as compared to fiscal 2017.  The increase in the Trust’s net income resulted in a 295.3% increase in total distributions declared to Unitholders in fiscal 2018, as compared to fiscal year 2017.

	Fiscal Year ended January 31,		% increase
	2018	2017	(decrease)
Total Distributions Declared	$33,193,626	$8,396,806	295.3%
Distributions Declared per Unit	$2.53	$0.64	295.3%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased by $229,799 or 2.2% to $10,606,675, as of January 31, 2018, as compared to $10,376,876 as of January 31, 2017.  As of January 31, 2018, the Unallocated Reserve consisted of $8,630,674 in unallocated cash and U.S. Government Securities, $1,956,091 of accrued income receivable, and no contract liability.  Comparatively, as of January 31, 2017, the Unallocated Reserve consisted of $12,314,425 in unallocated cash and U.S. Government Securities, $45,045 of accrued income receivable, and a contract liability of $2,009,415.

	Fiscal Year ended January 31,		% increase
	2018	2017	(decrease)
Accrued Income Receivable	$1,956,091	$45,045	4242.5%
Contract Asset	99,264	171,406	-42.1%
Unallocated Cash and U.S. Government Securities	8,630,674	12,314,425	-29.9%
Prepaid Expenses and (Accrued Expenses), net	(79,354)	(54,585)	45.4%
Contract Liability	—	(2,099,415)	-100.0%
Unallocated Reserve	$10,606,675	$10,376,876	2.2%

The 2.2% increase in the Unallocated Reserve for the fiscal year ended January 31, 2018 as compared the fiscal year ended January 31, 2017, is primarily the result of an increase in the accrued income receivable and a decrease in the contract liability, partially offset by a decrease in Unallocated Cash and U.S. Government Securities.

Accrued Income Receivable.  The $1,911,046, or 4242.5%, increase in the accrued income receivable portion of the Unallocated Reserve is the result of positive pricing adjustments recognized and the royalties earned on shipments in the last month of the fiscal year ended January 31, 2018, as compared to the fiscal year ended January 31, 2017.

Contract Liability.  The $2,099,415, or 100%, decrease in the contract liability portion of the Unallocated Reserve is the result of negative pricing adjustments recognized in the last month of the fiscal year ended January 31, 2017, as compared to the fiscal year ended January 31, 2018.

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

The Trust’s primary short-term liquidity needs are related to the Trust’s distributions to its Unitholders following the Trust’s receipt of royalty payments from Northshore each calendar quarter.  After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. Government Securities, either through direct purchases of U.S. Government Securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government, its agencies or instrumentalities, or the FDIC.  Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs.  As of January 31, 2019, the Trust held $881,810 in cash and cash equivalents, all of which was invested in a money market fund that exclusively invests in obligations of the U.S. Treasury.  In February 2019, the Trust distributed $18,236,814 to Unitholders of record on January 30, 2019.

Off-Balance Sheet Arrangements

The Trust has no off-balance sheet arrangements.

Contractual Obligations

The Trust has no payment obligations under any long-term borrowings, capital lease, operating lease, or purchase agreement.

New Accounting Standards

See Note 2 to the financial statements, Summary of Significant Accounting Policies, for information on our adoption of recently issued accounting standards.

Critical Accounting Estimates

This “Trustees’ Discussion and Analysis of Financial Condition and Results of Operations” is based upon the Trust’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.  The preparation of these financial statements requires the Trustees to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities.  These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  The Trustees base their estimates and judgments on historical experience and on various other assumptions that the Trustees believe are reasonable under the circumstances.  However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material.  Critical accounting policies are those that have meaningful impact on the reporting of the Trust’s financial condition and results of operations, and that require significant judgment and estimates.  For a complete description of the Trust’s significant accounting policies, please see Note 2 to the financial statements on pages F-8 through F-14.

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

The Trust’s royalty income also includes a contract asset. The contract asset represents the revenue recognized on the base overriding royalties, at the estimated prices for iron ore products sold under the Cliffs Pellet Agreements, that will be collected in subsequent quarters as the uncertainty associated with the variable consideration is resolved.  The Trust includes estimated future royalty rates on current contracted volumes within contract asset.

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

During the fourth quarter of fiscal 2019, positive price adjustments were recorded by Mesabi Trust and added to accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to certain shipments during calendar year 2018.  During the fiscal year ended January 31, 2018, positive price adjustments were recorded by Mesabi Trust and added to accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to shipments during calendar year 2017.  As of January 31, 2019, the Trust recognized revenue related to approximately 1,515,289 tons of iron ore that were shipped by Northshore as of December 31, 2018, but for which Cliffs has indicated that final pricing was not yet known.  Pricing related to these shipments is expected to be finalized in the first quarter of calendar 2020.

The contract liability represents an estimate of decreases in pellet revenue related to tons of iron ore that were shipped by Northshore, but for which Northshore has indicated that final pricing is not yet known and is adjusted in accordance with the Trust’s revenue recognition policy each quarter as updated pricing information is received.  Changes in iron ore pellet prices may have a significant impact on the revenue recognized by the Trust.

Current Developments

January 2019 Quarterly Royalty Report.  On January 28, 2019, the Trust received the quarterly royalty report of iron ore shipments from Silver Bay, Minnesota during the quarter ended December 31, 2018 from Cliffs, the parent company of Northshore.

As reported to the Trust by Cliffs in the quarterly royalty report, based on shipments of iron ore products by Northshore during Cliffs’ fourth quarter ended December 31, 2018, Mesabi Trust was credited with a base royalty of $8,630,694.  Mesabi Trust also was credited with a bonus royalty in the amount of $4,306,926.  Royalties paid to Mesabi Trust reflected the reduction of $717,724 as a result of negative pricing adjustments to base and bonus royalty calculations related to changes in price estimates made during prior quarters.  In addition, a royalty payment of $168,767 was paid to the Mesabi Land Trust.  Accordingly, the total royalty payments received by Mesabi Trust on January 30, 2019 from Northshore were $12,388,664.

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands.  In the fourth calendar quarter of 2018, Northshore credited Mesabi Trust with 1,315,238 tons of iron ore shipped, as compared to 905,923 tons during the fourth calendar quarter of 2017.

The volume of shipments of iron ore pellets (and other iron ore products) by Northshore varies from quarter to quarter, and year to year, based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry and weather conditions on the Great Lakes.  Further, the prices under term contracts among Northshore, Cliffs and certain of their customers (the “Cliffs Pellet Agreements”), to which Mesabi Trust is not a party, are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year.  These multiple factors can result in significant variations in royalties received by Mesabi Trust (and in turn the resulting funds available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and from year to year.  These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments anticipated to be received during fiscal 2020 will continue to reflect pricing estimates for shipments of iron ore products that will be subject to positive or negative pricing adjustments pursuant to the Cliffs Pellet Agreements.  Based on the above factors, and as indicated by the Trust’s historical distribution payments, the royalties received by the Trust, and the distributions paid to Unitholders, if any, in any particular quarter, are not necessarily indicative of royalties that will be received, or distributions that will be paid, if any, in any subsequent quarter or any entire year.

With respect to the balance of calendar year 2019, Northshore has not advised Mesabi Trust of its expected shipments of iron ore products or what percentage of 2019 shipments will be of Mesabi iron ore mined from Mesabi Trust lands.  Cliffs indicated that the royalty payments reported to the Trust on a quarterly basis are based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unitholders in future quarters.

Cliffs Announced Plans to Make Capital Investments in Northshore for DR-Grade Pellet Production and HBI Plant in Toledo, Ohio.  In June 2017, Cliffs announced the planned construction of an HBI production plant in Toledo, Ohio.  As disclosed in Cliffs’ Annual Report, since that time, Cliffs has made significant progress on the construction of the HBI plant.

As disclosed in Cliffs’ Annual Report, based on current market analysis, greater-than-expected customer demand and expansion opportunities identified during the construction process, Cliffs increased the expected productive capacity of the Toledo HBI production plant from 1.6 million to 1.9 million metric tons per year.  Therefore, as disclosed in Cliffs’ Annual Report, it increased the estimated construction cost to be approximately $830 million, exclusive of construction-related contingencies and capitalized interest, which increase partially relates to the expanded capacity.  Cliffs disclosed that it expects that the HBI production plant, once operational, will consume approximately 2.8 million long tons of its DR-grade pellets per year.

Cliffs has further disclosed in Cliffs’ Annual Report that it expects its HBI to partially replace the over 3 million metric tons of ore-based metallics that are imported into the Great Lakes region every year from Russia, Ukraine, Brazil and Venezuela, as well as the nearly 20 million metric tons of scrap used in the Great Lakes area every year.  The Toledo site is in close proximity to potential customers with over 20 electric arc furnaces (“EAFs”), giving what Cliffs believes is a natural competitive freight advantage over import competitors.  According to Cliffs’ Annual Report, not only does this production plant create another outlet for Cliffs’ high-margin pellets, but it also presents an attractive economic opportunity for Cliffs.  As the only producer of DR-grade pellets in the Great Lakes region and with access to abundant, low-cost natural gas, Cliffs anticipates that it will be in a unique position to serve clients in the area and grow its customer base.

In a statement leading up to Cliffs’ April 2018 groundbreaking event for the Toledo HBI plan, Cliffs’ Chief Executive Officer stated, “Today we are launching a new era for the iron and steel industry in the United States.  As Cliffs begins the construction of the first HBI production plant in the Great Lakes region, we are taking the initial steps to enable EAF steelmakers to produce the specs associated with high margin steels for sophisticated end markets, such as automotive and others.”  CEO Lourenco Goncalves added: “For several decades, Cliffs has been supplying the American steelmakers in the Great Lakes with customized pellets to feed their blast furnaces.  With the growth in participation of EAFs, it was just a matter of time for Cliffs to become a supplier of these important steelmakers.  Cliffs’ HBI will be for the EAFs the same great feedstock its taconite pellets are, and will continue to be, for its blast furnace clients.”

Cliffs’ Nashwauk Land Acquisition Upheld and Reported Interest in Developing New Mining Operations.  On July 23, 2018, Cliffs announced that the United States Bankruptcy Court for the District of Delaware reaffirmed the 2017 Cliffs’ acquisition of land located in Nashwauk, Minnesota.  The ruling resolved the land dispute in favor of Cliffs and Glacier Park Iron Ore Properties LLC (“GPIOP”).  With that, Cliffs announced that it expects to be able to utilize the acquired real estate interests to implement a financially sustainable plan for the site.  Cliffs noted that in his ruling, the bankruptcy judge also determined that Mesabi Metallics LLC’s (“Mesabi Metallics”) lease rights terminated on October 31, 2017 when it failed to exit bankruptcy by such date.  According to Cliffs, the acquired properties include parcels that were previously leased by GPIOP to Mesabi Metallics, formerly known as Essar Steel Minnesota, and the land interests include a combination of undivided and whole fee interests as well as mineral and surface leases, all lying within the Biwabik Iron Formation.  Cliffs reported that the acreage it acquired is approximately 553 acres and the acreage being leased is approximately 3,215 acres.

On March 5, 2019, the Star Tribune reported that Cliffs’ CEO recently said the company would like to build a taconite-processing facility in Nashwauk, Minnesota, but will sit on the Iron Range parcels it acquired if the State does not work with it.  If the State does not want to bargain, it was reported that Cliffs has the option of not doing anything with the property, which reportedly has one of the highest iron ore content levels of any parcel in the State. The real estate holdings are caught in the ongoing controversies surrounding the neighboring land that holds the unfinished former Essar Steel Minnesota project.

The Star Tribune article also reported that Cliffs’ CEO said his company would potentially build in Nashwauk a hot briquette iron plant — the newest technology in taconite processing — if Governor Tim Walz clears up the mineral rights issue.  If the rights are transferred, Cliffs indicated it would drop its lawsuit and start mining the land, feeding both the nearby Hibbing Taconite facility that it co-owns and the new plant, adding jobs.

Minnesota’s Withdrawal of Proposed Amendments to the Sulfate Wild Rice Water Quality Standard.  The Minnesota Legislature provided $1.5 million in 2011 for a study to gather additional information about the effects of sulfate and other substances on the growth of wild rice and to support an update to the sulfate wild rice water quality standard originally adopted in 1973 by the MPCA.  In August 2017, MPCA released proposed amendments of the sulfate water quality standard, which included a proposed sulfate wild rice water quality standard, a proposed list of waters where the standard would apply, and criteria for adding waters to that list.  In January 2018, the proposed rule was substantially disapproved by an administrative law judge.  The MPCA filed a request for reconsideration after changes were made to the proposed rule and it was disapproved again in April 2018.  That same month the MPCA formally withdrew the proposed rule. Following two vetoed sulfate wild rice water quality standard-related bills, the Minnesota Governor established a Wild Rice Task Force by Executive Order in May 2018 that is charged with providing recommendations to the Governor’s Office on wild rice restoration and regulation.  Currently, the water quality standard that has not been enforced in decades remains; and may be unenforceable because the water bodies to which the existing standard applies have never been identified specifically in rule, nor are there criteria for identifying them.  For these reasons, the impact of the proposed wild rice water quality standard to Cliffs is not estimable at this time, but it could have an adverse material impact if Cliffs is required to significantly reduce sulfate in its discharges.

Mercury TMDL and Minnesota Taconite Mercury Reduction Strategy.  Since the 1990s the taconite industry has voluntarily reduced and removed mercury products and supported development of mercury emission reduction technology.  While TMDL regulations are contained in the Clean Water Act, Minnesota developed in 2007 a Statewide Mercury TMDL which set an objective for 93% mercury air emission reductions from 1990 levels for sources within Minnesota.  The State of Minnesota has acknowledged that approximately 90% of the mercury entering the state’s airshed is from other national and international sources.  In September 2014, Minnesota promulgated the Mercury Air Emissions Reporting and Reduction Rules mandating mercury air emissions reporting and reductions from certain sources, including taconite facilities.  The rule is applicable to all of Cliffs’ Minnesota operations and required submittal of a Mercury Reduction Plan to the MPCA by the end of 2018 with plan implementation requirements becoming effective on January 1, 2025.  In the Mercury Reduction Plan, facilities must evaluate if available control technologies can technically achieve a 72% mercury reduction rate.  If available control technologies cannot technically achieve a 72% mercury reduction rate, the facilities must propose alternative mercury reduction measures.  One of the main tenets agreed upon for evaluating potential mercury reduction technologies during TMDL implementation and 2014 rule development proceedings was that the selected technology must meet the following “Adaptive Management Criteria”: the technology must be technically feasible; must be economically feasible; must not impact pellet quality; and must not cause excessive corrosion in the indurating furnaces or air pollution control equipment.  The Mercury Reduction Plans for Cliffs’ Minnesota facilities were submitted to the MPCA in December 2018 and are currently being reviewed by the MPCA.  There is currently no proven technology to cost effectively reduce mercury emissions from taconite furnaces to the target level of 72% while satisfying all four Adaptive Management Criteria.  The Mercury Reduction Plans that were submitted to MPCA include documentation that describes the results of detailed engineering analysis and research testing on potential technologies to support this determination.  The results of this analysis will guide further dialogue with the MPCA.  Potential impacts to Cliffs (and therefore, the Trust) are not estimable at this time because the submitted Mercury Reduction Plans are currently being reviewed by MPCA.

Securities Regulation.  The Trust is a publicly traded, pass-through royalty trust with its Trust Certificates listed on the NYSE and is therefore subject to extensive regulation under, among others, the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, each as amended, and the rules and regulations of the NYSE.  Issuers failing to comply with such authorities risk serious consequences, including criminal as well as civil and administrative penalties.  In most instances, these laws, rules and regulations do not specifically address their applicability to a publicly-traded pass-through royalty trust such as Mesabi Trust.  In particular, Sarbanes-Oxley mandated the adoption by the SEC and NYSE of certain rules and regulations that are impossible for the Trust to literally satisfy because of its nature as a pass-through trust (having no employees and none of its own operations, among other things).  Furthermore, pursuant to NYSE rules, as a pass-through royalty trust, the Trust is exempt from many of the corporate governance requirements that apply to other publicly traded corporations.  The Trust does not have, nor does the Agreement of Trust provide for, a board of directors, an audit committee, a corporate governance committee, a compensation committee or executive officers, the these functions are basically performed by the Trustees in accordance with the Agreement of Trust.  The Trustees and their advisors closely monitor the SEC’s and NYSE’s rulemaking activities and will comply with their rules and regulations to the extent applicable.  For example, the SEC recently adopted Final Rule 13-10570, Modernization of Property Disclosures for Mining Registrants, which will replace the mining property disclosure requirements of Securities Act Industry Guide 7, and which the Trust will be required to comply with effective January 1, 2021, at which point Securities Act Industry Guide 7 will be rescinded.  The Trustees are studying the application of Final Rule 13-10570 to the Trust’s iron ore reserve estimates and will take the appropriate actions necessary to ensure full compliance with Final Rule 13-10570 (e.g., the Trustees may change the frequency with which they hire independent consultants to review and audit Cliffs’ iron ore reserve estimates and processes).

Review of Unallocated Reserve.  Each quarter, as authorized by the Agreement of Trust, the Trustees will evaluate all relevant factors including all costs, expenses, charges, obligations, and present and future liabilities (whether known or contingent) of the Trust in determining a prudent level of Unallocated Reserve in light of the unpredictable nature of the iron ore industry and current economic conditions.  As of January 31, 2019, the Trust’s unallocated reserve was $16,805,689.

Other Information.  Mesabi Trust has no employees.  Each year the Trust engages a variety of independent consultants to assist the Trustees with various projects intended to protect and conserve Trust assets, including monitoring, among other things, the volume and sales prices of iron ore products shipped by Northshore from Silver Bay, Minnesota pursuant to Cliffs’ customer orders, providing analysis and advice regarding third party inquiries, reviewing real estate matters potentially involving the Trust Estate and reviewing all records and calculations of the royalties payable to the Trust each quarter.  As noted above, the information regarding volume and sales prices of shipped iron ore products is used to compute the royalties payable to Mesabi Trust by Northshore.  Deutsche Bank Trust Company Americas, the Corporate Trustee, also performs certain administrative functions for Mesabi Trust.

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimates reported in Cliffs’ Form 10-K filed with the SEC each year.  In Cliffs’ Annual Report, the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.

Mining and Pelletizing Mineral Reserves

As of December 31, 2018

(In Millions of Long Tons)

		Proven		Probable		Proven & Probable		Saleable Product(1), (2)		Previous Year
	Cliffs'		%		%		%	Process		P&P Crude	Saleable
Property	Share	Tonnage	Grade	Tonnage	Grade	Tonnage	Grade(3)	Recovery(4)	Tonnage	Ore	Product
Northshore	100%	299.5	25.3	535.6	23.7	835.1	24.3	32%	270.1	793.2	255.9

(1)	Saleable product is a standard pellet containing 60 to 66 percent Fe calculated from both proven and probable mineral reserves.
(2)	Saleable product is reported on a dry basis; shipped products typically contain 1% to 4% moisture.
(3)	Cutoff grade was 19%.
(4)	Process recovery includes all factors for converting crude ore tonnage to saleable product.

According to Cliffs’ Annual Report, reserve estimates are based on pricing that does not exceed the three-year trailing average index price of iron ore adjusted to Cliffs’ realized price.  The latest reserve estimate for Northshore was completed in 2018.  In Cliffs’ Annual Report, Cliffs reported that the international average benchmark price of 62 percent Fe CFR China was $69 per dry metric ton for the year ended December 31, 2018.

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

HISTORY OF THE TRUST’S ACQUISITION OF THE TRUST ESTATE

Prior to the creation of Mesabi Trust and Mesabi Land Trust on July 18, 1961, MIC, the Trust’s predecessor in interest, owned the interests in the Peters Lease Lands, Cloquet Lease Lands and Mesabi Lease Lands.  MIC obtained its interests as follows:

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

By an instrument dated October 1, 1917, as of April 30, 1915, East Mesaba and Dunka River leased their properties to Claude W.  Peters.  This instrument, as modified by instruments dated February 3, 1921, July 17, 1939 and July 31, 1951, is known as the “Peters Lease.”  Claude W. Peters acquired the Peters Lease on behalf of MIC and an assignment of the Peters Lease from Claude W. Peters to MIC was recorded in 1919.  In 1939, MIC assigned the Peters Lease to Reserve Mining Company (“RMC”) in consideration for which RMC agreed to pay MIC a percentage of its net profits.  Later, these payments were changed to royalty payments.

Cloquet Lease Lands.  MIC held a leasehold interest in the Cloquet Lease Lands pursuant to the Indenture of Lease dated May 1, 1916.  In 1939, MIC assigned its interest in the Cloquet Lease as lessee to RMC.

Mesabi Lease Lands.  MIC held a fee interest in the Mesabi Lease Lands, subject to earlier grants of mineral rights to other parties.  In 1939, MIC leased its interest in the Mesabi Lease Lands to RMC (“Mesabi Lease”).

Acquisition of Interests from MIC.  MIC had not engaged in actual mining operations since 1939, with all of its ownership of land in fee having been leased out and its leaseholds in land assigned to RMC in exchange for royalty payments.  Because MIC’s activities in connection with the administration of its assets were limited to the collection of income, the payment of expenses and liabilities, the distribution of the net income and the protection and conservation of the assets held, in July 1961 its board of directors proposed, and its stockholders subsequently approved, to adopt a plan of complete liquidation as a result of which MIC’s assets were transferred to and administered by two trust entities.

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

RMC, the original lessee, operated the mine until it closed on July 31, 1986.  Cyprus Minerals Company (“Cyprus”) purchased substantially all of RMC’s assets on August 17, 1989 and resumed operations as Cyprus NMC.  On September 30, 1994, Cliffs purchased all of Cyprus NMC’s capital stock from Cyprus.  Cliffs renamed the operation Northshore Mining Company.

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

Mining Properties.  As disclosed elsewhere in this Annual Report, Northshore, a wholly owned subsidiary of Cliffs, currently conducts the mining operation upon the Trust Estate.  The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70.  Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61.  Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota.  During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities.  Based on information provided to the Trustees during the most recent inspection trip in September 2018, the mining properties and facilities at Northshore were in good operating condition.

Northshore’s Operations.  Because Mesabi Trust is not involved in Northshore’s mining operations, the Trustees do not have detailed firsthand information relating to such operations or the equipment and facilities used by Northshore.  Therefore, the Trustees rely on information provided by Northshore personnel, disclosures by Cliffs in its periodic and current reports filed with the SEC and, to some extent, information provided in other reports published by independent organizations, such as Skillings Mining Review, in providing the information relating to Northshore’s mining operations, equipment and facilities.

•

Mining and Railroad.  Drilling at the Northshore mine is conducted with five rotary units.  The drilling is followed with blasts using a gassed sensitized emulsion which breaks an average of 700,000 to 1,200,000 tons of crude taconite.  After blasts, taconite is then removed by a loading fleet consisting of four electric rope shovels and one loader.  A haulage fleet of eight production trucks carry crude taconite to the primary and secondary crushers located about two miles away.  At the crushers, taconite is emptied from the end-dump trucks into a primary gyratory unit and four secondary crushers for reduction to a nominal size coarse ore.  The coarse ore is then fed into 90-ton capacity ore cars for transportation to Silver Bay via a 47-mile-long, single track railroad owned by Northshore.  Each train is pulled by two diesel electric locomotives.

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

During the concentrating process, ore concentrate is separated by a two-stage magnetic separation, which removes low grade tailings from the ore concentrate.  The tailings are pumped uphill to the Mile Post 7 disposal site.  The concentrate is then fed into hydro-separators followed by a final flotation upgrading accomplished with two flotation cells per grinding line.  Next, the concentrate proceeds to a central filtering facility, through which the moisture content in the concentrate is reduced and the final concentrate becomes ready for pelletizing.  The pelletizing process first feeds the ore concentrate, to which bentonite and organic binder has been added as a binder, into a balling drum.  The revolving action of the drum causes the concentrate to build up into green balls.  Next, the green balls are conveyed to one of four moving grates and enter into an accompanying high temperature furnace where they are heated to over 2,400°F and are hardened into the final pellet product.  From the four furnaces the pellets are conveyed to a dockside storage area with a 5-million ton storage capacity.  Northshore’s sheltered harbor at Silver Bay can handle lake-going vessels with capacities up to 55,000 tons.

•

Capital Expenditures for DR-Grade Pellets at Northshore and HBI Plant at Toledo, Ohio.  According to Cliffs’ Annual Report, Cliffs reported that it currently expects to incur capital expenditures of approximately $830 million through 2020 on the development of the HBI production plant in Toledo, Ohio, of which $180 million has already been incurred, and $90 million for upgrades at the Northshore plant to enable it to produce significantly increased levels of DR-grade pellets that could be used as feedstock for the HBI production plant and/or sold commercially.  Each of these estimates is exclusive of construction-related contingencies and capitalized interest.  Cliffs indicated that these estimated expenses may increase as personnel and equipment associated with advancing development and commercial production are added.

•

Northshore Mine Safety and Health Administration Safety Data.  The operation of the Northshore mine is subject to regulation by MSHA under the U.S. Federal Mine Safety and Health Act 1977, as amended (the “FMSH Act”).  In Cliffs’ Annual Report, Cliffs reported that MSHA inspects its mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSH Act.  In Cliffs’ Annual Report, Cliffs provided information regarding certain mining safety and health citations which MSHA has issued with respect to Northshore’s mining operations.  In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

Under the Dodd-Frank Act, each operator of a coal or other mine is required to include certain mine safety results within its periodic reports filed with the SEC.  As required by the reporting requirements included in §1503(a) of the Dodd-Frank Act, in Cliffs’ Annual Report, Cliffs presented the following items regarding certain mining safety and health matters for the Northshore Mine.

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

In Cliffs’ Annual Report, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act, no orders issued under Section 104(b) of FMSH Act, and no written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act were received during the year ended December 31, 2018.  In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2018.

Year Ended December 31, 2018
		(A)	(B)	(C)	(D)	(E)	(F)		(G)	(H)
					Section				Legal	Legal
					107(a)	Total Dollar			actions	Actions
		Section	Section	Section	Citations	Value of MSHA			Initiated	Resolved
		104 S&S	104(b)	104(d)	&	Proposed	Pending		During	During
Mine Location	Operation	Citations	Orders	Orders	Orders	Assessments $ (1)	Legal Action		Period	Period
Northshore Plant	Iron Ore	48	—	—	—	303,879	11	(2)	9	13
Northshore Mine	Iron Ore	6	—	—	—	818	—		—	—

(1)	Amounts included under the heading “Total Dollar Value of MSHA Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2018.
(2)	This number consists of 11 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act’s procedural rules.

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

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $54.74 for calendar year 2017 and $55.74 for calendar year 2018, and will be $56.93 for calendar year 2019.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad-based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example.  To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2019, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2019 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$55	$27,500,000
3rd Quarter:	500,000	$57	$28,500,000
	1,000,000	$59	$59,000,000
	1,000,000	$61	$61,000,000
	1,000,000	$65	$65,000,000
	1,500,000	$67	$100,500,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2019 would be as follows:

2nd Quarter:	$27,500,000 x 2-1/2%	=	$687,500
3rd Quarter:	$28,500,000 x 2-1/2%	=	$712,500
	$59,000,000 x 3-1/2%	=	$2,065,000
	$61,000,000 x 5%	=	$3,050,000
	$65,000,000 x 5-1/2%	=	$3,575,000
	$100,500,000 x 6%	=	$6,030,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2019 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2019 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $56.93

2nd Quarter:	$55.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$28,500,000 x 0.5%	=	$142,500
	$59,000,000 x 1.0%	=	$590,000
	$61,000,000 x 1.5%	=	$915,000
	$65,000,000 x 2.5%	=	$1,625,000
	$100,500,000 x 3.0%	=	$3,015,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2019 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties.  Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was $912,725 for calendar year 2017, $929,320 for calendar year 2018, and is $949,295 for calendar year 2019.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).  Fee royalties aggregating $603,294 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2019.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2019 were $1,734,721, representing an increase of $662,731, or 61.8%, from the $1,071,990 of total Trust expenses in fiscal 2018.  The increase in Trust expenses from fiscal 2019 to fiscal 2018 was due primarily to an increase in (i) legal fees and expenses, (ii) proxy administrative and solicitation service expenses, and (iii) consulting fees and expenses for services rendered to the Trust as discussed further in the “Trust Legal Expenses” section below, and to significant one-time costs related to the election and appointment of a new Trustee during the fiscal year.  These one-time costs are included in the table in the “Trust Legal Expenses” section below under footnote (2) “Other Trust Expenses.”

Total Trust expenses for the fiscal year ended January 31, 2018 were $1,071,990, representing a decrease of $51,432, or 4.6%, from the $1,123,422 of total Trust expenses in fiscal 2017.  The decrease in Trust expenses from fiscal 2018 to fiscal 2017 was due primarily to a decrease in legal expenses to the Trust as discussed further in the Trust Legal Expenses section below.

Trust Legal Expenses

Mesabi Trust paid Fox Rothschild LLP $636,224 for legal services provided to the Trust during the fiscal year ended January 31, 2019.  Comparatively, Mesabi Trust paid Fox Rothschild LLP $366,205 and $399,737 for legal services provided to the Trust during fiscal years ended January 31, 2018 and January 31, 2017, respectively.

In each of the last three fiscal years, Fox Rothschild LLP represented the Trust and assisted the Trustees in the preparation and filing of the Trust’s current, periodic and annual reports with the SEC, a variety of corporate trust law matters, and on securities law and NYSE compliance matters.

The total amount of Fox Rothschild’s legal fees for services rendered during fiscal 2019 increased approximately $270,019, or 73.7% as compared to fiscal 2018.  The increase in legal fees in fiscal 2019, as compared to fiscal 2018, resulted primarily from the increased legal services provided to the Trust and Trustees during fiscal 2019 relating to the following: Trustee succession planning and implementation (including compliance with governance aspects related thereto) following the announced retirement of Richard G. Lareau; planning and conducting a Unitholder special meeting (including an adjournment thereof) and proxy statement and SEC filings related to the same; reviewing and analyzing iron ore royalty matters; representation regarding engagement of consultants and advisors; advice and representation concerning Unitholder and third party inquiries; and planning and participating in Trustees’ meetings (for which the total number of Trustees’ meetings increased to 22 during fiscal 2019 compared with 11 meetings during the prior year, most of which were telephonic).

The total amount of Fox Rothschild’s legal fees for services rendered during fiscal 2018 decreased approximately $33,532, or 8.4% as compared to fiscal 2017.  The decrease in legal fees in fiscal 2018, as compared to fiscal 2017, resulted primarily from the increased legal work in fiscal 2017 relating to royalty reporting matters, more Trustees’ meetings, and current reporting related to difficult economic conditions in the iron ore and steel industries generally, and as it impacted Cliffs and Northshore operations in particular.

Total Trust expenses by category for fiscal 2019, 2018 and 2017 are set forth in the table below.

	Fiscal Year ended January 31,
	2019		2018	2017
Compensation of Trustees	$264,278	(1)	$207,520	$188,789
Corporate Trustee’s Administrative Fees	62,500		62,500	62,500
Professional fees and expenses
Legal	636,224		366,205	399,737
Accounting and auditing	140,938		142,214	151,947
Mining consultant and field representatives	33,468		56,100	27,988
Insurance	119,224		118,392	118,490
Annual stock exchange fee	65,255		59,967	53,095
Transfer agent’s and registrar’s fees	7,244		7,366	5,540
Other Trust Expenses	405,590	(2)	51,726	115,336
	$1,734,721		$1,071,990	$1,123,422

(1)Includes $9,500 paid to Robin M. Radke who was appointed Trustee of Mesabi Trust on January 23, 2019, and was appointed Trustee of Mesabi Land Trust on October 2, 2018.

(2)“Other Trust Expenses” included the following fees and costs incurred by the Trust in connection with the special meeting of Unitholders held during December 2018 and January 2019 (as adjourned): $170,373 for services rendered by Georgeson LLC for proxy advisor and solicitation agent services; $134,128 for services rendered by Broadridge Financial Solutions, Inc. for proxy administration, communication, mailing, vote tabulation and related services; and $38,278 for services rendered by Grant Thornton LLP, for consulting services on Trustee compensation matters.

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

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange.  Distributions declared to Unitholders during the fiscal year ended January 31, 2019 totaled $39,360,030 as compared to $33,193,626 during fiscal year ended January 31, 2018, and $8,396,806 during the fiscal year ended January 31, 2017.  The Trust paid Unitholders distributions of $3.00 per Unit for the fiscal year ended January 31, 2019, compared with distributions of $2.53 and $0.64 per Unit for the fiscal years ended January 31, 2018 and 2017, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2018	$28.40	$21.60	$5,904,005	$0.45
July 31, 2018	$28.75	$21.80	2,886,402	0.22
October 31, 2018	$32.68	$25.50	12,332,809	0.94
January 31, 2019	$29.98	$22.88	18,236,814	1.39
			$39,360,030	$3.00

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2017	$17.42	$13.55	$7,216,006	$0.55
July 31, 2017	$15.60	$12.70	2,099,202	0.16
October 31, 2017	$24.80	$13.50	8,396,806	0.64
January 31, 2018	$30.92	$20.60	15,481,612	1.18
			$33,193,626	$2.53

As of the close of business on April 10, 2019, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units, 341,860 Units of which were held by 819 holders of record.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	New York banking corporation

Robert C. Berglund Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	Retired Vice President and General Manager Cleveland-Cliffs Inc.

James A. Ehrenberg Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Michael P. Mlinar Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	Retired Vice President of North American Iron Ore Initiative Cleveland-Cliffs Inc.

Robin M. Radke Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	Associate General Counsel

April 12, 2019	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG MICHAEL P. MLINAR ROBIN M. RADKE

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2019.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013).  Based on their assessment, the Trustees believe that, as of January 31, 2019, the Trust’s internal control over financial reporting is effective, based on those criteria.

Baker Tilly Virchow Krause, LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting as of January 31, 2019.  This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and Trustees of Mesabi Trust:

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 2019 and 2018, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the years ended January 31, 2019, 2018 and 2017, and the related notes (collectively referred to as the "financial statements").  We also have audited the Trust’s internal control over financial reporting as of January 31, 2019, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trust as of January 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years ended January 31, 2019, 2018 and 2017, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2019, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

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

Minneapolis, Minnesota

April 12, 2019

MESABI TRUST

BALANCE SHEETS

AS OF JANUARY 31, 2019 AND 2018

	2019	2018

Assets

Cash and cash equivalents	$881,810	$314,835

U.S. Government securities, at amortized cost (which approximates market)	32,122,312	23,797,451

Accrued income receivable	2,339,060	1,956,091
Contract asset	56,357	99,264
Prepaid expenses	54,472	54,640
Current assets	35,454,011	26,222,281

Fixed property, including intangibles, at nominal values
Assignments of leased property

Amended assignment of Peters Lease	1	1

Assignment of Cloquet Leases	1	1

Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

Total assets	$35,454,014	$26,222,284

Liabilities, Unallocated Reserve And Trust Corpus

Liabilities
Distribution payable	$18,236,814	$15,481,612
Accrued expenses	411,508	133,994
Total liabilities	18,648,322	15,615,606

Unallocated reserve	16,805,689	10,606,675

Trust corpus	3	3

Total liabilities, unallocated reserve and trust corpus	$35,454,014	$26,222,284

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2019, 2018, AND 2017

	2019	2018	2017

Revenues
Royalties under amended lease agreements	$46,430,497	$33,883,561	$10,465,279
Royalties under Peters Lease fee	603,294	519,327	416,788
Interest	259,974	92,527	5,126

Total revenues	47,293,765	34,495,415	10,887,193

Expenses
Compensation of Trustees	264,278	207,520	188,789
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	636,224	366,205	399,737
Accounting and auditing	140,938	142,214	151,947
Mining consultant and field representatives	33,468	56,100	27,988
Insurance	119,224	118,392	118,490
Annual stock exchange fee	65,255	59,967	53,095
Transfer agent’s and registrar’s fees	7,244	7,366	5,540
Other Trust expenses	405,590	51,726	115,336

Total expenses	1,734,721	1,071,990	1,123,422

Net income	$45,559,044	$33,423,425	$9,763,771

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

Net income per unit (Note 2)	$3.472	$2.548	$0.744

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2019, 2018, AND 2017

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2016	13,120,010	$9,009,911	$3

Net income	—	9,763,771	—
Distribution paid May 20, 2016, $.20 per unit	—	(2,624,002)	—
Distribution paid August 20, 2016, $.20 per unit	—	(2,624,002)	—
Distribution paid November 20, 2016, $.10 per unit	—	(1,312,001)	—
Distribution declared January 30, 2017, paid February 20, 2017, $.14 per unit	—	(1,836,801)	—

BALANCE, JANUARY 31, 2017	13,120,010	$10,376,876	$3

Net income	—	33,423,425	—
Distribution paid May 20, 2017, $.55 per unit	—	(7,216,006)	—
Distribution paid August 20, 2017, $.16 per unit	—	(2,099,202)	—
Distribution paid November 20, 2017, $.64 per unit	—	(8,396,806)	—
Distribution declared January 30, 2018, paid February 20, 2018, $1.18 per unit	—	(15,481,612)	—

BALANCE, JANUARY 31, 2018	13,120,010	$10,606,675	$3

Net income	—	45,559,044	—
Distribution paid May 20, 2018, $.45 per unit	—	(5,904,005)	—
Distribution paid August 20, 2018, $.22 per unit	—	(2,886,402)	—
Distribution paid November 20, 2018, $.94 per unit	—	(12,332,809)	—
Distribution declared January 30, 2019, paid February 20, 2019, $1.39 per unit	—	(18,236,814)	—

BALANCE, JANUARY 31, 2019	13,120,010	$16,805,689	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2019, 2018, AND 2017

	2019	2018	2017

Operating activities
Royalties received	$46,705,036	$30,470,480	$13,702,276
Interest received	248,667	86,616	5,541
Expenses paid	(1,457,039)	(1,047,221)	(1,124,467)

Net cash from operating activities	45,496,664	29,509,875	12,583,350

Investing activities
Maturities of U.S. Government securities	81,835,668	37,636,412	5,740,659
Sales of U.S. Government securities	99,740	—	—
Purchases of U.S. Government securities	(90,260,269)	(60,977,805)	—

Net cash from (used for) investing activities	(8,324,861)	(23,341,393)	5,740,659

Financing activity
Distributions to unitholders	(36,604,828)	(19,548,815)	(7,216,006)

Net change in cash and cash equivalents	566,975	(13,380,333)	11,108,003

Cash and cash equivalents, beginning of period	314,835	13,695,168	2,587,165

Cash and cash equivalents, end of period	$881,810	$314,835	$13,695,168

Reconciliation of net income to net cash from operating activities

Net income	$45,559,044	$33,423,425	$9,763,771
Decrease (increase) in accrued income receivable	(382,969)	(1,911,046)	933,101
Decrease (increase) in contract asset	42,907	72,142	(150,659)
Decrease (increase in prepaid expense	168	(1,032)	1,322
Increase (decrease) in accrued expenses	277,514	25,801	(63,600)
Increase (decrease) in contract liability	—	(2,099,415)	2,099,415

Net cash from operating activities	$45,496,664	$29,509,875	$12,583,350

Non cash financing activity

Distributions declared and payable	$18,236,814	$15,481,612	$1,836,801

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2019, 2018, AND 2017

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  As of January 31, 2019 and 2018, the Trust held $209,709 and $314,835, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

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

Revenue Recognition

Base Overriding Royalties

The performance obligation for the base overriding royalty consists of providing Northshore Mining Company (“Northshore”) access to the Peters Lands, Cloquet Lands, and Mesabi Lands and the right to mine on these lands.  The consideration to be received from this access relates to the volume of iron ore shipped by Northshore.  Mesabi Trust receives royalties at the greater of (i) the aggregate quantity of iron ore products shipped that were mined from Mesabi Trust Lands, and (ii) a portion of the aggregate quantity of all iron ore products shipped from Silver Bay that were mined from any lands, such portion being 90% of the first four million tons shipped from Silver Bay during such year, 85% of the next two million tons shipped during such year, and 25% of all tonnage shipped during such year in excess of six million tons.  The royalty percentage paid to the Trust increases as the aggregate tonnage of iron ore products shipped, attributable to the Trust, in any calendar year increases past each of the first four one-million ton volume thresholds.  The base overriding royalties contain variable consideration, as the transaction price is based on a percentage that varies based on the total cumulative tons of iron ore shipped for the calendar year.  The Trust estimates the variable consideration it expects to be entitled to receive over the contractual period associated with royalty agreement, which resets the royalty percentages at the beginning of each calendar year.  The Trust evaluates the estimate of the variable consideration to determine whether the estimate needs to be constrained; therefore, the Trust includes the variable consideration in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.  For the base overriding royalties, the Trust estimates the base overriding royalty percentage using the expected value method, which calculates the estimate based off the historical, current, and forecasted shipments.  The Trust recognizes base overriding royalties on a quarterly basis based on the actual shipments for the fiscal quarter at the estimated royalty percentage as described above and based on the estimated prices for iron ore products sold under the Cliffs Pellet Agreements.

Bonus Royalties

The performance obligation for the bonus royalties consists of providing Northshore Mining access to the Peters Lands, Cloquet Lands, and Mesabi Lands and the right to mine on these lands and the consideration to be received from this access relates to the volume of iron ore shipped by Northshore.  The Trust recognizes bonus royalties on a quarterly basis based on the actual shipments of the fiscal quarter at the actual royalty percentage for those shipments and based on the anticipated prices for iron ore products sold under the Cliffs Pellet Agreements.

Fee Royalties

The performance obligation for the fee royalties consists of the volume of crude ore mined on a quarterly basis.  The Trust recognizes fee royalties on a quarterly basis based on the actual crude ore mined during the fiscal quarter.

Accrued Income Receivable

The accrued income receivable represents royalty income earned but not yet received by the Trust under the royalty agreements described elsewhere in these notes.  Accrued income receivable is calculated based on (i) shipments during the last month of Mesabi Trust’s fiscal year, if any, and (ii) net price adjustments resulting from the price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota.

Contract Asset

The contract asset is based on the revenue recognized on the base overriding royalties, at the estimated prices for iron ore products sold under the Cliffs Pellet Agreements, that will be collected in subsequent quarters as the uncertainty associated with the variable consideration is resolved.  The Trust includes estimated future royalty rates on current contracted volumes within the contract asset.

Contract Liability

The contract liability represents an estimate of decreases in royalty revenue related to tons of iron ore that were shipped by Northshore, but for which Northshore has indicated that final pricing is not yet known and is adjusted in accordance with the Trust’s revenue recognition policy each quarter as updated pricing information is received.

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

The carrying amounts of financial instruments approximated fair value as of January 31, 2019 and 2018, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

Various accounting standards and interpretations were issued during the fiscal year ended January 31, 2019.  The Trust has evaluated the recently issued accounting pronouncements that are effective for the fiscal year ended January 31, 2019 and believe they will not have a material effect on the Trust’s financial position, results of operations or cash flows when adopted.

New Accounting Standards Adopted

ASU 2014-09 “Revenue from Contracts with Customers” (Topic 606). ASU 2014-09 and several related ASU’s (collectively referred to as “ASU 2014-09”) supersede the revenue recognition requirements in Topic 605, Revenue Recognition, as well as most industry-specific guidance, and provide a principles-based, comprehensive framework in Topic 606, Revenue from Contracts with Customers. ASU 2014-09 also specifies the accounting for certain costs to obtain or fulfill a contract with a customer and provides enhanced disclosure requirements. The Trust adopted ASU 2014-09 in fiscal year 2019 first quarter using the full retrospective transition method.

The following tables present the effect of the adoption of ASU 2014-09 on the Trust’s 2018 and 2017 Financial Statements. Throughout this report, our 2018 and 2017 financial results reflect the “As Adjusted” amounts shown in the tables below.

Income Statements

	Twelve Months Ended January 31, 2018			Twelve Months Ended January 31, 2017
	As Previously	Adoption		As Previously	Adoption
	Reported	of ASC 606	(As Adjusted)	Reported	of ASC 606	(As Adjusted)

Revenues
Royalties under amended lease agreements	$33,955,703	$(72,142)	$33,883,561	$10,314,620	$150,659	$10,465,279
Royalties under Peters Lease fee	519,327	—	519,327	416,788	—	416,788
Interest	92,527	—	92,527	5,126	—	5,126

Total revenues	34,567,557	(72,142)	34,495,415	10,736,534	150,659	10,887,193

Expenses
Compensation of Trustees	207,520	—	207,520	188,789	—	188,789
Corporate Trustee’s administrative fees	62,500	—	62,500	62,500	—	62,500
Professional fees and expenses:
Legal	366,205	—	366,205	399,737	—	399,737
Accounting and auditing	142,214	—	142,214	151,947	—	151,947
Mining consultant and field representatives	56,100	—	56,100	27,988	—	27,988
Insurance	118,392	—	118,392	118,490	—	118,490
Annual stock exchange fee	59,967	—	59,967	53,095	—	53,095
Transfer agent’s and registrar’s fees	7,366	—	7,366	5,540	—	5,540
Other Trust expenses	51,726	—	51,726	115,336	—	115,336

Total expenses	1,071,990	—	1,071,990	1,123,422	—	1,123,422

Net income	$33,495,567	$(72,142)	$33,423,425	$9,613,112	$150,659	$9,763,771

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	—	13,120,010	13,120,010	—	13,120,010

Net income per unit (Note 2)	$2.553	$(0.005)	$2.548	$0.733	$0.011	$0.744

Balance Sheets

	January 31, 2018
	As Previously	Adoption	January 31, 2018
	Reported	of ASC 606	(As Adjusted)

Assets

Cash and cash equivalents	$314,835	$—	$314,835

U.S. Government securities, at amortized cost (which approximates market)	23,797,451	—	23,797,451

Accrued income receivable	1,956,091	—	1,956,091
Contract asset	—	99,264	99,264
Prepaid expenses	54,640	—	54,640
Current assets	26,123,017	99,264	26,222,281

Fixed property, including intangibles, at nominal values
Assignments of leased property

Amended assignment of Peters Lease	1	—	1

Assignment of Cloquet Leases	1	—	1

Certificate of beneficial interest for 13,120,010 units of Land Trust	1	—	1
	3	—	3

Total assets	$26,123,020	$99,264	$26,222,284

Liabilities, Unallocated Reserve And Trust Corpus

Liabilities
Distribution payable	$15,481,612	$—	$15,481,612
Accrued expenses	133,994	—	133,994
Total liabilities	15,615,606	—	15,615,606

Unallocated reserve	10,507,411	99,264	10,606,675

Trust corpus	3	—	3

Total liabilities, unallocated reserve and trust corpus	$26,123,020	$99,264	$26,222,284

Statements of Cash Flows

	Twelve Months Ended January 31, 2018			Twelve Months Ended January 31, 2017
	As Previously	Adoption		As Previously	Adoption
	Reported	of ASC 606	(As Adjusted)	Reported	of ASC 606	(As Adjusted)

Operating activities
Royalties received	$30,470,480	$—	$30,470,480	$13,702,276	$—	$13,702,276
Interest received	86,616	—	86,616	5,541	—	5,541
Expenses paid	(1,047,221)	—	(1,047,221)	(1,124,467)	—	(1,124,467)

Net cash from operating activities	29,509,875	—	29,509,875	12,583,350	—	12,583,350

Investing activities
Maturities of U.S. Government securities	37,636,412	—	37,636,412	5,740,659	—	5,740,659
Purchases of U.S. Government securities	(60,977,805)	—	(60,977,805)	—	—	—

Net cash From (used for) investing activities	(23,341,393)	—	(23,341,393)	5,740,659	—	5,740,659

Financing activity
Distributions to unitholders	(19,548,815)	—	(19,548,815)	(7,216,006)	—	(7,216,006)

Net change in cash and cash equivalents	(13,380,333)	—	(13,380,333)	11,108,003	—	11,108,003

Cash and cash equivalents, beginning of year	13,695,168	—	13,695,168	2,587,165	—	2,587,165

Cash and cash equivalents, end of year	$314,835	$—	$314,835	$13,695,168	$—	$13,695,168

Reconciliation of net income to net cash from operating activities

Net income	$33,495,567	$(72,142)	$33,423,425	$9,613,112	$150,659	$9,763,771
Decrease (increase) in accrued income receivable	(1,911,046)	—	(1,911,046)	933,101	—	933,101
Decrease (increase) in contract asset	—	72,142	72,142	—	(150,659)	(150,659)
Decrease (increase) in prepaid expense	(1,032)	—	(1,032)	1,322	—	1,322
Increase (decrease) in accrued expenses	25,801	—	25,801	(63,600)	—	(63,600)
Increase (decrease) in deferred royalty revenue	(2,099,415)	2,099,415	—	2,099,415	(2,099,415)	—
Increase (decrease) in contract liability	—	(2,099,415)	(2,099,415)	—	2,099,415	2,099,415

Net cash from operating activities	$29,509,875	$—	$29,509,875	$12,583,350	$—	$12,583,350

Non cash financing activity

Distributions declared and payable	$15,481,612	$—	$15,481,612	$1,836,801	$—	$1,836,801

Placeholder

NOTE 3 - U.S. GOVERNMENT SECURITIES

U.S. Government Securities at January 31, 2019 and 2018 are classified as held-to-maturity and mature as follows:

	2019		2018
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$32,122,312	$32,138,647	$23,797,451	$23,800,904

Due after one year	—	—	—	—

	$32,122,312	$32,138,647	$23,797,451	$23,800,904

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

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $54.74 per ton for calendar year 2017, $55.74 per ton for calendar year 2018, and will be $56.93 per ton for calendar year 2019.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

NMC is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses.  NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year.  For the calendar year ending December 31, 2019, the minimum advance royalty threshold is $949,295.  The minimum annual advance royalty threshold was $929,320 and $912,725, for the calendar years ended December 31, 2018 and 2017, respectively.

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

As of January 31, 2019 and January 31, 2018, the unallocated cash and U.S. Government Securities portion of the Trust’s Unallocated Reserve consisted of the following components:

	January 31, 2019	January 31, 2018
Cash and U.S. Government securities	$33,004,122	$24,112,286
Distribution payable	(18,236,814)	(15,481,612)

Unallocated cash and U.S. Government securities	$14,767,308	$8,630,674

A reconciliation of the Trust’s Unallocated Reserve from January 31, 2018 to January 31, 2019 is as follows:

Unallocated Reserve, January 31, 2018	$10,606,675

Net income	45,559,044
Distributions declared	(39,360,030)

Unallocated Reserve, January 31, 2019	$16,805,689

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

During the fiscal years ended January 31, 2019, 2018, and 2017, the Trustees distributed cash payments totaling $36,604,828 ($2.79 per Unit), $19,548,815 ($1.49 per Unit), and $7,216,006 ($0.55 per Unit), respectively.  In addition, in January 2019, the Trustees declared a distribution of $1.39 per Unit of beneficial interest, which was paid in February 2019.

NOTE 6 - SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the years ended January 31, 2019 and 2018 are presented below:

	2019
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$6,684,047	$19,151,952	$13,973,843	$7,483,923
Expenses	368,199	280,497	388,781	697,244

Net income	$6,315,848	$18,871,455	$13,585,062	$6,786,679

Net income per unit	$0.481	$1.438	$1.035	$0.517

	2018
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$4,766,971	$14,237,447	$10,924,999	$4,565,998
Expenses	295,046	240,493	227,330	309,121

Net income	$4,471,925	$13,996,954	$10,697,669	$4,256,877

Net income per unit	$0.341	$1.067	$0.815	$0.324