Form 10-K, Exhibit 13
period 2020-01-31
MESABI TRUST
filed 2020-04-13
CIK 65172

Exhibit 13

ANNUAL REPORT

OF THE TRUSTEES OF

MESABI TRUST

For The Year Ended January 31, 2020

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, 16th Floor

New York, NY 10005

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Fox Rothschild LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission.  Such reports can be accessed at www.mesabi-trust.com.  Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2020 (the “Annual Report”) as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements, including those statements estimating calendar year 2020 production or shipments, are based on input from the lessee/operator (and its parent corporation) of the mine located on the lands owned and held in trust for the benefit of the holders of Units of Beneficial Interest of Mesabi Trust.  These statements may be identified by the use of forward-looking words, such as “may,” “will,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “potential,” “plan,” “forecast” and other similar words.  Such forward-looking statements are inherently subject to known and unknown risks and uncertainties.  Actual results and future developments could differ materially from the results or developments expressed in or implied by these forward-looking statements.  Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to, volatility of iron ore and steel prices, market supply and demand, uncertainty or weakness in global economic conditions, reduced economic growth in China, price adjustment provisions in the North American iron ore supply agreements with Cliffs’ customers, regulation or government action, disputes and litigation, and uncertainties about estimates of reserves or the impact of the recent coronavirus (COVID-19), and those described under the caption “Risk Factors” in this Annual Report.  Mesabi Trust undertakes no obligation to make any revisions to the forward-looking statements contained in this filing or to update them to reflect circumstances occurring after the date of this filing.

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

Limited authorities and responsibilities of the Trustees

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business.  This prohibition seemingly applies even to business activities the Trustees may deem necessary or proper for the preservation and protection of the Trust Estate (as defined on page 28 of this Annual Report).  Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the Unitholders after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held by the Trust.

The Trustees do not intend to expand their responsibilities beyond those permitted or required by the Agreement of Trust, the Amendment to the Agreement of Trust dated October 25, 1982 (the “Amendment”), and those required under applicable law.  The Trust has no employees, but it engages consultants to assist the Trustees in, among other things, monitoring the volume and sales prices of iron ore products shipped from Silver Bay, Minnesota, based on information supplied to the Trustees by Northshore Mining Company (“Northshore”), the lessee/operator of the lands leased under the Peters Lease and Cloquet Lease (the “Peters Lease Lands” and “Cloquet Lease Lands,” respectively, as further described on page 30 of this Annual Report) and the 20% fee interest of certain lands that are particularly described in, and subject to a mining lease under, the Peters Lease (the “Mesabi Fee Lands,” and together with the Peters Lease Lands and Cloquet Lease Lands, “Mesabi Trust Lands”), and its parent company Cleveland-Cliffs Inc. (“Cliffs”).  References to Northshore in this Annual Report, unless the context requires otherwise, are applicable to Cliffs as well.

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

Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders.  In accordance with the Agreement of Trust, the Trust may continue to remain in force and effect until twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust.  Based upon the results of research conducted by the Trust’s outside legal counsel, as of March 2020, the Trustees believed that there are a number of individuals named in the Agreement of Trust who were also alive as of March 2020, the youngest of whom is believed to be 59 years old.

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

The Trustees have no control over the operations, sales and marketing efforts or other activities of Cliffs or Northshore.

Except within the framework of the Amended Assignment Agreements, neither the Trust nor the Trustees have any control over the operations, sales and marketing efforts or other and activities of Cliffs or its wholly-owned subsidiary, Northshore.  Accordingly, the royalty income of the Trust is highly dependent upon the activities, investments and operational decisions of Cliffs and Northshore, including temporary or permanent idling of operations, the supply and demand of suppliers and customers in the iron ore and steel industry in the U.S. and internationally, and the terms and conditions of the Amended Assignment Agreements.  Northshore, together with Cliffs, without any input or influence from the Trust or the Trustees, control:  (i) current operating plans, including iron ore production volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future production, operations and capital expenditures, if any; (iii) geological data relating to iron ore reserve estimates; (iv) sales and marketing efforts, and shipments of iron ore products to customers of Cliffs; and (v) the terms and conditions, especially related to pricing, price adjustment mechanisms and delivery terms, of the sale of all iron ore products to Cliffs’ customers, including the Cliffs Pellet Agreements (described on page 14 of this Annual Report).  Any substantial change in Cliffs’ financial condition or business, or the operations, production and shipments of iron ore products by Northshore, including production curtailments, temporary idling or permanent idling of Northshore operations, about which the Trust may have little or no prior notice, could adversely affect the royalty income of the Trust, as well as the resulting cash available for distribution by the Trust to Unitholders.

The Trust is subject to disputes from time to time that could result in litigation, arbitration or other administrative proceedings that could adversely affect the Trust’s operating results and financial condition and the market value of Mesabi Trust Units.

The Trust may become involved in litigation, arbitration or other administrative proceedings from time to time.  These proceedings can be costly, and the results of such proceedings are often difficult to predict.  The Trust may not have adequate insurance coverage or contractual protection to cover costs and liability in the event we are sued, and to the extent we resort to litigation, arbitration or other administrative proceedings to enforce our rights, we may incur significant costs and ultimately be unsuccessful or unable to recover amounts we believe are owed to us or unable to resolve the matter on favorable terms.

More specifically on December 9, 2019, the Trustees of Mesabi Trust announced that the Trust initiated arbitration against Northshore and its parent, Cliffs (jointly, the “Operator”), the lessee/operator of the leased lands.    The arbitration proceeding was commenced with the American Arbitration Association.    The Trust asserts claims concerning the calculation of royalties related to the production, shipment and sale of iron ore, including DR-grade pellets.    More particularly, the claims involve the Trust’s allegations that the Operator has improperly manipulated royalty amounts with respect to DR-grade pellets by orchestrating isolated sale transactions of low silica iron ore into international markets at prices significantly below standard pellet pricing.    Based on information currently available to the Trust, the Trust seeks an award of damages, along with specific performance and declaratory relief. The arbitration is in its early stages and no hearings have been set.

Any arbitration, legal or administrative proceedings to which the Mesabi Trust is subject could require the significant involvement of Trustees and the professional advisors and consultants to the Trust, and may divert attention from the Trustees’ other roles and responsibilities.    In addition, it is difficult to foresee the results of legal actions, arbitration matters and other proceedings currently involving the Mesabi Trust or of those which may arise in the future, and an adverse result in these matters could have a material adverse effect on the market value of Mesabi Trust units and on Mesabi Trust’s asset value, royalty income, results of operations and financial condition.

Our future royalties could be adversely affected by the recent coronavirus outbreak.

Our future royalties could be adversely affected by the recent coronavirus (COVID-19) outbreak.  In December 2019, a novel strain of coronavirus was reported.  The spread of this virus may lead to the disruption of the business operations of Cliffs or its wholly-owned subsidiary, Northshore, by impacting the global economy as well as their employees, customers, service providers, vendors and suppliers.  For example, on March 20, 2020, Cliffs announced it is temporarily shutting down construction activities at its hot-briquetted iron (HBI) project site in Toledo, Ohio, in accordance with guidelines from the Governor of the State of Ohio about the coronavirus pandemic.  The extent to which the coronavirus may impact the HBI project or Cliffs and Northshore’s other business operations is uncertain and will depend on future developments, which are highly uncertain and cannot be predicted, including new information concerning the severity of the coronavirus and the actions taken to contain the coronavirus or treat its impact, among others.  These events could have a material adverse effect on the business operations of Cliffs and Northshore, which in turn, could have a material adverse effect on future royalties payable to the Trust.

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

In its annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on February 20, 2020 (“Cliffs’ Annual Report”) Cliffs disclosed that, as a mining company, Cliffs’ profitability is dependent upon the price of the products sold to its customers, and that the price of iron ore has fluctuated significantly in the past and is affected by factors beyond its control including steel inventories; changes in the productive capacity of U.S. domestic steel producers; international demand for raw materials used in steel production; rates of global economic growth, especially construction and infrastructure activity that requires significant amounts of steel; changes in the levels of economic activity in the U.S., China, India, Europe and other industrialized or developing countries; changes in China's emissions policies and environmental compliance enforcement practices; changes in production capacity of other iron ore suppliers, especially as additional supplies come online or where there is a significant increase in imports of steel into the U.S. or Europe; changes in trade laws; weather-related disruptions or natural disasters that may impact the global supply of iron ore; and the proximity, capacity and cost of infrastructure and transportation.  Further, Cliffs stated that its earnings may fluctuate with the prices of the products it sells and the products its customers sell.  To the extent that the prices of iron ore and steel, including the Platts 62% price, hot-rolled coil steel price, Atlantic Basin pellet premium, Platts international indexed freight rates and changes in specified PPI, including those for industrial commodities, fuel and steel, significantly decline for an extended period of time, Cliffs may have to revise its operating plans, including curtailing production, reducing operating costs and capital expenditures and discontinuing certain exploration and development programs.  Cliffs also disclosed that it may have to take impairments on its long-lived assets and/or inventory.  Sustained lower prices also could cause Cliffs to reduce existing reserves if certain reserves no longer can be economically mined or processed at prevailing prices.  Cliffs may be unable to decrease its costs in an amount sufficient to offset reductions in revenues and may incur losses.  These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on future royalties payable to the Trust.

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

Uncertainties or weaknesses in global economic conditions and national or regional economic or political instability, or other events, including the coronavirus pandemic, could produce major changes in demand patterns and consumption of raw materials used in steel production, which could have a material adverse effect on the royalties payable to the Trust.  The Trustees are not able to predict the impact that the coronavirus pandemic and the volatile global economic conditions will have on future royalties payable to the Trust.

Although Cliffs reported that it has long-term contractual commitments for a majority of its iron ore pellet sales, it cautioned that the uncertainty in global economic conditions may adversely impact the ability of its customers to meet their obligations.  As a result of such market volatility, Cliffs’ customers could approach Cliffs about modifying their supply agreements with Cliffs or fail to perform under such agreements.  Considering Cliffs’ limited base of current and potential blast furnace customers, any modifications to Cliffs’ sales agreements or customers’ failures to perform under such agreements could impact adversely Cliffs’ sales, margins, profitability and cash flows.  Any modifications to such supply agreements, including reductions in pricing, or Cliffs’ customers’ failures to perform under such agreements could materially adversely affect the royalties payable to the Trust and, in turn, the cash available for distribution to Unitholders.

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

The stability of Cliffs’ North American iron ore operations, pricing and the price adjustment provisions in certain North American iron ore supply agreements with Cliffs’ customers could have a significant effect on the cash available for distribution by the Trust to Unitholders.

In Cliffs’ Annual Report, Cliffs reported that during the twelve months ended December 31, 2019, a majority of its mining and pelletizing sales were made under term supply agreements to a limited number of customers; approximately 99% of its revenue was derived from the North American integrated steel industry of which three customers accounted for 97% of such sales revenue.  Cliffs’ Annual Report also cautioned that as a result of pricing adjustments contained in Cliffs’ existing customer contracts, its financial results are sensitive to changes in iron ore and steel prices.

As discussed elsewhere in the Trust’s Annual Report, the price adjustment mechanisms under certain of Cliffs’ North American long term customer supply agreements, which can be positive or negative, may result in significant variations in royalties payable to the Trust from quarter to quarter and year to year.  These variations could materially adversely affect the royalties payable to the Trust and, in turn, the resulting cash available for distribution to Unitholders.

Royalties received by the Trust, and distributions paid to Unitholders, in any particular quarter or year are not necessarily indicative of royalties or distributions that will be paid in any subsequent quarter or in any full year.

Royalties received by the Trust can fluctuate significantly from quarter to quarter and year to year based upon market prices for iron ore products, the level of orders for iron ore products from Cliffs’ customers, the sales and marketing efforts of Cliffs, the consumption of inventory by Cliffs’ customers, and production decisions made by Northshore.  Moreover, because some of the royalties paid to the Trust in any particular quarter include payments made with respect to pellets shipped and sold at estimated prices that are subject to future interim and final multi-year adjustments in accordance with the supply agreements between Cliffs and its customers, a downward trend in demand and market prices for iron and steel products could result in negative adjustments to royalties in future quarters, some of which may be significant.  These negative price adjustments could have a material adverse effect on the Trust’s royalty income, which in time could result in lower quarterly distributions paid by the Trust to Unitholders, and possibly reduce or even eliminate funds available for distribution in any quarter and in some quarters may completely offset royalties otherwise payable to the Trust.

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

In Cliffs’ Annual Report, Cliffs has disclosed that its ongoing efforts with respect to the HBI project require the commitment of substantial capital expenditures.  Cliffs disclosed that it currently expects to incur capital expenditures through 2020 on the HBI project of approximately $830 million plus a contingency of up to 20%, excluding capitalized interest, on the development of the HBI production plant in Toledo, Ohio, of which approximately $700 million was paid as of December 31, 2019.  Cliffs indicated that estimated expenses may increase as personnel and equipment associated with advancing development and commercial production are added.  Further, Cliffs disclosed that the timely completion and successful commercial startup of the HBI project will depend in part on the following:

(i)maintaining required federal, state and local permits;

(ii)completing construction work, commissioning and integration of all of the systems comprising the HBI production plant;

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

On March 20, 2020, Cliffs announced it is temporarily shutting down construction activities at its HBI project site in Toledo, Ohio, in accordance with guidelines from the Governor of the State of Ohio about the coronavirus pandemic.  Cliffs indicated in its announcement that it will continue to monitor the situation and will re-start construction of the HBI plant as soon as feasible.  The extent to which the coronavirus may impact or delay the HBI project is uncertain and will depend on future developments, which are highly uncertain and cannot be predicted, including new information concerning the severity of the coronavirus and the actions taken to contain the coronavirus or treat its impact, among others.

Cliffs’ Annual Report has disclosed certain financial risks, including risks related to Cliffs’ existing and future level of indebtedness, risks related to potential limitations on its ability to invest in the ongoing needs of its business, risks concerning its ability to generate sufficient cash flow to service all of its debt, and risks related to adverse changes in credit ratings, which may adversely affect its cost of financing.

Cliffs’ Annual Report has disclosed that (i) due to Cliffs’ existing level of indebtedness, it has to dedicate a portion of its cash flow from operations to the payment of debt service, reducing the availability of its cash flow to fund capital expenditures, acquisitions or other strategic development initiatives and other general corporate purposes, (ii) if Cliffs’ cash flows and capital resources are insufficient to fund its debt service obligations, it may face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, including additional secured or unsecured debt, or restructure or refinance its debt, which could be at higher interest rates and may require it to comply with more onerous covenants, which could further restrict its business operations, and (iii) credit rating agencies could downgrade Cliffs’ ratings either due to various developments, including its merger with AK Steel, factors specific to its business, a prolonged cyclical downturn in the mining industry, or macroeconomic trends (such as global or regional recessions) and trends in credit and capital markets more generally, which would may result in an increase to its cost of financing and limit its access to the capital markets, which would harm its financial condition and results of operations, and hinder its ability to refinance existing indebtedness on acceptable terms, and may affect adversely the terms under which it purchases goods and services.

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

The Trustees do not exert any influence over mining operational decisions at Northshore and Northshore alone determines whether to mine from Mesabi Trust Lands or state-owned lands, based on its current production estimates and engineering plan.  Northshore’s mining operations include Mesabi Trust Lands and mineral-producing land owned by the State of Minnesota and others.  Iron ore mined by Northshore from lands other than Mesabi Trust Lands is processed, along with iron ore mined from Mesabi Trust Lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis. Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust Lands.  In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases.  In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments is from Mesabi Trust Lands.  The percentages of shipments from Mesabi Trust Lands were 89.6%, 89.8%, 92.6%, 99.6%, 88.9%, 90.8% and 93.5% in calendar years 2019, 2018, 2017, 2016, 2015, 2014 and 2013, respectively.  If Northshore decides to materially reduce the percentage of iron ore mined, or pellets shipped, from Mesabi Trust Lands, the income of the Trust could be materially adversely affected.

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

The Trustees do not participate in preparing the recoverable iron ore reserve estimates reported by Cliffs.  According to Cliffs’ Annual Report, Cliffs regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with Securities Act Industry Guide 7, promulgated by the SEC.  Additionally, according to Cliffs’ Annual Report, Cliffs indicated that it will also update its iron ore reserve estimates to comply (to the extent it is not already compliant) with Final Rule 13-10570, Modernization of Property Disclosures for Mining Registrants, adopted in October 2018 and compliance with which will be required beginning on January 1, 2021, at which point Final Rule 13-10570 will rescind Securities Act Industry Guide 7.  In 2013, the Trustees engaged an independent firm of geological experts to evaluate the process Cliffs uses to estimate the recoverable iron ore reserves at the Peter Mitchell Mine.  Still, there are numerous uncertainties inherent in estimating quantities of reserves of mineral producing lands and such estimates necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs, all of which may in fact vary considerably from actual results.  All of these factors are outside of the control and influence of the Trustees.  For these reasons, estimates of the economically recoverable quantities of mineralized deposits attributable to Mesabi Trust Lands and the classifications of such reserves based on the risk of recovery prepared by different engineers or by the same engineers at different times may vary substantially as the criteria change.  Cliffs’ estimate of the iron ore reserves could be negatively affected by future industry conditions, geological conditions and ongoing mine planning at the

Peter Mitchell Mine.  Actual reserves will likely vary from estimates, and if such variances are negative and material, the expected royalties payable to the Trust could be materially adversely affected and the value of the Trust’s Units could decline.

Cliffs has disclosed certain operational risks, including risks that could arise related to substantial costs from idled production capacity, announced and potential mine closures and risks related to its ability to transport its products to customers at competitive rates and in a timely manner.

According to Cliffs’ Annual Report, Cliffs indicated that its decisions concerning which facilities to operate and at what capacity levels are made based upon its customers’ orders for products, as well as the quality, performance capabilities and production cost of its operations.  During depressed market conditions, Cliffs may concentrate production at certain facilities and not operate others in response to customer demand and as a result Cliffs would incur idle facility costs.  In 2016, two of its Minnesota mines were temporarily idled for a portion of the year and it indefinitely idled the Empire mine in Michigan in August 2016.  When Cliffs restarts idled facilities, it incurs certain costs to replenish inventories, prepare the previously idled facilities for operation, perform the required mine stripping, repair and maintenance activities, and prepare employees to return to work safely and to resume production responsibilities.  The amount of any such costs can be material, depending on a variety of factors, such as the period of idle time, necessary repairs and available employees, and is difficult to project.  In addition, Cliffs stated that faced with overcapacity in the iron ore market it may seek to rationalize assets through asset sales, temporary shutdowns, indefinite idles or facility closures.

Cliffs also disclosed that in its iron ore operations, disruption of the lake, rail and trucking transportation services due to weather-related problems and lack of alternative transportation sources could impair Cliffs’ ability to supply iron ore to its customers at competitive rates or in a timely manner, and thus, could adversely affect its sales, margins and profitability.

These events could have a material adverse effect on Cliffs and potentially Northshore, which in turn, could have a material adverse effect on royalties paid to the Trust in the future.

The operations at Northshore are largely dependent on a single-source energy supplier.

The operations at Northshore are largely dependent on Silver Bay Power Company, a 115 megawatt power plant, for its electrical supply.  Silver Bay Power Company, which is wholly-owned by Northshore, has an interconnection agreement with Minnesota Power, Inc. for backup power when excess generation is necessary.  In May 2016, Silver Bay Power entered into an agreement with Minnesota Power to purchase roughly half of Northshore’s electricity needs from Minnesota Power through 2019.  Cliffs disclosed in its Annual Report that beginning September 15, 2019, it began to purchase 100% of the electricity requirements of Northshore from Minnesota Power, but under certain circumstances, the parties agreed to an interconnection agreement for Silver Bay Power to provide backup power when excess generation is necessary.  Until the transition is complete, a significant interruption in service from Silver Bay Power Company due to vandalism, terrorism, weather conditions, natural disasters, or any other cause could cause a decrease in production capacity or require a temporary shutdown of Northshore’s operations.  In addition, one natural gas pipeline serves all of Cliffs’ Minnesota mines, and a pipeline failure could idle or substantially impair the operations at Northshore.  Any substantial interruption of, or material reduction in, Northshore’s operations could materially adversely affect the royalties payable to the Trust.

If steelmakers use methods other than blast furnace production to produce steel or shut down or reduce production using blast furnaces, the demand for iron ore pellets may decrease.

According to Cliffs’ Annual Report, demand for Cliffs’ iron ore products in North America is largely determined by the operating rates for the blast furnaces of steel companies, although not all finished steel is produced by blast furnaces.  Finished steel also may be produced by other methods that do not require iron ore pellets and use scrap steel, pig iron, hot briquetted iron and direct reduced iron.  North American steel producers can also produce steel using imported iron ore products, which may reduce or eliminate the need for domestic iron ore.  Future environmental restrictions on the use of blast furnaces in North America also may reduce the use of blast furnaces in steel production.  Because the maintenance of blast furnaces can require substantial capital expenditures and may cause prolonged outages, which may reduce demand for pellets, steel manufacturers may choose not to maintain their blast furnaces, and some of them may not have the resources necessary to adequately maintain their blast furnaces.  If steel manufacturers alter the methods they use to produce steel or otherwise substantially reduce their use of iron ore pellets, demand for iron ore pellets will decrease, which could materially adversely affect the royalties payable to the Trust.

Certain risk factors affecting Cliffs’ North American Iron Ore business generally, and Northshore operations in particular, could have a material adverse effect on the royalties payable to the Trust.

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year.  According to Cliffs’ Annual Report, a number of risk factors affect Cliffs’ operations and could impact Northshore’s production and shipment volume.  Cliffs’ Annual Report identified the following seven categories of risk to which Cliffs is subject:  (i) economic and market, (ii) regulatory, (iii) financial, (iv) operational, (v) development and sustainability, (vi) human capital and (vii) risks related to the recently completed merger with AK Steel.  These risk factors include, among others, the global economic climate and financial market conditions, economic conditions in the iron ore industry, extensive governmental regulations relating to environmental matters and the costs and risks related thereto, availability of substitute materials, pricing by domestic and international competitors, long-term customer contracts or arrangements by Northshore or its competitors, price adjustment provisions in Cliffs’ North American term supply agreements (which take into account various price indexes), availability of lake freighters, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility.  Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties payable to the Trust could be materially adversely affected.

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

Certain risks arising from Cliffs’ merger with AK Steel may impact Cliffs’ financial condition and operating results as well as its operations, which in turn could have a material adverse effect on future royalties payable to the Trust.

On March 13, 2020, Cliffs announced the completion of its merger with AK Steel.  Cliffs’ Annual Report disclosed a number of risk factors related to the merger.  Cliffs discussed the following potential risks associated with the completion of the merger: (i) the merger may be less accretive than expected, or may be dilutive, which may negatively impact the market price of its common stock, (ii) it will incur significant transaction and merger-related costs, which may be in excess of those anticipated, (iii) its debt may limit its financial flexibility, (iv) it may fail to realize all of the anticipated benefits or the proposed merger, and its integration with AK Steel may not be as successful as anticipated, (v) the market price of its common shares may decline in the future as a result of the sale of its common shares held by former AK Steel stockholders or Cliffs’ current shareholders, (vi) it may record tangible and intangible assets, including goodwill, that could become impaired and result in material non-cash charges to its results of operations in the future, (vii) the ability to use AK Steel’s and its pre-merger net operating loss carryforwards and certain other tax attributes to offset future taxable income may be subject to certain limitations, and (viii) completion of the merger may trigger change in control or other provisions in certain agreements to which AK Steel is a party.  These risks could have a material adverse effect on Cliffs’ financial condition and operating results, which in turn could have a material adverse effect on future royalties payable to the Trust.

Cliffs noted in its Annual Report that the merger involves numerous operational, strategic, financial, accounting, legal, tax and other functions, systems and management controls that must be integrated and that difficulties in integrating the two companies may result in the combined company performing differently than expected, in operational challenges or in the failure to realize anticipated expense-related efficiencies. Following completion of the merger, Cliffs indicated it may also experience challenges associated with managing the larger, more complex, integrated businesses.  The integration process may result in the loss of key employees, the disruption of ongoing businesses, or inconsistencies in standards, controls, procedures and policies.  To the extent these issues have a material adverse effect on Cliffs’ operations following the completion of the merger, they in turn could have a material adverse effect on future royalties payable to the Trust.

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

If the NYSE delists our Units, Unitholders may face material adverse consequences, including, but not limited to, a lack of trading market for our Units and reduced liquidity

OVERVIEW OF TRUST’S ROYALTY STRUCTURE

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

•

Royalty bonuses.  The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton.  The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay.  The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”).  The Adjusted Threshold Price was $55.74 per ton for calendar year 2018 and $56.93 per ton for calendar year 2019, and will be $57.85 per ton for calendar year 2020.  The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price).  Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (and, as described elsewhere in this Annual Report); such adjustments may be positive or negative.  See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2020 and January 31, 2019” in this Annual Report for more information.

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

•

Minimum advance royalties.  Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay.  However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty.  Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation.  The minimum advance royalty was $929,320 for calendar year 2018 and $949,295 for calendar year 2019, and will be $964,659 for calendar year 2020.  Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year.  Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

The current royalty rate schedule became effective on August 17, 1989 pursuant to the Amended Assignment Agreements, which the Trust entered into with Cyprus Northshore Mining Corporation (“Cyprus NMC”).  Pursuant to the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products shipped.  In 1994, Cyprus NMC was sold by its parent corporation to Cliffs and renamed Northshore Mining Company.  Cliffs now operates Northshore as a wholly-owned subsidiary.

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

Royalty income, which constitutes the principal source of the Trust’s revenue, comprised 99.1% to 99.7% of the Trust’s total revenue in each of the fiscal years ended January 31, 2020,  January 31, 2019 and January 31, 2018.  A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” in this Annual Report.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price.  Although 93.2% all of the iron ore products shipped from Silver Bay during calendar 2019 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

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

SELECTED FINANCIAL DATA

Years ended January 31	2020	2019	2018	2017	2016
Royalty and interest income(1)	$31,990,874	$47,293,765	$34,495,415	$10,887,193	$9,721,508
Trust expenses	1,935,122	1,734,721	1,071,990	1,123,422	1,162,667
Net income(2)	$30,055,752	$45,559,044	$33,423,425	$9,763,771	$8,558,841
Net income per Unit(3)	$2.291	$3.472	$2.548	$0.744	$0.652
Distributions declared Per unit(3)(4)	$2.670	$3.000	$2.530	$0.640	$0.090

Total Assets	$23,647,374	$35,454,014	$26,222,284	$14,421,288	$9,816,961

(1)

In fiscal 2019, we adopted ASU 2014-09, which impacted our annual recognition of revenues and expenses.  Fiscal year 2016 throughout this document has not been adjusted for this new accounting standard.

(2)	The Trust, as a grantor trust, is exempt from federal and state income taxes.
(3)	Based on 13,120,010 Units of Beneficial Interest outstanding during all years.
(4)

In January each year, the Trustees consider whether the Trust will declare a cash distribution, and if so determined, such a distribution would be paid in February, which is in the Trust’s next fiscal year.  Because of this, distributions declared generally do not equal the amount of cash distributed in the same fiscal year.  To further illustrate, during the Trust’s fiscal year ended January 31, 2020, the Trustees distributed a total of $3.36 per Unit (including $1.39 per Unit declared in fiscal 2019 but distributed in fiscal 2020 (February 2019)) and in fiscal 2020 declared a distribution of $0.70 per Unit payable in February 2020, the next fiscal year.  For a complete description of distributions paid and declared in fiscal years ended 2020, 2019, and 2018, see page F-6.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2020,  January 31, 2019 and January 31, 2018

During fiscal 2020, production attributed to Trust lands totaled approximately 4.8 million tons, a decrease of 4.4% as compared to production for fiscal year 2019 and a decrease of 0.1% as compared to production for fiscal 2018.  Shipments to Northshore’s customers attributed to the Trust totaled approximately 4.7 million tons during fiscal 2020.  This represents a decrease of 8.9% as compared to shipments for fiscal year 2019 and a decrease of 4.9% as compared to shipments for fiscal year 2018.  The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Year Ended	(Tons)	(Tons)
January 31, 2020	4,802,269	4,678,321
January 31, 2019	5,025,850	5,138,157
January 31, 2018	4,806,391	4,920,633

Production of iron ore pellets for the fourth quarter of fiscal 2020 decreased 4.6% as compared to production of iron ore pellets for the fourth quarter of fiscal 2019 due primarily to a decrease in orders from Northshore’s customers as they adjusted production based on anticipated future demand from their customers.  Shipments of iron ore pellets by Northshore during the fourth quarter of fiscal 2020 increased by 43.2% as compared to shipments of iron ore pellets during the fourth quarter of fiscal 2019.  The increase in shipments in the fourth quarter of fiscal 2020 was caused by an increase in demand from Northshore’s customers during the quarter.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Three Months Ended	(Tons)	(Tons)
January 31, 2020	1,226,721	1,364,254
January 31, 2019	1,285,735	952,740
January 31, 2018	1,335,413	649,469

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent three fiscal years.

			Percentage of	Percentage of
	Percentage of	Percentage of	Pellets	Pellets
	Pellets Produced	Pellets Produced	Shipped	Shipped
	From Trust	From Non-Trust	From Trust	From Non-Trust
Fiscal Year ended	Lands	Lands	Lands	Lands
January 31, 2020	90.3%	9.7%	89.6%	10.4%
January 31, 2019	90.3%	9.7%	89.8%	10.2%
January 31, 2018	89.1%	10.9%	92.6%	7.4%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to iron ore mined from Mesabi Trust lands in fiscal 2021.  However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

Comparison of Financial Results for Fiscal Years ended January 31, 2020 and January 31, 2019

Royalty Income

As shown in the table below, in fiscal 2020 base royalties decreased by 33.9%, bonus royalties decreased by 32.3% and fee royalties increased by 20.1%, each as compared to fiscal 2019.  Accordingly, the Trust’s total royalty income decreased by 32.6% in fiscal 2020 as compared to fiscal 2019.  The decrease in royalties received by the Trust is primarily the result of a decrease in iron prices and a decrease in tons shipped in fiscal 2020, as compared to fiscal 2019.

	Fiscal Year ended January 31,		% increase
	2020	2019	(decrease)
Base overriding royalties	$18,538,253	$28,042,592	-33.9%
Bonus royalties	12,445,074	18,387,905	-32.3%
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	724,532	603,294	20.1%
Total royalty income	$31,707,859	$47,033,791	-32.6%

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2020 decreased by 34.0%, as compared to fiscal 2019, primarily due to a decrease in iron prices and a decrease in tons shipped.  Total expenses for fiscal 2020 increased by 11.6% as compared to fiscal 2019.  A more detailed summary of the Trust’s expenses, including legal and consulting expenses, is set forth under the heading “Trust Expenses” in this Annual Report.

	Fiscal Year ended January 31,		% increase
	2020	2019	(decrease)
Total Revenues	$31,990,874	$47,293,765	-32.4%
Expenses	1,935,122	1,734,721	11.6%
Net Income	$30,055,752	$45,559,044	-34.0%

As discussed in the paragraph above,  the Trust’s total royalty income and net income for fiscal 2020 decreased by 32.4% and 34.0%, respectively, due to a decrease in the iron prices and tons shipped during fiscal 2020, both as compared to fiscal 2019.  The decrease in the Trust’s net income resulted in an 11.0% decrease in total distributions declared to Unitholders in fiscal 2020, as compared to fiscal year 2019.

	Fiscal Year ended January 31,		% increase
	2020	2019	(decrease)
Total Distributions Declared	$35,030,427	$39,360,030	-11.0%
Distributions Declared per Unit	$2.67	$3.00	-11.0%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve decreased by $4,974,675 or 29.6% to $11,831,014, as of January 31, 2020, as compared to $16,805,689 as of January 31, 2019.  As of January 31, 2020, the Unallocated Reserve included $14,326,122 in unallocated cash and U.S. Government Securities, $69,588 of accrued income receivable, and $2,511,720 of a contract liability.  Comparatively, as of January 31, 2019, the Unallocated Reserve included $14,767,308 in unallocated cash and U.S. Government Securities, $2,339,060 of accrued income receivable, and no contract liability.

	Fiscal Year ended January 31,		% increase
	2020	2019	(decrease)
Accrued Income Receivable	$69,588	$2,339,060	-97.0%
Contract Asset	—	56,357	-100.0%
Unallocated Cash and U.S. Government Securities	14,326,122	14,767,308	-3.0%
Prepaid Expenses and (Accrued Expenses), net	(52,976)	(357,036)	-85.2%
Contract Liability	(2,511,720)	—	100.0%
Unallocated Reserve	$11,831,014	$16,805,689	-29.6%

The 29.6% decrease in the Unallocated Reserve for the fiscal year ended January 31, 2020 as compared to the fiscal year ended January 31, 2019,  is primarily the result of an increase in the contract liability, and a decrease in the accrued income receivable.

Accrued Income Receivable.  The $2,269,472, or 97.0%, decrease in the accrued income receivable portion of the Unallocated Reserve is the result of positive pricing adjustments recognized and the royalties earned on shipments in the last month of the fiscal year ended January 31, 2020, as compared to the fiscal year ended January 31, 2019.

Contract Liability.  The $2,511,720, or 100%, increase in the contract liability portion of the Unallocated Reserve is primarily the result of negative pricing adjustments recognized in the last month of the fiscal year ended January 31, 2020, as compared to the fiscal year ended January 31, 2019.  Also represented in contract liability is iron ore that has not been shipped by Northshore, but for which the Trust has received a royalty payment based on an initial estimated price. The contract liability is also presented on the balance sheet net of the contract asset.

Unallocated Cash and U.S. Government Securities.  The Trust’s unallocated cash and U.S. Government Securities for unexpected obligations decreased by 3.0% to $14,326,122 as of January 31, 2020 from $14,767,308 as of January 31, 2019.  The $441,186 decrease in the Trust’s cash reserve resulted from a decrease in the royalty payment received in January 2020 as compared to the royalty payment received in January 2019.

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

Comparison of Financial Results for Fiscal Years ended January 31, 2019 and January 31, 2018

Royalty Income

As shown in the table below, in fiscal 2019 base royalties increased by 45.9%, bonus royalties increased by 25.4% and fee royalties increased by 16.2%, each as compared to fiscal 2018.  Accordingly, the Trust’s total royalty income increased by 36.7% in fiscal 2019 as compared to fiscal 2018.  The increase in royalties received by the Trust is primarily the result of an increase in iron prices and the corresponding bonus royalty rate and an increase in tons shipped in fiscal 2019, as compared to fiscal 2018.

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2019 increased by 36.3%, as compared to fiscal 2018, primarily due to an increase in iron prices and the corresponding bonus royalty rate and an increase in tons shipped.  Total expenses for fiscal 2019 increased by 61.8% as compared to fiscal 2018.  A more detailed summary of the Trust’s expenses, including legal and accounting expenses, is set forth under the heading “Trust Expenses” in this Annual Report.

	Fiscal Year ended January 31,		% increase
	2019	2018	(decrease)
Total Revenues	$47,293,765	$34,495,415	37.1%
Expenses	1,734,721	1,071,990	61.8%
Net Income	$45,559,044	$33,423,425	36.3%

As discussed in the paragraph above,  the Trust’s total royalty income and net income for fiscal 2019 increased by 37.1% and 36.3%, respectively, due to an increase in the iron prices and the corresponding bonus royalty rate during fiscal 2019, both as compared to fiscal 2018.  The increase in the Trust’s net income resulted in a 18.6% increase in total distributions declared to Unitholders in fiscal 2019, as compared to fiscal year 2018.

	Fiscal Year ended January 31,		% increase
	2019	2018	(decrease)
Total Distributions Declared	$39,360,030	$33,193,626	18.6%
Distributions Declared per Unit	$3.00	$2.53	18.6%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased by $6,199,014 or 58.4% to $16,805,689, as of January 31, 2019, as compared to $10,606,675 as of January 31, 2018.  As of January 31, 2019, the Unallocated Reserve consisted of $14,767,308 in unallocated cash and U.S. Government Securities, and $2,339,060 of accrued income receivable.  Comparatively, as of January 31, 2018, the Unallocated Reserve consisted of $8,630,674 in unallocated cash and U.S. Government Securities, and $1,956,091 of accrued income receivable.

	Fiscal Year ended January 31,		% increase
	2019	2018	(decrease)
Accrued Income Receivable	$2,339,060	$1,956,091	19.6%
Contract Asset	56,357	99,264	-43.2%
Unallocated Cash and U.S. Government Securities	14,767,308	8,630,674	71.1%
Prepaid Expenses and (Accrued Expenses), net	(357,036)	(79,354)	349.9%
Unallocated Reserve	$16,805,689	$10,606,675	58.4%

The 58.4% increase in the Unallocated Reserve for the fiscal year ended January 31, 2019 as compared to the fiscal year ended January 31, 2018, is primarily the result of an increase in Unallocated Cash and U.S. Government Securities.

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

The Trust’s primary short-term liquidity needs are related to the Trust’s distributions to its Unitholders following the Trust’s receipt of royalty payments from Northshore each calendar quarter.  After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. Government Securities, either through direct purchases of U.S. Government Securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government, its agencies or instrumentalities, or the FDIC.  Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs.  As of January 31, 2020, the Trust held $10,177,655 in cash and cash equivalents, all of which was invested in a money market fund that exclusively invests in obligations of the U.S. Treasury.  In February 2020, the Trust distributed $9,184,007 to Unitholders of record on January 30, 2020.

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

During the fourth quarter of fiscal 2020, negative price adjustments were recorded by Mesabi Trust and added to the contract liability due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to certain shipments during calendar year 2019.  During the fiscal year ended January 31, 2020, negative price adjustments were recorded by Mesabi Trust and added to the contract liability due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to shipments during calendar year 2018.  As of January 31, 2020, the Trust recognized revenue related to approximately 960,426 tons of iron ore that were shipped by Northshore as of December 31, 2019, but for which Cliffs has indicated that final pricing was not yet known.  Pricing related to these shipments is expected to be finalized in the first quarter of calendar 2021.

Also included in royalty income, the contract liability represents an estimate of decreases in pellet revenue related to tons of iron ore that were shipped by Northshore, but for which Northshore has indicated that final pricing is not yet known and is adjusted in accordance with the Trust’s revenue recognition policy each quarter as updated pricing information is received.  Changes in iron ore pellet prices may have a significant impact on the revenue recognized by the Trust.  The contract liability also represents iron ore that has not been shipped by Northshore, but for which the Trust has received a royalty payment based on an initial estimated price.  Revenue will be recognized in accordance with the Trust’s revenue recognition policy at the estimated prices for iron ore products sold under the Cliffs Pellet Agreements as shipments of these products are made.

Current Developments

Quarterly Royalty Report

On January 30, 2020, the Trustees of Mesabi Trust received the quarterly royalty report of iron ore shipments from Silver Bay, Minnesota during the quarter ended December 31, 2019 (the “Royalty Report”) from Cliffs, the parent company of Northshore.

As reported to the Trust by Cliffs in the Royalty Report, based on shipments of iron ore products by Northshore during the three months ended December 31, 2019, Mesabi Trust was credited with a base royalty of $7,763,830.  Also for the three months ended December 31, 2019, Mesabi Trust was credited with a bonus royalty in the amount of $ 3,903,034. Royalties paid to Mesabi Trust reflected the reduction of $2,464,209 as a result of negative pricing adjustments to base and bonus royalty calculations related to changes in price estimates made in prior quarters.  In addition, a royalty payment of $207,738 was paid to the Mesabi Land Trust.  Accordingly, the total royalty payments received by Mesabi Trust on January 30, 2020 from Cliffs were $9,410,394.

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands.  In the fourth calendar quarter of 2019, Cliffs credited Mesabi Trust with 1,362,171 tons of iron ore shipped, as compared to 1,315,238 tons shipped during the fourth calendar quarter of 2018.

The volume of shipments of iron ore pellets (and other iron ore products) by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes.  Further, the prices under the Cliffs Pellet Agreements, to which Mesabi Trust is not a party, are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors, some of which are not known until after the end of a contract year.  The factors that could result in price adjustments under Cliffs’ customer contracts include changes in the Platts 62% Price, hot-rolled coil steel price, the Atlantic Basin pellet premium, published Platts international indexed freight rates and changes in specified producer price indices, including those for industrial commodities, fuel and steel.  These multiple factors can result in significant variations in royalties received by Mesabi Trust (and in turn, the resulting funds available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and from year to year.  These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust.  Royalty payments anticipated to be received during fiscal 2021 will continue to reflect pricing estimates for shipments of iron ore products that will be subject to positive or negative pricing adjustments pursuant to the Cliffs Pellet Agreements.  Based on the above factors, and as indicated by the Trust’s historical distribution payments, the royalties received by the Trust, and the distributions paid to Unitholders, if any, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, if any, in any subsequent quarter or full year.

With respect to calendar year 2020, Northshore has not advised Mesabi Trust of its expected shipments of iron ore products (except as noted below with regard to DR-grade pellets) or what percentage of 2020 shipments will be from Mesabi Trust iron ore.  In the Cliffs’ Royalty Report, Cliffs stated that the royalty payments being reported were based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change.  It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unitholders in future quarters.

Cliffs and AK Steel Holding Corporation Announce Merger

On December 3, 2019, Cliffs and AK Steel Holding Corporation (“AK Steel”) announced that they entered into a definitive merger agreement pursuant to which Cliffs will acquire all of the issued and outstanding shares of AK Steel common stock.

Three existing members of AK Steel’s Board of Directors will join the Cliffs Board, and two existing Cliffs Board members will step down, bringing the Cliffs Board to 12 members in total.  AK Steel will become a direct, wholly-owned subsidiary of Cliffs and will retain its branding and corporate identity.  Cliffs will continue to be listed on the NYSE with its headquarters in Cleveland, Ohio.

According to Cliffs’ December 3, 2019 press release, “The pro forma Cliffs will be a vertically integrated steel company that is expected to drive improved profitability for existing Cliffs and AK Steel shareholders and is well-positioned to serve both the blast furnace and electric arc furnace segments.  In addition, Cliffs’ existing strong balance sheet and self-sufficiency in pellets for the combined company provide flexibility to pursue additional growth opportunities, including the potential future utilization of the blast furnace in Ashland to produce merchant pig iron, an opportunity neither company could pursue on a standalone basis.”

On March 13, 2020, Cliffs announced that it successfully completed the acquisition of AK Steel Holding Corporation.  The combined company will be led by Chairman, President and Chief Executive Officer Lourenço Goncalves.

Mesabi Trust Distribution Announcement

As previously announced by Mesabi Trust on January 14, 2020, the Trustees declared a distribution of seventy cents ($0.70) per Unit of Beneficial Interest payable on February 20, 2020 to Mesabi Trust Unitholders of record at the close of business on January 30, 2020.  This distribution was paid as announced.

Arbitration Initiated Against Cliffs and Northshore

On December 9, 2019, the Trustees of Mesabi Trust announced that the Trust initiated arbitration against Northshore and its parent, Cliffs (jointly, the “Operator”), the lessee/operator of the leased lands.  The arbitration proceeding was commenced with the American Arbitration Association.  The Trust asserts claims concerning the calculation of royalties related to the production, shipment and sale of iron ore, including DR‑grade pellets.  More particularly, the claims involve the Trust’s allegations that the Operator has improperly manipulated royalty amounts with respect to DR-grade pellets by orchestrating isolated sale transactions of low silica iron ore into international markets at prices significantly below standard pellet pricing.  Based on information currently available to the Trust, the Trust seeks an award of damages, along with specific performance and declaratory relief.  The arbitration is in its early stages and no hearings have been set.

Cliffs Announces the Temporary Shut Down of Construction of its HBI Project

On March 19, 2020, Cliffs announced that, following guidelines from the office of the Governor of Ohio regarding COVID-19 virus concerns, the Company is temporarily shutting down construction activities at its hot-briquetted iron (HBI) project site in Toledo, Ohio and that all construction activity at the site would cease by the end of business March 20, 2020.   Cliffs said it will continue to monitor the COVID-19 situation and will re-start construction of the HBI plant as soon as feasible.

Important Factors Affecting Mesabi Trust

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business.  This prohibition seemingly applies even to business activities the Trustees deem necessary or proper for the preservation and protection of the Trust’s assets.  Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to Mesabi Trust’s Unitholders after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the held assets.

Neither Mesabi Trust nor the Trustees have any control over the operations and activities of Northshore, except within the framework of the Amended Assignment Agreements.  Cliffs alone controls (i) historical operating data, including iron ore production  volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future operating and capital expenditures; (iii) geological data relating to ore reserves; (iv) projected production of iron ore products; (v) contracts between Cliffs and Northshore with their customers; and (vi) the decision to mine off Mesabi Trust and/or state lands, based on Cliffs’ current mining and engineering plan.  The Trustees do not exert any influence over mining operational decisions at Northshore, nor do the Trustees provide any input regarding the ore reserve estimated at Northshore as reported by Cliffs.  While the Trustees request relevant information from Cliffs and Northshore for use in periodic reports as part of their evaluation of Mesabi Trust’s disclosure controls and procedures, the Trustees do not control this information and they rely on the information in Cliffs’ periodic and current filings with the SEC to provide accurate and timely information in Mesabi Trust’s reports filed with the SEC.

In accordance with the Agreement of Trust and the Amendment, the Trustees are entitled to, and in fact do, rely upon certain experts in good faith, including (i) the independent consultants with respect to monthly production and shipment reports, which include figures on crude ore production and iron ore pellet shipments, and discussions concerning the condition and accuracy of the scales and plans regarding the development of Mesabi Trust’s mining property; and (ii) the accounting firm they have contracted with for non-audit services, including reviews of financial data related to shipping and sales reports provided by Northshore and a review of the schedule of leasehold royalties payable to Mesabi Trust.

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

Mining and Pelletizing Mineral Reserves

As of December 31, 2019

(In Millions of Long Tons)

		Proven		Probable		Proven & Probable		Saleable Product(1), (2)		Previous Year
	Cliffs'		%		%		%	Process		P&P Crude	Saleable
Property	Share	Tonnage	Grade	Tonnage	Grade	Tonnage	Grade(3)	Recovery(4)	Tonnage	Ore	Product
Northshore	100%	275.1	25.3	540.9	23.7	816.0	24.3	33%	265.3	835.1	270.2

(1)	Saleable product is a standard pellet containing 65 to 66 percent Fe calculated from both proven and probable mineral reserves.
(2)	Saleable product is reported on a dry basis; shipped products typically contain 1% to 4% moisture.
(3)	Cutoff grade was 19%.
(4)	Process recovery includes all factors for converting crude ore tonnage to saleable product.

According to Cliffs’ Annual Report, reserve estimates are based on pricing that does not exceed the three-year trailing average index price of iron ore adjusted to Cliffs’ realized price.  The latest reserve estimate for Northshore was completed in 2018.  In Cliffs’ Annual Report, Cliffs reported that the international average benchmark price of 62 percent Fe CFR China was $93 per dry metric ton for the year ended December 31, 2019.

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

Peters Lease Lands.  MIC owned a 20% interest in the fee ownership in the Peters Lease Lands.  Originally, the Peters Lease Lands were owned by East Mesaba Iron Company and Dunka River Iron Company which were wholly-owned subsidiaries of Dunka-Mesaba Security Company (“Dunka-Mesaba”).  In August 1951, East Mesaba Iron Company and Dunka River Iron Company conveyed the Peters Lease Lands to their parent company, Dunka-Mesaba, which in turn conveyed to each of its stockholders an undivided interest in the Peters Lease Lands in proportion to each stockholder’s ownership in the parent company.  Accordingly, MIC, which had been the owner of 20% of the outstanding capital stock of Dunka-Mesaba, acquired a 20% undivided interest in the Peters Lease Lands and the right to receive a 20% fee royalty under the Peters Lease.

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

Mining Properties.  As disclosed elsewhere in this Annual Report, Northshore, a wholly-owned subsidiary of Cliffs, currently conducts the mining operation upon the Trust Estate.  The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70.  Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61.  Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota.  During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities.  Based on information provided to the Trustees during the most recent inspection trip in September 2019, the mining properties and facilities at Northshore were in good operating condition.

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

•

Mining and Railroad.  Drilling at the Northshore mine is conducted with three rotary units.  The drilling is followed with blasts using a gassed sensitized emulsion which breaks an average of 700,000 to 1,200,000 tons of crude taconite.  After blasts, taconite is then removed by a loading fleet consisting of five electric rope shovels and one loader.  A haulage fleet of twelve production trucks carry crude taconite to the primary and secondary crushers located about two miles away.  At the crushers, taconite is emptied from the end-dump trucks into a primary gyratory unit and four secondary crushers for reduction to a nominal size coarse ore.  The coarse ore is then fed into 90-ton capacity ore cars for transportation to Silver Bay via a 47-mile-long, single track railroad owned by Northshore.  Each train is pulled by two diesel electric locomotives.

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

During the concentrating process, ore concentrate is separated by a two-stage magnetic separation, which removes low grade tailings from the ore concentrate.  The tailings are pumped uphill to the Mile Post 7 disposal site.  The concentrate is then fed into hydro-separators followed by a final flotation upgrading accomplished with two flotation cells per grinding line.  Next, the concentrate proceeds to a central filtering facility, through which the moisture content in the concentrate is reduced and the final concentrate becomes ready for pelletizing.  The pelletizing process first feeds the ore concentrate, to which bentonite and organic binder has been added as a binder, into a balling drum.  The revolving action of the drum causes the concentrate to build up into green balls.  Next, the green balls are conveyed to one of four moving grates and enter into an accompanying high temperature furnace where they are heated to over 2,400°F and are hardened into the final pellet product.  From the four furnaces the pellets are conveyed to a dockside storage area with a 5 million ton storage capacity.  Northshore’s sheltered harbor at Silver Bay can handle lake-going vessels with capacities up to 55,000 tons.

•

Capital Expenditures for DR-Grade Pellets at Northshore and HBI Plant at Toledo, Ohio.  According to Cliffs’ Annual Report, Cliffs reported that it currently expects to incur capital expenditures through 2020 of approximately $830 million plus a contingency of up to 20%, excluding capitalized interest, on the development of the HBI production plant in Toledo, Ohio, of which approximately $700 million was paid as of December 31, 2019, and that it has completed upgrades at the Northshore plant to enable it to produce significantly increased levels of DR-grade pellets that could be used as feedstock for the HBI production plant and/or sold commercially.  Cliffs indicated that these estimated expenses may increase as personnel and equipment associated with advancing development and commercial production are added.

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

(A)

The total number of violations of mandatory health or safety standards that could significantly and substantially contribute to the cause and effect of a mine safety or health hazard under section 104 of the FMSH Act (30 U.S.C. 814) for which the operator received a citation from MSHA;

(B)	The total number of orders issued under section 104(b) of the FMSH Act (30 U.S.C. 814(b));

(C)	The total number of citations and orders for unwarrantable failure of the mine operator to comply with mandatory health or safety standards under section 104(d) of the FMSH Act (30 U.S.C. 814(d));

(D)	The total number of imminent danger orders issued under section 107(a) of the FMSH Act (30 U.S.C. 817(a));
(E)	The total dollar value of proposed assessments from MSHA under the FMSH Act (30 U.S.C. 801 et seq.);

(F)	Legal actions pending before Federal Mine Safety and Health Review Commission involving such mine as of the last day of the period;

(G)	Legal actions initiated before the Federal Mine Safety and Health Review Commission involving such mine during the period; and

(H)	Legal actions resolved before the Federal Mine Safety and Health Review Commission involving such mine during the period.

In Cliffs’ Annual Report, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act (30 U.S.C. 820(b)(2)) and did not receive any written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act (30 U.S.C. 814(e)) during the year ended December 31, 2019.  In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2019.

Year Ended December 31, 2019
		(A)	(B)	(C)	(D)	(E)	(F)		(G)	(H)
					Section				Legal	Legal
					107(a)	Total Dollar			Actions	Actions
		Section	Section	Section	Citations	Value of MSHA			Instituted	Resolved
		104 S&S	104(b)	104(d)	&	Proposed	Pending		During	During
Mine Location	Operation	Citations	Orders	Orders	Orders	Assessments $ (1)	Legal Action		Period	Period
Northshore Plant	Iron Ore	9	—	—	—	122,498	13	(2)	8	10
Northshore Mine	Iron Ore	4	—	—	1	29,976	5	(3)	5	5

(1)	Amounts included under the heading “Total Dollar Value of MSHA Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2019.
(2)	This number consists of 13 pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act’s procedural rules.
(3)

This number consists of three pending legal actions related to contests of citations and orders referenced in Subpart B of FMSH Act’s procedural rule and two pending legal actions related to contests of proposed penalties referenced in Subpart C of FMSH Act’s procedural rules.

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

Royalty bonuses.  Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $55.74 for calendar year 2018 and $56.93 for calendar year 2019, and will be $57.85 for calendar year 2020.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad-based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example.  To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2020, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2020 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$57	$28,500,000
3rd Quarter:	500,000	$59	$29,500,000
	1,000,000	$61	$61,000,000
	1,000,000	$63	$63,000,000
	1,000,000	$67	$67,000,000
	1,500,000	$69	$103,500,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2020 would be as follows:

2nd Quarter:	$28,500,000 x 2-1/2%	=	$712,500
3rd Quarter:	$29,500,000 x 2-1/2%	=	$737,500
	$61,000,000 x 3-1/2%	=	$2,135,000
	$63,000,000 x 5%	=	$3,150,000
	$67,000,000 x 5-1/2%	=	$3,685,000
	$103,500,000 x 6%	=	$6,210,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2020 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2020 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $57.85

2nd Quarter:	$57.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$29,500,000 x 0.5%	=	$147,500
	$61,000,000 x 1.0%	=	$610,000
	$63,000,000 x 1.5%	=	$945,000
	$67,000,000 x 2.5%	=	$1,675,000
	$103,500,000 x 3.0%	=	$3,105,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2020 or any other calendar or fiscal year.  Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties.  Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments.  The advance royalty was  $929,320 for calendar year 2018,  $949,295 for calendar year 2019,  and is $964,659 for calendar year 2020.  The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price.  All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore.  The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships.  The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index.  The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981).  Fee royalties aggregating $724,532 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2020.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2020 were $1,935,122, representing an increase of $200,401, or 11.6%, from the $1,734,721 of total Trust expenses in fiscal 2019.  The increase in Trust expenses from fiscal 2020 to fiscal 2019 was due primarily to an increase in legal fees and expenses.

Total Trust expenses for the fiscal year ended January 31, 2019 were $1,734,721, representing an increase of $662,731, or 61.8%, from the $1,071,990 of total Trust expenses in fiscal 2018.  The increase in Trust expenses from fiscal 2019 over fiscal 2018 was due primarily to an increase in (i) legal fees and expenses, (ii) proxy administrative and solicitation service expenses, and (iii) consulting fees and expenses for services rendered to the Trust as discussed further in the “Trust Legal Expenses” section below, and to significant one-time costs related to the election and appointment of a new Trustee during the fiscal year.  These one-time costs are included in the table in the “Trust Legal Expenses” section below under footnote (2) “Other Trust Expenses.”

Trust Legal Expenses

Mesabi Trust paid Fox Rothschild LLP $928,586 for legal services provided to the Trust during the fiscal year ended January 31, 2020.  Comparatively, Mesabi Trust paid Fox Rothschild LLP $636,224 and $366,205 for legal services provided to the Trust during fiscal years ended January 31, 2019 and January 31, 2018, respectively.

In each of the last three fiscal years, Fox Rothschild LLP represented the Trust and assisted the Trustees in the preparation and filing of the Trust’s current, periodic and annual reports with the SEC, a variety of corporate trust law matters, iron ore royalty matters and securities law and NYSE compliance matters.

The total amount of Fox Rothschild’s legal fees for services rendered during fiscal 2020 increased approximately $292,362, or 46.0% as compared to fiscal 2019.  The increase in legal fees in fiscal 2020, as compared to fiscal 2019, resulted primarily from the increased legal services provided to the Trust and Trustees during fiscal 2020 relating to the following:  reviewing reports and analyzing iron ore royalty matters, including analysis of Mesabi Trust’s legal rights regarding the calculation of royalties related to DR‑grade pellets and other low silica products, representing Mesabi Trust in a variety of meetings and conferences with Cliffs’ management, representing Mesabi Trust in the pending arbitration proceeding commenced in December 2019; representation regarding engagement of consultants and advisors; advice and representation concerning Unitholder and third party inquiries; and planning and participating in Trustees’ meetings (for which the total number of Trustees’ meetings increased to 24 during fiscal 2020 compared with 22 meetings during the prior year, most of which were telephonic).

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

Total Trust expenses by category for fiscal 2020,  2019 and 2018 are set forth in the table below.

	Fiscal Year ended January 31,
	2020		2019		2018
Compensation of Trustees	$271,449		$264,278	(1)	$207,520
Corporate Trustee’s Administrative Fees	62,500		62,500		62,500
Professional fees and expenses
Legal	928,586		636,224		366,205
Accounting and auditing	185,109		140,938		142,214
Mining consultant and field representatives	30,574		33,468		56,100
Insurance	134,683		119,224		118,392
Annual stock exchange fee	68,000		65,255		59,967
Transfer agent’s and registrar’s fees	6,606		7,244		7,366
Other Trust Expenses	247,615	(3)	405,590	(2)	51,726
	$1,935,122		$1,734,721		$1,071,990

(1)Includes $9,500 paid to Robin M. Radke who was appointed Trustee of Mesabi Trust on January 23, 2019, and was appointed Trustee of Mesabi Land Trust on October 2, 2018.

(2)“Other Trust Expenses” for fiscal year ended January 31, 2019 included the following fees and costs incurred by the Trust in connection with the special meeting of Unitholders held during December 2018 and January 2019 (as adjourned): $170,373 for services rendered by Georgeson LLC for proxy advisor and solicitation agent services; $134,128 for services rendered by Broadridge Financial Solutions, Inc. for proxy administration, communication, mailing, vote tabulation and related services; and $38,278 for services rendered by Grant Thornton LLP, for consulting services on Trustee compensation matters.

(3)“Other Trust Expenses” for fiscal year ended January 31, 2020 included additional consulting fees and costs incurred by the Trust in connection with study, review and analysis of iron ore royalty and markets.

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

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange under the symbol “MSB.”  Distributions declared to Unitholders during the fiscal year ended January 31, 2020 totaled $35,030,427 as compared to $39,360,030 during fiscal year ended January 31, 2019, and $33,193,626 during the fiscal year ended January 31, 2018.  The Trust paid Unitholders distributions of $2.67 per Unit for the fiscal year ended January 31, 2020, compared with distributions of $3.00 and $2.53 per Unit for the fiscal years ended January 31, 2019 and 2018, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2019	$32.39	$27.46	$11,676,809	$0.89
July 31, 2019	$31.50	$26.47	2,755,202	0.21
October 31, 2019	$26.76	$21.55	11,414,409	0.87
January 31, 2020	$24.38	$20.25	9,184,007	0.70
			$35,030,427	$2.67

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2018	$28.40	$21.60	$5,904,005	$0.45
July 31, 2018	$28.75	$21.80	2,886,402	0.22
October 31, 2018	$32.68	$25.50	12,332,809	0.94
January 31, 2019	$29.98	$22.88	18,236,814	1.39
			$39,360,030	$3.00

As of the close of business on April 10, 2020, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units, 242,836 Units of which were held by 781 holders of record.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	New York banking corporation

Robert C. Berglund Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	Retired Vice President and General Manager Cleveland-Cliffs Inc.

James A. Ehrenberg Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Michael P. Mlinar Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	Retired Vice President of North American Iron Ore Initiative Cleveland-Cliffs Inc.

Robin M. Radke Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	Associate General Counsel

April 13, 2020	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG MICHAEL P. MLINAR ROBIN M. RADKE

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2020.  In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013).  Based on their assessment, the Trustees believe that, as of January 31, 2020, the Trust’s internal control over financial reporting is effective, based on those criteria.

Baker Tilly Virchow Krause, LLP, the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting as of January 31, 2020.  This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and Trustees of Mesabi Trust:

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 2020 and 2019, and the related statements of income, unallocated reserve and trust corpus, and cash flows for each of the three years in the period ended January 31, 2020, and the related notes (collectively referred to as the "financial statements").  We also have audited the Trust’s internal control over financial reporting as of January 31, 2020, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trust as of January 31, 2020 and 2019, and the results of its operations and its cash flows for each of the years ended January 31, 2020, 2019 and 2018, in conformity with accounting principles generally accepted in the United States of America.  Also in our opinion, the Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2020, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

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

Minneapolis, Minnesota

April 13, 2020

MESABI TRUST

BALANCE SHEETS

AS OF JANUARY 31, 2020 AND 2019

	2020	2019

Assets

Cash and cash equivalents	$10,177,655	$881,810

U.S. Government securities, at amortized cost (which approximates fair value)	13,332,474	32,122,312

Accrued income receivable	69,588	2,339,060
Contract asset	—	56,357
Prepaid expenses	67,654	54,472
Current assets	23,647,371	35,454,011

Fixed property, including intangibles, at nominal values
Assignments of leased property

Amended assignment of Peters Lease	1	1

Assignment of Cloquet Leases	1	1

Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

Total assets	$23,647,374	$35,454,014

Liabilities, Unallocated Reserve And Trust Corpus

Liabilities
Distribution payable	$9,184,007	$18,236,814
Accrued expenses	120,630	411,508
Contract liability	2,511,720	—
Total liabilities	11,816,357	18,648,322

Unallocated reserve	11,831,014	16,805,689

Trust corpus	3	3

Total liabilities, unallocated reserve and trust corpus	$23,647,374	$35,454,014

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2020,  2019, AND 2018

	2020	2019	2018

Revenues
Royalties under amended lease agreements	$30,983,327	$46,430,497	$33,883,561
Royalties under Peters Lease fee	724,532	603,294	519,327
Interest	283,015	259,974	92,527

Total revenues	31,990,874	47,293,765	34,495,415

Expenses
Compensation of Trustees	271,449	264,278	207,520
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	928,586	636,224	366,205
Accounting and auditing	185,109	140,938	142,214
Mining consultant and field representatives	30,574	33,468	56,100
Insurance	134,683	119,224	118,392
Annual stock exchange fee	68,000	65,255	59,967
Transfer agent’s and registrar’s fees	6,606	7,244	7,366
Other Trust expenses	247,615	405,590	51,726

Total expenses	1,935,122	1,734,721	1,071,990

Net income	$30,055,752	$45,559,044	$33,423,425

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010

Net income per unit (Note 2)	$2.291	$3.472	$2.548

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2020,  2019, AND 2018

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2017	13,120,010	$10,376,876	$3

Net income	—	33,423,425	—
Distribution paid May 20, 2017, $.55 per unit	—	(7,216,006)	—
Distribution paid August 20, 2017, $.16 per unit	—	(2,099,202)	—
Distribution paid November 20, 2017, $.64 per unit	—	(8,396,806)	—
Distribution declared January 30, 2018, paid February 20, 2018, $1.18 per unit	—	(15,481,612)	—

BALANCE, JANUARY 31, 2018	13,120,010	$10,606,675	$3

Net income	—	45,559,044	—
Distribution paid May 20, 2018, $.45 per unit	—	(5,904,005)	—
Distribution paid August 20, 2018, $.22 per unit	—	(2,886,402)	—
Distribution paid November 20, 2018, $.94 per unit	—	(12,332,809)	—
Distribution declared January 30, 2019, paid February 20, 2019, $1.39 per unit	—	(18,236,814)	—

BALANCE, JANUARY 31, 2019	13,120,010	$16,805,689	$3

Net income	—	30,055,752	—
Distribution paid May 20, 2019, $.89 per unit	—	(11,676,809)	—
Distribution paid August 20, 2019, $.21 per unit	—	(2,755,202)	—
Distribution paid November 20, 2019, $.87 per unit	—	(11,414,409)	—
Distribution declared January 30, 2020, paid February 20, 2020, $.70 per unit	—	(9,184,007)	—

BALANCE, JANUARY 31, 2020	13,120,010	$11,831,014	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2020,  2019, AND 2018

	2020	2019	2018

Operating activities
Royalties received	$36,531,459	$46,705,036	$30,470,480
Interest received	296,964	248,667	86,616
Expenses paid	(2,239,182)	(1,457,039)	(1,047,221)

Net cash from operating activities	34,589,241	45,496,664	29,509,875

Investing activities
Maturities of U.S. Government securities	90,434,386	81,835,668	37,636,412
Sales of U.S. Government securities	—	99,740	—
Purchases of U.S. Government securities	(71,644,548)	(90,260,269)	(60,977,805)

Net cash from (used for) investing activities	18,789,838	(8,324,861)	(23,341,393)

Financing activity
Distributions to unitholders	(44,083,234)	(36,604,828)	(19,548,815)

Net change in cash and cash equivalents	9,295,845	566,975	(13,380,333)

Cash and cash equivalents, beginning of period	881,810	314,835	13,695,168

Cash and cash equivalents, end of period	$10,177,655	$881,810	$314,835

Reconciliation of net income to net cash from operating activities

Net income	$30,055,752	$45,559,044	$33,423,425
Decrease (increase) in accrued income receivable	2,269,472	(382,969)	(1,911,046)
Decrease in contract asset	56,357	42,907	72,142
Decrease (increase) in prepaid expense	(13,182)	168	(1,032)
Increase (decrease) in accrued expenses	(290,878)	277,514	25,801
Increase (decrease) in contract liability	2,511,720	—	(2,099,415)

Net cash from operating activities	$34,589,241	$45,496,664	$29,509,875

Non cash financing activity

Distributions declared and payable	$9,184,007	$18,236,814	$15,481,612

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2020,  2019, AND 2018

NOTE 1 - NATURE OF BUSINESS AND ORGANIZATION

Nature of Business

Mesabi Trust (“Mesabi Trust” or the “Trust”), formed pursuant to an Agreement of Trust dated July 18, 1961 (the “Agreement of Trust”), is a trust organized under the laws of the State of New York.  Mesabi Trust holds all of the interests formerly owned by Mesabi Iron Company (“MIC”), including all right, title and interest in the Amendment of Assignment, Assumption and Further Assignment of Peters Lease (the “Amended Assisnment of Peters Lease”), the Amendment of Assignment, Assumption and Further Assignment of Cloquet Lease (the “Amended Assignment of Cloquet Lease” and together with the Amended Assisnment of Peters Lease, the “Amended Assignment Agreements”), the beneficial interest in a trust organized under the laws of the State of Minnesota to administer the Mesabi Fee Lands (as defined below) as the trust corpus in compliance with the laws of the State of Minnesota on July 18, 1961 (the “Mesabi Land Trust”) and all other assets and property identified in the Agreement of Trust.  The Amended Assignment of Peters Lease relates to an Indenture made as of April 30, 1915 among East Mesaba Iron Company (“East Mesaba”), Dunka River Iron Company (“Dunka River”) and Claude W. Peters (the “Peters Lease”) and the Amended Assignment of Cloquet Lease relates to an indenture made May 1, 1916 between Cloquet Lumber Company and Claude W. Peters (the “Cloquet Lease”).

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.  As of January 31, 2020 and 2019, the Trust held $768,512 and $209,709, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

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

Revenue Recognition

Base Overriding Royalties

The performance obligation for the base overriding royalty consists of providing Northshore Mining Company (“Northshore”) access to the Peters Lands, Cloquet Lands, and Mesabi Lands and the right to mine on these lands.  The consideration to be received from this access under the Amended Assignment Agreements relates to the volume of iron ore shipped from Silver Bay, Minnesota by Northshore.  Mesabi Trust receives royalties at the greater of (i) the aggregate quantity of iron ore products shipped that were mined from Mesabi Trust Lands, and (ii) a portion of the aggregate quantity of all iron ore products shipped that were mined from any lands, such portion being 90% of the first four million tons shipped during such year, 85% of the next two million tons shipped during such year, and 25% of all tonnage shipped during such year in excess of six million tons.  The royalty percentage paid to the Trust increases as the aggregate tonnage of iron ore products shipped, attributable to the Trust, in any calendar year increases past each of the first four one-million ton volume thresholds.  The base overriding royalties contain variable consideration, as the transaction price is based on a percentage that varies based on the total cumulative tons of iron ore shipped for the calendar year.  The Trust estimates the variable consideration it expects to be entitled to receive over the contractual period associated with royalty agreement, which resets the royalty percentages at the beginning of each calendar year.  The Trust evaluates the estimate of the variable consideration to determine whether the estimate needs to be constrained; therefore, the Trust includes the variable consideration in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved.  For the base overriding royalties, the Trust estimates the base overriding royalty percentage using the expected value method, which calculates the estimate based off the historical, current, and forecasted shipments.  The Trust recognizes base overriding royalties on a quarterly basis based on the actual shipments for the fiscal quarter at the estimated royalty percentage as described above and based on the estimated prices for iron ore products sold under the Cliffs Pellet Agreements.

Bonus Royalties

The performance obligation for the bonus royalties consists of providing Northshore Mining access to the Peters Lands, Cloquet Lands, and Mesabi Lands and the right to mine on these lands and the consideration to be received from this access under the Amended Assignment Agreements relates to the volume of iron ore shipped by Northshore.  The Trust recognizes bonus royalties on a quarterly basis based on the actual shipments of the fiscal quarter at the actual royalty percentage for those shipments and based on the anticipated prices for iron ore products sold under the Cliffs Pellet Agreements.

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

Contract Asset and Contract Liability

The contract asset and contract liability are presented net in the accompanying condensed balance sheets as both the contract asset and contract liability are derived from one customer contract. A net contract liability in the amount of $2,511,720 is reflected on the Balance Sheet as of January 31, 2020. The net contract liability is made up of a contract asset in the amount of $192,059 and a contract liability in the amount of $2,703,779. As of January 31, 2019, the Trust recorded a net contract asset of $56,357, made up entirely of a contract asset. The contract asset is based on the revenue recognized on the base overriding royalties, at the estimated prices for iron ore products sold under the Cliffs Pellet Agreements, that will be collected in subsequent quarters as the uncertainty associated with the variable consideration is resolved. The contract asset is not available for distribution to the Unitholders until the applicable royalties are actually received by the Trust. The Trust includes estimated future royalty rates on current contracted volumes within contract asset. The contract liability represents iron ore that has not been shipped by Northshore, but for which the Trust has received a royalty payment during the fiscal year ended January 31, 2020 based on an initial estimated price. Revenue will be recognized in accordance with the Trust’s revenue recognition policy at the estimated prices for iron ore products sold under the Cliffs Pellet Agreements as shipments of these products are made. The contract liability also represents an estimate of decreases in royalty revenue related to tons of iron ore that were shipped by Northshore, but for which Northshore has indicated that final pricing is not yet known and is adjusted in accordance with the Trust’s revenue recognition policy each quarter as updated pricing information is received.

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

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States (“GAAP”) requires the Trustees to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.  Specifically, the accrued income receivable, contract asset, contract liability and related royalty revenue are significant estimates which are subject to change in the near term, and changes to these estimates could have a material effect on the Trust’s financial statements.

On December 9, 2019, the Trustees of Mesabi Trust announced that the Trust initiated arbitration against Northshore and its parent, Cliffs (jointly, the “Operator”), the lessee/operator of the leased lands. The arbitration proceeding was commenced with the American Arbitration Association. The Trust asserts claims concerning the calculation of royalties related to the production, shipment and sale of iron ore, including DR-grade pellets. More particularly, the claims involve the Trust’s allegations that the Operator has improperly manipulated royalty amounts with respect to DR-grade pellets by orchestrating isolated sale transactions of low silica iron ore into international markets at prices significantly below standard pellet pricing. Based on information currently available to the Trust, the Trust seeks an award of damages, along with specific performance and declaratory relief. The arbitration is in its early stages and no hearings have been set.

Any arbitration, legal or administrative proceedings to which the Mesabi Trust is subject could require the significant involvement of Trustees and the professional advisors and consultants to the Trust, and may divert attention from the Trustees’ other roles and responsibilities. In addition, it is difficult to foresee the results of legal actions, arbitration matters and other proceedings currently involving the Mesabi Trust or of those which may arise in the future, and an adverse result in these matters could have a material adverse effect on the market value of Mesabi Trust units and on Mesabi Trust’s asset value, royalty income, results of operations and financial condition.

Subsequent Events

Subsequent to year-end, the Trust has started to evaluate the possible effects of the world-wide coronavirus pandemic. The Trust is closely monitoring its financial position and liquidity and is actively working to minimize the current and future impact of this situation. Because NMC is the sole lessee/ operator of mineral interests of the Trust, any impact to the operations of NMC, will likely have an impact on the Trust. As of the date of issuance of these financial statements, the full impact to the Trust’s future financial statements is not known.

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

The carrying amounts of financial instruments approximated fair value as of January 31, 2020 and 2019, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

Various accounting standards and interpretations were issued during the fiscal year ended January 31, 2020.  The Trust has evaluated the recently issued accounting pronouncements that are effective for the fiscal year ended January 31, 2020 and believe they will not have a material effect on the Trust’s financial position, results of operations or cash flows when adopted.

In June 2016, the FASB issued ASU 2016- 13, "Financial Instruments- Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments." The standard modifies the measurement approach for credit losses on financial instruments, including accrued income receivables, from an incurred loss method to a current expected credit loss method (“CECL”). The CECL model requires estimating all expected credit losses for certain types of financial instruments, including accrued income receivables, held at the reporting date based on historical experience, current conditions and reasonable and supportable forecasts. The standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years; early adoption is permitted. The standard must be adopted by applying a cumulative adjustment to the unallocated reserve. The Trust anticipates adopting the standard in the first quarter of fiscal 2021, although it does not expect a material impact to the Trust's Financial Statements.

NOTE 3 - U.S. GOVERNMENT SECURITIES

U.S. Government Securities at January 31, 2020 and 2019 are classified as held-to-maturity and mature as follows:

	2020		2019
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$13,332,474	$13,337,529	$32,122,312	$32,138,647

Due after one year	—	—	—	—

	$13,332,474	$13,337,529	$32,122,312	$32,138,647

The fair value of U.S. Government Securities have been valued using level 1 inputs.

NOTE 4 - ROYALTY AGREEMENT

The current royalty rate schedule became effective on August 17, 1989, which was established pursuant to the Amended Assignment Agreements the Trust entered into with Cyprus Northshore Mining Corporation (“Cyprus NMC”).  Pursuant to the Amended Assignment Agreements, overriding royalties are determined by both the volume and selling price of iron ore products shipped.

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

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price.  The Adjusted Threshold Price was $55.74 per ton for calendar year 2018,  $56.93 per ton for calendar year 2019, and will be $57.85 per ton for calendar year 2020.  The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

NMC is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses.  NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year.  For the calendar year ending December 31, 2020, the minimum advance royalty threshold is $964,659.  The minimum annual advance royalty threshold was $949,295 and $929,320, for the calendar years ended December 31, 2019 and 2018, respectively.

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

As of January 31, 2020 and January 31, 2019, the unallocated cash and U.S. Government Securities portion of the Trust’s Unallocated Reserve consisted of the following components:

	January 31, 2020	January 31, 2019
Cash and U.S. Government securities	$23,510,129	$33,004,122
Distribution payable	(9,184,007)	(18,236,814)

Unallocated cash and U.S. Government securities	$14,326,122	$14,767,308

A reconciliation of the Trust’s Unallocated Reserve from January 31, 2019 to January 31, 2020 is as follows:

	Unallocated	Trust
	Reserve	Corpus	Total
Balances at January 31, 2019	$16,805,689	$3	$16,805,692

Net income	30,055,752	—	30,055,752
Distributions declared	(35,030,427)	—	(35,030,427)

Balances at January 31, 2020	$11,831,014	$3	$11,831,017

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

During the fiscal years ended January 31, 2020,  2019, and 2018, the Trustees distributed cash payments totaling $44,083,234 ($3.36 per Unit), $36,604,828 ($2.79 per Unit), and $19,548,815 ($1.49 per Unit), respectively.  In addition, in January 2020, the Trustees declared a distribution of $0.70 per Unit of beneficial interest, which was paid in February 2020.

NOTE 6 - SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the years ended January 31, 2020 and 2019 are presented below:

	2020
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$5,466,873	$14,344,224	$6,560,841	$5,618,936
Expenses	556,585	432,537	410,645	535,355

Net income	$4,910,288	$13,911,687	$6,150,196	$5,083,581

Net income per unit	$0.374	$1.060	$0.469	$0.387

	2019
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$6,684,047	$19,151,952	$13,973,843	$7,483,923
Expenses	368,199	280,497	388,781	697,244

Net income	$6,315,848	$18,871,455	$13,585,062	$6,786,679

Net income per unit	$0.481	$1.438	$1.035	$0.517