Form 10-K, Exhibit 13
period 2021-01-31
MESABI TRUST
filed 2021-04-27
CIK 65172

Exhibit 13

ANNUAL REPORT

OF THE TRUSTEES OF

MESABI TRUST

For The Fiscal Year Ended January 31, 2021

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Agency Services

60 Wall Street, 16th Floor

New York, NY 10005

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Fox Rothschild LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission. Such reports can be accessed at www.mesabi-trust.com. Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2021 (the “Annual Report”) as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees Code of Ethics.

Special Note Regarding Forward-Looking Statements

This report contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore during 2021, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, the impact of the coronavirus (COVID-19) pandemic and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, market inputs tied to indexed price adjustment factors found in Cliffs Pellet Agreements resulting in future adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained under the caption “Risk Factors” in Mesabi Trust’s filings with the Securities and Exchange Commission, including this Annual Report. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

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

Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders. In accordance with the Agreement of Trust, the Trust may continue to remain in force and effect until twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust. Based upon the results of research conducted by the Trust’s outside legal counsel, as of March 2020, the Trustees believed that there are a number of individuals named in the Agreement of Trust who were also alive as of March 2021, the youngest of whom is believed to be 60 years old.

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

Risks Related to Pass-Through Trust Structure of Mesabi Trust

The Trustees have no control over the operations, sales and marketing efforts or other activities of Cliffs or Northshore.

Except within the framework of the Amended Assignment Agreements, neither the Trust nor the Trustees have any control over the operations, sales and marketing efforts or other and activities of Cliffs or its wholly-owned subsidiary, Northshore. Accordingly, the royalty income of the Trust is highly dependent upon the activities, investments and operational decisions of Cliffs and Northshore, including temporary or permanent idling of operations, the supply and demand of suppliers and customers in the iron ore and steel industry in the U.S. and internationally, and the terms and conditions of the Amended Assignment Agreements. Northshore, together with Cliffs, without any input or influence from the Trust or the Trustees, control: (i) current operating plans, including iron ore production volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future production, operations and capital expenditures, if any; (iii) geological data relating to iron ore reserve estimates; (iv) sales and marketing efforts, and shipments of iron ore products to customers of Cliffs and the extent to which sales of iron ore products are marketed and sold directly to independent third parties; and (v) the terms and conditions, especially related to pricing, price adjustment mechanisms and delivery terms, of the sale of all iron ore products to Cliffs’ customers, including the Cliffs Pellet Agreements (described on page 14 of this Annual Report). Any substantial change in Cliffs’ financial condition or business, or the operations, production and shipments of iron ore products by Northshore, including production curtailments, temporary idling or permanent idling of Northshore operations, about which the Trust may have little or no prior notice, could adversely affect the royalty income of the Trust, as well as the resulting cash available for distribution by the Trust to Unitholders.

Our future royalties could be adversely affected by the coronavirus (COVID-19) pandemic.

Our future royalties could be adversely affected by the coronavirus (COVID-19) pandemic. The spread of this virus has had and may continue to lead to the disruption of the business operations of Cliffs or its wholly-owned subsidiary, Northshore, by impacting the global economy as well as their employees, customers, service providers, vendors and suppliers. During 2020, the coronavirus temporarily curtailed the demand in certain of Cliffs’ end markets. In particular, the automotive industry was severely disrupted during the first half of 2020, which in turn led to Cliffs idling certain mining and production facilities during 2020. While these operations have resumed, we cannot predict whether there will be any disruptions to Cliffs’ business operations in the future as a result of adverse impacts of the COVID-19 pandemic. In addition, the COVID-19 pandemic has heightened the risk that a significant portion of Cliffs’ workforce and on-site contractors will suffer illness or otherwise be unable to perform their ordinary work functions. The extent to which the coronavirus may impact Cliffs’ and Northshore’s business operations is uncertain and will depend on future developments, regarding the COVID-19 pandemic, which are highly uncertain and cannot be predicted. These events could have a material adverse effect on the business operations of Cliffs and Northshore, which in turn, could have a material adverse effect on future royalties payable to the Trust.

Cliffs’ Annual Report has cited certain economic and market risks, including risks related to the volatility of commodity prices, uncertainty or weakness in global economic conditions, reduced economic growth in China and oversupply of iron ore and excess steel or imported products, any of which could adversely affect Cliffs’ ability to generate revenue, maintain stable cash flows and fund its operations, which in turn could adversely affect Northshore operations and could adversely affect royalties payable to the Trust.

In its annual report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on February 26, 2021 (“Cliffs’ Annual Report”), Cliffs disclosed that, as a mining company, Cliffs’ profitability is dependent upon the price of the steel and iron ore products sold to its customers, and that the price of steel and iron ore has fluctuated significantly in the past and is affected by factors beyond its control including: international demand for raw materials used in steel production; rates of global economic growth, especially construction and infrastructure activity that requires significant amounts of steel; changes in the levels of economic activity in the U.S., China, India, Europe and other industrialized or developing economies; changes in China’s emissions policies and environmental compliance enforcement practices; changes in the production capacity, production rate and inventory levels of other steel producers and iron ore suppliers; changes in trade laws; volumes of unfairly traded imports; imposition or termination of duties, tariffs, import and export controls and other trade barriers impacting the steel and iron ore markets; weather-related disruptions, infectious disease outbreaks, such as the COVID-19 pandemic, or natural disasters that may impact the global supply of steel or iron ore; and the proximity, capacity and cost of infrastructure and transportation. Further, Cliffs stated that its earnings may fluctuate with the prices of the products it sells and the products its customers sell. To the extent that the prices of iron ore and steel, including hot-rolled coil steel price, coated and other specialty steel prices, the Platts 62% Price, pellet premiums and Platts international indexed freight rates, significantly decline for an extended period of time, whether due to the COVID-19 pandemic or otherwise, Cliffs may have to revise its operating plans, including curtailing production, reducing operating costs and capital expenditures and discontinuing certain exploration and development programs. Cliffs also disclosed that it may have to take impairments on its goodwill, intangible assets, long-lived assets and/or inventory. Sustained lower prices also could cause Cliffs to reduce existing reserves if certain reserves no longer can be economically mined or processed at prevailing prices. Cliffs may be unable to decrease its costs in an amount sufficient to offset reductions in revenues and may incur losses. These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on future royalties payable to the Trust.

Cliffs sells a significant portion of its steel products to the automotive market and fluctuations or changes in the automotive market could adversely affect Cliffs’ business operations and financial performance, which in turn could adversely affect the royalties payable to the Trust.

Cliffs’ Annual Report indicated that for the full-year 2020, approximately 40% of AK Steel’s and ArcelorMittal USA’s combined sales were to the automotive market. Beyond these direct sales to the automotive industry, Cliffs makes additional sales to distributors and converters, which may ultimately resell some of that volume to the automotive market. In addition to the size of Cliffs’ exposure to the automotive industry, Cliffs faces risks arising from Cliffs’ relative concentration of sales to certain specific automotive manufacturers, including several significant customers that idled certain automotive production facilities in 2020 in response to the COVID-19 pandemic. In addition, automotive production and sales are cyclical and sensitive to general economic conditions and other factors, including interest rates, consumer credit, and consumer spending and preferences, as well as the current COVID-19 pandemic. If automotive production and sales decline, Cliffs’ sales and shipments to the automotive market are likely to decline in a corresponding manner. Adverse impacts that Cliffs may sustain as a result include, without limitation, lower margins because of the need to sell steel to less profitable customers and markets, higher fixed costs from lower steel production if Cliffs is unable to sell the same amount of steel to other customers and markets, and lower sales, shipments, pricing and margins generally as Cliffs’ competitors face similar challenges and compete vigorously in other markets that Cliffs serves. These adverse impacts would negatively affect Cliffs’ sales, financial results and cash flows and the trend toward light weighting in the automotive industry, which requires lighter gauges of steel at higher strengths, could result in lower steel volumes required by that industry over time.

Moreover, despite Cliffs’ newly acquired position as the largest flat-rolled steel producer in North America, competition for automotive business has intensified in recent years, as steel producers and companies producing alternative materials have focused their efforts on capturing and/or expanding their market share of automotive business because of less favorable conditions in other markets for steel and other metals, including commodity products and steel for use in the oil and gas markets. As a result, the potential exists that Cliffs may lose market share to existing or new entrants or that automotive manufacturers will take advantage of the intense competition among potential suppliers during annual contract renewal negotiations to pressure Cliffs’ pricing and margins in order to maintain or expand market share with them, which could negatively affect Cliffs’ sales, financial results and cash flows.

These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on future royalties payable to the Trust.

Severe financial hardship or bankruptcy of one or more of Cliffs’ major customers or key suppliers could adversely affect Cliffs’ business operations and financial performance, which in turn could adversely affect the royalties payable to the Trust.

Sales and operations of a majority of Cliffs’ customers are sensitive to general economic conditions, especially, with respect to Cliffs’ steel customers, as they affect the North American automotive, housing, construction, appliance, energy and other industries. Some of Cliffs’ customers are highly leveraged. If there is a significant weakening of current economic conditions, whether because of operational, cyclical or other issues, including the COVID-19 pandemic, it could impact significantly the creditworthiness of Cliffs’ customers and lead to other financial difficulties or even bankruptcy filings by Cliffs’ customers. Failure to receive payment for products that Cliffs has delivered could adversely affect Cliffs’ results of operations, financial condition and liquidity. The concentration of customers in a specific industry, such as the automotive industry, may increase Cliffs’ risk because of the likelihood that circumstances may affect multiple customers at the same time. For example, during the first half of 2020, the automotive industry was significantly disrupted by the COVID-19 pandemic, which concurrently adversely impacted multiple customers. Such events could cause Cliffs to experience lost sales or losses associated with the potential inability to collect all outstanding accounts receivable and reduced liquidity. Similarly, if Cliffs’ key suppliers face financial hardship or need to operate in bankruptcy, such suppliers could experience operational disruption or even face liquidation, which could result in Cliffs’ inability to secure replacement raw materials on a timely basis, or at all, or cause Cliffs to incur increased costs to do so. Such events could adversely impact Cliffs’ operations, financial results and cash flows, which in turn could adversely affect the royalties payable to the Trust.

U.S. government actions regarding its trade policies may have a material adverse impact on Cliffs’ business, which could adversely affect Cliffs’ ability to generate revenue, which in turn could adversely affect royalties payable to the Trust.

In recent years, the U.S. government has altered its approach to international trade policy, both generally and with respect to matters directly and indirectly affecting the steel industry, including by undertaking certain unilateral actions affecting trade, renegotiating existing bilateral or multilateral trade agreements, and entering into new agreements or treaties with foreign countries. For example, in March 2018, the U.S. government issued a proclamation pursuant to Section 232 imposing a 25% tariff on imported steel that was being unfairly traded by certain foreign competitors at artificially low prices. In retaliation against the Section 232 tariffs, the European Union subsequently imposed its own tariffs against certain steel products and other goods imported from the U.S. Moreover, in light of the U.S. government leadership changes resulting from the November 2020 federal congressional and presidential elections, it is currently uncertain what changes, if any, the U.S. government may make to its recent tariff and trade policies and priorities. If, for example, the Section 232 tariffs are removed or substantially lessened, whether through legal challenge, legislation, executive action or otherwise, imports of foreign steel would likely increase and steel prices in the U.S. would likely fall, which could materially adversely affect Cliffs’ sales, financial results and cash flows.

In addition, during 2020, the USMCA was implemented among the U.S., Mexico and Canada in place of the North American Free Trade Agreement. Because all of Cliffs’ steel manufacturing facilities are located in North America and one of Cliffs’ principal markets is automotive manufacturing in North America, Cliffs believes that the USMCA has the potential to positively impact its business by incentivizing automakers and other manufacturers to increase manufacturing production in North America and to use North American steel. However, it is difficult to predict the short- and long-term implications of changes in trade policy and, therefore, whether the USMCA or other new or renegotiated trade agreements, treaties, laws, regulations or policies that may be implemented in connection with the recent U.S. government leadership changes, or otherwise, will have a beneficial or detrimental impact on Cliffs’ business and its customers’ and suppliers’ businesses. Adverse effects could occur directly from a disruption to trade and commercial transactions and/or indirectly by adversely affecting the U.S. economy or certain sectors of the economy, impacting demand for Cliffs’ customers’ products and, in turn, negatively affecting demand for Cliffs’ products. Important links of the supply chain for some of Cliffs’ key customers, including automotive manufacturers, could be negatively impacted by the USMCA or other new or renegotiated trade agreements, treaties, laws, regulations or policies. Any of these actions and their direct and indirect impacts could materially adversely affect Cliffs’ sales, financial results and cash flows which, in certain circumstances, could potentially adversely affect Northshore.

Although Cliffs may currently benefit from certain antidumping and countervailing duty orders, any such relief is subject to periodic reviews and challenges, which can result in revocation of the orders or reduction of the duties. In addition, previously granted and future petitions for trade relief may not be successful or fully effective at preventing harm. Even if received, it is uncertain if any relief will be continued in the future or will be adequate to counteract completely the harmful effects of unfairly traded imports.

As a result, certain events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on future royalties payable to the Trust, and the Trustees are not able to predict the impact that changing U.S. trade policy, or its results and/or consequences, will have on future royalties payable to the Trust.

Global steelmaking overcapacity, steel imports and oversupply of iron ore could lead to lower or more volatile global steel and iron ore prices, impacting Cliffs’ profitability, which in turn could adversely affect royalties payable to the Trust.

Significant global steel capacity and new or expanded production capacity in North America in recent years has caused and continues to cause capacity to exceed demand globally, as well as in Cliffs’ primary markets in North America. Although certain of Cliffs’ U.S. competitors temporarily shut down production capacity during the COVID-19 pandemic, a restart of previously idled capacity and the development of new capacity by Cliffs’ U.S. competitors has occurred in recent months and may occur in the future in connection with any economic recovery following the COVID-19 pandemic. In addition, foreign competitors have substantially increased their steel production capacity in the last few years and in some instances appear to have targeted the U.S. market for imports. Also, some foreign economies, such as China, have slowed relative to recent historical norms, resulting in an increased volume of steel products that cannot be consumed by industries in those foreign steel producers’ own countries. The risk of even greater levels of imports may continue, depending upon foreign market and economic conditions, changes in trade agreements and treaties, laws, regulations or government policies affecting trade, the value of the U.S. dollar relative to other currencies and other variables beyond Cliffs’ control. A significant further increase in domestic steel capacity or foreign imports could adversely affect Cliffs’ sales, financial results and cash flows. In addition, recent increases in the market prices of iron ore products could cause new producers to enter the market or existing producers to expand productive capacity. Excess iron ore supply combined with reduced global steel demand, including in China, could lead to lower iron ore prices, which would typically contribute to lower steel prices, as iron ore is a principal steelmaking raw material. Downward pressure on iron ore and/or steel prices could have an adverse effect on Cliffs’ results of operations, financial condition and profitability, which in turn could adversely affect royalties payable to the Trust.

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

Due to the factors described above, cash available for distribution to Unitholders in future quarters could materially decrease, and in some cases, such decrease could result in little or no cash being available for distribution to Unitholders. As a result, royalties received by the Trust generally can fluctuate materially from quarter to quarter and year to year. As a result, distributions that may be declared and paid to Unitholders, in any particular quarter, are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent quarter or in any full year. Based on the foregoing and the current uncertainty in the economic environment, the Trust cannot ensure that there will be adequate cash available to make a distribution to Unitholders in any particular quarter.

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

Cliffs’ Annual Report has disclosed that (i) it dedicates a portion of its cash flow from operations to the payment of debt service, reducing the availability of its cash flow to fund capital expenditures, acquisitions or other strategic development initiatives and other general corporate purposes, (ii) if it is unable to service its debt service obligations, it may face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, including additional secured or unsecured debt, or restructure or refinance its debt, and (iii) credit rating agencies could downgrade Cliffs’ ratings either due to various developments, including its merger with AK Steel or acquisition of ArcelorMittal USA, incurring additional indebtedness and other factors specific to its business, a prolonged cyclical downturn in the steel and mining industry, whether due to the COVID-19 pandemic or otherwise, or macroeconomic trends (such as global or regional recessions), and trends in credit and capital markets more generally, which would may result in an increase to its cost of financing and limit its access to the capital markets, which would harm its financial condition, and hinder its ability to refinance existing indebtedness on acceptable terms, and the terms under which it purchases goods and services.

Cliffs’ Annual Report also disclosed that if it is unable to service its debt obligations, it could face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, including additional secured or unsecured debt, or restructure or finance its debt, and may be unable to continue as a going concern.

These potential circumstances, if they become real developments, could have a material adverse effect on Cliffs and Northshore, which in turn, could have a material adverse effect on royalties paid to the Trust in the future.

Equipment failures and other unexpected events at Northshore may lead to production curtailments or shutdown.

Interruptions in production capabilities at the mine operated by Northshore may have an adverse impact on the royalties payable to the Trust. In addition to planned production shutdowns or curtailments and equipment failures, the Northshore facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions or extreme weather conditions. For example, the temporary production shutdowns in the automotive industry during 2020 as a result of the COVID-19 pandemic and associated reduction in demand for Cliffs’ products led to Cliffs’ decision to temporarily idle certain steelmaking facilities and iron ore mines. The manufacturing processes that take place in Northshore’s mining operations, as well as in Northshore’s crushing, concentrating and pelletizing facilities, depend on critical pieces of equipment, such as drilling and blasting equipment, crushers, grinding mills, pebble mills, thickeners, separators, filters, mixers, furnaces, kilns and rolling equipment, as well as electrical equipment, such as transformers. It is possible that this equipment may, on occasion, be out of service because of unanticipated failures or unforeseeable acts of vandalism or terrorism. In addition, because the Northshore processing facilities have been in operation for several decades, some of the equipment is aged. Because the Trustees have no control over the operations or maintenance of the equipment at Northshore, a shutdown or reduction in capacity may come with little or no advance warning. The remediation of any interruption in production capability at Northshore could require Cliffs to make large capital expenditures which may take place over an extended period of time. According to Cliffs’ Annual Report, if Cliffs’ cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay investments and capital expenditures. Any additional idling, shutdown, reduction in operations, or production curtailment at Northshore would likely adversely affect the royalties payable to the Trust.

The mining operations of Northshore are subject to extensive governmental regulations and Northshore is subject to risks related to its compliance with federal and state environmental regulations.

Northshore, as the operator of the mine on Mesabi Trust Lands, is subject to various international, foreign, federal, state and local laws and regulations relating to protection of the environment and human health and safety, including those relating to air quality, water pollution, plant, wetlands, natural resources and wildlife protection (including endangered and threatened species), reclamation, remediation and restoration of properties and related surety bonds or other financial assurances, land use, the discharge of materials into the environment, and the effects that industrial operations and mining has on groundwater quality, conductivity and availability, the management of electrical equipment containing polychlorinated biphenyls, and other related matters. Northshore is required to maintain numerous permits and approvals issued by federal and state regulatory agencies and its mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration (“OSHA”) has jurisdiction over safety and health standards not covered by MSHA and the Minnesota Pollution Control Agency (“MPCA”) regulates various aspects of Northshore’s operations. Northshore may from time to time be involved in disputes or litigation with the regulatory agencies over certain aspects of its operation but because the Trust has no control over Northshore’s operations, the potential impact of these proceedings cannot be determined. Moreover, Northshore is solely responsible for its compliance with all laws, regulations or permits applicable to Northshore’s operations and Northshore may at times fail to operate in compliance with such laws, regulations and permits. The Trust has no ability to control or determine whether Northshore has been or will in the future operate in compliance with such laws and regulations. If Northshore fails to comply with these laws, regulations or permits, it could be subject to fines or other sanctions, any of which could have an adverse effect on its operations and its ability to ship iron ore products from Silver Bay, Minnesota, which could, in turn, have a material adverse effect on the royalties paid to the Trust.

TMDL (a regulatory term describing a value of the maximum amount of a pollutant that a body of water can receive while still meeting water quality standards under the Clean Water Act) regulations are contained in the Clean Water Act and, as a part of Minnesota’s Mercury TMDL Implementation Plan, in cooperation with the MPCA, the taconite industry developed a Taconite Mercury Reduction Strategy and signed a voluntary agreement to effectuate its terms. The strategy includes a 72% target reduction of mercury air emissions from Minnesota pellet plants collectively by 2025. For Cliffs, the requirements in the voluntary agreement do not apply to Northshore. Late in 2013, however, Minnesota published a draft mercury control rule that would require annual mercury emissions reporting and could require installation of mercury emission control equipment on all Cliffs’ Minnesota facilities including those of Northshore. On September 22, 2014, Minnesota promulgated the Mercury Air Emissions Reporting and Reduction Rule mandating mercury air emissions reporting and reduction. The adopted rule expanded applicability to all of Cliffs’ Minnesota operations and required (i) a 70% reduction of mercury emissions from Northshore’s industrial boilers by January 1, 2018, and (ii) by the end of 2018, the submission of a plan to reduce mercury emissions by 72% from all of Cliffs’ Minnesota taconite furnaces, with such plan implementation requirements to become effective on January 1, 2025. Cliffs expressed its concerns about the technical and economic feasibility to reduce taconite mercury emissions by 72% and conducted detailed engineering analyses to determine the impact of the regulations on each unique iron ore indurating furnace affected by the Mercury Air Emissions Reporting and Reduction Rule. Cliffs’ Annual Report states that one of the main tenets agreed upon for evaluating potential mercury reduction technologies during TMDL implementation and the 2014 rule development proceedings was that the selected technology must meet the following “Adaptive Management Criteria”: the technology (i) must be technically feasible; (ii) must be economically feasible; (iii) must not impact pellet quality; and (iv) must not cause excessive corrosion in the indurating furnaces or air pollution control equipment. According to Cliffs’ Annual Report, there is currently no proven technology to cost-effectively reduce mercury emissions from taconite furnaces to the target level of 72% that would meet all four Adaptive Management Criteria. Cliffs submitted its mercury reduction plans for its Minnesota facilities to the MPCA in December 2018. In 2020, the MPCA provided comments on the plans and Cliffs responded in a timely manner.

The Trustees are unable to predict what impact, if any, the Mercury Air Emissions Reporting and Reduction Rule will have on production and shipments of iron ore products from Northshore or future royalties payable to the Trust.

The Trust does not control the portion of Northshore’s shipments that will come from iron ore mined from Mesabi Trust Lands.

The Trustees do not exert any influence over mining operational decisions at Northshore and Northshore alone determines whether to mine from Mesabi Trust Lands or state-owned lands, based on its current production estimates and engineering plan. Northshore’s mining operations include Mesabi Trust Lands and mineral-producing land owned by the State of Minnesota and others. Iron ore mined by Northshore from lands other than Mesabi Trust Lands is processed, along with iron ore mined from Mesabi Trust Lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis. Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust Lands. In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases. In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments is from Mesabi Trust Lands. The percentages of shipments from Mesabi Trust Lands were 92.3%, 89.6%, 89.8%, 92.6%, 99.6%, 88.9% and 90.8% in calendar years 2020, 2019, 2018, 2017, 2016, 2015 and 2014, respectively. If Northshore decides to materially reduce the percentage of iron ore mined, or pellets shipped, from Mesabi Trust Lands, the income of the Trust could be materially adversely affected.

The Trust relies on Cliffs’ estimates of recoverable reserves, and if those estimates are inaccurate, the total potential future royalty stream to the Trust and distributions payable to Unitholders may be materially adversely affected.

The Trustees do not participate in preparing the recoverable iron ore reserve estimates reported by Cliffs. According to Cliffs’ Annual Report, Cliffs regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with SEC regulations. Additionally, according to Cliffs’ Annual Report, Cliffs indicated that it will also update its iron ore reserve estimates to comply (to the extent it is not already compliant) with Final Rule 13-10570, Modernization of Property Disclosures for Mining Registrants, adopted in October 2018 and compliance with which will be required beginning no later than its fiscal year beginning January 1, 2021. In 2018, the Trustees engaged an independent firm of geological experts to evaluate the process Cliffs uses to estimate the recoverable iron ore reserves at the Peter Mitchell Mine. Still, there are numerous uncertainties inherent in estimating quantities of reserves of mineral producing lands and such estimates necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs. All of these factors are outside of the control and influence of the Trustees. Actual reserves will likely vary from estimates, and if such variances are negative and material, the expected royalties payable to the Trust could be materially adversely affected and the value of the Trust’s Units could decline.

Cliffs has disclosed certain operational risks, including risks that could arise related to substantial costs from idled production capacity, announced and potential mine closures and risks related to its ability to transport its products to customers at competitive rates and in a timely manner.

According to Cliffs’ Annual Report, Cliffs indicated that its decisions concerning which facilities to operate and at what production levels are made based in part upon its customers’ orders for products, as well as the quality, performance capabilities and production cost of its operations. During depressed market conditions, Cliffs may concentrate production at certain facilities and not operate others in response to customer demand and as a result Cliffs would incur idle costs that could offset its anticipated savings from not operating the idled facility. For example, due to reduced demand as a result of the COVID-19 pandemic, certain of Cliffs’ steelmaking facilities and iron ore mines were temporarily idled during portions of 2020. When Cliffs restarts idled facilities, it incurs certain costs to replenish inventories, prepare the previously idled facilities for operation, perform the required repair and maintenance activities, and prepare employees to return to work safely and resume production responsibilities. The amount of any such costs can be material, depending on a variety of factors, such as the period of idle time, necessary repairs and available employees, and is difficult to project.

Cliffs also disclosed that in its iron ore operations, disruption of the lake, rail and/or trucking transportation services due to weather-related problems, climate change, strikes, lock-outs, driver shortages and other disruptions in the trucking industry, rail network constraints, global or domestic pandemics or epidemics (such as the COVID-19 pandemic) or other infectious disease outbreaks, in each case causing a business disruption, or other events and lack of alternative transportation sources could impair Cliffs’ ability to move products internally amount its facilities and to supply products to its customers at competitive rates or in a timely manner, and thus, could adversely affect its sales, margins and profitability.

These events could have a material adverse effect on Cliffs and potentially Northshore, which in turn, could have a material adverse effect on royalties paid to the Trust in the future.

Certain risk factors affecting Cliffs’ North American Iron Ore business generally, and Northshore operations in particular, could have a material adverse effect on the royalties payable to the Trust.

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year. According to Cliffs’ Annual Report, a number of risk factors affect Cliffs’ operations and could impact Northshore’s production and shipment volume. Cliffs’ Annual Report identified the following seven categories of risk to which Cliffs is subject: (i) economic and market, (ii) regulatory, (iii) financial, (iv) operational, (v) development and sustainability, and (vi) human capital. These risk factors include, among others, the ongoing COVID-19 pandemic, the volatility of commodity prices, concentration of business in the automotive market, global steelmaking overcapacity, severe financial hardship or bankruptcy of major customers or key suppliers, U.S. government trade policies, extensive governmental regulations relating to the environment and human health and the costs and risks related thereto, use of hazardous materials, inability to obtain, maintain or renew operational permits, financial risks associated with existing and future indebtedness, changes in credit ratings, risk related to recent merger with AK Steel or acquisition of ArcelorMittal USA, dependence on certain raw materials and energy sources, closures of facilities, availability of lake freighters, production at Northshore’s mining operations, natural disasters, shipping conditions in the Great Lakes and production at Northshore’s pelletizing/processing facility. Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties payable to the Trust could be materially adversely affected.

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

Certain risks arising from Cliffs’ merger with AK Steel and acquisition of ArcelorMittal USA may impact Cliffs’ financial condition and operating results as well as its operations, which in turn could have a material adverse effect on future royalties payable to the Trust.

During 2020, Cliffs completed both the merger with AK Steel and acquisition of ArcelorMittal USA. Cliffs’ Annual Report disclosed a number of risks and uncertainties related to the acquisitions, including, the following: (i) inability to realize anticipated synergies or other expected benefits or cost savings; (ii) additional debt incurred or assumed in connection with the acquisitions could limit Cliffs’ financial flexibility, including Cliffs’ ability to acquire additional assets and make further strategic investments in the future; (iii) diversion of financial resources to the new operations or acquired businesses; (iv) assumption of substantial additional environmental exposures, commitments, contingencies and remediation and reclamation projects; (v) liabilities for acquired pension and OPEB obligations, which could require Cliffs to make significant cash expenditures and funding contributions in excess of current estimates and contribution rates; (vi) impairment of recorded tangible and intangible asset values, including goodwill, could result in material non-cash charges to Cliffs’ results of operations in the future; (vii) failure to successfully integrate acquired systems, business processes, policies and procedures; (viii) exposure to unknown liabilities and unforeseen costs that were not discovered during due diligence; (ix) loss of human capital resources and support services historically provided by ArcelorMittal and potential failure of ArcelorMittal or its affiliates to perform under various contracts entered into in connection with the ArcelorMittal USA transaction, including the intellectual property license agreement, slab supply agreement and transition services agreement, which could adversely impact Cliffs’ integration of the ArcelorMittal USA operations; (x) potential loss of key employees, suppliers or customers; and (xi) other challenges associated with managing the larger, more complex and integrated combined businesses. In addition, Cliffs issued shares of Series B Preferred Stock to an indirect, wholly owned subsidiary of ArcelorMittal in connection with the closing of the transaction. Pursuant to the terms of the Series B Preferred Stock, from and after the 24-month anniversary of the issue date of the Series B Preferred Stock (the “24-Month Anniversary”), each holder of a share of Series B Preferred Stock is entitled to receive cash dividends (the “Additional Dividends”) that will accrue and compound at a significant rate. Although the Series B Preferred Stock is redeemable at Cliffs’ option 180 days after the issue date, the agreements governing Cliffs’ debt may restrict Cliffs from paying the redemption price at any given time. If Cliffs is unable to redeem the Series B Preferred Stock prior to the 24-Month Anniversary and Cliffs becomes obligated to pay the Additional Dividends, Cliffs may be required to divert financial resources from its operations or borrow additional debt in order to satisfy such obligations, which could have a material adverse effect on Cliffs’ business, financial condition and results of operations. All of these risks could have a material adverse effect on Cliffs’ financial condition and operating results, which in turn could have a material adverse effect on future royalties payable to the Trust.

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

Risks Related to Human Capital

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

General Risk Factors

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

More specifically on December 9, 2019, the Trustees of Mesabi Trust announced that the Trust initiated arbitration against Northshore, the lessee/operator of the leased lands, and its parent, Cliffs. The arbitration proceeding was commenced with the American Arbitration Association. The Trust asserts claims concerning the calculation of royalties related to the production, shipment and sale of iron ore, including DR-grade pellets. More particularly, the claims involve the Trust’s allegations that Northshore and Cliffs have improperly manipulated royalty amounts with respect to DR-grade pellets by orchestrating isolated sale transactions of low silica iron ore into international markets at prices significantly below standard pellet pricing. The allegations include failure by Northshore and Cliffs to provide timely and contract-based access to information and individuals necessary to evaluate compliance with the royalty agreement. Based on information currently available to the Trust, the Trust seeks an award of damages, along with specific performance and declaratory relief. During 2020, the parties appointed a three-member arbitration panel and engaged in discovery. The arbitration hearing is scheduled for May 2021.

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

Three types of royalties, as well as royalty bonuses, comprise the Trust’s leasehold royalty income:

●	Base overriding royalties. Base overriding royalties have historically constituted the majority of the Trust’s royalty income. Base overriding royalties are determined by both the volume and selling price of iron ore products shipped. Northshore is obligated to pay the Trust base overriding royalties in varying amounts, based on the volume of iron ore products shipped. Base overriding royalties are calculated as a percentage of the gross proceeds of iron ore products produced at Mesabi Trust Lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota. The percentage ranges from 2-1/2% of the gross proceeds for the first one million tons of iron ore products shipped annually to 6% of the gross proceeds for all iron ore products in excess of four million tons so shipped annually. Base overriding royalties are subject to interim and final price adjustments under the term contracts between Northshore, Cliffs and their customers (the “Cliffs Pellet Agreements”) and, as described elsewhere in this Annual Report, such adjustments may be positive or negative.

●	Royalty bonuses. The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton. The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay. The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”). The

Adjusted Threshold Price was $56.93 per ton for calendar year 2019 and $57.85 per ton for calendar year 2020, and will be $58.58 per ton for calendar year 2021. The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price). Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (and, as described elsewhere in this Annual Report); such adjustments may be positive or negative. See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2021 and January 31, 2020” in this Annual Report for more information.

●	Fee royalties. Fee royalties have historically constituted a smaller component of the Trust’s total royalty income. Fee royalties are payable to the Mesabi Land Trust, a Minnesota land trust, which holds a 20% interest as fee owner in the Amended Assignment of Peters Lease. Mesabi Trust holds the entire beneficial interest in the Mesabi Land Trust for which U.S. Bank N.A. acts as the corporate trustee. Mesabi Trust receives the net income of the Mesabi Land Trust, which is generated from royalties on the amount of crude ore mined after the payment of expenses to U.S. Bank N.A. for its services as the corporate trustee. Crude ore is the source of iron oxides used to make iron ore pellets and other products. The fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing.

●	Minimum advance royalties. Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation. The minimum advance royalty was $949,295 for calendar year 2019 and $964,659 for calendar year 2020, and will be $976,765 for calendar year 2021. Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year. Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Royalty income, which constitutes the principal source of the Trust’s revenue, comprised 99.1% to 99.9% of the Trust’s total revenue in each of the fiscal years ended January 31, 2021, January 31, 2020 and January 31, 2019. A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” in this Annual Report.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price. Although 96.8% all of the iron ore products shipped from Silver Bay during calendar 2020 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

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

SELECTED FINANCIAL DATA

Years ended January 31	2021	2020	2019	2018	2017
Royalty and interest income	$25,950,567	$31,990,874	$47,293,765	$34,495,415	$10,887,193
Trust expenses	2,542,920	1,935,122	1,734,721	1,071,990	1,123,422
Net income(1)	$23,407,647	$30,055,752	$45,559,044	$33,423,425	$9,763,771
Net income per Unit(2)	$1.784	$2.291	$3.472	$2.548	$0.744
Distributions declared Per unit(2)(3)	$1.430	$2.670	$3.000	$2.530	$0.640

Total Assets	$22,928,926	$23,647,374	$35,454,014	$26,222,284	$14,421,288
(1)	The Trust, as a grantor trust, is exempt from federal and state income taxes.
(2)	Based on 13,120,010 Units of Beneficial Interest outstanding during all years.
(3)	In January each year, the Trustees consider whether the Trust will declare a cash distribution, and if so determined, such a distribution would be paid in February, which is in the Trust’s next fiscal year. Because of this, distributions declared generally do not equal the amount of cash distributed in the same fiscal year. To further illustrate, during the Trust’s fiscal year ended January 31, 2021, the Trustees distributed a total of $1.67 per Unit (including $0.70 per Unit declared in fiscal 2020 but distributed in fiscal 2021 (February 2020)) and in fiscal 2021 declared a distribution of $0.46 per Unit payable in February 2021, the next fiscal year. For a complete description of distributions paid and declared in fiscal years ended 2021, 2020, and 2019, see page F-6.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2021, January 31, 2020 and January 31, 2019

During fiscal 2021, production attributed to Trust lands totaled approximately 3.4 million tons, a decrease of 29.3% as compared to production for fiscal year 2020 and a decrease of 32.5% as compared to production for fiscal 2019. Shipments to Northshore’s customers attributed to the Trust totaled approximately 3.5 million tons during fiscal 2021. This represents a decrease of 24.1% as compared to shipments for fiscal year 2020 and a decrease of 30.9% as compared to shipments for fiscal year 2019. The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Year Ended	(Tons)	(Tons)
January 31, 2021	3,392,848	3,549,859
January 31, 2020	4,802,269	4,678,321
January 31, 2019	5,025,850	5,138,157

Production of iron ore pellets for the fourth quarter of fiscal 2021 decreased 1.8% as compared to production of iron ore pellets for the fourth quarter of fiscal 2020 due primarily to a decrease in orders from Northshore’s customers as they adjusted production based on anticipated future demand from their customers. Shipments of iron ore pellets by Northshore during the fourth quarter of fiscal 2021 decreased by 31.1% as compared to shipments of iron ore pellets during the fourth quarter of fiscal 2020. The decrease in shipments in the fourth quarter of fiscal 2021 was caused by a decrease in demand from Northshore’s customers during the quarter.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Three Months Ended	(Tons)	(Tons)
January 31, 2021	1,204,137	940,058
January 31, 2020	1,226,721	1,364,254
January 31, 2019	1,285,735	952,740

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent three fiscal years.

			Percentage of	Percentage of
	Percentage of	Percentage of	Pellets	Pellets
	Pellets Produced	Pellets Produced	Shipped	Shipped
	From Trust	From Non-Trust	From Trust	From Non-Trust
Fiscal Year ended	Lands	Lands	Lands	Lands
January 31, 2021	90.4%	9.6%	92.3%	7.7%
January 31, 2020	90.3%	9.7%	89.6%	10.4%
January 31, 2019	90.3%	9.7%	89.8%	10.2%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to iron ore mined from Mesabi Trust lands in fiscal 2022. However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

Comparison of Financial Results for Fiscal Years ended January 31, 2021 and January 31, 2020

Royalty Income

As shown in the table below, in fiscal 2021 base royalties decreased by 21.9%, bonus royalties decreased by 12.1% and fee royalties decreased by 31.1%, each as compared to fiscal 2020. Accordingly, the Trust’s total royalty income decreased by 18.3% in fiscal 2021 as compared to fiscal 2020. The decrease in royalties received by the Trust is primarily the result of a decrease in tons shipped in fiscal 2021, as compared to fiscal 2020.

	Fiscal Year ended January 31,		% increase
	2021	2020	(decrease)
Base overriding royalties	$14,482,419	$18,538,253	(21.9)%
Bonus royalties	10,933,107	12,445,074	(12.1)%
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	499,552	724,532	(31.1)%
Total royalty income	$25,915,078	$31,707,859	(18.3)%

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2021 decreased by 22.1%, as compared to fiscal 2020, primarily due to a decrease in tons shipped. Total expenses for fiscal 2021 increased by 31.4% as compared to fiscal 2020. A more detailed summary of the Trust’s expenses, including legal and consulting expenses, is set forth under the heading “Trust Expenses” in this Annual Report.

	Fiscal Year ended January 31,		% increase
	2021	2020	(decrease)
Total Revenues	$25,950,567	$31,990,874	(18.9)%
Expenses	2,542,920	1,935,122	31.4%
Net Income	$23,407,647	$30,055,752	(22.1)%

As discussed in the paragraph above, the Trust’s total revenue and net income for fiscal 2021 decreased by 18.9% and 22.1%, respectively, due to a decrease in the tons shipped during fiscal 2021, as compared to fiscal 2020. The decrease in the Trust’s net income resulted in a 46.4% decrease in total distributions declared to Unitholders in fiscal 2021, as compared to fiscal year 2020.

	Fiscal Year ended January 31,		% increase
	2021	2020	(decrease)
Total Distributions Declared	$18,761,615	$35,030,427	(46.4)%
Distributions Declared per Unit	$1.43	$2.67	(46.4)%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased by $4,646,032 or 39.3% to $16,477,046, as of January 31, 2021, as compared to $11,831,014 as of January 31, 2020. As of January 31, 2021, the Unallocated Reserve included $16,372,405 in unallocated cash and U.S. Government Securities, $249,477 of accrued income receivable, and $177,251 of a contract asset. Comparatively, as of January 31, 2020, the Unallocated Reserve included $14,326,122 in unallocated cash and U.S. Government Securities, $69,588 of accrued income receivable, and $2,511,720 of a contract liability.

	Fiscal Year ended January 31,		% increase
	2021	2020	(decrease)
Accrued Income Receivable	$249,477	$69,588	258.5%
Contract Asset	177,251	—	100.0%
Unallocated Cash and U.S. Government Securities	16,372,405	14,326,122	14.3%
Prepaid Expenses and (Accrued Expenses), net	(322,087)	(52,976)	508.0%
Contract Liability	—	(2,511,720)	(100.0)%
Unallocated Reserve	$16,477,046	$11,831,014	39.3%

The 39.3% increase in the Unallocated Reserve for the fiscal year ended January 31, 2021 as compared to the fiscal year ended January 31, 2020, is primarily the result of an increase in the unallocated cash and U.S. Government securities, and a decrease in the contract liability.

Contract Asset. The $177,251, or 100%, increase in the contract asset portion of the Unallocated Reserve is the result of revenue recognized on the base overriding royalties, at the estimated prices for iron ore products sold under the Cliffs Pellet Agreements, that will be collected in subsequent quarters as the uncertainty associated with the variable consideration is resolved.

Accrued Income Receivable. The $179,889, or 258.5%, increase in the accrued income receivable portion of the Unallocated Reserve is the result of the royalties earned on shipments in the last month of the fiscal year ended January 31, 2021, as compared to the fiscal year ended January 31, 2020.

Contract Liability. The $2,511,720, or 100%, decrease in the contract liability portion of the Unallocated Reserve is primarily the result of negative pricing adjustments recognized in the last month of the fiscal year ended January 31, 2020, as compared to the fiscal year ended January 31, 2021. Also represented in contract liability is iron ore that has not been shipped by Northshore, but for which the Trust has received a royalty payment based on an initial estimated price. The contract liability is also presented on the balance sheet net of the contract asset.

Unallocated Cash and U.S. Government Securities. The Trust’s unallocated cash and U.S. Government Securities for unexpected obligations increased by 14.3% to $16,372,405 as of January 31, 2021 from $14,326,122 as of January 31, 2020. The $2,046,283 increase in the Trust’s cash reserve resulted from an increase in the royalty payment received in January 2021, as compared to the royalty payment received in January 2020.

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

	Fiscal Year ended January 31,		% increase
	2020	2019	(decrease)
Base overriding royalties	$18,538,253	$28,042,592	(33.9)%
Bonus royalties	12,445,074	18,387,905	(32.3)%
Minimum advance royalty paid (recouped)	—	—	—
Fee royalties	724,532	603,294	20.1%
Total royalty income	$31,707,859	$47,033,791	(32.6)%

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

	Fiscal Year ended January 31,		% increase
	2020	2019	(decrease)
Total Revenues	$31,990,874	$47,293,765	(32.4)%
Expenses	1,935,122	1,734,721	11.6%
Net Income	$30,055,752	$45,559,044	(34.0)%

As discussed in the paragraph above, the Trust’s total revenue and net income for fiscal 2020 decreased by 32.4% and 34.0%, respectively, due to a decrease in the iron prices and tons shipped during fiscal 2020, both as compared to fiscal 2019. The increase in the Trust’s net income resulted in an 11.0% decrease in total distributions declared to Unitholders in fiscal 2020, as compared to fiscal year 2019.

	Fiscal Year ended January 31,		% increase
	2020	2019	(decrease)
Total Distributions Declared	$35,030,427	$39,360,030	(11.0)%
Distributions Declared per Unit	$2.67	$3.00	(11.0)%

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

	Fiscal Year ended January 31,		% increase
	2020	2019	(decrease)
Accrued Income Receivable	$69,588	$2,339,060	(97.0)%
Contract Asset	—	56,357	(100.0)%
Unallocated Cash and U.S. Government Securities	14,326,122	14,767,308	(3.0)%
Prepaid Expenses and (Accrued Expenses), net	(52,976)	(357,036)	(85.2)%
Contract Liability	(2,511,720)	—	100.0%
Unallocated Reserve	$11,831,014	$16,805,689	(29.6)%

The 29.6% decrease in the Unallocated Reserve for the fiscal year ended January 31, 2020 as compared to the fiscal year ended January 31, 2019, is primarily the result of an increase in the contract liability and a decrease in the accrued income receivable.

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

Liquidity and Capital Resources

The Trust’s activities are limited to the collection of royalties, payment of expenses and liabilities, distribution of net income to the Trust’s Unitholders and protection and conservation of Trust assets. Distributions of net income to the Trust’s Unitholders are determined by the Trustees in their discretion and are based on the amount of total royalty income after providing for the payment of expenses and, to the extent deemed prudent by the Trustees, reserving funds in the Unallocated Reserve to provide for potential fixed or contingent future liabilities, including potential future liabilities that cannot be accurately quantified. See the discussion of the Trustees’ management of liquidity set forth under the heading “Unallocated Reserve” in this Annual Report.

The Trust’s primary short-term liquidity needs are related to the Trust’s distributions to its Unitholders following the Trust’s receipt of royalty payments from Northshore each calendar quarter. After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. Government Securities, either through direct purchases of U.S. Government Securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government, its agencies or instrumentalities, or the FDIC. Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs. As of January 31, 2021, the Trust held $12,500,941 in cash and cash equivalents, all of which was invested in a money market fund that exclusively invests in obligations of the U.S. Treasury. In February 2021, the Trust distributed $6,035,205 to Unitholders of record on January 30, 2021.

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

During the fourth quarter of fiscal 2021, negative price adjustments were recorded by Mesabi Trust and reduced the contract asset due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to certain shipments during calendar year 2020. During the fiscal year ended January 31, 2020, negative price adjustments were recorded by Mesabi Trust and added to the contract liability due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to shipments during calendar year 2019. As of January 31, 2021, the Trust recognized revenue related to approximately 768,827 tons of iron ore that were shipped by Northshore as of December 31, 2020, but for which Cliffs has indicated that final pricing was not yet known. Pricing related to these shipments is expected to be finalized in the first quarter of calendar 2022.

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

Current Developments

Quarterly Royalty Report and Royalty Payment

On January 29, 2021, the Trustees of Mesabi Trust received the quarterly royalty report of iron ore shipments out of Silver Bay, Minnesota during the quarter ended December 31, 2020 (“Royalty Report”) from Cliffs, the parent company of Northshore, as well as the royalty payment from Cliffs, as summarized below.

As reported to Mesabi Trust by Cliffs in the Royalty Report, based on shipments of iron ore products by Northshore during the three months ended December 31, 2020, the Trust was credited with a base royalty of $6,511,420. Also for the three months ended December 31, 2020, Mesabi Trust was credited with a bonus royalty in the amount of $3,715,070. After applying positive pricing adjustments of $1,924,632 from prior quarters, Cliffs paid Mesabi Trust a royalty of $12,151,122 for shipments of iron ore products during the quarter ended December 31, 2020. In addition, a royalty payment of $166,731 was paid to the Mesabi Land Trust. Accordingly, the total royalty payments received by Mesabi Trust on January 29, 2021 from Cliffs were $12,317,853.

Royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets out of Silver Bay for the quarter and the year to date, the pricing of iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands. In the fourth calendar quarter of 2020, Cliffs credited Mesabi Trust with 1,111,387 tons of iron ore shipped, as compared to 1,362,171 tons shipped during the fourth calendar quarter of 2019.

The volume of shipments of iron ore pellets (and other iron ore products) by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry and weather conditions on the Great Lakes. In general and historically, the prices of iron ore products under agreements among Northshore, Cliffs and certain of their customers (the “Cliffs Pellet Agreements”), to which Mesabi Trust is not a party, are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors, some of which are not known until after the end of a contract year. The factors that could result in price adjustments under Cliffs’ customer contracts include, for example, changes in the Platts 62% Price, hot-rolled coil steel price, the Atlantic Basin pellet premium, published Platts international indexed freight rates and changes in specified producer price indices, including those for industrial commodities, fuel and steel. These multiple factors can result in significant variations in royalties received by Mesabi Trust (and in turn, the resulting funds available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and from year to year. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments anticipated to be received during fiscal 2022 will continue to reflect pricing estimates for shipments of iron ore products that will be subject to positive or negative pricing adjustments pursuant to the Cliffs Pellet Agreements. Based on the above factors, and as indicated by Mesabi Trust’s historical distribution payments, the royalties received by Mesabi Trust, and the distributions paid to Unitholders, if any, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, if any, in any subsequent quarter or full year.

With respect to calendar year 2021, Northshore has not advised Mesabi Trust of its expected shipments of iron ore products or what percentage of 2021 shipments will be from Mesabi Trust iron ore. In the most recent Cliffs’ Royalty Report, Cliffs stated that the royalty payments being reported were based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change. It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unitholders in future quarters.

Mesabi Trust Distribution Announcements

As previously announced by Mesabi Trust on January 11, 2021, the Trustees declared a distribution of forty-six cents ($0.46) per Unit of Beneficial Interest payable on February 20, 2021 to Mesabi Trust Unitholders of record at the close of business on January 30, 2021. This distribution was paid as announced.

On April 12, 2021, the Trustees of Mesabi Trust declared a distribution of eighty-nine cents ($0.89) per Unit of Beneficial Interest payable on May 20, 2021 to Mesabi Trust Unitholders of record at the close of business on April 30, 2021.

Arbitration Initiated Against Cliffs and Northshore

On December 9, 2019, Mesabi Trust initiated arbitration against Northshore, the lessee/operator of the leased lands, and its parent, Cliffs. The arbitration proceeding was commenced with the American Arbitration Association. The Trust asserts claims concerning the calculation of royalties related to the production, shipment and sale of iron ore, including DR-grade pellets. More particularly, the claims involve the Trust’s allegations that Northshore and Cliffs have improperly manipulated royalty amounts with respect to DR-grade pellets by orchestrating isolated sale transactions of low silica iron ore into international markets at prices significantly below standard pellet pricing. The allegations include failure by Northshore and Cliffs to provide timely and contract-based access to information and individuals necessary to evaluate compliance with the royalty agreement. Based on information currently available to the Trust, the Trust seeks an award of damages, along with specific performance and declaratory relief. During 2020, the parties appointed a three-member arbitration panel and engaged in discovery. The arbitration hearing is scheduled for May 2021.

Other Recent Developments

In March 2020, Cliffs announced that it completed the acquisition of AK Steel, a leading producer of flat-rolled carbon, stainless and electrical steel products. In December 2020, Cliffs announced that it completed the acquisition of ArcelorMittal USA. As disclosed in its annual report, Cliffs became the largest flat-rolled steel producer in North America.

Cliffs also announced that in 2020, it completed construction of and began production at its state-of-the-art direct reduction plant in Toledo, Ohio. According to Cliffs, this facility produces high-quality HBI, and is the first of its kind in the Great Lakes region. Cliffs disclosed that its HBI provides a high-quality and environmentally friendly alternative to the scrap and imported pig iron that its potential customers currently utilize. As disclosed in Cliffs’ most recent Form 10-K, Cliffs indicated that it expects to begin selling this product to third parties during first quarter 2021 and reach nameplate capacity at its direct reduction plant during second quarter 2021. According to Cliffs, the Toledo direct reduction plant has annual capacity of 1.9 million metric tons of HBI per year.

Important Factors Affecting Mesabi Trust

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business. This prohibition seemingly applies even to business activities the Trustees deem necessary or proper for the preservation and protection of the Trust’s assets. Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to Mesabi Trust’s Unitholders after the payment of, or provision for, such expenses and liabilities, monitoring royalties and protecting and conserving the held assets.

Neither Mesabi Trust nor the Trustees have any control over the operations and activities of Northshore, except within the framework of the Amended Assignment Agreements. Cliffs alone controls (i) historical operating data, including iron ore production volumes, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future operating and capital expenditures; (iii) geological data relating to ore reserves; (iv) projected production of iron ore products; (v) contracts between Cliffs and Northshore with their customers; and (vi) the decision to mine off Mesabi Trust and/or state lands, based on Cliffs’ current mining and engineering plan. The Trustees do not exert any influence over mining operational decisions at Northshore, nor do the Trustees provide any input regarding the ore reserve estimated at Northshore as reported by Cliffs. While the Trustees request relevant information from Cliffs and Northshore in accordance with the royalty agreement for use in periodic reports as part of their evaluation of Mesabi Trust’s disclosure controls and procedures, the Trustees do not control this information and they rely on the information in Cliffs’ periodic and current filings with the SEC to provide accurate and timely information in Mesabi Trust’s reports filed with the SEC.

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

For a discussion of additional factors, including but not limited to those that could adversely affect Mesabi Trust’s actual results and performance, see “Risk Factors” set forth on pages 3 through 14 of this Mesabi Trust’s Annual Report on Form 10-K for the fiscal year-ended January 31, 2021.

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
Babbitt
Mesabi
Iron Range
Hibbing
Silver Bay
Grand Rapids
Lake Superior
Duluth
Minnesota

◻

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

Mining and Pelletizing Mineral Reserves

As of December 31, 2020

(In Millions of Long Tons)

		Proven		Probable		Proven & Probable
	Cliffs'		%		%		%	Process
Property	Share	Tonnage	Grade	Tonnage	Grade	Tonnage	Grade(1)	Recovery(2)
Northshore	100%	318.0	25.3	519.0	24.1	837.0	24.6	29%
(1)	Cutoff grade was 19%.
(2)	Process recovery includes all factors for converting crude ore tonnage, shown above, to a dry saleable product.

Reserves are defined by the SEC Industry Standard Guide 7 as that part of a mineral deposit that could be economically and legally extracted and produced at the time of the reserve determination. All reserves are classified as proven or probable and are supported by life of mine plans.

According to Cliffs’ Annual Report, reserve estimates are based on pricing that does not exceed the three-year trailing average index price of iron ore adjusted to Cliffs’ realized price. The latest reserve estimate for Northshore was completed in 2020.

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

The diagram below illustrates the relationships of the various parties that own the lands and have interests in the lands the Trust has interests in:

Mesabi Trust
100% Leasehold Interest
100% Beneficial Interest
100% Leasehold Interest
Other Fee Owners
Mesabi Land Trust
Other Fee Owners
80% Fee Interest
20% Fee Interest
100% Fee & Leasehold Interests
100% Fee Interest
Peters Lease Lands
Mesabi Lease Lands
Cloquet Lease Lands

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

Northshore’s Operations. Because Mesabi Trust is not involved in Northshore’s mining operations, the Trustees do not have detailed firsthand information relating to such operations or the equipment and facilities used by Northshore. Therefore, the Trustees rely on information provided by Northshore personnel, disclosures by Cliffs in its periodic and current reports filed with the SEC and, to some extent, information provided in other reports published by independent organizations, in providing the information relating to Northshore’s mining operations, equipment and facilities.

●	Mining and Railroad. Drilling at the Northshore mine is conducted with three rotary units. The drilling is followed with blasts using a gassed sensitized emulsion which breaks an average of 700,000 to 1,200,000 tons of crude taconite. After blasts, taconite is then removed by a loading fleet consisting of five electric rope shovels and one loader. A haulage fleet of twelve production trucks carry crude taconite to the primary and secondary crushers located about two miles away. At the crushers, taconite is emptied from the end-dump trucks into a primary gyratory unit and four secondary crushers for reduction to a nominal size coarse ore. The coarse ore is then fed into 90-ton capacity ore cars for transportation to Silver Bay via a 47-mile-long, single track railroad owned by Northshore. Each train is pulled by two diesel electric locomotives.

●	Concentrating and Pelletizing Process. Upon arrival at the pelletizing facility in Silver Bay, the coarse taconite ore first passes through a fine crushing stage where it is reduced in size. Non-magnetic material is rejected through a dry cobber magnetic separation stage and then rail-hauled seven miles to the Mile Post 7 disposal site. Magnetic material is fed into one of the seventeen active grinding lines. Each line includes one rod mill and two ball mills. The final grinding of the crude taconite is reduced to 90% minus 325 mesh.

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

●	Capital Expenditures for DR-Grade Pellets at Northshore and HBI Plant at Toledo, Ohio. According to a prior Cliffs’ Annual Report, Cliffs reported that it expected to incur capital expenditures through 2021 of approximately $830 million plus a contingency of up to 20%, excluding capitalized interest, on the development of the HBI production plant in Toledo, Ohio, of which approximately $830 million was paid as of December 31, 2020, and that it has completed upgrades at the Northshore plant to enable it to produce significantly increased levels of DR-grade pellets that could be used as feedstock for the HBI production plant and/or sold commercially. Cliffs indicated that these estimated expenses may increase as personnel and equipment associated with advancing development and commercial production are added.
●	Northshore Mine Safety and Health Administration Safety Data. The operation of the Northshore mine is subject to regulation by MSHA under the U.S. Federal Mine Safety and Health Act 1977, as amended (the “FMSH Act”). In Cliffs’ Annual Report, Cliffs reported that MSHA inspects its mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSH Act. In Cliffs’ Annual Report, Cliffs provided information regarding certain mining safety and health citations which MSHA has issued with respect to Northshore’s mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

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

In Cliffs’ Annual Report, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act (30 U.S.C. 820(b)(2)) and did not receive any written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act (30 U.S.C. 814(e)) during the year ended December 31, 2020. In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2020.

Year Ended December 31, 2020
		(A)	(B)	(C)	(D)	(E)	(F)		(G)	(H)
					Section				Legal	Legal
					107(a)	Total Dollar			actions	Actions
		Section	Section	Section	Citations	Value of MSHA			Initiated	Resolved
		104 S&S	104(b)	104(d)	&	Proposed	Pending		During	During
Mine Location	Operation	Citations	Orders	Orders	Orders	Assessments $ (1)	Legal Action		Period	Period
Northshore Plant	Iron Ore	5	—	—	—	151,185	4	(2)	6	8
Northshore Mine	Iron Ore	—	—	—	—	2,125	—		2	2
(1)	Amounts included under the heading “Total Dollar Value of MSHA Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2020.
(2)	This number consists of 4 pending legal actions related to appeals of judges' decisions or orders to the Federal Mine Safety and Health Review Commission referenced in Subpart H of FMSH Act's procedural rules.

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

Royalty bonuses. Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price. The Adjusted Threshold Price was $56.93 for calendar year 2019 and $57.85 for calendar year 2020, and will be $58.58 for calendar year 2021. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad-based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example. To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2021, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2021 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$57	$28,500,000
3rd Quarter:	500,000	$59	$29,500,000
	1,000,000	$61	$61,000,000
	1,000,000	$63	$63,000,000
	1,000,000	$67	$67,000,000
	1,500,000	$69	$103,500,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2021 would be as follows:

2nd Quarter:	$28,500,000 x 2-1/2%	=	$712,500
3rd Quarter:	$29,500,000 x 2-1/2%	=	$737,500
	$61,000,000 x 3-1/2%	=	$2,135,000
	$63,000,000 x 5%	=	$3,150,000
	$67,000,000 x 5-1/2%	=	$3,685,000
	$103,500,000 x 6%	=	$6,210,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2021 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2021 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $58.58).

2nd Quarter:	$57.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$29,500,000 x 0.5%	=	$147,500
	$61,000,000 x 1.0%	=	$610,000
	$63,000,000 x 1.5%	=	$945,000
	$67,000,000 x 2.5%	=	$1,675,000
	$103,500,000 x 3.0%	=	$3,105,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2021 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties. Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments. The advance royalty was $949,295 for calendar year 2019, $964,659 for calendar year 2020, and is $976,765 for calendar year 2021. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price. All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore. The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships. The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index. The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981). Fee royalties aggregating $498,556 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2021.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2021 were $2,542,920, representing an increase of $607,798, or 31.4%, from the $1,935,122 of total Trust expenses in fiscal 2020. The increase in Trust expenses from fiscal 2021 to fiscal 2020 was due primarily to an increase in legal fees and other expenses discussed further in the “Trust Legal Expenses” section below.

Total Trust expenses for the fiscal year ended January 31, 2020 were $1,935,122, representing an increase of $200,401, or 11.6%, from the $1,734,721 of total Trust expenses in fiscal 2019. The increase in Trust expenses from fiscal 2020 over fiscal 2019 was due primarily to an increase in legal fees and other expenses discussed further in the “Trust Legal Expenses” section below.

Trust Legal Expenses

Mesabi Trust paid Fox Rothschild LLP $1,456,399 for legal services provided to the Trust during the fiscal year ended January 31, 2021. Comparatively, Mesabi Trust paid Fox Rothschild LLP $928,586 and $636,224 for legal services provided to the Trust during fiscal years ended January 31, 2020 and January 31, 2019, respectively.

In each of the last three fiscal years, Fox Rothschild LLP represented the Trust and assisted the Trustees in the preparation and filing of the Trust’s current, periodic and annual reports with the SEC, a variety of corporate trust law matters, iron ore royalty matters and securities law and NYSE compliance matters.

The total amount of Fox Rothschild’s legal fees for services rendered during fiscal 2021 increased approximately $527,813, or 56.8% as compared to fiscal 2020. The increase in legal fees in fiscal 2021, as compared to fiscal 2020, resulted primarily from the increased legal services provided to the Trust and Trustees during fiscal 2021 relating to the following: reviewing reports and analyzing iron ore royalty matters; and representing Mesabi Trust in the pending arbitration proceeding commenced in December 2019.

The total amount of Fox Rothschild’s legal fees for services rendered during fiscal 2020 increased approximately $292,362, or 46.0% as compared to fiscal 2019. The increase in legal fees in fiscal 2020, as compared to fiscal 2019, resulted primarily from the increased legal services provided to the Trust and Trustees during fiscal 2020 relating to the following: reviewing reports and analyzing iron ore royalty matters, including analysis of Mesabi Trust’s legal rights regarding the calculation of royalties related to DR-grade pellets and other low silica products, representing Mesabi Trust in a variety of meetings and conferences with Cliffs’ management, representing Mesabi Trust in the pending arbitration proceeding commenced in December 2019; representation regarding engagement of consultants and advisors; advice and representation concerning Unitholder and third party inquiries; and planning and participating in Trustees’ meetings (for which the total number of Trustees’ meetings increased to 24 during fiscal 2020 compared with 22 meetings during the prior year, most of which were telephonic).

Total Trust expenses by category for fiscal 2021, 2020 and 2019 are set forth in the table below.

	Fiscal Year ended January 31,
	2021		2020		2019
Compensation of Trustees	$215,368		$271,449		$264,278	(1)
Corporate Trustee’s Administrative Fees	62,500		62,500		62,500
Professional fees and expenses
Legal	1,456,399		928,586		636,224
Accounting and auditing	165,828		185,109		140,938
Mining consultant and field representatives	41,129		30,574		33,468
Insurance	181,041		134,683		119,224
Annual stock exchange fee	71,255		68,000		65,255
Transfer agent’s and registrar’s fees	6,578		6,606		7,244
Other Trust Expenses	342,822	(4)	247,615	(3)	405,590	(2)
	$2,542,920		$1,935,122		$1,734,721

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

(3)“Other Trust Expenses” for fiscal year ended January 31, 2020 included additional consulting fees and costs incurred by the Trust in connection with study, review and analysis of iron ore royalties and markets.

(4)“Other Trust Expenses” for fiscal year ended January 31, 2021 included additional consulting fees and costs incurred by the Trust in connection with study, review and analysis of iron ore royalties and markets, as well as ongoing arbitration costs.

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

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange under the symbol “MSB.” Distributions declared to Unitholders during the fiscal year ended January 31, 2021 totaled $18,761,615 as compared to $35,030,427 during fiscal year ended January 31, 2020, and $39,360,030 during the fiscal year ended January 31, 2019. The Trust paid Unitholders distributions of $1.43 per Unit for the fiscal year ended January 31, 2021, compared with distributions of $2.67 and $3.00 per Unit for the fiscal years ended January 31, 2020 and 2019, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2020	$21.43	$9.76	$7,347,205	$0.56
July 31, 2020	$20.44	$12.18	656,001	0.05
October 31, 2020	$24.71	$17.34	4,723,204	0.36
January 31, 2021	$29.80	$20.50	6,035,205	0.46
			$18,761,615	$1.43

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2019	$32.39	$27.46	$11,676,809	$0.89
July 31, 2019	$31.50	$26.47	2,755,202	0.21
October 31, 2019	$26.76	$21.55	11,414,409	0.87
January 31, 2020	$24.38	$20.25	9,184,007	0.70
			$35,030,427	$2.67

As of the close of business on April 23, 2021, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units, 233,826 Units of which were held by 763 holders of record.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	New York chartered insured depository institution

Robert C. Berglund Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	Retired Vice President and General Manager Cleveland-Cliffs Inc.

James A. Ehrenberg Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Michael P. Mlinar Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	Retired Vice President of North American Iron Ore Initiative Cleveland-Cliffs Inc.

Robin M. Radke Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 60 Wall Street, 16th Floor New York, New York 10005	Associate General Counsel Merced Capital, L.P.

April 27, 2021	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG MICHAEL P. MLINAR ROBIN M. RADKE

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2021. In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013). Based on their assessment, the Trustees believe that, as of January 31, 2021, the Trust’s internal control over financial reporting is effective, based on those criteria.

Baker Tilly US, LLP (formerly known as Baker Tilly Virchow Krause, LLP), the Trust’s independent registered public accounting firm, has issued an audit report on its assessment of the Trust’s internal control over financial reporting as of January 31, 2021. This report appears immediately below.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and Trustees of Mesabi Trust:

Opinions on the Financial Statements and Internal Control over Financial Reporting

We have audited the accompanying balance sheets of Mesabi Trust as of January 31, 2021 and 2020, and the related statements of income, unallocated reserve and trust corpus, and cash flows for each of the three years in the period ended January 31, 2021, and the related notes (collectively referred to as the "financial statements"). We also have audited the Trust’s internal control over financial reporting as of January 31, 2021, based on criteria established in Internal Control – Integrated Framework: (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trust as of January 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2021, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, the Trust maintained, in all material respects, effective internal control over financial reporting as of January 31, 2021, based on criteria established in Internal Control – Integrated Framework: (2013) issued by COSO.

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

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there are no critical audit matters.

/s/ Baker Tilly US, LLP (formerly known as Baker Tilly Virchow Krause, LLP)

We have served as the Trust’s auditor since 2012.

Minneapolis, Minnesota

April 27, 2021

MESABI TRUST

BALANCE SHEETS

AS OF JANUARY 31, 2021 AND 2020

	2021	2020

Assets

Cash and cash equivalents	$12,500,941	$10,177,655

U.S. Government securities, at amortized cost (which approximates fair value)	9,906,669	13,332,474

Accrued income receivable	249,477	69,588
Contract asset	177,251	—
Prepaid expenses	94,585	67,654
Current assets	22,928,923	23,647,371

Fixed property, including intangibles, at nominal values
Assignments of leased property

Amended assignment of Peters Lease	1	1

Assignment of Cloquet Leases	1	1

Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

Total assets	$22,928,926	$23,647,374

Liabilities, Unallocated Reserve And Trust Corpus

Liabilities
Distribution payable	$6,035,205	$9,184,007
Accrued expenses	416,672	120,630
Contract liability	—	2,511,720
Total liabilities	6,451,877	11,816,357

Unallocated reserve	16,477,046	11,831,014

Trust corpus	3	3

Total liabilities, unallocated reserve and trust corpus	$22,928,926	$23,647,374

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2021, 2020, AND 2019

	2021	2020	2019

Revenues
Royalties under amended lease agreements	$25,416,522	$30,983,327	$46,430,497
Royalties under Peters Lease fee	498,556	724,532	603,294
Interest	35,489	283,015	259,974

Total revenues	25,950,567	31,990,874	47,293,765

Expenses
Compensation of Trustees	215,368	271,449	264,278
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	1,456,399	928,586	636,224
Accounting and auditing	165,828	185,109	140,938
Mining consultant and field representatives	41,129	30,574	33,468
Insurance	181,041	134,683	119,224
Annual stock exchange fee	71,255	68,000	65,255
Transfer agent’s and registrar’s fees	6,578	6,606	7,244
Other Trust expenses	342,822	247,615	405,590

Total expenses	2,542,920	1,935,122	1,734,721

Net income	$23,407,647	$30,055,752	$45,559,044

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010
Number of units outstanding

Net income per unit (Note 2)	$1.784	$2.291	$3.472

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2021, 2020, AND 2019

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2018	13,120,010	$10,606,675	$3

Net income	—	45,559,044	—
Distribution paid May 20, 2018, $0.45 per unit	—	(5,904,005)	—
Distribution paid August 20, 2018, $0.22 per unit	—	(2,886,402)	—
Distribution paid November 20, 2018, $0.94 per unit	—	(12,332,809)	—
Distribution declared January 30, 2019, paid February 20, 2019, $1.39 per unit	—	(18,236,814)	—

BALANCE, JANUARY 31, 2019	13,120,010	$16,805,689	$3

Net income	—	30,055,752	—
Distribution paid May 20, 2019, $0.89 per unit	—	(11,676,809)	—
Distribution paid August 20, 2019, $0.21 per unit	—	(2,755,202)	—
Distribution paid November 20, 2019, $0.87 per unit	—	(11,414,409)	—
Distribution declared January 30, 2020, paid February 20, 2020, $0.70 per unit	—	(9,184,007)	—

BALANCE, JANUARY 31, 2020	13,120,010	$11,831,014	$3

Net income	—	23,407,647	—
Distribution paid May 20, 2020, $0.56 per unit	—	(7,347,205)	—
Distribution paid August 20, 2020, $0.05 per unit	—	(656,001)	—
Distribution paid November 20, 2020, $0.36 per unit	—	(4,723,204)	—
Distribution declared January 30, 2021, paid February 20, 2021, $0.46 per unit	—	(6,035,205)	—

BALANCE, JANUARY 31, 2021	13,120,010	$16,477,046	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2021, 2020, AND 2019

	2021	2020	2019

Operating activities
Royalties received	$23,042,360	$36,531,459	$46,705,036
Interest received	39,347	296,964	248,667
Expenses paid	(2,273,809)	(2,239,182)	(1,457,039)

Net cash from operating activities	20,807,898	34,589,241	45,496,664

Investing activities
Maturities of U.S. Government securities	90,367,702	90,434,386	81,835,668
Sales of U.S. Government securities	236,992	—	99,740
Purchases of U.S. Government securities	(87,178,889)	(71,644,548)	(90,260,269)

Net cash from (used for) investing activities	3,425,805	18,789,838	(8,324,861)

Financing activity
Distributions to unitholders	(21,910,417)	(44,083,234)	(36,604,828)

Net change in cash and cash equivalents	2,323,286	9,295,845	566,975

Cash and cash equivalents, beginning of period	10,177,655	881,810	314,835

Cash and cash equivalents, end of period	$12,500,941	$10,177,655	$881,810

Reconciliation of net income to net cash from (used for) operating activities

Net income	$23,407,647	$30,055,752	$45,559,044
Decrease (increase) in accrued income receivable	(179,889)	2,269,472	(382,969)
Decrease (increase) in contract asset	(177,251)	56,357	42,907
Decrease (increase) in prepaid expense	(26,931)	(13,182)	168
Increase (decrease) in accrued expenses	296,042	(290,878)	277,514
Increase (decrease) in contract liability	(2,511,720)	2,511,720	—

Net cash from operating activities	$20,807,898	$34,589,241	$45,496,664

Non cash financing activity

Distributions declared and payable	$6,035,205	$9,184,007	$18,236,814

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2021, 2020, AND 2019

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of January 31, 2021 and 2020, the Trust held $12,500,941 and $768,512, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

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

Contract Asset and Contract Liability

The contract asset and contract liability are presented net in the accompanying condensed balance sheets as both the contract asset and contract liability are derived from one customer contract. A net contract asset in the amount of $177,251 is reflected on the Balance Sheet as of January 31, 2021. The net contract asset is made up of a contract asset in the amount of $239,132 and a contract liability in the amount of $61,881. As of January 31, 2020, the Trust recorded a net contract liability of $2,511,720, made up of a contract asset in the amount of $192,059 and a contract liability in the amount of $2,703,779. The contract asset is based on the revenue recognized on the base overriding royalties, at the estimated prices for iron ore products sold under the Cliffs Pellet Agreements, that will be collected in subsequent quarters as the uncertainty associated with the variable consideration is resolved. The contract asset is not available for distribution to the Unitholders until the applicable royalties are actually received by the Trust. The Trust includes estimated future royalty rates on current contracted volumes within contract asset. The contract liability represents iron ore that has not been shipped by Northshore, but for which the Trust has received a royalty payment during the fiscal year ended January 31, 2020 based on an initial estimated price. Revenue will be recognized in accordance with the Trust’s revenue recognition policy at the estimated prices for iron ore products sold under the Cliffs Pellet Agreements as shipments of these products are made. The contract liability also represents an estimate of decreases in royalty revenue related to tons of iron ore that were shipped by Northshore, but for which Northshore has indicated that final pricing is not yet known and is adjusted in accordance with the Trust’s revenue recognition policy each quarter as updated pricing information is received.

Fixed Property, Including Intangibles

The Trust’s fixed property, including intangibles, is recorded at nominal values and includes the following:

1.The entire beneficial interest as assignor in the Amended Peters Lease Assignment and the Amended Cloquet Lease Assignment covering taconite properties in Minnesota which are leased to NMC.

2.The entire beneficial interest in Mesabi Land Trust which owns a 20% fee interest in the lands subject to the Peters Lease and the entire fee interest in other properties in Minnesota.

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

As further described in Note 1, NMC is the lessee/operator of the Mesabi Trust land. All royalty income earned by the Trust is received from NMC, and accordingly, substantially all of the accrued income receivable, contract assets and contract liabilities are also with NMC.

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

On December 9, 2019, the Trustees of Mesabi Trust announced that the Trust initiated arbitration against Northshore, the lessee/operator of the leased lands, and its parent, Cliffs. The arbitration proceeding was commenced with the American Arbitration Association. The Trust asserts claims concerning the calculation of royalties related to the production, shipment and sale of iron ore, including DR-grade pellets. More particularly, the claims involve the Trust’s allegations that Northshore and Cliffs have improperly manipulated royalty amounts with respect to DR-grade pellets by orchestrating isolated sale transactions of low silica iron ore into international markets at prices significantly below standard pellet pricing. Based on information currently available to the Trust, the Trust seeks an award of damages, along with specific performance and declaratory relief. The arbitration is in its early stages and no hearings have been set.

It is difficult to foresee the results of legal actions, arbitration matters and other proceedings currently involving the Mesabi Trust or of those which may arise in the future, and an adverse result in these matters could have a material adverse effect on the market value of Mesabi Trust units and on Mesabi Trust’s asset value, royalty income, results of operations and financial condition. To date, no amounts for loss or gain contingencies related to this arbitration have been recognized in the financial statements.

Subsequent Events

On April 12, 2021, the Trustees of Mesabi Trust declared a distribution of eighty-nine cents ($0.89) per Unit of Beneficial Interest payable on May 20, 2021 to Mesabi Trust Unitholders of record at the close of business on April 30, 2021.

Material subsequent events are evaluated for recognition or disclosure in the accompanying financial statements.

Fair Value Measures

Valuation Hierarchy

GAAP establishes a three-level valuation hierarchy for classification of fair value measurements. The valuation hierarchy is based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date.

●	Level 1 — Valuation is based upon quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 — Valuation is based upon quoted prices for similar assets and liabilities in active markets, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.
●	Level 3 — Valuation is based upon other unobservable inputs that are significant to the fair value measurement.

The classification of assets and liabilities within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement in its entirety.

The carrying amounts of financial instruments approximated fair value as of January 31, 2021 and 2020, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

Various accounting standards and interpretations were issued during the fiscal year ended January 31, 2021. The Trust has evaluated the recently issued accounting pronouncements that are effective for the fiscal year ended January 31, 2021 and believe they will not have a material effect on the Trust’s financial position, results of operations or cash flows when adopted.

NOTE 3 - U.S. GOVERNMENT SECURITIES

U.S. Government Securities at January 31, 2021 and 2020 are classified as held-to-maturity and mature as follows:

	2021		2020
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$9,906,669	$9,906,847	$13,332,474	$13,337,529

Due after one year	—	—	—	—

	$9,906,669	$9,906,847	$13,332,474	$13,337,529

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

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price. The Adjusted Threshold Price was $56.93 per ton for calendar year 2019, $57.85 per ton for calendar year 2020, and will be $58.58 per ton for calendar year 2021. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

NMC is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2021, the minimum advance royalty threshold is $976,765. The minimum annual advance royalty threshold was $964,659 and $949,295, for the calendar years ended December 31, 2020 and 2019, respectively.

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

As of January 31, 2021 and January 31, 2020, the unallocated cash and U.S. Government Securities portion of the Trust’s Unallocated Reserve consisted of the following components:

	January 31, 2021	January 31, 2020
Cash and U.S. Government securities	$22,407,610	$23,510,129
Distribution payable	(6,035,205)	(9,184,007)

Unallocated cash and U.S. Government securities	$16,372,405	$14,326,122

A reconciliation of the Trust’s Unallocated Reserve from January 31, 2020 to January 31, 2021 is as follows:

	Unallocated	Trust
	Reserve	Corpus	Total
Balances at January 31, 2020	$11,831,014	$3	$11,831,017

Net income	23,407,647	—	23,407,647
Distributions declared	(18,761,615)	—	(18,761,615)

Balances at January 31, 2021	$16,477,046	$3	$16,477,049

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

During the fiscal years ended January 31, 2021, 2020, and 2019, the Trustees distributed cash payments totaling $21,910,417 ($1.67 per Unit), $44,083,234 ($3.36 per Unit), and $36,604,828 ($2.79 per Unit), respectively. In addition, in January 2021, the Trustees declared a distribution of $0.46 per Unit of beneficial interest, which was paid in February 2021.

NOTE 6 - SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the years ended January 31, 2021 and 2020 are presented below:

	2021
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$2,168,763	$7,218,385	$5,737,255	$10,826,164
Expenses	557,142	542,382	610,856	832,540

Net income	$1,611,621	$6,676,003	$5,126,399	$9,993,624

Net income per unit	$0.123	$0.509	$0.391	$0.762

	2020
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$5,466,873	$14,344,224	$6,560,841	$5,618,936
Expenses	556,585	432,537	410,645	535,355

Net income	$4,910,288	$13,911,687	$6,150,196	$5,083,581

Net income per unit	$0.374	$1.060	$0.469	$0.387