Form 10-K, Exhibit 13
period 2022-01-31
MESABI TRUST
filed 2022-04-27
CIK 65172

Exhibit 13

ANNUAL REPORTOF THE TRUSTEES OF

MESABI TRUST

For The Fiscal Year Ended January 31, 2022

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Agency Services

1 Columbus Circle, 17th Floor

Mail Stop: NYC01-1710

New York, NY 10019

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Fox Rothschild LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission. Such reports can be accessed at www.mesabi-trust.com. Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022 (the “Annual Report”) as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees’ Code of Ethics.

Special Note Regarding Forward-Looking Statements

This report contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore during 2022, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, the impact of the coronavirus (COVID-19) pandemic and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, market inputs tied to indexed price adjustment factors found in Cliffs Pellet Agreements resulting in future adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained under the caption “Risk Factors” in Mesabi Trust’s filings with the Securities and Exchange Commission, including this Annual Report. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

OVERVIEW

Mesabi Trust (“Mesabi Trust” or the “Trust”), formed pursuant to an Agreement of Trust dated July 18, 1961 (the “Agreement of Trust”), is a trust organized under the laws of the State of New York. Mesabi Trust holds all of the interests formerly owned by Mesabi Iron Company (“MIC”), including all right, title and interest in the Amendment of Assignment, Assumption and Further Assignment of Peters Lease dated August 17, 1989 among the trustees of Mesabi Trust, Bruce D. Sherling, as Trustee in Bankruptcy for the Estate of Reserve Mining Company, and Cypress Northshore Mining Corporation, predecessor to Northshore Mining Company (referred to as the “Amended Assignment of Peters Lease” or the “Royalty Agreement”), the Amendment of Assignment, Assumption and Further Assignment of Cloquet Lease dated August 17, 1989 among the trustees of Mesabi Trust, Bruce D. Sherling, as Trustee in Bankruptcy for the Estate of Reserve Mining Company, and Cypress Northshore mining corporation (referred to as the “Amended Assignment of Cloquet Lease”) and together with the Amended Assignment of Peters Lease, the “Amended Assignment Agreements”), the beneficial interest in a trust organized under the laws of the State of Minnesota to administer the Mesabi Fee Lands (as defined below) as the trust corpus in compliance with the laws of the State of Minnesota on July 18, 1961 (the “Mesabi Land Trust”) and all other assets and property identified in the Agreement of Trust. The Amended Assignment of Peters Lease relates to an Indenture made as of April 30, 1915 among East Mesaba Iron Company (“East Mesaba”), Dunka River Iron Company (“Dunka River”) and Claude W. Peters (the “Peters Lease”) and the Amended Assignment of Cloquet Lease relates to an Indenture made May 1, 1916 between Cloquet Lumber Company and Claude W. Peters (the “Cloquet Lease”).

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

Limited authorities and responsibilities of the Trustees

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business. This prohibition seemingly applies even to business activities the Trustees may deem necessary or proper for the preservation and protection of the Trust Estate (as defined on page 33 of this Annual Report). Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the Unitholders after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held by the Trust.

The Trustees do not intend to expand their responsibilities beyond those permitted or required by the Agreement of Trust, the Amendment to the Agreement of Trust dated October 25, 1982 (the “Amendment”), and those required under applicable law. The Trust has no employees, but it engages consultants to assist the Trustees in, among other things, monitoring the volume and sales prices of iron ore products shipped from Silver Bay, Minnesota, based on information supplied to the Trustees by Northshore Mining Company (“Northshore”), the lessee/operator of the lands leased under the Peters Lease and Cloquet Lease (the “Peters Lease Lands” and “Cloquet Lease Lands,” respectively, as further described on page 35 of this Annual Report) and the 20% fee interest of certain lands that are particularly described in, and subject to a mining lease under, the Peters Lease (the “Mesabi Fee Lands,” and together with the Peters Lease Lands and Cloquet Lease Lands, “Mesabi Trust Lands”), and its parent company Cleveland-Cliffs Inc. (“Cliffs”). References to Northshore in this Annual Report, unless the context requires otherwise, are applicable to Cliffs as well.

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

References in the Annual Report

All references in this discussion and in this Annual Report on Form 10-K to iron ore products “shipped” shall include iron ore products that are actually shipped from Silver Bay, Minnesota and/or deemed shipped as referenced by the parties to, and in accordance with, the Amended Assignment of Peters Lease. Similarly, all references in this discussion and in this Annual Report on Form 10-K to “shipments” shall include actual shipments and/or deemed shipments of iron ore products, as referenced by the parties to, and in accordance with, the Amended Assignment of Peters Lease. After the outcome of the arbitration and consistent with Cliffs’ practices, the Trust is entitled to payment upon production of pellets to be sold for internal use by facilities owned by Cliffs or its subsidiaries. As a result, the Trust recognizes revenue for internal use pellets upon production of those pellets, which are deemed to be shipped under the Amended Assignment of Peters Lease, regardless of pellet grade. Pellets that are not designated for internal use by Cliffs, or its subsidiaries, continue to be recognized as revenue upon shipment from Silver Bay, Minnesota.

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

Except within the framework of the Royalty Agreement, neither the Trust nor the Trustees have any control over the operations, decisions to reduce or idle operations, sales and marketing efforts or other and activities of Cliffs or its wholly-owned subsidiary, Northshore. Accordingly, the royalty income of the Trust is highly dependent upon the activities, investments and operational decisions of Cliffs and Northshore, including temporary or permanent reduction or idling of operations, the supply and demand of suppliers and customers in the iron ore and steel industry in the U.S. and internationally, and the terms and conditions of the Amended Assignment of Peters Lease. Northshore, together with Cliffs, without any input or influence from the Trust or the Trustees (except within the framework of the Royalty Agreement), control: (i) current operating plans, including iron ore production volumes, decisions to reduce or idle Northshore plant and mining operations, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future production, operations and capital expenditures, if any; (iii) geological data relating to iron ore reserve estimates; (iv) sales and marketing efforts, and shipments of iron ore products to customers of Cliffs and the extent to which sales of iron ore products are marketed and sold directly to independent third parties; and (v) the terms and conditions, especially related to pricing, price adjustment mechanisms and delivery terms, of the sale of all iron ore products to Cliffs’ customers, including the Cliffs’ Customer Contracts. Any substantial change in Cliffs’ financial condition or business, or the operations, production and shipments of iron ore products by Northshore, including production curtailments, temporary idling or permanent idling of Northshore operations, about which the Trust may have little or no prior notice, could adversely affect the royalty income of the Trust, as well as the resulting cash available for distribution by the Trust to Unitholders. Further, such developments could have a material adverse impact on the market price of the Trust’s Units.

Cliffs’ announced intentions to shift DR-grade pellet production away from Northshore, use Northshore as a swing operation and idle Northshore operations from time to time, including from Spring to at least Fall of 2022, would, if and when implemented, reduce or potentially eliminate funds available for distribution to unit holders.

On October 22, 2021, Cliffs, parent of Northshore, the lessee/operator of the leased lands upon which Mesabi Trust is dependent for its royalties, held a conference call to discuss its third-quarter 2021 earnings. During the call, Lourenco Goncalves, Chairman, President, Chief Executive Officer of Cliffs, disclosed “…we will soon be shifting our DR-grade pellet production away from Northshore and into Minorca, where we will not have to deal with the unreasonable royalty structure at Northshore.” Mr. Goncalves also indicated that “As we plan to no longer sell pellets to third parties in the coming years, Northshore will become a swing operation, which we will keep idle every time we decided to do so. In any event, we will continue to be able to feed our Toledo plant with a consistent feed of DR-grade pellets but from Minorca and not from Northshore.”

On February 11, 2022, Cliffs held a conference call to discuss Cliffs’ full year and fourth-quarter 2021 earnings. During the call, Lourenco Goncalves disclosed “…with the use of additional scrap in our BOF’s [basic oxygen furnaces], our iron ore needs are not as high as before, and we no longer need to run our mines full out. When determining where to adjust production, our first look is at our cost structure. Because we are now able to produce DR-grade pellets at Minorca, and mainly due to the ridiculous royalty structure we have in place with the Mesabi Trust, we will be idling all production at our Northshore mine, starting in the Spring, carrying through at least to the Fall period, and maybe beyond. At Northshore, no production, no shipments, no royalty payments. We also acknowledge that our strategy to stretch hot metal, by adding increased amounts of scrap to the BOF’s is working extremely well. With more scrap in the BOF’s, we need fewer tons of hot metal to produce the same tonnage of liquid steel. As a consequence, the Northshore idle could go longer than currently planned.”

During Cliffs’ February 11, 2022 earnings call, Mr. Goncalves also said that, “Going forward, [Cliffs] will be limiting the tonnage of iron ore pellets we sell to third parties.”

Cliffs’ most recent Form 10-K for the fiscal year ended December 31, 2021 (filed with the SEC on February 11, 2022, the same day as Cliffs’ earnings call announcement about idling Northshore from spring to at least the fall period), described the planned idling at Northshore as follows:

“As announced in February 2022, it is anticipated that the Northshore mine will be temporarily idled for approximately four months during 2022.”

Subsequent published reports attributed to Cliffs indicated a May 1, 2022 start date for idling Northshore.

Cliffs had not previously notified the Trust of any of the aforementioned operational changes. Separately, Cliffs had not recently requested any changes to the royalty structure and has historically failed to engage in meaningful negotiations requested by Mesabi Trust to address the interpretation of the royalty structure. Pursuant to the Agreement of Trust, any change to the royalty structure would require an amendment to the royalty agreement, which would require the approval of the Trustees as well as approval of 66 2/3% in interest of the Trust Certificate Holders.

Under the Royalty Agreement, Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale or use of iron ore products generally accrues upon production or shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation. The minimum advance royalty was $949,295 for calendar year 2019, $964,659 for calendar year 2020 and $976,765 for calendar year 2021.

Operational decisions about when, how often and for how long to idle Northshore operations are solely in the control of Cliffs and Northshore. The Trustees are not notified in advance of such decisions to idle Northshore operations, and the Trustees cannot predict the frequency or duration of such idling events.

Accordingly, these plans, if and when implemented by Cliffs, would have a material adverse effect on Mesabi Trust’s future royalty revenue and would materially reduce or potentially eliminate funds available for distribution. In addition, the market price of the Trust’s Units, which are listed for trading on the New York Stock Exchange, could be negatively impacted, and the Trust’s ability to continue to meet the continued listing criteria of the NYSE could be compromised, and could result in delisting of our Units.

Our future royalties could be adversely affected by the coronavirus (COVID-19) pandemic.

Our future royalties could be adversely affected by the coronavirus (COVID-19) pandemic. The spread of this virus has had and may continue to lead to the disruption of the business operations of Cliffs or its wholly-owned subsidiary, Northshore, by impacting the global economy as well as their employees, customers, service providers, vendors and suppliers. Among other things, the coronavirus temporarily curtailed the demand in certain of Cliffs’ end markets and certain of Cliffs’ mining and production facilities were idled for various periods during 2020 in response to the decrease in customer demand. While these operations have resumed, we cannot predict whether there will be any disruptions to Cliffs’ business operations in the future as a result of adverse impacts of the COVID-19 pandemic. Cliffs is also subject to risks arising out of the turbulence of the economic recovery associated with the COVID-19 pandemic, including inflationary pressures, which may increase the costs of labor, raw materials, energy supplies, and other production inputs. In addition, the COVID-19 pandemic has heightened the risk that a significant portion of Cliffs’ workforce and on-site contractors will suffer illness or otherwise be unable to perform their ordinary work functions. The extent to which the coronavirus may impact Cliffs’ and Northshore’s business operations is uncertain and will depend on future developments, regarding the COVID-19 pandemic, which are highly uncertain and cannot be predicted. These events could have a material adverse effect on the business operations of Cliffs and Northshore, which in turn, could have a material adverse effect on future royalties payable to the Trust.

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

In its annual report on Form 10-K for the fiscal year ended December 31, 2021, filed with the SEC on February 11, 2022 (“Cliffs’ Annual Report”), Cliffs disclosed that, as a mining company, Cliffs’ profitability is dependent upon the price of the steel, iron ore and scrap metal sold to its customers, and that the price of steel, iron ore and scrap metal has fluctuated significantly in the past and is affected by factors beyond its control including: international demand for raw materials used in steel production; availability of scrap metal substitutes such as pig iron; commodity prices speculation; rates of global economic growth, especially construction and infrastructure activity that requires significant amounts of steel; changes in the levels of economic activity in the U.S., China, India, Europe and other industrialized or developing economies; changes in China’s emissions policies and environmental compliance enforcement practices; changes in the production capacity, production rate and inventory levels of other steel producers, iron ore suppliers and scrap metal processors and traders; changes in trade laws; volumes of unfairly traded imports; imposition or termination of duties, tariffs, import and export controls and other trade barriers impacting the steel and iron ore markets; climate change and other weather-related disruptions, infectious disease outbreaks, such as the COVID-19 pandemic, or natural disasters that may impact the global supply of steel, iron ore or scrap metal; and the proximity, capacity and cost of infrastructure and transportation. Further, Cliffs stated that its earnings may fluctuate with the prices of the products it sells. Although Cliffs indicated it experienced generally higher prices for its products in 2021 as compared to 2020, to the extent that commodity prices, including the HRC price, coated and other specialty steel prices, international steel prices and scrap metal prices, significantly decline for an extended period of time, whether due to the COVID-19 pandemic or otherwise, Cliffs may have to revise its operating plans, including curtailing production, reducing operating costs and deferring capital expenditures. Cliffs also disclosed that it may have to record impairments on its goodwill, intangible assets, long-lived assets and/or inventory. Sustained lower prices also could cause Cliffs to reduce existing reserves if certain reserves no longer can be economically mined or processed at prevailing prices. Cliffs may be unable to decrease its costs in an amount sufficient to offset reductions in revenues and may incur losses. These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on future royalties payable to the Trust.

Cliffs sells a significant portion of its steel products to the automotive market and fluctuations or changes in the automotive market could adversely affect Cliffs’ business operations and financial performance, which in turn could adversely affect the royalties payable to the Trust.

Cliffs’ Annual Report indicated that the largest end user of Cliffs’ steel products is the automotive industry in North America. Beyond these direct sales to the automotive industry, Cliffs makes additional sales to distributors and converters, which may ultimately resell some of that volume to the automotive market. In addition to the size of Cliffs’ exposure to the automotive industry, Cliffs faces risks arising from Cliffs’ relative concentration of sales to certain specific automotive manufacturers, including several significant customers that previously idled certain automotive production facilities for varying lengths of time in response to the COVID-19 pandemic. In addition, automotive production and sales are cyclical and sensitive to general economic conditions and other factors, including interest rates, consumer credit, spending and preferences, and supply chain disruptions, such as the current semiconductor shortage. If automotive production and sales decline, Cliffs’ sales and shipments to the automotive market are likely to decline in a corresponding manner. Adverse impacts that Cliffs may sustain as a result include, without limitation, lower margins because of the need to sell steel to less profitable customers and markets, higher fixed costs from lower steel production if Cliffs is unable to sell the same amount of steel to other customers and markets, and lower sales, shipments, pricing and margins generally as Cliffs’ competitors face similar challenges and compete vigorously in other markets that Cliffs serves. These adverse impacts would negatively affect Cliffs’ sales, financial results and cash flows and the trend toward light weighting in the automotive industry, which requires lighter gauges of steel at higher strengths, could result in lower steel volumes required by that industry over time.

Moreover, despite Cliffs’ newly acquired position as the largest flat-rolled steel producer in North America, competition for automotive business has intensified in recent years, as steel producers and companies producing alternative materials have focused their efforts on capturing and/or expanding their market share of automotive business because of less favorable conditions in other markets for steel and other metals, including commodity products. As a result, the potential exists that Cliffs may lose market share to existing or new entrants or that automotive manufacturers will take advantage of the intense competition among potential suppliers during periodic contract renewal negotiations to pressure Cliffs’ pricing and margins in order to maintain or expand market share with them, which could negatively affect Cliffs’ sales, financial results and cash flows.

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

Sales and operations of a majority of Cliffs’ customers are sensitive to general economic conditions, especially, with respect to Cliffs’ steel customers, as they affect the North American automotive, housing, construction, appliance, energy, defense and other industries. Some of Cliffs’ customers are highly leveraged. If there is a significant weakening of current economic conditions, whether because of operational, cyclical, supply chain or other issues, including further adverse developments in the COVID-19 pandemic, it could cause customers to reduce, delay or cancel their orders, impact significantly the creditworthiness of Cliffs’ customers and lead to other financial difficulties or even bankruptcy filings by Cliffs’ customers. Failure to receive payment for products that Cliffs has delivered could adversely affect

Cliffs’ results of operations, financial condition and liquidity. The concentration of customers in a specific industry, such as the automotive industry, may increase Cliffs’ risk because of the likelihood that circumstances may affect multiple customers at the same time. Such events could cause Cliffs to experience lost sales or losses associated with the potential inability to collect all outstanding accounts receivable and reduced liquidity. Similarly, if Cliffs’ key suppliers face financial hardship or need to operate in bankruptcy, such suppliers could experience operational disruption or even face liquidation, which could result in Cliffs’ inability to secure replacement raw materials on a timely basis, or at all, or cause Cliffs to incur increased costs to do so. Such events could adversely impact Cliffs’ operations, financial results and cash flows, which in turn could adversely affect the royalties payable to the Trust.

U.S. government actions regarding its trade policies may have a material adverse impact on Cliffs’ business, which could adversely affect Cliffs’ ability to generate revenue, which in turn could adversely affect royalties payable to the Trust.

In recent years, the U.S. government has altered its approach to international trade policy, both generally and with respect to matters directly and indirectly affecting the steel industry, including by undertaking certain unilateral actions affecting trade, renegotiating existing bilateral or multilateral trade agreements, and entering into new agreements or treaties with foreign countries. For example, in March 2018, the U.S. government issued a proclamation pursuant to Section 232 imposing a 25% tariff on imported steel. These Section 232 tariffs were imposed on the basis of national security and addressed imported steel that was being unfairly traded by certain foreign competitors at artificially low prices. In retaliation against the Section 232 tariffs, the European Union subsequently imposed its own tariffs against certain steel products and other goods imported from the U.S. Moreover, in light of the U.S. government leadership changes resulting from the November 2020 federal congressional and presidential elections, further changes in U.S. international trade policy may be forthcoming. For example, the U.S. government and the European Union recently agreed to a tariff rate quota system that will allow more European Union imports to enter the U.S. market free of Section 232 tariffs. The U.S. government may also negotiate reductions or eliminations of Section 232 duties with other trading partners. If the Section 232 tariffs are further removed or substantially lessened, whether through legal challenge, legislation, executive action or otherwise, imports of foreign steel would likely increase and steel prices in the U.S. would likely fall, which could materially adversely affect Cliffs’ revenues, financial results and cash flows.

In addition, during 2020, the USMCA was implemented among the U.S., Mexico and Canada in place of the North American Free Trade Agreement. Because all of Cliffs’ steel manufacturing facilities are located in North America and one of Cliffs’ principal markets is automotive manufacturing in North America, Cliffs believes that the USMCA has the potential to positively impact its business by incentivizing automakers and other manufacturers to increase manufacturing production in North America and to use North American steel. However, it is difficult to predict the short- and long-term implications of changes in trade policy and, therefore, whether the USMCA or other new or renegotiated trade agreements, treaties, laws, regulations or policies that may be implemented by the U.S. government, or otherwise, will have a beneficial or detrimental impact on Cliffs’ business and its customers’ and suppliers’ businesses. Adverse effects could occur directly from a disruption to trade and commercial transactions and/or indirectly by adversely affecting the U.S. economy or certain sectors of the economy, impacting demand for Cliffs’ customers’ products and, in turn, negatively affecting demand for Cliffs’ products. Important links of the supply chain for some of Cliffs’ key customers, including automotive manufacturers, could be negatively impacted by the USMCA or other new or renegotiated trade agreements, treaties, laws, regulations or policies. Any of these actions and their direct and indirect impacts could materially adversely affect Cliffs’ revenues, financial results and cash flows which, in certain circumstances, could potentially adversely affect Northshore.

Although Cliffs may currently benefit from certain antidumping and countervailing duty orders, any such relief is subject to periodic reviews and challenges, which can result in revocation of the orders or reduction of the duties. For example, during 2022, the U.S. government is scheduled to review antidumping and countervailing duty orders on some of our key products, including corrosion-resistant steel, cold-rolled steel, hot-rolled steel and cut-to-length plate. In addition, previously granted and future petitions for trade relief may not be successful or fully effective at preventing harm. Even if received, it is uncertain if any relief will be continued in the future or will be adequate to counteract completely the harmful effects of unfairly traded imports.

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

Global steelmaking overcapacity, steel imports and oversupply of iron ore could lead to lower or more volatile global steel and iron ore prices, directly or indirectly impacting Cliffs’ profitability, which in turn could adversely affect royalties payable to the Trust.

Significant existing global steel capacity and new or expanded production capacity in recent years has caused could potentially cause capacity to exceed demand globally. Although certain of Cliffs’ U.S. competitors temporarily shut down production capacity during the COVID-19 pandemic, much of the previously idled capacity has been restarted, and certain of Cliffs’ competitors have announced and are moving ahead with plans to develop new steelmaking capacity in the near term. In addition, certain foreign competitors, which may have cost advantages due to being owned, controlled or subsidized by foreign governments, have substantially increased their steel production capacity in the last few years and in some instances appear to have targeted the U.S. market for imports. The risk of even greater levels of imports may continue, depending upon foreign market and economic conditions, changes in trade agreements and treaties, laws, regulations or government policies affecting trade, the ability of foreign producers to circumvent U.S. trade sanctions and policy (including in the market for electrical steels), the value of the U.S. dollar relative to other currencies and other variables beyond Cliffs’ control. In addition, higher sustained market prices of steel and iron ore products could cause new producers to enter the market or existing producers to further expand productive capacity, which could in turn lead to lower steel prices and increasing prices of steel making inputs, such as scrap metal. Excess steel and iron ore supply combined with reduced global steel demand, including in China, and increased foreign imports, also could lead to lower steel and iron ore prices. Downward pressure on steel and/or iron ore prices could have an adverse effect on Cliffs’ results of operations, financial condition and profitability, which in turn could adversely affect royalties payable to the Trust.

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

Royalties received by the Trust, and distributions paid to Unitholders, in any particular quarter or year are highly variable and are not necessarily indicative of royalties or distributions that will be paid in any subsequent quarter or in any full year. Idling of Northshore plant and mining operations exacerbate this volatility.

Royalties received by the Trust can fluctuate significantly from quarter to quarter and year to year based upon market prices for iron ore products, the level of orders for iron ore products from Cliffs’ customers, the sales and marketing efforts of Cliffs, the consumption of inventory by Cliffs’ customers, and production decisions made by Northshore, including, as discussed above, decisions to reduce or idle Northshore plant and mining operations. Moreover, because some of the royalties paid to the Trust in any particular quarter include payments made with respect to pellets shipped and sold at estimated prices that are subject to future interim and final multi-year adjustments in accordance with the supply agreements between Cliffs and its customers, a downward trend in demand and market prices for iron and steel products could result in negative adjustments to royalties in future quarters, some of which may be significant. These negative price adjustments could have a material adverse effect on the Trust’s royalty income, which in time could result in lower quarterly distributions paid by the Trust to Unitholders, and possibly reduce or even eliminate funds available for distribution in any quarter and in some quarters may completely offset royalties otherwise payable to the Trust.

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

Cliffs’ Annual Report has disclosed that (i) it dedicates a portion of its cash flow from operations to the payment of debt service, reducing the availability of its cash flow to fund capital expenditures, acquisitions or other strategic development initiatives and other general corporate purposes, (ii) if it is unable to service its debt service obligations, it may face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, including additional secured or unsecured debt, or restructure or refinance its debt, and (iii) credit rating agencies could downgrade Cliffs’ ratings either due to various developments, including incurring additional indebtedness and other factors specific to its business, a prolonged cyclical downturn in the steel, scrap metal and mining industry or macroeconomic trends (such as global or regional recessions), increases in pension and OPEB obligations, and trends in credit and capital markets more generally, which would may result in an increase to its cost of financing and limit its access to the capital markets, which would harm its financial condition, and hinder its ability to refinance existing indebtedness on acceptable terms, and the terms under which it purchases goods and services.

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

Equipment failures and other unexpected events at Northshore may lead to production curtailments, idling or shutdown.

Interruptions in production capabilities at the mine operated by Northshore may have an adverse impact on the royalties payable to the Trust. In addition to planned production shutdowns, idling or curtailments and equipment failures, the Northshore facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions or extreme weather conditions due to climate change or otherwise and natural and human-caused disasters, terrorist events, lack of energy or other supplies, and infectious disease outbreaks, such as the COVID-19 pandemic. For example, the temporary production shutdowns in the automotive industry during 2020 as a result of the COVID-19 pandemic and associated reduction in demand for Cliffs’ products led to Cliffs’ decision to temporarily idle certain steelmaking facilities and iron ore mines. The manufacturing processes that take place in Northshore’s mining operations, as well as in Northshore’s crushing, concentrating and pelletizing facilities, depend on critical pieces of equipment, such as drilling and blasting equipment, crushers, grinding mills, pebble mills, thickeners, separators, filters, mixers, furnaces, kilns and rolling equipment, as well as electrical equipment, such as transformers. It is possible that this equipment may, on occasion, be out of service because of unanticipated failures or unforeseeable acts of vandalism or terrorism. In addition, because the Northshore processing facilities have been in operation for several decades, some of the equipment is aged. Because the Trustees have no control over the operations or maintenance of the equipment at Northshore, a shutdown or reduction in capacity may come with little or no advance warning. The remediation of any interruption in production capability at Northshore could require Cliffs to make large capital expenditures which may take place over an extended period of time. According to Cliffs’ Annual Report, if Cliffs’ cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay investments and capital expenditures. Any additional idling, shutdown, reduction in operations, or production curtailment at Northshore would likely adversely affect the royalties payable to the Trust.

The mining operations of Northshore are subject to extensive governmental regulations and Northshore is subject to risks related to its compliance with federal and state environmental regulations.

Northshore, as the operator of the mine on Mesabi Trust Lands, is subject to various international, foreign, federal, state and local laws and regulations relating to protection of the environment and human health and safety, including those relating to air quality, water pollution, plant, wetlands, natural resources and wildlife protection (including endangered and threatened species), reclamation, remediation and restoration of properties and related surety bonds or other financial assurances, land use, the discharge of materials into the environment, and the effects that industrial operations and mining has on groundwater quality and availability, the management of electrical equipment containing polychlorinated biphenyls, and other related matters. Northshore is required to maintain numerous permits and approvals issued by federal and state regulatory agencies and its mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration (“OSHA”) has jurisdiction over safety and health standards not covered by MSHA and the Minnesota Pollution Control Agency (“MPCA”) regulates various aspects of Northshore’s operations. Northshore may from time to time be involved in disputes or litigation with the regulatory agencies over certain aspects of its operation but because the Trust has no control over Northshore’s operations, the potential impact of these proceedings cannot be determined. Moreover, Northshore is solely responsible for its compliance with all laws, regulations or permits applicable to Northshore’s operations and Northshore may at times fail to operate in compliance with such laws, regulations and permits. The Trust has no ability to control or determine whether Northshore has been or will in the future operate in compliance with such laws and regulations. If Northshore fails to comply with these laws, regulations or permits, it could be subject to fines or other sanctions, any of which could have an adverse effect on its operations and its ability to ship iron ore products from Silver Bay, Minnesota, which could, in turn, have a material adverse effect on the royalties paid to the Trust.

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

The Trustees do not exert any influence over mining operational decisions at Northshore and Northshore alone determines whether to mine from Mesabi Trust Lands or state-owned lands, based on its current production estimates and engineering plan. Northshore’s mining operations include Mesabi Trust Lands and mineral-producing land owned by the State of Minnesota and others. Iron ore mined by Northshore from lands other than Mesabi Trust Lands is processed, along with iron ore mined from Mesabi Trust Lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis. Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust Lands. In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases. In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments is from Mesabi Trust Lands. The percentages of shipments from Mesabi Trust Lands were 91.3%, 92.3%, 89.6%, 89.8%, 92.6%, 99.6%, 88.9% and 90.8% in calendar years 2021, 2020, 2019, 2018, 2017, 2016, 2015 and 2014, respectively. If Northshore decides to materially reduce the percentage of iron ore mined, or pellets shipped, from Mesabi Trust Lands, the income of the Trust could be materially adversely affected.

The Trust relies on Cliffs’ estimates of recoverable reserves, and if those estimates are inaccurate, the total potential future royalty stream to the Trust and distributions payable to Unitholders may be materially adversely affected.

The Trustees do not participate in preparing the recoverable iron ore reserve estimates reported by Cliffs. According to Cliffs’ Annual Report, Cliffs regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with SEC regulations. In 2018, the Trustees engaged an independent firm of geological experts to evaluate the process Cliffs uses to estimate the recoverable iron ore reserves at the Peter Mitchell Mine. Additionally, according to Cliffs’ Annual Report, Cliffs has updated its iron ore reserve estimates to comply (to the extent it is not already compliant) with Final Rule 13-10570, Modernization of Property Disclosures for Mining Registrants. Still, there are numerous uncertainties inherent in estimating quantities of reserves of mineral producing lands and such estimates necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs. All of these factors are outside of the control and influence of the Trustees. Actual reserves will likely vary from estimates, and if such variances are negative and material, the expected royalties payable to the Trust could be materially adversely affected and the value of the Trust’s Units could decline.

Cliffs has disclosed certain operational risks, including risks that could arise related to substantial costs from idled production capacity, announced and potential mine closures and risks related to its ability to transport its products to customers at competitive rates and in a timely manner.

According to Cliffs’ Annual Report, Cliffs indicated that its decisions concerning which facilities to operate and at what production levels are made based in part upon its customers’ orders for products, as well as the quality, performance capabilities and production cost of its operations. During depressed market conditions, Cliffs may concentrate production at certain facilities and not operate others in response to customer demand, and as a result Cliffs would incur idle costs that could offset its anticipated savings from not operating the idled facility. For example, due to reduced demand as a result of the COVID-19 pandemic, certain of Cliffs’ steelmaking facilities and iron ore mines were temporarily idled during portions of 2020. When Cliffs restarts idled facilities, it incurs certain costs to replenish inventories, prepare the previously idled facilities for operation, perform the required repair and maintenance activities, and prepare employees to return to work safely and resume production responsibilities. The amount of any such costs can be material, depending on a variety of factors, such as the period of idle time, necessary repairs and available employees, and is difficult to project.

Cliffs also disclosed that in its iron ore operations, disruption of the rail, trucking, lake or other waterway transportation services due to weather-related problems, climate change, strikes, lock-outs, driver shortages and other disruptions in the trucking industry, train crew shortages or other rail network constraints, global or domestic pandemics or epidemics (such as the ongoing COVID-19 pandemic) or other infectious disease outbreaks, in each case causing a business disruption, or other events and lack of alternative transportation sources could impair Cliffs’ ability to move products internally amount its facilities and to supply products to its customers at competitive rates or in a timely manner, and thus, could adversely affect its operations, revenues, margins and profitability.

These events could have a material adverse effect on Cliffs and potentially Northshore, which in turn, could have a material adverse effect on royalties paid to the Trust in the future.

Certain risk factors affecting Cliffs’ North American iron ore business generally, and Northshore operations in particular, could have a material adverse effect on the royalties payable to the Trust.

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year. According to Cliffs’ Annual Report, a number of risk factors affect Cliffs’ operations and could impact Northshore’s production and shipment volume. Cliffs’ Annual Report identified the following seven categories of risk to which Cliffs is subject: (i) economic and market, (ii) regulatory, (iii) financial, (iv) operational, (v) sustainability and development, and (vi) human capital. These risk factors include, among others, the ongoing COVID-19 pandemic, the volatility of commodity prices, concentration of business in the automotive market, global steelmaking overcapacity, severe financial hardship or bankruptcy of major customers or key suppliers, U.S. government trade policies, extensive governmental regulations relating to the environment and human health and the costs and risks related thereto, use of hazardous materials, inability to obtain, maintain or renew operational permits, financial risks associated with existing and future indebtedness, changes in credit ratings, dependence on certain raw materials and energy sources, shipping conditions in the Great Lakes, natural or human-caused disasters, disruptions or failures of its IT systems, costs associated with the idling or closures of an operating facility or mine, ongoing risk related to recent merger with AK Steel or acquisition of ArcelorMittal USA, lack of appropriate insurance coverage, pressures to reduce carbon footprint, risks associated with maintaining social license, risks associated with the implementation of strategic capital projects, assumptions regarding recoverable mineral reserves, defects in title to any leasehold interests, labor shortages, and pension costs. Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties payable to the Trust could be materially adversely affected.

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

Certain risks arising from Cliffs’ recent mergers and acquisitions activity may impact Cliffs’ financial condition and operating results as well as its operations, which in turn could have a material adverse effect on future royalties payable to the Trust.

In recent years, Cliffs has completed several significant acquisition transactions, including the merger with AK Steel, the acquisition of ArcelorMittal USA and the acquisition of Ferrous Processing and Trading Company, including certain related entities. Cliffs’ Annual Report disclosed a number of risks and uncertainties related to the recent acquisitions, including, the following: (i) inability to realize anticipated synergies or other expected benefits or cost savings; (ii) additional debt incurred or assumed in connection with the acquisitions could limit Cliffs’ financial flexibility; (iii) diversion of financial resources to the new operations or acquired businesses; (iv) assumption of substantial additional environmental exposures, commitments, contingencies and remediation and reclamation projects; (v) liabilities for acquired pension and OPEB obligations, which could require Cliffs to make significant cash expenditures and funding contributions in excess of current estimates and contribution rates; (vi) impairment of recorded tangible and intangible asset values, including goodwill, could result in material non-cash charges to Cliffs’ results of operations in the future; (vii) failure to successfully separate from legacy systems and to integrate acquired systems, business processes, policies and procedures; (viii) exposure to unknown liabilities and unforeseen costs that were not discovered during due diligence; (ix) potential loss of key employees, suppliers or customers; and (x) other challenges associated with managing the larger, more complex and integrated combined businesses. All of these risks could have a material adverse effect on Cliffs’ financial condition and operating results, which in turn could have a material adverse effect on future royalties payable to the Trust.

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

The Trust may become involved in litigation, arbitration or other administrative proceedings from time to time. These proceedings can be costly, and the results and other consequences of such proceedings are often difficult to predict. The Trust may not have adequate insurance coverage or contractual protection to cover costs and liability in the event we are sued, and to the extent we resort to litigation, arbitration or other administrative proceedings to enforce our rights, we may incur significant costs and ultimately be unsuccessful or unable to recover amounts we believe are owed to us or unable to resolve the matter on favorable terms.

More specifically on December 9, 2019, the Trust initiated arbitration with the American Arbitration Association (“AAA”) against Northshore, the lessee/operator of the leased lands, and its parent, Cliffs. The Trust asserted claims concerning the calculation of royalties related to the production, shipment and sale of iron ore, including DR-grade pellets. The arbitration was completed before a panel of three arbitrators in July 2021 under the commercial rules of the AAA. The Trust received the AAA final award on October 1, 2021, which awarded the Trust damages in the amount of $2,312,106 for the resolution of royalties on DR grade pellets in 2019 and 2020 and interest in the amount of $430,710, calculated through June 30, 2021, and continuing to accrue until paid. Pursuant to the award, Cliffs paid the damages award to the Trust on October 29, 2021. The Tribunal granted the Trust’s request for a declaration that “for purposes of calculating royalties on intercompany sales, Northshore shall reference all third-party pellet sales, regardless of grade, and select the highest price arm’s length pellet sale from the preceding four quarters.” The Tribunal denied the Trust’s request for declaratory relief regarding access to certain information.

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

Three types of royalties, as well as royalty bonuses, comprise the Trust’s leasehold royalty income:

●	Base overriding royalties. Base overriding royalties have historically constituted the majority of the Trust’s royalty income. Base overriding royalties are determined by both the volume and selling price of iron ore products shipped. Northshore is obligated to pay the Trust base overriding royalties in varying amounts, based on the volume of iron ore products shipped. Base overriding royalties are calculated as a percentage of the gross proceeds of iron ore products produced at Mesabi Trust Lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota. The percentage ranges from 2-1/2% of the gross proceeds for the first one million tons of iron ore products shipped annually to 6% of the gross proceeds for all iron ore products in excess of four million tons so shipped annually. Base overriding royalties are subject to interim and final price adjustments under the term contracts between Northshore, Cliffs and their customers (the “Cliffs Pellet Agreements”) and, as described elsewhere in this Annual Report, such adjustments may be positive or negative.

●	Royalty bonuses. The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton. The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay. The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”). The Adjusted Threshold Price was $57.85 per ton for calendar year 2020 and $58.58 per ton for calendar year 2021, and will be $62.09 per ton (estimated) for calendar year 2022. The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price). Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (and, as described elsewhere in this Annual Report); such adjustments may be positive or negative. See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2022 and January 31, 2021” in this Annual Report for more information.

●	Fee royalties. Fee royalties have historically constituted a smaller component of the Trust’s total royalty income. Fee royalties are payable to the Mesabi Land Trust, a Minnesota land trust, which holds a 20% interest as fee owner in the Amended Assignment of Peters Lease. Mesabi Trust holds the entire beneficial interest in the Mesabi Land Trust for which U.S. Bank N.A. acts as the corporate trustee. Mesabi Trust receives the net income of the Mesabi Land Trust, which is generated from royalties on the amount of crude ore mined after the payment of expenses to U.S. Bank N.A. for its services as the corporate trustee. Crude ore is the source of iron oxides used to make iron ore pellets and other products. The fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing.

●	Minimum advance royalties. Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation. The minimum advance royalty was $964,659 for calendar year 2020 and $976,765 for calendar year 2021, and will be $1,035,374 for calendar year 2022. Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year. Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

The current royalty rate schedule became effective on August 17, 1989 pursuant to the Amended Assignment of Peters Lease, which the Trust entered into with Cyprus Northshore Mining Corporation (“Cyprus NMC”). Pursuant to the Amended Assignment of Peters Lease, overriding royalties are determined by both the volume and selling price of iron ore products shipped. In 1994, Cyprus NMC was sold by its parent corporation to Cliffs and renamed Northshore Mining Company. Cliffs now operates Northshore as a wholly-owned subsidiary.

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

Royalty income, which constitutes the principal source of the Trust’s revenue, comprised 99.1% to 99.9% of the Trust’s total revenue in each of the fiscal years ended January 31, 2022, January 31, 2021 and January 31, 2020. A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” in this Annual Report.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price. Although 99.5% all of the iron ore products shipped from Silver Bay during calendar 2021 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

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

SELECTED FINANCIAL DATA

Years ended January 31	2022	2021	2020	2019	2018
Royalty and interest income	$71,459,790	$25,950,567	$31,990,874	$47,293,765	$34,495,415
Trust expenses	2,694,045	2,542,920	1,935,122	1,734,721	1,071,990
Net income(1)	$68,765,745	$23,407,647	$30,055,752	$45,559,044	$33,423,425
Net income per Unit(2)	$5.241	$1.784	$2.291	$3.472	$2.548
Distributions declared Per unit(2)(3)	$4.150	$1.430	$2.670	$3.000	$2.530

Total Assets	$53,913,213	$22,928,926	$23,647,374	$35,454,014	$26,222,284
(1)	The Trust, as a grantor trust, is exempt from federal and state income taxes.
(2)	Based on 13,120,010 Units of Beneficial Interest outstanding during all years.
(3)	In January each year, the Trustees consider whether the Trust will declare a cash distribution, and if so determined, such a distribution would be paid in February, which is in the Trust’s next fiscal year. Because of this, distributions declared generally do not equal the amount of cash distributed in the same fiscal year. To further illustrate, during the Trust’s fiscal year ended January 31, 2022, the Trustees distributed a total of $2.86 per Unit (including $0.46 per Unit declared in fiscal 2021 but distributed in fiscal 2022 (February 2021)) and in fiscal 2022 declared a distribution of $1.75 per Unit payable in February 2022, the next fiscal year. For a complete description of distributions paid and declared in fiscal years ended 2022, 2021, and 2020, see page F-6.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2022, January 31, 2021 and January 31, 2020

During fiscal 2022, production attributed to Trust lands totaled approximately 4.5 million tons, an increase of 33.2% as compared to production for fiscal year 2021 and a decrease of 5.9% as compared to production for fiscal 2020. Shipments to Northshore’s customers attributed to the Trust totaled approximately 4.3 million tons during fiscal 2022. This represents an increase of 20.9% as compared to shipments for fiscal year 2021 and a decrease of 8.3% as compared to shipments for fiscal year 2020. The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years. As a result of the arbitration award discussed in Note 2, in addition to the shipped tons shown in the table below, as reported to the Trust in Cliffs’ quarterly royalty reports, the Trust recognized revenue during the fiscal year ended January 31, 2022 on an additional 1,173,667 tons deemed shipped from Mesabi Trust Lands for production that occurred in previous fiscal quarters.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Year Ended	(Tons)	(Tons)
January 31, 2022	4,520,844	4,290,730
January 31, 2021	3,392,848	3,549,859
January 31, 2020	4,802,269	4,678,321

Production of iron ore pellets for the fourth quarter of fiscal 2022 increased 7.3% as compared to production of iron ore pellets for the fourth quarter of fiscal 2021 due primarily to an increase in orders from Northshore’s customers as they adjusted production based on anticipated future demand from their customers.

Shipments of iron ore pellets by Northshore during the fourth quarter of fiscal 2022 decreased by 18.8% as compared to shipments of iron ore pellets during the fourth quarter of fiscal 2021. The decrease in shipments in the fourth quarter of fiscal 2022 was caused by a decrease in demand from Northshore’s customers during the quarter.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Three Months Ended	(Tons)	(Tons)
January 31, 2022	1,116,620	1,116,620
January 31, 2021	1,204,137	940,058
January 31, 2020	1,226,721	1,364,254

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent three fiscal years.

			Percentage of	Percentage of
	Percentage of	Percentage of	Pellets	Pellets
	Pellets Produced	Pellets Produced	Shipped	Shipped
	From Trust	From Non-Trust	From Trust	From Non-Trust
Fiscal Year ended	Lands	Lands	Lands	Lands
January 31, 2022	91.7%	8.3%	89.2%	10.8%
January 31, 2021	90.4%	9.6%	92.3%	7.7%
January 31, 2020	90.3%	9.7%	89.6%	10.4%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to iron ore mined from Mesabi Trust lands in fiscal 2023. However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

Comparison of Financial Results for Fiscal Years ended January 31, 2022 and January 31, 2021

Royalty Income

As shown in the table below, in fiscal 2022 base royalties increased by 196.6%, bonus royalties increased by 148.5% and fee royalties increased by 63.6%, each as compared to fiscal 2021. Accordingly, the Trust’s total royalty income increased by 173.7% in fiscal 2022 as compared to fiscal 2021. The increase in royalties received by the Trust is primarily the result of an increase in prices received on tons shipped in fiscal 2022, as compared to fiscal 2021.

	Fiscal Year ended January 31,		% increase
	2022	2021	(decrease)
Base overriding royalties	$42,955,470	$14,482,419	196.6%
Bonus royalties	27,163,795	10,933,107	148.5%
Fee royalties	817,160	499,552	63.6%
Total royalty income	$70,936,425	$25,915,078	173.7%

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2022 increased by 193.8%, as compared to fiscal 2021, primarily due to an increase in tons shipped as well as an increase in prices received for tons shipped. Total expenses for fiscal 2022 increased by 5.9% as compared to fiscal 2021. A more detailed summary of the Trust’s expenses, including legal and consulting expenses, is set forth under the heading “Trust Expenses” in this Annual Report.

	Fiscal Year ended January 31,		% increase
	2022	2021	(decrease)
Total Revenues	$71,459,790	$25,950,567	175.4%
Expenses	2,694,045	2,542,920	5.9%
Net Income	$68,765,745	$23,407,647	193.8%

As discussed in the paragraph above, the Trust’s total revenue and net income for fiscal 2022 increased by 175.4% and 193.8%, respectively, due to an increase in the tons shipped and prices received on tons shipped during fiscal 2022, as compared to fiscal 2021. The increase in the Trust’s net income resulted in a 190.2% increase in total distributions declared to Unitholders in fiscal 2022, as compared to fiscal year 2021.

	Fiscal Year ended January 31,		% increase
	2022	2021	(decrease)
Total Distributions Declared	$54,448,042	$18,761,615	190.2%
Distributions Declared per Unit	$4.15	$1.43	190.2%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased by $14,317,703 or 86.9% to $30,794,749, as of January 31, 2022, as compared to $16,477,046 as of January 31, 2021. As of January 31, 2022, the Unallocated Reserve included $24,767,504 in unallocated cash and U.S. Government Securities, $4,631,510 of accrued income receivable, and $1,431,633 of a contract asset. Comparatively, as of January 31, 2021, the Unallocated Reserve included $16,372,405 in unallocated cash and U.S. Government Securities, $249,477 of accrued income receivable, and $177,251 of a contract asset.

	January 31,		% increase
	2022	2021	(decrease)
Accrued Income Receivable	$4,631,510	$249,477	1,756.5%
Contract Asset	1,431,633	177,251	707.7%
Unallocated Cash and U.S. Government Securities	24,767,504	16,372,405	51.3%
Prepaid Expenses and (Accrued Expenses), net	(35,898)	(322,087)	(88.9)%
Unallocated Reserve	$30,794,749	$16,477,046	86.9%

The 86.9% increase in the Unallocated Reserve for the fiscal year ended January 31, 2022 as compared to the fiscal year ended January 31, 2021, is primarily the result of an increase in the unallocated cash and U.S. Government securities, and an increase in the accrued income receivable.

Contract Asset. The $1,254,382, or 707.7%, increase in the contract asset portion of the Unallocated Reserve is the result of revenue recognized on the base overriding royalties, at the estimated prices for iron ore products sold under the Cliffs Pellet Agreements, that will be collected in subsequent quarters as the uncertainty associated with the variable consideration is resolved.

Accrued Income Receivable. The $4,382,033, or 1756.5%, increase in the accrued income receivable portion of the Unallocated Reserve is the result of the royalties earned on shipments in the last month of the fiscal year ended January 31, 2022, as compared to the fiscal year ended January 31, 2021.

Unallocated Cash and U.S. Government Securities. The Trust’s unallocated cash and U.S. Government Securities for unexpected obligations increased by 51.3% to $24,767,504 as of January 31, 2022 from $16,372,405 as of January 31, 2021. The $8,395,099 increase in the Trust’s cash reserve resulted from an increase in the royalty payment received in January 2022, as compared to the royalty payment received in January 2021.

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

Comparison of Financial Results for Fiscal Years ended January 31, 2021 and January 31, 2020

Royalty Income

As shown in the table below, in fiscal 2021 base royalties decreased by 21.9%, bonus royalties decreased by 12.1% and fee royalties decreased by 31.1%, each as compared to fiscal 2020. Accordingly, the Trust’s total royalty income decreased by 18.3% in fiscal 2021 as compared to fiscal 2020. The decrease in royalties received by the Trust is primarily the result of a decrease in in tons shipped in fiscal 2021, as compared to fiscal 2020.

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

As discussed in the paragraph above, the Trust’s total revenue and net income for fiscal 2021 decreased by 18.9% and 22.1%, respectively, due to a decrease in the tons shipped during fiscal 2021, both as compared to fiscal 2020. The decrease in the Trust’s net income resulted in an 46.4% decrease in total distributions declared to Unitholders in fiscal 2021, as compared to fiscal year 2020.

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

			% increase
	January 31, 2021	January 31, 2020	(decrease)
Accrued Income Receivable	$249,477	$69,588	258.5%
Contract Asset	177,251	—	100.0%
Unallocated Cash and U.S. Government Securities	16,372,405	14,326,122	14.3%
Prepaid Expenses and (Accrued Expenses), net	(322,087)	(52,976)	508.0%
Contract Liability	—	(2,511,720)	(100.0)%
Unallocated Reserve	$16,477,046	$11,831,014	39.3%

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

Unallocated Cash and U.S. Government Securities. The Trust’s unallocated cash and U.S. Government Securities for unexpected obligations increased by 14.3% to $16,372,405 as of January 31, 2021 from $14,326,122 as of January 31, 2020. The $2,046,283 increase in the Trust’s cash reserve resulted from an increase in the royalty payment received in January 2021 as compared to the royalty payment received in January 2020.

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

The Trust’s primary short-term liquidity needs are related to the Trust’s distributions to its Unitholders following the Trust’s receipt of royalty payments from Northshore each calendar quarter. After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. Government Securities, either through direct purchases of U.S. Government Securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government, its agencies or instrumentalities, or the FDIC. Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs. As of January 31, 2022, the Trust held $47,727,522 in cash and cash equivalents, all of which was invested in a money market fund that exclusively invests in obligations of the U.S. Treasury. In February 2022, the Trust distributed $22,960,018 to Unitholders of record on January 30, 2022.

Given Cliffs’ announced intention to idle all of NorthShore mining, plant and shipping operations from spring until at least the fall 2022 (and maybe beyond), which Cliffs announced on February 11, 2022, it is anticipated that the Trust will receive less royalty revenue during 2022. Accordingly, it is anticipated that the Trust will have less funds available for distribution to Unitholders, after expenses, for each of the fiscal quarters and for the fiscal year ending January 31, 2023. Further, as a result of Cliffs’ October 2021 announcement to make Northshore a swing operation in the future, the Trust would anticipate receiving relatively less royalty revenue for the foreseeable future. The Trustees have not been provided any additional information on the timing or duration of Cliffs’ implementation of its announced plans.

See “Risk Factors -- Cliffs’ announced intentions to shift DR-grade pellet production away from Northshore, use Northshore as a swing operation and idle Northshore operations from time to time, including from Spring to at least Fall of 2022, would, if and when implemented, reduce or potentially eliminate funds available for distribution to unit holders.”

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

Revenue Recognition

The Trust accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. All revenue is recognized as the performance obligations are satisfied. In accordance the Amended Assignment of Peters Lease, the Trust recognizes revenue upon providing access to the lands and minerals only after the consideration that is entitled to be received is determinable. Prior to the AAA arbitration outcome (in October 2021), discussed further in Footnote 2 in the Accounting Estimates section of the Financial Statements (beginning on page F-12 of this Annual Report), the Trust was not entitled to consideration for base and bonus royalties until product was shipped from Northshore. After the outcome of the AAA arbitration and consistent with Cliffs’ payment and pricing practices, the Trust is entitled to payment upon production of pellets to be sold for internal use by facilities owned by Cliffs or its subsidiaries. As a result, the Trust recognizes revenue for internal use pellets upon production of those pellets at Northshore, which are “deemed to be shipped” under the Amended Assignment of Peters Lease, regardless of pellet grade. Pellets produced by Northshore that are not designated for internal use by Cliffs or its subsidiaries, and instead are intended for sale to third parties in arms-length sales, continues to be recognized as revenue upon shipment from Silver Bay, Minnesota.

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

Current Developments

Quarterly Royalty Report and Royalty Payment

On January 28, 2022, the Trustees of Mesabi Trust received the Royalty Report from Cliffs, the parent company of Northshore.

As reported to Mesabi Trust by Cliffs in the Royalty Report, based on shipments of iron ore products by Northshore during the three months ended December 31, 2021, Mesabi Trust was credited with a base royalty of $13,744,881. For the three months ended December 31, 2021, Mesabi Trust was also credited with a bonus royalty in the amount of $7,106,888. The royalty also included a reduction of $151,274 as a result of negative pricing adjustments to base and bonus royalty calculations related to changes in price estimates made in prior quarters. In addition, a royalty payment of $232,820 was paid to the Mesabi Land Trust. Accordingly, the total fourth quarter 2021 royalty payments received by Mesabi Trust on January 28, 2022 from Cliffs were $20,933,315.

The royalties paid to Mesabi Trust are based on the volume of shipments of iron ore pellets for the quarter and the year to date, the pricing of iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands. In the fourth calendar quarter of 2021, Cliffs credited Mesabi Trust with 1,085,427 tons of iron ore shipped, as compared to 1,111,387 tons shipped during the fourth calendar quarter of 2020.

The volume of shipments of iron ore pellets (and other iron ore products) by Northshore varies from quarter to quarter and year to year based on a number of factors, including the requested delivery schedules of customers, general economic conditions in the iron ore industry, and weather conditions on the Great Lakes. In addition, Cliffs’ recently announced plans to shift production of DR grade pellets away from Northshore to Minorca, to no longer sell pellets to third parties in the coming years and to keep idle the Northshore plant from time to time, when and if implemented, would likely negatively impact the volume of shipments of iron ore products from Silver Bay, Minnesota. Further, the prices under some of the Cliffs Pellet Agreements, to which Mesabi Trust is not a party, are subject to interim and final pricing adjustments, dependent in part on multiple price and inflation index factors, some of which are not known until after the end of a contract year. The factors that could result in price adjustments under Cliffs’ customer contracts include changes in the Platts Prices, hot-rolled coil steel price, the Atlantic Basin pellet premium, published Platts international indexed freight rates and changes in specified producer price indices, including those for industrial commodities, fuel and steel. These multiple factors can result in significant variations in royalties received by Mesabi Trust (and in turn, the resulting funds available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and from year to year. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Royalty payments anticipated to be received during the current year will continue to reflect pricing estimates for shipments of iron ore products that will be subject to positive or negative pricing adjustments pursuant to the Cliffs Pellet Agreements. Based on the above factors, and as indicated by Mesabi Trust’s historical distribution payments, the royalties received by Mesabi Trust, and the distributions paid to Unitholders, if any, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, if any, in any subsequent quarter or full year.

With respect to calendar year 2022, Northshore has not advised Mesabi Trust of its expected shipments of iron ore products, or what percentage of 2022 shipments will be from Mesabi Trust iron ore. Further, Cliffs has not advised the Trust of any implementation of, or changes to, its publicly announced plans for Northshore. In the Cliffs’ Royalty Report, Cliffs stated that the royalty payments being reported were based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change. It is possible that future production decreases, idling of the Northshore plant, or negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to

Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unitholders in future quarters.

Mesabi Trust Distribution Announcements

As previously announced by Mesabi Trust on January 10, 2022, the Trustees declared a distribution of One Dollar and Seventy-five cents ($1.75) per Unit of Beneficial Interest payable on February 20, 2022 to Mesabi Trust Unitholders of record at the close of business on January 30, 2022. This distribution was paid as announced.

On April 15, 2022, the Trustees of Mesabi Trust declared a distribution of One Dollar and four cents ($1.04) per Unit of Beneficial Interest payable on May 20, 2022 to Mesabi Trust Unitholders of record at the close of business on April 30, 2022.

Cliffs’ Announced Plan to Idle all Operations at Northshore Mining Company from Spring to at least Fall 2022

On February 11, 2022, Cliffs, parent of Northshore, the lessee/operator of the leased lands upon which Mesabi Trust is dependent for its royalties, held a conference call to discuss Cliffs’ full year and fourth-quarter 2021 earnings. During the call, Lourenco Goncalves, Chairman, President, and Chief Executive Officer of Cliffs, disclosed “…with the use of additional scrap in our BOF’s [basic oxygen furnaces], our iron ore needs are not as high as before, and we no longer need to run our mines full out. When determining where to adjust production, our first look is at our cost structure. Because we are now able to produce DR-grade pellets at Minorca, and mainly due to the ridiculous royalty structure we have in place with the Mesabi Trust, we will be idling all production at our Northshore mine, starting in the Spring, carrying through at least to the Fall period, and maybe beyond. At Northshore, no production, no shipments, no royalty payments. We also acknowledge that our strategy to stretch hot metal, by adding increased amounts of scrap to the BOF’s is working extremely well. With more scrap in the BOF’s, we need fewer tons of hot metal to produce the same tonnage of liquid steel. As a consequence, the Northshore idle could go longer than currently planned.”

During Cliffs’ February 11, 2022 earnings call, Mr. Goncalves also said that, “Going forward, [Cliffs] will be limiting the tonnage of iron ore pellets we sell to third parties.”

The Trustees of Mesabi Trust note that in Cliffs’ most recent Form 10-K for the fiscal year ended December 31, 2021 (filed with the SEC on February 11, 2022, the same day as Cliffs’ earnings call announcement about idling Northshore from spring to at least the fall period), Cliffs described the planned idling at Northshore as follows:

“As announced in February 2022, it is anticipated that the Northshore mine will be temporarily idled for approximately four months during 2022.”

Subsequent published reports attributed to Cliffs indicated a May 1, 2022 start date for idling Northshore.

Cliffs’ announcement during its February 11, 2022 earnings call follows comments made by Cliffs’ CEO on October 22, 2021, about its plans to shift DR-grade pellet production away from Northshore and into Minorca, making Northshore a swing operation and idling the Northshore operations from time to time. Cliffs has not notified Mesabi Trust of any of the aforementioned operational changes. Further, Cliffs has not recently requested any changes to the royalty structure, which is governed by a 1989 royalty agreement, and Cliffs has historically failed to engage in meaningful negotiations requested by Mesabi Trust to address the interpretations of the royalty structure.

Mesabi Trust notes that any change to the royalty structure would require an amendment to the existing Royalty Agreement, which would require the approval of the Trustees as well as approval of 66 2/3% in interest of the Trust Certificate Holders.

The Trustees of Mesabi Trust also wish to clarify that with respect to royalties, the royalty agreement also provides that regardless of whether any production or shipment of iron ore pellets has occurred, Northshore is obligated to pay Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation. The minimum advance royalty was $964,659 for calendar year 2020 and was $976,765 calendar year 2021. Until overriding royalties (and royalty bonuses, if any,) for a particular year or equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year. Because minimum advance royalties are essentially pre-payments of base overriding royalty and royalty bonuses (if any) earned during the year each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

Cliffs Announced an Indefinite Idle of Indiana Harbor #4 Blast Furnace

On February 21, 2022, Cliffs announced that it will indefinitely idle its Indiana Harbor #4 blast furnace (“IH#4”) and that action was a result of the successful implementation of operational improvements, particularly the addition of significant amounts of HBI to the burden of blast furnaces and the maximization of scrap usage in BOFs. Cliffs further announced that it will continue normal operations of the entire Indiana Harbor Works, including its two steel shops, the hot strip mill and all its finishing facilities, as well as the nearby Riverdale Works. According to Cliffs’ announcement, with both Indiana Harbor blast furnaces #3 and #4 now indefinitely idled, going forward, all downstream operations including Riverdale Works will be supplied exclusively by Cliffs’ flagship high-productivity IH#7 blast furnace. The IH#4 furnace, which has a production capacity of 2.1 million net tons of hot metal per year, is expected to cease production within the next two months. According to Cliffs’ announcement, this action will reduce the number of operational blast furnaces in Cliffs’ footprint from 8 to 7. Cliffs also disclosed that it does not expect any change to full-year 2022 steel shipment volumes as a result of the indefinite idle of IH#4. The Trustees of Mesabi Trust are not able to predict the potential impact of Cliffs’ announced indefinite idling of IH#4 on mining, production or shipments of iron ore at Northshore, or on future royalties payable to the Mesabi Trust or Mesabi Land Trust.

Cliffs Announced Acquisition of Ferrous Processing and Trading Company

On November 18, 2021, Cliffs announced that it successfully completed the acquisition of Ferrous Processing and Trading Company, including certain related entities (“FPT”), for a total enterprise value of approximately $775 million, on a cash-free, debt-free basis and subject to customary adjustment (the “FPT Acquisition”). According to Cliffs’ announcement, based in Detroit, FPT is among the largest processors and distributors of prime ferrous scrap in the United States, representing approximately 15% of the domestic merchant prime scrap market. FPT currently processes approximately three million tons of scrap per year, approximately half of which is prime grade.

According to Cliffs, FPT operates 22 scrap processing facilities, with approximately 90% of revenues originating from its Midwest locations, primarily in Michigan and Ohio and FPT already enjoys an outsized position in automotive and industrial scrap, which is expected to grow as part of Cleveland-Cliffs.

In its announcement, Cliffs’ President and CEO said, “Cleveland-Cliffs is entering the scrap business as a major player through the acquisition of a large scrap company. Even more importantly, FPT has a very meaningful presence in prime scrap. With all the new flat-rolled EAF capacity coming online in our market over the next four years, prime scrap will only become more and more scarce. As the largest supplier of flat rolled steel in North America, Cleveland-Cliffs is the main source of the steel that generates prime scrap in manufacturing facilities. Furthermore, throughout our entire footprint, Cleveland-Cliffs also consumes a very significant amount of scrap in our EAFs and BOFs. The acquisition of FPT will enhance our ability to buy back prime scrap directly from our clients, cutting the middlemen and improving the margin contribution from scrap for both Cleveland-Cliffs and for the manufacturing and service center clients that will be able to sell scrap directly back to us.”

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

Neither Mesabi Trust nor the Trustees have any control over the operations and activities of Northshore, except within the framework of the Amended Assignment of Peters Lease. Cliffs alone controls (i) historical operating data, including iron ore production volumes, decisions to reduce or idle the Northshore plant and mining operations, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future operating and capital expenditures; (iii) geological data relating to ore reserves; (iv) projected production of iron ore products; (v) contracts between Cliffs and Northshore with their customers; and (vi) the decision to mine off Mesabi Trust and/or state lands, based on Cliffs’ current mining and engineering plan. The Trustees do not exert any influence over mining operational decisions at Northshore, nor do the Trustees provide any input regarding the ore reserve estimated at Northshore as reported by Cliffs. While the Trustees request relevant information from Cliffs and Northshore in accordance with the royalty agreement for use in periodic reports as part of their evaluation of Mesabi Trust’s disclosure controls and procedures, the Trustees do not control this information and they rely on the information in Cliffs’ periodic and current filings with the SEC to provide accurate and timely information in Mesabi Trust’s reports filed with the SEC.

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

For a discussion of additional factors, including but not limited to those that could adversely affect Mesabi Trust’s actual results and performance, see “Risk Factors” set forth on pages 4 through 16 of this Mesabi Trust’s Annual Report on Form 10-K for the fiscal year-ended January 31, 2022.

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

Canada
Mesabi
Iron Range
Babbitt
Hibbing
Grand Rapids
Silver Bay
Lake Superior
Duluth
Minnesota

◻

The boxed area indicates the approximate location of Mesabi Trust’s Trust Estate (not drawn to scale), as defined above under the “Trust Estate,” which is a small part of the region known as the Mesabi Iron Range. Mesabi Trust does not own any property interests other than those in the Trust Estate

Under the Amended Assignment of Peters Lease, Northshore produces iron ore from Mesabi Trust Lands for the manufacture of iron ore products to be sold to various customers of Cliffs. Mesabi Trust receives royalties on the crude ore extracted from such lands and the pellets produced from such crude ore, and in each case the royalties are based upon the volume of iron ore products shipped and the prices charged to Cliffs’ customers.

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimates reported by Cliffs’ in its Form 10-K (and related reports) filed with the SEC each year. In Cliffs’ Current Report on Form 8-K, Exhibit 96.3 (filed February 11, 2022), the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.

Mining and Pelletizing Mineral Reserves

As of December 31, 2021

(In Millions of Long Tons)

		Proven		Probable		Proven & Probable
	Cliffs'		%		%		%	Process
Property	Share	Tonnage	Grade	Tonnage	Grade	Tonnage	Grade(1)	Recovery(2)
Northshore	100%	303.2	25.3	519.2	24.1	822.4	24.6	29.4%
(1)	Cutoff grade was 19%.
(2)	Process recovery includes all factors for converting crude ore tonnage, shown above, to a dry saleable product.

As disclosed in Cliffs’ Annual Report, mineral reserves are defined under Item 1300 of Regulation S-K as an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person (within the meaning of Item 1300 of Regulation S-K), can be the basis of an economically viable project.  More specifically, it is the economically mineable part of a measured or indicated

mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

Proven mineral reserves are defined under Item 1300 of Regulation S-K as the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource.  Probable mineral reserves are defined under Item 1300 of Regulation S-K as the economically mineable part of an indicated and, in some cases, a measured mineral resource.  All mineral reserves are classified as proven or probable and are supported by life-of-mine plans.

Mineral reserves are based on pricing that does not exceed the three-year trailing average index price of iron pellets adjusted to realized price. Cliffs’ disclosed that it evaluates and analyzes, and engages qualified persons to review and verify mineral reserves in accordance with its mineral policy and SEC requirements, and then completes updated life-of-mine plans. Cliffs last updated the Northshore life-of-mine plan in 2020.

As Cliffs’ disclosed in its Annual Report, mineral reserves estimates for its iron mines are constrained by fully designed open pits developed using three-dimensional modeling techniques. These open pits incorporate design slopes, practical mining shapes and access ramps to assure the accuracy of our mineral reserve estimates. The Trustees typically visit and inspect the open pits and mining and processing operations of Northshore in the fall each year. All of Cliffs’ mineral reserve estimates as of December 31, 2021 were reviewed and validated by its qualified person, SLR International Corporation, Lakewood, Colorado. The Technical Report Summary on the Northshore property was filed as Exhibit 96.3 to Cliffs’ Current Report on Form 8-K (filed February 11, 2022).

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

Mining Properties. As disclosed elsewhere in this Annual Report, Northshore, a wholly-owned subsidiary of Cliffs, currently conducts the mining operation upon the Trust Estate. The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70. Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61. Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota. During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities. Based on information provided to the Trustees during the most recent inspection trip in September 2021, the mining properties and facilities at Northshore were in good operating condition.

Northshore’s Operations. Because Mesabi Trust is not involved in Northshore’s mining operations, the Trustees do not have detailed firsthand information relating to such operations or the equipment and facilities used by Northshore. Therefore, the Trustees rely on information provided by Cliffs’ and Northshore’s personnel, disclosures by Cliffs in its periodic and current reports filed with the SEC and, to some extent, information provided in other reports published by independent organizations, in providing the information relating to Northshore’s mining operations, equipment and facilities.

●	Mining and Railroad. Drilling at the Northshore mine is conducted with rotary units. The drilling is followed with blasts using a gassed sensitized emulsion which breaks an average of 700,000 to 1,200,000 tons of crude taconite. After blasts, taconite is then removed by a loading fleet consisting of electric rope shovels and loaders. A haulage fleet of production trucks carry crude taconite to the primary and secondary crushers located about two miles away. At the crushers, taconite is emptied from the end-dump trucks into a primary gyratory unit and four secondary crushers for reduction to a nominal size coarse ore. The coarse ore is then fed into 90-ton capacity ore cars for transportation to Silver Bay via a 47-mile-long, single track railroad owned by Northshore.

●	Concentrating and Pelletizing Process. Upon arrival at the pelletizing facility in Silver Bay, the coarse taconite ore first passes through a fine crushing stage where it is reduced in size. Non-magnetic material is rejected through a dry cobber magnetic separation stage and then rail-hauled seven miles to the Mile Post 7 disposal site. Magnetic material is fed into one of the active grinding lines. Each line includes one rod mill and two ball mills.

During the concentrating process, ore concentrate is separated by a two-stage magnetic separation, which removes low grade tailings from the ore concentrate. The tailings are pumped uphill to the Mile Post 7 disposal site. The concentrate is then fed into hydro-separators followed by a final flotation upgrading accomplished with two flotation cells per grinding line. Next, the concentrate proceeds to a central filtering facility, through which the moisture content in the concentrate is reduced and the final concentrate becomes ready for pelletizing. The pelletizing process first feeds the ore concentrate, to which bentonite and organic binder has been added as a binder, into a balling drum. The revolving action of the drum causes the concentrate to build up into green balls. Next, the green balls are conveyed to moving grates and enter into an accompanying high temperature furnace where they are heated to over 2,400°F and are hardened into the final pellet product. From the furnaces the pellets are conveyed to a dockside storage area. Northshore’s sheltered harbor at Silver Bay can handle lake-going vessels.

●	Capital Expenditures for DR-Grade Pellets at Northshore and HBI Plant at Toledo, Ohio. According to a prior Cliffs’ Annual Report, Cliffs reported that it expected to incur capital expenditures through 2021 of approximately $830 million plus a contingency of up to 20%, excluding capitalized interest, on the development of the HBI production plant in Toledo, Ohio, of which approximately $830 million was paid as of December 31, 2020, and that it has completed upgrades at the Northshore plant to enable it to produce significantly increased levels of DR-grade pellets that could be used as feedstock for the HBI production plant and/or sold commercially. The Northshore plant can produce both standard and DR-grade pellets.
●	Northshore Mine Safety and Health Administration Safety Data. The operation of the Northshore mine is subject to regulation by MSHA under the U.S. Federal Mine Safety and Health Act 1977, as amended (the “FMSH Act”). In Cliffs’ Annual Report, Cliffs reported that MSHA inspects its mines on a regular basis and issues various citations and orders when it believes a violation has occurred under the FMSH Act. In Cliffs’ Annual Report, Cliffs provided information regarding certain mining safety and health citations which MSHA has issued with respect to Northshore’s mining operations. In evaluating this information, consideration should be given to factors such as: (i) the number of citations and orders will vary depending on the size of the mine, (ii) the number of citations issued will vary from inspector to inspector, and (iii) citations and orders can be contested and appealed, and in that process, are often reduced in severity and amount, and are sometimes dismissed.

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

In Cliffs’ Annual Report, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act (30 U.S.C. 820(b)(2)) and did not receive any written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act (30 U.S.C. 814(e)) during the year ended December 31, 2021. In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2021.

Year Ended December 31, 2021
		(A)	(B)	(C)	(D)	(E)	(F)		(G)	(H)
					Section				Legal	Legal
					107(a)	Total Dollar			actions	Actions
		Section	Section	Section	Citations	Value of MSHA			Initiated	Resolved
		104 S&S	104(b)	104(d)	&	Proposed	Pending		During	During
Mine Location/MSHA ID No.	Operation	Citations	Orders	Orders	Orders	Assessments $ (1)	Legal Action		Period	Period
Northshore Plant/2100831	Iron Ore	17	—	—	—	51,193	5	(2)	4	3
Northshore Mine/2100209	Iron Ore	3	—	—	—	2,352	—		1	1
(1)	Amounts included under the heading “Total Dollar Value of MSHA Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2021.
(2)	This number consists of 1 pending legal action related to contests of proposed penalties referenced in Subpart C of FMSH Act’s procedural rules and 4 pending legal actions related to appeals of judges' decisions or orders to the Federal Mine Safety and Health Review Commission referenced in Subpart H of FMSH Act's procedural rules.

`

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

Royalty bonuses. Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price. The Adjusted Threshold Price was $57.85 for calendar year 2020 and $58.58 for calendar year 2021, and will be $62.09 (estimated) for calendar year 2022. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad-based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example. To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2022, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2022 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$61	$30,500,000
3rd Quarter:	500,000	$63	$31,500,000
	1,000,000	$65	$65,000,000
	1,000,000	$67	$67,000,000
	1,000,000	$71	$71,000,000
	1,500,000	$73	$109,500,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2022 would be as follows:

2nd Quarter:	$30,500,000 x 2-1/2%	=	$762,500
3rd Quarter:	$31,500,000 x 2-1/2%	=	$787,500
	$65,000,000 x 3-1/2%	=	$2,275,000
	$67,000,000 x 5%	=	$3,350,000
	$71,000,000 x 5-1/2%	=	$3,905,000
	$109,500,000 x 6%	=	$6,570,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2022 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2022 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $62.09 (estimated)).

2nd Quarter:	$61.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$31,500,000 x 0.5%	=	$157,500
	$65,000,000 x 1.0%	=	$650,000
	$67,000,000 x 1.5%	=	$1,005,000
	$71,000,000 x 2.5%	=	$1,775,000
	$109,500,000 x 3.0%	=	$3,285,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2022 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties. Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments. The advance royalty was $964,659 for calendar year 2020, $976,765 for calendar year 2021, and is $1,035,374 (estimated) for calendar year 2022. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price. All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore. The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships. The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index. The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981). Fee royalties aggregating $817,160 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2022.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2022 were $2,694,045, representing an increase of $151,125, or 5.9%, from the $2,542,920 of total Trust expenses in fiscal 2021. The increase in Trust expenses from fiscal 2022 to fiscal 2021 was due primarily to an increase in legal fees and other expenses discussed further in the “Trust Legal Expenses” section below.

Total Trust expenses for the fiscal year ended January 31, 2021 were $2,542,920, representing an increase of $607,798, or 31.4%, from the $1,935,122 of total Trust expenses in fiscal 2020. The increase in Trust expenses from fiscal 2021 over fiscal 2020 was due primarily to an increase in legal fees and other expenses discussed further in the “Trust Legal Expenses” section below.

Trust Legal Expenses

Mesabi Trust paid Fox Rothschild LLP $1,728,417 for legal services provided to the Trust during the fiscal year ended January 31, 2022. Comparatively, Mesabi Trust paid Fox Rothschild LLP $1,456,399 and $928,586 for legal services provided to the Trust during fiscal years ended January 31, 2021 and January 31, 2020, respectively.

In each of the last three fiscal years, Fox Rothschild LLP represented the Trust and assisted the Trustees in the preparation and filing of the Trust’s current, periodic and annual reports with the SEC, a variety of corporate trust law matters, iron ore royalty matters and securities law and NYSE compliance matters.

The total amount of Fox Rothschild’s legal fees for services rendered during fiscal 2022 increased approximately $272,018, or 18.7% as compared to fiscal 2021. The increase in legal fees in fiscal 2022, as compared to fiscal 2021, resulted primarily from the increased legal services provided to the Trust and Trustees during fiscal 2022 relating to representing Mesabi Trust in the arbitration proceeding which commenced in December 2019 and ended in October 2021, and reviewing reports and analyzing iron ore royalty matters.

The total amount of Fox Rothschild’s legal fees for services rendered during fiscal 2021 increased approximately $527,813, or 56.8% as compared to fiscal 2020. The increase in legal fees in fiscal 2021, as compared to fiscal 2020, resulted primarily from the increased legal services provided to the Trust and Trustees during fiscal 2020 relating to reviewing reports and analyzing iron ore royalty matters; and representing Mesabi Trust in the arbitration proceeding commenced in December 2019 and ended in October 2021.

Total Trust expenses by category for fiscal 2022, 2021 and 2020 are set forth in the table below.

	Fiscal Year ended January 31,
	2022	2021		2020
Compensation of Trustees	$291,187	$215,368		$271,449
Corporate Trustee’s Administrative Fees	62,500	62,500		62,500
Professional fees and expenses
Legal	1,728,417	1,456,399		928,586
Accounting and auditing	198,089	165,828		185,109
Mining consultant and field representatives	42,120	41,129		30,574
Insurance	241,491	181,041		134,683
Annual stock exchange fee	71,255	71,255		68,000
Transfer agent’s and registrar’s fees	5,561	6,578		6,606
Other Trust Expenses	53,425	342,822	(2)	247,615	(1)
	$2,694,045	$2,542,920		$1,935,122

(1)“Other Trust Expenses” for fiscal year ended January 31, 2020 included additional consulting fees and costs incurred by the Trust in connection with study, review and analysis of iron ore royalties and markets.

(2)“Other Trust Expenses” for fiscal year ended January 31, 2021 included additional consulting fees and costs incurred by the Trust in connection with study, review and analysis of iron ore royalties and markets, as well as ongoing arbitration costs.

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

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange under the symbol “MSB.” Distributions declared to Unitholders during the fiscal year ended January 31, 2022 totaled $54,448,042 as compared to $18,761,615 during fiscal year ended January 31, 2021, and $35,030,427 during the fiscal year ended January 31, 2020. The Trust paid Unitholders distributions of $4.15 per Unit for the fiscal year ended January 31, 2022, compared with distributions of $1.43 and $2.67 per Unit for the fiscal years ended January 31, 2021 and 2020, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2021	$38.12	$25.13	$11,676,809	$0.89
July 31, 2021	$38.88	$32.77	1,180,801	0.09
October 31, 2021	$36.71	$22.03	18,630,414	1.42
January 31, 2022	$35.44	$21.72	22,960,018	1.75
			$54,448,042	$4.15

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2020	$21.43	$9.76	$7,347,205	$0.56
July 31, 2020	$20.44	$12.18	656,001	0.05
October 31, 2020	$24.71	$17.34	4,723,204	0.36
January 31, 2021	$29.80	$20.50	6,035,205	0.46
			$18,761,615	$1.43

As of the close of business on April 25, 2022, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units, 229,757 Units of which were held by 683 holders of record.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	New York chartered insured depository institution

Robert C. Berglund Individual Trustee c/o Deutsche Bank Trust Company Americas 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Retired Vice President and General Manager Cleveland-Cliffs Inc.

James A. Ehrenberg Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Michael P. Mlinar Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Retired Vice President of North American Iron Ore Initiative Cleveland-Cliffs Inc.

Robin M. Radke Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	General Counsel and Chief Compliance Officer Merced Capital, L.P.

April 27, 2022	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG MICHAEL P. MLINAR ROBIN M. RADKE

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2022. In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013). Based on their assessment, the Trustees believe that, as of January 31, 2022, the Trust’s internal control over financial reporting is effective, based on those criteria.

This Annual Report on Form 10-K does not include, and is not required to include, an attestation report of the Trust’s independent registered public accounting firm on internal control over financial reporting based on an exemption from such rules related to the Trust’s status as a smaller reporting company and non-accelerated filer.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and Trustees of Mesabi Trust:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Mesabi Trust (the "Trust") as of January 31, 2022 and 2021, the related statements of income, unallocated reserve and trust corpus, and cash flows for each of the three years in the period ended January 31, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trust as of January 31, 2022 and 2021, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2022, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Trust’s Trustees. Our responsibility is to express an opinion on the Trust's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Trust's internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by the Trustees, as well as evaluating the overall presentation of the financial statements. We believe that our audits provides a reasonable basis for our opinion.

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

Minneapolis, Minnesota

April 27, 2022

MESABI TRUST

BALANCE SHEETS

AS OF JANUARY 31, 2022 AND 2021

	2022	2021

Assets

Cash and cash equivalents	$47,727,522	$12,500,941

U.S. Government securities, at amortized cost (which approximates fair value)	—	9,906,669

Accrued income receivable	4,631,510	249,477
Contract asset	1,431,633	177,251
Prepaid expenses	122,545	94,585
Current assets	53,913,210	22,928,923

Fixed property, including intangibles, at nominal values
Assignments of leased property

Amended assignment of Peters Lease	1	1

Assignment of Cloquet Leases	1	1

Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

Total assets	$53,913,213	$22,928,926

Liabilities, Unallocated Reserve And Trust Corpus

Liabilities
Distribution payable	$22,960,018	$6,035,205
Accrued expenses	158,443	416,672
Total liabilities	23,118,461	6,451,877

Unallocated reserve	30,794,749	16,477,046

Trust corpus	3	3

Total liabilities, unallocated reserve and trust corpus	$53,913,213	$22,928,926

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2022, 2021, AND 2020

	2022	2021	2020

Revenues
Royalties under amended lease agreements	$70,119,265	$25,416,522	$30,983,327
Royalties under Peters Lease fee	817,160	498,556	724,532
Interest	523,365	35,489	283,015

Total revenues	71,459,790	25,950,567	31,990,874

Expenses
Compensation of Trustees	291,187	215,368	271,449
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	1,728,417	1,456,399	928,586
Accounting and auditing	198,089	165,828	185,109
Mining consultant and field representatives	42,120	41,129	30,574
Insurance	241,491	181,041	134,683
Annual stock exchange fee	71,255	71,255	68,000
Transfer agent’s and registrar’s fees	5,561	6,578	6,606
Other Trust expenses	53,425	342,822	247,615

Total expenses	2,694,045	2,542,920	1,935,122

Net income	$68,765,745	$23,407,647	$30,055,752

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010
Number of units outstanding

Net income per unit (Note 2)	$5.241	$1.784	$2.291

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2022, 2021, AND 2020

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2019	13,120,010	$16,805,689	$3

Net income	—	30,055,752	—
Distribution paid May 20, 2019, $0.89 per unit	—	(11,676,809)	—
Distribution paid August 20, 2019, $0.21 per unit	—	(2,755,202)	—
Distribution paid November 20, 2019, $0.87 per unit	—	(11,414,409)	—
Distribution declared January 30, 2020, paid February 20, 2020, $0.70 per unit	—	(9,184,007)	—

BALANCE, JANUARY 31, 2020	13,120,010	$11,831,014	$3

Net income	—	23,407,647	—
Distribution paid May 20, 2020, $0.56 per unit	—	(7,347,205)	—
Distribution paid August 20, 2020, $0.05 per unit	—	(656,001)	—
Distribution paid November 20, 2020, $0.36 per unit	—	(4,723,204)	—
Distribution declared January 30, 2021, paid February 20, 2021, $0.46 per unit	—	(6,035,205)	—

BALANCE, JANUARY 31, 2021	13,120,010	$16,477,046	$3

Net income	—	68,765,745	—
Distribution paid May 20, 2021, $0.89 per unit	—	(11,676,809)	—
Distribution paid August 20, 2021, $0.09 per unit	—	(1,180,801)	—
Distribution paid November 20, 2021, $1.42 per unit	—	(18,630,414)	—
Distribution declared January 30, 2022, paid February 20, 2022, $1.75 per unit	—	(22,960,018)	—

BALANCE, JANUARY 31, 2022	13,120,010	$30,794,749	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2022, 2021, AND 2020

	2022	2021	2020

Operating activities
Royalties received	$65,299,968	$23,042,360	$36,531,459
Interest received	523,407	39,347	296,964
Expenses paid	(2,980,234)	(2,273,809)	(2,239,182)

Net cash from operating activities	62,843,141	20,807,898	34,589,241

Investing activities
Maturities of U.S. Government securities	50,942,392	90,367,702	90,434,386
Sales of U.S. Government securities	—	236,992	—
Purchases of U.S. Government securities	(41,035,723)	(87,178,889)	(71,644,548)

Net cash from investing activities	9,906,669	3,425,805	18,789,838

Financing activity
Distributions to unitholders	(37,523,229)	(21,910,417)	(44,083,234)

Net change in cash and cash equivalents	35,226,581	2,323,286	9,295,845

Cash and cash equivalents, beginning of period	12,500,941	10,177,655	881,810

Cash and cash equivalents, end of period	$47,727,522	$12,500,941	$10,177,655

Reconciliation of net income to net cash from operating activities

Net income	$68,765,745	$23,407,647	$30,055,752
Decrease (increase) in accrued income receivable	(4,382,033)	(179,889)	2,269,472
Decrease (increase) in contract asset	(1,254,382)	(177,251)	56,357
Increase in prepaid expense	(27,960)	(26,931)	(13,182)
Increase (decrease) in accrued expenses	(258,229)	296,042	(290,878)
Increase (decrease) in contract liability	—	(2,511,720)	2,511,720

Net cash from operating activities	$62,843,141	$20,807,898	$34,589,241

Non cash financing activity

Distributions declared and payable	$22,960,018	$6,035,205	$9,184,007

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2022, 2021, AND 2020

NOTE 1 - NATURE OF BUSINESS AND ORGANIZATION

Nature of Business

Mesabi Trust (“Mesabi Trust” or the “Trust”), formed pursuant to an Agreement of Trust dated July 18, 1961 (the “Agreement of Trust”), is a trust organized under the laws of the State of New York. Mesabi Trust holds all of the interests formerly owned by Mesabi Iron Company (“MIC”), including all right, title and interest in the Amendment of Assignment, Assumption and Further Assignment of Peters Lease (the “Amended Assignment of Peters Lease” or the “Royalty Agreement”), the Amendment of Assignment, Assumption and Further Assignment of Cloquet Lease (the “Amended Assignment of Cloquet Lease” and together with the Amended Assignment of Peters Lease, the “Amended Assignment Agreements”), the beneficial interest in a trust organized under the laws of the State of Minnesota to administer the Mesabi Fee Lands (as defined below) as the trust corpus in compliance with the laws of the State of Minnesota on July 18, 1961 (the “Mesabi Land Trust”) and all other assets and property identified in the Agreement of Trust. The Amended Assignment of Peters Lease relates to an Indenture made as of April 30, 1915 among East Mesaba Iron Company (“East Mesaba”), Dunka River Iron Company (“Dunka River”) and Claude W. Peters (the “Peters Lease”) and the Amended Assignment of Cloquet Lease relates to an indenture made May 1, 1916 between Cloquet Lumber Company and Claude W. Peters (the “Cloquet Lease”).

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of January 31, 2022 and 2021, the Trust held $47,727,522 and $12,500,941, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

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

Revenue Recognition

The Trust accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. All revenue is recognized as the performance obligations are satisfied. In accordance with its agreement, the Trust recognizes revenue upon providing access to the lands and minerals only after the consideration that is entitled to be received is determinable. Prior to the arbitration outcome, discussed further in Note 2 in the Accounting Estimates section, the Trust was not entitled to consideration for base and bonus royalties until product was shipped from the Northshore facility in Silver Bay, Minnesota. After the outcome of the arbitration and consistent with Cliffs’ payment and pricing practices, the Trust is entitled to payment upon production of pellets to be sold for internal use by facilities owned by Cliffs or its subsidiaries. As a result, the Trust recognizes revenue for internal use pellets upon production of those pellets, which are deemed to be shipped under the royalty agreement, regardless of pellet grade. Pellets that are not designated for internal use by Cliffs, or its subsidiaries, continues to be recognized as revenue upon shipment from Silver Bay, Minnesota.

Base Overriding Royalties

The performance obligation for the base overriding royalty consists of providing Northshore Mining Company (“Northshore”) access to the Peters Lands, Cloquet Lands, and Mesabi Lands and the right to mine on these lands. The consideration to be received from this access under the Amended Assignment of Peters Lease relates to the volume of iron ore actually shipped to third parties, or deemed shipped upon production for internal use, from Silver Bay, Minnesota by Northshore. Pellets designated for internal use by Cliffs are “deemed shipped” upon production, which is when the Trust is entitled to payment under the provisions of the royalty agreement. Mesabi Trust receives royalties at the greater of (i) the aggregate quantity of iron ore products shipped, or deemed shipped, that were mined from Mesabi Trust Lands, and (ii) a portion of the aggregate quantity of all iron ore products shipped, or deemed shipped, that were mined from any lands, such portion being 90% of the first four million tons shipped, or deemed shipped, during such year, 85% of the next two million tons shipped, or deemed shipped, during such year, and 25% of all tonnage shipped, or deemed shipped, during such year in excess of six million tons. The royalty percentage paid to the Trust increases as the aggregate tonnage of iron ore products shipped, or deemed shipped, attributable to the Trust, in any calendar year increases past each of the first four one-million ton volume thresholds. The base overriding royalties contain variable consideration, as the transaction price is based on a percentage that varies based on the total cumulative tons of iron ore shipped, or deemed shipped, for the calendar year. The Trust estimates the variable consideration it expects to be entitled to receive over the contractual period associated with royalty agreement, which resets the royalty percentages at the beginning of each calendar year. The Trust evaluates the estimate of the variable consideration to determine whether the estimate needs to be constrained; therefore, the Trust includes the variable consideration in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. For the base overriding royalties, the Trust estimates the base overriding royalty percentage using the expected value method, which calculates the estimate based off the historical, current, and forecasted shipments. The Trust recognizes base overriding royalties on a quarterly basis based on the actual third party shipments and deemed shipments for internal use, for the fiscal quarter at the estimated royalty percentage as described above and based on the estimated prices for iron ore products sold under the Cliffs’ Customer Contracts.

Bonus Royalties

The performance obligation for the bonus royalties consists of providing Northshore Mining access to the Peters Lands, Cloquet Lands, and Mesabi Lands and the right to mine on these lands and the consideration to be received from this access under the Amended Assignment of Peters Lease relates to the volume of iron ore shipped, or deemed shipped, by Northshore. The Trust recognizes bonus royalties on a quarterly basis based on the actual third party shipments and deemed shipments for internal use, of the fiscal quarter at the actual royalty percentage for those shipments and based on the anticipated prices for iron ore products sold under the Cliffs’ Customer Contracts.

Arbitration Award Proceeds

As discussed further in Note 2, the Trust was awarded damages in the amount of $2,312,106 for the resolution of royalties on DR grade pellets in 2019 and 2020 and interest in the amount of $430,710, calculated through June 30, 2021, and continuing to accrue until paid. On October 29, 2021, the Trust received total proceeds of $2,833,687 which included $2,312,106 for damages and $521,581 for interest through October 29, 2021. The arbitration award proceeds are included in the respective base and bonus royalties in the statements of operations.

On December 9, 2019, Mesabi Trust initiated arbitration against Northshore, the lessee/operator of the leased lands, and its parent, Cliffs. The arbitration proceeding was commenced with the American Arbitration Association. The Trust asserted claims concerning the calculation of royalties related to the production, shipment and sale of iron ore, including DR-grade pellets. The arbitration was completed before a panel of three arbitrators in July 2021 under the commercial rules of the AAA. The Trust received the final award on October 1, 2021, which awarded the Trust damages in the amount of $2,312,106 for the resolution of royalties on DR grade pellets in 2019 and 2020 and interest in the amount of $430,710, calculated through June 30, 2021, and continuing to accrue until paid. Total interest paid by Cliffs was $521,581. Pursuant to the award, Cliffs paid the damages award to the Trust on October 29, 2021. The Tribunal granted the Trust’s request for a declaration that “for purposes of calculating royalties on intercompany sales, Northshore shall reference all third-party pellet sales, regardless of grade, and select the highest price arm’s length pellet sale from the preceding four quarters.”

Fee Royalties

The performance obligation for the fee royalties consists of the volume of crude ore mined on a quarterly basis. The Trust recognizes fee royalties on a quarterly basis based on the actual crude ore mined during the fiscal quarter.

Accrued Income Receivable

The accrued income receivable represents royalty income earned but not yet received by the Trust under the royalty agreements described elsewhere in these notes. Accrued income receivable is calculated based on (i) shipments, or deemed shipments, during the last month of Mesabi Trust’s fiscal year, if any, and (ii) net price adjustments resulting from the price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota.

Contract Asset and Contract Liability

The contract asset and contract liability are presented net in the accompanying condensed balance sheets as both the contract asset and contract liability are derived from one customer contract. A net contract asset in the amount of $1,431,633 is reflected on the Balance Sheet as of January 31, 2022. The net contract asset is made up of a contract asset in the amount of $1,431,633 and no contract liability. As of January 31, 2021, the Trust recorded a net contract asset of $177,251, made up of a contract asset in the amount of $239,132 and a contract liability in the amount of $61,881. The contract asset is based on the revenue recognized on the base overriding royalties, at the estimated prices for iron ore products sold under the Cliffs’ customer contracts, that will be collected in subsequent quarters as the uncertainty associated with the variable consideration is resolved. The contract asset is not available for distribution to the Unitholders until the applicable royalties are actually received by the Trust. The Trust includes estimated future royalty rates on current contracted volumes within contract asset. The contract liability represents iron ore that has not been shipped by Northshore, but for which the Trust has received a royalty payment based on an initial estimated price, or in certain instances, quarterly payment of minimum advance royalties. Upon the outcome of the arbitration in the third fiscal quarter, and consistent with Cliffs payment and pricing practices, the Trust is entitled to payment upon production of pellets to be sold for internal use by facilities owned by Cliffs or its subsidiaries, and no longer defers recognition of payments by Cliffs on pellets produced. Revenue will be recognized in accordance with the Trust’s revenue recognition policy at the estimated prices for iron ore products sold under the Cliffs’ Customer Contracts as actual third party shipments and deemed shipments for internal use, of these products are made. The contract liability also represents an estimate of decreases in royalty revenue related to tons of iron ore that were shipped, or deemed shipped, by Northshore, but for which Northshore has indicated that final pricing is not yet known and is adjusted in accordance with the Trust’s revenue recognition policy each quarter as updated pricing information is received.

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

Subsequent Events

On April 15, 2022, the Trustees of Mesabi Trust declared a distribution of one dollar and four cents ($1.04) per Unit of Beneficial Interest payable on May 20, 2022 to Mesabi Trust Unitholders of record at the close of business on April 30, 2022.

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

The carrying amounts of financial instruments approximated fair value as of January 31, 2022 and 2021, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

Various accounting standards and interpretations were issued during the fiscal year ended January 31, 2022. The Trust has evaluated the recently issued accounting pronouncements that are effective for the fiscal year ended January 31, 2022 and believe they will not have a material effect on the Trust’s financial position, results of operations or cash flows when adopted.

NOTE 3 - U.S. GOVERNMENT SECURITIES

U.S. Government Securities at January 31, 2022 and 2021 are classified as held-to-maturity and mature as follows:

	2022		2021
	Carrying		Carrying
	Value	Fair Value	Value	Fair Value

Due within one year	$—	$—	$9,906,669	$9,906,847

Due after one year	—	—	—	—

	$—	$—	$9,906,669	$9,906,847

The fair value of U.S. Government Securities have been valued using level 1 inputs.

NOTE 4 - ROYALTY AGREEMENT

The current royalty rate schedule became effective on August 17, 1989, which was established pursuant to the Amended Assignment of Peters Lease the Trust entered into with Cyprus Northshore Mining Corporation (“Cyprus NMC”). Pursuant to the Amended Assignment of Peters Lease, overriding royalties are determined by both the volume and selling price of iron ore products shipped, or deemed shipped.

Pursuant to the Amended Assignment of Peters Lease, NMC is obligated to pay Mesabi Trust base overriding royalties, in varying amounts constituting a percentage of the gross proceeds of actual shipments (for third party sales) or “deemed shipped” (for products intended for Cliffs’ internal consumption), from Silver Bay, Minnesota, of iron ore product produced from Mesabi Trust lands or, to a limited extent, other lands. NMC is obligated to make payments of overriding royalties on product shipments within 30 days following the calendar quarter in which such shipments occur. NMC resumed mining operations and shipping product from Silver Bay in the second calendar quarter of 1990, and the first payment of overriding royalties was made in July 1990.

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped, or deemed shipped, from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price. The Adjusted Threshold Price was $57.85 per ton for calendar year 2020, $58.58 per ton for calendar year 2021, and will be $62.09 per ton (estimated) for calendar year 2022. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

NMC is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2022, the minimum advance royalty threshold is $1,035,374 (estimated). The minimum annual advance royalty threshold was $976,765 and $964,659, for the calendar years ended December 31, 2021 and 2020, respectively.

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

As of January 31, 2022 and January 31, 2021, the unallocated cash and U.S. Government Securities portion of the Trust’s Unallocated Reserve consisted of the following components:

	January 31, 2022	January 31, 2021
Cash and U.S. Government securities	$47,727,522	$22,407,610
Distribution payable	(22,960,018)	(6,035,205)

Unallocated cash and U.S. Government securities	$24,767,504	$16,372,405

A reconciliation of the Trust’s Unallocated Reserve from January 31, 2021 to January 31, 2022 is as follows:

	Unallocated	Trust
	Reserve	Corpus	Total
Balances at January 31, 2021	$16,477,046	$3	$16,477,049

Net income	68,765,745	—	68,765,745
Distributions declared - $4.1500 per unit	(54,448,042)	—	(54,448,042)

Balances at January 31, 2022	$30,794,749	$3	$30,794,752

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

During the fiscal years ended January 31, 2022, 2021, and 2020, the Trustees distributed cash payments totaling $37,523,229 ($2.86 per Unit), $21,910,417 ($1.67 per Unit), and $44,083,234 ($3.36 per Unit), respectively. In addition, in January 2022, the Trustees declared a distribution of $1.75 per Unit of beneficial interest, which was paid in February 2022.

NOTE 6 - SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the years ended January 31, 2022 and 2021 are presented below:

	2022
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$9,402,651	$27,744,215	$16,358,207	$17,954,717
Expenses	828,781	988,185	365,301	511,778

Net income	$8,573,870	$26,756,030	$15,992,906	$17,442,939

Net income per unit	$0.653	$2.039	$1.219	$1.329

	2021
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$2,168,763	$7,218,385	$5,737,255	$10,826,164
Expenses	557,142	542,382	610,856	832,540

Net income	$1,611,621	$6,676,003	$5,126,399	$9,993,624

Net income per unit	$0.123	$0.509	$0.391	$0.762