Form 10-K, Exhibit 13
period 2023-01-31
MESABI TRUST
filed 2023-04-24
CIK 65172

Exhibit 13

ANNUAL REPORT OF THE TRUSTEES OF

MESABI TRUST

For The Fiscal Year Ended January 31, 2023

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Agency Services

1 Columbus Circle, 17th Floor

Mail Stop: NYC01-1710

New York, NY 10019

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Fox Rothschild LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission. Such reports can be accessed at www.mesabi-trust.com. Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2023 (the “Annual Report”) as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees’ Code of Ethics.

Special Note Regarding Forward-Looking Statements

This report contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore Mining Company (“Northshore”) during 2023, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, the impact of the coronavirus (COVID-19) pandemic and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, market inputs tied to indexed price adjustment factors found in Cliffs Pellet Agreements resulting in future adjustments to royalties payable to Mesabi Trust and other factors. Further, substantial portions of royalties earned by Mesabi Trust are based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust is not a party and that are not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained under the caption “Risk Factors” in Mesabi Trust’s filings with the Securities and Exchange Commission, including this Annual Report. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Mesabi Trust qualifies as a “Small Reporting Company” under Item 10(f)(1) of Regulation S-K. Therefore, Mesabi Trust has determined to comply with the disclosure requirements applicable to Smaller Reporting Companies in this Annual Report on Form 10-K. Mesabi Trust has elected to voluntarily include certain disclosures not required by a Smaller Reporting Company.

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

Limited authorities and responsibilities of the Trustees

The Agreement of Trust specifically prohibits the Trustees from entering into or engaging in any business. This prohibition seemingly applies even to business activities the Trustees may deem necessary or proper for the preservation and protection of the Trust Estate (as defined on page 31 of this Annual Report). Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the Unitholders after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held by the Trust.

The Trustees do not intend to expand their responsibilities beyond those permitted or required by the Agreement of Trust, the Amendment to the Agreement of Trust dated October 25, 1982 (the “Amendment”), and those required under applicable law. The Trust has no employees, but it engages consultants to assist the Trustees in, among other things, monitoring the volume and sales prices of iron ore products shipped from Silver Bay, Minnesota, based on information supplied to the Trustees by Northshore, the lessee/operator of the lands leased under the Peters Lease and Cloquet Lease (the “Peters Lease Lands” and “Cloquet Lease Lands,” respectively, as further described on page 33 of this Annual Report) and the 20% fee interest of certain lands that are particularly described in, and subject to a mining lease under, the Peters Lease (the “Mesabi Fee Lands,” and together with the Peters Lease Lands and Cloquet Lease Lands, “Mesabi Trust Lands”), and its parent company Cleveland-Cliffs Inc. (“Cliffs”). References to Northshore in this Annual Report, unless the context requires otherwise, are applicable to Cliffs as well.

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

Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders. In accordance with the Agreement of Trust, the Trust may continue to remain in force and effect until twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust. Based upon the results of research conducted by the Trust’s outside legal counsel, as of March 2022, the Trustees believed that there are a number of individuals named in the Agreement of Trust who were also alive as of March 2022, the youngest of whom is believed to be 62 years old.

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

Except within the framework of the Royalty Agreement, neither the Trust nor the Trustees have any control over the operations, decisions to reduce or idle operations, sales and marketing efforts or other and activities of Cliffs or its wholly-owned subsidiary, Northshore. Accordingly, the royalty income of the Trust is highly dependent upon the activities, investments and operational decisions of Cliffs and Northshore, including temporary or permanent reduction or idling of operations, the supply and demand of suppliers and customers in the iron ore and steel industry in the U.S. and internationally, and the terms and conditions of the Amended Assignment of Peters Lease. Northshore, together with Cliffs, without any input or influence from the Trust or the Trustees (except within the framework of the Royalty Agreement), control: (i) current operating plans, including iron ore production volumes, decisions to reduce or idle Northshore plant and mining operations, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future production, operations and capital expenditures, if any; (iii) geological data relating to iron ore reserve estimates; (iv) sales and marketing efforts, and shipments of iron ore products to customers of Cliffs and the extent to which sales of iron ore products are marketed and sold directly to independent third parties; (v) the terms and conditions, especially related to pricing, price adjustment mechanisms and delivery terms, of the sale of all iron ore products to Cliffs’ customers, including the Cliffs’ Customer Contracts; and (vi) the proportion of iron ore mined from the Mesabi Trust Lands that Cliffs sells to Cliffs’ corporate affiliates versus the proportion Cliffs sells to third parties in arm’s-length transactions. Any substantial change in Cliffs’ financial condition or business, or the operations, production and shipments of iron ore products by Northshore, including production curtailments, temporary idling or permanent idling of Northshore operations, about which the Trust may have little or no prior notice, could adversely affect the royalty income of the Trust, as well as the resulting cash available for distribution by the Trust to Unitholders. Further, such developments could have a material adverse impact on the market price of the Trust’s Units.

Cliffs’ announced intentions to shift DR-grade pellet production away from Northshore, use Northshore as a swing operation and idle Northshore operations from time to time, including from May 2022 through at least April 2023, would reduce or potentially eliminate funds available for distribution to unit holders.

On October 22, 2021, Cliffs, the parent of Northshore, the lessee/operator of the leased lands upon which Mesabi Trust is dependent for its royalties, held a conference call to discuss its third-quarter 2021 earnings. During the call, Lourenco Goncalves, Chairman, President, Chief Executive Officer of Cliffs, disclosed “…we will soon be shifting our DR-grade pellet production away from Northshore and into Minorca, where we will not have to deal with the unreasonable royalty structure at Northshore.” Mr. Goncalves also indicated that “As we plan to no longer sell pellets to third parties in the coming years, Northshore will become a swing operation, which we will keep idle every time we decided to do so. In any event, we will continue to be able to feed our Toledo plant with a consistent feed of DR-grade pellets but from Minorca and not from Northshore.”

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

On July 22, 2022, Cliffs held a conference call to discuss Cliffs’ second-quarter 2022 earnings. During the call, Lourenco Goncalves, Chairman, President, and Chief Executive Officer of Cliffs, disclosed “… we are now extending the ongoing idle at our Northshore swing facility to at least April of next year.  With the increased use of scrap company-wide in our steel making operations made possible by the acquisition of FPT last year, the pellets from Northshore are not needed at this time.  Rather than deplete this finite resource for the benefit of the Mesabi Trust and its so-called unit holders, we will keep Northshore idle until we decide otherwise.”

According to a published report by Minnesota Public Radio news on February 20, 2023, Cleveland-Cliffs disclosed it was recalling some of its more than 400 workers whom it had laid off in Spring 2022, when Cleveland-Cliffs announced it was idling Northshore Mining operations.  According to the published news report, Cleveland-Cliffs spokesperson, Patricia Persico, informed MPR news in response to an inquiry that “Cleveland-Cliffs is calling back some workers to Northshore Mining.  We will provide more details when we decide when and at what capacity this operation will be brought back online.”

As of the date of filing this Mesabi Trust Annual Report on Form 10-K, the Trustees of Mesabi Trust have not received any further information from Cliffs or Northshore about when or to what extent Northshore mining operations will be restarted, although various preparation activities involving some workers have been observed at Northshore operations during March and early April 2023.  Accordingly, the Trustees are unable to predict when or to what extent Cliffs will restart operations at Northshore.

Cliffs had not previously notified the Trust of any of the aforementioned operational changes. Pursuant to the Agreement of Trust, any change to the royalty structure would require an amendment to the royalty agreement, which would require the approval of the Trustees as well as approval of 66 2/3% in interest of the Trust Certificate Holders.

Under the Royalty Agreement, Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale or use of iron ore products generally accrues upon production or shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation. The minimum advance royalty was $964,659 for calendar year 2020, $976,765 for calendar year 2021 and $1,034,237 for calendar year 2022.

Operational decisions about when, how often and for how long to idle Northshore operations are solely in the control of Cliffs and Northshore. The Trustees are not notified in advance of such decisions to idle, or to restart, Northshore operations, and the Trustees cannot predict the frequency or duration of such idling events.

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

The limited or lack of arm’s-length third party sales of iron ore products (processed at Northshore using Mesabi Trust iron ore) by Cliffs could lead to uncertainty under the royalty agreement with respect to the calculation of royalties, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust.

In order to calculate the royalties owed by Northshore to the Trust, the 1989 royalty agreement requires that Northshore make sales of iron ore products to third parties on an arm’s-length basis without regard to any other business relationship between Northshore and the third-party buyer of the iron ore products. In order to calculate royalties on less than arm’s-length sales (including sales from Northshore to Cliffs’ corporate affiliates), the royalty agreement requires reference to the highest contract price obtained by Northshore in the preceding four calendar quarters in a sale to a buyer not affiliated with Northshore and made on an arm’s-length basis. Since Cliffs’ Toledo HBI plant came online in mid-2021, and accelerating after Cliffs’ acquisition of ArcelorMittal USA in late-2021, Northshore has increased the proportion of iron ore mined from the Mesabi Trust Lands that it sells to Cliffs’ corporate affiliates and decreased the proportion of such iron ore that it sells to third parties in arm’s-length transactions. Cliffs’ public statements beginning in third quarter of 2021 have indicated that Cliffs will be limiting the tonnage of iron ore pellets that it sells to third parties from all of its mines, and particularly Northshore. Without consistent arm’s-length sales from Northshore to third parties, the calculation of royalties on iron ore Northshore ships to Cliffs’ affiliates could be uncertain under the royalty agreement, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust. Such disputes could lead to arbitration, which reduces cash available for distribution to unitholders, until and unless an outcome favorable to the Trust may be realized.

Our future royalties could be adversely affected by the coronavirus (COVID-19) pandemic.

Our future royalties could be adversely affected by the coronavirus (COVID-19) pandemic. The spread of this virus has had and may continue to lead to the disruption of the business operations of Cliffs or its wholly-owned subsidiary, Northshore, by impacting the global economy as well as their employees, customers, service providers, vendors and suppliers. Responses by individuals, governments and businesses to ever-changing developments in the COVID-19 pandemic and efforts to reduce its spread, including quarantines, travel restrictions, business closures, and mandatory stay-at-home or work-from-home orders, while largely lifted during 2022, could be reinstituted in the event novel strains or new variants prove resistant to existing vaccines. We cannot predict whether there will be any disruptions to Cliffs’ business operations in the future as a result of adverse impacts of the COVID-19 pandemic. Cliffs is also subject to risks arising out of the turbulence of the economic recovery associated with the COVID-19 pandemic, including inflationary pressures, which may increase the costs of labor, raw materials, energy supplies, and other production inputs. In addition, the COVID-19 pandemic has heightened the risk that a portion of Cliffs’ workforce and on-site contractors will suffer illness or otherwise be unable to perform their ordinary work functions. As reported in its annual report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC on February 14, 2023 (“Cliffs’ Annual Report”), Cliffs has disclosed that it also experienced, and may continue to experience, supply chain disruptions or operational issues with its vendors or logistics providers, as its suppliers and contractors face similar challenges related to the COVID-19 pandemic, including as a result of new or continued pandemic lockdowns in China. The extent to which the coronavirus may impact Cliffs’ and Northshore’s business operations is uncertain and will depend on future developments, regarding the COVID-19 pandemic, which are highly uncertain and cannot be predicted. These events could have a material adverse effect on the business operations of Cliffs and Northshore, which in turn, could have a material adverse effect on future royalties payable to the Trust.

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

In Cliffs’ Annual Report, Cliffs disclosed that, as a mining company, Cliffs’ profitability is dependent upon the price of the steel, iron ore and scrap metal, and that the price of steel, iron ore and scrap metal has fluctuated significantly in the recent past and is affected by factors beyond its control including: international demand for, and the impact of higher inflation on, raw materials used in steel production; availability of scrap metal substitutes such as pig iron; commodity prices speculation; rates of global economic growth, especially construction and infrastructure activity that requires significant amounts of steel; changes in the levels of economic activity in the U.S., China, India, Europe and other industrialized or developing economies, including as a result of the Russia-Ukraine conflict or otherwise; changes in China’s emissions policies and environmental compliance enforcement practices; changes in the production capacity, production rate and inventory levels of other steel producers, iron ore suppliers and scrap metal processors and traders; changes in trade laws; volumes of unfairly traded imports; imposition or termination of duties, tariffs, import and export controls and other trade barriers impacting the steel and iron ore markets; climate change and other weather-related disruptions, infectious disease outbreaks, such as the COVID-19 pandemic, or natural disasters that may impact the global supply of steel, iron ore or scrap metal; and the proximity, capacity and cost of infrastructure and transportation. Further, Cliffs stated that its revenues may fluctuate with the prices of the products it sells. Although Cliffs indicated it experienced generally higher average selling prices for its steel products in 2022 as compared to 2021 due to the impact of fixed price contracts and lagging price mechanisms, to the extent that commodity prices, including the HRC price, coated and other specialty steel prices, international steel prices and scrap metal prices, significantly decline for an extended period of time as they generally did during the second half of 2022, Cliffs may have to revise its operating plans, including curtailing production, reducing operating costs and deferring capital expenditures. Cliffs also disclosed that it may have to record impairments on its goodwill, intangible assets, long-lived assets and/or inventory. Sustained lower prices also could cause Cliffs to reduce existing reserves if certain reserves no longer can be economically mined or processed at prevailing prices. Particularly during periods of increased inflation resulting in higher input costs as Cliffs experienced during 2022, Cliffs may be unable to decrease its costs in an amount sufficient to offset reductions in revenues and may incur losses. These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on future royalties payable to the Trust.

Cliffs sells a significant portion of its steel products to the automotive market, and fluctuations or changes in the automotive market could adversely affect Cliffs’ business operations and financial performance, which in turn could adversely affect the royalties payable to the Trust.

Cliffs’ Annual Report indicated that the largest end user of Cliffs’ steel products is the automotive industry in North America. Beyond these direct sales to the automotive industry, Cliffs makes additional sales to distributors and converters, which may ultimately resell some of that volume to the automotive market. In addition to the magnitude of Cliffs’ exposure to the automotive industry, Cliffs faces risks arising from Cliffs’ relative concentration of sales to certain specific automotive manufacturers, and its sales volumes and revenues may be adversely affected if it is unable to renew its fixed-price contracts with one or more significant automotive customers or if those customers choose to move certain portions of their parts business to alternate suppliers. In addition, automotive production and sales are cyclical and sensitive to general economic conditions and other factors, including interest rates, consumer credit, spending and preferences, and supply chain disruptions, such as the current semiconductor shortage. If automotive production and sales decline, whether due to consumers facing reduced purchasing power caused by inflation, newly higher interest rates or otherwise, Cliffs’ sales and shipments to the automotive market are likely to decline in a corresponding manner. Adverse impacts that Cliffs may sustain as a result include, without limitation, lower margins because of the need to sell steel to less profitable customers and markets, higher fixed costs from lower steel production if Cliffs is unable to sell the same amount of steel to other customers and markets, and lower sales, shipments, pricing and margins generally as Cliffs’ competitors face similar challenges and compete vigorously in other markets that Cliffs serves. These adverse impacts would negatively affect Cliffs’ sales, financial results and cash flows.

Moreover, despite Cliffs’ position as the largest flat-rolled steel producer in North America, competition for automotive business has intensified in recent years, as steel producers and companies producing alternative materials have focused their efforts on capturing and/or expanding their market share of automotive business because of less favorable conditions in other markets for steel and other metals, including commodity products. As a result, the potential exists that Cliffs may lose market share to existing or new entrants or that automotive manufacturers will take advantage of the intense competition among potential suppliers during periodic contract renewal negotiations to pressure Cliffs’ pricing and margins in order to maintain or expand market share with them, which could negatively affect Cliffs’ sales, financial results and cash flows.

These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on future royalties payable to the Trust.

Severe financial hardship or bankruptcy of one or more of Cliffs’ major customers or key vendors could adversely affect Cliffs’ business operations and financial performance, which in turn could adversely affect the royalties payable to the Trust.

Sales and operations of a majority of Cliffs’ customers are sensitive to general economic conditions in the North American automotive, housing, construction, appliance, energy, defense and other industries. Some of Cliffs’ customers are highly leveraged. If there is a significant weakening of current economic conditions, whether because of operational, cyclical, supply chain or other issues, including inflationary pressures, higher interest rates or currently unanticipated adverse developments arising out of the COVID-19 pandemic, it could cause customers to reduce, delay or cancel their orders, impact significantly the creditworthiness of Cliffs’ customers and lead to other financial difficulties or even bankruptcy filings by Cliffs’ customers. Failure to receive payment for products that Cliffs has delivered could adversely affect Cliffs’ results of operations, financial condition and liquidity. The concentration of customers in a specific industry, such as the automotive industry, may increase Cliffs’ risk because of the likelihood that circumstances may affect multiple customers at the same time. Such events could cause Cliffs to experience lost sales or losses associated with the potential inability to collect all outstanding accounts receivable and reduced liquidity. Similarly, if Cliffs’ key vendors face financial hardship or need to operate in bankruptcy, as Cliffs has been experiencing with one of its major steel mill slag services providers since 2022, such vendors could experience operational disruption or even face liquidation, which could result in such vendor defaulting on its obligations to Cliffs or Cliffs’ inability to secure replacement materials or services on a timely basis, or at all, or cause Cliffs to incur increased costs to do so. Such events could adversely impact Cliffs’ continuity of operations, financial results and cash flows, which in turn could adversely affect the royalties payable to the Trust.

U.S. government actions regarding its trade policies may have a material adverse impact on Cliffs’ business, which could adversely affect Cliffs’ ability to generate revenue, which in turn could adversely affect royalties payable to the Trust.

In recent years, the U.S. government has altered its approach to international trade policy, both generally and with respect to matters directly and indirectly affecting the steel industry, including by undertaking certain unilateral actions affecting trade, renegotiating existing bilateral or multilateral trade agreements, and entering into new agreements or treaties with foreign countries. For example, in March 2018, the U.S. government issued a proclamation pursuant to Section 232 imposing a 25% tariff on imported steel. These Section 232 tariffs were imposed on the basis of national security and addressed imported steel that was being unfairly traded by certain foreign competitors at artificially low prices. In retaliation against the Section 232 tariffs, the European Union subsequently imposed its own tariffs against certain steel products and other goods imported from the U.S. Following the U.S. government leadership changes resulting from the November 2020 presidential election, further changes in U.S. international trade policy have occurred and may be forthcoming. For example, the U.S. government has agreed to modified tariff rate quota systems with each of the European Union, Japan and the United Kingdom that allow more imports from those trading partners to enter the U.S. market free of Section 232 tariffs. The U.S. government may also negotiate reductions or eliminations of Section 232 duties with other trading partners. If the Section 232 tariffs are further removed or substantially lessened, whether through legal challenge, legislation, executive action or otherwise, imports of foreign steel would likely increase and steel prices in the U.S. would likely fall, which could materially adversely affect Cliffs’ revenues, financial results and cash flows.

In addition, during 2020, the United States-Mexico-Canada Agreement (“USMCA”) was implemented among the U.S., Mexico and Canada in place of the North American Free Trade Agreement. Because all of Cliffs’ steel manufacturing facilities are located in North America and one of Cliffs’ principal markets is automotive manufacturing in North America, Cliffs believes that the USMCA has the potential to positively impact its business by incentivizing automakers and other manufacturers to increase manufacturing production in North America and to use North American steel. However, it is difficult to predict the short- and long-term implications of changes in trade policy and, therefore, whether the USMCA or other new or renegotiated trade agreements, treaties, laws, regulations or policies that may be implemented by the U.S. government, or otherwise, will have a beneficial or detrimental impact on Cliffs’ business and its customers’ and suppliers’ businesses. Adverse effects could occur directly from a disruption to trade and commercial transactions and/or indirectly by adversely affecting the U.S. economy or certain sectors of the economy, impacting demand for Cliffs’ customers’ products and, in turn, negatively affecting demand for Cliffs’ products. According to Cliffs’ disclosures, important links of the supply chain for some of Cliffs’ key customers, including automotive manufacturers, could be negatively impacted by the USMCA or other new or renegotiated trade agreements, treaties, laws, regulations or policies.

While Cliffs may currently benefit from certain antidumping and countervailing duty orders, any such relief is subject to periodic reviews and challenges, which can result in revocation or modification of the orders or reduction of the duties. During 2022, the U.S. International Trade Commission reviewed and continued antidumping and countervailing duty orders covering imports from several major trading partners of some of its key products, including corrosion-resistant steel, cold-rolled steel, hot-rolled steel and cut-to-length plate. However, previously granted and currently pending petitions for trade relief, such as Cliffs’ recently filed trade cases seeking relief from unfairly traded tin mill products imports, may not be successful or fully effective at preventing harm from dumped and subsidized imports. Any of these actions and their direct and indirect impacts could materially adversely affect Cliffs’ revenues, financial results and cash flows.

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

Significant existing global steel capacity and new or expanded production capacity in recent years has caused could potentially cause capacity to exceed demand globally. Although certain of Cliffs’ U.S. competitors temporarily shut down production capacity during the COVID-19 pandemic, much of the previously idled capacity has been restarted, and certain of Cliffs’ competitors have announced and are moving ahead with plans to develop new steelmaking capacity in the near term. In addition, certain foreign competitors, which may have cost advantages due to being owned, controlled or subsidized by foreign governments, have substantially increased their steel production capacity in the last few years and in some instances appear to have targeted the U.S. market for imports. The risk of even greater levels of imports may continue, depending upon foreign market and economic conditions, changes in trade agreements and treaties, laws, regulations or government policies affecting trade, the ability of foreign producers to circumvent U.S. trade sanctions and policy (including in the markets for tin mill products and electrical steels), the value of the U.S. dollar relative to other currencies and other variables beyond Cliffs’ control. In addition, higher sustained market prices of steel and iron ore products could cause new producers to enter the market or existing producers to further expand productive capacity, which could in turn lead to lower steel prices and increasing prices of steel making inputs, such as scrap metal. Excess steel and iron ore supply combined with reduced global steel demand, including in China due to new or continuing COVID-19 lockdowns or otherwise, and increased foreign imports, also could lead to lower steel and iron ore prices. Downward pressure on steel and/or iron ore prices could have an adverse effect on Cliffs’ results of operations, financial condition and profitability, which in turn could adversely affect royalties payable to the Trust.

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

Royalties received by the Trust can fluctuate significantly from quarter to quarter and year to year based upon market prices for iron ore products, the level of orders for iron ore products from Cliffs’ customers, the sales and marketing efforts of Cliffs, the consumption of inventory by Cliffs’ customers, and production decisions made by Northshore, including, as discussed above, decisions to reduce or idle Northshore plant and mining operations. For example, Cliffs elected to idle Northshore operations from May 2022 until at least April 2023 (and maybe beyond), which resulted in no royalty payments to the Trust for a period of time. Moreover, because some of the royalties paid to the Trust in any particular quarter include payments made with respect to pellets shipped and sold at estimated prices that are subject to future interim and final multi-year adjustments in accordance with the supply agreements between Cliffs and its customers, a downward trend in demand and market prices for iron and steel products could result in negative adjustments to royalties in future quarters, some of which may be significant. These negative price adjustments could have a material adverse effect on the Trust’s royalty income, which in time could result in lower quarterly distributions paid by the Trust to Unitholders, and possibly reduce or even eliminate funds available for distribution in any quarter and in some quarters may completely offset royalties otherwise payable to the Trust.

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

Cliffs’ Annual Report has disclosed that (i) a portion of its cash flow from operations is used to service debt, reducing the availability of its cash to fund capital expenditures, acquisitions or other strategic development initiatives and other general corporate purposes, (ii) if it is unable to service its debt service obligations, it may face substantial liquidity problems and may be forced to reduce or delay investments and capital expenditures, or to sell assets, seek additional capital, including additional secured or unsecured debt, or restructure or refinance its debt, and (iii) the cost of financing or refinancing, access to the capital markets, and the terms under which it purchases goods and services if credit rating agencies could downgrade Cliffs’ ratings, whether due to factors specific to its business or debt profile, a prolonged cyclical downturn in the steel, scrap metal and mining industry or macroeconomic trends (such as global or regional recessions), increases in pension and OPEB obligations, recent adverse impacts of inflation and higher interest rates, or trends in credit and capital markets more generally.

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

Interruptions in production capabilities at the mine operated by Northshore may have an adverse impact on the royalties payable to the Trust. In addition to planned production shutdowns, idling or curtailments and equipment failures, the Northshore facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions or extreme weather conditions due to climate change or otherwise and natural and human-caused disasters, terrorist events, lack of energy or other supplies, and infectious disease outbreaks, such as the COVID-19 pandemic. For example, the temporary production shutdowns in the automotive industry during 2020 as a result of the COVID-19 pandemic and associated reduction in demand for Cliffs’ products led to Cliffs’ decision to temporarily idle certain steelmaking facilities and iron ore mines. The manufacturing processes that take place in Northshore’s mining operations, as well as in Northshore’s crushing, concentrating and pelletizing facilities, depend on critical pieces of equipment, such as drilling and blasting equipment, crushers, grinding mills, pebble mills, thickeners, separators, filters, mixers, furnaces, kilns and rolling equipment, as well as electrical equipment, such as transformers. It is possible that this equipment may, on occasion, be out of service because of unanticipated failures or unforeseeable acts of vandalism or terrorism. In addition, because the Northshore processing facilities have been in operation for several decades, some of the equipment may be aged. Because the Trustees have no control over the operations or maintenance of the equipment at Northshore, a shutdown or reduction in capacity may come with little or no advance warning. The remediation of any interruption in production capability at Northshore could require Cliffs to make large capital expenditures which may take place over an extended period of time. According to Cliffs’ Annual Report, if Cliffs’ cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay investments and capital expenditures. Any additional idling, shutdown, reduction in operations, or production curtailment at Northshore would likely adversely affect the royalties payable to the Trust.

The mining operations of Northshore are subject to extensive governmental regulations and Northshore is subject to risks related to its compliance with federal and state environmental regulations.

Northshore, as the operator of the mine on Mesabi Trust Lands, is subject to various international, foreign, federal, state and local laws and regulations relating to protection of the environment and human health and safety, including those relating to air quality, water quality and conservation, plant, wetlands, natural resources and wildlife protection (including endangered and threatened species), reclamation, remediation and restoration of properties and related surety bonds or other financial assurances, land use, the discharge of materials into the environment, and the effects that industrial operations and mining has on groundwater quality and availability, the management of electrical equipment containing polychlorinated biphenyls, and other related matters. Northshore is required to maintain numerous permits and approvals issued by federal and state regulatory agencies and its mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration (“OSHA”) has jurisdiction over safety and health standards not covered by MSHA and the Minnesota Pollution Control Agency (“MPCA”) regulates various aspects of Northshore’s operations. Northshore may from time to time be involved in disputes or litigation with the regulatory agencies over certain aspects of its operation but because the Trust has no control over Northshore’s operations, the potential impact of these proceedings cannot be determined. Moreover, Northshore is solely responsible for its compliance with all laws, regulations or permits applicable to Northshore’s operations and Northshore may at times fail to operate in compliance with such laws, regulations and permits. The Trust has no ability to control or determine whether Northshore has been or will in the future operate in compliance with such laws and regulations. If Northshore fails to comply with these laws, regulations or permits, it could be subject to fines or other sanctions, any of which could have an adverse effect on its operations and its ability to ship iron ore products from Silver Bay, Minnesota, which could, in turn, have a material adverse effect on the royalties paid to the Trust.

TMDL (a regulatory term describing a value of the maximum amount of a pollutant that a body of water can receive while still meeting water quality standards under the Clean Water Act) regulations are contained in the Clean Water Act and, as a part of Minnesota’s Mercury TMDL Implementation Plan, in cooperation with the MPCA, the taconite industry developed a Taconite Mercury Reduction Strategy and signed a voluntary agreement to effectuate its terms. The strategy includes a 72% target reduction of mercury air emissions from Minnesota pellet plants collectively by 2025. For Cliffs, the requirements in the voluntary agreement do not apply to Northshore. Late in 2013, however, Minnesota published a draft mercury control rule that would require annual mercury emissions reporting and could require installation of mercury emission control equipment on all Cliffs’ Minnesota facilities including those of Northshore. On September

22, 2014, Minnesota promulgated the Mercury Air Emissions Reporting and Reduction Rule mandating mercury air emissions reporting and reduction. The adopted rule expanded applicability to all of Cliffs’ Minnesota operations and required (i) a 70% reduction of mercury emissions from Northshore’s industrial boilers by January 1, 2018, and (ii) by the end of 2018, the submission of a plan to reduce mercury emissions by 72% from all of Cliffs’ Minnesota taconite furnaces, with such plan implementation requirements to become effective on January 1, 2025. Cliffs expressed its concerns about the technical and economic feasibility to reduce taconite mercury emissions by 72% and conducted detailed engineering analyses to determine the impact of the regulations on each unique iron ore indurating furnace affected by the Mercury Air Emissions Reporting and Reduction Rule. Cliffs’ Annual Report states that one of the main tenets agreed upon for evaluating potential mercury reduction technologies during TMDL implementation and the 2014 rule development proceedings was that the selected technology must meet the following “Adaptive Management Criteria”: the technology (i) must be technically feasible; (ii) must be economically feasible; (iii) must not impact pellet quality; and (iv) must not cause excessive corrosion in the indurating furnaces or air pollution control equipment. According to Cliffs’ Annual Report, there is currently no proven technology to cost-effectively reduce mercury emissions from taconite furnaces to the target level of 72% that would meet all four Adaptive Management Criteria. Cliffs submitted its mercury reduction plans for its Minnesota facilities to the MPCA in December 2018. The plans determined that there are currently no proven technologies to cost effectively reduce mercury emissions from taconite furnaces to achieve the targeted 72% reduction rate, while satisfying all Adaptive Management Criteria. According to Cliffs, this determination was based on detailed engineering analysis and research testing. In January 2023, the MPCA responded that certain technologies may be appropriate, and the MPCA requested submission of revised Mercury Reduction Plans from the facilities. Potential impacts to Cliffs are not estimable at this time because the revised Mercury Reduction Plans remain under development.

The Trustees are unable to predict what impact, if any, the Mercury Air Emissions Reporting and Reduction Rule will have on production and shipments of iron ore products from Northshore or future royalties payable to the Trust.

The Trust does not control the portion of Northshore’s shipments that will come from iron ore mined from Mesabi Trust Lands.

The Trustees do not exert any influence over mining operational decisions at Northshore and Northshore alone determines whether to mine from Mesabi Trust Lands or state-owned lands, based on its current production estimates and engineering plan. Northshore’s mining operations include Mesabi Trust Lands and mineral-producing land owned by the State of Minnesota and others. Iron ore mined by Northshore from lands other than Mesabi Trust Lands is processed, along with iron ore mined from Mesabi Trust Lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis. Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust Lands. In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases. In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments is from Mesabi Trust Lands. The percentages of shipments from Mesabi Trust Lands were 99.7%, 91.3%, 92.3%, 89.6%, 89.8%, 92.6%, 99.6% and 88.9% in calendar years 2022, 2021, 2020, 2019, 2018, 2017, 2016 and 2015, respectively. If Northshore decides to materially reduce the percentage of iron ore mined, or pellets shipped, from Mesabi Trust Lands, the income of the Trust could be materially adversely affected.

The Trust relies on Cliffs’ estimates of recoverable reserves, and if those estimates are inaccurate, the total potential future royalty stream to the Trust and distributions payable to Unitholders may be materially adversely affected.

The Trustees do not participate in preparing the recoverable iron ore reserve estimates reported by Cliffs. According to Cliffs’ Annual Report, Cliffs regularly evaluates its iron ore reserves based on revenues and costs and updates them as required in accordance with SEC regulations. In 2018, the Trustees engaged an independent firm of geological experts to evaluate the process Cliffs uses to estimate the recoverable iron ore reserves at the Peter Mitchell Mine. Additionally, according to Cliffs’ Annual Report, Cliffs updates its iron ore reserve estimates to comply with Final Rule 13-10570, Modernization of Property Disclosures for Mining Registrants. Still, there are numerous uncertainties inherent in estimating quantities of reserves of mineral producing lands and such estimates necessarily depend upon a number of variable factors and assumptions, such as production capacity, effects of regulations by governmental agencies, future prices for iron ore, future industry conditions and operating costs, severance and excise taxes, development costs and costs of extraction and reclamation costs. All of these factors are outside of the control and influence of the Trustees. Actual reserves will likely vary from estimates, and if such variances are negative and material, the expected royalties payable to the Trust could be materially adversely affected and the value of the Trust’s Units could decline.

Cliffs has disclosed certain operational risks, including risks that could arise related to substantial costs from idled production capacity, announced and potential mine closures and risks related to its ability to transport its products to customers at competitive rates and in a timely manner.

According to Cliffs’ Annual Report, Cliffs indicated that its decisions concerning which facilities to operate and at what production levels are made based in part upon its customers’ orders for products, as well as the quality, performance capabilities and production cost of its operations. During depressed market conditions, Cliffs may concentrate production at certain facilities and not operate others in response to customer demand or other reasons, and as a result Cliffs would incur idle costs that could offset its anticipated savings from not operating the idled facility. For example, due to increased scrap usage and reduced demand for iron ore pellets in Cliffs’ steelmaking operations, Cliffs’ Northshore operations were temporarily idled from May 2022 until at least April 2023 (and maybe beyond), and Cliffs continued to incur fixed costs during the idle period. When Cliffs restarts idled facilities, it incurs certain costs to replenish inventories, prepare the previously idled facilities for operation, perform the required repair and maintenance activities, and prepare employees to return to work safely and resume production responsibilities. The amount of any such costs can be material, depending on a variety of factors, such as the period of idle time, necessary repairs and available employees, and is difficult to project.

Cliffs also disclosed that in its iron ore operations, disruption of the rail, trucking, lake or other waterway transportation services due to weather-related problems, climate change, strikes, lock-outs, driver shortages and other disruptions in the trucking industry, train crew shortages or other rail network constraints, infectious disease outbreaks or other events and lack of alternative transportation sources could impair Cliffs’ ability to move products internally amount its facilities and to supply products to its customers at competitive rates or in a timely manner, and thus, could adversely affect its operations, revenues, margins and profitability.

These events could have a material adverse effect on Cliffs and potentially Northshore, which in turn, could have a material adverse effect on royalties paid to the Trust in the future.

Certain risk factors affecting Cliffs’ North American iron ore business generally, and Northshore operations in particular, could have a material adverse effect on the royalties payable to the Trust.

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year. According to Cliffs’ Annual Report, a number of risk factors affect Cliffs’ operations and could impact Northshore’s production and shipment volume. Cliffs’ Annual Report identified the following seven categories of risk to which Cliffs is subject: (i) economic and market, (ii) regulatory, (iii) financial, (iv) operational, (v) sustainability and development, and (vi) human capital. These risk factors include, among others, the volatility of commodity prices, concentration of business in the automotive market, global steelmaking overcapacity, severe financial hardship or bankruptcy of major customers or key vendors, the COVID-19 pandemic, U.S. government trade policies, extensive governmental regulations relating to the environment and human health and the costs and risks related thereto, use of hazardous materials, inability to obtain, maintain or renew operational permits and licenses, financial risks associated with existing and future indebtedness, dependence on certain raw materials and energy sources, the cost or time to implement strategic capital projects, natural or human-caused disasters, weather conditions, disruptions or failures of its IT systems, costs associated with the idling or closures of an operating facility or mine, lack of appropriate insurance coverage, pressures to reduce carbon footprint, risks associated with maintaining social license, assumptions regarding recoverable mineral reserves, defects in title to any leasehold interests, dependence or senior management team and key employees, labor relations, pension costs and labor shortages. Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties payable to the Trust could be materially adversely affected.

Furthermore, other events such as terrorist acts, conflicts, wars and geopolitical uncertainties, whether or not occurring in or involving, directly or indirectly, the United States, may cause serious harm to Cliffs’ and/or Northshore’s business, operations and revenue. The potential for the occurrence of any of these types of events has created global and domestic economic and political uncertainties. As disclosed by Cliffs, if any of these types of events were to occur, the results would be unpredictable, but may include decreases in demand for iron ore, difficulties related to shipping of iron ore products to Cliffs’ customers, and delays and inefficiencies in Cliffs’ supply chain. The Trust is uninsured, and cannot obtain insurance, for losses and interruptions caused by any of these types of events.

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

On October 14, 2022, the Trust initiated arbitration against Northshore and its parent, Cliffs. The arbitration proceeding was commenced with the AAA. The Trust seeks an award of damages relating to the underpayment of royalties in 2020, 2021, and 2022 by virtue of the failure to use the highest price arm’s length iron ore pellet sale from the preceding four quarters in pricing internal production during the fourth quarter of 2020 through 2022. The Trust also seeks declaratory relief related to the Trust’s entitlement to certain documentation and to the time the royalty obligation accrues on internal production.

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

Three types of royalties, as well as royalty bonuses, comprise the Trust’s leasehold royalty income:

●	Base overriding royalties. Base overriding royalties have historically constituted the majority of the Trust’s royalty income. Base overriding royalties are determined by both the volume and selling price of iron ore products shipped. Northshore is obligated to pay the Trust base overriding royalties in varying amounts, based on the volume of iron ore products shipped. Base overriding royalties are calculated as a percentage of the gross proceeds of iron ore products produced at Mesabi Trust Lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota. The percentage ranges from 2-1/2% of the gross proceeds for the first one million tons of iron ore products shipped annually to 6% of the gross proceeds for all iron ore products in excess of four million tons so shipped annually. Base overriding royalties are subject to interim and final price adjustments under the term contracts between Northshore, Cliffs and their customers (the “Cliffs Pellet Agreements”) and, as described elsewhere in this Annual Report, such adjustments may be positive or negative.

●	Royalty bonuses. The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton. The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay. The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”). The Adjusted Threshold Price was $58.58 per ton for calendar year 2021 and $62.03 per ton for calendar year 2022, and will be $66.29 per ton for calendar year 2023. The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price). Royalty bonuses are subject to price adjustments under the Cliffs Pellet Agreements (and, as described elsewhere in this Annual Report); such adjustments may be positive or negative. See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2023 and January 31, 2022” in this Annual Report for more information.

●	Fee royalties. Fee royalties have historically constituted a smaller component of the Trust’s total royalty income. Fee royalties are payable to the Mesabi Land Trust, a Minnesota land trust, which holds a 20% interest as fee owner in the Amended Assignment of Peters Lease. Mesabi Trust holds the entire beneficial interest in the Mesabi Land Trust for which U.S. Bank N.A. acts as the corporate trustee. Mesabi Trust receives the net income of the Mesabi Land Trust, which is generated from royalties on the amount of crude ore mined after the payment of expenses to U.S. Bank N.A. for its services as the corporate trustee. Crude ore is the source of iron oxides used to make iron ore pellets and other products. The fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing.

●	Minimum advance royalties. Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation. The minimum advance royalty was $976,765 for calendar year 2021 and $1,034,237 for calendar year 2022, and will be $1,105,212 for calendar year 2023. Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year. Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Royalty income, which constitutes the principal source of the Trust’s revenue, comprised 96.8% to 99.9% of the Trust’s total revenue in each of the fiscal years ended January 31, 2023, January 31, 2022 and January 31, 2021. A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” in this Annual Report.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price. Although 94.5% of all the iron ore products shipped from Silver Bay during calendar 2022 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

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

SELECTED FINANCIAL DATA

Years ended January 31	2023	2022	2021	2020	2019
Royalty and interest income	$7,741,974	$71,459,790	$25,950,567	$31,990,874	$47,293,765
Trust expenses	2,432,889	2,694,045	2,542,920	1,935,119	1,734,721
Net income(1)	$5,309,085	$68,765,745	$23,407,647	$30,055,755	$45,559,044
Net income per Unit(2)	$0.405	$5.241	$1.784	$2.291	$3.472
Distributions declared Per unit(2)(3)	$1.880	$4.150	$1.430	$2.670	$3.000

Total Assets	$14,117,298	$53,913,213	$22,928,926	$23,647,374	$35,454,014
(1)	The Trust, as a grantor trust, is exempt from federal and state income taxes.
(2)	Based on 13,120,010 Units of Beneficial Interest outstanding during all years.
(3)	In January each year, the Trustees consider whether the Trust will declare a cash distribution, and if so determined, such a distribution would be paid in February, which is in the Trust’s next fiscal year. Because of this, distributions declared generally do not equal the amount of cash distributed in the same fiscal year. To further illustrate, during the Trust’s fiscal year ended January 31, 2023, the Trustees distributed a total of $3.63 per Unit (including $1.75 per Unit declared in fiscal 2022 but distributed in fiscal 2023 (February 2022)) and in fiscal 2023 declared no distribution per Unit payable in February 2023, the next fiscal year. For a complete description of distributions paid and declared in fiscal years ended 2023, 2022, and 2021, see page F-6.

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2023, January 31, 2022 and January 31, 2021

During fiscal 2023, production attributed to Trust lands totaled approximately 0.9 million tons, a decrease of 81.1% as compared to production for fiscal year 2022 and a decrease of 74.9% as compared to production for fiscal 2021. Shipments to Northshore’s customers attributed to the Trust totaled approximately 0.9 million tons during fiscal 2023. This represents a decrease of 80.1% as compared to shipments for fiscal year 2022 and a decrease of 76.0% as compared to shipments for fiscal year 2021. The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years. As a result of the arbitration award discussed in Note 2, in addition to the shipped tons shown in the table below, as reported to the Trust in Cliffs’ quarterly royalty reports, the Trust recognized revenue during the fiscal year ended January 31, 2022 on an additional 1,173,667 tons deemed shipped from Mesabi Trust Lands for production that occurred in previous fiscal quarters.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Year Ended	(Tons)	(Tons)
January 31, 2023	852,926	852,926
January 31, 2022	4,520,844	4,290,730
January 31, 2021	3,392,848	3,549,859

Production of iron ore pellets for the fourth quarter of fiscal 2023 decreased 104.8% as compared to production of iron ore pellets for the fourth quarter of fiscal 2022 due to the idling of the mine in fiscal 2023 as well as the result of negative survey adjustments related to pellets produced in fiscal 2023 and recognized in the fourth quarter of fiscal 2023. Shipments of iron ore pellets by Northshore during the fourth quarter of fiscal 2023 decreased by 104.8% as compared to shipments of iron ore pellets during the fourth quarter of fiscal 2022. The decrease in shipments in the fourth quarter of fiscal 2023 was related to the same factors noted in production.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Three Months Ended	(Tons)	(Tons)
January 31, 2023	(54,026)	(54,026)
January 31, 2022	1,116,620	1,116,620
January 31, 2021	1,204,137	940,058

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent three fiscal years.

			Percentage of	Percentage of
	Percentage of	Percentage of	Pellets	Pellets
	Pellets Produced	Pellets Produced	Shipped	Shipped
	From Trust	From Non-Trust	From Trust	From Non-Trust
Fiscal Year ended	Lands	Lands	Lands	Lands
January 31, 2023	99.7%	0.3%	99.7%	0.3%
January 31, 2022	91.7%	8.3%	89.2%	10.8%
January 31, 2021	90.4%	9.6%	92.3%	7.7%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to iron ore mined from Mesabi Trust lands in fiscal 2024. However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

Comparison of Financial Results for Fiscal Years ended January 31, 2023 and January 31, 2022

Royalty Income

As shown in the table below, in fiscal 2023 base royalties decreased by 94.2%, bonus royalties decreased by 82.4% and fee royalties decreased by 70.3%, each as compared to fiscal 2022. Accordingly, the Trust’s total royalty income decreased by 89.4% in fiscal 2023 as compared to fiscal 2022. The decrease in royalties received by the Trust is the result of the mine being idled in fiscal 2023, as compared to fiscal 2022.

	Fiscal Year ended January 31,		% increase
	2023	2022	(decrease)
Base overriding royalties	$2,477,296	$42,955,470	(94.2)%
Bonus royalties	4,776,620	27,163,795	(82.4)%
Fee royalties	242,403	817,160	(70.3)%
Total royalty income	$7,496,319	$70,936,425	(89.4)%

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2023 decreased by 92.3%, as compared to fiscal 2022, primarily due to a decrease in total revenues related to the mine being idled in fiscal 2023, as compared to fiscal 2022. Total expenses for fiscal 2023 decreased by 9.7% as compared to fiscal 2022. A more detailed summary of the Trust’s expenses, including legal and consulting expenses, is set forth under the heading “Trust Expenses” in this Annual Report.

	Fiscal Year ended January 31,		% increase
	2023	2022	(decrease)
Total Revenues	$7,741,974	$71,459,790	(89.2)%
Expenses	2,432,889	2,694,045	(9.7)%
Net Income	$5,309,085	$68,765,745	(92.3)%

As discussed in the paragraph above, the Trust’s total revenue and net income for fiscal 2023 decreased by 89.2% and 92.3%, respectively, primarily due to a decrease in total revenues related to the mine being idled during fiscal 2023, as compared to fiscal 2022. The decrease in the Trust’s net income resulted in a 54.7% decrease in total distributions declared to Unitholders in fiscal 2023, as compared to fiscal year 2022.

	Fiscal Year ended January 31,		% increase
	2023	2022	(decrease)
Total Distributions Declared	$24,665,620	$54,448,042	(54.7)%
Distributions Declared per Unit	$1.88	$4.15	(54.7)%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve decreased by $19,356,535 or 62.9% to $11,438,214, as of January 31, 2023, as compared to $30,794,749 as of January 31, 2022. As of January 31, 2023, the Unallocated Reserve included $13,966,500 in unallocated cash and U.S. Government Securities, $23,562 of accrued income receivable, and $2,298,121 of a contract liability. Comparatively, as of

January 31, 2022, the Unallocated Reserve included $24,767,504 in unallocated cash and U.S. Government Securities, $4,631,510 of accrued income receivable, and $1,431,633 of a contract asset.

	January 31,		% increase
	2023	2022	(decrease)
Accrued Income Receivable	$23,562	$4,631,510	(99.5)%
Contract Asset	—	1,431,633	100.0%
Unallocated Cash and U.S. Government Securities	13,966,500	24,767,504	(43.6)%
Prepaid Expenses and (Accrued Expenses), net	(253,727)	(35,898)	606.8%
Contract Liability	(2,298,121)	—	(100.0)%
Unallocated Reserve	$11,438,214	$30,794,749	(62.9)%

The 62.9% decrease in the Unallocated Reserve for the fiscal year ended January 31, 2023 as compared to the fiscal year ended January 31, 2022, is primarily the result of a decrease in the unallocated cash and U.S. Government securities, and a decrease in the accrued income receivable.

Contract Asset & Liability. The $1,431,633, or 100%, decrease in the contract asset portion of the Unallocated Reserve is the result of prior year revenue recognized on the base overriding royalties, at the estimated prices for iron ore products sold under the Cliffs Pellet Agreements, that was collected in subsequent quarters as the uncertainty associated with the variable consideration is resolved. The $2,298,121, or 100%, increase in the contract liability portion of the Unallocated Reserve is the result of a negative survey adjustment to pellets produced in fiscal 2023 as well as negative pricing adjustments recognized in the last quarter of the fiscal year ended January 31, 2023 as compared to the fiscal year ended January 31, 2022. These negative adjustments will be offset against future royalties payable to the Trust.

Accrued Income Receivable. The $4,607,948, or 99.5%, decrease in the accrued income receivable portion of the Unallocated Reserve is the result of the idling of the mine through the end of the fiscal year ended January 31, 2023, as compared to the fiscal year ended January 31, 2022.

Unallocated Cash and U.S. Government Securities. The Trust’s unallocated cash and U.S. Government Securities for unexpected obligations decreased by 43.6% to $13,966,500 as of January 31, 2023 from $24,767,504 as of January 31, 2022. The $10,801,004 decrease in the Trust’s cash reserve resulted from no royalty payment received in January 2023 due to the mine being idled, as compared to the royalty payment received in January 2022.

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

As discussed in the paragraph above, the Trust’s total revenue and net income for fiscal 2022 increased by 175.4% and 193.8%, respectively, due to an increase in the tons shipped and prices received for tons shipped during fiscal 2022, as compared to fiscal 2021. The increase in the Trust’s net income resulted in a 190.2% increase in total distributions declared to Unitholders in fiscal 2022, as compared to fiscal year 2021.

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

	January 31,		% increase
	2022	2021	(decrease)
Accrued Income Receivable	$4,631,510	$249,477	1756.5%
Contract Asset	1,431,633	177,251	707.7%
Unallocated Cash and U.S. Government Securities	24,767,504	16,372,405	51.3%
Prepaid Expenses and (Accrued Expenses), net	(35,898)	(322,087)	(88.9)%
Unallocated Reserve	$30,794,749	$16,477,046	86.9%

The 86.9% increase in the Unallocated Reserve for the fiscal year ended January 31, 2022 as compared to the fiscal year ended January 31, 2021, is primarily the result of a increase in the unallocated cash and U.S. Government securities, and an increase in the accrued income receivable.

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

Unallocated Cash and U.S. Government Securities. The Trust’s unallocated cash and U.S. Government Securities for unexpected obligations increased by 51.3% to $24,767,504 as of January 31, 2022 from $16,372,405 as of January 31, 2021. The $8,395,099 increase in the Trust’s cash reserve resulted from an increase in the royalty payment received in January 2022 as compared to the royalty payment received in January 2021.

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

The Trust’s primary short-term liquidity needs are related to the Trust’s distributions to its Unitholders following the Trust’s receipt of royalty payments from Northshore each calendar quarter. After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. Government Securities, either through direct purchases of U.S. Government Securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government, its agencies or instrumentalities, or the FDIC. Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs. As of January 31, 2023, the Trust held $13,966,500 in cash and cash equivalents, all of which was invested in a money market fund that exclusively invests in obligations of the U.S. Treasury. On January 12, 2023, the Trustees of Mesabi Trust announced that no distribution was declared. Accordingly, the Trust paid no distribution in February 2023.

See “Risk Factors -- Cliffs’ announced intentions to shift DR-grade pellet production away from Northshore, use Northshore as a swing operation and idle Northshore operations from time to time, including from May 2022 through at least April 2023, would reduce or potentially eliminate funds available for distribution to unit holders.”

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

During the fourth quarter of fiscal 2023, negative pricing adjustments were recorded by Mesabi Trust and added to the contract liability due to price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Northshore with respect to shipments during calendar year 2021.

Current Developments

Receipt of Quarterly Royalty Report and Royalty Payment

On January 30, 2023, the Trustees of Mesabi Trust received the quarterly royalty report of iron ore shipments out of Silver Bay, Minnesota during the quarter ended December 31, 2022 (the “Royalty Report”) from Cliffs, the parent company of Northshore. The Royalty Report indicated that, because of the current idling of Northshore, the Trust received no royalty payments for the quarter.

As reported to Mesabi Trust by Cliffs in the Quarterly Royalty Report, based on shipments of iron ore products by Northshore during the three months ended December 31, 2022, Mesabi Trust was credited with a base royalty of $0. Also for the three months ended December 31, 2022, Mesabi Trust was credited with a bonus royalty in the amount of $0. After applying a reduction of $789,080 as a result of negative survey adjustments to base and bonus royalty calculations related to changes in estimates of tons deemed shipped in prior quarters, Cliffs paid Mesabi Trust $0 for shipments during the quarter ended December 31, 2022. In addition, a royalty payment of $0 was paid to the Mesabi Land Trust. Accordingly, the total royalty payments received by Mesabi Trust on January 31, 2023 from Cliffs was $0.

The royalties paid to Mesabi Trust are based on the volume of iron ore pellets produced or shipped during the quarter and the year to date, the pricing of iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands. In the fourth calendar quarter of 2022, Cliffs credited Mesabi Trust with negative (54,026) tons shipped during the quarter based on inventory surveys conducted during the quarter, as compared to 1,085,427 tons shipped during the fourth calendar quarter of 2021.

The volume of iron ore pellets (and other iron ore products) produced and shipped by Northshore varies from quarter to quarter and year to year based on a number of factors, including, among others, Cliffs’ decisions to idle Northshore operations (which is the current situation), the requested delivery schedules of customers, general economic conditions in the iron ore industry, production schedules and weather conditions on the Great Lakes. These multiple factors can result in significant variations in royalties received by Mesabi Trust (and in turn, the resulting funds available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and from year to year. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Based on the above factors, and as indicated by Mesabi Trust’s historical distribution payments, the royalties received by Mesabi Trust, and the distributions paid to Unitholders, if any, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, if any, in any subsequent quarter or full year.

Cliffs’ Quarterly Royalty Report stated that the reported royalty calculations and volume shipment amounts were based on estimated iron ore prices that are subject to change. It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unitholders in future quarters.

As previously announced by Cliffs on July 22, 2022, the current idling of Northshore operations was extended until at least April 2023 and maybe beyond. Further, Cliffs’ Annual Report disclosed that it is anticipated that the Northshore mine will restart no earlier than the second quarter of 2023.

With respect to calendar year 2023, Northshore has not advised Mesabi Trust of its expected shipments of iron ore products, or what percentage of 2023 shipments will be from Mesabi Trust iron ore. Further, Cliffs has not advised the Trust of any implementation of, or changes to, its publicly announced plans for Northshore. In the Cliffs’ Royalty Report, Cliffs stated that the royalty payments being reported were based on estimated iron ore pellet prices under the Cliffs Pellet Agreements, which are subject to change. It is possible that future production decreases, idling of the Northshore plant, or negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unitholders in future quarters.

According to a published report by Minnesota Public Radio news on February 20, 2023, Cleveland-Cliffs disclosed it was recalling some of its more than 400 workers whom it had laid off in Spring 2022, when Cleveland-Cliffs announced it was idling Northshore Mining operations. According to the published news report, Cleveland-Cliffs spokesperson, Patricia Persico, informed MPR news in response to an inquiry that “Cleveland-Cliffs is calling back some workers to Northshore Mining. We will provide more details when we decide when and at what capacity this operation will be brought back online.”

As of the date of filing this Mesabi Trust Annual Report on Form 10-K, the Trustees of Mesabi Trust have not received any further information from Cliffs or Northshore about when Northshore mining operations will be restarted, although various preparation activities involving some workers have been observed at Northshore operations during March and early April 2023. Accordingly, the Trustees are unable to predict when Cliffs will restart operations at Northshore.

Operational decisions about when, how often and for how long to idle Northshore operations are solely in the control of Cliffs and Northshore. The Trustees are not notified in advance of such decisions to idle, or to restart, Northshore operations, and the Trustees cannot predict the frequency or duration of such idling events.

Under the Royalty Agreement, Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale or use of iron ore products generally accrues upon production or shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation. The minimum advance royalty was $976,765 for calendar year 2021 and $1,034,237 for calendar year 2022 and will be $1,105,212 for calendar year 2023.

Mesabi Trust Distribution Announcements

As previously announced by Mesabi Trust, on January 12, 2023 the Trustees of Mesabi Trust announced that, given the uncertainties arising from the July 22, 2022 announcement by Cliffs to extend the then ongoing idling of Northshore operations until at least April 2023 and maybe beyond, no distribution was declared in January 2023. Accordingly, no distribution was paid in February 2023.

On April 14, 2023, the Trustees of Mesabi Trust announced that no distribution will be declared in April 2023 with respect to Units of Beneficial Interest. The Trustees’ announcement on April 14, 2023 of declaring no distribution for the first quarter 2023 primarily reflects the Trustees’ caution about uncertainties related to a number of factors, including principally Cleveland-Cliffs’ previously announced plans to idle Northshore Mining Company’s iron ore operations until April 2023 or maybe beyond, that recent press reports of Cliffs’ public statements were not definitive on a date or scope of a possible restart of Northshore operations, that the Trust received no royalty payments the last two fiscal quarters, that there has been no apparent iron ore production or shipping at Northshore during the most recent calendar quarter ended March 31, 2023 and that negative pricing adjustments, which were recognized in the last quarter of the Trust’s fiscal year ended January 31, 2023, increased the contract liability portion of the Trust’s unallocated reserve. See “Comparison of Financial Results for Fiscal Years ended January 31, 2023 and January 31, 2022” under “Trustees’ Discussion and Analysis of Financial Condition and Results of Operations” on page 21 of this Mesabi Trust Annual Report on Form 10-K for the fiscal year-ended January 31, 2023. Further, Cliffs’ Annual Report also disclosed that it is anticipated that the Northshore mine will restart no earlier than the second quarter of 2023.

Commencement of Arbitration in October 2022

On October 14, 2022, Mesabi Trust initiated arbitration against Northshore and its parent, Cliffs (jointly, the “Operator”), the lessee/operator of the leased lands. The arbitration proceeding has been commenced with the American Arbitration Association. The Trust seeks an award of damages relating to the Operator’s underpayment of royalties in 2020, 2021, and 2022 by virtue of the Operator’s failure to use the highest price arm’s length iron ore pellet sale from the preceding four quarters in pricing internal production during the fourth quarter of 2020 through 2022. The Trust also seeks declaratory relief related to the Trust’s entitlement to certain documentation and to the time the Operator’s royalty obligation accrues on internal production.

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

For a discussion of additional factors, including but not limited to those that could adversely affect Mesabi Trust’s actual results and performance, see “Risk Factors” set forth on pages 4 through 17 of this Mesabi Trust’s Annual Report on Form 10-K for the fiscal year-ended January 31, 2023.

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimates reported by Cliffs’ in its Form 10-K (and related reports) filed with the SEC each year. In Cliffs’ Current Report on Form 8-K, Exhibit 96.3 (filed February 11, 2022) and as amended in Cliffs’ Form 10-K as of December 31, 2022 (filed February 14, 2023), the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.

Iron Ore Mineral Reserves

As of December 31, 2022

(In Millions of Long Tons)

		Proven		Probable		Proven & Probable
	Cliffs'		%		%		%	Process
Property	Share	Tonnage	Grade	Tonnage	Grade	Tonnage	Grade(1)	Recovery(2)
Northshore	100%	299.0	25.3	519.0	24.1	818.0	24.6	29.0%
(1)	Cutoff grade was 19%.
(2)	Process recovery may change based on the required saleable product mix and is reported as wet product percentage.

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

As Cliffs’ disclosed in Cliffs’ Annual Report, mineral reserves estimates for its iron mines are constrained by fully designed open pits developed using three-dimensional modeling techniques. These open pits incorporate design slopes, practical mining shapes and access ramps to assure the accuracy of our mineral reserve estimates. The Trustees typically visit and inspect the open pits and mining and processing operations of Northshore in the fall each year. All of Cliffs’ mineral reserve estimates as of December 31, 2021 were reviewed and validated by its qualified person, SLR International Corporation, Lakewood, Colorado. The Technical Report Summary on the Northshore property was filed as Exhibit 96.3 to Cliffs’ Current Report on Form 8-K (filed February 11, 2022).

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

Mining Properties. As disclosed elsewhere in this Annual Report, Northshore, a wholly-owned subsidiary of Cliffs, currently conducts the mining operation upon the Trust Estate. The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70. Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61. Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota. During such visits, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities. Based on information provided to the Trustees during the most recent inspection trip in September 2022, the mining properties and facilities at Northshore were in good operating condition.

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

Further, as disclosed in Cliffs’ Annual Report, from 2017 to 2021, Cliffs invested approximately $1 billion into its Toledo direct reduction plant, which provides a low carbon intensity raw material to Cliffs’ steelmaking operations.  The HBI produced from the plant requires less energy to produce compared to traditional feedstock and can be used in blast furnaces to reduce emissions by improving energy efficiency and reducing the amount of coke required for steel production.

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

In Cliffs’ Annual Report, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act (30 U.S.C. 820(b)(2)) and did not receive any written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act (30 U.S.C. 814(e)) during the year ended December 31, 2022. In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2022.

Year Ended December 31, 2022
		(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
					Section			Legal	Legal
					107(a)	Total Dollar		actions	Actions
		Section	Section	Section	Citations	Value of MSHA		Initiated	Resolved
		104 S&S	104(b)	104(d)	&	Proposed	Pending	During	During
Mine Location/MSHA ID No.	Operation	Citations	Orders	Orders	Orders	Assessments $ (1)	Legal Action	Period	Period
Northshore Plant/2100831	Iron Ore	6	—	—	—	44,860	—	5	10
Northshore Mine/2100209	Iron Ore	—	—	—	—	864	—	—	—
(1)	Amounts included under the heading “Total Dollar Value of MSHA Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2022.

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

Royalty bonuses. Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price. The Adjusted Threshold Price was $58.58 for calendar year 2021 and $62.03 for calendar year 2022, and will be $66.29 for calendar year 2023. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad-based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example. To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2023, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2023 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$65	$32,500,000
3rd Quarter:	500,000	$67	$33,500,000
	1,000,000	$69	$69,000,000
	1,000,000	$71	$71,000,000
	1,000,000	$75	$75,000,000
	1,500,000	$77	$115,500,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2023 would be as follows:

2nd Quarter:	$32,500,000 x 2-1/2%	=	$812,500
3rd Quarter:	$33,500,000 x 2-1/2%	=	$837,500
	$69,000,000 x 3-1/2%	=	$2,415,000
	$71,000,000 x 5%	=	$3,550,000
	$75,000,000 x 5-1/2%	=	$4,125,000
	$115,500,000 x 6%	=	$6,930,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2023 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2023 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $66.29).

2nd Quarter:	$65.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$33,500,000 x 0.5%	=	$167,500
	$69,000,000 x 1.0%	=	$690,000
	$71,000,000 x 1.5%	=	$1,065,000
	$75,000,000 x 2.5%	=	$1,875,000
	$115,500,000 x 3.0%	=	$3,465,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2023 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties. Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments. The advance royalty was $976,765 for calendar year 2021, $1,034,237 for calendar year 2022, and is $1,105,212 for calendar year 2023. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price. All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore. The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships. The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index. The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981). Fee royalties aggregating $242,403 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2023.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2023 were $2,432,889, representing a decrease of $261,156, or 9.7%, from the $2,694,045 of total Trust expenses in fiscal 2022. The decrease in Trust expenses from fiscal 2023 to fiscal 2022 was due primarily to a decrease in legal fees and other expenses discussed further in the “Trust Legal Expenses” section below.

Total Trust expenses for the fiscal year ended January 31, 2022 were $2,694,045, representing an increase of $151,125, or 5.9%, from the $2,542,920 of total Trust expenses in fiscal 2021. The increase in Trust expenses from fiscal 2022 over fiscal 2021 was due primarily to an increase in legal fees and other expenses discussed further in the “Trust Legal Expenses” section below.

Trust Legal Expenses

Mesabi Trust paid Fox Rothschild LLP $1,372,566 for legal services provided to the Trust during the fiscal year ended January 31, 2023. Comparatively, Mesabi Trust paid Fox Rothschild LLP $1,728,417 and $1,456,399 for legal services provided to the Trust during fiscal years ended January 31, 2022 and January 31, 2021, respectively.

In each of the last three fiscal years, Fox Rothschild LLP represented the Trust and assisted the Trustees in two separate arbitration proceedings involving royalties, as well as the preparation and filing of the Trust’s current, periodic and annual reports with the SEC, a variety of corporate trust law matters, iron ore royalty matters and securities law and NYSE compliance matters.

The total amount of Fox Rothschild’s legal fees for services rendered during fiscal 2023 decreased approximately $355,851, or 20.6% as compared to fiscal 2022. The decrease in legal fees in fiscal 2023, as compared to fiscal 2022, resulted primarily from the decreased legal services provided to the Trust and Trustees during fiscal 2023 from 2022 during which Fox Rothschild was representing Mesabi Trust in the arbitration proceeding which commenced in December 2019 and ended in October 2021. This decrease in the Trust’s legal fees during fiscal 2023, which related to the arbitration that concluded in October 2021, was offset by an increase in legal fees related to preparing and commencing a new arbitration proceeding that the Trust initiated on October 14, 2022 and which is currently pending as of the date of filing this Mesabi Trust annual report on form 10-K for the fiscal year end of January 31, 2023. See “”Commencement of Arbitration in October 2022” under “Legal Proceedings” in Part I of this Mesabi Trust Annual Report on Form 10-K for the Fiscal Year Ended January 31, 2023.

The total amount of Fox Rothschild’s legal fees for services rendered during fiscal 2022 increased approximately $272,018, or 18.7% as compared to fiscal 2021. The increase in legal fees in fiscal 2022, as compared to fiscal 2021, resulted primarily from the increased legal services provided to the Trust and Trustees during fiscal 2022 relating to representing Mesabi Trust in the arbitration proceeding which commenced in December 2019 and ended in October 2021.

Total Trust expenses by category for fiscal 2023, 2022 and 2021 are set forth in the table below.

	Fiscal Year ended January 31,
	2023	2022	2021
Compensation of Trustees	$332,351	$291,187	$215,368
Corporate Trustee’s Administrative Fees	62,500	62,500	62,500
Professional fees and expenses
Legal	1,372,566	1,728,417	1,456,399
Accounting and auditing	216,250	198,089	165,828
Mining consultant and field representatives	41,542	42,120	41,129
Insurance	275,072	241,491	181,041
Annual stock exchange fee	74,425	71,255	71,255
Transfer agent’s and registrar’s fees	5,901	5,561	6,578
Other Trust Expenses	52,282	53,425	342,822	(1)
	$2,432,889	$2,694,045	$2,542,920

(1)“Other Trust Expenses” for fiscal year ended January 31, 2021 included additional consulting fees and costs incurred by the Trust in connection with study, review and analysis of iron ore royalties and markets, as well as ongoing arbitration costs.

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

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the New York Stock Exchange under the symbol “MSB.” Distributions declared to Unitholders during the fiscal year ended January 31, 2023 totaled $24,665,620 as compared to $54,448,042 during fiscal year ended January 31, 2022, and $18,761,615 during the fiscal year ended January 31, 2021. The Trust paid Unitholders distributions of

$1.88 per Unit for the fiscal year ended January 31, 2023, compared with distributions of $4.15 and $1.43 per Unit for the fiscal years ended January 31, 2022 and 2021, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2022	$32.21	$20.02	$13,644,810	$1.04
July 31, 2022	$29.84	$22.04	11,020,810	0.84
October 31, 2022	$29.95	$16.56	—	—
January 31, 2023	$24.04	$17.35	—	—
			$24,665,620	$1.88

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2021	$38.12	$25.13	$11,676,809	$0.89
July 31, 2021	$38.88	$32.77	1,180,801	0.09
October 31, 2021	$36.71	$22.03	18,630,414	1.42
January 31, 2022	$35.44	$21.72	22,960,018	1.75
			$54,448,042	$4.15

As of the close of business on April 21, 2023, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units, 229,508 Units of which were held by 579 holders of record.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	New York chartered insured depository institution

Robert C. Berglund Individual Trustee c/o Deutsche Bank Trust Company Americas 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Retired Vice President and General Manager Cleveland-Cliffs Inc.

James A. Ehrenberg Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Michael P. Mlinar Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Retired Vice President of North American Iron Ore Initiative Cleveland-Cliffs Inc.

Robin M. Radke Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Until January 2023, General Counsel and Chief Compliance Officer Merced Capital, L.P.

April 24, 2023	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG MICHAEL P. MLINAR ROBIN M. RADKE

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2023. In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013). Based on their assessment, the Trustees believe that, as of January 31, 2023, the Trust’s internal control over financial reporting is effective, based on those criteria.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and Trustees of Mesabi Trust:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Mesabi Trust (the "Trust") as of January 31, 2023 and 2022, the related statements of income, unallocated reserve and trust corpus, and cash flows for each of the three years in the period ended January 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trust as of January 31, 2023 and 2022, and the results of its operations and its cash flows for each of the three years in the period ended January 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

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

Minneapolis, Minnesota

April 24, 2023

MESABI TRUST

BALANCE SHEETS

AS OF JANUARY 31, 2023 AND 2022

	2023	2022

Assets

Cash and cash equivalents	$13,966,500	$47,727,522
Accrued income receivable	23,562	4,631,510
Contract asset	—	1,431,633
Prepaid expenses	127,233	122,545
Current assets	14,117,295	53,913,210

Fixed property, including intangibles, at nominal values
Assignments of leased property

Amended assignment of Peters Lease	1	1

Assignment of Cloquet Leases	1	1

Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

Total assets	$14,117,298	$53,913,213

Liabilities, Unallocated Reserve And Trust Corpus

Liabilities
Distribution payable	$—	$22,960,018
Accrued expenses	380,960	158,443
Contract liability	2,298,121	—
Total liabilities	2,679,081	23,118,461

Unallocated reserve	11,438,214	30,794,749

Trust corpus	3	3

Total liabilities, unallocated reserve and trust corpus	$14,117,298	$53,913,213

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2023, 2022, AND 2021

	2023	2022	2021
Revenues
Royalties under amended lease agreements	$7,253,916	$70,119,265	$25,416,522
Royalties under Peters Lease fee	242,403	817,160	498,556
Interest	245,655	523,365	35,489

Total revenues	7,741,974	71,459,790	25,950,567

Expenses
Compensation of Trustees	332,351	291,187	215,368
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	1,372,566	1,728,417	1,456,399
Accounting and auditing	216,250	198,089	165,828
Mining consultant and field representatives	41,542	42,120	41,129
Insurance	275,072	241,491	181,041
Annual stock exchange fee	74,425	71,255	71,255
Transfer agent’s and registrar’s fees	5,901	5,561	6,578
Other Trust expenses	52,282	53,425	342,822

Total expenses	2,432,889	2,694,045	2,542,920

Net income	$5,309,085	$68,765,745	$23,407,647

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010
Number of units outstanding

Net income per unit (Note 2)	$0.405	$5.241	$1.784

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2023, 2022, AND 2021

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2020	13,120,010	$11,831,014	$3

Net income	—	23,407,647	—
Distribution paid May 20, 2020, $0.56 per unit	—	(7,347,205)	—
Distribution paid August 20, 2020, $0.05 per unit	—	(656,001)	—
Distribution paid November 20, 2020, $0.36 per unit	—	(4,723,204)	—
Distribution declared January 30, 2021, paid February 20, 2021, $0.46 per unit	—	(6,035,205)	—

BALANCE, JANUARY 31, 2021	13,120,010	$16,477,046	$3

Net income	—	68,765,745	—
Distribution paid May 20, 2021, $0.89 per unit	—	(11,676,809)	—
Distribution paid August 20, 2021, $0.09 per unit	—	(1,180,801)	—
Distribution paid November 20, 2021, $1.42 per unit	—	(18,630,414)	—
Distribution declared January 30, 2022, paid February 20, 2022, $1.75 per unit	—	(22,960,018)	—

BALANCE, JANUARY 31, 2022	13,120,010	$30,794,749	$3

Net income	—	5,309,085	—
Distribution paid May 20, 2022, $1.04 per unit	—	(13,644,810)	—
Distribution paid August 20, 2022, $0.84 per unit	—	(11,020,810)	—
No distribution declared or paid	—	—	—
No distribution declared or paid	—	—	—

BALANCE, JANUARY 31, 2023	13,120,010	$11,438,214	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2023, 2022, AND 2021

	2023	2022	2021

Operating activities
Royalties received	$15,857,438	$65,299,968	$23,042,360
Interest received	222,238	523,407	39,347
Expenses paid	(2,215,060)	(2,980,234)	(2,273,809)

Net cash from operating activities	13,864,616	62,843,141	20,807,898

Investing activities
Maturities of U.S. Government securities	115,222,724	50,942,392	90,367,702
Sales of U.S. Government securities	—	—	236,992
Purchases of U.S. Government securities	(115,222,724)	(41,035,723)	(87,178,889)

Net cash from investing activities	—	9,906,669	3,425,805

Financing activity
Distributions to unitholders	(47,625,638)	(37,523,229)	(21,910,417)

Net change in cash and cash equivalents	(33,761,022)	35,226,581	2,323,286

Cash and cash equivalents, beginning of period	47,727,522	12,500,941	10,177,655

Cash and cash equivalents, end of period	$13,966,500	$47,727,522	$12,500,941

Reconciliation of net income to net cash from operating activities

Net income	$5,309,085	$68,765,745	$23,407,647
Decrease (increase) in accrued income receivable	4,607,948	(4,382,033)	(179,889)
Decrease (increase) in contract asset	1,431,633	(1,254,382)	(177,251)
Increase in prepaid expense	(4,688)	(27,960)	(26,931)
Increase (decrease) in accrued expenses	222,517	(258,229)	296,042
Increase (decrease) in contract liability	2,298,121	—	(2,511,720)

Net cash from operating activities	$13,864,616	$62,843,141	$20,807,898

Non cash financing activity

Distributions declared and payable	$—	$22,960,018	$9,184,007

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2023, 2022, AND 2021

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

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of January 31, 2023 and 2022, the Trust held $13,966,500 and $47,727,522, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

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

As of January 31, 2023 and 2022 no investments were held by the Trust.

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

Base Overriding Royalties

The performance obligation for the base overriding royalty consists of providing Northshore Mining Company (“Northshore”) access to the Peters Lands, Cloquet Lands, and Mesabi Lands and the right to mine on these lands. The consideration to be received from this access under the Amended Assignment of Peters Lease relates to the volume of iron ore actually shipped to third parties, or deemed shipped upon production for internal use, from Silver Bay, Minnesota by Northshore. Pellets designated for internal use by Cliffs are “deemed shipped” upon production, which is when the Trust is entitled to payment under the provisions of the royalty agreement. Mesabi Trust receives royalties at the greater of (i) the aggregate quantity of iron ore products shipped, or deemed shipped, that were mined from Mesabi Trust Lands, and (ii) a portion of the aggregate quantity of all iron ore products shipped, or deemed shipped, that were mined from any lands, such portion being 90% of the first four million tons shipped, or deemed shipped, during such year, 85% of the next two million tons shipped, or deemed shipped, during such year, and 25% of all tonnage shipped, or deemed shipped, during such year in excess of six million tons. The royalty percentage paid to the Trust increases as the aggregate tonnage of iron ore products shipped, or deemed shipped, attributable to the Trust, in any calendar year increases past each of the first four one-million ton volume thresholds. The base overriding royalties contain variable consideration, as the transaction price is based on a percentage that varies based on the total cumulative tons of iron ore shipped, or deemed shipped, for the calendar year. The Trust estimates the variable consideration it expects to be entitled to receive over the contractual period associated with royalty agreement, which resets the royalty percentages at the beginning of each calendar year. The Trust evaluates the estimate of the variable consideration to determine whether the estimate needs to be constrained; therefore, the Trust includes the variable consideration in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. For the base overriding royalties, the Trust estimates the base overriding royalty percentage using the expected value method, which calculates the estimate based off the historical, current, and forecasted shipments. The Trust recognizes base overriding royalties on a quarterly basis based on the actual third party shipments and deemed shipments for internal use, for the fiscal quarter at the estimated royalty percentage as described above and based on the estimated prices for iron ore products sold under the Cliffs’ Customer Contracts. On July 22, 2022 subsequent to the filing of the Trust’s first quarter 10-Q, Cliffs announced that it was extending the ongoing idle at Northshore through at least April of 2023. Based on the change in the anticipated timing of the idling of Northshore operations, the Trust’s estimate of the variable consideration relating to base overriding royalties to be received was determined to be constrained, and all variable consideration expected to be received through the end of the fiscal year was reversed as a result of the contstrained estimate, resulting in negative base overriding royalties during the Trust’s second fiscal quarter.

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

Contract Asset and Contract Liability

The contract asset and contract liability are presented net in the accompanying condensed balance sheets as both the contract asset and contract liability are derived from one customer contract. A net contract liability in the amount of $2,298,121 is reflected on the Balance Sheet as of January 31, 2023. The net contract liability is made up of a contract liability in the amount of $2,298,121 and no contract asset. As of January 31, 2022, the Trust recorded a net contract asset of $1,431,633, made up of a contract asset in the amount of $1,431,633 and no contract liability. The contract asset is based on the revenue recognized on the base overriding royalties, at the estimated prices for iron ore products sold under the Cliffs’ customer contracts, that will be collected in subsequent quarters as the uncertainty associated with the variable consideration is resolved. The contract asset is not available for distribution to the Unitholders until the applicable royalties are actually received by the Trust. The Trust includes estimated future royalty rates on current contracted volumes within contract asset. The contract liability represents an estimate of decreases in royalty revenue related to tons of iron ore that were shipped, or deemed shipped, by Northshore, but for which Northshore has indicated that final pricing is not yet known and is adjusted in accordance with the Trust’s revenue recognition policy each quarter as updated pricing information is received. The contract liability as of January 31, 2023 is anticipated to be offset against future royalty payments owed to the Trust upon future shipments or deemed shipments. Upon the outcome of the arbitration in the third fiscal quarter, and consistent with Cliffs payment and pricing practices, the Trust is entitled to payment upon production of pellets to be sold for internal use by facilities owned by Cliffs or its subsidiaries, and no longer defers recognition of payments by Cliffs on pellets produced. Revenue will be recognized in accordance with the Trust’s revenue recognition policy at the estimated prices for iron ore products sold under the Cliffs’ Customer Contracts as actual third party shipments and deemed shipments for internal use, of these products are made.

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

Subsequent Events

On April 14, 2023, the Trustees of Mesabi Trust announced that no distribution will be declared this April 2023 with respect to Units of Beneficial Ownership.

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

The carrying amounts of financial instruments approximated fair value as of January 31, 2023 and 2022, because of the relative short maturity of these instruments.

Recent Accounting Pronouncements

Various accounting standards and interpretations were issued during the fiscal year ended January 31, 2023. The Trust has evaluated the recently issued accounting pronouncements that are effective for the fiscal year ended January 31, 2023 and believe they will not have a material effect on the Trust’s financial position, results of operations or cash flows when adopted.

NOTE 3 - ROYALTY AGREEMENT

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

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped, or deemed shipped, from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price. The Adjusted Threshold Price was $58.58 per ton for calendar year 2021, $62.03 per ton for calendar year 2022, and will be $66.29 per ton for calendar year 2023. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

NMC is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2023, the minimum advance royalty threshold is $1,105,212. The minimum annual advance royalty threshold was $1,034,237 and $976,765, for the calendar years ended December 31, 2022 and 2021, respectively.

NOTE 4 - UNALLOCATED RESERVE AND DISTRIBUTIONS

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

As of January 31, 2023 and January 31, 2022, the unallocated cash and U.S. Government Securities portion of the Trust’s Unallocated Reserve consisted of the following components:

	January 31, 2023	January 31, 2022
Cash and U.S. Government securities	$13,966,500	$47,727,522
Distribution payable	—	(22,960,018)

Unallocated cash and U.S. Government securities	$13,966,500	$24,767,504

A reconciliation of the Trust’s Unallocated Reserve from January 31, 2022 to January 31, 2023 is as follows:

	Unallocated	Trust
	Reserve	Corpus	Total
Balances as of January 31, 2022	$30,794,749	$3	$30,794,752

Net income	5,309,085	—	5,309,085
Distributions declared - $1.8800 per unit	(24,665,620)	—	(24,665,620)

Balances as of January 31, 2023	$11,438,214	$3	$11,438,217

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

During the fiscal years ended January 31, 2023, 2022, and 2021, the Trustees distributed cash payments totaling $47,625,638 ($3.63 per Unit), $37,523,229 ($2.86 per Unit), and $21,910,417 ($1.67 per Unit), respectively. In addition, in January 2023, the Trustees declared no distribution per Unit of beneficial interest.

NOTE 5 - SUMMARY OF QUARTERLY EARNINGS (UNAUDITED)

The quarterly results of operations for the years ended January 31, 2023 and 2022 are presented below:

	2023
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue (loss)	$14,196,248	$(4,366,811)	$84,681	$(2,172,144)
Expenses	601,063	490,560	498,373	842,893

Net income	$13,595,185	$(4,857,371)	$(413,692)	$(3,015,037)

Net income (loss) per unit	$1.036	$(0.370)	$(0.032)	$(0.230)

	2022
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter

Revenue	$9,402,651	$27,744,215	$16,358,207	$17,954,717
Expenses	828,781	988,185	365,301	511,778

Net income	$8,573,870	$26,756,030	$15,992,906	$17,442,939

Net income per unit	$0.653	$2.039	$1.219	$1.329