Form 10-K, Exhibit 13
period 2024-01-31
MESABI TRUST
filed 2024-04-24
CIK 65172

Exhibit 13

ANNUAL REPORT OF THE TRUSTEES OF

MESABI TRUST

For The Fiscal Year Ended January 31, 2024

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Agency Services

1 Columbus Circle, 17th Floor

Mail Stop: NYC01-1710

New York, NY 10019

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Fox Rothschild LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission. Such reports can be accessed at www.mesabi-trust.com. Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024 (the “Annual Report”) as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees’ Code of Ethics.

Special Note Regarding Forward-Looking Statements

This report contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore Mining Company (“Northshore”) during 2024, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, the impact of the coronavirus (COVID-19) pandemic and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, market inputs tied to indexed price adjustment factors found in some pellet supply agreements between Cleveland-Cliffs Inc. (“Cliffs”) and its customers (“Cliffs Customer Contracts”) resulting in future adjustments to royalties payable to Mesabi Trust and other factors. Further, historically some of the royalties earned by Mesabi Trust have been based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and are dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust was not a party and that were not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained under the caption “Risk Factors” in Mesabi Trust’s filings with the Securities and Exchange Commission, including this Annual Report. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

Mesabi Trust qualifies as a “Small Reporting Company” under Item 10(f)(1) of Regulation S-K. Therefore, Mesabi Trust has determined to comply with the disclosure requirements applicable to Smaller Reporting Companies in this Annual Report on Form 10-K. Mesabi Trust has elected to voluntarily include certain disclosures not required by a Smaller Reporting Company.

OVERVIEW

Mesabi Trust (“Mesabi Trust” or the “Trust”), formed pursuant to an Agreement of Trust dated July 18, 1961, as amended by the Amendment to the Agreement of Trust dated as of October 25, 1982 (the “Agreement of Trust”), is a trust organized under the laws of the State of New York. Mesabi Trust holds all of the interests formerly owned by Mesabi Iron Company (“MIC”), including all right, title and interest in the Amendment of Assignment, Assumption and Further Assignment of Peters Lease dated August 17, 1989 among the trustees of Mesabi Trust, Bruce D. Sherling, as Trustee in Bankruptcy for the Estate of Reserve Mining Company, and Cypress Northshore Mining Corporation, predecessor to Northshore (referred to as the “Amended Assignment of Peters Lease” or the “Royalty Agreement”), the Amendment of Assignment, Assumption and Further Assignment of Cloquet Lease dated August 17, 1989 among the trustees of Mesabi Trust, Bruce D. Sherling, as Trustee in Bankruptcy for the Estate of Reserve Mining Company, and Cypress Northshore mining corporation (referred to as the “Amended Assignment of Cloquet Lease” and together with the Amended Assignment of Peters Lease, the “Amended Assignment Agreements”), the beneficial interest in a trust organized under the laws of the State of Minnesota to administer the Mesabi Fee Lands (as defined below) as the trust corpus in compliance with the laws of the State of Minnesota on July 18, 1961 (the “Mesabi Land Trust”) and all other assets and property identified in the Agreement of Trust. The Amended Assignment of Peters Lease relates to an Indenture made as of April 30, 1915 among East Mesaba Iron Company (“East Mesaba”), Dunka River Iron Company (“Dunka River”) and Claude W. Peters (the “Peters

Lease”) and the Amended Assignment of Cloquet Lease relates to an Indenture made May 1, 1916 between Cloquet Lumber Company and Claude W. Peters (the “Cloquet Lease”).

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

Limited authorities and responsibilities of the Trustees

The Agreement of Trust specifically prohibits the Trustees of Mesabi Trust (the “Trustees”) from entering into or engaging in any business. This prohibition seemingly applies even to business activities the Trustees may deem necessary or proper for the preservation and protection of the Trust Estate (as defined on page 31 of this Annual Report). Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the Unitholders after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held by the Trust.

The Trustees do not intend to expand their responsibilities beyond those permitted or required by the Agreement of Trust, the Amendment to the Agreement of Trust dated October 25, 1982 (the “Amendment”), and those required under applicable law. The Trust has no employees, but it engages consultants to assist the Trustees in, among other things, monitoring the volume and sales prices of iron ore products shipped from Silver Bay, Minnesota, based on information supplied to the Trustees by Northshore, the lessee/operator of the lands leased under the Peters Lease and Cloquet Lease (the “Peters Lease Lands” and “Cloquet Lease Lands,” respectively, as further described on page 33 of this Annual Report) and the 20% fee interest of certain lands that are particularly described in, and subject to a mining lease under, the Peters Lease (the “Mesabi Fee Lands,” and together with the Peters Lease Lands and Cloquet Lease Lands, “Mesabi Trust Lands”), and Northshore’s parent company, Cliffs. References to Northshore in this Annual Report, unless the context requires otherwise, are applicable to Cliffs as well.

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

Duration and Termination of the Trust

The Trust is governed by New York trust and estate law, which prohibits creation of any trust estate that suspends the power of alienation by a condition or limitation for a period longer than lives in being at the time of the creation of such trust estate, plus a term of twenty-one years. Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against entering into any business, the Trust is not taxable as a corporation for federal income tax purposes.

Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders. In accordance with the Agreement of Trust, the Trust may continue to remain in force and effect until twenty-one years after the death of the last survivor of twenty-five persons named in an exhibit to the Agreement of Trust. Based upon the results of research conducted by the Trust’s outside legal counsel, as of February 2024, the Trustees believed that there are a number of individuals named in the Agreement of Trust who were alive as of February 2024, the youngest of whom is believed to be 63 years old.

The Trust may be terminated earlier at any time by the action of Unitholders holding 75% of the total Units of Beneficial Interest of the Trust as evidenced by any instrument executed by such Unitholders or by such Unitholders’ voting in favor of the termination of the Trust at a duly called and held meeting of the Unitholders.

References in the Annual Report

All references in this discussion and in this Annual Report on Form 10-K to iron ore products “shipped” shall include iron ore products that are actually shipped from Silver Bay, Minnesota and/or stockpiled for intercompany use that Cliffs has deemed shipped, as referenced by the parties to, and in accordance with, the Amended Assignment of Peters Lease. Similarly, all references in this discussion and in this Annual Report on Form 10-K to “shipments” shall include actual shipments of iron ore products and/or iron ore products stockpiled for intercompany sale that Cliffs has deemed shipped, as referenced by the parties to, and in accordance with, the Amended Assignment of Peters Lease. After the start of the 2019 arbitration and Cliffs’ change in practices, Cliffs accrues royalty payment to the Trust upon production to stockpile for DR pellets to be sold for internal use at facilities owned by Cliffs or its subsidiaries. Following the outcome of the 2019 arbitration, Cliffs began accruing royalty payments to the Trust for both DR pellets and standard pellets to be sold for internal use at facilities owned by Cliffs or its subsidiaries. As a result, the Trust recognizes revenue for internal use pellets upon production of those pellets, regardless of pellet grade. Pellets produced by Northshore that are not designated for internal use by Cliffs, or its subsidiaries, and instead are intended for sale to third parties in arms’-length sales, continue to be recognized as revenue upon shipment from Silver Bay, Minnesota.

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

Except within the framework of the Royalty Agreement and the enforcement of rights thereunder, neither the Trust nor the Trustees have any control over the operations, decisions to reduce or idle operations, sales and marketing efforts or other activities of Cliffs or its wholly-owned subsidiary, Northshore. Accordingly, the royalty income of the Trust is highly dependent upon the activities, investments and operational decisions of Cliffs and Northshore, including temporary or permanent reduction or idling of operations, the supply and demand of suppliers and customers in the iron ore and steel industry in the U.S. and internationally, and the terms and conditions of the Amended Assignment of Peters Lease. Northshore, together with Cliffs, without any input or influence from the Trust or the Trustees (except within the framework of the Royalty Agreement), control: (i) current operating plans, including iron ore production volumes, decisions to reduce or idle Northshore plant and mining operations, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future production, operations and capital expenditures, if any; (iii) geological data relating to iron ore reserve estimates; (iv) sales and marketing efforts, and shipments of iron ore products to customers of Cliffs and the extent to which sales of iron ore products are marketed and sold directly to independent third parties; (v) the terms and conditions, especially related to pricing, price adjustment mechanisms and delivery terms, of the sale of all iron ore products to Cliffs’ customers, including the Cliffs’ Customer Contracts; and (vi) the proportion of iron ore mined from the Mesabi Trust Lands that Cliffs sells to Cliffs’ corporate affiliates versus the proportion Cliffs sells to third parties in arms’-length transactions. Any substantial change in Cliffs’ financial condition or business, or the operations, production and shipments of iron ore products by Northshore, including production curtailments, temporary idling or permanent idling of Northshore operations, about which the Trust may have little or no prior notice, could adversely affect the royalty income of the Trust, as well as the resulting cash available for distribution by the Trust to Unitholders. Further, such developments could have a material adverse impact on the market price of the Trust’s Units.

Cliffs’ announced intentions to shift DR-grade pellet production away from Northshore, use Northshore as a swing operation and idle Northshore operations from time to time, including from May 2022 through April 2023, would reduce or potentially eliminate funds available for distribution to unit holders.

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

On February 11, 2022, Cliffs held a conference call to discuss Cliffs’ full year and fourth-quarter 2021 earnings. During the call, Mr. Goncalves disclosed “…with the use of additional scrap in our BOF’s [basic oxygen furnaces], our iron ore needs are not as high as before, and we no longer need to run our mines full out. When determining where to adjust production, our first look is at our cost structure. Because we are now able to produce DR-grade pellets at Minorca, and mainly due to the ridiculous royalty structure we have in place with the Mesabi Trust, we will be idling all production at our Northshore mine, starting in the Spring, carrying through at least to the Fall period, and maybe beyond. At Northshore, no production, no shipments, no royalty payments. We also acknowledge that our strategy to stretch hot metal, by adding increased amounts of scrap to the BOF’s is working extremely well. With more scrap in the BOF’s, we need fewer tons of hot metal to produce the same tonnage of liquid steel. As a consequence, the Northshore idle could go longer than currently planned.”

During Cliffs’ February 11, 2022 earnings call, Mr. Goncalves also said that, “Going forward, [Cliffs] will be limiting the tonnage of iron ore pellets we sell to third parties.”

On July 22, 2022, Cliffs held a conference call to discuss Cliffs’ second-quarter 2022 earnings. During the call, Mr. Goncalves disclosed “… we are now extending the ongoing idle at our Northshore swing facility to at least April of next year. With the increased use of scrap company-wide in our steel making operations made possible by the acquisition of FPT last year, the pellets from Northshore are not needed at this time. Rather than deplete this finite resource for the benefit of the Mesabi Trust and its so-called unit holders, we will keep Northshore idle until we decide otherwise.”

During Cliffs earnings conference call on April 24, 2023, Mr. Goncalves announced: “Our higher levels of steel production have led to the partial restart of some operations at our iron ore mining and pelletizing swing facility at Northshore earlier this month. As you may recall, Northshore has been totally idle since the spring of last year. We will continue to treat that facility as our swing operation. And at this time, we still do not expect to operate Northshore in full any time this year.” The Trustees of Mesabi Trust have not been provided with any additional information regarding the anticipated volume of production, stockpiling or shipping of iron ore products at the Northshore operations in Babbitt and Silver Bay, Minnesota for the remainder of calendar year 2024.

Cliffs had not previously notified the Trust of any of the aforementioned operational changes. Pursuant to the Agreement of Trust, any change to the royalty structure would require an amendment to the royalty agreement, which would require the approval of the Trustees as well as approval of 66 2/3% in interest of the Trust Certificate Holders.

Under the Royalty Agreement, Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale or use of iron ore products generally accrues upon production or shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation. The minimum advance royalty was $1,034,237 for calendar year 2022, $1,100,498 for calendar year 2023 and is $1,129,615 for calendar year 2024.

Operational decisions about when, how often and for how long to idle Northshore operations are solely in the control of Cliffs and Northshore. The Trustees are not notified in advance of such decisions to idle, or to restart, Northshore operations, and the Trustees cannot predict the frequency or duration of such idling events.

Accordingly, these plans, if and when implemented by Cliffs, could have a material adverse effect on Mesabi Trust’s future royalty revenue and could materially reduce or potentially eliminate funds available for distribution. In addition, the market price of the Trust’s Units, which are listed for trading on the NYSE, could be negatively impacted, and the Trust’s ability to continue to meet the continued listing criteria of the NYSE could be compromised, and could result in delisting of our Units.

The limited or lack of arms’-length third-party sales of iron ore products (processed at Northshore using Mesabi Trust iron ore) by Cliffs could lead to uncertainty under the Royalty Agreement with respect to the calculation of royalties, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust.

In order to calculate the royalties owed by Northshore to the Trust, the 1989 Royalty Agreement requires that Northshore make sales of iron ore products to third parties on an arms’-length basis without regard to any other business relationship between Northshore and the third-party buyer of the iron ore products. In order to calculate royalties on less than arms’-length sales (including sales from Northshore to Cliffs’ corporate affiliates), the Royalty Agreement requires reference to the highest contract price obtained by Northshore in the preceding four calendar quarters in a sale to a buyer not affiliated with Northshore and made on an arms’-length basis. Since Cliffs’ acquisition of ArcelorMittal USA in late-2020, and accelerating after Cliffs’ Toledo HBI plant came online in mid-2021, Northshore has increased the proportion of iron ore mined from the Mesabi Trust Lands that it sells to Cliffs’ corporate affiliates and decreased the proportion of such iron ore that it sells to third parties in arms’-length transactions. Cliffs’ public statements beginning in October 2021 indicated that Cliffs will be limiting the tonnage of iron ore pellets that it sells to third parties from all of its mines, and particularly Northshore, which Cliffs idled from May 2022 to April 2023. Cliffs also said it will continue to run Northshore as a swing operation. For the twelve month period ended December 31, 2023, Cliffs has reported to the Trust two low volume shipments of iron ore pellets (produced with iron ore principally mined from Mesabi Trust Lands) to a single third-party customer, which shipments together are much less than one typical boatload of iron ore normally shipped from Silver Bay in arms’-length third-party sale transactions. Cliffs’ quarterly royalty report used the highest price from those two transactions to set the price for royalty purposes for subsequent shipments intended for Cliffs’ affiliates’ internal consumption beginning in July 2023, subject to any newly reported arms’-length third-party customer sale transaction thereafter. The Trust is continuing to evaluate whether such transactions meet the requirements of the Royalty Agreement. Without consistent arms’-length sales from Northshore to third parties, the calculation of royalties on iron ore Northshore ships to Cliffs’ affiliates could be uncertain under the Royalty Agreement, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust.

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

In Cliffs’ Annual Report, Cliffs disclosed that, as a mining company, Cliffs’ profitability is dependent upon the price of the steel, iron ore and scrap metal, and that the price of steel, iron ore and scrap metal has fluctuated significantly in the recent past and is affected by factors beyond its control including: international demand for, and the impact of higher inflation on, raw materials used in steel production; availability of scrap metal substitutes such as pig iron; commodity prices speculation; rates of global economic growth, especially construction and infrastructure activity that requires significant amounts of steel; changes in the levels of economic activity in the U.S., China, India, Europe and other industrialized or developing economies, including as a result of geopolitical conflicts or otherwise; changes in China’s emissions policies and environmental compliance enforcement practices; changes in the production capacity, production rate and inventory levels of other steel producers, distributors, iron ore suppliers and scrap metal processors and traders; changes in trade laws; volumes of unfairly traded imports; imposition or termination of duties, tariffs, import and export controls and other trade barriers impacting the steel and iron ore markets; climate change and other weather-related disruptions, infectious disease outbreaks, such as the COVID-19 pandemic, or natural disasters that may impact the global supply of steel, iron ore or scrap metal; and the proximity, capacity and cost of infrastructure and transportation. Further, Cliffs stated that its revenues vary in accordance with the prices of the products it sells. During 2023, for example, Cliffs indicated it experienced lower average selling prices for its steel products as compared to 2022 due to the impact from lower index pricing, which resulted in lower revenues despite increased sale volumes. To the extent that commodity prices, including the HRC price, coated and other specialty steel prices, international steel prices and scrap metal prices, significantly decline for an extended period, Cliffs may have to revise its operating plans, including curtailing production, reducing operating costs and deferring capital expenditures. Cliffs also disclosed that it may have to record impairments on its goodwill, intangible assets, long-lived assets and/or inventory. Sustained lower prices also could cause Cliffs to reduce existing reserves if certain reserves can no longer be economically mined or processed at prevailing prices. Particularly during periods of increased inflation resulting in higher input costs, Cliffs may be unable to decrease its costs in an amount sufficient to offset reductions in revenues and may incur losses. These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on Cliffs’ ability to pay future royalties owed to the Trust.

Cliffs sells a significant portion of its steel products to the automotive market, and fluctuations or changes in the automotive market could adversely affect Cliffs’ business operations and financial performance, which in turn could adversely affect the royalties payable to the Trust.

Cliffs’ Annual Report indicated that the largest end user of Cliffs’ steel products is the automotive industry in North America. Beyond these direct sales to the automotive industry, Cliffs makes additional sales to distributors and converters, which may ultimately resell some of that volume to the automotive market. In addition to the magnitude of Cliffs’ exposure to the automotive industry, Cliffs faces risks arising from Cliffs’ relative concentration of sales to certain specific automotive manufacturers, and its sales volumes and revenues may be adversely affected if it is unable to renew its fixed-price contracts with one or more significant automotive customers or if those customers choose to move certain portions of their parts business to alternate suppliers. In addition, automotive production and sales are cyclical and sensitive to general economic conditions and other factors, including interest rates, consumer credit, spending and preferences, and supply chain disruptions. If automotive production and sales decline, whether due to consumers facing reduced purchasing power caused by inflation, higher interest rates or otherwise, Cliffs’ sales and shipments to the automotive market are likely to decline in a corresponding manner. Adverse impacts that Cliffs may sustain as a result include, without limitation, lower margins because of the need to sell steel to less profitable customers and markets, higher fixed costs from lower steel production if Cliffs is unable to sell the same amount of steel to other customers and markets, and lower sales, shipments, pricing and margins generally as Cliffs’ competitors face similar challenges and compete vigorously in other markets that Cliffs serves. These adverse impacts would negatively affect Cliffs’ revenues, financial results and cash flows.

Moreover, despite Cliffs’ position as the largest flat-rolled steel producer in North America, competition for automotive business has intensified in recent years, as steel producers and companies producing alternative materials have focused their efforts on capturing and/or expanding their market share of automotive business because of less favorable conditions in other markets for steel and other metals, including commodity products. As a result, the potential exists that Cliffs may lose market share to existing or new entrants or that automotive manufacturers will take advantage of the intense competition among potential suppliers during periodic contract renewal negotiations to pressure Cliffs’ pricing and margins in order to maintain or expand market share with them, which could negatively affect Cliffs’ revenue, financial results and cash flows.

These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on Cliffs’ ability to pay future royalties owed to the Trust.

Severe financial hardship or bankruptcy of one or more of Cliffs’ major customers or key vendors could adversely affect Cliffs’ business operations and financial performance, which in turn could adversely affect Cliffs’ ability to pay royalties owed to the Trust.

Sales and operations for a majority of Cliffs’ customers are sensitive to general economic conditions in the North American automotive, housing, construction, appliance, energy, defense and other industries. Some of Cliffs’ customers are highly leveraged. If there is a significant weakening of current economic conditions, whether because of operational, cyclical, supply chain or other issues, including inflationary pressures, higher interest rates or an infectious disease outbreak, it could cause customers to reduce, delay or cancel their orders, impact significantly the creditworthiness of Cliffs’ customers and lead to other financial difficulties or even bankruptcy filings by Cliffs’ customers. Failure to receive payment for products that Cliffs has delivered could adversely affect Cliffs’ results of operations, financial condition and liquidity. The concentration of customers in a specific industry, such as the automotive industry, may increase Cliffs’ risk because of the likelihood that circumstances may affect multiple customers at the same time. Such events could cause Cliffs to experience lost sales or losses associated with the potential inability to collect all outstanding accounts receivable as well as reduced liquidity. Similarly, if Cliffs’ key vendors face financial hardship or need to operate in bankruptcy, as Cliffs experienced with one of its major steel mill slag services providers during 2022-2023, such vendors could suffer operational disruption or even face liquidation, which could result in such vendor defaulting on its obligations to Cliffs or Cliffs’ inability to secure replacement materials or services on a timely basis, or at all, or cause Cliffs to incur increased costs to do so. Such events could adversely impact Cliffs’ continuity of operations, financial results and cash flows, which in turn could adversely affect Cliffs’ ability to pay royalties owed to the Trust.

U.S. government actions regarding its trade policies may have a material adverse impact on Cliffs’ business, which could adversely affect Cliffs’ ability to generate revenue, which in turn could adversely affect royalties payable to the Trust.

In recent years, the U.S. government has altered its approach to international trade policy, both generally and with respect to matters directly and indirectly affecting the steel industry, including by undertaking certain unilateral actions affecting trade, renegotiating existing bilateral or multilateral trade agreements, and entering into new agreements or treaties with foreign countries. For example, in March 2018, the U.S. government issued a proclamation pursuant to Section 232 imposing a 25% tariff on imported steel. These Section 232 tariffs were imposed on national security grounds and addressed imported steel that was being unfairly traded by certain foreign competitors at artificially low prices. In retaliation against the Section 232 tariffs, the European Union subsequently imposed its own tariffs against certain steel products and other goods imported from the U.S. Following the November 2020 U.S. presidential election, negotiations between the U.S. government and other governments have resulted in revisions to these measures. For example, the U.S. government agreed to modified tariff rate quota systems with each of the European Union, Japan and the United Kingdom that allow more imports from those trading partners to enter the U.S. market free of Section 232 tariffs. The U.S. government may also negotiate reductions or eliminations of Section 232 duties with other trading partners. If the Section 232 measures are further removed or substantially lessened, whether through legal challenge, legislation, executive action or otherwise, imports of foreign steel would likely increase and steel prices in the U.S. would likely fall, which could materially adversely affect Cliffs’ revenues, financial results and cash flows.

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

While Cliffs may currently benefit from certain antidumping and countervailing duty orders, any such relief is subject to periodic reviews and challenges, which can result in revocation or modification of the orders or reduction of the duties. During 2022 and 2023, the U.S. International Trade Commission reviewed and continued antidumping and countervailing duty orders covering imports from several major trading partners of some of its key products, including corrosion-resistant steel, cold-rolled steel, hot-rolled steel and cut-to-length plate. However, previously granted petitions for trade relief may not be successful or fully effective at preventing harm from dumped and subsidized imports. Any of these actions and their direct and indirect impacts could materially adversely affect Cliffs’ revenues, financial results and cash flows.

As a result, certain events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on Cliffs’ and Northshore’s ability to pay future royalties owed to the Trust, and the Trustees are not able to predict the impact that changing U.S. trade policy, or its results and/or consequences, will have on future royalties payable to the Trust.

Global steelmaking overcapacity, steel imports and oversupply of iron ore could lead to lower or more volatile global steel and iron ore prices, directly or indirectly impacting Cliffs’ profitability, which in turn could adversely affect royalties payable to the Trust.

Significant existing global steel capacity and new or expanded production capacity in recent years could potentially cause capacity to exceed demand globally. Although certain of Cliffs’ U.S. competitors have shut down production capacity, certain of Cliffs’ competitors have announced and are moving ahead with plans to develop new steelmaking capacity in the near term. In addition, certain foreign competitors, which may have cost advantages due to being owned, controlled or subsidized by foreign governments, have substantially increased their steel production capacity in the last few years and in some instances appear to have targeted the U.S. market for imports. The risk of even greater levels of imports may continue, depending upon foreign market and economic conditions, changes in trade agreements and treaties, laws, regulations or government policies affecting trade, the ability of foreign producers to circumvent U.S. trade sanctions and policy (including in the markets for tin mill products and electrical steels), the value of the U.S. dollar relative to other currencies and other variables beyond Cliffs’ control. In addition, higher sustained market prices of steel and iron ore products could cause new producers to enter the market or existing producers to further expand productive capacity, which could in turn lead to lower steel prices and increasing prices of steel making inputs, such as scrap metal. Excess steel and iron ore supply combined with reduced global steel demand and increased imports, also could lead to lower steel and iron ore prices. Downward pressure on steel and/or iron ore prices could have an adverse effect on Cliffs’ results of operations, financial condition and profitability, which in turn could adversely affect Cliffs’ ability to pay royalties owed to the Trust.

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

Although Cliffs’ obligation to pay royalties has never been dependent on Cliffs’ revenue receipts, and under the Royalty Agreement Mesabi Trust does not bear collection risk from Cliff's’ customers, royalties received by the Trust typically do fluctuate significantly from quarter to quarter and year to year based upon market prices for iron ore products, the level of orders for iron ore products from Cliffs’ customers, the sales and marketing efforts of Cliffs, the consumption of inventory by Cliffs’ customers, and production decisions made by Northshore, including, as discussed above, decisions to reduce or idle Northshore plant and mining operations. For example, Cliffs elected to idle Northshore operations from May 2022 until April 2023, which resulted in no royalty payments to the Trust for a period of time. Moreover, because some of the royalties paid to the Trust in any particular quarter (other than the minimum advance royalty) include payments made with respect to pellets shipped and sold at estimated prices that, under some Cliffs Customer Contracts, may be subject to future interim and final multi-year adjustments in accordance with such supply agreements, a downward trend in demand and market prices for iron and steel products could result in negative adjustments to royalties in future quarters, some of which may be significant. These negative price adjustments could have a material adverse effect on the Trust’s royalty income, which in time could result in lower quarterly distributions paid by the Trust to Unitholders, and possibly reduce or even eliminate funds available for distribution in any quarter and in some quarters may completely offset royalties otherwise payable to the Trust.

Due to the factors described above, royalties paid to the Trust in future quarters for iron ore products shipped earlier during a year could materially increase or decrease, and in case of decrease, such decrease could result in little or no cash being available for distribution to Unitholders. As a result, distributions that may be declared and paid to Unitholders, in any particular quarter, are not necessarily indicative of royalties that will be received, or distributions that will be paid, in any subsequent quarter or in any full year. Based on the foregoing and the current uncertainty in the economic environment, the Trust cannot ensure that there will be adequate cash available to make a distribution to Unitholders in any particular quarter.

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

Cliffs’ Annual Report has disclosed that (i) a portion of its cash flow from operations is used to service debt, reducing the availability of its cash to fund capital expenditures, acquisitions or other strategic development initiatives and other general corporate purposes or to return capital to shareholders, including via share repurchases, (ii) if it is unable to service its debt service obligations, it may face substantial liquidity problems and may be forced to reduce or delay investments, capital expenditures and share repurchases, or to sell assets, seek additional capital, including additional secured or unsecured debt, or restructure or refinance its debt, and (iii) the cost of financing or refinancing, access to the capital markets, and the terms under which it purchases goods and services if credit rating agencies could downgrade Cliffs’ ratings, whether due to factors specific to its business or debt profile, a prolonged cyclical downturn in the steel, scrap metal and mining industry or macroeconomic trends (such as global or regional recessions), increases in pension and OPEB obligations, adverse impacts of inflation and higher interest rates, or trends in credit and capital markets more generally.

Cliffs’ Annual Report also disclosed that if it is unable to service its debt obligations, it could face substantial liquidity problems and may be forced to reduce or delay investments, capital expenditures and share repurchases, or to sell assets, seek additional capital, including additional secured or unsecured debt, or restructure or finance its debt, and may be unable to continue as a going concern.

These potential circumstances, if they become real developments, could have a material adverse effect on Cliffs and Northshore, which in turn, could have a material adverse effect on royalties paid to the Trust in the future.

Equipment failures and other unexpected events at Northshore may lead to production curtailments, idling or shutdown.

Interruptions in production capabilities at the mine operated by Northshore may have an adverse impact on the royalties payable to the Trust. In addition to planned production shutdowns, idling or curtailments and equipment failures, the Northshore facilities are also subject to the risk of loss due to unanticipated events such as fires, explosions or extreme weather conditions due to climate change or otherwise and natural and human-caused disasters, terrorist events, lack of energy or other supplies, and infectious disease outbreaks. For example, the temporary production shutdowns in the automotive industry during 2020 as a result of the COVID-19 pandemic and associated reduction in demand for Cliffs’ products led to Cliffs’ decision to temporarily idle certain steelmaking facilities and iron ore mines. The manufacturing processes that take place in Northshore’s mining operations, as well as in Northshore’s crushing, concentrating and pelletizing facilities, depend on critical pieces of equipment, such as drilling and blasting equipment, crushers, grinding mills, pebble mills, thickeners, separators, filters, mixers, furnaces, kilns and rolling equipment, as well as electrical equipment, such as transformers. It is possible that this equipment may, on occasion, be out of service because of unanticipated failures or unforeseeable acts of vandalism or terrorism. In addition, because the Northshore processing facilities have been in operation for several decades, some of the equipment may be aged. A shutdown or reduction in capacity may come with little or no advance warning. The remediation of any interruption in production capability at Northshore could require Cliffs to make large capital expenditures which may take place over an extended period of time. According to Cliffs’ Annual Report, if Cliffs’ cash flows and capital resources are insufficient to fund its debt service obligations, it may be forced to reduce or delay investments and capital expenditures. Any additional idling, shutdown, reduction in operations, or production curtailment at Northshore would likely adversely affect the royalties payable to the Trust.

The mining operations of Northshore are subject to extensive governmental regulations and Northshore is subject to risks related to its compliance with federal and state environmental regulations.

Northshore, as the operator of the mine on Mesabi Trust Lands, is subject to various international, foreign, federal, state and local laws and regulations relating to protection of the environment and human health and safety, including those relating to air quality, water quality and conservation, plant, wetlands, natural resources and wildlife protection (including endangered and threatened species), reclamation, remediation and restoration of properties and related surety bonds or other financial assurances, land use, the discharge of materials into the environment, and the effects that industrial operations and mining has on groundwater quality and availability, the management of electrical equipment containing polychlorinated biphenyls, and other related matters. Northshore is required to maintain numerous permits and approvals issued by federal and state regulatory agencies and its mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration (“OSHA”) has jurisdiction over safety and health standards not covered by MSHA and the Minnesota Pollution Control Agency (“MPCA”) regulates various aspects of Northshore’s operations. Northshore may from time to time be involved in disputes or litigation with the regulatory agencies over certain aspects of its operations and the Trustees cannot predict the potential impact of these proceedings. Moreover, Northshore is solely responsible for its compliance with all laws, regulations or permits applicable to Northshore’s operations and Northshore may at times fail to operate in compliance with such laws, regulations and permits. The Trust has limited ability to control or determine whether Northshore has been or will in the future operate in compliance with such laws and regulations. If Northshore fails to comply with these laws, regulations or permits, it could be subject to fines or other sanctions, any of which could have an adverse effect on its operations and its ability to ship iron ore products from Silver Bay, Minnesota, which could, in turn, have a material adverse effect on the royalties paid to the Trust.

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

The Trustees do not exert any influence over mining operational decisions at Northshore and Northshore alone determines whether to mine from Mesabi Trust Lands or state-owned lands, based on its current production estimates and engineering plan. Northshore’s mining operations include Mesabi Trust Lands and mineral-producing land owned by the State of Minnesota and others. Iron ore mined by Northshore from lands other than Mesabi Trust Lands is processed, along with iron ore mined from Mesabi Trust Lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis. Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust Lands. In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases. In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments is from Mesabi Trust Lands. The percentages of shipments from Mesabi Trust Lands were 90.0%, 99.7% and 91.3% in calendar years 2023, 2022 and 2021, respectively. If Northshore decides to materially reduce the percentage of iron ore mined, or pellets shipped, from Mesabi Trust Lands, the income of the Trust could be materially adversely affected.

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

According to Cliffs’ Annual Report, Cliffs indicated that its decisions concerning which facilities to operate and at what production levels are made based in part upon its customers’ orders for products, as well as the quality, performance capabilities and production cost of its operations. During depressed market conditions, Cliffs may concentrate production at certain facilities and not operate others in response to customer demand or other reasons, and as a result Cliffs would incur idle costs that could offset its anticipated savings from not operating the idled facility. For example, focusing on the magnitude and structure of the Mesabi royalty, Cliffs temporary idled Northshore operations from May 2022 until April 2023. As a result of Cliffs’ idling of the Northshore operations, Cliffs made no quarterly royalty payments to the Trust for

October 2022, January 2023 and April 2023, and Cliffs incurred fixed costs during the idle period. When Cliffs restarts idled facilities, it incurs certain costs to replenish inventories, prepare the previously idled facilities for operation, perform the required repair and maintenance activities, and prepare employees to return to work safely and resume production responsibilities. The amount of any such costs can be material, depending on a variety of factors, such as the period of idle time, necessary repairs and available employees, and is difficult to project.

Cliffs also disclosed that in its iron ore operations, disruption of the rail, trucking, lake or other waterway transportation services due to weather-related problems, climate change, strikes, lock-outs, driver shortages and other disruptions in the trucking industry, train crew shortages or other rail network constraints, infectious disease outbreaks or other events and lack of alternative transportation sources could impair Cliffs’ ability to move products internally around its facilities and to supply products to its customers at competitive rates or in a timely manner, and thus, could adversely affect its operations, revenues, margins and profitability.

These events could have a material adverse effect on Cliffs and potentially Northshore, which in turn, could have a material adverse effect on royalties paid to the Trust in the future.

Certain risk factors affecting Cliffs’ North American iron ore business generally, and Northshore operations in particular, could have a material adverse effect on the royalties payable to the Trust.

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year. According to Cliffs’ Annual Report, a number of risk factors affect Cliffs’ operations and could impact Northshore’s production and shipment volume. Cliffs’ Annual Report identified the following seven categories of risk to which Cliffs is subject: (i) economic and market, (ii) regulatory, (iii) financial, (iv) operational, (v) sustainability and development, and (vi) human capital. These risk factors include, among others, the volatility of commodity prices, concentration of business in the automotive market, global steelmaking overcapacity, severe financial hardship or bankruptcy of major customers or key vendors, U.S. government trade policies, extensive governmental regulations relating to the environment and human health and the costs and risks related thereto, use of hazardous materials, inability to obtain, maintain or renew operational permits and licenses, financial risks associated with existing and future indebtedness, dependence on certain raw materials and energy sources, the cost or time to implement strategic capital projects, natural or human-caused disasters, weather conditions, disruptions or failures of its IT systems, costs associated with the idling or closures of an operating facility or mine, lack of appropriate insurance coverage, pressures to reduce carbon footprint, risks associated with maintaining social license, assumptions regarding recoverable mineral reserves, defects in title to any leasehold interests, dependence on senior management team and key employees, labor relations, pension costs and labor shortages. Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties payable to the Trust could be materially adversely affected.

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

We are dependent upon third-party information technology systems, which are subject to cyber threats, disruption, damage and failure.

We are dependent upon third-party information systems and other technologies, including those related to our financial and operational management and those related to Cliffs’ and Northshore’s financial and operational management. Network and information systems-related events, such as computer hackings, cyber-attacks, ransomware, computer viruses, worms or other destructive or disruptive software, process breakdowns, denial of service attacks, malicious social engineering or other malicious activities, or any combination of the foregoing, or power outages, natural disasters, terrorist attacks or other similar events, could result in damage to our information and data that is stored or transmitted by our third-party vendors. Any security breaches, such as computer viruses and more sophisticated and targeted cyber-related attacks, as well as misappropriation, misuse, leakage, falsification or accidental release or loss of information maintained in these information technology systems could result in significant losses and damage to our reputation, and require us to expend significant capital and other resources to remedy any such security breach. There can be no assurance that these events and security breaches will not occur in the future or not ultimately have an adverse effect on the royalties payable to the Trust.

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

As permitted by the terms of the Agreement of Trust, the Trustees are authorized to, and in fact do, rely upon certain independent consultants to assist the Trustees in carrying out and fulfilling their obligations as Trustees. Independent consultants perform a variety of services for the Trust, render advice and produce reports with respect to monthly production and shipments, which include figures on crude iron ore production, iron ore pellet production, iron ore pellet shipments, and discussions concerning the condition and accuracy of the scales used to weigh iron ore pellets produced at Northshore’s facilities. The Trustees have also retained an accounting firm to provide non-audit services, including preparing financial statements, reviewing financial data related to shipping and sales reports provided by Northshore and reviewing the schedule of leasehold and fee royalties payable to the Trust. The Trustees believe that the independent consultants engaged by the Trust are qualified to perform the services and functions assigned to them. Nevertheless, any negligence or the failure of any such independent consultants to competently perform could materially adversely affect the royalties to be received by the Trust.

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

On October 14, 2022, the Trust initiated arbitration against Northshore and its parent, Cliffs. The arbitration proceeding was commenced with the AAA. The Trust seeks an award of damages relating to the underpayment of royalties in 2020, 2021, and 2022 by virtue of the failure to use the highest price arm’s length iron ore pellet sale from the preceding four quarters in pricing internal production during the fourth quarter of 2020 through 2022. The Trust also seeks declaratory relief related to the Trust’s entitlement to certain documentation and to the time the Operator’s royalty obligation accrues. The AAA evidentiary hearing took place in March 2024. Post-hearing briefs will be exchanged in May 2024, and post-hearing oral argument, if any, will take place in June 2024.

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

The Trust faces risks from cybersecurity threats that could have a material adverse effect on its financial condition, financial record keeping, investment management, reporting, results of operations, cash flows or reputation.

The Trust is exposed to potential harm from cybersecurity events that may affect the operations of the Corporate Trustee and other third parties such as Cliffs and Northshore, and the Trust’s consultants, experts and agents (“Trust Third Parties”) who provide the Trust and Trustees with professional services including legal, accounting, on-site inspection and investment management. The Corporate Trustee or the Trust Third Parties maintain robust cybersecurity protocols. However, if the measures taken by the Corporate Trustee and the Trust Third Parties to protect against cybersecurity disruptions, whether from internal or external actors, prove to be insufficient or if confidential or proprietary data of the Trust is otherwise not protected, the Trust could be adversely affected. A breach of cybersecurity protections or a cyber-attack on the Corporate Trustee or the Trust Third Parties could potentially jeopardize the confidential, proprietary, and other information of the Trust that is processed, stored in, and transmitted through the computer systems and networks of these parties. Cybersecurity disruptions could cause physical harm to people or the environment, damage or destroy assets; compromise business systems; result in proprietary information being altered, lost, or stolen; result in the Trust’s or third-party information being compromised; or otherwise disrupt business operations of the Corporate Trustee or the Trust Third Parties. The Trust could incur significant costs to remedy the effects of a major cybersecurity disruption in addition to costs in connection with any resulting regulatory actions, litigation or reputational harm. Although the Corporate Trustee and the Trust Third Parties take steps to prevent and detect such attacks, it is possible that a cyber incident will not be discovered for some time after it occurs, which could increase exposure to these consequences.

OVERVIEW OF TRUST’S ROYALTY STRUCTURE

Leasehold royalty income constitutes the principal source of the Trust’s revenue. The income of the Trust is highly dependent upon the activities and operations of Northshore. Royalty rates and the resulting royalty payments received by the Trust are determined in accordance with the terms of the Trust’s leases and assignments of leases.

Three types of royalties, as well as royalty bonuses, comprise the Trust’s leasehold royalty income:

●	Base overriding royalties. Base overriding royalties have historically constituted the majority of the Trust’s royalty income. Base overriding royalties are determined by both the volume and selling price of iron ore products shipped. Northshore is obligated to pay the Trust base overriding royalties in varying amounts, based on the volume of iron ore products shipped. Base overriding royalties are calculated as a percentage of the gross proceeds of iron ore products produced at Mesabi Trust Lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota. The percentage ranges from 2-1/2% of the gross proceeds for the first one million tons of iron ore products shipped annually to 6% of the gross proceeds for all iron ore products in excess of four million tons so shipped annually. Base overriding royalties are subject to interim and final price adjustments under the Cliffs Customer Contracts and, as described elsewhere in this Annual Report, such adjustments may be positive or negative.

●	Royalty bonuses. The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton. The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay. The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”). The Adjusted Threshold Price was $62.03 per ton for calendar year 2022 and $66.00 per ton for calendar year 2023, and is $67.75 per ton for calendar year 2024. The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price). Royalty bonuses are subject to price adjustments under the Cliffs Customer Contracts (and, as described elsewhere in this Annual Report); such adjustments may be positive or negative. See the section entitled “Comparison of Financial Results for Fiscal Years ended January 31, 2024 and January 31, 2023” in this Annual Report for more information.

●	Fee royalties. Fee royalties have historically constituted a smaller component of the Trust’s total royalty income. Fee royalties are payable to the Mesabi Land Trust, a Minnesota land trust, which holds a 20% interest as fee owner in the Amended Assignment of Peters Lease. Mesabi Trust holds the entire beneficial interest in the Mesabi Land Trust for which U.S. Bank N.A. acts as the corporate trustee. Mesabi Trust receives the net income of the Mesabi Land Trust, which is generated from royalties on the amount of crude ore mined after the payment of expenses to U.S. Bank N.A. for its services as the corporate trustee. Crude ore is the source of iron oxides used to make iron ore pellets and other products. The fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing.

●	Minimum advance royalties. Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation. The minimum advance royalty was $1,034,237 for calendar year 2022 and $1,100,498 for calendar year 2023, and is $1,129,615 for calendar year 2024. Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year. Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Under the relevant agreements, Northshore has the right to mine and ship iron ore products from lands other than Mesabi Trust Lands. Northshore alone determines whether to conduct mining operations on Mesabi Trust Lands and/or such other lands based on its current mining and engineering plan. The Trustees do not exert any influence over mining operational decisions. To encourage the use of iron ore products from Mesabi Trust Lands, Mesabi Trust receives royalties on stated percentages of iron ore shipped from Silver Bay, whether or not the iron ore products are from Mesabi Trust Lands. Mesabi Trust receives royalties at the greater of (i) the aggregate quantity of iron ore products shipped that were mined from Mesabi Trust Lands, and (ii) a portion of the aggregate quantity of all iron ore products shipped from Silver Bay that were mined from any lands during the calendar year, such portion being 90% of the first four million tons shipped from Silver Bay during such year, 85% of the next two million tons shipped during such year, and 25% of all tonnage shipped during such year in excess of six million tons. The royalty percentage paid to the Trust increases as the aggregate tonnage of iron ore products shipped, attributable to the Trust, in any calendar year increases past one-million ton volume thresholds, with the Trust earning 2-1/2% of the gross proceeds for the first one million tons of iron ore products shipped annually up to 6% of the gross proceeds for all iron ore products in excess of four million tons shipped annually. Assuming a consistent sales price per ton throughout a calendar year, shipments of iron ore product attributable to the Trust later in the year generate a higher royalty to the Trust, as total shipments for the year exceed the one million ton thresholds.

Royalty income, which constitutes the principal source of the Trust’s revenue, comprised 96.6% to 99.3% of the Trust’s total revenue in each of the fiscal years ended January 31, 2024, January 31, 2023 and January 31, 2022. A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” in this Annual Report.

During the course of its fiscal year some portion of royalties expected to be paid to Mesabi Trust is based in part on estimated prices for iron ore products sold under the Cliffs Customer Contracts. The Cliffs Customer Contracts use estimated prices which are subject to interim and final pricing adjustments, which can be positive or negative, and which adjustments are dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. Even though Mesabi Trust is not a party to the Cliffs Customer Contracts, these adjustments can result in significant variations in royalties payable to Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by the Trust. In either case, these price adjustments will impact future royalties payable to the Trust and, in turn, will impact cash reserves that become available for distribution to Unitholders.

According to Cliffs’ Annual Report, sales volumes under most of its multi-year supply agreements with Cliffs’ customers are largely dependent on customer requirements and contain a base price that is adjusted annually using one or more adjustment factors. The factors that could result in price adjustments under Cliffs Customer Contracts include changes in the Platts 62% Price, hot-rolled coil steel price, the Atlantic Basin pellet premium, published Platts international indexed freight rates and changes in specified producer price indices, including those for industrial commodities, fuel and steel.

As described in this report, in order to calculate the royalties owed by Northshore to Mesabi Trust, the 1989 Royalty Agreement requires that Northshore make sales of iron ore products to third parties on an arms’-length basis without regard to any other business relationship between Northshore and the third-party buyer of the iron ore products. In order to calculate royalties on less than arms’-length sales (including sales from Northshore to Cliffs’ corporate affiliates), the Royalty Agreement requires reference to the highest contract price obtained by Northshore in the preceding four calendar quarters in a sale to a buyer not affiliated with Northshore and made on an arms’-length basis. Since Cliffs’ acquisition of ArcelorMittal USA in late-2020, and accelerating after Cliffs’ Toledo HBI plant came online in mid-2021, Northshore has increased the proportion of iron ore mined from the Mesabi Trust Lands that it sells to Cliffs’ corporate affiliates and decreased the proportion of such iron ore that it sells to third parties in arms’-length transactions. Cliffs’ public statements beginning in third quarter of 2021 have indicated that Cliffs will be limiting the tonnage of iron ore pellets that it sells to third parties from all of its mines, and particularly Northshore. For the twelve month period ended January 31, 2024, Cliffs has reported to the Trust two low volume shipments of iron ore pellets (produced with iron ore principally mined from Mesabi Trust Lands) to a single third-party customer, which shipments together are much less than one typical boatload of iron ore normally shipped from Silver Bay in arms’-length third-party sale transactions. Cliffs’ quarterly royalty report used the highest price from those two transactions to set the price for royalty purposes for subsequent shipments intended for Cliffs’ affiliates’ internal consumption beginning in July 2023, subject to any newly reported arms’-length third-party customer sale transaction thereafter. The Trust is continuing to evaluate whether such transactions meet the requirements of the royalty agreement. Without consistent arms’-length sales of iron ore pellets from Northshore to third parties, the calculation of royalties on iron ore pellets that Northshore ships to Cliffs’ affiliates could be uncertain under the royalty agreement, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust. Historically, Cliffs has not responded to the Trust’s inquiries about its planning and efforts on these matters. See “Risk Factors - The limited or lack of arms’-length third-party sales of iron ore products (processed at Northshore using Mesabi Trust iron ore) by Cliffs could lead to uncertainty under the Royalty Agreement with respect to calculation of royalties owing to the Trust, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust.”

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price. Although 97.4% of all the iron ore products shipped from Silver Bay during calendar 2023 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

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

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2024, January 31, 2023 and January 31, 2022

During fiscal 2024, production attributed to Trust lands totaled approximately 3.2 million tons, an increase of 276.6% as compared to production for fiscal year 2023 and a decrease of 29.0% as compared to production for fiscal 2022. Shipments to Northshore’s customers attributed to the Trust totaled approximately 3.2 million tons during fiscal 2024. This represents an increase of 276.6% as compared to shipments for fiscal year 2023 and a decrease of 25.1% as compared to shipments for fiscal year 2022. The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior three fiscal years. As a result of the arbitration award discussed in Note 2, in addition to the shipped tons shown in the table below, as reported to the Trust in Cliffs’ quarterly royalty reports, the Trust recognized revenue during the fiscal year ended January 31, 2022 on an additional 1,173,667 tons deemed shipped from Mesabi Trust Lands for production that occurred in previous fiscal quarters.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Year Ended	(Tons)	(Tons)
January 31, 2024	3,212,044	3,212,044
January 31, 2023	852,926	852,926
January 31, 2022	4,520,844	4,290,730

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent three fiscal years.

			Percentage of	Percentage of
	Percentage of	Percentage of	Pellets	Pellets
	Pellets Produced	Pellets Produced	Shipped	Shipped
	From Trust	From Non-Trust	From Trust	From Non-Trust
Fiscal Year ended	Lands	Lands	Lands	Lands
January 31, 2024	91.0%	9.0%	91.0%	9.0%
January 31, 2023	99.7%	0.3%	99.7%	0.3%
January 31, 2022	91.7%	8.3%	89.2%	10.8%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to iron ore mined from Mesabi Trust lands in fiscal 2025. However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

Comparison of Financial Results for Fiscal Years ended January 31, 2024 and January 31, 2023

Royalty Income

As shown in the table below, in fiscal 2024 base royalties increased by 361.3%, bonus royalties increased by 107.3% and fee royalties increased by 214.1%, each as compared to fiscal 2023. Accordingly,

the Trust’s total royalty income increased by 194.7% in fiscal 2024 as compared to fiscal 2023. The increase in royalties received by the Trust is the result of the mine being idled for less than three months in fiscal 2024, as compared to being idled for nine months in fiscal 2023.

	Fiscal Year ended January 31,		% increase
	2024	2023	(decrease)
Base overriding royalties	$11,427,717	$2,477,296	361.3%
Bonus royalties	9,903,449	4,776,620	107.3%
Fee royalties	761,465	242,403	214.1%
Total royalty income	$22,092,631	$7,496,319	194.7%

The royalty amounts set forth in the table above include pricing adjustments made to royalty payments previously received by the Trust based on shipments from Silver Bay, Minnesota during prior calendar years. Depending on the year, the volume of shipments, and the interim and final price paid to the Trust for shipments from Silver Bay, Minnesota, the price adjustment provisions of the Cliffs Customer Contracts may increase or decrease, in some cases materially, the royalties paid to the Trust. Because the Trust is not a party to the Cliffs Customer Contracts, the Trustees are unable to predict the extent of any pricing adjustments that may occur under the Cliffs Customer Contracts or whether the adjustments will increase or decrease royalties payable to the Trust. With the current volatility in demand and prices for iron ore and steel products, the price adjustment provisions in the Cliffs Customer Contracts may have a significant impact on future royalties payable to the Trust and the adjustments, depending on whether they are positive or negative, may increase or decrease the distributions payable to Unitholders.

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2024 increased by 257.6%, as compared to fiscal 2023, primarily due to an increase in total revenues related to the mine being idled for less than three months in fiscal 2024, as compared to being idled for nine months in fiscal 2023. Total expenses for fiscal 2024 increased by 59.4% as compared to fiscal 2023. A more detailed summary of the Trust’s expenses, including legal and consulting expenses, is set forth under the heading “Trust Expenses” in this Annual Report.

	Fiscal Year ended January 31,		% increase
	2024	2023	(decrease)
Total Revenues	$22,862,029	$7,741,974	195.3%
Expenses	3,878,693	2,432,889	59.4%
Net Income	$18,983,336	$5,309,085	257.6%

As discussed in the paragraph above, the Trust’s total revenue and net income for fiscal 2024 increased by 195.3% and 257.6%, respectively, primarily due to an increase in total revenues related to the mine being idled for less than three months during fiscal 2024, as compared to being idled for nine months during fiscal 2023. Despite the increase in the Trust’s net income in fiscal 2024, the timing of cash receipts and subsequent disbursements resulted in a 61.7% decrease in total distributions declared to Unitholders in fiscal 2024, as compared to fiscal year 2023.

	Fiscal Year ended January 31,		% increase
	2024	2023	(decrease)
Total Distributions Declared	$9,446,407	$24,665,620	(61.7)%
Distributions Declared per Unit	$0.72	$1.88	(61.7)%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased by $9,536,929 or 83.4% to $20,975,143, as of January 31, 2024, as compared to $11,438,214 as of January 31, 2023. As of January 31, 2024, the Unallocated Reserve included $19,126,044 in unallocated cash and cash equivalents and $1,960,358 of accrued income receivable, and $451,896 of a contract asset. Comparatively, as of January 31, 2023, the Unallocated Reserve included $13,966,500 in unallocated cash and cash equivalents, $23,562 of accrued income receivable, and $2,298,121 of a contract liability.

	January 31,		% increase
	2024	2023	(decrease)
Accrued Income Receivable	$1,960,358	$23,562	8220.0%
Contract Asset	451,896	—	100.0%
Unallocated Cash and Cash Equivalents	19,126,044	13,966,500	36.9%
Prepaid Expenses and (Accrued Expenses), net	(563,155)	(253,727)	122.0%
Contract Liability	—	(2,298,121)	100.0%
Unallocated Reserve	$20,975,143	$11,438,214	83.4%

The 83.4% increase in the Unallocated Reserve for the fiscal year ended January 31, 2024 as compared to the fiscal year ended January 31, 2023, is primarily the result of an increase in the unallocated cash and cash equivalents, an increase in the accrued income receivable and a change from a contract liability in fiscal 2023 to a contract asset in fiscal 2024.

Contract Asset & Liability. The $451,896, or 100%, increase in the contract asset portion of the Unallocated Reserve relates to variable consideration for base overriding royalties that occurs as a result of escalating royalty rates earned as thresholds for tons of ore shipped are reached. At each period end, the Trust updates its estimate of total tons expected to be shipped for the calendar year and applies the estimated annual royalty rate to actual tons shipped in the period. The estimate of total tons to be shipped for the calendar year is determined based on historical, current, and forecasted shipment data. The recorded contract asset represents the additional revenue earned based on the estimated annual royalty rate compared to the effective contracted rate for tons shipped during the period. There was no contract asset for variable consideration as of January 31, 2023 due to the mine being idled. The $2,298,121, or 100%, decrease in the contract liability portion of the Unallocated Reserve is the result of a negative survey adjustment to pellets produced in fiscal 2023 as well as negative pricing adjustments recognized in the last quarter of the fiscal year ended January 31, 2023 which were offset against royalties paid to the Trust in fiscal 2024. There are no negative pricing adjustments or other contract liabilities as of January 31, 2024.

Accrued Income Receivable. The $1,936,796, or 8220.0%, increase in the accrued income receivable portion of the Unallocated Reserve is the result of the mine being in operation during the last month of the fiscal year ended January 31, 2024, as compared to the mine being idled during the last month of the fiscal year ended January 31, 2023.

Unallocated Cash and Cash Equivalents. The Trust’s unallocated cash and cash equivalents for unexpected obligations increased by 36.9% to $19,126,044 as of January 31, 2024 from $13,966,500 as of January 31, 2023. The $5,159,544 increase in the Trust’s cash reserve resulted from greater royalty payments received and receivable in fiscal year 2024 due to the mine being operational for a larger portion of the year than in fiscal year 2023, combined with a decrease in distributions paid and payable fiscal year over fiscal year.

As described elsewhere in this Annual Report, pricing estimates are adjusted on a quarterly basis as updated pricing information is received from Cliffs. It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to the Trust’s Unitholders in future quarters. See discussion under the heading “Risk Factors” in this Annual Report.

Comparison of Financial Results for Fiscal Years ended January 31, 2023 and January 31, 2022

Royalty Income

As shown in the table below, in fiscal 2023 base royalties decreased by 94.2%, bonus royalties decreased by 82.4% and fee royalties decreased by 70.3%, each as compared to fiscal 2022. Accordingly, the Trust’s total royalty income decreased by 89.4% in fiscal 2023 as compared to fiscal 2022. The decrease in royalties received by the Trust is the result of the mine being idled nine months in fiscal 2023, as compared to a full year of operations in fiscal 2022.

	Fiscal Year ended January 31,		% increase
	2023	2022	(decrease)
Base overriding royalties	$2,477,296	$42,955,470	(94.2)%
Bonus royalties	4,776,620	27,163,795	(82.4)%
Fee royalties	242,403	817,160	(70.3)%
Total royalty income	$7,496,319	$70,936,425	(89.4)%

The royalty amounts set forth in the table above include pricing adjustments made to royalty payments previously received by the Trust based on shipments from Silver Bay, Minnesota during prior calendar years. Depending on the year, the volume of shipments, and the interim and final price paid to the Trust for shipments from Silver Bay, Minnesota, the price adjustment provisions of the Cliffs Customer Contracts may increase or decrease, in some cases materially, the royalties paid to the Trust. Because the Trust is not a party to the Cliffs Customer Contracts, the Trustees are unable to predict the extent of any pricing adjustments that may occur under the Cliffs Customer Contracts or whether the adjustments will increase or decrease royalties payable to the Trust. With the current volatility in demand and prices for iron ore and steel products, the price adjustment provisions in the Cliffs Customer Contracts may have a significant impact on future royalties payable to the Trust and the adjustments, depending on whether they are positive or negative, may increase or decrease the distributions payable to Unitholders.

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

As discussed in the paragraph above, the Trust’s total revenue and net income for fiscal 2023 decreased by 89.2% and 92.3%, respectively, due to a decrease in total revenues related to the mine being idled during fiscal 2023, as compared to fiscal 2022. The decrease in the Trust’s net income resulted in a 54.7% decrease in total distributions declared to Unitholders in fiscal 2023, as compared to fiscal year 2022.

	Fiscal Year ended January 31,		% increase
	2023	2022	(decrease)
Total Distributions Declared	$24,665,620	$54,448,042	(54.7)%
Distributions Declared per Unit	$1.88	$4.15	(54.7)%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve decreased by $19,356,535 or 62.9% to $11,438,214, as of January 31, 2023, as compared to $30,794,749 as of January 31, 2022. As of January 31, 2023, the Unallocated Reserve included $13,966,500 in unallocated cash and cash equivalents, $23,562 of accrued income receivable, and $2,298,121 of a contract liability. Comparatively, as of January 31, 2022, the Unallocated Reserve included $24,767,504 in unallocated cash and cash equivalents, $4,631,510 of accrued income receivable, and $1,431,633 of a contract asset.

	January 31,		% increase
	2023	2022	(decrease)
Accrued Income Receivable	$23,562	$4,631,510	(99.5)%
Contract Asset	—	1,431,633	(100.0)%
Unallocated Cash and Cash Equivalents	13,966,500	24,767,504	(43.6)%
Prepaid Expenses and (Accrued Expenses), net	(253,727)	(35,898)	606.8%
Contract Liability	(2,298,121)	—	(100.0)%
Unallocated Reserve	$11,438,214	$30,794,749	(62.9)%

The 62.9% decrease in the Unallocated Reserve for the fiscal year ended January 31, 2023 as compared to the fiscal year ended January 31, 2022, is primarily the result of a decrease in the unallocated cash and cash equivalents, and a decrease in the accrued income receivable.

Contract Asset & Liability. The $1,431,633, or 100%, decrease in the contract asset portion of the Unallocated Reserve relates to variable consideration for base overriding royalties that occurs as a result of escalating royalty rates earned as thresholds for tons of ore shipped are reached. At each period end, the Trust updates its estimate of total tons expected to be shipped for the calendar year and applies the estimated annual royalty rate to actual tons shipped in the period. The estimate of total tons to be shipped for the calendar year is determined based on historical, current, and forecasted shipment data. The recorded contract asset during fiscal 2022 represented the additional revenue earned based on the estimated annual royalty rate compared to the effective contracted rate for tons shipped during the period. There was no contract asset for variable consideration as of January 31, 2023 due to the mine being idled. The $2,298,121, or 100%, increase in the contract liability portion of the Unallocated Reserve is the result of a negative survey adjustment to pellets produced in fiscal 2023 as well as negative pricing adjustments recognized in the last quarter of the fiscal year ended January 31, 2023. There were no negative pricing adjustments or other contract liabilities as of January 31, 2022.

Accrued Income Receivable. The $4,607,948, or 99.5%, decrease in the accrued income receivable portion of the Unallocated Reserve is the result of the idling of the mine through the end of the fiscal year ended January 31, 2023, as compared to the fiscal year ended January 31, 2022 when the mine was fully operational.

Unallocated Cash and Cash Equivalents. The Trust’s unallocated cash and cash equivalents for unexpected obligations decreased by 43.6% to $13,966,500 as of January 31, 2023 from $24,767,504 as of January 31, 2022. The $10,801,004 decrease in the Trust’s cash reserve is due to a reduction in royalty payments received in the second half of fiscal year 2023 as a result of the idling of the mine.

As described elsewhere in this Annual Report, pricing estimates are adjusted on a quarterly basis as updated pricing information is received from Cliffs. It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to the Trust’s Unitholders in future quarters. See discussion under the heading “Risk Factors” in this Annual Report.

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

The Trust’s primary short-term liquidity needs are related to the Trust’s distributions to its Unitholders following the Trust’s receipt of royalty payments from Northshore each calendar quarter. After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. Government Securities, either through direct purchases of U.S. Government Securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government, its agencies or instrumentalities, or the FDIC. Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs. As of January 31, 2024, the Trust held $23,980,448 in cash and cash equivalents, all of which was invested in a money market fund that exclusively invests in obligations of the U.S. Treasury. In February 2024, the Trust distributed $4,854,404 to Unitholders of record on January 30, 2024.

See “Risk Factors -- Cliffs’ announced intentions to shift DR-grade pellet production away from Northshore, use Northshore as a swing operation and idle Northshore operations from time to time, including from May 2022 through April 2023, would reduce or potentially eliminate funds available for distribution to unit holders.”

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

Critical Accounting Policies

This “Trustees’ Discussion and Analysis of Financial Condition and Results of Operations” is based upon the Trust’s financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires the Trustees to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. These estimates form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. The Trustees base their estimates and judgments on historical experience and on various other assumptions that the Trustees believe are reasonable under the circumstances. However, because future events and their effects cannot be determined with certainty, actual results could differ from our assumptions and estimates, and such differences could be material. Critical accounting policies are those that have meaningful impact on the reporting of the Trust’s financial condition and results of operations, and that require significant judgment and estimates. For a complete description of the Trust’s significant accounting policies, please see Note 2 to the financial statements on pages F-10 through F-14.

Revenue Recognition

The Trust accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. All revenue is recognized as the performance obligations are satisfied. In accordance the Amended Assignment of Peters Lease, the Trust recognizes revenue upon providing access to the lands and minerals only after the consideration that is entitled to be received is determinable. Prior to the AAA arbitration outcome (in October 2021), the Trust was not entitled to consideration for base and bonus royalties until product was shipped from Northshore. After the start of the 2019 arbitration and Cliffs' change in practices, Cliffs began to accrue royalty payments to the Trust upon production to stockpile for DR pellets to be sold for internal use at facilities owned by Cliffs or its subsidiaries. Following the outcome of the 2019 arbitration in October 2021, Cliffs began accruing royalty payments to the Trust for both DR pellets and standard blast furnace pellets to be sold for internal use at facilities owned by Cliffs or its subsidiaries. As a result, the Trust recognizes revenue for internal use pellets upon production of those pellets at Northshore, regardless of pellet grade. Pellets produced by Northshore that are not designated for internal use by Cliffs or its subsidiaries, and instead are intended for sale to third parties in arms’-length sales, continue to be recognized as revenue upon shipment from Silver Bay, Minnesota.

The Trust’s royalty income includes accrued income receivable. Accrued income receivable represents royalty income earned but not yet received by the Trust. Accrued income receivable is calculated using estimated prices and includes (i) shipments during the last month of Mesabi Trust’s fiscal year, if any, and (ii) net positive adjustments (which may include the sum of positive and negative price adjustments) calculated using the pricing adjustment mechanisms in the iron ore pellet sales agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota. During the fourth quarter of fiscal 2024, positive pricing adjustments were recorded by Mesabi Trust and added to the accrued income receivable due to price adjustment mechanisms in the agreements between Cliffs and its customers that determined the final sales price of the shipments from Northshore with respect to shipments during calendar year 2022.

The Trust’s royalty income also includes a contract asset. The contract asset relates to variable consideration for base overriding royalties that occurs as a result of escalating base overriding royalty rates earned as thresholds for tons of ore shipped are reached. The recorded contract asset represents the additional revenue earned based on the estimated annual royalty rate that will be collected in subsequent quarters, compared to revenue collected based on the effective contracted rate for tons shipped during the period.

Adjustments to royalty income may result from changes in final reconciliations of tonnage shipped by Northshore with the final amounts received from Cliffs’ customers. Adjustments may also result from revisions to estimated prices of iron ore pellets previously used to record revenue for tonnage shipped. Pricing decreases may give rise to negative price adjustments which may be applied against future royalty income recognized by the Trust and may have a significant impact on the revenue recognized by the Trust.

Also included in royalty income, the contract liability represents an estimate of decreases in pellet revenue related to tons of iron ore that were shipped by Northshore, but for which Northshore has indicated that final pricing is not yet known and is adjusted in accordance with the Trust’s revenue recognition policy each quarter as updated pricing information is received. Changes in iron ore pellet prices may have a significant impact on the revenue recognized by the Trust. The contract liability also represents iron ore that has not been shipped by Northshore, but for which the Trust has received a royalty payment based on an initial estimated price. Revenue will be recognized in accordance with the Trust’s revenue recognition policy at the estimated prices for iron ore products sold under the Cliffs Customer Contracts as shipments of these products are made.

Current Developments

Receipt of Quarterly Royalty Report and Royalty Payment

On January 30, 2024, the Trustees of Mesabi Trust received the quarterly royalty report of iron ore shipments out of Silver Bay, Minnesota during the calendar quarter ended December 31, 2023 (the “Quarterly Royalty Report”) from Cliffs, the parent company of Northshore.

As reported to Mesabi Trust by Cliffs in the Quarterly Royalty Report, based on production and shipments of iron ore products by Northshore during the three months ended December 31, 2023, Mesabi Trust was credited with a base royalty of $3,819,821. Also, for the three months ended December 31, 2023, Mesabi Trust was credited with a bonus royalty in the amount of $2,361,242. Cliffs reported that no adjustments were applied for the quarter. In addition, a royalty payment of $251,371 was paid to the Mesabi Land Trust. Accordingly, the total royalty payments from Cliffs received on January 30, 2024 by Mesabi Trust for the three months ended December 31, 2023 were $6,432,434.

The royalties paid to Mesabi Trust are based on the volume of iron ore pellets produced for internal use or shipped for third-party sales during the quarter, the pricing of iron ore product sales, and the percentage of iron ore pellet shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands. In the fourth calendar quarter of 2023, Cliffs credited Mesabi Trust with 964,129 tons shipped or produced during the quarter, as compared to negative (54,026) tons adjusted (or applied) during the fourth calendar quarter of 2022 (based on inventory surveys conducted during the quarter), when the Northshore operations were idled.

The volume of iron ore pellets (and other iron ore products) produced or shipped by Northshore varies from quarter to quarter and year to year based on a number of factors, including, among others, Cliffs’ decisions to idle Northshore operations (which occurred from May 2022 until April 2023), the requested delivery schedules of customers (including affiliates), general economic conditions in the iron ore industry, and production schedules and weather conditions on the Great Lakes. These multiple factors can result in significant variations in royalties received by Mesabi Trust (and in turn, the resulting funds available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and from year to year. These variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Based on the above factors, and as indicated by Mesabi Trust’s historical distribution payments, the royalties received by Mesabi Trust, and the distributions paid to Unitholders, if any, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, if any, in any subsequent quarter or full year.

Cliffs’ quarterly royalty reports normally present production and shipment volumes, as well as royalty calculations, that are based on documented transactions that are reviewed by the Trustees and are based on estimated iron ore prices that are subject to change. It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unitholders in future quarters.

The Trustees of Mesabi Trust have received no specific updates concerning Cliffs’ plans with respect to Northshore iron ore operations. The last reported Cliffs’ public announcements made in April 2023 included that Northshore was being partially restarted and would be run at less than full capacity for the remainder of 2023, and that Cliffs would continue to treat Northshore as a swing operation.

With respect to calendar year 2024, Northshore has not advised Mesabi Trust of its expected shipments of iron ore products, or what percentage of 2024 shipments will be from Mesabi Trust iron ore. In the Cliffs’ Quarterly Royalty Report, Cliffs stated that the royalty payments being reported were based on estimated iron ore pellet prices, which are subject to change. It is possible that future production decreases, idling of the Northshore plant, or negative price adjustments could offset, or even eliminate, future royalties or royalty income that would otherwise be payable to Mesabi Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to Mesabi Trust’s Unitholders in future quarters.

Mesabi Trust Distribution Announcements

As previously announced by Mesabi Trust, on January 12, 2024 the Trustees of Mesabi Trust declared a distribution of thirty-seven cents ($0.37) per Unit of Beneficial Interest payable on February 20, 2024 to Mesabi Trust Unitholders of record at the close of business on January 30, 2024. This distribution was paid as announced.

On April 16, 2024, the Trustees of Mesabi Trust declared a distribution of twenty-nine cents ($0.29) per Unit of Beneficial Interest payable on May 20, 2024 to Mesabi Trust Unitholders of record at the close of business on April 30, 2024.

Northshore Employees Ratified a New Labor Contract with United Steelworkers in September 2023

On September 8, 2023, Cliffs announced that Northshore’s employees, represented by the United Steelworkers (“USW’), ratified a three-year labor agreement that was negotiated by Cliffs. The agreement covers approximately 430 USW – represented employees at Cliffs’ Northshore operations.

Commencement of Arbitration in October 2022

As previously announced, on October 14, 2022, Mesabi Trust initiated arbitration against Northshore and its parent, Cliffs (jointly, the “Operator”), the lessee/operator of the leased lands. The arbitration proceeding was commenced with the American Arbitration Association. The Trust seeks an award of damages relating to the Operator’s underpayment of royalties in 2020, 2021 and 2022 by virtue of the Operator’s failure to use the highest price arms’-length iron ore pellet sale from the preceding four quarters in pricing internal production during the fourth quarter of 2020 through 2022. The Trust also seeks declaratory relief related to the Trust’s entitlement to certain documentation and to the time the Operator’s royalty obligation accrues. During 2023, the parties appointed a three-member arbitration panel and engaged in discovery. The AAA evidentiary hearing took place in March 2024. Post-hearing briefs will be exchanged in May 2024, and post-hearing oral argument, if any, will take place in June 2024.

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

In accordance with the Agreement of Trust and the Amendment, the Trustees are entitled to, and in fact do, rely upon certain experts in good faith, including (i) the independent consultants they have contracted with, with respect to monthly production and shipment reports, which include figures on crude ore production and iron ore pellet shipments, and discussions concerning the condition and accuracy of the scales and plans regarding the development of Mesabi Trust’s mining property; and (ii) the accounting firm they have contracted with for non-audit services, including reviews of financial data related to shipping and sales reports provided by Northshore and a review of the schedule of leasehold royalties payable to Mesabi Trust.

For a discussion of additional factors, including but not limited to those that could adversely affect Mesabi Trust’s actual results and performance, see “Risk Factors” set forth on pages 4 through 17 of this Mesabi Trust’s Annual Report on Form 10-K for the fiscal year-ended January 31, 2024.

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimates reported by Cliffs’ in its Form 10-K (and related reports) filed with the SEC each year. In Cliffs’ Current Report on Form 8-K, Exhibit 96.3 (filed February 11, 2022) and as amended in Cliffs’ Form 10-K as of December 31, 2023 (filed February 8, 2024), the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.

Iron Ore Mineral Reserves

As of December 31, 2023

(In Millions of Long Tons)

		Proven		Probable		Proven & Probable
	Cliffs'		%		%		%	Process
Property	Share	Tonnage	Grade	Tonnage	Grade	Tonnage	Grade(1)	Recovery(2)
Northshore	100%	288.0	25.3	519.0	24.1	807.0	24.5	29.0%
(1)	Cutoff grade was 19%.
(2)	Process recovery may change based on the required saleable product mix and is reported as wet product percentage.

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

In Cliffs’ Annual Report, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act (30 U.S.C. 820(b)(2)) and did not receive any written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act (30 U.S.C. 814(e)) during the year ended December 31, 2023. In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2023.

Year Ended December 31, 2023
		(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
					Section			Legal	Legal
					107(a)	Total Dollar		actions	Actions
		Section	Section	Section	Citations	Value of MSHA		Initiated	Resolved
		104 S&S	104(b)	104(d)	&	Proposed	Pending	During	During
Mine Location/MSHA ID No.	Operation	Citations	Orders	Orders	Orders	Assessments $ (1)	Legal Action	Period	Period
Northshore Plant/2100831	Iron Ore	21	—	—	—	239,154	—	1	1
Northshore Mine/2100209	Iron Ore	1	—	—	—	6,069	—	—	—
(1)	Amounts included under the heading “Total Dollar Value of MSHA Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2023.

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

Royalty bonuses. Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price. The Adjusted Threshold Price was $62.03 for calendar year 2022 and $66.00 for calendar year 2023, and is $67.75 for calendar year 2024. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad-based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example. To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2024, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2024 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$66	$33,000,000
3rd Quarter:	500,000	$68	$34,000,000
	1,000,000	$70	$70,000,000
	1,000,000	$72	$72,000,000
	1,000,000	$76	$76,000,000
	1,500,000	$78	$117,000,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2024 would be as follows:

2nd Quarter:	$33,000,000 x 2-1/2%	=	$825,000
3rd Quarter:	$34,000,000 x 2-1/2%	=	$850,000
	$70,000,000 x 3-1/2%	=	$2,450,000
	$72,000,000 x 5%	=	$3,600,000
	$76,000,000 x 5-1/2%	=	$4,180,000
	$117,000,000 x 6%	=	$7,020,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2024 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2024 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $67.75).

2nd Quarter:	$66.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$34,000,000 x 0.5%	=	$170,000
	$70,000,000 x 1.0%	=	$700,000
	$72,000,000 x 1.5%	=	$1,080,000
	$76,000,000 x 2.5%	=	$1,900,000
	$117,000,000 x 3.0%	=	$3,510,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2024 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties. Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments. The advance royalty was $1,034,237 for calendar year 2022, $1,100,498 for calendar year 2023, and is $1,129,615 for calendar year 2024. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price. All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore. The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships. The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index. The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981). Fee royalties aggregating $761,465 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2024.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2024 were $3,878,693, representing an increase of $1,445,804, or 59.4%, from the $2,432,889 of total Trust expenses in fiscal 2023. The increase in Trust expenses from fiscal 2024 to fiscal 2023 was due primarily to an increase in legal fees and other expenses discussed further in the “Trust Legal Expenses” section below.

Total Trust expenses for the fiscal year ended January 31, 2023 were $2,432,889, representing a decrease of $261,156, or 9.7%, from the $2,694,045 of total Trust expenses in fiscal 2022. The decrease in Trust expenses from fiscal 2023 over fiscal 2022 was due primarily to a decrease in legal fees and other expenses discussed further in the “Trust Legal Expenses” section below.

Trust Legal Expenses

Mesabi Trust paid Fox Rothschild LLP $2,572,380 for legal services provided to the Trust during the fiscal year ended January 31, 2024. Comparatively, Mesabi Trust paid Fox Rothschild LLP $1,372,566 and $1,728,417 for legal services provided to the Trust during fiscal years ended January 31, 2023 and January 31, 2022, respectively.

In each of the last three fiscal years, Fox Rothschild LLP represented the Trust and assisted the Trustees in two separate arbitration proceedings involving royalties, as well as the preparation and filing of the Trust’s current, periodic and annual reports with the SEC, a variety of corporate trust law matters, iron ore royalty matters and securities law and NYSE compliance matters.

The total amount of Fox Rothschild’s legal fees for services rendered during fiscal 2024 increased approximately $1,199,814, or 87.4% as compared to fiscal 2023. The increase in legal fees in fiscal 2024, as compared to fiscal 2023, resulted primarily from the increased legal services provided to the Trust and Trustees during fiscal 2024 during which Fox Rothschild was representing Mesabi Trust in the arbitration proceeding which commenced on October 14, 2022 and which is currently pending as of the date of filing this Mesabi Trust annual report on form 10-K for the fiscal year end of January 31, 2024. See “”Commencement of Arbitration in October 2022” under “Legal Proceedings” in Part I of this Mesabi Trust Annual Report on Form 10-K for the Fiscal Year Ended January 31, 2024.

The total amount of Fox Rothschild’s legal fees for services rendered during fiscal 2023 decreased approximately $355,851, or 20.6% as compared to fiscal 2022. The decrease in legal fees in fiscal 2023, as compared to fiscal 2022, resulted primarily from the decreased legal services provided to the Trust and Trustees during fiscal 2023 compared to 2022 during which Fox Rothschild was representing Mesabi Trust in the arbitration proceeding which commenced in December 2019 and ended in October 2021. This decrease in the Trust’s legal fees during fiscal 2023, due to the conclusion of the 2019 arbitration in October 2021, was offset by an increase in legal fees related to preparing and commencing the new arbitration proceeding that the Trust initiated on October 14, 2022 as described above.

Total Trust expenses by category for fiscal 2024, 2023 and 2022 are set forth in the table below.

	Fiscal Year ended January 31,
	2024		2023	2022
Compensation of Trustees	$257,064		$332,351	$291,187
Corporate Trustee’s Administrative Fees	62,500		62,500	62,500
Professional fees and expenses
Legal	2,572,380		1,372,566	1,728,417
Accounting and auditing	247,443		216,250	198,089
Mining consultant and field representatives	42,925		41,542	42,120
Insurance	280,855		275,072	241,491
Annual stock exchange fee	80,575		74,425	71,255
Transfer agent’s and registrar’s fees	4,693		5,901	5,561
Other Trust Expenses	330,258	(1)	52,282	53,425
	$3,878,693		$2,432,889	$2,694,045

(1)“Other Trust Expenses” for fiscal year ended January 31, 2024 included additional consulting fees and costs incurred by the Trust in connection with study, review and analysis of iron ore royalties and markets, as well as ongoing arbitration costs.

UNALLOCATED RESERVE

Each quarter, as authorized by the Agreement of Trust, the Trustees will reevaluate all relevant factors including all costs, expenses, obligations, and present and future liabilities of the Trust (whether known or contingent) in determining an appropriate level of unallocated reserve for the Trust in order to be in position to meet the current and ongoing challenges in the iron ore and steel industries. The actual amount of the Unallocated Reserve will fluctuate from time to time and may increase or decrease from its current level. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently expected that future distributions will be highly dependent upon royalty payments received quarterly and the level of Trust expenses that the Trustees anticipate occurring in subsequent quarters. Pursuant to the Agreement of Trust, the Trust makes decisions about cash distributions to Unitholders based on the royalty payments it receives from Cliffs when received, rather than as royalty income is recorded in accordance with the Trust’s revenue recognition policy. Refer to Note 4 for further information. The amount of future royalty income available for distribution will be subject to the volume of iron ore product shipments and the dollar level of sales by Cliffs. Shipping activity is greatly reduced during the winter months and economic conditions, particularly those affecting the steel industry, may adversely affect the amount and timing of such future shipments and sales. It is possible that future negative price adjustments could offset, or even eliminate, royalties or royalty income that would otherwise be payable to the Trust in any particular quarter, or at year end, thereby potentially reducing cash available for distribution to the Trust’s Unitholders in future quarters. See discussion under the heading “Risk Factors” in this Annual Report.

The Trustees will continue to monitor the economic circumstances of the Trust to strike a responsible balance between distributions to Unitholders and the need to maintain reserves at a prudent level, given the unpredictable nature of the iron ore industry, the Trust’s dependence on the actions of Cliffs and Northshore, and the fact that the Trust essentially has no other liquid assets.

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the NYSE under the symbol “MSB.” Distributions declared to Unitholders during the fiscal year ended January 31, 2024 totaled $9,446,407 as compared to $24,665,620 during fiscal year ended January 31, 2023, and $54,448,042 during the fiscal year ended January 31, 2022. The Trust paid Unitholders distributions of $0.72 per Unit for the fiscal year ended January 31, 2024, compared with distributions of $1.88 and $4.15 per Unit for the fiscal years ended January 31, 2023 and 2022, respectively.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2023	$29.00	$20.35	$—	$—
July 31, 2023	$23.72	$17.13	—	—
October 31, 2023	$22.39	$17.99	4,592,003	0.35
January 31, 2024	$21.23	$17.25	4,854,404	0.37
			$9,446,407	$0.72

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2022	$32.21	$20.02	$13,644,810	$1.04
July 31, 2022	$29.84	$22.04	11,020,810	0.84
October 31, 2022	$29.95	$16.56	—	—
January 31, 2023	$24.04	$17.35	—	—
			$24,665,620	$1.88

As of the close of business on April 19, 2024, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units, 224,978 Units of which were held by 561 holders of record.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	New York chartered insured depository institution

Robert C. Berglund Individual Trustee c/o Deutsche Bank Trust Company Americas 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Retired Vice President and General Manager Cleveland-Cliffs Inc.

James A. Ehrenberg Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Michael P. Mlinar Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Retired Vice President of North American Iron Ore Initiative Cleveland-Cliffs Inc.

Robin M. Radke Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Attorney with Fredrikson & Byron, P.A.

April 24, 2024	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG MICHAEL P. MLINAR ROBIN M. RADKE

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2024. In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013). Based on their assessment, the Trustees believe that, as of January 31, 2024, the Trust’s internal control over financial reporting is effective, based on those criteria.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and Trustees of Mesabi Trust:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Mesabi Trust (the “Trust”) as of January 31, 2024, and the related statements of income, unallocated reserve and trust corpus, and cash flows for the fiscal year then ended, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trust as of January 31, 2024, and the results of its operations and its cash flows for the fiscal year then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Trust’s Trustees. Our responsibility is to express an opinion on the Trust’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Trust is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Trust’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by the Trust, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the Trustees and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

/s/ Boulay PLLP

We have served as the Trust’s auditor since 2023.

Minneapolis, Minnesota

April 24, 2024

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and Trustees of Mesabi Trust:

Opinion on the Financial Statements

We have audited the accompanying balance sheet of Mesabi Trust (the "Trust") as of January 31, 2023, the related statements of income, unallocated reserve and trust corpus, and cash flows for each of the two years in the period ended January 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trust as of January 31, 2023, and the results of its operations and its cash flows for each of the two years in the period ended January 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

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

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by the Trustees as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Baker Tilly US, LLP

We served as the Trust's auditor from 2012 to 2023.

Minneapolis, Minnesota

April 24, 2023

MESABI TRUST

BALANCE SHEETS

AS OF JANUARY 31, 2024 AND 2023

	2024	2023

Assets

Cash and cash equivalents	$23,980,448	$13,966,500
Accrued income receivable	1,960,358	23,562
Contract asset	451,896	—
Prepaid expenses	297,647	127,233
Current assets	26,690,349	14,117,295

Fixed property, including intangibles, at nominal values

Assignments of leased property

Amended assignment of Peters Lease	1	1

Assignment of Cloquet Leases	1	1

Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

Total assets	$26,690,352	$14,117,298

Liabilities, Unallocated Reserve And Trust Corpus

Liabilities
Distribution payable	$4,854,404	$—
Accrued expenses	860,802	380,960
Contract liability	—	2,298,121
Total liabilities	5,715,206	2,679,081

Unallocated reserve	20,975,143	11,438,214

Trust corpus	3	3

Total liabilities, unallocated reserve and trust corpus	$26,690,352	$14,117,298

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2024, 2023, AND 2022

	2024	2023	2022

Revenues
Royalties under amended lease agreements	$21,331,166	$7,253,916	$70,119,265
Royalties under Peters Lease fee	761,465	242,403	817,160
Interest	769,398	245,655	523,365

Total revenues	22,862,029	7,741,974	71,459,790

Expenses
Compensation of Trustees	257,064	332,351	291,187
Corporate Trustee’s administrative fees	62,500	62,500	62,500
Professional fees and expenses:
Legal	2,572,380	1,372,566	1,728,417
Accounting and auditing	247,443	216,250	198,089
Mining consultant and field representatives	42,925	41,542	42,120
Insurance	280,855	275,072	241,491
Annual stock exchange fee	80,575	74,425	71,255
Transfer agent’s and registrar’s fees	4,693	5,901	5,561
Other Trust expenses	330,258	52,282	53,425

Total expenses	3,878,693	2,432,889	2,694,045

Net income	$18,983,336	$5,309,085	$68,765,745

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010	13,120,010
Number of units outstanding

Net income per unit (Note 2)	$1.447	$0.405	$5.241

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2024, 2023, AND 2022

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2021	13,120,010	$16,477,046	$3

Net income	—	68,765,745	—
Distribution paid May 20, 2021, $0.89 per unit	—	(11,676,809)	—
Distribution paid August 20, 2021, $0.09 per unit	—	(1,180,801)	—
Distribution paid November 20, 2021, $1.42 per unit	—	(18,630,414)	—
Distribution declared January 30, 2022, paid February 20, 2022, $1.75 per unit	—	(22,960,018)	—

BALANCE, JANUARY 31, 2022	13,120,010	$30,794,749	$3

Net income	—	5,309,085	—
Distribution paid May 20, 2022, $1.04 per unit	—	(13,644,810)	—
Distribution paid August 20, 2022, $0.84 per unit	—	(11,020,810)	—
No distribution declared or paid for quarter ended October 31, 2022	—	—	—
No distribution declared or paid for quarter ended January 31, 2023	—	—	—

BALANCE, JANUARY 31, 2023	13,120,010	$11,438,214	$3

Net income	—	18,983,336	—
No distribution declared or paid for quarter ended April 30, 2023	—	—	—
No distribution declared or paid for quarter ended July 31, 2023	—	—	—
Distribution paid November 20, 2023, $0.35 per unit	—	(4,592,003)	—
Distribution declared January 30, 2024, paid February 20, 2024, $0.37 per unit	—	(4,854,404)	—

BALANCE, JANUARY 31, 2024	13,120,010	$20,975,143	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2024, 2023, AND 2022

	2024	2023	2022

Operating activities
Royalties received	$17,420,199	$15,857,438	$65,299,968
Interest received	755,017	222,238	523,407
Expenses paid	(3,569,265)	(2,215,060)	(2,980,234)

Net cash from operating activities	14,605,951	13,864,616	62,843,141

Investing activities
Maturities of U.S. Government securities	—	—	50,942,392
Purchases of U.S. Government securities	—	—	(41,035,723)

Net cash from investing activities	—	—	9,906,669

Financing activity
Distributions to unitholders	(4,592,003)	(47,625,638)	(37,523,229)

Net change in cash and cash equivalents	10,013,948	(33,761,022)	35,226,581

Cash and cash equivalents, beginning of period	13,966,500	47,727,522	12,500,941

Cash and cash equivalents, end of period	$23,980,448	$13,966,500	$47,727,522

Reconciliation of net income to net cash from operating activities

Net income	$18,983,336	$5,309,085	$68,765,745
(Increase) decrease in accrued income receivable	(1,936,796)	4,607,948	(4,382,033)
(Increase) decrease in contract asset	(451,896)	1,431,633	(1,254,382)
Increase in prepaid expense	(170,414)	(4,688)	(27,960)
(Decrease) increase in accrued expenses	479,842	222,517	(258,229)
(Decrease) increase in contract liability	(2,298,121)	2,298,121	—

Net cash from operating activities	$14,605,951	$13,864,616	$62,843,141

Non cash financing activity

Distributions declared and payable	$4,854,404	$—	$22,960,018

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2024, 2023, AND 2022

NOTE 1 - NATURE OF BUSINESS AND ORGANIZATION

Nature of Business

Mesabi Trust (“Mesabi Trust” or the “Trust”), formed pursuant to an Agreement of Trust dated July 18, 1961 (the “Agreement of Trust”), is a trust organized under the laws of the State of New York. Mesabi Trust holds all of the interests formerly owned by Mesabi Iron Company (“MIC”), including all right, title and interest in the Amendment of Assignment, Assumption and Further Assignment of Peters Lease (the “Amended Assignment of Peters Lease” or the “Royalty Agreement”), the Amendment of Assignment, Assumption and Further Assignment of Cloquet Lease (the “Amended Assignment of Cloquet Lease”) and together with the Amended Assignment of Peters Lease, (the “Amended Assignment Agreements”), the beneficial interest in a trust organized under the laws of the State of Minnesota to administer the Mesabi Fee Lands (as defined below) as the trust corpus in compliance with the laws of the State of Minnesota on July 18, 1961 (the “Mesabi Land Trust”) and all other assets and property identified in the Agreement of Trust. The Amended Assignment of Peters Lease relates to an Indenture made as of April 30, 1915 among East Mesaba Iron Company (“East Mesaba”), Dunka River Iron Company (“Dunka River”) and Claude W. Peters (the “Peters Lease”) and the Amended Assignment of Cloquet Lease relates to an indenture made May 1, 1916 between Cloquet Lumber Company and Claude W. Peters (the “Cloquet Lease”).

Mesabi Trust was created in 1961 upon the liquidation of Mesabi Iron Company. The sole purpose of the Trust, as set forth in the Agreement of Trust dated July 18, 1961, is to conserve and protect the Trust Estate and to collect and distribute the income and proceeds there from to the Trust’s certificate holders after the payment of, or provision for, expenses and liabilities. The Agreement of Trust prohibits the Trust from engaging in any business. In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom was believed to be sixty-three years old as of February 2024.

The lessee/operator of Mesabi Trust’s mineral interests is Northshore Mining Corporation (NMC), a subsidiary of Cleveland-Cliffs Inc. (“Cliffs”). Prior to September 30, 1994, the lessee/operator had been a subsidiary of Cyprus Amax Minerals Company and was named Cyprus Northshore Mining Corporation (“Cyprus NMC”).

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

The Trust's fiscal year is February 1 to January 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of January 31, 2024 and 2023, the Trust held $23,980,448 and $13,966,500, respectively, in a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

Revenue Recognition

The Trust accounts for revenue in accordance with ASC 606 - Revenue from Contracts with Customers. All revenue is recognized as the performance obligations are satisfied. In accordance with the Royalty Agreement, the Trust recognizes revenue for providing access to the lands and minerals only after the consideration that it is entitled to receive is determinable. Prior to the outcome of the arbitration that commenced on December 9, 2019, as described further below, the Trust was not entitled to consideration for base and bonus royalties until product was shipped from the NMC facility in Silver Bay, Minnesota. After the outcome of the arbitration and consistent with Cliffs’ payment and pricing practices, the Trust is entitled to payment upon production of pellets to be sold for internal use by facilities owned by Cliffs or its subsidiaries. As a result, the Trust recognizes revenue for internal use pellets upon production of those pellets, which are deemed to be shipped under the Royalty Agreement, regardless of pellet grade. Pellets that are not designated for internal use by Cliffs, or its subsidiaries, continues to be recognized as revenue upon shipment from Silver Bay, Minnesota. Shipped product and deemed shipped product are hereafter collectively referred to as “shipped.”

Base Overriding Royalties

The performance obligation for the base overriding royalty consists of providing NMC access to the Peters Lands, Cloquet Lands, and Mesabi Lands and the right to mine on these lands. The consideration to be received from this access under the Amended Assignment of Peters Lease relates to the volume of iron ore shipped. Mesabi Trust receives royalties at the greater of (i) the aggregate quantity of iron ore products shipped, that were mined from Mesabi Trust Lands, and (ii) a portion of the aggregate quantity of all iron ore products shipped, that were mined from any lands during the calendar year, such portion being 90% of the first four million tons shipped, during such year, 85% of the next two million tons shipped, during such year, and 25% of all tonnage shipped in excess of six million tons during such year.

The royalty percentage paid to the Trust increases as the aggregate tonnage of iron ore products shipped, attributable to the Trust in any calendar year increases. The Trust earns a 2.5% royalty on the first million tons shipped in a calendar year, 3.5% on the second million tons, 5.0% on the third million tons, 5.5% on the fourth million tons and 6.0% beyond four million tons. The base overriding royalties contain variable consideration, as the transaction price is based on a percentage that varies based on the total cumulative tons of iron ore shipped. Under the royalty agreement, measurement of the total cumulative volumes of iron ore shipped and the applicable royalty percentages is reset at the beginning of each calendar year. The Trust estimates the variable consideration it expects to be entitled to receive based on the estimated average royalty percentage over the calendar year periods that are included in the Trust’s fiscal year. The Trust evaluates the estimate of the variable consideration to determine whether the estimate needs to be constrained and includes the variable consideration in the transaction price only to the extent that it is probable that a significant reversal of the amount of cumulative revenue recognized will not occur when the uncertainty associated with the variable consideration is subsequently resolved. The Trust estimates the base overriding royalty percentage using the expected value method, which calculates the estimate based on historical, current, and forecasted shipments. At each quarter end, the Trust updates its estimate of total tons expected to be shipped for the calendar year and applies the estimated annual royalty rate to actual tons shipped in the quarter. The

Trust recognizes revenue for base overriding royalties on a quarterly basis based on actual shipments, the estimated annual royalty rate and estimated prices for iron ore products sold under Cliffs’ Customer Contracts.

On May 1, 2022, Cliffs idled NMC, and the idle continued until April 2023. Consequently, all variable consideration related to base overriding royalties expected to be received through the end of the fiscal year ended January 31, 2023 was reversed in the second fiscal quarter ended July 31, 2022, with no further variable consideration recorded through January 31, 2023.

During the fiscal year-ended January 31, 2024, on April 25, 2023, Cliff's announced a partial restart of some operations at NMC and that Cliffs would continue to treat NMC as a swing operation. Consequently, the Trust has recorded a contract asset for variable consideration for the fiscal year-ended January 31, 2024 for base overriding royalties, based on actual shipments, the estimated annual royalty rate and estimated prices for iron ore products sold under Cliffs’ Customer Contracts.

Bonus Royalties

The performance obligation for the bonus royalties consists of providing NMC access to the Peters Lands, Cloquet Lands, and Mesabi Lands and the right to mine on these lands. The consideration to be received from this access under the Amended Assignment of Peters Lease relates to the volume of iron ore shipped, by NMC. The Trust recognizes bonus royalties on a quarterly basis based on shipments, for the fiscal quarter at the actual royalty percentage for those shipments and based on the anticipated prices for iron ore products sold under Cliffs’ Customer Contracts. The Trust is paid royalty bonuses when iron ore products shipped are sold at anticipated prices above a threshold price per ton. The royalty bonus is based on a percentage of the gross proceeds of product shipped. The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the threshold price and $2.00 above the threshold price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the threshold price). The threshold price is adjusted annually for inflation and was $62.03 per ton for calendar year 2022, $66.00 per ton for calendar year 2023, and is $67.75 per ton for calendar year 2024.

Fee Royalties

Fee royalties are determined based on the volume of crude ore mined on a quarterly basis. The Trust recognizes fee royalties on a quarterly basis based on the actual crude ore mined during the fiscal quarter. Fee royalties are payable to the Mesabi Land Trust, a Minnesota land trust, which holds a 20% interest as fee owner in the Amended Assignment of Peters Lease. Mesabi Trust holds the entire beneficial interest in the Mesabi Land Trust for which U.S. Bank N.A. acts as the corporate trustee. Mesabi Trust receives the net income of the Mesabi Land Trust, which is generated from royalties on the amount of crude ore mined after the payment of expenses to U.S. Bank N.A. for its services as the corporate trustee. The fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing.

Arbitration Award Proceeds

On December 9, 2019, Mesabi Trust initiated arbitration against NMC, and its parent, Cliffs. The arbitration proceeding was commenced with the American Arbitration Association (“AAA”). The Trust asserted claims concerning the calculation of royalties related to the production, shipment and sale of iron ore, including DR-grade pellets. The arbitration was completed before a panel of three arbitrators in July 2021 under the commercial rules of the AAA. The Trust received the final award on October 1, 2021, which awarded the Trust damages in the amount of $2,312,106 for the resolution of royalties on DR grade pellets in 2019 and 2020 and interest in the amount of $430,710, calculated through June 30, 2021, and continuing to accrue until paid. Total interest paid by Cliffs was $521,581. Pursuant to the award, Cliffs paid the damages award to the Trust on October 29, 2021. The arbitration award proceeds are included in the respective base and bonus royalties in the statements of income for the fiscal year ended January 31, 2022. In addition, the AAA granted the Trust’s request for a declaration that “for purposes of calculating royalties on intercompany sales, Northshore shall reference all third-party pellet sales, regardless of grade, and select the highest price arm’s length pellet sale from the preceding four quarters.”

Accrued Income Receivable

The accrued income receivable represents royalty income earned but not yet received by the Trust under the royalty agreements described elsewhere in these notes. Accrued income receivable is comprised of (i) shipments, during the last month of the Trust’s fiscal year, if any, and (ii) net positive price adjustments, if any, resulting from the price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota. During the fourth quarter of fiscal 2024, positive pricing adjustments of $279,223 were recorded by Mesabi Trust and added to the accrued income receivable due to the price adjustment mechanisms in the agreements between Cliffs and its customers that determined the final sales price of the shipments from NMC with respect to shipments during calendar year 2022.

Contract Asset and Contract Liability

The contract asset and contract liability are presented net in the accompanying balance sheets as both the contract asset and contract liability are derived from one customer contract. A net contract asset in the amount of $451,896 is reflected on the Balance Sheet as of January 31, 2024. The net contract asset is made up of a contract asset in the amount of $451,896 and no contract liability. The contract asset relates to variable consideration for base overriding royalties that occurs as a result of escalating base overriding royalty rates earned as thresholds for tons of ore shipped are reached, as described in the base overriding royalties section above. The recorded contract asset represents the additional revenue earned based on the estimated annual royalty rate compared to the effective contracted rate for tons shipped during the period. The contract asset is not available for distribution to the Unitholders until the applicable royalties are actually received by the Trust.

As of January 31, 2023, the Trust recorded a net contract liability of $2,298,121, made up of a contract liability in the amount of $2,298,121 and no contract asset. The contract liability at January 31, 2023 is the result of a negative survey adjustment to pellets produced in fiscal 2023 as well as negative pricing adjustments recognized in the last quarter of fiscal year 2023. The contract liability as of January 31, 2023 was offset against royalty payments owed to the Trust during the second quarter of fiscal year 2024.

Fixed Property, Including Intangibles

The Trust’s fixed property, including intangibles, is recorded at nominal values and includes the following:

1.The entire beneficial interest as assignor in the Amended Assignment Agreements covering taconite properties in Minnesota which are leased to NMC.

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

On April 16, 2024, the Trustees of Mesabi Trust declared a distribution of twenty-nine cents ($0.29) per Unit of Beneficial Interest payable on May 20, 2024 to Mesabi Trust Unitholders of record at the close of business on April 30, 2024.

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

The carrying amounts of highly liquid investments classified as cash equivalents approximated fair value as of January 31, 2024 and 2023, because of the relative short maturity of these investments.

Recent Accounting Pronouncements

Effective for the first quarter of fiscal year 2024, the Trust adopted the Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2016-13, Financial Instruments - Credit Losses (Topic 326). This guidance changes the methodology to be used to measure credit losses for certain financial instruments and financial assets, including receivables and contract assets. The new methodology requires the recognition of an allowance that reflects the current estimate of credit losses expected to be incurred over the life of the financial asset. The Trust adopted this new standard utilizing the effective date transition method, under which amounts in prior periods presented were not restated. The adoption of Topic 326 did not have a material impact to the Trust's consolidated financial statements.

The Trust has evaluated other recently issued accounting pronouncements and interpretations that are effective for the fiscal year ended January 31, 2024, and has determined they do not have a material effect on the Trust’s financial position, results of operations or cash flows.  The Trust has also evaluated accounting standards and interpretations that were issued during the fiscal year ended January 31, 2024, that will be effective for subsequent fiscal years and does not believe they will have a material effect on the Trust’s financial position, results of operations or cash flows when adopted.

NOTE 3 - ROYALTY AGREEMENT

The current royalty rate schedule became effective on August 17, 1989, which was established pursuant to the Amended Assignment of Peters Lease the Trust entered into with Cyprus NMC, the predecessor to NMC. Pursuant to the Amended Assignment of Peters Lease, overriding royalties are determined by both the volume and applicable selling price of iron ore products shipped.

Pursuant to the Amended Assignment of Peters Lease, NMC is obligated to pay Mesabi Trust base overriding royalties, in varying amounts constituting a percentage of the gross proceeds of shipments of iron ore product produced from Mesabi Trust lands or, to a limited extent, other lands. NMC is obligated to make payments of overriding royalties on product shipments within 30 days following the calendar quarter in which such shipments occur.

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped during a calendar quarter and sold at prices above the Adjusted Threshold Price. The Adjusted Threshold Price was $62.03 per ton for calendar year 2022, $66.00 per ton for calendar year 2023, and is $67.75 per ton for calendar year 2024. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

NMC is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2024, the minimum advance royalty threshold is $1,129,615. The minimum annual advance royalty threshold was $1,100,498 and $1,034,237, for the calendar years ended December 31, 2023 and 2022, respectively.

NOTE 4 - UNALLOCATED RESERVE AND DISTRIBUTIONS

Each quarter, as authorized by the Agreement of Trust, the Trustees will reevaluate all relevant factors including all costs, expenses, obligations, and present and future liabilities of the Trust (whether known or contingent) in determining a prudent level of unallocated reserve in light of the unpredictable nature of the iron ore industry, current economic conditions and the current communications from Cliffs as it relates to

NMC. The actual amount of the Unallocated Reserve will fluctuate from time to time and may increase or decrease from its current level. Accordingly, although the actual amount of the Unallocated Reserve will fluctuate from time to time, and may increase or decrease from its current level, it is currently expected that future distributions will be highly dependent upon royalty payments received quarterly and the level of Trust expenses that the Trustees anticipate occurring in subsequent quarters.

As of January 31, 2024 and January 31, 2023, the unallocated cash and cash equivalents portion of the Trust’s Unallocated Reserve consisted of the following components:

	January 31, 2024	January 31, 2023
Cash and cash equivalents	$23,980,448	$13,966,500
Distribution payable	(4,854,404)	—

Unallocated cash and cash equivalents	$19,126,044	$13,966,500

A reconciliation of the Trust’s Unallocated Reserve from January 31, 2023 to January 31, 2024 is as follows:

	Unallocated	Trust
	Reserve	Corpus	Total
Balances as of January 31, 2023	$11,438,214	$3	$11,438,217

Net income	18,983,336	—	18,983,336
Distributions declared - $0.7200 per unit	(9,446,407)	—	(9,446,407)

Balances as of January 31, 2024	$20,975,143	$3	$20,975,146

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

During the fiscal years ended January 31, 2024, 2023, and 2022, the Trustees distributed cash payments totaling $4,592,003 ($0.35 per Unit), $47,625,638 ($3.63 per Unit), and $37,523,229 ($2.86 per Unit), respectively. In addition, in January 2024, the Trustees declared no distribution per Unit of beneficial interest.