Form 10-K, Exhibit 13
period 2025-01-31
MESABI TRUST
filed 2025-04-24
CIK 65172

Exhibit 13

ANNUAL REPORT OF THE TRUSTEES OF

MESABI TRUST

For The Fiscal Year Ended January 31, 2025

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Agency Services

1 Columbus Circle, 17th Floor

Mail Stop: NYC01-1710

New York, NY 10019

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Fox Rothschild LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission. Such reports can be accessed at www.mesabi-trust.com. Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2025 (the “Annual Report”) as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees’ Code of Ethics.

Special Note Regarding Forward-Looking Statements

This report contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore Mining Company (“Northshore”) during 2025, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, imposition or termination of duties or tariffs and retaliatory tariffs, and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, market inputs tied to indexed price adjustment factors historically found in some of the pellet supply agreements between Cleveland-Cliffs Inc. (“Cliffs”) and its customers (“Cliffs Customer Contracts”) which may result in future adjustments to royalties payable to Mesabi Trust and other factors. Further, historically some of the royalties earned by Mesabi Trust have been based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and may be dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust was not a party and that were not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained under the caption “Risk Factors” in Mesabi Trust’s filings with the Securities and Exchange Commission, including this Annual Report. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

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

Limited authorities and responsibilities of the Trustees

The Agreement of Trust specifically prohibits the Trustees of Mesabi Trust (the “Trustees”) from entering into or engaging in any business. This prohibition seemingly applies even to business activities the Trustees may deem necessary or proper for the preservation and protection of the Trust Estate (as defined on page 32 of this Annual Report). Accordingly, the Trustees’ activities in connection with the administration of Trust assets are limited to collecting income, paying expenses and liabilities, distributing net income to the Unitholders after the payment of, or provision for, such expenses and liabilities, and protecting and conserving the assets held by the Trust.

The Trustees do not intend to expand their responsibilities beyond those permitted or required by the Agreement of Trust, the Amendment to the Agreement of Trust dated October 25, 1982 (the “Amendment”), and those required under applicable law. The Trust has no employees, but it engages consultants to assist the Trustees in, among other things, monitoring the volume and sales prices of iron ore products shipped from Silver Bay, Minnesota, based on information supplied to the Trustees by Northshore, the lessee/operator of the lands leased under the Peters Lease and Cloquet Lease (the “Peters Lease Lands” and “Cloquet Lease Lands,” respectively, as further described on page 34 of this Annual Report) and the 20% fee interest of certain lands that are particularly described in, and subject to a mining lease under, the Peters Lease (the “Mesabi Fee Lands,” and together with the Peters Lease Lands and Cloquet Lease Lands, “Mesabi Trust Lands”), and Northshore’s parent company, Cliffs. References to Northshore in this Annual Report, unless the context requires otherwise, are applicable to Cliffs as well.

The information regarding amounts and sales prices of shipped iron ore products is used to compute the royalties payable to the Trust by Northshore. The Trustees request material information, from time to time, for use in the Trust’s periodic reports and as part of their evaluation of the Trust’s disclosure controls and procedures. The Trustees rely on Northshore and Cliffs to provide accurate and timely information for use in the Trust’s periodic and current reports filed with the Securities and Exchange Commission (the “SEC”).

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

Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders. In accordance with the Agreement of Trust, the Trust may continue to remain in force and effect until twenty-one years after the death of the last survivor of twenty-five persons named in an exhibit to the Agreement of Trust. Based upon the results of research conducted by the Trust’s outside legal counsel, as of March 2025, the Trustees believed that there are a number of individuals named in the Agreement of Trust who were alive as of March 2025, the youngest of whom is believed to be 65 years old.

The Trust may be terminated earlier at any time by the action of Unitholders holding 75% of the total Units of Beneficial Interest of the Trust as evidenced by any instrument executed by such Unitholders or by such Unitholders’ voting in favor of the termination of the Trust at a duly called and held meeting of the Unitholders.

References in the Annual Report

All references in this discussion and in this Annual Report on Form 10-K to iron ore products “shipped” shall include iron ore products that are actually shipped from Silver Bay, Minnesota and/or stockpiled for intercompany sale that Cliffs has deemed shipped, as referenced by the parties to, and in accordance with, the Amended Assignment of Peters Lease. Similarly, all references in this discussion and in this Annual Report on Form 10-K to “shipments” shall include actual shipments of iron ore products and/or iron ore products stockpiled for intercompany sale that Cliffs has deemed shipped, as referenced by the parties to, and in accordance with, the Amended Assignment of Peters Lease. After the start of the 2019 arbitration and Cliffs’ change in practices, Cliffs accrues royalty payment to the Trust upon production to stockpile for DR pellets to be sold for internal use at facilities owned by Cliffs or its subsidiaries. Following the outcome of the 2019 arbitration, Cliffs began accruing royalty payments to the Trust for both DR pellets and standard pellets to be sold for internal use at facilities owned by Cliffs or its subsidiaries. As a result, the Trust recognizes revenue for internally sold pellets upon production of those pellets, regardless of pellet grade. Pellets produced by Northshore that are not designated for internal sale by Cliffs, or its subsidiaries, and instead are intended for sale to third parties in arms’-length sales, continue to be recognized as revenue upon shipment from Silver Bay, Minnesota.

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

Except within the framework of the Royalty Agreement and the enforcement of rights thereunder, neither the Trust nor the Trustees have any control over the operations, decisions to reduce or idle operations, sales and marketing efforts or other activities of Cliffs or its wholly-owned subsidiary, Northshore. Accordingly, the royalty income of the Trust is highly dependent upon the activities, investments and operational decisions of Cliffs and Northshore, including temporary or permanent reduction or idling of operations, the supply and demand of suppliers and customers in the iron ore and steel industry in the U.S. and internationally, and the terms and conditions of the Amended Assignment of Peters Lease. Northshore, together with Cliffs, without any input or influence from the Trust or the Trustees (except within the framework of the Royalty Agreement), control: (i) current operating plans, including iron ore production volumes, decisions to reduce or idle Northshore plant and mining operations, marketing of iron ore products, use of iron ore for internal purposes, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future production, operations and capital expenditures, if any; (iii) geological data relating to iron ore reserve estimates; (iv) sales and marketing efforts, and shipments of iron ore products to customers of Cliffs and the extent to which sales of iron ore products are marketed and sold directly to independent third parties; (v) the terms and conditions, especially related to pricing, amount, potential price adjustment mechanisms and delivery terms, of the sale of all iron ore products to Cliffs’ customers; and (vi) the proportion of iron ore mined from the Mesabi Trust Lands that Cliffs sells to Cliffs’ corporate affiliates versus the proportion Cliffs sells to third parties in arms’-length transactions. Any substantial change in Cliffs’ financial condition or business, or the operations, production and shipments of iron ore products by Northshore, including production curtailments, temporary idling or permanent idling of Northshore operations, about which the Trust may have little or no prior notice, could adversely affect the royalty income of the Trust, as well as the resulting cash available for distribution by the Trust to Unitholders. Further, such developments could have a material adverse impact on the market price of the Trust’s Units.

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

Under the Royalty Agreement, Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale or use of iron ore products generally accrues upon production or shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation. The minimum advance royalty was $1,129,615 for calendar year 2024 and is $1,157,261 for calendar year 2025.

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

In order to calculate the royalties owed by Northshore to the Trust, the 1989 Royalty Agreement requires that Northshore make sales of iron ore products to third parties on an arms’-length basis without regard to any other business relationship between Northshore and the third-party buyer of the iron ore products. In order to calculate royalties on less than arms’-length sales (including sales from Northshore to Cliffs’ corporate affiliates), the Royalty Agreement requires reference to the highest contract price obtained by Northshore in the preceding four calendar quarters in a sale to a buyer not affiliated with Northshore and made on an arms’-length basis. Since Cliffs’ acquisition of ArcelorMittal USA in late-2020, and accelerating after Cliffs’ Toledo HBI plant came online in mid-2021, Northshore has increased the proportion of iron ore mined from the Mesabi Trust Lands that it sells to Cliffs’ corporate affiliates and decreased the proportion of such iron ore that it sells to third parties in arms’-length transactions. Cliffs’ public statements beginning in October 2021 indicated that Cliffs will be limiting the tonnage of iron ore pellets that it sells to third parties from all of its mines, and particularly Northshore, which Cliffs idled from May 2022 to April 2023. Cliffs also said it will continue to run Northshore as a swing operation. For the twelve month period ended December 31, 2023, Cliffs has reported to the Trust two low volume shipments of iron ore pellets (produced with iron ore principally mined from Mesabi Trust Lands) to a single third-party customer. Cliffs’ quarterly royalty report used the highest price from those two transactions to set the price for royalty purposes for subsequent shipments intended for Cliffs’ affiliates’ internal consumption beginning in July 2024, subject to any newly reported arms’-length third-party customer sale transaction thereafter. For the twelve month period ended December 31, 2024, Cliffs has reported to the Trust four low volume shipments of iron ore pellets (produced with iron ore principally mined from Mesabi Trust Lands) to a single third-party customer. Cliffs’ quarterly royalty report used the highest price from certain of those transactions to set the price for royalty purposes for subsequent shipments intended for Cliffs’ affiliates’ internal consumption beginning in July 2024, subject to any newly reported arms’-length third-party customer sale transaction thereafter. The Trust is continuing to evaluate whether such transactions meet the requirements of the Royalty Agreement. Without consistent arms’-length sales from Northshore to third parties, the calculation of royalties on iron ore Northshore ships to Cliffs’ affiliates could be uncertain under the Royalty Agreement, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust.

Cliffs’ Annual Report has cited certain economic and market risks, including risks related to the volatility of commodity prices, uncertainty or weakness in global economic conditions, oversupply of iron ore and excess steel or imported products, any of which could adversely affect Cliffs’ ability to generate revenue, maintain stable cash flows and fund its operations, which in turn could adversely affect Northshore operations and could adversely affect royalties payable to the Trust.

In Cliffs’ Annual Report, Cliffs disclosed that, as a vertically integrated steel company, Cliffs’ profitability is dependent upon the price of the steel, scrap metal and iron ore, and that the price of steel, scrap metal and iron ore has fluctuated significantly in the recent past and is affected by factors beyond its control including: international demand for, and the impact of higher inflation on, raw materials used in steel production; availability of scrap metal substitutes such as pig iron; commodity prices speculation; rates of global economic growth, especially construction and infrastructure activity that requires significant amounts of steel; changes in the levels of economic activity in the U.S., China, India, Europe and other industrialized or developing economies, including as a result of geopolitical conflicts or otherwise; changes in China’s emissions policies and environmental compliance enforcement practices; changes in the production capacity, production rate and inventory levels of other steel producers, distributors, iron ore suppliers and scrap metal processors and traders; changes in trade laws; volumes of unfairly traded imports; imposition or termination of duties or tariffs, including tariffs and retaliatory tariffs that have recently been and may in the future be instituted following the recent change in U.S. presidential administrations, which among other things, may affect cross-border shipments, import and export controls and other trade barriers impacting the steel and iron ore markets; climate change and other weather-related disruptions, infectious disease outbreaks, natural disasters that may impact the global supply of steel, scrap metal or iron ore, and the proximity, capacity and cost of infrastructure and transportation. Further, Cliffs stated that its revenues vary in accordance with the prices of the products it sells. During 2024, for example, Cliffs indicated it experienced lower average selling prices for its steel products and lower sales volume as compared to 2023 due to the impact from lower index pricing, which resulted in lower revenues. To the extent that commodity prices, including the HRC price, coated and other specialty steel prices, international steel prices and scrap metal prices, significantly decline for an extended period, Cliffs may have to revise its operating plans, including curtailing production, reducing operating costs and deferring capital expenditures. Cliffs also disclosed that it may have to record impairments on its goodwill, intangible assets, long-lived assets and/or inventory. Sustained lower prices also could cause Cliffs to reduce existing reserves if certain reserves can no longer be economically mined or processed at prevailing prices. Particularly during periods of increased inflation resulting in higher input costs, Cliffs may be unable to decrease its costs in an amount sufficient to offset reductions in revenues and may incur losses. These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on Cliffs’ ability to pay future royalties owed to the Trust.

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

Moreover, despite Cliffs’ position as a leading North American-based flat-rolled steel producer, competition for automotive business has intensified in recent years, as steel producers and companies producing alternative materials have focused their efforts on capturing and/or expanding their market share of automotive business because of less favorable conditions in other markets for steel and other metals, including commodity products. As a result, the potential exists that Cliffs may lose market share to existing or new entrants or that automotive manufacturers will take advantage of the intense competition among potential suppliers during periodic contract renewal negotiations to pressure Cliffs’ pricing and margins in order to maintain or expand market share with them, which could negatively affect Cliffs’ revenue, financial results and cash flows.

These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on Cliffs’ ability to pay future royalties owed to the Trust.

Global steelmaking overcapacity and overproduction, steel imports, and oversupply of iron ore could lead to lower or more volatile global steel and iron ore prices, directly or indirectly impacting Cliffs’ profitability, which in turn could adversely affect royalties payable to the Trust.

Significant existing global steel capacity and new or expanded production capacity in recent years could potentially cause capacity to exceed demand globally. Although certain American steel producers have shut down production capacity, certain of Cliffs’ competitors have announced and are moving ahead with plans to develop new steelmaking capacity in the near term. In addition, certain foreign competitors, which may have cost advantages due to being owned, controlled or subsidized by foreign governments, have substantially increased their steelmaking capacity and/or production in the last few years and in some instances appear to have targeted the U.S. market for imports. The risk of even greater levels of imports may continue, depending upon foreign market and economic conditions, changes in trade agreements and treaties, laws, regulations or government policies affecting trade, the ability of foreign producers to circumvent U.S. trade sanctions and policy (including in the markets for electrical steels), the value of the U.S. dollar relative to other currencies and other variables beyond Cliffs’ control. In addition, higher sustained market prices of steel and iron ore products could cause new producers to enter the market or existing producers to further expand productive capacity, which could in turn lead to lower steel prices and increasing prices of steel making inputs, such as scrap metal. Excess steel and iron ore supply combined with reduced global steel demand and increased imports, also could lead to lower steel and iron ore prices. Downward pressure on steel and/or iron ore prices could have an adverse effect on Cliffs’ results of operations, financial condition and profitability, which in turn could adversely affect Cliffs’ ability to pay royalties owed to the Trust.

Severe financial hardship or bankruptcy of one or more of Cliffs’ major customers or key vendors could adversely affect Cliffs’ business operations and financial performance, which in turn could adversely affect Cliffs’ ability to pay royalties owed to the Trust.

Sales and operations for a majority of Cliffs’ customers are sensitive to general economic conditions in the North American automotive, housing, construction, appliance, energy, defense and other industries. Some of Cliffs’ customers are highly leveraged. If there is a sustained weakening of current economic conditions, whether because of operational, cyclical, supply chain or other issues, including inflationary pressures, higher interest rates or an infectious disease outbreak, it could cause customers to reduce, delay or cancel their orders, impact significantly the creditworthiness of Cliffs’ customers and lead to other financial difficulties or even bankruptcy filings by Cliffs’ customers. Failure to receive payment for products that Cliffs has delivered could adversely affect Cliffs’ results of operations, financial condition and liquidity. The concentration of customers in a specific industry, such as the automotive industry, may increase Cliffs’ risk because of the likelihood that circumstances may affect multiple customers at the same time. Such events could cause Cliffs to experience lost sales or losses associated with the potential inability to collect all outstanding accounts receivable as well as reduced liquidity. Similarly, certain of Cliffs’ key vendors have recently suffered, and from time to time may continue to suffer, financial hardship, including bankruptcy. Such vendors could face operational disruption or even be forced to liquidate, which could result in such vendors defaulting on their obligations to Cliffs or Cliffs’ inability to secure replacement materials or services on a timely basis, or at all, or cause Cliffs to incur increased costs to do so. Such events could adversely impact Cliffs’ continuity of operations, financial results and cash flows, which in turn could adversely affect Cliffs’ ability to pay royalties owed to the Trust.

U.S. government actions and other countries’ reactions regarding U.S. trade policies may have a material adverse impact on Cliffs’ business, which could adversely affect Cliffs’ ability to generate revenue, which in turn could adversely affect royalties payable to the Trust.

In recent years, the U.S. government has altered its approach to international trade policy, both generally and with respect to matters directly and indirectly affecting the steel industry, including by undertaking certain unilateral actions affecting trade, renegotiating existing bilateral or multilateral trade agreements, and entering into new agreements or treaties with foreign countries. For example, in March 2018, the U.S. government issued a proclamation pursuant to Section 232 imposing a 25% tariff on imported steel. These Section 232 tariffs were imposed on national security grounds and addressed imported steel that was being unfairly traded by certain foreign competitors at artificially low prices. In retaliation against the Section 232 tariffs, the European Union subsequently imposed its own tariffs against certain steel products and other goods imported from the U.S. Following the November 2020 U.S. presidential election, negotiations between the U.S. government and other governments have resulted in revisions to these measures. For example, the U.S. government agreed to modified tariff rate quota systems with each of the European Union, Japan and the United Kingdom that allowed more imports from those trading partners to enter the U.S. market free of Section 232 tariffs. However, in early 2025, the U.S. government announced that the 25% Section 232 tariffs on steel imports would be re-imposed without exemptions and exclusions, beginning in March 2025. Even so, as has occurred in the past, the U.S. government may later determine to negotiate exemptions and exclusions from Section 232 tariffs with certain trading partners. And if the Section 232 measures are removed, modified or substantially weakened, whether through legal challenge, legislation, further executive action or otherwise, imports of foreign steel would likely increase and steel prices in the U.S. would likely fall, which could materially adversely affect Cliffs’ revenues, financial results and cash flows.

In addition, during 2020, the United States-Mexico-Canada Agreement (“USMCA”) was implemented among the U.S., Mexico and Canada in place of the North American Free Trade Agreement. Because all of Cliffs’ steel manufacturing facilities are located in North America and one of Cliffs’ principal markets is automotive manufacturing in North America, Cliffs believes that the USMCA has the potential to positively impact its business by incentivizing automakers and other manufacturers to increase manufacturing production in North America and to use North American steel. However, it is difficult to predict the implications of changes in trade policy and, therefore, whether the USMCA or other new or renegotiated trade agreements, treaties, laws, regulations or policies that may be implemented by the U.S. government, or otherwise, will have a beneficial or detrimental impact on Cliffs’ business and its customers’ and suppliers’ businesses. Adverse effects could occur directly from a disruption to trade and commercial transactions and/or indirectly by adversely affecting the U.S. economy or certain sectors of the economy, impacting demand for Cliffs’ customers’ products and, in turn, negatively affecting demand for Cliffs’ products. According to Cliffs’ disclosures, important links of the supply chain for some of Cliffs’ key customers, including automotive manufacturers, could be negatively impacted by the USMCA or other new or renegotiated trade agreements, treaties, laws, regulations or policies.

While Cliffs may currently benefit from certain antidumping and countervailing duty orders, any such relief is subject to periodic reviews and challenges, which can result in revocation or modification of the orders or reduction of the duties. Currently, there are ongoing antidumping and countervailing duty investigations involving imports of corrosion-resistant steel into the U.S. from various countries, including Canada, Mexico, Brazil, Australia, the Netherlands, South Korea, Taiwan, Turkey, Vietnam and the United Arab Emirates. The outcomes of those investigations are uncertain and could adversely affect the competitiveness and viability of Cliffs’ U.S. and/or Canadian corrosion-resistant steel businesses. Following the recent change in U.S. presidential administrations, the U.S. government may seek to alter the USMCA and has imposed and may in the future impose new or additional tariffs on goods imported into the U.S. (including steel or critical production inputs), which has led to and could in the future lead to other countries imposing or threatening to impose retaliatory tariffs on exports of American-made products (including steel) to those countries or other retaliatory efforts, such as restricting exports of critical production inputs to the

U.S. In addition, previously granted petitions for trade relief may not be successful or fully effective at preventing harm from subsidized and dumped imports into the U.S. Any of these actions and their direct and indirect impacts could materially adversely affect on Cliffs’ revenues, financial results and cash flows.

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

Although Cliffs’ obligation to pay royalties has never been dependent on Cliffs’ revenue receipts, and under the Royalty Agreement Mesabi Trust does not bear collection risk from Cliffs’ customers, royalties received by the Trust typically do fluctuate significantly from quarter to quarter and year to year based upon market prices for iron ore products, the level of orders for iron ore products from Cliffs’ customers, the sales and marketing efforts of Cliffs, the consumption of inventory by Cliffs’ customers, and production decisions made by Northshore, including, as discussed above, decisions to reduce or idle Northshore plant and mining operations. For example, Cliffs elected to idle Northshore operations from May 2022 until April 2023, which resulted in no royalty payments to the Trust for a period of time. Moreover, because some of the royalties paid to the Trust in any particular quarter (other than the minimum advance royalty) include payments that may have been made with respect to pellets shipped and sold at estimated prices that, under some Cliffs Customer Contracts, may be subject to future interim and final multi-year adjustments in accordance with such supply agreements, a downward trend in demand and market prices for iron and steel products could result in negative adjustments to royalties in future quarters, some of which may be significant. These negative price adjustments could have a material adverse effect on the Trust’s royalty income, which in time could result in lower quarterly distributions paid by the Trust to Unitholders, and possibly reduce or even eliminate funds available for distribution in any quarter and in some quarters may completely offset royalties otherwise payable to the Trust.

Another potential factor that can result in significant variability in the Trust’s revenue is the outcome of arbitration proceedings, in which the Trust has been involved from time to time. For example, in its most recent Quarterly Report on Form 10-Q for the quarter ended October 31, 2024, the Trust’s net income for the three months ended October 31, 2024 was $78,325,525, an increase of $74,239,459 as compared to the three months ended October 31, 2023. The increase in net income for the three months ended October 31, 2024 is primarily attributable to the recognition of revenue related to the AAA arbitration award in the current fiscal quarter (which is non-recurring).

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

Cliffs’ Annual Report has disclosed that (i) a portion of its cash flow from operations is used to service debt, reducing the availability of its cash to fund capital expenditures, acquisitions or other strategic development initiatives and other general corporate purposes or to retire debt or return capital to shareholders, including via share repurchases, (ii) if it is unable to service its debt service obligations, it may face substantial liquidity problems and may be forced to reduce or delay investments, capital expenditures and share repurchases, or to sell assets, seek additional capital, including additional secured or unsecured debt, or restructure or refinance its debt, and (iii) the cost of financing or refinancing, access to the capital markets, and the terms under which it purchases goods and services if credit rating agencies could downgrade Cliffs’ ratings, whether due to factors specific to its business or debt profile, a prolonged cyclical downturn in the steel, scrap metal and mining industry or macroeconomic trends (such as global or regional recessions), increases in pension and OPEB obligations, adverse impacts of inflation and higher interest rates, or trends in credit and capital markets more generally.

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

Northshore, as the operator of the mine on Mesabi Trust Lands, is subject to various international, foreign, federal, state and local laws and regulations relating to protection of the environment and human health and safety, including those relating to air quality, water quality and conservation, plant, wetlands, natural resources and wildlife protection (including endangered and threatened species), reclamation, remediation and restoration of properties and related surety bonds or other financial assurances, land use, the discharge of materials into the environment, and the effects that industrial operations and mining has on groundwater quality and availability, such as the potential effects of laws or regulations related to per-and polyfluoroalkyl substances. Northshore is required to maintain numerous permits and approvals issued by federal and state regulatory agencies and its mining operations are subject to inspection and regulation by the Mine Safety and Health Administration of the United States Department of Labor (“MSHA”) under the provisions of the Mine Safety and Health Act of 1977. The Occupational Safety and Health Administration (“OSHA”) has jurisdiction over safety and health standards not covered by MSHA and the Minnesota Pollution Control Agency (“MPCA”) regulates various aspects of Northshore’s operations. Northshore may from time to time be involved in disputes or litigation with the regulatory agencies over certain aspects of its operations and the Trustees cannot predict the potential impact of these proceedings. Moreover, Northshore is solely responsible for its compliance with all laws, regulations or permits applicable to Northshore’s operations and Northshore may at times fail to operate in compliance with such laws, regulations and permits. The Trust has limited ability to control or determine whether Northshore has been or will in the future operate in compliance with such laws and regulations. If Northshore fails to comply with these laws, regulations or permits, it could be subject to fines or other sanctions, any of which could have an adverse effect on its operations and its ability to ship iron ore products from Silver Bay, Minnesota, which could, in turn, have a material adverse effect on the royalties paid to the Trust.

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

On March 1, 2024, the Minnesota Department of Natural Resources (“DNR”) issued an order concluding that Northshore’s proposed project relating to the Milepost 7 tailings basin does not require an environmental impact statement (“EIS”) to proceed. On February 3, 2025, the Minnesota Court of Appeals reversed the DNR’s decision that an EIS was not needed, concluding it was “arbitrary and capricious” and in error. The Court remanded the case to the DNR for a new determination of whether the cumulative potential environmental impact of both the proposed project and the ongoing and future effects of the Milepost 7 tailings basin requires an EIS for the proposed project.

On March 5, 2025, both the DNR and Northshore petitioned the Minnesota Supreme Court to review the Court of Appeals’ decision. The relator, WaterLegacy, opposed the petition and, on March 26, filed a motion to stay Northshore’s construction of the proposed project pending the resolution of the litigation. The DNR and Northshore both opposed the stay on substantive and procedural grounds. Northshore argued that any stay of its Milepost 7 tailings basin DNR Master Permit and five-year operating plan, “regardless of length, could require Northshore to cease operations at the Tailings Basin, which would necessitate the shutdown of Northshore’s iron ore pellet manufacturing operations entirely, and would result in significant economic harm to both Northshore and the local economy.” The Minnesota Supreme Court has not yet ruled on the petition for review or the motion to stay.

The Trustees are unable to predict what impact, if any, the Minnesota Court of Appeals’ decision to reverse and remand the DNR order will have on production and shipments of iron ore products from Northshore or future royalties payable to the Trust. In addition, the Trustees are unable to predict what impact, if any, the Minnesota Supreme Court accepting or denying the petition for review or granting or denying WaterLegacy’s motion to stay will have on production and/or shipments of iron ore products from Northshore or on future royalties payable to the Trust.

The Trust does not control the portion of Northshore’s shipments that will come from iron ore mined from Mesabi Trust Lands.

The Trustees do not exert any influence over mining operational decisions at Northshore and Northshore alone determines whether to mine from Mesabi Trust Lands or state-owned lands, based on its current production estimates and engineering plan. Northshore’s mining operations include Mesabi Trust Lands and mineral-producing land owned by the State of Minnesota and others. Iron ore mined by Northshore from lands other than Mesabi Trust Lands is processed, along with iron ore mined from Mesabi Trust Lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis. Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust Lands. In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases. In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments is from Mesabi Trust Lands. The percentages of shipments from Mesabi Trust Lands were 100.0%, 90.0% and 99.7% in calendar years 2024, 2023 and 2022, respectively. If Northshore decides to materially reduce the percentage of iron ore mined, or pellets shipped, from Mesabi Trust Lands, the income of the Trust could be materially adversely affected.

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

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year. According to Cliffs’ Annual Report, a number of risk factors affect Cliffs’ operations and could impact Northshore’s production and shipment volume. Cliffs’ Annual Report identified the following six categories of risk to which Cliffs is subject: (i) economic and market, (ii) regulatory, (iii) financial, (iv) operational, (v) sustainability and development, and (vi) human capital. These risk factors include, among others, the volatility of commodity prices, concentration of business in the automotive market, global steelmaking overcapacity and overproduction, severe financial hardship or bankruptcy of major customers or key vendors, U.S. government trade policies, extensive governmental regulations relating to the environment and human health and the costs and risks related thereto, use of hazardous materials, inability to obtain, maintain or renew operational permits and licenses, financial risks associated with existing and future indebtedness, potentially being subject to various lawsuits, claims, arbitrations and governmental procedures, dependence on certain raw materials and energy sources, optimization of transporting products to customers, the cost or time to implement strategic capital projects, natural or human-caused disasters, weather conditions, disruptions or failures of its IT systems, costs associated with the idling or closures of an operating facility or mine, risks relating to Cliffs’ Stelco Acquisition, lack of appropriate insurance coverage, pressures to reduce carbon footprint, risks associated with maintaining social license, assumptions regarding recoverable mineral reserves, defects in title to any leasehold interests, dependence on senior management team and key employees, labor relations, pension costs and labor shortages. Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties payable to the Trust could be materially adversely affected.

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

As previously reported, the arbitration initiated by the Trust in October 2022 concluded in June 2024. The Trust sought an award of damages relating to Cliffs’ and Northshore’s underpayment of royalties in 2020, 2021, and the first four months of 2022 by virtue of Cliffs’ and Northshore’s failure to use the highest priced arms’-length iron ore pellet sale from the preceding four quarters in pricing certain pellet shipments from 2020 through the first four months of 2022. The Trust also sought declaratory relief related to the Trust’s entitlement to certain documentation and to the time when Cliffs’ and Northshore’s royalty obligations accrue. The Trust received the final award from the AAA tribunal on September 6, 2024, which unanimously awarded the Trust damages in the amount of $59,799,977 for underpaid royalties in 2020, 2021 and the first four months of 2022, plus pre-award interest in the amount of $11,288,269, calculated at the rate of 10% simple interest per annum from the date of the initial demand through September 6, 2024. Pursuant to the award, Cliffs and Northshore were required to pay the Trust the amounts specified in the Award by no later than October 6, 2024. The Tribunal approved the parties’ stipulated Consent Award approving the Trust’s ongoing entitlement to certain documentation related to verifying royalty calculations. The Tribunal denied the Trust’s request for declaratory relief regarding the time at which Cliffs’ and Northshore’s royalty obligations accrue. Pursuant to the AAA tribunal’s final award dated September 6, 2024, Northshore and Cliffs paid Mesabi Trust $71,185,029 on October 4, 2024. This payment satisfied the AAA panel’s unanimous award of damages (including pre-award interest) for underpayment of royalties due to the Trust in 2020, 2021 and the first four months of 2022.

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

We rely on Cliffs and Northshore for accurate and timely reporting of information related to the generation of royalties payable to the Trust for Mesabi iron ore, including all aspects of Northshore iron ore mining operations, reserves estimates, mine engineer plans, production, marketing, sales, pricing, transportation and shipments of Mesabi iron ore products to end users, iron ore products stockpiled for intercompany sale that Cliffs has deemed shipped, as well as compliance with all required environmental, reclamation and other regulatory obligations related to the Northshore mining operations.

The Trust and Trustees rely substantially upon Cliffs and Northshore for information regarding the generation of royalties payable to the Trust for Mesabi iron ore, including all aspects of Northshore iron ore mining operations, reserves estimates, mine engineer plans, production, marketing, sales, pricing, transportation and shipments of Mesabi iron ore products to end users, iron ore products stockpiled for intercompany sale that Cliffs has deemed shipped, as well as compliance with all required environmental, reclamation and other regulatory obligations related to the Northshore mining operations. In particular, on a quarterly and annual basis, the Trustees and advisors rely on Cliffs and Northshore to provide information related to the tons of iron ore shipped or deemed shipped, third-party sales and calculation of the royalty rate and royalty. Cliffs and Northshore control (i) historical operating data and estimates, including production volumes, sales and marketing of iron ore pellets and other products, operating and capital expenditures, environmental, reclamation and other regulatory obligations, effects of regulatory changes and the engineering plan for the removal of crude iron ore from the ore bodies comprising the Mesabi lands, (ii) plans for future operating and capital expenditures, (iii) geological data relating to reserves, as well as related projections regarding production, operating expenses and capital expenses used in connection with the preparation of the technical reserve report summaries periodically filed by Cliffs with its annual reports on Form 10-K, (iv) updates of current mine plan information and estimates relating to production and shipping plans and (v) security and cybersecurity related to the Northshore operations. While the Trustees regularly make requests for reports and updated material information for potential use in the Trust’s periodic reports as part of its disclosure controls and procedures, the Trustees do not control this information and rely substantially on Cliffs and Northshore to provide accurate and timely information on a regular basis and when requested for potential use in the Trust’s periodic and other reports. Information regarding operations and financial results has been subject to errors and adjustments in the past. Accordingly, the Trustees cannot assure unitholders that other errors or adjustments by Cliffs and Northshore, whether historical or future, will not affect the Trust’s royalty revenue and/or distributions by the Trust.

Under the terms of the Trust Indenture, the Trustees are entitled to rely, and in fact relies, on certain experts in good faith. This reliance includes the use of independent consultants to assist with the monitoring of the above-described information and reports provided by Cliffs and Northshore. These consultants and experts in turn rely on information provided to them by Cliffs and Northshore. While the Trustees have no reason to believe their reliance on experts is unreasonable, the reliance on experts who may have limited access to information may be viewed as a characteristic unique to pass-through royalty trusts as compared to the management and oversight of legal entity forms other than trusts.

OVERVIEW OF TRUST’S ROYALTY STRUCTURE

Leasehold royalty income constitutes the principal source of the Trust’s revenue. The income of the Trust is highly dependent upon the activities and operations of Northshore. Royalty rates and the resulting royalty payments received by the Trust are determined in accordance with the terms of the Trust’s leases and assignments of leases.

Three types of royalties, as well as royalty bonuses, comprise the Trust’s leasehold royalty income:

●	Base overriding royalties. Base overriding royalties have historically constituted the majority of the Trust’s royalty income. Base overriding royalties are determined by both the volume and selling price of iron ore products shipped. Northshore is obligated to pay the Trust base overriding royalties in varying amounts, based on the volume of iron ore products shipped. Base overriding royalties are calculated as a percentage of the gross proceeds of iron ore products produced at Mesabi Trust Lands (and to a limited extent other lands) and shipped from Silver Bay, Minnesota. The percentage ranges from 2-1/2% of the gross proceeds for the first one million tons of iron ore products shipped annually to 6% of the gross proceeds for all iron ore products in excess of four million tons so shipped annually. Historically, and potentially in the future, base overriding royalties have and may become subject to interim and final price adjustments under any Cliffs Customer Contracts and, as described elsewhere in this Annual Report, such adjustments may be positive or negative.

●	Royalty bonuses. The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton. The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay. The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”). The Adjusted Threshold Price was $66.00 for calendar year 2023, $67.75 per ton for calendar year 2024 and is $69.41 per ton for calendar year 2025. The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price). Historically, and potentially in the future, royalty bonuses have and may become subject to price adjustments under certain Cliffs Customer Contracts (and, as described elsewhere in this Annual Report); such adjustments may be positive or negative.

●	Fee royalties. Fee royalties have historically constituted a smaller component of the Trust’s total royalty income. Fee royalties are payable to the Mesabi Land Trust, a Minnesota land trust, which holds a 20% interest as fee owner in the Peters Lease lands. Mesabi Trust holds the entire beneficial interest in the Mesabi Land Trust for which U.S. Bank N.A. acts as the corporate trustee. Mesabi Trust receives the net income of the Mesabi Land Trust, which is generated from royalties on the amount of crude ore mined after the payment of expenses to U.S. Bank N.A. for its services as the corporate trustee. Crude ore is the source of iron oxides used to make iron ore pellets and other products. The fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing.

●	Minimum advance royalties. Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation. The minimum advance royalty was $1,129,615 for calendar year 2024 and is $1,157,261 for calendar year 2025. Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year. Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Royalty income, which historically constitutes the principal source of the Trust’s revenue, was 25.8% and 96.6% of the Trust’s total revenue in each of the fiscal years ended January 31, 2025 and January 31, 2024, respectively. For the year ended January 31, 2025, arbitration award revenue (non-recurring revenue) was included in total revenue and constituted 72.2% of total revenue. A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” in this Annual Report.

During the course of its fiscal year some portion of royalties expected to be paid to Mesabi Trust may be based in part on estimated prices for iron ore products sold under some Cliffs Customer Contracts. Historically, some Cliffs Customer Contracts use estimated prices which were subject to interim and final pricing adjustments, which could be positive or negative, and which adjustments are dependent in part on multiple price and inflation index factors that are not known until after the end of a contract year. Even though Mesabi Trust is not a party to any Cliffs Customer Contracts, these adjustments have historically resulted in significant variations in royalties payable to Mesabi Trust (and in turn the resulting amount available for distribution to Unitholders by the Trust) from quarter to quarter and on a comparative historical basis, and these variations, which can be positive or negative, cannot be predicted by the Trust. In either case, these potential price adjustments, if applicable, will impact future royalties payable to the Trust and, in turn, will impact cash reserves that become available for distribution to Unitholders.

According to Cliffs’ Annual Report, as a leading North America-based steel producer, Cliffs benefits from having the size and scale necessary in a competitive, capital intensive business, and its sizeable operating footprint provides it with operational leverage and flexibility to achieve competitive margins throughout the business cycle. Cliffs further disclosed that it has achieved a unique vertically integrated profile from mined raw materials, direct reduced iron, and ferrous scrap to primary steelmaking and downstream finishing, stamping, tooling and tubing, and as such, that positioning gives Cliffs more predictable costs throughout its supply chain and more control over both manufacturing inputs and end-product destination. Historically, third-party customer sales of iron ore pellets mined at Mesabi Trust lands were sold under Cliffs multi-year supply agreements with Cliffs’ customers, under which sales were largely dependent on customer requirements and contained a base price that was adjusted annually using one or more adjustment factors. Under such agreements, the factors that could result in price adjustments under Cliffs Customer Contracts include changes in the Platts 62% Price, hot-rolled coil steel price, the Atlantic Basin pellet premium, published Platts international indexed freight rates and changes in specified producer price indices, including those for industrial commodities, fuel and steel.

As described in this report, in order to calculate the royalties owed by Northshore to Mesabi Trust, the 1989 Royalty Agreement requires that Northshore make sales of iron ore products to third parties on an arms’-length basis without regard to any other business relationship between Northshore and the third-party buyer of the iron ore products. In order to calculate royalties on less than arms’-length sales (including sales from Northshore to Cliffs’ corporate affiliates), the Royalty Agreement requires reference to the highest contract price obtained by Northshore in the preceding four calendar quarters in a sale to a buyer not affiliated with Northshore and made on an arms’-length basis. Since Cliffs’ acquisition of ArcelorMittal USA in late-2020, and accelerating after Cliffs’ Toledo HBI plant came online in mid-2021, Northshore has increased the proportion of iron ore mined from the Mesabi Trust Lands that it sells to Cliffs’ corporate affiliates and decreased the proportion of such iron ore that it sells to third parties in arms’-length transactions. Cliffs’ public statements beginning in third quarter of 2021 have indicated that Cliffs will be limiting the tonnage of iron ore pellets that it sells to third parties from all of its mines, and particularly Northshore. For the twelve month period ended December 31, 2024, Cliffs has reported to the Trust four low volume shipments of iron ore pellets (produced with iron ore principally mined from Mesabi Trust Lands) to a single third-party customer. Cliffs’ quarterly royalty report used the highest price from those transactions to set the price for royalty purposes for subsequent shipments intended for Cliffs’ affiliates’ internal consumption beginning in July 2024, subject to any newly reported arms’-length third-party customer sale transaction thereafter. The Trust is continuing to evaluate whether such transactions meet the requirements of the royalty agreement.

Without consistent arms’-length sales of iron ore pellets from Northshore to third parties, the calculation of royalties on iron ore pellets that Northshore ships to Cliffs’ affiliates could be uncertain under the 1989 Royalty Agreement, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust. Historically, Cliffs has not responded to the Trust’s inquiries about its planning and efforts on these matters, and Cliffs has not reported to the Trust regarding such matters. See “Risk Factors - The limited or lack of arms’-length third-party sales of iron ore products (processed at Northshore using Mesabi Trust iron ore) by Cliffs could lead to uncertainty under the Royalty Agreement with respect to calculation of royalties owing to the Trust, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust.”

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price. Although 98.3% of all the iron ore products shipped from Silver Bay during calendar 2024 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

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

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2025 and January 31, 2024

During fiscal 2025, production and shipments of iron ore pellets at Northshore from Mesabi Trust Lands totaled approximately 3.9 million tons, an increase of 20.2% as compared to production and shipments for fiscal year 2024. The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the prior two fiscal years.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Year Ended	(Tons)	(Tons)
January 31, 2025	3,862,061	3,862,061
January 31, 2024	3,212,044	3,212,044

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent two fiscal years.

			Percentage of	Percentage of
	Percentage of	Percentage of	Pellets	Pellets
	Pellets Produced	Pellets Produced	Shipped	Shipped
	From Trust	From Non-Trust	From Trust	From Non-Trust
Fiscal Year ended	Lands	Lands	Lands	Lands
January 31, 2025	100.0%	0.0%	100.0%	0.0%
January 31, 2024	91.0%	9.0%	91.0%	9.0%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to iron ore mined from Mesabi Trust lands in fiscal 2026. However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

Comparison of Financial Results for Fiscal Years ended January 31, 2025 and January 31, 2024

Royalty Income

As shown in the table below, in fiscal 2025 base royalties increased by 27.3%, bonus royalties increased by 4.2% and fee royalties decreased by 22.7%, each as compared to fiscal 2024. Accordingly, the Trust’s total royalty income increased by 15.2% in fiscal 2025 as compared to fiscal 2024. The increase in royalties received by the Trust is the result of the mine not being idled in fiscal 2025, as compared to being idled for approximately three months in fiscal 2024.

	Fiscal Year ended January 31,		% increase
	2025	2024	(decrease)
Base overriding royalties	$14,543,502	$11,427,717	27.3%
Bonus royalties	10,323,154	9,903,449	4.2%
Fee royalties	588,844	761,465	(22.7)%
Total royalty income	$25,455,500	$22,092,631	15.2%

The royalty amounts set forth in the table above include pricing adjustments made to royalty payments previously received by the Trust based on shipments from Silver Bay, Minnesota during prior calendar years. Depending on the year, the volume of shipments, and the interim and final price paid to the Trust for shipments from Silver Bay, Minnesota, the price adjustment provisions of any Cliffs Customer Contracts may increase or decrease, in some cases materially, the royalties paid to the Trust. Because the Trust is not a party to Cliffs Customer Contracts, the Trustees are unable to predict the extent of any pricing adjustments that may occur under any Cliffs Customer Contracts or whether the adjustments will increase or decrease royalties payable to the Trust. With the current volatility in demand and prices for iron ore and steel products, the price adjustment provisions in any Cliffs Customer Contracts may have a significant impact on future royalties payable to the Trust and the adjustments, depending on whether they are positive or negative, may increase or decrease the distributions payable to Unitholders.

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2025 increased by 391.3%, as compared to fiscal 2024, primarily attributable to the recognition of $71,185,029 in revenue related to the AAA arbitration award in the current fiscal year (which is non-recurring) as well as an increase in royalty income which is attributable to an increase in pricing and shipments of iron ore, as compared to the prior fiscal year. Total expenses for fiscal 2025 increased by 37.2% as compared to fiscal 2024. A more detailed summary of the Trust’s expenses, including legal and consulting expenses, is set forth under the heading “Trust Expenses” in this Annual Report.

	Fiscal Year ended January 31,		% increase
	2025	2024	(decrease)
Total Revenues	$98,595,651	$22,862,029	331.3%
Expenses	5,321,408	3,878,693	37.2%
Net Income	$93,274,243	$18,983,336	391.3%

The Trust’s total revenue and net income for fiscal 2025 increased by 331.3% and 391.3%, respectively, primarily attributable to the recognition of $71,185,029 in revenue related to the AAA arbitration award in the current fiscal year (which is non-recurring) as well as an increase in royalty income which is attributable to an increase in pricing and shipments of iron ore, as compared to the prior fiscal year. The increase in the Trust’s net income in fiscal 2025 resulted in a 862.5% increase in total distributions declared to Unitholders in fiscal 2025, as compared to fiscal year 2024.

	Fiscal Year ended January 31,		% increase
	2025	2024	(decrease)
Total Distributions Declared	$90,921,669	$9,446,407	862.5%
Distributions Declared per Unit	$6.93	$0.72	862.5%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve increased by $2,352,574 or 11.2% to $23,327,717, as of January 31, 2025, as compared to $20,975,143 as of January 31, 2024. As of January 31, 2025, the Unallocated Reserve included $22,140,471 in unallocated cash and cash equivalents, $1,160,761 of accrued income receivable, and $240,642 of a contract asset. Comparatively, as of

January 31, 2024, the Unallocated Reserve included $19,126,044 in unallocated cash and cash equivalents, $1,960,358 of accrued income receivable, and $451,896 of a contract asset.

	January 31,		% increase
	2025	2024	(decrease)
Accrued Income Receivable	$1,160,761	$1,960,358	(40.8)%
Contract Asset	240,642	451,896	(46.7)%
Unallocated Cash and Cash Equivalents	22,140,471	19,126,044	15.8%
Prepaid Expenses and (Accrued Expenses), net	(214,157)	(563,155)	(62.0)%
Unallocated Reserve	$23,327,717	$20,975,143	11.2%

The 11.2% increase in the Unallocated Reserve for the fiscal year ended January 31, 2025 as compared to the fiscal year ended January 31, 2024, is primarily the result of an increase in the unallocated cash and cash equivalents, offset by a decrease in accrued income receivable.

Accrued Income Receivable. The $799,597, or 40.8%, decrease in the accrued income receivable portion of the Unallocated Reserve is the result of a decrease in shipments in January 2025 compared to January 2024.

Unallocated Cash and Cash Equivalents. The Trust’s unallocated cash and cash equivalents for unexpected obligations increased by 15.8% to $22,140,471 as of January 31, 2025 from $19,126,044 as of January 31, 2024. The $3,014,427 increase in the Trust’s cash reserve resulted from greater royalty payments received in January 2025 for the fourth calendar quarter activity as compared to January 2024.

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

The Trust’s primary short-term liquidity needs are related to the Trust’s distributions to its Unitholders following the Trust’s receipt of royalty payments from Northshore each calendar quarter. After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. Government Securities, either through direct purchases of U.S. Government Securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government, its agencies or instrumentalities, or the FDIC. Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs. As of January 31, 2025, the Trust held $100,204,531 in cash and cash equivalents, all of which was invested in U.S. Government Securities with maturities of less than three months, or a money market fund that exclusively invests in obligations of the U.S. Treasury. In February 2025, the Trust distributed $78,064,060 to Unitholders of record on January 30, 2025.

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

The Trust’s royalty income includes accrued income receivable. Accrued income receivable represents royalty income earned but not yet received by the Trust. Accrued income receivable is calculated using estimated prices and includes (i) shipments during the last month of Mesabi Trust’s fiscal year, if any, and (ii) net positive adjustments (which may include the sum of positive and negative price adjustments) calculated using the pricing adjustment mechanisms in any iron ore pellet sales agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota. During the fourth quarter of fiscal 2025, no positive or negative pricing adjustments were recorded by Mesabi Trust.

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

Also included in royalty income, the contract liability (when applicable) represents an estimate of decreases in pellet revenue related to tons of iron ore that were shipped by Northshore, but for which Northshore has indicated that final pricing is not yet known and is adjusted in accordance with the Trust’s revenue recognition policy each quarter as updated pricing information is received. Changes in iron ore pellet prices may have a significant impact on the revenue recognized by the Trust. The contract liability also represents iron ore that has not been shipped by Northshore, but for which the Trust has received a royalty payment based on an initial estimated price. Revenue will be recognized in accordance with the Trust’s revenue recognition policy at the estimated prices for iron ore products sold under the Cliffs Customer Contracts as shipments of these products are made.

Current Developments

Receipt of Quarterly Royalty Report and Royalty Payment

On January 30, 2025, the Trustees of Mesabi Trust received the quarterly royalty report of iron ore production and shipments out of Silver Bay, Minnesota during the quarter ended December 31, 2024 (the “Royalty Report”) from Cliffs, the parent company of Northshore.

As reported by Cliffs to Mesabi Trust in the Royalty Report, based on shipments of iron ore products by Northshore during the three months ended December 31, 2024, Mesabi Trust was credited with a base royalty of $5,724,454. For the three months ended December 31, 2024, Mesabi Trust was also credited with a bonus royalty in the amount of $3,093,243. Cliffs reported that no adjustments were made in the fourth quarter 2024. In addition, a royalty payment of $168,767 was paid to the Mesabi Land Trust. Accordingly, the total royalty payments received by Mesabi Trust on January 30, 2025 from Cliffs were $8,986,464.

The royalties paid to Mesabi Trust are based on the volume of iron ore pellets and other products produced or shipped during the quarter and the year to date, the pricing of iron ore product sales, and the percentage of iron ore pellet production and shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands. In the fourth calendar quarter of 2024, Cliffs credited Mesabi Trust with 1,110,800 tons of iron ore shipped or produced, as compared to 964,129 tons shipped or produced during the fourth calendar quarter of 2023.

The January 30, 2025 Royalty Report reported two additional low-volume sale transactions of iron ore pellets to a single third-party customer in December 2024. These two sale transactions are the only reported third-party pellet sales transactions since Cliffs’ July 30, 2024 quarterly royalty report when it reported two low-volume sales transactions to the same third-party customer in May and June 2024. The Trustees are continuing due diligence review of these transactions to evaluate whether such transactions meet the requirements of the Royalty Agreement. See “Risk Factors – Risks Related to Pass – Through Trust Structure of Mesabi Trust – The limited or lack of arms’-length third-party sales of iron ore pellets (processed at Northshore using Mesabi Trust’s iron ore) by Cliffs could lead to uncertainty under the Royalty Agreement with respect to the calculation of royalties, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust,” as set forth on page 6 of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2024 (filed April 24, 2024), page 19 of Mesabi Trust’s Quarterly Report on Form 10-Q for the fiscal quarter ended July 31, 2024 (filed September 5, 2024) and on page 6 of this Report.

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

The Trustees of Mesabi Trust have received no specific updates concerning Cliffs’ plans with respect to Northshore iron ore operations. The last reported Cliffs’ public announcements made in April 2023 included that Northshore was then being partially restarted and would be run at less than full capacity for the remainder of 2023, and that Cliffs would continue to treat Northshore as a swing operation. With respect to calendar year 2025, Northshore has not advised Mesabi Trust of its expected shipments of iron ore products, or what percentage of 2025 shipments will be from Mesabi Trust iron ore.

Mesabi Trust Distribution Announcements

As previously announced by Mesabi Trust, on January 14, 2025 the Trustees of Mesabi Trust declared a distribution of five dollars ninety-five cents ($5.95) per Unit of Beneficial Interest payable on February 20, 2025 to Mesabi Trust Unitholders of record at the close of business on January 30, 2025. The distribution was paid as announced.

On April 15, 2025, the Trustees of Mesabi Trust announced the declaration of a distribution of fifty-six cents ($0.56) per Unit of Beneficial Interest payable on May 20, 2025 to Mesabi Trust Unitholders of record at the close of business on April 30, 2025.

AAA Arbitration Final Award and Payment

As previously reported, the arbitration initiated by the Trust in October 2022 concluded in June 2024. The Trust sought an award of damages relating to Cliffs’ and Northshore’s underpayment of royalties in 2020, 2021, and the first four months of 2022 by virtue of Cliffs’ and Northshore’s failure to use the highest priced arms’-length iron ore pellet sale from the preceding four quarters in pricing certain pellet shipments from 2020 through the first four months of 2022. The Trust also sought declaratory relief related to the

Trust’s entitlement to certain documentation and to the time when Cliffs’ and Northshore’s royalty obligations accrue.

The Trust received the final award from the AAA tribunal on September 6, 2024, which unanimously awarded the Trust damages in the amount of $59,799,977 for underpaid royalties in 2020, 2021 and the first four months of 2022, plus pre-award interest in the amount of $11,288,269, calculated at the rate of 10% simple interest per annum from the date of the initial demand through September 6, 2024. Pursuant to the award, Cliffs and Northshore were required to pay the Trust the amounts specified in the Award by no later than October 6, 2024. The Tribunal approved the parties’ stipulated Consent Award approving the Trust’s ongoing entitlement to certain documentation related to verifying royalty calculations. The Tribunal denied the Trust’s request for declaratory relief regarding the time at which Cliffs’ and Northshore’s royalty obligations accrue.

Pursuant to the AAA tribunal’s final award dated September 6, 2024, Northshore and Cliffs paid Mesabi Trust $71,185,029 on October 4, 2024. This payment satisfied the AAA panel’s unanimous award of damages (including pre-award interest) for underpayment of royalties due to the Trust in 2020, 2021 and the first four months of 2022.

Mesabi filed a petition to confirm the award in New York County Supreme Court on January 16, 2025 (Court File No. 650311/2025). The court issued a decision and order confirming the award on March 7, 2025. A redacted copy of the confirmation of the final AAA Award can be found at Document No. 25 in the New York State Courts Electronic Filing System (New York County Supreme Court) at the following internet address: https://iapps.courts.state.ny.us/nyscef/CaseSearch. The information included on the website is not a part of, nor incorporated by reference into, this Annual Report on Form 10-K.

Northshore’s Proposed Project at Mile Post 7 Tailings Basin and Minnesota Litigation

Northshore operates Milepost 7 tailings basin located approximately five miles west of Silver Bay, Minnesota, and three miles from Lake Superior. Originally constructed in the late 1970’s, the Mile Post 7 tailings basin receives and impounds fine tailings that are a byproduct of processing taconite ore extracted from the Peter Mitchell Mine. The tailings basin now spans approximately 2,100 acres and is contained by three primary dams—Dams 1, 2, and 5.

In recent years, Northshore has proposed expanding the Milepost 7 tailings basin to accommodate increased production and extend the facility's operational lifespan. The proposed 650-acre expansion includes relocating an existing railroad embankment, extending Dams 1 and 2, constructing a rail switchback, and excavating clay from a borrow pit for dam construction. Additionally, the project involves stream mitigation efforts across several sites to address environmental impacts.

On March 1, 2024, the Minnesota DNR issued an order concluding that Northshore’s proposed Milepost 7 tailings basin project does not require an EIS to proceed. On February 3, 2025, the Minnesota Court of Appeals reversed the DNR’s decision that an EIS was not needed, concluding it was “arbitrary and capricious” and in error. The Court remanded the case to the DNR for a new determination of whether the cumulative potential environmental impact of both the proposed project and the ongoing and future effects of the Milepost 7 tailings basin requires an EIS for the proposed project.

“It is important to note that the ruling does not require the DNR to prepare an Environmental Impact Statement (EIS) or a Supplemental EIS,” according to Erik Evans, a spokesperson for the DNR. “It requires us to take another look at our previous determination (i.e., that the project did not require an EIS) in light of the Court of Appeals' interpretation of Minnesota Environmental Policy Act (MEPA) regulations.”

The Trustees are unable to predict what impact, if any, the Minnesota Court of Appeals’ decision to reverse and remand the DNR order will have on production and shipments of iron ore products from Northshore or future royalties payable to the Trust.

On March 5, 2025, both the DNR and Northshore petitioned the Minnesota Supreme Court to review the Court of Appeals’ decision. The relator, WaterLegacy, opposed the petition and, on March 26, filed a motion to stay Northshore’s construction of the proposed project pending the resolution of the litigation. The DNR and Northshore both opposed the stay on substantive and procedural grounds. Northshore argued that any stay of its Milepost 7 tailings basin DNR Master Permit and five-year operating plan, “regardless of length, could require Northshore to cease operations at the Tailings Basin, which would necessitate the shutdown of Northshore’s iron ore pellet manufacturing operations entirely, and would result in significant economic harm to both Northshore and the local economy.” The Minnesota Supreme Court has not yet ruled on the petition for review or the motion to stay.

The Trustees are unable to predict what impact, if any, the Minnesota Supreme Court accepting or denying the petition for review or granting or denying WaterLegacy’s motion to stay will have on production and/or shipments of iron ore products from Northshore or on future royalties payable to the Trust.

Cliff's’ Recent Announcement to Idle One Mine and Partially Idle Another in Minnesota

On March 20, 2025, Cliffs announced that it is temporarily laying off 630 workers in Minnesota as it plans to idle its Minorca mine and partially idle its Hibbing Taconite mine on Minnesota’s Iron Range. Cliffs said it issued WARN notices related to the planned idle of these mines and that these temporary idlings are necessary to rebalance working capital needs and consume excess iron ore pellet inventory produced in 2024. Cliffs further disclosed that it remains committed to supporting its employees and communities while monitoring market conditions.

Cliffs’ Disclosure of Plans to Temporarily Idle Dearborn, Michigan Steel Plant

As reported by Bloomberg on March 25, 2025, a Cliffs representative said Cliffs will temporarily idle facilities at its Dearborn, Michigan steel plant and issue layoff notices to 600 employees amid weak US automotive demand. The Cliffs’ spokesperson also said Cliffs will idle the blast furnace, basic oxygen process steel shop and continuous casting facilities, and begin laying off employees in July 2025.

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

Neither Mesabi Trust nor the Trustees have any control over the operations and activities of Northshore, except within the framework of the Amended Assignment of Peters Lease, and the framework of the Peters Lease (by virtue of Mesabi Land Trust’s interest in that Lease). Cliffs alone controls (i) historical operating data, including iron ore production volumes, decisions to reduce or idle the Northshore plant and mining operations, marketing of iron ore products, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future operating and capital expenditures; (iii) geological data relating to ore reserves; (iv) projected production of iron ore products; (v) contracts between Cliffs and Northshore with their customers; and (vi) the decision to mine off Mesabi Trust and/or state lands, based on Cliffs’ current mining and engineering plan. The Trustees do not exert any influence over mining operational decisions at

Northshore, nor do the Trustees provide any input regarding the ore reserve estimated at Northshore as reported by Cliffs. While the Trustees request relevant information from Cliffs and Northshore in accordance with the Royalty Agreement for use in periodic reports as part of their evaluation of Mesabi Trust’s disclosure controls and procedures, the Trustees do not control this information and they rely on the information in Cliffs’ periodic and current filings with the SEC to provide accurate and timely information in Mesabi Trust’s reports filed with the SEC.

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

For a discussion of additional factors, including but not limited to those that could adversely affect Mesabi Trust’s actual results and performance, see “Risk Factors” set forth on pages 4 through 19 of this Mesabi Trust’s Annual Report on Form 10-K for the fiscal year-ended January 31, 2025.

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

Canada
Mesabi
Iron Range
Babbitt
Hibbing
Grand Rapids
Silver Bay
Lake Superior
Duluth
Minnesota

◻

The boxed area indicates the approximate location of Mesabi Trust’s Trust Estate (not drawn to scale), as defined above under the “Trust Estate,” which is a small part of the region known as the Mesabi Iron Range. Mesabi Trust does not own any property interests other than those in the Trust Estate

Under the Amended Assignment of Peters Lease, Northshore produces iron ore from Mesabi Trust Lands for the manufacture of iron ore products to be sold to various customers of Cliffs. Mesabi Trust receives royalties on the crude ore extracted from such lands and the pellets produced from such crude ore, and in each case the royalties are mainly based upon the volume of iron ore products shipped and the prices charged to Cliffs’ customers.

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimates reported by Cliffs’ in its Form 10-K (and related reports) filed with the SEC each year. In Cliffs’ Current Report on Form 8-K, Exhibit 96.3 (filed February 11, 2022) and as amended in Cliffs’ Form 10-K as of December 31, 2024 (filed February 25, 2025), the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.

Iron Ore Mineral Reserves

As of December 31, 2024

(In Millions of Long Tons)

		Proven		Probable		Proven & Probable
	Cliffs'		%		%		%	Process
Property	Share	Tonnage	Grade	Tonnage	Grade	Tonnage	Grade(1)	Recovery(2)
Northshore	100%	275.0	25.3	519.0	24.1	794.0	24.5	29.0%
(1)	Cutoff grade was 19%.
(2)	Process recovery may change based on the required saleable product mix and is reported as wet product percentage.

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

Mining Properties. As disclosed elsewhere in this Annual Report, Northshore, a wholly-owned subsidiary of Cliffs, currently conducts the mining operation upon the Trust Estate. The main entrance to the Northshore mine is accessed by means of a gravel road and is located off County Road 70. Northshore’s processing facilities are located in Silver Bay, Minnesota, near Lake Superior, on U.S. Highway 61. Each year, the Trustees visit the Northshore mine in Babbitt, Minnesota and the processing plant in Silver Bay, Minnesota. During such visits, among other matters, the Trustees inspect the condition of the mining properties as well as mining equipment and facilities. Based on information provided to the Trustees during the most recent inspection trip in October 2024, the mining properties and facilities at Northshore were in good operating condition.

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

In Cliffs’ Annual Report, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act (30 U.S.C. 820(b)(2)) and did not receive any written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act (30 U.S.C. 814(e)) during the year ended December 31, 2024. In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2024.

Year Ended December 31, 2024
		(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
					Section			Legal	Legal
					107(a)	Total Dollar		actions	Actions
		Section	Section	Section	Citations	Value of MSHA		Initiated	Resolved
		104 S&S	104(b)	104(d)	&	Proposed	Pending	During	During
Mine Location/MSHA ID No.	Operation	Citations	Orders	Orders	Orders	Assessments $ (1)	Legal Action	Period	Period
Northshore Plant/2100831	Iron Ore	21	—	—	—	59,049	—	4	4
Northshore Mine/2100209	Iron Ore	6	—	—	1	10,726	—	—	—
(1)	Amounts included under the heading “Total Dollar Value of MSHA Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2024.

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

Royalty bonuses. Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price. The Adjusted Threshold Price was $66.00 for calendar year 2023, $67.75 for calendar year 2024, and is $69.41 for calendar year 2025. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad-based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example. To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2025, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2025 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$68	$34,000,000
3rd Quarter:	500,000	$71	$35,500,000
	1,000,000	$72	$72,000,000
	1,000,000	$74	$74,000,000
	1,000,000	$78	$78,000,000
	1,500,000	$80	$120,000,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2025 would be as follows:

2nd Quarter:	$34,000,000 x 2-1/2%	=	$850,000
3rd Quarter:	$35,500,000 x 2-1/2%	=	$887,500
	$72,000,000 x 3-1/2%	=	$2,520,000
	$74,000,000 x 5%	=	$3,700,000
	$78,000,000 x 5-1/2%	=	$4,290,000
	$120,000,000 x 6%	=	$7,200,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2025 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2025 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $69.41).

2nd Quarter:	$68.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$35,500,000 x 0.5%	=	$177,500
	$72,000,000 x 1.0%	=	$720,000
	$74,000,000 x 1.5%	=	$1,110,000
	$78,000,000 x 2.5%	=	$1,950,000
	$120,000,000 x 3.0%	=	$3,600,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2025 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties. Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments. The advance royalty was $1,129,615 for calendar year 2024 and is $1,157,261 for calendar year 2025. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price. All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore. The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships. The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index. The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981). Fee royalties aggregating $588,844 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2025.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2025 were $5,321,408, representing an increase of $1,442,715, or 37.2%, from the $3,878,693 of total Trust expenses in fiscal 2024. The increase in Trust expenses from fiscal 2025 to fiscal 2024 was due primarily to an increase in legal fees and other expenses discussed further in the “Trust Legal Expenses” section below.

Trust Legal Expenses

Mesabi Trust paid Fox Rothschild LLP $3,851,378 for legal services provided to the Trust during the fiscal year ended January 31, 2025. Comparatively, Mesabi Trust paid Fox Rothschild LLP $2,572,380 for legal services provided to the Trust during fiscal year ended January 31, 2024.

In each of the last two fiscal years, Fox Rothschild LLP represented the Trust and assisted the Trustees in arbitration proceedings involving royalties, as well as the preparation and filing of the Trust’s current, periodic and annual reports with the SEC, a variety of governance and corporate trust law matters, iron ore royalty matters and securities law and NYSE compliance matters.

The total amount of Fox Rothschild’s legal fees for services rendered during fiscal 2025 increased approximately $1,278,998, or 49.7% as compared to fiscal 2024. The increase in legal fees in fiscal 2025, as compared to fiscal 2024, resulted primarily from the increased legal services provided to the Trust and Trustees during fiscal 2025 during which Fox Rothschild represented Mesabi Trust in the arbitration proceeding which commenced on October 14, 2022 and which resulted in a unanimous final award decision received by the Trust on September 6, 2024. The AAA final award included a payment of $71,185,029 by Cliffs and Northshore received by the Trust on October 4, 2024. See “AAA Arbitration Final Award and Payment” under “Legal Proceedings” in Part I, Item 1 of this Mesabi Trust Annual Report on Form 10-K for the Fiscal Year Ended January 31, 2025.

Total Trust expenses by category for fiscal 2025 and 2024 are set forth in the table below.

	Fiscal Year ended January 31,
	2025		2024
Compensation of Trustees	$256,654		$257,064
Corporate Trustee’s Administrative Fees	62,500		62,500
Professional fees and expenses
Legal	3,851,378		2,572,380
Accounting and auditing	238,644		247,443
Mining consultant and field representatives	46,985		42,925
Insurance	276,652		280,855
Annual stock exchange fee	80,020		80,575
Transfer agent’s and registrar’s fees	4,471		4,693
Other Trust Expenses	504,104	(1)	330,258	(1)
	$5,321,408		$3,878,693

(1)“Other Trust Expenses” for the fiscal years ended January 31, 2025 and 2024 included additional consulting fees and costs incurred by the Trust in connection with study, review and analysis of iron ore royalties and markets, as well as ongoing arbitration costs.

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

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the NYSE under the symbol “MSB.” Distributions declared to Unitholders during the fiscal year ended January 31, 2025 totaled $90,921,669 as compared to $9,446,407 during fiscal year ended January 31, 2024. The Trust declared Unitholders distributions of $6.93 per Unit for the fiscal year ended January 31, 2025, compared with declared distributions of $0.72 per Unit for the fiscal year ended January 31, 2024.

During the past two fiscal years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2024	$19.65	$16.72	$3,804,803	$0.29
July 31, 2024	$18.52	$15.08	3,936,002	0.30
October 31, 2024	$26.27	$15.93	5,116,804	0.39
January 31, 2025	$37.00	$22.24	78,064,060	5.95
			$90,921,669	$6.93

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2023	$29.00	$20.35	$—	$—
July 31, 2023	$23.72	$17.13	—	—
October 31, 2023	$22.39	$17.99	4,592,003	0.35
January 31, 2024	$21.23	$17.25	4,854,404	0.37
			$9,446,407	$0.72

As of the close of business on April 21, 2025, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units, 164,135 Units of which were held by 510 holders of record.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	New York chartered insured depository institution

Robert C. Berglund Individual Trustee c/o Deutsche Bank Trust Company Americas 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Retired Vice President and General Manager Cleveland-Cliffs Inc.

James A. Ehrenberg Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Michael P. Mlinar Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Retired Vice President of North American Iron Ore Initiative Cleveland-Cliffs Inc.

Robin M. Radke Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Attorney with Fredrikson & Byron, P.A.

April 24, 2025	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG MICHAEL P. MLINAR ROBIN M. RADKE

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2025. In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013). Based on their assessment, the Trustees believe that, as of January 31, 2025, the Trust’s internal control over financial reporting is effective, based on those criteria.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and Trustees of Mesabi Trust:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Mesabi Trust (the “Trust”) as of January 31, 2025 and 2024, and the related statements of income, unallocated reserve and trust corpus, and cash flows for each of the fiscal years in the two-year period ended January 31, 2025, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trust as of January 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended January 31, 2025, in conformity with accounting principles generally accepted in the United States of America.

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

Minneapolis, Minnesota

April 24, 2025

MESABI TRUST

BALANCE SHEETS

AS OF JANUARY 31, 2025 AND 2024

	2025	2024

Assets

Cash and cash equivalents	$100,204,531	$23,980,448
Accrued income receivable	1,160,761	1,960,358
Contract asset	240,642	451,896
Prepaid expenses	122,518	297,647
Current assets	101,728,452	26,690,349

Fixed property, including intangibles, at nominal values

Assignments of leased property

Amended assignment of Peters Lease	1	1

Assignment of Cloquet Leases	1	1

Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

Total assets	$101,728,455	$26,690,352

Liabilities, Unallocated Reserve And Trust Corpus

Liabilities
Distribution payable	$78,064,060	$4,854,404
Accrued expenses	336,675	860,802
Total liabilities	78,400,735	5,715,206

Unallocated reserve	23,327,717	20,975,143

Trust corpus	3	3

Total liabilities, unallocated reserve and trust corpus	$101,728,455	$26,690,352

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2025 AND 2024

	2025	2024

Revenues
Royalties under amended lease agreements	$24,866,656	$21,331,166
Royalties under Peters Lease fee	588,844	761,465
Arbitration award	71,185,029	—
Interest	1,955,122	769,398

Total revenues	98,595,651	22,862,029

Expenses
Compensation of Trustees	256,654	257,064
Corporate Trustee’s administrative fees	62,500	62,500
Professional fees and expenses:
Legal	3,851,378	2,572,380
Accounting and auditing	238,644	247,443
Mining consultant and field representatives	46,985	42,925
Insurance	276,652	280,855
Annual stock exchange fee	80,020	80,575
Transfer agent’s and registrar’s fees	4,471	4,693
Other Trust expenses	504,104	330,258

Total expenses	5,321,408	3,878,693

Net income	$93,274,243	$18,983,336

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010
Number of units outstanding

Net income per unit (Note 2)	$7.109	$1.447

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2025 AND 2024

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2023	13,120,010	$11,438,214	$3

Net income	—	18,983,336	—
No distribution declared or paid for quarter ended April 30, 2023	—	—	—
No distribution declared or paid for quarter ended July 31, 2023	—	—	—
Distribution paid November 20, 2023, $0.35 per unit	—	(4,592,003)	—
Distribution declared January 30, 2024, paid February 20, 2024, $0.37 per unit	—	(4,854,404)	—

BALANCE, JANUARY 31, 2024	13,120,010	$20,975,143	$3

Net income	—	93,274,243	—
Distribution paid May 20, 2024, $0.29 per unit	—	(3,804,803)	—
Distribution paid August 20, 2024, $0.30 per unit	—	(3,936,002)	—
Distribution paid November 20, 2024, $0.39 per unit	—	(5,116,804)	—
Distribution declared January 14, 2025, paid February 20, 2025, $5.95 per unit	—	(78,064,060)	—

BALANCE, JANUARY 31, 2025	13,120,010	$23,327,717	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2025 AND 2024

	2025	2024

Operating activities
Royalties received	$26,727,564	$17,420,199
Arbitration award	71,185,029	—
Interest received	1,693,908	755,017
Expenses paid	(5,670,405)	(3,569,265)

Net cash from operating activities	93,936,096	14,605,951

Financing activity
Distributions to unitholders	(17,712,013)	(4,592,003)

Net change in cash and cash equivalents	76,224,083	10,013,948

Cash and cash equivalents, beginning of period	23,980,448	13,966,500

Cash and cash equivalents, end of period	$100,204,531	$23,980,448

Reconciliation of net income to net cash from operating activities

Net income	$93,274,243	$18,983,336
Decrease (increase) in accrued income receivable	799,597	(1,936,796)
Decrease (increase) in contract asset	211,254	(451,896)
Decrease (increase) in prepaid expense	175,129	(170,414)
(Decrease) increase in accrued expenses	(524,127)	479,842
(Decrease) increase in contract liability	—	(2,298,121)

Net cash from operating activities	$93,936,096	$14,605,951

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2025 AND 2024

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

Mesabi Trust was created in 1961 upon the liquidation of Mesabi Iron Company. The sole purpose of the Trust, as set forth in the Agreement of Trust dated July 18, 1961, is to conserve and protect the Trust Estate and to collect and distribute the income and proceeds there from to the Trust’s certificate holders after the payment of, or provision for, expenses and liabilities. The Agreement of Trust prohibits the Trust from engaging in any business. In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom was believed to be sixty-four years old as of February 2025.

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

The Trust's fiscal year is February 1 to January 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of January 31, 2025 and 2024, the Trust held $100,204,531 and $23,980,448, respectively, in U.S. Government Securities with maturities of less than three months, or a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash and cash equivalents.

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

Bonus Royalties

The performance obligation for the bonus royalties consists of providing NMC access to the Peters Lands, Cloquet Lands, and Mesabi Lands and the right to mine on these lands. The consideration to be received from this access under the Amended Assignment of Peters Lease relates to the volume of iron ore shipped, by NMC. The Trust recognizes bonus royalties on a quarterly basis based on shipments, for the fiscal quarter at the actual royalty percentage for those shipments and based on the anticipated prices for iron ore products sold under Cliffs’ Customer Contracts. The Trust is paid royalty bonuses when iron ore products shipped are sold at anticipated prices above a threshold price per ton. The royalty bonus is based on a percentage of the gross proceeds of product shipped. The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the threshold price and $2.00 above the threshold price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the threshold price). The threshold price is adjusted annually for inflation and was $66.00 per ton for calendar year 2023, $67.75 per ton for calendar year 2024, and is $69.41 per ton for calendar year 2025.

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

Arbitration Award Proceeds

As previously reported, on October 14, 2022, Mesabi Trust initiated arbitration against Northshore, the lessee/operator of the leased lands, and its parent, Cliffs, with the American Arbitration Association (“AAA”). The Trust sought an award of damages relating to Cliffs’ and Northshore’s underpayment of royalties in 2020, 2021, and the first four months of 2022 by virtue of Cliffs’ and Northshore’s failure to use the highest priced arms’-length iron ore pellet sale from the preceding four quarters in pricing certain pellet shipments from 2020 through the first four months of 2022. The Trust also sought declaratory relief related to the Trust’s entitlement to certain documentation and to the time when Cliffs’ and Northshore’s royalty obligations accrue.

The evidentiary hearing was completed before a panel of three arbitrators in March 2024 under the commercial rules of the AAA. Post-hearing briefs were exchanged in May 2024. Post-hearing oral arguments and final submissions were concluded in June 2024. The Trust received the final award on September 6, 2024, which unanimously awarded the Trust damages in the amount of $59,799,977 for underpaid royalties in 2020, 2021 and the first four months of 2022, plus pre-award interest in the amount of $11,385,052, calculated at the rate of 10% simple interest per annum from the date of the initial demand through the date of the award. Pursuant to the award, Cliffs and Northshore were required to pay the Trust the amounts specified in the Award by no later than October 6, 2024. The Tribunal approved the parties’ stipulated Consent Award approving the Trust’s ongoing entitlement to certain documentation related to verifying royalty calculations. The Tribunal denied the Trust’s request for declaratory relief regarding the time at which Cliff’s NorthShore’s royalty obligations accrue.

Pursuant to the AAA tribunal’s unanimous final award dated September 6, 2024, Northshore and Cliffs paid Mesabi Trust $71,185,029 on October 4, 2024 as a final award, including interest. This non-recurring revenue is reflected as “Arbitration award” under “Revenues” on the Trust’s Statement of Income.

Accrued Income Receivable

The accrued income receivable represents royalty income earned but not yet received by the Trust under the royalty agreements described elsewhere in these notes. Accrued income receivable is comprised of (i) shipments, during the last month of the Trust’s fiscal year, if any, and (ii) net positive price adjustments, if any, resulting from the price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota. During the fourth quarter of fiscal 2024, positive pricing adjustments of $279,223 were recorded by Mesabi Trust and added to the accrued income receivable due to the price adjustment mechanisms in the agreements between Cliffs and its customers that determined the final sales price of the shipments from NMC with respect to shipments during calendar year 2022. There we no pricing adjustment during the fourth quarter of fiscal 2025. The accrued income receivable balance as of January 31, 2023 was $23,562.

Contract Asset and Contract Liability

The contract asset and contract liability are presented net in the accompanying balance sheets as both the contract asset and contract liability are derived from one customer contract. A net contract asset in the amount of $240,642 and $451,896 is reflected on the Balance Sheet as of January 31, 2025 and 2024, respectively. The net contract asset is made up of a contract asset in the amount of $240,642 and $451,896 and no contract liability as of January 31, 2025 and 2024, respectively. The contract asset relates to variable consideration for base overriding royalties that occurs as a result of escalating base overriding royalty rates earned as thresholds for tons of ore shipped are reached, as described in the base overriding royalties section above. The recorded contract asset represents the additional revenue earned based on the estimated annual royalty rate compared to the effective contracted rate for tons shipped during the period. The contract asset is not available for distribution to the Unitholders until the applicable royalties are actually received by the Trust. A net contract liability of $2,298,121, made up of a contract liability of $2,298,121 and no contract asset existed as of January 31, 2023. Revenue related to this contract liability of $2,298,121 was recognized as revenue during the fiscal year ended January 31, 2024.

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

As further described in Note 1, NMC is the lessee/operator of the Mesabi Trust land. All royalty income earned by the Trust is received from NMC, and accordingly, substantially all of the accrued income receivable, contract assets and contract liabilities are also with NMC. The Trust has recorded $0 allowance for credit losses related to receivables from NMC as of January 31, 2025 and 2024, respectively.

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

On April 15, 2025, the Trustees of Mesabi Trust announced the declaration of a distribution of fifty-six cents ($0.56) per Unit of Beneficial Interest payable on May 20, 2025 to Mesabi Trust Unitholders of record at the close of business on April 30, 2025.

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

The carrying amounts of highly liquid investments classified as cash equivalents approximated fair value as of January 31, 2025 and 2024, because of the relative short maturity of these investments.

Recent Accounting Pronouncements

In November 2023, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) No. 2023-07; Improvements to Reportable Segment Disclosures. The ASU, which amends Top 280: Segment Reporting, improves disclosure requirements for reportable segments and enhances disclosures for companies with single reportable segments. The Trust has a single reportable segment based on the nature of the Trust and its operations. The nature of the Trust and the accounting policies of the single segment are the same as described throughout Notes 1 and 2. The Trust’s Chief Operating Decision Maker (“CODM”) is the Trustees of Mesabi Trust. The Trust adopted the standard on February 1, 2024. The adoption did not have a material impact on the Trust’s financial statements.

The Trust has evaluated other recently issued accounting pronouncements and interpretations that are effective for the fiscal year ended January 31, 2025, and has determined they do not have a material effect on the Trust’s financial position, results of operations or cash flows. The Trust has also evaluated accounting standards and interpretations that were issued during the fiscal year ended January 31, 2025, that will be effective for subsequent fiscal years and does not believe they will have a material effect on the Trust’s financial position, results of operations or cash flows when adopted.

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

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped during a calendar quarter and sold at prices above the Adjusted Threshold Price. The Adjusted Threshold Price was $66.00 per ton for calendar year 2023, $67.75 per ton for calendar year 2024, and is $69.41 per ton for calendar year 2025. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

NMC is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2025, the minimum advance royalty threshold is $1,157,261. The minimum annual advance royalty threshold was $1,129,615 for the calendar year ended December 31, 2024.

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

As of January 31, 2025 and January 31, 2024, the unallocated cash and cash equivalents portion of the Trust’s Unallocated Reserve consisted of the following components:

	January 31, 2025	January 31, 2024
Cash and cash equivalents	$100,204,531	$23,980,448
Distribution payable	(78,064,060)	(4,854,404)

Unallocated cash and cash equivalents	$22,140,471	$19,126,044

A reconciliation of the Trust’s Unallocated Reserve from January 31, 2024 to January 31, 2025 is as follows:

	Unallocated	Trust
	Reserve	Corpus	Total
Balances as of January 31, 2024	$20,975,143	$3	$20,975,146

Net income	93,274,243	—	93,274,243
Distributions declared - $6.9300 per unit	(90,921,669)	—	(90,921,669)

Balances as of January 31, 2025	$23,327,717	$3	$23,327,720

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

During the fiscal years ended January 31, 2025 and 2024, the Trustees distributed cash payments totaling $17,712,013 ($1.35 per Unit), $4,592,003 ($0.35 per Unit), respectively. In addition, in January 2025, the Trustees declared a distribution of $5.95 per Unit of beneficial interest payable in February 2025.