Form 10-K, Exhibit 13
period 2026-01-31
MESABI TRUST
filed 2026-04-22
CIK 65172

Exhibit 13

ANNUAL REPORT OF THE TRUSTEES OF

MESABI TRUST

For The Fiscal Year Ended January 31, 2026

ADDRESS

Mesabi Trust

c/o Deutsche Bank Trust Company Americas

Trust & Agency Services

1 Columbus Circle, 17th Floor

Mail Stop: NYC01-1710

New York, NY 10019

(904) 271-2520 (telephone)

www.mesabi-trust.com

REGISTRAR AND TRANSFER AGENT

Deutsche Bank Trust Company Americas

LEGAL COUNSEL

Fox Rothschild LLP

REGISTRANT INFORMATION

Mesabi Trust maintains a website that provides access to its annual, quarterly, and other reports it files with the Securities and Exchange Commission. Such reports can be accessed at www.mesabi-trust.com. Mesabi Trust will provide, upon the written request of any Unitholder addressed to the Trustees at the above address and without charge to such Unitholder, (i) a paper copy of Mesabi Trust’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026 (the “Annual Report”) as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and (ii) the Trustees’ Code of Ethics.

Special Note Regarding Forward-Looking Statements

This report contains certain forward-looking statements with respect to iron ore pellet production, iron ore pricing and adjustments to pricing, shipments by Northshore Mining Company (“Northshore”) during 2026, royalty (including bonus royalty) amounts, and other matters, which statements are intended to be made under the safe harbor protections of the Private Securities Litigation Reform Act of 1995, as amended. Actual production, prices, price adjustments, and shipments of iron ore pellets, as well as actual royalty payments (including bonus royalties) could differ materially from current expectations due to inherent risks and uncertainties such as general adverse business and industry economic trends, uncertainties arising from war, terrorist events, imposition or termination of duties or tariffs and retaliatory tariffs, and other global events, higher or lower customer demand for steel and iron ore, decisions by mine operators regarding curtailments or idling production lines or entire plants, environmental compliance uncertainties, difficulties in obtaining and renewing necessary operating permits, higher imports of steel and iron ore substitutes, processing difficulties, consolidation and restructuring in the domestic steel market, market inputs tied to indexed price adjustment factors historically found in some of the pellet supply agreements between Cleveland-Cliffs Inc. (“Cliffs”) and its customers (“Cliffs Customer Contracts”) which may result in future adjustments to royalties payable to Mesabi Trust and other factors. Further, historically some of the royalties earned by Mesabi Trust have been based on estimated prices that are subject to interim and final adjustments, which can be positive or negative, and may be dependent in part on multiple price and inflation index factors under agreements to which Mesabi Trust was not a party and that were not known until after the end of a contract year. Although the Mesabi Trustees believe that any such forward-looking statements are based on reasonable assumptions, such statements are subject to risks and uncertainties, which could cause actual results to differ materially. Additional information concerning these and other risks and uncertainties is contained under the caption “Risk Factors” in Mesabi Trust’s filings with the Securities and Exchange Commission, including this Annual Report. Mesabi Trust undertakes no obligation to publicly update or revise any of the forward-looking statements made herein to reflect events or circumstances after the date hereof.

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

A pass-through trust with certificates of beneficial interest in the trust traded on the New York Stock Exchange

Pursuant to a ruling from the Internal Revenue Service, which ruling was based on the terms of the Agreement of Trust including the prohibition against conducting any business, the Trust is not taxable as a corporation for federal income tax purposes. Instead, the holders of Certificates of Beneficial Interest in Mesabi Trust (“Unitholders”) are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders. The Certificates of Beneficial Interest in Mesabi Trust are listed on the New York Stock Exchange (“NYSE”) and are therefore subject to extensive regulation under, among others, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”), each as amended, and the rules and regulations of the NYSE.

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

Instead, the Unitholders are considered “owners” of the Trust and the Trust’s income is taxable directly to the Unitholders. In accordance with the Agreement of Trust, the Trust may continue to remain in force and effect until twenty-one years after the death of the last survivor of twenty-five persons named in an exhibit to the Agreement of Trust. Based upon the results of research conducted by the Trust’s outside legal counsel, as of March 2026, the Trustees believe that a majority of the individuals named in the Agreement of Trust are alive as of March 2026, the youngest of whom is believed to be 65 years old.

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

Risks Related to Pass-Through Trust Structure of Mesabi Trust

Except within the framework of the Royalty Agreement and the enforcement of rights thereunder, the Trustees have no control over the operations, sales and marketing efforts or other activities of Cliffs or Northshore.

Except within the framework of the Royalty Agreement and the enforcement of rights thereunder, neither the Trust nor the Trustees have any control over the operations, decisions to reduce or idle operations, sales and marketing efforts or other activities of Cliffs or its wholly-owned subsidiary, Northshore. Accordingly, the royalty income of the Trust is highly dependent upon the activities, investments and operational decisions of Cliffs and Northshore, including temporary or permanent reduction or idling of operations, the supply and demand of suppliers and customers in the iron ore and steel industry in the U.S. and internationally, and the terms and conditions of the Amended Assignment of Peters Lease. Northshore, together with Cliffs, without any input or influence from the Trust or the Trustees (except within the framework of the Royalty Agreement), control: (i) current operating plans, including iron ore production volumes, decisions to reduce or idle Northshore plant and mining operations, marketing of iron ore products to third parties, use of iron ore for internal purposes, operating and capital expenditures as they relate to Northshore, environmental and other liabilities and the effects of regulatory changes; (ii) plans for Northshore’s future production, operations and capital expenditures, if any; (iii) geological data relating to iron ore reserve estimates; (iv) sales and marketing efforts, and shipments of iron ore products to customers of Cliffs and the extent to which sales of iron ore products are marketed and sold directly to independent third parties; (v) the terms and conditions, especially related to pricing, amount, potential price adjustment mechanisms and delivery terms, of the sale of all iron ore products to Cliffs’ customers; and (vi) the proportion of iron ore mined from the Mesabi Trust Lands that Cliffs sells to Cliffs’ corporate affiliates versus the proportion Cliffs sells to third parties in arms’-length transactions. Any substantial change in Cliffs’ financial condition or business, or the operations, production and shipments of iron ore products by Northshore, including production curtailments, temporary idling or permanent idling of Northshore operations, about which the Trust may have little or no prior notice, could adversely affect the royalty income of the Trust, as well as the resulting cash available for distribution by the Trust to Unitholders. Further, such developments could have a material adverse impact on the market price of the Trust’s Units.

Cliffs’ previously announced intentions to shift DR-grade pellet production away from Northshore, use Northshore as a swing operation and idle Northshore operations from time to time, including from May 2022 through April 2023, would reduce or potentially eliminate funds available for distribution to unit holders.

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

Accordingly, these plans, if implemented by Cliffs, could have a material adverse effect on Mesabi Trust’s future royalty revenue and could materially reduce or potentially eliminate funds available for distribution. In addition, the market price of the Trust’s Units, which are listed for trading on the NYSE, could be negatively impacted, and the Trust’s ability to continue to meet the continued listing criteria of the NYSE could be compromised, and could result in delisting of our Units.

The limited or lack of arms’-length third-party sales of iron ore products (processed at Northshore using Mesabi Trust iron ore) by Cliffs could lead to uncertainty under the Royalty Agreement with respect to the calculation of royalties, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust.

In order to calculate the royalties owed by Northshore to the Trust, the 1989 Royalty Agreement requires that Northshore make sales of iron ore products to third parties on an arms’-length basis without regard to any other business relationship between Northshore and the third-party buyer of the iron ore products. In order to calculate royalties on less than arms’-length sales (including sales from Northshore to Cliffs’ corporate affiliates), the Royalty Agreement requires reference to the highest contract price obtained by Northshore in the preceding four calendar quarters in a sale to a buyer not affiliated with Northshore and made on an arms’-length basis. Since Cliffs’ acquisition of ArcelorMittal USA in late-2020, and accelerating after Cliffs’ Toledo HBI plant came online in mid-2021, Northshore has increased the proportion of iron ore mined from the Mesabi Trust Lands that it sells to Cliffs’ corporate affiliates and decreased the proportion of such iron ore that it sells to third parties in arms’-length transactions. Cliffs’ public statements beginning in October 2021 indicated that Cliffs will be limiting the tonnage of iron ore pellets that it sells to third parties from all of its mines, and particularly Northshore, which Cliffs idled from May 2022 to April 2023. Cliffs also said it will continue to run Northshore as a swing operation. For the twelve month period ended December 31, 2023, Cliffs has reported to the Trust two low volume shipments of iron ore pellets (produced with iron ore principally mined from Mesabi Trust Lands) to a single third-party customer. Cliffs’ quarterly royalty report applicable to that time period used the highest price from those two transactions to set the price for royalty purposes for subsequent shipments intended for Cliffs’ affiliates’ internal consumption beginning in July 2024, subject to any newly reported arms’-length third-party customer sale transaction thereafter. For the twelve month period ended December 31, 2024, Cliffs reported to the Trust four low volume shipments of iron ore pellets (produced with iron ore principally mined from Mesabi Trust Lands) to a single third-party customer. Cliffs’ quarterly royalty report applicable to that time period used the highest price from certain of those transactions to set the price for royalty purposes for subsequent shipments intended for Cliffs’ affiliates’ internal consumption beginning in July 2025, subject to any newly reported arms’-length third-party customer sale transaction thereafter. Similarly, for the twelve-month period ended December 31, 2025, Cliffs has reported to the Trust three low volume shipments of iron ore pellets (produced with iron ore principally mined from Mesabi Trust Lands) to a single third-party customer. These iron ore pellets shipped to a third party in September and December 2025 are priced below the 2026 Adjusted Threshold Price (which is used in calculating royalty bonuses payable to the Trust under the Royalty Agreement). Based on Cliffs’ most recent royalty reports of shipments to unaffiliated third-party customers for the fourth calendar quarter ended December 31, 2025, the Trust did not record any royalty bonus revenue during the month ended January 31, 2026 (the last month of the Trust’s fiscal year ended January 31, 2026). Without consistent arms’-length sales from Northshore to unaffiliated third parties, the calculation of royalties on iron ore Northshore ships to Cliffs’ affiliates could be uncertain under the Royalty Agreement, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust.

Limited bona fide third-party sales transactions of iron ore products (processed at Northshore using Mesabi Trust iron ore) by Cliffs at prices below the annual bonus royalty threshold price could reduce or even eliminate bonus royalties historically paid to the Trust.

Since 2005, the Trust has consistently been paid bonus royalties by the mine operator pursuant to the Royalty Agreement. The Trust recognizes bonus royalties on a quarterly basis, based on the volume of shipments for each fiscal quarter at the actual royalty percentage for those shipments and based on the anticipated prices for iron ore products sold by Cliffs in bona-fide third-party transactions. The Trust is paid royalty bonuses when iron ore products shipped are sold at anticipated prices above a bonus threshold price per ton, which is calculated annually. The royalty bonus is based on a percentage of the gross proceeds of all iron ore product shipped that quarter. The royalty bonus percentage ranges from 1/2 of one percent of the gross proceeds (on all tons of iron ore shipped for sale at prices between the threshold price and $2.00 above the threshold price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10 or more above the threshold price). The threshold price is adjusted annually for inflation and is $69.41 per ton for calendar year 2025. Based on Cliffs’ most recent royalty reports of shipments to unaffiliated third party customers for the fourth quarter ended December 31, 2026, the Trust did not record any royalty bonus revenue during the month ended January 31, 2026 (the last month of the Trust’s fiscal year ended January 31, 2026). The Trustees are unable to project whether Cliffs will continue to sell iron ore products at prices above the applicable adjusted threshold price, entitling the Trust to any future bonus royalty payments. Limited third-party customer sale transactions of iron ore products produced with iron ore mined from Mesabi Lands at prices below the adjusted threshold price could lead to uncertainty under the Royalty Agreement regarding the calculation of bonus royalties, which in turn could result in potential disputes regarding the amount of bonus royalties owed to the Trust. Furthermore, such developments could potentially reduce or even eliminate bonus royalties payable to the Trust during a particular quarter or year.

Cliffs’ Annual Report has cited certain economic and market risks, including risks related to the volatility of commodity prices, global steelmaking overcapacity and overproduction, and steel imports, any of which could adversely affect Cliffs’ ability to generate revenue, maintain stable cash flows and fund its operations, which in turn could adversely affect Northshore operations and could adversely affect royalties payable to the Trust.

In Cliffs’ Annual Report, Cliffs disclosed that, as a vertically integrated steel company, Cliffs’ profitability is dependent upon the price of the steel, scrap metal and iron ore, and that the price of steel, scrap metal and iron ore has fluctuated significantly in the recent past and is affected by factors beyond its control including: changes in the production capacity, production rate and inventory levels of other steel producers, distributors, iron ore suppliers and scrap metal processors and traders; changes in trade laws and volumes of unfairly traded imports; imposition or termination of duties or tariffs, including tariffs and retaliatory tariffs that have recently been and may in the future be instituted in response to geopolitical developments or otherwise, which among other things, may affect cross-border shipments, import and export controls and other trade barriers impacting the steel, scrap metal and iron ore markets; international demand for, and the impact of higher inflation on, raw materials used in steel production; availability of scrap metal substitutes such as pig iron; commodity prices speculation; rates of global economic growth, especially light vehicle production and construction and infrastructure activity that requires significant amounts of steel; changes in the levels of economic activity in the U.S., China, India, Europe and other industrialized or developing economies, including as a result of geopolitical conflicts or otherwise; changes in China’s emissions policies and environmental compliance enforcement practices; climate change and other weather-related disruptions, infectious disease outbreaks, natural disasters that may impact the global supply of steel, scrap metal or iron ore; and the proximity, capacity and cost of infrastructure and transportation.

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

Cliffs’ Annual Report indicated that the largest end user of Cliffs’ steel products is the automotive industry in North America. Beyond these direct sales to the automotive industry, Cliffs makes additional sales to distributors and converters, which may ultimately resell some of that volume to the automotive market. In addition to the magnitude of Cliffs’ exposure to the automotive industry, Cliffs faces risks arising from Cliffs’ relative concentration of sales to certain specific automotive manufacturers, and its sales volumes and revenues may be adversely affected if it is unable to renew and/or renegotiate its fixed-price contracts with one or more significant automotive customers or if those customers choose to move certain portions of their parts business to alternate suppliers. In addition, automotive production and sales are cyclical and sensitive to general economic conditions and other factors, including interest rates, consumer credit, spending and preferences, and supply chain disruptions. If automotive production and sales decline, whether due to consumers facing reduced purchasing power caused by inflation, higher interest rates or otherwise, Cliffs’ sales and shipments to the automotive market are likely to decline in a corresponding manner. Cliffs may sustain a variety of adverse impacts from such developments which could negatively affect Cliffs’ revenues, financial results and cash flows.

Moreover, despite Cliffs’ position as a leading North American-based flat-rolled steel producer, competition for automotive business has intensified in recent years, as steel producers and companies producing alternative materials have focused their efforts on capturing and/or expanding their volume share of automotive business because of less favorable conditions in other markets for steel and other metals, including commodity products. As a result, the potential exists that Cliffs may lose sales to existing or new entrants or that automotive manufacturers will take advantage of the intense competition among potential suppliers during periodic contract renewal negotiations to pressure Cliffs’ pricing and margins, which could negatively affect Cliffs’ shipments, revenue, cost structure, financial results and cash flows.

These events could have a material adverse effect on Cliffs and, in certain circumstances, could potentially adversely affect Northshore, which in turn, could have a material adverse effect on Cliffs’ ability to pay future royalties owed to the Trust.

Global steelmaking overcapacity and overproduction, as well as steel imports, could lead to lower or more volatile global steel prices, directly or indirectly impacting Cliffs’ profitability, which in turn could adversely affect royalties payable to the Trust.

Significant existing global steel capacity and new or expanded production capacity in recent years could potentially cause capacity to exceed demand globally. Although certain North American steel producers have shut down production capacity, certain of Cliffs’ competitors have announced and are moving ahead with plans to develop new steelmaking capacity in the near term. In addition, certain foreign competitors, which may have cost advantages due to being owned, controlled or subsidized by foreign governments, have substantially increased their steelmaking capacity and/or production in the last few years and may target the U.S. and Canadian markets for imports. The risk of greater levels of imports could materialize, depending upon changes in duties or tariffs, foreign market and economic conditions, changes in trade agreements and treaties, laws, regulations or government policies affecting trade, the ability of foreign producers to circumvent North American trade sanctions and policy, the value of the U.S. dollar relative to other currencies and other variables beyond Cliffs’ control. In addition, higher sustained market prices of steel could cause new producers to enter the market or existing producers to further expand productive capacity, which could in turn lead to lower steel prices and increasing prices of steel making inputs, such as scrap metal. Excess global steel combined with reduced global steel demand and increased imports, also could lead to lower steel prices. Downward pressure on steel prices could have an adverse effect on Cliffs’ results of operations, financial condition and profitability, which in turn could adversely affect Cliffs’ ability to pay royalties owed to the Trust.

Severe financial hardship or bankruptcy of one or more of Cliffs’ major customers or key vendors could adversely affect Cliffs’ business operations and financial performance, which in turn could adversely affect Cliffs’ ability to pay royalties owed to the Trust.

Sales and operations for a majority of Cliffs’ customers are sensitive to general economic conditions in the North American automotive, housing, construction, appliance, energy, defense and other industries. Some of Cliffs’ customers are highly leveraged. If there is a sustained weakening of current economic conditions, whether because of operational, cyclical, supply chain or other issues, including trade policies, inflationary pressures, higher interest rates or an infectious disease outbreak, it could cause customers to reduce, delay or cancel their orders, impact significantly the creditworthiness of Cliffs’ customers and lead to other financial difficulties or even bankruptcy filings by Cliffs’ customers. Failure to receive payment for products that Cliffs has delivered could adversely affect Cliffs’ results of operations, financial condition and liquidity. The concentration of customers in a specific industry, such as the automotive industry, may increase Cliffs’ risk because of the likelihood that circumstances may affect multiple customers at the same time. Such events could cause Cliffs to experience lost sales or losses associated with the potential inability to collect all outstanding accounts receivable as well as reduced liquidity. Similarly, certain of Cliffs’ key vendors have previously suffered, and from time to time may in the future suffer, financial hardship, including bankruptcy. Such vendors could face operational disruption or even be forced to liquidate, which could result in such vendors defaulting on their obligations to Cliffs or Cliffs’ inability to secure replacement materials or services on a timely basis, or at all, or cause Cliffs to incur increased costs to do so. Such events could adversely impact Cliffs’ continuity of operations, financial results and cash flows, which in turn could adversely affect Cliffs’ ability to pay royalties owed to the Trust.

U.S. government actions and other countries’ reactions regarding U.S. trade policies may have a material adverse impact on Cliffs’ business, which could adversely affect Cliffs’ ability to generate revenue, which in turn could adversely affect royalties payable to the Trust.

In recent years, the U.S. government has altered its approach to international trade policy, both generally and with respect to matters directly and indirectly affecting the steel industry, including by undertaking certain unilateral actions affecting trade, renegotiating existing bilateral or multilateral trade agreements, and entering into new agreements or treaties with foreign countries. For example, in early 2025, the U.S. government announced that the 25% Section 232 tariffs on steel imports originally imposed in 2018 on national security grounds would be re-imposed without exemptions or exclusions, beginning in March 2025. Subsequently, in June 2025, the Section 232 steel tariffs were generally increased to 50%. During 2025, Section 232 tariffs were also applied to certain products derived from steel as part of the U.S. Department of Commerce Section 232 steel inclusions process. Furthermore, in 2025, the Canadian government imposed a 25% tariff on imported steel regardless of country of origin and imposed tariff rate quotas for steel imports varying by country of origin. Even so, as has occurred in the past, the U.S. and/or Canadian governments may subsequently determine to negotiate exemptions and/or exclusions from such tariffs and other protective measures with certain trading partners. And if either the Section 232 tariffs, with respect to Cliffs’ U.S. operations, or Canadian measures, with respect to Cliffs’ Canadian operations, are removed, modified or substantially weakened, imports of foreign steel would likely increase and steel prices in the U.S. and Canada would likely fall, which could materially adversely affect Cliffs’ consolidated revenues, financial results and cash flows.

In addition, during 2020, the United States-Mexico-Canada Agreement (“USMCA”) was implemented among the U.S., Mexico and Canada in place of the North American Free Trade Agreement. Because all of Cliffs’ steel manufacturing facilities are located in North America and one of Cliffs’ principal markets is automotive manufacturing in North America, the USMCA has the potential to significantly impact its business results. However, it is difficult to predict the implications of changes in trade policy. Adverse effects could occur directly from a disruption to trade and commercial transactions and/or indirectly by adversely affecting the U.S. economy, impacting demand for Cliffs’ customers’ products and, in turn, negatively affecting demand for Cliffs’ products. According to Cliffs’ disclosures, important links of the supply chain for some of Cliffs’ key customers, including automotive manufacturers, could be negatively impacted by the USMCA or other new or renegotiated trade agreements, treaties, laws, regulations or policies.

While Cliffs may currently benefit from certain antidumping and countervailing duty orders, any such relief is subject to periodic reviews and challenges, which can result in revocation or modification of the orders or reduction of the duties. The U.S. government may seek to alter the USMCA and has imposed and may in the future impose new or additional tariffs on goods imported into the U.S. (including steel or critical production inputs), which has led to and could in the future lead to other countries imposing or threatening to impose retaliatory tariffs on exports of American-made products (including steel) to those countries or other retaliatory efforts, such as restricting exports of critical production inputs to the U.S. In addition, previously granted petitions for trade relief may not be successful or fully effective. Any of these actions could materially adversely affect on Cliffs’ revenues, financial results and cash flows.

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

Another potential factor that can result in significant variability in the Trust’s revenue is the outcome of arbitration proceedings, in which the Trust has been involved from time to time. For example, in its Quarterly Report on Form 10-Q for the quarter ended October 31, 2024, the Trust’s net income for the three months ended October 31, 2024 was $78,325,525, an increase of $74,239,459 as compared to the three months ended October 31, 2023. The increase in net income for the three months ended October 31, 2024 is primarily attributable to the recognition of revenue related to the AAA arbitration award during the fiscal quarter ended October 31, 2024 (which is non-recurring).

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

Cliffs’ Annual Report has disclosed that (i) a portion of its cash flow from operations is used to service debt, reducing the availability of its cash to fund capital expenditures, acquisitions or other strategic development initiatives and other general corporate purposes or to retire debt or return capital to shareholders, including via share repurchases, (ii) if it is unable to service its debt service obligations, it may face substantial liquidity problems and may be forced to reduce or delay investments, capital expenditures and share repurchases, or to sell assets, seek additional capital, including additional secured or unsecured notes, or restructure or refinance its debt, and (iii) the cost of financing or refinancing, access to the capital markets, and the terms under which it purchases goods and services when credit rating agencies could downgrade Cliffs’ ratings, whether due to factors specific to its business or debt profile, a prolonged cyclical downturn in the steel, scrap metal and mining industry or macroeconomic trends (such as global or regional recessions), increases in pension and OPEB obligations, adverse impacts of inflation and higher interest rates, or trends in credit and capital markets more generally.

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

For example, in a March 18, 2026 news release, the MPCA announced that it fined Northshore $19,000 for repeated violations of its wastewater permit and Minnesota environmental rules based on MPCA findings that Northshore released recycled water on eleven occasions. The MPCA order also requires Northshore to submit a spill prevention report to prevent unauthorized spills from equipment failure, to replace certain pipeline that was the source of the releases and to implement a piping integrity plan.

In September 2014, Minnesota promulgated the Mercury Air Emissions Reporting and Reduction Rules, mandating mercury air emissions reporting and reductions from certain sources, including taconite facilities. The rules apply to all of Cliffs’ Minnesota iron ore mining and pelletizing operations and required submittal of a Mercury Reduction Plan to the MPCA in 2018. In the Mercury Reduction Plan, facilities evaluated if available control technologies could technically achieve a 72% mercury reduction rate. If available control technologies could not technically achieve a 72% mercury reduction rate, the facilities must propose alternative mercury reduction measures. One of the main tenets agreed upon for evaluating potential mercury reduction technologies during TMDL implementation and 2014 rule development proceedings was that the selected technology must meet the following “Adaptive Management Criteria”: the technology must be technically feasible; must be economically feasible; must not impact pellet quality; and must not cause excessive corrosion in the indurating furnaces or air pollution control equipment.

The Mercury Reduction Plans for Cliffs’ Minnesota facilities were submitted to the MPCA in December 2018. The plans determined that there are currently no proven technologies to cost effectively reduce mercury emissions from taconite furnaces to achieve the targeted 72% reduction rate, while satisfying all Adaptive Management Criteria. This determination was based on detailed engineering analysis and research testing. In June 2025, Cliffs provided updated Mercury Reduction Plan submittals for Cliffs’ United, Hibbing and Minorca mines to MPCA in response to the MPCA’s request for additional information. Cliffs’ most recent Form 10-K disclosed that the potential impacts are not estimable at this time because the revised Mercury Reduction Plans remain under MPCA's review.

The Trustees are unable to predict what impact, if any, the Mercury Air Emissions Reporting and Reduction Rule will have on production and shipments of iron ore products from Northshore or future royalties payable to the Trust.

On March 1, 2024, the Minnesota Department of Natural Resources (“DNR”) issued an order concluding that Northshore’s proposed project relating to the Milepost 7 tailings basin does not require an environmental impact statement (“EIS”) to proceed. On February 3, 2025, the Minnesota Court of Appeals reversed the DNR’s decision as “arbitrary and capricious” and in error, remanding the case for a new determination of whether the cumulative potential environmental impact of both the proposed project and the ongoing and future effects of the Milepost 7 tailings basin requires an EIS for the proposed project.

On March 5, 2025, both the DNR and Northshore petitioned the Minnesota Supreme Court to review the Court of Appeals’ decision. On May 13, 2025, the Minnesota Supreme Court denied the petition, leaving the Court of Appeals’ reversal and remand in place.

On June 16, 2025, WaterLegacy filed a civil complaint in the Second Judicial District, Ramsey County, Minnesota, Case No. 62-cv-25-4810, seeking injunctive and declaratory relief against the DNR and Northshore under the Minnesota Environmental Policy Act (“MEPA”) and the Minnesota Environmental Rights Act (“MERA”) in relation to the proposed Milepost 7 tailings basin project. WaterLegacy seeks to prohibit DNR approvals and Northshore construction activities related to the proposed project until an EIS is completed and to enjoin the proposed dam enlargement until a new dam permit is issued in compliance with Minnesota law. Trial was scheduled to occur in September 2027.

On March 2, 2026, the parties jointly filed a stipulation seeking a stay of the case, reporting that the parties had engaged in settlement discussions and “progressed sufficiently that a stay of [the] matter is appropriate” in order to “allow the parties to focus their attention and energy on resolving terms and finalizing what will likely be a complicated settlement agreement.” On March 3, 2026, the Court referred the case to mediation and issued an order granting a stay of the matter until the Court orders otherwise.

The Trustees are unable to predict what impact, if any, the Minnesota Court of Appeals’ reversal and remand, DNR’s future redetermination regarding whether the proposed project requires an EIS, or the WaterLegacy lawsuit, or any settlement thereof, will have on mining, production and shipments of iron ore products from Northshore or future royalties payable to the Trust.

The Trust does not control the portion of Northshore’s shipments that will come from iron ore mined from Mesabi Trust Lands.

Except within the framework of the Royalty Agreement, the Trustees do not exert any influence over mining operational decisions at Northshore and Northshore alone determines whether to mine from Mesabi Trust Lands or state-owned lands, based on its current production estimates and engineering plan.

Northshore’s mining operations include Mesabi Trust Lands and mineral-producing land owned by the State of Minnesota and others. Iron ore mined by Northshore from lands other than Mesabi Trust Lands is processed, along with iron ore mined from Mesabi Trust Lands, in Northshore-owned crushing, concentrating and pelletizing facilities and is separately accounted for on a periodic basis. Northshore also has the ability to process and ship iron ore products from lands other than Mesabi Trust Lands. In certain circumstances, the Trust may be entitled to royalties on those other shipments, but not in all cases. In general, the Trust will receive higher royalties (assuming all other factors are equal) if a higher percentage of shipments is from Mesabi Trust Lands. The percentages of shipments from Mesabi Trust Lands were 100.0% in calendar years 2025 and 2024. If Northshore decides to materially reduce the percentage of iron ore mined, or pellets shipped, from Mesabi Trust Lands, the income of the Trust could be materially adversely affected.

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

According to Cliffs’ Annual Report, Cliffs indicated that its decisions concerning which facilities to operate and at what production levels are made based in part upon its customers’ orders for products, as well as the quality, performance capabilities and production cost of its operations. During depressed market conditions, Cliffs may concentrate production at certain facilities and not operate others in response to customer demand or other reasons, and as a result Cliffs would incur idle costs that could offset its anticipated savings from not operating the idled facility. For example, focusing on Cliffs’ view of the magnitude and structure of the Mesabi royalty, Cliffs temporary idled Northshore operations from May 2022 until April 2023. As a result of Cliffs’ idling of the Northshore operations, Cliffs made no quarterly royalty payments to the Trust for October 2022, January 2023, April 2023 and July 2023, and Cliffs incurred fixed costs during the idle period. In addition, Cliffs indefinitely idled its Minorca, Minnesota iron ore mine and a portion of its Hibbing, Minnesota iron ore mine in 2025 to consume excess pellet inventory produced during 2024, and it continued to incur certain fixed costs at those facilities during their idle periods. When Cliffs restarts idled facilities, it incurs certain costs to replenish inventories, prepare the previously idled facilities for operation, perform the required repair and maintenance activities, and prepare employees to return to work safely and resume production responsibilities. The amount of any such costs can be material, depending on a variety of factors, such as the period of idle time, necessary repairs and available employees, and is difficult to project.

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

Because substantially all of the Trust’s revenue is derived from iron ore products shipped by Northshore from Silver Bay, Northshore’s iron ore pellet processing and shipping activities directly impact the Trust’s revenues in each quarter and each year. According to Cliffs’ Annual Report, a number of risk factors affect Cliffs’ operations and could impact Northshore’s production and shipment volume. Cliffs’ Annual Report identified the following six categories of risk to which Cliffs is subject: (i) economic and market, (ii) regulatory, (iii) financial, (iv) operational, (v) sustainability and development, and (vi) human capital. These risk factors include, among others, the volatility of commodity prices, concentration of business in the automotive market, global steelmaking overcapacity and overproduction, severe financial hardship or bankruptcy of major customers or key vendors, U.S. government trade policies, extensive governmental regulations relating to the environment and human health and the costs and risks related thereto, use of hazardous materials, inability to obtain, maintain or renew operational permits and licenses, financial risks associated with existing and future indebtedness, risks relating to Cliffs’ Stelco Acquisition, potentially being subject to various lawsuits, claims, arbitrations and governmental procedures, dependence on certain raw materials and energy sources, optimization of transporting products to customers, the cost or time to implement strategic capital projects, natural or human-caused disasters, weather conditions, disruptions or failures of its IT systems, costs associated with the idling or closures of an operating facility or mine, lack of appropriate insurance coverage, pressures to reduce carbon footprint, risks associated with maintaining social license, assumptions regarding recoverable mineral reserves, defects in title to any leasehold interests, dependence on senior management team and key employees, labor relations, pension costs and labor shortages. Specifically, if any portion of Northshore’s pelletizing lines becomes idle for any reason, production, shipments and, consequently, the royalties payable to the Trust could be materially adversely affected.

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

As previously reported, the AAA arbitration initiated by the Trust against Northshore and its parent, Cliffs, in October 2022 concluded in June 2024. The Trust sought an award of damages relating to Cliffs’ and Northshore’s underpayment of royalties in 2020, 2021, and the first four months of 2022 by virtue of Cliffs’ and Northshore’s failure to use the highest priced arms’-length iron ore pellet sale from the preceding four quarters in pricing certain pellet shipments from 2020 through the first four months of 2022. The Trust also sought declaratory relief related to the Trust’s entitlement to certain documentation and to the time when Cliffs’ and Northshore’s royalty obligations accrue. The Trust received the final award from the AAA tribunal on September 6, 2024, which unanimously awarded the Trust damages in the amount of $59,799,977 for underpaid royalties in 2020, 2021 and the first four months of 2022, plus pre-award interest in the amount of $11,288,269, calculated at the rate of 10% simple interest per annum from the date of the initial demand through September 6, 2024. Pursuant to the award, Cliffs and Northshore were required to pay the Trust the amounts specified in the Award by no later than October 6, 2024. The Tribunal approved the parties’ stipulated Consent Award approving the Trust’s ongoing entitlement to certain documentation related to verifying royalty calculations. The Tribunal denied the Trust’s request for declaratory relief regarding the time at which Cliffs’ and Northshore’s royalty obligations accrue. Pursuant to the AAA tribunal’s final award dated September 6, 2024, Northshore and Cliffs paid Mesabi Trust $71,185,029 on October 4, 2024. This payment satisfied the AAA panel’s unanimous award of damages (including pre-award interest) for underpayment of royalties due to the Trust in 2020, 2021 and the first four months of 2022.

As previously announced, on September 26, 2025, Mesabi Trust initiated arbitration against Northshore, the lessee/operator of the leased lands, and its parent, Cliffs. Mesabi Trust commenced the arbitration proceeding through the AAA. The Trust seeks damages and declaratory relief relating to the idling of Northshore’s operations from May 2022 to April 2023 and underpayment of royalties on intercompany shipments from 2023 through the present.

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

The Trust and Trustees rely substantially upon Cliffs and Northshore for information regarding the generation of royalties payable to the Trust for Mesabi iron ore, including all aspects of Northshore iron ore mining operations, reserves estimates, mine engineer plans, production, marketing, sales, pricing, transportation and shipments of Mesabi iron ore products to end users, iron ore products stockpiled for intercompany sale that Cliffs has deemed shipped, as well as compliance with all required environmental, reclamation and other regulatory obligations related to the Northshore mining operations. In particular, on a quarterly and annual basis, the Trustees and advisors rely on Cliffs and Northshore to provide information related to the tons of iron ore shipped or deemed shipped, third-party sales and calculation of the royalty rate and royalty. Cliffs and Northshore control (i) historical operating data and estimates, including production volumes, sales and marketing of iron ore pellets and other products, operating and capital expenditures, environmental, reclamation and other regulatory obligations, effects of regulatory changes and the engineering plan for the removal of crude iron ore from the ore bodies comprising the Mesabi lands, (ii) plans for future operating and capital expenditures, (iii) geological data relating to reserves, as well as related projections regarding production, operating expenses and capital expenses used in connection with the preparation of the technical reserve report summaries periodically filed by Cliffs with its annual reports on Form 10-K, (iv) updates of current mine plan information and estimates relating to production and shipping plans and (v) security and cybersecurity related to the Northshore operations. While the Trustees regularly make requests for reports and updated material information for potential use in the Trust’s periodic reports as part of its disclosure controls and procedures, the Trustees do not control this information and rely substantially on Cliffs and Northshore to provide accurate and timely information on a regular basis and when requested for potential use in the Trust’s periodic and other reports. Information regarding operations and financial results has been subject to occasional delays and errors, as well as adjustments, in the past. Accordingly, the Trustees cannot assure unitholders that other errors or adjustments by Cliffs and Northshore, whether historical or future, will not affect the Trust’s royalty revenue and/or distributions by the Trust.

Under the terms of the Trust Indenture, the Trustees are entitled to rely, and in fact rely, on certain experts in good faith. This reliance includes the use of independent consultants to assist with the monitoring of the above-described information and reports provided by Cliffs and Northshore. These consultants and experts in turn rely on information provided to them by Cliffs and Northshore. While the Trustees have no reason to believe their reliance on experts is unreasonable, the reliance on experts who may have limited access to information may be viewed as a characteristic unique to pass-through royalty trusts as compared to the management and oversight of legal entity forms other than trusts.

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

●	Royalty bonuses. The Trust earns royalty bonuses when iron ore products shipped from Silver Bay are sold at prices above a threshold price per ton. The royalty bonus is based on a percentage of the gross proceeds of product shipped from Silver Bay. The threshold price is adjusted (but not below $30.00 per ton) on an annual basis for inflation and deflation (the “Adjusted Threshold Price”). The Adjusted Threshold Price was $67.75 per ton for calendar year 2024, $69.41 per ton for calendar year 2025 and is $71.70 per ton for calendar year 2026. The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the Adjusted Threshold Price and $2.00 above the Adjusted Threshold Price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the Adjusted Threshold Price). Historically, and potentially in the future, royalty bonuses have and may become subject to price adjustments under certain Cliffs Customer Contracts (and, as described elsewhere in this Annual Report); such adjustments may be positive or negative.

●	Fee royalties. Fee royalties have historically constituted a smaller component of the Trust’s total royalty income. Fee royalties are payable to the Mesabi Land Trust, a Minnesota land trust, which holds a 20% interest as fee owner in the Peters Lease lands. Mesabi Trust holds the entire beneficial interest in the Mesabi Land Trust for which U.S. Bank N.A. acts as the corporate trustee. Mesabi Trust receives the net income of the Mesabi Land Trust, which is generated from royalties on the amount of crude ore mined after the payment of expenses to U.S. Bank N.A. for its services as the corporate trustee. Crude ore is the source of iron oxides used to make iron ore pellets and other products. The fee royalty on crude ore is based on an agreed price per ton, subject to certain indexing.

●	Minimum advance royalties. Northshore’s obligation to pay base overriding royalties and royalty bonuses with respect to the sale of iron ore products generally accrues upon the shipment of those products from Silver Bay. However, regardless of whether any shipment has occurred, Northshore is obligated to pay to Mesabi Trust a minimum advance royalty. Each year, the amount of the minimum advance royalty is adjusted (but not below $500,000 per annum) for inflation and deflation. The minimum advance royalty was $1,157,261 for calendar year 2025 and is $1,195,452 for calendar year 2026. Until overriding royalties (and royalty bonuses, if any) for a particular year equal or exceed the minimum advance royalty for the year, Northshore must make quarterly payments of up to 25% of the minimum advance royalty for the year. Because minimum advance royalties are essentially prepayments of base overriding royalties and royalty bonuses earned each year, any minimum advance royalties paid in a fiscal quarter are recouped by credits against base overriding royalties and royalty bonuses earned in later fiscal quarters during the year.

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

Royalty income, which historically constitutes the principal source of the Trust’s revenue, was 94.6% and 25.8% of the Trust’s total revenue in each of the fiscal years ended January 31, 2026 and January 31, 2025, respectively. For the year ended January 31, 2025, arbitration award revenue (non-recurring revenue) was included in total revenue and constituted 72.2% of total revenue. A more complete discussion of royalty rates and the manner in which they are determined is set forth under the headings “Leasehold Royalties” and “Land Trust and Fee Royalties,” in this Annual Report.

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

As also described elsewhere in this Annual Report, the Trust receives a bonus royalty equal to a percentage of the gross proceeds of iron ore products (mined from Mesabi Trust lands) shipped from Silver Bay and sold at prices above the Adjusted Threshold Price. Although 95.5% of all the iron ore products shipped from Silver Bay during calendar 2025 were sold at prices higher than the Adjusted Threshold Price, the Trustees are unable to project whether Cliffs will continue to be able to sell iron ore products at prices above the applicable Adjusted Threshold Price, entitling the Trust to any future bonus royalty payments.

Based on Cliffs’ most recent royalty reports of shipments to unaffiliated third-party customers for the fourth quarter ended December 31, 2025, the Trust did not record any bonus royalty revenue in the Trust’s fiscal month ended January 31, 2026. See “Risk Factors – Risks Related to Pass – Through Trust Structure of Mesabi Trust – The limited or lack of arms’-length third-party sales of iron ore products (processed at Northshore using Mesabi Trust’s iron ore) by Cliffs could lead to uncertainty under the Royalty Agreement with respect to the calculation of royalties, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust,” as set forth on page 5 of this Report.

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

TRUSTEES’ DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

Results of Operations

Comparison of Iron Ore Pellet Production and Shipments for the Fiscal Years Ended January 31, 2026 and January 31, 2025

During fiscal 2026, production and shipments of iron ore pellets at Northshore from Mesabi Trust Lands totaled approximately 3.5 million tons, a decrease of 9.5% as compared to production and shipments for fiscal year 2025. The table below, which is based on information provided to the Trust by Northshore, shows the total production and total shipments of iron ore pellets from Mesabi Trust lands during the current and prior year.

	Pellets Produced from	Pellets Shipped from
	Trust Lands	Trust Lands
Year Ended	(Tons)	(Tons)
January 31, 2026	3,493,854	3,493,854
January 31, 2025	3,862,061	3,862,061

The table below shows the change in the percentages of production and shipments from lands owned or leased by Mesabi Trust versus the percentages of production and shipments from lands owned by the State of Minnesota and others for the most recent two fiscal years.

			Percentage of	Percentage of
	Percentage of	Percentage of	Pellets	Pellets
	Pellets Produced	Pellets Produced	Shipped	Shipped
	From Trust	From Non-Trust	From Trust	From Non-Trust
Fiscal Year ended	Lands	Lands	Lands	Lands
January 31, 2026	100.0%	0.0%	100.0%	0.0%
January 31, 2025	100.0%	0.0%	100.0%	0.0%

As is the case with the volume of shipments from Silver Bay, Minnesota, the Trustees cannot predict what percentage of production or shipments will be attributable to iron ore mined from Mesabi Trust lands in fiscal 2027. However, pursuant to the Amendment, Mesabi Trust will be credited with at least 90% of the first four million tons of iron ore pellets shipped from Silver Bay, Minnesota in each calendar year, at least 85% of the next two million tons of pellets shipped from Silver Bay, Minnesota in each calendar year, and at least 25% of all tons of pellets shipped from Silver Bay, Minnesota in each calendar year in excess of six million tons.

Comparison of Financial Results for Fiscal Years ended January 31, 2026 and January 31, 2025

Royalty Income

As shown in the table below, in fiscal 2026 base royalties decreased by 28.5%, bonus royalties decreased by 47.5% and fee royalties increased by 27.5%, each as compared to fiscal 2025. Accordingly, the Trust’s total royalty income decreased by 34.9% in fiscal 2026 as compared to fiscal 2025. The decrease in royalties received by the Trust is the result of a decrease in total pellets shipped as well as a decrease in prices received on those pellets in fiscal 2026, as compared to fiscal 2025.

	Fiscal Year ended January 31,		% increase
	2026	2025	(decrease)
Base overriding royalties	$10,396,499	$14,543,502	(28.5)%
Bonus royalties	5,423,214	10,323,154	(47.5)%
Fee royalties	750,491	588,844	27.5%
Total royalty income	$16,570,204	$25,455,500	(34.9)%

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

Total Revenues, Expenses, Net Income and Distributions

As set forth in the table below, net income for fiscal 2026 decreased by 85.1%, as compared to fiscal 2025, primarily attributable to the recognition of $71,185,029 in revenue related to the AAA arbitration award in the prior fiscal year (which is non-recurring) as well as a decrease in royalty income which is attributable to a decrease in pricing and shipments of iron ore, as compared to the prior fiscal year. Total expenses for fiscal 2026 decreased by 31.3% as compared to fiscal 2025. A more detailed summary of the Trust’s expenses, including legal and consulting expenses, is set forth under the heading “Trust Expenses” in this Annual Report.

	Fiscal Year ended January 31,		% increase
	2026	2025	(decrease)
Total Revenues	$17,523,781	$98,595,651	(82.2)%
Expenses	3,655,013	5,321,408	(31.3)%
Net Income	$13,868,768	$93,274,243	(85.1)%

The Trust’s total revenue and net income for fiscal 2026 decreased by 82.2% and 85.1%, respectively, primarily attributable to the recognition of $71,185,029 in revenue related to the AAA arbitration award in the prior fiscal year (which is non-recurring) as well as a decrease in royalty income which is attributable to a decrease in pricing and shipments of iron ore, as compared to the prior fiscal year. The decrease in the Trust’s net income in fiscal 2026 resulted in a 81.5% decrease in total distributions declared to Unitholders in fiscal 2026, as compared to fiscal year 2025.

	Fiscal Year ended January 31,		% increase
	2026	2025	(decrease)
Total Distributions Declared	$16,793,613	$90,921,669	(81.5)%
Distributions Declared per Unit	$1.28	$6.93	(81.5)%

Unallocated Reserve

As set forth in the table below, the Unallocated Reserve decreased by $2,924,845 or 12.5% to $20,402,872, as of January 31, 2026, as compared to $23,327,717 as of January 31, 2025. As of January 31, 2026, the Unallocated Reserve included $19,751,406 in unallocated cash and cash equivalents, $782,363 of accrued income receivable, and $263,982 of a contract asset. Comparatively, as of

January 31, 2025, the Unallocated Reserve included $22,140,471 in unallocated cash and cash equivalents, $1,160,761 of accrued income receivable, and $240,642 of a contract asset.

	January 31,		% increase
	2026	2025	(decrease)
Accrued Income Receivable	$782,363	$1,160,761	(32.6)%
Contract Asset	263,982	240,642	9.7%
Unallocated Cash and Cash Equivalents	19,751,406	22,140,471	(10.8)%
Accrued Expenses, net	(394,879)	(214,157)	84.4%
Unallocated Reserve	$20,402,872	$23,327,717	(12.5)%

The 12.5% decrease in the Unallocated Reserve for the fiscal year ended January 31, 2026 as compared to the fiscal year ended January 31, 2025, is primarily the result of a decrease in the unallocated cash and cash equivalents and a decrease in accrued income receivable.

Accrued Income Receivable. The $378,398, or 32.6%, decrease in the accrued income receivable portion of the Unallocated Reserve is the result of a decrease in pricing in January 2026 compared to January 2025.

Based on Cliffs’ most recent royalty reports of the pricing of shipments to unaffiliated third-party customers for the fourth quarter ended December 31, 2025, the Trust did not record any accrued income receivable related to bonus royalty revenue in the Trust’s fiscal month ended January 31, 2026 as the highest third party price per ton during the preceding four calendar quarters was below the Adjusted Threshold Price. See “Risk Factors – Risks Related to Pass – Through Trust Structure of Mesabi Trust – The limited or lack of arms’-length third-party sales of iron ore pellets (processed at Northshore using Mesabi Trust’s iron ore) by Cliffs could lead to uncertainty under the Royalty Agreement with respect to the calculation of royalties, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust,” as set forth on page 5 of this Report.

Unallocated Cash and Cash Equivalents. The Trust’s unallocated cash and cash equivalents for unexpected obligations decreased by 10.8% to $19,751,406 as of January 31, 2026 from $22,140,471 as of January 31, 2025. The $2,389,065 decrease in the Trust’s cash reserve resulted from lower royalty payments received in January 2026 for the fourth calendar quarter activity as compared to January 2025.

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

The Trust’s primary short-term liquidity needs are related to the Trust’s distributions to its Unitholders following the Trust’s receipt of royalty payments from Northshore each calendar quarter. After the Trust receives the royalty payments, the Trust’s current assets are invested in U.S. Government Securities, either through direct purchases of U.S. Government Securities or through investments in a money market fund that invests its assets in U.S. Treasury securities and securities guaranteed by the U.S. government, its agencies or instrumentalities, or the FDIC. Due to the short-term duration and investment grade nature of these investments, the Trustees believe that the Trust’s current assets are adequate to meet the Trust’s currently foreseeable liquidity needs. As of January 31, 2026, the Trust held $23,162,609 in cash and cash equivalents, all of which was invested in U.S. Government Securities with maturities of less than three months, or a money market fund that exclusively invests in obligations of the U.S. Treasury. In February 2026, the Trust distributed $3,411,203 to Unitholders of record on January 30, 2026.

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

Revenue Recognition

The Trust accounts for revenue in accordance with ASC 606, Revenue from Contracts with Customers. All revenue is recognized as the performance obligations are satisfied. In accordance with the Amended Assignment of Peters Lease, the Trust recognizes revenue upon providing access to the lands and minerals only after the consideration that is entitled to be received is determinable. Prior to the AAA arbitration outcome (in October 2021), the Trust was not entitled to consideration for base and bonus royalties until product was shipped from Northshore. After the start of the 2019 arbitration and Cliffs' change in practices, Cliffs began to accrue royalty payments to the Trust upon production to stockpile for DR pellets to be sold for internal use at facilities owned by Cliffs or its subsidiaries. Following the outcome of the 2019 arbitration in October 2021, Cliffs began accruing royalty payments to the Trust for both DR pellets and standard blast furnace pellets to be sold for internal use at facilities owned by Cliffs or its subsidiaries. As a result, the Trust recognizes revenue for internal use pellets upon production of those pellets at Northshore, regardless of pellet grade. Pellets produced by Northshore that are not designated for internal use by Cliffs or its subsidiaries, and instead are intended for sale to third parties in arms’-length sales, continue to be recognized as revenue upon shipment from Silver Bay, Minnesota.

The Trust’s royalty income includes accrued income receivable. Accrued income receivable represents royalty income earned but not yet received by the Trust. Accrued income receivable is calculated using estimated prices and includes (i) shipments during the last month of Mesabi Trust’s fiscal year, if any, and (ii) net positive adjustments (which may include the sum of positive and negative price adjustments) calculated using the pricing adjustment mechanisms in any iron ore pellet sales agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota. During the fourth quarter of fiscal 2026, positive pricing adjustments were recorded by Mesabi Trust and added to the accrued income receivable due to price adjustments for shipments from Northshore with respect to shipments during calendar year 2023 and 2024.

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

Current Developments

Receipt of Quarterly Royalty Report and Royalty Payment

On January 30, 2026, the Trustees of Mesabi Trust received the quarterly royalty report of iron ore production and shipments out of Silver Bay, Minnesota during the quarter ended December 31, 2025 (the “Royalty Report”) from Cliffs, the parent company of Northshore.

As reported by Cliffs to Mesabi Trust in the Royalty Report, based on shipments of iron ore products by Northshore during the three months ended December 31, 2025, Mesabi Trust was credited with a base royalty of $3,622,142. For the three months ended December 31, 2025, Mesabi Trust was also credited with a bonus royalty in the amount of $1,041,580. Cliffs’ Royalty Report also stated that the royalty payments received by the Trust also included an increase of $66,572 as a result of base and bonus royalty adjustments taken by Cliffs related to prior quarters. In addition, a royalty payment of $213,194 was paid to the Mesabi Land Trust. Accordingly, the total royalty payments received by Mesabi Trust on January 30, 2026 from Cliffs were $4,943,488.

The royalties paid to Mesabi Trust are based on the volume of iron ore pellets and other products produced or shipped during the quarter and the year to date, the pricing of iron ore product sales, and the percentage of iron ore pellet production and shipments from Mesabi Trust lands rather than from non-Mesabi Trust lands. In the fourth calendar quarter of 2025, Cliffs credited Mesabi Trust with 956,512 tons of iron ore shipped or produced, as compared to 1,110,800 tons shipped or produced during the fourth calendar quarter of 2024.

Cliffs’ Royalty Report reported three sale transactions of iron ore pellets shipped to a single third-party customer during September and December 2025. As reported by Cliffs, these third-party customer pellet sale transactions were comprised of lower volumes than historically typical shipment volumes. These iron ore pellets shipped to a third party in September and December 2025 are priced below the 2026 Adjusted Threshold Price (which is used in calculating royalty bonuses payable to the Trust under the Royalty Agreement). The Trust did not record any royalty bonus revenue during the month ended January 31, 2026 (the last month of the Trust’s fiscal year ended January 31, 2026). See “Risk Factors – Risks Related to Pass – Through Trust Structure of Mesabi Trust – The limited or lack of arms’-length third-party sales of iron ore products (processed at Northshore using Mesabi Trust’s iron ore) by Cliffs could lead to uncertainty under the Royalty Agreement with respect to the calculation of royalties, which could in turn result in potential disputes regarding the amount of royalties owed to the Trust,” as set forth on page 5 of this Report.

The volume of iron ore pellets (and other iron ore products) produced or shipped by Northshore varies from quarter to quarter and year to year based on a number of factors, including, among others, Cliffs’ decisions to modulate production schedules, Cliffs’ decisions to idle Northshore operations (which occurred from May 2022 until April 2023), the requested delivery schedules of customers (including affiliates), general economic conditions in the iron ore industry, weather conditions on the Great Lakes. These multiple factors can result in significant variations in royalties received by Mesabi Trust (and in turn, the resulting funds available for distribution to Unitholders by Mesabi Trust) from quarter to quarter and from year to year. These royalty variations, which can be positive or negative, cannot be predicted by the Trustees of Mesabi Trust. Based on the above factors, and as indicated by Mesabi Trust’s historical distribution payments, the royalties received by Mesabi Trust, and the distributions paid to Unitholders, if any, in any particular quarter are not necessarily indicative of royalties that will be received, or distributions that will be paid, if any, in any subsequent quarter or full year.

The Trustees of Mesabi Trust have received no specific updates concerning Cliffs’ plans with respect to Northshore iron ore production or operations. The last reported Cliffs’ public announcements about Northshore operations were made in April 2023 and included that Northshore was then being partially restarted. Further at that time, Cliffs announced that Northshore would be run at less than full capacity for the remainder of 2023, and that Cliffs would continue to treat Northshore as a swing operation. With respect to calendar year 2026, Northshore has not advised Mesabi Trust of its expected volume of shipments of iron ore products, the volume or frequency of Cliffs’ pellet sales in arms-length, third party customer transactions or what percentage of 2026 shipments will be Mesabi Trust iron ore.

As reported to the Trust by Cliffs, other than limited third party customer pellet sales totaling 83,395 tons to a single customer, Northshore made no other third-party pellet sales during calendar 2025. As reported by Cliffs, the other 3,178,014 tons of pellets produced by Northshore in 2025 (97% of Northshore’s overall 2025 production) were deemed shipped exclusively to Cliffs’ affiliated entities. During 2024, Cliffs reported to the Trust that it sold an aggregate of 60,427 tons of Northshore pellets to a single customer in 2024, while producing 3,910,490 tons for Cliffs’ affiliates’  internal use, representing 98% of Northshore’s total pellet production of 3,970,917 pellets. Prior to 2019, based on Cliffs’ reports to the Trust, virtually all of Northshore’s iron ore products was shipped to Cliffs’ unaffiliated third party  customers.

Mesabi Trust Distribution Announcements

As previously announced by Mesabi Trust, on January 16, 2026 the Trustees of Mesabi Trust declared a distribution of twenty-six cents ($0.26) per Unit of Beneficial Interest payable on February 20, 2026 to Mesabi Trust Unitholders of record at the close of business on January 30, 2026. The distribution was paid as announced.

On April 14, 2026, the Trustees of Mesabi Trust announced the declaration of a distribution of twenty-four cents ($0.24) per Unit of Beneficial Interest payable on May 20, 2026 to Mesabi Trust Unitholders of record at the close of business on April 30, 2026.

AAA Arbitration Commenced September 2025

As previously announced, on September 26, 2025, Mesabi Trust initiated arbitration against the Operator, the lessee/operator of the leased lands. Mesabi Trust commenced the arbitration proceeding through the AAA. Mesabi Trust seeks damages and declaratory relief relating to the Operator’s idling of Northshore’s operations from May 2022 to April 2023 and underpayment of royalties on intercompany shipments from 2023 through the present.

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

On March 5, 2025, both the DNR and Northshore petitioned the Minnesota Supreme Court to review the Court of Appeals’ decision. On May 13, 2025, the Minnesota Supreme Court denied Northshore and the DNR’s petitions for review, thereby leaving in place the Court of Appeals’ reversal decision and remand back to the DNR.

The Trustees are unable to predict what impact, if any, the Minnesota Court of Appeals’ decision to reverse and remand the DNR order or the DNR’s future redetermination regarding whether the proposed project requires an EIS will have on mining, production and shipments of iron ore products from Northshore or future royalties payable to the Trust.

On June 16, 2025, WaterLegacy filed a civil complaint in the Second Judicial District, Ramsey County, Minnesota, Case No. 62-cv-25-4810, seeking injunctive and declaratory relief against the DNR and Northshore in relation to the proposed Milepost 7 tailings basin project. WaterLegacy seeks declaratory and injunctive relief under the Minnesota Environmental Policy Act (“MEPA”) and the Minnesota Environmental Rights Act (“MERA”). WaterLegacy specifically asks the court to (1) declare that any DNR approvals or Northshore construction activities related to the proposed project prior to completion of an EIS are prohibited under MEPA and (2) enjoin these approvals and activities until the EIS process is complete. WaterLegacy also asks the court to (1) declare that the proposed project’s dam enlargement violates or is likely to violate Minnesota dam permitting standards and rules and (2) enjoin the DNR and Northshore from proceeding with the proposed project until a new dam permit is issued in compliance with Minnesota statutes and rules. Trial was scheduled to occur in September 2027.

On March 2, 2026, the parties jointly filed a stipulation seeking a stay of the case, reporting that the parties had engaged in settlement discussions and “progressed sufficiently that a stay of [the] matter is appropriate” in order to “allow the parties to focus their attention and energy on resolving terms and finalizing what will likely be a complicated settlement agreement.” On March 3, 2026, the Court referred the case to mediation and issued an order granting a stay of the matter until the Court orders otherwise.

The Trustees are unable to predict what impact, if any, the WaterLegacy lawsuit, or any settlement thereof, will have on mining, production and shipments of iron ore products from Northshore or future royalties payable to the Trust.

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

For a discussion of additional factors, including but not limited to those that could adversely affect Mesabi Trust’s actual results and performance, see “Risk Factors” set forth on pages 4 through 18 of this Mesabi Trust’s Annual Report on Form 10-K for the fiscal year-ended January 31, 2026.

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

Because the Trust is not involved with the mining operations at Northshore, the Trust relies on the ore reserve estimates reported by Cliffs’ in its Form 10-K (and related reports) filed with the SEC each year. In Cliffs’ Current Report on Form 8-K, Exhibit 96.3 (filed February 11, 2022) and as amended in Cliffs’ Form 10-K as of December 31, 2025 (filed February 9, 2026), the following information was provided by Cliffs regarding the estimated ore reserves at Northshore.

Iron Ore Mineral Reserves

As of December 31, 2025

(In Millions of Long Tons)

		Proven		Probable		Proven & Probable
	Cliffs'		%		%		%	Process
Property	Share	Tonnage	Grade	Tonnage	Grade	Tonnage	Grade(1)	Recovery(2)
Northshore	100%	264.0	25.3	519.0	24.1	783.0	24.5	29.0%
(1)	Cutoff grade was 19%.
(2)	Process recovery may change based on the required saleable product mix and is reported as wet product percentage.

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

Mineral reserves are based on pricing that does not exceed the three-year trailing average index price of iron pellets adjusted to realized price. Cliffs disclosed that it evaluates and analyzes, and engages qualified persons to review and verify mineral reserves in accordance with its mineral policy and SEC requirements, and then completes updated life-of-mine plans. Cliffs last updated the Northshore life-of-mine plan in 2020.

As Cliffs disclosed in Cliffs’ Annual Report, mineral reserves estimates for its iron mines are constrained by fully designed open pits developed using three-dimensional modeling techniques. These open pits incorporate design slopes, practical mining shapes and access ramps to assure the accuracy of our mineral reserve estimates. The Trustees typically visit and inspect the open pits and mining and processing operations of Northshore in the fall each year. All of Cliffs’ mineral reserve estimates as of December 31, 2021 were reviewed and validated by its qualified person, SLR International Corporation, Lakewood, Colorado. The Technical Report Summary on the Northshore property was filed as Exhibit 96.3 to Cliffs’ Current Report on Form 8-K (filed February 11, 2022).

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

In Cliffs’ Annual Report, Cliffs reported that the Northshore mine did not receive any flagrant violations under Section 110(b)(2) of the FMSH Act (30 U.S.C. 820(b)(2)) and did not receive any written notices of a pattern of violations, or the potential to have a pattern of such violations, under section 104(e) of the FMSH Act (30 U.S.C. 814(e)) during the year ended December 31, 2025. In addition, according to Cliffs there were no mining-related fatalities at the Northshore mine during the same period.

Following is a summary of the information listed above with respect to Northshore for the year ended December 31, 2025.

Year Ended December 31, 2025
		(A)	(B)	(C)	(D)	(E)	(F)	(G)	(H)
					Section			Legal	Legal
					107(a)	Total Dollar		actions	Actions
		Section	Section	Section	Citations	Value of MSHA		Initiated	Resolved
		104 S&S	104(b)	104(d)	&	Proposed	Pending	During	During
Mine Location/MSHA ID No.	Operation	Citations	Orders	Orders	Orders	Assessments $ (1)	Legal Action	Period	Period
Northshore Plant/2100831	Iron Ore	7	—	—	—	23,695	—	2	2
Northshore Mine/2100209	Iron Ore	1	—	—	—	4,775	—	—	—
(1)	Amounts included under the heading “Total Dollar Value of MSHA Proposed Assessments” are the total dollar amounts for proposed assessments received from MSHA on or before December 31, 2025.

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

Royalty bonuses. Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped from Silver Bay during a calendar quarter and sold at prices above the Adjusted Threshold Price. The Adjusted Threshold Price was $67.75 for calendar year 2024, $69.41 for calendar year 2025, and is $71.70 for calendar year 2026. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad-based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

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

Leasehold royalty example. To illustrate the calculation of base overriding royalties and royalty bonuses, assume that no shipments of iron ore products were made during the first calendar quarter of 2026, and further assume that pellets were shipped from Silver Bay in the second and third calendar quarters of 2026 in the following tonnage quantities and rendering the following gross proceeds:

	Tonnage	Sales Price per Ton	Gross Proceeds
2nd Quarter:	500,000	$70	$35,000,000
3rd Quarter:	500,000	$72	$36,000,000
	1,000,000	$74	$74,000,000
	1,000,000	$76	$76,000,000
	1,000,000	$80	$80,000,000
	1,500,000	$82	$123,000,000

In this example, the base overriding royalties payable in respect of the second and third calendar quarters of 2026 would be as follows:

2nd Quarter:	$35,000,000 x 2-1/2%	=	$875,000
3rd Quarter:	$36,000,000 x 2-1/2%	=	$900,000
	$74,000,000 x 3-1/2%	=	$2,590,000
	$76,000,000 x 5%	=	$3,800,000
	$80,000,000 x 5-1/2%	=	$4,400,000
	$123,000,000 x 6%	=	$7,380,000

Based on the same example, the base overriding royalty percentage applicable for all iron ore products shipped in the fourth calendar quarter of 2026 would be 6%, because more than four million tons were shipped during the first three quarters.

Further, the royalty bonuses payable in respect of the second and third calendar quarters of 2026 would be as follows (with reference to the Adjusted Threshold Price (“ATP”) of $71.70).

2nd Quarter:	$70.00/ton falls below ATP: no bonus payable	=	None
3rd Quarter:	$36,000,000 x 0.5%	=	$180,000
	$74,000,000 x 1.0%	=	$740,000
	$76,000,000 x 1.5%	=	$1,140,000
	$80,000,000 x 2.5%	=	$2,000,000
	$123,000,000 x 3.0%	=	$3,690,000

The above figures are provided only to illustrate the method for calculating base overriding royalties and royalty bonuses and do not indicate the amount of base overriding royalties or royalty bonuses the Trustees expect Mesabi Trust to earn in calendar 2026 or any other calendar or fiscal year. Accordingly, the foregoing example illustrating the calculation of base overriding royalties and royalty bonuses should not be considered a prediction of the amount of base overriding royalties or royalty bonuses Mesabi Trust will receive.

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

Advance royalties. Northshore is obligated to pay Mesabi Trust advance royalties in equal quarterly installments. The advance royalty was $1,157,261 for calendar year 2025 and is $1,195,452 for calendar year 2026. The amount of advance royalties payable is subject to adjustment (but not below $500,000 per annum) for inflation and deflation and is determined each year in the same manner as the Adjusted Threshold Price. All payments of advance royalties are credited against payments of base overriding royalties and royalty bonuses payable on Mesabi Ore until fully recouped by Northshore. The amount of advance royalties payable in respect of each calendar quarter constitutes the minimum overriding royalty amount payable by Northshore in respect of that calendar quarter.

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

Northshore is required to pay a base royalty to the fee owners in an amount which, at its option, is either (a) 11-2/3¢ per gross ton of crude ore it mines from the Peters Lease Lands, or (b) $0.0056 for each 1% of metallic iron ore natural contained in each gross ton of pellets it produces from the Peters Lease Lands and ships. The base fee royalty rate is adjusted up or down each quarter (but not below the base royalty specified above) by adding or subtracting an amount to be determined by reference to changes in Lower Lake Mesabi Range pellet prices and the All Commodities Producer Price Index. The adjustment factor is computed by multiplying the base fee royalty rate specified above by a percentage that is the sum of (a) one-half of the percentage change, if any, by which the then prevailing price per iron unit of Mesabi Range taconite pellets delivered by rail or vessel at Lower Lake Erie ports exceeds 80.5¢ (the price per iron unit in effect in January 1982), plus (b) one-half of the percentage change, if any, by which the All Commodities Producer Price Index exceeds 295.8 (the level of the Index for December 1981). Fee royalties aggregating $750,491 with respect to crude ore mined by Northshore were earned by Mesabi Land Trust during the fiscal year ended January 31, 2026.

TRUST EXPENSES

Total Trust Expenses

Total Trust expenses for the fiscal year ended January 31, 2026 were $3,655,013, representing a decrease of $1,666,395, or 31.3%, from the $5,321,408 of total Trust expenses in fiscal 2025. The decrease in Trust expenses from fiscal 2026 to fiscal 2025 was due primarily to a decrease in legal fees and other expenses discussed further in the “Trust Legal Expenses” section below.

Trust Legal Expenses

Mesabi Trust paid Fox Rothschild LLP $2,293,101 for legal services provided to the Trust during the fiscal year ended January 31, 2026. Comparatively, Mesabi Trust paid Fox Rothschild LLP $3,851,378 for legal services provided to the Trust during fiscal year ended January 31, 2025.

In the current year and prior year, Fox Rothschild LLP represented the Trust and assisted the Trustees in arbitration proceedings involving royalties, as well as the preparation and filing of the Trust’s current, periodic and annual reports with the SEC, a variety of governance and corporate trust law matters, iron ore royalty matters and securities law and NYSE compliance matters.

The total amount of Fox Rothschild’s legal fees for services rendered during fiscal 2026 decreased approximately $1,558,277, or 40.5% as compared to fiscal 2025. The decrease in legal fees in fiscal 2026, as compared to fiscal 2025, resulted primarily from the decreased legal services provided to the Trust in the current year compared to the prior year. In the prior year Fox Rothschild represented Mesabi Trust in the arbitration proceeding which commenced on October 14, 2022 and which resulted in a unanimous final award decision received by the Trust on September 6, 2024. The AAA final award included a payment of $71,185,029 by Cliffs and Northshore received by the Trust on October 4, 2024.

On September 26, 2025, Mesabi Trust initiated a new arbitration against Northshore, the lessee/operator of the Mesabi Trust leased lands, and its parent, Cliffs. Mesabi Trust commenced the arbitration proceeding through the AAA. See “AAA Arbitration” under “Legal Proceedings” in Part I, Item 3 of this Mesabi Trust Annual Report on Form 10-K for the Fiscal Year Ended January 31, 2026.

Total Trust expenses by category for fiscal 2026 and 2025 are set forth in the table below.

	Fiscal Year ended January 31,
	2026		2025
Compensation of Trustees	$456,370		$256,654
Corporate Trustee’s Administrative Fees	62,500		62,500
Professional fees and expenses
Legal	2,293,101		3,851,378
Accounting and auditing	248,124		238,644
Mining consultant and field representatives	49,799		46,985
Insurance	270,845		276,652
Annual stock exchange fee	81,830		80,020
Transfer agent’s and registrar’s fees	9,500		4,471
Other Trust Expenses	182,944	(1)	504,104	(1)
	$3,655,013		$5,321,408

(1)“Other Trust Expenses” for the fiscal years ended January 31, 2026 and 2025 included additional consulting fees and costs incurred by the Trust in connection with study, review and analysis of iron ore royalties and markets, as well as ongoing arbitration costs.

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

CERTIFICATES OF BENEFICIAL INTEREST

The Mesabi Trust’s Certificates of Beneficial Interest are traded on the NYSE under the symbol “MSB.” Distributions declared to Unitholders during the fiscal year ended January 31, 2026 totaled $16,793,613 as compared to $90,921,669 during fiscal year ended January 31, 2025. The Trust declared Unitholders distributions of $1.28 per Unit for the fiscal year ended January 31, 2026, compared with declared distributions of $6.93 per Unit for the fiscal year ended January 31, 2025.

During the current and prior years, the market ranges of the certificates for each quarterly period and the distributions declared for such quarterly periods were as follows:

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2025	$32.54	$23.08	$7,347,206	$0.56
July 31, 2025	$32.50	$22.55	1,574,401	0.12
October 31, 2025	$36.99	$27.00	4,460,803	0.34
January 31, 2026	$42.38	$29.15	3,411,203	0.26
			$16,793,613	$1.28

			Distribution	Distribution
Fiscal Quarter Ended	High	Low	Declared	Per Unit
April 30, 2024	$19.65	$16.72	$3,804,803	$0.29
July 31, 2024	$18.52	$15.08	3,936,002	0.30
October 31, 2024	$26.27	$15.93	5,116,804	0.39
January 31, 2025	$37.00	$22.24	78,064,060	5.95
			$90,921,669	$6.93

As of the close of business on April 20, 2026, the beneficial interest in Mesabi Trust was represented by 13,120,010 Units, 153,735 Units of which were held by 480 holders of record.

THE TRUSTEES

The name and address of each Trustee and the principal occupation of each individual Trustee are as follows:

Name and Address of Trustee	Principal Occupation

Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	New York chartered insured depository institution

Robert C. Berglund Individual Trustee c/o Deutsche Bank Trust Company Americas 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Retired Vice President and General Manager Cleveland-Cliffs Inc.

James A. Ehrenberg Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Until April 2005, Senior Vice President, Corporate Trust Services, U.S. Bank, N.A.

Michael P. Mlinar Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Retired Vice President of North American Iron Ore Initiative Cleveland-Cliffs Inc.

Robin M. Radke Individual Trustee c/o Deutsche Bank Trust Company Americas Corporate Trustee 1 Columbus Circle, 17th Floor Mail Stop: NYC01-1710 New York, New York 10019	Attorney with Fredrikson & Byron, P.A.

April 22, 2026	Respectfully submitted, DEUTSCHE BANK TRUST COMPANY AMERICAS ROBERT C. BERGLUND JAMES A. EHRENBERG MICHAEL P. MLINAR ROBIN M. RADKE

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

The Mesabi Trustees assessed the effectiveness of the Trust’s internal control over financial reporting as of January 31, 2026. In making this assessment, they used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control — Integrated Framework (2013). Based on their assessment, the Trustees believe that, as of January 31, 2026, the Trust’s internal control over financial reporting is effective, based on those criteria.

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Unitholders and Trustees of Mesabi Trust:

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Mesabi Trust (the “Trust”) as of January 31, 2026 and 2025, and the related statements of income, unallocated reserve and trust corpus, and cash flows for each of the fiscal years in the two-year period ended January 31, 2026, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Trust as of January 31, 2026 and 2025, and the results of its operations and its cash flows for each of the years in the two-year period ended January 31, 2026, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Trust’s Trustees. Our responsibility is to express an opinion on the Trust’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Trust in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

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

Minneapolis, Minnesota

April 22, 2026

MESABI TRUST

BALANCE SHEETS

AS OF JANUARY 31, 2026 AND 2025

	2026	2025

Assets
Cash and cash equivalents	$23,162,609	$100,204,531
Accrued income receivable	782,363	1,160,761
Contract asset	263,982	240,642
Prepaid expenses	147,371	122,518
Current assets	24,356,325	101,728,452

Fixed property, including intangibles, at nominal values

Assignments of leased property

Amended assignment of Peters Lease	1	1

Assignment of Cloquet Leases	1	1

Certificate of beneficial interest for 13,120,010 units of Land Trust	1	1
	3	3

Total assets	$24,356,328	$101,728,455

Liabilities, Unallocated Reserve And Trust Corpus

Liabilities
Distribution payable	$3,411,203	$78,064,060
Accrued expenses	542,250	336,675
Total liabilities	3,953,453	78,400,735

Unallocated reserve	20,402,872	23,327,717

Trust corpus	3	3

Total liabilities, unallocated reserve and trust corpus	$24,356,328	$101,728,455

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF INCOME

YEARS ENDED JANUARY 31, 2026 AND 2025

	2026	2025

Revenues
Royalties under amended lease agreements	$15,819,713	$24,866,656
Royalties under Peters Lease fee	750,491	588,844
Arbitration award	—	71,185,029
Interest	953,577	1,955,122

Total revenues	17,523,781	98,595,651

Expenses
Compensation of Trustees	456,370	256,654
Corporate Trustee’s administrative fees	62,500	62,500
Professional fees and expenses:
Legal	2,293,101	3,851,378
Accounting and auditing	248,124	238,644
Mining consultant and field representatives	49,799	46,985
Insurance	270,845	276,652
Annual stock exchange fee	81,830	80,020
Transfer agent’s and registrar’s fees	9,500	4,471
Other Trust expenses	182,944	504,104

Total expenses	3,655,013	5,321,408

Net income	$13,868,768	$93,274,243

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING	13,120,010	13,120,010

Net income per unit (Note 2)	$1.057	$7.109

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF UNALLOCATED RESERVE AND TRUST CORPUS

YEARS ENDED JANUARY 31, 2026 AND 2025

	Unallocated Reserve
	Number of		Trust
	Units	Amount	Corpus

BALANCE, JANUARY 31, 2024	13,120,010	$20,975,143	$3

Net income	—	93,274,243	—
Distribution paid May 20, 2024, $0.29 per unit	—	(3,804,803)	—
Distribution paid August 20, 2024, $0.30 per unit	—	(3,936,002)	—
Distribution paid November 20, 2024, $0.39 per unit	—	(5,116,804)	—
Distribution declared January 14, 2025, paid February 20, 2025, $5.95 per unit	—	(78,064,060)	—

BALANCE, JANUARY 31, 2025	13,120,010	$23,327,717	$3

Net income	—	13,868,768	—
Distribution paid May 20, 2025, $0.56 per unit	—	(7,347,206)	—
Distribution paid August 20, 2025, $0.12 per unit	—	(1,574,401)	—
Distribution paid November 20, 2025, $0.34 per unit	—	(4,460,803)	—
Distribution declared January 16, 2026, paid February 20, 2026, $0.26 per unit	—	(3,411,203)	—

BALANCE, JANUARY 31, 2026	13,120,010	$20,402,872	$3

See Notes to Financial Statements

MESABI TRUST

STATEMENTS OF CASH FLOWS

YEARS ENDED JANUARY 31, 2026 AND 2025

	2026	2025

Operating activities
Royalties received	$16,676,092	$26,727,564
Arbitration award	—	71,185,029
Interest received	1,202,747	1,693,908
Expenses paid	(3,474,291)	(5,670,405)

Net cash from operating activities	14,404,548	93,936,096

Financing activity
Distributions to unitholders	(91,446,470)	(17,712,013)

Net change in cash and cash equivalents	(77,041,922)	76,224,083

Cash and cash equivalents, beginning of period	100,204,531	23,980,448

Cash and cash equivalents, end of period	$23,162,609	$100,204,531

Reconciliation of net income to net cash from operating activities

Net income	$13,868,768	$93,274,243
Decrease in accrued income receivable	378,398	799,597
(Increase) decrease in contract asset	(23,340)	211,254
(Increase) decrease in prepaid expenses	(24,853)	175,129
Increase (decrease) in accrued expenses	205,575	(524,127)

Net cash from operating activities	$14,404,548	$93,936,096

See Notes to Financial Statements

MESABI TRUST

NOTES TO FINANCIAL STATEMENTS

JANUARY 31, 2026 AND 2025

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

Mesabi Trust was created in 1961 upon the liquidation of Mesabi Iron Company. The sole purpose of the Trust, as set forth in the Agreement of Trust dated July 18, 1961, is to conserve and protect the Trust Estate and to collect and distribute the income and proceeds there from to the Trust’s certificate holders after the payment of, or provision for, expenses and liabilities. The Agreement of Trust prohibits the Trust from engaging in any business. In accordance with the Agreement of Trust, the Trust will terminate twenty-one years after the death of the survivor of twenty-five persons named in an exhibit to the Agreement of Trust, the youngest of whom was believed to be sixty-five years old as of March 2026.

The lessee/operator of Mesabi Trust’s mineral interests is Northshore Mining Corporation (“Northshore” or “NMC”), a subsidiary of Cleveland-Cliffs Inc. (“Cliffs”). Prior to September 30, 1994, the lessee/operator had been a subsidiary of Cyprus Amax Minerals Company and was named Cyprus Northshore Mining Corporation (“Cyprus NMC”).

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

The Trust's fiscal year is February 1 to January 31.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Cash and Cash Equivalents

The Trust considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. As of January 31, 2026 and 2025, the Trust held $23,162,609 and $100,204,531, respectively, in U.S. Government Securities with maturities of less than three months, or a money market fund that invests primarily in obligations of the U.S. Treasury, which it considers to be cash equivalents.

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

Bonus Royalties

The performance obligation for the bonus royalties consists of providing NMC access to the Peters Lands, Cloquet Lands, and Mesabi Lands and the right to mine on these lands. The consideration to be received from this access under the Amended Assignment of Peters Lease relates to the volume of iron ore shipped, by NMC. The Trust recognizes bonus royalties on a quarterly basis based on shipments, for the fiscal quarter at the actual royalty percentage for those shipments and based on the anticipated prices for iron ore products sold under Cliffs’ Customer Contracts. The Trust is paid royalty bonuses when iron ore products shipped are sold at anticipated prices above a threshold price per ton. The royalty bonus is based on a percentage of the gross proceeds of product shipped. The royalty bonus percentage ranges from 1/2 of 1% of the gross proceeds (on all tonnage shipped for sale at prices between the threshold price and $2.00 above the threshold price) to 3% of the gross proceeds (on all tonnage shipped for sale at prices $10.00 or more above the threshold price). The threshold price is adjusted annually for inflation and was $67.75 per ton for calendar year 2024, $69.41 per ton for calendar year 2025, and is $71.70 per ton for calendar year 2026.

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

Accrued Income Receivable

The accrued income receivable represents royalty income earned but not yet received by the Trust under the royalty agreements described elsewhere in these notes. Accrued income receivable is comprised of (i) shipments, during the last month of the Trust’s fiscal year, if any, and (ii) net positive price adjustments, if any, resulting from the price adjustment mechanisms in the agreements between Cliffs and its customers that determine the final sales price of the shipments from Silver Bay, Minnesota. During the fourth quarter of fiscal 2026, positive pricing adjustments of $243,986 were recorded by Mesabi Trust and added to the accrued income receivable due to price adjustments for shipments from Northshore with respect to shipments during calendar years 2023 and 2024. There were no pricing adjustments during the fourth quarter of fiscal 2025. The accrued income receivable balance as of January 31, 2024 was $1,960,358.

Contract Asset and Contract Liability

The contract asset and contract liability are presented net in the accompanying balance sheets as both the contract asset and contract liability are derived from one customer contract. A net contract asset in the amount of $263,982 and $240,642 is reflected on the Balance Sheet as of January 31, 2026 and 2025, respectively. The net contract asset is made up of a contract asset in the amount of $263,982 and $240,642 and no contract liability as of January 31, 2026 and 2025, respectively. The contract asset relates to variable consideration for base overriding royalties that occurs as a result of escalating base overriding royalty rates earned as thresholds for tons of ore shipped are reached, as described in the base overriding royalties section above. The recorded contract asset represents the additional revenue earned based on the estimated annual royalty rate compared to the effective contracted rate for tons shipped during the period. The contract asset is not available for distribution to the Unitholders until the applicable royalties are actually received by the Trust. A net contract asset of $451,896, made up of a contract asset of $451,896 and no contract liability existed as of January 31, 2024.

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

As further described in Note 1, NMC is the lessee/operator of the Mesabi Trust land. All royalty income earned by the Trust is received from NMC, and accordingly, substantially all of the accrued income receivable, contract assets and contract liabilities are also with NMC. The Trust has recorded $0 allowance for credit losses related to receivables from NMC as of January 31, 2026 and 2025, respectively.

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

On April 14, 2026, the Trustees of Mesabi Trust announced the declaration of a distribution of twenty-four cents ($0.24) per Unit of Beneficial Interest payable on May 20, 2026 to Mesabi Trust Unitholders of record at the close of business on April 30, 2026.

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

The carrying amounts of highly liquid investments classified as cash equivalents approximated fair value as of January 31, 2026 and 2025, because of the relative short maturity of these investments.

Recent Accounting Pronouncements

In July 2025, the FASB issued ASU No. 2025-05, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses for Accounts Receivable and Contract Assets. The ASU is intended to simplify the application of Topic 326 for current accounts receivable and current contract assets arising from transactions accounted for under Topic 606 by providing all entities with a practical expedient to assume that current conditions as of the balance sheet date do not change over the remaining life of the asset. The ASU is effective for annual reporting periods beginning after December 15, 2025, including interim reporting periods within those annual reporting periods, with early adoption permitted. The Trust does not expect the adoption of this standard to have a material impact on the Trust’s financial statements.

The Trust has evaluated other recently issued accounting pronouncements and interpretations that are effective for the fiscal year ended January 31, 2026, and has determined they do not have a material effect on the Trust’s financial position, results of operations or cash flows. The Trust has also evaluated accounting standards and interpretations that were issued during the fiscal year ended January 31, 2026, that will be effective for subsequent fiscal years and does not believe they will have a material effect on the Trust’s financial position, results of operations or cash flows when adopted.

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

Royalty bonuses are payable on all iron ore products produced from Mesabi Ore shipped during a calendar quarter and sold at prices above the Adjusted Threshold Price. The Adjusted Threshold Price was $67.75 per ton for calendar year 2024, $69.41 per ton for calendar year 2025, and is $71.70 per ton for calendar year 2026. The Adjusted Threshold Price is subject to adjustment (but not below $30 per ton) for inflation and deflation and is determined each year on the basis of the change in the Gross Domestic Product Implicit Price Deflator, a broad based index of inflation and deflation published quarterly by the U.S. Department of Commerce.

NMC is obligated to pay to Mesabi Trust a minimum advance royalty of $500,000 per annum, subject to adjustment for inflation and deflation (but not below $500,000), which is credited against base overriding royalties and royalty bonuses. NMC is obligated to make quarterly payments of the minimum advance royalty in January, April, July and October of each year. For the calendar year ending December 31, 2026, the minimum advance royalty threshold is $1,195,452. The minimum annual advance royalty threshold was $1,157,261 for the calendar year ended December 31, 2025.

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

As of January 31, 2026 and January 31, 2025, the unallocated cash and cash equivalents portion of the Trust’s Unallocated Reserve consisted of the following components:

	January 31, 2026	January 31, 2025
Cash and cash equivalents	$23,162,609	$100,204,531
Distribution payable	(3,411,203)	(78,064,060)

Unallocated cash and cash equivalents	$19,751,406	$22,140,471

A reconciliation of the Trust’s Unallocated Reserve from January 31, 2025 to January 31, 2026 is as follows:

	Unallocated	Trust
	Reserve	Corpus	Total
Balances as of January 31, 2025	$23,327,717	$3	$23,327,720

Net income	13,868,768	—	13,868,768
Distributions declared - $1.2800 per unit	(16,793,613)	—	(16,793,613)

Balances as of January 31, 2026	$20,402,872	$3	$20,402,875

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

During the fiscal years ended January 31, 2026 and 2025, the Trustees distributed cash payments totaling $91,446,470 ($6.97 per Unit), and $17,712,013 ($1.35 per Unit), respectively. In addition, in January 2026, the Trustees declared a distribution of $0.26 per Unit of beneficial interest payable in February 2026.